As filed with the Securities and Exchange Commission on September 25, 2023.

Registration No. 333-273851

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENGENE HOLDINGS INC.

(Exact Name of Registrant as Specified in Its Charter)

Canada	6770	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

7171 Rue Frederick Banting

Saint-Laurent, QC H4S 1Z9, Canada

(514) 332-4888

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

C T Corporation System

155 Federal Street

Suite 700

Boston, Massachusetts 02110

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With a copy to:

Howard A. Kenny Todd A. Hentges Morgan, Lewis & Bockius LLP 101 Park Avenue New York, New York 10178 Tel: (212) 309-6000	Joseph Garcia Kyle Misewich Blake, Cassels & Graydon LLP 1133 Melville Street, Suite 3500 Vancouver BC V6E 4E5 Tel: (604)-631-3307	Leo Borchardt Davis Polk & Wardwell London LLP 5 Aldermanbury Square London EC2V 7HR United Kingdom Tel: +44 20 7418 1300	Daniel Borlack Stikeman Elliott LLP 5300 Commerce Court West 199 Bay Street Toronto, ON, M5L 1B9 Canada Tel: (416)-869-5283

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934 (“Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. The preliminary proxy statement/prospectus is not an offer to sell these securities and does not constitute the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 25, 2023

PRELIMINARY PROSPECTUS

ENGENE HOLDINGS INC.

PROXY STATEMENT OF

FORBION EUROPEAN ACQUISITION CORP.

PROSPECTUS FOR 27,090,013 COMMON SHARES, 6,896,099 WARRANTS AND 6,896,099 COMMON SHARES UNDERLYING WARRANTS OF ENGENE HOLDINGS INC.

The board of directors of Forbion European Acquisition Corp., a Cayman Islands exempted company (“FEAC”), has approved FEAC entering into a Business Combination Agreement, dated as of May 16, 2023 (as it may be amended and/or restated from time to time, the “Business Combination Agreement”) with enGene Inc., a corporation incorporated under the laws of Canada (“enGene”), and enGene Holdings Inc., a corporation incorporated under the laws of Canada (“New enGene”). A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

The Business Combination Agreement contemplates that the proposed business combination among FEAC, enGene and New enGene (the “Business Combination”) will be completed through, among other things, the following series of transactions:

•

On September 5, 2023, FEAC incorporated 15333881 Canada Inc., a corporation under the laws of Canada and a direct wholly owned subsidiary of FEAC (“Can Merger Sub”) and on September 6, 2023, New enGene incorporated enGene Cayman Inc., a Cayman Islands exempted company and a direct wholly owned subsidiary of New enGene (“Cayman Merger Sub”);

•

pursuant to a Sponsor and Insiders Letter Agreement entered into concurrently with the execution and delivery of the Business Combination Agreement (the “Sponsor and Insiders Letter Agreement”), Forbion Growth Sponsor FEAC I B.V., a private limited liability company incorporated in The Netherlands (the “Sponsor”), has agreed to surrender, after giving effect to the conversion of all or part of the principal amount outstanding under loans made by the Sponsor to FEAC into private placement warrants of FEAC (“FEAC Private Placement Warrants”), 1,789,004 FEAC Class B Shares and 5,463,381 FEAC Private Placement Warrants, as a contribution to the capital of FEAC and for no consideration (the “Surrender”), effective immediately prior to the Class B Conversion (as defined below) on the day which is two business days prior to the Closing Date (as defined below);

•

on the day which is two business days prior to the Closing Date, each FEAC Class B Share that remains outstanding following the Surrender shall be exchanged for one FEAC Class A Share (the “Class B Conversion”);

•

on the day which is one business day prior to the Closing Date, Cayman Merger Sub will merge with and into FEAC with FEAC as the surviving entity pursuant to a plan of merger under the laws of the Cayman Islands (the “Cayman Merger”) as follows: (i) New enGene will issue to the holders of FEAC Shares (including the Sponsor but excluding the holders of any dissenting FEAC Shares) New enGene Shares in exchange for such holders’ FEAC Shares and such FEAC Shares will not be cancelled but will be transferred to New enGene, (ii) FEAC will thereby become a wholly owned subsidiary of New enGene, and (iii) each issued share of Cayman Merger Sub will be exchanged for a FEAC Class A Share as the surviving entity and Cayman Merger Sub (having merged into FEAC) will cease to exist as a separate entity by virtue of the Cayman Merger;

•

concurrently with the Cayman Merger, and effective at the same time the Cayman Merger becomes effective under Cayman Islands law, (i) New enGene will assume the warrants of FEAC to purchase one FEAC Class A Share at an exercise price of $11.50 per share, subject to adjustment (as so assumed, “New enGene Warrants”) pursuant to a warrant assignment, assumption and amendment agreement to be entered into on or around the Closing Date, (ii) FEAC as the entity surviving the Cayman Merger will issue to New enGene a non-interest bearing demand promissory note payable denominated in Canadian dollars (“C$”) having a principal amount equal to the fair market value of the FEAC Warrants assumed by New enGene (“Note 3”) in consideration of the assumption by New enGene of obligations under the FEAC Warrants (as so assumed, New enGene Warrants), and (iii) New enGene will redeem the initial Class B common shares of New enGene held by the sole shareholder of New enGene for an amount equal to the amount of capital that the sole shareholder of New enGene contributed for purposes of the incorporation of New enGene (such transactions, together with the Cayman Merger, the “Cayman Reorganization”);

•

following the Cayman Reorganization, FEAC will file an election to change its classification for U.S. federal income tax purposes from a corporation to an entity disregarded as separate from its owner New enGene, to be effective as of the beginning of the Closing Date (the “U.S. Entity Classification Election” and, together with the Cayman Reorganization, the “FEAC Reorganization”);

•

on the Closing Date and pursuant to the Plan of Arrangement, subsequent to the FEAC Reorganization becoming effective and prior to the consummation of the PIPE Financing, FEAC will loan to New enGene an amount equal to the total funds held in its Trust Account (subject to certain deductions described in the Business Combination Agreement), less the principal amount of Note 3 (together, the “Loan Amount”) in consideration for which New enGene will issue a C$ denominated non-interest bearing demand promissory note to FEAC having a principal amount equal to the Loan Amount converted into its Canadian dollar equivalent based on the C$:U.S.$ Bank of Canada daily exchange rate on the business day immediately prior to the Closing Date, following which FEAC will sell to New enGene, and New enGene will purchase, all of the outstanding common shares of Can Merger Sub for a purchase price of C$10 (the “Can Merger Sub Share Sale”) and, following the Can Merger Sub Share Sale but prior to the Amalgamation, the PIPE Financing shall be consummated;

•

subsequent to the Can Merger Sub Share Sale and PIPE Financing, Can Merger Sub and enGene will amalgamate pursuant to the Plan of Arrangement (the “Amalgamation”; the date of the Amalgamation being the “Closing Date”), and pursuant to the Amalgamation, (i) each enGene Share outstanding immediately prior to the Amalgamation shall be exchanged for New enGene Shares at the enGene Exchange Ratio and each enGene Warrant outstanding immediately prior to the Amalgamation shall be exchanged for New enGene Warrants per the enGene Exchange Ratio; (ii) each Can Merger Sub share outstanding immediately prior to the Amalgamation shall be exchanged for one common share in the authorized share capital of the amalgamated entity; and (iii) in consideration for the issuance of New enGene Shares, the amalgamated entity shall issue its common shares to New enGene; and

•

following the Amalgamation, New enGene will continue from being a corporation incorporated under and governed by the Canada Business Corporations Act to a company continued to and governed by the Business Corporations Act (British Columbia).

The transactions described above, together with the other transactions contemplated by the Business Combination Agreement, are hereinafter referred to as the “Transactions.”

The implied enterprise value of enGene at the time of signing the Business Combination Agreement was equal to $111 million.

As described in this proxy statement/prospectus, FEAC Shareholders are being asked to consider and vote upon the Business Combination and the other proposals set forth herein.

This proxy statement/prospectus covers the following securities of New enGene to be issued in connection with the Business Combination: 27,090,013 common shares, 6,896,099 warrants and 6,896,099 common shares underlying the warrants.

FEAC Units (each comprising one FEAC Class A Share and one third of a FEAC Warrant), FEAC Class A Shares and FEAC Warrants are currently each listed on The Nasdaq Stock Market (“Nasdaq”) under the symbols “FRBNU,” “FRBN” and “FRBNW,” respectively. FEAC Class A Shares and FEAC Warrants began separate trading on February 1, 2022. FEAC and enGene intend to apply to Nasdaq for listing New enGene Shares and New enGene Warrants effective upon the consummation of the Business Combination under the proposed symbols “ENGN” and “ENGNW,” respectively.

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of shareholders of FEAC (the “Special Meeting”). You are urged to carefully read this entire document and the documents incorporated herein by reference. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 73 of this proxy statement/prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transactions described in this proxy statement/prospectus, passed upon the fairness of the Business Combination Agreement or the transactions contemplated thereby, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated    , 2023, and is first being mailed to FEAC Shareholders on or about    , 2023.

FORBION EUROPEAN ACQUISITION CORP.

4001 Kennett Pike, Suite 302

Wilmington, Delaware 19807

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON    , 2023

TO THE SHAREHOLDERS OF FORBION EUROPEAN ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “Special Meeting”) of the shareholders of Forbion European Acquisition Corp., a Cayman Islands exempted company (“FEAC,” “we,” “us” or “our”), will be convened at 10:00 a.m., New York City time, on   , 2023, or at such other date, time and place to which such meeting may be adjourned or postponed.

To facilitate shareholders’ attendance and participation, Forbion European Acquisition Corp. encourages its shareholders to attend the meeting virtually through live webcast. For the purposes of Cayman Islands law and our current amended and restated memorandum and articles of association (the “Current Articles”), the physical location of the meeting shall be at      . You or your proxyholder will be able to attend and vote at the meeting online by visiting and using a control number assigned to you.

The Special Meeting will be held in order to consider and vote on the following proposals:

a)

Proposal No. 1 - The Business Combination Proposal — to consider and vote upon a proposal to approve and adopt by special resolution the Business Combination Agreement (the “Business Combination Agreement”), dated as of May 16, 2023, by and among FEAC, enGene Inc. a corporation incorporated under the laws of Canada (“enGene”), and enGene Holdings Inc., a corporation incorporated under the laws of Canada (“New enGene”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, and the transactions contemplated therein (the “Transactions”), whereby, among other things, FEAC, enGene and New enGene will complete a business combination (the “Business Combination”) (we refer to this proposal as the “Business Combination Proposal”).

b)

Proposal No. 2 - The Governing Documents Proposal — to consider and vote upon a proposal to approve the following material differences between the articles of New enGene to be in effect following the Business Combination (the “Proposed Articles”) and FEAC’s Current Articles: (i) the name of the new public entity will be “enGene Holdings Inc.” as opposed to “Forbion European Acquisition Corp.”; (ii) New enGene will have an unlimited number of authorized common shares and an unlimited number of authorized blank cheque preferred shares, as opposed to FEAC having 500,000,000 Class A ordinary shares authorized, 50,000,000 Class B ordinary shares authorized and 5,000,000 preference shares authorized; (iii) New enGene’s Proposed Articles would reduce the requisite quorum for a meeting of shareholders from a majority of votes as required under the Current Articles to 33 1/3% of the shares entitled to vote at such meeting; (iv) New enGene’s Proposed Articles would include an advance notice provision that requires a nominating shareholder to provide notice to New enGene in advance of a meeting of shareholders should such nominating shareholder wish to nominate a person for election to the board of directors; (v) New enGene’s corporate existence will be perpetual as opposed to FEAC’s corporate existence terminating if the initial business combination (as defined below) is not consummated by FEAC within a specified period of time; and (vi) New enGene’s constitutional documents will not include the various provisions applicable only to special purpose acquisition corporations that FEAC’s Current Articles contain (we refer to this proposal as the “Governing Documents Proposal”).

c)

Proposal No. 3 - The Nasdaq Proposal — to consider and vote upon a proposal to approve, for purposes of complying with Nasdaq Listing Rule 5635(a), (b) and (d), the issuance of more than 20% of the issued and outstanding FEAC Class A Shares and the resulting change in control in connection with the Business Combination (we refer to this proposal as the “Nasdaq Proposal”).

d)

Proposal No. 4 - The Incentive Equity Plan Proposal — to consider and vote upon a proposal to approve the enGene Holdings Inc. 2023 Incentive Equity Plan (we refer to this proposal as the “Incentive Equity Plan Proposal”).

e)

Proposal No. 5 - The Adjournment Proposal — to consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the condition precedent proposals would not be duly approved and adopted by FEAC Shareholders or we determine that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived (we refer to this proposal as the “Adjournment Proposal”).

If FEAC Shareholders do not approve each of the Business Combination Proposal, the Governing Documents Proposal, the Nasdaq Proposal, the Incentive Equity Plan Proposal and the Adjournment Proposal, and we and enGene do not waive the applicable closing condition under the Business Combination Agreement, then the Business Combination may not be consummated.

The Special Meeting will be convened on   , 2023 at 10:00 a.m., New York City time, at       and in a virtual format. Shareholders may attend, vote and examine the list of FEAC Shareholders entitled to vote at the Special Meeting by visiting https://www.cstproxy.com/feac/2023 and entering the control number found on their proxy card, voting instruction form or notice included in their proxy materials.

The board of directors of FEAC (the “FEAC Board”) has established   , 2023 as the record date for the Special Meeting. Only holders of record of FEAC Shares at the close of business on   , 2023 are entitled to notice of and to vote and have their votes counted at the Special Meeting and any further adjournments or postponements of the Special Meeting.

We will provide you with the proxy statement/prospectus and a proxy card in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournment of the Special Meeting. Whether or not you plan to attend the Special Meeting, you are urged to read the proxy statement/prospectus (and any documents incorporated into the proxy statement/prospectus by reference) carefully. Please pay particular attention to the section entitled “Risk Factors.”

After careful consideration, the FEAC Board has determined that each of the Business Combination Proposal, the Governing Documents Proposal, the Nasdaq Proposal, the Incentive Equity Plan Proposal and the Adjournment Proposal are in the best interests of and advisable to FEAC and the FEAC Shareholders and recommends that you vote, or give instruction to vote, “FOR” each of those proposals.

The existence of financial and personal interests of FEAC’s sponsor (the “Sponsor”) and FEAC’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of FEAC and its shareholders and what they may believe is best for themselves or the Sponsor in determining to recommend that shareholders vote for the proposals. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of FEAC’s Sponsor, Directors and Executive Officers in the Business Combination” in the proxy statement/prospectus for a further discussion.

In connection with FEAC’s IPO, the Sponsor and FEAC’s directors at the time of its IPO entered into a letter agreement to vote their shares in favor of the initial business combination. As of the date hereof, the Sponsor owns approximately 20% and FGOF, together with the Sponsor, owns approximately 32.7%, of the total outstanding FEAC Shares.

In addition, concurrently with the execution and delivery of the Business Combination Agreement:

•

FEAC, the Sponsor, FGOF and the other holders of FEAC Class B Shares, enGene, New enGene and the other parties named therein (collectively, other than enGene and New enGene, the “Sponsor Parties”) entered into the Sponsor and Insiders Letter Agreement, pursuant to which the Sponsor has agreed to surrender, after giving effect to the conversion of all or part of the principal amount outstanding under loans made by the Sponsor to FEAC into FEAC Private Placement Warrants, 1,789,004 FEAC Class B Shares and 5,463,381 FEAC Private Placement Warrants, as a contribution to the capital of FEAC and for no consideration, effective immediately prior to the Class B Conversion on the day which is two business days prior to the Closing Date (the “Surrender”).

•

FEAC, New enGene, enGene, the directors of enGene and certain shareholders of enGene (collectively, other than FEAC, the “enGene Parties”) entered into voting agreements (the “enGene Voting Agreements”) and lock-up agreements (the “enGene Lock-Up Agreements”) pursuant to which the enGene Parties agreed to, among other things, (i) vote or cause to be voted all of their enGene Shares in favor of the enGene Arrangement Resolution and the Transactions; (ii) be bound by certain other covenants and agreements related to the Business Combination and (iii) be bound by certain transfer restrictions with respect to the enGene Shares and New enGene Shares, as applicable, in each case, on the terms and subject to the conditions set forth in the enGene Voting Agreements and the enGene Lock-Up Agreements;

•

enGene, New enGene, and the Sponsor Parties entered into a voting agreement (the “FEAC Voting Agreement”) pursuant to which the Sponsor Parties agreed to, among other things, (i) vote or cause to be voted all of their FEAC Shares in favor of the Transaction Proposals; (ii) be bound by certain other covenants and agreements related to the Business Combination and (iii) be bound by certain transfer restrictions with respect to the FEAC Shares, in each case, on the terms and subject to the conditions set forth in the FEAC Voting Agreement; and

•

FEAC and a FEAC Shareholder entered into a non-redemption agreement (the “Non-Redemption Agreement”), pursuant to which, among other things, FEAC will issue an additional 26,575 FEAC Class A Shares and 81,158 FEAC Warrants (or after the Assumption, New enGene will issue additional New enGene Shares and New enGene Warrants) to such FEAC Shareholder in consideration of such FEAC Shareholder’s commitment (i) to vote or cause to be voted all of its 166,665 FEAC Class A Shares in favor of the Transaction Proposals and (ii) not to redeem its 166,665 FEAC Class A Shares in connection with the approval of the Business Combination by the FEAC Shareholders.

Pursuant to FEAC’s Current Articles, a holder of FEAC Class A Shares may request that FEAC redeem all or a portion of such holder’s FEAC Class A Shares (which would become New enGene Shares in the Business Combination) upon the completion of the Business Combination. Holders of FEAC Class A Shares may elect to redeem all or a portion of their FEAC Class A Shares regardless of whether such holders vote on the Business Combination, and if they do vote, regardless of whether they vote for or against the Business Combination. If the Business Combination is not consummated, the FEAC Class A Shares will not be redeemed for cash. If the Business Combination is consummated and a holder of FEAC Class A Shares properly exercises its right to redeem its FEAC Class A Shares and timely delivers its FEAC Class A Shares to the transfer agent, we will redeem each FEAC Class A Share at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest (which interest will be net of taxes payable) earned on the funds held in the Trust Account and not previously released to FEAC to pay FEAC’s income taxes, if any, divided by the number of then-outstanding FEAC Class A Shares, subject to the limitations described herein. Furthermore, as it is expected that we are and will be considered a Dutch tax resident, any redemption proceeds (including interest income on the Trust Account) distributed to FEAC Shareholders in excess of the paid-up capital for Dutch tax purposes may be subject to 15% Dutch dividend withholding tax. The amount in the Trust Account is anticipated to be $10.45 per FEAC Class A Share, excluding interest earned on amounts in the Trust Account. The per share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. A beneficial holder of FEAC Class A Shares must identify itself in order to validly redeem its shares. There will be no redemption rights with respect to FEAC Warrants. Further, we will not proceed with redeeming our FEAC Class A Shares, even if a holder thereof has properly elected to redeem its FEAC Class A Shares, if the Business Combination does not close.

As a holder of FEAC Class A Shares, you will be entitled to receive cash for any FEAC Class A Shares to be redeemed only if you:

(i)

(a) hold FEAC Class A Shares or (b) hold FEAC Class A Shares through FEAC Units and you elect to separate your FEAC Units into the underlying FEAC Class A Shares and FEAC Warrants prior to exercising your redemption rights with respect to the FEAC Class A Shares; and

(ii)

prior to 5:00 p.m., New York City time, on   , 2023 (two business days before the Special Meeting), (a) submit a written request to Continental Stock Transfer & Trust Company, FEAC’s transfer agent (the “transfer agent”), that FEAC redeem all or a portion of your FEAC Class A Shares for cash and (b) identify yourself as a beneficial holder of the FEAC Class A Shares and provide your legal name, phone number, and address; and

(iii)	deliver your FEAC Class A Shares to the transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders of FEAC Units must elect to separate the underlying FEAC Class A Shares and FEAC Warrants prior to exercising redemption rights with respect to the FEAC Class A Shares. If holders hold their FEAC Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the FEAC Units into the underlying FEAC Class A Shares and FEAC Warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent, directly and instruct it to do so.

If a holder of FEAC Class A Shares exercises its redemption rights, then it will be exchanging its redeemed FEAC Class A Shares for cash and will no longer own such shares. Any request to redeem FEAC Class A Shares, once made, may be withdrawn at any time until the deadline for submitting redemption requests and thereafter, with the consent of FEAC’s directors (acting in their sole discretion). If a holder of FEAC Class A Shares delivers its shares in connection with an election to redeem and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that FEAC instruct its transfer agent to return the shares (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus. See “Information About the Special Meeting  — Redemption Rights” in the proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your FEAC Class A Shares for cash.

Notwithstanding the foregoing, a holder of FEAC Class A Shares, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in our IPO, without our prior consent. Accordingly, if a holder of FEAC Class A Shares, alone or acting in concert or as a group, seeks to redeem more than 15% of the FEAC Class A Shares, then any such FEAC Class A Shares in excess of that 15% limit would not be redeemed for cash.

All FEAC Shareholders are cordially invited to attend the Special Meeting which will be held at      and in a virtual format. To ensure your representation at the Special Meeting, you are urged to complete, sign, date and return the proxy card accompanying the proxy statement/prospectus as soon as possible. If you are a shareholder of record holding FEAC Shares, you may also cast your vote at the Special Meeting in person or electronically by visiting https://www.cstproxy.com/feac/2023. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Special Meeting and vote in person or electronically, obtain a proxy from your broker or bank. If you do not vote or do not instruct your broker or bank how to vote, it will have no effect on certain proposals because such action would not count as a vote cast at the Special Meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Special Meeting or not, please sign, date and return the proxy card accompanying the proxy statement/prospectus as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

If you have any questions or need assistance voting your FEAC Shares, please contact Morrow Sodali LLC, the proxy solicitation agent for FEAC, by calling (800) 662-5200 (toll-free), or banks and brokers can call (203) 658-9400, or by emailing FEAC.info@investor.morrowsodali.com. This notice of Special Meeting is and the proxy statement/prospectus relating to the Business Combination will be available at https://www.cstproxy.com/feac/2023.

Thank you for your participation. We look forward to your continued support.

, 2023	By Order of the Board of Directors,

Sander Slootweg
Chairman of the Board

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

Redemption Rights

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (I) IF YOU HOLD FEAC CLASS A SHARES THROUGH FEAC UNITS, ELECT TO SEPARATE YOUR FEAC UNITS INTO THE UNDERLYING FEAC CLASS A SHARES AND FEAC WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE FEAC CLASS A SHARES, (II) SUBMIT A WRITTEN REQUEST TO THE TRANSFER AGENT THAT YOUR FEAC CLASS A SHARES BE REDEEMED FOR CASH, AND IDENTIFY YOURSELF AS A BENEFICIAL HOLDER OF THE FEAC CLASS A SHARES AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER, AND ADDRESS, AND (III) DELIVER YOUR FEAC CLASS A SHARES TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE FEAC CLASS A SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE FEAC CLASS A SHARES IN “STREET NAME,” YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE FEAC CLASS A SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “INFORMATION ABOUT THE SPECIAL MEETING — REDEMPTION RIGHTS” IN THE PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

i

ii

Annexes

Annex A: Business Combination Agreement

-	Exhibit A: Company Arrangement Resolution
-	Exhibit B: Plan of Arrangement
-	Exhibit C-1: Form of Subscription Agreement
-	Exhibit C-2: Form of Subscription Agreement Side Letter Agreement
-	Exhibit C-3: Form of Non-Redemption Agreement
-	Exhibit D: Form of Registration Rights Agreement
-	Exhibit E-1: Form of enGene Voting Agreement
-	Exhibit E-2: Form of enGene Lock-Up Agreement
-	Exhibit E-3: Form of FEAC Voting Agreement
-	Exhibit F: Form of Proposed Articles of New enGene
-	Exhibit G: Form of New enGene 2023 Incentive Equity Plan
-	Exhibit H: Capitalization Table

Annex B: Fairness Opinion of Lincoln International LLC

Annex C: Sponsor and Insiders Letter Agreement

Annex D: Form of Warrant Assignment, Assumption and Amendment Agreement

-	Exhibit A - Restrictive Legend for New enGene Warrant
-	Exhibit B - Form of New enGene Warrant

Annex E: Form of Proxy for the Special Meeting of FEAC Shareholders

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by enGene Holdings Inc. (“New enGene”) (File No. 333-273851), constitutes a prospectus of New enGene under Section 5 of the Securities Act, with respect to the New enGene Shares, New enGene Warrants and New enGene Shares underlying such warrants to be issued if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to the Special Meeting of Forbion European Acquisition Corp. (“FEAC”) shareholders at which FEAC Shareholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.

ADDITIONAL INFORMATION

If you have questions about the Business Combination or the Special Meeting, or if you need to obtain copies of the enclosed proxy statement/prospectus, proxy card or other documents incorporated by reference in the proxy statement/prospectus, you may contact FEAC’s proxy solicitor listed below. You will not be charged for any of the documents you request.

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Individuals call toll-free (800) 662-5200

Banks and brokers call (203) 658-9400

Email: FEAC.info@investor.morrowsodali.com

In order for you to receive timely delivery of the documents in advance of the Special Meeting to be held on    , 2023, you must request the information no later than four business days prior to the date of the Special Meeting, by    , 2023.

For a more detailed description of the information incorporated by reference in the enclosed proxy statement/prospectus and how you may obtain it, see the section captioned “Where You Can Find More Information” beginning on page 437 of the enclosed proxy statement/prospectus.

TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

PRESENTATION OF ESTIMATED PER SHARE REDEMPTION PRICE

In this proxy statement/prospectus, the per share redemption price for FEAC Class A Shares is presented excluding interest earned in the Trust Account. As of June 30, 2023, the amount held in the Trust Account was $135,786,170 ($10.35 per share (excluding interest earned in the Trust Account)), which includes the deposit by the Sponsor of an additional $1,265,000, or $0.10 per FEAC Class A Share, into the Trust Account, on June 6, 2023 in connection with the extension by FEAC of the time available to consummate its initial business combination from June 14, 2023 to September 14, 2023. On September 13, 2023, FEAC further extended the time available to it to consummate its initial business combination from September 14, 2023 to December 14, 2023 by borrowing from Sponsor, and having Sponsor deposit on FEAC’s behalf an additional $1,265,000, or $0.10 per FEAC Class A Share, into the Trust Account resulting in $10.45 per share in the Trust Account (excluding interest earned on amounts in the Trust Account). For illustrative purposes, based on the fair value of interest earned and marketable securities held in the Trust Account as of June 30, 2023 of $135,786,170, the actual estimated per share redemption price would have been approximately $10.73 and $10.83 as of June 30, 2023 and September 13, 2023, respectively.

SELECTED DEFINITIONS

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“Aggregate Closing PIPE Proceeds” means the sum of the cash proceeds to be received by New enGene in respect of the PIPE Financing on the Closing Date and the cash proceeds actually received by enGene in respect of the Convertible Bridge Financing prior to the Closing Date.

•

“Aggregate Exercise Price” means the aggregate exercise price of the enGene Options that will be exchanged for Rollover Equity Awards, converted to its U.S. dollar equivalent based on the C$:US$ Bank of Canada daily exchange rate on the business day immediately prior to the Closing Date, and rounding the resulting exercise price up to the nearest whole cent.

•

“Aggregate Transaction Proceeds” means an amount equal to (a) the sum (without duplication) of (i) the aggregate cash proceeds available for release to FEAC from the Trust Account in connection with the Transactions (after, for the avoidance of doubt, giving effect to all of the FEAC Shareholder Redemptions), (ii) the unrestricted cash on the balance sheet of FEAC as of the Closing Date, and (iii) the Aggregate Closing PIPE Proceeds, minus (b) the sum (without duplication) of the Unpaid FEAC Expenses (as defined in the BCA) and the Unpaid FEAC Liabilities (as defined in the BCA).

•

“Amalgamation” refers to the amalgamation of Can Merger Sub and enGene pursuant to the Plan of Arrangement. Pursuant to the Amalgamation, (i) each enGene Share outstanding immediately prior to the Amalgamation will be exchanged for New enGene Shares per the enGene Exchange Ratio and each enGene Warrant outstanding immediately prior to the Amalgamation will be exchanged for New enGene Warrants per the enGene Exchange Ratio; (ii) each Can Merger Sub share outstanding immediately prior to the Amalgamation will be exchanged for one common share in the authorized share capital of the amalgamated entity; and (iii) in consideration for the issuance of New enGene Shares, the amalgamated entity will issue its common shares to New enGene, in each case upon and subject to the other terms and conditions set forth in the Business Combination Agreement.

•

“Ancillary Agreements” means the Plan of Arrangement, the Registration Rights Agreement (as defined in the BCA), the Sponsor and Insiders Letter Agreement, the Subscription Agreements, the Side Letter Agreements, the Non-Redemption Agreement (as defined in the BCA), the Convertible Bridge Financing Documents (as defined in the BCA), the Letter of Transmittal (as defined in the BCA), the Transaction Support Agreements (as defined in the BCA), the Joinder Agreements (as defined in the BCA), the Warrant Assignment, Assumption and Amendment Agreement, the New enGene Warrant Agreement (as defined in the BCA), any Working Capital Loan Note, any Extension Note and each other agreement, document, instrument and/or certificate contemplated by the BCA executed or to be executed by the parties thereto in connection with the Transactions.

•

“Arrangement” means the arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of the Business Combination Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of FEAC and enGene, such consent not to be unreasonably withheld, conditioned or delayed.

•	“Assumption” has the meaning ascribed thereto in the definition of PIPE Investors.

•	“BCBCA” means the Business Corporations Act (British Columbia).

•

“BCG-unresponsive NMIBC with Cis” refers to non-muscle invasive bladder cancer, or “NMIBC,” with carcinoma in situ, or “Cis,” that has been unresponsive to the typical treatment with the bacterium Bacillus Calmette-Gurin, or BCG. enGene is developing its product EG-70 as a monotherapy for treatment of BCG-unresponsive NMIBC with Cis.

•

“Bridge Consideration” means (A) with respect to the New enGene Shares, the number of New enGene Shares equal to (i) the number of enGene Common Shares issued upon the conversion of the enGene Convertible Notes in accordance with their terms, multiplied by (ii) the enGene Exchange Ratio, and

(B) with respect to the New enGene Warrants, the number of New enGene Warrants equal to (i) the number of enGene Warrants multiplied by (ii) the enGene Exchange Ratio.

•

“Business Combination Agreement” or the “BCA”, refers to the Business Combination Agreement, dated as of May 16, 2023, (and as it may be further amended or modified) by and among Forbion European Acquisition Corp., a Cayman Islands exempted company, enGene Inc., a corporation existing under the laws of Canada, and enGene Holdings Inc., a corporation existing under the laws of Canada.

•	“business day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and Vancouver, British Columbia are open for the general transaction of business.

•	“Can Merger Sub” refers to 15333881 Canada Inc., a corporation incorporated under the laws of Canada and a wholly owned subsidiary of Forbion European Acquisition Corp.

•	“Cayman Act” means the Cayman Islands Companies Act (As Revised).

•	“Cayman Exchange Ratio” means one for one (1:1).

•	“Cayman Merger Sub” refers to enGene Cayman Inc., a Cayman Islands exempted company and a direct wholly owned subsidiary of enGene Holdings Inc.

•	“CBCA” means the Canada Business Corporations Act.

•	“Closing” refers to the closing of the Business Combination.

•	“Closing Date” refers to the date on which the Closing actually occurs.

•	“Code” means the United States Internal Revenue Code of 1986, as amended.

•	“Combined Company” refers to FEAC, New enGene and enGene, collectively, following the Transactions (as defined below).

•

“Continental” refers to Continental Stock Transfer & Trust Company, the trustee, transfer agent, warrant agent and escrow agent of FEAC. Following the Business Combination, Continental will serve as the transfer agent and warrant agent for New enGene.

•	“Court” means the Supreme Court of British Columbia or other competent court, as applicable.

•	“DDX” means dually derivatized chitosan, enGene’s proprietary carrier for genetic medicines to mucosal tissues and is the foundation for our nanoparticle formulations.

•	“EG-70” refers to enGene’s lead product candidate, detalimogene voraplasmid.

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“enGene” means, prior to the Amalgamation, enGene Inc., a corporation existing under the laws of Canada, and following the Amalgamation, the corporation resulting from the amalgamation of enGene Inc. and Can Merger Sub pursuant to the Plan of Arrangement.

•	“enGene Arrangement Resolution” means the special resolutions of the enGene Shareholders approving the Plan of Arrangement, which is to be considered at the enGene Shareholder Meeting.

•	“enGene’s Board of Directors” or the “enGene Board” refers to enGene’s board of directors.

•	“enGene Class A Preferred Shares” means Class A Preferred shares in the capital of enGene Inc.

•	“enGene Class B Preferred Shares” means Class B Preferred shares in the capital of enGene Inc.

•

“enGene Class C Preferred Shares” means Class C Preferred shares in the capital of enGene Inc. issuable in series, one series being designated Series 1 Class C Preferred Shares, one series being designated Series 2 Class C Preferred Shares, one series designated Series 3 Class C Preferred Shares and one series being designated Series 4 Class C Preferred Shares.

•

“enGene Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount to any Person as a result of or in connection with the BCA or the

Transactions or any other Change of Control Transaction (as defined in the BCA) (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction (as defined in the BCA) (in the case of each of clause (a) and (b), regardless of whether paid or payable prior to, at or after the Closing or in connection with or otherwise related to the BCA or any Ancillary Agreement).

•

“enGene Common Shareholder Agreements” means the common shareholder agreements of enGene in the form attached to the enGene Majority Shareholder Agreement, as amended, modified, restated, replaced or supplemented by the enGene Board from time to time.

•	“enGene Common Shares” means common shares of enGene Inc.

•	“enGene Convertible Notes” means the Amended 2022 Convertible Notes (as defined herein) and the 2023 Convertible Notes (as defined below).

•	“enGene Disclosure Schedules” means the disclosure schedules to the BCA delivered to FEAC by the Group Companies on the date of the BCA.

•

“enGene Equity Award” means, as of any determination time, each enGene Option, restricted stock unit, stock appreciation, phantom equity, and each other award to any current or former director, manager, officer, employee, individual independent contractor or other individual service provider of any Group Company of rights of any kind to receive any Equity Security (as defined in the BCA) of any Group Company or benefits measured in whole or in part by reference to any Equity Security of any Group Company, in each case, under any enGene Equity Plan or otherwise that is outstanding. For the avoidance of doubt, the enGene Warrants shall not be considered an enGene Equity Award.

•

“enGene Equity Plan” means, collectively, (a) the amended and restated equity incentive plan of enGene dated June 30, 2021 and as may be further amended and/or restated from time to time, and (b) each other plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other individual service provider of any Group Company of rights of any kind to receive Equity Securities of any Group Company or benefits measured in whole or in part by reference to equity securities of any Group Company.

•	“enGene Exchange Ratio” means the quotient obtained by dividing (a) the enGene Per Share Value, by (b) the Reference Price.

•

“enGene Fully Diluted Shares” means the sum of (without duplication) (a) the aggregate number of enGene Shares issued and outstanding immediately prior to the Closing (not including, for the avoidance of doubt, the number of enGene Common Shares issuable upon conversion of the Convertible Bridge Financing), and (b) the aggregate number of enGene Shares issued or issuable upon exercise of all issued and outstanding enGene Equity Awards (whether vested or unvested), including enGene Equity Awards exercised prior to or in connection with the Closing.

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“enGene Majority Shareholder Agreement” means the fourth amended and restated majority shareholders agreement dated May 16, 2023 between enGene, the holders of enGene Class A Preferred Shares, the holders of enGene Class B Preferred Shares, the holders of enGene Class C Preferred Shares, IQ and the Sponsor.

•	“enGene Non-Voting Common Shares” means the non-voting common shares in the capital of enGene.

•

“enGene Options” means, as of any determination time, each option to purchase enGene Shares that are outstanding and unexercised (whether vested or unvested), whether granted under an enGene Equity Plan or otherwise.

•	“enGene Per Share Value” means the quotient obtained by dividing (a) the Reference Value, by (b) the enGene Fully Diluted Shares.

•	“enGene Preferred Shares” refers to the Class A Preferred Shares, the Class B Preferred Shares and the Class C Preferred Shares of enGene.

•

“enGene Required Approval” means the approval by the affirmative vote of holders present in person or represented by proxy at the enGene Shareholders Meeting of not less than (i) two-thirds of the votes cast by such holders of the enGene Shares, voting together as a single class, and (ii) two-thirds of the votes cast by such holders of each class of enGene Shares.

•	“enGene Shareholders” means, collectively, the holders of enGene Shares as of any determination time prior to the Closing.

•	“enGene Shareholders Agreements” means the enGene Majority Shareholder Agreement and the enGene Common Shareholder Agreements.

•

“enGene Shareholders Meeting” means the special meeting of the enGene Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, that is to be convened as provided by the Interim Order (as defined below) to consider, and if deemed advisable approve, the enGene Arrangement Resolution and, with the prior written consent of FEAC, for any other purpose as may be set out in the Company Information Circular (as defined in the BCA).

•	“enGene Shares” means the enGene Common Shares, enGene Non-Voting Common Shares, enGene Class A Preferred Shares, enGene Class B Preferred Shares, and enGene Class C Preferred Shares.

•	“enGene Warrants” means the 2022 Warrants and the 2023 Warrants (each as defined in the BCA).

•	“Exchange Act” refers to the U.S. Securities Exchange Act of 1934, as amended.

•

“Extension Notes” means, collectively, the First Extension Loan Note and the Second Extension Loan Note. As of the date hereof, there is $2,530,000 outstanding under the Extension Notes. Each of the Extension Notes was issued by FEAC to the Sponsor, in connection with the deposit of funds in the Trust Account (as defined below) for purposes of the extension of the time available to FEAC to consummate an initial business combination in accordance with FEAC’s Governing Documents and the Trust Agreement (as defined in the BCA), in an amount not to exceed $1,265,000 per note for each applicable three-month period.

•	“FEAC Board” refers to FEAC’s board of directors.

•

“FEAC Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount to any Person as a result of or in connection with the BCA or the Transactions or any other Change of Control Transaction (as defined in the BCA) (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events), or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any FEAC Related Party Transaction (as defined in the BCA) (in the case of each of clause (a) and (b), regardless of whether paid or payable prior to, at or after the Closing or in connection with or otherwise related to the BCA or any Ancillary Agreement), in each case, for the avoidance of doubt, other than the payment of fees of legal and other advisors in connection with the Transactions.

•	“FEAC Class A Shares” means FEAC’s Class A ordinary shares, $0.0001 par value.

•	“FEAC Class B Shares” means FEAC’s Class B ordinary shares, $0.0001 par value.

•	“FEAC Disclosure Schedules” means the disclosure schedules to the BCA delivered to enGene by FEAC on the date of the BCA.

•

“FEAC Private Placement Warrants” means the warrants (each entitling the holder thereof to purchase one FEAC Class A Share) issued by FEAC to the Sponsor in a private placement simultaneously with the closing of its IPO and to be issued by FEAC to the Sponsor (or the Sponsor’s Affiliates or designees, as applicable), upon the conversion of up to $1,500,000 of the principal outstanding amount of the Working

Capital Loan Note (as defined below) and any Extension Note in connection with the consummation of the Business Combination.

•	“FEAC Public Warrants” means the FEAC Warrants issued as part of the FEAC Units in connection with FEAC’s IPO (as defined below).

•	“FEAC Registration Rights Agreement” means the Registration and Shareholder Rights Agreement dated December 9, 2021, between FEAC and the Sponsor.

•	“FEAC Shareholder” means any holder of any FEAC Shares.

•

“FEAC Shareholder Redemptions” means the redemption by the holders of FEAC Class A Shares of all or a portion of their FEAC Class A Shares (in connection with the Transactions or otherwise), as set forth in Governing Documents of FEAC.

•

“FEAC Shares” means (a) prior to the Class B Conversion, collectively, the FEAC Class A Shares and the FEAC Class B Shares, and (b) from and after the Class B Conversion, the FEAC Class A Shares after giving effect to the Class B Conversion. Any reference to the FEAC Shares in this proxy statement/prospectus will be deemed to refer to clause (a) and/or clause (b) of this definition as the context so requires.

•	“FEAC Unit” means each outstanding unit consisting of one FEAC Class A Share and one-third of one FEAC Warrant.

•	“FEAC Warrant” means each warrant to purchase one FEAC Class A Share at an exercise price of $11.50 per share, subject to adjustment, upon the terms and conditions in the FEAC Warrant Agreement.

•	“FEAC Warrant Agreement” means the warrant agreement, dated as of December 9, 2021, by and between FEAC and Continental, as warrant agent.

•	“FGOF” means Forbion Growth Opportunities Fund I Cooperatief U.A.

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“Final Order” means the final order of the Court pursuant to Section 192 of the CBCA, in the form and substance satisfactory to FEAC and enGene (each acting reasonably), approving the Arrangement, as such order may be amended, modified, supplemented or varied by the Court at any time prior to the Closing or, if appealed, then, unless such appeal is withdrawn, abandoned or dismissed, at such time which the Arrangement is affirmed or as amended, on appeal, provided that any such amendment is acceptable to each of FEAC and enGene, each acting reasonably.

•	“First Loan Note” means the unsecured promissory note issued by FEAC to the Sponsor on March 24, 2023 in a total principal amount of up to $900,000.

•	“Forbion” means Forbion Group Holding B.V., a life sciences specialist venture fund manager with headquarters in Naarden, the Netherlands, and offices in Munich, Germany, and Singapore.

•	“Forbion Capital Fund III” means Forbion Capital Fund III Cooperatief U.A.

•	“Forbion Management” means Forbion Growth Management B.V.

•	“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs.

•	“Group Company” and “Group Companies” means, collectively enGene and its subsidiary and New enGene and its subsidiaries.

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“Interim Order” means the interim order of the Court contemplated by the Business Combination Agreement and made pursuant to Section 192(4) of the CBCA, in a form acceptable to each of enGene and FEAC (each acting reasonably), providing for, among other things, the calling and holding of the enGene Shareholders Meeting, as the same may be amended, modified, supplemented or varied by the Court with the consent of FEAC and enGene, such consent not to be unreasonably withheld, conditioned or delayed, provided that any such amendment is acceptable to each of the Company and FEAC, each acting reasonably.

•	“IPO” means FEAC’s initial public offering.

•	“Leerink Partners” refers to Leerink Partners LLC (formerly SVB Securities LLC).

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“Lumira/Merck Investors” means, collectively, Lumira Ventures III, L.P., Lumira Ventures III (International), L.P., Lumira Ventures IV, L.P., Lumira Ventures IV (International), L.P., Merck Lumira Biosciences Fund, L.P. and Merck Lumira Biosciences Fund (Québec), L.P.

•	“Nasdaq” refers to The Nasdaq Stock Market LLC.

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“New enGene” means enGene Holdings Inc., a corporation incorporated under the laws of Canada, which will be the parent company of the combined operating business following the consummation of the Business Combination.

•	“New enGene’s Board of Directors” or the “New enGene Board” refers to New enGene’s board of directors.

•	“New enGene Shares” means the Class A common shares of New enGene.

•	“New enGene Shareholders” means, collectively, the holders of New enGene Shares following Closing of the Business Combination.

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“New enGene Warrant Agreement” means the FEAC Warrant Agreement as amended and assumed by New enGene pursuant to the Warrant Assignment, Assumption and Amendment Agreement setting forth the terms and conditions of the New enGene Warrants.

•

“New enGene Warrants” means each warrant of New enGene to purchase one New enGene Share at an exercise price of $11.50 per share, subject to adjustment, upon the terms and conditions in the New enGene Warrant Agreement.

•	“NMIBC” means non-muscle invasive bladder cancer.

•

“Non-Redemption Agreement” means the non-redemption agreement among New enGene, FEAC and a FEAC Shareholder pursuant to which, among other things, FEAC will issue an additional 26,575 FEAC Class A Shares and 81,158 FEAC Warrants (or after the Assumption, New enGene will issue additional New enGene Shares and New enGene Warrants) to such FEAC Shareholder in consideration of such FEAC Shareholder’s commitment (i) to vote or cause to be voted all of its 166,665 FEAC Class A Shares in favor of the Transaction Proposals and (ii) not to redeem its 166,665 FEAC Class A Shares in connection with the approval of the Business Combination by the shareholders of FEAC.

•

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

•	“PIPE Financing” has the meaning set forth in the definition of PIPE Investors.

•	“PIPE Financing Amount” has the meaning set forth in the definition of PIPE Investors.

•

“PIPE Investors” refers to certain institutional investors who are parties with FEAC and New enGene to the Subscription Agreements, pursuant to which, among other things, the PIPE Investors have agreed, subject to the completion of each element of the Transactions (other than those Transactions that are scheduled to be completed following the Closing), to subscribe for and purchase, and FEAC has agreed that it will issue and sell to the PIPE Investors (which obligation will be assumed (the “Assumption”) by New enGene after the completion of the FEAC Reorganization and prior to the consummation of the PIPE Financing (as defined below)) the number of FEAC Class A Shares (or after the Assumption, New enGene Shares) provided for in the applicable Subscription Agreement (as amended by the applicable Side Letter Agreement) (as defined below) in exchange for the purchase price set forth therein (the aggregate purchase price under the Subscription Agreements and the Side Letter Agreements, the “PIPE Financing Amount,” and the equity financing under the Subscription Agreements and the Side Letter Agreements is hereinafter referred to as the “PIPE Financing”).

•

“Plan of Arrangement” means the Plan of Arrangement in substantially the form attached to the Business Combination as Exhibit B, subject to any amendments or variations to such plan made in accordance with the Business Combination Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of enGene and FEAC, each acting reasonably.

•	“Reference Price” means $10.25.

•	“Reference Value” means the sum of: (i) $90,000,000, plus (ii) the Aggregate Exercise Price.

•

“Rollover Equity Award” means an equity award with respect to New enGene Shares that is outstanding on the day following the Closing Date and that is received in exchange for an enGene Equity Award upon disposition and cancellation of such enGene Equity Award.

•	“SEC” refers to the U.S. Securities and Exchange Commission.

•	“Second Loan Note” means the unsecured promissory note issued by FEAC to the Sponsor on June 6, 2023 in a total principal amount of up to $300,000.

•	“Securities Act” refers to the U.S. Securities Act of 1933, as amended.

•

“Side Letter Agreements” collectively refers to the Side Letter Agreements, dated May 16, 2023, by and among FEAC and New enGene and each PIPE Investor, pursuant to which the relevant Subscription Agreements are amended.

•	“Sponsor” refers to Forbion Growth Sponsor FEAC I B.V., a private limited liability company incorporated in the Netherlands.

•

“Sponsor and Insiders Letter Agreement” refers to the agreement entered into on May 16, 2023 by and among Sponsor, FEAC and the other parties thereto, pursuant to which, the Sponsor has agreed to surrender, after giving effect to the Sponsor Loans Conversion, 1,789,004 FEAC Class B Shares and 5,463,381 FEAC Private Placement Warrants, as a contribution to the capital of FEAC and for no consideration, effective immediately prior to the Class B Conversion on the day which is two business days prior to the Closing Date, in each case, on the terms and conditions set forth in the Business Combination Agreement and the Sponsor and Insiders Letter Agreement.

•

“Subscription Agreements” refers to the subscription agreements, dated May 16, 2023, by and among FEAC, New enGene and the PIPE Investors, as amended by the Side Letter Agreements, pursuant to which the PIPE Investors will collectively subscribe for 6,435,441 FEAC Class A Shares (or after the Assumption, New enGene Shares) and 2,702,791 FEAC Warrants (or after the Assumption, New enGene Warrants) for an aggregate purchase price equal to $56,891,682.

•	”Third Loan Note” means the unsecured promissory note issued by FEAC to the Sponsor on September 13, 2023 in a total principal amount of up to $450,000.

•	“Transaction Proposals” refers to the Business Combination Proposal, the Governing Documents Proposal and the Nasdaq Proposal.

•	“Transactions” refers to the transactions described in “Proposal No. 1 — The Business Combination Proposal — Description of the Business Combination —Transaction Structure.”

•

“Trust Account” refers to the trust account established by FEAC in accordance with, that certain Investment Management Trust Agreement, dated as of December 9, 2021, between FEAC and Continental, as trustee.

•	“Trustee” refers to Continental.

•

“Warrant Assignment, Assumption and Amendment Agreement” means the warrant assignment, assumption and amendment agreement to be entered into on or around the Closing Date among FEAC, New enGene and the Trustee to amend the FEAC Warrant Agreement.

•

“Working Capital Loans” or “Working Capital Loan Notes” means, collectively, the First Loan Note, the Second Loan Note and the Third Loan Note. As of the date hereof, there is $1,650,000 outstanding under the Working Capital Loan Notes.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” within the meaning of U.S. securities laws and “forward-looking information” within the meaning of Canadian securities laws (collectively, “forward-looking statements”). New enGene’s and FEAC’s forward-looking statements include, but are not limited to, statements regarding New enGene’s, FEAC’s or their management teams’ expectations, hopes, beliefs, intentions, goals or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “appear,” “approximate,” “believe,” “continue,” “could,” “estimate,” “expect,” “foresee,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “would” and similar expressions (or the negative version of such words or expressions) may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•	the ability of FEAC, enGene, New enGene and other parties to consummate the Business Combination and related transactions;

•	the expected benefits of the Business Combination;

•	New enGene’s financial performance following the Business Combination, including financial projections and business metrics and any underlying assumptions thereunder;

•	the ability to obtain or maintain the listing of New enGene securities on a national securities exchange following the Business Combination;

•	New enGene’s success in recruiting and retaining, or changes required in, officers, key personnel or directors following the completion of the Business Combination;

•	New enGene’s plans and ability to execute product development, manufacturing process development, preclinical and clinical development efforts successfully and on anticipated timelines;

•

New enGene’s ability to design, initiate and successfully complete clinical trials and other studies for its product candidates and its plans and expectations regarding its ongoing or planned clinical trials;

•

New enGene’s plans and ability to obtain and maintain marketing approval from the U.S. Food and Drug Administration and other regulatory authorities, including the European Medicines Agency, for its product candidates;

•	New enGene’s plans and ability to commercialize its product candidates, if approved by applicable regulatory authorities;

•	the degree of market acceptance of New enGene’s product candidates, if approved, and the availability of third-party coverage and reimbursement;

•	the ability of New enGene’s external contract manufacturers to support the manufacturing, release testing, stability analysis, clinical labeling and packaging of New enGene’s products;

•	following the Business Combination, New enGene’s future financial performance and the sufficiency of New enGene’s cash and cash equivalents to fund its operations;

•	the outcome of any known and unknown litigation and regulatory proceedings; and

•	New enGene’s ability to implement and maintain effective internal controls.

All forward looking-statements, including, without limitation, our examination of historical operating trends, are based upon our current expectations and various assumptions. Certain assumptions made in preparing the forward-looking statements include:

•	FEAC, enGene, New enGene and other parties successfully consummate the Business Combination;

•

New enGene is able to recruit and retain qualified scientific and management personnel, establish clinical trial sites and patient registration for clinical trials and acquire technologies complementary to, or necessary for, its programs;

•

New enGene is able to enroll a cohort of patients in the Phase 2 LEGEND trial to assess EG-70’s efficacy and safety in the BCG-naïve patient population to evaluate its ultimate potential as a monotherapy in first line patients and expanding EG-70’s opportunity;

•	New enGene is able to file a Biologics License Application in 2025 with the FDA for approval to market EG-70 in the United States as a monotherapy to treat BCG-unresponsive NMIBC;

•	EG-70’s product profile can be integrated seamlessly into community urology clinics where the vast majority of NMIBC patients are treated;

•	New enGene is able to retain commercial rights to EG-70 in the United States and commercialize EG-70 independently, while selectively partnering outside of the United States;

•	New enGene is able to execute the “pipeline-in-a-product” development strategy for EG-70; and

•	New enGene is able to utilize the DDX gene delivery platform to develop effective, new agents for the delivery of genetic medicines to mucosal tissues.

You should not place undue reliance on these forward-looking statements in deciding how to vote your proxy or instruct how your vote should be cast on the proposals set forth in this proxy statement/prospectus. The forward-looking statements contained in this proxy statement/prospectus are based primarily on current expectations and projections about future events and trends that may affect our business, financial condition and operating results. The following uncertainties and factors, among other things (including those described in “Risk Factors”), could affect future performance and actual results to differ materially and adversely from those expressed in, anticipated or implied by forward-looking statements:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreements with respect to the Business Combination;

•

the outcome of any legal proceedings that may be instituted against FEAC, enGene, New enGene or others following the announcement of the Business Combination and the definitive agreements with respect thereto;

•	the inability to complete the Business Combination due to the failure to obtain approval of the shareholders of FEAC or enGene, or to satisfy other conditions to Closing;

•

changes to the proposed structure of the Business Combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the Business Combination;

•	the ability of New enGene to meet stock exchange listing standards following the consummation of the Business Combination;

•	the risk that the Business Combination disrupts current plans and operations of enGene as a result of consummation of the Business Combination;

•

the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, the net cash proceeds to New enGene following redemptions and transaction expenses;

•	risks applicable to enGene’s business, including the extensive regulation of all aspects of enGene’s business, competition from other existing or newly developed products and treatments;

•

risks associated with the protection of intellectual property, New enGene’s ability to raise additional capital to fund its produce development activity, and its ability to maintain key relationships and to attract and retain talented personnel;

•	costs related to the Business Combination;

•	the possibility that enGene or New enGene may be adversely affected by changes in domestic and foreign business, market, financial, political, legal conditions and laws and regulations;

•

the inability of the parties to successfully or timely consummate the Business Combination, including the risk that any regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect New enGene or the expected benefits of the Business Combination;

•	enGene and New enGene’s estimates of expenses; or

•	other risks and uncertainties set forth in the section entitled “Risk Factors” in this proxy statement/prospectus.

In addition, statements that “we believe” and similar statements reflect beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this proxy statement/prospectus. While we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.

The forward-looking statements made in this proxy statement/prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this proxy statement/prospectus to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND THE SPECIAL MEETING

The following are answers to certain questions that you may have regarding the Special Meeting. FEAC urges you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this proxy statement/prospectus.

Q:	Why am I receiving this proxy statement/prospectus?

A:

FEAC Shareholders are being asked to consider and vote upon, among other things, a proposal to approve the Business Combination Agreement. The Business Combination Agreement provides, subject to the terms and conditions contained therein, that FEAC, enGene and New enGene will complete the Business Combination. Shareholder approval of the Business Combination Agreement and the Transactions contemplated thereby is required pursuant to the Business Combination Agreement and FEAC’s Current Articles, as well as to comply with Nasdaq Listing Rule 5635.

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. This proxy statement/prospectus and its annexes contain important information about the Business Combination and the other matters to be acted upon at the Special Meeting. You should read this proxy statement/prospectus, including the attached annexes, carefully and in their entirety.

YOUR VOTE IS IMPORTANT. YOU ARE ENCOURAGED TO SUBMIT YOUR PROXY AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE ATTACHED ANNEXES.

Q:	Why is FEAC proposing the Business Combination?

A:

FEAC is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

enGene is a clinical-stage biotechnology company focused on developing gene therapies to improve the lives of patients. enGene is developing non-viral gene therapies based on its novel and proprietary dually derived chitosan, or “DDX”, gene delivery platform, which allows localized delivery of multiple gene cargos directly to mucosal tissues and other organs. enGene has established integrated capabilities with this platform to support the clinical development and potential commercialization of its gene therapies.

In determining to approve entry into the Business Combination Agreement and ancillary agreements and the Transactions contemplated thereby, the FEAC Board considered, among other things, the following factors (although not weighted or in any order of significance):

•

Experienced management team with leading industry experience and track record. The FEAC Board believed that enGene’s management team has extensive experience in the biopharma industry in general and the gene therapies market in particular. The FEAC Board is confident in the management team’s deep industry knowledge and strategic vision and believes that both the FEAC and the enGene teams (together with the new incoming directors of New enGene) have extensive executive experience working in the biopharma industry, which will position enGene to create and enhance a collaborative and effective long-term partnership that is positioned to create and enhance shareholder value going forward. For additional information regarding enGene’s executive officers, please see the section entitled “Directors and Executive Officers of New enGene After the Business Combination.”

•	Next-generation non-viral gene delivery platform supporting substantial timeline and new programs. The FEAC Board considered that the current product pipeline of enGene provides multiple product candidates that may be developed in several indications where the existing unmet medical need could provide significant market opportunities and long-term shareholder value. For additional information regarding enGene’s pipeline, please see the section entitled “Business of enGene.”

•

Upcoming milestones and potential value inflection point. The FEAC Board considered that with the funds that enGene is expected to receive as a result of the Business Combination, it may be able to reach significant clinical milestones for EG-70, including the Phase 2 interim efficacy studies. These milestones could provide opportunity for potential uplifts in valuation.

•

Established regulatory registrational pathway, market and pricing dynamics for lead program. The FEAC Board considered that NMIBC is an indication which is well-defined, with high unmet medical need and for which prior regulatory guidance provides a clear regulatory pathway. The FEAC Board believes that EG-70 has a profile which, if proven in later clinical studies, is commercially viable. Given the high unmet medical need of NMIBC patients, and availability of independent third parties’ reports confirming favorable pricing dynamics for a similar product, the FEAC Board believes that the overall market dynamics of EG-70 might be favorable.

•

Benefit for enGene of being U.S. listed. As a result of the proposed transaction, it is expected that enGene will become a public company listed on the Nasdaq Capital Market (via New enGene). The FEAC Board considered that by having access to the world’s largest biotech capital market, enGene will be better positioned to have the capacity to raise additional funds in the future if and when needed.

•

Investment by Third Parties. The FEAC Board considered that certain third-party investors (other than the Sponsor, FGOF and existing enGene investors) (i) subscribed for the PIPE Financing in the aggregate amount of approximately $55.7 million and (ii) entered into the Convertible Bridge Financing in the aggregate amount of approximately $10.0 million. The FEAC Board noted that the Sponsor (i) will invest an amount of approximately $1.2 million in the PIPE Financing and (ii) participated in the Convertible Bridge Financing in an amount equal to $20.0 million. Furthermore, the FEAC Board noted with respect to the price per share of FEAC Shares, that (i) in its IPO, FEAC issued FEAC Units at an offering price of $10.00 per FEAC Unit, each of which consisted of one FEAC Class A Share and one-third of one FEAC Public Warrant; (ii) in connection with the PIPE Financing, FEAC entered into Subscription Agreements pursuant to which it agreed that it (or after the Assumption, New enGene) will issue and sell to the PIPE Investors the number of FEAC Class A Shares (or after the Assumption, New enGene Shares) provided for in the applicable Subscription Agreement in exchange for the purchase price of $10.25 per FEAC Class A Share (or after the Assumption, New enGene Share), which purchase price was set on the basis of the initial amount available per FEAC Class A Share in FEAC’s Trust Account immediately upon the consummation of its IPO and the exercise in full of the underwriters’ over-allotment option (which resulted in $129,662,500, or $10.25 per FEAC Unit, being held in the Trust Account). Immediately following the execution and delivery of the Subscription Agreements, FEAC and New enGene entered into a Side Letter Agreement with each PIPE Investor, amending such PIPE Investor’s Subscription Agreement, pursuant to which each PIPE Investor will receive a specified number of additional FEAC Class A Shares (or after the Assumption, New enGene Shares) and a specified number of FEAC Public Warrants (of after the Assumption, New enGene Warrants), in each case in consideration of the aggregate purchase price set forth in the relevant PIPE Investor’s original Subscription Agreement; (iii) pursuant to the Non-Redemption Agreement, FEAC will, in consideration of a specific FEAC shareholder’s commitment not to redeem its FEAC Class A Shares in connection with the approval of the Business Combination by the FEAC Shareholders, issue additional FEAC Class A Shares and FEAC Public Warrants (or after the Assumption, New enGene will issue additional New enGene Shares and New enGene Warrants) to such FEAC shareholder, such that, in the aggregate, such FEAC shareholder will hold the same amount of FEAC Class A Shares and FEAC Public Warrants (or after the Assumption, New enGene Shares and New enGene Warrants) as it would have received if it had subscribed, in an amount equal to its existing IPO investment in FEAC Class A Shares, for FEAC Class A Shares in the PIPE Financing (or after the Assumption, New enGene Shares) on the same terms and at the same purchase price per FEAC Class A Share as the PIPE Financing, taking into account the additional FEAC Class A Shares and FEAC Public Warrants (or after the Assumption, New enGene Shares and New enGene Warrants) allocated to the PIPE Investors pursuant to the Side Letter Agreements; and (iv) the Convertible Bridge Financing indebtedness will be converted in the Transactions into that number of New enGene Shares and New enGene Warrants that, when exchanged at the Company Exchange Ratio, shall equal that number of FEAC Class A Shares and FEAC Public Warrants (or after the Assumption, New enGene Shares and New enGene Warrants) that the holders of such indebtedness would have received if they had subscribed, in an amount equal to their existing investment in the Convertible Bridge Financing, for FEAC Class A Shares in the PIPE Financing (or after the Assumption, New enGene Shares) on the same terms and at the same purchase price per FEAC Class A Share as the PIPE Financing, taking into account the additional FEAC Class A Shares and FEAC Public Warrants (or after the Assumption, New enGene Shares and New enGene Warrants) allocated to the PIPE Investors pursuant to the Side Letter Agreements.

•

Terms of the Business Combination Agreement and the Ancillary Agreements. The FEAC Board considered the terms and conditions of the Business Combination Agreement and the Ancillary Agreements, including the transactions contemplated thereby, each party’s representations, warranties and covenants, the conditions to each party’s obligation to close and the termination provisions, as well as FEAC’s and enGene’s strong commitment to complete the Business Combination. The FEAC Board determined that such terms and conditions are reasonable and were the product of extensive arm’s-length negotiations between FEAC and enGene.

•

Continued Ownership of enGene Shareholders. The FEAC Board considered that the enGene Shareholders would be receiving a significant amount of shares of New enGene in the proposed Business Combination. Certain enGene Shareholders have demonstrated confidence in the long-term prospects of New enGene by agreeing not to transfer their shares in New enGene for 180 days following the Closing.

•

The Role of the Independent Directors. In connection with the Business Combination, FEAC’s independent directors evaluated the proposed terms of the Business Combination, including the Business Combination Agreement and the related agreements, and unanimously approved, as members of the FEAC Board, the Business Combination Agreement, the Ancillary Agreements, and the Transactions contemplated thereby.

•

Other Alternatives. The FEAC Board believed, after a thorough review of other business combination opportunities reasonably available to or explored by FEAC, that the proposed Business Combination represented the optimal potential business combination for FEAC and its shareholders based upon the process utilized to evaluate and assess other potential acquisition targets and the FEAC Board’s belief that such processes had not presented a better alternative.

•

Negotiated Transaction. The FEAC Board believed that the financial and other terms of the Business Combination Agreement, including the consideration to be paid by FEAC to enGene Shareholders, are reasonable and were the product of arm’s length negotiations between FEAC and enGene.

The FEAC Board also identified and considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following (although not weighted or in any order of significance):

•

New enGene’s competition risks: The FEAC Board considered that New enGene will face significant competition from other biotechnology and pharmaceutical companies, which may result in its competitors discovering, developing or commercializing products before New enGene or more successfully than New enGene will do.

•	New enGene’s highly regulated business. The FEAC Board considered that New enGene’s activity, products and services are subject to extensive regulation by various U.S. federal and state agencies,

regulatory bodies in non-U.S. jurisdictions, and compliance with existing or future regulations could result in unanticipated expenses or limit New enGene’s ability to offer its products and services.

•

Ability of New enGene to commercialize its products and generate revenues. The FEAC Board considered that if New enGene is not able to obtain or if there are delays in obtaining required regulatory approvals for its product candidates, New enGene will not be able to commercialize or will be delayed in commercializing its product candidates and its ability to generate revenue will be adversely affected.

•

Ongoing regulatory compliance. The FEAC Board considered that New enGene may not obtain or maintain regulatory approval in all jurisdictions in which such approval may be required. Obtaining and maintaining regulatory approval of New enGene’s product candidates in one jurisdiction does not mean that New enGene will obtain and/or maintain regulatory approval of its product candidates in other jurisdictions, while a failure or delay in obtaining or maintaining regulatory approval of its product candidates in one jurisdiction may have a material adverse effect on the regulatory approval or maintenance process in other jurisdictions. Even if New enGene receives regulatory approval of any product candidates or therapies, it will be subject to ongoing regulatory obligations, reporting requirements and continued regulatory review, which may result in significant additional expenses. If New enGene fails to comply with regulatory requirements or experiences unanticipated problems with its product candidates, it may be subject to substantial penalties, fines, delays, suspensions, refusals and withdrawals of approvals.

•

Third party risks. The FEAC Board considered that New enGene’s contract manufacturers are subject to significant regulation with respect to the manufacturing of New enGene’s current and future product candidates. The manufacturing facilities on which New enGene will rely may not meet or continue to meet regulatory requirements and/or may have limited capacity.

•

Drug marketing, price controls and reimbursement regulations. The FEAC Board assessed that regulations concerning drug marketing, control of prices and reimbursement may materially affect New enGene’s ability to market and receive coverage for New enGene’s product candidates, if approved, in the European Union, the United Kingdom, Japan and other non-U.S. jurisdictions.

For additional information, see “Proposal No. 1 — The Business Combination Proposal — The FEAC Board’s Reasons for the Business Combination.”

Q:	When and where will the Special Meeting take place?

A:

The Special Meeting will be convened on     , 2023, at 10:00 a.m., New York City time, at       and in a virtual format. Shareholders may attend, vote and examine the list of FEAC Shareholders entitled to vote at the Special Meeting by visiting https://www.cstproxy.com/feac/2023 and entering the control number found on their proxy card, voting instruction form or notice included in their proxy materials.

Q:	Who is entitled to vote at the Special Meeting?

A:

As a shareholder of FEAC, you have a right to vote on certain matters affecting FEAC. The proposals that will be presented at the Special Meeting and upon which you are being asked to vote are summarized below (see “—What is being voted on at the Special Meeting?”) and fully set forth in this proxy statement/ prospectus. FEAC Shareholders will be entitled to vote or direct votes to be cast at the Special Meeting if they owned FEAC Shares at the close of business on      , 2023, which is the record date for the Special Meeting.

Attendance at the Special Meeting is not required to vote. See “— How can I vote my shares without attending the Special Meeting?” for instructions on how to vote your FEAC Shares without attending the Special Meeting.

Q:	What is the record date for the Special Meeting?

A:

The FEAC Board has established     , 2023 as the record date for the Special Meeting. Only holders of record of FEAC Shares at the close of business on     , 2023 are entitled to notice of and to vote and have their votes counted at the Special Meeting and any further adjournments or postponements of the Special Meeting.

Q:	What is being voted on at the Special Meeting?

A:	FEAC Shareholders will vote on the following proposals at the Special Meeting:

1.

The Business Combination Proposal — to consider and vote upon a proposal to approve and adopt the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, and the Transactions contemplated therein, whereby, among other things, FEAC, enGene and New enGene will complete a business combination;

2.

The Governing Documents Proposal — to consider and vote upon a proposal to approve material differences between New enGene’s Proposed Articles to be in effect following the Business Combination and FEAC’s Current Articles;

3.

The Nasdaq Proposal — to consider and vote upon a proposal to approve, for purposes of complying with Nasdaq Listing Rule 5635(a), (b) and (d), the issuance of more than 20% of the issued and outstanding FEAC Class A Shares and the resulting change in control in connection with the Business Combination;

4.	The Incentive Equity Plan Proposal — to consider and vote upon a proposal to approve the enGene Holdings Inc. 2023 Incentive Equity Plan;

5.

The Adjournment Proposal — to consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the condition precedent proposals would not be duly approved and adopted by FEAC Shareholders or we determine that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived.

After careful consideration, the FEAC Board has determined that each of the Business Combination Proposal, the Governing Documents Proposal, the Nasdaq Proposal, the Incentive Equity Plan Proposal and the Adjournment Proposal are in the best interests of and advisable to FEAC and the FEAC Shareholders and recommends that you vote, or give instruction to vote, “FOR” each of those proposals.

The existence of financial and personal interests of the Sponsor and FEAC’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of FEAC and its shareholders and what they may believe is best for themselves or the Sponsor in determining to recommend that shareholders vote for the proposals. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of FEAC’s Sponsor, Directors and Executive Officers in the Business Combination” in the proxy statement/prospectus for a further discussion.

THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE ATTACHED ANNEXES.

Q:	Do New enGene’s Proposed Articles differ materially from FEAC’s Current Articles?

A:

Following the consummation of the Business Combination, the rights of FEAC Shareholders who become New enGene Shareholders in the Business Combination will no longer be governed by FEAC’s Current Articles and instead will be governed by New enGene’s Proposed Articles, which differ in some material respects. See “Comparison of Corporate Governance and Shareholder Rights” for further information.

Q:	Why is FEAC providing shareholders with the opportunity to vote on the Business Combination Proposal?

A:

Under FEAC’s Current Articles, FEAC must provide FEAC Shareholders with the opportunity to have their FEAC Shares redeemed upon the consummation of the Business Combination in conjunction with a tender offer or submit the Business Combination to a shareholder vote. For business and other reasons, we have elected to provide FEAC Shareholders with the opportunity to vote on the approval of the Business Combination Agreement rather than holding a tender offer. Therefore, FEAC is seeking to obtain FEAC Shareholders’ approval of the Business Combination Proposal in order to allow FEAC to proceed with the Transactions. The approval of FEAC Shareholders of the Business Combination Proposal and the other proposals is also a condition to the closing of the Business Combination in the Business Combination Agreement.

Q:	What interests do FEAC’s current officers and directors have in the Business Combination?

A:

In considering the recommendation of the FEAC Board to vote in favor of the Business Combination, FEAC Shareholders should be aware that, aside from their interests as FEAC Shareholders, the Sponsor and certain of FEAC’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of other FEAC Shareholders generally. FEAC’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination and in recommending to FEAC Shareholders that they approve the Business Combination. FEAC Shareholders should take these interests into account in deciding whether to approve the Business Combination.

These interests include, among other things:

•

the fact that after giving effect to the Sponsor Loans Conversion and the Surrender, the Sponsor will retain 1,373,496 FEAC Class B Shares which it purchased at a price of approximately $0.009 per share and 731,619 FEAC Private Placement Warrants which it purchased at a price of $1.50 per warrant, and such securities will have a significantly higher value at the time of the Business Combination as described further below:

	Number of FEAC Class B Shares beneficially owned as of the date hereof		Number of FEAC Private Placement Warrants owned as of the date hereof		Aggregate value of FEAC Class B Shares and FEAC Private Placement Warrants implied by the Business Combination(1)	Aggregate value of FEAC Class B Shares and FEAC Private Placement Warrants based on recent trading price(2)
Sponsor(3)(4)	1,373,496	(5)	731,619	(5)	$14,353,033	$

(1)

Assumes a value of $10.45 per share, the deemed value of the FEAC Class B Shares on the basis of the anticipated amount in the Trust Account of $10.45 per FEAC Class A Share (excluding interest earned on amounts in the Trust Account), and $0.00 per warrant, which reflects that the exercise price of the warrants ($11.50 per warrant) exceeds the value of the underlying ordinary shares in the Business Combination.

(2)	Assumes a value of $ per share, the closing price of the FEAC Class B Shares on , 2023, and $ per warrant, the closing price of the FEAC Private Placement Warrants on , 2023.
(3)

The Sponsor is the record holder of the FEAC Class B Shares reported herein. Jasper Bos, Cyril Lesser, Sander Slootweg and Wouter Joustra, who are directors of the Sponsor, have voting and investment discretion with respect to the FEAC Shares owned by the Sponsor and may be deemed to have indirect shared beneficial ownership of the FEAC Shares held by the Sponsor. Jasper Bos, Cyril Lesser, Sander Slootweg and Wouter Joustra each disclaim beneficial ownership over the FEAC Class B Shares except to the extent of their pecuniary interest therein.

(4)

FGOF wholly owns the Sponsor and therefore the Sponsor and FGOF have shared voting and investment power over the FEAC Class B Shares held by the Sponsor. FGOF also holds 2,000,000 FEAC Class A Shares underlying the 2,000,000 FEAC Units held by it. Therefore, FGOF has shared voting and investment power over 5,162,500 FEAC Shares in the aggregate, representing approximately 32.7% of FEAC’s issued and outstanding ordinary shares as of the date hereof. Forbion Management is the sole director of FGOF and therefore shares voting and investment power (i) with FGOF over the 2,000,000 FEAC Class A Shares underlying the FEAC Units held by FGOF and (ii) with FGOF and, indirectly, the Sponsor, over the 3,162,500 FEAC Class B Shares held by the Sponsor. Forbion Management exercises voting and investment power through its investment committee (the “Investment Committee”) consisting of Sander Slootweg, Martien van Osch, Geert-Jan Mulder, Vincent van Houten, Dirk Kersten, Nanna Lüneborg, Wouter Joustra and Jasper Bos. None of the members of the Investment Committee has individual voting and investment power with respect to the ordinary shares, and each such member disclaims beneficial ownership of the ordinary shares except to the extent of their proportionate pecuniary interest therein.
(5)

Prior to the Surrender and the Sponsor Loan Conversions (see “Certain Relationships and Related Party Transactions — Sponsor and Insiders Letter; Surrender; Sponsor Loans Conversion”), the Sponsor owns 3,162,500 FEAC Class B Shares and 5,195,000 FEAC Private Placement Warrants. Pursuant to the Sponsor Loans Conversions agreed in the Sponsor and Insiders Letter Agreement, the Sponsor agreed to convert an amount equal to $1,500,000 of the aggregate principal amount outstanding under the Sponsor Loans, taken together, into additional FEAC Private Placement Warrants immediately prior to the Surrender (following which the Sponsor will own 6,195,000 FEAC Private Placement Warrants). Pursuant to the Surrender agreed in the Sponsor and Insiders Letter Agreement, the Sponsor will forfeit 1,789,004 of its FEAC Class B Shares and 5,463,381 of its FEAC Private Placement Warrants as a contribution to the capital of FEAC, for no consideration. After the Surrender, such 1,789,004 of its FEAC Class B Shares and 5,463,381 of its FEAC Private Placement Warrants will be cancelled and no longer outstanding and the Sponsor will own 1,373,496 FEAC Class B Shares and 731,619 FEAC Private Placement Warrants.

•

the fact that if FEAC does not complete its initial business combination within 18 months from the closing of FEAC’s IPO (or up to 24 months from the closing of our IPO if FEAC extends the period of time to consummate a business combination, subject to the Sponsor depositing additional funds in the Trust Account), the FEAC Class B Shares and the FEAC Private Placement Warrants will expire worthless;

•

the fact that given the differential in the purchase price that the Sponsor paid for the FEAC Class B Shares as compared to the price of the FEAC Class A Shares sold in FEAC’s IPO, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the FEAC Class A Shares trade below the price initially paid for the FEAC Class A Shares in FEAC’s IPO and the holders of FEAC Class A Shares experience a negative rate of return following the completion of the Business Combination. It is not practicable to quantify the Sponsor’s rate of return because, among other things, the timing (including as a result of the lock-up applicable to the FEAC Class B Shares) and the price at which the Sponsor may ultimately sell New enGene Shares (into which the FEAC Class B Shares will be converted in connection with the Business Combination), New enGene Warrants (into which the FEAC Private Placement Warrants will be converted in connection with the Business Combination) and other equity securities of New enGene are uncertain, both of which would have a material impact on the applicable rate of return;

•

the fact that pursuant to the Sponsor’s subscription agreement entered into on May 16, 2023 with FEAC and New enGene (as amended by the Sponsor’s subscription agreement side letter entered into on May 16, 2023 by the Sponsor, FEAC and New enGene), the Sponsor will receive, upon consummation of the Business Combination, in consideration of the purchase price to be paid by the Sponsor set forth in such agreement, 130,085 FEAC Class A Shares (or following the Assumption, New enGene Shares) and 54,634 FEAC Private Placement Warrants (or following the Assumption, New enGene Warrants);

•

the fact that the Sponsor purchased or will purchase from enGene pursuant to a purchase agreement entered into with enGene on May 16, 2023 for an aggregate amount of $20,000,000 (i) warrants of enGene and (ii) convertible notes of enGene which will get converted upon the consummation of the Business Combination into common shares of enGene, and which, in each case, when exchanged at the enGene Exchange Ratio pursuant to the Transactions, shall equal that number of FEAC Warrants and FEAC Class A Shares (or after the Assumption, New enGene Warrants and New enGene Shares,

respectively), that the Sponsor would have received if it had participated in that amount on the same terms as the PIPE Financing;

•

the fact that if a business combination is not consummated within the required period, the Sponsor will lose its entire investment in FEAC, which investment included a capital contribution of $25,000 for the Sponsor’s FEAC Class B Shares, $7,792,500 for the Sponsor’s FEAC Private Placement Warrants, $1,650,000 in Working Capital Loan Notes and $2,530,000 in Extension Loans (as defined below);

•

the fact that the Sponsor and FEAC’s current officers and directors have entered into a letter agreement with FEAC dated December 9, 2021 in which they agreed to waive their rights to liquidating distributions from the Trust Account with respect to any FEAC Class B Shares held by them if FEAC fails to complete an initial business combination within the required period;

•

the fact that pursuant to the FEAC Voting Agreement, the Sponsor, FGOF and FEAC’s directors and executive officers agreed, among other things, (a) to vote any FEAC Class B Shares and FEAC Class A Shares held by it in favor of any proposed business combination and (b) not to redeem any FEAC Class B Shares or FEAC Class A Shares held by it in connection with a shareholder vote to approve a proposed Business Combination;

•

the fact that the Sponsor and FGOF, collectively, after giving effect to the Transactions and the transfer of 20,000 New enGene Shares to each of three of FEAC’s independent directors as described below, are expected to own 5,705,932 New enGene Shares, which collectively will represent approximately 24% of outstanding New enGene Shares (assuming maximum FEAC Shareholder Redemptions) and have a value of approximately $59,626,989.40 based on an implied value of $10.45 per New enGene Share;

•

the fact that the Sponsor agreed to transfer 20,000 of the New enGene Shares it expects to receive in connection with the Business Combination to each of three of FEAC’s independent directors following the consummation of the Business Combination;

•	the anticipated designation by FEAC of Jasper Bos, its current Chief Executive Officer and director, as director of New enGene upon the consummation of the Business Combination;

•	the continued indemnification of FEAC’s directors and officers and the continuation of FEAC’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”); and

•

the fact that the Sponsor has agreed that in the event of the liquidation of the Trust Account upon the failure of FEAC to consummate the Business Combination it will be liable to FEAC if and to the extent any claims by a third-party for services rendered or products sold to FEAC, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.25 per FEAC Class A Share and (ii) the actual amount per FEAC Class A Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.25 per FEAC Class A Share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations (less up to $100,000 of interest to pay dissolution expenses), provided that such liability will not apply to any claims by a third-party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under FEAC’s indemnity of the underwriters of FEAC’s IPO against certain liabilities, including liabilities under the Securities Act.

Commencing on the date that FEAC’s securities were first listed on the Nasdaq through the earlier of consummation of the initial business combination and the liquidation of FEAC, FEAC agreed to pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial and administrative support and to reimburse the Sponsor for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination. As of the date of this proxy statement/prospectus, no such fees or expenses are outstanding.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. If your FEAC Shares are held in an account through a broker, bank or other nominee or intermediary, you must instruct the broker, bank or other nominee how to vote your shares by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. Your broker, bank or other nominee may have an earlier deadline by which you must provide instructions to it as to how to vote your FEAC Shares, so you should read carefully the materials provided to you by your broker, bank or other nominee or intermediary.

If you do not provide voting instructions to your bank, broker or other nominee or intermediary, your shares will not be voted on any proposal on which your bank, broker or other nominee does not have discretionary authority to vote. In these cases, the bank, broker or other nominee or intermediary will not be able to vote your shares on those matters for which specific authorization is required. Brokers do not generally have discretionary authority to vote on any of the proposals.

Under Nasdaq rules, if a shareholder holds their shares in “street name” through a bank, broker or other nominee and the shareholder does not instruct their broker, bank or other nominee how to vote their shares on a proposal, the broker, bank or other nominee has the authority to vote the shares in its discretion on certain “routine” matters. However, banks, brokers and other nominees are not authorized to exercise their voting discretion on any “non-routine” matters. This can result in a “broker non-vote,” which occurs on a proposal when (i) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting, (ii) there are one or more “non-routine” proposals to be voted on at the meeting for which the bank, broker or other nominee does not have authority to vote without instructions from the beneficial owner of the shares and (iii) the beneficial owner fails to provide the bank, broker or other nominee with voting instructions on a “non-routine” matter. We believe that all of the proposals to be voted on at the Special Meeting will be considered non-routine matters. As a result, if you hold your shares in “street name,” your bank, brokerage firm or other nominee cannot vote your shares on any of the proposals to be voted on at the Special Meeting without your instruction. Because all of the proposals to be voted on at the Special Meeting are “non-routine” matters, banks, brokers and other nominees will not have authority to vote on any proposals unless instructed, so FEAC does not expect there to be any broker non-votes at the Special Meeting.

Q:	What vote is required to approve the proposals presented at the Special Meeting?

A:

The adoption and approval of the Business Combination Agreement and the Transactions including the Plan of Arrangement requires the affirmative vote of the holders of at least a majority of the FEAC Shares present in person or represented by proxy and entitled to vote at the Special Meeting; the approval of (i) the Cayman Merger and (ii) the Cayman Reorganization, which is part of the Business Combination Proposal, requires the affirmative vote of the holders of at least two-thirds of the FEAC Shares present in person or represented by proxy and entitled to vote at the Special Meeting. Therefore, the approval of the Business Combination Proposal requires the affirmative vote of the holders of at least two-thirds of the FEAC Shares present in person or represented by proxy and entitled to vote at the Special Meeting. Abstentions will have no effect on the outcome of the proposal. The Business Combination cannot be completed unless the Business Combination Proposal is adopted by affirmative vote of the holders of at least two-thirds of the votes cast by FEAC Shareholders present or represented by proxy at the Special Meeting and entitled to vote thereon.

The adoption and approval of each of the Governing Documents Proposal, the Nasdaq Proposal, the Incentive Equity Plan Proposal and the Adjournment Proposal requires the affirmative vote of the holders of at least a majority of the FEAC Shares present in person or represented by proxy and entitled to vote at the Special Meeting. Abstentions will have no effect on the outcome of the proposal. The Business Combination cannot be completed unless each of the Governing Documents Proposal, the Nasdaq Proposal, the Incentive Equity Plan Proposal and the Adjournment Proposal is adopted by affirmative vote of the holders of at least a majority of the votes cast by FEAC Shareholders present or represented by proxy at the Special Meeting and entitled to vote thereon.

Q:	Who will be the management and directors of New enGene following the Business Combination?

A:	Following completion of the Business Combination, the existing management of enGene will initially continue to serve in their current positions as executive officers of New enGene.

The four (4) directors of New enGene will continue as members of the New enGene Board after Closing. The initial New enGene Board will consist of (i) Jason D. Hanson, the Chief Executive Officer of enGene, (ii) Jasper Bos, the Chief Executive Officer of FEAC, (iii) Gerry Brunk and (iv) Dr. Richard Glickman. Under applicable Nasdaq rules and pursuant to NI 52-110, the New enGene Board has determined that Messrs. Hanson and Bos are not independent directors and Mr. Brunk and Dr. Glickman are independent directors. New enGene intends to rely on the phase-in rules of Nasdaq with respect to the independence of its board of directors.

Prior to New enGene’s 2024 annual meeting of shareholders, the New enGene Board may appoint an additional director to its board, if identified. Pursuant to the Business Combination Agreement, as amended by the Waiver and Consent Letter dated September 13, 2023, by and among FEAC, enGene and New enGene (the “Waiver and Consent Letter”), New enGene will elect a full slate of directors no later than on or immediately following New enGene’s 2024 annual meeting of shareholders. The full slate of directors will consist of seven (7) directors, including (i) one (1) independent director and one (1) other director (whether or not independent), each to be identified by FEAC, (ii) Jason D. Hanson, the Chief Executive Officer of enGene, and (iii) three (3) independent directors and one (1) other director to be identified by enGene.

See “Directors and Executive Officers of New enGene after the Business Combination” for more information.

Q:	What is the form of consideration that the FEAC Shareholders will receive as a result of and in connection with the Business Combination between enGene and FEAC?

A:

As a result of the Cayman Merger, New enGene will (i) issue to the holders of FEAC Shares (including the Sponsor but excluding the holders of any Dissenting FEAC Shares (as defined below)) New enGene Shares in exchange for such holders’ FEAC Shares on a one for one (1:1) basis, and (ii) New enGene will assume the FEAC Warrants (as so assumed, New enGene Warrants) pursuant to the Warrant Assignment, Assumption and Amendment Agreement. See “The Business Combination Agreement — Consideration — To current holders of FEAC Shares” for more information.

Q:	What is the form of consideration that the current holders of enGene Shares and enGene Options will receive as a result of and in connection with the Business Combination between enGene and FEAC?

A:

After the consummation of the PIPE Financing and the conversion of the enGene Convertible Notes, Can Merger Sub and enGene will amalgamate in accordance with the terms of the Plan of Arrangement, pursuant to which (i) each enGene Share outstanding immediately prior to the Amalgamation shall be exchanged for New enGene Shares per the enGene Exchange Ratio, (ii) each enGene Warrant outstanding immediately prior to the Amalgamation shall be exchanged for New enGene Warrants per the enGene Exchange Ratio and (iii) each enGene Equity Award outstanding immediately prior to the Amalgamation shall be deemed vested and exercisable and exchanged for Rollover Equity Awards and the number of New enGene Shares that will be subject to each Rollover Equity Award shall be determined by multiplying the number of enGene Shares subject to the corresponding Rollover Equity Award immediately prior to the Closing by the enGene Exchange Ratio. See “The Business Combination Agreement – Consideration – To current holders of enGene Shares and enGene Options” for more information.

Q:	What will the respective percentage ownership interests of New enGene be following the consummation of the Business Combination?

A:

The following table describes the pro forma expected percentage ownership of New enGene following the consummation of the Business Combination, based on all shares that may be issued in the Business Combination on a fully diluted basis, assuming (i) that no FEAC public shareholders exercise redemption rights to have their FEAC Class A Shares converted into their pro rata share of the Trust Account (the “no redemption scenario”), (ii) that FEAC public shareholders holding fifty percent of the FEAC Class A Shares exercise redemption rights to have such percentage of the FEAC Class A Shares converted into the pro rata share of the Trust Account (the “50% redemption scenario”), and (iii) that all FEAC public shareholders, other than those subject to contractual restrictions on redemption, exercise redemption rights to have their FEAC Class A Shares converted into their pro rata share of the Trust Account (the “maximum redemption scenario”).

Type of Holder	No Redemption Scenario		50% Redemption Scenario		Maximum Redemption Scenario
	# of shares	%*	# of shares	%	# of shares	%
FEAC public shareholders(1)(2)	10,676,575	21.3%	5,351,575	12.1%	193,240	0.5%
FEAC Public Warrant holders(3)	3,631,158	7.3%	g	8.2%	g	9.4%
Sponsor (including FGOF)(4)	4,771,781	9.5%	g	10.8%	g	12.3%
enGene Shareholders(5)	6,686,695	13.4%	g	15.1%	g	17.2%
enGene Options holders(6)	2,736,735	5.5%	g	6.2%	g	7.1%
enGene Convertible Notes holders(7)	9,059,254	18.1%	g	20.4%	g	23.3%
PIPE Investors(8)	9,138,232	18.3%	g	20.6%	g	23.5%
New enGene option pool(9)	3,353,621	6.7%	2,971,226	6.7%	2,600,799	6.7%

Totals	50,054,051		44,346,656		38,817,894

*	percentages presented in the table above may not add up to 100% due to rounding.
g	no change (same as in the No Redemption Scenario).
(1)

Includes in all scenarios presented an additional 26,575 New enGene Shares to be issued to a FEAC public shareholder pursuant to the Non-Redemption Agreement. The 50% redemption scenario is calculated as the result of (i) fifty percent of the 10,650,000 New enGene Shares to be issued to FEAC public stockholders in the no redemption scenario plus (ii) the 26,575 New enGene Shares to be issued to a FEAC public shareholder pursuant to the Non-Redemption Agreement. Excludes in all scenarios presented 2,000,000 New enGene Shares to be issued to FGOF (which 2,000,000 FEAC Class A Shares are presented together with the Sponsor elsewhere in the table above). The maximum redemption scenario assumes that 10,483,335 FEAC Class A Shares are redeemed by FEAC public shareholders, which share number is calculated by reducing the total of FEAC Class A Shares outstanding (exclusive of the 2,000,000 FEAC Class A Shares held by FGOF) by 166,665 FEAC Class A Shares held by a FEAC public shareholder that is subject to the Non-Redemption Agreement, resulting in an aggregate cash payment of approximately $113.5 million out of the Trust Account (based on an assumed redemption price of $10.83 per share that is calculated using the sum of approximately $135.8 million cash in the Trust Account at June 30, 2023 and $1.3 million from the Second Extension Funding on September 13, 2023, divided by 12,650,000 FEAC Class A Shares subject to redemption). After a redemption of approximately $113.5 million out of the $137.1 million in the Trust Account (based on an assumed redemption price of $10.83 per share that is calculated using the sum of approximately $135.8 million cash in the Trust Account at June 30, 2023 and $1.3 million from the Second Extension Funding on September 13, 2023, divided by 12,650,000 FEAC Class A Shares subject to redemption), the available cash from the Trust Account at Closing would be approximately $23.6 million. See also “Proposal No. 1 — The Business Combination Proposal — Sources and Uses for the Business Combination.” included elsewhere in this proxy statement/prospectus.

(2)

In connection with its IPO, FEAC entered into an underwriting agreement pursuant to which it agreed to pay the underwriters thereunder underwriting commissions in the aggregate amount of 2.0% of the gross proceeds of the FEAC Units sold to the FEAC public shareholders upon the consummation of the

IPO (including gross proceeds of FEAC Units sold upon the exercise of the underwriters’ overallotment option, but exclusive of the 2,000,000 FEAC Units sold to FGOF). Following the exercise by the underwriters of their overallotment option, these earned underwriting commissions totaled $2.1 million, which amount was paid to the underwriters at the time of the consummation of the IPO. In addition, FEAC agreed in the underwriting agreement to pay to the underwriters upon the consummation of its initial business combination a deferred underwriting commission of 3.5% of the gross proceeds of the FEAC Units sold to the FEAC public shareholders in the IPO (including FEAC Units sold upon exercise of the underwriters’ overallotment option, but exclusive of FEAC Units sold to FGOF). These deferred underwriting commissions total $3.7 million. Neither the earned underwriting commission nor the deferred underwriting commission are contingent upon, or adjusted as a result of, the exercise of redemption rights by the FEAC public shareholders in connection with the consummation of the Business Combination. This means that, in each redemption scenario presented, the FEAC IPO underwriters will be paid the entire $3.7 million in deferred underwriting commissions from amounts released from the Trust Account upon consummation of the Business Combination. These aggregate underwriting commissions in the amount of $5.9 million represent 5.5%, 11.0% and 352.5%, respectively, of the gross proceeds of the FEAC Units sold in FEAC’s IPO (including the proceeds of FEAC Units sold upon the exercise of the underwriters’ over-allotment option, but exclusive of the 2,000,000 FEAC Units sold to FGOF) after giving effect to assumed redemptions by FEAC public shareholders in the no redemption, 50% redemption and maximum redemption scenarios presented in the table above.
(3)

Includes in all scenarios presented (i) 3,550,000 New enGene Shares issuable upon exercise of FEAC Public Warrants to be assumed and reissued by New enGene in the Business Combination, which warrants have an exercise price of $11.50 per share and are first exercisable 30 days following the Closing, and (ii) 81,158 New enGene Shares issuable upon exercise of 81,158 additional New enGene Warrants to be issued to a FEAC public shareholder pursuant to the Non-Redemption Agreement. Excludes in all scenarios presented New enGene Shares issuable upon exercise of FEAC Public Warrants held by FGOF to be assumed and reissued by New enGene in the Business Combination (which shares are presented together with the Sponsor elsewhere in the table above).

(4)

Includes in all scenarios presented (i) 2,000,000 New enGene Shares to be issued to FGOF in exchange for 2,000,000 FEAC Class A Shares acquired by FGOF in the FEAC IPO, (ii) 666,666 shares issuable upon exercise of 666,666 FEAC Public Warrants acquired by FGOF in the FEAC IPO that will be assumed and reissued by New enGene in the Business Combination, which warrants have an exercise price of $11.50 per share and are first exercisable 30 days following the Closing, (iii) 1,373,496 New enGene Shares to be issued to the Sponsor in exchange for the Sponsor’s FEAC Class B Shares after giving effect to the surrender by the Sponsor of 1,789,004 FEAC Class B Shares pursuant to the Sponsor and Insiders Letter Agreement and (iv) 731,619 shares issuable upon exercise of FEAC Private Placement Warrants to be assumed and reissued by New enGene in the Business Combination, which warrants have an exercise price of $11.50 per share and are first exercisable 30 days following the Closing. Such number of shares issuance upon exercise of the Sponsor’s FEAC Private Placement Warrants to be assumed and reissued by New enGene in the Business Combination is calculated by adding (x) the 5,195,000 FEAC Private Placement Warrants acquired by the Sponsor for $1.50 per warrant at the time of the FEAC IPO and (y) the 1,000,000 FEAC Private Placement Warrants to be issued to the Sponsor immediately prior to the Closing upon conversion of $1,500,000 of the principal outstanding amount of the First Loan Note and the First Extension Loan Note (as defined below) in connection with the consummation of the Business Combination, and reducing such result by (z) the 5,463,381 FEAC Private Placement Warrants to be surrendered by the Sponsor immediately prior to the Closing pursuant to the Sponsor and Insiders Letter Agreement. Excludes (A)(i) 2,262,351 New enGene Shares and (ii) 950,153 New enGene Shares issuable upon exercise of New enGene Warrants, in each case to be issued to the Sponsor in connection with its investment in the enGene Convertible Notes (which shares are presented together with other investors in the enGene Convertible Notes elsewhere in the table above) and (B)(i) 130,085 New enGene Shares and (ii) 54,634 New enGene Shares issuable upon exercise of 54,634 New enGene Warrants, in each case to be issued to the Sponsor in connection with its investment in the PIPE Financing (which shares are presented together with other investors in the PIPE Financing elsewhere in the table above).

(5)

Excludes in all scenarios New enGene Shares to be issued upon conversion of the enGene Convertible Notes, and New enGene Shares issuable upon exercise of enGene Warrants issued to holders of Convertible Notes that will be assumed and reissued to enGene note holders by New enGene in the Business Combination. The presentation of the number of New enGene Shares issuable in connection with the Amalgamation is based on an estimated enGene Exchange Ratio of approximately 0.1805.

(6)

Represents the number of New enGene Shares that New enGene will be authorized to issue or transfer under its Incentive Equity Plan (as defined below) in respect of options to acquire enGene Common Shares that were granted under the Prior Plans (as defined below) and that are being assumed by New enGene in connection with the Amalgamation and converted into options to acquire New enGene Shares. Such number of New enGene Shares presented assumes that no such options granted under the Prior Plans will be exercised or forfeited prior to the Closing, and that all shares available for grant under the Prior Plans will have been granted as options prior to the Closing.

(7)

Includes 6,379,822 New enGene Shares to be issued upon conversion of the enGene Convertible Notes, and 2,679,432 New enGene Shares issuable upon exercise of enGene Warrants to be assumed and reissued to enGene note holders by New enGene in the Business Combination, which warrants have an exercise price of $11.50 per share and are first exercisable 30 days following the Closing. The enGene Convertible Notes holders acquired the enGene Convertible Notes for an aggregate purchase price of $56.4 million.

(8)

Includes 6,435,441 New enGene Shares and 2,702,791 New enGene Shares issuable upon exercise of New enGene Warrants, which warrants have an exercise price of $11.50 per share and are first exercisable 30 days following the Closing, to be issued pursuant to the Subscription Agreements in exchange for an aggregate purchase price of $56.9 million.

(9)

Represents the number of New enGene Shares that New enGene will be authorized to issue or transfer pursuant to new awards granted after the Closing under its Incentive Equity Plan, which is calculated as 6.7% of the fully diluted capitalization of New enGene after giving effect to the Business Combination. The Incentive Equity Plan contains an evergreen provision, pursuant to which, commencing with the first business day of each calendar year beginning in 2024, the aggregate number of New enGene Shares that may be issued or transferred under the Incentive Equity Plan will be increased by a number of New enGene Shares equal to the lesser of (x) 5% of the fully diluted capitalization of New enGene after giving effect to the Business Combination, or (y) such lesser number of shares as may be determined by New enGene Board, or the committee of the New enGene Board delegated the authority to administer the Incentive Equity Plan.

See also “Unaudited Pro Forma Condensed Combined Financial Information,” “Security Ownership of Certain Beneficial Owners and Management of enGene,” “Security Ownership of Certain Beneficial Owners and Management of FEAC” and “Security Ownership of Certain Beneficial Owners and Management of New enGene” included elsewhere in this proxy statement/prospectus.

Q:	What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:

If the Business Combination Proposal is approved, FEAC intends to use a portion of the funds held in the Trust Account, together with the funds of the PIPE Financing, (i) to pay for any redemptions of FEAC Class A Shares, (ii) to pay the transaction expenses in connection with the Business Combination, and (iii) to fund New enGene’s cash on balance sheet.

See “Proposal No. 1 — The Business Combination Proposal — Sources and Uses for the Business Combination.”

Q:	What happens if a substantial number of the holders of FEAC Class A Shares vote in favor of the proposals and exercise their redemption rights?

A:	FEAC Shareholders who vote in favor of the Business Combination may also nevertheless exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of holders of FEAC Class A Shares is reduced as a result of redemptions by holders of FEAC Class A Shares. However, with fewer FEAC Class A Shares and holders thereof, the trading market for New enGene Shares may be less liquid than the market for FEAC’s Class A Shares was prior to consummation of the Business Combination and New enGene may not be able to meet the Nasdaq listing standards. In addition, with less funds available from the Trust Account, the cash infusion from the Trust Account into New enGene’s business will be reduced. As a result, the proceeds will be greater in the event that no holders of FEAC Class A Shares exercise redemption rights with respect to their FEAC Class A Shares for a pro rata portion of the Trust Account as opposed to the scenario in which the maximum number of holders of FEAC Class A Shares exercise their redemption rights.

Q:	Do I have redemption rights?

A:

Yes, if you are a holder of FEAC Class A Shares you may seek to redeem the FEAC Class A Shares you hold, regardless of whether you vote for or against the Business Combination or do not vote at the Special Meeting. Any holder of FEAC Class A Shares may request redemption of their FEAC Class A Shares for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest (which interest will be net of taxes payable) earned on the funds held in the trust account and not previously released to FEAC to pay FEAC’s income taxes, if any, divided by the number of then-outstanding FEAC Class A Shares, subject to the limitations described herein. Furthermore, as it is expected that we are and will be considered a Dutch tax resident, any redemption proceeds (including interest income on the Trust Account) distributed to FEAC Shareholders in excess of the paid-up capital for Dutch tax purposes may be subject to 15% Dutch dividend withholding tax. If a holder of FEAC Class A Shares properly seeks redemption and the Business Combination is consummated, such holder will no longer own these FEAC Class A Shares following the Business Combination.

Notwithstanding the foregoing, a holder of FEAC Class A Shares, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in our IPO, without our prior consent. Accordingly, if a holder of FEAC Class A Shares, alone or acting in concert or as a group, seeks to redeem more than 15% of the FEAC Class A Shares, then any such FEAC Class A Shares in excess of that 15% limit would not be redeemed for cash.

See “Information about the Special Meeting — Redemption Rights” for further information.

Q:	Is there a limit on the total number of FEAC Class A Shares that may be redeemed?

A:

Yes. A holder of FEAC Class A Shares, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in our IPO, without our prior consent. Accordingly, if a holder of FEAC Class A Shares, alone or acting in concert or as a group, seeks to redeem more than 15% of the FEAC Class A Shares, then any such FEAC Class A Shares in excess of that 15% limit would not be redeemed for cash.

In addition, FEAC’s Current Articles provide that in no event will FEAC redeem FEAC Class A Shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules).

Q:	Will how I vote affect my ability to exercise redemption rights?

A:

No. Holders of FEAC Class A Shares may elect to redeem all or a portion of their FEAC Class A Shares regardless of whether such holders vote on the Business Combination, and if they do vote, regardless of whether they vote for or against the Business Combination. As a result, the Business Combination can be approved by holders of FEAC Class A Shares who will redeem their FEAC Class A Shares and no longer remain shareholders.

Q:	How do I exercise my redemption rights?

A:	As a holder of FEAC Class A Shares, you will be entitled to receive cash for any FEAC Class A Shares to be redeemed only if you:

(i)

(a) hold FEAC Class A Shares or (b) hold FEAC Class A Shares through FEAC Units and you elect to separate your FEAC Units into the underlying FEAC Class A Shares and FEAC Warrants prior to exercising your redemption rights with respect to the FEAC Class A Shares; and

(ii)

prior to 5:00 p.m., New York City time, on     , 2023 (two business days before the Special Meeting), (a) submit a written request to Continental Stock Transfer & Trust Company, FEAC’s transfer agent (the “transfer agent”), that FEAC redeem all or a portion of your FEAC Class A Shares for cash and (b) identify yourself as a beneficial holder of the FEAC Class A Shares and provide your legal name, phone number, and address; and

(iii)	deliver your FEAC Class A Shares to the transfer agent, physically or electronically through DTC.

If you hold the FEAC Class A Shares in “street name,” you will need to instruct the account executive at your bank or broker to withdraw the FEAC Class A Shares from your account in order to exercise your redemption rights. There is a nominal cost associated with this process and the act of certificating the FEAC Class A Shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming holder of FEAC Class A Shares. In the event the Business Combination is not consummated, this may result in an additional cost to holders of FEAC Class A Shares for the return of their shares.

Holders of FEAC Units must elect to separate the underlying FEAC Class A Shares and FEAC Warrants prior to exercising redemption rights with respect to the FEAC Class A Shares. If holders hold their FEAC Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the FEAC Units into the underlying FEAC Class A Shares and FEAC Warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent, directly and instruct it to do so.

See “Information about the Special Meeting — Redemption Rights” for further information.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

The U.S. federal income tax consequences of the Business Combination are discussed in more detail under “Material U.S. Federal Income Tax Considerations.” The discussion of the material U.S. federal income tax consequences contained in this proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences that are applicable to you in respect of the Business Combination, nor does it address any tax considerations arising under U.S. state or local or non-U.S. tax laws. You are urged to consult your tax advisors regarding the tax consequences of the Business Combination.

Q:	If I am a holder of FEAC Warrants, can I exercise redemption rights with respect to my FEAC Warrants?

A:

No. The holders of FEAC Warrants have no redemption rights with respect to FEAC Warrants. Assuming maximum FEAC Shareholder Redemptions of 10,483,335 FEAC Class A Shares and based on the closing price of such FEAC Warrants of $    on Nasdaq as of    , 2023, the aggregate value that can be retained by FEAC Shareholders who have properly exercised their FEAC Shareholders Redemptions is

$ . The actual market price of the FEAC Warrants may be higher or lower on the date that a holder of FEAC Warrants seeks to sell or exercise such FEAC Warrants. Additionally, FEAC cannot assure the holders of FEAC Warrants that they will be able to sell their FEAC Warrants in the open market as there may not be sufficient liquidity in such FEAC Warrants when a holder thereof desires to sell. Further, while the level of redemptions of FEAC Class A Shares will not directly change the value of the FEAC Warrants, as the FEAC Warrants will remain outstanding regardless of the level of redemptions, as redemptions of FEAC Class A Shares increase, a holder of FEAC Warrants will ultimately own a greater interest in FEAC (or, after completion of the Business Combination, New enGene) because there would be fewer FEAC Class A Shares (or, after completion of the Business Combination, New enGene Shares) outstanding overall. Further, the potential for the issuance of a substantial number of FEAC Class A Shares (or, after completion of the Business Combination, New enGene Shares) upon exercise of the FEAC Warrants (or, after completion of the Business Combination, New enGene Warrants) could make New enGene less attractive to investors. Any such issuance will increase the number of issued and outstanding FEAC Class A Shares (or, after completion of the Business Combination, New enGene Shares) and reduce the value of the outstanding FEAC Class A Shares (or, after completion of the Business Combination, New enGene Shares). Therefore, the outstanding FEAC Warrants (or, after completion of the Business Combination, New enGene Warrants) could have the effect of depressing the market price of FEAC Class A Shares (or, after completion of the Business Combination, New enGene Shares). For additional information see “— What will the respective percentage ownership interests of New enGene be following the consummation of the Business Combination?”

Q:	How do FEAC Public Warrants differ from FEAC Private Placement Warrants?

A:

FEAC Warrants are warrants to purchase one FEAC Class A Share at an exercise price of $11.50 per share, subject to adjustment, upon the terms and conditions in the FEAC Warrant Agreement. FEAC Warrants include both FEAC Public Warrants and FEAC Private Placement Warrants.

FEAC Private Placement Warrants are warrants (each entitling the holder thereof to purchase one FEAC Class A Share) issued by FEAC to the Sponsor in a private placement simultaneously with the closing of FEAC’s IPO and to be issued by FEAC to the Sponsor (or the Sponsor’s Affiliates or designees, as applicable), upon the conversion of up to $1,500,000 of the principal outstanding amount of the outstanding First Loan Note and the First Extension Loan Note in connection with the consummation of the Business Combination. The FEAC Private Placement Warrants are not transferable, assignable or salable (and the FEAC Class A Shares issuable upon exercise of the FEAC Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of the Business Combination), except pursuant to limited exceptions, and they are not redeemable by FEAC. The Sponsor, or its permitted transferees, have the option to exercise the FEAC Private Placement Warrants on a cashless basis. Otherwise, the FEAC Private Placement Warrants have terms and provisions that are identical to those of the FEAC Public Warrants, including as to exercise price, exercisability and exercise period.

Q:	How does the FEAC Board recommend that I vote?

A:

After careful consideration, the FEAC Board has determined that each of the Business Combination Proposal, the Governing Documents Proposal, the Nasdaq Proposal, the Incentive Equity Plan Proposal and the Adjournment Proposal are in the best interests of and advisable to FEAC and the FEAC Shareholders and recommends that you vote, or give instruction to vote, “FOR” each of those proposals.

For additional information, see “Proposal No. 1 — The Business Combination Proposal — The FEAC Board’s Reasons for the Business Combination.”

The existence of financial and personal interests of the Sponsor and FEAC’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of FEAC and its shareholders and what they may believe is best for themselves or the

Sponsor in determining to recommend that shareholders vote for the proposals. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of FEAC’s Sponsor, Directors and Executive Officers in the Business Combination” in the proxy statement/prospectus for a further discussion.

Q:	How will FEAC’s Sponsor, directors and officers vote?

A:

FEAC’s Sponsor and FEAC’s directors at the time of its IPO have entered into a letter agreement with us pursuant to which they will vote in favor of FEAC’s initial business combination, pursuant to which they will vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Governing Documents Proposal, “FOR” the approval of the Nasdaq Proposal, “FOR” the approval of the Incentive Equity Plan Proposal, and “FOR” the approval of the Adjournment Proposal.

In addition, concurrently with the execution and delivery of the Business Combination Agreement, enGene, New enGene and the Sponsor Parties entered into the FEAC Voting Agreement pursuant to which the Sponsor Parties agreed to, among other things, (i) vote or cause to be voted all of their FEAC Shares in favor of the Transaction Proposals; (ii) be bound by certain other covenants and agreements related to the Business Combination; and (iii) be bound by certain transfer restrictions with respect to the FEAC Shares, in each case, on the terms and subject to the conditions set forth in the FEAC Voting Agreement.

See “Ancillary Agreements Related to the Business Combination — Transaction Support Agreements.”

Q:	How many votes do I have at the Special Meeting?

A:	Each FEAC Class A Share and each FEAC Class B Share outstanding is entitled to one vote per share at the Special Meeting.

Q:	What constitutes a quorum at the Special Meeting?

A:

A quorum of FEAC Shareholders is necessary to hold a valid meeting. A quorum will exist at the Special Meeting with respect to each matter to be considered at the Special Meeting if the holders of a majority of FEAC Shares are present in person or represented by proxy at the Special Meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum.

Your FEAC Shares will be counted for purposes of determining a quorum if you vote:

•	in person;

•	via the Internet;

•	by telephone;

•	by submitting a properly executed proxy card or voting instruction form by mail; or

•	electronically at the Special Meeting.

Abstentions will be counted for determining whether a quorum is present for the Special Meeting.

Q:	What is enGene?

A:

enGene is a clinical-stage biotechnology company focused on developing gene therapies to improve the lives of patients. enGene is developing non-viral gene therapies based on its novel and proprietary dually derived chitosan, or “DDX”, gene delivery platform, which allows localized delivery of multiple gene cargos directly to mucosal tissues and other organs. enGene has established integrated capabilities with this platform to support the clinical development and potential commercialization of its gene therapies.

See “Business of enGene” for further information.

Q:	What will happen to FEAC as a result of the Business Combination?

A:

In connection with the Business Combination, FEAC will become a wholly owned subsidiary of New enGene as pursuant to the Cayman Merger. FEAC will be liquidated following the Closing of the Business Combination.

Q:	What is the Cayman Merger?

A:

In the Cayman Merger, which will occur on the day which is one business day prior to the Closing Date, Cayman Merger Sub will merge with and into FEAC with FEAC as the surviving entity pursuant to a plan of merger under the laws of the Cayman Islands as follows: (i) New enGene will issue to the holders of FEAC Shares (including the Sponsor but excluding the holders of any dissenting FEAC Shares) New enGene Shares in exchange for such holders’ FEAC Shares and such FEAC Shares will not be cancelled but will be transferred to New enGene, (ii) FEAC will thereby become a wholly owned subsidiary of New enGene, and (iii) each issued share of Cayman Merger Sub will be exchanged for a FEAC Class A Share as the surviving entity and Cayman Merger Sub (having merged into FEAC) will cease to exist as a separate entity by virtue of the Cayman Merger.

Q:	What is the Cayman Reorganization?

A:

The Cayman Reorganization comprises the Cayman Merger as well as the following steps to become effective at the same time the Cayman Merger becomes effective under Cayman Islands law: (i) New enGene will assume the warrants of FEAC to purchase one FEAC Class A Share at an exercise price of $11.50 per share, subject to adjustment (as so assumed, New enGene Warrants) pursuant to a warrant assignment, assumption and amendment agreement to be entered into on or around the Closing Date, (ii) FEAC as the entity surviving the Cayman Merger will issue to New enGene a non-interest bearing demand promissory note payable denominated in Canadian dollars having a principal amount equal to the fair market value of the FEAC Warrants assumed by New enGene in consideration of the assumption by New enGene of obligations under the FEAC Warrants (as so assumed, New enGene Warrants), and (iii) New enGene will redeem the initial Class B common shares of New enGene held by the sole shareholder of New enGene for an amount equal to the amount of capital that the sole shareholder of New enGene contributed for purposes of the incorporation of New enGene.

Q:	What is the FEAC Reorganization?

A:

The FEAC Reorganization comprises the Cayman Reorganization as well as the following step, which will occur after the Cayman Reorganization: FEAC will file an election to change its classification for U.S. federal income tax purposes from a corporation to an entity disregarded as separate from its owner New enGene, to be effective as of the beginning of the Closing Date.

Q:	What is the Amalgamation?

A:

In the Amalgamation, which will occur on the Closing Date, Can Merger Sub and enGene will amalgamate pursuant to the Plan of Arrangement, and pursuant to the Amalgamation, (i) each enGene Share outstanding immediately prior to the Amalgamation shall be exchanged for New enGene Shares per the enGene Exchange Ratio and each enGene Warrant outstanding immediately prior to the Amalgamation shall be exchanged for New enGene Warrants per the enGene Exchange Ratio; (ii) each Can Merger Sub share outstanding immediately prior to the Amalgamation shall be exchanged for one common share in the authorized share capital of the amalgamated entity; and (iii) in consideration for the issuance of New enGene Shares, the amalgamated entity shall issue its common shares to New enGene.

Q:	What is the PIPE Financing?

A:	On May 16, 2023, concurrently with the execution of the Business Combination Agreement, FEAC, New enGene and certain PIPE Investors entered into Subscription Agreements pursuant to which Subscription

Agreements as amended by the Side Letter Agreements, among other things, the PIPE Investors have agreed, subject to the completion of each element of the Transactions (other than those Transactions that are scheduled to be completed following the Closing Date), to subscribe for and purchase, and FEAC has agreed that it will issue and sell to the PIPE Investors (which obligation will be assumed by New enGene after the completion of the FEAC Reorganization and prior to the consummation of the PIPE Financing) an aggregate of 6,435,441 FEAC Class A Shares (or after the Assumption, New enGene Shares) and an aggregate of 2,702,791 FEAC Warrants (or after the Assumption, New enGene Warrants) for an aggregate purchase price equal to $56,891,682. New enGene intends to use the net proceeds from the PIPE Financing to repay all or a portion of the BDC Notes (as defined herein) and for general corporate purposes.

See “Ancillary Agreements Related to the Business Combination — Subscription Agreements and Side Letter Agreements” for further information.

Q:	What is the Convertible Bridge Financing?

A:

Prior to the execution and delivery of the Business Combination Agreement, enGene agreed to certain modifications of existing convertible indebtedness in an aggregate principal amount of $18.4 million as consideration for the issuance of enGene Warrants. Concurrently with the execution and delivery of the Business Combination Agreement, enGene entered into agreements pursuant to which it will issue new convertible indebtedness and enGene warrants (i) for cash in an aggregate principal amount of $30.0 million and (ii) in repayment of certain outstanding indebtedness in an aggregate principal amount of $8.0 million. The Convertible Bridge Financing (as defined below) indebtedness will be converted in the Transactions into that number of common shares of enGene that, when exchanged at the enGene Exchange Ratio, shall equal that number of FEAC Class A Shares (or after the Assumption, New enGene Shares) that the holders of such indebtedness would have received if they had subscribed for FEAC Class A Shares (or after the Assumption, New enGene Shares) on the same terms as the PIPE Financing. enGene used a portion of the net proceeds of the Convertible Bridge Financing to repay certain indebtedness and for general corporate purposes. The remaining net proceeds of the Convertible Bridge Financing are expected to be used by New enGene for general corporate purposes.

See “Ancillary Agreements Related to the Business Combination — Convertible Bridge Financing” for further information.

Q:	What happens if the Business Combination is not consummated or is terminated?

A:

There are certain circumstances under which the Business Combination Agreement may be terminated. See “The Business Combination Agreement — Termination” for additional information regarding the parties’ specific termination rights.

In accordance with FEAC’s Current Articles, if an initial business combination is not consummated within 18 months after the closing of FEAC’s IPO (or up to 24 months from the closing of our IPO if FEAC extends the period of time to consummate a business combination), FEAC will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the FEAC Class A Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest will be net of taxes payable) earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any (less up to $100,000 of interest to pay dissolution expenses and any withholding tax), divided by the number of the then-outstanding FEAC Class A Shares, which redemption will completely extinguish such FEAC Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

On June 6, 2023, FEAC extended the time available to consummate its initial business combination from June 14, 2023 to September 14, 2023 by borrowing from Sponsor, and having Sponsor deposit on FEAC’s behalf an additional $1,265,000, or $0.10 per FEAC Class A Share, into the Trust Account (the “First Extension Funding”), in accordance with FEAC’s Current Articles and the Investment Management Trust Agreement by and between the Company and Continental Stock Transfer & Trust Company, dated as of December 9, 2021. In connection with the First Extension Funding, on June 6, 2023, FEAC issued an unsecured promissory note (the “First Extension Loan Note”) in the total principal amount of $1,265,000 to the Sponsor. The Sponsor funded the principal amount of $1,265,000 by depositing such amount into the Trust Account on June 6, 2023. The First Extension Loan Note bears no interest and shall be due and payable on the Loan Note Maturity Date. In the event that FEAC does not consummate an initial business combination, the First Extension Loan Note will be repaid only from amounts remaining outside of the Trust Account, if any. On September 13, 2023, FEAC further extended the time available to it to consummate its initial business combination from September 14, 2023, to December 14, 2023, by borrowing from Sponsor, and having Sponsor deposit on FEAC’s behalf an additional $1,265,000 (or $0.10 per FEAC Class A Share) into the Trust Account (the “Second Extension Funding”), in accordance with FEAC’s Current Articles and the Investment Management Trust Agreement by and between FEAC and Continental Stock Transfer & Trust Company, dated as of December 9, 2021. In connection with the Second Extension Funding, on September 13, 2023, FEAC issued an unsecured promissory note (the “Second Extension Loan Note”) in the total principal amount of $1,265,000 to the Sponsor. The Sponsor funded the principal amount of $1,265,000 by depositing such amount into the Trust Account on September 13, 2023. The Second Extension Loan Note bears no interest and shall be due and payable on the Loan Note Maturity Date. In the event that FEAC does not consummate an initial business combination, the Second Extension Loan Note will be repaid only from amounts remaining outside of the Trust Account, if any.

FEAC’s Current Articles provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law. In either such case, FEAC Shareholders may receive only $10.45 per FEAC Class A Share, or less than $10.45 per FEAC Class A Share, on the redemption of their shares, in each case, excluding interest earned in the Trust Account, and FEAC Warrants will expire worthless.

Q:	How do I vote?

A:

If you were a holder of record of FEAC Shares at the close of business on     , 2023, the record date for the Special Meeting of FEAC Shareholders, you may vote with respect to the proposals in person at the Special Meeting, electronically at the Special Meeting by visiting https://www.cstproxy.com/feac/2023 or by proxy. FEAC recommends that you submit your proxy even if you plan to attend the Special Meeting. If you vote by proxy, you may change your vote by submitting a later dated proxy before the deadline or by voting electronically at the Special Meeting.

If your FEAC Shares are owned directly in your name with our transfer agent, Continental, you are considered, with respect to those shares, the “shareholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee or intermediary, you are considered the beneficial owner of shares held in “street name” and are considered a “non-record (beneficial) shareholder.”

If you are a FEAC Shareholder of record you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card, your shares will be voted in accordance with your instructions. The named proxies will vote all FEAC Shares at the meeting for which proxies have been properly submitted and not revoked. If you sign and return your proxy card but do not mark your card to tell the proxies how to vote, your FEAC Shares will be voted “FOR” the proposals to adopt the Business Combination Agreement and the other proposals presented at the Special Meeting.

If your FEAC Shares are held in an account through a broker, bank or other nominee or intermediary, you must instruct the broker, bank or other nominee how to vote your shares by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. Your broker, bank or other nominee may have an earlier deadline by which you must provide instructions to it as to how to vote your FEAC Shares, so you should read carefully the materials provided to you by your broker, bank or other nominee or intermediary.

If you do not provide voting instructions to your bank, broker or other nominee or intermediary, your shares will not be voted on any proposal on which your bank, broker or other nominee does not have discretionary authority to vote. In these cases, the bank, broker or other nominee or intermediary will not be able to vote your shares on those matters for which specific authorization is required. Brokers do not generally have discretionary authority to vote on any of the proposals.

Q:	What will happen if I abstain from voting or fail to vote at the Special Meeting?

A:

At the Special Meeting, abstentions will be counted for determining whether a quorum is present for the Special Meeting. For purposes of approval, abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast and will have no effect on the outcome of the vote on any of the proposals.

Q:	How can I vote my shares without attending the Special Meeting?

A:

FEAC Shareholders may vote in person at the Special Meeting, electronically at the Special Meeting by visiting https://www.cstproxy.com/feac/2023 or by proxy. FEAC recommends that you submit your proxy even if you plan to attend the Special Meeting. If you vote by proxy, you may change your vote by submitting a later dated proxy before the deadline or by voting in person or electronically at the Special Meeting.

If your FEAC Shares are owned directly in your name with our transfer agent, Continental, you are considered, with respect to those shares, the “shareholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee or intermediary, you are considered the beneficial owner of shares held in “street name” and are considered a “non-record (beneficial) shareholder.”

If you are a FEAC Shareholder of record you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card, your shares will be voted in accordance with your instructions. The named proxies will vote all FEAC Shares at the meeting for which proxies have been properly submitted and not revoked. If you sign and return your proxy card but do not mark your card to tell the proxies how to vote, your FEAC Shares will be voted “FOR” the proposals to adopt the Business Combination Agreement and the other proposals presented at the Special Meeting.

Q:	How will my FEAC Shares be voted if I return a blank proxy?

A:

If you sign and return your proxy card but do not mark your card to tell the proxies how to vote, your FEAC Shares will be voted “FOR” each of the Business Combination Proposal, the Governing Documents Proposal, the Nasdaq Proposal, the Incentive Equity Plan Proposal and the Adjournment Proposal.

Q:	If I am not going to attend the Special Meeting in person, should I submit my proxy card instead?

A:	Yes. Whether you plan to attend the Special Meeting or not, please sign, date and return the proxy card accompanying the proxy statement/prospectus as soon as possible in the envelope provided.

Q:	May I revoke my proxy or change my vote after I have submitted my executed proxy card?

A:	Yes. If you are a FEAC Shareholder of record, you may revoke your proxy at any time before it is voted at the Special Meeting by:

•	timely delivering a written revocation letter to the Corporate Secretary of FEAC;

•	timely submitting your voting instructions again by telephone or over the Internet;

•	signing and returning by mail a proxy card with a later date so that it is received prior to the Special Meeting; or

•

attending the Special Meeting and voting in person or electronically by visiting https://www.cstproxy.com/feac/2023 and entering the control number found on your proxy card, voting instruction form or notice you previously received.

Attendance at the Special Meeting will not, in and of itself, revoke a proxy.

Q:	Do I have appraisal rights if I object to the Business Combination?

A:

FEAC Shareholders that dissent from the Business Combination in accordance with the Cayman Act are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

However, regardless of whether or not such rights are available, FEAC Shareholders are still entitled to exercise the rights of redemption, see “— Do I have redemption rights?”

Q:	What happens if I sell or otherwise transfer my FEAC Shares before the Special Meeting?

A:

The record date for the Special Meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your FEAC Shares after the record date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your FEAC Class A Shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination in accordance with the provisions described herein. If you transfer your FEAC Shares prior to the record date, you will have no right to vote those shares at the Special Meeting or have your FEAC Shares redeemed for a pro rata portion of the proceeds held in the Trust Account.

Q:	When is the Business Combination expected to be consummated?

A:

It is currently anticipated that the Business Combination will be consummated as promptly as possible following the Special Meeting of FEAC Shareholders to be held on     , 2023, provided that all the requisite shareholder approvals are obtained and other conditions to the consummation of the Business Combination have been satisfied or waived. The Closing is subject to certain approvals and requirements. For a description of the conditions for the completion of the Business Combination, see “The Business Combination Agreement — Conditions to Consummation of the Transactions.”

Q.	What happens if I vote against any of the proposals contemplated by this proxy statement/prospectus?

A.

Properly exercising your redemption rights as a FEAC Shareholder does not result in either a vote “FOR” or “AGAINST” the Business Combination Proposal or any of the other proposals described in this proxy statement/prospectus. If the Business Combination is not completed, you will continue to hold your FEAC Shares, and if FEAC does not otherwise consummate an initial business combination within 18 months after the closing of FEAC’s IPO (or up to 24 months from the closing of our IPO if FEAC extends the period of time to consummate a business combination) or amend FEAC’s Governing Documents to extend the date by which FEAC must consummate an initial business combination, FEAC will be required to dissolve and liquidate.

Q:	Who will solicit and pay for the cost of soliciting proxies?

A:

FEAC will solicit proxies by mail. In addition, the directors, officers and employees of FEAC may solicit proxies from FEAC Shareholders by telephone, electronic communication, or in person, but will not receive any additional compensation for their services. FEAC will make arrangements with brokerage houses and other custodians, nominees, and fiduciaries for forwarding proxy solicitation material to the beneficial owners of FEAC Shares held of record by those persons and will reimburse them for their reasonable out-of-pocket expenses incurred in forwarding such proxy solicitation materials.

FEAC will bear the cost of soliciting proxies from FEAC Shareholders. FEAC has engaged a professional proxy solicitation firm, Morrow Sodali LLC, to assist in soliciting proxies for the Special Meeting. FEAC has agreed to pay Morrow a fee of $27,500, plus disbursements. FEAC will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. FEAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of FEAC Shares for their expenses in forwarding soliciting materials to beneficial owners of FEAC Shares and in obtaining voting instructions from those owners.

Q:	What conditions must be satisfied to complete the Business Combination?

A:

The obligation of the parties to the Business Combination Agreement to consummate the Business Combination is subject to certain closing conditions, including, but not limited to, (i) the approval of FEAC Shareholders, (ii) the approval of enGene’s shareholders, (iii) the Interim Order and the Final Order having been granted and not set aside or modified in a manner unacceptable to the parties, (iv) this proxy statement/prospectus becoming effective, (v) the listing of the New enGene Shares and New enGene Warrants on Nasdaq or any other national securities exchange having been approved, and (vi) the dissenting rights with respect to the Plan of Arrangement not having been validly exercised or withdrawn with respect to more than 10% of the issued and outstanding enGene Shares. However, such conditions may be waived, in whole or in part, if permitted by law, either unilaterally or by agreement of FEAC and enGene. In the event of a waiver of a condition, each of the FEAC Board and the enGene Board will evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and resolicitation of stockholder approval is necessary (see “Risk Factors — Risks Related to the Business Combination — FEAC or enGene may waive one or more of the conditions to the completion of the Business Combination without recirculation of this proxy statement/prospectus or resoliciting stockholder approval” for more information). For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see “The Business Combination Agreement — Conditions to Consummation of the Transactions.”

Q:	What do I need to do now?

A:

You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the information set forth under “Risk Factors,” more detailed information concerning the Business Combination Agreement, a copy of which is attached as Annex A, as well as the other annexes attached hereto, and to consider how the Business Combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your FEAC Shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold FEAC Shares. If you are a holder of record and your FEAC Shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who can help answer my questions?

A:	If you have questions about the proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Forbion European Acquisition Corp.

4001 Kennett Pike, Suite 302

Wilmington, Delaware 19807

Attention: Jasper Bos / Cyril Lesser

Email: jasper.bos@forbion.com / cyril.lesser@forbion.com

You may also contact our proxy solicitor at:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Individuals call toll-free (800) 662-5200

Banks and brokers call (203) 658-9400

Email: FEAC.info@investor.morrowsodali.com

To obtain timely delivery, FEAC Shareholders must request the materials no later than five business days prior to the Special Meeting.

You may also obtain additional information about FEAC from documents filed with the SEC by following the instructions under “Where You Can Find More Information.”

If you intend to seek redemption of your FEAC Class A Shares, you will need to send a letter demanding redemption and deliver your shares electronically to our transfer agent, Continental prior to 5:00 p.m., New York City time, on     , 2023 (two business days before the Special Meeting) in accordance with the procedures detailed under the question “— How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attention: SPAC Redemption Team

Email: spacredemptions@continentalstock.com

SUMMARY

This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which FEAC and enGene refer before you decide how to vote with respect to the proposals to be considered and voted on at the Special Meeting. Each item in this summary includes a page reference directing you to a more complete description of that item.

Capitalized terms used in this section “Summary” but not otherwise defined in this proxy statement/prospectus shall have the meanings assigned to them in the Business Combination Agreement.

Information About the Parties to the Business Combination (page 164)

Forbion European Acquisition Corp.

4001 Kennett Pike, Suite 302

Wilmington, Delaware 19807

(302) 273-0765

FEAC is a blank check company incorporated on August 9, 2021 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Prior to executing the Business Combination Agreement, FEAC’s efforts were limited to organizational activities, completion of its IPO and the evaluation of possible business combinations.

enGene Inc.

7171 Rue Frederick Banting

Saint-Laurent, QC H4S 1Z9, Canada

(514) 332-4888

enGene is a clinical-stage biotechnology company focused on developing gene therapies to improve the lives of patients. enGene is developing non-viral gene therapies based on its novel and proprietary dually derived chitosan, or “DDX”, gene delivery platform, which allows localized delivery of multiple gene cargos directly to mucosal tissues and other organs. enGene has established integrated capabilities with this platform to support the clinical development and potential commercialization of its gene therapies, if approved.

enGene Holdings Inc.

7171 Rue Frederick Banting

Saint-Laurent, QC H4S 1Z9, Canada

(514) 332-4888

enGene Holdings Inc., a corporation incorporated under the laws of Canada, was formed for the purpose of consummating the Business Combination and will be the parent company of the combined operating business following the consummation of the Business Combination.

Cayman Merger Sub

Cayman Merger Sub refers to enGene Cayman Inc., a Cayman Islands exempted company and a direct wholly owned subsidiary of enGene Holdings Inc. (“Cayman Merger Sub”). On the date that is one business day prior to the Closing Date, Cayman Merger Sub will merge with and into FEAC with FEAC as the surviving entity pursuant to a plan of merger under the laws of the Cayman Islands.

Can Merger Sub

Can Merger Sub refers to 15333881 Canada Inc., a corporation incorporated under the laws of Canada and a direct wholly owned subsidiary of Forbion European Acquisition Corp. (“Can Merger Sub”). Can Merger Sub and enGene Inc. will amalgamate pursuant to the Plan of Arrangement.

The Business Combination Agreement (page 209)

The terms and conditions of the Business Combination are contained in the Business Combination Agreement, which is attached to this proxy statement/prospectus as Annex A, and is incorporated by reference herein in its entirety. FEAC encourages you to read the Business Combination Agreement carefully, as it is the legal document that governs the Business Combination. For more information on the Business Combination Agreement, see the section entitled “The Business Combination Agreement.”

Ancillary Agreements Related to the Business Combination (page 224)

In connection with the Business Combination Agreement, the transaction parties and other certain investors have entered into or agreed to enter into a number of ancillary agreements, including, the Sponsor and Insiders Letter Agreement, Transaction Support Agreements, Subscription Agreements and Side Letter Agreements, Non-Redemption Agreement, Registration Rights Agreement and Warrant Assignment, Assumption and Amendment Agreement. For more information on the ancillary agreements to the Business Combination Agreement, see the section entitled “Ancillary Agreements Related to the Business Combination.”

Transaction Structure (page 173)

The Business Combination Agreement contemplates that the Business Combination will be completed through, among other things, the following series of transactions:

•

On September 5, 2023, FEAC incorporated 15333881 Canada Inc., a corporation under the laws of Canada and a direct wholly owned subsidiary of FEAC (“Can Merger Sub”) and on September 6, 2023, New enGene incorporated enGene Cayman Inc., a Cayman Islands exempted company and a direct wholly owned subsidiary of New enGene (“Cayman Merger Sub”);

•

pursuant to the Sponsor and Insiders Letter Agreement, Forbion Growth Sponsor FEAC I B.V., a private limited liability company incorporated in The Netherlands (the “Sponsor”), has agreed to surrender, after giving effect to the conversion of all or part of the principal amount outstanding under loans made by the Sponsor to FEAC into private placement warrants of FEAC (“FEAC Private Placement Warrants”), 1,789,004 FEAC Class B Shares and 5,463,381 FEAC Private Placement Warrants, as a contribution to the capital of FEAC and for no consideration (the “Surrender”), effective immediately prior to the Class B Conversion (as defined below) on the day which is two business days prior to the Closing Date (as defined below);

•

on the day which is two business days prior to the Closing Date, each FEAC Class B Share that remains outstanding following the Surrender shall be exchanged for one FEAC Class A Share (the “Class B Conversion”);

•

on the day which is one business day prior to the Closing Date, Cayman Merger Sub will merge with and into FEAC with FEAC as the surviving entity pursuant to a plan of merger under the laws of the Cayman Islands (the “Cayman Merger”) as follows: (i) New enGene will issue to the holders of FEAC Shares (including the Sponsor but excluding the holders of any dissenting FEAC Shares) New enGene Shares in exchange for such holders’ FEAC Shares and such FEAC Shares will not be cancelled but will be transferred to New enGene, (ii) FEAC will thereby become a wholly owned subsidiary of New

enGene, and (iii) each issued share of Cayman Merger Sub will be exchanged for a FEAC Class A Share as the surviving entity and Cayman Merger Sub (having merged into FEAC) will cease to exist as a separate entity by virtue of the Cayman Merger;

•

concurrently with the Cayman Merger, and effective at the same time the Cayman Merger becomes effective under Cayman Islands law, (i) New enGene will assume the warrants of FEAC to purchase one FEAC Class A Share at an exercise price of $11.50 per share, subject to adjustment (as so assumed, “New enGene Warrants”) pursuant to a warrant assignment, assumption and amendment agreement to be entered into on or around the Closing Date, (ii) FEAC as the entity surviving the Cayman Merger will issue to New enGene a non-interest bearing demand promissory note payable denominated in Canadian dollars (“C$”) having a principal amount equal to the fair market value of the FEAC Warrants assumed by New enGene (“Note 3”) in consideration of the assumption by New enGene of obligations under the FEAC Warrants (as so assumed, New enGene Warrants), and (iii) New enGene will redeem the initial Class B common shares of New enGene held by the sole shareholder of New enGene for an amount equal to the amount of capital that the sole shareholder of New enGene contributed for purposes of the incorporation of New enGene (such transactions, together with the Cayman Merger, the “Cayman Reorganization”);

•

following the Cayman Reorganization, FEAC will file an election to change its classification for U.S. federal income tax purposes from a corporation to an entity disregarded as separate from its owner New enGene, to be effective as of the beginning of the Closing Date (the “U.S. Entity Classification Election” and, together with the Cayman Reorganization, the “FEAC Reorganization”);

•

on the Closing Date and pursuant to the Plan of Arrangement, subsequent to the FEAC Reorganization becoming effective and prior to the consummation of the PIPE Financing, FEAC will loan to New enGene an amount equal to the total funds held in its Trust Account (subject to certain deductions described in the Business Combination Agreement), less the principal amount of Note 3 (together, the “Loan Amount”) in consideration for which New enGene will issue a C$ denominated non-interest bearing demand promissory note to FEAC having a principal amount equal to the Loan Amount converted into its Canadian dollar equivalent based on the C$:U.S.$ Bank of Canada daily exchange rate on the business day immediately prior to the Closing Date, following which FEAC will sell to New enGene, and New enGene will purchase, all of the outstanding common shares of Can Merger Sub for a purchase price of C$10 (the “Can Merger Sub Share Sale”) and, following the Can Merger Sub Share Sale but prior to the Amalgamation, the PIPE Financing shall be consummated;

•

subsequent to the Can Merger Sub Share Sale and PIPE Financing, Can Merger Sub and enGene will amalgamate pursuant to the Plan of Arrangement, and pursuant to the Amalgamation, (i) each enGene Share outstanding immediately prior to the Amalgamation shall be exchanged for New enGene Shares at the enGene Exchange Ratio and each enGene Warrant outstanding immediately prior to the Amalgamation shall be exchanged for New enGene Warrants per the enGene Exchange Ratio; (ii) each Can Merger Sub share outstanding immediately prior to the Amalgamation shall be exchanged for one common share in the authorized share capital of the amalgamated entity; and (iii) in consideration for the issuance of New enGene Shares, the amalgamated entity shall issue its common shares to New enGene; and

•

following the Amalgamation, New enGene will continue from being a corporation incorporated under and governed by the Canada Business Corporations Act to a company continued to and governed by the Business Corporations Act (British Columbia).

The transactions described above, together with the other transactions contemplated by the Business Combination Agreement, are hereinafter referred to as the “Transactions.”

The Business Combination is expected to close in the second half of 2023, subject to the satisfaction of customary closing conditions. The Business Combination Agreement and the Transactions were approved by the board of directors of each of FEAC and enGene.

The following diagrams illustrate in simplified terms the current structure of FEAC and enGene and the expected structure of New enGene and its operating subsidiaries upon the Closing.

Current Organizational Charts of FEAC and enGene

Organizational Chart of New enGene Post-Business Combination (including cash positions)

The PIPE Financing

On May 16, 2023, concurrently with the execution of the Business Combination Agreement, FEAC, New enGene and certain investors (the “PIPE Investors”) entered into subscription agreements (the “Subscription Agreements” and each a “Subscription Agreement”) pursuant to which Subscription Agreements as amended by the Side Letter Agreements (as defined below), among other things, the PIPE Investors have agreed, subject to the completion of each element of the Transactions (other than those Transactions that are scheduled to be completed following the Closing Date), to subscribe for and purchase, and FEAC has agreed that it will issue and sell to the PIPE Investors (which obligation will be assumed (the “Assumption”) by New enGene after the completion of the FEAC Reorganization and prior to the consummation of the PIPE Financing (as defined below)) an aggregate of 6,435,441 FEAC Class A Shares (or after the Assumption, New enGene Shares) and an aggregate of 2,702,791 FEAC Warrants (or after the Assumption, New enGene Warrants) for an aggregate purchase price equal to $56,891,682 (the “PIPE Financing”). The Subscription Agreements for the PIPE Investors provide for certain registration rights. New enGene intends to use the net proceeds from the PIPE Financing to repay all or a portion of the BDC Notes and for general corporate purposes. For more information regarding the PIPE Financing, see the section entitled “Ancillary Agreements Related to the Business Combination — Subscription Agreements and Side Letter Agreements.”

The Non-Redemption Agreement

On May 16, 2023, New enGene, FEAC and a FEAC Shareholder entered into a non-redemption agreement (the “Non-Redemption Agreement”), pursuant to which, among other things, FEAC will issue an additional 26,575 FEAC Class A Shares and 81,158 FEAC Warrants (or after the Assumption, New enGene will issue additional New enGene Shares and New enGene Warrants) to such FEAC Shareholder in consideration of such FEAC Shareholder’s commitment (i) vote or cause to be voted all of its 166,665 FEAC Class A Shares in favor of the Transaction Proposals and (ii) not to redeem its 166,665 FEAC Class A Shares in connection with the approval of the Business Combination by the shareholders of FEAC. For more information regarding the Non-Redemption Agreement, see the section entitled “Ancillary Agreements Related to the Business Combination — Non-Redemption Agreement.”

Convertible Bridge Financing

Prior to the execution and delivery of the Business Combination Agreement, enGene agreed to certain modifications of existing convertible indebtedness in an aggregate principal amount of $18.4 million (the “Amended 2022 Convertible Notes” and, together with the enGene warrants to be issued by enGene as consideration for such modifications, the “Amended 2022 Financing”). Concurrently with the execution and delivery of the Business Combination Agreement, enGene entered into agreements pursuant to which it will issue new convertible indebtedness and enGene warrants (i) for cash in an aggregate principal amount of $30.0 million and (ii) in repayment of certain outstanding indebtedness in an aggregate principal amount of $8.0 million (collectively, the “2023 Convertible Notes” and, together with the enGene warrants purchased concurrently, the “2023 Financing”; the 2023 Financing together with the Amended 2022 Financing, the “Convertible Bridge Financing”). The Convertible Bridge Financing indebtedness will be converted in the Transactions into that number of common shares of enGene that, when exchanged at the enGene Exchange Ratio, shall equal that number of FEAC Class A Shares (or after the Assumption, New enGene Shares) that the holders of such indebtedness would have received if they had subscribed for FEAC Class A Shares (or after the Assumption, New enGene Shares) on the same terms as the PIPE Financing. enGene used a portion of the net proceeds of the Convertible Bridge Financing to repay certain indebtedness and for general corporate purposes. The remaining net proceeds of the Convertible Bridge Financing are expected to be used by New enGene for general corporate purposes.

For more information regarding the Convertible Bridge Financing, see “Ancillary Agreements Related to the Business Combination — Convertible Bridge Financing.”

Consideration (page 212)

To current holders of FEAC Shares

As a result of the Cayman Merger, New enGene will (i) issue to the holders of FEAC Shares (including the Sponsor but excluding the holders of any Dissenting FEAC Shares) New enGene Shares in exchange for such holders’ FEAC Shares on a one for one (1:1) basis, and (ii) New enGene will assume the FEAC Warrants (as so assumed, New enGene Warrants) pursuant to the Warrant Assignment, Assumption and Amendment Agreement.

To current holders of enGene Shares and enGene Options

After the consummation of the PIPE Financing and the conversion of the enGene Convertible Notes, Can Merger Sub and enGene will amalgamate in accordance with the terms of the Plan of Arrangement, pursuant to which (i) each enGene Share outstanding immediately prior to the Amalgamation shall be exchanged for New enGene Shares per the enGene Exchange Ratio, (ii) each enGene Warrant outstanding immediately prior to the Amalgamation shall be exchanged for New enGene Warrants per the enGene Exchange Ratio and (iii) each enGene Equity Award outstanding immediately prior to the Amalgamation shall be deemed vested and exercisable and exchanged for Rollover Equity Awards and the number of New enGene Shares that will be subject to each Rollover Equity Award shall be determined by multiplying the number of enGene Shares subject to the corresponding enGene Equity Award immediately prior to the Closing by the enGene Exchange Ratio.

The aggregate number of New enGene Shares to be allocated in respect of enGene Shares, the aggregate number of Rollover Equity Awards to be allocated in respect of the aggregate number of enGene Equity Awards, and the New enGene Warrants to be allocated in respect of the aggregate number of enGene Warrants, shall in the aggregate equal the portion of the Exchange Consideration issuable in respect of such enGene Shares, enGene Equity Awards and enGene Warrants pursuant to the Plan of Arrangement.

Special Meeting of the FEAC Shareholders and the Proposals (page 165)

The Special Meeting will be convened on   , 2023 at 10:00 a.m., New York City time, at      and in a virtual format. Shareholders may attend, vote and examine the list of FEAC Shareholders entitled to vote at the Special Meeting by visiting https://www.cstproxy.com/feac/2023 and entering the control number found on their proxy card, voting instruction form or notice included in their proxy materials. The purpose of the Special Meeting is to consider and vote on the proposals described below.

If FEAC Shareholders do not approve each of the Business Combination Proposal, the Governing Documents Proposal, the Nasdaq Proposal, the Incentive Equity Plan Proposal and the Adjournment Proposal, and we and enGene do not waive the applicable closing condition under the Business Combination Agreement, then the Business Combination may not be consummated.

Only holders of record of FEAC Shares at the close of business on   , 2023 are entitled to notice of and to vote and have their votes counted at the Special Meeting and any further adjournments or postponements of the Special Meeting. As of the close of business on    , 2023, there were      FEAC Class A Shares      and      FEAC Class B Shares outstanding and entitled to vote. Each FEAC Share is entitled to one vote per share at the Special Meeting.

A quorum of FEAC Shareholders is necessary to hold a valid meeting. A quorum will exist at the Special Meeting with respect to each matter to be considered at the Special Meeting if the holders of a majority of FEAC Shares are present in person or represented by proxy at the Special Meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum.

Approval of the Business Combination Proposal requires the affirmative vote of the holders of at least two-thirds of the FEAC Shares present in person or represented by proxy and entitled to vote at the Special Meeting. Abstentions will have no effect on the outcome of the proposal.

Approval of the Governing Documents Proposal requires the affirmative vote of the holders of at least a majority of the FEAC Shares present in person or represented by proxy and entitled to vote at the Special Meeting. Abstentions will have no effect on the outcome of the proposal.

Approval of the Nasdaq Proposal requires the affirmative vote of the holders of at least a majority of the FEAC Shares present in person or represented by proxy and entitled to vote at the Special Meeting. Abstentions will have no effect on the outcome of the proposal.

Approval of the Incentive Equity Plan Proposal requires the affirmative vote of the holders of at least a majority of the FEAC Shares present in person or represented by proxy and entitled to vote at the Special Meeting. Abstentions will have no effect on the outcome of the proposal.

The approval of the Adjournment Proposal will require affirmative vote of a majority of the FEAC Shares present in person or by proxy and entitled to vote at the Special Meeting. Abstentions will count as votes “against” the proposal.

Recommendation of FEAC’s Board of Directors (page 166)

After careful consideration, the FEAC Board has determined that each of the Business Combination Proposal, the Governing Documents Proposal, the Nasdaq Proposal, the Incentive Equity Plan Proposal and the

Adjournment Proposal are in the best interests of and advisable to FEAC and the FEAC Shareholders and recommends that you vote, or give instruction to vote, “FOR” each of those proposals.

The FEAC Board recommends that you vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Governing Documents Proposal, “FOR” the approval of the Nasdaq Proposal, “FOR” the approval of the Incentive Equity Plan Proposal and “FOR” the approval of the Adjournment Proposal.

For more information about the FEAC Board’s recommendation and the proposals, see the sections entitled “Information About the Special Meeting — Vote Required and FEAC Board Recommendation” beginning on page 166 and “Proposal No. 1 — The Business Combination Proposal” beginning on page 173.

FEAC’s Board of Directors’ Reasons for Approval of the Business Combination (page 190)

On May 14, 2023, the FEAC Board, after consultation with its legal, financial, accounting and other advisors, (i) determined that it is desirable, advisable and in the best commercial interests of FEAC to approve and enter into the Business Combination Agreement and the Ancillary Agreements, (ii) approved the execution and delivery of the Business Combination Agreement and the Ancillary Agreements and (iii) recommended the adoption and approval of the Business Combination Agreement and the Ancillary Agreements, and each of the proposals presented in this proxy statement/prospectus, by the FEAC Shareholders. In evaluating the Business Combination and making these determinations and this recommendation, the FEAC Board consulted with FEAC senior management and considered a wide variety of factors, including the reasons for the Business Combination and the risks related thereto.

For a more complete description of the FEAC Board’s reasons for the Business Combination, see “Proposal No. 1 – The Business Combination Proposal — The FEAC Board’s Reasons for the Business Combination.”

Conditions to Closing (page 219)

The obligations of each party to consummate the Transactions are subject to the satisfaction of the following mutual conditions (in each case, unless waived in writing by FEAC and enGene):

•

the Company Arrangement Resolution shall have been approved by the requisite number of shareholders of enGene in accordance with applicable law and enGene’s governing documents in accordance with the Interim Order and applicable law;

•	the Interim Order and the Final Order shall have been granted and shall not have been set aside or modified in a manner unacceptable to FEAC and enGene, each acting reasonably, on appeal or otherwise;

•	the absence of any order or law or other legal restraints or prohibition preventing the consummation of the Transactions;

•

this proxy statement/prospectus becoming effective in accordance with the provisions of the Securities Act, no stop order being issued by the SEC and remaining in effect with respect to this proxy statement/prospectus, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending;

•

the approval of the Business Combination Agreement, the Ancillary Agreements to the Business Combination Agreement to which FEAC is or will be a party and the Transactions contemplated by each of the foregoing agreements being obtained by the requisite number of shareholders of FEAC in accordance with applicable law and FEAC’s governing documents;

•

after giving effect to the Transactions (including the PIPE Financing), New enGene having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Closing Date;

•

New enGene’s initial listing application with the Nasdaq or other exchange in connection with the Transactions shall have been approved and, immediately following the Closing, New enGene shall satisfy any applicable initial and continuing listing requirements of the Nasdaq or other relevant Exchange, as applicable, and no party shall have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Closing, and the New enGene Shares and New enGene Warrants shall have been approved for listing on the Nasdaq or other relevant Exchange, as applicable;

•	the Articles of Arrangement to be filed with the Director under the CBCA in accordance with the Arrangement shall be in a form and content satisfactory to enGene and FEAC, each acting reasonably;

•	Arrangement Dissent Rights shall have not been validly exercised, and not withdrawn or deemed to have been withdrawn, with respect to more than 10% of the issued and outstanding enGene Shares; and

•	the Transaction Support Agreements shall continue to be in full force and effect.

Other Conditions to the Obligations of FEAC

The obligations of FEAC to consummate the Transactions are also subject to the satisfaction of the following further conditions (in each case, unless waived in writing by FEAC):

•

(i) the Company Fundamental Representations shall be true and correct in all material respects as of the date of the Business Combination Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date, other than failures to be true and correct that result from actions that are expressly required by the terms of the Business Combination Agreement or approved in writing by FEAC), (ii) the representations and warranties set forth in Section 3.2(a) of the Business Combination Agreement shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of the Business Combination Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), and (iii) the representations and warranties of enGene set forth in Article 3 of the Business Combination Agreement (other than the Company Fundamental Representations and the representations and warranties of enGene set forth in Section 3.2(a) of the Business Combination Agreement) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the date of the Business Combination Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

•

enGene having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by enGene under the Business Combination Agreement at or prior to the Closing;

•	that since the date of the Business Combination Agreement, no Company Material Adverse Effect has occurred that is continuing; and

•

that enGene deliver, or cause to be delivered, to FEAC (i) at or prior to the Closing, a certificate executed by an authorized officer of enGene (without personal liability), dated as of the Closing Date, confirming that the conditions set forth in the first three bullet points in this section have been satisfied, in a form and substance reasonably satisfactory to FEAC and (ii) the Registration Rights Agreement duly executed by the applicable enGene Shareholders.

Other Conditions to the Obligations of enGene

The obligations of enGene to consummate the Transactions are also subject to the satisfaction of the following further conditions (in each case, unless waived in writing by enGene):

•

(i) the FEAC Fundamental Representations and the representations and warranties of FEAC set forth in Section 4.19(q) of the Business Combination Agreement shall be true and correct in all respects as of the date of the Business Combination Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.2(a) of the Business Combination Agreement shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of the Business Combination Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties of FEAC contained in Article 4 of the Business Combination Agreement (other than the FEAC Fundamental Representations and the representations and warranties of FEAC set forth in Section 4.2(a) and Section 4.19(q) of the Business Combination Agreement) shall be true and correct (without giving effect to any limitation as to “materiality” or “FEAC Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the date of the Business Combination Agreement and the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a FEAC Material Adverse Effect;

•

FEAC having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by FEAC under the Business Combination Agreement at or prior to the Closing;

•	that since the date of the Business Combination Agreement, no FEAC Material Adverse Effect has occurred that is continuing; and

•

that FEAC deliver, or cause to be delivered, to enGene (i) at or prior to the Closing, a certificate executed by an authorized officer of FEAC (without personal liability), dated as of the Closing Date, confirming that the conditions set forth in the first three bullet points in this section have been satisfied, in a form and substance reasonably satisfactory to enGene and (ii) the Registration Rights Agreement duly executed by FEAC and the Sponsor.

Termination (page 221)

The Business Combination may be terminated under certain customary and limited circumstances prior to the Closing (i) by mutual written consent of FEAC and enGene; (ii) by FEAC if the representations and warranties of enGene are not true and correct or if enGene fails to perform any covenant or agreement set forth in the Business Combination Agreement such that certain conditions to Closing cannot be satisfied and the breach or breaches of such representations or warranties or the failure to perform such covenant or agreement, as applicable, are not cured or cannot be cured within certain specified time periods, provided however that FEAC is not then in breach of the Business Combination Agreement so as to prevent such condition to Closing from being satisfied; (iii) by enGene if (a) the representations and warranties of FEAC are not true and correct or if FEAC fails to perform any covenant or agreement set forth in the Business Combination Agreement such that certain conditions to Closing cannot be satisfied and the breach or breaches of such representations or warranties or the failure to perform such covenant or agreement, as applicable, are not cured or cannot be cured within certain specified time periods, provided however that enGene is not then in breach of the Business Combination Agreement so as to prevent such condition to Closing from being satisfied or (b) prior to the receipt of approval by the FEAC Shareholders, if FEAC’s board of directors changes its recommendation with respect to the Business Combination; or (iv) by either FEAC or enGene, if (a) the Transactions have not been consummated by December 14, 2023; (b) the FEAC Shareholders’ meeting has been held and has concluded and the approval by FEAC Shareholders of the Business Combination has not been obtained; (c) the enGene Required Approval in respect of the Company Arrangement Resolution shall not have been obtained at the enGene’s shareholders meeting in accordance with the Interim Order and applicable law; or (d) if any Governmental Entity shall have issued an Order permanently enjoining, restraining or otherwise prohibiting the Transactions and such Order shall have become final and nonappealable.

If the Business Combination Agreement is validly terminated, and except in the case of any willful or material breach of any covenant or agreement or fraud (involving scienter), none of the parties to the Business Combination Agreement will have any liability or any further obligation under the Business Combination Agreement other than customary confidentiality obligations.

Redemption Rights (page 169)

Pursuant to FEAC’s Current Articles, a holder of FEAC Class A Shares may request that FEAC redeem all or a portion of their FEAC Class A Shares (which would become New enGene Shares as a result of the Business Combination) for cash if the Business Combination is consummated. As a holder of FEAC Class A Shares, you will be entitled to receive cash for any FEAC Class A Shares to be redeemed only if you:

•

(a) hold FEAC Class A Shares or (b) hold FEAC Class A Shares through FEAC Units and you elect to separate your FEAC Units into the underlying FEAC Class A Shares and FEAC Warrants prior to exercising your redemption rights with respect to the FEAC Class A Shares; and

•

prior to 5:00 p.m., New York City time, on    , 2023 (two business days before the Special Meeting), (a) submit a written request to Continental Stock Transfer & Trust Company, FEAC’s transfer agent (the “transfer agent”), that FEAC redeem all or a portion of your FEAC Class A Shares for cash and (b) identify yourself as a beneficial holder of the FEAC Class A Shares and provide your legal name, phone number, and address; and

•	deliver your FEAC Class A Shares to the transfer agent, physically or electronically through DTC.

As noted above, holders of FEAC Units must elect to separate the underlying FEAC Class A Shares and FEAC Warrants prior to exercising redemption rights with respect to the FEAC Class A Shares. If holders hold their FEAC Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the FEAC Units into the underlying FEAC Class A Shares and FEAC Warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent, directly and instruct it to do so. Holders of FEAC Class A Shares may seek to redeem the FEAC Class A Shares they hold, regardless of whether they vote for or against the Business Combination or do not vote at the Special Meeting.

If the Business Combination is not consummated, the FEAC Class A Shares will not be redeemed for cash. If a holder of FEAC Class A Shares properly exercises its right to redeem its FEAC Class A Shares and timely delivers its FEAC Class A Shares to the transfer agent, FEAC will redeem such FEAC Class A Shares upon the Closing for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest (which interest will be net of taxes payable) earned on the funds held in the Trust Account and not previously released to FEAC to pay FEAC’s income taxes, if any, divided by the number of then-outstanding FEAC Class A Shares, subject to the limitations described herein. If a holder of FEAC Class A Shares exercises its redemption rights, then it will be exchanging its redeemed FEAC Class A Shares for cash and will no longer own such FEAC Class A Shares. See the section entitled “Information About the Special Meeting — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your FEAC Class A Shares for cash.

Notwithstanding the foregoing, a holder of FEAC Class A Shares, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in our IPO, without our prior consent. Accordingly, if a holder of FEAC Class A Shares, alone or acting in concert or as a group, seeks to redeem more than 15% of the FEAC Class A Shares, then any such FEAC Class A Shares in excess of that 15% limit would not be redeemed for cash.

Proxy Solicitation (page 172)

FEAC will solicit proxies by mail. In addition, the directors, officers and employees of FEAC may solicit proxies from FEAC Shareholders by telephone, electronic communication, or in person, but will not receive any additional compensation for their services. FEAC will make arrangements with brokerage houses and other custodians, nominees, and fiduciaries for forwarding proxy solicitation material to the beneficial owners of FEAC Shares held of record by those persons and will reimburse them for their reasonable out-of-pocket expenses incurred in forwarding such proxy solicitation materials.

FEAC will bear the cost of soliciting proxies from FEAC Shareholders. FEAC has engaged a professional proxy solicitation firm, Morrow Sodali LLC, to assist in soliciting proxies for the Special Meeting. FEAC has agreed to pay Morrow a fee of $27,500, plus disbursements. FEAC will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. FEAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of FEAC Shares for their expenses in forwarding soliciting materials to beneficial owners of FEAC Shares and in obtaining voting instructions from those owners.

A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Information About the Special Meeting — Revoking Your Proxy.”

Interests of FEAC’s Sponsor, Directors and Executive Officers in the Business Combination (page 195)

When you consider the recommendation of the FEAC Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and FEAC’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of FEAC Shareholders and FEAC Warrant holders generally. These interests include, among other things:

•

the fact that after giving effect to the Sponsor Loans Conversion and the Surrender, the Sponsor will retain 1,373,496 FEAC Class B Shares which it purchased at a price of approximately $0.009 per share and 731,619 FEAC Private Placement Warrants which it purchased at a price of $1.50 per warrant, and such securities will have a significantly higher value at the time of the Business Combination as described further below:

	Number of FEAC Class B Shares beneficially owned as of the date hereof		Number of FEAC Private Placement Warrants owned as of the date hereof		Aggregate value of FEAC Class B Shares and FEAC Private Placement Warrants implied by the Business Combination(1)	Aggregate value of FEAC Class B Shares and FEAC Private Placement Warrants based on recent trading price(2)
Sponsor(3)(4)	1,373,496	(5)	731,619	(5)	$14,353,033	$

(1)

Assumes a value of $10.45 per share, the deemed value of the FEAC Class B Shares on the basis of the anticipated amount in the Trust Account of $10.45 per FEAC Class A Shares (excluding interest earned on amounts in the Trust Account), and $0.00 per warrant, which reflects that the exercise price of the warrants ($11.50 per warrant) exceeds the value of the underlying ordinary shares in the Business Combination.

(2)	Assumes a value of $ per share, the closing price of the FEAC Class B Shares on , 2023, and $ per warrant, the closing price of the FEAC Private Placement Warrants on , 2023.
(3)

The Sponsor is the record holder of the FEAC Class B Shares reported herein. Jasper Bos, Cyril Lesser, Sander Slootweg and Wouter Joustra, who are directors of the Sponsor, have voting and investment discretion with respect to the FEAC Shares owned by the Sponsor and may be deemed to have indirect shared beneficial ownership of the FEAC Shares held by the Sponsor. Jasper Bos, Cyril Lesser, Sander Slootweg and Wouter Joustra each disclaim beneficial ownership over the FEAC Class B Shares except to the extent of their pecuniary interest therein.

(4)

FGOF wholly owns the Sponsor and therefore the Sponsor and FGOF have shared voting and investment power over the FEAC Class B Shares held by the Sponsor. FGOF also holds 2,000,000 FEAC Class A Shares underlying the 2,000,000 FEAC Units held by it. Therefore, FGOF has shared voting and investment power over 5,162,500 FEAC Shares in the aggregate, representing approximately 32.7% of FEAC’s issued and outstanding ordinary shares as of the date hereof. Forbion Management is the sole director of FGOF and therefore shares voting and investment power (i) with FGOF over the 2,000,000 FEAC Class A Shares underlying the FEAC Units held by FGOF and (ii) with FGOF and, indirectly, the Sponsor, over the 3,162,500 FEAC Class B Shares held by the Sponsor. Forbion Management exercises voting and investment power through its investment committee (the “Investment Committee”) consisting of Sander Slootweg, Martien van Osch, Geert-Jan Mulder, Vincent van Houten, Dirk Kersten, Nanna Lüneborg, Wouter Joustra and Jasper Bos. None of the members of the Investment Committee has individual voting and investment power with respect to the ordinary shares, and each such member disclaims beneficial ownership of the ordinary shares except to the extent of their proportionate pecuniary interest therein.

(5)

Prior to the Surrender and the Sponsor Loan Conversions (see “Certain Relationships and Related Party Transactions — Sponsor and Insiders Letter Agreement; Surrender; Sponsor Loans Conversion”), the Sponsor owns 3,162,500 FEAC Class B Shares and 5,195,000 FEAC Private Placement Warrants. Pursuant to the Sponsor Loans Conversions agreed in the Sponsor and Insiders Letter Agreement, the Sponsor agreed to convert an amount equal to $1,500,000 of the aggregate principal amount outstanding under the Sponsor Loans, taken together, into additional FEAC Private Placement Warrants immediately prior to the Surrender

(following which the Sponsor will own 6,195,000 FEAC Private Placement Warrants). Pursuant to the Surrender agreed in the Sponsor and Insiders Letter Agreement, the Sponsor will forfeit 1,789,004 of its FEAC Class B Shares and 5,463,381 of its FEAC Private Placement Warrants as a contribution to the capital of FEAC, for no consideration. After the Surrender, such 1,789,004 of its FEAC Class B Shares and 5,463,381 of its FEAC Private Placement Warrants will be cancelled and no longer outstanding and the Sponsor will own 1,373,496 FEAC Class B Shares and 731,619 FEAC Private Placement Warrants.

•

the fact that if FEAC does not complete its initial business combination within 18 months from the closing of FEAC’s IPO (or up to 24 months from the closing of our IPO if FEAC extends the period of time to consummate a business combination, subject to the Sponsor depositing additional funds in the Trust Account), the FEAC Class B Shares and the FEAC Private Placement Warrants will expire worthless;

•

the fact that given the differential in the purchase price that the Sponsor paid for the FEAC Class B Shares as compared to the price of the FEAC Class A Shares sold in FEAC’s IPO, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the FEAC Class A Shares trade below the price initially paid for the FEAC Class A Shares in FEAC’s IPO and the holders of FEAC Class A Shares experience a negative rate of return following the completion of the Business Combination. It is not practicable to quantify the Sponsor’s rate of return because, among other things, the timing (including as a result of the lock-up applicable to the FEAC Class B Shares) and the price at which the Sponsor may ultimately sell New enGene Shares (into which the FEAC Class B Shares will be converted in connection with the Business Combination), New enGene Warrants (into which the FEAC Private Placement Warrants will be converted in connection with the Business Combination) and other equity securities of New enGene are uncertain, both of which would have a material impact on the applicable rate of return;

•

the fact that pursuant to the Sponsor’s subscription agreement entered into on May 16, 2023 with FEAC and New enGene (as amended by the Sponsor’s subscription agreement side letter entered into on May 16, 2023 by the Sponsor, FEAC and New enGene), the Sponsor will receive, upon consummation of the Business Combination, in consideration of the purchase price to be paid by the Sponsor set forth in such agreement, 130,085 FEAC Class A Shares (or following the Assumption, New enGene Shares) and 54,634 FEAC Private Placement Warrants (or following the Assumption, New enGene Warrants);

•

the fact that the Sponsor purchased or will purchase from enGene pursuant to a purchase agreement entered into with enGene on May 16, 2023 for an aggregate amount of $20,000,000 (i) warrants of enGene and (ii) convertible notes of enGene which will get converted upon the consummation of the Business Combination into common shares of enGene, and which, in each case, when exchanged at the enGene Exchange Ratio pursuant to the Transactions, shall equal that number of FEAC Warrants and FEAC Class A Shares (or after the Assumption, New enGene Warrants and New enGene Common Shares, respectively), that the Sponsor would have received if it had participated in that amount on the same terms as the PIPE Financing;

•

the fact that if a business combination is not consummated within the required period, the Sponsor will lose its entire investment in FEAC, which investment included a capital contribution of $25,000 for the Sponsor’s FEAC Class B Shares, $7,792,500 for the Sponsor’s FEAC Private Placement Warrants, $1,650,000 in Working Capital Loan Notes and $2,530,000 in Extension Loans (as defined below);

•

the fact that the Sponsor and FEAC’s current officers and directors have entered into a letter agreement with FEAC dated December 9, 2021 in which they agreed to waive their rights to liquidating distributions from the Trust Account with respect to any FEAC Class B Shares held by them if FEAC fails to complete an initial business combination within the required period;

•	the fact that pursuant to the FEAC Voting Agreement, the Sponsor, FGOF and FEAC’s directors and executive officers agreed, among other things, (a) to vote any FEAC Class B Shares and FEAC Class A

Shares held by it in favor of any proposed business combination and (b) not to redeem any FEAC Class B Shares or FEAC Class A Shares held by it in connection with a shareholder vote to approve a proposed Business Combination;

•

the fact that the Sponsor and FGOF, collectively, after giving effect to the Transactions and the transfer of 20,000 New enGene Shares to each of three of FEAC’s independent directors as described below, are expected to own 5,705,932 New enGene Shares, which collectively will represent approximately 24% of outstanding New enGene Shares (assuming maximum FEAC Shareholder Redemptions) and have a value of approximately $59,626,989.40 based on an implied value of $10.45 per New enGene Share;

•

the fact that the Sponsor agreed to transfer 20,000 of the New enGene Shares it expects to receive in connection with the Business Combination to each of three of FEAC’s independent directors following the consummation of the Business Combination;

•	the anticipated designation by FEAC of Jasper Bos, its current Chief Executive Officer and director, as director of New enGene upon the consummation of the Business Combination;

•	the continued indemnification of FEAC’s directors and officers and the continuation of FEAC’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”); and

•

the fact that the Sponsor has agreed that in the event of the liquidation of the Trust Account upon the failure of FEAC to consummate the Business Combination it will be liable to FEAC if and to the extent any claims by a third-party for services rendered or products sold to FEAC, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.25 per FEAC Class A Share and (ii) the actual amount per FEAC Class A Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.25 per FEAC Class A Share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations (less up to $100,000 of interest to pay dissolution expenses), provided that such liability will not apply to any claims by a third-party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under FEAC’s indemnity of the underwriters of FEAC’s IPO against certain liabilities, including liabilities under the Securities Act.

Interests of enGene’s Significant Shareholders, Directors and Executive Officers in the Business Combination (page 204)

When you consider the recommendation of the FEAC Board in favor of approval of the Business Combination Proposal, you should keep in mind that enGene’s significant shareholders, directors and officers have interests in the Business Combination that are different from, or in addition to, those of FEAC Shareholders and FEAC Warrant holders generally. These interests include, among other things, the interests listed below:

•

Forbion Capital Fund III, an affiliate of Forbion, the Sponsor and FGOF, is a significant shareholder of enGene, currently holding an equity interest in enGene of approximately 26% of the share capital. Based on enGene’s implied enterprise valuation of $111 million at the time of signing the Business Combination Agreement, such equity interests have an implied value equal to $28,860,000 (26% of $111 million). The consideration originally paid by Forbion Capital Fund III for the 26% equity interest in enGene was equal to $17,027,974. Also, Forbion Capital Fund III is an investor in both of enGene’s Amended 2022 Convertible Notes and the 2023 Convertible Notes. While the Sponsor and Forbion Capital Fund III are part of the Forbion group, Forbion Capital Fund III is part of a different fund structure with a different investment mandate and with independent discretion in its investment decision-making process. None of the independent members of the FEAC Board has any interest in Forbion Capital Fund III. Therefore, Forbion Capital Fund III’s status as current shareholder of enGene and as investor in both of enGene’s Amended

2022 Convertible Notes and the 2023 Convertible Notes has not been taken into consideration by the FEAC Board in approving, and did not influence the decision to discuss, negotiate or execute, the Business Combination. For additional information regarding enGene’s significant shareholders, see “Security Ownership of Certain Beneficial Owners and Management of enGene.”

•

Marco Boorsma, a member of the enGene Board is affiliated with Forbion and was designated for enGene’s Board by Forbion Capital Fund III. For additional information regarding enGene’s significant shareholders, see “Security Ownership of Certain Beneficial Owners and Management of enGene.”

•

Gerry Brunk, a member of the enGene Board is affiliated with the Lumira/Merck Investors. The Lumira/Merck Investors are significant shareholders of enGene as well as investors in both the Amended 2022 Convertible Notes and the 2023 Convertible Notes. Mr. Brunk was designated for enGene’s Board by the Lumira/Merck Investors.

•

Dr. Richard Glickman, a member of the enGene Board is affiliated with the Lumira/Merck Investors. The Lumira/Merck Investors are significant shareholders of enGene as well as investors in both the Amended 2022 Convertible Notes and the 2023 Convertible Notes. Dr. Glickman is a Venture Partner at Lumira Capital Investment Management, Inc.

•

Members of enGene’s current management will initially continue in the same roles as management of New enGene, and Jason D. Hanson, enGene’s Chief Executive Officer and certain other members of enGene management will enter into employment agreements with New enGene or a subsidiary thereof concurrently with the Business Combination.

•

Unvested stock options held by executive officers and other employees of enGene will vest upon the consummation of the Business Combination and become stock options to acquire New enGene Shares on the same terms.

Stock Exchange Listing (page 206)

We expect the New enGene Shares and the New enGene Warrants to trade on Nasdaq under the symbols “ENGN” and “ENGNW”, respectively, following the Closing. Under the Business Combination Agreement, the obligations of the parties to consummate the Transactions are subject to the satisfaction or waiver by FEAC and enGene prior to the Closing, of various conditions, including that New enGene’s initial listing application with Nasdaq for the listing of New enGene Shares and Warrants has been approved. The terms of the Business Combination Agreement permit that this condition may be waived by agreement between FEAC and enGene without requiring recirculation or resolicitation of this proxy statement/prospectus. See “Risk Factors — Risks Related to the Business Combination — FEAC or enGene may waive one or more of the conditions to the completion of the Business Combination without recirculation of this proxy statement/prospectus or resoliciting stockholder approval” for more information.

Sources and Uses of Funds (page 205)

The following tables summarize the sources and uses for funding the Business Combination. All of the sources and uses below are for illustrative purposes only. Where actual amounts are not known or knowable, the figures below represent FEAC’s good faith estimate of such amounts.

No redemption scenario

Sources		Uses
(in millions of U.S. dollars)
Existing cash held in Trust Account(1)	$137	Rollover equity(3)	$97
Transaction financing(2)	$113	Cash to balance sheet	$226
Rollover equity(3)	$97	Estimated transaction expenses(4)	$24

Total* sources:	$347	Total* uses:	$347

(*)	Totals might be affected by rounding.

(1)

$135,786,170 held in the Trust Account as of June 30, 2023 plus $1,265,000 from the Second Extension Funding on September 13, 2023. Assumes that none of the FEAC Class A Shares are redeemed in connection with the Business Combination. Excludes interest earned in the Trust Account; the actual amount of cash in the Trust Account is subject to change depending on actual interest earned.

(2)

Excludes the $1.7 million non-redemption commitment from a FEAC Shareholder that is the beneficial owner of 166,665 FEAC Class A Shares as part of the $115 million transaction financing that is comprised of (i) the PIPE Financing ($56.9 million), (ii) the Convertible Bridge Financing ($56.4 million) and (iii) the non-redemption commitment ($1.7 million).

(3)	Rollover equity refers to equity of enGene Shareholders and includes the aggregate exercise price of its stock options outstanding as of July 31, 2023.
(4)	Represents an estimate of transaction expenses. Actual amounts may vary and may include expenses unknown at this time.

Maximum redemption scenario

Sources		Uses
(in millions of U.S. dollars)
Existing cash held in Trust Account(1)	$24	Rollover equity(3)	$97
Transaction financing(2)	$113	Cash to balance sheet	$113
Rollover equity(3)	$97	Estimated transaction expenses(4)	$24

Total* sources:	$234	Total* uses:	$234

(*)	Totals might be affected by rounding.
(1)

$135,786,170 held in the Trust Account as of June 30, 2023 plus $1,265,000 from the Second Extension Funding on September 13, 2023. Assumes that all holders of FEAC Class A Shares redeem their shares in connection with the Business Combination at an assumed redemption price of $10.83 per share (calculated using the $135.8 million cash in the Trust Account at June 30, 2023 plus $1,265,000 from the Second Extension Funding on September 13, 2023, divided by 12,650,000 outstanding FEAC Class A Shares), except for 2,166,665 million non-redeemable FEAC Class A Shares held by FGOF and a FEAC Shareholder that is the beneficial owner of 166,665 FEAC Class A Shares, who have each undertaken not to redeem their shares in connection with the Business Combination. The actual amount of cash in the Trust Account is subject to change depending on actual interest earned.

(2)

Excludes the $1.7 million non-redemption commitment from a FEAC Shareholder that is the beneficial owner of 166,665 FEAC Class A Shares as part of the $115 million transaction financing that is comprised of (i) the PIPE Financing ($56.9 million), (ii) the Convertible Bridge Financing ($56.4 million) and (iii) the non-redemption commitment ($1.7 million).

(3)	Rollover equity refers to equity of enGene Shareholders and includes the aggregate exercise price of its stock options outstanding as of July 31, 2023.
(4)	Represents an estimate of transaction expenses. Actual amounts may vary and may include expenses unknown at this time.

Accounting Treatment of the Business Combination (page 207)

Notwithstanding the legal form, the Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. generally accepted accounting principles (“US GAAP”). Under this method of accounting, FEAC will be treated as the acquired company for financial reporting purposes, whereas enGene will be treated as the accounting acquirer. In accordance with this accounting method, New enGene is considered to be a continuation of enGene, with the net identifiable assets of FEAC deemed to have been acquired by enGene in exchange for common shares of enGene accompanied by a recapitalization. The net assets of FEAC will be stated at historical cost, with no goodwill or other intangible assets recorded, and operations prior to the Business Combination will be those of enGene. enGene has been determined to be the accounting acquirer based on an evaluation of the following facts and circumstances, and accordingly the Business Combination is treated as an equivalent to an acquisition of FEAC accompanied by a recapitalization.

•	Senior management of enGene will continue as senior management of the post-Business Combination combined company (the “Combined Company”);

•	Directors of enGene will form a majority on the board of directors of the Combined Company;

•	The name of the Combined Company will be “enGene Holdings Inc.” and it will utilize enGene’s current headquarters; and

•	enGene’s operations will comprise the ongoing operations of the Combined Company.

Material U.S. Federal Income Tax Considerations (page 415)

For a discussion summarizing the U.S. federal income tax consequences of (i) the Business Combination generally applicable to U.S. Holders (as defined herein) of FEAC Class A Shares and FEAC Warrants, (ii) the exercise of redemption rights by U.S. Holders of FEAC Class A Shares and (iii) the ownership and disposition of New enGene Shares and New enGene Warrants received by U.S. Holders of FEAC Class A Shares and FEAC Warrants, respectively, in the Business Combination, please see “Material U.S. Federal Income Tax Considerations.” The tax consequences of the foregoing to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, please consult your tax advisor to determine the tax consequences to you of the Business Combination and related Transactions.

Material Dutch Tax Consequences of the Business Combination (page 426)

For a discussion summarizing the principal Dutch tax consequences, for a holder of FEAC Class A Shares or FEAC Warrants (other than the Sponsor), of the ownership and/or disposal of such FEAC Class A Shares and/or FEAC Warrants following the Transactions, please see “Material Dutch Tax Consequences of the Business Combination.”

Certain Canadian Federal Income Tax Considerations (page 430)

For a discussion summarizing the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereunder generally applicable to a beneficial owner (other than the Sponsor) of New enGene Shares or New enGene Warrants following the Transactions, please see “Certain Canadian Federal Income Tax Considerations.”

Comparison of Corporate Governance and Shareholder Rights (page 231)

Following the consummation of the Business Combination, the rights of FEAC Shareholders who become New enGene Shareholders in the Business Combination will no longer be governed by FEAC’s Current Articles and instead will be governed by New enGene’s “Proposed Articles.” See “Comparison of Corporate Governance and Shareholder Rights.”

Emerging Growth Company and Smaller Reporting Company (page 365)

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. We expect that New enGene will be an emerging growth company after the completion of the Business Combination and will continue not to opt out of the extended transition period.

This may make comparison of FEAC’s and New enGene’s consolidated financial statements with those of another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of FEAC’s IPO, (b) in which we have total annual revenue of at least $1.23 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common shares held by non-affiliates exceeds $250 million as of the prior April 30, or (2) our annual revenues exceed $100 million during such completed fiscal year and the market value of our common shares held by non-affiliates exceeds $700 million as of the prior April 30. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with those of other public companies difficult or impossible.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF FEAC

FEAC is providing the following summary historical financial information to assist the analysis of the financial aspects of the Business Combination Agreement.

The following summary historical statements of operations and cash flows data of FEAC for the year ended December 31, 2022 and the period from August 9, 2021 (inception) through December 31, 2021, and the historical balance sheet data of FEAC as of December 31, 2022 and 2021 are derived from FEAC’s audited financial statements included elsewhere in this proxy statement/prospectus.

The following summary historical statements of operations and cash flows data of FEAC for the six months ended June 30, 2023 and June 30, 2022, and the historical balance sheet data of FEAC as of June 30, 2023 are derived from the FEAC’s unaudited interim consolidated financial statements included elsewhere in this proxy statement/prospectus.

The information below is only a summary and should be read in conjunction with the sections entitled “FEAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus.

The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of FEAC.

Statement of Operations

	For the six months ended June 30, 2023	For the six months ended June 30, 2022	For the year ended December 31, 2022	For the period from August 9, 2021 (inception) through December 31, 2021
Operating costs (1)	$6,050,505	$816,351	$1,831,421	$232,346
Loss from operations	(6,050,505)	(816,351)	(1,831,421)	(232,346)

Other Income
Interest earned from Trust Account	2,989,836	154,482	1,861,925	6,909
Bank interest income	94	56	222	—

Total other income	2,989,930	154,538	1,862,147	6,909

Net (loss)/income	$(3,060,575)	$(661,813)	$30,726	$(225,437)

Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	12,650,000	12,650,000	12,650,000	1,558,966

Basic and diluted net (loss)/income per share, Class A ordinary shares subject to possible redemption	$(0.19)	$(0.04)	$0.00	$(0.05)

Basic and diluted, weighted average shares outstanding — Class B ordinary shares	3,162,500	3,162,500	3,162,500	3,162,500

Basic and diluted net (loss)/income per share, Class B ordinary shares	$(0.19)	$(0.04)	$0.00	$(0.05)

(1)	For the period from August 9, 2021 through December 31, 2021 and the year ended December 31, 2022, the description of this line item was “Formation and Operating Costs.”

Statements of Cash Flows Data

	For the six months ended June 30, 2023	For the six months ended June 30, 2022	For the year ended December 31, 2022	For the period from August 9, 2021 (inception) through December 31, 2021
Net cash used in operating activities	$(1,245,013)	$(294,385)	$(755,147)	$(796,248)
Net cash used in investing activities	(1,265,000)	—	—	$(129,662,500)
Net cash provided by financing activities	$2,465,000	$—	—	$131,528,046

Net change in cash	(45,013)	(294,385)	(755,147)	1,069,298
Cash, beginning of the period	314,151	1,069,298	1,069,298	—

Cash, end of the period	$269,138	$774,913	$314,151	$1,069,298

Balance Sheets

	June 30, 2023	December 31, 2022	December 31, 2021
Assets:
Current assets:
Cash	$269,138	$314,151	$1,069,298
Prepaid expense	40,668	197,653	498,591

Total current assets	309,806	511,804	1,567,889
Prepaid expenses — non-current portion	—	—	209,052
Cash and securities held in Trust Account	135,786,170	131,531,334	129,669,409

Total assets	$136,095,976	$132,043,138	$131,446,350

Liabilities, Shares Subject to Redemption and Shareholders’ Deficit:
Current liabilities:
Accrued offering costs and expenses	$5,493,223	$844,605	$316,651
Due to related party	48,699	48,904	10,796
Promissory note — related party	965,000	—	—
Convertible Note — Related Party	1,500,000	—	—

Total current liabilities	8,006,922	893,509	327,447
Deferred underwriting commissions	3,727,500	3,727,500	3,727,500

Total liabilities	11,734,422	4,621,009	4,054,947

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, 12,650,000 shares at redemption value of approximately $10.73, $10.40 and $10.25 at June 30, 2023 and December 31, 2022 and 2021, respectively	135,786,170	131,531,334	129,669,409

	June 30, 2023	December 31, 2022	December 31, 2021
Shareholders’ Deficit:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; none outstanding (excluding 12,650,000 shares subject to possible redemption issued) at June 30, 2023, December 31, 2022 and 2021	—	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 3,162,500 shares issued and outstanding at June 30, 2023, December 31, 2022 and December 31, 2021	316	316	316
Additional paid-in capital	—	—	—
Accumulated deficit	11,424,932	(4,109,521)	(2,278,322)

Total shareholders’ deficit	11,424,616	(4,109,205)	(2,278,006)

Total Liabilities, Shares Subject to Redemption and Shareholders’ Deficit	$136,095,976	$132,043,138	$131,446,350

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF ENGENE

The summary statement of consolidated operations and comprehensive loss and cash flows data of enGene for the years ended October 31, 2022, 2021, and 2020 and the balance sheet data as of October 31, 2022 and 2021, were derived from the audited historical consolidated financial statements of enGene included elsewhere in this proxy statement/prospectus.

The summary statement of consolidated operations and comprehensive loss and cash flows data of enGene for the three and nine months ended July 31, 2023, and 2022 and the balance sheet data as of July 31, 2023, were derived from the unaudited interim historical consolidated financial statements of enGene included elsewhere in this proxy statement/prospectus.

The information below is only a summary and should be read in conjunction with the sections entitled “enGene’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in enGene’s consolidated financial statements, and the notes related thereto, which are included elsewhere in this proxy statement/prospectus.

Consolidated Statements of Operations and Comprehensive Loss Data

	Three Months Ended		Nine Months Ended		Year Ended
	July 31,		July 31,		October 31,
	2023	2022	2023	2022	2022	2021	2020
	(dollar amounts in thousands, except share and per share data)		(dollar amounts in thousands, except share and per share data)		(dollar amounts in thousands, except share and per share data)
Operating expenses	$6,248	$5,306	$15,618	$12,888	$19,427	$15,870	$13,853
Total other (income) expense, net	(1,528)	1,441	1,802	3,208	5,013	7,571	1,215
Net loss	4,720	6,747	17,420	16,096	24,462	23,441	15,068
Net loss per share of common shares, basic and diluted	$1.54	$2.19	$5.55	$5.42	$7.97	$6.25	$6.02
Weighted average number of common shares outstanding, basic and diluted	3,885,897	3,643,694	3,808,008	3,627,558	3,640,030	3,562,638	2,763,146

Consolidated Balance Sheet Data

	As of
	July 31,	October 31,
	2023	2022	2021
	(dollar amounts in thousands)	(dollar amounts in thousands)
Current assets	$41,839	$22,583	$13,517
Non-current assets	4,443	1,326	1,510
Total assets	46,282	23,909	15,027
Current liabilities	9,103	5,104	3,216
Non-current liabilities	77,982	42,301	12,135
Total liabilities	87,085	47,405	15,351
Redeemable convertible preferred shares	$53,118	$53,118	$53,118
Shareholders’ deficit	$93,921	$76,614	$53,442

Consolidated Statements of Cash Flows Data

	Nine Months Ended		Year Ended
	July 31,		October 31,
	2023	2022	2022	2021	2020
	(dollar amounts in thousands)		(dollar amounts in thousands)
Cash flows used in operating activities	$(17,967)	$(12,164)	$(17,592)	$(15,984)	$(13,061)
Cash flows used in investing activities	(180)	(119)	(153)	(247)	(192)
Cash flows provided by financing activities	35,306	9,611	27,967	22,525	12,848
Effect of exchange rate changes on cash	1	(327)	(805)	98	(51)
Net increase (decrease) in cash	$17,160	$(2,999)	$9,417	$6,392	$(456)

The historical results included above and elsewhere in this proxy statement/prospectus are not indicative of the future performance of enGene. As explained elsewhere in this proxy statement/prospectus, the financial information contained in this section relates to enGene, prior to and without giving pro forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of the results of New enGene going forward. For additional information, see “Unaudited Pro Forma Condensed Combined Financial Information.”

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial data is derived from the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statement of operations included elsewhere in this proxy statement/prospectus and is provided to aid you in your analysis of the financial aspects of the Business Combination.

The unaudited pro forma condensed combined financial statements are based on FEAC’s historical financial statements, New enGene’s historical financial statements, and enGene’s historical consolidated financial statements as adjusted to give effect to the Transactions, including the Business Combination, PIPE Financing, the Non-Redemption Agreement, the Convertible Bridge Financing, the Working Capital Loans, the Sponsor and Insiders Letter Agreement, the Extension Loans and related transactions. The unaudited pro forma condensed combined balance sheet gives pro forma effect to the Transactions as if they had been consummated on July 31, 2023. The unaudited pro forma condensed combined statement of operations for the nine months ended July 31, 2023 and the year ended October 31, 2022, gives effect to the Transactions as if they had occurred on November 1, 2021, which is the beginning of the earliest period presented.

FEAC is a blank check company incorporated on August 9, 2021, as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Prior to executing the Business Combination Agreement, FEAC’s efforts were limited to organizational activities, completion of its IPO and the evaluation of possible business combinations. As of June 30, 2023, there was $135.8 million in investments and cash held in the Trust Account and $269,138 of cash held outside the Trust Account available for general corporate purposes.

enGene is a clinical-stage biotechnology company developing non-viral gene therapies based on localized delivery of nucleic acid payloads to mucosal tissues. enGene’s proprietary DDX platform has a high degree of payload flexibility, including DNA and various forms of RNA with broad tissue and disease application.

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined company reflecting the Transactions.

The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements included elsewhere in this proxy statement/prospectus,

•	the historical unaudited condensed financial statements of FEAC as of and for the six months ended June 30, 2023, and the related notes included in this proxy statement/prospectus,

•	the historical audited financial statements of FEAC as of and for the year ended December 31, 2022, and the related notes included elsewhere in this proxy statement/prospectus,

•

the historical unaudited condensed financial statements of FEAC as of and for the nine months ended September 30, 2022 (used to determine the results of operations of FEAC for the nine months ended June 30, 2023) not included in this proxy statement/prospectus,

•	the historical unaudited consolidated financial statements of enGene as of and for the nine months ended July 31, 2023, and the related notes included elsewhere in this proxy statement/prospectus,

•	the historical audited consolidated financial statements of enGene as of and for the year ended October 31, 2022, and the related notes included elsewhere in this proxy statement/prospectus.

•

the historical audited financial statements of New enGene as of July 31, 2023 and for the period from April 24, 2023 (inception) to July 31, 2023, and the related notes included elsewhere in this proxy statement/prospectus, and

•

the sections entitled “FEAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “enGene’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information relating to FEAC and enGene included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements present two redemption scenarios as follows:

•

No Redemption Scenario: This presentation assumes that no FEAC public shareholders exercise redemption rights to have their FEAC Class A Shares converted into their pro rata share of the Trust Account and thus the full amount held in the Trust Account as of the Closing is available for the Business Combination; and

•

Maximum Redemption Scenario: This presentation assumes that 10,483,335 FEAC Class A Shares are redeemed, resulting in an aggregate cash payment of approximately $113.5 million out of the Trust Account based on an assumed redemption price of $10.83 per share that is calculated using the sum of approximately $135.8 million cash in the Trust Account at June 30, 2023 and $1.3 million from the Second Extension Funding on September 13, 2023, divided by 12,650,000 FEAC Class A Shares subject to redemption assuming the pro forma maximum redemptions scenario pursuant to the Business Combination Agreement. The number of FEAC Class A Shares that are redeemed is derived by reducing the total of 12,650,000 FEAC Class A Shares outstanding by 2,000,000 FEAC Class A Shares held by the Sponsor that are subject to lock-up agreements and 166,665 FEAC Class A Shares held by public shareholders that are subject to non-redemption agreements. After a redemption of approximately $113.5 million out of the $137.1 million in the Trust Account, including the additional $1.3 million from the Second Extension Funding on September 13, 2023, the available cash from the Trust Account at Closing would be approximately $23.6 million.

The Business Combination will result in the combination of enGene and New enGene, with a fiscal year end of October 31, with FEAC, with a fiscal year end of December 31. The pro forma statement of operations for the nine months ended July 31, 2023 and the year ended October 31, 2022, presents the combination of financial information of New enGene, FEAC and enGene, after giving effect to the Transactions described in the accompanying notes. The unaudited pro forma statement of operations for the nine months ended July 31, 2023 includes enGene’s statement of operations for the nine months ended July 31, 2023, FEAC’s results of operations for the nine months ended June 30, 2023, and New enGene’s results of operations for the period from April 24, 2023 (inception) to July 31, 2023. The unaudited pro forma statement of operations for the year ended October 31, 2022 includes enGene’s statement of operations for the year ended October 31, 2022, and FEAC’s statement of operations for the year ended December 31, 2022. The unaudited pro forma balance sheet as of July 31, 2023 is based on a historical New enGene balance sheet as of July 31, 2023, historical enGene balance sheet as of July 31, 2023, and a historical FEAC balance sheet as of June 30, 2023. FEAC’s results of operations for the three months ended December 31, 2022 are included in the unaudited pro forma statement of operations for both the nine months ended July 31, 2023 and the year ended October 31, 2022. FEAC’s loss from operations and other income for the three months ended December 31, 2022 were $491,000 and $1.1 million, respectively, resulting in net income for the three months ended December 31, 2022 of $621,000. The operations of New enGene in the unaudited pro forma condensed combined statement of operations for the period from April 24, 2023 (inception) to July 31, 2023 consist only of legal, accounting and audit fees incurred as part of the formation of the entity and regulatory requirements for the preparation of its financial statements. The operations of New enGene had not commenced in the unaudited pro forma condensed combined statements of operations for the fiscal year ended October 31, 2022. Subsequent to the Transactions, FEAC, New enGene and enGene are collectively referred to herein as the “Combined Company.”

The selected unaudited pro forma condensed combined financial data have been presented for illustrative purposes only and do not necessarily reflect what the Combined Company’s financial condition or results of operations would have been had the Transactions occurred on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data As of July 31, 2023

	Unaudited Pro Forma
	As of July 31, 2023
	Scenario 1 (Assuming No Redemptions)	Scenario 2 (Assuming Maximum Redemptions)
	(in thousands)
Total cash and cash equivalents	$203,415	$89,880
Total assets	$208,960	$95,425
Total liabilities	$14,187	$14,187
Total shareholders’ equity	$194,773	$81,238

Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data for the Nine Months Ended July 31, 2023 and the Year Ended October 31, 2022

	Combined Pro Forma
	Nine Months Ended July 31, 2023		Year Ended October 31, 2022
	Scenario 1 (Assuming No Redemptions)	Scenario 2 (Assuming Maximum Redemptions)	Scenario 1 (Assuming No Redemptions)	Scenario 2 (Assuming Maximum Redemptions)
	(in thousands, except share and per share amounts)
Loss from operations	$(21,829)	$(21,829)	$(34,280)	$(34,280)
Net loss	$(23,031)	$(23,031)	$(36,515)	$(36,515)
Loss per common share - basic and diluted	$(0.69)	$(1.00)	$(1.09)	$(1.58)
Weighted average shares outstanding, basic and diluted	33,552,029	23,068,694	33,552,029	23,068,694

COMPARATIVE HISTORICAL AND UNAUDITED

PRO FORMA PER SHARE FINANCIAL INFORMATION

The following table sets forth summary historical comparative share information for FEAC, enGene and New enGene and unaudited pro forma Combined Company per share information after giving effect to the Transactions, including the Business Combination, PIPE Financing and Convertible Bridge Financing, assuming two redemption scenarios as follows:

•

No Redemption Scenario: This presentation assumes that no FEAC public shareholders exercise redemption rights to have their FEAC Class A Shares converted into their pro rata share of the Trust Account and thus the full amount held in the Trust Account as of the Closing is available for the Business Combination; and

•

Maximum Redemption Scenario: This presentation assumes that 10,483,335 FEAC Class A Shares are redeemed, resulting in an aggregate cash payment of approximately $113.5 million out of the Trust Account based on an assumed redemption price of $10.83 per share that is calculated using the sum of approximately $135.8 million cash in the Trust Account at June 30, 2023 and $1.3 million from the Second Extension Funding on September 13, 2023, divided by 12,650,000 FEAC Class A Shares subject to redemption assuming the pro forma maximum redemptions scenario pursuant to the Business Combination Agreement. The number of FEAC Class A Shares that are redeemed is derived by reducing the total of 12,650,000 FEAC Class A Shares outstanding by 2,000,000 FEAC Class A Shares held by the Sponsor that are subject to lock-up agreements and 166,665 FEAC Class A Shares held by public shareholders that are subject to non-redemption agreements. After a redemption of approximately $113.5 million out of the $137.1 million in the Trust Account, including the additional $1.3 million from the Second Extension Funding on September 13, 2023, the available cash from the Trust Account at Closing would be approximately $23.6 million.

The Business Combination will result in the combination of enGene and New enGene, with a fiscal year end of October 31, with FEAC, with a fiscal year end of December 31. The unaudited pro forma book value information and ending shares reflect the Transactions, including the Business Combination, PIPE Financing and Convertible Bridge Financing, as if they had occurred on July 31, 2023. The weighted average shares outstanding and net loss per share information reflect the Transactions as if they had occurred on November 1, 2021.

This information is only a summary and should be read together with the summary historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of FEAC, enGene and New enGene and related notes that are included elsewhere in this proxy statement/ prospectus. The unaudited pro forma Combined Company per share information of FEAC and enGene is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma Combined Company earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma Combined Company book value per share information below does not purport to represent what the value of FEAC, enGene and New enGene would have been had the companies been combined during the periods presented.

	July 31, 2023	June 30, 2023	July 31, 2023
	enGene Holdings Inc.	FEAC	enGene	Pro Forma Combined (No Redemptions)	Pro Forma Combined (Full Redemptions)
		(in thousands, except share and per share data)
Net loss (1)	$(72)	$(2,440)	$(17,420)	$(23,031)	$(23,031)
Shareholders’ equity (deficit)	$(72)	$(11,425)	$(93,921)	$194,773	$81,238
FEAC Shares subject to redemption	—	10,483,335	—	—	—
Ending common shares at period end	10	3,162,500	3,885,897	33,552,029	23,068,694
Ending common shares at period end (including shares subject to redemption)	10	13,645,835	3,885,897	33,552,029	23,068,694
Weighted average common shares outstanding - basic and diluted	10	3,162,500	3,808,008	33,552,029	23,068,694
Book value per share (2)	$(7,200)	$(0.84)	$(24.17)	$5.81	$3.52
Basic and diluted loss per common share (3)	$(7,200)	$(0.15)	$(5.55)	$(0.69)	$(1.00)
Cash dividends per share	NA	NA	NA	NA	NA

(1)	Net loss is derived from:

•	New enGene’s audited statement of operations for the period from April 24, 2023 (inception) to July 31, 2023,

•

FEAC’s results of operations for the nine months ended June 30, 2023 which are derived from its unaudited condensed statement of operations for the six months ended June 30, 2023 and the results of operations for the three months ended December 31, 2022, calculated using its statement of operations for the year ended December 31, 2022 and unaudited condensed statement of operations for the nine months ended September 30, 2022. FEAC’s results of operations for the three months ended December 31, 2022 are included in the unaudited pro forma statement of operations for both the nine months ended July 31, 2023 and the year ended October 31, 2022. FEAC’s loss from operations and other income for the three months ended December 31, 2022 were $491,000 and $1.1 million, respectively, resulting in net income for the three months ended December 31, 2022 of $621,000, and

•	enGene’s unaudited condensed consolidated statement of operations for the nine months ended July 31, 2023.

(2)	Book value per share is determined as the ending period balance of total shareholders’ equity (deficit) divided by:

•	New enGene Class B common shares outstanding at July 31, 2023,

•	FEAC Class A Shares outstanding at June 30, 2023,

•	enGene Common Shares outstanding at July 31, 2023, and

•	the number of common shares based on each redemption scenario for the Combined Company at July 31, 2023.

(3)	Loss per common shares is based on:

•	Weighted average number of New enGene Class B common shares outstanding for the period from April 24, 2023 (inception) to July 31, 2023,

•	Weighted average number of FEAC Class A shares outstanding for the nine months ended June 30, 2023,

•	Weighted average number of enGene Common Shares outstanding for the nine months ended July 31, 2023, and

•	The number of common shares based on each redemption scenario for the Combined Company for the nine months ended July 31, 2023.

MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION

FEAC

Market Price and Ticker Symbol

FEAC’s units, Class A ordinary shares and public warrants are currently listed on the Nasdaq Global Market under the symbols “FRBNU,” “FRBN,” and “FRBNW,” respectively.

The closing prices of FEAC Units, FEAC Class A Shares and FEAC Public Warrants on May 16, 2023, the last trading day before announcement of the execution of the Business Combination Agreement, were $10.58, $10.55 and $0.14, respectively. As of     , 2023, the record date for the Special Meeting, the closing price for each unit, Class A ordinary share and public warrant was $  , $  , and $  , respectively.

Holders

As of June 30, 2023, there was one holder of record of FEAC Units, one holder of record of FEAC Class A Shares, one holder of record of FEAC Class B Shares and two holders of record of FEAC Public Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose FEAC Units, FEAC Class A Shares and FEAC Public Warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

FEAC has not paid any cash dividends on FEAC Shares to date and does not intend to pay any cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon New enGene revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of New enGene’s Board of Directors at such time.

enGene

There is no public market for common shares of enGene.

SUMMARY RISK FACTORS

The following is a summary of select risks and uncertainties that could materially adversely affect the Business Combination, enGene and its business, financial condition and results of operations. You should read this summary together with the full and complete discussion of risk factors contained below.

Risks Related to enGene and New enGene’s Business Following the Business Combination

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “us,” “our,” and other similar terms refer to enGene and its subsidiary prior to the consummation of the Business Combination and to New enGene and its consolidated subsidiaries following the consummation of the Business Combination.

Risks Relating to Our Business

•

The sizes of the markets and forecasts of market growth for the demand of our novel gene therapy platform, product candidates and other key potential success factors are based on a number of complex assumptions and estimates, and may be inaccurate.

•

We expect to make significant investments in our continued research and development of EG-70, a novel non-viral gene therapy for the purpose of stimulating the adaptive immune system, EG-i08, a pulmonary program, and other new product candidates and gene therapies and services, which may not be successful, and if they are not successful, we may not be able to achieve or sustain profitability in the future. As an organization, we do not have any experience in any such new lines of business, and failure to identify other product candidates and/or execute on the expansion of our business would adversely affect our business and results of operations.

•	We have incurred net losses in every year since our inception and anticipate that we will continue to incur net losses in the foreseeable future.

•	Our recurring losses from operations and negative cash flows from operating activities raise substantial doubt about our ability to continue as a going concern.

•

We identified material weaknesses in our internal control over financial reporting. If we are unable to remedy these material weaknesses, or if we fail to establish and maintain effective internal controls, we may be unable to produce timely and accurate financial statements, and we may determine that our internal control over financial reporting is not effective, which could adversely impact our investors’ confidence and the price of our common shares.

•

To date, we have not generated any product revenue, have a history of losses and will need to raise additional capital to fund our operations. If we fail to obtain necessary financing, we will not be able to complete the development and commercialization of our product candidates.

•

We face significant competition from other biotechnology and pharmaceutical companies, which may result in our competitors discovering, developing or commercializing products before us or more successfully than we do. Our business and results of operations could be adversely affected if we fail to compete effectively.

•

The genetic medicine field is relatively new and evolving rapidly. Because of our limited technical, financial and human resources, we are focusing our research and development efforts on our gene therapy platform and our therapeutic product candidates among many potential options. As a result, we may forego or delay pursuit of other gene therapy technologies or other therapeutic product candidates that provide significant advantages over our platform, which could materially harm our business and results of operations.

•

Our gene therapy platform is based on novel technologies that are unproven, which makes it difficult to predict the time and cost of development and of subsequently obtaining regulatory approval, if at all.

•

Development of new therapeutics involves a lengthy and expensive process, with an uncertain outcome. We may incur additional costs, fail to replicate the positive results from our earlier preclinical or clinical studies of our product candidates in later preclinical studies and any clinical trials or experience delays in completing or ultimately be unable to complete, the development and commercialization of any product candidates.

•

Our use of third parties to manufacture, develop and test our therapeutic product candidates for preclinical studies and clinical trials increases the risk that we will not have sufficient quantities of our product candidates or products, or necessary quantities of such materials on time or at an acceptable cost.

•

Our most advanced product candidates are complex to manufacture and we may encounter difficulties in production, particularly with respect to scaling our manufacturing capabilities. If we or any of our third-party manufacturers with whom we contract encounter these types of difficulties, our ability to provide supply of our product candidates for clinical trials or our products for patients, if approved, could be delayed or stopped, or we may be unable to maintain a commercially viable cost structure.

•

The market opportunities for our product candidates may be limited to a small group of patients who are ineligible for or have failed prior treatments and our estimates of the prevalence of our target patient populations may be inaccurate.

•	We rely on our senior management team and key personnel, and our business could be harmed if we are unable to attract and retain personnel necessary for our success.

•

Our research and development initiatives, manufacturing processes and business depend on our ability to attract and retain highly skilled scientists and other specialized individuals. We may not be able to attract or retain such qualified scientists and other specialized individuals in the future due to the competition for qualified personnel among life science and technology businesses.

•

Nearly all aspects of our activity and our products and services are subject to extensive regulation by various U.S. federal and state agencies and regulatory bodies in non-U.S. jurisdictions, and compliance with existing or future regulations could result in unanticipated expenses or limit our ability to offer our products and services. Once developed, our gene therapy platform and therapeutic product candidates will require regulatory approval, which is a lengthy, expensive, and inherently unpredictable process with uncertain outcomes and cost and the potential for substantial delays. We cannot give any assurance whether or when our product candidates will receive regulatory approval, which is necessary before they can be commercialized.

•

We cannot predict whether or when we will obtain regulatory approval to commercialize a product candidate we may develop in the United States or any other jurisdiction and any such approval may be for a narrower indication than we seek.

•

If we are not able to obtain or if there are delays in obtaining required regulatory approvals for our product candidates, we will not be able to commercialize or will be delayed in commercializing our product candidates and our ability to generate revenue will be adversely affected. Even if we eventually gain approval for any of our product candidates, we may be unable to commercialize them.

•

We may not obtain or maintain regulatory approval in all jurisdictions in which such approval may be required. Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not mean that we will obtain and/or maintain regulatory approval of our product candidates in other jurisdictions, while a failure or delay in obtaining or maintaining regulatory approval of our product candidates in one jurisdiction may have a material adverse effect on the regulatory approval or maintenance process in other jurisdictions.

•

Even if we receive regulatory approval of any product candidates or therapies, we will be subject to ongoing regulatory obligations, reporting requirements and continued regulatory review, which may result in significant additional expenses. If we fail to comply with regulatory requirements or experience unanticipated problems with our product candidates, we may be subject to substantial penalties, fines, delays, suspensions, refusals and withdrawals of approvals.

•

Changes in regulatory requirements could result in delays or discontinuation of development of our product candidates or therapies, or unexpected costs in obtaining or maintaining regulatory approval, and thereby adversely affect our business and results of operations.

•

Our contract manufacturers are subject to significant regulation with respect to the manufacturing of our current and future product candidates. The manufacturing facilities on which we rely may not meet or continue to meet regulatory requirements and/or may have limited capacity.

•	Any product candidates we develop may become subject to unfavorable or unprofitable third-party coverage and reimbursement practices, as well as pricing regulations.

•

Drug marketing, price controls and reimbursement regulations may materially affect our ability to market and receive coverage for our product candidates, if approved, in the European Union, the United Kingdom, Japan and other non-U.S. jurisdictions.

•

We are an international organization and we plan to expand operations internationally where we have limited operating experience and where we may be subject to increased regulatory risks and local competition. If we are unsuccessful in any efforts to expand internationally, our business and results of operations may be adversely affected.

•

Global economic uncertainty, changes in geopolitical conditions and weakening product demand caused by political instability, changes in trade agreements and disputes, such as the conflict between Russia and Ukraine and other macroeconomic factors, could adversely affect our business and results of operations.

•

If we are unable to obtain and maintain, enforce and defend patent protection for any product candidates we develop or for our novel gene therapy platform, or if the scope of the patent protection obtained is not sufficiently broad, our competitors or other third parties could develop and commercialize products or technology similar or identical to ours and our ability to successfully commercialize any product candidates we may develop and our technology may be adversely affected.

•

Issued patents covering our product candidates or gene therapy platform could be found invalid or unenforceable if challenged in court or before administrative bodies in the United States or other jurisdictions.

•

We may be involved in legal proceedings in relation to intellectual property rights and to protect or enforce our patents or the patents of our licensors, which could be expensive, time-consuming and unsuccessful.

•

We will need to grow the size of our organization, both organically and through acquisitions, and we may experience difficulties identifying and hiring the right employees and successfully managing this growth

•

Acquisitions, collaborations or other strategic partnerships may increase our capital requirements, dilute our shareholders, cause us to incur debt or assume contingent liabilities and subject us to other risks.

•

Because New enGene is a Canadian company, shareholder protections differ from shareholder protections in the United States and elsewhere, and New enGene is subject to a variety of additional risks that may negatively impact New enGene’s operations.

•

The Proposed Articles to be in effect following the consummation of the Business Combination and certain Canadian legislation contain provisions that may have the effect of delaying, preventing or making undesirable an acquisition of all or a significant portion of New enGene’s shares or assets or preventing a change in control.

Risks Related to the Business Combination and FEAC

Unless the context otherwise requires, all references in this section to “FEAC,” “we,” “us” and “ours” refer to FEAC prior to the consummation of the Business Combination, which will be the business of New enGene and its subsidiaries following the consummation of the Business Combination.

Risks Related to the Business Combination

•	FEAC may not have sufficient funds outside the Trust Account to fund its working capital requirements pending the consummation of the Business Combination.

•

Since the Sponsor, its parent FGOF and FEAC’s directors and executive officers have interests that are different from, or in addition to (and which may conflict with), the interests of FEAC’s other shareholders, a conflict of interest may exist in determining whether the Business Combination is appropriate as FEAC’s initial business combination. Such interests include that the Sponsor may lose its entire investment if a Business Combination is not completed, and that the Sponsor, FGOF and certain of FEAC’s directors will benefit from the completion of a Business Combination and may be incentivized to complete the Business Combination, even if it is with a less favorable target company or on less favorable terms to FEAC Shareholders, rather than liquidate FEAC.

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Forbion Capital Fund III, an affiliate of Forbion, the Sponsor and FGOF is a significant shareholder of enGene and an investor in both of enGene’s Amended 2022 Convertible Notes and the 2023 Convertible Notes, and as a result, a conflict of interest may exist in determining whether the Business Combination is appropriate as FEAC’s initial business combination.

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The Business Combination may be completed even though material adverse effects may result from the public announcement or completion of the proposed Business Combination, general business or economic conditions, industry-wide changes, and other causes.

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The ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of key personnel, some of whom will be from enGene, and some of whom may join New enGene following the Business Combination. The loss of key personnel or the hiring of ineffective personnel after the Business Combination could negatively impact the operations and profitability of New enGene.

•	FEAC and enGene could be a target of securities class action and derivative lawsuits, which could result in substantial costs and may delay or prevent the Business Combination from being completed.

•	The Sponsor, FGOF and FEAC’s executive officers and directors have agreed to vote in favor the Business Combination, regardless of how FEAC Shareholders vote.

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We are attempting to complete the Business Combination with a private company about which little information is available, which may result in a business combination that does not deliver the expected benefits or is not as profitable as we suspected, if at all.

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There is no assurance that the due diligence undertaken in relation to the Business Combination has uncovered all material issues in relation to the business or financial condition of enGene. Accordingly, subsequent to the completion of the Business Combination, New enGene may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on New enGene’s financial condition, results of operations and share price, which could cause you to lose some or all of your investment.

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FEAC will have limited rights after the Closing to make claims for damages against enGene or enGene Shareholders for the breach of representations, warranties, agreements or covenants made by enGene in the Business Combination Agreement.

•	The FEAC Reorganization may be a taxable event for U.S. Holders of FEAC Class A Shares or FEAC Warrants.

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We believe that FEAC (the predecessor to New enGene for this purpose) was a passive foreign investment company (a “PFIC”) for its 2021 and 2022 taxable years, and there is a significant risk that New enGene may be or become a PFIC, which could result in adverse U.S. federal income tax consequences to U.S. Holders of New enGene Shares or New enGene Warrants.

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FEAC may not be able to complete the Business Combination if the Business Combination is subject to U.S. foreign investment regulations or review by a U.S. government entity, such as the Committee on Foreign Investment in the United States (“CFIUS”).

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You do not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. If FEAC does not complete the Business Combination, you may therefore be forced to sell your FEAC Class A Shares or FEAC Warrants to liquidate your investment, potentially at a loss.

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The exercise of FEAC’s directors’ and executive officers’ discretion in agreeing to changes or waivers with respect to the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in FEAC Shareholders’ best interest.

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FEAC has identified a material weakness in its internal control over financial reporting. If FEAC and, following the Business Combination, New enGene, is unable to develop and maintain an effective system of internal control over financial reporting, FEAC and, following the Business Combination, New enGene, may not be able to accurately report its financial results in a timely manner, meet reporting obligations, prevent fraud and/or file periodic reports in a timely manner, which may adversely affect investor confidence in FEAC or New enGene, as applicable, and materially and adversely affect FEAC’s or New enGene’s, as applicable, business and operating results.

Risks Related to Being a Public Company

•	New enGene’s management team has limited experience managing a public company, and the additional requirements for public companies may strain resources and divert management’s attention.

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There are risks to FEAC Shareholders related to becoming shareholders of enGene through the Business Combination rather than through an underwritten public offering, including no independent due diligence review by an underwriter.

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Nasdaq may not list New enGene’s securities on its exchange, in which event, if not waived by the parties to the Business Combination Agreement as one of the closing conditions thereof, FEAC would not be able to consummate the Business Combination with enGene. If New enGene’s securities are listed, New enGene may be unable to satisfy listing requirements in the future, which could limit investors’ ability to effect transactions in New enGene’s securities and subject it to additional trading restrictions.

Risks Regarding Redemption

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Holders of FEAC Class A Shares who wish to redeem their FEAC Class A Shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If such FEAC Shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their FEAC Class A Shares for the right to receive a pro rata portion of the funds held in the Trust Account.

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If you or a “group” of holders of FEAC Class A Shares are deemed to hold in excess of 15% of FEAC Class A Shares, you may lose the ability to redeem all such shares in excess of 15% of FEAC’s Class A Shares.

•	Holders of FEAC Class A Shares may in limited circumstances be required to repay unlawful distributions knowingly received by them upon redemption of their shares.

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If third parties bring claims against FEAC, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by holders of FEAC Class A Shares may be less than $10.45 per FEAC Class A Share.

Risks Related to FEAC

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FEAC may not be able to consummate an initial business combination within 18 months after the closing of FEAC’s IPO (or up to 24 months from the closing of our IPO if FEAC extends the period of time to consummate a business combination), in which case we would cease all operations except for the purpose of winding up and we would redeem our FEAC Class A Shares and liquidate, in which case FEAC Shareholders may receive only $10.45 per share, or less than such amount in certain circumstances, and our warrants will expire worthless.

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FEAC’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to FEAC Shareholders. If, after FEAC distributes the proceeds in the Trust Account to FEAC Shareholders, we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and the members of FEAC’s board of directors may be viewed as having breached their fiduciary duties to FEAC’s creditors, thereby exposing the members of our board of directors and us to claims of punitive damages.

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If, before distributing the proceeds in the Trust Account to FEAC Shareholders, FEAC files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this proxy statement/prospectus, including the Annexes, in evaluating the Business Combination and the proposals to be voted on at the Special Meeting. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.” enGene, FEAC or New enGene may face additional risks and uncertainties that are not presently known to enGene, FEAC or New enGene, or that enGene, FEAC or New enGene currently deems immaterial, which may also impair enGene’s, FEAC’s or New enGene’s respective business, financial condition, results of operations and prospects.

Risks Related to enGene and New enGene’s Business Following the Business Combination

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “us,” “our,” and other similar terms refer to enGene and its subsidiary prior to the consummation of the Business Combination and to New enGene and its consolidated subsidiaries following the consummation of the Business Combination.

Risks Relating to Our Business

The sizes of the markets and forecasts of market growth for the demand of our novel gene therapy platform, product candidates and other key potential success factors are based on a number of complex assumptions and estimates, and may be inaccurate.

We estimate total addressable markets and forecasts of market growth for our novel gene therapy platform and differentiated product candidates. Our forecasts and key performance indicators are based on a number of complex assumptions, internal and third-party estimates in published literature, and other business data, including assumptions and estimates relating to our ability to manage operating expenses of, invest in, develop and generate revenue from our gene therapy platform, product candidates and related services in the future. While we believe our assumptions and the data underlying our estimates and key performance indicators are reasonable, there are inherent challenges in measuring or forecasting such information. As a result, these assumptions and estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors and metrics. Consequently, our estimates of the total addressable markets and our forecasts of market growth for our novel gene therapy platform and differentiated product candidates may prove to be incorrect. For example, if the annual total addressable markets or the potential market growth for our gene therapies is smaller than we have estimated or if the key business metrics we utilize to forecast commercial opportunities are inaccurate, it may have an adverse effect on our business, financial condition, results of operations and prospects.

We expect to make significant investments in our continued research and development of EG-70, a novel non-viral gene therapy for the purpose of stimulating the adaptive immune system, EG-i08, a pulmonary program, and other new product candidates and gene therapies and services, which may not be successful, and if they are not successful, we may not be able to achieve or sustain profitability in the future. As an organization, we do not have any experience in any such new lines of business, and failure to identify other product candidates and/or execute on the expansion of our business would adversely affect our business and results of operations.

Biotechnology product development is expensive, takes years to complete, and has uncertain outcomes. Failure can occur at any stage of product development. In addition, if we determine that any of our current or future products or services are unlikely to succeed, we may abandon them without any return on our investment. We expect to incur significant expenses to advance our gene therapy development efforts, which may be unsuccessful. Developing new product candidates is a speculative, risky and highly competitive endeavor.

Product candidates that initially show promise may fail to achieve the desired results in development and clinical studies and may ultimately not prove to be safe and effective or meet expectations for clinical utility. We may be unable to establish clinical endpoints that applicable regulatory authorities would consider clinically meaningful, and a clinical trial can fail at any stage of testing. We may need to alter our offerings in development and repeat clinical studies before we develop a potentially successful product. If, after development, a product appears successful, we will still need to obtain U.S. Food and Drug Administration (“FDA”) and other regulatory approvals before we can market it. The FDA’s approval pathways are likely to involve significant time, as well as additional research, development and clinical study expenditures. The FDA may not clear, authorize or approve any product we develop. Even if we develop a product that receives regulatory clearance, authorization or approval, we would need to commit substantial resources to commercialize, sell and market it before it could be profitable, and the product may never be commercially successful. Additionally, development of any product or service may be disrupted or made less viable by the development of competing products or services. Because of the numerous risks and uncertainties associated with developing product candidates, we are unable to predict whether or when our therapeutics business may successfully commercialize a product candidate.

We have incurred net losses in every year since our inception and anticipate that we will continue to incur net losses in the foreseeable future.

We are a clinical-stage biotechnology company and have incurred net losses in each reporting period since our inception, have not generated any revenue from product sales to date and have financed our operations principally through third-party investments in our debt and share instruments. Our net losses were $24.5 million and $23.4 million for the fiscal years ended October 31, 2022 and October 31, 2021, respectively, and $17.4 million and $16.1 million for the nine months ended July 31, 2023 and July 31, 2022, respectively. As of July 31, 2023, we had an accumulated deficit of $117.1 million. Our lead product candidate, EG-70, is in clinical trials. Our other programs are in preclinical research and we plan on filing an investigational new drug application (“IND”) with the FDA for a pulmonary program during the first-half of 2025, subject to a multifactor go/no-go assessment involving technical review and assessment of grant support availability. As a result, we expect that it will be several years, if ever, before we have a commercialized product and generate revenue from product sales. Even if we succeed in receiving marketing approval for and commercializing one or more of our product candidates, we expect that we will continue to incur substantial research and development and other expenses in order to discover, develop and market additional potential products.

We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future. The net losses we incur may fluctuate significantly from quarter to quarter such that a period-to-period comparison of our results of operations may not be a good indication of our future performance. The size of our future net losses will depend, in part, on the pace of our development activities and the rate of future growth of our expenses and our ability to generate revenue. Our prior losses and expected future losses have had and will continue to have an adverse effect on our working capital, our ability to fund the development of our product candidates and our ability to achieve and maintain profitability and the performance of our common shares.

Our recurring losses from operations and negative cash flows from operating activities raise substantial doubt about our ability to continue as a going concern.

Without giving pro forma effect to the anticipated net proceeds from the Business Combination and the PIPE Financing, we do not believe our existing cash and cash equivalents will be sufficient to fund our obligations, anticipated operating expenses and capital expenditure requirements for 12 months from the date of issuance of the financial statements. In our audited consolidated financial statements as of and for the year ended October 31, 2022, and in our unaudited condensed consolidated financial statements as of and for the nine months ended July 31, 2023, neither of which give pro forma effect to the Business Combination and the PIPE Financing, we concluded that our net loss, negative cash flows from operating activities and accumulated deficit raised substantial doubt about our ability to continue as a going concern. Similarly, in its report on such financial statements, our independent registered public accounting firm included an explanatory paragraph stating that as we incurred a net loss and negative cash flows from operating activities for the year ended October 31, 2022, have accumulated deficit at October 31, 2022, and will need additional financing in order to meet our obligations and fund our future expected negative cash flows, there is substantial doubt about our ability to continue as a going concern. Additionally, if we do not receive all or a material portion of the anticipated proceeds of the PIPE Financing for any reason, our financial condition will be adversely affected and we may be unable to fund our operations or fail to achieve our product development and commercialization objectives.

After the consummation of the Business Combination, in our own required quarterly assessments, we may continue to conclude that there is substantial doubt about our ability to continue as a going concern, and future reports from our independent registered public accounting firm may also contain statements expressing substantial doubt about our ability to continue as a going concern. If we seek additional financing to fund our business activities in the future and there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding on commercially reasonable terms or at all. If we cannot continue as a going concern, we may not be able to continue operations, which may result in us winding down, selling or out-licensing our technology or pursuing an alternative strategy. If we fund our operations through debt financings, including senior secured debt, any liquidation of our assets could result in us receiving less than the value at which those assets are carried on our financial statements, and it is likely that our shareholders may lose some or all of their investment in us.

We identified material weaknesses in our internal control over financial reporting. If we are unable to remedy these material weaknesses, or if we fail to establish and maintain effective internal controls, we may be unable to produce timely and accurate financial statements, and we may determine that our internal control over financial reporting is not effective, which could adversely impact our investors’ confidence and the price of our common shares.

Prior to the consummation of the Business Combination, we have been a private company with limited accounting personnel and other resources with which to address internal control over financial reporting. In connection with the preparation and the audit of the consolidated financial statements as of and for the year ended October 31, 2022, we and our independent registered public accounting firm identified material weaknesses, as defined under the Exchange Act and by the Public Company Accounting Oversight Board (United States), in the internal control over financial reporting, and such material weaknesses remain unremediated. A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. The material weaknesses related to: lack of formal policies, procedures and controls related to the design of internal controls over financial reporting including risk assessment process and control activities for certain key financial reporting processes; lack of sufficient accounting and financial reporting personnel with requisite knowledge and experience in the application of complex areas of US GAAP; general information technology controls that were not designed appropriately (access and system changes); and lack of appropriate segregation of duties in the preparation and review of account reconciliations and journal entries. As disclosed in our audited financial statements, we recently corrected previously presented financial results due to immaterial errors.

We intend to implement in the near term measures designed to improve our internal control over financial reporting to remediate these material weaknesses, including formalizing our processes and internal control documentation and strengthening supervisory reviews by our financial management; hiring additional qualified accounting and finance personnel with requisite knowledge and experience in the application of complex areas of US GAAP, managing and collaborating with our financial consultants to enable the implementation of internal control over financial reporting and improve the segregation of duties amongst accounting and finance personnel in the preparation and review of account reconciliations and journal entries. We will also review and improve the design of our general information technology controls including managing user access and privileged access, managing changes in the information system and segregation of duties. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. For example, to maintain and improve the effectiveness of our financial reporting, we will need to commit significant resources, implement and strengthen existing reporting processes, train personnel and provide additional management oversight. We will incur additional costs to remediate these weaknesses, primarily personnel costs and external consulting fees. We cannot assure you that any measures we may take in the future will be sufficient to remediate the control deficiencies that led to our material weaknesses in our internal control over financial reporting or to avoid potential future material weaknesses. In addition, neither our management nor an independent registered public accounting firm has ever performed an evaluation of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act because no such evaluation has been required. Had we or our independent registered public accounting firm performed an evaluation of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional material weaknesses may have been identified. If we are unable to successfully remediate our existing or any future material weaknesses in our internal control over financial reporting, or if we identify any additional material weaknesses, the accuracy and timing of our financial reporting may be adversely affected, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting, and our share price may decline as a result. We also could become subject to investigations by the applicable stock exchange upon which our securities are traded, the SEC or other regulatory authorities.

To date, we have not generated any product revenue, have a history of losses and will need to raise additional capital to fund our operations. If we fail to obtain necessary financing, we will not be able to complete the development and commercialization of our product candidates.

Our operations have consumed substantial amounts of cash since our inception. We expect to continue to spend substantial amounts to conduct further research and development and preclinical or nonclinical testing and studies and clinical trials of our current and future programs, to seek regulatory approvals for our product candidates and to launch and commercialize any products for which we receive regulatory approval. As of July 31, 2023, we had $37.6 million in cash and cash equivalents. Although we have a detailed current operating plan, it is nonetheless challenging or impossible to give full pro forma effect to the Business Combination as the amount of total proceeds remains uncertain due to the potential for FEAC Shareholder Redemptions. Even if we were able to accurately give full pro forma treatment of the Business Combination, our future capital requirements and the period for which our existing resources will support our operations may vary significantly from what we expect. We will in any event require additional capital in order to complete clinical development of any of our current programs. Our monthly spending levels will vary based on new and ongoing development and corporate activities. Because the length of time and activities associated with development of our product candidates is highly uncertain, we are unable to estimate the actual funds we will require for product development and any approved marketing and commercialization activities. Our funding requirements, both near- and long-term, as well as the timing and amount of our operating expenditures, will depend largely on:

•	the initiation, progress, scope, timing, costs and results of preclinical or nonclinical testing and studies and clinical trials for our product candidates;

•	the clinical development plans we establish for these product candidates;

•	the number and characteristics of product candidates that we develop or may in-license;

•	the terms of any collaboration agreements we may choose to execute;

•	the outcome, timing and cost of meeting regulatory requirements established by the FDA and other comparable regulatory authorities outside of the United States;

•	the cost of filing, prosecuting, defending and enforcing our patent claims and other intellectual property rights;

•	the cost of defending intellectual property disputes, including any patent infringement actions that may be brought by third parties in the future against us or our product candidates;

•	the effect of competing technological and market developments;

•	the cost and timing of formulation development and manufacturing of our product candidates, including the completion of commercial-scale outsourced manufacturing activities;

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the cost of establishing sales, marketing and distribution capabilities for any product candidates for which we may receive regulatory approval in regions where we choose to commercialize our products on our own or with a partner; and

•	the costs related to any domestic and/or international expansion.

We do not have any committed external source of funds or other support for our development efforts and we cannot be certain that additional funding will be available on acceptable terms, or at all. Until we can generate sufficient revenue to finance our cash requirements, which we may never do, we expect to finance our future cash needs through a combination of public or private equity offerings, debt financings, collaborations, strategic alliances, licensing arrangements, royalty revenues, sales or monetization of future revenue streams, marketing or distribution arrangements or other strategic transactions. If we raise additional funds through public or private equity offerings, the terms of these securities may include liquidation or other preferences that adversely affect our shareholders’ rights. Further, to the extent that we raise additional capital through the sale of our common shares or securities convertible or exchangeable into our common shares, your ownership interest will be diluted. If we raise additional capital through debt financing, we would be subject to fixed payment obligations and may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional capital through marketing and distribution arrangements or other collaborations, strategic alliances, licensing arrangements, royalty revenues, sales or monetization of future revenue streams, or strategic transactions with third parties, we may have to relinquish certain valuable rights to our product candidates, technologies, future revenue streams or research programs or grant licenses on terms that may not be favorable to us. We also could be required to seek collaborators for one or more of our current or future product candidates at an earlier stage than otherwise would be desirable or relinquish our rights to product candidates or technologies that we otherwise would seek to develop or commercialize ourselves. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may have to significantly delay, scale back or discontinue the development or commercialization of one or more of our products or product candidates or one or more of our other research or development initiatives. Any of the above events could significantly harm our business, financial condition, results of operations and prospects and cause the price of our common shares to decline.

We face significant competition from other biotechnology and pharmaceutical companies, which may result in our competitors discovering, developing or commercializing products before us or more successfully than we do. Our business and results of operations could be adversely affected if we fail to compete effectively.

The biotechnology and pharmaceutical industries, including the development of non-viral gene therapies for administration into mucosal tissues, are characterized by rapid growth, a dynamic landscape of competitive product candidates and a strong reliance on intellectual property. We face competition from a variety of organizations, including larger pharmaceutical companies, specialty biotechnology companies, specialty medical device companies, academic research institutions, governmental agencies, as well as public and private institutions. There are several companies that are currently developing gene-based therapeutics for use in a variety of indications, from cancer to rare disease, to regenerative medicine. There are also companies and institutions developing non-gene based therapies such as, but not limited to, drug/device combinations that may be effective in the clinical indications we choose to pursue and oncology drugs.

DDX is our proprietary carrier for genetic medicines to mucosal tissues and is the foundation for our nanoparticle formulations. We developed DDX and our patented non-viral gene therapies to penetrate mucus barriers and to deliver genes to mucosal epithelial cells in a way that is re-dosable, scalable, and designed to integrate into existing clinical practice. Our gene therapy platform’s leading program is in the area of immuno-oncology and we are developing additional programs focused on diseases of the respiratory, urogenital and gastrointestinal mucosal tissues. Our lead product candidate, EG-70, for the treatment of BCG-unresponsive non-muscle invasive bladder cancer, or “NMIBC”, faces competition from numerous companies and specialty biotechnology companies.

We understand that our competitors use their gene therapy candidates in numerous therapeutic applications, some of which may directly compete with our product candidates and early-stage programs. Competing therapeutic applications include cancer, respiratory disease, metabolic diseases, various rare diseases, central nervous system disorders, neuromuscular disorders, diseases of the immune system and infectious diseases. Competitors using genetic medicines for mucosal tissues include CG Oncology, Inc. and Ferring Pharmaceuticals Inc. We also face competition outside of the gene therapeutics field, in particular for our lead indication of BCG-unresponsive NMIBC with Cis, including from some of the largest pharmaceutical companies and other specialty biotechnology companies, such as Merck & Co., Inc., AstraZeneca, Pfizer, Roche, Bristol Myers Squibb, Johnson & Johnson and Janssen.

In addition, many of our current or potential competitors, either alone or with their collaboration partners, have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials and marketing approved products than we do. Mergers and acquisitions in the biotechnology and pharmaceutical industry may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for and participation in clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. Our commercial opportunities could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient, are more shelf-stable or are less expensive than any products that we may develop. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market, if we successfully enter it at all. The key competitive factors affecting the success of all of our programs are likely to be their efficacy, safety, convenience and availability of reimbursement.

If our current programs are approved for the indications for which we are currently planning clinical trials, they may compete with other products currently under development. We may not be aware of all competitive or potentially competitive products under development by other market participants, and information relating to such products may not be publicly accessible. Competition with other related products currently under development may include competition for clinical trial sites, patient recruitment and product sales. For additional information regarding our competition, see “Business of enGene — Competition.”

The genetic medicine field is relatively new and evolving rapidly. Because of our limited technical, financial and human resources, we are focusing our research and development efforts on our gene therapy platform and our therapeutic product candidates among many potential options. As a result, we may forego or delay pursuit of other gene therapy technologies or other therapeutic product candidates that provide significant advantages over our platform, which could materially harm our business and results of operations.

Genetic medicine is an emerging field of product development with only a small number of genetic medicines having received FDA or European Medicines Agency (“EMA”) approval to date. Our genetic medicine research programs are still at an early stage, and there remain several areas of product development risk, which pose particular uncertainty for our programs given the relatively limited development history of, and our limited prior experience with, genetic medicines. Translational science, manufacturing materials and processes, safety concerns, regulatory pathway and clinical trial design and execution all pose particular risk to our product development activities. Furthermore, the medical community’s understanding of the causes of many diseases continues to evolve and further research may change the medical community’s views on what therapies and approaches are most effective for addressing certain diseases.

As an organization, we have not previously conducted any IND-enabling studies or clinical trials, including any later stage or pivotal clinical trials. In pursuing our new technologies, we have begun to establish our own genetic medicine technical capabilities, but we will need to continue to expand those capabilities by either hiring internally or seeking assistance from outside service providers. Genetic medicine is an area of significant investment by biotechnology and pharmaceutical companies and there may be a scarcity of talent available to us in these areas. If we are not able to expand our genetic medicine capabilities, we may not be able to develop in the way we intend or desire any promising product candidates that emerge from our program, which would limit our prospects for future growth. We may require more time and incur greater costs than our competitors and may not succeed in obtaining regulatory approvals of product candidates that we may develop. We may also rely on third-party vendors or service providers, including contract research organizations (“CROs”), among others who may fail to meet their commitments to us or deliver their products to us. We may also be forced to rely on a single such provider with no redundancy or alternative. Failure to commence or complete, or delays in our clinical trials, could prevent us from or delay us in commercializing our product candidates.

Because we have limited financial and managerial resources, we focus on research programs and on gene therapy technologies and product candidates that we identify for specific indications among many potential options. As a result, we may forego or delay pursuit of opportunities with other product candidates or for other indications that later prove to have greater commercial potential, or we may choose to focus our efforts and resources on a potential product candidate that ultimately proves to be unsuccessful. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs and product candidates for specific indications may not yield any commercially viable products. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through collaboration, licensing or other arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate. Failure to pursue opportunities with greater commercial potential or relinquishing valuable rights to product candidates may have a material adverse effect on our business, financial condition, results of operations and prospects.

Our gene therapy platform is based on novel technologies that are unproven, which makes it difficult to predict the time and cost of development and of subsequently obtaining regulatory approval, if at all.

We have concentrated our research and development efforts on our gene therapy platform, and our future success depends on the successful development and maintenance of our platform.

However, the technologies that comprise our platform are new and largely unproven. These technologies have not been clinically tested and the scientific and clinical evidence to support the feasibility of developing product candidates based on those technologies in pursuit of regulatory approval and potential commercial viability and success, may be considered preliminary and limited. Successful development of product candidates by us will require solving a number of issues, including proving the safety and efficacy of our treatments for BCG-unresponsive NMIBC and expanding our mucosal tissue delivery system to treat patient tissues beyond the bladder, such as respiratory, urogenital and gastrointestinal mucosal tissues. There can be no assurance we will be successful in solving any or all of these issues. We have concentrated our research efforts to date on developing the components of our gene therapy platform, and our future success is highly dependent on the successful development of our proprietary carrier for genetic medicines to mucosal tissues, therapeutic applications of such technology and the advancement of additional programs focused on diseases of the respiratory, urogenital and gastrointestinal mucosal tissues. We may decide to alter or abandon our initial programs as new data become available and we gain experience in developing our therapeutics. We cannot be sure that our technologies will yield satisfactory products that are safe and effective, scalable or profitable in any indication we pursue.

There can be no assurance that any development problems we experience in the future related to our gene therapy platform will not cause significant delays or unanticipated costs, or that such development problems can be solved. We may also experience delays in developing sustainable, reproducible and scalable manufacturing processes or transferring such processes to any commercial partners, which may prevent us from initiating or conducting clinical trials or commercializing our products on a timely or profitable basis, if at all. We may also fail to build redundancy in these manufacturing processes, such that we will be vulnerable to third-party provider failures that may impair the supply of or manufacture of critical materials, products, or reagents. In addition, the clinical trial requirements of the FDA, the EMA and other regulatory agencies and the criteria these regulators use to determine the safety and efficacy of a product candidate vary substantially according to the type, complexity, novelty and intended use and market of the potential products. The regulatory approval process for novel product candidates can be more expensive and take longer than for other, better known or extensively studied pharmaceutical or other product candidates. FDA’s regulatory guidance documents, including those that may be applicable to enGene’s programs, may change, be cancelled or evolve. Only a small number of gene therapies have successfully reached the clinical trial phase of development or beyond, limiting insight into the regulatory review process for this field of genetic medicine. As a result, it is difficult to determine how long it will take or how much it will cost to obtain regulatory approvals in either the United States or the European Union for any product candidates we may develop or how long it will take to commercialize any product candidate that receives marketing approval.

Development of new therapeutics involves a lengthy and expensive process, with an uncertain outcome. We may incur additional costs, fail to replicate the positive results from our earlier preclinical or clinical studies of our product candidates in later preclinical studies and any clinical trials or experience delays in completing or ultimately be unable to complete, the development and commercialization of any product candidates.

To obtain the requisite regulatory approvals to commercialize any product candidates, we must demonstrate through extensive preclinical studies and clinical trials that our products are safe and effective. Many of our product candidates are in early stages of development and thus their risk of failure is high. Before we can commence clinical trials for a product candidate, we must complete extensive preclinical studies that support our filed and planned INDs in the United States, or similar applications in other jurisdictions. We cannot be certain of the timely completion or outcome of our preclinical studies and cannot predict if the FDA or other regulatory authorities will accept our proposed clinical programs or if the outcome of our preclinical studies will ultimately support the further development of our product candidates. As a result, we cannot be sure that we will be able to submit INDs or similar applications for our preclinical programs on the timelines we expect, if at all, and we cannot be sure that submission of INDs or similar applications will result in the FDA or other regulatory authorities allowing clinical trials to begin.

Clinical trials are expensive, difficult to design and implement, can take many years to complete, and their outcome is inherently uncertain. Failure can occur at any time during, or even after, the clinical trial process and our ongoing and future clinical results may not be successful. We may be unable to establish clinical endpoints that applicable regulatory authorities would consider clinically meaningful and a clinical trial can fail at any stage of testing. Similarly, if regulatory authorities agree, implicitly or explicitly, that a certain set of clinical endpoints is clinically meaningful or adequate to demonstrate safety and efficacy, they may change their determination at a later date. The outcome of preclinical studies and early clinical trials may not be predictive of the success of later clinical trials and interim results of a clinical trial do not necessarily predict final results. Differences in trial design between early-stage clinical trials and later-stage clinical trials make it difficult to extrapolate the results of earlier clinical trials to later clinical trials. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval of their products.

Successful completion of clinical trials is a prerequisite to submitting a BLA to the FDA and similar marketing applications to other regulatory authorities, for each product candidate and, consequently, the ultimate approval and commercial marketing of any product candidates. We do not know whether any of our clinical trials will be completed on schedule, if at all.

We may experience delays in initiating or completing clinical trials and preclinical studies. We also may experience numerous unforeseen events during, or as a result of, any ongoing and future clinical trials that we conduct that could delay or prevent our ability to receive marketing approval or commercialize our product candidates, including that:

•	we may be unable to generate sufficient preclinical, toxicology, in vivo, in vitro, or other data to support the initiation of clinical trials;

•	we may experience delays in our discussions with the FDA and other regulatory authorities regarding trial design;

•	regulators or Institutional Review Boards (“IRBs”), or ethics committees may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

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we may experience delays in reaching, or fail to reach, agreement on acceptable terms with prospective trial sites and prospective CROs, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

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positive results from our preclinical studies of our product candidates may not necessarily be predictive of the results from required later preclinical studies and clinical trials and positive results from such preclinical studies and clinical trials of our product candidates may not be replicated in subsequent preclinical studies or clinical trial results;

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clinical trials of any product candidates may fail to show safety, purity or potency or produce negative or inconclusive results and we may decide, or regulators may require us, to conduct additional preclinical studies or clinical trials or we may decide to abandon product development programs;

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the number of patients required for clinical trials of any product candidates may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate or participants may drop out of these clinical trials or fail to return for post-treatment follow-up at a higher rate than we anticipate;

•	we may need to add new or additional clinical trial sites; and

•	our third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all, or may deviate from the clinical trial.

We could also encounter delays if a clinical trial is suspended, placed on clinical hold or terminated by us, the IRBs of the institutions in which such trials are being conducted, or the FDA or other regulatory authorities or recommended for suspension or termination by the Data Safety Monitoring Board, for such trial. A suspension or termination may be imposed due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a product or treatment, failure to establish or achieve clinically meaningful trial endpoints, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. Many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates. Further, the FDA or other regulatory authorities may disagree with our clinical trial design and our interpretation of data from clinical trials, or may change the requirements for approval even after they have reviewed and commented on the design for our clinical trials. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses and many companies that believed their product candidates performed satisfactorily in preclinical studies and clinical trials nonetheless failed to obtain FDA approval.

Our product development costs will increase if we experience delays in clinical testing or marketing approvals. Our preclinical studies or clinical trials may not begin as planned, may need to be restructured or may not be completed on schedule, or at all. Significant preclinical studies or clinical trial delays also could shorten any periods during which we may have the exclusive right to commercialize our product candidates and may allow our competitors to bring products to market before we do, potentially impairing our ability to successfully commercialize our product candidates and harming our business and results of operations. Any delays in our preclinical or clinical development programs may harm our business, financial condition, results of operations and prospects.

Interim top-line and preliminary data from our clinical trials that we announce or publish from time to time will change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, we may publish interim top-line or preliminary results from our clinical trials. Interim results from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as participant enrollment continues and more participant data become available. We also make assumptions, estimations, calculations, and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully evaluate all data. Preliminary or top-line results also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we have previously published. As a result, interim and preliminary data should be expected to change as additional patient data become available and as such new data and/or existing data is audited and verified; all data should viewed with caution until the final data is available. Adverse differences between preliminary or interim data and final data could be material and could significantly harm our reputation and business prospects and may cause the trading price of our common shares to fluctuate significantly.

If we encounter difficulties enrolling patients in clinical trials, our clinical development activities could be delayed or otherwise adversely affected.

The timely completion of clinical trials in accordance with their protocols depends, among other things, on our ability to enroll a sufficient number of patients who remain in the trial until its conclusion. We have from time to time experienced and may in the future experience difficulties in patient enrollment in our clinical trials for a variety of reasons, including:

•	the availability of a sizeable population of eligible patients;

•	the proximity of patients to study sites;

•	the design of the trial;

•	our ability to recruit clinical trial investigators with the appropriate competencies and experience;

•	competing clinical trials for similar therapies or other new therapeutics;

•	clinicians’ and patients’ perceptions as to the potential advantages and side effects of our product candidate being studied in relation to other available therapies or surgical procedures;

•	our ability to obtain and maintain patient consents;

•	the failure of patients to complete a clinical trial;

•	the availability of approved therapies that are similar in mechanism to our product candidates;

•	the cost to, or lack of adequate compensation for, prospective patients; and

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the risk that patients enrolled in clinical trials will not complete such trials for any reason, including due to health crises, including pandemics, geopolitical conflicts, acts of terrorism, and/or “acts of God” that affect our contract development and manufacturing organizations (CDMOs), suppliers, clinical investigator sites and governing regulatory bodies.

In addition, our clinical trials will compete with other clinical trials for product candidates that are in the same therapeutic areas as our product candidates, and this competition will reduce the number and types of patients available to us because some patients who might have opted to enroll in our trials may instead opt to enroll in a trial being conducted by one of our competitors. Because the number of qualified clinical investigators is limited, we may conduct some of our clinical trials at the same clinical trial sites that some of our competitors use, which would reduce the number of patients who are available for our clinical trials at such clinical trial sites.

Even if we are able to enroll a sufficient number of patients in our clinical trials, delays in patient enrollment may result in increased costs or may affect the timing or outcome of the planned clinical trials, which could prevent completion of these trials and adversely affect our ability to advance the development of our product candidates.

Use of our novel gene therapy platform and therapeutic product candidates could result in or be associated with harmful side effects, adverse events or other safety risks, which could cause us to delay, suspend or discontinue their clinical trials and/or development or abandon them, delay or prevent their regulatory approval, limit their commercial potential, if approved, or result in other significant negative consequences (including voluntary corrective actions or agency enforcement actions) that could severely harm our business and results of operations. In addition, these harmful side effects, adverse events or other safety risks may not be appropriately recognized or managed by our treating staff, which could result in litigation and reputational damage.

Our product candidates may be associated with harmful side effects, adverse events or other safety risks. Results of clinical trials could reveal severe or recurring side effects, toxicities or unexpected events, including death. There may also be delayed adverse events that may not be appropriately recognized or managed by our treating staff, which could result in litigation and reputational damage. We expect to have to train medical personnel using any product candidates we may develop to understand the side effect profiles for our clinical trials and upon any commercialization of such product candidates. Inadequate training in recognizing or managing the potential side effects of such product candidates could result in patient injury or death.

If any such events occur, clinical trials or commercial distribution of any product candidates or products we develop could be suspended or terminated, and our business and reputation may be substantially harmed. Treatment-related side effects could affect patient recruitment and the ability of enrolled patients to complete the trial or result in potential liability claims. Regulatory authorities could order us to cease further development of, deny approval of or require us to cease selling any product candidates or products for any or all targeted indications. If we elect, or are required, to delay, suspend or terminate any clinical trial or commercialization efforts, the commercial prospects of such product candidates or products may be harmed, and our ability to generate product revenues from them or other product candidates that we develop may be delayed or eliminated.

Additionally, if we successfully develop a product candidate and it receives marketing approval, the FDA could require us to adopt a Risk Evaluation and Mitigation Strategy (“REMS”) to ensure that the benefits of treatment with such product candidate outweigh the risks for each potential patient, which may include, among other things, a communication plan to health care practitioners, patient education, extensive patient monitoring or distribution systems and processes that are highly controlled, restrictive and more costly than what is typical for the industry. We may also be required to adopt a REMS or engage in similar actions, such as patient education, certification of health care professionals or specific monitoring, if we and others later identify undesirable side effects caused by any product that we develop. Such identification could also have several additional significant negative consequences, such as:

•	regulatory authorities may suspend, withdraw or limit approvals of such product, or seek an injunction against its manufacture or distribution;

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regulatory authorities may require additional warnings on the label, including “boxed” warnings, or issue safety alerts, “Dear Healthcare Provider” letters, press releases or other communications containing warnings or other safety information about the product;

•	we may be required to create a medication guide outlining the risks of such side effects for distribution to patients;

•	we may be required to change the way a product is administered or conduct additional trials;

•	the product may become less competitive;

•	we may decide to remove the product from the marketplace;

•	we may be subject to fines, injunctions or the imposition of civil or criminal penalties;

•	we could be sued and be held liable for harm caused to patients; and

•	our reputation could be harmed.

Any of these events could prevent us from achieving or maintaining market acceptance of any potential product.

Even if any of our current or future therapeutic product candidates receives regulatory approval, they may fail to achieve the degree of market acceptance by physicians, patients, third-party payors (including government health administration authorities and private health insurers) and others in the medical community necessary for commercial success, in which case we may not generate significant revenues and become profitable, which could adversely affect our ability to conduct our business and our results of operations.

The commercial success of any of our product candidates will depend upon its degree of market acceptance by physicians, patients, third-party payors, and others in the medical community. Even if any product candidates developed by us receives regulatory approval, they may nonetheless fail to gain sufficient market acceptance by physicians, patients, healthcare payors, and others in the medical community. The degree of market acceptance of any product candidates we may develop, if approved for commercial sale, will depend on a number of factors, including:

•	the wider acceptance by patients of products derived from or involving RNA or DNA manufacturing processes;

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the efficacy and safety of such product candidates as demonstrated in pivotal clinical trials published in peer-reviewed journals or otherwise made available to the public (e.g., through FDA advisory committee meetings);

•	the potential and perceived advantages compared to alternative treatments;

•	the ability to offer our products for sale at competitive prices and to obtain coverage by third-party payors;

•	the ability to offer appropriate patient access programs, such as co-pay assistance;

•	the extent to which physicians recommend our products to their patients;

•	convenience and ease of handling, dosing and administration compared to alternative treatments;

•	the clinical indications for which the product candidate is approved by the FDA, EMA or other comparable non-U.S. regulatory agencies;

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product labeling or product insert requirements of the FDA, EMA or other comparable non-U.S. regulatory authorities, including any limitations, contraindications or warnings contained in a product’s approved labeling;

•	restrictions on how the product is distributed;

•	the timing of market introduction of competitive products;

•	publicity concerning our products or competing products and treatments;

•	the effectiveness of marketing and distribution efforts by us and other licenses and distributors;

•	shortages or lack thereof of competitive or potentially competitive products, or products utilized in the standard-of-care for our patients, such as BCG;

•	sufficient governmental third-party coverage or reimbursement; and

•	the prevalence and severity of any side effects.

If any product candidate developed by us does not achieve an adequate level of acceptance by physicians, healthcare payors, patients and the medical community, we will not be able to generate significant revenue, and may not become or remain profitable. The failure of any product candidates to find market acceptance could harm our business, financial condition, results of operations and prospects.

Negative developments in the field of gene therapy, intravesical or NMIBC therapeutic development could damage public perception of any product candidates that we develop, which could adversely affect our ability to conduct our business and our results of operations, or to obtain regulatory approvals for such product candidates.

Our novel gene therapy platform is comprised of new and largely unproven technologies, with no gene therapeutic product candidates approved to date. Gene therapeutics may not gain the acceptance of the public or the medical community and/or they may not gain the acceptance of the public or medical community within our indications of interest or development areas. To date, several other efforts to leverage gene therapy technologies have generally demonstrated an inability to generate predictable results or to manufacture products at suitable scale to treat more than a small number of patients.

Our success will depend on our ability to demonstrate that our gene therapy platform, product candidates and related services can overcome these challenges.

If one of our current or future product candidates is unable to successfully treat the intended organ or lesion and establish proof of concept in a certain disease, it may indicate that we will not be able to apply our gene therapy platform to other diseases affecting the intended tissue area or other areas. This may also indicate a decrease in the probability of our success for other targets using the same modality in the same or different cell types, as well as our engineered approach and delivery approach, more generally. Such failures could negatively affect the public or medical community’s perception of our gene therapy platform and gene therapeutics in general.

Additionally, our success will depend upon physicians who specialize in the treatment of diseases targeted by our product candidates, if approved, prescribing treatments that involve the use of our product candidates, if approved, in lieu of, or in addition to, existing treatments with which they are more familiar and for which greater clinical data may be available. Adverse events in clinical trials of our product candidates or in clinical trials of others developing similar products and the resulting publicity, as well as any other adverse events in the field of gene therapeutics, could result in a decrease in demand for any product that we may develop. These events could also result in the suspension, discontinuation, or clinical hold of, or modification to, our clinical trials. Any future negative developments in the field of gene therapy could also result in greater governmental regulation, stricter labeling requirements and potential regulatory delays in the testing or approvals of our product candidates. Any increased scrutiny could delay or increase the costs of obtaining marketing approval for any of our product candidates.

We may not be successful in our efforts to utilize our novel gene therapy platform to identify and develop additional product candidates. Due to our limited technical, financial and human resources and access to capital, we may choose to prioritize development of certain product candidates, such as our initial focus on developing EG-70, which may prove to be the wrong choice and may adversely affect our business and results of operations.

A key element of our strategy is utilizing our gene therapy platform to generate multiple product candidates. Although we intend to develop numerous product candidates targeting various cell types and indications and carrying different biologically active drug molecules, in addition to the product candidates we are currently developing, we may fail to identify viable new product candidates for clinical development for a number of reasons. For example, while we believe our genetic therapy platform is capable of transfecting many different tissue types with varied genetic cargos, such as nucleic acid therapeutics (e.g., DNA), antisense oligonucleotides, siRNA, miRNA, mRNA, gene therapy and gene editing mechanisms, we have not yet successfully advanced any proprietary enGene developed drug candidate incorporating these cargoes into clinical trials beyond EG-70, and we may not be successful in developing products to effectively employ these types of cargoes or molecules. If we fail to identify additional potential product candidates, our business could be materially harmed.

Research programs to pursue the development of our product candidates and using our gene therapy platform to design and identify new product candidates and disease targets require substantial technical, financial and human resources whether or not they are ultimately successful. Our gene therapy platform and research programs may initially show promise in identifying potential indications and/or product candidates, yet fail to yield results for clinical development for a number of reasons, including:

•	the research methodology used may not be successful in identifying potential indications and/or product candidates;

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potential product candidates may, after further study, be shown to have harmful adverse effects or other characteristics that indicate they are unlikely to be effective drugs, or that make the product candidates impracticable to manufacture, unmarketable or unlikely to receive marketing approval; or

•	it may take greater human and financial resources than we will possess to identify additional

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therapeutic opportunities for our product candidates or to develop suitable potential product candidates through internal research programs, thereby limiting our ability to develop, diversify and expand our product portfolio.

If any of these events occur, we may be forced to abandon our research or development efforts for a program or programs, which would have a material adverse effect on our business, financial condition, results of operations and prospects. Accordingly, there can be no assurance that we will ever be able to identify additional therapeutic opportunities for our product candidates or to develop suitable potential product candidates through internal research programs, which could materially adversely affect our future growth and prospects. We may focus our efforts and resources on potential product candidates or other potential programs that ultimately prove to be unsuccessful, which would be costly and time-consuming.

Our use of third parties to manufacture, develop and test our therapeutic product candidates for preclinical studies and clinical trials increases the risk that we will not have sufficient quantities of our product candidates or products, or necessary quantities of such materials on time or at an acceptable cost.

We do not currently have, nor do we plan to acquire, the infrastructure or capability internally to manufacture drug supplies for our ongoing clinical trials or any future clinical trials that we may conduct, and we lack the resources to internally manufacture any product candidates on a commercial scale. We rely, and expect to continue to rely, on third-party manufacturers to produce our product candidates or other product candidates that we may identify for clinical trials, as well as for commercial manufacture if any product candidates receive marketing authorization and approval. We rely entirely on numerous third-party suppliers to provide us with various product components. We may not have alternative suppliers for certain of these product components. Any significant delay or discontinuity in the supply of a product candidate, or the raw material components thereof, for an ongoing clinical trial due to the need to replace a third-party manufacturer or testing laboratory could considerably delay the clinical development and potential regulatory authorization of our product candidates, which could harm our business, financial condition, results of operations and prospects. We currently do not have relationships with alternate third-party contract manufacturers and testing laboratories for our critical raw materials and product candidates that could sustain our operations in the event we experience a disruption of service from our existing third-party contract manufacturers and testing laboratories. As a result, we are materially reliant on our existing contract manufacturers and testing laboratories and susceptible to material operational disruptions due to factors that may be unknown to us and unforeseeable. Our providers may also materially change the terms of our commercial arrangements for any reason or no reason, which could adversely affect our materials costs, ability to manufacture the drug at a sustainable cost, and profit margin on any sales.

We may be unable to identify and appropriately qualify third-party manufacturers and testing laboratories or establish agreements with third-party manufacturers and testing laboratories or do so on acceptable terms. Even if we are able to establish agreements with third-party manufacturers and testing laboratories, reliance on third-party manufacturers entails additional risks, including:

•	reliance on the third-party for sourcing of raw materials, components, testing and such other goods as may be required for execution party of its suppliers;

•	risk of single sourced critical raw materials, drug substance and drug product, where secondary back-up vendors are not available;

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risk of increased and/or extended lead times for critical raw materials, reagents and equipment, thus requiring significant investment in building adequate inventory to avoid significant disruptions to manufacturing processes;

•	reliance on third-party to ensure availability of adequate manufacturing capacity to meet product demand based on the needs of their other clients;

•	reliance on the third-party for regulatory compliance and quality assurance for the manufacturing and/or testing activities each performs;

•	reliance on third-party to adequately validate processes for timely approval of the BLA required for commercialization of product;

•	the possible breach of the manufacturing and/or testing agreement by the third-party;

•	the possible misappropriation of proprietary information, including trade secrets and know-how; and

•	the possible termination or non-renewal of the agreement by the third-party at a time that is costly or inconvenient for us.

Furthermore, our contract manufacturing organizations (“CMOs”) and testing laboratories are engaged with other companies to supply and/or manufacture and/or test materials or products, which exposes our manufacturers and testing laboratories to regulatory risks for the production and testing of such materials and products. The facilities used by our CMOs to manufacture and/or test our product candidates are subject to review by the FDA and other non-U.S. authorities pursuant to inspections that will be conducted after we submit an NDA, or other marketing application to the FDA and other non-U.S. authorities. We do not directly control or conduct the manufacturing and testing of any material or products. Therefore, we are materially dependent on our CMO partners and contract testing laboratories to operate in compliance with the regulatory requirements, known as current good manufacturing practice (“cGMP”) requirements for manufacture of drug and device products or similar requirements outside the United States. If our CMOs and contract testing laboratories cannot successfully manufacture and/or test material that conforms to our specifications and the strict regulatory requirements of the FDA or others, we will not be able to secure or maintain regulatory authorization for our product candidates manufactured at these manufacturing facilities, resulting in delay or failure in the clinical development and commercialization of our products, which would have a material adverse effect on us. In addition, we have no control over the ability of our CMOs to maintain adequate quality control, quality assurance and qualified personnel. If the FDA, or another non-U.S. regulatory agency does not approve these facilities for the manufacture and/or testing of our product candidates or if any agency withdraws its approval in the future, we may need to find alternative manufacturing facilities, which would negatively impact our ability to develop and deliver our products to markets around the world.

Our product candidates may compete with other product candidates and marketed products for access to manufacturing and/or testing facilities. Any performance failure on the part of our existing or future CMOs could delay clinical development, marketing approval or commercialization. Our current and anticipated future dependence upon others for the manufacturing of our product candidates may adversely affect our future profit margins and our ability to commercialize any product candidates that receive marketing approval on a timely and competitive basis.

Our most advanced product candidates are complex to manufacture and we may encounter difficulties in production, particularly with respect to scaling our manufacturing capabilities. If we or any of our third-party manufacturers with whom we contract encounter these types of difficulties, our ability to provide supply of our product candidates for clinical trials or our products for patients, if approved, could be delayed or stopped, or we may be unable to maintain a commercially viable cost structure.

The manufacturing processes used to produce our product candidates are complex and novel and have not been validated for clinical or commercial production. As a result of these complexities, the cost to manufacture our product candidates is generally higher than traditional biopharmaceutical compounds and the manufacturing processes may prove to be less reliable and may be more difficult to reproduce. For example, for EG-70 we must separately manufacture a novel plasmid DNA drug substance (DS), a novel copolymer excipient (DDX) and a novel block copolymer excipient (PEG-b-PLE). We then combine those ingredients in the drug product manufacturing process. There are many points throughout this process, and the manufacturing processes of our other product candidates, that can lead to failure. Failure in the production of any of our product candidates could have a material adverse effect on our business, financial condition, results of operations and prospects. Some examples of manufacturing challenges and potential failure we may encounter follow:

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As part of the manufacturing process of DS, bacterial cells are inoculated to a fermenter and expanded. These bacteria produce the plasmid DNA DS, which is purified from the cells by an extensive purification process. At any stage, any or all of these processes can fail, including the biological or purification processes, which would result in batch failure. These processes can fail due to contamination, inadequate purification or other reasons.

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The manufacture of DDX and PEG-b-PLE involves multiple complex chemical synthesis and purification steps to produce final products with target specifications and yield. At any stage, any or all of these processes can fail, including the chemical or purification processes.

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The manufacture of EG-70 requires careful and complex combination of DS with DDX and PEG-b-PLE to yield the intermediate drug product. At any stage, any or all of the processes involved can fail, including the mixing, sterilization, filling, lyophilization or storage processes.

Our manufacturing processes are also susceptible to product loss or failure due to logistical issues associated with multiple outsourced activities across the range of manufacturing, shipping of materials to analytical laboratories, cold chain distribution to where products will be administered to patients, interruptions in the manufacturing processes, contamination, equipment or reagent failure, improper installation or operation of equipment, vendor or operator error, and variability of product characteristics. Even minor deviations from normal manufacturing processes could result in reduced production yields, lot failures, product defects, product recalls, product liability claims and other supply disruptions. If microbial, viral or other contaminations are discovered in our product candidates or in the manufacturing facilities in which our product candidates are made, the manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination, which could result in our inability to produce or ship product. Further, as product candidates are developed through preclinical to later-stage clinical trials toward approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods, are altered in an effort to optimize processes and results. If we make these types of changes, we may not achieve our intended objectives, and any of these changes could cause our product candidates to perform differently than we expect, potentially affecting the results of clinical trials.

Although we continue to optimize our manufacturing processes, doing so is difficult and uncertain. There are risks associated with scaling to the level required for advanced clinical trials or commercialization, including, among other things, cost overruns, potential problems with process scale-out, process reproducibility, stability issues, lot consistency and timely availability of reagents or raw materials. If we are unable to adequately validate or scale-up our manufacturing processes with our current manufacturing partners, we will need to transfer such processes to another manufacturing partner and complete the manufacturing validation process, which can be a lengthy process. We ultimately may not be successful completing the transfer of our manufacturing processes to one or more of the manufacturers on whom we rely. The manufacturers who become responsible for our processes may not have the necessary capabilities to complete the implementation and development processes to our specifications or standards. If we are able to adequately validate and scale-up a particular manufacturing process for our product candidates with a contract manufacturer, we will still need to negotiate an agreement for commercial supply with that contract manufacturer and it is not certain we will be able to come to agreement on commercially reasonable terms, or at all. As a result, we may ultimately be unable to reduce the cost of goods for our product candidates to levels that will allow for an attractive return on investment if and when those product candidates are approved and commercialized.

The manufacturing processes for any products that we may develop are subject to the FDA and non-U.S. regulatory authority approval processes, and we will need to contract with manufacturers who we believe can meet applicable FDA and non-U.S. regulatory authority requirements on an ongoing basis. If we or our CMOs are unable to reliably produce products to specifications acceptable to the FDA or other regulatory authorities, we may not obtain or maintain the approvals we need to commercialize our products. Even if we obtain regulatory approval for any of our product candidates, there is no assurance that either we or our CMOs will be able to manufacture the approved product to specifications and under required good manufacturing practices acceptable to the FDA or other regulatory authorities, to produce it in sufficient quantities to meet the requirements for the potential launch of the product, or to meet potential future demand. Any of these challenges could delay completion of clinical trials, require bridging clinical trials or the repetition of one or more clinical trials, increase clinical trial costs, delay approval of our product candidates, impair commercialization efforts, increase our cost of goods and have an adverse effect on our business, financial condition, results of operations and prospects.

Our future success depends on our ability to manufacture our products on a timely basis with acceptable manufacturing costs, while at the same time maintaining good quality control and complying with applicable regulatory requirements, and an inability to do so could have a material adverse effect on our business, financial condition, results of operations and prospects. In addition, we could incur higher manufacturing costs if manufacturing processes or standards change, and we could need to replace, modify, design or build and install equipment, all of which would require additional capital expenditures. Specifically, because our product candidates may have a higher cost of goods than conventional therapies, and may require long-term follow up evaluations, the risk that coverage and reimbursement rates may be inadequate for us to achieve profitability may be greater.

In addition, the FDA, the EMA and other non-U.S. regulatory authorities may require us to submit samples of any lot of any approved product, together with the protocols showing the results of applicable tests at any time. Under some circumstances, the FDA, the EMA or other non-U.S. regulatory authorities may require that we not distribute a lot until the relevant agency authorizes its release. Slight deviations in our manufacturing processes, including those affecting quality attributes and stability, may result in unacceptable changes in the product that could result in lot failures or product recalls. Lot failures or product recalls could cause us to delay product launches or clinical trials, which could be costly to us and otherwise harm our business, financial condition, results of operations and prospects. Problems in our manufacturing processes could restrict our ability to meet market demand for our products.

Any problems in our manufacturing processes or facilities at our CMOs could make us a less attractive collaborator for potential partners, including larger pharmaceutical companies and academic research institutions, which could limit our access to additional attractive development programs.

We have no experience in developing a manufacturing facility for our biologic products and may never be successful in developing our own manufacturing facility or capability.

We expect to evaluate the possibility of establishing our own capabilities and infrastructure, including a manufacturing facility. If we choose to build our own manufacturing facility, we will need significant funding and will need to select an adequate location. We expect that development of our own manufacturing facility would provide us with enhanced control of material supply for both clinical trials and the commercial market, enable the more rapid implementation of process changes, and allow for better long-term margins. However, we have no experience in developing a manufacturing facility and may never be successful in developing our own manufacturing facility or capability. If we determine to establish our own manufacturing capabilities and infrastructure, we will also need to hire additional personnel to manage our operations and facilities and develop the necessary infrastructure to continue the research and development, and eventual commercialization, if approved, of our product candidates. If we fail to select the correct location, complete the construction in an efficient manner, recruit the required personnel and generally manage our growth effectively, the development and production of our product candidates could be curtailed or delayed. We may establish multiple manufacturing facilities as we expand our commercial footprint to multiple geographies, which may lead to regulatory delays or could prove costly. Even if we are successful, any manufacturing capabilities we develop could be affected by cost-overruns, unexpected delays, equipment failures, labor shortages, natural disasters, power failures and numerous other factors that could prevent us from realizing the intended benefits of our manufacturing strategy and have a material adverse effect on our business, financial condition, results of operations and prospects.

Changes in product candidate manufacturing or formulation may result in additional costs or delay, which could adversely affect our business and results of operations.

As product candidates are developed through preclinical studies to later-stage clinical trials toward approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods or formulation, are altered along the way in an effort to optimize processes and results. Any of these changes could cause our product candidates to perform differently and affect the results of ongoing or planned clinical trials or other future clinical trials conducted with the altered materials. In addition, such changes and any other similar changes in the future may also require additional testing or notification to or approval by the FDA or other regulatory authorities. This could delay completion of clinical trials, require the conduct of bridging clinical trials or studies, require the repetition of one or more clinical trials, increase clinical trial costs, delay approval of our product candidates and/or jeopardize our ability to commence product sales and generate revenue.

Our most advanced product candidates are complex to analyze and we may encounter difficulties in product release testing, particularly with respect to bioassay potency testing. If we or any of our contract testing laboratories encounter difficulties, our ability to provide supply of our product candidates for clinical trials or our products for patients, if approved, could be delayed or stopped, or we may be unable to maintain a commercially viable cost structure.

The analytical methods used to test our product candidates are complex and many are novel and have not been validated for clinical or commercial production. For example, in addition to several complex physico-chemical tests for EG-70, DS and novel excipients, we must also test EG-70 and the DS for biological potency using multiple unique cell-based assays. We rely on third-party laboratories to develop and conduct these assays. These assays may be subject to inherent variability and limitations such as, but not limited to, variations in assay conditions, reagents, equipment, or interpretation of results that could lead to inconsistent or inaccurate measurements of potency. Inaccurate potency assessments may affect our ability to demonstrate the efficacy and safety of our drug product to regulatory authorities, potentially resulting in regulatory delays, additional testing requirements, or even rejection of our product. Furthermore, changes in regulatory guidelines or evolving scientific understanding may necessitate modifications to the biological potency assays, requiring additional validation studies and potential delays in the development or commercialization of our product candidates. It is important to note that despite our efforts to ensure the accuracy and reliability of these assays, there may be factors beyond our control that could impact their effectiveness, thereby affecting the overall success of our product candidates.

Although we continue to optimize our testing methods, doing so is a difficult and uncertain task, and there are risks associated with developing these methods to the level required for advanced clinical trials and commercialization, including, among other things, cost overruns, potential problems with reproducibility, stability issues, consistency and timely availability of reagents or raw materials needed to execute the testing. If we are unable to adequately validate testing methods with our current testing laboratories, we will need to transfer to another laboratory and complete the analytical validation process, which can be a lengthy process. We ultimately may not be successful in transferring the analytical methods to contract testing laboratories and the selected contract laboratories may not have the necessary capabilities to complete the implementation and validation process for the assays. If we are able to adequately transfer and validate testing methods for our product candidates with a contract laboratory, we will still need to negotiate a service agreement with that contract laboratory and it is not certain we will be able to come to agreement on terms acceptable to us. As a result, we may ultimately be unable to reduce the cost of goods for our product candidates to levels that will allow for an attractive return on investment if and when those product candidates are approved and commercialized.

The analytical testing methods for any products that we may develop are subject to the FDA and non-U.S. regulatory authority approval processes, and we will need to contract with laboratories we believe can meet applicable FDA and non-U.S. regulatory authority requirements on an ongoing basis. If we or our CMOs are unable to reliably test products in a manner acceptable to the FDA or other regulatory authorities, we may not obtain or maintain the approvals we need to commercialize our products. Even if we obtain regulatory approval for any of our product candidates, there is no assurance that either we or our CMOs will be able to test the approved product in a manner required by good manufacturing practices acceptable to the FDA or other regulatory authorities, to test products with sufficient throughput to meet the requirements for the potential launch of the product, or to meet potential future demand. Any of these challenges could delay completion of clinical trials, require bridging clinical trials or the repetition of one or more clinical trials, increase clinical trial costs, delay approval of our product candidates, impair commercialization efforts, increase our cost of goods and have an adverse effect on our business, financial condition, results of operations and prospects.

Our future success depends on our ability to test our products on a timely basis with acceptable costs, while at the same time maintaining good quality control and complying with applicable regulatory requirements, and an inability to do so could have a material adverse effect on our business, financial condition, results of operations and prospects. In addition, we could incur higher testing costs if testing methods or standards change, and we could need to replace, modify, design or build and install equipment, all of which would require additional capital expenditure. Specifically, because our product candidates may have a higher testing requirement than conventional therapies, the risk that coverage and reimbursement rates may be inadequate for us to achieve profitability may be greater.

The market opportunities for our product candidates may be limited to a small group of patients who are ineligible for or have failed prior treatments and our estimates of the prevalence of our target patient populations may be inaccurate.

Cancer and other disease therapies are sometimes characterized as first-line, second-line or third-line and the FDA often approves new therapies initially only for third-line use. When cancers are detected they are treated with first line of therapy with the intention of curing the cancer. This treatment generally consists of chemotherapy, radiation, antibody drugs, tumor targeted small molecules, or a combination of these. If the patient’s cancer relapses, then the patient is given a second line or third line therapy, which can consist of more chemotherapy, radiation, antibody drugs, tumor targeted small molecules, or a combination of these. Generally, the higher the line of therapy, the lower the chance of a cure. With third or higher line, the goal of the therapy is to control the growth of the tumor and extend the life of the patient, as a cure is unlikely to happen. Patients are generally referred to clinical trials in these situations. Initial approvals for new cancer and other disease therapies are often restricted to later lines of therapy for patients with advanced or metastatic disease, limiting the number of patients who may be eligible for such new therapies, which may include our product candidates.

Our lead product candidate, EG-70, is being developed to treat patients with BCG-unresponsive NMIBC. Our projections of both the number of people who have the disease we are targeting, as well as the subset of people with these diseases in a position to receive our therapies, if approved, are based on our beliefs and estimates. These estimates have been derived from a variety of sources, including scientific literature, input from key opinion leaders, patient foundations or secondary market research databases and may prove to be incorrect. Further, new studies may change the estimated incidence or prevalence of these diseases. The number of patients may turn out to be lower than expected. Additionally, the potentially addressable patient population for our product candidates may be limited or may not be amenable to treatment with our product candidates. Even if we obtain significant market share for our product candidates, because certain of the potential target populations may be small, we may never achieve profitability without obtaining regulatory approval for additional indications. For example, we believe there are approximately 60,000 new patients globally each year with BCG-unresponsive NMIBC with limited available therapies. The prevalence of patients experiencing this condition implies high unmet medical need. If the market opportunities for any product candidates we may develop are smaller than we believe they are, our potential revenues may be adversely affected and our business may be harmed.

We rely on our senior management team and key personnel, and our business could be harmed if we are unable to attract and retain personnel necessary for our success.

Our success depends on the skills, experience and performance of members of our senior management team and key personnel. The individual and collective efforts of these and other members of our senior management team and key personnel will be important as we continue to develop product candidates, establish strategic partnerships and build out our operations. The loss or incapacity of existing members of our executive management team and key personnel could adversely affect our operations if we experience difficulties in hiring qualified successors. In connection with the Business Combination, it is anticipated that we will significantly expand our senior management team in a manner commensurate with our needs as a clinical-stage biotechnology company that will soon be public If we are not successful in attracting and retaining highly qualified personnel, our business, financial condition, results of operations and prospects may be harmed.

Our research and development initiatives, manufacturing processes and business depend on our ability to attract and retain highly skilled scientists and other specialized individuals. We may not be able to attract or retain such qualified scientists and other specialized individuals in the future due to the competition for qualified personnel among life science and technology businesses.

Our research and development initiatives, laboratory operations and manufacturing processes depend on our ability to attract and retain highly skilled and experienced scientists, clinical personnel, technicians, engineers, quality-control and manufacturing personnel. We may not be able to attract or retain qualified scientists, clinical personnel, technicians or engineers in the future due to the competition for qualified personnel among life science and technology businesses. We also face competition from universities and public and private research institutions in recruiting and retaining highly qualified scientific personnel. Additionally, we may be unable to identify, hire and retain the experienced scientific, quality-control and manufacturing personnel needed to transfer our manufacturing processes and test methods to CMOs and external testing laboratories. Further, if we endeavor to conduct manufacturing processes internally, we may be unable to identify, hire or retain the personnel needed to conduct our manufacturing processes, which could result in delays in production or difficulties in maintaining compliance with applicable regulatory requirements. We may have difficulties locating, recruiting or retaining qualified personnel across functions that we deem critical to our success. Recruiting, training and retention difficulties can limit our ability to support our research and development and commercialization efforts. All of our employees are at-will, which means that either we or the employee may terminate their employment at any time.

In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development, regulatory and commercialization strategy. Our consultants and advisors may provide services to other organizations and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us. The loss of the services of one or more of our current consultants or advisors might impede the achievement of our research, development, regulatory and commercialization objectives.

We cannot assure you that we will be able to adequately address these additional risks. If we are unable to do so, our operations might suffer.

We face risks related to epidemics and other outbreaks of communicable diseases, such as the coronavirus (COVID-19) pandemic, which could significantly disrupt our operations, including our clinical trials and preclinical studies, and adversely affect our business and results of operations.

Public health crises, such as the COVID-19 pandemic or similar outbreaks, could have an adverse effect our business. Quarantines, travel restrictions and other public health and safety measures implemented in response to a pandemic, including a resurgence of COVID-19, could adversely impact our operations, and the ultimate impact is highly uncertain and cannot be predicted with confidence. Effects of a pandemic, including a resurgence of COVID-19, that may delay or otherwise adversely affect our ongoing and planned preclinical activities, our planned clinical trials as well as our business generally, include:

•	delays related to disruptions at CROs and contract manufacturers, or in the supply chain;

•	delays in receiving approval from regulatory authorities to initiate our planned clinical trials;

•	delays or difficulties in clinical site initiation, including difficulties in recruiting clinical site investigators and clinical site staff who, as healthcare providers, may have heightened exposure;

•	delays or difficulties in enrolling and retaining patients in clinical trials;

•	delays in clinical sites receiving the supplies and materials needed to conduct our planned clinical trials;

•	difficulties interpreting data from clinical trials;

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diversion of healthcare resources away from the conduct of clinical trials, including the diversion of hospitals serving as clinical trial sites and hospital staff supporting the conduct of clinical trials;

•	interruption of key clinical trial activities, such as clinical trial site monitoring, due to limitations on travel imposed or recommended by federal or state governments, employers and others;

•	interruption or delays in the operations of the FDA or other regulatory authorities, which may impact review and approval timelines; and

•	interruptions, difficulties or delays arising in our existing operations and company culture as a result of many of our employees working remotely, including those hired during the COVID-19 pandemic.

Any of these effects, and other effects of a pandemic, including a resurgence of COVID-19, could have a material adverse effect on our business, financial condition, results of operations and prospects. Further, uncertainty around these and related issues could lead to adverse effects on the economy of the United States, Canada, and other economies, which could impact our ability to raise the necessary capital needed to develop and commercialize our programs and product candidates.

We or the third parties upon whom we depend may be adversely affected by risks beyond our control, such as natural disasters, political crises, acts of terrorism, epidemics and other outbreaks of communicable diseases, war or other catastrophic events and our business continuity and disaster recovery plans may not adequately protect us from the adverse effects of such events.

We, our suppliers and third-party service providers are vulnerable to damage from natural disasters, including but not limited to earthquakes, fires or floods, power loss, communications failures, public health crises, such as pandemics and epidemics, political crises, such as terrorism, war, political instability or other conflict and similar events. If any such disaster were to occur, our ability to operate our business at any of our facilities could be adversely affected.

If a natural disaster, power outage or other event occurred that prevented us from using all or a significant portion of our headquarters or other facilities, that damaged critical infrastructure, such as our enterprise financial systems or manufacturing resource planning and enterprise quality systems, or that otherwise disrupted operations, it may be difficult or, in certain cases, impossible, for us to continue our business for a substantial period of time.

For example, in late February 2022, Russian military forces launched its significant military invasion of Ukraine. The impact to Ukraine, as well as actions taken by other countries, including new and stricter sanctions by the United States, Canada, the United Kingdom, the European Union and other countries and organizations against certain officials, individuals, regions, and industries in Russia, Belarus and occupied areas of Ukraine, and each country’s potential response to such sanctions, tensions, and military actions could continue to have a material adverse effect on the global economy and political situation.

As of the date of this proxy statement/prospectus, we (i) are not conducting clinical or non-clinical studies in Ukraine, Belarus or Russia, (ii) are not relying upon service providers or vendors from any of these regions to advance our product development programs, (iii) do not source biomanufacturing critical raw materials, equipment, or other supplies directly from Ukraine, Belarus or Russia, and (iv) are not aware nor have we received notification from our supply vendors that the sourcing of any general laboratory or manufacturing materials may be negatively impacted due to such conflict and related sanctions.

The disaster recovery and business continuity plans we have in place currently are limited and are unlikely to prove adequate in the event of a serious disaster or similar event. We may incur substantial expenses as a result of the limited nature of our disaster recovery and business continuity plans, which, particularly when taken together with our lack of earthquake insurance, could have a material adverse effect on our business.

Furthermore, integral parties in our supply chain are similarly vulnerable to natural disasters or other sudden, unforeseen and severe adverse events. If such an event were to affect our supply chain, it could have a material adverse effect on our business, financial condition, results of operations and prospects.

Regulatory Risks

Nearly all aspects of our activity and our products and services are subject to extensive regulation by various U.S. federal and state agencies and regulatory bodies in non-U.S. jurisdictions, and compliance with existing or future regulations could result in unanticipated expenses or limit our ability to offer our products and services. Once developed, our gene therapy platform and therapeutic product candidates will require regulatory approval, which is a lengthy, expensive, and inherently unpredictable process with uncertain outcomes and cost and the potential for substantial delays. We cannot give any assurance whether or when our product candidates will receive regulatory approval, which is necessary before they can be commercialized.

Regulatory requirements governing gene and cell therapy products, and in particular any novel gene therapy products we may develop, have changed frequently and may continue to change in the future. We are aware of a limited number of gene therapy products that have received marketing authorization from the FDA and EMA. Even with respect to more established products in the gene therapy field, the regulatory landscape is still developing. In 2016, the FDA established the Office of Tissues and Advanced Therapies (“OTAT”) within its Center for Biologics Evaluation and Research to consolidate the review of gene therapy and related products, and has established the Cellular, Tissue and Gene Therapies Advisory Committee, among others, to advise this review. In September 2022, the FDA announced retitling of OTAT to the Office of Therapeutic Products (“OTP”) and elevation of OTP to a “Super Office” to meet its growing cell and gene therapy workload. Gene therapy clinical trials conducted at institutions that receive funding for recombinant DNA research from the U.S. National Institutes of Health (“NIH”), also are potentially subject to review by the Office of Biotechnology Activities’ Recombinant DNA Advisory Committee (“RAC”); however, the NIH announced that the RAC will only publicly review clinical trials if the trials cannot be evaluated by standard oversight bodies and pose unusual risks.

The same applies in the European Union. The EMA’s Committee for Advanced Therapies (“CAT”), is responsible for assessing the quality, safety and efficacy of advanced-therapy medicinal products. The role of CAT is to prepare a draft opinion on an application for marketing authorization for a gene therapy medicinal candidate that is submitted to the Committee for Medicinal Products for Human Use (“CHMP”), before CHMP adopts its final opinion. In the European Union, the development and evaluation of a gene therapy medicinal product must be considered in the context of the relevant European Union guidelines. The EMA may issue new guidelines concerning the development and marketing authorization for gene therapy medicinal products and require that we comply with these new guidelines. As a result, the procedures and standards applied to gene therapy products and cell therapy products may be applied to any product candidates we may develop, but that remains uncertain at this point.

These regulatory review committees and advisory groups and the new guidelines they promulgate may lengthen the regulatory review process, require us to perform additional studies, increase our development costs, lead to changes in regulatory positions and interpretations, delay or prevent approval and commercialization of any product candidates we may develop or lead to significant post-approval limitations or restrictions. As we advance any product candidates we may develop, we will be required to consult with these regulatory and advisory groups and comply with applicable guidelines. If we fail to do so, we may be required to delay or discontinue development of these product candidates. Delay or failure to obtain, or unexpected costs in obtaining, the regulatory approval necessary to bring a potential product to market could decrease our ability to generate sufficient product revenue to maintain our business.

Although the FDA decides whether individual genetic medicine protocols may proceed, the RAC public review process, if undertaken, can delay the initiation of a clinical trial, even if the FDA has reviewed the trial design and details and approved its initiation. Conversely, the FDA can put an IND on a clinical hold even if the RAC has provided a favorable review or an exemption from in-depth, public review. If we were to engage an NIH-funded institution to conduct a clinical trial, now or in the future, that institution’s institutional biosafety committee, as well as its IRB would need to review the proposed clinical trial to assess the safety of the trial. In addition, adverse developments in clinical trials of genetic medicine products conducted by others may cause the FDA or other oversight bodies to change the requirements for approval of any product candidates we may develop. Similarly, the EMA may issue new guidelines concerning the development and marketing authorization for genetic medicine products and require that we comply with these new guidelines.

As we are initially seeking to identify and develop product candidates to treat diseases using novel technologies, there is heightened risk that the FDA, the EMA or other regulatory authority may not consider the clinical trial endpoints that we propose to provide clinically meaningful results. Even if the endpoints are deemed clinically meaningful, we may not achieve these endpoints to a degree of statistical significance, particularly because many of the diseases we are targeting with our platform have small patient populations, making development of large and rigorous clinical trials more difficult.

Adverse developments in post-marketing experience or in clinical trials conducted by others of gene therapy products or cell therapy products may cause the FDA, the EMA, and other regulatory bodies to revise the requirements for development or approval of any product candidates we may develop or limit the use of products utilizing non-viral gene therapy technologies, either of which could materially harm our business. In addition, the clinical trial requirements of the FDA, the EMA, and other regulatory authorities and the criteria these regulators use to determine the safety and efficacy of a product candidate vary substantially according to the type, complexity, novelty and intended use and market of the potential products. The regulatory approval process for novel product candidates such as the product candidates we may develop can be more expensive and take longer than for other, better known or more extensively studied pharmaceutical or other product candidates. Regulatory agencies administering existing or future regulations or legislation may not allow production and marketing of products utilizing non-viral gene therapy technology in a timely manner or under technically or commercially feasible conditions. In addition, regulatory action or private litigation could result in expenses, delays or other impediments to our research programs or the commercialization of resulting products.

In addition, ethical, social and legal concerns about genetic medicine, genetic testing and genetic research could result in additional regulations or prohibiting the processes we may use. Federal and state agencies, congressional committees and non-U.S. governments have expressed their intentions to further regulate biotechnology. More restrictive regulations or claims that any product candidates we may develop are unsafe or pose a hazard could prevent us from commercializing any products. New government requirements may be established that could delay or prevent regulatory approval of any product candidates we may develop under development. It is impossible to predict whether legislative changes will be enacted, regulations, policies or guidance changed, or interpretations by agencies or courts changed, or what the impact of such changes, if any, may be.

As we advance any product candidates we may develop through clinical development, we will be required to consult with these regulatory and advisory groups and comply with applicable guidelines. These regulatory review committees and advisory groups and any new guidelines they promulgate may lengthen the regulatory review process, require us to perform additional studies, increase our development costs, lead to changes in regulatory positions and interpretations, delay or prevent approval and commercialization of any product candidates we may develop or lead to significant post-approval limitations or restrictions. Delay or failure to obtain, or unexpected costs in obtaining, the regulatory approval necessary to bring a potential product to market could decrease our ability to generate sufficient product revenue.

We have designed and are currently conducting the clinical trials for EG-70, our most advanced product candidate in accordance with the FDA’s 2018 Guidance Document entitled “Bacillus Calmette-Guérin-Unresponsive Nonmuscle Invasive Bladder Cancer: Developing Drugs and Biologics for

Treatment Guidance for Industry.” This document sets forth guidance for patient selection and describes a potentially abbreviated regulatory path for approval provided certain recruitment, efficacy, and safety data are met. The FDA may review, revoke, or otherwise modify these guidelines at any time, for any reason, which would have a material adverse effect on our approval timelines or process. Furthermore, approval of other competitive products treating the same indication may reduce the agency’s propensity to support abbreviated approval pathways, which could cause our programs to be delayed in achieving regulatory approval or contribute to our failure to achieve approval at all.

We cannot predict whether or when we will obtain regulatory approval to commercialize a product candidate we may develop in the United States or any other jurisdiction and any such approval may be for a narrower indication than we seek.

We cannot commercialize a product candidate until the appropriate regulatory authorities have reviewed and approved the product candidate and our application to commercialize it. Even if any product candidates we may develop meet their safety and efficacy endpoints in clinical trials, regulatory authorities may not complete their review processes in a timely manner or we may not be able to obtain regulatory approval. Additional delays may result if an FDA panel of experts (“Advisory Committee”) or other regulatory authority recommends non-approval or restrictions on approval. In addition, we may experience delays or rejections based upon additional government regulation from future legislation or administrative action or changes in regulatory authority policy during the period of product development, clinical trials and the review process.

Regulatory authorities also may approve a product candidate for more limited indications than requested or they may impose significant limitations in the form of narrow indications, warnings or a REMS. These regulatory authorities may require labeling that includes precautions, boxed warnings or contra-indications with respect to conditions of use, or they may grant approval subject to the performance of costly post-marketing clinical trials. In addition, regulatory authorities may not approve the labeling claims that are necessary or desirable for the successful commercialization of any product candidates we may develop. Any of the foregoing scenarios could materially harm the commercial prospects for any product candidates we may develop and materially adversely affect our business, financial condition, results of operations and prospects.

If we are not able to obtain or if there are delays in obtaining required regulatory approvals for our product candidates, we will not be able to commercialize or will be delayed in commercializing our product candidates and our ability to generate revenue will be adversely affected. Even if we eventually gain approval for any of our product candidates, we may be unable to commercialize them.

Our product candidates and the activities associated with their development and commercialization, including their design, testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale, distribution, import and export are subject to comprehensive regulation by the FDA and other regulatory agencies in the United States and by comparable authorities in other countries. Before we can commercialize any of our product candidates, we must obtain marketing approval. All of the product candidates that we are developing, or may develop in the future, require research and development, pre-clinical studies, nonclinical testing, and clinical trials prior to seeking regulatory approval, and commencing commercial sales. We have not received approval to market any of our product candidates from regulatory authorities in any jurisdiction and it is possible that none of our product candidates or any product candidates we may seek to develop in the future will ever obtain regulatory approval. In certain instances, we may need to rely on third-party CROs and/or regulatory consultants to assist us in this process, and we may have limited control over those third parties and their conduct with respect to our development programs and product candidates. To date, we have focused substantially all of our efforts and financial resources on identifying and developing our product candidates, including conducting lead optimization, nonclinical studies, preclinical studies and clinical trials, and providing general and administrative support for these operations. Securing regulatory approval requires the submission of extensive preclinical and clinical data and supporting information to the various regulatory authorities for each therapeutic indication to establish the biologic product candidate’s safety, purity, efficacy and potency.

Securing regulatory approval also requires the submission of information about the manufacturing processes for the biologic product candidate to, and inspection of manufacturing facilities by, the relevant regulatory authority. Manufacturing facilities must comply with cGMP regulations, which include requirements relating to organization of personnel, buildings and facilities, equipment, control of components and drug product containers and closures, production and process controls, packaging and labeling controls, holding and distribution, laboratory controls, records and reports. In addition, given the novelty of our therapeutics approach and technologies, our product candidates may not be effective, may be only moderately effective or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude our obtaining marketing approval or prevent or limit commercial use of such products if approved.

The process of obtaining regulatory approvals, both in the United States and abroad, is expensive, may take many years if additional clinical trials are required, if approval is obtained at all, and can vary substantially based upon a variety of factors, including the type, complexity and novelty of the product candidates involved. FDA and other regulatory bodies may continually change the requirements for Chemistry, Manufacturing and Controls (CMC) and other aspects of product manufacturing such that the approval to continue a clinical trial and/or commercially sell a product may never occur. Changes in marketing approval policies during the development period, changes in or the enactment of additional statutes or regulations or changes in regulatory review for each submitted IND, BLA or equivalent application types, may cause delays in the approval or rejection of an application. The FDA and comparable authorities in other countries have substantial discretion in the approval process and may refuse to accept any application or may decide that our data are insufficient for approval and require additional preclinical, clinical or other studies. Our product candidates could be delayed in receiving or fail to receive regulatory approval for many reasons, including the following:

•	the FDA or other regulatory authorities may disagree with the design or implementation of our clinical trials;

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we may be unable to demonstrate to the satisfaction of the FDA or other regulatory authorities that a product candidate is safe and effective for its proposed indication or that a potential related companion diagnostic, should we develop one, is suitable to identify appropriate patient populations;

•	the results of clinical trials may not meet the level of statistical significance or clinical significance required by the FDA or other regulatory authorities for biologic product approval;

•	we may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;

•	the FDA or other regulatory authorities may disagree with our interpretation of data from preclinical studies or clinical trials;

•

the data collected from clinical trials of our product candidates may not be sufficient to support the submission of a BLA or other submission or to obtain regulatory approval in the United States or elsewhere;

•	the FDA or other authorities may fail to approve the manufacturing processes or facilities of third-party manufacturers with which we contract for clinical and commercial supplies; and

•	the approval policies or regulations of the FDA or other regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

Of the large number of drugs and biologics in development, only a small percentage successfully complete the FDA or non-U.S. regulatory approval processes and are commercialized. The lengthy approval process as well as the unpredictability of clinical trial results may result in our failing to obtain regulatory approval to market our product candidates, which would significantly harm our business, financial condition, results of operations and prospects.

We expect the novel nature of our product candidates to create further challenges in obtaining regulatory approval. As a result, our ability to develop product candidates and obtain regulatory approval may be adversely affected.

For example, the general approach for FDA approval of a new biologic or drug is for sponsors to seek licensure or approval based on dispositive data from well-controlled, Phase 3 clinical trials of the relevant product candidate in the relevant patient population. Phase 3 clinical trials typically involve hundreds of patients, have significant costs and take years to complete. We believe that we may be able to utilize the requirements defined in the FDA’s guidance for industry on developing therapeutics for BCG-unresponsive high-risk NMIBC given the limited alternatives for treatments for cancer and other serious diseases, but the FDA may not agree with our plans or permit us to proceed under such alternative guidance.

The FDA may also require an Advisory Committee to deliberate on the adequacy of the safety and efficacy data to support BLA approval. The opinion of the Advisory Committee, although not binding, may have a significant impact on our ability to obtain approval of any product candidates that we develop based on the completed clinical trials.

Moreover, approval of genetic or biomarker diagnostic tests may be necessary in order to advance some of our product candidates to clinical trials or potential commercialization. In the future, regulatory agencies may require the development and approval of such tests. Accordingly, the regulatory approval pathway for such product candidates may be uncertain, complex, expensive and lengthy and approval may not be obtained.

In addition, even if we were to obtain approval, regulatory authorities may approve any of our product candidates for fewer or more limited indications than we request, may not approve the price we intend to charge for our products (where such regulatory approvals are required), may grant approval contingent on the performance of costly post-marketing clinical trials or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. Any of the foregoing scenarios could materially harm the commercial prospects for our product candidates.

If we experience delays in obtaining approval or if we fail to obtain approval of our product candidates, the commercial prospects for our product candidates may be harmed and our ability to generate revenues will be materially harmed.

We may not obtain or maintain regulatory approval in all jurisdictions in which such approval may be required. Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not mean that we will obtain and/or maintain regulatory approval of our product candidates in other jurisdictions, while a failure or delay in obtaining or maintaining regulatory approval of our product candidates in one jurisdiction may have a material adverse effect on the regulatory approval or maintenance process in other jurisdictions.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not guarantee that we will be able to obtain or maintain regulatory approval in any other jurisdiction, while a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. For example, even if the FDA grants marketing approval of a product candidate, comparable regulatory authorities in non-U.S. jurisdictions must also approve the manufacturing, marketing and promotion of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in the United States, including additional preclinical studies or clinical trials, as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many non-U.S. jurisdictions, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we intend to charge for our products is also subject to approval.

We may also submit marketing applications in other countries. Regulatory authorities in jurisdictions outside of the United States have requirements for approval of product candidates with which we must comply prior to marketing in those jurisdictions and such regulatory requirements can vary widely from country to country. Obtaining other regulatory approvals and compliance with other regulatory requirements could result in significant delays, difficulties and costs for us and could require additional preclinical studies or clinical trials, which could be costly and time-consuming and could delay or prevent the introduction of our products in certain countries. The non-U.S. regulatory approval process involves all of the risks associated with FDA approval. We do not have any product candidates approved for sale in any jurisdiction, including international markets, and we do not have experience in obtaining regulatory approval in international markets. If we fail to comply with the regulatory requirements in international markets and/or obtain and maintain applicable marketing approvals, our target market will be reduced and our ability to realize the full market potential of our product candidates will be harmed.

We may seek priority review designation for one or more of our product candidates, but we might not receive such designation, and even if we do, such designation may not lead to a faster regulatory review or approval process.

If the FDA determines that a product candidate offers a treatment for a serious condition and, if approved, the product would provide a significant improvement in safety or effectiveness of the treatment, the FDA may designate the marketing application for that product candidate for priority review. A priority review designation is intended to direct overall attention and resources to the evaluation of such applications and to shorten the goal for the FDA to review an application to six months, rather than the standard review period of ten months. We may request priority review for one or more original BLAs for our product candidates in the future. The FDA has broad discretion with respect to whether or not to grant priority review status to a marketing application, so even if we believe an application for a particular product candidate is eligible for such designation or status, the FDA may decide not to grant it. Moreover, a priority review designation does not necessarily result in expedited regulatory review or approval process or necessarily confer any advantage with respect to approval compared to conventional FDA procedures. Receiving priority review from the FDA does not guarantee approval within the six-month review cycle, or at all.

Even if we receive regulatory approval of any product candidates or therapies, we will be subject to ongoing regulatory obligations, reporting requirements and continued regulatory review, which may result in significant additional expenses. If we fail to comply with regulatory requirements or experience unanticipated problems with our product candidates, we may be subject to substantial penalties, fines, delays, suspensions, refusals and withdrawals of approvals.

If any of our product candidates are approved, they will be subject to ongoing regulatory requirements and reporting requirements for manufacturing, labeling, packaging, storage, advertising, promotion, sampling, recordkeeping, conduct of post-marketing studies and submission of safety, efficacy and other post-market information, including both federal and state requirements in the United States and requirements of comparable non-U.S. regulatory authorities. In addition, we will be subject to continued compliance with cGMP and Good Clinical Practice (“GCP”) requirements for any clinical trials that we conduct post-approval.

Facilities of CMOs and testing laboratories are required to comply with extensive FDA, and non-U.S. regulatory authority requirements, including ensuring that quality control and manufacturing procedures conform to cGMP, and in certain cases, current Good Tissue Practices (“cGTP”), regulations. As a result, we and our contract manufacturers will be subject to continual review and inspections to assess compliance with cGMP and adherence to commitments made in any BLA, other marketing application, and previous responses to inspection observations. Accordingly, we and others with whom we work with must continue to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production and quality control.

Any regulatory approvals that we receive for our product candidates may be subject to limitations on the approved indicated uses for which the product may be marketed or to the conditions of approval or contain requirements for potentially costly post-marketing testing, including Phase 4 clinical trials and surveillance to monitor the safety and efficacy of the product candidate. The FDA may also require that we implement a REMS program as a condition of approval of our product candidates, which could entail requirements for long-term patient follow-up, a medication guide, physician communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. In addition, if the FDA or a comparable non-U.S. regulatory authority approves our product candidates, we will have to comply with requirements including submissions of safety and other post-marketing information and reports and establishment registration.

The FDA may seek consent decrees or withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with our product candidates, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers, manufacturing processes or testing laboratories, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical trials to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of our products, withdrawal of the product from the market or voluntary or mandatory product recalls;

•	fines, warning or untitled letters or holds on clinical trials;

•	refusal by the FDA to approve pending applications or supplements to approved applications filed by us or suspension or revocation of license approvals;

•	product seizure or detention or refusal to permit the import or export of our product candidates; and

•	injunctions or the imposition of civil or criminal penalties.

The FDA strictly regulates marketing, labeling, advertising and promotion of products that are placed on the market. Products may be promoted only for the approved indications and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses and a company that is found to have improperly promoted off-label uses may be subject to significant liability. The policies of the FDA and of other regulatory authorities may change and additional government regulations maybe enacted that could prevent, limit or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability.

Changes in regulatory requirements could result in delays or discontinuation of development of our product candidates or therapies, or unexpected costs in obtaining or maintaining regulatory approval, and thereby adversely affect our business and results of operations.

Government authorities in the United States at the federal, state and local level and in other countries regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, recordkeeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of drug and biological products. Generally, before a new drug or biologic can be marketed, considerable data demonstrating its quality, safety and efficacy and durability of effect must be obtained, organized into a format specific for each regulatory authority, submitted for review and approved by the regulatory authority.

Because we are developing novel gene therapy product candidates, the regulatory requirements that we will be subject to are continually evolving and may not be clear. Even with respect to more established products that fit into the category of gene therapies, the regulatory landscape is still developing. For example, regulatory requirements governing gene therapy products have changed frequently and may continue to change in the future. Moreover, there is substantial, and sometimes uncoordinated, overlap in those responsible for regulation of existing cell therapy products.

Complex regulatory environments exist in other jurisdictions in which we might consider seeking regulatory approvals for our product candidates, further complicating the regulatory landscape. For example, in the European Union a special committee called the CAT was established within the EMA in accordance with Regulation (“EC”) No 1394/2007 on advanced-therapy medicinal products (“ATMPs”) to assess the quality, safety and efficacy of ATMPs, and to follow scientific developments in the field. ATMPs include gene therapy products. These various regulatory review committees and advisory groups and new or revised guidelines that they promulgate from time to time may lengthen the regulatory review process, require us to perform additional studies, increase our development costs, lead to changes in regulatory positions and interpretations, delay or prevent approval and commercialization of our product candidates or lead to significant post-approval limitations or restrictions. Because the regulatory landscape for our gene therapies and product candidates is new, we may face even more cumbersome and complex regulations than those emerging for cell therapy products. Furthermore, even if our product candidates obtain required regulatory approvals, such approvals may later be withdrawn as a result of changes in regulations or the interpretation of regulations by applicable regulatory agencies.

Delay or failure to obtain, or unexpected costs in obtaining, the regulatory approval necessary to bring a potential product to market could decrease our ability to generate sufficient product revenue to maintain our business.

Our contract manufacturers are subject to significant regulation with respect to the manufacturing of our current and future product candidates. The manufacturing facilities on which we rely may not meet or continue to meet regulatory requirements and/or may have limited capacity.

Contract manufacturers and their facilities are required to comply with extensive regulatory requirements, including ensuring that quality control and manufacturing procedures conform to cGMP requirements. These regulations cover all aspects of manufacturing relating to our product candidates and components used in clinical studies and commercial production. These regulations govern manufacturing processes and procedures (including record keeping) and the implementation and operation of quality systems to control and assure the quality of investigational product candidates and products approved for sale. Poor control of production processes can lead to the introduction of contaminants or to inadvertent changes in the properties or stability of our product candidates that may not be detectable in final product testing. We and our contract manufacturers must supply all necessary documentation in support of a BLA or Market Authorization Application (“MAA”) on a timely basis and must adhere to Good Laboratory Practices (“GLP”) and cGMP regulations enforced by the FDA and other regulatory authorities through their facilities inspection program. The facilities and quality systems of our third-party contractors must pass a pre-approval inspection for compliance with the applicable regulations as a condition of regulatory approval of our product candidates or any of our other potential product candidates.

In addition, the regulatory authorities may, at any time, audit or inspect a manufacturing facility involved with the preparation of our product candidates or our other potential product candidates or the associated quality systems for compliance with the regulations applicable to the activities being conducted. We do not control the manufacturing process of, and are completely dependent on, our contract manufacturing partners for compliance with the regulatory requirements. If these facilities do not pass a pre-approval plant inspection, regulatory approval of the product candidates may not be granted or may be substantially delayed until any violations are corrected to the satisfaction of the regulatory authority, if ever. Moreover, if our contract manufacturers fail to achieve and maintain high manufacturing standards, in accordance with applicable regulatory requirements, or there are substantial manufacturing errors, this could result in patient injury or death, product shortages, product recalls or withdrawals, delays or failures in product testing or delivery, cost overruns, revocation of regulatory approvals, or other problems that could seriously harm our business.

Ongoing healthcare legislative and regulatory reform measures, including the U.S. federal government’s determination that any of our product candidates is an “essential” biologic medicine, may have a material adverse effect on our business and results of operations.

The United States and many non-U.S. jurisdictions have enacted or proposed legislative and regulatory changes affecting the healthcare system, including implementing cost-containment programs to limit the growth of government-paid healthcare costs, including price controls, restrictions on reimbursement and requirements for substitution of generic products for branded prescription products. In recent years, Congress has considered reductions in Medicare reimbursement levels for products administered by physicians. The Centers for Medicare & Medicaid Services (“CMS”), the agency that administers the Medicare and Medicaid programs, also has authority to revise reimbursement rates and to implement coverage restrictions for some products. Cost reduction initiatives and changes in coverage implemented through legislation or regulation could decrease utilization of and reimbursement for any approved products. While Medicare regulations apply only to drug benefits for Medicare beneficiaries, private payers often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates. Therefore, any reduction in reimbursement that results from federal legislation or regulation may result in a similar reduction in payments from private payers.

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act (as amended, the “Affordable Care Act”) substantially changed the way healthcare is financed by both governmental and private insurers, and significantly impacts the pharmaceutical industry. The Affordable Care Act is intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against healthcare fraud and abuse, add new transparency requirements for healthcare and health insurance industries, impose new taxes and fees on pharmaceutical and medical device manufacturers, and impose additional health policy reforms. Among other things, the Affordable Care Act expanded manufacturers’ rebate liability under the Medicaid Drug Rebate Program by increasing the minimum Medicaid rebate for both branded and generic products, expanded the 340B program, and revised the definition of average manufacturer price, which could increase the amount of Medicaid rebates manufacturers are required to pay to states. The legislation also extended Medicaid rebates, previously due only on fee-for-service Medicaid utilization, to include the utilization of Medicaid managed care organizations as well and created an alternative rebate formula for certain new formulations of certain existing products that is intended to increase the amount of rebates due on those products. On February 1, 2016, CMS issued final regulations to implement the changes to the Medicaid Drug Rebate Program under the Affordable Care Act. These regulations became effective on April 1, 2016. Since that time, there have been significant ongoing efforts to modify or eliminate the Affordable Care Act. The Tax Act, enacted on December 22, 2017, repealed the shared responsibility payment for individuals who fail to maintain minimum essential coverage under section 5000A of the United States Internal Revenue Code of 1986, as amended (the “Code”) or the individual mandate.

Other legislative changes have been proposed and adopted since the passage of the Affordable Care Act. The Budget Control Act of 2011, among other things, created the Joint Select Committee on Deficit Reduction (the “Joint Select Committee”), to provide recommendations and legislative language that would significantly improve the short-term and long-term fiscal imbalance of the U.S. federal government. The Joint Select Committee did not achieve its targeted deficit reduction of an amount greater than $1.2 trillion for the fiscal years 2012 through 2021, triggering the legislation’s automatic reductions to several government programs. These reductions included aggregate reductions to Medicare payments to healthcare providers of up to 2% per fiscal year, which went into effect in April 2013 and will remain in effect through 2031, with the exception of a temporary suspension implemented under various COVID-19 relief legislation from May 1, 2020 through March 31, 2022. Under the Consolidated Appropriations Act, 2023, the 2% Medicare sequester is extended for the first six months of fiscal year 2032 and revises the sequester percentage up to 2% for fiscal years 2030 and 2031. These across-the-board spending cuts could adversely affect our future revenues, earnings, and cash flows.

In August 2022, President Biden signed the Inflation Reduction Act of 2022 (the “IRA”). The IRA contains substantial drug pricing reforms, including the establishment of a drug price negotiation program within the U.S.

Department of Health and Human Services that would require manufacturers to charge a negotiated “maximum fair price” for certain selected drugs or pay an excise tax for noncompliance, the establishment of rebate payment requirements on manufacturers of certain drugs payable under Medicare Parts B and D to penalize price increases that outpace inflation, and requires manufacturers to provide discounts on Part D drugs. Substantial penalties can be assessed for noncompliance with the drug pricing provisions in the IRA. The IRA could have the effect of reducing the prices we can charge and reimbursement we receive for our products, if approved, thereby reducing our profitability, and could have a material adverse effect on our financial condition, results of operations and growth prospects. The effect of the IRA on our business and the pharmaceutical industry in general is not yet known.

The Affordable Care Act, has also been subject to challenges in the courts. On December 14, 2018, a Texas U.S. District Court Judge ruled that the Affordable Care Act is unconstitutional in its entirety because the “individual mandate” was repealed by Congress. On December 18, 2019, the Fifth Circuit U.S. Court of Appeals held that the individual mandate is unconstitutional and remanded the case to the Texas District Court to reconsider its earlier invalidation of the entire Affordable Care Act. An appeal was taken to the U.S. Supreme Court. On June 17, 2021, the Supreme Court ruled that the plaintiffs lacked standing to challenge the law as they had not alleged personal injury traceable to the allegedly unlawful conduct. As a result, the Supreme Court did not rule on the constitutionality of the Affordable Care Act or any of its provisions.

Further changes to and under the Affordable Care Act remain possible but it is unknown what form any such changes or any law proposed to replace or revise the Affordable Care Act would take, and how or whether it may affect our business in the future. We expect that changes to the Affordable Care Act, the Medicare and Medicaid programs and changes stemming from other healthcare reform measures, especially with regard to healthcare access, financing or other legislation in individual states, could have a material adverse effect on the healthcare industry.

At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

We expect that additional federal, state and non-U.S. healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in limited coverage and reimbursement and reduced demand for our products, once approved, or additional pricing pressures.

Any product candidates we develop may become subject to unfavorable or unprofitable third-party coverage and reimbursement practices, as well as pricing regulations.

Patients rely on insurance coverage by third-party payors (third-party payors include Medicare and Medicaid (government payors) and commercial insurance companies such as Blue Cross Blue Shield, Humana, Cigna, etc.), to pay for products. The availability and extent of coverage and adequate reimbursement by third-party payors, including government health administration authorities, private health coverage insurers, managed care organizations and other third-party payors is essential for most patients to be able to afford expensive treatments. Sales of any of our product candidates that receive marketing approval will depend substantially, both in the United States and internationally, on the extent to which the costs of such product candidates will be covered and reimbursed by third-party payors.

Private insurance companies, commercial payors and various other healthcare intermediaries such as pharmacy benefit managers may take steps to thwart physician and/or patient access to our products including not covering the product, blocking access to our products or adding step edits or prior approval requirements before reimbursing patients or health care providers for using our products. This could result in reduced or failure to achieve revenues and/or margins. In addition, third-party organizations that purport to study and issue reports regarding the pricing of certain therapeutic medicines may issue reports regarding our products that negatively effect pricing and our product use and uptake by physicians and patients. Additionally, private insurance companies are increasingly imposing utilization management tools, such as requiring prior authorization for a proprietary product if a generic product or less expensive product is available or requiring the patient to first fail on one or more generic or less expensive products before permitting access to a proprietary medicine.

There is significant uncertainty related to third-party payor coverage and reimbursement of newly approved products. Factors payors consider in determining reimbursement are based on whether the product is: (i) a covered benefit under its health plan; (ii) safe, effective and medically necessary; (iii) appropriate for the specific patient; (iv) cost-effective; and (v) neither experimental nor investigational. This process will require us to provide scientific and clinical support for the use of our products to each third-party payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance.

No uniform policy exists for coverage and reimbursement in the United States. If reimbursement is not available, or is available only to limited levels, we may not be able to successfully commercialize our product candidates. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize an adequate return on our investment. Coverage and reimbursement may impact the demand for, or the price of, any product candidate for which we obtain marketing approval. If coverage and reimbursement are not available or reimbursement is available only to limited levels, we may not successfully commercialize any product candidate for which we obtain marketing approval.

As U.S. federal and state governments implement additional health care cost containment measures, including measures to lower prescription drug pricing, we cannot be sure that our products, if approved, will be covered by private or public payors, and if covered, whether the reimbursement will be adequate or competitive with other marketed products. Such other actions by federal and state governments and health plans may put additional downward pressure on pharmaceutical pricing and health care costs, which could negatively impact coverage and reimbursement for our products if approved, our revenue, and our ability to compete with other marketed products and to recoup the costs of our research and development. Outside the United States, the commercialization of therapeutics is generally subject to extensive governmental price controls and other market regulations, and we believe the increasing emphasis on cost containment initiatives in the European Union, the United Kingdom, Japan and other countries has and will continue to put pressure on the pricing and usage of therapeutics such as our product candidates.

If we are unable to establish or sustain coverage and adequate reimbursement for any product candidates from third-party payors, the adoption of those products and sales revenue will be adversely affected, which, in turn, could adversely affect the ability to market or sell those product candidates, if approved. Coverage policies and third-party payor reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future or subject to recoupment or overpayment challenges.

Drug marketing, price controls and reimbursement regulations may materially affect our ability to market and receive coverage for our product candidates, if approved, in the European Union, the United Kingdom, Japan and other non-U.S. jurisdictions.

We intend to seek approval to market our product candidates in both the United States and in selected non-U.S. jurisdictions. If we obtain approval in one or more non-U.S. jurisdictions for our product candidates, we will be subject to rules and regulations in those jurisdictions. In some countries outside of the United States, particularly those in the European Union, the pricing of pharmaceutical products is subject to governmental control and other market regulations, which could put pressure on the pricing and usage of our product candidates. In these countries, pricing negotiations with governmental authorities can take considerable time after obtaining marketing approval of a product candidate. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidate to other available therapies. If required to execute such a trial, we cannot be sure of a favorable outcome. In general, product prices under such systems are substantially lower than in the United States. Price controls in non-U.S. jurisdictions or changes in pricing regulations in such jurisdictions could reduce the amount we are able to charge for our product candidates. In addition, market acceptance and sales of our product candidates will depend significantly on the availability of adequate coverage and reimbursement from third-party payors for our product candidates and may be affected by existing and future healthcare reform measures.

Much like the federal Anti-Kickback Statute (“AKS”) prohibition in the United States, the provision of benefits or advantages to physicians to induce or encourage the prescription, recommendation, endorsement, purchase, supply, order or use of medicinal products are also prohibited in the European Union. The provision of benefits or advantages to physicians is governed by the national anti-bribery laws of EU member states, such as the UK Bribery Act 2010. Infringement of these laws could result in substantial fines and imprisonment.

Payments made to physicians in certain EU member states must be publicly disclosed. Moreover, agreements with physicians often must be the subject of prior notification and approval by the physician’s employer, their competent professional organization and/or the regulatory authorities of the individual EU member states. These requirements are provided in the national laws, industry codes or professional codes of conduct, applicable in the EU member states. Failure to comply with these requirements could result in reputational risk, public reprimands, administrative penalties, fines or imprisonment.

In addition, in most countries outside of the United States, including the European Economic Area (“EEA”), the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing and reimbursement vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. Reference pricing used by various EU member states and parallel distribution, or arbitrage between low-priced and high-priced member states, can further reduce prices. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. In some countries, we may be required to conduct a clinical trial or other studies that compare the cost-effectiveness of any of our product candidates to other available therapies in order to obtain or maintain reimbursement or pricing approval. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our products. Historically, products launched in the European Union do not follow price structures of the United States and generally, prices tend to be significantly lower. Publication of discounts by third-party payors or authorities may lead to further pressure on the prices or reimbursement levels within the country of publication and other countries. If pricing is set at unsatisfactory levels or if reimbursement of our products is unavailable or limited in scope or amount, our revenues from sales by us and the potential profitability of any of our product candidates in those countries would be negatively affected.

Guidelines and recommendations published by various organizations may impact the use or reimbursement of EG-70, if approved, as well as other future products.

Government authorities promulgate regulations and guidelines that may be directly applicable to us and any approved products. However, professional societies, practice management groups, insurance carriers, physicians’ groups, private health and science foundations and organizations involved in various diseases also publish guidelines and recommendations to healthcare providers, administrators and payors, as well as patient communities.

Recommendations by government authorities or other groups and organizations may relate to such matters as usage, dosage, route of administration and use of related therapies, and a growing number of organizations are providing assessments of the value and pricing of pharmaceutical products. These assessments may come from private organizations, such as the Institute for Clinical and Economic Review (“ICER”), which publish their findings and offer recommendations relating to the products’ reimbursement by government and private payors. On December 17, 2020, ICER published its final report assessing the effectiveness and value of nadofaragene firadenovec and oportuzumab monatox for BCG-unresponsive NMIBC, both of which are potential competitors to EG-70. The guidance was updated on January 15, 2021. Nadofargene firadenovec, sold under the brand name Adstiladrin, is a FDA-approved gene therapy approved in 2022 for the treatment of adult patients with high-risk BCG-unresponsive NMIBC with Cis with or without papillary tumors; oportuzumab monatox, also known as Vicineum, is an experimental therapy that has been studied in a highly similar patient group. The findings of this or any future ICER report or similar recommendations or guidelines from ICER or similar third parties may affect our reputation as well as the perception of our value, and any recommendations or guidelines that result in decreased use or reimbursement of EG-70, if approved or adopted into commercial or clinical practice, could have a material adverse effect on our business, financial condition, results of operations and prospects. In addition, the occurrence of any of the foregoing, or the perception by the investment community or shareholders that such recommendations or guidelines will result in decreased use or reimbursement of EG-70, if approved, could adversely affect the market price of our securities. The effect, if any, of any ICER report, recommendations or guidelines on our any of our products relating to usage, dosage, administration, pricing, reimbursement or other matters is not foreseeable and we make no assurance regarding the effect of any current or future ICER report, recommendations or guidelines on our business.

We are subject to stringent privacy laws, information security laws, regulations, policies and contractual obligations related to data privacy and security and changes in such laws, regulations, policies and contractual obligations could adversely affect our business and results of operations.

We are subject to data privacy and protection laws, rules and regulations, as well as contractual obligations, that apply to the collection, transmission, storage, use and other processing of personally-identifying information, which among other things, impose certain requirements relating to the privacy, security and transmission of personal information, including comprehensive regulatory systems in the United States, European Union and United Kingdom. The legislative and regulatory landscape for privacy and data protection continues to evolve in jurisdictions worldwide, and there has been an increasing focus on privacy and data protection issues with the potential to affect our business. Failure to comply with any of these laws and regulations could result in enforcement action against us, including fines, imprisonment of company officials and public censure, claims for damages by affected individuals, damage to our reputation and loss of goodwill, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

There are numerous U.S. federal and state laws, rules and regulations governing the collection, sharing, use, retention, disclosure, security, transfer, storage and other processing of personal information, including federal and state data privacy and security laws, data breach notification laws, and data disposal laws. In particular, at the federal level, regulations promulgated pursuant to the Health Insurance Portability and Accountability Act (“HIPAA”) establish privacy and security standards that limit the use and disclosure of individually identifiable health information, or protected health information, and require the implementation of administrative, physical and technological safeguards to protect the privacy of protected health information and ensure the confidentiality, integrity and availability of electronic protected health information. Determining whether protected health information has been handled in compliance with applicable privacy standards and our contractual obligations can be complex and may be subject to changing interpretation. These obligations may be applicable to some or all of our business activities now or in the future. At the federal level, we are also subject to, among other laws and regulations, the rules and regulations promulgated under the authority of the Federal Trade Commission (“FTC”) (which has the authority to regulate and enforce against unfair or deceptive acts or practices in or affecting commerce, including acts and practices with respect to data privacy and security), as well as the Electronic Communication Privacy Act. The United States Congress also has considered, is currently considering, and may in the future consider, various proposals for comprehensive federal data privacy and security legislation, to which we may become subject if passed.

If we are unable to properly protect the privacy and security of protected health information, we could be found to have breached certain contracts or obligations. Further, if we fail to comply with applicable privacy laws, including applicable HIPAA privacy and security standards, we could face civil and criminal penalties. HHS enforcement activity can result in financial liability and reputational harm, and responses to such enforcement activity can consume significant internal resources. In addition, state attorneys general are authorized to bring civil actions seeking either injunctions or damages in response to violations that threaten the privacy of state residents. We cannot be sure how these regulations will be interpreted, enforced or applied to our operations. In addition to the risks associated with enforcement activities and potential contractual liabilities, our ongoing efforts to comply with evolving laws and regulations at the federal and state level may be costly and require ongoing modifications to our policies, procedures and systems.

At the state level, we are subject to similar and sometimes more onerous data protection and privacy laws and regulations such as the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act (the “CPRA”) (collectively, the “CCPA”). The CCPA imposes many requirements on certain businesses that process the personal information of California residents, including requirements similar to those found in the General Data Protection Regulation (“GDPR”). For example, the CCPA requires covered businesses to provide notice to California residents regarding the information collected about them and how such information is used and shared, provides California residents the right to request access to such personal information and, in certain cases, request the erasure of such personal information. The CCPA also affords California residents the right to opt-out of certain “sales” of their personal information. The CCPA provides for significant civil penalties and statutory damages for companies that violate its requirements, and also provides for a private right of action for certain data breaches that result in the loss of unencrypted personal information. This private right of action is expected to increase the likelihood of, and risks associated with, data breach litigation. The CPRA significantly expands the CCPA to incorporate additional GDPR-like provisions including requiring that the use, retention, and sharing of personal information of California residents be reasonably necessary and proportionate to the purposes of collection or processing, granting additional protections for sensitive personal information, and requiring greater disclosures related to notice to residents regarding retention of information. These provisions may apply to some of our business activities. In addition, other states, including Virginia and Colorado, already have passed comprehensive state-level data privacy and security laws, rules and regulations that share similarities with the CCPA. Other states are in the process of enacting or will be considering these laws in the future. Moreover, laws in all 50 U.S. states require businesses to provide notice under certain circumstances to consumers whose personal information has been disclosed as a result of a data breach. These laws, and other similar laws that may be enacted in the future, may impact our business activities, including our identification of research subjects and ultimately the marketing and distribution of our products.

Similar to the laws in the United States, there are significant privacy and data security laws that apply in Europe and other countries. The collection, use, disclosure, transfer, or other processing of personal data, including personal health data, regarding individuals who are located in the EEA, and the processing of personal data that takes place in the EEA is regulated by the GDPR, which went into effect in May 2018 and imposes obligations on companies that operate in our industry with respect to the processing of personal data and the cross-border transfer of such data. The GDPR imposes onerous accountability obligations, including requiring data controllers and processors to maintain a record of their data processing and policies. Following the withdrawal of the United Kingdom from the European Union, the United Kingdom’s Data Protection Act 2018 (the “U.K. GDPR”), which “implements” and complements the GDPR and achieved formal approval by United Kingdom’s monarchy on May 23, 2018, applies to the processing of personal data that takes place in the United Kingdom and includes parallel obligations to those set forth by GDPR. While the GDPR and U.K. GDPR remain substantially similar for the time being, the U.K. government has announced that it would seek to chart its own path on data protection and reform its relevant laws, including in ways that may differ from the GDPR. While these developments increase uncertainty with regard to data protection regulation in the United Kingdom, even in their current, substantially similar form, the GDPR and U.K. GDPR can expose businesses to divergent parallel regimes that may be subject to potentially different interpretations and enforcement actions for certain violations and related uncertainty. If our or our service providers’ privacy or data security measures fail to comply with the

GDPR and U.K. GDPR requirements, we may be subject to litigation, regulatory investigations, enforcement notices requiring us to change the way we use personal data and/or fines of up to 20 million Euros (or GBP 17.5 million under the U.K. GDPR) or up to 4% of the total worldwide annual turnover of the preceding financial year, whichever is higher, as well as compensation claims by affected individuals, negative publicity, reputational harm and a potential loss of business and goodwill.

The GDPR places restrictions on the cross-border transfer of personal data from the EEA to countries that have not been found by the European Commission to offer adequate data protection legislation, such as the United States. There are ongoing concerns about the ability of companies to transfer personal data from the EEA to other countries. Similar complexities and uncertainties also apply to transfers from the U.K. to third countries. In July 2020, the Court of Justice of the European Union (“CJEU”), invalidated the EU-U.S. Privacy Shield, one of the mechanisms used to legitimize the transfer of personal data from the EEA to the United States. The CJEU’s decision also drew into question the long-term viability of an alternative means of data transfer, the standard contractual clauses (“SCCs”), for transfers of personal data from the EEA to the United States. While we were not self-certified under the EU-U.S. Privacy Shield, this CJEU decision may lead to increased scrutiny on data transfers from the EEA to the United States generally and increase our costs of compliance with data privacy legislation as well as our costs of negotiating appropriate privacy and security agreements with our vendors. While we may take steps to mitigate the impact on us, such as implementing SCCs, the efficacy and longevity of these mechanisms remains uncertain. Moreover, in 2021, the European Commission adopted new SCCs, which impose on companies additional obligations relating to personal data transfers out of the EEA, including the obligation to update internal privacy practices, conduct transfer impact assessments and, as required, implement additional security measures. The new SCCs may increase the legal risks and liabilities under European Union laws associated with cross-border data transfers, and result in material increased compliance and operational costs. While the European Commission announced in March 2022 that an agreement in principle had been reached between European Union and U.S. authorities regarding a new transatlantic data privacy framework, no formal agreement has been finalized, and any such agreement, if formalized, is likely to face challenge at the CJEU. Moreover, while the U.K. GDPR is now effective in the United Kingdom, it is still unclear whether transfer of data from the EEA to the United Kingdom will remain lawful under the GDPR. The United Kingdom has already determined that it considers all European Union and EEA member states to be adequate for the purposes of data protection, ensuring that data flows from the United Kingdom to the European Union and EEA remain unaffected. In addition, a decision from the European Commission appears to deem the United Kingdom as being “essentially adequate” for purposes of data transfer from the EEA to the United Kingdom, such that SCCs are not required for the transfer of personal data from the EEA to the United Kingdom, although such decision will sunset in June 2025 unless extended and it may be revoked in the future by the European Commission if the United Kingdom data protection regime is reformed in ways that deviate substantially from the GDPR. Adding further complexity for international data flows, in March 2022, the United Kingdom adopted its own International Data Transfer Agreement for transfers of personal data out of the United Kingdom to so-called third countries, as well as an international data transfer addendum that can be used with the SCCs for the same purpose. The European Union has also proposed legislation that would regulate non-personal data and establish new cybersecurity standards, and other countries, including the United Kingdom, may similarly do so in the future. If we are otherwise unable to transfer data, including personal data, between and among countries and regions in which we operate, it could affect the manner in which we provide our services, the geographical location or segregation of our relevant systems and operations, and could adversely affect our financial results.

Beyond the GDPR and U.K. GDPR, there are privacy and data security laws in a growing number of countries around the world. While many loosely follow the GDPR as a model, other laws contain different or conflicting provisions. These laws will impact our ability to conduct our business activities, including both our clinical trials and any eventual sale and distribution of commercial products, through increased compliance costs, costs associated with contracting and potential enforcement actions.

While we continue to address the implications of the recent changes to data privacy regulations, data privacy remains an evolving landscape at both the domestic and international level, with new regulations coming into effect and continued legal challenges, and our efforts to comply with the evolving data protection rules may be unsuccessful. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with our practices. We must devote significant resources to understanding and complying with this changing landscape. Any failure, actual or perceived, to comply with laws regarding data protection would expose us to risk of enforcement actions taken by data protection authorities in the EEA and elsewhere and carries with it the potential for significant penalties if we are found to be non-compliant. Similarly, any failure, actual or perceived, to comply with federal and state laws in the United States regarding privacy and security of personal information could expose us to penalties under such laws. Any such failure to comply with data protection and privacy laws could result in government- imposed fines or orders requiring that we change our practices, claims for damages or other liabilities, regulatory investigations and enforcement action, litigation and significant costs for remediation, any of which could adversely affect our business. Even if we are not determined to have violated these laws, government investigations into these issues typically require the expenditure of significant resources and generate negative publicity, which could harm our reputation and our business, financial condition, results of operations and prospects.

Cyber-attacks or other failures in our or our third-party vendors’, contractors’ or consultants’ telecommunications or information technology systems could result in information theft, data corruption and significant disruption of our business operations.

We, our programs, our CROs, third-party logistics providers, distributors and other contractors and consultants utilize information technology (“IT”), systems and networks to process, transmit and store electronic information, including but not limited to intellectual property, proprietary business information and personal information, in connection with our business activities. Our internal IT systems and those of current and future third parties on which we rely may fail and are vulnerable to breakdown, breach, interruption or damage from cyber incidents, employee error or malfeasance, theft or misuse, sophisticated nation-state and nation-state-supported actors, unauthorized access, natural disasters, terrorism, war, telecommunication and electrical failures or other compromises. As use of digital technologies has increased, cyber incidents, including third parties gaining access to employee accounts using stolen or inferred credentials, computer malware (e.g., ransomware), viruses, spamming, phishing attacks, denial-of-service attacks or other means, and deliberate attacks and attempts to gain unauthorized access to computer systems and networks, have increased in frequency, intensity, and sophistication. These threats pose a risk to the security of our, our programs’, our CROs’, third-party logistics providers’, distributors’ and other contractors’ and consultants’ systems and networks, and the confidentiality, availability and integrity of our intellectual property, confidential information, preclinical and clinical trial data, proprietary business information, personal data, and health-related information. There can be no assurance that we or any of our third-party partners will be successful in preventing cyberattacks or successfully mitigating their effects.

Advances in computer and software capabilities, encryption technology, and other discoveries increase the complexity of our technological environment, including how each interacts with our various software platforms. Such advances could delay or hinder our ability to conduct business or could compromise the integrity of our data, resulting in a material adverse impact on our financial condition and results of operations. The risk of system disruption is increased when significant system changes are undertaken. If we fail to timely integrate and update our information technology systems and processes, we may fail to realize the cost savings or operational benefits anticipated to be derived from these initiatives. We also may experience occasional system interruptions and delays that make our information technology systems unavailable or slow to respond, including the interaction of our information technology systems with those of third parties. A lack of sophistication or reliability of our information technology systems could adversely impact our operations and consumer service and could require major repairs, replacements or remodelings, resulting in significant costs.

The risk of a security breach or disruption, particularly through cyberattacks or cyber intrusion, including by computer hackers, non-U.S. governments, and cyber terrorists, has generally increased as the number, intensity, and sophistication of attempted attacks and intrusions from around the world have increased. In addition, in response to the changes in workforce habits driven by the COVID-19 pandemic, varying parts of our workforce are currently working remotely on a part or full time basis. This could increase our cyber security risk, create data accessibility concerns, and make us more susceptible to communication disruptions. We may not be able to anticipate all types of security threats, and we may not be able to implement preventive measures effective against all such security threats. The techniques used by cyber criminals change frequently, may not be recognized until launched, and can originate from a wide variety of sources, including outside groups such as external service providers, organized crime affiliates, terrorist organizations or hostile non-U.S. governments or agencies. We may also experience security incidents that may remain undetected for an extended period. Even if identified, we may be unable to adequately investigate or remediate incidents or breaches due to attackers increasingly using tools and techniques that are designed to circumvent controls, to avoid detection, and to remove or obfuscate forensic evidence. Similarly, there can be no assurance that our CROs, third-party logistics providers, distributors and other contractors, consultants and third parties will be successful in protecting our clinical and other data that is stored on their systems. Any loss of clinical trial data from our completed or ongoing clinical trials for any of our product candidates could result in delays in our development and regulatory approval efforts and significantly increase our costs to recover or reproduce the data. We and certain of our service providers are from time to time subject to cyberattacks and security incidents. We have experienced and expect to continue to experience actual and attempted cyberattacks of our IT networks, such as through phishing scams and ransomware. Although we do not believe that we have experienced any significant system failure, accident or security incidents to date, we cannot guarantee that we will not experience such incidents in the future.

Any cyberattack that leads to unauthorized access, use, or disclosure of personal information, including personal information regarding clinical trial participants or employees, data breach or destruction or loss of data could result in a violation of applicable U.S. and international privacy, data protection and other laws and regulations, require us to notify affected individuals or supervisory authorities, subject us to litigation and governmental investigations, proceedings and regulatory actions by federal, state and local regulatory entities in the United States and by international regulatory entities, cause our exposure to material civil and/or criminal liability and cause us to breach our contractual obligations, which could result in significant legal and financial exposure and reputational damages. Further, we could be forced to expend significant financial and operational resources in response to a security breach, including repairing system damage, increasing security protection costs by deploying additional personnel and modifying or enhancing our protection technologies, investigating and remediating any information security vulnerabilities and defending against and resolving legal and regulatory claims, all of which could divert resources and the attention of our management and key personnel away from our business operations and adversely affect our business, financial condition and results of operations. As cyber threats continue to evolve, we may be required to incur significant additional expenses in order to implement further data protection measures or to remediate any information security vulnerability. Further, we do not maintain separate cyber liability insurance and our general liability insurance and corporate risk program may not cover all potential claims to which we are exposed and may not be adequate to indemnify us for all liability. There can be no assurance that the limitations of liability in our contracts would be enforceable or adequate or would otherwise protect us from liabilities or damages as a result of the events referenced above. We also cannot be certain that our existing insurance coverage will continue to be available on acceptable terms or in amounts sufficient to cover the potentially significant losses that may result from a security incident or breach or that the insurer will not deny coverage of any future claim. Accordingly, if our cybersecurity measures, and those of our service providers, fail to protect against unauthorized access, attacks and the mishandling of data by our employees and third-party service providers, then our business, financial condition, results of operations and prospects could be adversely affected.

Our employees, independent contractors and contract manufacturers, consultants, commercial partners and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk of fraud or other illegal activity by our employees, independent contractors, consultants, commercial partners and vendors. Misconduct by these parties could include intentional, reckless and/or negligent conduct that fails to comply with the laws enforced by the FDA and other regulatory bodies in non-U.S. jurisdictions, provide true, complete and accurate information to the FDA and other similar regulatory bodies in non-U.S. jurisdictions, comply with manufacturing standards we have established, comply with healthcare fraud and abuse laws in the United States and similar non-U.S. laws, or report financial information or data accurately or to disclose unauthorized activities to us. If we obtain FDA approval of any of our product candidates and begin commercializing those products in the United States, our potential exposure under these laws will increase significantly and our costs associated with compliance with these laws are also likely to increase. These laws may impact, among other things, our current activities with principal investigators and research patients, as well as proposed and future sales, marketing and education programs.

Our relationships with healthcare providers and physicians and third-party payors will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm and result in diminished profits and future earnings and thereby adversely affect our business and results of operations.

We are subject to applicable fraud and abuse and other healthcare laws and regulations, including, without limitation, the AKS and the False Claims Act (“FCA”), which may constrain our business or financial arrangements and relationships through which we sell, market and distribute our products. In particular, the promotion, sales and marketing of healthcare items and services, as well as certain business arrangements in the healthcare industry (e.g., healthcare providers, physicians and third-party payors), are subject to extensive laws designed to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, structuring and commission(s), certain customer incentive programs and other business arrangements generally. We also may be subject to patient information and privacy and security regulation by both the federal government and the states and non-U.S. jurisdictions in which we conduct our business. The applicable federal, state and non-U.S. healthcare laws and regulations that may affect our ability to operate include, but are not limited to:

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The AKS, which prohibits the knowing and willful offer, receipt, or payment of remuneration in exchange for or to induce the referral of patients or the use of products or services that would be paid for in whole or part by Medicare, Medicaid or other federal health care programs. Remuneration has been broadly defined to include anything of value, including but not limited to cash, improper discounts, and free or reduced price items and services. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. Further, courts have found that if “one purpose” of remuneration is to induce referrals, the AKS is violated. The AKS has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers, and formulary managers on the other. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution; but the exceptions and safe harbors are drawn narrowly and require strict compliance in order to offer protection. A claim including items or services resulting from a violation of the AKS constitutes a false or fraudulent claim for purposes of the FCA. Many states have similar laws that apply to their state health care programs as well as private payors. Violations of anti-kickback and other applicable laws can result in exclusion from federal health care programs and substantial civil and criminal penalties.

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The federal civil and criminal false claims laws and civil monetary penalty laws, including the FCA, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, false or fraudulent claims for payment to, or approval by Medicare, Medicaid, or other federal healthcare programs, knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim or an obligation to pay or transmit money to the federal government, or knowingly concealing or knowingly and improperly avoiding or decreasing or concealing an obligation to pay money to the federal government. The FCA has been used to prosecute persons submitting claims for payment that are inaccurate or fraudulent, that are for services not provided as claimed, or for services that are not medically necessary. The FCA includes a whistleblower provision that allows individuals to bring actions on behalf of the federal government and share a portion of the recovery of successful claims. Some state law equivalents of the above federal laws, such as the AKS and FCA, apply to items or services regardless of whether the good or service was reimbursed by a government program, so called all-payor laws. These all-payor laws could apply to our sales and marketing activities even if the AKS and FCA laws are inapplicable.

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HIPAA, which created new federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private) and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters. Similar to the AKS, a person or entity can be found guilty of violating HIPAA without actual knowledge of the statute or specific intent to violate it.

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”), and their implementing regulations, and as amended again by the Final HIPAA Omnibus Rule, published in January 2013, which imposes certain obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information without appropriate authorization by covered entities subject to the rule, such as health plans, healthcare clearinghouses and certain healthcare providers, as well as their business associates that perform certain services involving the use or disclosure of individually identifiable health information also implicate our business. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition to other federal laws, state laws and non-U.S. laws, such as the General Data Protection Regulation in the European Union, create the potential for substantial penalties in the event of any non-compliance with the applicable data privacy and data protection laws.

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The federal Physician Payment Sunshine Act, created under the ACA, and its implementing regulations, which requires manufacturers of drugs, devices, biologicals and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to HHS, information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. For the data submitted on or after January 1, 2022, these reporting obligations will extend to include transfers of value made to certain non-physician providers such as physician assistants and nurse practitioners. States may also have similar reporting requirements related to payments made to clinical providers, and failure to comply with such requirements can adversely impact the business.

The scope and enforcement of each of these laws is uncertain and subject to rapid change in the current environment of healthcare reform, especially in light of the lack of applicable precedent and regulatory guidance. Federal and state enforcement bodies have recently increased their scrutiny of interactions between healthcare companies, healthcare providers and other third parties, including charitable foundations, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. Responding to investigations can be time-and resource-consuming and can divert management’s attention from our business. Any such investigation or settlement could increase our costs or otherwise have an adverse effect on our business.

If our marketing or other arrangements were determined to violate anti-kickback or related laws, including the FCA or an all-payor law, then we could be subject to penalties, including administrative, civil and criminal penalties, damages, fines, disgorgement, the exclusion from participation in federal and state healthcare programs, individual imprisonment, reputational harm and the curtailment or restructuring of our operations, as well as additional reporting obligations and oversight if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws. Any action for violation of these laws, even if successfully defended, could cause us to incur significant legal expenses and divert management’s attention from the operation of our business. Prohibitions or restrictions on sales or withdrawal of future marketed products could materially affect our business in an adverse way. Efforts to ensure that our business arrangements will comply with applicable healthcare laws may involve substantial costs.

State and federal authorities have aggressively targeted pharmaceutical companies for alleged violations of these anti-fraud statutes, based on improper research or consulting contracts with doctors, certain marketing arrangements with pharmacies and other healthcare providers that rely on volume-based pricing, off-label marketing schemes, and other improper promotional practices. Companies targeted in such prosecutions have paid substantial fines, have been ordered to implement extensive corrective action plans, and have in many cases become subject to consent decrees severely restricting the manner in which they conduct their business, among other consequences. Additionally, federal and state regulators have brought criminal actions against individual employees responsible for alleged violations. If we become the target of such an investigation or prosecution based on our contractual relationships with providers or institutions, or our marketing and promotional practices, we could face similar sanctions, which would materially harm our business.

Also, the U.S. Foreign Corrupt Practices Act (“FCPA”) and similar worldwide anti-bribery laws, including the Canadian Corruption of Foreign Public Officials Act, generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. Our internal control policies and procedures may not protect us from reckless or negligent acts committed by our employees, future distributors, partners or agents. Violations of these laws, or allegations of such violations, could result in fines, penalties or prosecution and have a negative impact on our business, results of operations and reputation. For additional information regarding the compliance of our operations with the FCPA and non-U.S. laws and regulations, see the Risk Factor entitled “Additional laws and regulations governing international operations may preclude or delay us from developing, manufacturing or selling certain products and product candidates outside the United States, which could limit our growth potential and increase our development costs.”

We are subject to certain U.S. and non-U.S. anti-corruption, anti-money laundering, export control, sanctions, and other trade laws and regulations. We can face serious consequences for violations thereof.

Among other matters, U.S. and non-U.S. anti-corruption, anti-money laundering, export control, sanctions, and other trade laws and regulations (collectively, the “Trade Laws”) prohibit companies and their employees, agents, clinical research organizations, legal counsel, accountants, consultants, contractors, and other partners from authorizing, promising, offering, providing, soliciting, or receiving directly or indirectly, corrupt or improper payments or anything else of value to or from recipients in the public or private sector. Violations of the Trade Laws can result in substantial criminal fines and civil penalties, imprisonment, the loss of trade privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences. We have direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities and other organizations. We also expect our non-U.S. activities to increase intime, including when and if we conduct clinical trials outside the United States. We plan to engage third parties for clinical trials and/or to obtain necessary permits, licenses, patent registrations and other regulatory approvals and we can be held liable for the corrupt or other illegal activities of our personnel, agents, even if we do not explicitly authorize or have prior knowledge of such activities.

Risks Related to International Operations

We are an international organization and we plan to expand operations internationally where we have limited operating experience and where we may be subject to increased regulatory risks and local competition. If we are unsuccessful in any efforts to expand internationally, our business and results of operations may be adversely affected.

We are already an international organization and we plan to further expand our operations internationally. We currently source drug product excipients and other product components that are critical to our manufacturing processes from CMOs located in the European Union. In the future, we expect to opportunistically engage with CMOs located in other non-U.S. jurisdictions to facilitate the manufacture of our products on a basis that is cost effective and responsive to customer demand. As part of our business strategy, we plan to commercialize EG-70 and other current and future products under development for sale in the United States and non-U.S. jurisdictions. Our business strategy incorporates potential international operational expansion, independently and through third parties as we seek to obtain regulatory approval for, and commercialize, our product candidates in patient populations outside the United States. If approved, we may hire sales representatives and conduct physician and patient association outreach activities outside of the United States. Doing business internationally involves a number of risks, including, but not limited to:

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multiple, conflicting and changing laws and regulations such as privacy regulations, tax laws, export and import restrictions, employment laws, regulatory requirements and other governmental approvals, permits and licenses;

•	failure by us to obtain and maintain regulatory approvals for the use of our products in various countries;

•	rejection or qualification of non-U.S. clinical trial data by the competent authorities of other countries;

•	delays or interruptions in the supply of clinical trial materials resulting from any events affecting raw material supply or manufacturing capabilities abroad;

•	additional potentially relevant third-party patent and other intellectual property rights;

•	complexities and difficulties in obtaining, maintaining, protecting and enforcing our intellectual property;

•	difficulties in staffing and managing non-U.S. operations;

•	complexities associated with managing multiple payor reimbursement regimes, government payors or patient self-pay systems;

•	limits in our ability to penetrate international markets;

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financial risks, such as longer payment cycles, difficulty collecting accounts receivable, the impact of local and regional financial crises on demand and payment for our product candidates and exposure to non-U.S. currency exchange rate fluctuations;

•	trade protection measures, import or export licensing requirements or other restrictive actions by U.S. or non-U.S. governments;

•	workforce uncertainty in countries where labor unrest is more common than in the United States;

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natural disasters, political and economic instability, including wars, terrorism and political unrest, outbreak of disease, including a COVID-19 resurgence, and related shelter-in-place orders, travel, social distancing and quarantine policies, boycotts, curtailment of trade and other business restrictions;

•	certain expenses including, among other things, expenses for travel, translation and insurance; and

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regulatory and compliance risks that relate to anti-corruption compliance and recordkeeping that may fall within the purview of the FCPA, its accounting provisions or its anti-bribery provisions or provisions of anti-corruption or anti-bribery laws in other countries.

Any of these factors could harm our future international expansion and operations and, consequently, our results of operations.

Global economic uncertainty, changes in geopolitical conditions and weakening product demand caused by political instability, changes in trade agreements and disputes, such as the conflict between Russia and Ukraine and other macroeconomic factors, could adversely affect our business and results of operations.

Our operations and performance depend on global, regional and U.S. economic and geopolitical conditions. General worldwide economic conditions have experienced significant instability in recent years, including due to recent global economic uncertainty and turbulent financial market conditions. Russia’s ongoing military invasion of Ukraine has triggered significant sanctions from U.S. and European leaders and disruptions to financial markets around the world. Resulting changes in U.S. trade policy could trigger retaliatory actions by Russia, its allies and other affected countries, including China, resulting in a “trade war.” In addition, changes in political conditions in China and changes in the state of China-U.S. relations, including any tensions relating to potential military conflict between China and Taiwan, are difficult to predict and could adversely affect our business. Furthermore, if other countries, including the United States, become further involved in the conflict, we could face significant adverse effects to our business and financial condition.

The uncertain financial markets, disruptions in supply chains, mobility restraints, and changing priorities as well as volatile asset values could impact our business in the future. For example, increasing inflation has raised operating costs for us and many businesses, and, in the future, could impact demand, pricing or the cost we incur to manufacture our product candidates, foreign exchange rates (including in particular U.S. dollar and Canadian dollar exchange rates) or employee wages. Inflation rates have increased recently to levels not seen in years. Among other potential effects, increased inflation may result in reduced liquidity and limits on our ability to access credit or otherwise raise capital. The Federal Reserve has raised, and may again raise, interest rates in response to concerns about inflation, which coupled with reduced government spending and volatility in financial markets may have the effect of further increasing economic uncertainty and heightening these risks and creating new, unforeseen risks to our operations.

Actual events involving reduced or limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds, have in the past and may in the future lead to market-wide liquidity problems. For example, on March 10, 2023, Silicon Valley Bank, was closed by the California Department of Financial Protection and Innovation, which appointed the Federal Deposit Insurance Corporation as receiver. Although we did not lose any cash or cash equivalent balances in connection with the collapse of Silicon Valley Bank, uncertainty and liquidity concerns in the broader financial services industry remain and the failure of Silicon Valley Bank and its potential near- and long-term effects on the biotechnology industry and its participants, such as certain of our vendors, suppliers, and investors, may also adversely affect our operations and stock price.

These conditions make it extremely difficult for us to accurately forecast and plan future business activities. The above factors, including a number of other known and unknown economic and geopolitical factors in the United States and abroad, could ultimately have material adverse effects on our business, financial condition, results of operations and prospects.

We expect certain of our research and development and manufacturing activities may take place in non-U.S. jurisdictions, such as China, through third-party CROs, collaborators or manufacturers. A significant disruption in the operation of those CROs, collaborators or manufacturers could materially adversely affect our business and results of operations.

We may contract many of our research, manufacturing and preclinical activities to third parties outside the United States, including without limitation, in China. Any disruption in the operations of such third parties or in their ability to meet our needs, whether as a result of a natural disaster, war or other causes, could impair our ability to operate our business on a day-to-day basis and to continue development of our programs. Furthermore, since many of these third parties are located outside the United States, we are exposed to the possibility of disruption and increased costs in the event of changes in the policies of the United States or non-U.S. governments, war, political unrest or unstable economic conditions in any of the countries where we conduct such activities. For example, a war or trade war could lead to tariffs, embargoes, sanctions or other limitations on trade, including without limitation those placed on Russia as a result of its ongoing military invasion of Ukraine, that may affect our ability to source from affected third parties the reagents and raw materials used in our product candidates. Additionally, a natural disaster, war, civil or political unrest or similar circumstances could hinder our ability to maintain or initiate clinical studies at our preferred sites, causing trial initiation or implementation delays. Any of these matters could materially and adversely affect our product development timelines, business, financial condition, results of operations and prospects.

Additional laws and regulations governing international operations may preclude or delay us from developing, manufacturing or selling certain products and product candidates outside the United States, which could limit our growth potential and increase our development costs.

As an international company with operations outside of the United States, we must dedicate additional resources to comply with numerous laws and regulations in each jurisdiction in which we operate. The FCPA prohibits any U.S. individual or business from paying, offering, authorizing payment or offering of anything of value, directly or indirectly, to any non-U.S. official, political party or candidate for the purpose of influencing any act or decision of the non-U.S. entity in order to assist the individual or business in obtaining or retaining business. The FCPA also obligates companies whose securities are listed in the United States to comply with certain accounting provisions requiring the company to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations.

Compliance with the FCPA is expensive and difficult, particularly in countries in which corruption is a recognized problem. In addition, the FCPA presents particular challenges in the pharmaceutical industry, because, in many countries, hospitals are operated by the government and doctors and other hospital employees are considered non-U.S. officials. Certain payments to hospitals in connection with clinical trials and other work have been deemed to be improper payments to government officials and have led to FCPA enforcement actions.

Various laws, regulations and executive orders also restrict the use and dissemination outside of the United States, or the sharing with certain non-U.S. nationals, of information classified for national security purposes, as well as certain products and technical data relating to those products. As we continue to expand our presence outside of the United States, we will need to dedicate additional resources to complying with these laws, and these laws may preclude us from developing, manufacturing or selling certain products and product candidates outside of the United States, which could limit our growth potential and increase our development costs.

The failure to comply with laws governing international business practices may result in substantial civil and criminal penalties and suspension or debarment from government contracting. The SEC also may suspend or bar issuers from trading securities on U.S. securities exchanges for violations of the FCPA’s accounting provisions.

Risks Related to Our Intellectual Property

If we are unable to obtain and maintain, enforce and defend patent protection for any product candidates we develop or for our novel gene therapy platform, or if the scope of the patent protection obtained is not sufficiently broad, our competitors or other third parties could develop and commercialize products or technology similar or identical to ours and our ability to successfully commercialize any product candidates we may develop and our technology may be adversely affected.

Our success depends in large part on our and our licensors’ ability to seek, obtain and maintain patent and other intellectual property protection in the United States, Canada and other jurisdictions with respect to any product candidates we may develop and our technology, including our gene therapy platform, manufacturing processes and their respective components, formulations, combination therapies, methods of treatment, processes and development that are important to our business, as well as successfully defending these patents and other intellectual property against third-party challenges. The risks associated with patent rights generally apply to patent rights that we in-license now or in the future, as well as patent rights that we may own now or in the future. We have sought, and will seek, to protect our proprietary position by filing patent applications in the United States and abroad related to certain technologies and our gene therapy platform that are important to our business. However, elements of our patent portfolio are at an early stage and there can be no assurance as to whether or when such patent applications will issue as granted patents. Our ability to stop third parties from making, using, selling, marketing, offering to sell, importing and commercializing any product candidates we may develop and our technology is dependent upon the extent to which we and our licensors have rights under valid and enforceable patents and other intellectual property that cover our gene therapy platform and proprietary technology. If we are or our licensors are unable to secure, maintain, defend and enforce patents and other intellectual property with respect to any product candidates or technology that we may develop, it would have a material adverse effect on our business, financial condition, results of operations and prospects.

We own certain granted patents and pending patent applications which cover our gene therapy platform, use and/or function, product candidates and their use, and manufacturing processes, as applicable. Our pending Patent Cooperation Treaty (“PCT”) patent application, and any PCT application we may file in the future, is not eligible to become issued patents until, among other things, we file one or more national stage patent applications within 30 to 32 months, depending on the jurisdiction, from such application’s priority date in the jurisdictions in which we are seeking patent protection. Similarly, should we in the future file a pending provisional patent application such application would not be eligible to become an issued patent until, among other things, we file a non-provisional patent application within 12 months of such provisional patent application’s filing date. If we do not timely file such national stage patent applications or non-provisional patent applications, we may lose our priority date with respect to such PCT or provisional patent applications, respectively, and any patent protection on the inventions disclosed in such PCT or provisional patent applications, respectively. While we and our licensors intend to timely file national stage and non-provisional patent applications relating to our PCT and provisional patent applications, respectively, we cannot predict whether any such patent applications will result in the issuance of patents. If we or our licensors do not successfully obtain issued patents, or, if the scope of any patent protection we or our licensors obtain is not sufficiently broad, we will be unable to prevent others from using any product candidates we may develop or our technology or from developing or commercializing technology and products similar or identical to ours or other competing products and technologies. Any failure to obtain or maintain patent protection with respect to gene therapy platform, manufacturing processes or our product candidates and technology would have a material adverse effect on our business, financial condition, results of operations and prospects.

The patent prosecution process is expensive, time-consuming and complex, and we and our licensors may not be able to file, prosecute, maintain, defend, enforce or license all necessary or desirable patent applications at a reasonable cost or in a timely manner. We and our licensors may not be able to obtain, maintain or defend patents and patent applications due to the subject matter claimed in such patents and patent applications being in the public domain. For example, in some cases, the work of certain academic researchers in the genetic medicine field has entered or will enter the public domain, which may compromise our and our licensors’ ability to obtain patent protection for certain inventions related to or building upon such prior work. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. Although we enter into non-disclosure and confidentiality agreements with parties who have access to confidential or patentable aspects of our research and development output, such as our employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors and other third parties, any of these parties may breach these agreements and disclose such output before a patent application is filed, thereby jeopardizing our ability to seek patent protection. Consequently, we would not be able to prevent any third-party from using any of our technology that is in the public domain to compete with our product candidates and technology.

The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has, in recent years, been the subject of much litigation. As a result, the issuance, scope, validity, enforceability and commercial value of patent rights are highly uncertain. Our pending and future owned and licensed patent applications may not result in patents being issued which protect our technology or product candidates, effectively prevent others from commercializing competitive technologies and products or otherwise provide any competitive advantage. In fact, patent applications may not issue as patents at all, and even if such patent applications do issue as patents, they may not issue in a form, or with a scope of claims, that will provide us with any meaningful protection, prevent others from competing with us or otherwise provide us with any competitive advantage. In addition, the scope of claims in a patent application can be significantly reduced before the patent is issued, and such scope of an issued patent can be reinterpreted after issuance, and changes in either the patent laws or interpretation of the patent laws in the United States and other jurisdictions may diminish the value of our patent rights or narrow the scope of our patent protection. Furthermore, our competitors or other third parties may be able to circumvent our patents by developing similar or alternative technologies or products in a non-infringing manner.

Third parties have developed technologies that may be related or competitive to our own technologies and product candidates and may have filed or may file patent applications, or may have obtained or may obtain issued patents, claiming inventions that may overlap or conflict with those claimed in our owned or licensed patent applications or issued patents. We may not be aware of all third-party intellectual property rights potentially relating to our current and future product candidates and technology. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing or, in some cases, not at all. Therefore, we cannot know for certain whether the inventors of our owned or licensed patents and patent applications were the first to make the inventions claimed in any owned or licensed patents or pending patent applications, or that we were the first to file for patent protection of such inventions. If a third-party can establish that we or our licensors were not the first to make or the first to file for patent protection of such inventions, our owned or licensed patent applications may not issue as patents and even if issued, may be challenged and invalidated or ruled unenforceable.

We may in the future be subject to claims that former employees, collaborators, or other third parties have an interest in our patents or other intellectual property as an inventor or co-inventor. For example, inventorship disputes may arise from conflicting obligations of consultants or others who are involved in developing our product candidates. Litigation may be necessary to defend against these and other claims challenging inventorship. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business, financial condition, results of operations and prospects. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our owned and licensed patents may be challenged in the courts or patent offices in the United States and other jurisdictions. For example, we may be subject to a third-party submission of prior art to the U.S. Patent and

Trademark Office (“USPTO”) challenging the validity of one or more claims of our owned or licensed patents. Such submissions may also be made prior to a patent’s issuance, precluding the granting of a patent based on one of our owned or licensed pending patent applications. We may become involved in opposition, derivation, re-examination, inter partes review, post-grant review or interference proceedings and similar proceedings in non-U.S. jurisdictions (for example, opposition proceedings) challenging the validity, priority or other features of patentability of our owned or licensed patent rights. In addition, a third-party may claim that our owned or licensed patent rights are invalid or unenforceable in a litigation. The outcome following legal assertions of invalidity and unenforceability is unpredictable. An adverse result in any litigation or patent office proceeding could put one or more of our owned or licensed patents at risk of being invalidated, ruled unenforceable or interpreted narrowly and could allow third parties to commercialize products identical or similar to any product candidates we may develop and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third-party patent rights. Moreover, we, or one of our licensors, may have to participate in interference proceedings declared by the USPTO to determine priority of invention or in post-grant challenge proceedings, such as oppositions in a non-U.S. patent office, that challenge priority of invention or other features of patentability. Such challenges and proceedings may result in loss of patent rights, exclusivity, freedom to operate or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the scope and duration of the patent protection of our technology and any product candidates we may develop. Such challenges and proceedings may also result in substantial cost and require significant time from our scientists and management, even if the eventual outcome is favorable to us. Moreover, there could be public announcements of the results of hearings, motions or other interim proceedings or developments related to such challenges and proceedings and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common shares.

We may in the future co-own intellectual property rights relating to our gene therapy platform and our future product candidates with third parties. In addition, our licensors may co-own the patent rights we in-license with other third parties with whom we do not have a direct relationship. If we or our licensors do not have exclusive control of the grant of licenses under any such third-party co-owners’ interest in such patent rights or we or our licensors are otherwise unable to secure such exclusive rights, such co-owners may be able to license their rights to other third parties, including our competitors, and our competitors could market competing products and technology. In addition, we may need the cooperation of any such co-owners of our patent rights in order to enforce such patent rights against third parties and such cooperation may not be provided to us. Further, any such co-owner may be able to license a co-owned patent to a third-party we believe infringes such patent, preventing us from obtaining compensation or other remedies from such third-party through litigation or settlement arrangements. We may also become engaged in disputes with our co-owners related to patent prosecution strategy or the apportionment of costs associated with the prosecution, maintenance or enforcement of co-owned patents or patent applications. Any of the foregoing could have a material adverse effect on our competitive position, business, financial conditions, results of operations and prospects.

Issued patents covering our product candidates or gene therapy platform could be found invalid or unenforceable if challenged in court or before administrative bodies in the United States or other jurisdictions.

If we initiated legal proceedings against a third-party to enforce a patent covering our gene therapy platform, product candidates or other technologies, the defendant could counterclaim that such patent is invalid or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, written description, non-enablement or failure to claim patent-eligible subject matter. Grounds for an unenforceability assertion could include an allegation that someone connected with prosecution of the patent withheld information material to patentability from the USPTO, or made a misleading statement, during prosecution. Third parties may raise claims challenging the validity or enforceability of our owned or in-licensed patents before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination, post-grant review, inter partes review, interference proceedings, derivation proceedings and equivalent proceedings in non-U.S. jurisdictions (e.g., opposition proceedings). Such proceedings could result in the revocation of, cancellation of, or amendment to our patents in such a way that they no longer cover our product candidates or other technologies or prevent third parties from competing with us. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we and the patent examiner were unaware during prosecution. If a third-party were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of the patent protection on the gene therapy platform, our product candidates or other technologies. Such a loss of patent protection would have a material adverse effect on our business, financial condition, results of operations and prospects.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other government fees on patents and patent applications will be due to be paid to the USPTO and various non-U.S. government patent agencies over the lifetime of our owned or licensed patents and patent applications. In certain circumstances, we may rely on our licensing partners to pay these fees due to the USPTO and non-U.S. patent agencies. The USPTO and non-U.S. patent agencies require compliance with several procedural, documentary, fee payment and other similar provisions during the patent application process. We may also be dependent on our licensors to take the necessary action to comply with these requirements with respect to our licensed intellectual property. In some cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. There are situations, however, in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in a partial or complete loss of patent rights in the relevant jurisdiction. In such an event, potential competitors might be able to enter the market with similar or identical products or technologies, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Changes in either patent laws or interpretation of the patent laws in the United States and other jurisdictions could diminish the value of patents in general, thereby impairing our ability to protect our product candidates and gene therapy platform.

Changes in either the patent laws or interpretation of the patent laws in the United States could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. Prior to March 2013, in the United States, the first to invent an invention was entitled to a patent claiming the invention, while outside the United States, the first to file a patent application was entitled to the patent, assuming that other requirements for patentability were met. After March 2013, under the Leahy-Smith America Invents Act (the “America Invents Act”) enacted in September 2011, the United States transitioned to a first inventor to file system in which, assuming that other requirements for patentability are met, the first inventor to file a patent application is entitled to the patent on an invention, regardless of whether a third-party was the first to invent the claimed invention. A third-party that files a patent application in the USPTO after the date of invention but before the filing date of our owned or in-licensed patent application could therefore be awarded a patent covering an invention of ours, even if we had made the invention before it was made by the third-party. This will require us and our licensors to be aware going forward of the time from invention to filing of a patent application. Furthermore, our ability to obtain and maintain valid and enforceable patents depends on whether the differences between our technologies and the prior art allow our technologies to be patentable over the prior art. Since patent applications in the United States and most other countries are confidential for a period of time after filing, we cannot be certain that we were the first to either (1) file any patent application related to our technologies or product candidates or (2) invent any of the inventions claimed in our patents or patent applications.

The America Invents Act also includes a number of significant changes that affect the way patent applications are prosecuted and may also affect patent litigation. These include allowing third-party submissions of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO-administered post-grant proceedings, including post-grant review, inter partes review, and derivation proceedings. Because the evidentiary standard in USPTO proceedings is lower than the evidentiary standard in U.S. federal court necessary to invalidate a patent claim, a third-party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid, even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third-party may attempt to use USPTO proceedings to invalidate our owned or in-licensed patent claims that would not have been invalidated if first challenged by the third-party as a defendant in a district court action. Accordingly, the America Invents Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our owned and in-licensed patent applications and the enforcement or defense of our owned and in-licensed issued patents, all of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

In addition, the patent positions of companies in the development and commercialization of pharmaceuticals are particularly uncertain. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. This combination of events has created uncertainty with respect to the validity and enforceability of patents. We cannot predict how decisions by the courts, the U.S. Congress or the USPTO may impact the value of our owned or in-licensed patents. Any similar adverse changes in the patent laws of other jurisdictions could also have a material adverse effect on our business, financial condition, results of operations and prospects. Depending on future actions by the U.S. Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could have a material adverse effect on our existing patent portfolio and our ability to protect and enforce our intellectual property in the future.

Patent terms may be inadequate to protect our competitive position, product candidates or gene therapy platform for an adequate amount of time, and we may need to obtain patent term extension and equivalent extensions outside of the United States for our product candidates or gene therapy platform.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest filing date of the first U.S. non-provisional patent application to which the patent claims priority. Various adjustments and extensions may be available, but the life of a patent and the protection it affords is limited. Even if patents covering our product candidates are obtained, once the patent life has expired, we may be open to competition from competitive products, including biosimilars. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting our product candidates might expire before or shortly after we commercialize those candidates. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

Depending upon the timing, duration and specifics of any FDA marketing approval of our product candidates or gene therapy platform, one or more U.S. patents that we own or license may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984 (“the Hatch-Waxman Amendments”). The Hatch-Waxman Amendments permit a patent extension term of up to five years as compensation for patent term lost during the FDA regulatory review process based on the first regulatory approval for a particular drug or biologic. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent may be extended and only those claims covering the approved drug, a method for using it or a method for manufacturing it may be extended. In Europe, supplementary protection certificates are available to extend a patent term up to five years to compensate for patent term lost during regulatory review, and can be extended for an additional six months if data from clinical trials is obtained in accordance with an agreed-upon pediatric investigation plan. Although all countries in Europe must provide supplementary protection certificates, there is no unified legislation among European countries and so supplementary protection certificates must be applied for and granted on a country-by-country basis. This can lead to a substantial cost to apply for and receive these certificates, which may vary among countries or not be provided at all.

We may not be granted any extensions for which we apply in the United States or any other jurisdiction because of, for example, failing to exercise due diligence during the testing phase or regulatory review process, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than we request. In addition, to the extent we wish to pursue patent term extension based on a patent that we in-license from a third-party, we would need the cooperation of that third-party. If we are unable to obtain patent term extension, or the foreign equivalent, or if the term of any such extension is less than we request, our competitors may be able to enter the market sooner, and our revenue could be reduced. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our rights to develop and commercialize our product candidates and gene therapy platform may be subject, in part, to the terms and conditions of licenses.

We are reliant upon licenses to certain intellectual property and proprietary technologies from third parties that are important or necessary to the development of our technologies and product candidates. We have entered into license agreements with third parties and may need to obtain additional licenses from others to advance our research or allow commercialization of product candidates we may develop. It is possible that we may be unable to obtain or maintain additional licenses at a reasonable cost or on reasonable terms, if at all. In that event, we may be required to expend significant time and resources to redesign our technologies, product candidates, or the methods for manufacturing them or to develop or license replacement technologies, all of which may not be feasible on a technical or commercial basis. If we are unable to do so, we may be unable to develop or commercialize the affected product candidates, which could significantly harm our competitive position, business, financial condition, results of operations and prospects. We cannot provide any assurances that third-party patents do not exist which might be enforced against our technologies and product candidates resulting in either an injunction prohibiting our manufacture or sales, or, with respect to our sales, an obligation on our part to pay royalties and/or other forms of compensation to third parties, which could be significant.

Our current and future licenses may not provide exclusive rights to use such intellectual property and proprietary technologies in all relevant fields of use and in all territories in which we may wish to develop or commercialize our technologies and products in the future. As a result, we may not be able to prevent competitors from developing and commercializing competitive products in territories included in all of our licenses.

In addition, subject to the terms of any such license agreements, we may not have the right to control the preparation, filing, prosecution, maintenance, enforcement, and defense of patents and patent applications covering the technologies that we license from third parties. In such an event, we cannot be certain that these patents and patent applications will be prepared, filed, prosecuted, maintained, enforced, and defended in a manner consistent with the best interests of our business or in compliance with applicable laws and regulations, or will result in valid and enforceable patents and other intellectual property rights. It is possible that our licensors’ infringement proceedings or defense activities may be less vigorous than had we conducted them ourselves or may not be conducted in accordance with our best interests. If our licensors fail to prosecute, maintain, enforce, and defend such patents, or lose rights to those patents or patent applications, the rights we have licensed may be reduced or eliminated, and our right to develop and commercialize any of our products that are subject of such licensed rights could be adversely affected.

Our licensors may have relied on third-party consultants or collaborators or on funds from third parties such that our licensors are not the sole and exclusive owners of the patents we in-licensed. If other third parties have ownership rights to our in-licensed patents, they may be able to license such patents to our competitors, and our competitors could market competing products and technologies. This could have a material adverse effect on our competitive position, business, financial condition, results of operations and prospects.

In spite of our best efforts, our licensors might conclude that we have materially breached our license agreements and might therefore terminate our license agreements, thereby removing our ability to develop and commercialize products and technologies covered by these license agreements. If these license agreements are terminated, or if the underlying patents fail to provide the intended exclusivity, competitors would have the freedom to seek regulatory approval of, and to market, products identical to ours. This could have a material adverse effect on our competitive position, business, financial condition, results of operations and prospects.

We may be unable to acquire or in-license any relevant third-party intellectual property rights that we identify as necessary or important to our business and results of operations.

We may be unable to acquire or in-license intellectual property rights from third parties relating to, or necessary for, the development of our product candidates on commercially reasonable terms, or at all. In that event, we may be unable to develop or commercialize such product candidates. Because our programs may involve additional product candidates that may require the use of proprietary rights held by third parties, the growth of our business will likely depend in part on our ability to acquire, in-license or use these proprietary rights.

Our product candidates may also require specific formulations to work effectively and efficiently and these rights may be held by others. We may develop products containing our compounds and pre-existing pharmaceutical compounds. We may be required by the FDA or comparable non-U.S. regulatory authorities to provide a companion diagnostic test or tests with our product candidates, which test or tests may be covered by intellectual property rights held by others. We may be unable to acquire or in-license any compositions, methods of use, processes or other third-party intellectual property rights from third parties that we identify as necessary or important to our business operations. In addition, we may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all, which would harm our business. Were that to happen, we may need to cease use of the compositions or methods covered by those third-party intellectual property rights and seek to develop alternative approaches that do not infringe on those intellectual property rights, which may entail additional costs and development delays, even if we were able to develop such alternatives, which may not be feasible. Even if we are able to obtain a license, it may be non-exclusive, which means that our competitors may also receive access to the same technologies licensed to us. In that event, we may be required to expend significant time and resources to develop or license replacement technology.

The licensing and acquisition of third-party intellectual property rights is a competitive area and companies that may be more established or have greater resources than we do may also be pursuing strategies to license or acquire third-party intellectual property rights that we may consider necessary or attractive in order to commercialize our product candidates. More established companies may have a competitive advantage over us due to their size, cash resources and greater clinical development and commercialization capabilities. Furthermore, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. In addition, we expect that competition for the in-licensing or acquisition of third-party intellectual property rights for product candidates that are attractive to us may increase in the future, which may mean fewer suitable opportunities for us as well as higher acquisition or licensing costs. We may be unable to in-license or acquire the third-party intellectual property rights for product candidates on terms that would allow us to make an appropriate return on our investment. If we are unable to successfully obtain rights to suitable product candidates, our business, financial condition, results of operations and prospects for growth may be harmed.

If we fail to comply with our obligations under the agreements pursuant to which we license intellectual property rights from third parties or otherwise experience disruptions to our business relationships with our licensors, we could lose the rights to intellectual property that are important to our business.

We have a non-exclusive license under certain patents and/or know-how to develop and commercialize certain elements or components of our potential product candidates which may not be available elsewhere. Our existing license agreements impose, and we expect that any future license agreements will impose on us, various obligations. If we fail to comply with our obligations under these agreements, the licensor may have the right to terminate the license. If any of our licenses are terminated and we are not able to negotiate other agreements for use of the intellectual property protections underlying these product candidates, we would not be able to manufacture and market these potential products, which would have a material adverse effect on our business, financial condition, results of operations and prospects.

Moreover, disputes may arise regarding intellectual property subject to a licensing agreement, including:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	our financial or other obligations under the license agreement;

•	the extent to which our product candidates, technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•	the sublicensing of patent and other rights;

•	our diligence obligations under the license agreement and what activities satisfy those diligence obligations;

•	the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by any licensors or partners’ licensors; and

•	the priority of invention of patented technology.

In addition, certain provisions in our license agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, or increase what we believe to be our financial or other obligations under the agreement, either of which could have a material adverse effect on our business, financial condition, results of operations and prospects. Moreover, if disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on commercially acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates, which could have a material adverse effect on our competitive position, business, financial condition, results of operations and prospects. In addition, certain of these license agreements, may not be assignable by us without the consent of the respective licensor, which may have an adverse effect on our ability to engage in certain transactions. Moreover, we may seek to obtain additional licenses from our licensors and, in connection with obtaining such licenses, we may agree to amend our existing licenses in a manner that may be more favorable to the licensors.

We may not be able to protect our intellectual property and proprietary rights throughout the world.

Filing, prosecuting and defending patents on our product candidates and other technologies in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside of the United States and Canada are less extensive than those in the United States and Canada. In addition, the laws of countries outside the United States and Canada may not protect our or our licensors’ rights to the same extent as the laws of the United States and Canada, even in jurisdictions where we or our licensors do pursue patent protection. Consequently, we may not be able to prevent third parties from practicing our or our licensors’ inventions in all countries outside the United States and Canada, even in jurisdictions where we or our licensors do pursue patent protection, or from selling or importing products made using our inventions in and into the United States, Canada or other jurisdictions. Competitors may use our technologies in jurisdictions where we and our licensors have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection but enforcement is not as strong as that in the United States and Canada. These products may compete with our products and our or our licensors’ patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in non-U.S. jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, particularly those relating to biotechnology products, which could make it difficult for us to stop the infringement of our patents, if pursued and obtained, or marketing of competing products in violation of our intellectual property and proprietary rights generally. Proceedings to enforce our or our licensors’ intellectual property and proprietary rights in non-U.S. jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our or our licensors’ patents at risk of being invalidated or interpreted narrowly, could put our or our licensors’ patent applications at risk of not issuing and could provoke third parties to assert claims against us. We or our licensors may not prevail in any lawsuits that we or our licensors initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property and proprietary rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we or any of our licensors is forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be harmed and our business, financial condition, results of operations and prospects may be adversely affected. Patent protection must ultimately be sought on a country-by-country basis, which is an expensive and time-consuming process with uncertain outcomes. Accordingly, we may choose not to seek patent protection in certain countries and we will not have the benefit of patent protection in such countries.

We may be involved in legal proceedings in relation to intellectual property rights and to protect or enforce our patents or the patents of our licensors, which could be expensive, time-consuming and unsuccessful.

Competitors may infringe our patents or the patents of our licensors. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming, and we may not have the financial resources to do so. In addition, in an infringement proceeding, a court may decide that one or more of our patents is not valid or is unenforceable or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated, held unenforceable or interpreted narrowly and could put our patent applications at risk of not issuing. Defense of these types of claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business.

We may choose to challenge the patentability of claims in a third-party’s U.S. patent by requesting that the USPTO review the patent claims in an ex-parte re-examination, inter partes review or post-grant review proceedings. These proceedings are expensive and may consume our time or other resources. We may choose to challenge a third-party’s patent in patent opposition proceedings in the European Patent Office (“EPO”), or another non-U.S. patent office. The costs of these opposition proceedings could be substantial, and may consume our time or other resources. If we fail to obtain a favorable result at the USPTO, EPO or other patent office then we may be exposed to litigation by a third-party alleging that the patent may be infringed by our product candidates or proprietary technologies.

In addition, because some patent applications in the United States may be maintained in secrecy until the patents are issued, patent applications are typically not published in the United States until 18 months after their respective filing dates. Further, publications in the scientific literature often lag behind actual discoveries. Consequently, we cannot be certain that others have not filed patent applications for technology covered by our owned and in-licensed issued patents or our pending applications, or that we or, if applicable, a licensor were the first to invent the technology. It is possible that our competitors may have filed, and may in the future file, patent applications covering our products or technology similar to ours and that those patent applications may have priority over our owned and in-licensed patent applications or patents, which could require us to obtain rights to issued patents covering such technologies. If another party has filed a U.S. patent application on inventions similar to those owned by or in-licensed to us, we or, in the case of in-licensed technology, the licensor may have to participate in an interference proceeding declared by the USPTO to determine priority of invention in the United States. If we or one of our licensors is a party to an interference proceeding involving a U.S. patent application on inventions owned by or in-licensed to us, we may incur substantial costs, divert management’s time and expend other resources, even if we are successful.

Interference proceedings provoked by third parties or brought by the USPTO may be necessary to determine the priority of inventions with respect to our patents or patent applications or those of our licensors. An unfavorable outcome in an interference proceeding could result in a loss of our current patent rights and could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms, or at all. Litigation or interference proceedings may result in a decision adverse to our interests and, even if we are successful, may result in substantial costs and distract our management and other employees.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, that perception could have a substantial adverse effect on the price of our common shares. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities.

We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors or other third parties may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our business, financial condition, results of operations and prospects.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be adversely affected.

In addition to the protection afforded by patents, we rely on trade secret protection, confidentiality agreements, and license and other agreements to protect proprietary know-how that is not patentable or that we elect not to patent, processes for which patents are difficult to enforce and any other elements of our product discovery and development processes that involve proprietary know-how, information, or technology that is not covered by patents. We cannot be certain that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Furthermore, the laws of some countries outside of the United States do not protect proprietary rights to the same extent or in the same manner as the laws of the United States. As a result, we may encounter significant problems in protecting and defending our intellectual property both in the United States and abroad. If we are unable to prevent unauthorized material disclosure of our intellectual property to third parties, we will not be able to establish or maintain a competitive advantage in our market, which could materially adversely affect our business, operating results and financial condition.

Some courts both within and outside the United States and Canada are sometimes less willing or unwilling to protect trade secrets. If we choose to go to court to stop a third-party from using any of our trade secrets, we may incur substantial costs. These lawsuits may consume our time and other resources even if we are successful. For example, significant elements of our gene therapy platform and product candidates, including aspects of sample preparation, methods of manufacturing, cell culturing conditions, computational-biological algorithms and related processes are based on unpatented trade secrets that are not publicly disclosed. Although we take steps to protect our proprietary information and trade secrets, including through contractual means with our employees and consultants, third parties may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose our technology.

Thus, we may not be able to meaningfully protect our trade secrets. It is our policy to require our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with us. These agreements provide that certain information and data concerning our business made known to the individual or entity during the course of the party’s relationship with us is to be kept confidential and not disclosed to third parties except in specific circumstances. However, we may not be able to prevent the unauthorized disclosure or use of our technical know-how or other trade secrets by the parties to these agreements. Monitoring unauthorized uses and disclosures is difficult and we do not know whether the steps we have taken to protect our proprietary technologies will be effective. Moreover, we cannot guarantee that we have entered into such agreements with each party that may have or has had access to our trade secrets or proprietary technology and processes. In addition, we take other appropriate precautions, such as physical and technological security measures, to guard against misappropriation of our proprietary technology by third parties. We have also adopted policies and conduct training that provides guidance on our expectations, and our advice for best practices, in protecting our trade secrets. However, we cannot provide assurance that these agreements and policies will not be breached by our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors and that our trade secrets and other proprietary and confidential information will not be disclosed to publicly or to competitors. If any of the employees, consultants, outside scientific collaborators, sponsored researchers and other advisors who are parties to these agreements breach or violate the terms of any of these agreements, we may not have adequate remedies for any such breach or violation.

In addition, our trade secrets may otherwise become known or be independently discovered by competitors or other third parties. Competitors or third parties could attempt to replicate some or all of the competitive advantages we derive from our development efforts, willfully infringe our intellectual property rights, design around our protected technology or develop their own competitive technologies that fall outside the scope of our intellectual property rights. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third-party, we would have no right to prevent them, or those to whom they communicate such trade secrets, from using that technology or information to compete with us. If our trade secrets are not adequately protected so as to protect our market against competitors’ products, our business, financial condition, results of operations and prospects could be materially and adversely affected.

Third-party claims of intellectual property infringement, misappropriation or other violation against us, our licensors or our collaborators may prevent or delay the development and commercialization of our novel gene therapy platform, our product candidates and other technologies.

The field of biotherapeutics, including the development of gene therapies, is competitive and dynamic. Due to the focused research and development that is taking place by several companies, including us and our competitors, in this field, the intellectual property landscape is in flux and it may remain uncertain in the future. As such, there may be significant intellectual property related litigation and proceedings relating to our owned and in-licensed and other third-party intellectual property and proprietary rights in the future.

Our commercial success depends in part on our and our licensors’ ability to avoid infringing, misappropriating and otherwise violating the patents and other intellectual property rights of third parties.

However, our research, development and commercialization activities may be subject to claims that we infringe, misappropriate or otherwise violate patents or other intellectual property rights owned or controlled by third parties. There is a substantial amount of complex litigation involving patents and other intellectual property rights in the biotechnology and pharmaceutical industries, as well as administrative proceedings for challenging patents, including interference, derivation and reexamination proceedings before the USPTO or oppositions and other comparable proceedings in jurisdictions outside of the United States. As discussed above, recently, due to changes in U.S. law referred to as patent reform, new procedures including inter partes review and post-grant review have been implemented. As stated above, this reform adds uncertainty to the possibility of challenge to our patents in the future.

Numerous U.S., Canadian and other foreign issued patents and pending patent applications owned by third parties exist relating to gene therapy technologies and products and in the fields in which we are developing our product candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that our gene therapy platform, product candidates and other technologies may give rise to claims of infringement of the patent rights of others. We cannot be sure that our gene therapy platform, product candidates and other technologies that we have developed, are developing or may develop in the future do not infringe existing patents or will not infringe future patents owned by third parties. Many companies and institutions have filed, and continue to file, patent applications related to gene therapy and related manufacturing methods. Some of these patent applications have already been allowed or issued and others may issue in the future. It is difficult for industry participants, including us, to identify all third-party patent rights that may be relevant to our gene therapy platform, product candidates and other technologies because patent searching is imperfect due to differences in terminology among patents, incomplete databases and the difficulty in assessing the meaning of patent claims. We may not be aware of patents that have already been issued and that a third-party, for example, a competitor in the fields in which we are developing our gene therapy platform, product candidates and other technologies might assert are infringed by our current or future product candidates, gene therapy platform or other technologies, including claims to compositions, formulations, methods of manufacture or methods of use or treatment that cover our gene therapy platform, product candidates and other technologies. It is also possible that patents owned by third parties of which we are aware, but which we do not believe are relevant to our gene therapy platform, product candidates and other technologies, could be found to be infringed by our gene therapy platform, product candidates and other technologies. In addition, because patent applications can take many years to issue, may be confidential for 18 months or more after filing and can be revised before issuance, there may be currently pending patent applications that may later result in issued patents that our gene therapy platform, product candidates and other technologies may infringe. Furthermore, applications filed before November 29, 2000 and certain applications filed after that date that will not be filed outside the United States may remain confidential until a patent issues. Additionally, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover our product candidates or technologies. We cannot provide any assurances that third-party patents do not exist which might be enforced against our current technology, including our gene therapy platform, manufacturing methods, product candidates, or future methods or products resulting in either an injunction prohibiting our manufacture or future sales, or, with respect to our future sales, an obligation on our part to pay royalties and/or other forms of compensation to third parties, which could be significant.

Third parties have patents and may obtain patents in the future and may claim that the manufacture, use or sale of our gene therapy platform, product candidates or other technologies infringes upon these patents. Patent and other types of intellectual property litigation can involve complex factual and legal questions, and their outcome is uncertain. In the event that any third-party claims that we infringe their patents or that we are otherwise employing their proprietary technology without authorization and initiates litigation against us, even if we believe such claims are without merit, a court of competent jurisdiction could hold that such patents are valid, enforceable and infringed by our gene therapy platform, product candidates or other technologies. In order to successfully challenge the validity of any such U.S. patent in federal court, we would need to overcome a presumption of validity. As this burden is a high one requiring us to present clear and convincing evidence as to the invalidity of any such U.S. patent claim, there is no assurance that a court of competent jurisdiction would invalidate the claims of any such U.S. patent or find that our product candidates or technology did not infringe any such claims. Further, even if we were successful in defending against any such claims, such claims could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business. If we are found to infringe, misappropriate or otherwise violate a third-party’s valid and enforceable patent rights, the holders of such patents may be able to block our ability to commercialize the applicable product candidate or technology unless we obtain a license under the applicable patents, or until such patents expire or are finally determined to be held invalid or unenforceable. Such a license may not be available on commercially reasonable terms or at all. Even if we are able to obtain a license, the license would likely obligate us to pay substantial license fees or royalties or both and the rights granted to us might be non-exclusive, which could result in our competitors and other third parties gaining access to the same intellectual property. If we are unable to obtain a necessary license to a third-party patent on commercially reasonable terms, we may be unable to commercialize our gene therapy platform, product candidates or other technologies, or such commercialization efforts may be significantly delayed, which could in turn significantly harm our business.

Defense of infringement claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of management and other employee resources from our business and may impact our reputation. In the event of a successful claim of infringement against us, we may be enjoined from further developing, manufacturing or commercializing our infringing gene therapy platform, product candidates or other technologies. In addition, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties and/or redesign our infringing product candidates or technologies, which may be impossible or require substantial time and monetary expenditure. In that event, we would be unable to further develop and commercialize the gene therapy platform, our product candidates or other technologies, which could harm our business significantly. Moreover, we may face patent infringement claims from nonpracticing entities that have no relevant product revenue and against whom our owned or licensed patent portfolio may therefore have no deterrent effect.

Engaging in litigation to defend against third parties alleging that we have infringed, misappropriated or otherwise violated their patents or other intellectual property rights is very expensive, particularly for a company of our size and time-consuming. Some of our competitors may be able to sustain the costs of litigation or administrative proceedings more effectively than we can because of greater financial resources. Patent litigation and other proceedings may also absorb significant management time. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings against us could have an adverse effect on our ability to raise additional funds and attract collaborators and could impair our ability to compete in the marketplace. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or administrative proceedings, there is a risk that some of our confidential information could be compromised by disclosure. The occurrence of any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

We may be subject to claims asserting that our employees, consultants or advisors have wrongfully used or disclosed alleged trade secrets of their current or former employers or claims asserting ownership of what we regard as our own intellectual property.

Many of our employees, consultants or advisors are currently, or were previously, employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although we try to ensure that our employees, consultants and advisors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that these individuals or we have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or be required to obtain licenses to such intellectual property rights, which may not be available on commercially reasonable terms or at all. An inability to incorporate such intellectual property rights would harm our business and may prevent us from successfully commercializing any product candidates we may develop or at all. In addition, we may lose personnel as a result of such claims and any such litigation or the threat thereof may adversely affect our ability to hire employees or contract with independent contractors. A loss of key personnel or their work product could hamper or prevent our ability to commercialize any product candidates we may develop and our technology, which would have a material adverse effect on our business, results of operations, financial condition and prospects. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to our scientific and management personnel.

In addition, while it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. Moreover, even when we obtain agreements assigning intellectual property to us, the assignment of intellectual property rights may not be self-executing or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Furthermore, individuals executing agreements with us may have pre-existing or competing obligations to a third-party, such as an academic institution, and thus an agreement with us may be ineffective in perfecting ownership of inventions developed by that individual. Disputes about the ownership of intellectual property that we own may have a material adverse effect on our business, financial condition, results of operations and prospects.

In addition, we or our licensors may in the future be subject to claims by former employees, consultants or other third parties asserting an ownership right in our owned or licensed patent rights. An adverse determination in any such submission or proceeding may result in loss of exclusivity or freedom to operate or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar technology and therapeutics, without payment to us, or could limit the duration of the patent protection covering our technology and any product candidates we may develop. Such challenges may also result in our inability to develop, manufacture or commercialize our technology and product candidates without infringing third-party patent rights. In addition, if the breadth or strength of protection provided by our owned or licensed patent rights are threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future technology and product candidates. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

Intellectual property rights do not necessarily address all potential threats to our competitive advantage.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business or permit us to maintain our competitive advantage. For example:

•	others may be able to make next generation cancer and infectious disease immunotherapies that are similar to ours but that are not covered by the claims of the patents that we own or have licensed;

•	we or our licensors or future collaborators might not have been the first to make the inventions covered by the issued patents or pending patent applications that we own or have licensed;

•	we or our licensors or future collaborators might not have been the first to file patent applications covering certain of our inventions;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

•	it is possible that our pending patent applications or those that we license will not lead to issued patents;

•	issued patents that we own or have licensed may be held invalid or unenforceable, including as a result of legal challenges by our competitors;

•	others may have access to the same intellectual property rights licensed to us in the future on a nonexclusive basis;

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our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•	we may choose not to file a patent for certain trade secrets or know-how, and a third-party may subsequently file a patent covering such intellectual property;

•	we may not develop additional proprietary technologies that are patentable; and

•	the patents of others may have an adverse effect on our business.

Should any of these events occur, they could significantly harm our business, financial condition, results of operations and prospects.

We may not be able to protect and enforce our trademarks and trade names, or build name recognition in our markets of interest thereby harming our competitive position.

Our current and future trademark applications in the United States and in foreign jurisdictions may not be allowed or may subsequently be opposed. Once filed and registered, our registered trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition among potential partners or customers in our markets of interest. At times, competitors may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. As a means to enforce our trademark rights and prevent infringement, we may be required to file trademark claims against third parties or initiate trademark opposition proceedings. This can be expensive and time-consuming, particularly for a company of our size. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business may be adversely affected. Our efforts to enforce or protect our proprietary rights related to trademarks, trade secrets, domain names, copyrights or other intellectual property may be ineffective and could result in substantial costs and diversion of resources and could adversely affect our competitive position, business, financial condition, results of operations and prospects.

Risks Related to Acquisitions and Collaborations

We will need to grow the size of our organization, both organically and through acquisitions, and we may experience difficulties identifying and hiring the right employees and successfully managing this growth.

As of July 31, 2023, we had 33 employees, three of whom worked less than full-time and we are engaged with eight consultants (contractors) on a regular basis. As our development and commercialization plans and strategies develop, we may experience significant growth in the number of our employees and the scope of our operations, particularly in the areas of technology research, product development and manufacturing, regulatory affairs and, if any product candidates are submitted for or receive marketing approval, sales, marketing and distribution. Our management, personnel and systems currently in place may not be adequate to support this future growth. Future growth would impose significant added responsibilities on members of management, including:

•	managing our preclinical studies and clinical trials effectively;

•	identifying, recruiting, integrating, maintaining and motivating additional employees;

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managing our internal development efforts effectively, including the clinical and FDA review process for our product candidates, while complying with our contractual obligations to contractors, licensors and other third parties;

•	improving our operational, financial and management controls, reporting systems and procedures; and

•	expanding our facilities.

Our future financial performance and our ability to commercialize our product candidates may depend, in part, on our ability to effectively manage any future growth and our management may also have to divert a disproportionate amount of its attention away from day-to-day activities in order to devote a substantial amount of time to managing these growth activities.

We currently rely, and for the foreseeable future will continue to rely, in substantial part on certain independent organizations, advisors, contractors and consultants to provide certain services, including substantially all aspects of regulatory approval, clinical management and manufacturing. There can be no assurance that the services of independent organizations, advisors, contractors and consultants will continue to be available to us on a timely basis when needed or that we will be able to find qualified replacements. In addition, if we are unable to effectively manage our outsourced activities or if the quality or accuracy of the services provided by independent organizations, advisors, contractors or consultants is compromised for any reason, our clinical trials may be extended, delayed or terminated and we may not be able to obtain regulatory approval of our product candidates or otherwise advance our business. There can be no assurance that we will be able to manage our existing independent organizations, advisors, contractors or consultants or find other competent resources on economically reasonable terms, or at all.

If we are not able to effectively expand our organization by hiring new employees and expanding the roster of independent organizations, advisors and consultants on whom we rely on an outsourced basis, we may not be able to successfully implement the tasks necessary to further develop and commercialize our product candidates and, accordingly, may not achieve our research, development and commercialization goals.

Acquisitions, collaborations or other strategic partnerships may increase our capital requirements, dilute our shareholders, cause us to incur debt or assume contingent liabilities and subject us to other risks.

We may from time to time evaluate collaborations and strategic partnerships or potential acquisitions, including licensing or acquiring molecules for use in our gene therapy platform, intellectual property rights, technologies or businesses. For example, we may seek collaboration arrangements for the commercialization, or potentially for the development, of certain of our product candidates depending on the merits of retaining commercialization rights for ourselves as compared to entering into collaboration arrangements. Collaboration, strategic partnerships or acquisitions entail numerous risks, including:

•	increased operating expenses and cash requirements;

•	reduced control over the development of certain of aspects of our gene therapy platform or product candidates;

•	the assumption of indebtedness or contingent liabilities;

•	the issuance of our equity securities;

•	assimilation of operations, intellectual property and products of an acquired company, including difficulties associated with integrating new personnel;

•	the diversion of our management’s attention from our internal product development efforts and initiatives in pursuing such a strategic merger or acquisition;

•	retention of key employees, the loss of key personnel and uncertainties in our ability to maintain key business relationships;

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risks and uncertainties associated with the other party to such a transaction, including the prospects of that party, their regulatory compliance status and their existing products or product candidates and marketing approvals;

•	failure to recognize the synergies or other benefits intended for the acquisition, partnership or collaboration; and

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potential inability to generate revenue from acquired technology and/or products sufficient to meet our objectives in undertaking the acquisition or even to offset the associated acquisition and maintenance costs.

In addition, if we undertake acquisitions, we may issue dilutive securities, assume or incur debt obligations, incur large one-time expenses and acquire intangible assets that could result in significant future amortization expense. Moreover, we may not be able to locate suitable acquisition opportunities and this inability could impair our ability to grow or obtain access to technology or products that may be important to the development of our business. Any of the foregoing may materially harm our business, financial condition, results of operations and prospects.

We may make acquisitions to expand our business and as a result, our results of operations may be adversely affected.

We may choose to expand our current business through the acquisition of other businesses, products or technologies, or through strategic alliances. Acquisitions involve numerous risks, including the following:

•	the possibility that we will pay more than the value derived from the acquisition which could result in future non-cash impairment charges, and incremental operating losses;

•

difficulties in integration of the operations, technologies and products of the acquired companies, which may require significant attention of our management that otherwise would be available for the ongoing development of our business;

•	the assumption of certain known and unknown liabilities of the acquired companies;

•	difficulties in retaining key relationships with employees, customers, collaborators, vendors and suppliers of the acquired company; and

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in the case of acquisitions outside of the jurisdictions we currently operate in, the need to address the particular economic, currency, political, and regulatory risks associated with specific countries, particularly those related to our collection of sensitive data, regulatory approvals, and tax management, which may result in significant additional costs or management overhead for our business.

Any of these factors could have a negative impact on our business, financial condition, results of operations and prospects.

Risks Relating to Investment in New enGene’s Securities

Because New enGene is a Canadian company, shareholder protections differ from shareholder protections in the United States and elsewhere, and New enGene is subject to a variety of additional risks that may negatively impact New enGene’s operations.

Following the continuation of New enGene into British Columbia, we will be organized and exist under the laws of British Columbia, Canada and, accordingly, will be governed by the BCBCA and other relevant laws, which may affect the rights of shareholders differently than those of a company governed by the laws of a U.S. jurisdiction or Cayman Islands law. For a summary chart outlining certain similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of FEAC and New enGene according to applicable law and/or the organizational documents of FEAC and New enGene, see “Comparison of Corporate Governance and Shareholder Rights.”

We are subject to special considerations or risks associated with companies operating in Canada that may, at any time differ from the considerations and risks of companies operating in the United States, including any of the following:

•	political regimes, rules and regulations or currency conversion or corporate withholding taxes on individuals;

•	tariffs and trade barriers;

•	regulations related to customs and import/export matters;

•	longer payment cycles;

•	tax issues, such as tax law changes and variations in tax laws as compared to the United States;

•	requirements to maintain a company nexus with Canada or a particular province of Canada;

•	currency fluctuations and exchange controls;

•	challenges in collecting accounts receivable;

•	cultural and language differences;

•	employment regulations;

•	crime, strikes, riots, civil disturbances, terrorist attacks and wars; and

•	deterioration of political relations with the United States, which could result in uncertainty and/or changes in or to existing trade treaties.

In particular, we are subject to the risk of changes in economic conditions, social conditions and political conditions inherent in Canada, including changes in laws and policies that govern international investment, as well as changes in U.S. laws and regulations relating to international trade and investment, including the new trilateral trade agreement among the United States, Mexico and Canada called the United States-Mexico-Canada Agreement (the “USMCA”), which has been ratified by all three countries. The USMCA entered into force on July 1, 2020 and superseded the North American Free Trade Agreement. Although we believe that there have been no immediate effects on New enGene’s operations with respect to the USMCA, we cannot predict future developments in the political climate involving the United States, Mexico and Canada and such developments may have a material adverse effect on New enGene’s business, financial condition and results of operations.

The Proposed Articles to be in effect following the consummation of the Business Combination and certain Canadian legislation contain provisions that may have the effect of delaying, preventing or making undesirable an acquisition of all or a significant portion of New enGene’s shares or assets or preventing a change in control.

Certain provisions of the Proposed Articles and certain provisions under the BCBCA, together or separately, could discourage, delay or prevent a merger, acquisition or other change in control of us that shareholders may consider favorable, including transactions in which they might otherwise receive a premium for their common shares. These provisions include the establishment of a staggered board of directors, which divides the board into three groups, with directors in each group serving a three-year term. The existence of a staggered board can make it more difficult for shareholders to replace or remove incumbent members of New enGene’s Board of Directors. As such, these provisions could also limit the price that investors might be willing to pay in the future for New enGene’s common shares, thereby depressing the market price of New enGene’s common shares. In addition, because New enGene’s Board of Directors is responsible for appointing the members of New enGene’s management team, these provisions may frustrate or prevent any attempts by New enGene’s shareholders to replace or remove New enGene’s current management by making it more difficult for shareholders to replace members of New enGene’s Board of Directors. Among other things, these provisions include the following:

•	shareholders cannot amend New enGene’s articles unless such amendment is approved by shareholders holding at least 66 2/3% of the shares entitled to vote on such approval;

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New enGene’s Board of Directors may, without shareholder approval, issue preferred shares in one or more series having any terms, conditions, rights, preferences and privileges as the board of directors may determine; and

•	shareholders must give advance notice to nominate directors or to submit proposals for consideration at shareholders’ meetings.

A non-Canadian must file an application for review with the Minister responsible for the Investment Canada Act and obtain approval of the Minister prior to acquiring control of a “Canadian business” within the meaning of the Investment Canada Act, where prescribed financial thresholds are exceeded. A reviewable acquisition may not proceed unless the Minister is satisfied that the investment is likely to be of net benefit to Canada. If the applicable financial thresholds were exceeded such that a net benefit to Canada review would be required, this could prevent or delay a change of control and may eliminate or limit strategic opportunities for shareholders to sell their common shares. Furthermore, limitations on the ability to acquire and hold New enGene’s common shares may be imposed under the Competition Act (Canada). This legislation has a pre-merger notification regime and mandatory waiting period that applies to certain types of transactions that meet specified financial thresholds, and permits the Commissioner of Competition to review any acquisition, directly or indirectly, including through the acquisition of shares, of control over or of a significant interest in us.

The Proposed Articles to be in effect following the consummation of the Business Combination designate specific courts in Canada and the United States as the exclusive forum for certain litigation that may be initiated by New enGene’s shareholders without New enGene’s prior written consent, which could limit New enGene’s shareholders’ ability to obtain a favourable judicial forum for disputes with us.

Pursuant to the Proposed Articles, unless we consent in writing to the selection of an alternative forum, the courts of the Province of British Columbia and the appellate courts therefrom shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (a) any derivative action or proceeding brought on New enGene’s behalf; (b) any action or proceeding asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of New enGene’s to New enGene; (c) any action or proceeding asserting a claim arising out of any provision of the BCBCA or the Proposed Articles (as either may be amended from time to time); or (d) any action or proceeding asserting a claim or otherwise related to New enGene’s affairs (the “Canadian Forum Provision”). In addition, pursuant to the Proposed Articles further provide that unless we consent in writing to the selection of an alternative forum, the United States District Court for the District of Delaware shall be the sole and exclusive forum for resolving any complaint filed in the United States asserting a cause of action arising under the Securities Act or the Exchange Act (the “U.S. Forum Provision”). In addition, the Proposed Articles provide that any person or entity purchasing or otherwise acquiring any interest in New enGene’s common shares is deemed to have notice of and consented to the Canadian Forum Provision and the U.S. Forum Provision; provided, however, that shareholders cannot and will not be deemed to have waived New enGene’s compliance with the U.S. federal securities laws and the rules and regulations thereunder.

The Canadian Forum Provision and the U.S. Forum Provision in the Proposed Articles may impose additional litigation costs on shareholders in pursuing any such claims. Additionally, the forum selection clauses in the Proposed Articles may limit New enGene’s shareholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with New enGene or New enGene’s directors, officers or employees, which may discourage the filing of lawsuits against New enGene and New enGene’s directors, officers and employees, even though an action, if successful, might benefit New enGene’s shareholders. In addition, while the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court are “facially valid” under Delaware law, there is uncertainty as to whether other courts, including courts in Canada and other courts within the U.S., will enforce New enGene’s U.S. Forum Provision. If the U.S. Forum Provision is found to be unenforceable, we may incur additional costs associated with resolving such matters. The U.S. Forum Provision may also impose additional litigation costs on shareholders who assert that the provision is not enforceable or invalid. The courts of the Province of British

Columbia and the United States District Court for the District of Delaware may also reach different judgments or results than would other courts, including courts where a shareholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than New enGene’s shareholders.

Because we are a Canadian company, it may be difficult to serve legal process or enforce judgments against us.

We will be incorporated and maintain operations in Canada. In addition, certain directors of New enGene are expected to reside in the United States, while others are expected to reside outside of the United States. Accordingly, service of process upon us may be difficult to obtain within the United States. Furthermore, because substantially all of our assets are located outside the United States, any judgment obtained in the United States against us, including one predicated on the civil liability provisions of the U.S. federal securities laws, may not be collectible within the United States. Therefore, it may not be possible to enforce those actions against us.

In addition, it may be difficult to assert U.S. securities law claims in original actions instituted in Canada. Canadian courts may refuse to hear a claim based on an alleged violation of U.S. securities laws against us or these persons on the grounds that Canada is not the most appropriate forum in which to bring such a claim. Even if a Canadian court agrees to hear a claim, it may determine that Canadian law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Canadian law. Furthermore, it may not be possible to subject foreign persons or entities to the jurisdiction of the courts in Canada. Similarly, to the extent that New enGene’s assets are located in Canada, investors may have difficulty collecting from us any judgments obtained in the U.S. courts and predicated on the civil liability provisions of U.S. securities provisions.

enGene’s ability to use net operating loss carry-forwards and certain other tax attributes are limited

For Canadian tax purposes, enGene currently has a substantial pool of net operating losses (known as noncapital losses) and other tax attributes. In general terms, where control of a corporation is acquired or deemed to be acquired, as is expected to apply to enGene as a result of the Transactions, the corporation is subject to a “loss restriction event”, and the corporation’s non-capital loss carryforwards, other losses and certain other tax attributes will be subject to limitation and possibly expiry after the Transactions. Similar rules are expected to apply for Canadian provincial purposes. Consequently, enGene may not be able to utilize a material portion of its non-capital loss carryforwards and certain other tax attributes in certain circumstances. Further, enGene may realize capital gains or foreign exchange gains as a result of the Transactions. Non-capital losses and other tax attributes arising prior to the Amalgamation will generally not be available to offset such gains. As a result, enGene may have tax payable after the Amalgamation, unless it generates non-capital losses (or other tax attributes) after the Amalgamation in an amount sufficient to offset such gains.

For U.S. tax purposes, net operating loss carryforwards allow companies to use past year net operating losses to offset against future years’ profits, if any, to reduce future tax liabilities. Sections 382 and 383 of the Code limit a corporation’s ability to utilize its net operating loss carryforwards and certain other tax attributes (including research credits) to offset any future taxable income or tax if the corporation experiences a cumulative ownership change of more than 50% over any rolling three-year period. State net operating loss carryforwards (and certain other tax attributes) may be similarly limited. An ownership change can therefore result in significantly greater tax liabilities than a corporation would incur in the absence of such a change and any increased liabilities could adversely affect the corporation’s business, results of operations, financial condition and cash flow. Even if another ownership change has not occurred and does not occur as a result of this offering, additional ownership changes may occur in the future as a result of additional equity offerings or events over enGene will have little or no control, including purchases and sales of its equity by its five percent security holders, the emergence of new five percent security holders, redemptions of its securities or certain changes in the ownership of any of its five percent security holders.

New enGene’s Proposed Articles will include provisions that may discourage takeover attempts, including a classified or “staggered” board.

Certain provisions in the Proposed Articles may have the effect of deterring coercive takeover practices and inadequate takeover bids by making such practices or bids unacceptably expensive to the bidder and by encouraging prospective acquirers to negotiate with the New enGene Board rather than to attempt a hostile takeover. These provisions include, among others:

•	the existence of a classified or “staggered” board;

•	the right of the New enGene Board to issue preferred stock and to determine the voting, dividend, and other rights of preferred stock without shareholder approval;

•	the ability of New enGene’s directors, and not shareholders, to fill vacancies on the New enGene Board in most circumstances and to determine the size of the New enGene Board;

•	the requirement for two-thirds of the votes cast by shareholders on a special resolution in order to remove directors or amend certain provisions of the Proposed Articles; and

•	the absence of cumulative rights in the election of directors.

While these provisions are not intended to make New enGene immune from takeovers, they will apply even if the offer may be considered beneficial by some shareholders and may delay or prevent an acquisition that the New enGene Board determines is not in the best interests of New enGene and its shareholders. These provisions may also prevent or discourage attempts to remove and replace incumbent directors.

Certain of New enGene’s financing agreements place operating restrictions on its business, which may limit its flexibility to respond to opportunities and may have a material adverse effect on its business, financial condition and results of operations.

On May 16, 2023, New enGene entered into a letter agreement with Investissement Quebec (“IQ”), FEAC and enGene (the “IQ Letter Agreement”), in connection with IQ’s investment in the 2023 Convertible Notes. Among the terms of the IQ Letter Agreement, New enGene agreed to comply with certain covenants that may restrict its ability to expand its operations or engage and pursue certain business opportunities.

From the time that IQ first holds New enGene Shares until the earlier of (1) the date IQ ceases to hold at least 2% of New enGene’s outstanding shares on a fully-diluted basis, and (2) the date that is five years after the date of the IQ Letter Agreement, unless New enGene receives prior written consent from IQ: (i) New enGene must maintain its head office in the Province of Québec, and (ii) New enGene shall cause enGene to (A) maintain operations in the Province of Québec, (B) maintain a research and development center in the Province of Québec, and (C) engage at least 20 employees who are residents and work in the Province of Québec (the “Employment Threshold”), provided that, if in good faith, the New enGene Board determines that maintaining the Employment Threshold puts enGene at risk of bankruptcy, insolvency or determines that it is in the best interests of enGene to effect a general reduction in workforce, IQ shall not unreasonably withhold consent to reduce the Employment Threshold. Additionally, after the consummation of the Transactions, IQ will, for so long as IQ holds shares representing, in the aggregate, ownership of greater than 2% of New enGene on a fully diluted basis, be permitted to have an observer attend any meeting of the New enGene Board subject to the terms and conditions of a board observer agreement to be negotiated in good faith between New enGene and IQ.

New enGene’s compliance with these provisions may affect its ability to react to changes in industry conditions, take advantage of business opportunities it believes to be desirable, hire and retain critical personnel, execute or product development and commercialization initiatives, among other potential effects.

The terms of the New enGene Warrants could cause the downward adjustment of the exercise price and the redemption trigger price for the warrants in connection with the PIPE Financing, which could lead to further dilution for holders of New enGene Shares.

The terms of the New enGene Warrants will provide that if (i) New enGene issues additional New enGene Shares or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination at a newly issued price of less than $9.20 per New enGene Share (with such issue price or effective issue price to be determined in good faith by New enGene’s Board of Directors and, in the case of any such issuance to FEAC’s Sponsor or its affiliates, without taking into account any founder shares held by FEAC’s Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (ii) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the completion of the Business Combination (net of redemptions), and (iii) the volume weighted average trading price of the New enGene Shares during the 20 trading day period starting on the trading day prior to the day on which the Business Combination is consummated is below $9.20 per share (such price, the “Market Value”), then the exercise price of the New enGene Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, respectively. This provision of the New enGene Warrants makes it possible that the exercise price and redemption price trigger of the New enGene Warrants would be adjusted downward as a result of the PIPE Financing.

Following the PIPE Financing, the New enGene Board of Directors will evaluate the terms of the PIPE Financing and determine whether the foregoing conditions have been satisfied that would result in adjustments to the exercise price and redemption trigger price of the New enGene Warrants. If the exercise price of the New enGene Warrants is adjusted downward, it may be more likely that the New enGene Warrants will be exercised by holders of such warrants. Any exercise of the New enGene Warrants would result in dilution to holders of New enGene Shares. Additionally, any downward adjustment to the redemption trigger price of the New enGene Shares may result in increased redemptions of the New enGene Warrants by New enGene.

Risks Related to the Business Combination and FEAC

Unless the context otherwise requires, all references in this section to “FEAC,” “we,” “us” and “ours” refer to FEAC prior to the consummation of the Business Combination, which will be the business of New enGene and its subsidiaries following the consummation of the Business Combination.

Risks Related to the Business Combination

FEAC may not have sufficient funds outside the Trust Account to fund its working capital requirements pending the consummation of the Business Combination.

As of June 30, 2023, FEAC had $269,138 available to it outside the Trust Account to fund its working capital requirements. If FEAC is required to seek additional capital to fund its working capital requirements pending the consummation of the Business Combination, it would need to borrow additional funds from the Sponsor or its affiliates under the working capital loans discussed elsewhere in this proxy statement/prospectus. As of the date hereof, FEAC has $4.18 million outstanding under working capital loans and extension loans and under the terms of the Business Combination Agreement, FEAC cannot incur indebtedness without the consent of enGene, other than (i) the Extension Loans and (ii) indebtedness owed to the Sponsor or its affiliates in an amount in excess of $1,500,000. FEAC obtained the consent from enGene pursuant to the Waiver and Consent Letter to enter into the Third Loan Note. The Sponsor is not under any obligation to advance funds to FEAC in such circumstances. Any such advances would be (i) repaid only from funds held outside the Trust Account or from funds released to FEAC or (ii) converted pursuant to the Business Combination Agreement into FEAC Private Placement Warrants to be issued by FEAC up to an aggregate amount of $1,500,000, in each case upon completion of the Business Combination. If FEAC is unable to consummate the Business Combination because it does not have sufficient funds available to fund its working capital requirements, FEAC may be forced to cease operations and liquidate the Trust Account. Consequently, FEAC Shareholders may receive less than $10.45 per share, excluding interest earned in the Trust Account, and their warrants may expire worthless.

Since the Sponsor, its parent FGOF and FEAC’s directors and executive officers have interests that are different from, or in addition to (and which may conflict with), the interests of FEAC’s other shareholders, a conflict of interest may exist in determining whether the Business Combination is appropriate as FEAC’s initial business combination. Such interests include that the Sponsor may lose its entire investment if a Business Combination is not completed, and that the Sponsor, FGOF and certain of FEAC’s directors will benefit from the completion of a Business Combination and may be incentivized to complete the Business Combination, even if it is with a less favorable target company or on less favorable terms to FEAC Shareholders, rather than liquidate FEAC.

When you consider the recommendation of the FEAC Board in favor of approval of the Business Combination Proposal and the other proposals, you should keep in mind that the Sponsor, FGOF and certain of FEAC’s directors and executive officers have interests in such proposals that are different from, or in addition to (and which may conflict with), those of FEAC Shareholders and holders of FEAC Warrants generally. These interests include, among other things, the interests listed below:

•

the fact that after giving effect to the Sponsor Loans Conversion and the Surrender, the Sponsor will retain 1,373,496 FEAC Class B Shares which it purchased at a price of approximately $0.009 per share and 731,619 FEAC Private Placement Warrants which it purchased at a price of $1.50 per warrant, and such securities will have a significantly higher value at the time of the Business Combination as described further below:

	Number of FEAC Class B Shares beneficially owned as of the date hereof		Number of FEAC Private Placement Warrants owned as of the date hereof		Aggregate value of FEAC Class B Shares and FEAC Private Placement Warrants implied by the Business Combination(1)	Aggregate value of FEAC Class B Shares and FEAC Private Placement Warrants based on recent trading price(2)
Sponsor(3)(4)	1,373,496	(5)	731,619	(5)	$14,353,033	$

(1)

Assumes a value of $10.45 per share, the deemed value of the FEAC Class B Shares on the basis of the anticipated amount in the Trust Account of $10.45 per FEAC Class A Shares (excluding interest earned on amounts in the Trust Account), and $0.00 per warrant, which reflects that the exercise price of the warrants ($11.50 per warrant) exceeds the value of the underlying ordinary shares in the Business Combination.

(2)	Assumes a value of $ per share, the closing price of the FEAC Class B Shares on , 2023, and $ per warrant, the closing price of the FEAC Private Placement Warrants on , 2023.
(3)

The Sponsor is the record holder of the FEAC Class B Shares reported herein. Jasper Bos, Cyril Lesser, Sander Slootweg and Wouter Joustra, who are directors of the Sponsor, have voting and investment discretion with respect to the FEAC Shares owned by the Sponsor and may be deemed to have indirect shared beneficial ownership of the FEAC Shares held by the Sponsor. Jasper Bos, Cyril Lesser, Sander Slootweg and Wouter Joustra each disclaim beneficial ownership over the FEAC Class B Shares except to the extent of their pecuniary interest therein.

(4)

FGOF wholly owns the Sponsor and therefore the Sponsor and FGOF have shared voting and investment power over the FEAC Class B Shares held by the Sponsor. FGOF also holds 2,000,000 FEAC Class A Shares underlying the 2,000,000 FEAC Units held by it. Therefore, FGOF has shared voting and investment power over 5,162,500 FEAC Shares in the aggregate, representing approximately 32.7% of FEAC’s issued and outstanding ordinary shares as of the date hereof. Forbion Management is the sole director of FGOF and therefore shares voting and investment power (i) with FGOF over the 2,000,000 FEAC Class A Shares underlying the FEAC Units held by FGOF and (ii) with FGOF and, indirectly, the Sponsor, over the 3,162,500 FEAC Class B Shares held by the Sponsor. Forbion Management exercises voting and investment power through its investment committee (the “Investment Committee”) consisting of Sander Slootweg, Martien van Osch, Geert-Jan Mulder, Vincent van Houten, Dirk Kersten, Nanna Lüneborg, Wouter Joustra and Jasper Bos. None of the members of the Investment Committee has individual voting and investment power with respect to the ordinary shares, and each such member disclaims beneficial ownership of the ordinary shares except to the extent of their proportionate pecuniary interest therein.
(5)

Prior to the Surrender and the Sponsor Loan Conversions (see “Certain Relationships and Related Party Transactions — Sponsor and Insiders Letter Agreement; Surrender; Sponsor Loans Conversion”), the Sponsor owns 3,162,500 FEAC Class B Shares and 5,195,000 FEAC Private Placement Warrants. Pursuant to the Sponsor Loans Conversions agreed in the Sponsor and Insiders Letter Agreement, the Sponsor agreed to convert an amount equal to $1,500,000 of the aggregate principal amount outstanding under the Sponsor Loans, taken together, into additional FEAC Private Placement Warrants immediately prior to the Surrender (following which the Sponsor will own 6,195,000 FEAC Private Placement Warrants). Pursuant to the Surrender agreed in the Sponsor and Insiders Letter Agreement, the Sponsor will forfeit 1,789,004 of its FEAC Class B Shares and 5,463,381 of its FEAC Private Placement Warrants as a contribution to the capital of FEAC, for no consideration. After the Surrender, such 1,789,004 of its FEAC Class B Shares and 5,463,381 of its FEAC Private Placement Warrants will be cancelled and no longer outstanding and the Sponsor will own 1,373,496 FEAC Class B Shares and 731,619 FEAC Private Placement Warrants.

•

the fact that if FEAC does not complete its initial business combination within 18 months from the closing of FEAC’s IPO (or up to 24 months from the closing of our IPO if FEAC extends the period of time to consummate a business combination, subject to the Sponsor depositing additional funds in the Trust Account), the FEAC Class B Shares and the FEAC Private Placement Warrants will expire worthless;

•

the fact that given the differential in the purchase price that the Sponsor paid for the FEAC Class B Shares as compared to the price of the FEAC Class A Shares sold in FEAC’s IPO, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the FEAC Class A Shares trade below the price initially paid for the FEAC Class A Shares in FEAC’s IPO and the holders of FEAC Class A Shares experience a negative rate of return following the completion of the Business Combination. It is not practicable to quantify the Sponsor’s rate of return because, among other things, the timing (including as a result of the lock-up applicable to the FEAC Class B Shares) and the price at which the Sponsor may ultimately sell New enGene Shares (into which the FEAC Class B Shares will be converted in connection with the Business Combination), New enGene Warrants (into which the FEAC Private Placement Warrants will be converted in connection with the Business Combination) and other equity securities of New enGene are uncertain, both of which would have a material impact on the applicable rate of return;

•

the fact that pursuant to the Sponsor’s subscription agreement entered into on May 16, 2023 with FEAC and New enGene (as amended by the Sponsor’s subscription agreement side letter entered into on May 16, 2023 by the Sponsor, FEAC and New enGene), the Sponsor will receive, upon consummation of the Business Combination, in consideration of the purchase price to be paid by the Sponsor set forth in such agreement, 130,085 FEAC Class A Shares (or following the Assumption, New enGene Shares) and 54,634 FEAC Private Placement Warrants (or following the Assumption, New enGene Warrants);

•

the fact that the Sponsor purchased or will purchase from enGene pursuant to a purchase agreement entered into with enGene on May 16, 2023 for an aggregate amount of $20,000,000 (i) warrants of enGene and (ii) convertible notes of enGene which will get converted upon the consummation of the Business Combination into common shares of enGene, and which, in each case, when exchanged at the enGene Exchange Ratio pursuant to the Transactions, shall equal that number of FEAC Warrants and FEAC Class A Shares (or after the Assumption, New enGene Warrants and New enGene Common Shares, respectively), that the Sponsor would have received if it had participated in that amount on the same terms as the PIPE Financing;

•

the fact that if a business combination is not consummated within the required period, the Sponsor will lose its entire investment in FEAC, which investment included a capital contribution of $25,000 for the Sponsor’s FEAC Class B Shares, $7,792,500 for the Sponsor’s FEAC Private Placement Warrants, $1,650,000 in Working Capital Loans and $2,530,000 in Extension Loans (as defined below);

•

the fact that the Sponsor and FEAC’s current officers and directors have entered into a letter agreement with FEAC dated December 9, 2021 in which they agreed to waive their rights to liquidating distributions from the Trust Account with respect to any FEAC Class B Shares held by them if FEAC fails to complete an initial business combination within the required period;

•

the fact that pursuant to the FEAC Voting Agreement, the Sponsor, FGOF and FEAC’s directors and executive officers agreed, among other things, (a) to vote any FEAC Class B Shares and FEAC Class A Shares held by it in favor of any proposed business combination and (b) not to redeem any FEAC Class B Shares or FEAC Class A Shares held by it in connection with a shareholder vote to approve a proposed Business Combination;

•

the fact that the Sponsor and FGOF, collectively, after giving effect to the Transactions and the transfer of 20,000 New enGene Shares to each of three of FEAC’s independent directors as described below, are expected to own 5,705,932 New enGene Shares, which collectively will represent approximately 24% of outstanding New enGene Shares (assuming maximum FEAC Shareholder Redemptions) and have a value of approximately $59,626,989.40 based on an implied value of $10.45 per New enGene Share;

•

the fact that the Sponsor agreed to transfer 20,000 of the New enGene Shares it expects to receive in connection with the Business Combination to each of three of FEAC’s independent directors following the consummation of the Business Combination;

•	the anticipated designation by FEAC of Jasper Bos, its current Chief Executive Officer and director, as director of New enGene upon the consummation of the Business Combination;

•	the continued indemnification of FEAC’s directors and officers and the continuation of FEAC’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”); and

•

the fact that the Sponsor has agreed that in the event of the liquidation of the Trust Account upon the failure of FEAC to consummate the Business Combination it will be liable to FEAC if and to the extent any claims by a third-party for services rendered or products sold to FEAC, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.25 per FEAC Class A Share and (ii) the actual amount per FEAC Class A Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.25 per FEAC Class A Share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations (less up to $100,000 of interest to pay dissolution expenses), provided that such liability will not apply to any claims by a third-party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under FEAC’s indemnity of the underwriters of FEAC’s IPO against certain liabilities, including liabilities under the Securities Act.

Based on the foregoing, the existence of financial and personal interests of the Sponsor, FGOF and certain of FEAC’s directors and executive officers may result in a conflict of interest between what they may believe is best for FEAC and FEAC Shareholders and what they may believe is best for themselves or the Sponsor in determining whether the Business Combination is appropriate as FEAC’s initial business combination, and accordingly the interests of the Sponsor, FGOF and certain of FEAC’s directors and executive officers may not be aligned with the interests of FEAC Shareholders generally.

In addition, there can be no assurance that the personal and financial interests of certain directors and executive officers of FEAC have not influenced their motivation in identifying enGene as a target business, despite having taken several measures to avoid such a potential conflict of interest, such as obtaining a fairness opinion in connection with the Business Combination from the independent investment bank Lincoln International LLC, stating that as of the date of the opinion, the Company Consideration (as defined in the Business Combination Agreement) to be issued by FEAC in connection with the Business Combination is deemed fair from a financial point of view to the holders of FEAC Class A Shares. There is no guarantee, however, that there has not been a conflict of interest when determining whether the terms, conditions and timing of the Business Combination are appropriate and in the best interests of FEAC Shareholders generally. See “Proposal No. 1 — The Business Combination Proposal — Lincoln’s Fairness Opinion.”

Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of FEAC’s Sponsor, Directors and Executive Officers in the Business Combination” for additional information on interests of the Sponsor, FGOF and FEAC’s directors and executive officers.

Forbion Capital Fund III (an affiliate of Forbion, the Sponsor and FGOF) is a significant shareholder of enGene and an investor in both of enGene’s Amended 2022 Convertible Notes and the 2023 Convertible Notes, and as a result, a conflict of interest may exist in determining whether the Business Combination is appropriate as FEAC’s initial business combination.

When you consider the recommendation of the FEAC Board in favor of approval of the Business Combination Proposal, you should keep in mind that as a result of Forbion Capital Fund III’s significant investment in enGene, a minority of FEAC’s directors and executive officers could have interests in such proposal that are different from, or in addition to (and which may conflict with), those of FEAC Shareholders and holders of FEAC Warrants generally. In addition, there can be no assurance that the interest of Forbion in assisting enGene obtain financing has not influenced the motivation of FEAC and the Sponsor in identifying enGene as a target business.

Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of FEAC’s Sponsor, Directors and Executive Officers in the Business Combination” for additional information on interests of the Sponsor, FGOF and FEAC’s directors and executive officers. For additional information regarding enGene’s significant shareholders, see “Security Ownership of Certain Beneficial Owners and Management of enGene.”

The Business Combination may be completed even though material adverse effects may result from the public announcement or completion of the proposed Business Combination, general business or economic conditions, industry-wide changes, and other causes.

In general, either FEAC or enGene can refuse to complete the Business Combination if there is a material adverse effect, event, change or occurrence affecting the other party between the signing date of the Business Combination Agreement and the planned closing of the Business Combination. However, certain types of changes, events, effects or occurrences do not permit either party to refuse to complete the Business Combination under the terms of the Business Combination Agreement, even if such change could be said to have a material adverse effect on the relevant party, including, but not limited to, changes, events, effects or occurrences resulting from the following:

•	any change, development, condition or event generally affecting the industries or markets in which enGene operates;

•	general business or economic conditions;

•

any outbreak or escalation of war or hostilities, any military or terrorist attack, sabotage, civil unrest, cyberterrorism, riots, prolonged demonstrations or public disorders, or changes in global, national, regional, provincial, state or local political conditions, or any escalation or worsening thereof;

•	changes in the financial, banking, capital or securities markets generally;

•	changes or proposed changes in, or changes or proposed changes in the interpretation of, applicable laws, regulatory framework, IFRS or GAAP;

•	the negotiation, execution or delivery of the Business Combination Agreement, public announcement of the Business Combination Agreement or the pendency or consummation of the Transactions;

•	failure to meet any internal or published budgets, projections, forecasts, estimates or predictions;

•	any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, acts of God or other natural disasters or comparable events; or

•	any epidemics, pandemics, disease outbreaks or quarantines, including COVID-19.

Furthermore, FEAC or enGene may waive the occurrence of any material adverse effect affecting the other party. If a material adverse effect occurs and the parties still complete the Business Combination, New enGene’s financial condition and results of operations may be adversely affected.

The ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of key personnel, some of whom will be from enGene, and some of whom may join New enGene following the Business Combination. The loss of key personnel or the hiring of ineffective personnel after the Business Combination could negatively impact the operations and profitability of New enGene.

FEAC and enGene’s ability to recognize certain benefits of the Business Combination and successfully operate New enGene’s business following the Business Combination will depend upon the efforts of certain key personnel of enGene. Although FEAC and enGene expect the current key personnel of enGene to remain with New enGene following the Business Combination, the unexpected loss of key personnel may adversely affect the operations and profitability of New enGene. In addition, New enGene’s future success depends in part on its ability to execute on its growth plan, identify and retain key personnel to succeed senior management, to successfully integrate and retain such key personnel, and to identify and recruit additional key individuals New enGene determines may be necessary following the Business Combination, including, but not limited to, a Chief Financial Officer, a Chief Medical Officer, and a Vice President of Finance. Competition for highly skilled personnel is frequently intense and, as with any company with limited resources, there can be no guarantee that New enGene will be able to attract such individuals or that the presence of such individuals will necessarily translate into New enGene’s profitability. In addition, because New enGene will operate in a newly emerging industry, there may also be limited personnel available with relevant business experience, and such personnel may be subject to non-competition and other agreements with third parties that restrict their ability to work for New enGene. Furthermore, while FEAC has closely scrutinized the skills, abilities and qualifications of the key enGene personnel that will be employed by New enGene, FEAC’s assessment may not prove to be correct. If such personnel do not possess the skills, qualifications or abilities FEAC expects or those necessary to manage a public company, the operations and profitability of New enGene’s business may be negatively impacted.

The consummation of the Business Combination is subject to a number of conditions, and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

The Business Combination is subject to a number of conditions, including the condition that FEAC have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-5(g)(1) of the Exchange Act) after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing. In addition, the obligation of the parties to consummate the Business Combination is subject to certain closing conditions, including, but not limited to, (i) the requisite approval of FEAC Shareholders, (ii) the requisite approval of enGene Shareholders, (iii) the Interim Order and the Final Order having been granted and not set aside or modified in a manner unacceptable to the parties (and enGene’s relatively widespread shareholder base may increase the chances of that an enGene Shareholder may successfully oppose the Interim Order or the Final Order), (iv) the effectiveness of the registration statement of which this proxy statement/prospectus forms part, (v) the dissenting rights with respect to the Arrangement not having been validly exercised or withdrawn with respect to more than 10% of the issued and outstanding enGene Shares, and (vi) the non-occurrence of any material adverse effect with respect to the other party from the date of the Business Combination Agreement that exists as of the closing. Therefore, unless these conditions are satisfied or waived (to the extent waivable) by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated. In addition, if the Business Combination is not completed by December 14, 2023, either enGene or FEAC may terminate the Business Combination Agreement. See also “The Business Combination Agreement —Termination.”

Delays in completing the Business Combination may substantially reduce the expected benefits of the Business Combination.

Satisfying the conditions to, and completion of, the Business Combination may take longer, and could cost more, than FEAC and enGene expect. Any delay in completing or any additional conditions imposed in order to complete the Business Combination may materially adversely affect the benefits that FEAC and enGene expect to achieve from the Business Combination.

FEAC and enGene could be a target of securities class action and derivative lawsuits, which could result in substantial costs and may delay or prevent the Business Combination from being completed.

From time to time, lawsuits are brought against companies that have entered into business combination agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of a business combination, then that injunction may delay or prevent the Business Combination from being completed.

The Sponsor, FGOF and FEAC’s executive officers and directors have agreed to vote in favor the Business Combination, regardless of how FEAC Shareholders vote.

Unlike other blank check companies in which the initial shareholders agree to vote their FEAC Class B Shares in accordance with the majority of the votes cast by FEAC Shareholders in connection with an initial business combination, FEAC, the Sponsor, FGOF and FEAC’s executive officers and directors entered into the FEAC Voting Agreement concurrently with the execution of the Business Combination Agreement pursuant to which the Sponsor, FGOF and FEAC’s executive officers and directors agreed to vote in favor of the Business Combination and the Transactions to which FEAC is a party.

The Sponsor owns approximately 20% and FGOF, together with the Sponsor, owns approximately 32.7%, of the outstanding FEAC Shares (excluding, for the avoidance of doubt, the FEAC Class A Shares underlying the FEAC Private Placement Warrants) as of the date of this proxy statement/prospectus. As a result, FEAC would need only   , or   %, of the    FEAC Shares outstanding as of the record date to be voted in favor of the Business Combination Proposal (assuming all outstanding shares are voted) in order to have the Business Combination approved. Accordingly, it is more likely that the necessary shareholder approval will be received than would be the case if such persons agreed to vote their FEAC Class A Shares in accordance with the majority of the votes cast by FEAC Shareholders.

FGOF, the Sponsor, enGene and FEAC’s directors, officers or their respective affiliates may elect to purchase shares or warrants from FEAC Shareholders in connection with the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of FEAC Class A Shares.

FGOF, the Sponsor, enGene and FEAC’s directors, officers, or their respective affiliates may purchase FEAC Class A Shares or FEAC Warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that the selling FEAC Shareholder, although still the record holder of FEAC Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that FGOF, the Sponsor, enGene or FEAC’s directors, officers or their respective affiliates purchase shares in privately negotiated transactions from FEAC Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. In such transactions, the purchase price for the FEAC Class A Shares will not exceed the per-share redemption amount available to redeeming FEAC Shareholders. In addition, the purchasers described above will waive redemption rights, if any, with respect to the FEAC Class A Shares they acquire in such transactions. The purpose of such purchases would be to increase the likelihood that the proposals presented to FEAC Shareholders for approval at the Special Meeting are approved, however, such purchased shares would not be voted in favor of approving the Business Combination. Any such share purchases and other transactions may thereby increase the likelihood of obtaining shareholder approval of the Business Combination. This may result in the completion of the Business Combination in a way that may not otherwise have been possible. Further, in the event the Sponsor, enGene, FEAC’s directors, officers, or any of their respective affiliates were to purchase

FEAC Class A Shares in privately negotiated transactions from public shareholders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act, including, in relevant part, through adherence to the following:

•

this proxy statement/prospectus discloses the possibility that FGOF, the Sponsor, enGene, FEAC’s directors, officers or any of their respective affiliates may purchase FEAC Class A Shares from FEAC Shareholders outside the redemption process, along with the purpose of such purchases;

•	If FGOF, the Sponsor, enGene, FEAC’s directors, officers or any of their respective affiliates were to purchase FEAC Class A Shares from FEAC Shareholders:

•	FGOF, the Sponsor, enGene, FEAC’s directors, officers or any of their respective affiliates would do so at a price no higher than the price offered through the redemption process;

•	such purchased shares would not be voted in favor of approving the Business Combination transaction;

•

FGOF, the Sponsor, enGene, FEAC’s directors, officers or their respective affiliates would not possess any redemption rights with respect to such purchased shares or, if they do acquire and possess redemption rights, they would waive such rights; and

•	FEAC would disclose in a Current Report on Form 8-K, before the Special Meeting, the following:

•	the amount of FEAC securities purchased outside of the redemption offer by FGOF, the Sponsor, FEAC’s directors, officers or any of their respective affiliates, along with the purchase price;

•	the purpose of such purchases;

•	the impact, if any, of such purchases on the likelihood that the Business Combination will be approved;

•

the identities of FEAC’s selling shareholders for such purchases (if not purchased on the open market) or the nature of FEAC’s shareholders (e.g., 5% shareholders) who sold to FGOF, the Sponsor, enGene, FEAC’s directors, officers or any of their respective affiliates; and

•	the number of FEAC Class A Shares for which FEAC has received redemption requests pursuant to the redemption offer.

We are attempting to complete the Business Combination with a private company about which little information is available, which may result in a business combination that does not deliver the expected benefits or is not as profitable as we suspected, if at all.

We are seeking to effectuate the Business Combination with a privately held company. Very little public information generally exists about private companies, including enGene. FEAC’s board of directors was required, and FEAC Shareholders will be required, to evaluate the Business Combination on the basis of limited information, which may result in the Business Combination not delivering the expected benefits or being less profitable than we suspected, if at all.

There is no assurance that the due diligence undertaken in relation to the Business Combination has uncovered all material issues in relation to the business or financial condition of enGene. Accordingly, subsequent to the completion of the Business Combination, New enGene may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on New enGene’s financial condition, results of operations and share price, which could cause you to lose some or all of your investment.

FEAC cannot assure you that the extensive due diligence it has conducted on enGene would have surfaced all material issues that may be present inside enGene, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of enGene’s business and outside of FEAC’s control will not arise at a later stage. As a result of these factors, New enGene may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in New enGene reporting losses. Even if FEAC’s due diligence successfully identified certain risks, further unexpected risks may arise and previously known risks may materialize in a manner not consistent with FEAC’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on New enGene’s liquidity, the fact that charges of this nature are reported could contribute to negative market perceptions about New enGene or New enGene’s securities. In addition, charges of this nature may cause New enGene to violate covenants to which it may be subject as a result of assuming pre-existing debt held by enGene or by virtue of post-combination debt financing. Accordingly, any shareholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value.

FEAC or enGene may waive one or more of the conditions to the completion of the Business Combination without recirculation of this proxy statement/prospectus or resoliciting stockholder approval.

Pursuant to the Business Combination Agreement, FEAC’s and enGene’s obligations to consummate the Transactions are subject to certain conditions. Such conditions may be waived, in whole or in part, if permitted by law, either unilaterally or by agreement of FEAC and enGene. In the event of a waiver of a condition, each of the FEAC Board and the enGene Board will evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and resolicitation of stockholder approval is necessary.

In the event that the FEAC Board and/or the enGene Board, in their own reasonable discretion, determine any such waiver is not significant enough to require recirculation of this proxy statement/prospectus and resolicitation of stockholder approval, they will have the discretion to complete the Transactions without seeking further stockholder approval, which decision may have a material adverse effect on the FEAC Shareholders. For example, FEAC and enGene could agree to waive the requirement that the New enGene Shares and New enGene Warrants be listed on Nasdaq or any other national securities exchange prior to the Amalgamation, and their respective boards of directors could elect to proceed with the consummation of the Transactions despite such listing not having occurred. New enGene may try again in the future to have the New enGene Shares and New enGene Warrants listed on Nasdaq or any other national securities exchange, but if New enGene does not apply for a listing or if such listing application is not successful, New enGene Shares and New enGene Warrants will not be listed. See “Risks Related to Being a Public Company — Nasdaq may not list New enGene’s securities on its exchange, in which event, if not waived by the parties to the Business Combination Agreement as one of the closing conditions thereof, FEAC would not be able to consummate the Business Combination with enGene. If New enGene’s securities are listed, New enGene may be unable to satisfy listing requirements in the future, which could limit investors’ ability to effect transactions in New enGene’s securities and subject it to additional trading restrictions” for further information on this risk.

For more information about the conditions to the completion of the Business Combination, see the section titled “The Business Combination Agreement — Conditions to Consummation of the Transactions.”

FEAC will have limited rights after the Closing to make claims for damages against enGene or enGene Shareholders for the breach of representations, warranties, agreements or covenants made by enGene in the Business Combination Agreement.

The Business Combination Agreement provides that the representations, warranties, agreements and covenants in the Business Combination Agreement or in any certificate, statement or instrument delivered thereunder shall terminate at the Closing, except for those covenants and agreements that by their terms contemplate performance in whole or in part after the Closing. Accordingly, except in the aforementioned limited circumstances, FEAC will have no rights to make damage claims against enGene after the Closing with respect to covenants or agreements contained in the Business Combination Agreement.

The FEAC Reorganization may be a taxable event for U.S. Holders of FEAC Class A Shares or FEAC Warrants.

Subject to the limitations and qualifications described in the section entitled “Material U.S. Federal Income Tax Considerations — Consequences of the Business Combination to U.S. Holders of FEAC Securities.” Although the treatment of the FEAC Reorganization for U.S. federal income tax purposes is not free from doubt, the FEAC Reorganization should be treated as a “reorganization” described in Section 368(a)(1)(F) of the Code. If this treatment applies, a U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations”) will not recognize gain or loss on the exchange of the FEAC Class A Shares for New enGene Shares or the exchange of FEAC Warrants for New enGene Warrants pursuant to the Business Combination. However, there can be no assurance that the U.S. Internal Revenue Service will not assert that the FEAC Reorganization does not qualify as a reorganization within the meaning of Section 368 of the Code, or otherwise as a tax-free transaction. In that case, a U.S. Holder that exchanges its FEAC Class A Shares or FEAC Warrants for New enGene Shares or New enGene Warrants, as applicable, pursuant to the Business Combination will be required to recognize gain or loss equal to the difference between (i) the sum of the fair market value of the New enGene Shares or New enGene Warrants received and (ii) the U.S. Holder’s adjusted tax basis in the FEAC Class A Shares or FEAC Warrants exchanged. In addition, unless the FEAC Reorganization qualifies as a reorganization described in Section 368(a)(1)(F) of the Code, it is possible that the PFIC rules, further described below, could apply to the exchange of the FEAC Class A Shares or FEAC Warrants pursuant to the FEAC Reorganization, depending on New enGene’s PFIC status. U.S. Holders of FEAC Class A Shares or FEAC Warrants should consult their tax advisers regarding the U.S. federal income tax consequences of the FEAC Reorganization, including in the event that the FEAC Reorganization does not qualify for a tax-free treatment.

We believe that FEAC (the predecessor to New enGene for this purpose) was a passive foreign investment company (a “PFIC”) for its 2021 and 2022 taxable years, and there is a significant risk that New enGene may be or become a PFIC, which could result in adverse U.S. federal income tax consequences to U.S. Holders of New enGene Shares or New enGene Warrants.

In general and as relevant here, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) consists of assets, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, consists of passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. Cash and cash equivalents are generally passive assets. The value of goodwill will generally be treated as an active or passive asset based on the nature of the income produced in the activity to which the goodwill is attributable.

FEAC believes that it did not qualify for the PFIC “start-up exception” (as described in “Material U.S. Federal Income Tax Considerations — Consequences to U.S. Holders of New enGene Securities of the Ownership and Disposition of New enGene Shares or New enGene Warrants — Passive Foreign Investment

Company Rules”) for its taxable year ended December 31, 2021. Therefore, because FEAC is a blank check company with no current active business, based on the composition of FEAC’s income and assets, FEAC believes that it was a PFIC for its taxable years ended December 31, 2021 and December 31, 2022.

The remainder of the discussion in this risk factor assumes that FEAC’s intended treatment of the FEAC Reorganization as a reorganization described in Section 368(a)(1)(F) of the Code will be respected. If so treated, subject to the U.S. Holder’s making one or more (as appropriate) of the PFIC elections discussed under “Material U.S. Federal Income Tax Considerations — Consequences to U.S. Holders of New enGene Securities of the Ownership and Disposition of New enGene Shares or New enGene Warrants — Passive Foreign Investment Company Rules,” New enGene will be treated as the same corporation as FEAC for purposes of the corporation’s qualification as a PFIC and consequently FEAC’s income and assets may affect the PFIC status of New enGene for New enGene’s taxable year in which the Business Combination occurs. New enGene’s PFIC status for any taxable year is a factual annual determination that can be made only after the end of that year and will depend on the composition of New enGene’s income and assets and the value of its assets from time to time and, for the taxable year in which the Business Combination occurs, the income and assets of FEAC, its predecessor for this purpose. The value of New enGene’s assets includes the value of its goodwill and other intangible assets not shown on its financial statements, which may be determined, in large part, by reference to the market price of the New enGene Shares from time to time, which is subject to change and may be particularly volatile while the business is at the pre-commercialization stage. In addition, prior to the commercialization of any of New enGene’s drug candidates its income may be primarily passive. Accordingly, there is a significant risk that New enGene will be a PFIC for its current or any future taxable year.

Even if New enGene is not a PFIC for its current or any subsequent taxable year, if FEAC is or was a PFIC (as FEAC believes to be the case for its 2021 and 2022 taxable years) for any taxable year during the holding period of a U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations”) in its FEAC Class A Shares, and such U.S. Holder did not make one or more (as appropriate) of the PFIC Elections discussed under “Material U.S. Federal Income Tax Considerations — Consequences to U.S. Holders of New enGene Securities of the Ownership and Disposition of New enGene Shares or New enGene Warrants — Passive Foreign Investment Company Rules,” then, although not free from doubt, New enGene would also be treated as a PFIC as to such U.S. Holder with respect to the New enGene Shares received in the FEAC Reorganization.

In addition, if FEAC is or was a PFIC for any taxable year during which a U.S. Holder owned FEAC Warrants, the U.S. Holder may be subject to the general PFIC rules with respect to the shares underlying the FEAC Warrants unless the U.S. Holder makes a “qualified electing fund” election and a purging election under the PFIC rules in respect of such underlying shares received upon an exercise of the warrants.

If New enGene is a PFIC (or is treated as a PFIC with respect to a U.S. Holder, e.g. due to prior ownership of FEAC Class A Shares without an applicable PFIC election or elections in effect) for any taxable year during which a U.S. Holder owns New enGene Shares, the U.S. Holder generally will be subject to adverse U.S. federal income tax consequences, including increased tax liability on disposition gains and certain “excess distributions” and additional reporting requirements, unless the U.S. Holder makes one or more (as appropriate) PFIC Elections (as defined below). Under proposed Treasury regulations relating to PFICs which have a retroactive effective date, the PFIC rules may apply to rights to acquire shares of a PFIC as if they were shares, and thus could apply to dispositions (other than exercises) of the FEAC Warrants or New enGene Warrants. U.S. Holders of FEAC Class A Shares or FEAC Warrants, and prospective U.S. Holders of New enGene Shares or New enGene Warrants, should consult their tax advisors regarding the application of the PFIC rules to FEAC and New enGene and the risks of owning equity securities, including warrants, in a company that may be a PFIC. See “Material U.S. Federal Income Tax Considerations — Consequences to U.S. Holders of New enGene Securities of the Ownership and Disposition of New enGene Shares or New enGene Warrants — Passive Foreign Investment Company Rules.”

FEAC may not be able to complete the Business Combination if the Business Combination is subject to U.S. foreign investment regulations or review by a U.S. government entity, such as CFIUS.

The Sponsor is controlled by, and has substantial ties with, non-U.S. persons domiciled principally in The Netherlands. Acquisitions and investments by non-U.S. Persons in certain U.S. businesses may be subject to rules or regulations that limit foreign ownership. In addition, CFIUS is an interagency committee authorized to review certain transactions involving investments by foreign persons in U.S. businesses that have a nexus to, amongst other things, critical technologies, critical infrastructure and/or sensitive personal data in order to determine the effect of such transactions on the national security of the United States. For so long as the Sponsor retains a material ownership interest in FEAC, FEAC may be deemed a “foreign person” under such rules and regulations, any proposed business combination between FEAC and a U.S. business engaged in a regulated industry or which may affect national security (including the Business Combination) could be subject to such foreign ownership restrictions, CFIUS review and/or mandatory filings. FEAC has concluded that the Business Combination will not fall within the scope of foreign ownership restrictions or within CFIUS’s jurisdiction. However, if the Business Combination falls within the scope of foreign ownership restrictions, we may be unable to consummate the Business Combination. In addition, if the Business Combination falls within CFIUS’s jurisdiction, FEAC may be required to make a mandatory filing or determine to submit a voluntary notice to CFIUS, or to proceed with the Business Combination without notifying CFIUS and risk CFIUS intervention, before or after closing the Business Combination. CFIUS may decide to block or delay the Business Combination, impose conditions to mitigate national security concerns with respect to such Business Combination or order us to divest all or a portion of any U.S. business of New enGene if FEAC proceeds without first obtaining CFIUS clearance. Moreover, the process of government review, whether by CFIUS or otherwise, could be lengthy. Because FEAC has only a limited time to complete its initial business combination, FEAC’s failure to obtain any required approvals within the requisite time-period may require FEAC to liquidate. If FEAC liquidates, the holders of FEAC Class A Shares may only receive their pro rata share of amounts held in the Trust Account, and the FEAC Warrants will expire worthless. This will also cause the FEAC Shareholders to lose any potential investment opportunity in New enGene and the chance of realizing future gains on their investment through any price appreciation in New enGene.

If New enGene’s performance following the Business Combination does not meet market expectations, the price of its securities may decline.

If New enGene’s performance following the Business Combination does not meet market expectations, the price of New enGene Shares may decline and be lower than the price of FEAC Class A Shares prior to the closing of the Business Combination. The market value of FEAC Class A Shares at the time of the Business Combination may vary significantly from the price on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which FEAC Shareholders vote on the Business Combination. Because the number of New enGene Shares issued in connection with the Business Combination will not be adjusted to reflect any changes in the market price of FEAC Class A Shares, the value of the New enGene Shares issued in connection with the Business Combination may be higher or lower than the value of the same number of FEAC Class A Shares on earlier dates.

In addition, following the Business Combination, fluctuations in the price of FEAC Class A Shares could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for New enGene Shares, and trading in FEAC Class A Shares has not been active. Accordingly, the valuation ascribed to New enGene Shares and FEAC Class A Shares in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for FEAC Class A Shares develops and continues, the trading price of New enGene Shares following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond FEAC’s, enGene’s and New enGene’s control. Any of the factors listed below could have a material adverse effect on your investment in FEAC Class A Shares and New enGene Shares and, following the Business Combination, New enGene Shares may trade at prices significantly below the price you paid for them.

Factors affecting the trading price of New enGene Shares following the Business Combination may include:

•	New enGene’s operating results failing to meet market expectations in a particular period;

•	changes in the market’s expectations about New enGene’s operating results;

•	changes in financial estimates and recommendations by securities analysts concerning New enGene or the biotech industry and market in general;

•	operating and share price performance of other companies that investors deem comparable to New enGene;

•	changes in laws and regulations affecting New enGene’s business;

•	commencement of, or involvement in, litigation involving New enGene;

•	changes in New enGene’s capital structure, such as future issuances of securities or the incurrence of debt;

•	actual or anticipated fluctuations in New enGene’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•	the volume of New enGene Shares available for public sale;

•	any significant change in New enGene’s Board or management;

•	sales of substantial amounts of New enGene Shares by New enGene’s directors, executive officers or significant shareholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, inflation, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may depress the market price of New enGene Shares irrespective of its operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of New enGene’s securities, may not be predictable. A loss of investor confidence in the market for biotech companies or the stocks of other companies which investors perceive to be similar to New enGene could depress its stock price regardless of its business, prospects, financial conditions or results of operations. A decline in the market price of New enGene Shares also could adversely affect its ability to issue additional securities and its ability to obtain additional financing in the future.

New enGene’s stock price may be exposed to additional risks because New enGene will become a public company through a “de-SPAC” transaction. There has been increased focus by government agencies on such transactions, and such increased focus is expected to continue, and New enGene may be subject to increased scrutiny by the SEC and other government agencies on holders of New enGene’s securities as a result, which could adversely affect the price of New enGene Shares.

Beginning in January 2022, there has been a precipitous drop in the market values of growth-oriented companies. Accordingly, securities of growth companies such as New enGene may be more volatile than other securities and may involve special risks.

Beginning in January 2022, there has been a precipitous drop in the market values of growth-oriented companies like New enGene. In recent months, inflationary pressures, increases in interest rates and other adverse economic and market forces have contributed to these drops in market value. As a result, New enGene’s securities are subject to potential downward pressures. In addition, if there are substantial redemptions of FEAC Shares, there will be a lower float of New enGene Shares outstanding following the Business Combination, which may cause further volatility in the price of New enGene securities and adversely impact New enGene’s ability to secure financing following the closing of the Business Combination.

Securities of companies formed through special purpose acquisition company mergers, such as New enGene, may experience a material decline in price relative to the share price of the special purpose acquisition company prior to the merger.

As with most special purpose acquisition company initial public offerings in recent years, FEAC issued securities for $10.00 per unit upon the closing of its IPO. As with other special purpose acquisition companies, the $10.00 per unit price of FEAC reflected each FEAC Unit being comprised of a FEAC Class A Share having a one-time right to redeem such share for a pro rata portion of the proceeds held in the Trust Account equal to approximately $10.45 per share prior to the Closing of the Business Combination. Following Closing, the New enGene Shares will no longer have any such redemption right and will be solely dependent upon the fundamental value of the combined company, which, like the securities of other companies formed through special purpose acquisition company mergers in recent years, may be significantly less than $10.45 per share.

FEAC and enGene will incur significant transaction costs in connection with the Business Combination and related transactions.

FEAC and enGene have both incurred and expect to incur significant transaction costs in connection with consummating the Business Combination and related transactions and New enGene expects to incur significant costs in connection with operating as a public company following the consummation of the Business Combination. New enGene may also incur additional costs to retain key employees. All expenses incurred in connection with the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs or paid by New enGene following the closing of the Business Combination.

You do not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. If FEAC does not complete the Business Combination, you may therefore be forced to sell your FEAC Class A Shares or FEAC Warrants to liquidate your investment, potentially at a loss.

FEAC Shareholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) FEAC’s completion of an initial business combination, and then only in connection with those FEAC Class A Shares that such shareholder properly elected to redeem, subject to the limitations described herein, (ii) the redemption of any FEAC Class A Shares properly tendered in connection with a shareholder vote to amend FEAC’s Current Articles (A) to modify the substance or timing of FEAC’s obligation to provide holders of FEAC Class A Shares the right to have their shares redeemed in connection with FEAC’s initial business combination or to redeem 100% of FEAC’s Class A Shares if FEAC does not complete its initial business combination within 18 months from the closing of our IPO (or up to 24 months from the closing of our IPO if we extend the period of time to consummate a business combination, subject to our sponsor depositing additional funds in the Trust Account), or (B) with respect to any other provision relating to the rights of holders of our FEAC Class A Shares, and (iii) the redemption of FEAC Class A Shares if we have not consummated an initial business combination within 18 months from the closing of our IPO (or up to 24 months from the closing of our IPO if we extend the period of time to consummate a business combination, subject to our sponsor depositing additional funds in the Trust Account), subject to applicable law and as further described herein. FEAC Shareholders who redeem their FEAC Class A Shares in connection with a shareholder vote described in clause (ii) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of an initial business combination or liquidation if we have not consummated an initial business combination within 18 months from the closing of our IPO (or up to 24 months from the closing of our IPO if we extend the period of time to consummate a business combination, subject to our sponsor depositing additional funds in the Trust Account), with respect to such FEAC Class A Shares so redeemed. In no other circumstances will a holder of FEAC Class A Shares have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your FEAC Class A Shares or FEAC Warrants, potentially at a loss.

The exercise of FEAC’s directors’ and executive officers’ discretion in agreeing to changes or waivers with respect to the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in FEAC Shareholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require to agree to amend the Business Combination Agreement, to consent to certain actions to be taken by enGene, or to waive rights that FEAC is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of enGene’s business, a request by enGene to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement, or the occurrence of other events that would have a material adverse effect on enGene’s business and would entitle FEAC to terminate the Business Combination Agreement. In any of such circumstances, it would be at FEAC’s discretion, acting through the FEAC Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described under “— Since the Sponsor, its parent FGOF and FEAC’s directors and executive officers have interests that are different from, or in addition to (and which may conflict with), the interests of FEAC’s other shareholders, a conflict of interest may exist in determining whether the Business Combination is appropriate as FEAC’s initial business combination. Such interests include that the Sponsor may lose its entire investment if a Business Combination is not completed, and that the Sponsor, FGOF and certain of FEAC’s directors will benefit from the completion of a Business Combination and may be incentivized to complete the Business Combination, even if it is with a less favorable target company or on less favorable terms to FEAC Shareholders, rather than liquidate FEAC” may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is best for FEAC and FEAC Shareholders and what such director(s) may believe is best for himself or herself or themselves in determining whether or not to take the requested action.

FEAC has identified a material weakness in its internal control over financial reporting. If FEAC and, following the Business Combination, New enGene, is unable to develop and maintain an effective system of internal control over financial reporting, FEAC and, following the Business Combination, New enGene, may not be able to accurately report its financial results in a timely manner, meet reporting obligations, prevent fraud and/or file periodic reports in a timely manner, which may adversely affect investor confidence in FEAC or New enGene, as applicable, and materially and adversely affect FEAC’s or New enGene’s, as applicable, business and operating results.

In conjunction with the audit of FEAC’s consolidated financial statements for the year ended December 31, 2022, FEAC identified a material weakness in its internal control over financial reporting as of December 31, 2022. A material weakness is a deficiency, or combination of control deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim condensed consolidated financial statements will not be prevented or detected on a timely basis. The material weakness identified principally relates to (i) an inadvertent discrepancy between the description of the FEAC Private Placement Warrants in the notes to our financial statements in our Form 10-K for the year ended December 31, 2021 and our Forms 10-Q for the three-month periods ended September 30, 2021, March 31, 2022, June 30, 2022 and September 30, 2022 (the “Forms 10-Q”) and in the underlying warrant agreement, and (ii) the inadvertent omission of the signatures of our principal financial officer and principal accounting officer in our Forms 10-Q. This material weakness did not result in a material misstatement to our consolidated financial statements included herein.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We continue to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects. While we already have processes in place to ensure that our periodic reports satisfy the applicable reporting and compliance requirements, we will continue to enhance and invest in accounting resources and processes necessary to comply with the reporting and compliance requirements of a public company and include a greater level of supervision needed in relation to our disclosure controls and procedures.

If FEAC or New enGene, as applicable, identify any new material weaknesses in the future, any such newly identified material weakness could limit FEAC’s or New enGene’s, as applicable, ability to prevent or detect a misstatement of its accounts or disclosures that could result in a material misstatement of its annual or interim financial statements. In such case, FEAC or New enGene, as applicable, may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in its financial reporting and FEAC’s or New enGene’s share price, as applicable, may decline as a result. Neither FEAC nor, following Business Combination, New enGene can assure you that any measures it may take in the future will be sufficient to avoid potential future material weaknesses.

FEAC is, and New enGene will be following the Business Combination, subject to changing law and regulations regarding regulatory matters, corporate governance, and public disclosure that have increased both FEAC’s costs and the risk of non-compliance and will increase both New enGene’s costs and the risk of non-compliance.

FEAC is, and New enGene will be following the Business Combination, subject to rules and regulations by various governing bodies, including, for example, the SEC (including with respect to FEAC the SEC’s proposed rules and amendments to enhance disclosure and investor protection in business combination transactions involving special purpose acquisition companies), which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. FEAC’s efforts to comply with new and changing laws and regulations have resulted in, and New enGene’s efforts to comply likely will result in, increased general and administrative expenses and a diversion of management time and attention.

Moreover, because these laws, regulations, and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to New enGene’s disclosure and governance practices. If either FEAC or New enGene fails to address and comply with these regulations and any subsequent changes, FEAC or New enGene may be subject to penalty and FEAC’s or New enGene’s business may be harmed.

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the FEAC Board will not have the ability to adjourn the Special Meeting to a later date in order to, among other things, solicit further votes. As a result, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

The FEAC Board is seeking approval, as an ordinary resolution, to adjourn the Special Meeting to a later date or dates to the extent reasonable (i) to ensure that any supplement or amendment to this proxy statement/prospectus is provided to FEAC Shareholders, or (ii) in order to solicit additional proxies from FEAC Shareholders in favor of, among other things, the Business Combination Proposal or for any other reason in connection with the transactions contemplated by the Business Combination Agreement.

If the Adjournment Proposal is not approved, the FEAC Board will not have the ability to adjourn the Special Meeting to a later date and, therefore, will not have more time to take actions in furtherance of consummating the transactions contemplated by the Business Combination Agreement, including solicit votes. In such events, the Business Combination may not be completed.

During the pre-closing period, (i) FEAC and enGene are prohibited from entering into certain transactions that might otherwise be beneficial to FEAC, enGene or their respective shareholders and (ii) uncertainties about whether the Business Combination will be consummated may cause third parties to delay or defer decisions concerning enGene or seek to change existing arrangements.

Until the earlier of the consummation of the Business Combination or termination of the Business Combination Agreement, FEAC and enGene are subject to certain limitations on the operations of their businesses. Please see the section entitled “The Business Combination Agreement — Covenants” for additional information. The limitations on FEAC’s and enGene’s conduct of their businesses during this period could have the effect of delaying or preventing other strategic transactions and may, in some cases, make it impossible to pursue business opportunities that are available only for a limited time.

There may also be uncertainty regarding whether the Business Combination will occur. This uncertainty may cause third parties to delay or defer decisions concerning enGene, which could negatively affect enGene’s business. Third parties may seek to change existing agreements with enGene as a result of the proposed Business Combination for these or other reasons.

Risks Related to Being a Public Company

New enGene’s management team has limited experience managing a public company, and the additional requirements for public companies may strain resources and divert management’s attention.

The individuals who will constitute New enGene’s management have not previously managed enGene’s business, or in some cases any business, as a publicly traded company. Compliance with public company requirements will place significant additional demands on management and will require them to enhance investor relations, legal, financial reporting and corporate communications functions. New enGene’s management will be required to devote substantial time to maintaining and improving its internal controls over financial reporting and the requirements of being a public company. These additional efforts may strain resources and divert management’s attention from other business concerns and affect its ability to accurately report its financial results and prevent fraud, which could adversely affect New enGene’s business and profitability.

There are risks to FEAC Shareholders related to becoming shareholders of enGene through the Business Combination rather than through an underwritten public offering, including no independent due diligence review by an underwriter.

Section 11 of the Securities Act (“Section 11”) imposes liability on parties, including underwriters, involved in a securities offering if the registration statement contains a materially false statement or material omission. To effectively establish a due diligence defense against a cause of action brought pursuant to Section 11, a defendant, including an underwriter, carries the burden of proof to demonstrate that such defendant, after reasonable investigation, believed that the statements in the registration statement were true and free of material omissions. In order to meet this burden of proof, underwriters in a registered offering typically conduct extensive due diligence of the registrant and vet the registrant’s disclosure. Such due diligence may include calls with the issuer’s management, review of material agreements, and background checks on key personnel, among other investigations. Because enGene intends to become publicly traded through a business combination with a special purpose acquisition company rather than through an underwritten offering of enGene Shares, no underwriter is involved in the Business Combination. As a result, no underwriter has conducted independent due diligence on enGene in order to establish a due diligence defense with respect to the disclosure presented in this proxy statement/prospectus. If such investigation had occurred, certain information in this proxy statement/prospectus may have been presented in a different manner or additional information may have been presented at the request of such underwriter.

Nasdaq may not list New enGene’s securities on its exchange, in which event, if not waived by the parties to the Business Combination Agreement as one of the closing conditions thereof, FEAC would not be able to consummate the Business Combination with enGene. If New enGene’s securities are listed, New enGene may be unable to satisfy listing requirements in the future, which could limit investors’ ability to effect transactions in New enGene’s securities and subject it to additional trading restrictions.

As a result of the Business Combination, Nasdaq rules require that New enGene applies for the listing of the New enGene Shares and New enGene Warrants. FEAC, enGene and New enGene have undertaken in the Business

Combination Agreement to apply to have the New enGene Shares and New enGene Warrants listed on Nasdaq or any other national securities exchange prior to the Amalgamation, and the approval of such application is a condition of the consummation of the Business Combination. There can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the satisfaction of such condition is waived by FEAC and enGene by mutual agreement as provided in the Business Combination Agreement. See also “— Risks Related to the Business Combination — FEAC or enGene may waive one or more of the conditions to the completion of the Business Combination without recirculation of this proxy statement/prospectus or resoliciting stockholder approval.” As a result, the FEAC Shareholders will not have certainty at the time they vote or make their redemption decision with respect to their FEAC Class A Shares regarding whether the New enGene Shares and the New enGene Warrants will be listed on Nasdaq or any other national securities exchange following the Business Combination. If the parties to the Business Combination Agreement do not waive such closing condition, FEAC might not be able to consummate the Business Combination with New enGene and will need to seek for an alternative business combination to complete its initial business combination within the prescribed time period.

New enGene will be required to meet Nasdaq’s initial listing requirements and may be unable to meet those requirements. Even if New enGene’s securities are listed on the Nasdaq immediately prior to the Amalgamation, New enGene may be unable to maintain the listing of its securities in the future.

If New enGene fails to meet the initial listing requirements and the Nasdaq does not list New enGene’s securities on its exchange, or if New enGene is delisted, there could be significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for New enGene’s securities;

•

a determination that New enGene Shares are a “penny stock” which will require brokers trading in New enGene Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New enGene’s securities;

•	a limited amount of news and analyst coverage for New enGene; and

•	a decreased ability to obtain capital or pursue acquisitions by issuing additional equity or convertible securities.

New enGene will incur increased costs as a result of operating as a public company, and its management will devote substantial time to new compliance initiatives.

As a privately held company, enGene has not been required to comply with many corporate governance and financial reporting practices and policies required of a publicly traded company. As a publicly traded company, New enGene will incur significant legal, accounting and other expenses that enGene was not required to incur in the past. In addition, new and changing laws, regulations and standards relating to corporate governance and public disclosure for public companies, including the Dodd-Frank Act, the Sarbanes-Oxley Act, regulations related thereto and the rules and regulations of the SEC and Nasdaq, have increased the costs and the time that must be devoted to compliance matters. We expect these rules and regulations will increase New enGene’s legal and financial costs and lead to a diversion of management time and attention from revenue-generating activities.

A market for New enGene’s securities may not develop, which would adversely affect the liquidity and price of its securities.

Following the Business Combination, the price of New enGene’s securities may fluctuate significantly due to the market’s reaction to the Business Combination as well as general market and economic conditions. An active trading market for New enGene’s securities following the Business Combination may never develop or, if it develops, it may not be sustained, which could have a material adverse effect on the liquidity and price of New enGene’s securities.

New enGene could be a target of securities class action and derivative lawsuits, which could result in substantial costs.

Following the Business Combination, New enGene’s share price may be volatile and, in the past, companies that have experienced volatility in the market price of their shares have from time to time been subject to securities class action litigation. New enGene may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on New enGene business, financial condition, results of operations and prospects. Any adverse determination in litigation could also subject New enGene to significant liabilities.

If securities or industry analysts do not publish research about New enGene at all or publish inaccurate or unfavorable research about New enGene or its business, the market price and/or the trading volume of the New enGene Shares could decline.

The trading market for the New enGene Shares will depend in part on the research and reports that securities or industry analysts publish about New enGene or its business. If no or few securities or industry analysts cover New enGene, then the market price for the New enGene Shares could be adversely affected. If one or more of the analysts who cover New enGene downgrade a recommendation with regard to the New enGene Shares, publish inaccurate or unfavorable research about New enGene or its business, cease to cover New enGene or fail to publish reports on it regularly, the market price and/or the trading volume of the New enGene Shares could decline.

Risks Regarding Redemption

Holders of FEAC Class A Shares who wish to redeem their FEAC Class A Shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If such FEAC Shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their FEAC Class A Shares for the right to receive a pro rata portion of the funds held in the Trust Account.

A holder of FEAC Class A Shares will be entitled to receive the right for an amount in cash for any FEAC Class A Shares to be redeemed only if such holder: (i)(a) holds FEAC Class A Shares, or (b) holds FEAC Class A Shares through FEAC Units and elects to separate its FEAC Units into the underlying FEAC Class A Shares and FEAC Warrants prior to exercising its redemption rights with respect to the FEAC Class A Shares; (ii) submits a written request to Continental, FEAC’s transfer agent, in which it (a) requests that FEAC redeem all or a portion of its FEAC Class A Shares for the right to receive an amount in cash, and (b) identifies itself as a beneficial holder of the FEAC Class A Shares and provides its legal name, phone number, and address; and (iii) delivers its share certificates (if any) and other redemption forms (as applicable) to Continental physically or electronically through DTC.

Holders of FEAC Class A Shares must complete the procedures for electing to redeem their FEAC Class A Shares in the manner described above prior to 5:00 p.m., New York City time, on                , 2023 (two business days before the Special Meeting) in order for their FEAC Class A Shares to be redeemed. In order to obtain a physical share certificate, such FEAC Shareholder’s broker and/or clearing broker, DTC and Continental, will need to act to facilitate this request. It is FEAC’s understanding that holders of FEAC Class A Shares should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because FEAC does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, such FEAC Shareholders who wish to redeem their FEAC Class A Shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

If the Business Combination is consummated, and if a holder of FEAC Class A Shares has properly exercised its right to redeem all or a portion of the FEAC Class A Shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Continental, FEAC will redeem such

FEAC Class A Shares for the right to receive a per share price, payable in cash by FEAC, equal to the pro rata portion of the Trust Account established at the consummation of the IPO, calculated as of two business days prior to the consummation of the Business Combination. Please see the section entitled “Information About the Special Meeting — Redemption Rights” for additional information on how to exercise your redemption rights.

If you or a “group” of holders of FEAC Class A Shares are deemed to hold in excess of 15% of FEAC Class A Shares, you may lose the ability to redeem all such shares in excess of 15% of FEAC’s Class A Shares.

A holder of FEAC Class A Shares, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the shares sold in our IPO. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, FEAC will require each holder of FEAC Class A Shares seeking to exercise redemption rights to certify to FEAC whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to share ownership available to FEAC at that time, such as Section 13D, Section 13G, and Section 16 filings under the Exchange Act, will be the sole basis on which FEAC makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over FEAC’s ability to consummate the Business Combination and you could suffer a material loss on your investment in FEAC if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if FEAC consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the FEAC Class A Shares and, in order to dispose of such excess shares, would be required to sell your shares in open market transactions, potentially at a loss. FEAC cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of a FEAC Class A Share will exceed the per share redemption price. Notwithstanding the foregoing, shareholders may challenge FEAC’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction. However, FEAC Shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

Holders of FEAC Class A Shares may in limited circumstances be required to repay unlawful distributions knowingly received by them upon redemption of their shares.

If FEAC is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay FEAC’s debts as they fall due in the ordinary course of business. As a result, a liquidator could in certain circumstances seek to recover all unlawful distributions knowingly received by holders of FEAC Class A Shares. Furthermore, FEAC’s directors may be viewed as having breached their fiduciary duties to us or FEAC’s creditors and/or may have acted in bad faith, thereby exposing themselves and FEAC to claims, by paying holders of FEAC Class A Shares from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons. We and FEAC’s directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of FEAC’s share premium account while we were unable to pay FEAC’s debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable to a fine of $18,292.68 and imprisonment for five years in the Cayman Islands.

If a shareholder fails to receive notice of FEAC’s offer to redeem FEAC Class A Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

FEAC intends to comply with the proxy rules when conducting redemptions in connection with the Business Combination. Despite FEAC’s compliance with these rules, if a shareholder fails to receive FEAC’s proxy materials, such shareholder may not become aware of the opportunity to redeem its shares. In addition, this proxy statement/prospectus describes the various procedures that must be complied with in order to validly redeem FEAC Class A Shares. In the event that a shareholder fails to comply with these procedures, its shares may not be redeemed.

Termination of the Business Combination Agreement could negatively impact FEAC.

If the Business Combination is not completed for any reason, the ongoing business of FEAC may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, FEAC would be subject to a number of risks, including the following:

•

FEAC may experience negative reactions from the financial markets, including negative impacts on its share price (including to the extent that the current market price reflects a market assumption that the Business Combination will be completed); and

•	FEAC will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not it is completed.

If the Business Combination Agreement is terminated and the FEAC Board seeks another merger or business combination, FEAC Shareholders cannot be certain that FEAC will be able to find another acquisition target that would constitute a business combination or that such other merger or business combination will be completed.

If third parties bring claims against FEAC, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by holders of FEAC Class A Shares may be less than $10.45 per FEAC Class A Share.

Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of holders of FEAC Class A Shares, such parties may not execute such agreements, or even if they execute such agreements, they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third- party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon the exercise of a redemption right in connection with the Business Combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per share redemption amount received by holders of FEAC Class A Shares could be less than the $10.45 per FEAC Class A Share currently held in the Trust Account, due to claims of such creditors. Pursuant to the letter agreement we entered into concurrently with our IPO, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.25 per FEAC Class A Share and (ii) the actual amount per FEAC Class A Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.25 per FEAC Class A Share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, provided that such liability will not apply to any claims by a third-party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third-party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.

However, we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that the Sponsor’s only assets are securities of FEAC. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.45 per FEAC Class A Share. In such event, we may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your FEAC Class A Shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

FEAC may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

FEAC has the ability to redeem the outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of FEAC Class A Shares equals or exceeds $18.00 per share (as adjusted for certain adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to proper notice of such redemption and provided that certain other conditions are met. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants. Redemption of the outstanding warrants could force you to (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, we expect would be substantially less than the market value of your warrants. None of the private placement warrants will be redeemable by us.

Risks Related to FEAC

FEAC may not be able to consummate an initial business combination within 18 months after the closing of FEAC’s IPO (or up to 24 months from the closing of our IPO if we extend the period of time to consummate a business combination), in which case we would cease all operations except for the purpose of winding up and we would redeem our FEAC Class A Shares and liquidate, in which case FEAC Shareholders may receive only $10.45 per share, or less than such amount in certain circumstances, and our warrants will expire worthless.

FEAC’s Current Articles provide that we have only 18 months from the closing of our IPO on December 14, 2021 to consummate an initial business combination. If we anticipate that we may not be able to consummate our initial business combination within 18 months, and subject to our sponsor depositing additional funds into the Trust Account as set out below, our time to consummate a business combination shall be extended two times for an additional three months each time, for a total of up to 24 months to complete a business combination. This will occur as long as the Sponsor or its affiliates or designees, on or prior to the date of the applicable deadline, deposits into the Trust Account, for each three-month extension, $1,265,000 ($0.10 per FEAC Class A Share).

If the Business Combination does not occur, FEAC may not be able to find a suitable target business and complete FEAC’s initial business combination within such time period. If FEAC has not consummated an initial business combination within such applicable time period, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the FEAC Class A Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest will be net of taxes payable) earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any (less up to $100,000 of interest to pay dissolution expenses and any withholding tax), divided by the number of the then-outstanding FEAC Class A Shares, which redemption will completely extinguish such FEAC Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. Our Current Articles provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law. In either such case, FEAC Shareholders may receive only $10.45 per FEAC Class A Share, or less than $10.45 per FEAC Class A Share, on the redemption of their shares, and FEAC Warrants will expire worthless. See “— If third parties bring claims against FEAC, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by holders of FEAC Class A Shares may be less than $10.45 per FEAC Class A Share” and other risk factors herein.

FEAC’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to FEAC Shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.25 per FEAC Class A Share and (ii) the actual amount per FEAC Class A Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.25 per FEAC Class A Share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to FEAC Shareholders may be reduced below $10.45 per FEAC Class A Share.

If, after FEAC distributes the proceeds in the Trust Account to FEAC Shareholders, we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and the members of FEAC’s board of directors may be viewed as having breached their fiduciary duties to FEAC’s creditors, thereby exposing the members of our board of directors and us to claims of punitive damages.

If, after FEAC distributes the proceeds in the Trust Account to FEAC Shareholders, we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying FEAC Shareholders from the Trust Account prior to addressing the claims of creditors.

If, before distributing the proceeds in the Trust Account to FEAC Shareholders, FEAC files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to FEAC Shareholders, FEAC files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If FEAC is unable to consummate its initial business combination within 18 months from the closing of FEAC’s IPO (or up to 24 months from the closing of our IPO if we extend the period of time to consummate a business combination, subject to the Sponsor depositing additional funds in the Trust Account), FEAC Shareholders may be forced to wait beyond such periods before redemption from FEAC’s Trust Account.

If FEAC is unable to consummate the Business Combination or another initial business combination prior to December 14, 2023, we will distribute the aggregate amount then on deposit in the Trust Account (less up to $100,000 of the net interest earned thereon to pay dissolution expenses), pro rata to FEAC Shareholders by way of redemption and cease all operations except for the purposes of winding up of FEAC’s affairs, as further described herein. Any redemption of FEAC Shareholders from the Trust Account shall be effected automatically by function of FEAC’s Current Articles prior to any voluntary winding up. If FEAC is required to windup, liquidate the Trust Account and distribute such amount therein, pro rata, to FEAC Shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Companies Act. In that case, investors may be forced to wait beyond December 14, 2023 before the redemption proceeds of FEAC’s Trust Account become available to them and they receive the return of their pro rata portion of the proceeds from FEAC’s Trust Account. We have no obligation to return funds to investors prior to the date of FEAC’s redemption or liquidation unless we consummate FEAC’s initial business combination prior thereto and only then in cases where investors have sought to redeem their FEAC Class A Shares. Only upon FEAC’s redemption or any liquidation will FEAC Shareholders be entitled to distributions if FEAC is unable to complete FEAC’s initial business combination.

If FEAC has not consummated an initial business combination within 18 months from the closing of its IPO (or up to 24 months from the closing of our IPO if we extend the period of time to consummate a business combination, subject to our sponsor depositing additional funds in the Trust Account), the proceeds then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any (less up to $100,000 of interest to pay dissolution expenses and subject to any withholding tax), will be used to fund the redemption of our FEAC Class A Shares, as further described herein. Any redemption of FEAC Shareholders from the Trust Account will be effected automatically by function of our Current Articles prior to any voluntary winding up. If we are required to wind up, liquidate the Trust Account and distribute such amount therein, pro rata, to FEAC Shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Companies Act. In that case, investors may be forced to wait beyond 18 months from the closing of our IPO (or up to 24 months from the closing of our IPO if we extend the period of time to consummate a business combination, subject to our sponsor depositing additional funds in the Trust Account) before the redemption proceeds of our Trust Account become available to them, and they receive the return of their pro rata portion of the proceeds from our Trust Account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, we consummate our initial business combination or amend certain provisions of our Current Articles, and only then in cases where investors have sought to redeem their FEAC Class A Shares. Only upon our redemption or any liquidation will FEAC Shareholders be entitled to distributions if we do not complete our initial business combination and do not amend certain provisions of our Current Articles. Our Current Articles provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

Past performance by FEAC’s management team or their respective affiliates may not be indicative of future performance of an investment in FEAC’s securities.

Information regarding performance is presented for informational purposes only. Any past experience or performance of FEAC’s management team and their respective affiliates is not a guarantee of either (i) our ability to successfully identify and execute a transaction or (ii) success with respect to any business combination that we may consummate. You should not rely on the historical record of our management team or their respective affiliates as indicative of the future performance of an investment in our securities or the returns we will, or are likely to, generate going forward. Our management has no experience in operating special purpose acquisition companies.

FEAC is dependent upon FEAC’s officers and directors and their departure could adversely affect FEAC’s ability to operate.

Our operations are dependent upon a relatively small group of individuals. We believe that FEAC’s success depends on the continued service of FEAC’s officers and directors, at least until we have completed the Business Combination or another initial business combination. In addition, FEAC’s officers and directors are not required to commit any specified amount of time to FEAC’s affairs and, accordingly, will have conflicts of interest in allocating management time among various business activities, including completion of the Business Combination or identifying an alternative business combinations and monitoring the related due diligence. We do not have an employment agreement with, or key-man insurance on the life of, any of FEAC’s directors or officers. The unexpected loss of the services of one or more of FEAC’s directors or officers could have a detrimental effect on us.

INFORMATION ABOUT THE PARTIES TO THE BUSINESS COMBINATION

Forbion European Acquisition Corp.

FEAC is a blank check company incorporated on August 9, 2021 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Prior to executing the Business Combination Agreement, FEAC’s efforts were limited to organizational activities, completion of its IPO and the evaluation of possible business combinations.

enGene Inc.

enGene is a clinical-stage biotechnology company focused on developing gene therapies to improve the lives of patients. enGene is developing non-viral gene therapies based on its novel and proprietary dually derived chitosan, or “DDX”, gene delivery platform, which allows localized delivery of multiple gene cargos directly to mucosal tissues and other organs. enGene has established integrated capabilities with this platform to support the clinical development and potential commercialization of its gene therapies.

enGene Holdings Inc.

enGene Holdings Inc., a corporation incorporated under the laws of Canada, was formed for the purpose of consummating the Business Combination and will be the parent company of the combined operating business following the consummation of the Business Combination.

Cayman Merger Sub

Cayman Merger Sub refers to enGene Cayman Inc., a Cayman Islands exempted company and a direct wholly owned subsidiary of enGene Holdings Inc. (“Cayman Merger Sub”). On the date that is one business day prior to the Closing Date, Cayman Merger Sub will merge with and into FEAC with FEAC as the surviving entity pursuant to a plan of merger under the laws of the Cayman Islands.

Can Merger Sub

Can Merger Sub refers to 15333881 Canada Inc., a corporation incorporated under the laws of Canada and a direct wholly owned subsidiary of Forbion European Acquisition Corp. (“Can Merger Sub”). Can Merger Sub and enGene Inc. will amalgamate pursuant the Plan of Arrangement.

INFORMATION ABOUT THE SPECIAL MEETING

Overview

This proxy statement/prospectus is being provided to FEAC Shareholders as part of a solicitation of proxies by the FEAC Board for use at the Special Meeting to be convened on   , 2023 and at any adjournments or postponements of such meeting. This proxy statement/prospectus is being furnished to FEAC Shareholders on or about   , 2023. In addition, this proxy statement/prospectus constitutes a prospectus for New enGene in connection with the issuance by New enGene of 27,090,013 common shares, 6,896,099 warrants and 6,896,099 common shares underlying the warrants.

Date, Time and Place of the Special Meeting

FEAC has called the Special Meeting for   , 2023 at 10:00 a.m., New York City time at     . FEAC Shareholders may attend, vote and examine the list of FEAC Shareholders entitled to vote at the Special Meeting by visiting https://www.cstproxy.com/feac/2023 and entering the control number found on their proxy card, voting instruction form or notice they previously received.

Proposals

At the Special Meeting, FEAC Shareholders will vote upon:

•	the Business Combination Proposal,

•	the Governing Documents Proposal,

•	the Nasdaq Proposal,

•	the Incentive Equity Plan Proposal, and

•	the Adjournment Proposal.

AFTER CAREFUL CONSIDERATION, THE FEAC BOARD HAS DETERMINED THAT EACH OF THE BUSINESS COMBINATION PROPOSAL, THE GOVERNING DOCUMENTS PROPOSAL, THE NASDAQ PROPOSAL, THE INCENTIVE EQUITY PLAN PROPOSAL AND THE ADJOURNMENT PROPOSAL ARE IN THE BEST INTERESTS OF AND ADVISABLE TO FEAC AND THE FEAC SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE, OR GIVE INSTRUCTION TO VOTE, “FOR” EACH OF THOSE PROPOSALS.

Record Date; Outstanding Shares; Shares Entitled to Vote

FEAC has established the close of business on   , 2023 as the “record date” for determining FEAC Shareholders entitled to notice of and to attend and vote at the Special Meeting. As of the close of business on    , 2023, there were      FEAC Class A Shares and     FEAC Class B Shares outstanding and entitled to vote. Each FEAC Share is entitled to one vote per share at the Special Meeting.

Quorum

A quorum of FEAC Shareholders is necessary to hold a valid meeting. A quorum will exist at the Special Meeting with respect to each matter to be considered at the Special Meeting if the holders of a majority of FEAC Shares are present in person or represented by proxy at the Special Meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum.

Vote Required and FEAC Board Recommendation

The Business Combination Proposal

FEAC Shareholders are being asked to consider and vote on a proposal to adopt the Business Combination Agreement and thereby approve the Business Combination. You should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination. In particular, your attention is directed to the full text of the Business Combination Agreement, which is attached as Annex A.

The adoption and approval of the Business Combination Agreement and the Transactions including the Plan of Arrangement requires the affirmative vote of the holders of at least a majority of the FEAC Shares present in person or represented by proxy and entitled to vote at the Special Meeting; the approval of (i) the Cayman Merger and (ii) the Cayman Reorganization requires the affirmative vote of the holders of at least two-thirds of the FEAC Shares present in person or represented by proxy and entitled to vote at the Special Meeting. Therefore, the approval of the Business Combination Proposal also requires the affirmative vote of the holders of at least two-thirds of the FEAC Shares present in person or represented by proxy and entitled to vote at the Special Meeting. Abstentions will have no effect on the outcome of the proposal. The Business Combination cannot be completed unless the Business Combination Proposal is adopted by affirmative vote of the holders of at least two-thirds of the votes cast by FEAC Shareholders present or represented by proxy at the Special Meeting and entitled to vote thereon.

The Governing Documents Proposal

FEAC Shareholders are being asked to consider and vote on a proposal to adopt the Governing Documents Proposal. You should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Governing Documents Proposal.

The adoption and approval of the Governing Documents Proposal requires the affirmative vote of the holders of at least a majority of the FEAC Shares present in person or represented by proxy and entitled to vote at the Special Meeting. Abstentions will have no effect on the outcome of the proposal.

The Nasdaq Proposal

FEAC Shareholders are being asked to consider and vote on a proposal to adopt the Nasdaq Proposal. You should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Nasdaq Proposal.

The adoption and approval of the Nasdaq Proposal requires the affirmative vote of the holders of at least a majority of the FEAC Shares present in person or represented by proxy and entitled to vote at the Special Meeting. Abstentions will have no effect on the outcome of the proposal.

The Incentive Equity Plan Proposal

FEAC Shareholders are being asked to consider and vote on a proposal to adopt the Incentive Equity Plan Proposal. You should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Incentive Equity Plan Proposal.

The adoption and approval of the Incentive Equity Plan Proposal requires the affirmative vote of the holders of at least a majority of the FEAC Shares present in person or represented by proxy and entitled to vote at the Special Meeting. Abstentions will have no effect on the outcome of the proposal.

The Adjournment Proposal

FEAC Shareholders may be asked to vote on a proposal to adjourn the Special Meeting, or any postponement thereof, to a later date or dates, if necessary. In no event will FEAC solicit proxies to adjourn the

Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under its Current Articles and Cayman Islands law. The purpose of the Adjournment Proposal is to provide more time for the FEAC officers, directors, initial stockholders, enGene, and the enGene Shareholders to make purchases of public shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the Business Combination proposal and to meet the requirements that are necessary to consummate the Business Combination.

The approval of the Adjournment Proposal will require affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Special Meeting. Abstentions will count as votes “against” the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THESE PROPOSALS.

Voting Your Shares

FEAC Shareholders may vote in person at the Special Meeting, electronically at the Special Meeting by visiting https://www.cstproxy.com/feac/2023 or by proxy. FEAC recommends that you submit your proxy even if you plan to attend the Special Meeting. If you vote by proxy, you may change your vote by submitting a later dated proxy before the deadline or by voting in person or electronically at the Special Meeting.

If your FEAC Shares are owned directly in your name with our transfer agent, Continental, you are considered, with respect to those shares, the “shareholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee or intermediary, you are considered the beneficial owner of shares held in “street name” and are considered a “non-record (beneficial) shareholder.”

If you are a FEAC Shareholder of record you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card, your shares will be voted in accordance with your instructions. The named proxies will vote all FEAC Shares at the meeting for which proxies have been properly submitted and not revoked. If you sign and return your proxy card but do not mark your card to tell the proxies how to vote, your FEAC Shares will be voted “FOR” the proposals to adopt the Business Combination Agreement and the other proposals presented at the Special Meeting.

Your FEAC Shares will be counted for purposes of determining a quorum if you vote:

•	in person;

•	via the Internet;

•	by telephone;

•	by submitting a properly executed proxy card or voting instruction form by mail; or

•	electronically at the Special Meeting.

Abstentions will be counted for determining whether a quorum is present for the Special Meeting.

Voting Shares Held in Street Name

If your FEAC Shares are held in an account through a broker, bank or other nominee or intermediary, you must instruct the broker, bank or other nominee how to vote your shares by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. Your broker, bank or other nominee may have an earlier deadline by which you must provide instructions to it as to how to vote your FEAC Shares, so you should read carefully the materials provided to you by your broker, bank or other nominee or intermediary.

If you do not provide voting instructions to your bank, broker or other nominee or intermediary, your shares will not be voted on any proposal on which your bank, broker or other nominee does not have discretionary authority to vote. In these cases, the bank, broker or other nominee or intermediary will not be able to vote your shares on those matters for which specific authorization is required. Brokers do not generally have discretionary authority to vote on any of the proposals.

Under Nasdaq rules, if a shareholder holds their shares in “street name” through a bank, broker or other nominee and the shareholder does not instruct their broker, bank or other nominee how to vote their shares on a proposal, the broker, bank or other nominee has the authority to vote the shares in its discretion on certain “routine” matters. However, banks, brokers and other nominees are not authorized to exercise their voting discretion on any “non-routine” matters. This can result in a “broker non-vote,” which occurs on a proposal when (i) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting, (ii) there are one or more “non-routine” proposals to be voted on at the meeting for which the bank, broker or other nominee does not have authority to vote without instructions from the beneficial owner of the shares and (iii) the beneficial owner fails to provide the bank, broker or other nominee with voting instructions on a “non-routine” matter. We believe that all of the proposals to be voted on at the Special Meeting will be considered non-routine matters. As a result, if you hold your shares in “street name,” your bank, brokerage firm or other nominee cannot vote your shares on any of the proposals to be voted on at the Special Meeting without your instruction. Because all of the proposals to be voted on at the Special Meeting are “non-routine” matters, banks, brokers and other nominees will not have authority to vote on any proposals unless instructed, so FEAC does not expect there to be any broker non-votes at the Special Meeting.

Revoking Your Proxy

If you are a FEAC Shareholder of record, you may revoke your proxy at any time before it is voted at the Special Meeting by:

•	timely delivering a written revocation letter to the Corporate Secretary of FEAC;

•	timely submitting your voting instructions again by telephone or over the Internet;

•	signing and returning by mail a proxy card with a later date so that it is received prior to the Special Meeting; or

•

attending the Special Meeting and voting in person or electronically by visiting https://www.cstproxy.com/feac/2023 and entering the control number found on your proxy card, voting instruction form or notice you previously received. Attendance at the Special Meeting, whether in person or electronically, will not, in and of itself, revoke a proxy.

If you are a non-record (beneficial) FEAC Shareholder, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies.

Share Ownership and Voting by FEAC’s Officers and Directors

As of the record date, the FEAC directors and officers and their affiliates had the right to vote approximately   FEAC Class A Shares and   FEAC Class B Shares, representing approximately  % and  %, respectively, of the FEAC Class A Shares and FEAC Class B Shares then outstanding and entitled to vote at the meeting. FEAC’s initial shareholder (consisting of the Sponsor) and its directors at the time of its IPO have entered into a letter agreement with us pursuant to which they will vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Governing Documents Proposal, “FOR” the approval of the Nasdaq Proposal, “FOR” the approval of the Incentive Equity Plan Proposal, and “FOR” the approval of the Adjournment Proposal.

Redemption Rights

Holders of FEAC Class A Shares may seek to redeem the FEAC Class A Shares they hold, regardless of whether they vote for or against the Business Combination or do not vote at the Special Meeting. Any holder of FEAC Class A Shares may request redemption of their FEAC Class A Shares for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest (which interest will be net of taxes payable) earned on the funds held in the trust account and not previously released to FEAC to pay FEAC’s income taxes, if any, divided by the number of then-outstanding FEAC Class A Shares, subject to the limitations described herein. Furthermore, as it is expected that we are and will be considered a Dutch tax resident, any redemption proceeds (including interest income on the Trust Account) distributed to FEAC Shareholders in excess of the paid-up capital for Dutch tax purposes may be subject to 15% Dutch dividend withholding tax. If a holder of FEAC Class A Shares properly seeks redemption as described in this section and the Business Combination is consummated, such holder will no longer own these FEAC Class A Shares following the Business Combination.

Notwithstanding the foregoing, a holder of FEAC Class A Shares, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in our IPO, without our prior consent. Accordingly, if a holder of FEAC Class A Shares, alone or acting in concert or as a group, seeks to redeem more than 15% of the FEAC Class A Shares, then any such FEAC Class A Shares in excess of that 15% limit would not be redeemed for cash.

As a holder of FEAC Class A Shares, you will be entitled to receive cash for any FEAC Class A Shares to be redeemed only if you:

(i)

(a) hold FEAC Class A Shares or (b) hold FEAC Class A Shares through FEAC Units and you elect to separate your FEAC Units into the underlying FEAC Class A Shares and FEAC Warrants prior to exercising your redemption rights with respect to the FEAC Class A Shares; and

(ii)

5:00 p.m., New York City time, on   , 2023 (two business days before the Special Meeting), (a) submit a written request to Continental Stock Transfer & Trust Company, FEAC’s transfer agent (the “transfer agent”), that FEAC redeem all or a portion of your FEAC Class A Shares for cash and (b) identify yourself as a beneficial holder of the FEAC Class A Shares and provide your legal name, phone number, and address; and

(iii)	deliver your FEAC Class A Shares to the transfer agent, physically or electronically through DTC.

If you hold the FEAC Class A Shares in “street name,” you will need to instruct the account executive at your bank or broker to withdraw the FEAC Class A Shares from your account in order to exercise your redemption rights. There is a nominal cost associated with this process and the act of certificating the FEAC Class A Shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming holder of FEAC Class A Shares. In the event the Business Combination is not consummated, this may result in an additional cost to holders of FEAC Class A Shares for the return of their shares.

Holders of FEAC Units must elect to separate the underlying FEAC Class A Shares and FEAC Warrants prior to exercising redemption rights with respect to the FEAC Class A Shares. If holders hold their FEAC Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the FEAC Units into the underlying FEAC Class A Shares and FEAC Warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent, directly and instruct it to do so.

Any request to redeem FEAC Class A Shares, once made, may be withdrawn at any time until the deadline for submitting redemption requests and thereafter, with the consent of FEAC’s directors (acting in their sole discretion). If a holder of FEAC Class A Shares delivers its shares in connection with an election to redeem and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that FEAC instruct its transfer agent to return the shares (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus.

If the Business Combination is not approved or completed for any reason, then holders of FEAC Class A Shares who elected to exercise their redemption rights will not be entitled to redeem their FEAC Class A Shares. In such case, FEAC will promptly return any FEAC Class A Shares previously delivered by such holders.

For illustrative purposes, the cash held in the Trust Account on June 30, 2023 was $135,786,170. Prior to exercising redemption rights, holders of FEAC Class A Shares should verify the market price of FEAC Class A Shares as they may receive higher proceeds from the sale of their FEAC Class A Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. FEAC cannot assure you that you will be able to sell you FEAC Class A Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when FEAC Shareholders wish to sell their shares.

If a holder of FEAC Class A Shares exercises its redemption rights, then it will be exchanging its redeemed FEAC Class A Shares for cash and will no longer own such shares. You will be entitled to receive cash for your FEAC Class A Shares only if you properly exercise your right to redeem your FEAC Class A Shares and deliver them (either physically or electronically) to the transfer agent, in each case prior to 5:00 p.m., New York City time, on    , 2023 (two business days before the Special Meeting), the deadline for submitting redemption requests, and the Business Combination is consummated.

In connection with Closing, FEAC will pay holders of FEAC Class A Shares who properly exercised their redemption rights in respect of their FEAC Class A Shares.

Assuming maximum FEAC Shareholder Redemptions of 10,483,335 FEAC Class A Shares and based on the closing price of such FEAC Warrants of $  on Nasdaq as of  , 2023, the aggregate value that can be retained by FEAC Shareholders who have properly exercised their FEAC Shareholders Redemptions is $ . The actual market price of the FEAC Warrants may be higher or lower on the date that a holder of FEAC Warrants seeks to sell or exercise such FEAC Warrants. Additionally, FEAC cannot assure the holders of FEAC Warrants that they will be able to sell their FEAC Warrants in the open market as there may not be sufficient liquidity in such FEAC Warrants when a holder thereof desires to sell. Further, while the level of redemptions of FEAC Class A Shares will not directly change the value of the FEAC Warrants, as the FEAC Warrants will remain outstanding regardless of the level of redemptions, as redemptions of FEAC Class A Shares increase, a holder of FEAC Warrants will ultimately own a greater interest in FEAC (or, after completion of the Business Combination, New enGene) because there would be fewer FEAC Class A Shares (or, after completion of the Business Combination, New enGene Shares) outstanding overall. Further, the potential for the issuance of a substantial number of FEAC Class A Shares (or, after completion of the Business Combination, New enGene Shares) upon exercise of the FEAC Warrants (or, after completion of the Business Combination, New enGene Warrants) could make New enGene less attractive to investors. Any such issuance will increase the number of issued and outstanding FEAC Class A Shares (or, after completion of the Business Combination, New enGene Shares) and reduce the value of the outstanding FEAC Class A Shares (or, after completion of the Business Combination, New enGene Shares). Therefore, the outstanding FEAC Warrants (or, after completion of the Business Combination, New enGene Warrants) could have the effect of depressing the market price of FEAC Class A Shares (or, after completion of the Business Combination, New enGene Shares). For additional information see “Questions and Answers About the Business Combination and the Special Meeting — What will the respective percentage ownership interests of New enGene be following the consummation of the Business Combination?”

Underwriting Fees as a Percentage of Amount in Trust Account

The following table sets forth information regarding the hypothetical effective underwriting fee payable to the underwriters of FEAC’s IPO upon completion of the Business Combination as a percentage of the amount in the Trust Account under the following scenarios:

•

No Redemption Scenario: assumes that no holder of FEAC Class A Shares exercises redemption rights to have its FEAC Class A Shares converted into their pro rata share of the Trust Account and thus the full amount held in the Trust Account as of the Closing is available for the Business Combination; and

•

Maximum Redemption Scenario: assumes that 10,483,335 FEAC Class A Shares are redeemed, resulting in an aggregate cash payment of approximately $113.5 million out of the Trust Account based on an assumed redemption price of $10.83 per share that is calculated using the sum of approximately $135.8 million cash in the Trust Account at June 30, 2023 and $1.3 million from the Second Extension Funding on September 13, 2023, divided by 12,650,000 FEAC Class A Shares subject to redemption assuming the pro forma maximum redemptions scenario pursuant to the Business Combination Agreement. The number of FEAC Class A Shares that are redeemed in this scenario is derived by reducing the total of 12,650,000 FEAC Class A Shares outstanding by 2,000,000, FEAC Class A Shares held by the FGOF that are subject to lock-up agreements and 166,665 FEAC Class A Shares held by a FEAC Shareholder that are subject to the Non-Redemption Agreement; and

•

In connection with its IPO, FEAC entered into an underwriting agreement pursuant to which it agreed to pay the underwriters thereunder underwriting commissions in the aggregate amount of 2.0% of the gross proceeds of the FEAC Units sold to the FEAC public shareholders upon the consummation of the IPO (including gross proceeds of FEAC Units sold upon the exercise of the underwriters’ overallotment option, but exclusive of the 2,000,000 FEAC Units sold to FGOF). Following the exercise by the underwriters of their overallotment option, these earned underwriting commissions totaled $2.1 million, which amount was paid to the underwriters at the time of the consummation of the IPO. In addition, FEAC agreed in the underwriting agreement to pay to the underwriters upon the consummation of its initial business combination a deferred underwriting commission of 3.5% of the gross proceeds of the FEAC Units sold to the FEAC public shareholders in the IPO (including FEAC Units sold upon exercise of the underwriters’ overallotment option, but exclusive of FEAC Units sold to FGOF). These deferred underwriting commissions total $3.7 million. Neither the earned underwriting commission nor the deferred underwriting commission are contingent upon, or adjusted as a result of, the exercise of redemption rights by the FEAC public shareholders in connection with the consummation of the Business Combination. This means that, in each redemption scenario presented, the FEAC IPO underwriters will be paid the entire $3.7 million in deferred underwriting commissions from amounts released from the Trust Account upon consummation of the Business Combination.

	No Redemption scenario	Maximum Redemption scenario
IPO underwriting fees	$3,727,500	$3,727,500
Amount in Trust Account net of redemptions	$135,786,170	$23,473,832
Underwriting fees as a % of Amount in Trust Account net of redemptions	2.75%	15.90%

Appraisal Rights

FEAC Shareholders that dissent from the Business Combination in accordance with the Cayman Act are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

Potential Purchases of Shares and/or Public Warrants

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding FEAC or its securities, the Sponsor, enGene and FEAC’s directors, officers or their respective affiliates may purchase FEAC Class A Shares and/or FEAC Warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire FEAC

Class A Shares or vote their shares in favor of the Business Combination. In such transactions, the purchase price for each FEAC Class A Share will not exceed the per-share redemption amount available to redeeming FEAC Shareholders. In addition, the purchasers described above will waive redemption rights, if any, with respect to the FEAC Class A Shares they acquire in such transactions. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to shareholders for approval at the Special Meeting are approved. Any such share purchases and other transactions may thereby increase the likelihood of obtaining shareholder approval of the Business Combination, however, such purchased shares would not be voted in favor of approving the Business Combination. This may result in the completion of the Business Combination in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the Sponsor for nominal value. The details of such purchases would be disclosed by FEAC in a Form 8-K Current Report prior to the Special Meeting, and would be made in compliance with Rule 14e-5 under the Exchange Act, relying on Tender Offer Compliance and Disclosure Interpretation 166.01 (March 22, 2022).

Costs of Solicitation

FEAC will bear the cost of soliciting proxies from FEAC Shareholders.

FEAC will solicit proxies by mail. In addition, the directors, officers and employees of FEAC may solicit proxies from FEAC Shareholders by telephone, electronic communication, or in person, but will not receive any additional compensation for their services. FEAC will make arrangements with brokerage houses and other custodians, nominees, and fiduciaries for forwarding proxy solicitation material to the beneficial owners of FEAC Shares held of record by those persons and will reimburse them for their reasonable out-of-pocket expenses incurred in forwarding such proxy solicitation materials.

FEAC has engaged a professional proxy solicitation firm, Morrow Sodali LLC (“Morrow”), to assist in soliciting proxies for the Special Meeting. FEAC has agreed to pay Morrow a fee of $27,500, plus disbursements. FEAC will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. FEAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of FEAC Shares for their expenses in forwarding soliciting materials to beneficial owners of FEAC Shares and in obtaining voting instructions from those owners.

Other Business

FEAC is not aware of any other business to be acted upon at the Special Meeting. If, however, other matters are properly brought before the Special Meeting, the proxies will have discretion to vote or act on those matters according to their best judgment and they intend to vote the shares as the FEAC Board may recommend.

Attendance

Only FEAC Shareholders on the record date or persons holding a written proxy for any shareholder or account of FEAC as of the record date may attend the Special Meeting. If you hold your FEAC Shares in your name as a shareholder of record and you wish to attend the Special Meeting virtually, please visit https://www.cstproxy.com/feac/2023 and enter the control number found on your proxy card. If your FEAC Shares are held in “street name” in a stock brokerage account or by a bank, broker or other holder of record and you wish to attend the Special Meeting, you must obtain a legal proxy from the bank, broker or other holder of record in order to vote your shares in person or electronically at the Special Meeting.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact Morrow, the proxy solicitation agent for FEAC, by calling (800) 662-5200 (toll-free), or banks and brokers can call (203) 658-9400, or by emailing FEAC.info@investor.morrowsodali.com.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

Description of the Business Combination

General

Our shareholders are being asked to approve and adopt the Business Combination Agreement and the Transactions contemplated thereby.

Our shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this Business Combination Proposal.

Transaction Structure

The Business Combination Agreement contemplates that the proposed business combination among FEAC, enGene and New enGene (the “Business Combination”) will be completed through, among other things, the following series of transactions:

•

On September 5, 2023, FEAC incorporated 15333881 Canada Inc., a corporation under the laws of Canada and a direct wholly owned subsidiary of FEAC (“Can Merger Sub”) and on September 6, 2023, New enGene incorporated enGene Cayman Inc., a Cayman Islands exempted company and a direct wholly owned subsidiary of New enGene (“Cayman Merger Sub”);

•

pursuant to the Sponsor and Insiders Letter Agreement, Forbion Growth Sponsor FEAC I B.V., a private limited liability company incorporated in The Netherlands (the “Sponsor”), has agreed to surrender, after giving effect to the conversion of all or part of the principal amount outstanding under loans made by the Sponsor to FEAC into private placement warrants of FEAC (“FEAC Private Placement Warrants”), 1,789,004 FEAC Class B Shares and 5,463,381 FEAC Private Placement Warrants, as a contribution to the capital of FEAC and for no consideration (the “Surrender”), effective immediately prior to the Class B Conversion (as defined below) on the day which is two business days prior to the Closing Date (as defined below);

•

on the day which is two business days prior to the Closing Date, each FEAC Class B Share that remains outstanding following the Surrender shall be exchanged for one FEAC Class A Share (the “Class B Conversion”);

•

on the day which is one business day prior to the Closing Date, Cayman Merger Sub will merge with and into FEAC with FEAC as the surviving entity pursuant to a plan of merger under the laws of the Cayman Islands (the “Cayman Merger”) as follows: (i) New enGene will issue to the holders of FEAC Shares (including the Sponsor but excluding the holders of any dissenting FEAC Shares) New enGene Shares in exchange for such holders’ FEAC Shares and such FEAC Shares will not be cancelled but will be transferred to New enGene, (ii) FEAC will thereby become a wholly owned subsidiary of New enGene, and (iii) each issued share of Cayman Merger Sub will be exchanged for a FEAC Class A Share as the surviving entity and Cayman Merger Sub (having merged into FEAC) will cease to exist as a separate entity by virtue of the Cayman Merger;

•

concurrently with the Cayman Merger, and effective at the same time the Cayman Merger becomes effective under Cayman Islands law, (i) New enGene will assume the warrants of FEAC to purchase one FEAC Class A Share at an exercise price of $11.50 per share, subject to adjustment (as so assumed, “New enGene Warrants”) pursuant to a warrant assignment, assumption and amendment agreement to be entered into on or around the Closing Date, (ii) FEAC as the entity surviving the Cayman Merger will issue to New enGene a non-interest bearing demand promissory note payable denominated in Canadian dollars (“C$”)

having a principal amount equal to the fair market value of the FEAC Warrants assumed by New enGene (“Note 3”) in consideration of the assumption by New enGene of obligations under the FEAC Warrants (as so assumed, New enGene Warrants), and (iii) New enGene will redeem the initial Class B common shares of New enGene held by the sole shareholder of New enGene for an amount equal to the amount of capital that the sole shareholder of New enGene contributed for purposes of the incorporation of New enGene (such transactions, together with the Cayman Merger, the “Cayman Reorganization”);

•

following the Cayman Reorganization, FEAC will file an election to change its classification for U.S. federal income tax purposes from a corporation to an entity disregarded as separate from its owner New enGene, to be effective as of the beginning of the Closing Date (the “U.S. Entity Classification Election” and, together with the Cayman Reorganization, the “FEAC Reorganization”);

•

on the Closing Date and pursuant to the Plan of Arrangement, subsequent to the FEAC Reorganization becoming effective and prior to the consummation of the PIPE Financing, FEAC will loan to New enGene an amount equal to the total funds held in its Trust Account (subject to certain deductions described in the Business Combination Agreement), less the principal amount of Note 3 (together, the “Loan Amount”) in consideration for which New enGene will issue a C$ denominated non-interest bearing demand promissory note to FEAC having a principal amount equal to the Loan Amount converted into its Canadian dollar equivalent based on the C$:U.S.$ Bank of Canada daily exchange rate on the business day immediately prior to the Closing Date, following which FEAC will sell to New enGene, and New enGene will purchase, all of the outstanding common shares of Can Merger Sub for a purchase price of C$10 (the “Can Merger Sub Share Sale”) and, following the Can Merger Sub Share Sale but prior to the Amalgamation, the PIPE Financing shall be consummated;

•

subsequent to the Can Merger Sub Share Sale and PIPE Financing, Can Merger Sub and enGene will amalgamate pursuant to the Plan of Arrangement, and pursuant to the Amalgamation, (i) each enGene Share outstanding immediately prior to the Amalgamation shall be exchanged for New enGene Shares at the enGene Exchange Ratio and each enGene Warrant outstanding immediately prior to the Amalgamation shall be exchanged for New enGene Warrants per the enGene Exchange Ratio; (ii) each Can Merger Sub share outstanding immediately prior to the Amalgamation shall be exchanged for one common share in the authorized share capital of the amalgamated entity; and (iii) in consideration for the issuance of New enGene Shares, the amalgamated entity shall issue its common shares to New enGene; and

•

following the Amalgamation, New enGene will continue from being a corporation incorporated under and governed by the Canada Business Corporations Act to a company continued to and governed by the Business Corporations Act (British Columbia).

The transactions described above, together with the other transactions contemplated by the Business Combination Agreement, are hereinafter referred to as the “Transactions.”

Current Organizational Charts of FEAC and enGene

Organizational Charts of FEAC and enGene immediately prior to the Cayman Merger

Organizational Charts of FEAC and enGene following the Cayman Merger and immediately prior to the Amalgamation

Organizational Chart of New enGene Immediately Post-Business Combination

Organizational Chart of New enGene Post-Business Combination and Post-Liquidation (including cash positions)

Description of the Business Combination Agreement and Ancillary Agreements

See “The Business Combination Agreement” for a description of the Business Combination Agreement and “Ancillary Agreements Related to the Business Combination” for a description of certain other agreements entered into in connection with the Business Combination.

Background of the Business Combination

FEAC is a blank check company incorporated on August 9, 2021 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. In conducting a targeted search for a business combination target, as described in greater detail below, FEAC drew upon the broad experience, network, and team-based, multidisciplinary investment process of the Forbion group, of which the Sponsor is part, FEAC’s management and the FEAC Board. The terms of the Business Combination Agreement and the related Ancillary Agreements are the result of extensive negotiations among representatives of FEAC and enGene with advice from their respective representatives and advisors.

On August 12, 2021, Forbion European Sponsor LLP paid $25,000, or approximately $0.009 per share, in consideration for 2,875,000 FEAC Class B Shares. On November 23, 2021, Forbion European Sponsor LLP transferred 2,875,000 FEAC Class B Shares to the Sponsor in exchange for $25,000, or approximately $0.009 per share. The registration statement for FEAC’s IPO was declared effective on December 9, 2021. On December 9, 2021, FEAC issued an additional 287,500 FEAC Class B Shares to the Sponsor resulting from a 1.1 for 1 share dividend. The FEAC Class B Shares will be exchanged for FEAC Class A Shares, on a one-for-one basis, on the day that is two business days prior to the Closing of the Business Combination.

On December 14, 2021, FEAC completed its IPO of 11,000,000 FEAC Units at a price of $10.00 per unit, generating gross proceeds of $110,000,000. On December 15, 2021, the underwriters of FEAC’s IPO exercised their full over-allotment option and purchased the additional FEAC Units available to them. The aggregate amount of FEAC Units sold in FEAC’s IPO and subsequent exercise of the over-allotment option was 12,650,000 and generated gross proceeds of $126,500,000. Each FEAC Unit consisted of one FEAC Class A Share and one-third of one FEAC Warrant. Each whole FEAC Warrant entitles the holder thereof to purchase one FEAC Class A Share at an exercise price of $11.50 per share, subject to certain adjustments. After the over-allotment exercise, there were 4,216,667 FEAC Warrants and 5,195,000 FEAC Private Placement Warrants.

There will be no redemption rights or liquidating distributions with respect to the FEAC Class B Shares or FEAC Private Placement Warrants. Also, the FEAC Private Placement Warrants will expire worthless if FEAC fails to consummate a business combination within the Combination Period (as defined below). Holders of FEAC Class B Shares have waived their redemption rights in return for no consideration pursuant to a letter agreement, dated December 9, 2021, between FEAC and each of the directors and officers of FEAC which was agreed prior to FEAC’s IPO.

Prior to the consummation of its IPO, neither FEAC, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to any business combination transaction with FEAC.

In the process that led to identifying enGene as an attractive investment opportunity, FEAC’s management identified 85 potential business combination targets (some of which it met with), entered into non-disclosure agreements with 31 potential business combination targets (other than enGene), and submitted non-binding indications of interest with respect to three potential business combination targets one of which was enGene. The two other potential targets to which FEAC submitted a non-binding indication of interest are companies at a similar stage of development as enGene but that focused on different indications for drug compounds. One company focused on immune-oncology indications and discussions between FEAC and that company were aborted on May 6, 2022, principally because the amount of funds required to make meaningful progress in the clinical study results, the proposed valuation, as well as the status of the available clinical data, were not satisfactory to FEAC. The other company focused on neurological disorders and discussions were aborted on June 3, 2022, principally because the proposed terms for a potential business combination transaction and the results of FEAC’s preliminary due diligence were not sufficiently attractive to FEAC.

The 85 potential business combination targets were identified by FEAC with a view to source investment opportunities in late-stage biotech companies and mainly through FEAC’s proprietary network, such as existing relationships with European and U.S. companies, investors, chief executive officers, entrepreneurs, members of boards of directors and advisors. FEAC’s screening and due diligence process included interactions with potential targets’ management teams and focused on, amongst others, the following criteria for such potential targets:

•	Compelling risk/reward proposition, with the potential to generate a financial return;

•	Therapeutics-focused, with a key product candidate in later stages of clinical development;

•	Experienced management team with proven track record of success;

•	Product candidate that addresses a high unmet medical need and improves patients’ lives, serves a significant patient population and can deliver a pharmacoeconomic benefit;

•	High likelihood of reimbursement based on health-economic analysis;

•	Sustainable competitive edge, usually involving patent protection and regulatory status; and

•	Sustainable future financing plan, including multiple exit strategies within a reasonable time frame.

On the basis of, amongst others, the above criteria, targets that had later stage clinical programs in areas of high unmet medical need, a favorable risk-return reward and ability to reach further clinical validation in the form of (interim) clinical study endpoints within the financing plan, were identified as potential targets.

With respect to the potential business combination targets other than enGene, FEAC engaged in preliminary discussions with respect to a potential business combination involving each such target and, in the case of three potential business combinations, one of which was with enGene, FEAC engaged in further business, operational and financial due diligence with respect to such target, which included, among other things, operational due diligence, review of financial data and discussions with management. FEAC’s consideration of each of the other potential business combination targets was on a sequential basis, and at any given time FEAC was engaged in discussions with only one such potential target at a time. Following these preliminary discussions, and based on its due diligence, evaluation and analysis of each such potential target, FEAC submitted non-binding indications of interest or letters of intent with respect to each (including enGene), and further discussed and explored a potential business combination on terms that it believed could satisfy one or more of its key criteria for a business combination as set forth in its IPO prospectus. With respect to the two potential business combination targets other than enGene, FEAC ultimately ceased exploration of, and discussions with, such targets because of, among other things, the results of FEAC’s directors’ and management’s preliminary due diligence, evaluation and analysis of such potential targets, as well as the terms and valuation of the respective non-binding indications of interest or letters of intent. Compared to the other two potential business combination targets, FEAC’s directors and management believed, based on its preliminary due diligence, evaluation and analysis of its business, as well as the terms of the non-binding letter of intent with enGene, that enGene was a more attractive potential business combination target that was better aligned with FEAC’s key criteria for a business combination target.

On March 29, 2022, Marco Boorsma, an employee of an affiliate of the Sponsor and a director of enGene introduced Jason Hanson, Chief Executive Officer of enGene, and Lazar Bojic, then Vice President Corporate Development of enGene to Jasper Bos, Chief Executive Officer of FEAC. The introduction was made at the request of the enGene management to begin a preliminary discussion on a potential business combination transaction involving FEAC and enGene.

On April 7, 2022, Jasper Bos and Mathias Vinther, an employee of an affiliate of the Sponsor, met with Jason Hanson and Lazar Bojic to discuss enGene’s operations, business, assets and a potential transaction with FEAC. On the same date, the enGene management gave a detailed presentation of detalimogene voraplasmid (or EG-70), enGene’s intravesical candidate for BCG-unresponsive, non-muscle invasive bladder cancer (“NMIBC”) with carcinoma-in-situ (“Cis”), one of enGene’ product candidates.

On April 14, 2022, the parties executed a confidentiality agreement. On the same date, enGene granted FEAC access to an electronic data room and provided FEAC with detailed information on enGene’s technical, HR, business, legal and financial items for the purpose of facilitating a preliminary due diligence exercise by FEAC.

In June 2022, and on July 1, 2022, enGene engaged, respectively, Morgan, Lewis & Bockius LLP (“Morgan Lewis”) as its U.S. legal counsel and Blake, Cassels & Graydon LLP (“Blakes”), as its Canadian legal counsel each in connection with a potential business combination transaction between enGene and FEAC.

On April 19, 2022, FEAC sent to enGene a written due diligence questionnaire. On the same date, the enGene management introduced FEAC to several key opinion leaders in the field of non-invasive bladder cancer.

Between April 14, 2022 and April 17, 2023, FEAC and its advisors conducted a preliminary business, technical, intellectual property, regulatory and manufacturing due diligence with respect to enGene and researched enGene’ industry, product candidates and outlook.

On May 5, 2022, FEAC sent to enGene, via e-mail, an initial non-binding business combination proposal detailing the proposed structure, financing requirements and deal terms related to such proposed business combination. In particular, the proposal included, among other things, (i) a proposed pre-money valuation of enGene of $200 million, (ii) a proposed target of $60-75 million in PIPE financing (of which $10-20 million was to be committed by the Sponsor and $20 million was to be committed by enGene’s then existing debtholders), (iii) a post-closing lock-up of one year for enGene’s equity holders and for the Sponsor, (iv) mutual exclusivity and no-shop arrangements, (v) a governance arrangement of the combined entity so that the post-closing board of directors would consist of (a) two directors designated by FEAC, (b) two directors designated by enGene and (c) three independent directors and (vi) certain other customary closing conditions.

On May 12, 2022, representatives of FEAC met with the enGene management to discuss the clinical study design and planning as part of FEAC’s due diligence on enGene.

On May 13, 2022, representatives of FEAC, including Wouter Joustra, a director of FEAC, met with representatives of enGene to discuss the terms of the non-binding business combination proposal, including enGene’s valuation and the potential size of a PIPE financing. On May 22, 2022, a further meeting was held between representatives of FEAC, including Jasper Bos, Sander Slootweg and Wouter Joustra and representatives of enGene, including Jason Hanson and Lazar Boijc, to discuss further business terms, including the pro-forma capitalization table of the combined entity. On May 30, 2022, a further meeting was held with the same representatives attending the May 22, 2022 meeting as well as with Gerry Brunk, member of the enGene Board, to further discuss budget and size of the PIPE financing.

On May 31, 2022, the FEAC Board convened to discuss and approve a draft non-binding letter of interest (the “Preliminary LoI”) detailing the terms of the proposed business combination between enGene and FEAC. The draft LoI included, among other provisions (i) a proposed pre-money valuation of enGene of $200 million, (ii) a proposed target of $80 million in PIPE financing (of which $15 million was to be committed by the Sponsor and $15 million was to be committed by enGene’s then existing debtholders), (iii) a $110 million minimum cash condition, (iv) a governance arrangement of the combined entity so that the post-Closing board of directors would consist of (a) two directors designated by enGene, (b) two directors designated by FEAC, and (c) three independent directors designated by enGene, (vi) a post-Closing lock-up of 12 months for enGene’s equity holders and 12 months for the Sponsor, (vii) certain customary demand, piggy-back and shelf registration rights after the expiration of the lock-up period, (viii) mutual exclusivity and no-shop arrangements and (ix) certain other customary closing conditions.

On June 6, 2022, the enGene management shared with FEAC further information on the budget and financing needs of enGene. On June 7, 2022, a virtual meeting was held between the enGene management and FEAC to discuss the update on clinical trial results of enGene’s lead product candidate, including the determination of a recommended “phase 2 dose” for the clinical study.

On June 9, 2022, the investment committee of the Sponsor also considered and approved terms of the potential business combination with enGene. Such terms included the participation of an affiliate of the Sponsor in a PIPE financing for an amount equal to $20 million to be consummated at closing of the proposed business combination with enGene.

On June 11, 2022, FEAC sent to enGene the Preliminary LoI. On June 17, 2022 enGene and FEAC discussed the Preliminary LoI and enGene sent a follow-up email to FEAC with a list of key issues of FEAC’s Preliminary LoI, including (i) the size of the Sponsor’s commitment to the PIPE transaction, (ii) clarification requests related to valuation assumptions, (iii) the length of the exclusivity period and the carve-out for continuation of certain pre-existing private financing discussions, (iv) the size of the combined entity’s employee incentive option pool, (v) the domicile of the combined entity and (vi) the possibility of a non-redemption agreement by the Sponsor.

On June 23, 2022, representatives of FEAC including Sander Slootweg and Wouter Joustra presented the terms of the proposed business combination, the background of FEAC and terms of the Preliminary LoI to the enGene Board. On June 29, 2022, the presentation materials discussed at the meeting were provided by email to the enGene Board of Directors.

Between June 11, 2022 and July 3, 2022, the parties exchanged several drafts of the Preliminary LoI.

On June 24, 2022, a telephonic meeting was held between Jason Hanson and Jasper Bos to address feedback from the enGene Board of Directors on the proposed business combination between FEAC and enGene.

On June 28, 2022, Morgan Stanley & Co. LLC entered into an engagement letter with enGene to act as exclusive financial advisor to enGene in connection with a potential business combination transaction.

On June 29, 2022, enGene sent to FEAC an email including certain comments to the Preliminary LoI, in particular on certain Canadian tax structuring considerations, registration rights and the PIPE commitment from then existing shareholders of enGene. The parties held a call on the same date to address any outstanding issues.

On July 3, 2022, the parties signed a final letter of intent (the “LoI”). The signed version of the LoI included, among other provisions (i) a proposed pre-money valuation of enGene of $200 million, (ii) a proposed target of $80 million in PIPE financing (of which $20 million was to be committed by the Sponsor and $20 million was to be committed by enGene’s then existing debtholders), (iii) a $110 million minimum cash condition, (iv) an equity incentive plan of the combined entity of at least 10% of the combined entity’s fully diluted equity, (v) a governance arrangement of the combined entity so that the post-Closing board of directors would consist of (a) enGene’s Chief Executive Officer, (b) two directors designated by FEAC and (c) four independent directors designated by enGene, (vi) a post-Closing lock-up of six months for enGene’s equity holders and one year for the Sponsor, (vii) certain customary demand, piggy-back and shelf registration rights after the expiration of the lock-up period, (viii) mutual exclusivity and no-shop arrangements and (ix) certain other customary closing conditions.

Between April 2022 and August 2022, FEAC held regular telephonic meetings with UBS Securities LLC (“UBS Securities”), in its capacity as an underwriter to the FEAC IPO, to discuss progress on the business combination.

On July 22, 2022, Philip Astley Spark, a director of FEAC, introduced Jasper Bos to Leerink Partners, who was later engaged by FEAC on September 29, 2022, as FEAC’s lead placement agent for the PIPE financing. On October 23, 2022, UBS Securities, one of the underwriters of FEAC’s IPO, was also engaged by FEAC (with effect from September 29, 2022) as FEAC’s co-placement agent for the PIPE financing. On November 9, 2022, Leerink Partners and UBS Securities were also engaged by FEAC as FEAC’s lead capital markets advisor and lead financial and capital markets advisor to FEAC, respectively.

Between July 2022 and August 2022, the representatives of FEAC and enGene held regular telephonic meetings to discuss progress on FEAC’s due diligence and the preparation of an investor presentation to be used in connection with the marketing of the PIPE financing.

On August 29, 2022, FEAC, enGene, representatives of Leerink Partners, in its capacity as a lead placement agent for the PIPE financing and lead capital markets advisor to FEAC, and UBS Securities, in its capacity as co-placement agent for the PIPE financing and lead financial and capital markets advisor to FEAC, held a telephonic call to prepare an investor presentation to be used in connection with the marketing of the PIPE financing in upcoming investor meetings. The same parties held regular telephonic meetings with the same purpose until October 6, 2022, when a PIPE financing investor presentation including a proposed target of $90 million in PIPE financing was posted to the virtual data room for potential PIPE investors. The co-placement agents conducted formal outreaches to certain potential PIPE investors, with PIPE investor meetings occurring between September 30, 2022 and November 10, 2022 as well as between December 20 and April 3, 2023.

On September 1, 2022, Jasper Bos proposed to the enGene management that the exclusivity provision of the LoI, initially set to expire on September 3, 2022, be extended until November 15, 2022. On September 22, 2022, the parties executed an amendment agreement to the LoI extending the exclusivity period of the LoI until November 15, 2022. On December 23, 2022, and March 7, 2023, the parties executed further amendment agreements to the LoI extending the exclusivity period to January 31 and April 6, 2023, respectively. Additionally, on March 7, 2023, the parties agreed that Forbion Growth Opportunities Fund I Cooperatief U.A., an affiliate of the Sponsor, would acquire prior to March 20, 2023, convertible promissory notes issued by enGene for a minimum of $10,000,000 USD, on terms substantially similar to those of the Convertible Bridge Financing term sheet between enGene and Forbion Growth Opportunities Fund I Cooperatief U.A.

On September 8, 2022, Jasper Bos introduced representatives from Dechert LLP (“Dechert”), intellectual property legal counsel to FEAC, to Jason Hanson and Lazar Bojic for the purposes of facilitating a preliminary intellectual property (“IP”) due diligence exercise by FEAC.

On September 12, 2022, representatives of Dechert, Jason Hanson and Anthony Cheung (Chief Technology Officer and an executive of enGene) held a call for the purposes of the due diligence regarding certain IP technology and filings.

Between September 12, 2022 and November 21, 2022, regular interactions took place between enGene, FEAC and Dechert on the IP due diligence. On November 21, 2022, Dechert provided a report to FEAC including certain preliminary findings of the IP due diligence carried out by Dechert.

Beginning on August 29, 2022, Kirkland & Ellis LLP (“Kirkland & Ellis”), as legal counsel to Leerink Partners and UBS Securities, requested Morgan Lewis to provide certain information and documents in the context of the due diligence exercise related to the PIPE financing. Morgan Lewis responded to these due diligence requests on a rolling basis and granted virtual data room access to Kirkland & Ellis and Davis Polk & Wardwell London LLP (“Davis Polk”), as legal counsel to FEAC. Between September 9, 2022 and September 29, 2022, the parties held due diligence calls with enGene and FEAC in the context of the due diligence exercise related to the PIPE financing.

Between August 29, 2022 and September 29, 2022, the parties and their advisors discussed updated versions of the PIPE financing investor presentation as well as the wall-cross scripts and procedures (including the “cleansing” dates) for the outreach to the potential PIPE investors.

On September 19, 2022, Jason Hanson and Lazar Bojic presented enGene to the FEAC Board, focusing in particular on enGene’s products, business, technology, clinical trial design and operations.

On October 25, 2022, Ernst & Young LLP, the UK member firm of the EY network (“Ernst & Young LLP”) was engaged as advisor to FEAC for the purposes of providing tax advisory services in relation to the proposed transaction. On October 31, 2022, KPMG LLP (“KPMG”) was appointed as tax advisor to enGene for the primary purpose of assisting the enGene management in the analysis of tax structuring alternatives and related tax implications in relation to the transaction. Also on September 29, 2022, Venn Life Sciences ED B.V. (“Venn Life Sciences”) was appointed as advisor to FEAC for the purpose of conducting certain chemistry, manufacturing and controls (“CMC”) as well as regulatory due diligence of enGene. On October 7, 2022, Venn Life Sciences was provided with access to a virtual data room set up by enGene. Between October 2022 and April 2023, interactions took place between Venn Life Sciences, enGene and FEAC on the due diligence regarding CMC and regulatory aspects. On November 11, 2022 and April 17, 2023, Venn Life Sciences provided reports to FEAC including certain findings of the CMC and regulatory due diligence carried out by Venn Life Sciences.

On November 18, 2022, Leerink Partners and FEAC had a telephonic meeting to discuss terms and conditions of the PIPE financing proposed by a potential PIPE investor. Such proposal included a pre-money valuation of enGene of $90 million, a redistribution of certain FEAC Private Placement Warrants from the Sponsor to the potential PIPE investors, and a reduction in size of the combined entity equity incentive plan to 8% of the combined entity’s equity on a fully diluted basis. On December 7, 2022, Leerink Partners and FEAC presented the revised terms and conditions of the PIPE financing to enGene’s Board of Directors.

On December 8, 2022 a telephonic meeting was held between Jason Hanson and Jasper Bos to discuss comments on the new terms and conditions of the PIPE financing. On December 15, 2022, the enGene Board of Directors agreed to the new terms and conditions of the PIPE financing. Formal outreaches by Leerink Partners to the other potential PIPE investors continued from December 19, 2022 to May 15, 2023.

On December 8, 2022, Granzer Regulatory Consulting & Services GmbH (“Granzer”) was appointed as advisor to FEAC for the purpose of conducting certain regulatory due diligence of enGene. Subsequently, Granzer was provided with access to a virtual data room set up by enGene, and on December 13, 2022, Granzer provided a report to FEAC including certain findings of the regulatory due diligence carried out by Granzer.

On December 23, 2022, a telephonic meeting was held between enGene, FEAC, KPMG, Ernst & Young LLP, Davis Polk, Morgan Lewis, Blakes and Stikeman Elliott LLP, as Canadian legal counsel to FEAC

(“Stikeman”). The purpose of the meeting was to discuss preliminary key aspects for transaction structuring and the preparation of a memorandum describing the transaction structure in detail. In advance of the meeting, on December 22, 2022, Ernst & Young LLP shared with the parties a draft presentation via email.

Between December 23, 2022, and April 14, 2023, the parties, with their respective counsels and advisors, held several conference calls and exchanged emails to discuss the potential structure of the transactions, in particular with respect to the jurisdiction of incorporation of the combined entity, the PIPE financing, the then-existing convertible debt of enGene in the context of the transaction and the relevant corporate, tax and securities law analysis.

On February 3, 2023, Jasper Bos presented an update on the status of the transaction and, in particular, the outreach to potential PIPE investors to the enGene Board of Directors. On February 14, 2023, Davis Polk and Kirkland & Ellis discussed the potential FEAC extension process over a telephone call and on February 28, 2023 and March 7, 2023, Davis Polk, Stikeman, Morgan Lewis and Blakes discussed the proposed drafting process with respect to the Business Combination Agreement and the Ancillary Agreements.

On March 8, 2023, FEAC entered into an engagement letter with Lincoln International LLC for the purpose of providing a fairness opinion to the FEAC Board of Directors with respect to the valuation of enGene.

On March 11, 2023, Blakes circulated to Morgan Lewis, Davis Polk, Stikeman and enGene initial drafts of the amended and restated note purchase agreement and the form of the 2023 Convertible Notes.

On March 12, 2023, Davis Polk circulated to FEAC, enGene, Morgan Lewis, Blakes, Stikeman, Ernst & Young LLP, and KPMG initial drafts of the form Subscription Agreements and Side Letter Agreements.

On March 14, 2023, Blakes circulated a draft closing agenda for the Convertible Bridge Financing and relevant ancillary agreements. On the same date, Davis Polk circulated the first draft of a short form PIPE term sheet to the working group. On the same day, Leerink Partners circulated an updated pre-closing and pro-forma post-closing capitalization table of enGene to the working group.

On March 14, 2023, a telephonic meeting was held between Jasper Bos and Maxime Daigle from Investissement Quebec (“IQ”) to discuss a potential participation in the Convertible Bridge Financing together with the Sponsor. On March 16, 2023, FEAC provided an initial draft of the term sheet of the Convertible Bridge Financing to IQ. Follow-up calls among FEAC, enGene, IQ and their respective advisors were held and emails exchanged through March 30, 2023. In particular, the draft term sheet of the Convertible Bridge Financing included, among other things, (i) an upsize from $20 million to $30 million, to be funded immediately after signing of the Subscription Agreements, (ii) a right for IQ to appoint an observer to the enGene Board and (iii) a conversion of the Convertible Bridge Financing into securities of enGene to be subsequently exchanged for securities of New enGene in connection with the Business Combination on terms not less favorable from an economic perspective than the terms of the PIPE Financing.

Between March 14, 2023 and March 24, 2023, Kirkland & Ellis, Morgan Lewis and Blakes provided comments to the short form PIPE term sheet as well as the draft form Subscription Agreement and Side Letter Agreements, including with respect to the representations, warranties and covenants of FEAC and the combined entity included therein. On March 24, 2023, Leerink Partners sent a draft PIPE term sheet to potential PIPE investors.

On March 23, 2023, Davis Polk had a telephonic meeting with Morgan Lewis to discuss the presentation of certain preliminary updated clinical study data to potential PIPE investors. Throughout the PIPE marketing process, enGene endeavored to provide all material information respecting clinical trial data to potential PIPE investors. See “Business of enGene” below for a description of enGene’s clinical data as shared with potential PIPE investors, updated to the nearest practicable date prior to the date hereof.

On March 31, 2023, Blakes provided initial drafts of the proposed form of Subscription Agreement for the Convertible Bridge Financing and the proposed form of warrant certificate for the Convertible Bridge Financing based off the public warrant certificate, with the terms of the warrant agreement with the participants in the Convertible Bridge Financing to be appended once received.

On April 1, 2023, Davis Polk circulated updated drafts of the form Subscription Agreement and Side Letter Agreements. On April 5, 2023, Morgan Lewis, Blakes and Kirkland & Ellis provided their comments, including to reflect the status of discussion of the transaction steps as well as with respect to the representations, warranties and covenants of FEAC and the combined entity included therein. The legal advisors of the parties exchanged several drafts, reflecting comments from FEAC, enGene, and other parties. Leerink Partners circulated such drafts as well as the draft transaction structure to the potential PIPE investors on April 6, 2023.

On April 3, 2023, Davis Polk and Stikeman sent to Morgan Lewis and Blakes a legal due diligence request list of documents and information with respect to enGene. On April 5, 2023, Ernst & Young LLP sent to enGene a draft tax due diligence request list of documents and information with respect to enGene in advance of being formally engaged. On April 6, 2023, Ernst & Young LLP sent to enGene a draft financial due diligence request list of documents and information with respect to enGene in advance of being formally engaged. On April 12, 2023, Morgan Lewis returned enGene’s answers to the legal due diligence request list to Davis Polk and Stikeman. Davis Polk and Morgan Lewis discussed the legal due diligence request list over a telephone conversation on April 13, 2023.

Between April 3, 2023 and May 12, 2023, Davis Polk and Stikeman conducted a due diligence exercise of enGene based on the information and documents provided in a virtual data room set up by enGene. During the same period, the parties held multiple calls in which enGene’s representatives provided further feedback to the legal due diligence requests sent by Davis Polk and Stikeman, respectively.

On April 4, 2023, enGene informed FEAC that it and certain then existing investors had executed a note purchase agreement pursuant to which such investors purchased interest-bearing promissory notes from enGene in an aggregate amount of US$8,000,000 (the “2023 Subordinated Notes”).

On April 5, 2023, Davis Polk shared an updated draft of the Convertible Bridge Financing term sheet with Morgan Lewis and Blakes. Davis Polk, Stikeman and Blakes discussed such draft over a telephone call on the same day.

On April 7, 2023, Kirkland & Ellis circulated the updated transaction terms summary of the PIPE financing, which included an updated capitalization table. Morgan Lewis returned comments on April 12, 2023. The parties exchanged several drafts, reflecting comments from FEAC, enGene, and their respective counsel and advisors. On April 7, 2023, Leerink Partners provided the potential PIPE investors with an updated term sheet, an updated pro-forma capitalization table and a summary of the proposed PIPE financing and the transaction.

On April 7, 2023, Davis Polk provided an initial draft of the Business Combination Agreement to enGene, Morgan Lewis, KPMG, Ernst & Young LLP and Blakes.

On April 8, 2023, Morgan Lewis provided Davis Polk, Stikeman and FEAC initial drafts of the Registration Rights Agreement, the form of enGene Voting Agreement and the form of enGene Lock-Up Agreement, the Sponsor and Insiders Letter Agreement as well as the form of Incentive Equity Plan.

On April 12, 2023, Jasper Bos informed the FEAC Board of Directors of the Transaction status, timeline and process.

On April 12, 2023, Ernst & Young LLP was engaged by FEAC to perform certain tax and financial due diligence activities in relation to the transaction. The financial diligence activities were undertaken between April 12, 2023 and April 27, 2023 and the tax due diligence activities were undertaken between April 12, 2023 and May 10, 2023, respectively.

On April 12, 2023, a telephonic meeting was held between Jasper Bos, Jason Hanson and Dr. Alex Nichols, to discuss timelines and deliverables for completion of various due diligence items as well as comments to the transaction documents.

On April 13, 2023, Ernst & Young LLP shared an updated structure deck of the transaction. Leerink Partners shared such document with the potential PIPE investors on April 14, 2023.

On April 14, 2023, Blakes sent a mark-up to the draft Business Combination Agreement providing for, among other things, (i) revisions in the calculations of the consideration to be paid to enGene’s shareholders in the Transaction, (ii) the allocation of costs and expenses in case of changes to the transaction structures and non-occurrence of the transaction, and (iii) changes to certain representations and warranties.

On April 14, a telephonic meeting was held between Jasper Bos, Mathias Vinther, Jason Hanson and Dr. Alex Nichols, Chief Operating Officer and President of enGene to discuss timelines of the potential transaction, update on progress on the PIPE financing, outstanding issues and next steps.

On April 15, 2023, Davis Polk shared an updated due diligence request list with Morgan Lewis and Blakes. FEAC, enGene and their respective counsels and advisors had a telephone call on the same day to discuss outstanding legal due diligence issues.

On April 15, 2023, a telephonic meeting was held among Blakes, Morgan Lewis, Davis Polk, Jasper Bos and Jason Hanson to discuss outstanding commercial terms of the Business Combination Agreement.

On April 17, 2023, Davis Polk circulated a revised draft Business Combination Agreement as well as revised drafts of the FEAC Voting Agreement, the form enGene Voting Agreement and enGene Lock-Up Agreement, the Sponsor and Insiders Letter Agreement as well as the form of Incentive Equity Plan. Over the next several days, Morgan Lewis, Blakes, Davis Polk, Stikeman, Maples, and Loyens reviewed the Business Combination Agreement and provided comments to the document consistent with the contemplated transaction structure of the business combination. The parties exchanged several drafts, reflecting comments from FEAC, enGene, and their advisors.

On April 18, 2023, FEAC, enGene and their respective counsels held a telephonic meeting to discuss comments to the Business Combination Agreement. On April 21, 2023, a draft of the Business Combination Agreement was shared with the potential PIPE investors.

On April 18, 2023 and April 26, 2023, Ernst & Young LLP held calls with enGene’s representatives in relation to the financial and tax due diligence requests and information and documents provided in the virtual dataroom.

Between April 18, 2023 and early May 2023, Davis Polk, Morgan Lewis and Blakes collected comments from Leerink Partners, UBS Securities, Kirkland & Ellis and certain potential PIPE investors to the draft forms Subscription Agreement and Side Letter Agreement.

On April 20, 2023, Leerink Partners shared an updated capitalization table with FEAC, enGene and their respective counsels and advisors. On the same day, FEAC and its counsels held a telephonic meeting with enGene, Leerink Partners and their respective counsels discussing the capitalization table. Over the following days multiple drafts of the capitalization table were exchanged.

On April 21, 2023, FEAC, enGene and Leerink Partners held a conference call to discuss the capitalization table.

On April 21, 2023, Blakes sent comments to the Business Combination Agreement to Davis Polk. The comments included, among other things, (i) revisions in the calculation of the consideration to be paid to enGene’s shareholders in the Business Combination, (ii) changes to certain representations and warranties, and (iii) alignment of certain transaction steps and mechanics with tax advisor plan. FEAC’s and enGene’ counsels had a telephone call on the same date regarding certain key open issues relating to the Business Combination Agreement. Davis Polk returned an updated draft of the Business Combination Agreement to Blakes on the same day.

On April 22, 2023, Blakes shared with Stikeman a draft of the IQ Letter Agreement providing for certain rights in favor of IQ to be executed in connection with the Convertible Bridge Financing.

On April 22, 2023, Davis Polk provided an updated draft of the forms of Subscription Agreement and Side Letter Agreement. Over the next several days, Morgan Lewis, Blakes, Davis Polk, Stikeman and Kirkland & Ellis reviewed the updated drafts and provided comments to the documents. On April 24, 2023, Davis Polk delivered updated drafts, which were shared by Leerink Partners with the potential PIPE investors on the same day.

On April 23, 2023, Davis Polk shared a first draft of the Non-Redemption Agreement. Morgan Lewis and Blakes returned comments on April 24, 2023. Davis Polk returned a revised draft to the working group on April 25, 2023, and on the same date Leerink Partners shared the draft with the non-redeeming investor.

Between April 23, 2023, and May 11, 2023, the parties exchanged drafts of certain ancillary agreements, including among other things New enGene’s Proposed Articles and the Plan of Arrangement.

On April 24, 2023, Morgan Lewis, Blakes, Davis Polk, Stikeman, Walkers, Maples, KPMG and Ernst & Young LLP discussed the proposed Cayman Merger mechanics over a telephone call. Over the following days, the parties exchanged several revised drafts of the transaction structure deck.

On April 25, 2023, representatives of enGene held a bringdown due diligence call for the purposes of the due diligence regarding the PIPE financing and with the virtual attendance of Morgan Lewis, Blakes, Leerink Partners, UBS Securities, Kirkland & Ellis, Davis Polk and Stikeman.

On April 26, 2023, Davis Polk circulated a draft deal announcement press release to all parties. In the following days, Davis Polk collected comments from the various parties.

On April 26, 2023, certain potential PIPE investors returned comments to the drafts of the form of Subscription Agreement and form of Side Letter Agreement.

On April 27, 2023, Davis Polk and a potential PIPE investor discussed the draft Non-Redemption Agreement over a telephone call. On the same date, Blakes provided updated drafts of the Convertible Bridge Financing documents including the amended and restated note purchase agreement, the form of the 2023 Convertible Notes, the enGene Majority Shareholder Agreement, the IQ Letter Agreement, the form of warrant certificate, and the Board Observer Term Sheet. Over the following days, comments were exchanged among Blakes, Stikeman, Davis Polk, IQ’s counsel and counsel to then existing investors in enGene.

On April 28, 2023, Davis Polk provided an initial draft of the FEAC Disclosures Schedules. On April 28, 2023, Morgan Lewis provided an initial draft of the enGene Disclosure Schedules. On May 1, 2023, Morgan Lewis provided comments to Davis Polk and Stikeman on the FEAC Disclosure Schedules. On May 8, 2023, May 10, 2023 and May 12, 2023, Davis Polk provided comments to Blakes and Morgan Lewis on the enGene Disclosure Schedules.

On April 29, 2023, Davis Polk provided an updated draft of the Business Combination Agreement to the working group. Morgan Lewis and Blakes returned comments on May 1, 2023.

On April 29, 2023, Davis Polk provided an updated draft of the forms of Subscription Agreement, Side Letter Agreement and Non-Redemption Agreement. Morgan Lewis and Blakes returned comments on April 30, 2023. The parties exchanged several drafts in the following days. On May 10, 2023, Leerink Partners circulated revised drafts to the potential PIPE investors.

On May 1, 2023, Jason Hanson sent an email to Jasper Bos and Wouter Joustra, discussing certain clinical study efficacy and safety data recently released by a potential competitor of enGene alongside that of EG-70. On

May 2, 2023, a virtual meeting between Leerink Partners and FEAC took place to discuss such recently released data.

Between May 2, 2023 and May 5, 2023, FEAC discussed such recently released data with several key opinion leaders in the field of NMIBC to confirm the profile of EG-70.

Between May 2, 2023 and May 7, 2023, FEAC discussed with potential PIPE investors the profile of EG-70, as well as the clinical study efficacy and safety data recently released by a potential competitor of enGene.

On May 9, 2023, Davis Polk shared an updated draft of the Business Combination Agreement with the working group. Morgan Lewis and Blakes returned comments on the same day. The parties exchanged several drafts in the following days with minor changes.

On May 9, 2023, Blakes shared the updated Convertible Bridge Financing transaction documents, which reflected the repayment of the 2023 Subordinated Notes by way of issuing the holders of the 2023 Subordinated Notes the 2023 Convertible Notes and the accompanying warrants. Morgan Lewis and Blakes collected comments from the relevant parties in the following days.

On May 10, 2023, Leerink Partners circulated the drafts Business Combination Agreement, forms of Subscription Agreement, Side Letter Agreement and Non-Redemption Agreement to the potential PIPE investors.

On May 11, 2023, Morgan Lewis and Davis Polk held a telephone call to discuss the enGene Disclosure Schedules. On the same day, Blakes shared updated drafts of certain ancillary agreements related to the Convertible Bridge Financing with Stikeman, IQ’s counsel and counsel to the 2022 Noteholders (as defined below).

On May 12, 2023, Blakes circulated the proposed final transaction documents for the Convertible Bridge Financing to Davis Polk, Stikeman, IQ’s counsel and the 2022 Noteholders.

On May 12, 2023, two parties indicated interest in joining the transaction as potential PIPE investors. Leerink Partners shared the transaction documentation with all prospective PIPE investors, as well as an updated capitalization table, on the same day.

Between May 10, 2023 and May 16, 2023, Davis Polk and Leerink Partners shared with the prospective PIPE investors final drafts of the Transaction documents as well as the relevant signature packets and collected signatures to be held in escrow pending release.

enGene advised FEAC that on the morning of May 13, 2023, the enGene Board held a telephonic meeting attended by all members of the enGene Board. Representatives from Blakes and Morgan Lewis were also in attendance. During the meeting, Blakes provided the enGene Board with a summary of the terms and structure of the proposed Business Combination, the Business Combination Agreement and the related Ancillary Agreements, including, among other things, the material terms and conditions of the proposed Business Combination Agreement and the post-Business Combination Closing structure of New enGene. Blakes also provided a summary of the Convertible Bridge Financing. The enGene Board then engaged in discussions and deliberations with the other directors and advisors. Following these discussions and deliberations, the enGene Board, having determined that entry into the Business Combination Agreement and Ancillary Agreements and the Transactions contemplated thereby were in the best interest of enGene and its shareholders, unanimously approved the entry into the Business Combination Agreement and Ancillary Agreements and the transactions contemplated thereby by way of written resolution. Over the following days, the enGene Board was given updates reflecting the addition of new investors into the PIPE Financing, and provided consent to those modifications to the Transactions and the respective changes to the written resolutions.

On May 13, 2023, enGene informed FEAC that the enGene Board of Directors had held a telephonic meeting attended by all members of the enGene Board of Directors and representatives from Blakes and Morgan Lewis. enGene reported to FEAC that during the meeting Blakes provided the enGene Board of Directors with a summary of the terms and structure of the proposed Business Combination, the Business Combination Agreement and the related Ancillary Agreements, including, among other things, the material terms and conditions of the proposed Business Combination Agreement and the post-Business Combination Closing structure of New enGene. According to enGene, Blakes also provided a summary of the Convertible Bridge Financing. The enGene Board of Directors then engaged in discussions and deliberations with the other directors and advisors. Following these discussions and deliberations, the enGene Board, having determined that entry into the Business Combination Agreement and Ancillary Agreements and the Transactions contemplated thereby were in the best interest of enGene and its shareholders, unanimously approved the entry into the Business Combination Agreement and Ancillary Agreements and the transactions contemplated thereby by way of written resolution. Over the following days, the enGene Board received updates reflecting the addition of new potential investors into the PIPE Financing, and consented to those modifications to the Transactions and the respective changes to the written resolutions.

On May 13, 2023, FEAC, enGene, Leerink Partners and their respective counsels and advisors held telephone calls to discuss outstanding issues in the transaction documents, the potential interest of new investors and the signing mechanics. On the same date, the parties held a telephone call to discuss the draft press release, and Davis Polk shared an updated draft of the press release. The parties exchanged multiple rounds of drafts of the press release over the coming days and circulated the final draft of the press release on May 16, 2023.

On May 13, 2023, Davis Polk shared with Morgan Lewis and Blakes updated drafts of the Business Combination Agreement and Ancillary Agreements. On the same day, Davis Polk shared with Kirkland & Ellis the final draft of the Sponsor and Insiders Letter Agreement.

On the morning of May 14, 2023, the FEAC Board held a telephonic meeting attended by all members of the FEAC Board. Representatives from Davis Polk and Lincoln were also in attendance. During the meeting, Jasper Bos provided an update on general market conditions for special purpose acquisition companies and reviewed the general deal framework. Jasper Bos also provided the FEAC Board with a summary of the terms and structure of the proposed Business Combination, the Business Combination Agreement and the related Ancillary Agreements. The summary included, among other things, the main factors considered by FEAC for the purposes of the valuation attributed to enGene.

In particular, Jasper Bos noted that the pre-money valuation of enGene of $200 million, which was first discussed between FEAC management and enGene management in an email exchange on May 5, 2022, and later agreed in the LoI, was subsequently revised to $90 million. Jasper Bos explained that this downward adjustment was the result of a significant deterioration in the macro economic environment, capital markets activity and financing conditions (for example, in 2021 approximately 152 biotech companies completed an initial public offering, raising over $25 billion in total, compared to only approximately 47 biotech companies in 2022, raising approximately $4 billion in total) following the execution of the LoI, and the adverse impact thereof on valuations of biotech companies generally.

FEAC management first discussed a potential downward adjustment of the pre-money valuation of enGene with Leerink Partners on November 18, 2022, when Leerink Partners and FEAC held a teleconference to discuss the PIPE financing terms that were proposed by a potential PIPE financing investor. The proposed terms included, among others, a pre-money equity valuation of enGene of $90 million, a redistribution of certain amount of FEAC Private Placement Warrants from the Sponsor to the potential PIPE investors, and a reduction in size of enGene’s equity incentive plan to 8% of enGene’s equity (following the initial business combination) on a fully diluted basis. On December 7, 2022, Leerink Partners and FEAC presented these terms to the enGene Board and explained that the revised terms were a prerequisite to obtain financing for the proposed initial business combination in light of the deteriorated macro-economic environment and the impact thereof on valuations of biotech companies. On December 8, 2022, a telephonic meeting was held between Jason Hanson from enGene and Jasper Bos from FEAC to further discuss the new proposed terms and conditions of the PIPE financing. On December 15, 2022, the enGene Board agreed to the new terms and conditions of the PIPE financing.

On May 14, 2023, Lincoln provided a Fairness Opinion to the FEAC Board with respect to the valuation of enGene in connection with the proposed Business Combination and derived an implied enterprise value of $111 million, comprised of a pre-money equity value of $90 million, plus the aggregate exercise value of the existing enGene warrants in an amount of $2 million, plus existing enGene indebtedness amounting to $33 million and minus an amount of $14 million in cash and cash equivalents. The FEAC Board approved the proposed Business Combination on the basis of the implied enterprise value of $111 million.

Other material terms of the Business Combination were discussed, including (i) the material terms and conditions of the proposed Business Combination Agreement and (ii) the post-Business Combination Closing structure of New enGene. Lincoln provided the FEAC Board of Directors with an overview of its draft fairness opinion and the analysis underlying the opinion. The FEAC Board then engaged in discussions and deliberations with the other directors and advisors. Following these discussions and deliberations, FEAC’s independent directors held an executive session to further discuss the merits of the proposed transaction. Following discussions, the FEAC Board, having determined that entry into the Business Combination Agreement and Ancillary Agreements and the Transactions contemplated thereby were in the best interest of FEAC and its shareholders, unanimously approved the entry into the Business Combination Agreement and Ancillary Agreements and the transactions contemplated thereby.

On May 14, 2023, Lincoln delivered to the FEAC’s Board of Directors the fairness opinion. See also “Proposal No. 1 — The Business Combination Proposal — Summary of Lincoln’s Financial Analysis.”

On May 14, 2023, Davis Polk shared with Kirkland & Ellis the final draft of the Sponsor and Insiders Letter Agreement. Kirkland & Ellis provided comments on the same day and Davis Polk provided a final draft on May 15, 2023.

Between May 14, 2023 and May 16, 2023, the parties exchanged final drafts of the transaction documents.

On May 15, 2023, a new party confirmed its interest in joining the proposed PIPE Financing. On the same day, Leerink Partners shared the transaction documents with such new potential investor. On May 16, 2023, Davis Polk, Leerink Partners, the potential new PIPE investor and its counsel held telephone calls to discuss drafts of the Subscription Agreement and Side Letter Agreement as well as the structure of the Transaction.

On May 15, 2023, following final discussions with the syndicate of prospective PIPE investors, the amount of the PIPE Financing (including the Convertible Bridge Financing), and the non-redemption commitment of an existing FEAC Shareholder, was set at, in the aggregate, $115 million.

On May 16, 2023, after the close of public markets in the United States, FEAC, New enGene and enGene executed the Business Combination Agreement. Concurrently with the execution of the Business Combination Agreement, among others, (i) FEAC and New enGene entered into the Subscription Agreements and the Side Letter Agreements with the PIPE Investors, (ii) FEAC and New enGene entered into the Non-Redemption Agreement, (iii) enGene, FEAC and the enGene Shareholders party thereto entered into the Transaction Support Agreements and (iv) FEAC, enGene the Sponsor and the directors and officers of FEAC entered into the Sponsor and Insiders Letter Agreement and the FEAC Voting Agreement.

Concurrently with the execution of the Business Combination Agreement, enGene and the lenders under the Convertible Bridge Financing entered into an amended and restated note purchase agreement providing for financing in an aggregate amount of $30 million, together with other related documents including the enGene Majority Shareholder Agreement and the IQ Letter Agreement.

On May 17, 2023, and prior to the open of public markets in the United States, the parties issued a joint press release announcing the Business Combination and, shortly thereafter, FEAC filed a Current Report on Form 8-K (the “First Current Report”) attaching the press release and the final investor presentation previously provided to certain potential PIPE financing investors and enGene Shareholders. On May 17, 2023, enGene issued notes and warrants to the 2023 Noteholders (as defined below) in accordance with the terms of the amended and restated note purchase agreement.

On May 22, 2023, FEAC filed a Current Report on Form 8-K/A amending Item 1.01 and supplementing Item 9.01 (solely to add additional exhibits) of the First Current Report solely to file the Business Combination Agreement (including the exhibits thereto), the Sponsor and Insiders Letter Agreement, the form of enGene Voting Agreement, the form of enGene Lock-Up Agreement, the FEAC Voting Agreement, the forms of Subscription Agreement and Side Letter Agreement, the Non-Redemption Agreement and the form of Registration Rights Agreement.

The FEAC Board’s Reasons for the Business Combination

FEAC was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities and the intent to capitalize on the ability of FEAC’s management team to identify a potential target within the life sciences industry.

On May 14, 2023, the FEAC Board, after consultation with its legal, financial, accounting and other advisors, (i) determined that it is desirable, advisable and in the best commercial interests of FEAC to approve and enter into the Business Combination Agreement and the Ancillary Agreements, (ii) approved the execution and delivery of the Business Combination Agreement and the Ancillary Agreements and (iii) recommended the adoption and approval of the Business Combination Agreement and the Ancillary Agreements, and each of the proposals presented in this proxy statement/prospectus, by the FEAC Shareholders. In evaluating the Business Combination and making these determinations and this recommendation, the FEAC Board consulted with FEAC senior management and considered a wide variety of factors, including the reasons for the Business Combination and the risks related thereto, in each case, as described below.

In light of the complexity of those factors, the FEAC Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching the directors’ respective decisions. See also “Proposal No. 1 — The Business Combination Proposal — Interests of FEAC’s Sponsor, Directors and Executive Officers in the Business Combination.” Individual members of the FEAC Board may have given different weight to different factors. This explanation of the reasons for the FEAC Board’s approval of the Business Combination, and all other information presented in this section, is not intended to be exhaustive but includes material factors considered by the FEAC Board and is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

The FEAC Board and management of FEAC considered the general criteria and guidelines that FEAC believed would be important in evaluating prospective target businesses as described in the prospectus for FEAC’s IPO. The FEAC Board also considered that FEAC could enter into a business combination with a target business that does not meet those criteria and guidelines. In the prospectus for its IPO, FEAC stated that it intended to focus primarily on acquiring a company or companies exhibiting some of the following criteria and guidelines:

•	Compelling risk/reward proposition, with the potential to generate a financial return;

•	Therapeutics-focused, with a key product candidate in later stages of clinical development;

•	Experienced management team with proven track record of success;

•	Product candidate that addresses a high unmet medical need and improves patients’ lives;

•	Product candidate that serves a sizeable patient population and can deliver a pharmaco-economic benefit;

•	High likelihood of reimbursement based on health-economic analysis;

•	Sustainable competitive edge, usually involving patent protection and regulatory status;

•	Sustainable future financing plan, including multiple exit strategies within a reasonable time frame; and

•	Europe-based or significant footprint in Europe.

In considering the Business Combination, the FEAC Board determined that the Business Combination was an attractive business opportunity and sufficiently met the majority of the criteria and guidelines above (although not weighted or in any order of significance).

In particular, the FEAC Board considered the following factors (although not weighted or in any order of significance) in deciding to approve the proposed Business Combination:

1.

Experienced management team with leading industry experience and track record. The FEAC Board believed that enGene’ management team has extensive experience in the biopharma industry in general and the gene therapies market in particular. The FEAC Board is confident in the management team’s deep industry knowledge and strategic vision and believes that both the FEAC and the enGene teams (together with the new incoming directors of New enGene) have extensive executive experience working in the biopharma industry, which will position enGene to create and enhance a collaborative and effective long-term partnership that is positioned to create and enhance shareholder value going forward. For additional information regarding enGene’ executive officers, please see the section entitled “Directors and Executive Officers of New enGene After the Business Combination.”

2.

Next-generation non-viral gene delivery platform supporting substantial timeline and new programs. The FEAC Board considered that the current pipeline of enGene provides multiple product candidates that may be developed in several indications where the existing unmet medical need could provide significant market opportunities and long-term shareholder value. For additional information regarding enGene’ pipeline, please see the section entitled “Business of enGene.”

3.

Upcoming milestones and potential value inflection point. The FEAC Board considered that with the funds that enGene is expected to receive as a result of the Business Combination, it may be able to reach significant clinical milestones for EG-70, including the Phase 2 interim efficacy studies. These milestones could provide opportunity for potential uplifts in valuation.

4.

Established regulatory registrational pathway, market and pricing dynamics for lead program. The FEAC Board considered that NMIBC is an indication which is well-defined, with high unmet medical need and for which prior regulatory guidance provides a clear regulatory pathway. The FEAC Board believes that EG-70 has a profile which, if proven in later clinical studies, is commercially viable. Given the high unmet medical need of NMIBC patients, and availability of independent third parties’ reports confirming favorable pricing dynamics for a similar product, the FEAC Board believes that the overall market dynamics of EG-70 might be favorable.

5.

Benefit for enGene of being U.S. listed. As a result of the proposed transaction, it is expected that enGene will become a public company listed on the Nasdaq Capital Market (via New enGene). The FEAC Board considered that by having access to the world’s largest biotech capital market, enGene will be better positioned to have the capacity to raise additional funds in the future if and when needed.

6.

Investment by Third Parties. The FEAC Board considered that certain third-party investors (other than the Sponsor, FGOF and existing enGene investors) (i) subscribed for the PIPE Financing in the aggregate amount of approximately $55.7 million and (ii) entered into the Convertible Bridge Financing in the aggregate amount of approximately $10.0 million. The FEAC Board noted that the

Sponsor (i) will invest an amount of approximately $1.2 million in the PIPE Financing and (ii) participated in the Convertible Bridge Financing in an amount equal to $20.0 million. Furthermore, the FEAC Board noted with respect to the price per share of FEAC Shares, that (i) in its IPO, FEAC issued FEAC Units at an offering price of $10.00 per FEAC Unit, each of which consisted of one FEAC Class A Share and one-third of one FEAC Public Warrant; (ii) in connection with the PIPE Financing, FEAC entered into Subscription Agreements pursuant to which it agreed that it (or after the Assumption, New enGene) will issue and sell to the PIPE Investors the number of FEAC Class A Shares (or after the Assumption, New enGene Shares) provided for in the applicable Subscription Agreement in exchange for the purchase price of $10.25 per FEAC Class A Share (or after the Assumption, New enGene Share), which purchase price was set on the basis of the initial amount available per FEAC Class A Share in FEAC’s Trust Account immediately upon the consummation of its IPO and the exercise in full of the underwriters’ over-allotment option (which resulted in $129,662,500, or $10.25 per FEAC Unit, being held in the Trust Account). Immediately following the execution and delivery of the Subscription Agreements, FEAC and New enGene entered into a Side Letter Agreement with each PIPE Investor, amending such PIPE Investor’s Subscription Agreement, pursuant to which each PIPE Investor will receive a specified number of additional FEAC Class A Shares (or after the Assumption, New enGene Shares) and a specified number of FEAC Public Warrants (of after the Assumption, New enGene Warrants), in each case in consideration of the aggregate purchase price set forth in the relevant PIPE Investor’s original Subscription Agreement; (iii) pursuant to the Non-Redemption Agreement, FEAC will, in consideration of a specific FEAC shareholder’s commitment not to redeem its FEAC Class A Shares in connection with the approval of the Business Combination by the FEAC Shareholders, issue additional FEAC Class A Shares and FEAC Public Warrants (or after the Assumption, New enGene will issue additional New enGene Shares and New enGene Warrants) to such FEAC shareholder, such that, in the aggregate, such FEAC shareholder will hold the same amount of FEAC Class A Shares and FEAC Public Warrants (or after the Assumption, New enGene Shares and New enGene Warrants) as it would have received if it had subscribed, in an amount equal to its existing IPO investment in FEAC Class A Shares, for FEAC Class A Shares in the PIPE Financing (or after the Assumption, New enGene Shares) on the same terms and at the same purchase price per FEAC Class A Share as the PIPE Financing, taking into account the additional FEAC Class A Shares and FEAC Public Warrants (or after the Assumption, New enGene Shares and New enGene Warrants) allocated to the PIPE Investors pursuant to the Side Letter Agreements; and (iv) the Convertible Bridge Financing indebtedness will be converted in the Transactions into that number of New enGene Shares and New enGene Warrants that, when exchanged at the Company Exchange Ratio, shall equal that number of FEAC Class A Shares and FEAC Public Warrants (or after the Assumption, New enGene Shares and New enGene Warrants) that the holders of such indebtedness would have received if they had subscribed, in an amount equal to their existing investment in the Convertible Bridge Financing, for FEAC Class A Shares in the PIPE Financing (or after the Assumption, New enGene Shares) on the same terms and at the same purchase price per FEAC Class A Share as the PIPE Financing, taking into account the additional FEAC Class A Shares and FEAC Public Warrants (or after the Assumption, New enGene Shares and New enGene Warrants) allocated to the PIPE Investors pursuant to the Side Letter Agreements.

7.

Terms of the Business Combination Agreement and the Ancillary Agreements. The FEAC Board considered the terms and conditions of the Business Combination Agreement and the Ancillary Agreements, including the transactions contemplated thereby, each party’s representations, warranties and covenants, the conditions to each party’s obligation to close and the termination provisions, as well as FEAC’s and enGene’ strong commitment to complete the Business Combination. The FEAC Board determined that such terms and conditions are reasonable and were the product of extensive arm’s-length negotiations between FEAC and enGene.

8.

Continued Ownership of enGene Shareholders. The FEAC Board considered that the enGene Shareholders would be receiving a significant amount of shares of New enGene in the proposed Business Combination. Certain enGene Shareholders have demonstrated confidence in the long-term prospects of New enGene by agreeing not to transfer their shares in New enGene for 180 days following the Closing.

9.

The Role of the Independent Directors. In connection with the Business Combination, FEAC’s independent directors evaluated the proposed terms of the Business Combination, including the Business Combination Agreement and the related agreements, and unanimously approved, as members of the FEAC Board, the Business Combination Agreement, the Ancillary Agreements, and the transactions contemplated thereby.

10.

Other Alternatives. The FEAC Board believed, after a thorough review of other business combination opportunities reasonably available to or explored by FEAC, that the proposed Business Combination represented the optimal potential business combination for FEAC and its shareholders based upon the process utilized to evaluate and assess other potential acquisition targets and the FEAC Board’s belief that such processes had not presented a better alternative.

11.

Negotiated Transaction. The FEAC Board believed that the financial and other terms of the Business Combination Agreement, including the consideration to be paid by FEAC to enGene Shareholders, are reasonable and were the product of arm’s length negotiations between FEAC and enGene.

The FEAC Board also identified and considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following (although not weighted or in any order of significance):

1.	Macroeconomic Risk: macroeconomic uncertainty and the effects it could have on New enGene in the future;

2.	Uncertainty of Benefits: the risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe;

3.

Redemption Risk: the risk that some or all of the FEAC Shareholders (other than those FEAC Shareholders who have undertaken not to redeem their FEAC Shares) decide to exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account and adequately support New enGene’s development plans following completion of the Business Combination;

4.

Liquidation of FEAC: the risks and costs to FEAC if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in FEAC being unable to effectuate a business combination within the Combination Period, and force FEAC to liquidate in accordance with its Current Articles;

5.

Exclusivity: that the Business Combination Agreement includes an exclusivity provision that prohibits FEAC from, among other things, initiating discussions in connection with other business combination proposals, restricting FEAC’s ability, as long as the Business Combination Agreement is in effect, to consider other potential business combinations prior to the termination of the Business Combination Agreement;

6.

Diversion of Management; Risk of Management Departures: the potential for diversion of management and employee attention during the period prior to the completion of the Business Combination, and the potential negative effects on enGene’ business as a result thereof, and the risk that key employees of enGene may not remain with enGene following the closing;

7.	Shareholder Vote: the risk that FEAC Shareholders may fail to provide the respective votes necessary to effectuate the Business Combination;

8.

Closing Conditions: that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within FEAC’s control, including (i) approval by FEAC Shareholders and (ii) approval by the Nasdaq of the initial listing application made for the shares and warrants of New enGene to be issued in connection with the Business Combination.

9.	Non-Survival: that the remedies for breach of representations, warranties or covenants will not survive the Closing;

10.

Public Company Readiness: the challenges associated with preparing New enGene and its future subsidiary enGene, both foreign, private entities, for the applicable disclosure and listing requirements and other rules, as well as market and other expectations, that New enGene will be subject to as a publicly traded company on the Nasdaq Stock Market, including the time and attention of management and employees that will be diverted from operating matters to achieve and meet such requirements and expectations;

11.

FEAC Shareholders Receiving a Minority Position in New enGene: the risks associated with FEAC Shareholders holding a minority position in New enGene following the Closing and the transactions contemplated thereby;

12.

Litigation: the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

13.	Fees and Expenses: the significant fees and expenses associated with completing the Business Combination;

14.	Conflicts of Interest; the potential conflicts of interest described in the section entitled “Certain Relationships and Related Party Transactions — FEAC”; and

15.	Other Risks: various other risks associated with the Business Combination, the business of FEAC and the business of enGene, as described further under the section entitled “Risk Factors.”

In addition to considering the factors described above, the FEAC Board also considered that certain of the officers and directors of FEAC may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of FEAC Shareholders, including as a result of the corporate opportunities waiver included in FEAC’s Current Articles. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in FEAC’s Current Articles did not impact FEAC’s search for an acquisition target and FEAC was not prevented from reviewing any opportunities as a result of such waiver. The executive officers and directors of FEAC have established reputations in the life sciences industry and might have had many opportunities available to them, which would not have needed to be disclosed to the FEAC Board in connection with its consideration of the potential Business Combination. These potential conflicts are more thoroughly described in more detail under the section entitled “Certain Relationships and Related Party Transactions.” FEAC’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving, as members of the FEAC Board, the Business Combination Agreement and the transactions contemplated therein, including the Business Combination.

The FEAC Board concluded, based on its review of the foregoing considerations as a whole, that the potential benefits that it expected FEAC and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the FEAC Board unanimously determined that the Business Combination Agreement and the Business Combination were desirable, advisable and in the best commercial interests of FEAC. The FEAC Board realized that there can be no assurance about future results, including results considered or expected, as disclosed in the foregoing reasons.

Satisfaction of 80% Test

After consideration of the factors identified and discussed in the section entitled “The FEAC Board’s Reasons for the Business Combination,” the FEAC Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for its IPO with respect to FEAC’s initial business combination, including that the transaction had an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of signing the Business Combination Agreement.

Interests of FEAC’s Sponsor, Directors and Executive Officers in the Business Combination

When you consider the recommendation of the FEAC Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and FEAC’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of FEAC Shareholders and FEAC Warrant holders generally. These interests include, among other things:

•

the fact that after giving effect to the Sponsor Loans Conversion and the Surrender, the Sponsor will retain 1,373,496 FEAC Class B Shares which it purchased at a price of approximately $0.009 per share and 731,619 FEAC Private Placement Warrants which it purchased at a price of $1.50 per warrant, and such securities will have a significantly higher value at the time of the Business Combination as described further below:

	Number of FEAC Class B Shares beneficially owned as of the date hereof		Number of FEAC Private Placement Warrants owned as of the date hereof		Aggregate value of FEAC Class B Shares and FEAC Private Placement Warrants implied by the Business Combination(1)	Aggregate value of FEAC Class B Shares and FEAC Private Placement Warrants based on recent trading price(2)
Sponsor(3)(4)	1,373,496	(5)	731,619	(5)	$14,353,033	$

(1)

Assumes a value of $10.45 per share, the deemed value of the FEAC Class B Shares on the basis of the anticipated amount in the Trust Account of $10.45 per FEAC Class A Shares (excluding interest earned on amounts in the Trust Account), and $0.00 per warrant, which reflects that the exercise price of the warrants ($11.50 per warrant) exceeds the value of the underlying ordinary shares in the Business Combination.

(2)	Assumes a value of $ per share, the closing price of the FEAC Class B Shares on , 2023, and $ per warrant, the closing price of the FEAC Private Placement Warrants on , 2023.
(3)

The Sponsor is the record holder of the FEAC Class B Shares reported herein. Jasper Bos, Cyril Lesser, Sander Slootweg and Wouter Joustra, who are directors of the Sponsor, have voting and investment discretion with respect to the FEAC Shares owned by the Sponsor and may be deemed to have indirect shared beneficial ownership of the FEAC Shares held by the Sponsor. Jasper Bos, Cyril Lesser, Sander Slootweg and Wouter Joustra each disclaim beneficial ownership over the FEAC Class B Shares except to the extent of their pecuniary interest therein.

(4)

FGOF wholly owns the Sponsor and therefore the Sponsor and FGOF have shared voting and investment power over the FEAC Class B Shares held by the Sponsor. FGOF also holds 2,000,000 FEAC Class A Shares underlying the 2,000,000 FEAC Units held by it. Therefore, FGOF has shared voting and investment power over 5,162,500 FEAC Shares in the aggregate, representing approximately 32.7% of FEAC’s issued and outstanding ordinary shares as of the date hereof. Forbion Management is the sole director of FGOF and therefore shares voting and investment power (i) with FGOF over the 2,000,000 FEAC Class A Shares underlying the FEAC Units held by FGOF and (ii) with FGOF and, indirectly, the Sponsor, over the 3,162,500 FEAC Class B Shares held by the Sponsor. Forbion Management exercises voting and investment power through its investment committee (the “Investment Committee”) consisting of Sander Slootweg, Martien van Osch, Geert-Jan Mulder, Vincent van Houten, Dirk Kersten, Nanna Lüneborg, Wouter Joustra and Jasper Bos. None of the members of the Investment Committee has individual voting and investment power with respect to the ordinary shares, and each such member disclaims beneficial ownership of the ordinary shares except to the extent of their proportionate pecuniary interest therein.

(5)

Prior to the Surrender and the Sponsor Loan Conversions (see “Certain Relationships and Related Party Transactions — Sponsor and Insiders Letter Agreement; Surrender; Sponsor Loans Conversion”), the Sponsor owns 3,162,500 FEAC Class B Shares and 5,195,000 FEAC Private Placement Warrants. Pursuant to the Sponsor Loans Conversions agreed in the Sponsor and Insiders Letter Agreement, the Sponsor agreed to convert an amount equal to $1,500,000 of the aggregate principal amount outstanding under the Sponsor Loans, taken together, into additional FEAC Private Placement Warrants immediately prior to the Surrender (following which the Sponsor will own 6,195,000 FEAC Private Placement Warrants). Pursuant to the Surrender agreed in the Sponsor and Insiders Letter Agreement, the Sponsor will forfeit 1,789,004 of its

FEAC Class B Shares and 5,463,381 of its FEAC Private Placement Warrants as a contribution to the capital of FEAC, for no consideration. After the Surrender, such 1,789,004 of its FEAC Class B Shares and 5,463,381 of its FEAC Private Placement Warrants will be cancelled and no longer outstanding and the Sponsor will own 1,373,496 FEAC Class B Shares and 731,619 FEAC Private Placement Warrants.

•

the fact that if FEAC does not complete its initial business combination within 18 months from the closing of FEAC’s IPO (or up to 24 months from the closing of our IPO if FEAC extends the period of time to consummate a business combination, subject to the Sponsor depositing additional funds in the Trust Account), the FEAC Class B Shares and the FEAC Private Placement Warrants will expire worthless;

•

the fact that given the differential in the purchase price that the Sponsor paid for the FEAC Class B Shares as compared to the price of the FEAC Class A Shares sold in FEAC’s IPO, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the FEAC Class A Shares trade below the price initially paid for the FEAC Class A Shares in FEAC’s IPO and the holders of FEAC Class A Shares experience a negative rate of return following the completion of the Business Combination. It is not practicable to quantify the Sponsor’s rate of return because, among other things, the timing (including as a result of the lock-up applicable to the FEAC Class B Shares) and the price at which the Sponsor may ultimately sell New enGene Shares (into which the FEAC Class B Shares will be converted in connection with the Business Combination), New enGene Warrants (into which the FEAC Private Placement Warrants will be converted in connection with the Business Combination) and other equity securities of New enGene are uncertain, both of which would have a material impact on the applicable rate of return;

•

the fact that pursuant to the Sponsor’s subscription agreement entered into on May 16, 2023 with FEAC and New enGene (as amended by the Sponsor’s subscription agreement side letter entered into on May 16, 2023 by the Sponsor, FEAC and New enGene), the Sponsor will receive, upon consummation of the Business Combination, in consideration of the purchase price to be paid by the Sponsor set forth in such agreement, 130,085 FEAC Class A Shares (or following the Assumption, New enGene Shares) and 54,634 FEAC Private Placement Warrants (or following the Assumption, New enGene Warrants);

•

the fact that the Sponsor purchased or will purchase from enGene pursuant to a purchase agreement entered into with enGene on May 16, 2023 for an aggregate amount of $20,000,000 (i) warrants of enGene and (ii) convertible notes of enGene which will get converted upon the consummation of the Business Combination into common shares of enGene, and which, in each case, when exchanged at the enGene Exchange Ratio pursuant to the Transactions, shall equal that number of FEAC Warrants and FEAC Class A Shares (or after the Assumption, New enGene Warrants and New enGene Shares, respectively), that the Sponsor would have received if it had participated in that amount on the same terms as the PIPE Financing;

•

the fact that if a business combination is not consummated within the required period, the Sponsor will lose its entire investment in FEAC, which investment included a capital contribution of $25,000 for the Sponsor’s FEAC Class B Shares, $7,792,500 for the Sponsor’s FEAC Private Placement Warrants, $1,650,000 in Working Capital Loans and $2,530,000 in Extension Loans (as defined below);

•

the fact that the Sponsor and FEAC’s current officers and directors have entered into a letter agreement with FEAC dated December 9, 2021 in which they agreed to waive their rights to liquidating distributions from the Trust Account with respect to any FEAC Class B Shares held by them if FEAC fails to complete an initial business combination within the required period;

•

the fact that pursuant to the FEAC Voting Agreement, the Sponsor, FGOF and FEAC’s directors and executive officers agreed, among other things, (a) to vote any FEAC Class B Shares and FEAC Class A Shares held by it in favor of any proposed business combination and (b) not to redeem any FEAC Class B Shares or FEAC Class A Shares held by it in connection with a shareholder vote to approve a proposed Business Combination;

•

the fact that the Sponsor and FGOF, collectively, after giving effect to the Transactions and the transfer of 20,000 New enGene Shares to each of three of FEAC’s independent directors as described below, are expected to own 5,705,932 New enGene Shares, which collectively will represent approximately 24% of outstanding New enGene Shares (assuming maximum FEAC Shareholder Redemptions) and have a value of approximately $59,626,989.40 based on an implied value of $10.45 per New enGene Share;

•

the fact that the Sponsor agreed to transfer 20,000 of the New enGene Shares it expects to receive in connection with the Business Combination to each of three of FEAC’s independent directors following the consummation of the Business Combination;

•	the anticipated designation by FEAC of Jasper Bos, its current Chief Executive Officer and director, as director of New enGene upon the consummation of the Business Combination;

•	the continued indemnification of FEAC’s directors and officers and the continuation of FEAC’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”); and

•

the fact that the Sponsor has agreed that in the event of the liquidation of the Trust Account upon the failure of FEAC to consummate the Business Combination it will be liable to FEAC if and to the extent any claims by a third-party for services rendered or products sold to FEAC, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.25 per FEAC Class A Share and (ii) the actual amount per FEAC Class A Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.25 per FEAC Class A Share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations (less up to $100,000 of interest to pay dissolution expenses), provided that such liability will not apply to any claims by a third-party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under FEAC’s indemnity of the underwriters of FEAC’s IPO against certain liabilities, including liabilities under the Securities Act.

Lincoln’s Fairness Opinion

FEAC retained Lincoln International LLC (“Lincoln”) to provide a fairness opinion (the “Opinion”) to the FEAC Board as to whether the Company Consideration (as defined in the Business Combination Agreement) to be issued in connection with the Transaction (as defined in the Opinion) is fair from a financial point of view to the holders of FEAC Class A Shares (“FEAC Unaffiliated Shareholders”) prior to the consummation of the Transaction, other than (i) holders of FEAC Class A Shares who elect to redeem their FEAC Class A Shares prior to or in connection with the Transaction, (ii) officers, directors, or affiliates of FEAC, or (iii) the Sponsor or any affiliates of the Sponsor. Lincoln is a reputable investment banking firm with substantial experience advising companies. Lincoln, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Capitalized terms used but not defined in this description of the Opinion will have the meaning ascribed to them in the Business Combination Agreement.

On May 14, 2023, Lincoln delivered the Opinion to the FEAC Board to the effect that, as of the date of such Opinion, and subject to and based on the assumptions, limitations, qualifications, conditions and other matters set forth therein, the Company Consideration to be issued in connection with the Transaction is fair from a financial point of view to the FEAC Unaffiliated Shareholders.

The Opinion was directed to the FEAC Board (in its capacity as such) and only addressed the fairness, from a financial point of view, of the Company Consideration to be issued in connection with the Transaction to the FEAC Unaffiliated Shareholders and did not address any other terms, aspects or implications of the Transaction, or any agreements, arrangements or understandings entered into in connection with the Transaction. The summary of the Opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the Opinion, which is attached as Annex B to this proxy statement/prospectus and which describes the assumptions, limitations, qualifications, conditions and other matters considered by Lincoln in connection with the preparation of the Opinion. The Opinion and the summary of the Opinion and the related analyses set forth in this proxy statement/prospectus are not intended to be, and do not constitute, advice or a recommendation to the FEAC Board or any security holder as to how they should act or vote with respect to any matter relating to the Transaction (including as to whether they should redeem any FEAC Shares in the FEAC Shareholder Redemptions). FEAC Unaffiliated Shareholders are urged to read the entire Opinion carefully in connection with their consideration of the Transaction.

In connection with rendering the Opinion, Lincoln has, among other things:

1)	Reviewed the following documents:

a.	Cash and debt balances for enGene as of January 31, 2023;

b.	The pro forma equity ownership table of FEAC and an estimated Transaction sources and uses schedule provided to us by FEAC;

c.	A draft of the Business Combination Agreement dated May 14, 2023;

d.	enGene’s Corporate Presentation dated May 14, 2023; and

e.	Other documents relating to the history, past and current operations, financial condition, and probable future outlook of enGene provided to Lincoln by the management of each of enGene and FEAC;

2)	Discussed the business, financial outlook and prospects of enGene and its addressable market, as well as the terms and circumstances surrounding the Transaction, with management of enGene and FEAC;

3)

Reviewed certain financial and other information for enGene, and compared that data and information with certain stock trading and corresponding data and information for companies with publicly traded securities that Lincoln deemed relevant, none of which is directly comparable to enGene;

4)

Reviewed certain financial and other information for enGene and the Transaction, and compared that data and information with certain financial and corresponding data and information for companies that have been subject to change of control M&A transactions and capital raise transactions that Lincoln deemed relevant, none of which is directly comparable to enGene and the Transaction; and

5)	Considered such other information and financial, economic and market criteria and analyses that Lincoln deemed relevant.

In performing its analyses and rendering its Opinion with respect to the Company Consideration, Lincoln, with FEAC’s management’s consent, relied upon and assumed the accuracy and completeness of all of the financial, accounting, legal, tax and other information Lincoln reviewed, and Lincoln did not assume any responsibility for the independent verification of, nor did Lincoln independently verify, any of such information. Lincoln relied upon the assurances of the management of FEAC that the information provided was complete and correct in all material respects and did not contain any untrue statement of a material fact or omit to state a material fact necessary that would have made such information materially incomplete or misleading. Lincoln assumed that the Transaction will be consummated in a timely manner that complies in all respects with all applicable federal and state statutes, rules and regulations. Lincoln further assumed that in the course of obtaining any necessary regulatory and third-party consents, approvals and agreements for the Transaction, no modification, delay, limitation, restriction, or condition will be imposed that will have an adverse effect on FEAC, enGene or the Transaction. Lincoln also assumed that the Transaction will be consummated in accordance with the terms outlined by FEAC and other documents made available to Lincoln, without waiver, modification or amendment of any term, condition or agreement therein that is material to Lincoln’s analysis. Lincoln assumed that there was no material change in the assets, liabilities, business, condition (financial or otherwise), results of operations, or prospects of enGene since the date of the most recent information was made available to Lincoln. Lincoln further assumed that the final terms of the Transaction will not vary materially from those set forth in the copies or drafts, as applicable, reviewed by Lincoln and that the final versions of all documents conform in all material respects to the drafts reviewed by Lincoln.

The Opinion was necessarily based on financial, economic, market and other conditions as they existed on and the information made available to Lincoln as of May 14, 2023. Although subsequent developments may affect the Opinion, Lincoln did not have any obligation to update, revise or reaffirm its Opinion.

Lincoln did not evaluate FEAC’s or enGene’s solvency and was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of FEAC or enGene or any of their respective subsidiaries, nor was Lincoln furnished with any such evaluations or appraisals. Lincoln did not perform any financial analyses to evaluate the value of FEAC or to derive valuation reference ranges for shares of FEAC for purposes of comparison with the Company Consideration or otherwise. Lincoln was not requested to, nor did Lincoln participate in the negotiation or structuring of the Transaction. Lincoln was not requested to, nor did Lincoln seek, alternative candidates for the Transaction.

The Opinion (i) did not address the underlying business decision of the FEAC Board or FEAC to proceed with or effect the Transaction or the relative merits of the Transaction as compared to other transaction structures, transactions or business strategies that may have been available to FEAC or the effect of any other transaction in which FEAC might engage, and did not address whether the Company Consideration to be issued by FEAC pursuant to the Business Combination Agreement is the best possibly attainable under the circumstances, (ii) did not address the capital structure of FEAC, whether FEAC should be issuing debt or equity securities or a combination of both in connection with the Transaction, including, without limitation, the Amended 2022 Financing, the PIPE Financing and the 2023 Financing, the Non-Redemption Transaction or the Sponsor Loans Conversion, or the form, structure or any aspect or terms of any debt or equity financing for the Transaction, including, without limitation, the Amended 2022 Financing, the PIPE Financing and the 2023 Financing, the Non-Redemption Transaction or the Sponsor Loans Conversion or the likelihood of closing such financings, (iii) does not constitute advice or a recommendation to the FEAC Board, FEAC or any security holder as to how they should act, elect to redeem or vote with respect to any matter relating to the Transaction, (iv) does not constitute advice or a recommendation to the FEAC Board, FEAC or any security holder as to how they should act, elect to redeem or vote with respect to any matter relating to the Transaction, (v) only addressed the fairness from a financial point of view to the FEAC Unaffiliated Shareholders of the Company Consideration to be issued pursuant to the Business Combination Agreement in the Transaction and did not address any other terms, aspects or implications of the Transaction, or any agreements, arrangements or understandings entered into in connection with the Transaction or otherwise, (vi) did not address the individual circumstances of specific shareholders of FEAC with respect to rights or aspects which may distinguish such holders or equity securities held by such holders, and (vii) did not address, take into consideration or give effect to any existing or future rights, preferences, restrictions or limitations or other attributes of any such securities or holders (including the Sponsor). Lincoln expressed no opinion as to the fairness of any portion or aspect of the Transaction to (i) the holders of any class of securities, creditors or other constituencies of FEAC, enGene or any other party, except as expressly set forth in the Opinion, or (ii) any one class or group of FEAC’s or enGene’s security holders, creditors or other constituencies vis-à-vis any other class or group of FEAC’s or enGene’s security holders, creditors or other constituents (including, without limitation, the allocation of any Company Consideration among or within such classes or groups of security holders, creditors or other constituents). The decision as to whether to proceed with the Transaction or any related transaction depends on an assessment of various factors, many of which are unrelated to the financial analyses on which the Opinion is based.

Lincoln expressed no opinion as to what the market price or value of the stock of FEAC would be after the announcement or consummation of the Transaction (including as compared to the amount which holders of FEAC Class A Shares may receive on redemption of their FEAC Class A Shares in connection with the FEAC Shareholder Redemptions). The Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of FEAC’s credit worthiness, as tax advice, or as accounting advice. Lincoln also expressed no opinion about the amount or nature of any compensation or equity arrangement to be given to FEAC’s officers, directors or employees, or class of such persons, in connection with the Transaction relative to the Company Consideration in the Transaction.

Set forth below is a summary of the material financial analyses reviewed by Lincoln with the FEAC Board on May 14, 2023 in connection with rendering its Opinion. The following summary, however, does not purport to be a complete description of the analysis performed by Lincoln. The order of the individual analyses described, and the results of these analyses, do not represent relative importance or weight given to these analyses by Lincoln.

Summary of Lincoln’s Financial Analysis

The following is a summary of the material financial analyses prepared and reviewed with the FEAC Board in connection with the Opinion, dated May 14, 2022. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the Opinion, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Lincoln. Lincoln may have deemed various assumptions more or less probable than other assumptions, so the ranges resulting from any particular portion of the analyses summarized below should not be taken to be Lincoln’s view of the actual value of enGene. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the full text of each summary, as the tables are not intended to stand alone and do not constitute a complete description of the financial analyses performed by Lincoln. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Lincoln’s financial analyses and its Opinion.

In performing its analyses, Lincoln made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of FEAC, enGene, or any other parties to the Transaction. None of FEAC, enGene or Lincoln or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of enGene do not purport to be appraisals or reflect the prices at which enGene may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 11, 2023 and is not necessarily indicative of current market conditions.

Implied Transaction Enterprise Value

Using information obtained from management of enGene, for purposes of the financial analysis described below, Lincoln derived an implied enterprise value of enGene from the Transaction (the “Transaction Enterprise Value”) of $111 million. Lincoln first calculated the Company Consideration by summing (i) $90 million and (ii) the Aggregate Exercise Price of $2 million resulting in a Reference Value of $92 million. Lincoln then divided the Reference Value by the Reference Price of $10.25 to derive the Company Consideration of 8,958,168 New enGene Shares. Lincoln then multiplied Company Consideration by the Reference Price to calculate the implied equity value of enGene of $92 million. Lincoln then calculated a Transaction Enterprise Value of $111 million assuming (i) the implied equity value of $92 million, (ii) the debt balance of enGene as of January 31, 2023 of $32 million, and (iii) the cash balance of enGene as of January 31, 2023 of $14 million. Lincoln did not include a discounted cash flow based income approach due to the lack of a FEAC Board reviewed and approved forecast for enGene.

Selected Public Companies Analysis

Lincoln performed a selected public companies analysis for enGene. Lincoln selected publicly traded drug development companies focused on bladder cancer drug development of gene therapy cancer drug development. The set is comprised of clinical stage companies that are pre-revenue with two companies that recently achieved FDA approval and commercialization of their primary compound and one company that is in the process of seeking FDA approval.

However, because none of the selected public companies is identical to enGene and Lincoln did not have access to non-public information regarding those companies, Lincoln believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected public company analysis. Accordingly, Lincoln also made qualitative judgments, based on its experience and professional judgment, concerning differences between the operational, business and/or financial characteristics of enGene and the selected public companies that could affect their public trading values in order to provide a context in which to consider the results of the quantitative analysis.

Using publicly available information obtained from SEC filings and other publicly available data sources as of May 11, 2023, Lincoln calculated, for each selected public company, such selected public company’s enterprise value (calculated as the equity value (determined using the treasury stock method and taking into account outstanding in-the-money options, warrants, restricted share units and other convertible securities) plus the book value of debt and certain liabilities less cash, cash equivalents and certain non-operating assets), which is referred to, with respect to the selected public companies, as the “Enterprise Value.”

The selected public companies and their respective Enterprise Values are listed below (dollars in millions):

Selected Public Company	Enterprise Value ($ in millions)
Commercialized
UroGen Pharma Ltd.	$358
G1 Therapeutics, Inc.	$109
ImmunityBio, Inc.	$1,856
Clinical Stage
Gritstone bio, Inc.	$127
Genenta Science S.p.A.	$86
Tyra Biosciences, Inc.	$308
Fusion Pharmaceuticals Inc.	$111
Median	$127
Mean	$422

Lincoln compared certain quantitative and qualitative factors of the selected public companies to enGene including, but not limited to, (i) total number and efficacy of compounds in development or currently commercialized, (ii) development stage of compounds (e.g., Phase 1, Phase 2, etc.), (iii) commercialization year, (iv) patent protection term, (v) patient population, and (vi) consensus peak revenue, based on consensus equity research analyst estimates, public filings and Lincoln’s experience and professional judgment. Taking into account such qualitative and quantitative factors, Lincoln observed the illustrative enterprise value range of the selected public companies of $86 million to $1,856 million and the mean and median enterprise value of the selected companies of $422 million and $127 million, respectively. Lincoln then analyzed and compared the Transaction Enterprise Value of $111 million to the Enterprise Values of the selected public companies.

Selected Precedent Transaction Analysis

Lincoln reviewed and compared certain information relating to the following selected transactions involving companies focused on bladder cancer drug development or gene therapy cancer drug development (which transactions are referred to as the “selected M&A transactions” in this summary of the Opinion) that Lincoln, based on its experience and professional judgement, deemed relevant to consider in relation to enGene and the Transaction. Although none of the selected M&A transactions is directly comparable to the Transaction, the transactions listed below were chosen by Lincoln because, among other reasons, their total number of compounds, the development stage of such compounds and the comparability of such compounds to EG-70 or other factors, for purposes of Lincoln’s analysis, may be considered similar to the Transaction. Lincoln used its experience, expertise and knowledge of these industries to select transactions that involved companies with certain operational, business and/or financial characteristics that, for purposes of this analysis, may be considered similar to those of enGene.

However, because none of the target companies in the selected M&A transactions used in this analysis is identical to enGene, Lincoln believed that it was inappropriate to rely solely on the quantitative results of the selected transactions analysis. Accordingly, Lincoln also made qualitative judgments, based on its experience and professional judgment, concerning differences between the operational, business and/or financial characteristics of enGene and each target company as well as the Transaction and the selected M&A transactions that could affect the transaction values of each in order to provide a context in which to consider the results of the quantitative analysis.

Using publicly available information obtained from SEC filings and other data sources as of the time of the announcement of the relevant transactions, Lincoln calculated, for each selected M&A transaction, the transaction value (calculated as the offer value (determined using the treasury stock method and taking into account outstanding in-the-money options, warrants, restricted stock units, performance stock units and other convertible securities), plus the book value of debt and certain liabilities less cash and cash equivalents) implied for each target company based on the consideration payable in the applicable selected M&A transaction, in each case excluding any contingent payments, which amount is referred to, with respect to the selected M&A transactions, as “Enterprise Value.”

The selected M&A transactions considered in this analysis are summarized below:

Date Announced	Target	Acquirer	Enterprise Value ($ in millions)
Jan-20	Neon Therapeutics, Inc.	BioNTech SE	$52
Nov-19	FerGene, Inc.	Ferring / BlackRock	$570
Nov-19	Elevar Therapeutics, Inc.	HLB Life Science Co., Ltd.	$200
Sep-16	Viventia Bio Inc.	Eleven Biotherapeutics, Inc.	$49
Jun-14	Precision Genome Engineering, Inc.	bluebird bio, Inc.	$155
Jun-14	EGWU, Inc.	Celsion Corporation	$43
		Median	$52
		Mean	$100

Taking into account various quantitative and qualitative factors and other considerations that Lincoln deemed relevant in its professional judgment and experience, including differences between the business, financial and operating characteristics of enGene and the target companies included in the selected transactions set forth above, Lincoln observed the illustrative enterprise value range of the selected transactions of $43 million to $570 million, the mean enterprise value of the selected transactions of $100 million and the median enterprise value of the selected transactions of $52 million, and compared such Enterprise Value to the Transaction Enterprise Value of $111 million.

Selected Capital Raise Transaction Analysis

Lincoln reviewed and compared certain information relating to the following selected transactions involving companies focused on bladder cancer drug development of gene therapy cancer drug development (which transactions are referred to as the “selected capital raise transactions” in this summary of the Opinion) that

Lincoln, based on its experience and professional judgement, deemed relevant to consider in relation to enGene and the Transaction. The selected capital raise transactions involved clinical stage companies that were pre-revenue. Although none of the selected capital raise transactions is directly comparable to the Transaction, the transactions listed below were chosen by Lincoln because, among other reasons, their total number of compounds, the development stage of such compounds and the comparability of such compounds to EG-70 or other factors, for purposes of Lincoln’s analysis, may be considered similar to the Transaction. Lincoln used its experience, expertise and knowledge of these industries to select capital raise transactions that involved companies with certain operational, business and/or financial characteristics that, for purposes of this analysis, may be considered similar to those of enGene.

However, because none of the target companies in the selected capital raise transactions used in this analysis is identical to enGene, Lincoln believed that it was inappropriate to rely solely on the quantitative results of the selected transaction analysis. Accordingly, Lincoln also made qualitative judgments, based on its experience and professional judgment, concerning differences between the operational, business and/or financial characteristics of enGene and each target company as well as the Transaction and the selected capital raise transactions that could affect the transaction values of each in order to provide a context in which to consider the results of the quantitative analysis.

Using publicly available information obtained from data sources as of the time of the announcement of the relevant transactions, Lincoln calculated, for each selected capital raise transaction, the transaction value implied for each target company based on the amount raised in the applicable selected capital raise transaction and the amount of ownership in the targets that was sold, which transaction value is referred to, with respect to the selected capital raise transactions, as the “Pre-Money Valuation.”

The selected capital raise transactions considered in this analysis are summarized below:

Date Announced	Target	Lead Investors	Pre-Money Valuation ($ in millions)
Sep-22	CG Oncology, Inc.	ORI Capital, Decheng Capital, and Longitude Capital	$280
Mar-21	Tyra Biosciences, Inc.	Nextech Invest	$200
Jan-21	Ikena Oncology, Inc.	Omega Funds	$200
Sep-19	Genenta Science S.r.l.	Fidim and Qianzhan Investment Management	$91
Aug-19	Oncorus, Inc.	Cowen Healthcare	$100
Jun-18	Gritstone Oncology, Inc.	PFM Health Sciences and Aberdare Venture	$267
Dec-16	Neon Therapeutics	Partner Fund Management	$235
Apr-16	G1 Therapeutics, Inc.	Cormorant Asset Management	$165
Sep-15	Corvus Pharmaceuticals, Inc.	Rock Springs Capital	$161
		Median	$200
		Mean	$189

Taking into account various quantitative and qualitative factors and other considerations that Lincoln deemed relevant in its professional judgment and experience, including differences between the business, financial and operating characteristics of enGene and the target companies included in the selected transactions set forth above, Lincoln observed the illustrative enterprise value range of the selected transactions of $91 million to $280 million, the mean enterprise value of the selected transactions of $189 million and the median enterprise value of the selected transactions of $200 million, and compared such Pre-Money Valuations to the Transaction Enterprise Value of $111 million.

Miscellaneous

In the past two years, Lincoln has not been engaged by either FEAC or enGene or received fees from either of FEAC or enGene, other than in connection with the Opinion. Lincoln earned customary fees from FEAC for its services, in the amount of $450,000, a portion of which was paid upon Lincoln’s retention, and the balance of which is payable upon the earlier of termination of the Transaction in accordance with the Business Combination Agreement or the consummation of the Transaction. No portion of Lincoln’s fee was contingent upon the conclusion reached in its Opinion. In addition, FEAC has agreed to indemnify Lincoln and certain related parties against certain liabilities, and to reimburse Lincoln for certain expenses, arising in connection with or as a result of its engagement. Lincoln and its affiliates provide a range of investment banking and financial services and, in that regard, Lincoln and its affiliates may in the future provide investment banking and other financial services to FEAC, enGene and each of their respective affiliates, for which Lincoln and its affiliates would expect to receive compensation.

Interests of enGene’s Significant Shareholders, Directors and Executive Officers in the Business Combination

When you consider the recommendation of the FEAC Board in favor of approval of the Business Combination Proposal, you should keep in mind that enGene’s significant shareholders, directors and officers have interests in the Business Combination that are different from, or in addition to, those of FEAC Shareholders and FEAC Warrant holders generally. These interests include, among other things, the interests listed below:

•

Forbion Capital Fund III, an affiliate of Forbion, the Sponsor and FGOF, is a significant shareholder of enGene, currently holding an equity interest in enGene of approximately 26% of the share capital. Based on enGene’s implied enterprise valuation of $111 million at the time of signing the Business Combination Agreement, such equity interests have an implied value equal to $28,860,000 (26% of $111 million). The consideration originally paid by Forbion Capital Fund III for the 26% equity interest in enGene was equal to $17,027,974. Also, Forbion Capital Fund III is an investor in both of enGene’s Amended 2022 Convertible Notes and the 2023 Convertible Notes. While the Sponsor and Forbion Capital Fund III are part of the Forbion group, Forbion Capital Fund III is part of a different fund structure with a different investment mandate and with independent discretion in its investment decision-making process. None of the independent members of the FEAC Board has any interest in Forbion Capital Fund III. Therefore, Forbion Capital Fund III’s status as current shareholder of enGene and as investor in both of enGene’s Amended 2022 Convertible Notes and the 2023 Convertible Notes has not been taken into consideration by the FEAC Board in approving, and did not influence the decision to discuss, negotiate or execute, the Business Combination. See “Description of enGene’s Material Indebtedness,” “Security Ownership of Certain Beneficial Holders and Management of enGene,” and “Certain Relationships and Related Party Transactions.”

•	Marco Boorsma, a member of the enGene Board is affiliated with Forbion and was designated for enGene’s Board by Forbion Capital Fund III. See “Directors and Executive Officers of enGene.”

•

Gerry Brunk, a member of the enGene Board is affiliated with the Lumira/Merck Investors. The Lumira/Merck Investors are significant shareholders of enGene as well as investors in both the Amended 2022 Convertible Notes and the 2023 Convertible Notes. Mr. Brunk was designated for enGene’s Board by the Lumira/Merck Investors. See “Directors and Executive Officers of enGene,” “Description of enGene’s Material Indebtedness,” “Security Ownership of Certain Beneficial Holders and Management of enGene,” and “Certain Relationships and Related Party Transactions.”

•

Dr. Richard Glickman, a member of the enGene Board is affiliated with the Lumira/Merck Investors. The Lumira/Merck Investors are significant shareholders of enGene as well as investors in both the Amended 2022 Convertible Notes and the 2023 Convertible Notes. Dr. Glickman is a Venture Partner at Lumira Capital Investment Management, Inc. See “Directors and Executive Officers of enGene,” “Description of enGene’s Material Indebtedness,” “Security Ownership of Certain Beneficial Holders and Management of enGene,” and “Certain Relationships and Related Party Transactions.”

•

Members of enGene’s current management will initially continue in the same roles as management of New enGene, and Jason D. Hanson, enGene’s Chief Executive Officer and certain other members of enGene management will enter into employment agreements with New enGene or a subsidiary thereof concurrently with the Business Combination. See “Directors and Executive Officers of enGene,” and “Directors and Officers of New enGene after the Business Combination.”

•

Unvested stock options held by executive officers and other employees of enGene will vest upon the consummation of the Business Combination and become stock options to acquire New enGene Shares on the same terms.

Sources and Uses for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination. All of the sources and uses below are for illustrative purposes only. Where actual amounts are not known or knowable, the figures below represent FEAC’s good faith estimate of such amounts.

No redemption scenario

Sources		Uses
(in millions of U.S. dollars)
Existing cash held in Trust Account(1)	$137	Rollover equity(3)	$97
Transaction financing(2)	$113	Cash to balance sheet	$226
Rollover equity(3)	$97	Estimated transaction expenses(4)	$24

Total* sources:	$347	Total* uses:	$347

(*)	Totals might be affected by rounding.
(1)

$135,786,170 held in the Trust Account as of June 30, 2023 plus $1,265,000 from the Second Extension Funding on September 13, 2023. Assumes that none of the FEAC Class A Shares are redeemed in connection with the Business Combination. Excludes interest earned in the Trust Account; the actual amount of cash in the Trust Account is subject to change depending on actual interest earned.

(2)

Excludes the $1.7 million non-redemption commitment from a FEAC Shareholder that is the beneficial owner of 166,665 FEAC Class A Shares as part of the $115 million transaction financing that is comprised of (i) the PIPE Financing ($56.9 million), (ii) the Convertible Bridge Financing ($56.4 million) and (iii) the non-redemption commitment ($1.7 million).

(3)	Rollover equity refers to equity of enGene Shareholders and includes the aggregate exercise price of its stock options outstanding as of July 31, 2023.
(4)	Represents an estimate of transaction expenses. Actual amounts may vary and may include expenses unknown at this time.

Maximum redemption scenario

Sources		Uses
(in millions of U.S. dollars)
Existing cash held in Trust Account(1)	$24	Rollover equity(3)	$97
Transaction financing(2)	$113	Cash to balance sheet	$113
Rollover equity(3)	$97	Estimated transaction expenses(4)	$24

Total* sources:	$234	Total* uses:	$234

(*)	Totals might be affected by rounding.
(1)

$135,786,170 held in the Trust Account as of June 30, 2023 plus $1,265,000 from the Second Extension Funding on September 13, 2023. Assumes that all holders of FEAC Class A Shares redeem their shares in connection with the Business Combination at an assumed redemption price of $10.83 per share (calculated using the sum of approximately $135.8 million cash in the Trust Account at June 30, 2023 and $1.3 million from the Second Extension Funding on September 13, 2023, divided by 12,650,000 outstanding FEAC Class A Shares), except for 2,166,665 million non-redeemable FEAC Class A Shares held by FGOF and a FEAC Shareholder that is the beneficial owner of 166,665 FEAC Class A Shares, who have each undertaken not to redeem their shares in connection with the Business Combination. The actual amount of cash in the Trust Account is subject to change depending on actual interest earned.
(2)

Excludes the $1.7 million non-redemption commitment from a FEAC Shareholder that is the beneficial owner of 166,665 FEAC Class A Shares as part of the $115 million transaction financing that is comprised of (i) the PIPE Financing ($56.9 million), (ii) the Convertible Bridge Financing ($56.4 million) and (iii) the non-redemption commitment ($1.7 million).

(3)	Rollover equity refers to equity of enGene Shareholders and includes the aggregate exercise price of its stock options outstanding as of July 31, 2023.
(4)	Represents an estimate of transaction expenses. Actual amounts may vary and may include expenses unknown at this time.

Name; Headquarters of New enGene

Following the Amalgamation, New enGene will continue from being a corporation incorporated under and governed by the Canada Business Corporations Act to a company continued to and governed by the Business Corporations Act (British Columbia). New enGene will maintain its headquarters at 7171 Rue Frederick Banting, Saint-Laurent, QC H4S 1Z9, Canada.

Board of New enGene following the Business Combination

The four (4) directors of New enGene will continue as members of the New enGene Board after Closing. The initial New enGene Board will consist of (i) Jason D. Hanson, the Chief Executive Officer of enGene, (ii) Jasper Bos, the Chief Executive Officer of FEAC, (iii) Gerry Brunk and (iv) Dr. Richard Glickman. Under applicable Nasdaq rules and pursuant to NI 52-110, the New enGene Board has determined that Messrs. Hanson and Bos are not independent directors and Mr. Brunk and Dr. Glickman are independent directors. New enGene intends to rely on the phase-in rules of Nasdaq with respect to the independence of its board of directors.

Prior to New enGene’s 2024 annual meeting of shareholders, the New enGene Board may appoint an additional director to its board, if identified. Pursuant to the Business Combination Agreement, as amended by the Waiver and Consent Letter, New enGene will elect a full slate of directors no later than on or immediately following New enGene’s 2024 annual meeting of shareholders. The full slate of directors will consist of seven (7) directors, including (i) one (1) independent director and one (1) other director (whether or not independent), each to be identified by FEAC, (ii) Jason D. Hanson, the Chief Executive Officer of enGene, and (iii) three (3) independent directors and one (1) other director to be identified by enGene.

Listing of New enGene Shares and Warrants

Prior to the Closing, FEAC and enGene will use reasonable best efforts to cause the New enGene Shares and New enGene Warrants to be issued in connection with the Business Combination to be approved for listing on The Nasdaq Stock Market LLC, or another national securities exchange registered under the Exchange Act as agreed by FEAC and New enGene, under the ticker symbols “ENGN” and “ENGNW”, respectively (or if any such ticker symbol becomes unavailable, such other ticker symbol as may be agreed upon in writing by the parties).

Under the Business Combination Agreement, the obligations of the parties to consummate the transactions are subject to the satisfaction or waiver by FEAC and enGene prior to the Closing, of various conditions, including that the New enGene’s initial listing application with Nasdaq for the listing of New enGene Shares and Warrants has been approved. The terms of the Business Combination Agreement permit that this condition may be waived by agreement between FEAC and enGene without requiring recirculation or resolicitation of this proxy statement/prospectus. See “Risk Factors — Risks Related to the Business Combination — FEAC or enGene may waive one or more of the conditions to the completion of the Business Combination without recirculation of this proxy statement/prospectus or resoliciting stockholder approval” for more information.

Cancellation of Certain Warrants of enGene; Assumption of enGene Options

Immediately prior to the commencement of the Plan of Arrangement, warrants issued to certain warrant holders of enGene to purchase enGene Class C Preferred Shares will be cancelled and no longer outstanding.

Upon the Closing of the Business Combination, all outstanding enGene Options will be assumed by New enGene. enGene Options that were issued or available to be issued as of May 16, 2023 will accelerate and become vested and exercisable (if not previously vested and exercisable). For additional information, see footnote 5 to the “Outstanding Equity Awards at 2022 Fiscal Year-End” table included in “Executive Compensation.”

Accounting Treatment of the Business Combination

Notwithstanding the legal form, the Business Combination will be accounted for as a reverse recapitalization in accordance with US GAAP. Under this method of accounting, FEAC will be treated as the acquired company for financial reporting purposes, whereas enGene will be treated as the accounting acquirer. In accordance with this accounting method, New enGene is considered to be a continuation of enGene, with the net identifiable assets of FEAC deemed to have been acquired by enGene in exchange for common shares of enGene accompanied by a recapitalization. The net assets of FEAC will be stated at historical cost, with no goodwill or other intangible assets recorded, and operations prior to the Business Combination will be those of enGene. enGene has been determined to be the accounting acquirer based on an evaluation of the following facts and circumstances, and accordingly the Business Combination is treated as an equivalent to an acquisition of FEAC accompanied by a recapitalization.

•	Senior management of enGene will continue as senior management of the post-Business Combination combined company (the “Combined Company”);

•	Directors of enGene will form a majority on the board of directors of the Combined Company;

•	The name of the Combined Company will be “enGene Holdings Inc.” and it will utilize enGene’s current headquarters; and

•	enGene’s operations will comprise the ongoing operations of the Combined Company.

Vote Required for the Business Combination Proposal Approval

The adoption and approval of the Business Combination Agreement and the Transactions including the Plan of Arrangement requires the affirmative vote of the holders of at least a majority of the FEAC Shares present in person or represented by proxy and entitled to vote at the Special Meeting; the approval of (i) the Cayman Merger and (ii) the Cayman Reorganization, which is part of the Business Combination Proposal, requires the affirmative vote of the holders of at least two-thirds of the FEAC Shares present in person or represented by proxy and entitled to vote at the Special Meeting. Therefore, the approval of the Business Combination Proposal requires the affirmative vote of the holders of at least two-thirds of the FEAC Shares present in person or represented by proxy and entitled to vote at the Special Meeting. Abstentions will have no effect on the outcome of the proposal. The Business Combination cannot be completed unless the Business Combination Proposal is adopted by affirmative vote of the holders of at least two-thirds of the votes cast by FEAC Shareholders present or represented by proxy at the Special Meeting and entitled to vote thereon.

Resolutions to be Voted Upon

The full text of the resolutions to be proposed is as follows:

“RESOLVED, as a special resolution, that (i) the Business Combination Agreement, the Business Combination and the Transactions including the Plan of Arrangement be and are hereby authorized, approved and confirmed in all respects; (ii) FEAC be and is hereby authorized to consummate the Cayman Merger, pursuant to which Cayman Merger Sub will merge with and into FEAC so that FEAC be the surviving entity and all the undertaking, property and liabilities of Cayman Merger Sub vest in FEAC by virtue of such merger pursuant to the Companies Act (As Revised) of the Cayman Islands; (iii) the plan of merger in the form attached as Annex E to this proxy statement/prospectus (the “Plan of Merger”) be and is hereby authorized, approved and confirmed in all respects; and (iv) FEAC be and is hereby authorized to enter into the Business Combination Agreement and the Plan of Merger.”

THE BUSINESS COMBINATION AGREEMENT

The discussion in this proxy statement/prospectus of the Business Combination and the principal terms of the Business Combination Agreement is subject to, and is qualified in its entirety by reference to, the Business Combination Agreement. A copy of the Business Combination Agreement is attached as Annex A to this proxy statement/prospectus.

Capitalized terms used in this section “The Business Combination Agreement” but not otherwise defined in this proxy statement/prospectus shall have the meanings assigned to them in the Business Combination Agreement.

The subsections that follow this subsection describe the material provisions of the Business Combination Agreement, but do not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A hereto.

Our shareholders are urged to read the Business Combination Agreement carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination. The legal rights and obligations of the parties to the Business Combination Agreement are governed by the specific language of the Business Combination Agreement, and not this summary.

The representations, warranties and covenants in the Business Combination Agreement were made solely for the benefit of the parties to the Business Combination Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Business Combination Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the Business Combination Agreement, and in reviewing the representations, warranties and covenants contained in the Business Combination Agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the Business Combination Agreement to be characterizations of the actual state of facts or condition of FEAC, enGene or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Business Combination Agreement, which subsequent information may or may not be fully reflected in public disclosures.

General Structure of the Business Combination

The Business Combination Agreement contemplates that the Business Combination will be completed through, among other things, the following series of transactions:

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On September 5, 2023, FEAC incorporated 15333881 Canada Inc., a corporation under the laws of Canada and a direct wholly owned subsidiary of FEAC (“Can Merger Sub”) and on September 6, 2023, New enGene incorporated enGene Cayman Inc., a Cayman Islands exempted company and a direct wholly owned subsidiary of New enGene (“Cayman Merger Sub”);

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pursuant to the Sponsor and Insiders Letter Agreement, Forbion Growth Sponsor FEAC I B.V., a private limited liability company incorporated in The Netherlands (the “Sponsor”), has agreed to surrender, after giving effect to the conversion of all or part of the principal amount outstanding under loans made by the Sponsor to FEAC into private placement warrants of FEAC (“FEAC Private Placement Warrants”), 1,789,004 FEAC Class B Shares and 5,463,381 FEAC Private Placement Warrants, as a contribution to the capital of FEAC and for no consideration (the “Surrender”), effective immediately prior to the Class B Conversion (as defined below) on the day which is two business days prior to the Closing Date (as defined below);

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on the day which is two business days prior to the Closing Date, each FEAC Class B Share that remains outstanding following the Surrender shall be exchanged for one FEAC Class A Share (the “Class B Conversion”);

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on the day which is one business day prior to the Closing Date, Cayman Merger Sub will merge with and into FEAC with FEAC as the surviving entity pursuant to a plan of merger under the laws of the Cayman Islands (the “Cayman Merger”) as follows: (i) New enGene will issue to the holders of FEAC Shares (including the Sponsor but excluding the holders of any dissenting FEAC Shares) New enGene Shares in exchange for such holders’ FEAC Shares and such FEAC Shares will not be cancelled but will be transferred to New enGene, (ii) FEAC will thereby become a wholly owned subsidiary of New enGene, and (iii) each issued share of Cayman Merger Sub will be exchanged for a FEAC Class A Share as the surviving entity and Cayman Merger Sub (having merged into FEAC) will cease to exist as a separate entity by virtue of the Cayman Merger;

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concurrently with the Cayman Merger, and effective at the same time the Cayman Merger becomes effective under Cayman Islands law, (i) New enGene will assume the warrants of FEAC to purchase one FEAC Class A Share at an exercise price of $11.50 per share, subject to adjustment (as so assumed, “New enGene Warrants”) pursuant to a warrant assignment, assumption and amendment agreement to be entered into on or around the Closing Date, (ii) FEAC as the entity surviving the Cayman Merger will issue to New enGene a non-interest bearing demand promissory note payable denominated in Canadian dollars (“C$”) having a principal amount equal to the fair market value of the FEAC Warrants assumed by New enGene (“Note 3”) in consideration of the assumption by New enGene of obligations under the FEAC Warrants (as so assumed, New enGene Warrants), and (iii) New enGene will redeem the initial Class B common shares of New enGene held by the sole shareholder of New enGene for an amount equal to the amount of capital that the sole shareholder of New enGene contributed for purposes of the incorporation of New enGene (such transactions, together with the Cayman Merger, the “Cayman Reorganization”);

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following the Cayman Reorganization, FEAC will file an election to change its classification for U.S. federal income tax purposes from a corporation to an entity disregarded as separate from its owner New enGene, to be effective as of the beginning of the Closing Date (the “U.S. Entity Classification Election” and, together with the Cayman Reorganization, the “FEAC Reorganization”);

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on the Closing Date and pursuant to the Plan of Arrangement, subsequent to the FEAC Reorganization becoming effective and prior to the consummation of the PIPE Financing, FEAC will loan to New enGene an amount equal to the total funds held in its Trust Account (subject to certain deductions described in the Business Combination Agreement), less the principal amount of Note 3 (together, the “Loan Amount”) in consideration for which New enGene will issue a C$ denominated non-interest bearing demand promissory note to FEAC having a principal amount equal to the Loan Amount converted into its Canadian dollar equivalent based on the C$:U.S.$ Bank of Canada daily exchange rate on the business day immediately prior to the Closing Date, following which FEAC will sell to New enGene, and New enGene will purchase, all of the outstanding common shares of Can Merger Sub for a purchase price of C$10 (the “Can Merger Sub Share Sale”) and, following the Can Merger Sub Share Sale but prior to the Amalgamation, the PIPE Financing shall be consummated;

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subsequent to the Can Merger Sub Share Sale and PIPE Financing, Can Merger Sub and enGene will amalgamate pursuant to the Plan of Arrangement, and pursuant to the Amalgamation, (i) each enGene Share outstanding immediately prior to the Amalgamation shall be exchanged for New enGene Shares at the enGene Exchange Ratio and each enGene Warrant outstanding immediately prior to the Amalgamation shall be exchanged for New enGene Warrants per the enGene Exchange Ratio; (ii) each Can Merger Sub share outstanding immediately prior to the Amalgamation shall be exchanged for one common share in the authorized share capital of the amalgamated entity; and (iii) in consideration for the issuance of New enGene Shares, the amalgamated entity shall issue its common shares to New enGene; and

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following the Amalgamation, New enGene will continue from being a corporation incorporated under and governed by the Canada Business Corporations Act to a company continued to and governed by the Business Corporations Act (British Columbia).

The transactions described above, together with the other transactions contemplated by the Business Combination Agreement, are hereinafter referred to as the “Transactions.”

The Business Combination is expected to close in the second half of 2023, subject to the satisfaction of customary closing conditions. The Business Combination Agreement and the Transactions were approved by the board of directors of each of FEAC and enGene.

Concurrently with the execution of the Business Combination Agreement, FEAC, New enGene and the PIPE Investors also entered into the Subscription Agreements, pursuant to which, among other things, the PIPE Investors have agreed, subject to the completion of each element of the Transactions (other than those Transactions that are scheduled to be completed following the Closing Date), to subscribe for and purchase, and FEAC has agreed that it will issue and sell to the PIPE Investors (which obligation will be assumed (the “Assumption”) by New enGene after the completion of the FEAC Reorganization and prior to the consummation of the PIPE Financing (as defined below)) the number of FEAC Class A Shares (or after the Assumption, New enGene Shares) provided for in the applicable Subscription Agreement. Immediately following the execution and delivery of the Subscription Agreements, FEAC and New enGene also entered into a side letter with each PIPE Investor (collectively, the “Side Letter Agreements” and each a “Side Letter Agreement”) to amend the relevant Subscription Agreement and which, together with the relevant Subscription Agreement, reflects the total number of FEAC Class A Shares and FEAC Warrants to be issued by FEAC (or after the Assumption, the total number of New enGene Shares and New enGene Warrants to be issued by New enGene) pursuant to the PIPE Financing in consideration of the purchase price set forth in the relevant Subscription Agreement. Pursuant to the Subscription Agreements, as amended by the Side Letter Agreements, the PIPE Investors will collectively subscribe for 6,435,441 FEAC Class A Shares (or after the Assumption, New enGene Shares) and an aggregate of 2,702,791 FEAC Warrants (or after the Assumption, New enGene Warrants) for an aggregate purchase price equal to $56,891,682 (the “PIPE Financing”).

In addition, concurrently with the execution of the Business Combination Agreement, New enGene, FEAC and a FEAC shareholder entered into a non-redemption agreement (the “Non-Redemption Agreement”), pursuant to which, among other things, FEAC will issue an additional 26,575 FEAC Class A Shares and 81,158 FEAC Warrants (or after the Assumption, New enGene will issue additional New enGene Shares and New enGene Warrants) to such FEAC shareholder in consideration of such FEAC shareholder’s commitment (i) to vote or cause to be voted all of its 166,665 FEAC Class A Shares in favor of the Transaction Proposals and (ii) not to redeem its 166,665 FEAC Class A Shares in connection with the approval of the Business Combination by the shareholders of FEAC (the “Non-Redemption Transaction”).

Prior to the execution and delivery of the Business Combination Agreement, enGene agreed to certain modifications of existing convertible indebtedness in an aggregate principal amount of $18.4 million (the “Amended 2022 Convertible Notes” and, together with the enGene warrants to be issued by enGene as consideration for such modifications, the “Amended 2022 Financing”). Concurrently with the execution and delivery of the Business Combination Agreement, enGene entered into agreements pursuant to which it will issue new convertible indebtedness and enGene warrants (i) for cash in an aggregate principal amount of $30.0 million and (ii) in repayment of certain outstanding indebtedness in an aggregate principal amount of $8.0 million. The Convertible Bridge Financing indebtedness will be converted in the Transactions into that number of common shares of enGene that, when exchanged at the enGene Exchange Ratio, shall equal that number of FEAC Class A Shares (or after the Assumption, New enGene Shares) that the holders of such indebtedness would have received if they had subscribed for FEAC Class A Shares (or after the Assumption, New enGene Shares) on the same terms as the PIPE Financing.

Consideration

To current holders of FEAC Shares

As a result of the Cayman Merger, New enGene will (i) issue to the holders of FEAC Shares (including the Sponsor but excluding the holders of any Dissenting FEAC Shares) New enGene Shares in exchange for such holders’ FEAC Shares on a one for one (1:1) basis, and (ii) New enGene will assume the FEAC Warrants (as so assumed, New enGene Warrants) pursuant to the Warrant Assignment, Assumption and Amendment Agreement.

To current holders of enGene Shares and enGene Options

After the consummation of the PIPE Financing and the conversion of the enGene Convertible Notes, Can Merger Sub and enGene will amalgamate in accordance with the terms of the Plan of Arrangement, pursuant to which (i) each enGene Share outstanding immediately prior to the Amalgamation shall be exchanged for New enGene Shares per the enGene Exchange Ratio, (ii) each enGene Warrant outstanding immediately prior to the Amalgamation shall be exchanged for New enGene Warrants per the enGene Exchange Ratio and (iii) each enGene Equity Award outstanding immediately prior to the Amalgamation shall be deemed vested and exercisable and exchanged for Rollover Equity Awards and the number of New enGene Shares that will be subject to each Rollover Equity Award shall be determined by multiplying the number of enGene Shares subject to the corresponding enGene Equity Award immediately prior to the Closing by the enGene Exchange Ratio.

The aggregate number of New enGene Shares to be allocated in respect of enGene Shares, the aggregate number of Rollover Equity Awards to be allocated in respect of the aggregate number of enGene Equity Awards, and the New enGene Warrants to be allocated in respect of the aggregate number of enGene Warrants, shall in the aggregate equal the portion of the Exchange Consideration issuable in respect of such enGene Shares, enGene Equity Awards and enGene Warrants pursuant to the Plan of Arrangement.

The Exchange Consideration is comprised of the Company Consideration and the Bridge Consideration:

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The Company Consideration equals (A) with respect to the New enGene Shares, the number of New enGene Shares equal to the portion of the Reference Value divided by $10.25 (the “Reference Price”) that is attributable to the aggregate number of enGene Shares issued and outstanding immediately prior to the Closing (not including, for the avoidance of doubt, the number of enGene Common Shares issuable upon conversion of the Convertible Bridge Financing) including any enGene Equity Awards exercised prior to or in connection with Closing, and (B) with respect to the Rollover Equity Awards, the number of Rollover Equity Awards equal to the portion of the Reference Value divided by the Reference Price that is attributable to the aggregate number of enGene Equity Awards (whether vested or unvested), and in each case without duplication of the enGene Shares taken into account for calculating the Company Consideration in respect of the New enGene Shares and Rollover Equity Awards.

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The Bridge Consideration equals (A) with respect to the New enGene Shares, the number of New enGene Shares equal to (i) the number of enGene Common Shares issued upon the conversion of the enGene Convertible Notes in accordance with their terms, multiplied by (ii) the enGene Exchange Ratio, and (B) with respect to the New enGene Warrants, the number of New enGene Warrants equal to (i) the number of enGene Warrants multiplied by (ii) the enGene Exchange Ratio.

The Reference Value used to determine the enGene Exchange Ratio, the Company Consideration and the Bridge Consideration equals the sum of: (i) $90,000,000, plus (ii) the aggregate exercise price of the enGene Options that will be exchanged for Rollover Equity Awards, converted to its U.S. dollar equivalent.

Representations and Warranties

The Business Combination Agreement contains representations and warranties of the parties customary for transactions of this type and that the respective parties made to each other as of the date of such agreement or other specific dates.

Amongst others, enGene made customary representations and warranties to FEAC relating to, among other things: organization and qualification; capitalization; authorization; financial statements; consents and approvals; permits; material contracts; absence of undisclosed liabilities or certain changes; brokers; litigation; compliance with law; employee plans; environmental matters; intellectual property; labor matters; insurance; tax matters; real and personal property; transactions with affiliates; suppliers; data privacy and security; compliance with international trade and anti-corruption laws; information supplied; and regulatory compliance and investigation.

Amongst other, FEAC made customary representations and warranties to enGene relating to, among other things: organization and qualification; authorization; consent and approvals; brokers; capitalization; SEC filings; listing on Nasdaq; the Trust Account; employees; investment company status; transactions with affiliates; litigation; compliance with law; contracts; business activities; internal controls and financial statements; absence of undisclosed liabilities or certain changes; tax matters; investigation; compliance with international trade and anti-corruption laws; information supplied; and regulatory compliance and investigation.

The assertions embodied in those representations and warranties were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating such agreement. The representations and warranties in the Business Combination Agreement were made only as of the date of the Business Combination Agreement or, with respect to certain representations, in the event the Closing occurs, as of the date of the Closing, or such other date as is specified in the Business Combination Agreement and are also modified in part by the underlying disclosure schedules which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision.

Material Adverse Effect

With respect to enGene, a “Company Material Adverse Effect” as used in the Business Combination Agreement means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (i) the business, results of operations or financial condition of the Group Companies, taken as a whole or (ii) the ability of enGene to consummate the Transactions, provided, however, that in the case of clause (i) none of the following, either alone or in combination, shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur: any adverse change, event, effect or occurrence resulting from or related to (a) any change, development, condition or event generally affecting the industries or markets in which the Group Companies operate, (b) general business or economic conditions in or affecting the United States, Canada or elsewhere, or changes therein, (c) any outbreak or escalation of war or hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage, civil unrest, cyberterrorism, riots, prolonged demonstrations or public disorders, or changes in global, national, regional, provincial, state or local political conditions, or any escalation or worsening thereof, (d) changes in the financial, banking, capital or securities markets generally in the United States, Canada or any other country or region in the world, or changes therein, including changes in interest rates in the United States, Canada or any other country and changes in exchange rates for the currencies of any countries, (e) changes or proposed changes in, or changes or proposed changes in the interpretation of, any applicable laws, regulatory framework, IFRS or GAAP, (f) the negotiation, execution or delivery of the Business Combination Agreement, public announcement of the Business Combination Agreement or the pendency or consummation of the Transactions (provided that the exception in this clause (f) shall not apply to the representations and warranties set forth in Section 3.5(b) of the Business Combination Agreement to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the Transactions or the condition set forth in Section 6.2(a) thereof, to the extent it relates to such representations and warranties), (g) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions, including, but not limited to any predictions or results (expressly excluding any treatment-related severe adverse events, grade 4 or higher, as that such terms are used by the FDA) related to any clinical studies or trials (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (a) through (f), (h) or (i)), (h) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, acts of God or other natural disasters or comparable events in the United States, Canada or any other country or region in the world, or any escalation of the foregoing, (i) any epidemics, pandemics, disease outbreaks or quarantines, including COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations thereof following the date of the Business Combination Agreement, (j) the taking of any action required by the terms of the Business Combination Agreement or any Ancillary Agreement, (k) any actions taken or omitted to be taken by a Group Company at the written request or with the prior written consent of FEAC, (l) ordinary course deterioration of enGene’s cash position (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (a) through (f), (h) or (i)), (m) any material breach of the Business Combination Agreement or any Ancillary Agreement by FEAC or (n) any matter set forth on Section 1.1 of the enGene Disclosure Schedules; provided, however, that if any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (a) through (f), (h) or (i) materially and disproportionately adversely effects the Group Companies, taken as a whole, relative to other comparable companies and entities operating in the industries or markets in which the Group Companies operate, such change, event, effect or occurrence may be taken into account in determining whether a Company Material Adverse Effect has occurred but only to the extent of the disproportionate effect.

With respect to FEAC, a “FEAC Material Adverse Effect” as used in the Business Combination Agreement means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of FEAC; provided, however, that none of the following, either alone or in combination, shall constitute or be taken into account in determining whether a FEAC Material Adverse Effect has occurred or is reasonably expected to occur: any adverse change, event, effect or occurrence resulting from or related to (a) general business or economic conditions in or affecting the United States, Canada or elsewhere, or changes therein, or the global economy generally, (b) any outbreak or escalation of war or hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage, civil unrest, cyberterrorism, riots, prolonged demonstrations or public disorders, or changes in global, national, regional, provincial, state or local political conditions, or any escalation or worsening thereof, (c) changes in the financial, banking, capital or securities markets generally in the United States, Canada or any other country or region in the world, or changes therein, including changes in interest rates in the United States, Canada or any other country and changes in exchange rates for the currencies of any countries, (d) changes, or proposed changes in or changes or proposed changes in interpretation of any applicable Laws, regulatory framework, IFRS or GAAP, (e) any change, event, effect or occurrence that is generally applicable to the industries or markets in which FEAC operates, (f) the negotiation, execution or delivery of the Business Combination Agreement, public announcement of the Business Combination Agreement or the pendency or consummation of the Transactions (provided that the exception in this clause (f) shall not apply to the representations and warranties set forth in Section 4.5(b) of the Business Combination Agreement to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the Transactions or the condition set forth in Section 6.3(a) thereof to the extent it relates to such representations and warranties), (g) any failure by FEAC to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (a) through (f) or (h)), (h) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, acts of God or other natural disasters or comparable events in the United States, Canada or any other country or region in the world, or any escalation of the foregoing, (i) any epidemics, pandemics, disease outbreaks or quarantines, including COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations thereof following the date of the Business Combination Agreement, (j) the taking of any action required by the terms of the Business Combination Agreement or any Ancillary

Agreement, (k) any actions taken or omitted to be taken by FEAC at the written request or with the prior written consent of enGene (l) any material breach of the Business Combination Agreement or any Ancillary Agreement by enGene or (m) any matter set forth on Section 1.1 of the FEAC Disclosure Schedules; provided, however, that if any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (a) through (f), (h) or (i) materially and disproportionately adversely effects FEAC relative to other “SPACs” comparable to FEAC on the basis of its listing, share conditions, obligations and assets, such change, event, effect or occurrence may be taken into account in determining whether a FEAC Material Adverse Effect has occurred but only to the extent of the disproportionate effect.

Governance

The four (4) directors of New enGene will continue as members of the New enGene Board after Closing. The initial New enGene Board will consist of (i) Jason D. Hanson, the Chief Executive Officer of enGene, (ii) Jasper Bos, the Chief Executive Officer of FEAC, (iii) Gerry Brunk and (iv) Dr. Richard Glickman. Under applicable Nasdaq rules and pursuant to NI 52-110, the New enGene Board has determined that Messrs. Hanson and Bos are not independent directors and Mr. Brunk and Dr. Glickman are independent directors. New enGene intends to rely on the phase-in rules of Nasdaq with respect to the independence of its board of directors.

Prior to New enGene’s 2024 annual meeting of shareholders, the New enGene Board may appoint an additional director to its board, if identified. Pursuant to the Business Combination Agreement, as amended by the Waiver and Consent Letter, New enGene will elect a full slate of directors no later than on or immediately following New enGene’s 2024 annual meeting of shareholders. The full slate of directors will consist of seven (7) directors, including (i) one (1) independent director and one (1) other director (whether or not independent), each to be identified by FEAC, (ii) the Chief Executive Officer of enGene, and (iii) three (3) independent directors and one (1) other director to be identified by enGene.

New enGene has agreed to adopt an equity incentive plan effective upon the Closing, as described in the Business Combination Agreement and a form of which is attached as Exhibit G thereto.

Covenants

Conduct of Business

Each of enGene, New enGene and FEAC have agreed to comply with, and to cause their respective Subsidiaries to comply with, certain covenants under the Business Combination Agreement from and after the date of the Business Combination Agreement until the earlier of the Closing and the termination of the Business Combination Agreement in accordance with its terms, including, among other things, the following:

(a)

Except (w) as expressly contemplated by the Business Combination Agreement or any Ancillary Agreement, (x) as required by applicable Law or any Governmental Entity, (y) in the case of enGene and its Subsidiaries only, as set forth on Section 5.1(a) of the enGene Disclosure Schedules, or (z) as consented to in writing by, in the case of the Group Companies, FEAC and in the case of FEAC, enGene (such consent not to be unreasonably withheld, conditioned or delayed), (i) operate their respective business (including, in the case of enGene and New enGene, that of the Group Companies) in the ordinary course and consistent with past practice and (ii) use commercially reasonable efforts to maintain and preserve intact their respective business organization, assets, properties and material business relations (including, in the case of enGene and New enGene, those of the Group Companies), taken as a whole;

(b)

Without limiting the generality of the foregoing, except (i) as expressly contemplated by the Business Combination Agreement or any Ancillary Agreement and required in connection with the consummation of the Transactions, (w) as required by applicable Law or any Governmental Entity, (x) in the case of enGene and its Subsidiaries only, as set forth on Section 5.1(b) of the Company Disclosure Schedules or (y) as consented to in writing by, in the case of the Group Companies, FEAC and in the case of FEAC, enGene (such consent not to be unreasonably withheld, conditioned or delayed) not to do any of the following:

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declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase any outstanding Equity Securities of any Subsidiary, other than, in the case of enGene only, (A) dividends or distributions, declared, set aside or paid by any of enGene’s Subsidiaries to enGene or any Subsidiary that is, directly or indirectly, wholly owned by enGene, and (B) the withholding of shares of the applicable class of capital stock of enGene in connection with the payment of taxes or the exercise price upon the exercise or conversion of any enGene Equity Awards outstanding on the date of the Business Combination Agreement in accordance with the terms of the applicable enGene Equity Plan and the underlying grant, award or similar agreement;

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(A) merge, consolidate, combine or amalgamate with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

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adopt any amendments, supplements, restatements or modifications to any (A) Governing Documents, (B) in the case of enGene, enGene Shareholders Agreements (other than as agreed with IQ, the Sponsor and enGene Shareholders in connection with the 2023 Financing) or, any enGene Equity Plan, other than (x) amendments of solely an administrative nature which will not impact the terms of any Rollover Equity Award or (y) in accordance with enGene growth plan described on Section 5.1(b)(viii) of the enGene Disclosure Schedules, or (C) in the case of FEAC, the Trust Agreement or the FEAC Warrant Agreement;

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(A) sell, assign, abandon, let lapse, lease, license, transfer or otherwise dispose of any material assets or properties, other than (x) inventory or obsolete equipment in the ordinary course of business or (y) non-exclusive licenses to Intellectual Property Rights granted in the ordinary course of business consistent with past practice, (B) create, subject to or incur any Lien on any material assets or properties (other than Permitted Liens) or (C) disclose any Trade Secrets of the Group Companies (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business with reasonable protections of such Trade Secrets);

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(A) other than in accordance with enGene growth plan described on Section 5.1(b)(viii) of the enGene Disclosure Schedules, issue, sell or grant (1) any Equity Securities of itself or any Subsidiary or (2) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating itself or any Subsidiary to issue, deliver or sell any Equity Securities of itself or any Subsidiary, other than, in the case of enGene only, the issuance of shares of the applicable class of capital stock of enGene upon the exercise, vesting or conversion of any enGene Equity Awards outstanding on the date of the Business Combination Agreement in accordance with the terms of the applicable enGene Equity Plan and the underlying grant, award or similar agreement, (B) in the case of enGene only, consent to the transfer of any enGene Shares, or (C) transfer or otherwise directly or indirectly dispose of, agree or consent to the transfer of, or subject to a Lien (other than a Permitted Lien), (1) any Equity Securities of any Subsidiary or (2) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating itself or any Subsidiary to issue, deliver or sell any Equity Securities of any of its Subsidiaries;

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incur, create or assume any Indebtedness, other than, (x) in the case of enGene and its Subsidiaries only, in connection with the 2023 Financing or ordinary course trade payables and, (y) in the case of FEAC only, Indebtedness under (A) the First Loan Note, (B) any Extension Note or (C) any other indebtedness owed to the Sponsor, its Affiliates or designees in an aggregate outstanding amount not to exceed $600,000;

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make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than, (A) in the case of enGene only, intercompany loans or capital contributions between enGene and any of its wholly owned Subsidiaries and (B) the reimbursement of expenses of employees in the ordinary course of business;

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in the case of the Group Companies only, except as required under the terms of any Employee Benefit Plan of any Group Company that is set forth on Section 3.11(a) of the enGene Disclosure Schedules or in accordance with enGene growth plan described on Section 5.1(b)(viii) of the enGene Disclosure Schedules, (A) establish, amend, modify, adopt, enter into or terminate any Employee Benefit Plan or any other benefit or compensation plan, policy, program, agreement, arrangement or Contract that would be an Employee Benefit Plan if in effect as of the date of the Business Combination Agreement, other than amendments of health or welfare benefit plans in connection with the annual renewal and reenrollment of such plans in the ordinary course of business and consistent with past practice that would not increase the aggregate cost to the Group Companies of maintaining all Employee Benefit Plans that are health or welfare plans by more than 5% in the aggregate for all such amendments, (B) make, promise or grant any salary, bonus, benefit, incentive or any other compensation increase or decrease payable to any current or former director, manager, officer, employee, individual independent contractor or other individual service provider receiving annual compensation equal to or greater than $180,000, other than (i) salary increases in the ordinary course of business to such individuals that, in the aggregate, represent an increase of less than $180,000 on an annual basis, or (ii) Contracts with independent contractors where such Contract is for a fixed term and the compensation paid during that term does not exceed $180,000, or (C) take any action other than as agreed herein to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other individual service provider;

•

waive or release any noncompetition, non-solicitation, no-hire, nondisclosure, noninterference, non-disparagement or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other individual service provider other than in connection with Section 5.22 of the Business Combination Agreement;

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in the case of enGene only, modify, extend, or enter into any CBA, or recognize or certify any labor union, labor organization, works council, or group of employees of any Group Company as the bargaining representative for any employees of any Group Company;

•

in the case of enGene only, implement any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions to the extent that such actions that could implicate WARN;

•	in the case of enGene only, enter into or terminate any executive employment agreements;

•

in the case of FEAC and New enGene only, hire any employees or retain any contractors or establish, amend, modify, adopt, enter into or terminate any employee benefit plan, program, agreement, policy or arrangement;

•

make, change or revoke any material election concerning Taxes, change any method of Tax accounting or Tax accounting period, amend any Tax Return, enter into any material Tax closing agreement, seek any ruling from any Tax Authority with respect to material taxes, settle or compromise any material Tax Contest, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax Contest, other than any such extension or waiver that is an extension of time to file a Tax Return obtained in the ordinary course of business;

•

enter into any settlement, conciliation or similar Contract outside of the ordinary course of business other than, in the case of enGene only, any settlement, conciliation or similar Contract the performance of which would involve the payment by the Group Companies of less than $150,000 in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company (or FEAC or any of its Affiliates after the Closing), in the case of enGene, or on FEAC, in the case of FEAC;

•

waive, release or assign, compromise or settle any Proceeding, outside of the ordinary course of business, other than, in the case of enGene only, the settlement of any proceeding involving only the payment of money (not covered by insurance) by any Group Company of any amount not exceeding $100,000 in the aggregate;

•

authorize or incur any capital expenditures or commitments, outside of the ordinary course of business, other than, in the case of enGene only, capital expenditures or commitments not exceeding $180,000 individually;

•

authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction;

•	change any method of accounting in any material respect, other than changes that are made in accordance with GAAP or IFRS, as the case may be;

•

enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

•

make or promise any enGene Change of Control Payment or FEAC Change of Control Payment, other than (A) in the case of enGene only, those set forth in the employment agreements, offer letters or similar Contracts made available to FEAC and (B) in the case of FEAC only, those in connection with the First Loan Note or any Extension Loan;

•

(A) in the case of enGene only, other than in the ordinary course of business, (1) amend, modify or terminate any Material Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms), (2) waive any material benefit or right under any Material Contract or (3) enter into any Contract that would constitute a Material Contract, and (B) in the case of FEAC only, (1) amend, modify or terminate any material Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such material Contract pursuant to its terms), (2) waive any material benefit or right under any material Contract or (3) other than in the ordinary course of business, enter into any Contract;

•

in the case of enGene only, fail to maintain in full force and effect in all material respects, or fail to replace or renew, the material insurance policies of enGene and its Subsidiaries to the extent commercially reasonable in enGene’s business judgment in light of prevailing conditions in the insurance market; or

•	agree to take any of the actions set forth above.

Other Covenants

The Business Combination Agreement also contains additional other customary covenants and agreements among enGene, New enGene and FEAC, including, among other things, the following:

•	use commercially reasonable best efforts to consummate the Transactions;

•

confidentiality and public announcements and other communications covenants regarding the Business Combination Agreement and the transactions and other documents contemplated thereby and related matters, as well as access to information, properties and personnel;

•	tax matters;

•	exclusivity with respect to the transactions contemplated by the Business Combination Agreement and matters relating to alternative transactions;

•	the preparation, filing and distribution of this Form S-4 and the proxy statement/ prospectus included herein (and any amendments and supplements);

•	that FEAC convene a meeting of FEAC Shareholders for purposes of obtaining the adoption and approval of the Business Combination Agreement and other related shareholders proposals;

•

that the board of directors of FEAC do not, except as set forth in the Business Combination Agreement, change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the FEAC Board Recommendation to adopt and approve the Business Combination Agreement and other related shareholders proposal;

•	listing on Nasdaq or another national securities exchange in the United States;

•	director and officer indemnification and resignations;

•	post-Closing governance;

•	financial statements;

•	equity incentive plan of New enGene from the Closing Date;

•	certain organizational matters related to New enGene, Can Merger Sub and Cayman Merger Sub;

•	amendment of and compliance with the terms of the Subscription Agreements;

•	termination of certain related party agreements of FEAC;

•	disclosure of certain matters;

•

certain arrangements related to the First Loan Note and the First Extension Loan Note between FEAC and the Sponsor (see “— Repayment of the Loan Note and the First Extension Loan Note” for more information);

•	transaction costs; and

•	filing and similar fees payable to governmental authorities.

Conditions to Consummation of the Transactions

Conditions to the Obligations of the Parties

The obligations of each party to consummate the Transactions are subject to the satisfaction of the following mutual conditions (in each case, unless waived in writing by FEAC and enGene):

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the Company Arrangement Resolution shall have been approved by the requisite number of shareholders of enGene in accordance with applicable law and enGene’s governing documents in accordance with the Interim Order and applicable law;

•	the Interim Order and the Final Order shall have been granted and shall not have been set aside or modified in a manner unacceptable to FEAC and enGene, each acting reasonably, on appeal or otherwise;

•	the absence of any order or law or other legal restraints or prohibition preventing the consummation of the Transactions;

•

this proxy statement/prospectus becoming effective in accordance with the provisions of the Securities Act, no stop order being issued by the SEC and remaining in effect with respect to this proxy statement/prospectus, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending;

•

the approval of the Business Combination Agreement, the Ancillary Agreements to the Business Combination Agreement to which FEAC is or will be a party and the Transactions contemplated by each of the foregoing agreements being obtained by the requisite number of shareholders of FEAC in accordance with applicable law and FEAC’s governing documents;

•

after giving effect to the Transactions (including the PIPE Financing), New enGene having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Closing Date;

•

New enGene’s initial listing application with the Nasdaq or other exchange in connection with the Transactions shall have been approved and, immediately following the Closing, New enGene shall satisfy any applicable initial and continuing listing requirements of the Nasdaq or other relevant Exchange, as applicable, and no party shall have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Closing, and the New enGene Shares and New enGene Warrants shall have been approved for listing on the Nasdaq or other relevant Exchange, as applicable;

•	the Articles of Arrangement to be filed with the Director under the CBCA in accordance with the Arrangement shall be in a form and content satisfactory to enGene and FEAC, each acting reasonably;

•	Arrangement Dissent Rights shall have not been validly exercised, and not withdrawn or deemed to have been withdrawn, with respect to more than 10% of the issued and outstanding enGene Shares; and

•	the Transaction Support Agreements shall continue to be in full force and effect.

Other Conditions to the Obligations of FEAC

The obligations of FEAC to consummate the Transactions are also subject to the satisfaction of the following further conditions (in each case, unless waived in writing by FEAC):

•

(i) the Company Fundamental Representations shall be true and correct in all material respects as of the date of the Business Combination Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date, other than failures to be true and correct that result from actions that are expressly required by the terms of the Business Combination Agreement or approved in writing by FEAC), (ii) the representations and warranties set forth in Section 3.2(a) of the Business Combination Agreement shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of the Business Combination Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), and (iii) the representations and warranties of enGene set forth in Article 3 of the Business Combination Agreement (other than the Company Fundamental Representations and the representations and warranties of enGene set forth in Section 3.2(a) of the Business Combination Agreement) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the date of the Business Combination Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

•

enGene having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by enGene under the Business Combination Agreement at or prior to the Closing;

•	that since the date of the Business Combination Agreement, no Company Material Adverse Effect has occurred that is continuing; and

•

that enGene deliver, or cause to be delivered, to FEAC (i) at or prior to the Closing, a certificate executed by an authorized officer of enGene (without personal liability), dated as of the Closing Date, confirming that the conditions set forth in the first three bullet points in this section have been satisfied, in a form and substance reasonably satisfactory to FEAC and (ii) the Registration Rights Agreement duly executed by the applicable enGene Shareholders.

Other Conditions to the Obligations of enGene

The obligations of enGene to consummate the Transactions are also subject to the satisfaction of the following further conditions (in each case, unless waived in writing by enGene):

•

(i) the FEAC Fundamental Representations and the representations and warranties of FEAC set forth in Section 4.19(q) of the Business Combination Agreement shall be true and correct in all respects as of the date of the Business Combination Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.2(a) of the Business Combination Agreement shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of the Business Combination Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties of FEAC contained in Article 4 of the Business Combination Agreement (other than the FEAC Fundamental Representations and the representations and warranties of FEAC set forth in Section 4.2(a) and Section 4.19(q) of the Business Combination Agreement) shall be true and correct (without giving effect to any limitation as to “materiality” or “FEAC Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the date of the Business Combination Agreement and the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a FEAC Material Adverse Effect;

•

FEAC having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by FEAC under the Business Combination Agreement at or prior to the Closing;

•	that since the date of the Business Combination Agreement, no FEAC Material Adverse Effect has occurred that is continuing; and

•

that FEAC deliver, or cause to be delivered, to enGene (i) at or prior to the Closing, a certificate executed by an authorized officer of FEAC (without personal liability), dated as of the Closing Date, confirming that the conditions set forth in the first three bullet points in this section have been satisfied, in a form and substance reasonably satisfactory to enGene and (ii) the Registration Rights Agreement duly executed by FEAC and the Sponsor.

Termination

The Business Combination may be terminated under certain customary and limited circumstances prior to the Closing (i) by mutual written consent of FEAC and enGene; (ii) by FEAC if the representations and warranties of enGene are not true and correct or if enGene fails to perform any covenant or agreement set forth in the Business Combination Agreement such that certain conditions to Closing cannot be satisfied and the breach or breaches of such representations or warranties or the failure to perform such covenant or agreement, as applicable, are not cured or cannot be cured within certain specified time periods, provided however that FEAC is not then in breach of the Business Combination Agreement so as to prevent such condition to Closing from being satisfied; (iii) by enGene if (a) the representations and warranties of FEAC are not true and correct or if FEAC fails to perform any covenant or agreement set forth in the Business Combination Agreement such that certain conditions to Closing cannot be satisfied and the breach or breaches of such representations or warranties or the failure to perform such covenant or agreement, as applicable, are not cured or cannot be cured within certain specified time periods, provided however that enGene is not then in breach of the Business Combination Agreement so as to prevent such condition to Closing from being satisfied or (b) prior to the receipt of approval by the FEAC Shareholders, if FEAC’s board of directors changes its recommendation with respect to the Business Combination; or (iv) by either FEAC or enGene, if (a) the Transactions have not been consummated by December 14, 2023; (b) the FEAC Shareholders’ meeting has been held and has concluded and the approval by FEAC Shareholders of the Business Combination has not been obtained; (c) the enGene Required Approval in respect of the Company Arrangement Resolution shall not have been obtained at the enGene’s shareholders meeting in accordance with the Interim Order and applicable law; or (d) if any Governmental Entity shall have issued an Order permanently enjoining, restraining or otherwise prohibiting the Transactions and such Order shall have become final and nonappealable.

If the Business Combination Agreement is validly terminated, and except in the case of any willful or material breach of any covenant or agreement or fraud (involving scienter), none of the parties to the Business Combination Agreement will have any liability or any further obligation under the Business Combination Agreement other than customary confidentiality obligations.

Redemption Offer

The holders of FEAC Class A Shares will have the right to redeem all or a portion of their FEAC Class A Shares (in connection with the Business Combination), as set forth in the governing documents of FEAC.

FEAC Shareholder Dissent Rights

To the extent available under the Cayman Act, FEAC Shares that are issued and outstanding immediately prior to the Initial Merger Effective Time and that are held by FEAC Shareholders who shall have validly exercised their dissenters’ rights for such FEAC Shares in accordance with Section 238 of the Cayman Act and otherwise complied with all of the provisions of the Cayman Act relevant to the exercise and perfection of dissenters’ rights (the “Dissenting FEAC Shares”, and the holders of such Dissenting FEAC Shares being the “Dissenting FEAC Shareholders”) shall not be converted into, and no Dissenting FEAC Shareholder shall be entitled to receive, the applicable consideration or any New enGene Warrants unless and until such Dissenting FEAC Shareholder fails to perfect or withdraws or otherwise loses his, her or its right to dissenters’ rights under the Cayman Act. The FEAC Shares owned by any FEAC Shareholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Cayman Act shall cease to be Dissenting FEAC Shares and shall thereupon automatically be cancelled and cease to exist in exchange for the right to receive the applicable number of New enGene Shares on the basis of the Cayman Exchange Ratio, without any interest thereon. The FEAC Warrants owned by any FEAC Shareholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Cayman Act shall thereupon automatically be cancelled and cease to exist in exchange for the right to receive the applicable number of New enGene Warrants on the basis of the Cayman Exchange Ratio, without any interest thereon.

Survival of Representations, Warranties and Covenants

The representations, warranties, agreements and covenants in the Business Combination Agreement, or in any related certificate, statement or instrument delivered pursuant to the Business Combination Agreement, will terminate at the Closing except for, among other things, any covenants and agreements contained therein that by their terms expressly contemplate performance either in whole or in part after the Closing.

Specific Performance

Each party is entitled under the Business Combination Agreement to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the Business Combination Agreement and to enforce specifically the terms and provisions of the Business Combination Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity.

Trust Account Waiver

Each party other than FEAC agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or the ability to make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, the Business Combination Agreement or any proposed or actual business relationship between FEAC, on the one hand, and, such other party, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability.

Repayment of the First Loan Note and the First Extension Loan Note

Notwithstanding anything to the contrary in the promissory notes governing the First Loan Note and the First Extension Loan Note, FEAC shall cause the Sponsor (or its Affiliate or designee, as applicable), as payee of the First Loan Note and the First Extension Loan Note, to elect to convert an amount equal to $1,500,000 of the aggregate principal amount outstanding under the First Loan Note and the First Extension Loan Note, taken together, into additional FEAC Private Placement Warrants which upon such election will be issued by FEAC to the Sponsor (or its Affiliate or designee, as applicable) immediately prior to the Surrender on the day which is two business days prior to the Closing Date, in each case in accordance with the FEAC Warrant Agreement and the relevant promissory note governing the First Loan Note and/or the First Extension Loan Note, as applicable.

Governing Law and Jurisdiction; Waiver of Jury Trial

The Business Combination Agreement is governed by Delaware law except to the extent mandatorily governed by the federal laws of Canada, including the provisions relating to the Arrangement and the Plan of Arrangement. Except as it relates to the Arrangement and the Plan of Arrangement, any proceeding arising under the Business Combination Agreement, any Ancillary Agreement or in any way connected with or related or incidental to the dealings of the parties in respect of the Business Combination Agreement or any Ancillary Agreement or any of the Transactions shall be brought in the Court of Chancery of the State of Delaware or, solely if such court declines to accept jurisdiction, any other state or federal court located in the State of Delaware. Each party has waived its rights to trial by jury in any action based upon, arising out of or related to the Business Combination Agreement or the Transactions contemplated thereby.

Amendments

The Business Combination Agreement may be amended or modified only by a written agreement executed and delivered by FEAC and enGene.

No Recourse

The Business Combination Agreement may only be enforced against, and any action for breach of the Business Combination Agreement may only be made against, the entities expressly named as parties to the Business Combination Agreement, and none of the Representatives of FEAC (including the Sponsor) or enGene (including directors, officers, employees and shareholders) will have any liability arising out of or relating to the Business Combination Agreement or the Transactions, including with respect to any claim (whether in tort, contract or otherwise) for breach of the Business Combination Agreement or in respect of any written or oral representations made or alleged to be made in connection therewith, as expressly provided therein.

The foregoing description of the Business Combination Agreement is not complete and is qualified in its entirety by reference to the Business Combination Agreement, which is attached as Annex A hereto.

ANCILLARY AGREEMENTS RELATED TO THE BUSINESS COMBINATION

Sponsor and Insiders Letter Agreement

On May 16, 2023, concurrently with the execution of the Business Combination Agreement, FEAC, the Sponsor, FGOF and the other holders of FEAC Class B Shares, enGene, New enGene and the other parties named therein (collectively, other than enGene and New enGene, the “Sponsor Parties”) entered into the Sponsor and Insiders Letter Agreement, pursuant to which the Sponsor has agreed to surrender, after giving effect to the conversion of all or part of the principal amount outstanding under loans made by the Sponsor to FEAC into FEAC Private Placement Warrants, 1,789,004 FEAC Class B Shares and 5,463,381 FEAC Private Placement Warrants, as a contribution to the capital of FEAC and for no consideration, effective immediately prior to the Class B Conversion on the day which is two business days prior to the Closing Date (the “Surrender”).

In addition, the Sponsor Parties agreed to (i) be bound by certain other covenants and agreements related to the Business Combination, (ii) waive the anti-dilution protection with respect to the FEAC Class B Shares (whether resulting from the PIPE Financing or otherwise) and (iii) be bound by certain transfer restrictions with respect to the FEAC Shares and the FEAC Private Placement Warrants held by them (including the New enGene Shares and New enGene Warrants received in exchange therefore in connection with the Business Combination and the Transactions), in each case, on the terms and subject to the conditions set forth in the Sponsor and Insiders Letter Agreement.

The foregoing description of the Sponsor and Insiders Letter Agreement is subject to and qualified in its entirety by reference to the full text of the Sponsor and Insiders Letter Agreement, a copy of which is attached as Annex C hereto, and the terms of which are incorporated herein by reference.

Transaction Support Agreements

Concurrently with the execution and delivery of the Business Combination Agreement, FEAC, New enGene, enGene, the directors of enGene and certain shareholders of enGene (collectively, other than FEAC, the “enGene Parties”) entered into voting agreements (the “enGene Voting Agreements”) and lock-up agreements (the “enGene Lock-Up Agreements”) pursuant to which the enGene Parties agreed to, among other things, (i) vote or cause to be voted all of its enGene Shares in favor of the enGene Arrangement Resolution and the Transactions; (ii) be bound by certain other covenants and agreements related to the Business Combination and (iii) be bound by certain transfer restrictions with respect to the enGene Shares and New enGene Shares, as applicable, in each case, on the terms and subject to the conditions set forth in the enGene Voting Agreements and the enGene Lock-Up Agreements.

In addition, concurrently with the execution and delivery of the Business Combination Agreement, enGene, New enGene and the Sponsor Parties entered into a voting agreement (the “FEAC Voting Agreement”) pursuant to which the Sponsor Parties agreed to, among other things, (i) vote or cause to be voted all of their FEAC Shares in favor of the Transaction Proposals; (ii) be bound by certain other covenants and agreements related to the Business Combination and (iii) be bound by certain transfer restrictions with respect to the FEAC Shares, in each case, on the terms and subject to the conditions set forth in the FEAC Voting Agreement.

The foregoing description of the enGene Voting Agreements and the enGene Lock-Up Agreements is subject to and qualified in its entirety by reference to the full text of the enGene Voting Agreements and the enGene Lock-Up Agreements, forms of which are attached as Exhibit E-1 and Exhibit E-2, respectively, to Annex A hereto, respectively, and the terms of which are incorporated herein by reference. The foregoing description of the FEAC Voting Agreement is subject to and qualified in its entirety by reference to the full text of the FEAC Voting Agreement, a copy of which is attached as Exhibit E-3 to Annex A hereto, and the terms of which are incorporated herein by reference.

Subscription Agreements and Side Letter Agreements

On May 16, 2023, concurrently with the execution of the Business Combination Agreement, FEAC, New enGene and certain investors (the “PIPE Investors”) entered into subscription agreements (the “Subscription Agreements” and each a “Subscription Agreement”) pursuant to which, among other things, the PIPE Investors have agreed, subject to the completion of each element of the Transactions (other than those Transactions that are scheduled to be completed following the Closing Date), to subscribe for and purchase, and FEAC has agreed that it will issue and sell to the PIPE Investors (which obligation will be assumed (the “Assumption”) by New enGene after the completion of the FEAC Reorganization and prior to the consummation of the PIPE Financing (as defined below) the number of FEAC Class A Shares (or after the Assumption, New enGene Shares) provided for in the applicable Subscription Agreement. Pursuant to the Subscription Agreements, as amended by the Side Letter Agreements (as defined below), the PIPE Investors will collectively subscribe for 6,435,441 FEAC Class A Shares (or after the Assumption, New enGene Shares) and an aggregate of 2,702,791 FEAC Warrants (or after the Assumption, New enGene Warrants) for an aggregate purchase price equal to $56,891,682 (the “PIPE Financing”). New enGene intends to use the net proceeds from the PIPE Financing to repay all or a portion of the BDC Notes and for general corporate purposes.

The Subscription Agreements for the PIPE Investors provide for certain registration rights. In particular, FEAC (or subject to and in accordance with the Assumption, New enGene) agreed that, as soon as practicable, but in no event later than 15 business days after the Closing Date, it shall use its commercially reasonable efforts to file with the SEC a registration statement (the “Registration Statement”) registering the resale of the Subscribed Shares (as defined in the Subscription Agreements) and/or any other equity security (of FEAC, any successor entity or otherwise) issued or issuable with respect to the Subscribed Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise, and FEAC shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the 60th calendar day (or 90th calendar day if the Staff of the SEC notifies FEAC that it will “review” the Registration Statement) following the Closing Date.

The relevant Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties thereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (i) such date and time as the Business Combination Agreement is validly terminated in accordance with its terms without being consummated, (ii) upon the mutual written agreement of each of the parties thereto to terminate the relevant Subscription Agreement, (iii) the Termination Date (as defined in the Business Combination Agreement), (iv) if the conditions to Closing set forth in Section 3.3 of the relevant Subscription Agreement are not satisfied or (to the extent permitted by applicable law) waived in writing, or are not capable of being satisfied or (to the extent permitted by applicable law) waived in writing, on or prior to the Closing Date and, as a result thereof, the transactions contemplated by the relevant Subscription Agreement will not be or are not consummated on the Closing Date and (v) FEAC’s notification to the Subscriber (as defined in the Subscription Agreements) in writing that it has, with the prior written consent of New enGene and enGene, abandoned its plans to move forward with the Transactions and/or terminated the Subscriber’s obligations with respect to the subscription without the issuance of the Subscribed Shares having occurred.

Immediately following the execution and delivery of the Subscription Agreements, FEAC and New enGene also entered into a side letter with each PIPE Investor (the “Side Letter Agreement” and collectively, the “Side Letter Agreements”) to amend the relevant Subscription Agreement and which, together with the relevant Subscription Agreement, reflects the total number of FEAC Class A Shares and FEAC Warrants to be issued by FEAC (or after the Assumption, the total number of New enGene Shares and New enGene Warrants to be issued by New enGene) pursuant to the PIPE Financing in consideration of the purchase price set forth in the relevant Subscription Agreement.

The foregoing description of the Subscription Agreements and the Side Letter Agreements is subject to and qualified in its entirety by reference to the full text of the Subscription Agreements and the Side Letter Agreements, forms of which are attached as Exhibit C-1 and Exhibit C-2, respectively, to Annex A hereto, and the terms of which are incorporated herein by reference.

Non-Redemption Agreement

On May 16, 2023, concurrently with the execution of the Business Combination Agreement, FEAC and a FEAC shareholder entered into a non-redemption agreement (the “Non-Redemption Agreement”), pursuant to which, among other things, FEAC will issue an additional 26,575 FEAC Class A Shares and 81,158 FEAC Warrants (or after the Assumption, New enGene will issue additional New enGene Shares and New enGene Warrants) to such FEAC shareholder in consideration of such FEAC shareholder’s commitment (i) to vote or cause to be voted all of its 166,665 FEAC Class A Shares in favor of the Transaction Proposals and (ii) not to redeem its 166,665 FEAC Class A Shares in connection with the approval of the Business Combination by the shareholders of FEAC.

The foregoing description of the Non-Redemption Agreement is subject to and qualified in its entirety by reference to the full text of the Non-Redemption Agreement, a form of which is attached as Exhibit C-3 to Annex A hereto, and the terms of which are incorporated herein by reference.

Registration Rights Agreement

On or around the Closing Date, New enGene, FEAC, the Sponsor Holders (as defined in the Registration Rights Agreement) and the enGene Holders (as defined in the Registration Rights Agreement) will enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which, among other things, the Sponsor Holders and the enGene Holders will be granted certain customary registration rights with respect to their respective Equity Securities of New enGene, in each case, on the terms and subject to the conditions therein.

The foregoing description of the Registration Rights Agreement is subject to and qualified in its entirety by reference to the full text of the Registration Rights Agreement, a form of which is attached as Exhibit D to Annex A hereto, and the terms of which are incorporated herein by reference.

Convertible Bridge Financing

Prior to the execution and delivery of the Business Combination Agreement, enGene agreed to certain modifications of existing convertible indebtedness in an aggregate principal amount of $18.4 million (the “Amended 2022 Convertible Notes” and, together with the enGene warrants to be issued by enGene as consideration for such modifications, the “Amended 2022 Financing”). Concurrently with the execution and delivery of the Business Combination Agreement, enGene entered into agreements pursuant to which it will issue new convertible indebtedness and enGene warrants (i) for cash in an aggregate principal amount of $30.0 million and (ii) in repayment of certain outstanding indebtedness in an aggregate principal amount of $8.0 million. The Convertible Bridge Financing indebtedness will be converted in the Transactions into that number of common shares of enGene that, when exchanged at the enGene Exchange Ratio, shall equal that number of FEAC Class A Shares (or after the Assumption, New enGene Shares) that the holders of such indebtedness would have received if they had subscribed for FEAC Class A Shares (or after the Assumption, New enGene Shares) on the same terms as the PIPE Financing. enGene used a portion of the net proceeds of the Convertible Bridge Financing to repay certain indebtedness and for general corporate purposes. The remaining net proceeds of the Convertible Bridge Financing are expected to be used by New enGene for general corporate purposes.

Working Capital Loans

On March 24, 2023, the Sponsor and FEAC entered into an unsecured promissory note (the “First Loan Note”) under which the Sponsor agreed to extend to FEAC a loan of up to $900,000, to be used for FEAC’s general corporate purposes. The Sponsor funded the initial principal amount of $450,000 under the First Loan Note on March 24, 2023, and additionally funded $450,000 on April 26, 2023. The First Loan Note bears no interest and will be due and payable on the earlier of (i) the date of consummation of a business combination and (ii) December 14, 2023 (the “Loan Maturity Date”). If FEAC completes the Business Combination, FEAC may repay the First Loan Note out of the proceeds of the Trust Account released to FEAC. Otherwise, no proceeds from the Trust Account can be used to repay the Note. See also “Certain Relationships and Related Party Transactions — FEAC — Working Capital Loans” and “— Repayment of the First Loan Note and the First Extension Loan Note” for further information.

On June 6, 2023, FEAC issued an additional unsecured promissory note (the “Second Loan Note”) under which the Sponsor agreed to extend to FEAC a loan in the total principal amount of $300,000 to the Sponsor. The proceeds of the Second Loan Note will be used by FEAC for general corporate purposes. The Sponsor funded the principal amount of $300,000 on June 6, 2023. The Second Loan Note bears no interest and shall be due and payable on the Loan Note Maturity Date. If FEAC completes an initial business combination, FEAC may repay the Second Loan Note out of the proceeds of the Trust Account released to FEAC. In the event that FEAC does not consummate an initial business combination, the Second Loan Note will be repaid only from amounts remaining outside of the Trust Account, if any.

On September 13, 2023, FEAC issued an additional unsecured promissory note (the “Third Loan Note”) under which the Sponsor agreed to extend to FEAC a loan in the total principal amount of $450,000 to the Sponsor. The proceeds of the Third Loan Note will be used by FEAC for general corporate purposes. The Sponsor funded the principal amount of $450,000 on September 13, 2023. The Third Loan Note bears no interest and shall be due and payable on the Loan Note Maturity Date. If FEAC completes an initial business combination, FEAC may repay the Third Loan Note out of the proceeds of the Trust Account released to FEAC. In the event that FEAC does not consummate an initial business combination, the Third Loan Note will be repaid only from amounts remaining outside of the Trust Account, if any.

See also “Certain Relationships and Related Party Transactions — FEAC — Working Capital Loans” for further information.

Extension Loans

On June 6, 2023, FEAC extended the time available to consummate its initial business combination from June 14, 2023 to September 14, 2023 by borrowing from Sponsor, and having Sponsor deposit on FEAC’s behalf an additional $1,265,000, or $0.10 per FEAC Class A Share, into the Trust Account (the “First Extension Funding”), in accordance with FEAC’s Current Articles and the Investment Management Trust Agreement by and between the Company and Continental Stock Transfer & Trust Company, dated as of December 9, 2021. In connection with the First Extension Funding, on June 6, 2023, FEAC issued an unsecured promissory note (the “First Extension Loan Note”) in the total principal amount of $1,265,000 to the Sponsor. The Sponsor funded the principal amount of $1,265,000 by depositing such amount into the Trust Account on June 6, 2023. The First Extension Loan Note bears no interest and shall be due and payable on the Loan Note Maturity Date. In the event that FEAC does not consummate an initial business combination, the First Extension Loan Note will be repaid only from amounts remaining outside of the Trust Account, if any.

On September 13, 2023, FEAC further extended the time available to consummate its initial business combination from September 14, 2023 to December 14, 2023 by borrowing from Sponsor, and having Sponsor deposit on FEAC’s behalf an additional $1,265,000, or $0.10 per FEAC Class A Share, into the Trust Account (the “Second Extension Funding” and, together with the First Extension Funding the “Extension Fundings”), in accordance with FEAC’s Current Articles and the Investment Management Trust Agreement by and between the Company and Continental Stock Transfer & Trust Company, dated as of December 9, 2021. In connection with the Second Extension Funding, on September 13, 2023, FEAC issued an unsecured promissory note (the “Second Extension Loan Note” and, together with the First Extension Loan Note the “Extension Notes”) in the total principal amount of $1,265,000 to the Sponsor. The Sponsor funded the principal amount of $1,265,000 by depositing such amount into the Trust Account on September 13, 2023. The Second Extension Loan Note bears no interest and shall be due and payable on the Loan Note Maturity Date. In the event that FEAC does not consummate an initial business combination, the Second Extension Loan Note will be repaid only from amounts remaining outside of the Trust Account, if any.

See also “Certain Relationships and Related Party Transactions — FEAC — Extension Loans; Business Combination Deadline Extension” for further information.

Warrant Assignment, Assumption and Amendment Agreement

Pursuant to the Business Combination Agreement, on or around the Closing Date, FEAC, New enGene and the Trustee will enter into a warrant assignment, assumption and amendment agreement to amend the FEAC Warrant Agreement in order to give effect to the Transactions contemplated pursuant to the Business Combination Agreement.

Waiver and Consent Letter

On September 13, 2023, FEAC, enGene and New enGene entered into a Waiver and Consent Letter (the “Waiver and Consent Letter”), pursuant to which the parties agreed as follows: (a) the requirement in the Business Combination Agreement for each party to mail a letter of transmittal to their respective equity holders at least three business days prior to the Closing Date will be waived, (b) enGene and New enGene agreed to FEAC entering into, and performing its obligations under the Third Loan Note and (c) enGene and New enGene agreed to FEAC entering into a contract for certain marketing and consulting services in connection with the Transactions.

Further, FEAC, enGene and New enGene agreed to waive the requirements relating to the identification of members of the New enGene Board by the date set forth in the Business Combination Agreement, and agreed to satisfy such requirements as soon as reasonably practicable after the Closing Date and no later than or immediately following New enGene’s first annual meeting of shareholders following the Closing Date.

The foregoing description of the Waiver and Consent Letter is subject to and qualified in its entirety by reference to the full text of the Waiver and Consent Letter, which is filed as Exhibit 10.22 to the registration statement of which this proxy statement/prospectus forms a part.

PROPOSAL NO. 2 — THE GOVERNING DOCUMENTS PROPOSAL

The Governing Documents Proposal, if approved, will approve the following material differences between New enGene’s Proposed Articles to be in effect following the Business Combination and FEAC’s Current Articles:

•	the name of the new public entity will be “enGene Holdings Inc.” as opposed to “Forbion European Acquisition Corp.”;

•

New enGene will have an unlimited number of authorized common shares and an unlimited number of authorized blank cheque preferred shares, as opposed to FEAC having 500,000,000 Class A ordinary shares authorized, 50,000,000 Class B ordinary shares authorized and 5,000,000 preference shares authorized;

•

New enGene’s Proposed Articles would reduce the requisite quorum for a meeting of shareholders from a majority of votes as required under the Current Articles to 33 1/3% of the shares entitled to vote at such meeting.

•

New enGene’s Proposed Articles would include an advance notice provision that requires a nominating shareholder to provide notice to New enGene in advance of a meeting of shareholders should such nominating shareholder wish to nominate a person for election to the board of directors.

•

New enGene’s corporate existence will be perpetual as opposed to FEAC’s corporate existence terminating if the initial business combination is not consummated by FEAC within a specified period of time; and

•	New enGene’s constitutional documents will not include the various provisions applicable only to special purpose acquisition corporations that FEAC’s Current Articles contain.

In the judgment of the FEAC Board, the Governing Documents Proposal is desirable for the following reasons:

•	The name of the new public entity is desirable to reflect the Business Combination with enGene and the business going forward.

•

The unlimited number of authorized common shares and unlimited number of authorized blank cheque preferred shares are desirable for New enGene to have sufficient shares to issue to the holders of FEAC Class A Shares and FEAC Warrants, to issue as consideration to the FEAC Shareholders in the Business Combination, to reserve shares for issuance under the Incentive Equity Plan and have additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits (neither of which are currently contemplated).

•

The provisions that relate to the operation of FEAC as a blank check company prior to the consummation of its initial business combination would not be applicable after the Business Combination (such as the obligation to dissolve and liquidate if the initial business combination is not consummated in a specified period of time).

Notwithstanding the foregoing, an unlimited number of authorized but unissued common shares may enable New enGene’s Board of Directors to render it more difficult or to discourage an attempt to obtain control of New enGene and thereby protect continuity of or entrench its management, which may adversely affect the market price of New enGene’s securities. If, in the due exercise of its fiduciary obligations, for example, New enGene’s Board of Directors were to determine that a takeover proposal were not in the best interests of New enGene, such shares could be issued by the board of directors without shareholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable New enGene to have the flexibility to authorize the issuance of shares in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. New enGene currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

A copy of New enGene’s Proposed Articles, as will be in effect assuming approval of all of the Governing Documents Proposal and upon consummation of the Business Combination, is attached to this proxy statement/prospectus as Annex A.

Vote Required for Approval

The adoption and approval of the Governing Documents Proposal requires the affirmative vote of the holders of at least a majority of the FEAC Shares present in person or represented by proxy and entitled to vote at the Special Meeting. Abstentions will have no effect on the outcome of the proposal. The Business Combination cannot be completed unless the Governing Documents Proposal is adopted by affirmative vote of the holders of at least a majority of the votes cast by FEAC Shareholders present or represented by proxy at the Special Meeting and entitled to vote thereon.

Recommendation of FEAC Board

THE FEAC BOARD RECOMMENDS THAT THE FEAC SHAREHOLDERS VOTE “FOR” THE GOVERNING DOCUMENTS PROPOSAL.

The existence of financial and personal interests of FEAC’s directors may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of FEAC and its shareholders and what they may believe is best for themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of FEAC’s Sponsor, Directors and Executive Officers in the Business Combination” for a further discussion.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

FEAC is an exempted company incorporated under the Cayman Act. The Cayman Act differs in some material respects from laws generally applicable to United States corporations and their shareholders. New enGene is a corporation incorporated under the laws of Canada that will be continued into British Columbia upon consummation of the Business Combination. Cayman Islands law and FEAC’s Current Articles govern the rights of FEAC’ Shareholders. In addition, FEAC’s Current Articles differ in certain material respects from the Proposed Articles of New enGene. As a result, when you become a shareholder of New enGene, your rights will differ in some regards as compared to when you were a shareholder of FEAC.

Below is a summary outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of FEAC and New enGene according to applicable law and/or the constitutional or organizational documents of FEAC and New enGene. You should also review the Proposed Articles of New enGene (as the same will be in effect assuming approval of the Business Combination Proposal and upon consummation of the Business Combination) attached as Exhibit F to Annex A to this proxy statement/prospectus, and the corporate laws of the Cayman Islands, including the Cayman Act, to understand how these laws apply to New enGene and FEAC.

Corporate Law

Certain Corporate Differences Between the BCBCA and the Cayman Act

The following should be read together with the information and statements contained elsewhere in this proxy statement/prospectus. Upon being continued under the BCBCA, New enGene will be subject to the notice of articles of New enGene (the “New enGene Notice of Articles”) and the Proposed Articles. Although the rights and privileges of FEAC Shareholders under the Cayman Act are in many instances comparable to the rights and privileges of the New enGene Shareholders under the BCBCA, there are several differences.

The following is a summary and overview of New enGene Shareholder’s rights under the BCBCA and certain differences between the Cayman Act and the BCBCA, but it is not intended to be a comprehensive review of the New enGene Notice of Articles, the Proposed Articles, FEAC’s Current Articles, the Cayman Act, or the BCBCA. Reference should be made to the full text of the Cayman Act and the BCBCA and the regulations thereunder for particulars of any differences between them, FEAC’s Current Articles and the Proposed Articles attached to the Business Combination Agreement as Exhibit F. FEAC Shareholders should consult their own legal or other professional advisors with regard to all of the implications of the Business Combination which may be of importance to them.

Charter Documents

Under the BCBCA, the charter documents of New enGene will consist of a “Notice of Articles” which sets forth, among other things, the name of New enGene and the amount and type of authorized capital and indicates if there are any rights and restrictions attached to the shares, and “Articles” which govern the management of New enGene (collectively, the “Charter Documents”). The New enGene Notice of Articles are filed with the British Columbia Business Registry and the Proposed Articles are filed only with New enGene’s registered and records office.

Under the Cayman Act, FEAC has (a) a “Memorandum of Association”, which sets forth, among other things, the name of FEAC, that the objects for which FEAC was established are unrestricted and FEAC shall have the full power and authority to carry out any object not prohibited by the laws of the Cayman Islands, and the amount and classes of authorized share capital, and (b) “Articles of Association” which, among other things, govern the management of FEAC. FEAC’s Current Articles are filed with the Registrar of Companies of the

Cayman Islands under the Cayman Act. If shareholders approve the Business Combination, the New enGene Notice of Articles and the Proposed Articles under the BCBCA will provide for authorized capital consisting of an unlimited number of New enGene Shares without par value and an unlimited number preferred shares of New enGene without par value, whereas FEAC’s authorized share capital is US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

Amendments to Corporate Charter

Any substantive change to the notice of articles or articles of a company under the BCBCA, such as an alteration of the restrictions, if any, of the business carried on by the company, a change in the name of the company or an increase or reduction of the authorized capital of the company requires a Special Resolution, unless another type of approval is specified in its articles. A special resolution is a resolution (i) passed at a meeting by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution, or (ii) approved in writing by all shareholders entitled to vote on the matter (a “Special Resolution”).

Other fundamental changes such as an alteration of the special rights and restrictions attached to issued shares, also require a Special Resolution of the holders of shares of each class entitled to vote at a general meeting of the company, unless another type of approval is specified in its articles. The holders of all classes of shares adversely affected by an alteration of special rights and restrictions must vote by separate special resolution to the alteration.

New enGene will adopt the Proposed Articles which alter the requirements for Special Resolutions in certain instances, as more particularly described below. The Proposed Articles to be adopted by New enGene provide in Article 9.1 that the following matters may be approved by a Special Resolution:

(a)	the creation of one or more classes or series of shares or, if none of the shares of a class or series of shares are allotted or issued, the elimination that class or series of shares;

(b)

any increase, reduction or elimination of the maximum number of shares that New enGene is authorized to issue out of any class or series of shares or establishing a maximum number of shares that New enGene is authorized to issue out of any class or series of shares for which no maximum is established;

(c)	if New enGene is authorized to issue shares of a class of shares with par value:

(i)	a decrease to the par value of those shares; or

(ii)	if none of the shares of that class of shares are allotted or issued, an increase to the par value of those shares;

(d)	a change of all or any of its unissued, or fully paid issued, shares with par value into shares without par value or any of its unissued shares without par value into shares with par value;

(e)	otherwise alter its shares or authorized share structure when required or permitted to do so by the BCBCA.

Further, Article 9.2 and Article 28.3 of the Proposed Articles to be adopted by New enGene permits the following matters to be approved by the directors of New enGene:

(a)	the subdivision or consolidation all or any of its unissued, or fully paid issued, shares;

(b)	the alteration of the identifying name of any of its shares;

(c)	if none of the preferred shares of a particular series are issued:

(i)

determining the maximum number of shares of any of those series of preferred shares that New enGene is authorized to issue, determine that there is no such maximum number, or alter any determination of the foregoing or otherwise in relation to a maximum number of those shares;

(ii)	the creation of an identifying name by which the shares of any of those series of preferred shares that may be identified, or alter any identifying name created for those shares; and

(iii)

attach special rights or restrictions to the shares of any of those series of preferred shares or alter any special rights or restrictions attached to those shares, including, but without limiting or restricting the generality of the foregoing, special rights or restrictions with respect to:

(I)

the rate, amount, method of calculation and payment of any dividends, whether cumulative, partly cumulative or non-cumulative, and whether such rate, amount, method of calculation or payment is subject to change or adjustment in the future;

(II)

any rights upon a dissolution, liquidation or winding-up of New enGene or upon any other return of capital or distribution of the assets of New enGene among its shareholders for the purpose of winding up its affairs;

(III)	any rights of redemption, retraction or purchase for cancellation and the prices and terms and conditions of any such rights;

(IV)	any rights of conversion, exchange or reclassification and the terms and conditions of any such rights;

(V)	any voting rights and restrictions;

(VI)	the terms and conditions of any share purchase plan or sinking fund; and

(VII)	any other special rights or restrictions, not inconsistent with these share provisions, attaching to such series of preferred shares.

Article 9.5 of the Proposed Articles to be adopted by New enGene permits that the directors may authorize and cause New enGene to alter its New enGene Notice of Articles in order to change its name.

Pursuant to Article 18.1 of FEAC’s Current Articles, FEAC may by ordinary resolution, which requires the approval of a simple majority of members being entitled to vote at a meeting or approval in writing by all members entitled to vote on the matter (“FEAC Ordinary Resolution”):

(a)	increase its share capital by such sum as the FEAC Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as FEAC in general meeting may determine;

(b)	divide all or any of its share capital into shares of larger amount than its existing shares;

(c)	convert all or any of its paid-up shares into stock, and reconvert that stock into paid-up shares of any denomination;

(d)

by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the memorandum of FEAC or into shares without par value; and

(e)

cancel any shares that at the date of the passing of the FEAC Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

Pursuant to Article 18.3 of FEAC’s Current Articles, and subject to the provisions of the Cayman Act and the provisions of FEAC’s Current Articles as regards the matters to be dealt with by ordinary resolution, FEAC may by special resolution, which requires the approval of not less than two-thirds of members being entitled to vote at a meeting or approval in writing by all members entitled to vote on the matter (“FEAC Special Resolution”):

(a)	change FEAC’s name;

(b)	alter or add to the articles of association of FEAC;

(c)	alter or add to the memorandum of FEAC with respect to any objects, powers or other matters specified therein; and
(d)	reduce FEAC’s share capital or any capital redemption reserve fund.

Certain Voting Requirements for Extraordinary Fundamental Changes

Under the BCBCA, certain extraordinary corporate actions, such as certain amalgamations, continuations and sales, leases or other dispositions of all or substantially all a company’s undertaking other than in the ordinary course of business, and other extraordinary corporate actions such as liquidations, and (if ordered by a court) arrangements, are required to be approved by Special Resolution.

In certain cases, a Special Resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares, including in certain cases a class or series of shares not otherwise carrying voting rights.

Mergers and consolidations are governed by Part XVI of the Cayman Act. The directors of FEAC must, on behalf of FEAC, approve a written plan of merger or consolidation including the particulars set out in section 233(4) of the Cayman Act (the “Plan of Merger”) and the Plan of Merger must be authorized by a FEAC Special Resolution.

Mergers, amalgamations and reconstructions may also be achieved by way of a scheme of arrangement under section 86 or 87 of the Cayman Act. A scheme of arrangement is a court-supervised arrangement between a company and its members or its creditors (or classes thereof).

By such procedure, a creditor of FEAC or a member of FEAC may apply to the court to order a meeting of the creditors of FEAC or of any class of creditors affected by the scheme, and/or a meeting of all members of FEAC or of any class of members affected by the scheme. In the case of a creditors’ scheme of arrangement, if a majority in number of the creditors, present at the meeting held to consider the arrangement, representing at least 75% in value of the creditors or class of creditors, as the case may be, agree to the scheme, the scheme, if sanctioned by the court, shall bind FEAC and all relevant creditors. In the case of a members’ scheme of arrangement, if a majority present at the meeting held to consider the arrangement, representing at least 75% in value of the members or class of members, as the case may be, agree to the scheme, the scheme, if sanctioned by the court, shall bind FEAC and all relevant members.

In addition, Cayman companies may be acquired by other companies by the direct acquisition of the shares of the target company. Section 88 of the Cayman Act provides that when an offer is made for the shares or any class of shares of a Cayman Islands company and, within four months of the offer, the holders of not less than 90% of those shares accept, the offeror may, at any time within two months after the expiration of that four-month period, require the remaining shareholders to transfer their shares to the acquiror on the same terms as the original offer, subject in each instance to an order of the court to the contrary upon application of any dissenting shareholder.

Dividend Rights

Subject to any rights and restrictions of any other class or series of shares outstanding (of which there are currently none), the New enGene Board may, from time to time, declare dividends on the issued shares and authorize payment of the dividends out of New enGene’s lawfully available funds (and otherwise subject to the provisions of the BCBCA including with respect to solvency). The New enGene Board may declare that any dividend be paid wholly or partly by the distribution of shares and/or specific assets of New enGene. This is consistent with the rules applicable to dividends under the Cayman Act and under Article 39 of the Current Articles.

If at any time New enGene issues preferred shares, the dividend rights attributable to those shares would be prescribed by the New enGene Board prior to their issuance. As a result, those shares may have a dividend right that ranks senior to the New enGene Shares and may affect the amount of lawful funds of New enGene that is available for distribution to the holders of New enGene Shares.

Rights upon Liquidation

In the event of the liquidation of New enGene, after the full amounts that holders of any issued shares ranking senior to the New enGene Shares (there are currently no such shares issued and outstanding) plus creditors as to distribution on liquidation or winding up are entitled to receive have been paid or set aside for payment, the holders of New enGene Shares would be entitled to receive, pro rata, any remaining assets of New enGene available for distribution to the holders of New enGene Shares.

If at any time New enGene issues preferred shares, the liquidation rights attributable to those shares would be prescribed by the New enGene Board prior to their issuance. As a result, those shares may have a liquidation right that ranks senior to the New enGene Shares.

Under Cayman Islands law, in the event of the liquidation of FEAC, a liquidator shall be appointed whose function would be to (i) realize FEAC’s unsecured assets, (ii) identify FEAC’s unsecured creditors and the amounts of their claims and (iii) distribute the proceeds of realisation of FEAC’s unsecured assets (net of expenses and claims of preferred creditors) to FEAC’s unsecured creditors pro rata, and after the creditors have been paid in full to FEAC’s shareholders in accordance with FEAC’s Current Articles.

Under Cayman Islands law, a liquidator’s duties are owed principally to those with the economic interest in the winding up of the company’s affairs and the distribution of its assets. In circumstances where a company is solvent i.e. has sufficient assets to pay its unsecured creditors in full, then the liquidator’s principal duty will be owed to the company’s shareholders. If there is a risk that the company will have insufficient assets to meet in full the claims of its creditors, then the liquidator must act in the best interests of the general body of the company’s unsecured creditors.

Inspection of Books and Records

Under the BCBCA, any shareholder of a company may for any proper purpose inspect or make copies of the company’s central securities register, list of shareholders and certain other books and records. Pursuant to Article 41.2 of FEAC’s Current Articles, the directors of FEAC shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of FEAC shall be open to the inspection of shareholders not being directors and no shareholder (not being a director) shall have any right of inspecting any account or book or document of FEAC except as conferred by the Cayman Act or authorized by the directors or by FEAC in general meeting. Pursuant to Section 64 of the Cayman Act the court may order one or more competent inspectors to examine into the affairs of any company.

Dissent Rights

The BCBCA provides that shareholders who dissent to certain actions being taken by New enGene may exercise a right of dissent and require New enGene to purchase the New enGene Shares held by such shareholder at the fair value of such New enGene Shares. The dissent right is applicable where any court order permits the dissent or where New enGene proposes:

(a)	by resolution to alter the Proposed Articles to alter restrictions on the powers of New enGene or on the business it is permitted to carry on;

(b)	by resolution to adopt an amalgamation agreement;

(c)	by resolution to approve an amalgamation into a foreign jurisdiction;

(d)	by resolution to approve an arrangement, the terms of which arrangement permit dissent;

(e)	by resolution to authorize or ratify the sale, lease or other disposition of all or substantially all of New enGene’s undertaking;

(f)	by resolution to authorize the continuation of New enGene into a jurisdiction other than British Columbia; or

(g)	to ask shareholders to approve any other resolution, if dissent is authorized by the resolution.

Pursuant to the BCBCA, shareholders are also entitled to dissent under any court order that permits dissent.

Except as provided in Sections 88 and 238 of the Cayman Act, there are no rights of dissent for shareholders under the Cayman Act.

A dissenting shareholder has the right to be paid a payment of the fair value of its share(s) in FEAC upon its dissenting to the merger or consolidation. To do so, such dissenting shareholder must follow the procedure set out in section 238 of the Cayman Act.

At first instance, FEAC may determine the fair value of the relevant share(s) which the dissenting shareholder may agree to. If FEAC and the dissenting shareholder fail to agree a price, the court ultimately has the power to determine the fair value of the share(s) together with a fair rate of interest, if any, to be paid by FEAC upon the amount determined to be the fair value.

Oppression Remedies

Under the BCBCA, a shareholder, or any other person whom the court considers to be an appropriate person to make an application, has the right to apply to court on the grounds that:

(a)

the affairs of New enGene are being or have been conducted, or that the powers of the directors are being or have been exercised, in a manner oppressive to one or more of the shareholders, including the applicant, or

(b)

some act of New enGene has been done or is threatened, or that some resolution of the shareholders or of the shareholders holding shares of a class or series of shares has been passed or is proposed, that is unfairly prejudicial to one or more of the shareholders, including the applicant.

On such an application, the court may make such order as it sees fit including an order to prohibit any act proposed by New enGene.

The laws of the Cayman Islands do not provide for a similar remedy. There is, however, a right under the Cayman Act for a shareholder to apply to court to have, among other things, a Cayman Islands company wound up by the court on the grounds that it would be just and equitable to do so. Also, please see the section entitled “Derivative Action”, where certain other minority rights are discussed. There are a number of different reasons why such a winding up order may be sought – for example if there is a fundamental dispute between the shareholders that will not otherwise be resolved. When a winding up order is made, an automatic moratorium on proceedings is imposed. Dispositions of property, transfers of shares and alterations in the status of shareholders are void. When the liquidation process is complete, and the company’s assets have been distributed to those entitled to them, the court will order the dissolution of the company.

Derivative Action

Under the BCBCA, a complainant, who is either a shareholder (including a beneficial owner or any other person who the court considers to be an appropriate person to make an application) or director of a company, may, with leave of the court, bring an action in the name of a company to enforce a right, duty or obligation owed to the company, obtain damages for any breach of such a right, duty or obligation, or intervene to defend a legal proceeding brought against the company, when the company cannot or does not take up or defend the action. No action may be brought and no intervention in an action may be made unless the court is satisfied that: (i) the complainant has first applied for leave to the court, (ii) the complainant has given notice to the company or to any other person that the court orders of the application for leave, (iii) the complainant is acting in good faith, and (iv) bringing the action is in the interests of the company.

Under the BCBCA, the court may make any order it thinks appropriate including but not limited to: (i) an order authorizing the complainant or any other person to control the conduct of the action; (ii) an order giving directions for the conduct of the action; (iii) an order that the company pay the person controlling the conduct of the action interim costs including legal fees; and (iv) an order requiring the company to pay reasonable legal fees incurred in connection with the action by the complainant or person controlling the legal proceeding.

Under Cayman Islands law, a distinction needs to be made between actions brought by shareholders in the name of a company where they believe that harm will result to such company (known as derivative actions) and those brought by shareholders relating to an infringement of a personal right.

With regards actions brought in the name of a company, the general rule is that the proper plaintiff is, prima facie, the company itself (by its board of directors, or liquidators, or possibly the company in general meeting), not an individual shareholder.

With regards shareholders’ personal rights of action, it is established under English law (which would be persuasive although not technically binding in the courts of the Cayman Islands) that certain rights of the individual shareholder may be acted upon by him on his own behalf.

Requisition of Meetings

The BCBCA provides that shareholders of a company holding at least one-twentieth (5%) of the issued voting shares of a company may give notice to the directors requiring them to call and hold a general meeting.

Article 20.3 of FEAC’s Current Articles provides that the directors, the chief executive officer, the secretary or the chairman of the board of directors may call general meetings, and they shall on a members’ requisition forthwith proceed to convene an extraordinary general meeting of FEAC.

Shareholder Proposals

The BCBCA provides that qualified shareholders of a company have the right to put any proposal before the annual general meeting of shareholders to which the proposal relates, provided the proposal complies with the requirements of the BCBCA. A qualified shareholder means a person who is the registered or beneficial owner of one or more voting shares of the company and has been a registered or beneficial owner of at least one voting share for an uninterrupted period of at least two years before the date the proposal is signed. The proposal must be signed by qualified shareholders who collectively are registered or beneficial owners of shares that constitute at least 1% of the issued voting shares or have a fair market value in excess of C$2,000. A qualified shareholder means a person who is the registered or beneficial owner of one or more voting shares of the company and has been a registered or beneficial owner of at least one voting share for an uninterrupted period of at least two years before the date the proposal is signed. The proposal must be signed by the issued voting shares or have a fair market value in excess of C$2,000. The Cayman Act does not provide shareholders with any right to put any proposal before a general meeting. However, this right may be provided in a company’s articles of association. FEAC’s Current Articles provide that FEAC Shareholders may bring business before an annual general meeting provided they deliver notice to the principal executive offices of FEAC within the relevant timeframe set in FEAC’s Current Articles.

Place of Shareholders’ Meetings

Under the BCBCA, general meetings of shareholders are to be held in British Columbia or may be held at a location outside of British Columbia if:

(a)	the location is provided for in the articles; or

(b)

the articles do not restrict a company from approving a location outside of British Columbia, the location is approved by the resolution required by the articles for that purpose, or if no resolution is specified then the location approved by ordinary resolution; or

(c)	the location is approved in writing by the B.C. Registrar before the meeting is held.

If the general meeting is a partially electronic meeting, the location of the meeting described above applies to the location where persons attend the meeting in person. If the general meeting is a fully electronic meeting, the requirements for the location of the meeting described above does not apply to the meeting.

The Proposed Articles permit the directors to determine that a meeting of the New enGene Shareholders be held entirely by means of telephonic, electronic or other communication facilities that permit all participants to participate in the meeting, whether by telephone, electronic or other communications medium.

Article 21.1 of FEAC’s Current Articles provide that at least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting. A general meeting may be partially electronic but may not be fully electronic.

Voting at Shareholder Meetings

So long as the only class of shares outstanding are the New enGene Shares, then pursuant to the Proposed Articles, each holder of New enGene Shares, present in person, by proxy or otherwise at a shareholders’ meeting, would be entitled to one vote on a show of hands or one vote per share on the taking of a poll on all matters to be voted upon. There are no limitations imposed by under the BCBCA on the rights of nonresident shareholders to hold or vote their New enGene Shares.

Under the BCBCA, most regular decisions or actions requiring approval by the New enGene Shareholders would require approval by an ordinary resolution, meaning approval by a simple majority of votes cast by the holders of the New enGene Shares present in person, by proxy or otherwise at a shareholders’ meeting, or approval, after being submitted to all holders of the New enGene Shares, by consent in writing of holders of at least two-thirds of the New enGene Shares (such approval by shareholders at a meeting or in writing being an “Ordinary Resolution”). However, some matters require a Special Resolution as described above.

If at any time New enGene issues preferred shares, the voting rights attributable to those shares would be prescribed by the New enGene Board prior to their issuance. As a result, thereafter depending upon the voting rights prescribed for those other classes of shares, an Ordinary Resolution and a Special Resolution of the New enGene Shareholders could include or exclude the votes of the holders of those other outstanding classes of shares.

Pursuant to FEAC’s Current Articles, matters requiring approval by ordinary resolution may be passed by approval of a simple majority members being entitled to vote at a meeting or approval in writing by all members entitled to vote on the matter.

Subject to Article 29.4 of the Articles, matters requiring approval by special resolution (whether pursuant to the Cayman Act or FEAC’s Current Articles) may be passed by approval of not less than two-thirds of members being entitled to vote at a meeting or approval in writing by all members entitled to vote on the matter.

If at any time FEAC were to issue another class of shares (for example preferred shares), the voting rights attributable to such shares would be set out in FEAC’s Current Articles or prescribed by the directors prior to their issuance.

Quorum for New enGene Shareholder Meetings

FEAC’s Current Articles provide that the presence, in person or by proxy, of the holders of a majority of the outstanding FEAC Shares will constitute a quorum for the transaction of business at any general meeting of the

FEAC Shareholders. The Proposed Articles will provide that the quorum for any New enGene Shareholders’ meeting will be two persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least 33 1⁄3 of the issued shares entitled to be voted at the meeting.

Directors

The BCBCA provides that a public company must have a minimum of three directors but does not impose any residency requirements on the directors.

The Proposed Articles set out the procedure to nominate eligible persons to be elected to the New enGene Board at any annual meeting of shareholders, or at any special meeting of shareholders if the election of directors is a matter specified in the notice of meeting. The Proposed Articles, will among other things, fix a deadline by which shareholders must notify New enGene of their intention to nominate directors and set out the information that shareholders must provide in the notice for it to be valid.

The Proposed Articles provide that 1/3rd of the initial directors of New enGene will hold office for a three year term, 1/3rd of the initial directors of New enGene will hold office for a two year term, and 1/3rd of the initial directors of New enGene will hold office for a one year term. Upon the expiration of the directors’ initial term, each director elected at an annual general meeting shall hold office for a three-year term expiring on the third annual general meeting following their election.

The Proposed Articles permit the directors of New enGene may appoint one or more additional directors provided that the number of additional directors does not exceed one-third of the number of the current directors who were elected or appointed as directors by the shareholders.

FEAC’s Current Articles provide that the minimum number of directors is one (1). The Cayman Act, like the BCBCA, does not impose any residency requirements on directors.

FEAC’s Current Articles provide that, prior to the closing of a Business Combination, FEAC may by ordinary resolution of the holders of the Class B Shares appoint or remove directors. In addition, the directors of FEAC may appoint any person to be a director, either to fill a vacancy or as an additional director provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with FEAC’s Current Articles as the maximum number of directors.

FEAC’s Current Articles provide that, after the closing of a Business Combination, FEAC may by a FEAC Ordinary Resolution appoint any person to be a director or may by a FEAC Ordinary Resolution remove any director.

Similar to the Proposed Articles, FEAC’s Current Articles provide for the division of the directors into three classes. Following the adoption of FEAC’s Current Articles, the Class I directors were appointed for a term expiring after FEAC’s first annual general meeting, the Class II directors were appointed for a term expiring after FEAC’s second annual general meeting and the Class III directors were appointed for a term expiring after FEAC’s third annual general meeting. Upon the expiration of the directors’ initial terms, each director elected to succeed those directors whose terms have expired at an annual general meeting shall hold office for three-year terms expiring on the third annual general meeting following their election.

Duties of Directors and Officers

Under the BCBCA, in exercising their powers and discharging their duties, directors and officers must act honestly and in good faith, with a view to the best interests of the company and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. No provision in the company’s notice of articles, articles, resolutions or contracts can relieve a director or officer of these duties.

Under Cayman Islands law each director of FEAC owes fiduciary duties to FEAC which may broadly be characterised as duties of loyalty, honesty and good faith. Such duties are generally owed to FEAC itself but can, very occasionally, be owed directly to creditors or shareholders if there are special factual circumstances. In addition to the fiduciary duties, each director owes a duty of care, diligence and skill to FEAC. Directors (even where appointed by individual shareholders) are obliged to act in a manner which the director believes to be in the best interests of FEAC as a whole (even though it may not be in the best interests of the appointing shareholder).

Indemnification of Officers and Directors

The BCBCA allows a company to indemnify, reimburse and/or advance expenses to a director or former director or officer or former officer of a company or its affiliates against all liability and expenses reasonably incurred by him in a proceeding to which he is made party by reason of being or having been a director or officer unless he did not act honestly and in good faith with a view to the best interests of the company or in the case of a proceeding other than a civil proceeding, he did not have reasonable grounds for believing that his conduct was lawful. In addition, the BCBCA requires a company to pay the expenses actually and reasonably incurred by a director, former director, officer or former officer in respect of a proceeding in which the person is joined as a party or is liable for a judgment, penalty or expenses by reason of being or having been a director or officer of the company, if the director or officer has not already been reimbursed for such expenses and is wholly successful or substantially successful on the merits in the outcome of the proceeding. Additional details with respect to the indemnification of directors and officers under the BCBCA and the Proposed Articles are set out in “Part II — Information Not Required in Prospectus.”

Under Cayman Islands law a company’s articles of association may provide for the indemnification of its directors, officers, employees and agents except to the extent that such provision may be held by the Cayman Islands courts to be contrary to public policy. For instance, a provision purporting to provide indemnification against the consequences of committing a crime may be deemed contrary to public policy. In addition, an officer or director may not be indemnified for his or her own fraud, willful neglect or willful default.

Pursuant to FEAC’s Current Articles, every director and officer (each an “Indemnified Person”) shall be indemnified out of the assets of FEAC against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to FEAC for any loss or damage incurred by FEAC as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person.

Giving Financial Assistance

Under the BCBCA, subject to certain exceptions, a company must disclose in its corporate records and make available to its shareholders, upon request, a brief description of any material financial assistance, including the nature and extent of the financial assistance given, the terms on which the financial assistance was given and the amount of the financial assistance given, to: (i) a person known to the company to be a shareholder of, a beneficial owner of a share of, a director of, an officer of or an employee of the company or an Affiliate of the company, (ii) a person known to the company to be an Affiliate of any such persons, or (iii) any person for the purpose of a purchase by that person of a share issued or to be issued by the company or an Affiliate of the company. The Cayman Act does not provide similar protections or rights.

PROPOSAL NO. 3 — THE NASDAQ PROPOSAL

Overview

We are proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a), (b) and (d).

Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company (a) where, due to the present or potential issuance of common shares, including shares issued pursuant to an earn-out provision or similar type of provision, or securities convertible into or exercisable for common shares, other than a public offering for cash: (i) the common shares have or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for common shares; or (ii) the number of common shares to be issued is or will be equal to or in excess of 20% of the number of common shares outstanding before the issuance of the stock or securities; or (b) any director, officer or Substantial Shareholder (as defined by Nasdaq Listing Rule 5635(e)(3)) of the company has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in the company or assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common shares, or securities convertible into or exercisable for common shares, could result in an increase in outstanding common shares or voting power of 5% or more.

Under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control. Although Nasdaq Listing Rules do not specifically discuss what constitutes a “change of control” for purposes of Rule 5635(b), related guidance with respect to Nasdaq Listing Rule 5635(b) has indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common shares (or securities convertible into or exercisable for common shares) or voting power of an issuer could constitute a change of control.

Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of ordinary shares (or securities convertible into or exercisable for ordinary shares) at a price that is less than the lower of (1) the closing price immediately preceding the signing of the binding agreement or (2) the average closing price of the ordinary shares for the five trading days immediately preceding the signing of the binding agreement, if the number of ordinary shares (or securities convertible into or exercisable for ordinary shares) to be issued equals 20% or more of the ordinary shares, or 20% or more of the voting power, outstanding before the issuance.

Accordingly, because the number of New enGene Shares to be issued in the PIPE Financing and pursuant to Convertible Bridge Financing (a) will constitute more than 20% of our outstanding FEAC Class A Shares and more than 20% of outstanding voting power prior to such issuance, (b) may result in a change of control of FEAC and (c) will be deemed an issuance lower than the average closing price of the five trading days immediately preceding the date of the Business Combination Agreement, we are required to obtain shareholder approval of such issuance pursuant to Nasdaq Listing Rules 5635(a), (b) and (d). For additional information relating to the PIPE Financing and Convertible Bridge Financing, see “Ancillary Agreements Related to the Business Combination — Subscription Agreements and Side Letter Agreements” and “Ancillary Agreements Related to the Business Combination — Convertible Bridge Financing.”

Effect of Proposal on FEAC Shareholders

If the Nasdaq Proposal is adopted, New enGene would issue New enGene Shares representing more than 20% of the outstanding FEAC Class A Shares in connection with the PIPE Financing and Convertible Bridge Financing. The issuance of such shares would result in significant dilution to the FEAC Shareholders and would afford such shareholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of FEAC. If the actual facts are different from the assumptions underlying the no redemption scenario (which they are likely to be), the voting power and implied ownership of New enGene’s shareholders will be different. For more information regarding post-Business Combination ownership and control, including the effects of various redemption scenarios and potential sources of dilution, see the section titled “Proposal No. 1 — The Business Combination Proposal — Sources and Uses for the Business Combination.”

If the Nasdaq Proposal is not approved and we consummate the Business Combination on its current terms, FEAC would be in violation of Nasdaq Listing Rule 5635(a), (b) and (d), which could result in the delisting of our securities from the Nasdaq Global Market. If Nasdaq delists our securities from trading on its exchange, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity with respect to our securities;

•

determination that our shares are a “penny stock,” which will require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage for the post-transaction company; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

It is a condition to the obligations of FEAC and enGene to close the Business Combination that New enGene Shares will be approved for listing on The Nasdaq Stock Market LLC.

Vote Required for Approval

The adoption and approval of the Nasdaq Proposal requires the affirmative vote of the holders of at least a majority of the FEAC Shares present in person or represented by proxy and entitled to vote at the Special Meeting. Abstentions will have no effect on the outcome of the proposal. The Business Combination cannot be completed unless the Nasdaq Proposal is adopted by affirmative vote of the holders of at least a majority of the votes cast by FEAC Shareholders present or represented by proxy at the Special Meeting and entitled to vote thereon.

Resolution

The full text of the resolution to be voted upon is as follows:

“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635(a) and (b), the issuance of New enGene Shares pursuant to the PIPE Financing and Convertible Bridge Financing be approved in all respects.”

Recommendation of FEAC Board

THE FEAC BOARD RECOMMENDS THAT THE FEAC SHAREHOLDERS VOTE “FOR” THE NASDAQ PROPOSAL.

The existence of financial and personal interests of FEAC’s directors may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of FEAC and its shareholders and what they may believe is best for themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of FEAC’s Sponsor, Directors and Executive Officers in the Business Combination” for a further discussion.

PROPOSAL NO. 4 — THE INCENTIVE EQUITY PLAN PROPOSAL

Overview

FEAC is asking FEAC Shareholders to vote upon a proposal to approve the enGene Holdings Inc. 2023 Incentive Equity Plan (the “Incentive Equity Plan”), including the authorization of the initial share reserve under the Incentive Equity Plan.

Purpose of the Incentive Equity Plan

The purpose of the Incentive Equity Plan is to attract and retain employees, non-employee directors, and certain consultants and advisors of enGene. The Incentive Equity Plan provides for the issuance of incentive stock options, non-qualified stock options, stock appreciation rights, share awards, share units, and other share-based awards. The Incentive Equity Plan is intended to provide an incentive to participants to contribute to the growth of New enGene by aligning the economic interests of participants with those of the shareholders of New enGene.

In connection with the Business Combination, the amended and restated equity incentive plan of enGene dated June 30, 2021, and as may be further amended and/or restated from time to time, and each other plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other individual service provider of New enGene, enGene and any of their subsidiaries (the “Group Company”) of rights of any kind to receive equity securities of any Group Company or benefits measured in whole or in part by reference to equity securities of any Group Company (the “Prior Plans”) will be converted and exchanged into rights to acquire shares of New enGene pursuant to the Business Combination, with such equity security rights to be merged into and converted into grants under the Incentive Equity Plan. No additional grants shall be made under the Prior Plans after the effective date of the Incentive Equity Plan.

Requested Share Authorization

The Incentive Equity Plan authorizes the compensation committee of the New enGene Board to provide incentive compensation in the form of stock options, restricted shares and share units, performance shares and units, other share-based awards, and cash-based awards. Subject to adjustment as described below, New enGene will be authorized to issue or transfer up to approximately 4,392,533 New enGene Shares under the Incentive Equity Plan. This authorized amount represents the sum of (i) approximately 6.7% of the fully diluted capitalization of New enGene after giving effect to the Business Combination (the “Base Amount”), plus (ii) the number of New enGene Shares necessary to permit the exercise of all vested options to acquire enGene Common Shares that were granted under the Prior Plans and that are being assumed by New enGene in connection with the Amalgamation and converted into options to acquire New enGene Shares. The aggregate number of New enGene Shares that may be issued or transferred under the Incentive Equity Plan pursuant to incentive stock options shall not exceed Base Amount.

Summary of the Incentive Equity Plan

The following is a summary of the material features of the Incentive Equity Plan. This summary is qualified in its entirety by the full text of the Incentive Equity Plan, a copy of which is included as Exhibit G to Annex A to this proxy statement/prospectus.

Type of Awards

The Incentive Equity Plan provides for the issuance of stock options (including non-statutory stock options and incentive stock options), stock appreciation rights (“SARs”), restricted shares, restricted share units and other share-based awards to employees, non-employee directors, and certain consultants and advisors of New enGene or its subsidiaries.

Administration

The Incentive Equity Plan will be administered by the compensation committee of the New enGene Board or another committee appointed by the New enGene Board to administer the Incentive Equity Plan (and to the extent the New enGene Board does not appoint a committee, the New enGene Board will serve as the committee) (for purposes of this Proposal No. 4, the “Committee”); provided that any grants to members of the New enGene Board must be authorized by a majority of the New enGene Board (counting all the New enGene Board members for purposes of a quorum, but only non-interested New enGene Board members for purposes of such majority approval). The Committee (if other than the full New enGene Board) must consist of directors who are “non-employee directors” as defined under Rule 16b-3 promulgated under the Exchange Act and “independent directors,” as determined in accordance with the independence standards established by the stock exchange on which the New enGene Shares is at the time primarily traded. The Committee may delegate authority under the Incentive Equity Plan to one or more subcommittees as it deems appropriate. Subject to compliance with applicable law and stock exchange requirements, so long as the Chief Executive Officer is also a director on the New enGene Board, the Committee may delegate all or part of its authority to the Chief Executive Officer (or if there is none then appointed, the President), as it deems appropriate, with respect to grants to employees or consultants who are not executive officers under Section 16 of the Exchange Act.

The Committee will have full power and express discretionary authority to administer and interpret the Incentive Equity Plan, to make factual determinations, and to adopt or amend such rules, regulations, agreements, and instruments for implementing the Incentive Equity Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion.

Shares Subject to the Incentive Equity Plan

Subject to adjustment, the Incentive Equity Plan authorizes the issuance or transfer of up to (i) the Base Amount, plus (ii) the number of New enGene Shares necessary to permit the exercise of all vested options to acquire enGene Common Shares that were granted under the Prior Plans and that are being assumed by New enGene in connection with the Amalgamation and converted into options to acquire New enGene Shares. FEAC estimates that the aggregate number of New enGene Shares that will be subject to the Incentive Equity Plan will be approximately 4,392,533 million. The New enGene Shares issued pursuant to incentive stock options shall not exceed the Base Amount.

The Incentive Equity Plan contains an evergreen provision, pursuant to which, commencing with the first business day of each calendar year beginning in 2024, the aggregate number of New enGene Shares that may be issued or transferred under the Incentive Equity Plan will be increased by a number of New enGene Shares equal to the lesser of (x) 5% of the fully diluted capitalization of New enGene after giving effect to the Business Combination, or (y) such lesser number of shares as may be determined by the Committee.

If any options or SARs granted under the Incentive Equity Plan (including options or SARs granted under the Prior Plans) expire or are canceled, forfeited, exchanged, or surrendered without having been exercised, or if any share awards, share units, or other share-based awards granted under the Incentive Equity Plan (including options or SARs granted under the Prior Plans) are forfeited, terminated, or otherwise not paid in full, the New enGene Shares subject to such awards will again be available for purposes of the Incentive Equity Plan. If New enGene Shares are surrendered in payment of the exercise price of an option, the number of New enGene Shares available for issuance under the Incentive Equity Plan will be reduced only by the net number of shares actually issued by New enGene upon such exercise and not by the gross number of shares as to which such option is exercised. Upon the exercise of any SAR under the Incentive Equity Plan, the number of New enGene Shares available for issuance will be reduced only by the net number of shares actually issued by New enGene upon such exercise.

If New enGene Shares are withheld by New enGene in satisfaction of the withholding taxes incurred in connection with the issuance, vesting or exercise of any grant or the issuance of New enGene Shares under the Incentive Equity Plan, the number of New enGene Shares available for issuance will be reduced by the net number of shares issued, vested, or exercised under such grant, calculated in each instance after payment of such share withholding. If any awards are paid in cash, and not in New enGene Shares, any New enGene Shares subject to such awards will also be available for future awards. If New enGene repurchases New enGene Shares on the open market with the proceeds from the exercise price New enGene receives from options, the repurchased shares will not be available for issuance under the Incentive Equity Plan.

Individual Limits for Non-Employee Directors

The maximum aggregate grant date value of New enGene Shares granted to any non-employee director in any one calendar year, taken together with any cash fees earned by such non-employee director for services rendered during the calendar year, shall not exceed $500,000 in total value; provided, however, that with respect to the year during which a non-employee director is first appointed or elected to the New enGene Board, the maximum aggregate grant date value of New enGene Shares granted to such non-employee director, taken together with any cash fees earned by such non-employee director for services rendered during such period, shall not exceed $750,000 in total value during the initial annual period.

Adjustments

In connection with stock splits, stock dividends, recapitalizations, and certain other events affecting New enGene Shares, the Committee will make adjustments as it deems appropriate in: the maximum number of New enGene Shares reserved for issuance as grants; the maximum amount of awards that may be granted to any individual non-employee director in any year; the number and kind of shares covered by outstanding grants; the number and kind of shares that may be issued under the Incentive Equity Plan; the price per share or market value of any outstanding grants; the exercise price of options; the base amount of SARs; and the performance goals or other terms and conditions as the Committee deems appropriate.

Eligibility and Vesting

All of the employees and non-employee directors of New enGene will be eligible to receive grants under the Incentive Equity Plan. In addition, consultants who perform certain services for New enGene may receive grants under the Incentive Equity Plan. The Committee will (i) select the employees, non-employee directors, and consultants to receive grants and (ii) determine the number of New enGene Shares subject to a particular grant and the vesting and exercisability terms of awards granted under the Incentive Equity Plan. As of the Closing Date, all employees (28 as of May 31, 2023) and six non-employee directors would be eligible to participate in the Incentive Equity Plan.

Options

Under the Incentive Equity Plan, the Committee will determine the exercise price of the options granted and may grant options to purchase New enGene Shares in such amounts as it determines. The Committee may grant options that are intended to qualify as incentive stock options under Section 422 of the Code, or non-qualified stock options, which are not intended to so qualify. Incentive stock options may only be granted to employees. Anyone eligible to participate in the Incentive Equity Plan may receive a grant of non-qualified stock options. The exercise price of a stock option granted under the Incentive Equity Plan cannot be less than the fair market value of a New enGene Share on the date the option is granted. If an incentive stock option is granted to a 10% shareholder of the total combined voting power of all classes of New enGene securities, the exercise price cannot be less than 110% of the fair market value of a New enGene Share on the date the option is granted.

The exercise price for any option is generally payable in cash. In certain circumstances as permitted by the Committee, the exercise price may be paid: by the surrender of New enGene Shares with an aggregate fair market value, on the date the option is exercised, equal to the exercise price; by payment through a broker in accordance with procedures established by the Federal Reserve Board; by, solely with respect to non-qualified stock options, New enGene Shares subject to the exercisable option that have a fair market value on the date of exercise equal to the aggregate exercise price; or by such other method as the Committee approves.

The term of an option cannot exceed 10 years from the date of grant, except that if an incentive stock option is granted to a 10% shareholder of the total combined voting power of all class of New enGene securities, the term cannot exceed five years from the date of grant. In the event that on the last day of the term of a non-qualified stock option, the exercise is prohibited by applicable law, including a prohibition on purchases or sales of New enGene Shares under the New enGene insider trading policy, or pursuant to any restrictions on transfer imposed by the Committee, the term of the non-qualified option will be extended for a period of 30 days following the end of the legal prohibition, or until the expiration of such restrictions on transfer, unless the Committee determines otherwise.

Except as provided in the grant instrument, an option may only be exercised while a participant is employed by or providing service to us. The Committee will determine in the grant instrument under what circumstances and during what time periods a participant may exercise an option after termination of employment.

Share Awards

Under the Incentive Equity Plan, the Committee may grant share awards. A share award is an award of New enGene Shares that may be subject to restrictions as the Committee determines. The restrictions, if any, may lapse over a specified period of employment or based on the satisfaction of pre-established criteria, in installments or otherwise, as the Committee may determine, including, but not limited to, restrictions based on the achievement of performance goals. Except to the extent restricted under the grant instrument relating to the share award, a participant will have all of the rights of a shareholder as to those shares, including the right to vote and the right to receive dividends or distributions on the shares. Dividends with respect to share awards that vest based on performance shall vest if and to the extent that the underlying share award vests, as determined by the Committee. All unvested share awards are forfeited if the participant’s employment or service is terminated for any reason, unless the Committee determines otherwise.

Share Units

Under the Incentive Equity Plan, the Committee may grant share units to anyone eligible to participate in the Incentive Equity Plan. Share units represent hypothetical New enGene Shares. Share units become payable on terms and conditions determined by the Committee, including specified performance goals, and will be payable in cash, New enGene Shares, or a combination thereof, as determined by the Committee. All unvested share units are forfeited if the participant’s employment or service is terminated for any reason, unless the Committee determines otherwise.

Stock Appreciation Rights

Under the Incentive Equity Plan, the Committee may grant SARs, which may be granted separately or in tandem with any option. SARs granted in tandem with a non-qualified stock option may be granted either at the time the non-qualified stock option is granted or any time thereafter while the option remains outstanding. SARs granted in tandem with an incentive stock option may be granted only at the time the grant of the incentive stock option is made. The Committee will establish the base amount of the SAR at the time the SAR is granted, which will be equal to or greater than the fair market value of a New enGene Share as of the date of grant.

If a SAR is granted in tandem with an option, the number of SARs that are exercisable during a specified period will not exceed the number of New enGene Shares that the participant may purchase upon exercising the related option during such period. Upon exercising the related option, the related SARs will terminate, and upon the exercise of a SAR, the related option will terminate to the extent of an equal number of New enGene Shares. Generally, SARs may only be exercised while the participant is employed by, or providing services to, us. When a participant exercises a SAR, the participant will receive the excess of the fair market value of the underlying New enGene Shares over the base amount of the SAR. The appreciation of a SAR will be paid in New enGene Shares, cash, or both.

The term of a SAR cannot exceed 10 years from the date of grant. In the event that on the last day of the term of a SAR, the exercise is prohibited by applicable law, including a prohibition on purchases or sales of New enGene Shares under New enGene’s insider trading policy, or pursuant to any restrictions on transfer imposed by the Committee, the term of the SAR will be extended for a period of 30 days following the end of the legal prohibition, or until the expiration of such restrictions on transfer, unless the Committee determines otherwise.

Other Share-Based Awards

Under the Incentive Equity Plan, the Committee may grant other types of awards that are based on, or measured by, New enGene Shares, and granted to anyone eligible to participate in the Incentive Equity Plan. The Committee will determine the terms and conditions of such awards. Other share-based awards may be payable in cash, New enGene Shares or a combination of the two, as determined by the Committee.

Dividend Equivalents

Under the Incentive Equity Plan, the Committee may grant dividend equivalents in connection with grants of share units or other share-based awards made under the Incentive Equity Plan. Dividend equivalents entitle the participant to receive amounts equal to ordinary dividends that are paid on the shares underlying a grant while the grant is outstanding. The Committee will determine whether dividend equivalents will be paid currently or accrued as contingent cash obligations. Dividend equivalents may be paid in cash New enGene Shares. The Committee will determine the terms and conditions of the dividend equivalent grants, including whether the grants are payable upon the achievement of specific performance goals. Dividend equivalents with respect to share units or other share-based awards that vest based on performance shall vest and be paid only if and to the extent that the underlying share units or other share-based awards vest and are paid as determined by the Committee.

Change of Control

If New enGene experiences a change of control where New enGene is not the surviving company (or survives only as a subsidiary of another company), unless the Committee determines otherwise, all outstanding grants that are not exercised or paid at the time of the change of control will be assumed, or replaced with grants (with respect to cash, securities or a combination thereof) that have comparable terms, by the surviving company (or a parent or subsidiary of the surviving company).

If there is a change of control and all outstanding grants are not assumed, or replaced with grants that have comparable terms, by the surviving company, the Committee may (but is not obligated to) make adjustments to the terms and conditions of outstanding grants, including, without limitation, taking any of the following actions (or combination thereof) without the consent of any participant:

•

determine that outstanding options and SARs will accelerate and become fully exercisable and the restrictions and conditions on outstanding share awards, share units, and dividend equivalents immediately lapse;

•	pay participants, in an amount and form determined by the Committee, in settlement of outstanding share units or dividend equivalents;

•

require that participants surrender their outstanding stock options and SARs in exchange for a payment by us, in cash or New enGene Shares, equal to the difference between the exercise price and the fair market value of the underlying New enGene Shares; provided, however, if the per share fair market value of New enGene Shares does not exceed the per share stock option exercise price or SARs base amount, as applicable, New enGene will not be required to make any payment to the participant upon surrender of the stock option or SAR and shall have the right to cancel any such option or SAR for no consideration; or

•	after giving participants an opportunity to exercise all of their outstanding stock options and SARs, terminate any unexercised stock options and SARs on the date determined by the Committee.

In general terms, a change of control under the Incentive Equity Plan occurs if:

•	a person, entity or affiliated group, with certain exceptions, acquires more than 50% of the then-outstanding voting securities;

•

New enGene merges into, or consummates an amalgamation or arrangement with, another entity unless the holders of voting shares immediately prior to such transaction have at least 50% of the combined voting power of the securities in the combined entity or its parent;

•

New enGene merges into, or consummates an amalgamation or arrangement with, another entity and the members of the New enGene Board prior to such transaction would not constitute a majority of the board of the combined entity or its parent;

•	New enGene sells or disposes of all or substantially all of the assets of New enGene;

•	New enGene consummates a complete liquidation or dissolution; or

•	a majority of the members of the New enGene Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the incumbent directors.

Deferrals

The Committee may permit or require participants to defer receipt of the payment of cash or the delivery of New enGene Shares that would otherwise be due to the participant in connection with a grant under the Incentive Equity Plan. The Committee will establish the rules and procedures applicable to any such deferrals, consistent with the requirements of Section 409A of the Code.

Withholding

All grants under the Incentive Equity Plan are subject to applicable U.S. federal (including taxes under FICA), state, and local, foreign or other tax withholding requirements. New enGene may require participants or other persons receiving grants or exercising grants to pay an amount sufficient to satisfy such tax withholding requirements with respect to such grants, or New enGene may deduct from other wages and compensation paid by New enGene the amount of any withholding taxes due with respect to such grant.

The Committee may permit or require that tax withholding obligation with respect to grants paid in New enGene Shares be paid by having shares withheld up to an amount that does not exceed the participant’s minimum applicable withholding tax rate for U.S. federal (including FICA), state, and local tax liabilities, or as otherwise determined by the Committee. In addition, the Committee may, in its discretion, and subject to such rules as the Committee may adopt, allow participants to elect to have such share withholding applied to all or a portion of the tax withholding obligation arising in connection with any particular grant.

Transferability

Except as permitted by the Committee with respect to non-qualified stock options, only a participant may exercise rights under a grant during the participant’s lifetime. Upon death, the personal representative or other person entitled to succeed to the rights of the participant may exercise such rights. A participant cannot transfer those rights except by will or by the laws of descent and distribution or, with respect to grants other than incentive stock options, pursuant to a domestic relations order. The Committee may provide in a grant instrument that a participant may transfer non-qualified stock options for no consideration to a permitted assign in compliance with applicable securities laws.

Amendment; Termination

The New enGene Board may amend or terminate the Incentive Equity Plan at any time, except that New enGene Shareholders must approve an amendment if such approval is required in order to comply with the Code, applicable laws or applicable stock exchange requirements. Unless terminated sooner by the New enGene Board or extended with shareholder approval, the Incentive Equity Plan will terminate on the day immediately preceding the tenth anniversary of the effective date of the Incentive Equity Plan.

Shareholder Approval

Except in connection with certain corporate transactions, including stock dividends, stock splits, a recapitalization, a change in control, a reorganization, a merger, an amalgamation, a consolidation, and a spin-off, shareholder approval is required (i) to reduce the exercise price or base price of outstanding stock options or SARs, (ii) to cancel outstanding stock options or SARs in exchange for the same type of grant with a lower exercise price or base price, and (iii) to cancel outstanding stock options or SARs that have an exercise price or base price above the current price of a New enGene Share, in exchange for cash or other securities, each as applicable.

Establishment of Sub-Plans

The New enGene Board may, from time to time, establish one or more sub-plans under the Incentive Equity Plan to satisfy applicable blue sky, securities or tax laws of various jurisdictions outside the United States or Canada. The New enGene Board may establish such sub-plans by adopting supplements to the Incentive Equity Plan setting forth limitations on the Committee’s discretion and such additional terms and conditions not otherwise inconsistent with the Incentive Equity Plan as the New enGene Board deems necessary or desirable. All such supplements will be deemed part of the Incentive Equity Plan, but each supplement will only apply to participants within the affected jurisdiction, and New enGene will not be required to provide copies of any supplement to such unaffected participants.

Clawback

All grants under the Incentive Equity Plan (including any proceeds, gains or other economic benefit actually or constructively received upon receipt of any grant or receipt or resale of any New enGene Shares underlying the grant) will be subject to any applicable policies implemented by the New enGene Board, which may be adopted in future and be amended from time to time, including any clawback or recoupment policies and share trading policies.

Performance Measures

Under the Incentive Equity Plan, the grant, vesting, exercisability or payment of certain awards, or the receipt of New enGene Shares subject to certain awards, may be made subject to the satisfaction of performance measures. The performance goals applicable to a particular award will be determined by the Committee at the time of grant. One or more of the following business criteria for New enGene may be used by the Committee in establishing performance measures under the Incentive Equity Plan: cash flow; free cash flow; earnings (including gross margin, earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation, amortization and charges for share-based compensation, earnings before interest, taxes, depreciation and amortization, adjusted earnings before interest, taxes, depreciation and amortization and net earnings); earnings per share; growth in earnings or earnings per share; book value growth; share price; return on equity or average shareholder equity; total shareholder return or growth in total shareholder return either directly or in relation to a comparative group; return on capital; return on assets or net assets; revenue, growth in revenue or return on sales; sales; expense reduction or expense control; expense to revenue ratio; income, net income or adjusted net income; operating income, net operating income, adjusted operating income or net operating income after tax; operating profit or net operating profit; operating margin; gross profit margin; return on operating revenue or return on operating profit; regulatory filings; regulatory approvals, litigation and regulatory resolution goals; other operational, regulatory or departmental objectives; budget comparisons; growth in shareholder value relative to established indexes, or another peer group or peer group index; development and implementation of strategic plans and/or organizational restructuring goals; development and implementation of risk and crisis management programs; improvement in workforce diversity; compliance requirements and compliance relief; safety goals; productivity goals; workforce management and succession planning goals; economic value added (including typical adjustments consistently applied from generally accepted accounting principles required to determine economic value added performance measures); measures of customer satisfaction, employee satisfaction or staff development; development or marketing collaborations, formations of joint ventures or partnerships or the completion of other similar transactions intended to enhance the New enGene’s revenue or profitability or enhance its customer base; merger and acquisitions; and other similar criteria as determined by the Committee. Performance goals may be established on an absolute or relative basis and may be established on a corporate-wide basis or with respect to one or more business units, divisions, subsidiaries or business segments. Relative performance may be measured against a group of peer companies, a financial market index or other objective and quantifiable indices.

Summary of U.S. Federal Income Tax Consequences

The following is a summary of certain U.S. federal income tax consequences of awards under the Incentive Equity Plan. It does not purport to be a complete description of all applicable rules, and those rules (including those summarized here) are subject to change.

Options

An optionee generally will not recognize taxable income upon the grant of a non-statutory option. Rather, at the time of exercise of the option, the optionee will recognize ordinary income for income tax purposes in an amount equal to the excess, if any, of the fair market value of vested shares purchased over the exercise price. New enGene generally will be entitled to a tax deduction at such time and in the same amount, if any, that the optionee recognizes as ordinary income. The optionee’s tax basis in any shares received upon exercise of an option will be the exercise price paid plus the amount of compensation recognized by the participant as ordinary income (generally, fair market value of the shares on the date of exercise), and if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the optionee) depending upon the length of time such shares were held by the optionee.

Incentive stock options are eligible for favorable U.S. federal income tax treatment if certain requirements are satisfied. An incentive stock option must have an option price that is not less than the fair market value of the stock at the time the option is granted, and must not be exercisable after the expiration of 10 years from the date of grant; further restrictions apply to employees who are greater-than-10% shareholders. An employee granted an incentive stock option generally does not realize compensation income for U.S. federal income tax purposes upon the grant of the option. At the time of exercise of an incentive stock option, no compensation income is realized by the optionee other than tax preference income for purposes of the federal alternative minimum tax on individual income. If the shares acquired on exercise of an incentive stock option are held for at least two years after grant of the option and one year after exercise, then (i) the excess (if any) of the amount realized on the disposition over the exercise price will be taxed as capital gain and (ii) the amount (if any) by which the exercise price exceeds the amount realized upon the disposition will be treated as capital loss. If the shares acquired on exercise of an incentive stock option are disposed of within less than two years after grant or one year of exercise, the optionee will realize taxable compensation income in the year of the disposition equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the option price or (ii) the excess of the amount realized on the disposition over the option price, and New enGene generally will be entitled to a tax deduction in such amount. Any additional amount realized will be taxed as capital gain.

Share Awards

A participant generally will not be taxed upon the grant of share awards subject to restrictions, but rather will recognize ordinary income in an amount equal to the fair market value of the shares at the time the shares are no longer subject to a “substantial risk of forfeiture” (within the meaning of the Code). New enGene generally will be entitled to a deduction at the time when, and in the amount that, the participant recognizes ordinary income on account of the lapse of the restrictions. A participant’s tax basis in the shares will equal their fair market value at the time the restrictions lapse, and the participant’s holding period for capital gains purposes will begin at that time. Any cash dividends paid on the restricted shares before the restrictions lapse will be taxable to the participant as additional compensation (and not as dividend income). Under Section 83(b) of the Code, a participant may elect to recognize ordinary income at the time the shares are awarded in an amount equal to their fair market value at that time (less any amount paid by the participant for the shares), notwithstanding the fact that such shares are subject to restrictions and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by such participant at the time the restrictions lapse, the participant will have a tax basis in the shares equal to their fair market value on the date of their award, and the participant’s holding period for capital gains purposes will begin at that time. New enGene generally will be entitled to a tax deduction at the time when, and to the extent that, ordinary income is recognized by such participant.

Share Units

In general, the grant of share units will not result in income for the participant or in a tax deduction for us. Upon the settlement of such an award in cash or shares, the participant will recognize ordinary compensation income equal to the aggregate value of the payment received, and New enGene generally will be entitled to a tax deduction at the same time and in the same amount. A gain or loss recognized upon a subsequent sale or exchange of the shares (if settled in shares) is treated as capital gain or loss for which New enGene will not be entitled to a deduction.

Stock Appreciation Rights (SARs)

A participant who is granted a SAR generally will not recognize ordinary income upon receipt of the SAR. Rather, at the time of exercise of such SAR, the participant will recognize ordinary income for U.S. federal income tax purposes in an amount equal to the value of any cash received and the fair market value on the date of exercise of any shares received. New enGene generally will be entitled to a tax deduction at such time and in the same amount, if any, that the participant recognizes as ordinary income. The participant’s tax basis in any shares received upon exercise of a SAR will be the fair market value of the shares on the date of exercise, and if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the participant) depending upon the length of time such shares were held by the participant.

Other Awards

With respect to other share-based awards granted under the Incentive Equity Plan (including, e.g., dividend equivalents), generally when the participant receives payment with respect to an award, the amount of cash and/or the fair market value of any shares or other property received in excess of the amount paid (if any) will be ordinary income to the participant, and New enGene generally will be entitled to a tax deduction at the same time and in the same amount.

New Plan Benefits

Future benefits under the Incentive Equity Plan generally will be granted at the discretion of the Committee and are therefore not currently determinable.

Equity Compensation Plan Information

Prior to the consummation of the Business Combination, FEAC has no equity compensation plans or outstanding equity awards.

Registration with the SEC

If the Incentive Equity Plan is approved by FEAC Shareholders and becomes effective, New enGene intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the Incentive Equity Plan as soon as reasonably practicable after New enGene becomes eligible to use such form.

Vote Required for Approval

The adoption and approval of the Incentive Equity Plan Proposal requires the affirmative vote of the holders of at least a majority of the FEAC Shares present in person or represented by proxy and entitled to vote at the Special Meeting. Abstentions will have no effect on the outcome of the proposal. The Business Combination cannot be completed unless the Incentive Equity Plan Proposal is adopted by affirmative vote of the holders of at least a majority of the votes cast by FEAC Shareholders present or represented by proxy at the Special Meeting and entitled to vote thereon.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the enGene Holdings Inc. 2023 Incentive Equity Plan, a copy of which is attached to the proxy statement/prospectus as Exhibit G to Annex A, be adopted and approved.”

Recommendation of the FEAC Board

THE FEAC BOARD RECOMMENDS THAT FEAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE EQUITY PLAN PROPOSAL.

The existence of financial and personal interests of FEAC’s directors may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of FEAC and its shareholders and what they may believe is best for themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of FEAC’s Sponsor, Directors and Executive Officers in the Business Combination” for a further discussion.

PROPOSAL NO. 5 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow the FEAC Board to adjourn, at their sole discretion, the Special Meeting, or any postponement thereof, to a later date or dates, if necessary. In no event will FEAC solicit proxies to adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under its Current Articles and Cayman Islands law. The purpose of the Adjournment Proposal is to provide more time for the FEAC officers, directors, initial shareholders, enGene, and the enGene Shareholders to make purchases of public shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the Business Combination proposal and to meet the requirements that are necessary to consummate the Business Combination, See the section titled “Proposal No. 1 — The Business Combination Proposal — Interests of FEAC’s Sponsor, Directors and Executive Officers in the Business Combination.”

Consequences If the Adjournment Proposal Is Not Approved

If the Adjournment Proposal is presented to the meeting and is not approved by the FEAC Shareholders, the FEAC Board may not be able to adjourn the Special Meeting to a later date or dates. In such event, the Business Combination may not be completed.

Vote Required for Approval

The adoption and approval of the Adjournment Proposal requires the affirmative vote of the holders of at least a majority of the FEAC Shares present in person or represented by proxy and entitled to vote at the Special Meeting. Abstentions will have no effect on the outcome of the proposal. The Business Combination cannot be completed unless the Adjournment Proposal is adopted by affirmative vote of the holders of at least a majority of the votes cast by FEAC Shareholders present or represented by proxy at the Special Meeting and entitled to vote thereon.

THE FEAC BOARD OF DIRECTORS RECOMMENDS THAT FEAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of July 31, 2023 and the unaudited pro forma condensed combined statements of operations for the nine months ended July 31, 2023 and for the fiscal year ended October 31, 2022 present the combination of the financial information of FEAC, New enGene and enGene, after giving effect to the Transactions, including Business Combination, PIPE Financing, the Non-Redemption Agreement, the Convertible Bridge Financing, the Working Capital Loans, the Sponsor and Insiders Letter Agreement, and the Extension Loans and related adjustments described in the accompanying notes. Subsequent to the Business Combination, FEAC, New enGene and enGene are collectively referred to herein as the “Combined Company.”

FEAC is a blank check company incorporated on August 9, 2021, as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Prior to executing the Business Combination Agreement, FEAC’s efforts were limited to organizational activities, completion of its IPO and the evaluation of possible business combinations. As of June 30, 2023, there was $135.8 million in investments and cash held in the Trust Account and $269,138 of cash held outside the Trust Account available for general corporate purposes.

enGene Inc., is a clinical-stage biotechnology company developing non-viral gene therapies based on localized delivery of nucleic acid payloads to mucosal tissues. enGene’s proprietary DDX platform has a high degree of payload flexibility, including DNA and various forms of RNA with broad tissue and disease application.

The unaudited pro forma condensed combined balance sheet as of July 31, 2023, reflects adjustments that depict the accounting of the Transactions as if they had been consummated on July 31, 2023. The unaudited pro forma condensed combined statements of operations for the nine months ended July 31, 2023 and the fiscal year ended October 31, 2022, give pro forma effect to the Transactions as if they had occurred on November 1, 2021, which is the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information are based on and should be read in conjunction with the historical financial statements of each of FEAC, New enGene, and enGene and the notes thereto, as well as the disclosures contained in the sections titled “FEAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “enGene’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this proxy statement/ prospectus.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Combined Company’s financial condition or results of operations would have been had the Transactions occurred on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

The unaudited pro forma condensed combined financial statements present two redemption scenarios as follows:

•

No Redemption Scenario: This presentation assumes that no FEAC public shareholders exercise redemption rights to have their FEAC Class A Shares converted into their pro rata share of the Trust Account and thus the full amount held in the Trust Account as of the Closing is available for the Business Combination; and

•

Maximum Redemption Scenario: This presentation assumes that 10,483,335 FEAC Class A Shares are redeemed, resulting in an aggregate cash payment of approximately $113.5 million out of the Trust Account based on an assumed redemption price of $10.83 per share that is calculated using the sum of approximately $135.8 million cash in the Trust Account at June 30, 2023 and $1.3 million from the Second Extension Funding on September 13, 2023, divided by 12,650,000 FEAC Class A Shares subject to redemption assuming the pro forma maximum redemptions scenario pursuant to the Business Combination Agreement. The number of FEAC Class A Shares that are redeemed is derived by reducing the total of 12,650,000 FEAC Class A Shares outstanding by 2,000,000 FEAC Class A Shares held by the Sponsor that are subject to lock-up agreements and 166,665 FEAC Class A Shares held by public shareholders that are subject to non-redemption agreements. After a redemption of approximately $113.5 million out of the $137.1 million in the Trust Account, including the additional $1.3 million from the Second Extension Funding on September 13, 2023, the available cash from the Trust Account at Closing would be approximately $23.6 million.

The Business Combination will result in the combination of enGene and New enGene, with a fiscal year end of October 31, with FEAC, with a fiscal year end of December 31. The pro forma statement of operations for the nine months ended July 31, 2023 and the year ended October 31, 2022, presents the combination of financial information of New enGene, FEAC and enGene, after giving effect to the Transactions described in the accompanying notes. The unaudited pro forma statement of operations for the nine months ended July 31, 2023 includes enGene’s results of operations for the nine months ended July 31, 2023, FEAC’s results of operations for the nine months ended June 30, 2023, and New enGene’s results of operations for the period from April 24, 2023 (inception) to July 31, 2023. The unaudited pro forma statement of operations for the year ended October 31, 2022 includes enGene’s results of operations for the year ended October 31, 2022, and FEAC’s statement of operations for the year ended December 31, 2022. The unaudited pro forma balance sheet as of July 31, 2023 is based on a historical New enGene balance sheet as of July 31, 2023, historical enGene balance sheet as of July 31, 2023, and a historical FEAC balance sheet as of June 30, 2023. FEAC’s results of operations for the three months ended December 31, 2022 are included in the unaudited pro forma statement of operations for both the nine months ended July 31, 2023 and the year ended October 31, 2022. FEAC’s loss from operations and other income for the three months ended December 31, 2022 were $491,000 and $1.1 million, respectively, resulting in net income for the three months ended December 31, 2022 of $621,000. The operations of New enGene in the unaudited pro forma condensed combined statements of operations for the period from April 24, 2023 (inception) to July 31, 2023 consist only of legal, accounting and audit fees incurred as part of the formation of the entity and regulatory requirements for the preparation of its financial statements. The operations of New enGene had not commenced in the unaudited pro forma condensed combined statements of operations for the fiscal year ended October 31, 2022.

UNAUDITED PRO FORMA CONDENSED

COMBINED BALANCE SHEET

AS OF JULY 31, 2023

(In thousands, except share and per share amounts)

	Historical			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	(A)	(B)	(C)	Transaction Accounting Adjustments		Pro Forma Balance Sheet	Transaction Accounting Adjustments		Pro Forma Balance Sheet
	enGene Holdings Inc.	enGene Inc.	FEAC
Assets
Current assets:
Cash and cash equivalents	$—	$37,594	$269	$(3,600)	5(b)	$203,415	$(113,535)	5(v)	$89,880
				(600)	5(d)
				(3,475)	5(f)
				(1,735)	5(j)
				450	5(l)
				(2,680)	5(n)
				(49)	5(o)
				(1,710)	5(p)
				(6,533)	5(q)
				—	5(r)
				133,323	5(s)
				52,161	5(u)
Restricted certificate of deposit	—	152	—	—		152	—		152
Investment tax credit receivable	—	2,548	—	—		2,548	—		2,548
Prepaid and other current assets	—	1,545	41	(42)	5(e)	1,544	—		1,544

Total current assets	—	41,839	310	165,510		207,659	(113,535)		94,124
Cash and securities held in trust account	—	—	135,786	(3,728)	5(k)	—	—		—
				1,265	5(m)
				(133,323)	5(s)
Property and equipment, net	—	441	—	—		441	—		441
Other assets	—	4,002	—	(3,142)	5(f)	860	—		860

Total assets	$—	$46,282	$136,096	$26,582		$208,960	$(113,535)		$95,425

Liabilities and shareholders’ equity (deficit)
Current liabilities:
Accounts payable	$—	$3,014	$—	$(823)	5(f)	$2,191	$—		$2,191
Accrued expenses and other current liabilities	30	1,424	—	(306)	5(f)	1,148	—		1,148
Accrued offering costs and expenses	—	—	5,493	(1,735)	5(j)	—	—		—
				(3,758)	5(q)
Due to related party	42	—	49	(49)	5(o)	—	—		—
				(42)	5(e)
Promissory note—related party	—	—	965	450	5(l)	—	—		—
				1,265	5(m)
				(2,680)	5(n)
Convertible note—related party	—	—	1,500	(1,500)	5(n)	—	—		—
Current portion of notes payable	—	4,665	—	—		4,665	—		4,665

Total current liabilities	72	9,103	8,007	(9,178)		8,004	—		8,004
Note payable, net of current portion	—	6,183	—	—		6,183	—		6,183
Convertible debentures	—	59,443	—	(16,692)	5(a)	—	—		—
				(39,985)	5(a)
				(2,766)	5(b)
Convertible debenture embedded derivative liabilities	—	3,054	—	(2,806)	5(a)	—	—		—
				(248)	5(b)

	Historical			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	(A)	(B)	(C)	Transaction Accounting Adjustments		Pro Forma Balance Sheet	Transaction Accounting Adjustments		Pro Forma Balance Sheet
	enGene Holdings Inc.	enGene Inc.	FEAC
Warrant liabilities	—	9,302	—	(463)	5(a)	—	—		—
				(957)	5(a)
				(7,882)	5(g)
Deferred underwriting commissions	—	—	3,728	(3,728)	5(k)	—	—		—

Total Liabilities	72	87,085	11,735	(84,705)		14,187	—		14,187

FEAC Class A ordinary shares, subject to possible redemption	—	—	135,786	(135,786)	5(t)	—	—		—
enGene Inc. Class A redeemable convertible preferred shares, no par value; unlimited shares authorized	—	1,899	—	(1,899)	5(h)	—	—		—
enGene Inc. Class B redeemable convertible preferred shares, no par value; unlimited shares authorized	—	1,554	—	(1,554)	5(h)	—	—		—
enGene Inc. Class C redeemable convertible preferred shares, no par value; unlimited shares authorized	—	49,665	—	(49,665)	5(h)	—	—		—
enGene Holdings Inc. Redeemable Class B common shares, no par value; unlimited shares authorized	—	—	—	—		—	—		—
Shareholders’ equity (deficit)
FEAC Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—	—	—		—	—		—
FEAC Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; none outstanding (excluding 12,650,000 shares subject to possible redemption issued)	—	—	—	—		—	—		—
FEAC Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 3,162,500 shares issued and outstanding	—	—	—	—	5(n)	—	—		—
enGene Holdings Inc. common shares	—	—	—	124,164	5(i)	176,326	(1)	5(v)	176,325
				—	5(r)
				1	5(t)
				52,161	5(u)
enGene Inc. common shares	—	16,434	—	19,498	5(a)	—	—		—
				39,985	5(a)
				(4,871)	5(f)
				53,118	5(h)
				(124,164)	5(i)
Additional paid-in capital	—	7,752	—	463	5(a)	133,339	(113,534)	5(v)	19,805
				957	5(a)
				2,792	5(c)
				(15,910)	5(t)
				1,500	5(n)
				135,785	5(t)
Accumulated other comprehensive loss	—	(1,016)	—	—		(1,016)	—		(1,016)
Accumulated deficit	(72)	(117,091)	(11,425)	(586)	5(b)	(113,876)	—		(113,876)
				(2,792)	5(c)
				(600)	5(d)
				(617)	5(f)
				7,882	5(g)

	Historical			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	(A)	(B)	(C)	Transaction Accounting Adjustments		Pro Forma Balance Sheet	Transaction Accounting Adjustments	Pro Forma Balance Sheet
	enGene Holdings Inc.	enGene Inc.	FEAC
				15,910	5(t)
				(1,710)	5(p)
				(2,775)	5(q)

Total shareholders’ equity (deficit)	(72)	(93,921)	(11,425)	300,191		194,773	(113,535)	81,238

Total liabilities and shareholders’ equity (deficit)	$—	$46,282	$136,096	$26,582		$208,960	$(113,535)	$95,425

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED JULY 31, 2023

(In thousands, except share and per share amounts)

	Historical			Scenario 1 Assuming No Redemptions into Cash				Scenario 2 Assuming Maximum Redemptions into Cash
	(A)	(B)	(C)	Transaction Accounting Adjustments		Pro Forma Statement of Operations		Transaction Accounting Adjustments	Pro Forma Statement of Operations
	enGene Holdings Inc.	enGene Inc.	FEAC
Operating expenses:
Research and development	$—	$10,787	$—	$—		$10,787		$—	$10,787
General and administrative	72	4,831	—	(90)	6(g)	4,500		—	4,500
				(313)	6(e)
Formation and operating costs	—	—	6,542	—		6,542		—	6,542

Total operating expenses	72	15,618	6,542	(403)		21,829		—	21,829

Loss from operations	(72)	(15,618)	(6,542)	403		(21,829)		—	(21,829)
Other income (expense), net
Interest income	—	(710)	—	—		(710)		—	(710)
Interest expense	—	3,794	—	(2,223)	6(a)	1,387		—	1,387
				(184)	6(c)
Interest earned from trust account	—	—	(4,102)	4,102	6(h)	—		—	—
Change in fair value of convertible debentures embedded derivative liabilities	—	(753)	—	694	6(a)	—		—	—
				59	6(c)
Change in fair value of warrant liabilities	—	(3,995)	—	3,995	6(b)	—		—	—
Change in fair value of convertible debentures	—	2,941	—	(2,941)	6(a)	—		—	—
Other expense, net	—	525	—	—		525		—	525

Total other income (expense), net	—	(1,802)	4,102	(3,502)		(1,202)		—	(1,202)

Net loss	$(72)	$(17,420)	$(2,440)	$(3,099)		$(23,031)		$—	$(23,031)

Basic and diluted, net loss for the period attributable to equity holders	$(72)	$(21,146)	$(2,440)	$(3,099)		$(23,031)		$—	$(23,031)

Weighted average common shares outstanding used in basic and diluted net loss per share	10	3,808,008	3,162,500	26,581,511		33,552,029	6(k)	16,098,176	23,068,694	6(k)

Net loss per share of Combined Company—basic and diluted	$(7,200)	$(5.55)	$(0.15)			$(0.69)			$(1.00)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED OCTOBER 31, 2022

(In thousands, except share and per share amounts)

	Historical			Scenario 1 Assuming No Redemptions into Cash				Scenario 2 Assuming Maximum Redemptions into Cash
	(D)	(E)	(F)	Transaction Accounting Adjustments		Pro Forma Statement of Operations		Transaction Accounting Adjustments	Pro Forma Statement of Operations
	enGene Holdings Inc.	enGene Inc.	FEAC
Operating expenses:
Research and development	$—	$15,467	$—	$244	6(d)	$15,711		$—	$15,711
General and administrative	—	3,960	—	2,548	6(d)	16,738		—	16,738
				(120)	6(g)
				930	6(e)
				600	6(f)
				1,710	6(i)
				7,110	6(j)
Formation and operating costs	—	—	1,831	—		1,831		—	1,831

Total operating expenses	—	19,427	1,831	13,022		34,280		—	34,280

Loss from operations	—	(19,427)	(1,831)	(13,022)		(34,280)		—	(34,280)
Other income (expense), net:
Interest income	—	(129)	—	—		(129)		—	(129)
Interest expense	—	1,423	—	(61)	6(a)	1,680		—	1,680
				318	6(c)
Interest earned from trust account	—	—	(1,862)	1,862	6(h)	—		—	—
Change in fair value of convertible debentures embedded derivative liabilities	—	(269)	—	269	6(c)	—		—	—
Change in fair value of warrant liabilities	—	3,326	—	(3,326)	6(b)	—		—	—
Other expense, net	—	662	—	—		662		—	662

Total other income (expense), net	—	(5,013)	1,862	938		(2,213)		—	(2,213)

Net income (loss) before provision for income taxes	—	(24,440)	31	(12,084)		(36,493)		—	(36,493)
Provision for income taxes	—	(22)	—	—		(22)		—	(22)

Net income (loss)	$—	$(24,462)	$31	$(12,084)		$(36,515)		$—	$(36,515)

Basic and diluted, net income (loss) for the period attributable to equity holders	$—	$(29,024)	$31	$(12,084)		$(36,515)		$—	$(36,515)

Weighted average common shares outstanding used in basic and diluted net loss per share	—	3,640,030	3,162,500	26,749,499		33,552,029	6(k)	16,266,164	23,068,694	6(k)

Net loss per share of Combined Company—basic and diluted	$—	$(7.97)	$—			$(1.09)			$(1.58)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of the Transactions

On May 16, 2023, FEAC entered into the Business Combination Agreement. Under the terms of the proposed Business Combination Agreement the business combination of FEAC, enGene, and New enGene will be completed through a series of transactions including Business Combination, PIPE Financing, the Non-Redemption Agreement, the Convertible Bridge Financing, the Working Capital Loans, the Sponsor and Insiders Letter Agreement, and the Extension Loans. The principal steps of the Transactions are described below; please see “Proposal No. 1 — The Business Combination Proposal” for a full description of the proposed Transactions.

Assuming maximum redemptions, it is expected that FEAC will combine with enGene and New enGene with the steps of the Transactions at an estimated combined enterprise value of approximately $236.4 million. Assuming maximum redemptions, the cash components of the transaction (excluding transaction expenses) will be funded by:

•	FEAC cash in trust of $23.6 million (which includes non-redemption agreements of $1.7 million), and

•	private placements of common shares and warrants from various investors in convertible bridge and PIPE Financing of $113.3 million, as described below.

Assuming no redemptions, it is expected that FEAC will combine with enGene and New enGene with the steps of the transactions at an estimated combined enterprise value of approximately $343.9 million. Assuming no redemptions, the cash components of the transaction (excluding transaction expenses) will be funded by:

•	FEAC cash in trust of $137.1 million (which includes non-redemption agreements of $1.7 million), and

•	private placements of common shares and warrants from various investors in convertible bridge and PIPE Financing of $113.3 million, as described below.

The Business Combination remains subject to closing conditions.

Pursuant to the Business Combination Agreement, two entities will be incorporated to effect the Transactions, Can Merger Sub, a Canadian corporation and a wholly owned subsidiary of FEAC and Cayman Merger Sub, a Cayman Islands exempt company and a direct wholly owned subsidiary of New enGene.

PIPE Financing

In connection with the Business Combination Agreement, FEAC and New enGene entered into Subscription Agreements with the PIPE Investors, pursuant to which Subscription Agreements, as modified by the Side Letter Agreements, PIPE Investors have agreed to purchase FEAC Class A Shares and FEAC Warrants (or after the Assumption, New enGene Shares and New enGene Warrants) for an aggregate commitment amount of $56.9 million. The Subscription Agreements are subject to certain conditions, including, among other things, completing the steps of the Transactions. The purpose of the PIPE Financing is to fund general corporate expenses of New enGene. Refer to note 5(u) below.

Sponsor and Insiders Letter Agreement

Concurrent with the execution of the Business Combination Agreement, FEAC, the Sponsor, Forbion Growth Opportunities Fund I Cooperatief U.A. and the other holders of FEAC Class B Shares, enGene, New enGene and the other parties named therein (collectively, other than enGene and New enGene, the “Sponsor Parties”) entered into the Sponsor and Insiders Letter Agreement, pursuant to which the Sponsor has agreed to surrender and in effect issue to PIPE Investors, after giving effect to the conversion of all or part of the principal amount outstanding under loans made by the Sponsor to FEAC into FEAC Private Placement Warrants, 1,789,004 FEAC Class B Shares and 5,463,381 FEAC Private Placement Warrants, effective immediately prior to the Class B Conversion on the day which is two business days prior to the Closing Date (the “Surrender”).

Non-Redemption Agreement

In connection with the execution of the Business Combination Agreement, FEAC and a FEAC shareholder that is the beneficial owner of 166,665 FEAC Class A Shares entered into a non-redemption agreement (the “Non-Redemption Agreement”), pursuant to which, FEAC will agree to issue additional FEAC Class A Shares and FEAC Warrants (which commitment will be assumed by New enGene as part of the Transactions such that New enGene will issue additional New enGene Shares and New enGene Warrants) to such FEAC shareholder in consideration of such FEAC shareholder’s commitment (i) to vote or cause to be voted all of its FEAC Shares in favor of the Transaction Proposals and (ii) not to redeem its FEAC Class A Shares in connection with the approval of the Business Combination by the shareholders of FEAC.

Convertible Bridge Financing

Prior to the execution and delivery of the Business Combination Agreement, enGene agreed to certain modifications of existing convertible indebtedness in an aggregate principal amount of $18.4 million (the “2022 Convertible Notes” and, together with the enGene warrants to be issued by enGene as consideration for such modifications, the “Amended 2022 Financing”). On April 4, 2023, enGene entered into an interest-free debt agreement for aggregate cash proceeds of $8.0 million (the “2023 Subordinated Notes”). Concurrently with the execution and delivery of the Business Combination Agreement, enGene entered into agreements pursuant to which it will issue new convertible indebtedness and enGene warrants (i) for cash in an aggregate principal amount of $30.0 million, which amount was funded in two tranches, comprising an initial $20.0 million on May 17, 2023 by Forbion Growth Sponsor FEAC I B.V. and a subsequent $10.0 million on June 15, 2023, and (ii) in repayment of the 2023 Subordinated Notes (such convertible notes, the “2023 Convertible Notes” and, together with the enGene warrants purchased concurrently, the “2023 Financing”; the 2023 Financing together with the Amended 2022 Financing, the “Convertible Bridge Financing”). The Convertible Bridge Financing indebtedness will be converted in the Transactions into that number of enGene Common Shares that, when exchanged at the enGene Exchange Ratio, shall equal that number of FEAC Class A Shares (or after the Assumption, New enGene Shares) that the holders of such indebtedness would have received if they subscribed for FEAC Class A Shares (or after the Assumption, New enGene Shares) on the same terms as the PIPE Financing.

In relation to the Amended 2022 Financing, the holders of the 2022 Convertible Notes received warrants to purchase enGene Common Shares and the holders of the 2023 Convertible Notes were issued warrants in connection with the issuance of the 2023 Convertible Notes. These warrants will convert through the transaction to warrants to purchase common shares of the Combined Company. These warrants shall have substantially similar terms as the warrants received by the PIPE investors and are expected to be equity classified upon the execution of the PIPE Financing at the close of the Business Combination (refer to Note 5(u) below).

Working Capital Loans

On March 24, 2023, the Sponsor and FEAC entered into an unsecured promissory note (the “First Loan Note”) under which the Sponsor agreed to extend to FEAC a loan of up to $900,000, to be used for FEAC’s general corporate purposes. The Sponsor funded the initial principal amount of $450,000 on March 24, 2023, and additionally funded $450,000 on April 26, 2023. On June 6, 2023, the Sponsor and FEAC entered into an additional unsecured promissory note (the “Second Loan Note”) under which the Sponsor agreed to extend to FEAC a loan of up to $300,000, to be used for FEAC’s general corporate purposes. The Sponsor funded the principal amount of $300,000 under the Second Loan Note on June 6, 2023. Also, on September 13, 2023, the Sponsor and FEAC entered into an additional unsecured promissory note (the “Third Loan Note” and, together with the First Loan Note and the Second Loan Note, the “Working Capital Loan Notes”) under which the Sponsor agreed to extend to FEAC a loan of up to $450,000, to be used for FEAC’s general corporate purposes. The Sponsor funded the principal amount of $450,000 under the Third Loan Note on September 13, 2023. The Working Capital Loan Notes bear no interest and will be due and payable on the earlier of (i) the date of consummation of a business combination and (ii) December 14, 2023. If FEAC completes the Business Combination, FEAC may repay the Working Capital Loan Notes out of the proceeds of the Trust Account released to FEAC. Otherwise, no proceeds from the Trust Account can be used to repay the Working Capital Loan Notes.

Extension Loans

On June 6, 2023, FEAC extended the period of time to consummate a business combination which required the Sponsor or its affiliates or designees to deposit into the Trust Account, $1.3 million ($0.10 per FEAC Class A Shares in either case) (the “First Extension Loan Note”).

On September 13, 2023, FEAC further extended the period of time to consummate a business combination which required the Sponsor to deposit into the Trust Account $1.3 million ($0.10 per FEAC Class A Share). The payment was made in the form of a non-interest bearing, unsecured promissory note (the “Second Extension Loan Note” and, together with the First Extension Loan Note, the “Extension Notes”). The Extension Notes bear no interest and will be due and payable on the earlier of (i) the date of consummation of a business combination and (ii) December 14, 2023. If FEAC completes the Business Combination, FEAC may repay the Extension Notes out of the proceeds of the Trust Account released to FEAC. Otherwise, no proceeds from the Trust Account can be used to repay the Extension Notes.

Notwithstanding anything to the contrary in the promissory notes governing the First Loan Note and the First Extension Loan Note, FEAC shall cause the Sponsor (or its Affiliate or designee, as applicable), as payee of the First Loan Note and the First Extension Loan Note, to elect to convert an amount equal to $1.5 million of the aggregate principal amount outstanding under the First Loan Note and the First Extension Loan Note, taken together, into additional FEAC Private Placement Warrants which upon such election will be issued by FEAC to the Sponsor (or its Affiliate or designee, as applicable) immediately prior to the Surrender on the day which is two business days prior to the Closing Date, in each case in accordance with the FEAC Warrant Agreement and the relevant promissory note governing the First Loan Note and/or the First Extension Loan Note, as applicable.

2. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses. Release No. 33-10786 replaced the previous pro forma adjustment criteria with simplified requirements to depict the accounting for business combinations (“Transaction Accounting Adjustments”) and permitted the presentation of reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Management of enGene and FEAC (collectively “Management”) has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The transaction accounting adjustments presented in the pro forma financial information are made to provide relevant information necessary for an understanding of the Combined Company reflecting the accounting for the Business Combination, the PIPE Financing, the Non-Redemption Agreement, the Convertible Bridge Financing, the Working Capital Loans, the Sponsor and Insiders Letter Agreement, and the Extension Loans.

The unaudited pro forma condensed combined financial statements are based on the FEAC historical financial statements, the New enGene historical financial statements, and the enGene historical consolidated financial statements as adjusted to give effect to the Transactions. The unaudited pro forma condensed combined balance sheet gives pro forma effect to the Transactions as if they had been consummated on July 31, 2023. The unaudited pro forma condensed combined statement of operations for the nine months ended July 31, 2023 and for the year ended October 31, 2022, gives effect to the Transactions as if they had occurred on November 1, 2021.

The Business Combination will result in the combination of enGene and New enGene, with a fiscal year end of October 31, with FEAC, with a fiscal year end of December 31. The pro forma statement of operations for the nine months ended July 31, 2023 and for the year ended October 31, 2022, present the combination of financial information of New enGene, FEAC and enGene, after giving effect to the Business Combination and related adjustments described in the accompanying notes. The unaudited pro forma statement of operations for the nine months ended July 31, 2023 includes enGene’s statement of operations for the nine months ended July 31, 2023, FEAC’s results of operations for the nine months ended June 30, 2023, and New enGene’s results of operations for the period from April 24, 2023 (inception) to July 31, 2023. The unaudited pro forma annual statement of operations includes enGene’s statement of operations for the year ended October 31, 2022, and FEAC’s statement of operations for the year ended December 31, 2022. FEAC’s results of operations for the three months ended December 31, 2022 are included in the unaudited pro forma statement of operations for both the nine months ended July 31, 2023 and the year ended October 31, 2022. FEAC’s loss from operations and other income for the three months ended December 31, 2022 were $491,000 and $1.1 million, respectively, resulting in net income for the three months ended December 31, 2022 of $621,000. The operations of New enGene in the unaudited pro forma condensed combined statements of operations for the period from April 24, 2023 (inception) to July 31, 2023 consist only of legal, accounting and audit fees incurred as part of the formation of the entity and regulatory requirements for the preparation of its financial statements. The operations of New enGene had not commenced in the unaudited pro forma condensed combined statement of operations for the fiscal year ended October 31, 2022. The unaudited pro forma balance sheet as of July 31, 2023 is based on a historical New enGene balance sheet as of July 31, 2023, historical enGene balance sheet as of July 31, 2023, and a historical FEAC balance sheet as of June 30, 2023.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. The pro forma adjustments reflecting the Transactions are based on certain currently available information and certain assumptions and methodologies that Management believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements do not give effect to any operating efficiencies or cost savings that may be associated with the Business Combination. FEAC and enGene have not had any historical relationship prior to the Business Combination, with the exception of a shareholder investment in enGene by Forbion Capital Fund III, an affiliate of the Sponsor. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information presents two redemption scenarios as follows:

•

No Redemption Scenario: This presentation assumes that no FEAC public shareholders exercise redemption rights for their right to have their FEAC Class A Shares converted into their pro rata share of the Trust Account and thus the full amount held in the Trust Account as of the Closing is available for the Business Combination; and

•

Maximum Redemption Scenario: This presentation assumes that 10,483,335 FEAC Class A Shares are redeemed, resulting in an aggregate cash payment of approximately $113.5 million out of the Trust Account based on an assumed redemption price of $10.83 per share that is calculated using the sum of approximately $135.8 million cash in the Trust Account at June 30, 2023 and $1.3 million from the Second Extension Funding on September 13, 2023, divided by 12,650,000 FEAC Class A Shares subject to redemption assuming the pro forma maximum redemptions scenario pursuant to the Business Combination Agreement. The number of FEAC Class A Shares that are redeemed is derived by reducing the total of 12,650,000 FEAC Class A Shares outstanding by 2,000,000 FEAC Class A Shares held by the Sponsor that are subject to lock-up agreements and 166,665 FEAC Class A Shares held by public shareholders that are subject to non-redemption agreements. After a redemption of approximately $113.5 million out of the $137.1 million in the Trust Account, including the additional

$1.3 million from the Second Extension Funding on September 13, 2023, the available cash from the Trust Account at Closing would be approximately $23.6 million.

Assuming no FEAC public shareholders elect to redeem their shares for cash, enGene shareholders (including shares owned by Forbion Capital Fund III, an existing enGene shareholder) will own approximately 29% of the shares of New enGene Shares, FEAC public shareholders (excluding Sponsor shares) will own approximately 32% of the shares of New enGene Shares, the Sponsor and FGOF will together own approximately 17% of the shares of New enGene Shares, and PIPE investors (excluding Sponsor portion) will own approximately 22% of the shares of New enGene Shares. These percentages are based on the number of FEAC Class A Shares outstanding as of June 30, 2023, and do not include the impact of warrants or other dilutive instruments.

If 10,483,335 shares of FEAC Class A Shares are redeemed for cash, which assumes the maximum redemption of FEAC Class A Shares, enGene shareholders (including shares owned by Forbion Capital Fund III) will own approximately 42% of the shares of New enGene Shares, FEAC public shareholders will own approximately 1% of the shares of New enGene Shares, the Sponsor and FGOF will together own approximately 25% of the New enGene Shares, and PIPE investors will own approximately 32% of the shares of New enGene Shares. These percentages are based on the number of FEAC Class A Shares outstanding as of June 30, 2023, and do not include the impact of warrants or other dilutive instruments.

The Business Combination Agreement and the Plan of Arrangement together provide that all outstanding enGene Shares will be exchanged directly for New enGene Shares in the Business Combination (without prior conversion into enGene Common Shares) at the enGene Exchange Ratio. Solely for ease of presentation and understanding, the unaudited pro forma condensed combined financial adjustments presented below assumes that all enGene Non-Voting Common Shares and the enGene Preferred Shares are first converted into enGene Common Shares prior to the exchange of such shares in the Business Combination for New enGene Shares, which assumption has no impact on the Combined Company Pro Forma Balance Sheet or Statement of Operations.

These unaudited pro forma condensed combined financial statements and related notes have been derived from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements,

•	the historical unaudited condensed financial statements of FEAC as of and for the six months ended June 30, 2023, and the related notes included in this proxy statement/prospectus,

•

the historical unaudited consolidated financial statements of enGene Inc. as of and for the nine months ended July 31, 2023, and the related notes included elsewhere in this proxy statement/prospectus,

•	the historical audited financial statements of FEAC as of and for the year ended December 31, 2022, and the related notes included elsewhere in this proxy statement/prospectus,

•

the historical unaudited condensed financial statements of FEAC as of and for the nine months ended September 30, 2022 (used to determine the results of operations of FEAC for the nine months ended June 30, 2023) not included in this proxy statement/prospectus,

•	the historical audited consolidated financial statements of enGene Inc. as of and for the year ended October 31, 2022, and the related notes included elsewhere in this proxy statement/prospectus,

•

the historical audited financial statements of enGene Holdings Inc. as of July 31, 2023 and for the period from April 24, 2023 (inception) to July 31, 2023 and the related notes included elsewhere in this proxy statement/prospectus, and

•

the sections entitled “FEAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “enGene’s Management’s Discussion and Analysis of Financial Condition and Results of Operation,” and other financial information relating to FEAC and enGene included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Company.

3. Accounting for the Business Combination

Notwithstanding the legal form, the Business Combination will be accounted for as a reverse recapitalization in accordance with US GAAP. Under this method of accounting, FEAC will be treated as the acquired company for financial reporting purposes, whereas enGene will be treated as the accounting acquirer. In accordance with this accounting method, New enGene is considered to be a continuation of enGene, with the net identifiable assets of FEAC deemed to have been acquired by enGene in exchange for enGene Common Shares accompanied by a recapitalization. The net assets of FEAC will be stated at historical cost, with no goodwill or other intangible assets recorded, and operations prior to the Business Combination will be those of enGene.

enGene has been determined to be the accounting acquirer based on an evaluation of the following facts and circumstances, and accordingly the Business Combination is treated as an equivalent to an acquisition of FEAC accompanied by a recapitalization.

•	Senior management of enGene will continue as senior management of the Combined Company;

•	enGene will identify a majority of the members of the Board of Directors of the Combined Company;

•	The name of the Combined Company will be enGene Holdings Inc. and it will utilize enGene’s current headquarters; and

•	enGene’s operations will comprise the ongoing operations of the Combined Company.

4. Common shares of enGene Inc.

The preliminary estimated enGene Exchange Ratio is calculated in accordance with the terms of the Business Combination Agreement as a quotient obtained by dividing the enGene Per Share Value by the Reference Price of $10.25. The enGene Per Share Value is determined as (i) $96,590,230, which is the reference value of $90,000,000 plus the exercise value of enGene Inc.’s outstanding share-based awards, divided by (ii) 52,197,346, which is the sum of enGene’s outstanding common shares immediately prior to the closing of the Business Combination and the number of common shares issued or issuable upon exercise or settlement of enGene Inc.’s outstanding share-based awards and excludes any shares issuable for the conversion of enGene Inc.’s convertible debt. The defined terms are presented in full in the Business Combination Agreement and included elsewhere in the proxy statement/prospectus.

	Number of enGene Inc. shares as of July 31, 2023	Number of shares esitmated to be issued on conversion of enGene Inc. 2022 and 2023 Convertible Notes (2)	enGene common shares assumed outstanding prior to the closing of the Business Combination
Common shares	3,885,897	35,338,500	39,224,397
Preferred shares (1)	33,152,399	—	33,152,399

Total	37,038,296	35,338,500	72,376,796

enGene Inc. common shares outstanding prior to the closing of the Business Combination			72,376,796
Assumed enGene Exchange Ratio			0.1805347941

Estimated New enGene common shares issued to enGene shareholders upon closing of the Transactions			13,066,517

(1)	Presentation assumes that enGene Inc.’s outstanding classes of preferred shares convert to Engene Inc.’s common shares at a ratio of 1:1 immediately prior to the close of the Business Combination.

(2)	Refer to Note 5(a) for the calculation of the number of shares estimated to be issued on conversion of enGene’s 2022 and 2023 Convertible Notes.

5. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes:

5(A) Derived from the audited balance sheet of New enGene as of July 31, 2023.

5(B) Derived from the unaudited condensed consolidated balance sheet of enGene as of July 31, 2023.

5(C) Derived from the unaudited condensed balance sheet of FEAC as of June 30, 2023.

Pro forma Transaction Accounting Adjustments:

5(a)

To reflect the ultimate conversion of the outstanding principal balance of $18.4 million of the 2022 Convertible Notes and $38.0 million of the 2023 Convertible Notes issued by enGene, including the associated derivative liability, into 35,338,500 enGene Common Shares as follows:

	2022 Convertible Notes	2023 Convertible Notes

	(in thousands, except share amounts and ratios)
Principal balance of the convertible notes	$18,400	$38,000
Estimated purchase price paid for the warrants	—	1,805

Estimated purchase price allocated to the convertible notes (A)	$18,400	$36,195

enGene Inc. common shares issued at redemption price of $10.25	1,795,122	3,707,317
Additional enGene Inc. common shares issued in connection with PIPE financing	286,241	591,150

Total enGene Inc. shares issued upon conversion of the convertible notes prior to reflecting the conversion ratio (B)	2,081,363	4,298,467

Conversion ratio (C=A*1000/B)	8.84	8.42
Assumed enGene Exchange Ratio (D)	0.1805347941	0.1805347941

Estimated enGene common shares issued to enGene convertible note holders upon conversion of the 2022 Convertible Notes and 2023 Convertible Notes (E=A*1000/(C*D))	11,528,872	23,809,628

These enGene Common Shares convert to 6,379,822 New enGene Shares after exchange pursuant to the terms of the Business Combination Agreement. The corresponding offsets related to the conversion have been recorded as the derecognition of the 2022 Convertible Notes of $16.7 million and $2.8 million of the related derivative liability, totaling $19.5 million, the derecognition of the 2023 Convertible Notes recorded at $40.0 million as of July 31, 2023, and the increase in New enGene Shares of $59.5 million. Additionally, the pro forma adjustments reflect the change in classification of warrants associated with the 2022 and 2023 Convertible Notes from liability to equity with the derecognition of warrant liability of $1.4 million and the increase in additional paid-in capital of $1.4 million because the number of warrants to be issued are fixed upon the execution of the PIPE Financing and these warrants shall have substantially similar terms as the warrants received by the PIPE investors (refer to Note 5(u)). The transaction is not expected to have a recurring impact.

5(b)

To reflect the repayment of term notes entered into by enGene Inc. that are to be repaid, with the proceeds of the Transactions, with outstanding principal of $3.0 million, as of July 31, 2023, and associated fees of

$600,000 through cash payment and the recognition of the remaining deferred issuance costs. The corresponding offsets related to the repayment are the derecognition of $2.8 million of convertible debt liability, $248,000 of derivative liability and an increase in accumulated deficit of $586,000. The transaction is not expected to have a recurring impact.

5(c)

To reflect the automatic acceleration of vesting of certain enGene’s unvested share options upon closing of the Transactions as of July 31, 2023. Unvested share-based compensation expense relating to options existing at July 31, 2023 excluding the July 7, 2023 grant is $0.4 million, which is recorded as a pro forma expense as these options accelerate and vest upon closing of the Transactions. Of the 5.8 million options issued July 7, 2023, 4.4 million options will vest upon closing of the Transactions and a registration statement on Form S-8 and the remaining options will vest over time. For the 4.4 million options that will vest upon closing of the Transactions and a registration statement on Form S-8, the stock-based compensation expense is estimated at $2.4 million and recorded as a pro forma expense. For the 1.4 million options that will vest over time, no pro forma adjustment is included.

5(d)

To reflect the payment of $600,000 for the Directors & Officers (“D&O”) insurance tail policy of enGene that is required to be purchased pursuant to the Business Combination Agreement. The policy does not cover any claims incurred after the consummation of the Business Combination. The transaction is not expected to have a recurring impact.

5(e)

To reflect the elimination of intercompany amounts due from New enGene to enGene of $42,000 relating to expenses paid by enGene on behalf of New enGene as these intercompany transactions will be eliminated upon consolidation of the Combined Company. The transaction is not expected to have a recurring impact.

5(f)

To reflect the remaining payment of $3.5 million for estimated transaction costs, including banking, printing, legal and accounting services. $4.9 million of the total estimated transaction costs to be incurred by enGene were deemed to be direct and incremental costs of the Business Combination and recorded as an offset to common shares as the shares issued have no par value and $617,000 (allocated based upon relative fair value of shares invested, assuming maximum redemption) were deemed as related to issuance costs of the 2023 Subordinated Notes and the 2023 Convertible Notes, which were accounted for in accordance with the fair value option election, and therefore were recorded to accumulated deficit. Additionally, the corresponding remaining offset has been recorded as a $3.1 million decrease in deferred costs which was included in other assets on the pro forma balance sheet, a decrease in accounts payable of $823,000, and a decrease in accrued expenses and other current liabilities of $306,000. This estimate may change as additional information becomes known and there may also be increased costs not directly related to the Transactions. The transaction is not expected to have a recurring impact.

5(g)

To reflect the cancellation of warrants to purchase enGene Class C preferred shares through the derecognition of the remaining warrant liability, and recognition of offsetting amount in accumulated deficit of $7.9 million. As part of the Transactions, all warrants to purchase Class C preferred shares are either cancelled or are not expected to be exercised because the exercise price of the warrants are below the expected share price. The transaction is not expected to have a recurring impact.

5(h)

To reflect the assumed automatic conversion, on a one-to-one basis, of all outstanding shares of enGene Preferred Shares, with a carrying amount of $53.1 million, into 33,152,399 enGene Common Shares. enGene Preferred Shares outstanding shares are comprised the following:

Preferred Shares Classes Shares
Class A preferred shares	1,477,715
Class B preferred shares	864,570
Class C preferred shares	30,810,114

Total Preferred Shares issued and outstanding converted to enGene Common Shares	33,152,399

5(i)

To reflect the recapitalization of enGene and New enGene pursuant to the Business Combination Agreement, the recapitalization of enGene through the contribution of all the common shares of enGene of 72,376,796 to New enGene and the issuance of 13,066,517 shares of New enGene Shares, reflecting the exchange ratio of 0.1805347941. The recapitalization amount is determined as follows:

(in thousands)	Amount
Common shares of enGene Inc. as of July 31, 2023	$16,434
Conversion of 2022 Convertible Notes per Note 5(a)	19,498
Conversion of 2023 Convertible Notes per Note 5(a)	39,985
enGene estimated transaction costs per Note 5(f)	(4,871)
Total enGene Inc. preferred shares issued and outstanding converted to enGene Inc. common shares per Note 5(h)	53,118

Total amount of enGene Inc. common shares contributed to New enGene as part of the recapitalization entry	$124,164

5(j)

To record the cash settlement of $1.7 million related to FEAC’s accounts payable and accrued expenses. Upon the close of the Business Combination, FEAC is obligated to pay these balances off pursuant to the Business Combination Agreement and reflect the settlement as an elimination of the accounts payable and accrued expenses. The transaction is not expected to have a recurring impact.

5(k)

To record the cash settlement of $3.7 million from the funds available in the Trust Account related to deferred underwriting commissions incurred during FEAC’s IPO. FEAC recorded these costs in 2021 by crediting its deferred underwriting commissions liability accounts and debiting expenses. Upon the close of the Business Combination, FEAC is obligated to settle the balances pursuant to the Business Combination Agreement and reflect the settlement as an elimination of the deferred legal costs liabilities. The transaction is not expected to have a recurring impact.

5(l)

On March 24, 2023, the Sponsor and FEAC entered into an unsecured promissory note (the “First Loan Note”) under which the Sponsor agreed to extend up to $900,000, to be used for general corporate purposes. The Sponsor funded an initial principal amount of $450,000 on March 24, 2023, and funded an additional $450,000 on April 26, 2023, which amounts were included as convertible note – related party in the June 30, 2023 FEAC historical financial statements. On June 6, 2023, the Sponsor and FEAC entered into an additional unsecured promissory note (the “Second Loan Note”) under which the Sponsor agreed to extend up to $300,000, to be used for general corporate purposes. The Sponsor funded the principal amount of $300,000 on June 6, 2023, which was included as promissory note – related party in the June 30, 2023 FEAC historical financial statements. On September 13, 2023, the Sponsor and FEAC entered into an additional unsecured promissory note (the “Third Loan Note” and, together with the First Loan Note and the Second Loan Note the “Working Capital Loan Notes”) under which the Sponsor agreed to extend to FEAC a loan of up to $450,000, to be used for FEAC’s general corporate purposes. The Sponsor funded the principal amount of $450,000 under the Third Loan Note on September 13, 2023. This adjustment is to record the issuance of the Third Loan Note subsequent to June 30, 2023 in the aggregate of $450,000. Upon consummation of the Business Combination, the First Loan Note may, at the election of the Sponsor, be repaid by converting the outstanding principal amount into 600,000 additional FEAC Private Placement Warrants at a price of $1.50 per warrant, and the amount outstanding under the Second Loan Note and the Third Loan Note will be repaid in cash. See Note 5(n).

5(m)

To reflect the required deposits into the Trust Account made by the Sponsor in connection with FEAC’s decision to extend the period of time to consummate a business combination. On June 6, 2023 the Sponsor made a deposit into the Trust Account of $1.3 million in connection with FEAC’s decision to initially extend the period of time to consummate a business combination from June 14, 2023 to September 14, 2023 (the “First Extension Loan Note”). The deposit was funded as a non-interest bearing, unsecured promissory note. Upon consummation of the Business Combination, up to $600,000 of the principal amount outstanding under the First Extension Loan Note may, at the election of the Sponsor, be converted into 400,000 additional FEAC Private Placement Warrants at a price of $1.50 per warrant and $665,000 will be repaid from cash. The First Extension Loan Note was recorded as $600,000 of the convertible note – related party and $665,000 of the promissory note – related party in the June 30, 2023 FEAC historical financial statements. On September 13, 2023 the Sponsor made a deposit into the Trust Account of an additional $1.3 million in connection with FEAC’s decision to further extend the period of time to consummate a business combination from September 14, 2023 to December 14, 2023 (the “Second Extension Loan Note” and, together with the First Extension Loan Note, the “Extension Notes”). The deposit was funded as a non-interest bearing, unsecured promissory note. Upon consummation of the Business Combination, the amount outstanding under the Second Extension Loan Note will be repaid from cash. See Note 5(n).

5(n)

To record the settlement of the Working Capital Loan Notes of $1.7 million and the Extension Notes of $2.5 million through the issuance of 1.0 million FEAC Private Placement Warrants of $1.5 million and $2.7 million of cash.

5(o)

To reflect the settlement of $49,000 representing amounts due to related parties for FEAC’s independent board members and FEAC’s office space, secretarial, and administrative fees. The transaction is not expected to have a recurring impact.

5(p)

To reflect the payment of $1.7 million for the D&O insurance tail policy of FEAC that is required to be purchased pursuant to the Business Combination Agreement. The policy does not cover any claims incurred after the consummation of the business combination. The transaction is not expected to have a recurring impact.

5(q)

To reflect the remaining payment of FEAC’s total estimated advisory, legal, accounting and auditing fees and other professional fees in consummating the Business Combination of $6.5 million, as accrued offering costs and expenses and subsequently reclassify to accumulated deficit upon the close of the Business Combination. Costs of $3.8 million have been accrued in the historical financial statements. This estimate may change as additional information becomes known and there may also be increased costs not directly related to the Transactions. The transaction is not expected to have a recurring impact.

5(r)	To reflect the redemption of the initial shares issued at inception of New enGene at the consummation of the Business Combination for an amount equal to the capital initially contributed of $7.

5(s)

To reflect the release of $133.3 million from the Trust Account to cash upon the completion of the Business Combination, assuming no FEAC Class A shareholders exercise their rights to have their ordinary shares redeemed for their pro rata share of the Trust Account.

5(t)

To reflect the reclassification of 12,650,000 shares, or $135.8 million, FEAC’s Class A Shares subject to redemption from temporary equity to equity upon the Business Combination for those shareholders that have not elected to redeem and the conversion of those shares into New enGene Shares in Scenario 1, which assumes no FEAC public shareholders exercise their redemption rights. The share balance is converted to the legal par value of FEAC’s Class A Shares. The offsetting adjustment to issued equity is recorded in additional paid-in capital.

The accumulated deficit of FEAC has been derecognized and reversed to additional paid-in capital, comprising the historical accumulated deficit of $11.4 million and the impact to accumulated deficit of pro forma adjustments related to the $1.7 million purchase of D&O insurance tail policy for FEAC and recognition of $2.8 million of FEAC transaction costs (see adjustments 5(p) and 5(q)).

5(u)

To reflect the issuance and sale of 6,435,441 New enGene Shares to the PIPE investors pursuant to Subscription Agreements entered into concurrent with the completion of the Business Combination (as modified by the Side Letter Agreements), for an aggregate commitment amount of $56.9 million. Warrants issued with the PIPE Financing are to have terms that are substantially similar to the terms of the FEAC Public Warrants, which have been determined to be equity classified by FEAC and accounted for as such within FEAC’s previously issued financial statements, as they do not meet the liability classification requirements under ASC 480, and are considered to be indexed to the issuer’s stock and meet all other conditions for equity classification under ASC 815-40. The proceeds of the PIPE investment are recorded net of transaction costs deemed to be direct and incremental costs of the equity financing in the amount of approximately $4.7 million. FEAC will enter into the subscription agreements and the commitment to issue shares will be assumed by New enGene as part of the Business Combination. The PIPE Financing is recorded as the issuance of New enGene Shares, with no par value, accordingly.

5(v)

To reflect, in Scenario 2, the assumption that FEAC public shareholders exercise their redemption rights with respect to a maximum of 10,483,335 FEAC Class A Shares subject to redemption prior to the consummation of the Business Combination at a redemption price of approximately $10.83 per share, or $113.5 million in cash, using the redemption amount at June 30, 2023 per FEAC’s financial statements of $10.73 plus $0.10 for the additional Extension Loan of $1.3 million to extend the period of time to consummate a business combination to December 14, 2023. The $113.5 million or 10,483,335 common shares represents the maximum redemption amount upon the consummations of the Business Combination on July 31, 2023, and contractual limitations on shareholders’ right to redeem through FEAC Sponsor’s lock-up agreement related to 2,000,000 FEAC Class A Shares and the Non-Redemption Agreement relating to 166,665 FEAC Class A Shares.

6. Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes:

6(A)	Derived from the statement of operations and comprehensive loss of New enGene for the period from April 24, 2023 (incorporation) to July 31, 2023.

6(B)	Derived from the unaudited condensed consolidated statement of operations and comprehensive loss of enGene for the nine months ended July 31, 2023.

6(C)

The results of operations of FEAC for the nine months ended June 30, 2023 are derived from the unaudited condensed statement of operations for the six months ended June 30, 2023 and the results of operations for the three months ended December 31, 2022, calculated using the statement of operations for the year ended December 31, 2022 and unaudited condensed statement of operations for the nine months ended September 30, 2022.

6(D)	There was no statement of operations prepared for New enGene as it was incorporated on April 24, 2023, and had no operations in the period ended October 31, 2022.

6(E)	Derived from the consolidated statement of operations and comprehensive loss of enGene for the year ended October 31, 2022.

6(F)	Derived from the statement of operations of FEAC for the year ended December 31, 2022.

enGene and FEAC are both non-taxable entities and no pro forma adjustments have an impact on associated income tax.

Pro forma Transaction Accounting Adjustments:

6(a)

To eliminate the interest expense and to reflect the derecognition of change in fair value of the 2023 Convertible Notes and the change in fair value of the embedded derivative liability associated with the 2022 Convertible Notes, as it is assumed that the 2022 and 2023 Convertible Notes were converted to equity as if the Business Combination had occurred on November 1, 2021. The change in fair value of the warrant liability associated with the 2022 and 2023 Convertible Notes is nominal for enGene’s nine months ended July 31, 2023 historical financial statements. The interest adjustment was based on the total interest expense on the 2022 Convertible Notes recorded for the nine months ended July 31, 2023 and the year ended October 31, 2022. These transactions are not expected to have a recurring impact.

6(b)

To eliminate the change in fair value of enGene Warrants to purchase Class C preferred shares as the warrants are cancelled as part of the Transactions, as if the Business Combination had occurred on November 1, 2021. The transaction is not expected to have a recurring impact.

6(c)

To reflect the fees associated with the repayment of the convertible debenture to the Business Development Bank of Canada and eliminate the interest expense recognized on the convertible debenture and the associated change in fair value of the embedded derivative liability, given the convertible debenture to the Business Development Bank of Canada will be repaid at the time of closing of the Business Combination. The transaction is not expected to have a recurring impact.

6(d)

To reflect the automatic acceleration of vesting of certain enGene’s unvested share options as of July 31, 2023. Unvested share-based compensation expense for these options at July 31, 2023 excluding the July 7, 2023 grant is $0.4 million, which is recorded as a pro forma expense as these options accelerate and vest upon closing of the Transactions. Of the 5.8 million options issued July 7, 2023, 4.4 million options will vest upon closing of the Transactions and a registration statement on Form S-8 and the remaining options will vest over time. For the 4.4 million options that will vest upon closing of the Transactions, the stock-based compensation expense is estimated at $2.4 million and recorded as a pro forma expense. For the 1.4 million options that will vest over time, no pro forma adjustment is included. Any share-based compensation expense recognized in the historical financial statements is not adjusted.

6(e)

To reflect enGene’s issuance costs of the 2023 Subordinated Notes and the 2023 Convertible Notes. Issuance costs associated with the 2023 Subordinated Notes and the 2023 Convertible Notes of $313,000 included in the historical financial statements are derecognized in the pro forma statement of operations for the nine months ended July 31, 2023. Total estimated issuance costs of $930,000, inclusive of the $313,000 associated with the 2023 Subordinated Notes and the 2023 Convertible Notes are recognized as expense in the pro forma statement of operations for the year ended October 31, 2022 as the notes were accounted for in accordance with the fair value option election. The transaction is not expected to have a recurring impact.

6(f)

To reflect an adjustment to recognize $600,000 for the D&O insurance tail policy of enGene that is required to be purchased pursuant to the Business Combination Agreement. The policy does not cover any claims incurred after the consummation of the business combination. The transaction is not expected to have a recurring impact.

6(g)

To reflect an adjustment to eliminate FEAC’s administrative support fees of $10,000 per month as if the Business Combination had occurred on November 1, 2021. The transaction is not expected to have a recurring impact.

6(h)

To reflect the derecognition of investment income related to the investments held in the Trust Account in as if the Business Combination had occurred on November 1, 2021. The transaction is not expected to have a recurring impact.

6(i)

To reflect an adjustment to recognize $1.7 million of general and administrative expense in the pro forma statement of operations for the year ended October 31, 2022 related to the D&O insurance tail policy of FEAC that is required to be purchased pursuant to the Business Combination Agreement. The policy does not cover any claims incurred after the consummation of the business combination. The transaction is not expected to have a recurring impact.

6(j)

To reflect FEAC’s estimated incremental advisory, legal, accounting, and other professional fees related to the Business Combination that are not recorded in its historical financial statements as an increase to general and administrative expense in the pro forma statement of operations for the year ended October 31, 2022 as if the transactions had occurred on November 1, 2021. The transaction is not expected to have a recurring impact.

6(k)

The pro forma basic and diluted net loss per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of New enGene Shares outstanding at the closing of the Transactions, assuming the Transactions occurred on November 1, 2021. The calculation of weighted-average shares outstanding for pro forma basic and diluted net loss per share assumes that the shares issuable in connection with the Transactions have been outstanding for the entirety of the period presented. Pro forma basic and diluted net loss per share is calculated as follows for the nine months ended July 31, 2023 and year ended October 31, 2022:

	Nine Months Ended July 31, 2023
	Scenario 1 (Assuming No Redemptions for Cash)	Scenario 2 (Assuming Full Redemptions for Cash)
	(in thousands, except share and per share amounts)
Numerator:
Net loss—basic and diluted	$(23,031)	$(23,031)
Denominator:
New enGene common shares owned by public shareholders that were subject to redemption upon closing	10,483,335	—
New enGene common shares owned by public shareholders that were not subject to redemption upon closing	3,373,496	3,373,496
New enGene common shares owned by enGene shareholders (excluding the conversion of the 2022 Convertible Notes and the 2023 Convertible Notes)	6,686,695	6,686,695
New enGene common shares owned by enGene shareholders derived from the conversion of the 2022 Convertible Notes and the 2023 Convertible Notes	6,379,822	6,379,822
New enGene common shares owned by PIPE investors	6,435,441	6,435,441
New enGene common shares owned by shareholders that were subject to non-redemption agreement (1)	193,240	193,240

Weighted average common shares outstanding used in basic and diluted net loss per share (2)	33,552,029	23,068,694

Net loss per share of Combined Company—basic and diluted	$(0.69)	$(1.00)

	Year Ended October 31, 2022
	Scenario 1 (Assuming No Redemptions for Cash)	Scenario 2 (Assuming Full Redemptions for Cash)
	(in thousands, except share and per share amounts)
Numerator:
Net loss—basic and diluted	$(36,515)	$(36,515)
Denominator:
New enGene common shares owned by public shareholders that were subject to redemption upon closing	10,483,335	—
New enGene common shares owned by public shareholders that were not subject to redemption upon closing	3,373,496	3,373,496
New enGene common shares owned by enGene shareholders (excluding the conversion of the 2022 Convertible Notes and the 2023 Convertible Notes)	6,686,695	6,686,695
New enGene common shares owned by enGene shareholders derived from the conversion of the 2022 Convertible Notes and the 2023 Convertible Notes	6,379,822	6,379,822
New enGene common shares owned by PIPE investors	6,435,441	6,435,441
New enGene common shares owned by shareholders that were subject to non-redemption agreement (1)	193,240	193,240

Weighted average common shares outstanding used in basic and diluted net loss per share (2)	33,552,029	23,068,694

Net loss per share of Combined Company—basic and diluted	$(1.09)	$(1.58)

(1)

Represents 166,665 FEAC Class A Shares associated with the Non-Redemption Agreement and 26,575 additional FEAC Class A Shares that will be issued to the same FEAC shareholder in consideration for the Non-Redemption Agreement.

(2)

Represents the total number of outstanding New enGene Shares that New enGene would issue as of the consummation of the Transactions. Under Scenario 1, the number of outstanding New enGene Warrants of 10,411,667 and New enGene share options of 6,086,368 to be issued or available to be issued, respectively, upon the consummation of the Transactions have been excluded from the computation of diluted net loss per share attributable to common shareholders for the nine months ended July 31, 2023 and the year ended October 31, 2022 because including them would have been antidilutive. Under Scenario 2, the numbers of outstanding New enGene Warrants of 10,411,667 and New enGene share options of 5,337,534 to be issued or available to be issued, respectively, upon the consummation of the Transactions have been excluded from the computation of diluted net loss per share attributable to common shareholders for the nine months ended July 31, 2023 and the year ended October 31, 2022 because including them would have been antidilutive.

SELECTED HISTORICAL FINANCIAL INFORMATION OF FEAC

FEAC is providing the following selected historical financial information to assist the analysis of the financial aspects of the Business Combination Agreement.

The following selected historical statements of operations and cash flows data of FEAC for the year ended December 31, 2022 and the period from August 9, 2021 (inception) through December 31, 2021, and the historical balance sheet data of FEAC as of December 31, 2022 and 2021 are derived from FEAC’s audited financial statements included elsewhere in this proxy statement/prospectus.

The following selected historical statements of operations and cash flows data of FEAC for the six months ended June 30, 2023 and June 30, 2022, and the historical balance sheet data of FEAC as of June 30, 2023 are derived from FEAC’s unaudited interim consolidated financial statements included elsewhere in this proxy statement/prospectus.

The information below is only a summary and should be read in conjunction with the sections entitled “FEAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus.

The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of FEAC.

Statement of Operations

	For the six months ended June 30, 2023	For the six months ended June 30, 2022	For the year ended December 31, 2022	For the period from August 9, 2021 (inception) through December 31, 2021
Operating costs (1)	$6,050,505	$816,351	$1,831,421	$232,346
Loss from operations	(6,050,505)	(816,351)	(1,831,421)	(232,346)

Other Income
Interest earned from Trust Account	2,989,836	154,482	1,861,925	6,909
Bank interest income	94	56	222	—

Total other income	2,989,930	154,538	1,862,147	6,909

Net (loss)/income	$(3,060,575)	$(661,813)	$30,726	$(225,437)

Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	12,650,000	12,650,000	12,650,000	1,558,966

Basic and diluted net (loss)/income per share, Class A ordinary shares subject to possible redemption	$(0.19)	$(0.04)	$0.00	$(0.05)

Basic and diluted, weighted average shares outstanding — Class B ordinary shares	3,162,500	3,162,500	3,162,500	3,162,500

Basic and diluted net (loss)/income per share, Class B ordinary shares	$(0.19)	$(0.04)	$0.00	$(0.05)

(1)	For the period from August 9, 2021 through December 31, 2021 and the year ended December 31, 2022, the description of this line item was “Formation and Operating Costs.”

Statements of Cash Flows Data

	For the six months ended June 30, 2023	For the six months ended June 30, 2022	For the year ended December 31, 2022	For the period from August 9, 2021 (inception) through December 31, 2021
Net cash used in operating activities	$(1,245,013)	$(294,385)	$(755,147)	$(796,248)
Net cash used in investing activities	(1,265,000)	—	—	$(129,662,500)
Net cash provided by financing activities	$2,465,000	$—	—	$131,528,046

Net change in cash	(45,013)	(294,385)	(755,147)	1,069,298
Cash, beginning of the period	314,151	1,069,298	1,069,298	—

Cash, end of the period	$269,138	$774,913	$314,151	$1,069,298

Balance Sheets

	June 30, 2023	December 31, 2022	December 31, 2021
Assets:
Current assets:
Cash	$269,138	$314,151	$1,069,298
Prepaid expense	40,668	197,653	498,591

Total current assets	309,806	511,804	1,567,889
Prepaid expenses — non-current portion	—	—	209,052
Cash and securities held in Trust Account	135,786,170	131,531,334	129,669,409

Total assets	$136,095,976	$132,043,138	$131,446,350

Liabilities, Shares Subject to Redemption and Shareholders’ Deficit:
Current liabilities:
Accrued offering costs and expenses	$5,493,223	$844,605	$316,651
Due to related party	48,699	48,904	10,796
Promissory note — related party	965,000	—	—
Convertible Note — Related Party	1,500,000	—	—

Total current liabilities	8,006,922	893,509	327,447
Deferred underwriting commissions	3,727,500	3,727,500	3,727,500

Total liabilities	11,734,422	4,621,009	4,054,947

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, 12,650,000 shares at redemption value of approximately $10.73, $10.40 and $10.25 at June 30, 2023 and December 31, 2022 and 2021, respectively	135,786,170	131,531,334	129,669,409

Shareholders’ Deficit:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; none outstanding (excluding 12,650,000 shares subject to possible redemption issued) at June 30, 2023, December 31, 2022 and 2021	—	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 3,162,500 shares issued and outstanding at June 30, 2023, December 31, 2022 and December 31, 2021	316	316	316
Additional paid-in capital	—	—	—
Accumulated deficit	11,424,932	(4,109,521)	(2,278,322)

Total shareholders’ deficit	11,424,616	(4,109,205)	(2,278,006)

Total Liabilities, Shares Subject to Redemption and Shareholders’ Deficit	$136,095,976	$132,043,138	$131,446,350

SELECTED HISTORICAL FINANCIAL DATA OF ENGENE

The selected statement of consolidated operations and comprehensive loss and cash flow data of enGene for the years ended October 31, 2022, 2021, and 2020, and the balance sheet data as of October 31, 2022 and 2021, were derived from the audited historical consolidated financial statements of enGene included elsewhere in this proxy statement/prospectus.

The selected statement of consolidated operations and comprehensive loss of enGene for the three and nine months ended July 31, 2023 and 2022 and statement of cash flows for the nine months ended July 31, 2023 and 2022, and the balance sheet data as of July 31, 2023, were derived from the unaudited historical interim consolidated financial statements of enGene included elsewhere in this proxy statement/prospectus.

The information below is only a summary and should be read in conjunction with the sections entitled “enGene’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in enGene’s consolidated financial statements, and the notes related thereto, which are included elsewhere in this proxy statement/prospectus.

Consolidated Statements of Operations and Comprehensive Loss Data

	Three Months Ended		Nine Months Ended		Year Ended
	July 31,		July 31,		October 31,
	2023	2022	2023	2022	2022	2021	2020
	(dollar amounts in thousands, except share and per share data)		(dollar amounts in thousands, except share and per share data)		(dollar amounts in thousands, except share and per share data)
Operating expenses	$6,248	$5,306	$15,618	$12,888	$19,427	$15,870	$13,853
Total other (income) expense, net	(1,528)	1,441	1,802	3,208	5,013	7,571	1,215
Net loss	4,720	6,747	17,420	16,096	24,462	23,441	15,068
Net loss per share of common shares, basic and diluted	$ 1.54	$2.19	$5.55	$5.42	$7.97	$6.25	$6.02
Weighted average number of common shares outstanding, basic and diluted	3,885,897	3,643,694	3,808,008	3,627,558	3,640,030	3,562,638	2,763,146

Consolidated Statements of Balance Sheet Data

		As of
	July 31, 2023	October 31,
		2022	2021
	(dollar amounts in thousands)	(dollar amounts in thousands)
Current assets	$41,839	$22,583	$13,517
Non-current assets	4,443	1,326	1,510
Total assets	46,282	23,909	15,027
Current liabilities	9,103	5,104	3,216
Non-current liabilities	77,982	42,301	12,135
Total liabilities	87,085	47,405	15,351
Redeemable convertible preferred shares	$53,118	$53,118	$53,118
Shareholders’ deficit	$93,921	$76,614	$53,442

Consolidated statements of cash flows data

	Nine Months Ended		Year Ended
	July 31,		October 31,
	2023	2022	2022	2021	2020
	(dollar amounts in thousands)		(dollar amounts in thousands)
Cash flows used in operating activities	$(17,967)	$(12,164)	$(17,592)	$(15,984)	$(13,061)
Cash flows used in investing activities	(180)	(119)	(153)	(247)	(192)
Cash flows provided by financing activities	35,306	9,611	27,967	22,525	12,848
Effect of exchange rate changes on cash	1	(327)	(805)	98	(51)
Net increase (decrease) in cash	$17,160	$(2,999)	$9,417	$6,392	$(456)

INFORMATION ABOUT FEAC

Unless the context otherwise requires, all references in this section to “we,” “us” and “ours” refer to FEAC prior to the consummation of the Business Combination, which will be the business of New enGene and its subsidiaries following the consummation of the Business Combination.

General

FEAC is a blank check company incorporated on August 9, 2021 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Prior to executing the Business Combination Agreement, FEAC’s efforts were limited to organizational activities, completion of its IPO and the evaluation of possible business combinations.

Our Sponsor is Forbion Growth Sponsor FEAC I B.V., a Dutch private limited liability company. On August 12, 2021, Forbion European Sponsor LLP paid $25,000, or approximately $0.009 per share, in consideration for 2,875,000 FEAC Class B Shares. On November 23, 2021, Forbion European Sponsor LLP transferred 2,875,000 FEAC Class B Shares to the Sponsor in exchange for $25,000, or approximately $0.009 per share. The registration statement for our IPO was declared effective on December 9, 2021. On December 9, 2021, FEAC issued an additional 287,500 FEAC Class B Shares to the Sponsor resulting from a 1.1 for 1 share dividend. As a result, the Sponsor owned 3,162,500 FEAC Class B Shares as of the date of the Business Combination Agreement. The FEAC Class B Shares will be exchanged for FEAC Class A Shares, on a one-for-one basis, on the day that is two business days prior to the Closing of the Business Combination. The number of FEAC Class B Shares issued was determined based on the expectation that the FEAC Class B Shares would represent 20% of the issued and outstanding ordinary shares of FEAC upon completion of the IPO.

Initial Public Offering

On December 14, 2021, we completed our IPO of 11,000,000 FEAC Units at a price of $10.00 per unit, generating gross proceeds of $110,000,000. On December 15, 2021, the underwriters of our IPO exercised their full over-allotment option and purchased the additional FEAC Units available to them. The aggregate amount of FEAC Units sold in our IPO and subsequent exercise of the over-allotment option was 12,650,000 and generated gross proceeds of $126,500,000.

Simultaneously with the closing of the IPO, the Sponsor purchased in a private placement 4,700,000 FEAC Private Placement Warrants (5,195,000 FEAC Private Placement Warrants when the underwriters’ over-allotment option was fully exercised on December 15, 2021), each exercisable to purchase one FEAC Class A Share at $11.50 per share, at a price of $1.50 per FEAC Private Placement Warrants. The sale of the FEAC Private Placement Warrants in connection with the IPO and subsequent over-allotment option exercise generated gross proceeds of $7,792,500.

Transaction costs related to our IPO amounted to $5,793,160 consisting of $1,800,000 of underwriting commissions, $3,150,000 of deferred underwriting commissions, and $843,160 of other offering costs. The underwriters’ exercise of their full over-allotment option generated an additional $907,500 in transaction costs for aggregate transaction costs of $6,700,660 consisting of $2,130,000 of underwriting commissions, $3,727,500 of deferred underwriting commissions and $843,160 of other offering costs. In addition, $1,641,236 of cash was held outside of the Trust Account and is available for general corporate purposes.

Following the closing of our IPO on December 14, 2021, $113,492,500 from the net proceeds of the sale of the FEAC Units in our IPO and the sale of the FEAC Private Placement Warrants was deposited into the Trust Account. This amount was comprised of $10.25 per unit for the 11,000,000 FEAC Units sold in our IPO in addition to a $742,500 deposit in advance from the Sponsor related to the underwriters’ exercise of the full over-

allotment option which took place the following day on December 15, 2021. Following the closing of our IPO and the exercise of the underwriters’ full over-allotment option, $129,662,500 ($10.25 per unit) was held in the Trust Account. The amount in the Trust Account will be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. As of June 30, 2023, there was $135,786,170 in investments and cash held in the Trust Account and $269,138 of cash held outside the Trust Account available for general corporate purposes.

Our management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the FEAC Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a business combination.

On February 1, 2022, we announced that, commencing February 1, 2022, holders of the 12,650,000 FEAC Units sold in our IPO and subsequent over-allotment option exercise may elect to separately trade the FEAC Class A Shares and the FEAC Warrants included in the FEAC Units. Those FEAC Units not separated continued to trade on Nasdaq under the symbol “FRBNU” and the FEAC Class A Shares and FEAC Warrants that were separated trade under the symbols “FRBN” and “FRBNW,” respectively.

June 2023 Combination Period Extension

FEAC may extend the period of time to consummate a business combination by up to two additional three-month periods (for a total of 24 months to complete an initial business combination). In order to extend the time available for FEAC to consummate an initial business combination, the Sponsor or its affiliates or designees must deposit into the Trust Account, for each additional three-month period, $1,265,000 ($0.10 per FEAC Class A Shares in either case), on or prior to the date of the applicable deadline, the first of which was on June 14, 2023. Any such payments would be made in the form of a non-interest bearing, unsecured promissory note (each such note, an “Extension Loan”). The Sponsor and its affiliates or designees are not obligated to fund the Trust Account to extend the time for FEAC to complete an initial business combination.

On June 6, 2023, FEAC extended the time available to consummate its initial business combination from June 14, 2023 to September 14, 2023 by borrowing from Sponsor, and having Sponsor deposit on FEAC’s behalf an additional $1,265,000, or $0.10 per FEAC Class A Share, into the Trust Account (the “First Extension Funding”), in accordance with FEAC’s Current Articles and the Investment Management Trust Agreement by and between the Company and Continental Stock Transfer & Trust Company, dated as of December 9, 2021. In connection with the First Extension Funding, on June 6, 2023, FEAC issued an unsecured promissory note (the “First Extension Loan Note”) in the total principal amount of $1,265,000 to the Sponsor. The Sponsor funded the principal amount of $1,265,000 by depositing such amount into the Trust Account on June 6, 2023. The First Extension Loan Note bears no interest and shall be due and payable on the Loan Note Maturity Date. In the event that FEAC does not consummate an initial business combination, the First Extension Loan Note will be repaid only from amounts remaining outside of the Trust Account, if any.

Concurrently with the consummation of an initial business combination, the Sponsor will have the option, but not the obligation, to convert up to $600,000 total principal amount of the First Extension Loan Note, in whole or in part, into additional warrants of FEAC at a price of $1.50 per warrant, each warrant exercisable for one FEAC Class A Share. The warrants will be identical to the FEAC Private Placement Warrants (see also “The Business Combination Agreement — Repayment of the First Loan Note, the Second Loan Note and the First Extension Loan Note”). A failure to pay the principal outstanding amount of the First Extension Loan Note within five business days following the date when due or the commencement of a voluntary or involuntary bankruptcy action of FEAC shall be deemed an event of default, in which case the Sponsor may declare the Extension Note due and payable immediately.

September 2023 Combination Period Extension

On September 13, 2023, FEAC further extended the time available to consummate its initial business combination from September 14, 2023 to December 14, 2023 by borrowing from Sponsor, and having Sponsor deposit on FEAC’s behalf an additional $1,265,000, or $0.10 per FEAC Class A Share, into the Trust Account (the “Second Extension Funding”), in accordance with FEAC’s Current Articles and the Investment Management Trust Agreement by and between the Company and Continental Stock Transfer & Trust Company, dated as of December 9, 2021. In connection with the Second Extension Funding, on September 13, 2023, FEAC issued an unsecured promissory note (the “Second Extension Loan Note”) in the total principal amount of $1,265,000 to the Sponsor. The Sponsor funded the principal amount of $1,265,000 by depositing such amount into the Trust Account on September 13, 2023. The Second Extension Loan Note bears no interest and shall be due and payable on the Loan Note Maturity Date. In the event that FEAC does not consummate an initial business combination, the Second Extension Loan Note will be repaid only from amounts remaining outside of the Trust Account, if any.

A failure to pay the principal outstanding amount of the Second Extension Loan Note within five business days following the date when due or the commencement of a voluntary or involuntary bankruptcy action of FEAC shall be deemed an event of default, in which case the Sponsor may declare the Second Extension Loan Note due and payable immediately.

Effecting the Business Combination

Redemption of FEAC Class A Shares and Liquidation If No Business Combination

FEAC’s Governing Documents provide that we will have only 18 months from the closing of our IPO (or up to 24 months from the closing of our IPO if we extend the period of time to consummate a business combination, subject to the Sponsor depositing additional funds in the Trust Account) (the “Combination Period”) to consummate our initial business combination. If we have not consummated an initial business combination within the Combination Period, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the FEAC Class A Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest will be net of taxes payable) earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding FEAC Class A Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and its board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the FEAC Warrants, which will expire worthless if we fail to consummate an initial business combination within the Combination Period.

The Sponsor and each member of its management team have entered into an agreement with FEAC, pursuant to which they have agreed to (i) waive their redemption rights with respect to their FEAC Class B Shares, (ii) to waive their redemption rights with respect to their FEAC Class B Shares and FEAC Class A Shares in connection with a shareholder vote to approve an amendment to our Governing Documents (A) that would modify the substance or timing of our obligation to provide holders of the FEAC Class A Shares the right to have their FEAC Class A Shares redeemed in connection with the initial business combination or to redeem 100% of the FEAC Class A Shares if we do not complete the initial business combination within the Combination Period or (B) with respect to any other provision relating to the rights of holders of the FEAC Class A Shares, and (iii) waive their rights to liquidating distributions from the Trust Account with respect to any FEAC Class B Shares they hold if we fail to consummate an initial business combination within the Combination Period (although they will be entitled to liquidating distributions from the Trust Account with respect to any FEAC Class A Shares they hold if we fail to complete the initial business combination within the Combination Period).

The Sponsor and our officers and directors have agreed, pursuant to a letter agreement with us, that they will not propose any amendment to our Governing Documents (A) that would modify the substance or timing of our obligation to provide holders of our FEAC Class A Shares the right to have their FEAC Class A Shares redeemed in connection with our initial business combination or to redeem 100% of our FEAC Class A Shares if we do not complete our initial business combination within the Combination Period or (B) with respect to any other provision relating to the rights of holders of our FEAC Class A Shares, unless we provide such FEAC Shareholders with the opportunity to redeem their FEAC Class A Shares upon approval of any such amendment at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest will be net of taxes payable) earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding FEAC Class A Shares. However, we may not redeem our FEAC Class A Shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of FEAC Class A Shares such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of FEAC Class A Shares at such time. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by our Sponsor, any executive officer or director, or any other person.

If we were to expend all of the net proceeds of our IPO and the sale of the FEAC Private Placement Warrants, other than the funds held in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per share redemption amount received by shareholders upon our dissolution would be $10.45 (including the Extension Fundings and assuming the period of time to consummate an initial business combination is not extended a second time as provided for herein). The proceeds funds held in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of holders of FEAC Class A Shares. We cannot assure you that the actual per share redemption amount received by shareholders will not be less than $10.45. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of holders of FEAC Class A Shares, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including, but not limited, to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. UBS Securities and Kempen & Co. USA, Inc. (now called Van Lanschot Kempen) have not executed an agreement with us waiving such claims to the monies held in the Trust Account in connection with our IPO. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party (other than Marcum LLP, our independent registered public accounting firm) for services rendered or products sold to us (other than our independent registered public accounting firm), or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.25 per FEAC Class A Share and (ii) the actual amount per FEAC Class A Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.25 per FEAC Class A Share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations (less up to $100,000 of interest to pay dissolution expenses), provided that such liability will not apply to any claims by a third-party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third-party, our Sponsor will not be responsible to the extent of any liability for such third-party claims. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.25 per FEAC Class A Share and (ii) the actual amount per FEAC Class A Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.25 per FEAC Class A Share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay our income tax obligations, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per share redemption price will not be less than $10.45 per FEAC Class A Share (excluding interest earned in the Trust Account).

We will seek to reduce the possibility that our Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Our sponsor will also not be liable as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. We will have access to up to $1,641,236 following our IPO and the sale of the FEAC Private Placement Warrants with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our Trust Account could be liable for claims made by creditors, however such liability will not be greater than the amount of funds from our Trust Account received by any such shareholder. In the event that our offering expenses exceed our estimate of $620,000, we may fund such excess with funds from the funds not to be held in the Trust Account. In such case, the amount of funds we hold outside the Trust Account would decrease by a corresponding amount. Conversely, in the event that the offering expenses are less than our estimate of $620,000, the amount of funds we hold outside the Trust Account would increase by a corresponding amount.

If we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the funds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.45 per FEAC Class A Share (excluding interest earned in the Trust Account) to holders thereof. Additionally, if we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by our shareholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying holders of FEAC Class A Shares from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Holders of FEAC Class A Shares are entitled to receive funds from the Trust Account only (i) in the event of the redemption of our FEAC Class A Shares if we do not complete our initial business combination within the Combination Period, (ii) in connection with a shareholder vote to amend our Current Articles (A) to modify the substance or timing of our obligation to provide holders of our FEAC Class A Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of FEAC Class A Shares if we do not complete our initial business combination within the Combination Period, or (B) with respect to any other provision relating to the rights of holders of our FEAC Class A Shares, or (iii) if they redeem their respective shares for cash upon the completion of the initial business combination. FEAC Shareholders who redeem their FEAC Class A Shares in connection with a shareholder vote described in clause (ii) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of an initial business combination or liquidation if we have not consummated an initial business combination within 18 months from the closing of our IPO (or up to 24 months from the closing of our IPO if we extend the period of time to consummate a business combination, subject to our Sponsor depositing additional funds in the Trust Account), with respect to such FEAC Class A Shares so redeemed. In no other circumstances does a shareholder have any right or interest of any kind to or in the Trust Account. In the event we seek shareholder approval in connection with our initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights described above. These provisions of our Current Articles, like all provisions of our Current Articles, may be amended with a shareholder vote.

Fair Market Value of enGene’s Business

The rules of Nasdaq require that FEAC’s initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the business combination. The FEAC Board determined that this test was met in connection with the proposed Business Combination. The fair market value of enGene has been determined by the FEAC Board based upon standards generally accepted by the financial community (such as actual and potential sales, earnings, cash flow and/or book value).

Voting Restrictions in Connection with Shareholder Meeting

In connection with FEAC’s IPO, FEAC’s initial shareholder (consisting of the Sponsor) and its directors at the time of its IPO entered into a letter agreement to vote their shares in favor of the initial business combination. As of the date hereof, the Sponsor owns approximately 20%, and FGOF, together with the Sponsor, owns approximately 32.7%, of the total outstanding FEAC Shares (excluding, for the avoidance of doubt, the FEAC Class A Shares underlying the FEAC Private Placement Warrants).

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding FEAC or its securities, the Sponsor, enGene and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of FEAC Class A Shares or vote their shares in favor of the Business Combination. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to shareholders for approval at the Special Meeting are approved. Any such share purchases and other transactions may thereby increase the likelihood of obtaining shareholder approval of the Business Combination. This may result in the completion of the Business Combination in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the Sponsor for nominal value.

Properties

Commencing on the date of the IPO and through the earlier of consummation of the initial business combination and the liquidation, FEAC agreed to pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial and administrative support and to reimburse the Sponsor for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination. FEAC currently maintains its executive offices at 4001 Kennett Pike, Suite 302 Wilmington, Delaware 19807. The cost for the use of this space is included in the $10,000 per month fee FEAC pays to the Sponsor for office space, administrative and support services.

Employees

We currently have two executive officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full time employees prior to the completion of our initial business combination.

Directors and Executive Officers

FEAC’s directors and executive officers are as follows:

Name	Age	Position
Jasper Bos	47	Chief Executive Officer
Cyril Lesser	46	Chief Financial Officer
Sander Slootweg	53	Director
Wouter Joustra	34	Director
Philip Astley-Sparke	51	Director
Hilde Steineger	57	Director
Ton Logtenberg	64	Director

Jasper Bos, Ph.D., our Chief Executive Officer, is a former Merck executive and joined Forbion Growth as a General Partner in May 2021. Before joining Forbion’s Naarden-based headquarters, Jasper was Senior Vice President and Managing Director at M Ventures, leading the venture capital arm of pharmaceutical company Merck, which he joined in 2009. At M Ventures, he led a team of 21 investment professionals and with a fund size of €400 million invested in over 50 portfolio companies spanning biotech, life sciences tools, and tech companies with investment activities ranging from seed-stage to cross-over and IPO. In addition, as Country Speaker Merck Netherlands, he assumed responsibility and liaised between all Merck activities in the Netherlands. His track record as an investor includes the successful exits of Prexton Therapeutics, Epitherapeutics, Galecto, ObsEva, Translate Bio, and F-Star, and has served on multiple boards of privately-owned biotech companies. He has experience in several operational roles in portfolio companies and played a key role in the creation of multiple successful spin-out companies out of Merck. Jasper holds a Ph.D. in Pharmacy from the University of Groningen, the Netherlands.

Cyril Lesser, our Chief Financial Officer, joined Forbion in 2009 as a Controller. Prior to joining Forbion, Cyril was a Senior Account Manager at a trust office where he was responsible for a team dealing with the accounting, financial and tax aspects of several companies. Cyril holds a M.Sc. in International Financial Economics from the University of Amsterdam and a M.Sc. in Fiscal Law from the Free University of Amsterdam, The Netherlands.

Sander Slootweg, who is a non-independent member of our board of directors, is the Managing Partner and Co-Founder of Forbion. In addition to his leading role in the investment team and the portfolio, he is responsible for fundraising, investor and public relations. On the portfolio management side, he currently serves on the boards of portfolio companies NewAmsterdam Pharma (Chair, NAMS), Azafaros, Replimune (REPL), NorthSea (Chair), Xention and Oxyrane. Significant transactions for which Sander was responsible include Dezima Pharma, acquired by Amgen in 2015 for up to $1.55 billion, and Biovex, sold to Amgen in March of 2011 for up to $1 billion. In recent years, Sander has also served on the boards of Ario Pharma, Pulmagen, Fovea (sold to Sanofi in 2009), uniQure (QURE, IPO on Nasdaq in 2014), Argenta (sold to Galapagos in 2010), Alantos Pharmaceuticals, Inc. (sold to Amgen in 2007), Impella (sold to Abiomed in 2005), Pieris (IPO on Nasdaq in 2015) and has acted as the Chairman of the Board of AMT (IPO on Euronext in 2007). Before co-founding Forbion, he was an Investment Director at ABN AMRO Capital Life Sciences. His other activities at ABN AMRO included buy-out/growth equities at ABN AMRO Capital, Equity Capital Markets Syndications and Financial Institutions Relationship Management Latin America. Sander holds degrees in Business and Financial Economics from the Free University of Amsterdam and Business Administration from Nyenrode University, The Netherlands.

Wouter Joustra, who is a non-independent member of our board of directors, joined Forbion in 2019 as a partner, currently serving as a General Partner for the Forbion Growth Fund. At Forbion, Mr. Joustra is responsible for deal origination, general portfolio management and divestment strategies, and focuses on Forbion’s Growth Opportunities Funds, which principally invests in late-stage life sciences companies. Previously Mr. Joustra was a Senior Trader as well as Executive Board member of the Life Sciences & Healthcare Franchise at Kempen, a European boutique investment bank. In this role, Mr. Joustra managed Kempen’s trading portfolio and was involved in deal structuring, equity capital markets transactions as well as larger block trades. Before Gyroscope Therapeutics was acquired by Novartis, Mr. Joustra served as a member of Gyroscope Therapeutics’ board of directors. Mr. Joustra currently serves as a board member of VectivBio (Nasdaq: VECT) and holds a position as a board observer at NewAmsterdam Pharma N.V. (Nasdaq: NAMS). Mr. Joustra holds an M.Sc. in Business Administration from the University of Groningen and a B.Sc. in International Business and Management from the same university.

Philip Astley-Sparke, who is an independent non-executive member of our board of directors, is a co-founder of Replimune Group Inc. (REPL) and has served as a member of the Board since the company’s formation in 2015 and served as Chief Executive Officer since January 2020. Previously, Philip served as Replimune’s Executive Chairman from 2015 to January 2020. From 2016 until June 2021, Philip served as Chairman of uniQure N.V. (QURE), a Nasdaq listed gene therapy company. From 2013 to 2015, Mr. Astley Sparke served as uniQure N.V.’s President of United States operations, where he established its United States infrastructure. Philip served as Vice President and General Manager at Amgen, Inc. until December 2011, following Amgen Inc.’s acquisition of BioVex Group, Inc. in March 2011. Philip was previously President and Chief Executive Officer of BioVex Group, Inc. Prior to BioVex Group, Inc., Philip was a healthcare investment banker at Chase H&Q and qualified as a Chartered Accountant with Arthur Andersen LLP. Philip previously served as Chairman of the board of directors of Oxyrane Limited, a biotechnology company, from 2012 to 2020. Philip received a B.Sc. in Cellular and Molecular Pathology from Bristol University.

Hilde Steineger, Ph.D., who is an independent non-executive member of our board of directors, is Chief Executive Officer at Staten Biotechnology B.V. and Chief Operating Officer and Co-founder of NorthSea Therapeutics B.V. Dr. Steineger previously served as Head of Strategic Innovation Management in Nutrition & Health Division of BASF (BASF), and as Head of Global Omega-3 Innovation Management at Pronova BioPharma ASA (PRON), from 2013 to 2015. From 2007 to 2010, Dr. Steineger was Head of Investor Relations and subsequently Vice President Business Development at Pronova BioPharma from 2010 to 2013. She has previously held positions as Senior Associate with Neomed Management and as an equity analyst at Nordea Securities. Dr. Steineger served as a board member of Strongbridge BioPharma PLC (SBBP) from 2013 to 2021 and has previously served as a member of the board of directors of Nordic Nanovector ASA, PCI Biotech AS (PCIB), Algeta ASA, Afiew AS, Weifa AS, Inven2AS, Alertis AS, Clavis Pharma ASA and Biotech Pharmacon

ASA. Dr. Steineger holds a Ph.D. in Medical Biochemistry from University of Oslo and an M.Sc. in Molecular Biology/Biotechnology.

Ton Logtenberg, Ph.D., who is an independent non-executive member of our board of directors, is a co-founder of Crucell N.V. (CRXL), where he served as the Chief Scientific Officer from 2000-2003 and a founder of Merus N.V. (MRUS), where he served as the CEO since 2003 and post IPO, from 2016-2020 as the President, CEO and Principal Financial Officer. In 2022, Ton co-founded Gyes B.V. and since then serves as the company’s Chief Executive Officer. Ton has extensive experience in founding biotech companies and taking them from start-up to public listing on the Nasdaq and Euronext exchanges. Since 2021, Ton is a non-executive director and Chairman of the Board of Synox Therapeutics Ltd. and Mestag Therapeutics Ltd. Ton holds a M.Sc. in Medical Biology and a Ph.D. in Molecular Immunology from the University of Utrecht, The Netherlands.

Number and Terms of Office of Officers and Directors

Our board of directors is divided into three classes, with only one class of directors being appointed in each year, and with each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term. In accordance with the Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. The term of office of the first class of directors, consisting of Philip Astley-Sparke and Ton Logtenberg, will expire at our first annual general meeting. The term of office of the second class of directors, consisting of Sander Slootweg and Hilde Steineger, will expire at our second annual general meeting. The term of office of the third class of directors, consisting of Wouter Joustra, will expire at our third annual general meeting.

Prior to the completion of an initial business combination, any vacancy on the board of directors may be filled by a nominee chosen by holders of a majority of our FEAC Class B Shares. In addition, prior to the completion of an initial business combination, holders of a majority of FEAC Class B Shares may remove a member of the board of directors for any reason.

Pursuant to an agreement entered into in connection with our IPO, our Sponsor, upon and following consummation of an initial business combination, is entitled to nominate three individuals for appointment to our board of directors, as long as our Sponsor holds any securities covered by the registration and shareholder rights agreement. This agreement will be terminated by virtue of FEAC and the Sponsor entering into a new registration rights agreement on or around the Closing Date. See “Ancillary Agreements Related to the Business Combination — Registration Rights Agreement” for further information.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our Current Articles as it deems appropriate. Our Current Articles provide that our officers may consist of one or more chairman of the board, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Philip Astley-Sparke, Hilde Steineger and Ton Logtenberg are “independent directors” as defined in the Nasdaq listing standards. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Executive Officer and Director Compensation

For services rendered to FEAC prior to or in connection with the completion of FEAC’s initial business combination, each of our independent board members will receive an annual salary of $25,000 from our Sponsor. Other than these payments, none of our executive officers or directors have received any cash compensation for services rendered to us. Until the earlier of consummation of our initial business combination and our liquidation, we agreed to reimburse our Sponsor for office space, secretarial and administrative services provided to us in the amount of $10,000 per month. In addition, our Sponsor, executive officers and directors, or their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made by us to our Sponsor, executive officers or directors, or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to our Sponsor, executive officers and directors, or their respective affiliates, prior to completion of our initial business combination.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to FEAC Shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to FEAC Shareholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Committees of the Board of Directors

Pursuant to Nasdaq listing rules, we have three standing committees—an audit committee in compliance with Section 3(a)(58)(A) of the Exchange Act, a compensation committee, and a nominating committee, each comprised of independent directors. Under Nasdaq listing rule 5615(b)(1), a company listing in connection with its IPO is permitted to phase in its compliance with the independent committee requirements. We do not rely on the phase-in schedules set forth in Nasdaq listing rule 5615(b)(1).

Audit Committee

We have established an audit committee of the board of directors. The members of our audit committee are Philip Astley-Sparke, Hilde Steineger and Ton Logtenberg. Hilde Steineger serves as Chairman of our audit committee.

Our board of directors has determined that each of Philip Astley-Sparke, Hilde Steineger and Ton Logtenberg are independent under the Nasdaq listing standards and applicable SEC rules. Each member of the audit committee is financially literate and our board of directors has determined that Hilde Steineger qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The audit committee is responsible for:

•	meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

•	monitoring the independence of the independent registered public accounting firm;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

•	appointing or replacing the independent registered public accounting firm;

•

determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•

monitoring compliance on a quarterly basis with the terms of our IPO and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of our IPO; and

•

reviewing and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

Compensation Committee

We have established a compensation committee of the board of directors. The members of our compensation committee are Philip Astley-Sparke, Hilde Steineger and Ton Logtenberg, and Philip Astley-Sparke serves as chairman of the compensation committee.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of all of our other Section 16 executive officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser.

However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating Committee

We have established a nominating committee of the board of directors. The members of our nominating committee are Philip Astley-Sparke, Hilde Steineger and Ton Logtenberg, and Ton Logtenberg serves as Chairman of the nominating committee.

The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

We adopted a nominating committee charter, which provides that persons to be nominated:

•	should have demonstrated notable or significant achievements in business, education or public service;

•

should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating committee considers a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.

Code of Ethics

We have adopted a code of ethics applicable to our directors, officers and employees (our “Code of Ethics”). Our Code of Ethics is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. A copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•	directors should not improperly fetter the exercise of future discretion;

•	duty to exercise powers fairly as between different sections of shareholders;

•	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the Current Articles or alternatively by shareholder approval at general meetings.

Certain of our founders, officers and directors presently have, and any of them in the future may have additional, fiduciary and contractual duties to other entities, including MP and its affiliates. As a result, if any of our founders, officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which they have then-current fiduciary or contractual obligations, then, subject to their fiduciary duties under Cayman Islands law, they will need to honor such fiduciary or contractual obligations to present such business combination opportunity to such entity, before we can pursue such opportunity. If these other entities decide to pursue any such opportunity, we may be precluded from pursuing the same. However, we do not expect these duties to materially affect our ability to complete our initial business combination. Our Current Articles provide that we renounce our interest in any business combination opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in their capacity as a director or officer of the company and it is an opportunity that we are able to complete on a reasonable basis.

Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties, contractual obligations or other material management relationships:

Individual	Entity	Entity’s Business	Affiliation
Sander Slootweg	Replimune Group Inc.	Biotechnology	Director
	NewAmsterdam Pharma Company N.V.	Biotechnology	Director, Board Chairman
	NorthSea Therapeutics B.V.	Biotechnology	Director, Board Chairman

Individual	Entity	Entity’s Business	Affiliation
	Azafaros B.V.	Biotechnology	Director
	Oxyrane UK Ltd	Biotechnology	Director
Wouter Joustra	Vectiv Bio	Biotechnology	Director
	New Amsterdam Pharma Company N.V.	Biotechnology	Board observer
Philip Astley-Sparke	Replimune Group Inc.	Biotechnology	Co-founder, Director, Chief Executive Officer
Hilde Steineger	Staten Biotechnology B.V.	Biotechnology	Chief Executive Officer
	NorthSea Therapeutics B.V.	Biotechnology	Co-founder, Chief Operating Officer
Ton Logtenberg	SynOx Therapeutics Ltd	Biotechnology	Director, Board Chairman
	Merus N.V.	Biotechnology	Founder, Chief Executive Officer
	Gyes B.V.	Biotechnology	Founder, Chief Executive Officer
	Mestag Therapeutics Ltd.	Biotechnology	Director, Board Chairman

You should also be aware of the following other potential conflicts of interest:

•

Forbion Capital Fund III, an affiliate of Forbion, the Sponsor and FGOF, is a significant shareholder of enGene (currently holding an equity interest in enGene of approximately 26%) and an investor in both of enGene’s Amended 2022 Convertible Notes and the 2023 Convertible Notes, and as a result, a conflict of interest may exist in determining whether the Business Combination is appropriate as FEAC’s initial business combination.

•

Our executive officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our executive officers is engaged in several other business endeavors for which they may be entitled to substantial compensation, and our executive officers are not obligated to contribute any specific number of hours per week to our affairs.

•

Our Sponsor subscribed for FEAC Class B Shares prior to the date of our IPO prospectus and purchased FEAC Private Placement Warrants in a transaction that closed simultaneously with the closing of our IPO.

•

Our Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any FEAC Class B Shares and FEAC Class A Shares held by them in connection with (i) the completion of our initial business combination and (ii) a shareholder vote to approve an amendment to our Current Articles (A) that would modify the substance or timing of our obligation to provide holders of our FEAC Class A Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our FEAC Class A Shares if we do not complete our initial business combination within the Combination Period or (B) with respect to any other provision relating to the rights of holders of our FEAC Class A Shares. Additionally, our Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to its FEAC Class B Shares if we fail to complete our initial business combination within the prescribed time frame. If we do not complete our initial business combination within the required time period, the FEAC Private Placement Warrants will expire worthless. Except as described herein, our Sponsor and our directors and executive officers have agreed not to transfer, assign or sell any of their FEAC Class B Shares until the earliest of (A) one year after the completion of our initial business combination and (B) subsequent to our initial business combination, (x) if the closing price of our FEAC Class A Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of the holders of FEAC Class A Shares having the right to exchange their ordinary shares for cash, securities or other property. With certain limited exceptions, the FEAC Private Placement Warrants and the FEAC Class A Shares underlying such warrants, will not be transferable until 30 days following the completion of our initial business combination. Because each of our executive officers and director nominees will own ordinary shares or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

•

Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors is included by a target business as a condition to any agreement with respect to our initial business combination. In addition, our founders, sponsor, officers and directors may sponsor, form or participate in other blank check companies similar to ours during the period in which we are seeking an initial business combination. Any such companies may present additional conflicts of interest in pursuing an acquisition target, particularly in the event there is overlap among investment mandates.

•

We are not prohibited from pursuing an initial business combination with a company that is affiliated with our Sponsor, officers or directors. In the event we seek to complete our initial business combination with a company that is affiliated with our Sponsor or any of our officers or directors, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions that such initial business combination is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context.

We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

If we seek shareholder approval, we will complete our initial business combination only if we obtain the approval by way of an ordinary resolution under Cayman Islands law, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the company. In such case, our Sponsor and each member of our management team have agreed to vote their FEAC Class B Shares and FEAC Class A Shares in favor of our initial business combination.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our Current Articles provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We entered into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our Current Articles. We also purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the Trust Account for any reason whatsoever (except to the extent they are entitled to funds from the Trust Account due to their ownership of FEAC Class A Shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such, and FEAC and the members of its management team have not been subject to any such proceeding in the 12 months preceding the date of this proxy statement/prospectus.

Periodic Reporting and Audited Financial Statements

FEAC has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the Securities and Exchange Commission. In accordance with the requirements of the Exchange Act, FEAC has filed with the SEC its Quarterly Report on Form 10-Q for the quarter ended June 30, 2023.

FEAC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes of FEAC included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement/prospectus. Unless the context otherwise requires, all references in this section to “FEAC,” “we,” “us” and “ours” refer to FEAC prior to the consummation of the Business Combination, which will be the business of New enGene and its subsidiaries following the consummation of the Business Combination.

Overview

FEAC is a blank check company incorporated on August 9, 2021 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Prior to executing the Business Combination Agreement, FEAC’s efforts were limited to organizational activities, completion of its IPO and the evaluation of possible business combinations.

Results of Operations

As of June 30, 2023, we had not commenced any operations. All activity through June 30, 2023 related to our formation, IPO and identifying a business combination target. We have neither engaged in any operations nor generated any revenues to date. We will not generate any operating revenues until after the completion of our initial business combination, at the earliest. We will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO held in the Trust Account. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with the Business Combination.

For the six months ended June 30, 2023, we had a net loss of $3,060,575, which consisted of operating costs of $6,050,505, partly offset by interest income of $2,989,930.

For the six months ended June 30, 2022, we had a net loss of $661,813, which consisted of operating costs of $816,351, partly offset by interest income of $154,538.

For the year ended December 31, 2022, we had a net income of $30,726, which consisted of interest income of $1,861,925 and bank interest income of $222, partially offset by operating costs of $1,831,421.

For the period from August 9, 2021 (inception) to December 31, 2021, we had a net loss of $225,437, which consisted of formation and operating costs of $232,346, partially offset by interest income of $6,909.

Liquidity and Capital Resources

At June 30, 2023, we had $269,138 in our operating bank account and a working capital deficit of approximately $7,697,116. In addition, in order to finance transaction costs in connection with a Business Combination, our Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, provide our Working Capital Loans. As of June 30, 2023 and December 31, 2022, there was $1,200,000 and $0 outstanding under the Working Capital Loans, respectively.

In connection with our assessment of going concern considerations in accordance with FASB ASC 205-40 “Presentation of Financial Statements — Going Concern,” management has determined that we have and will continue to incur significant costs in pursuit of its acquisition plans which raises substantial doubt about our ability to continue as a going concern. Moreover, we may need to obtain additional financing either to complete our initial business combination or because we become obligated to redeem a significant number of FEAC Class A Shares upon consummation of our initial business combination, in which case we may issue additional securities or incur debt in connection with such initial business combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Accounts. In addition, following our initial business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

Risks and Uncertainties and Factors That May Adversely Affect Our Results of Operations

Management is currently evaluating the impact of the current global economic uncertainty, the COVID-19 pandemic, rising interest rates, rising inflation, increases in energy prices, supply chain disruptions and the Russia-Ukraine armed conflict (including the impact of any sanctions imposed in response thereto) and has concluded that while it is reasonably possible that any of these could have a negative effect on our financial position, results of operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. We cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an initial business combination.

Off-Balance Sheet Financing Arrangements

As of June 30, 2023, we did not have any off-balance sheet arrangements.

Contractual Obligations

We do not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities other than the deferred commission fees, legal fees and related party payables of $3,727,500, $3,884,759 and $48,699 as of June 30, 2023, respectively, payable upon the consummation of a business combination.

Critical Accounting Policies and Estimates

The preparation of the condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates. We have identified the following as our critical accounting policies and estimates.

Ordinary Shares Subject to Redemption

We account for our ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any)

are classified as a liability instrument and measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our FEAC Class A Shares feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, 12,650,000 FEAC Class A Shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of our balance sheets.

We recognize changes in redemption value immediately as they occur and adjust the carrying value of FEAC Class A Shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital and accumulated deficit.

Net Loss Per Ordinary Share

We comply with the accounting and disclosure requirements of FASB ASC Topic 260 “Earnings Per Share.” Net loss per ordinary share is computed by dividing net loss by the weighted average number of shares of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. At June 30, 2023, we did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in our losses. As a result, diluted loss per ordinary share is the same as basic loss per ordinary share for the periods presented.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU Topic 2020-06 “Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current US GAAP. ASU 2020-06 also removes certain settlement conditions that are required for equity-linked contracts to qualify for scope exception, and it simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. We adopted ASU 2020-06 effective January 1, 2021. The adoption of ASU 2020-06 did not have an impact on our unaudited condensed financial statements.

Management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the accompanying unaudited condensed financial statements.

FEAC’S EXECUTIVE AND DIRECTOR COMPENSATION

For services rendered to FEAC prior to or in connection with the completion of FEAC’s initial business combination, each of our independent board members will receive an annual salary of $25,000 from our Sponsor. Other than these payments, none of our executive officers or directors have received any cash compensation for services rendered to us. Until the earlier of consummation of our initial business combination and our liquidation, we agreed to reimburse our Sponsor for office space, secretarial and administrative services provided to us in the amount of $10,000 per month. In addition, our Sponsor, executive officers and directors, or their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made by us to our Sponsor, executive officers or directors, or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to our Sponsor, executive officers and directors, or their respective affiliates, prior to completion of our initial business combination.

BUSINESS OF ENGENE

Throughout this section, unless otherwise noted, “we,” “us,” “our” and similar words refer to, for periods prior to the Closing, enGene and its subsidiary, and for periods following the Closing, to New enGene and its consolidated subsidiaries.

Overview

We are a clinical-stage biotechnology company focused on developing gene therapies to improve the lives of patients. We are developing non-viral gene therapies based on our novel and proprietary dually derived chitosan, or “DDX”, gene delivery platform, which allows localized delivery of multiple gene cargos directly to mucosal tissues and other organs. We believe our DDX platform, with its broad tissue and disease application, has the potential to take gene therapy beyond rare genetic diseases into oncology and other underserved therapeutic areas. We have established integrated capabilities with this platform to support the clinical development and potential commercialization of our gene therapies.

Our lead product candidate, detalimogene voraplasmid, or “EG-70,” which is comprised of three gene cargos delivered via our proprietary DDX platform, is a therapy designed to generate a local immune reaction in proximity to tumors. We believe this enables the immune system to reduce or clear the tumor and develop memory to resist recurrence. Because this treatment does not need to deliver the therapeutic gene directly into tumor cells, it is applicable to many tumor types. We are currently developing EG-70 as a monotherapy to treat non-muscle invasive bladder cancer (“NMIBC”) with carcinoma in situ (“Cis”) in patients that have been unresponsive to treatment with Bacillus Calmette-Guerin, or “BCG,” or what is referred to as “BCG-unresponsive NMIBC with Cis.”

In NMIBC, carcinoma in situ, or Cis, is a flat, high-grade, sessile tumor that has a high likelihood of invading the deeper layers of the bladder wall. A “high-” or “low-” tumor risk describes the degree to which the tumor pathology appears more likely to grow quickly and invade non-cancerous tissue. NMIBC with Cis is typically initially treated with a solution containing the bacterium BCG that is instilled into the bladder multiple times over the course of several months. Despite this treatment, many of these cancers recur and are unresponsive to additional BCG, allowing the cancer to spread throughout and deeper into the bladder and often requiring surgical removal of the bladder (radical cystectomy). We believe BCG-unresponsive NMIBC with Cis is currently an underserved therapeutic segment with limited treatment options, and that there is a market opportunity for EG-70 as a monotherapy for this condition. While the potential market for EG-70 may not be limited to these patients, that is our current initial focus in working to bring EG-70 to market.

We estimate there are approximately 60,000 new patients globally each year with BCG-unresponsive NMIBC, of which up to 70% have Cis at the time of diagnosis of BCG-unresponsiveness. We derived this estimate from the overall global bladder cancer incidence of 550,000 patients per year, estimating the percentage of such patients with NMIBC, and further estimating the percentage of such patients who later develop BCG-unresponsiveness. See “— Product and Pipeline Development — Lead Program: NMIBC Background and Unmet Need.”

EG-70 program is enrolling patients in a combined Phase 1/2 open label registrational study, referred to as “LEGEND” (ClinicalTrials.gov identifier NCT04752722). In addition, our preclinical research is focused on expanding the cancer indications that can be treated with EG-70. We are also in early stages of developing a second product candidate referred to as EG-i08 for treatment of Cystic Fibrosis.

Our Competitive Strengths

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Proprietary “Next-Generation” DDX Platform — We believe our DDX platform has the potential to be the next generation platform that takes gene therapy beyond rare diseases. It has a high degree of payload flexibility, by which we mean the capacity to include multiple genes per drug product (including DNA and RNA) and has been demonstrated in preclinical animal and in vitro models to effectively induce expression of therapeutic genes in mucosal tissues following delivery to the urinary tract, lung, and gastrointestinal tract, among other organs. We believe products developed using the DDX platform can overcome many of the significant challenges that have historically faced gene therapy, including the inability to re-dose, safety concerns, limited efficacy, high cost of goods, lack of commercially viable manufacturing technology, limited ability to effectively target localize diseases, systemic toxicity, and difficulties with effective administration.

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Fast Tracked Product Candidate in Underserved Market — We are developing EG-70, which has received FDA Fast Track designation, as a monotherapy for BCG-unresponsive NMIBC with Cis, which currently is an underserved therapeutic segment with limited drug and other treatment options. Although Fast Track designation may expedite the development or review process, there can be no assurance accelerated approval designation will lead to a faster development, regulatory review or approval process or increase the likelihood EG-70 will receive marketing approval. The 3-month data collected from all patients in the Phase 1 portion of the ongoing LEGEND trial demonstrate that EG-70 is well-tolerated across all tested doses. Across all dose levels tested in the Phase 1 study, a 3-month complete response, or “CR,” rate of 68% (N=22) was observed. Importantly, 70% of patients (7 out of 10) treated in the recommended dose planned for Phase 2 (RP2D) experienced a 3-month CR. Phase 1 patients who were treated in the RP2D cohort and who elected to continue treatment and receive an additional 12-week cycle had a 60% CR rate at 6-months (6 out of 10). While we are encouraged by these results, the Phase 1 portion of this study was designed to evaluate safety and was not designed to evaluate efficacy in a statistically meaningful way.

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Product Profile Tailored to the Practical Needs of Clinicians and Patients — Gene therapies and gene therapy products such as oncolytic viruses have historically been associated with specific handling or dosing requirements designed for safety reasons to minimize patient, physician, or environmental exposure or risk. These include use of enhanced personal protective equipment during preparation and administration, required virucidal decontamination of drug product-exposed bodily fluids such as urine after exposure to the gene therapy product, preparative treatment of tissues with a solvent or wash agent, enhanced refrigeration/cold chain storage requirements, and guidance to avoid close personal contact with the patient during the treatment period. By contrast, EG-70 can be handled in accordance with biosafety level 1 guidelines, does not require the aforementioned precautions in handling or decontamination of fluids or bodily surfaces following dosing, and has no ultra cold chain storage requirements. We believe these product characteristics will position EG-70 as a preferred choice among both physicians and patients.

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“Pipeline-in-a-Product” Potential — Through the LEGEND study, we have demonstrated that EG-70 is able to traverse and transfect mucosal epithelia, express multiple cargos in the mucosal tissue and simultaneously activate multiple arms of the immune system. We have demonstrated in pre-clinical models the potential for expanding EG-70 to treat multiple additional solid tumors.

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Scalable, Proprietary Manufacturing Process — We developed the DDX platform in-house, and in addition, have developed manufacturing processes to produce EG-70 that we believe are robust, cost-effective and scalable. These manufacturing processes which involve incorporation of plasmid DNA (API) with the DDX carrier at a defined concentrations and mixing rate using commercially available equipment, are patent-protected and involve proprietary know-how. We also have a global, royalty-bearing, non-exclusive license to use certain patents and know-how relating to a proprietary plasmid DNA backbone for high-yield production and efficient expression of transgene in target tissues. We believe we have scaled up our manufacturing processes to a level that will be able to meet the needs of commercial launch for EG-70. We believe our manufacturing process is in accordance with Good Manufacturing Practice (cGMP) and quality system regulations for drugs and biologics.

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Experienced Management Team — Our management team has extensive experience across oncology, respiratory and multiple other therapeutic areas and modalities and are well-equipped to lead our drug development and commercialization efforts.

Our Strategy

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Focus on advancing our lead product candidate EG-70 through late-stage clinical development and seek regulatory marketing approval in the United States. We are focused on bringing EG-70 to market as a monotherapy for BCG-unresponsive NMIBC with Cis, which currently is an underserved therapeutic segment with limited treatment options. According to published reports, currently available drug options have been characterized by limited effectiveness and durability, unfavorable toxicity, manufacturing challenges, and/or practical limitations including lack of re-dosability and tropism for particular organ systems such as the liver. As a result, the primary treatment option available for most BCG-unresponsive NMIBC is a radical cystectomy, which can often result in negative outcomes, mortality, and a reduced quality of life. In response to this urgent unmet medical need, the FDA has issued guidance for the design of clinical studies for development of novel NMIBC treatments, with a goal of encouraging development of alternative treatments to this drastic surgery. We have followed this guidance and discussed our EG-70 development plan with the FDA, and subsequent to these discussions, the FDA cleared us to initiate the pivotal, Phase 2 portion of the LEGEND clinical trial. In this trial, we are evaluating the safety and efficacy of EG-70 in a single arm, open label, multicenter, Phase 2 pivotal portion of our LEGEND trial using the RP2D, given to patients in multiple cycles. We currently aim to file a Biologics License Application (“BLA”) in 2025 with the FDA for approval to market EG-70 in the United States as a monotherapy for BCG-unresponsive NMIBC with Cis, and we believe EG-70’s product profile will integrate seamlessly into community urology clinics where the vast majority of NMIBC patients are treated.

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Build a fully integrated company by independently commercializing approved products in indications and key geographies where we believe we can maximize our product candidates’ value. We currently own all development and commercialization rights for our product candidates and programs. To maximize the potential of EG-70, we currently plan to retain commercial rights to EG-70 in the United States and commercialize EG-70 independently, while selectively partnering outside of the United States, with the goal of leveraging a potential partner’s regional expertise and existing sales force to the extent appropriate.

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Expand the application of EG-70 to additional bladder cancer indications. Given the high unmet need in NMIBC, we plan to enroll a cohort of patients in the Phase 2 LEGEND trial to assess EG-70 in the BCG-naïve patient population to evaluate its ultimate potential as a monotherapy in first line patients and expanding EG-70’s opportunity.

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We also believe we could potentially develop EG-70 as a treatment for locally advanced muscle invasive bladder cancer (MIBC). Preclinically, we have shown in an orthotopic model of locally advanced bladder cancer that mice receiving EG-70 exhibit profound and durable anti-tumor immunity, with cured mice developing resistance to subsequent local or distal re-challenge with bladder tumor cells. This pre-clinical observation supports the potential clinical evaluation of EG-70 in patients with intact bladders diagnosed with locally advanced or metastatic bladder cancer. Furthermore, based on the well-defined mechanism of action of EG-70, we expect that to the extent EG-70 proves to be both safe and effective in the high-risk NMIBC population, we could potentially also study its use in the earlier stage low- and intermediate-grade NMIBC populations.

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Pursue “pipeline-in-a-product” strategy in expanding EG-70 as immuno-oncology therapy to address unmet needs in a wide range of solid tumors. The demonstrated mechanism of action of EG-70, namely, synergistic activation of innate and adaptive immune system to turn “cold” tumor microenvironments “hot,” stimulates cancer antigen recognition, creates a pro tumor-killing environment in the local milieu, and induces immunological memory against the cancer. We believe it is therefore potentially applicable across a wide range of indications in oncology and enables us to pursue a “pipeline-in-a-product” development strategy for EG-70. We have already demonstrated strong proof-of-concept data for EG-70 in other solid tumor models, and plan to advance EG-70 to other cancer indications with significant unmet needs. We are evaluating EG-70’s potential application in genitourinary (prostate, upper urinary tract) and gynecological (cervical, ovarian, endometrial, vaginal vulvar) cancers. This potentially would allow for rapid entry of EG-70 into new areas of clinical development.

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Apply our proprietary DDX platform to other mucosal tissues. We believe that our early clinical data combined with our preclinical proof-of-concept studies demonstrate the value and the breadth of our DDX platform in delivering genetic medicines to mucosal tissues. We believe this could potentially allow us to use this DDX platform to develop effective new agents beyond EG-70, thereby unlocking better outcomes for historically difficult-to-treat conditions. Our belief is driven by our DDX platform’s several key advantages and points of differentiation relative to others in the gene therapy field, which we believe will enable us to bring gene therapy to tissues beyond the liver, muscle, and central nervous system, and will enable repeat dosing of such genetic medicines. For example, our platform’s lack of significant vector-based immune response supports the ability to dose repeatedly. Furthermore, the tolerability of DDX in the clinic is bolstered by the lack of genomic integration concerns. Importantly, we have also developed a streamlined, end-to-end cGMP manufacturing process that can support commercial launch of EG-70 and that can be readily applied to new drug products.

Our Gene Therapy Platform for Mucosal Tissues

Historically, gene therapy has been hampered by several significant challenges associated with the use of viral vectors as gene delivery vehicles.

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Early gene therapies using viral vectors (i.e., viruses used as carriers and delivery agents in gene therapies) were found to have led to cancers in patients due to insertional mutagenesis, and in at least one case, a severe innate immune response that led to multiple-organ failure and death. More recently, high doses of the frequently used adeno-associated virus (AAV) viral vector have been found to lead to many serious adverse events, including hepatotoxicity, hemolytic anemia, acute kidney failure, neurotoxicity and myocarditis. These safety issues received significant attention and we believe they negatively influenced public perception of gene therapy’s overall safety.

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In addition, because patients’ immune systems react to the proteins in the vector shell, most viral-based gene therapies can only be applied once. This limit on the ability to re-dose the therapy or titrate it to a patient’s needs impedes the ability to achieve long-term consistent expression of delivered genes in the target tissues.

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Constraints on the size of genetic cargos that can be delivered by viral vectors, such as AAV, limit the number of indications for which they may be applicable and can often require the use of truncated, non-natural proteins to overcome this packaging limitation.

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Finally, the high manufacturing costs of viral vectors and historical lack of scalable manufacturing systems capable of withstanding regulatory scrutiny and meeting possible market demand limits patient access to and market adoption of many gene therapies.

We believe our proprietary DDX platform can overcome these limitations of traditional viral gene delivery platforms. As described in more detail below, unlike viral vectors, we believe the delivery vehicle we have developed is:

•	non-viral, consisting of synthetic polymeric carriers;

•	non-immunogenic, and therefore, as has already been demonstrated in human clinical trial, re-dosable;

•	able to carry large genetic payload — our EG-70 leverages a DNA payload that comprises three distinct expressed genes delivered as a single drug product;

•	manufactured based entirely on synthetic chemistry (rather than complex biological production systems), in a process that is highly controlled, reproducible, cost-effective and scalable; and

•	able to traverse mucosal barriers, allowing the targeting of organs traditionally intractable for gene therapy.

Mucosal tissues such as the bladder, lungs, and gut, comprise a vast surface area across the human body. Their relative ease of accessibility makes these tissues attractive targets for modalities that have the potential to be locally targeted such as tissue-localized gene therapy. In spite of these properties, gene therapies have struggled in mucosal tissues, as the biological barrier function of the tissues has rendered them an inhospitable environment to most drug products or gene delivery modalities. Thus, although gene therapy has revolutionized other fields of medicine, it has left behind many patients suffering from illnesses that manifest in mucosal tissues.

enGene was founded to seek to address these underserved patients with novel genetic medicines. Our DDX platform allows non-viral gene therapies to be dosed directly into the lumen of the targeted mucosal tissue. Once inside the lumiral cavity, the DDX nanoparticles transport nucleic acid medicines (DNA or RNA) into the mucosal epithelial cells. For example, the transported genetic medicines can encode for proteins, peptides, antibodies, and other non-coding RNA molecules.

Product and Pipeline Development

Our lead product candidate program is EG-70 (detalimogene voraplasmid), which we are developing as a monotherapy for the treatment of BCG-unresponsive NMIBC with Cis. This lead program is currently enrolling in a combined Phase 1/2 open label registrational study, “LEGEND” (ClinicalTrials.gov identifier NCT04752722), the data from which we will incorporate in a Biologics License Application to be submitted at the conclusion of the Phase 2 portion of the trial. This trial also includes a BCG-treatment naïve arm to assess EG-70 as a potential first-line therapeutic for high-risk NMIBC. We currently expect to make an additional Investigational New Drug application (“IND”) in 2024 for the application of EG-70 to an additional as-yet unnamed indication, most likely in the gynecological or genitourinary cancer space. Until such time as we finalize and announce this second indication, it will be difficult to forecast or predict further clinical development timelines, as we expect they will be determined by the ultimate indication we elect to pursue.

A second product candidate, EG-i08, is in preclinical development for cystic fibrosis, with development candidate nomination expected in 2024 subject to a multifactor go/no-go assessment involving technical review and assessment of grant support availability. As above, given the early stage of this program, it will be difficult to forecast or predict further clinical development timelines at this time.

The following chart shows the current status of our product development to the extent we can estimate key actions and milestones at this time:

EG-70 (detalimogene voraplasmid): Immuno-oncology

Mechanism of action

Our EG-70 drug product candidate comprises nanoparticles, with a DNA nanoplasmid encapsulated by a non-viral, DDX polymer-based delivery vehicle. The DDX delivery vehicle consists of a highly derivatized chitosan backbone and includes reversible PEGylation (where PEG stands for polyethylene glycol) to facilitate diffusion through protective epithelial shields, such as mucous in the lung and the GAG (glycosaminoglycan) layer in the bladder.

The EG-70 drug substance plasmid DNA encodes multiple open reading frames expressing three distinct transcripts: a single-chain interleukin-12 protein (IL-12) and two non-protein coding RNA products, eRNA11a and VA1, which coordinate to stimulate the retinoic acid-inducible gene I (RIG-I) pathway. Together, this combination of RIG-I activation and IL-12 secretion serves to activate both innate and adaptive immunity, creating a pro-inflammatory, tumor-killing environment:

RIG-I is expressed in most cell types and highly expressed in epithelial cells. It is also expressed in tumor cells and recognizes double stranded RNA molecules with an uncapped 5´ triphosphate (5´PPP) or 5´ diphosphate (5´PP) end to initiate a signaling cascade that results in the production of Type I interferons (IFN) and proinflammatory cytokines. The activation of RIG-I stimulates a potent inflammatory response that results in direct tumor cell killing, cytokine-mediated activation of innate immune cells, and the recruitment and cross-priming of T cells. IL-12 is an immunomodulatory cytokine primarily produced by antigen presenting cells, such as dendritic cells (DCs) and macrophages, following bacterial or viral infection. Signaling through the IL-12 receptor complex, expressed on natural killer (NK), NK-T, and activated effector CD4+ and CD8+ T cells, enhances the cytotoxicity of effector cells and results in T cell proliferation, polarization to a type 1 helper (Th1) phenotype, and interferon-gamma (IFNg) production. The production of IFNg is central to the potent anti-tumor and anti-angiogenic functions of IL-12. In summary, the activation of RIG-I is intended to induce an innate immune response that will trigger T cell recruitment and cross-presentation of tumor antigens to T cells through induction of mediators such as C-X-C motif chemokine ligand 10 (CXCL10) and Type I IFNs, respectively. The expression of IL-12 protein is intended to augment the anti-tumor activity of indwelling effector T cells. Together, RIG-I agonism and IL-12 receptor stimulation function in a two-step mechanism to recruit and activate immune cells to the tumor microenvironment (“TME”).

Clinical trials using systemic or subcutaneous administration of IL-12 to treat various solid malignancies have resulted in severe dose-limiting toxicities, resulting in a marginal therapeutic window. In contrast, local delivery of IL-12 has emerged as a clinical strategy to enhance immunological activity within the TME, promote systemic immunity, and minimize systemic toxicity. Using preclinical models, we have demonstrated a therapeutic benefit of co-expression of RIG-I activators and IL-12 in bladder urothelium to localize therapeutic effect and exposure within the bladder TME without systemic toxicity. We believe these clinical trials demonstrated that coupling the potent stimulation of the innate immune system by RIG-I agonism to stimulation of the adaptive immune response by IL-12 provides robust and persistent anti-tumor activity in a murine orthotopic bladder cancer model. Moreover, we also demonstrate translatable expression across multiple species, including humans.

Lead Program: NMIBC Background and Unmet Need

Disease Background

Bladder cancer represents a serious, life-threatening condition. Based on data reported through 2020, bladder cancer is expected to result in an estimated 2.7% of all cancer deaths in 2023 while comprising an estimated 4.2% of all new cancer cases according to the National Institute of Health. Overall, according to the American Cancer Society and the National Institute of Health, the chance men will develop this cancer during their life is about 1 in 28; and for women, the chance is about 1 in 91.

Fortunately, due to early warning signals such as hematuria, many instances of bladder cancer are diagnosed while still localized to the bladder urothelium, and these NMIBCs represent approximately 80% of newly diagnosed bladder tumors.

Unmet Medical Need

Since NMIBC is often diagnosed early, it can be treated in its early stage to prevent invasive therapy or organ removal. The initial treatment plan for these patients involves local therapy to the inside of the bladder to treat the disease before it can become invasive, while limiting systemic side effects. Since the 1970s, the primary therapy for high-risk NMIBC has been intravesical BCG therapy, despite the adverse effects with which it is associated and a >50% failure rate. Due to the increased use of BCG in this setting and loss of several manufacturers of BCG, supply constraints have resulted in a shortage of the BCG for commercial use. To manage the limited supply available in the United States, as of February 2019 the American Urological Association and their collaborative physician groups revised their treatment guidelines to recommend that BCG should be prioritized for patients with high-risk disease and they should receive full-strength BCG induction, but subsequent maintenance doses could be one-half to one-third the standard dose. This situation is projected to continue into 2026 and has brought urgency to the unmet medical need for effective intravesical treatments for patients with high grade NMIBC, according to the American Urological Association.

In general, while most patients are free of recurrence at 1 year with induction and maintenance full-dose BCG, as many as 75% develop a new tumor in 5 years and unfortunately a second course of BCG is unlikely to provide further benefit. This population represents a population of patients with a profound medical need to keep their cancer from becoming invasive while being able to preserve their bladders. In addition, patients receiving local salvage therapy for NMIBC with Cis who failed BCG induction and maintenance generally do not respond to more BCG, or to other intravesical chemotherapy agents.

We estimate there are approximately 60,000 new patients globally each year with BCG-unresponsive NMIBC, of which up to 70% have Cis at the time of diagnosis of BCG-unresponsiveness. We derived this estimate from the overall global bladder cancer incidence of 550,000 patients per year, estimating the percentage of such patients with NMIBC, and further estimating the percentage of such patients who later develop BCG-unresponsiveness. At the anticipated time of EG-70’s BLA application in 2025, we estimate that there will be approximately 9,800 new NMIBC patients with BCG-unresponsive NMIBC in the United States per year, of which up to 70% will have Cis at time of diagnosis. Outside of the United States, we believe the market will be comparable on a population-adjusted basis, although per-capita bladder cancer incidence has been known to vary across countries. Of note, these are only our current estimates and have been derived from a variety of sources, including scientific literature, input from key opinion leaders, patient foundations or secondary market research databases and may prove to be incorrect. For individuals with BCG-unresponsive NMIBC with Cis, treatment options are currently quite limited. In the case of papillary bladder tumors, a frequent precursor condition to BCG-unresponsive NMIBC with Cis, gemcitabine and mitomycin are given as a single-dose of intravesical chemotherapy shortly after surgical removal of the tumor to reduce the recurrence rate; however, they are not FDA-approved to be used for NMIBC with Cis. VALSTAR® (valrubicin) was approved by the FDA for salvage therapy in BCG-unresponsive NMIBC patients with Cis, but is not recommended by the National Comprehensive Cancer Network (NCCN) in their guidelines due to the low CR rate.

The FDA approval of Keytruda® (pembrolizumab) in 2020 for the treatment of patients with BCG-unresponsive NMIBC with Cis (with or without papillary tumors) provided a systemic, intravenous option for therapy. However, we believe the adverse event profile of Keytruda combined with its relatively limited durability and its systemic route of administration, typically by medical oncologists rather than urology clinics, may limit its widespread adoption as a treatment option.

Adstiladrin® (nadofaragene firadenovec-vncg) was recently approved by the FDA for patients with BCG-unresponsive NMIBC with Cis. However, Adstiladrin® has faced manufacturing challenges which limited its availability at its product launch.

In summary, despite these recent FDA approvals, for patients with BCG-unresponsive NMIBC, treatment options are limited, and so the standard therapy has been radical cystectomy, which is associated with significant complications, including a lower quality of life, and risk of death. Therefore, we believe the development and discovery of new treatment options for BCG-unresponsive NMIBC with Cis is still a high priority to decrease the morbidity, burden of health-care expenditures, and mortality related to bladder cancer.

In response to this urgent unmet medical need due to the lack of treatment options and BGC shortage, the FDA has issued guidance for the design of clinical studies for development of novel NMIBC treatments, with a goal of encouraging development of alternative treatments to radical cystectomy. We have followed this guidance and discussed with the FDA our EG-70 development plan, and subsequent to these discussion, the FDA cleared us to initiate the pivotal, Phase 2 portion of the LEGEND study. We believe EG-70 has the potential to serve as a safe and effective immuno-oncology therapy to directly address this unmet need. We are encouraged by these results; however, the Phase 1 portion of this study was designed to evaluate safety and was not designed to evaluate efficacy in a statistically meaningful way.

LEGEND: A Phase 1/2 Study of EG-70 in NMIBC

Study Design

LEGEND is a Phase 1/2, open-label, multicenter, safety and dose-finding study conducted in the United States and initiated in February 2021 to determine the safety, tolerability, and efficacy of EG-70 in adult patients with NMIBC with Cis who have failed BCG therapy and are recommended for radical cystectomy, or high-risk NMIBC patients with Cis who are BCG-naïve or have received incomplete BCG treatment. The study consists of two phases, beginning with a Dose-Escalation Phase (Phase 1). The key objective for the Phase 1 portion of the study is evaluation of safety and tolerability. While not statistically powered for efficacy, an evaluation of efficacy was a secondary objective, with a Phase 2 study to be conducted at the RP2D. Eligible BCG-unresponsive NMIBC patients with Cis have been enrolled in Phase 1 and will continue to be enrolled in Cohort 1 of Phase 2, which has already begun. Eligible high-risk NMIBC patients with Cis who have been incompletely treated or are BCG-naïve will be enrolled starting in Phase 2 in a separate single-arm cohort (Cohort 2). The schema, with key design features, for the cohorts that are unresponsive to BCG is defined below.

All patients in Phase 1 received at least one cycle of treatment with EG-70. A cycle is 12 weeks in duration. Those patients who have complete response or stable disease (SD) at the end of Cycle 1 (Week 10) may (in association and consultation with their physician) choose to continue receiving treatment for up to a total of 4 cycles, provided they do not have progressive disease (PD) on evaluation for response at the end of each cycle. Patients who complete cycle 1 and the additional 3 cycles without PD are followed until PD or for approximately 2 years following their End-of-Treatment Visit, whichever occurs first.

Study Endpoints

The primary endpoint of the Phase 1 study is safety (i.e., characterizing the nature, incidence, relatedness and severity of all observed adverse events (“AEs”) and severe adverse events (“SAEs”)), with complete response and pharmacodynamics of biomarkers assessed as exploratory endpoints.

Result: Safety

Twenty-four patients have received at least one dose of EG-70 in the Phase 1 study, with the total number of AEs and most commonly reported AEs across all 22 patients defined in the table below. The majority (97%) of AEs have been Grade 1 or 2 and largely consistent with the same events seen with instrumentation, catheterization, and intravesical instillation of any agent. Four Grade 3 SAEs have been observed in Phase 1. However, on review, it was observed that the renal failure was present at baseline before treatment with EG-70. The other three Grade 3 SAEs were considered unrelated to the study drug. There was no association between the severity or incidence of AEs and the dose level. In addition, AEs were not more frequent or severe later cycles of dosing. The following table summarizes the Phase 1 safety results.

Results: Efficacy

Efficacy was assessed by the standard three criteria evaluation used for NMIBC, namely urinary cytology, cystoscopic appearance (i.e., an inspection with a cystoscope - a thin tube with video camera that is inserted into the bladder), and biopsy results of suspicious areas. Biopsies in the former area of Cis were required even if the appearance was normal. In Phase 1, patients without progressive disease were allowed to electively continue on study drug after the 3-month visit. In total, 22 patients were dosed with the study drug and evaluable for efficacy at the 3-month visit. One patient included in evaluations for safety evaluation was excluded from efficacy, see the footnote to the table below.

The plot below captures individual subjects in each row, organized chronologically from the first patient enrolled (#1) to the last enrolled in Phase 1 (#22). The dose group is captured on the left-hand side of the plot, with DL1, DL2, DL3 reflecting half-log increments in amount of plasmid DNA instilled, as dose. Each of these three regimens reflects delivery of a dose on Weeks 1 and 2 of each 3-month cycle, whereas the ‘prime’ dosing schedule indicated as DL2’ reflects 4 instillations of EG-70 in each 3-month cycle, namely at Weeks 1, 2, 5, and 6. Expansion cohorts after safety had been demonstrated in the initial cohort of 3 patients is indicated by the suffix ‘E’. Overall, across all doses, 16 of 22 patients dosed with EG-70 achieved a Complete Response, or “CR,” for a best overall CR rate of 73%. Specifically, at the 3-month timepoint, this CR rate was 68% (15 of 22), with 82% (18 of 22) of patients continuing to receive additional doses of the study drug beyond 3 months. Within the dose selected for the pivotal portion of the study (DL2’), the CR rate at 3 and 6 months was 70% and 60%, respectively, with 90% of patients continuing on the study drug beyond 3 months. Of note, patient #1 has maintained a CR for 18 months after the first dose of EG-70.

Pharmacodynamics

Urine was monitored during the Phase 1 study to assess expression of our secreted, therapeutic transgene protein product, IL-12. As can be seen in the figure below, IL-12 was not detected in any patient at the baseline, pre-treatment timepoint. By contrast, after treatment, IL-12 was detected in the urine of all patients dosed, with dose levels (DL) 2 and 3 (800 and 2500 mg of plasmid DNA, respectively) demonstrating an order of magnitude higher levels of IL-12 than dose level 1. Together, we believe these data demonstrate:

•	proof-of-concept that the EG-70 drug product is transfecting human cells and expressing therapeutic products; and

•	proof-of-concept that the route of administration drives local expression, without the liability of systemic exposure to immune-modulating agents.

Phase 2 Trial

The Phase 2 portion of the study is open-label and is comprised of two independent single arm cohorts of patients with Cis-containing NMIBC (with or without papillary disease). Cohort 1 is BCG-unresponsive patients. Cohort 2 is BCG-naïve or BCG-incompletely treated patients. Although the treatment is the same for each cohort, an independent set of analysis will occur for each cohort.

In Phase 2, cycles will be 12 weeks in duration. Patients in either cohort who have exhibited SD or CR at Week 12 will continue treatment with EG-70 until Week 24, whereas patients with PD will discontinue treatment. Patients who experience and maintain CR at Week 24 will receive additional cycles every 12 weeks until Week 48. Percentage of patients with CR at 48 weeks, based on cystoscopic appearance, urine cytology, and appropriate biopsies will be the co-primary endpoint together with the nature, incidence, relatedness, and severity of treatment emergent adverse events. Secondary endpoints will include progression free survival, CR rates at 12, 24, 36, and 96 weeks, as well as CR rate by 24 weeks, and the duration of response of the responding patients.

Preclinical Validation of Mechanism of Action: EG-70 for bladder cancer

We have characterized EG-70 preclinically so as to validate that the combination of RIG-1 agonism and IL-12 secretion eradicates preclinical tumor models.

Preparation and characterization of polymer-based nanoparticles loaded with plasmid DNA

EG-70 contains a non-integrative plasmid DNA (pDNA) packaged in our proprietary DDX delivery platform that is further combined with the excipient polyethylene glycol-b-poly-L-glutamic acid (PEG-b-PLE), a di-block co-polymer.

The pDNA of EG-70 encodes the two subunits (p40 and p35) of the human (h) IL-12 cytokine. Encoded within the same plasmid are two RNA products (adenoviral VA RNA1 (VA1) and eRNA11a; annotated together as eRNA41H) that coordinate to activate RIG-I. The dsRNA directly induces the intracellular protein RIG-I, while VA1 is an inhibitor of adenosine deaminase acting on RNA (ADAR), an RNA editing enzyme, and the double-stranded RNA-dependent protein kinase (PKR), a protein translation inhibitor. Together, VA1 and eRNA11a synergistically boost RIG-I activity and increase transgene expression. Of note, the eRNA11a and VA1 sequences are not species specific and thus identical in the plasmids encoding for either human or mouse IL-12 protein.

Formulating DDX with pDNA results in mostly spherical nanoparticles, as shown in the figure below (left) with an average diameter (Z-average ± SD) of 115 ± 9 nm and an average polydispersity index (PDI ± SD) of 0.15 ± 0.03 (figure below, right panel, left and right axes, respectively). The near-neutral zeta potential following non-covalent PEGylation by adsorption of PEG-b-PLE to the core nanoparticle surface (average 3.4 ± 0.9 mV) significantly improved nanoparticle colloidal stability following instillation and incubation for 1 hour in mouse bladder.

IL-12 expression and function: Nanoparticles mediate the expression of transgene products and bioactivity in cultured cells

Given that human hIL-12 lacks biological activity in mice, a surrogate plasmid that encodes murine IL-12 (mIL-12) was used to generate nanoparticles for preclinical studies in mice (referred to herein as “mEG-70” to indicate the mouse proxy for EG-70 drug product). To evaluate the dose-dependent expression of transgene mIL-12 protein, secreted mIL-12 was measured in murine urothelial carcinoma cells (MB49) transfected with increasing DNA concentration. As shown in the left panel of the figure below, a dose-dependent increase in secreted mIL-12 protein was observed following dosing of MB49 cells. Similarly, hIL-12 protein was expressed in a dose-dependent manner following transfection of human primary bladder epithelial cells with EG-70 (right panel). No IL-12 protein was detected in supernatants of cells transfected with control nanoparticles containing an empty plasmid (‘Vector’ negative controls), demonstrating transgene-specific IL-12 production.

The production of IFNg is central to the potent anti-tumor activity of IL-12. The figures below demonstrate the downstream function of the IL-12 produced from the in vitro transfections described above, with mouse and human experiments captured in the left and right panels, respectively. Transgene mIL-12 protein recovered from supernatant of transfected cells as described in the above figure elicited a dose-dependent increase in IFNg production that was comparable to IFNg levels observed with recombinant IL-12 protein, both in the presence (RIG-I/mIL-12) or absence (mIL-12) of transgene RIG-I agonists. In contrast, only baseline IFNg was produced from cells exposed to an equivalent volume of supernatant from cells transfected with control plasmids lacking IL-12 (left panel). Similarly, hIL-12 protein stimulated human peripheral blood mononuclear cells (PBMCs) to produce IFNg in a dose-dependent manner with comparable potency to recombinant hIL-12 protein (right panel).

RIG-I agonist expression and function: Nanoparticles mediate the expression of transgene products and bioactivity in cultured cells

Dose-dependent expression of both RIG-I agonists was also observed in MB49 cells by RT-qPCR (figure below). Similar to IL-12, no eRNA11a or VA1 expression detected in cells transfected with negative control nanoparticles.

RIG-I agonists eRNA11a and VA1 RNA stimulate the production of IFNb. Consequently, IFNb production was measured in MB49 cells transfected with mEG-70 or control plasmids to confirm bioactivity of EG-70 encoded RIG-I agonists. Transfection of cells with nanoparticles containing pDNA encoding RIG-I agonists (either mEG-70 or RIG-I) resulted in a dose-dependent production of IFNb (figure below, left panel) and IFNa (figure below, right panel) confirming RIG-I activation. Conversely, production of IFNb and IFNa was not observed in cells transfected with control nanoparticles- including those encapsulating plasmids with only mIL-12 without RIG-I agonists (labeled ‘mIL-12’ in plots). We believe this demonstrates that the RIG-I activation was not due to stimulation of DNA-sensing pathways or signaling of mIL-12 protein through the IL-12 receptor but driven specifically by RIG-I agonism.

In vivo expression of transgene products in mouse bladder

We evaluated the expression of transgene products in murine bladder following intravesical instillation (IVI) of mEG-70. As shown in the figure below, and assessed by MSD immunoassay from bladder tissue, mIL-12 protein expression peaked 48 hours after a single IVI, with sustained levels through the end of assessment at 7 days (168 hours; right panel). Transgene RIG-I agonists were expressed as early as 4 hours post-administration, reaching peak expression levels by 24 hours that were sustained through 7 days (middle and left panels). Of note, these levels of expression were obtained without the use of a mucolytic agent and surfactant, as required for adenoviral-mediated gene therapies in the bladder.

IVI administration of mEG-70 also stimulated a dose-dependent increase in transgene mIL 12 protein expression, reaching a plateau at doses exceeding 10 µg of plasmid DNA (Figure below, left panel). Expression of transgene RIG-I agonists exhibited a similar dose-dependent expression pattern in murine bladders (middle and right panels).

Analysis of intravesical mEG-70 treatment in an orthotopic bladder cancer model

To evaluate the therapeutic benefit of mEG-70, an orthotopic model of murine bladder cancer was established by implanting syngeneic MB49 urothelial carcinoma cells that stably express luciferase (MB49luc) into murine bladders, utilizing non-invasive imaging (IVIS) to measure luciferase activity as a proxy for tumor burden. Baseline tumor burden was confirmed by bioluminescence using in vivo imaging before two weekly IVI of mEG-70, with the study design captured in the top panel of the figure below. Only animals with successful tumor engraftment were used in subsequent analyses, with the level of bioluminescence used to randomize mice across treatment groups (bottom panels). Mouse EG-70 mediated a dose-dependent reduction of pre-existing tumor burden as evidenced by diminished bioluminescent signal on Day 29 of the study. Note in the figure below, the right panel displays individual animals, with the color scale indicating the intensity of the tumor signal, from blue (lowest) to red (highest), and areas without color indicating a lack of tumor. The graph on the left displays the geometric mean across all animals, ± 95% confidence interval.

Bladder weights were assessed post-necropsy on Day 29 as an additional surrogate readout for tumor burden (figure below, top left panel). Microscopic evaluation revealed that sham-treated animals had carcinoma in the bladder, which extended to the urethra. In mEG 70- treated animals, a dose-dependent reduction in the number of tumor-bearing animals was observed, with no visible lesions observed in animals treated at the highest dose level (figure below, bottom panel displaying H&E staining). These data recapitulated the dose-dependent anti-tumor activity of mEG-70 observed by in vivo imaging. Consistent with the dose-dependent therapeutic benefit of mEG-70, we also detected dose-dependent expression of mouse IL-12 protein in tumor-bearing bladders.

We further examined the durability of the anti-tumor response by monitoring long-term survival until all mice succumbed to bladder cancer or were deemed cured, which was defined as no evidence of bioluminescent signal with no clinical signs of bladder cancer, including palpable bladder mass and hematuria. Over 90% of mice treated with mEG-70 had durable anti-tumor responses as demonstrated by long-term disease-free survival with no disease relapse during the 100-day monitoring period (figure below, top right panel). In contrast, about 90% of sham-treated animals had succumbed to disease during the same period. We believe these data demonstrate the rapid, robust, and durable anti-tumor effects of mEG-70 in the orthotopic model of bladder cancer.

Immune profiling following mEG-70 treatment of tumor-bearing mice

Given that mEG-70 mediated the induction of IL-12 and RIG-I signaling, we assessed the immune cell repertoires of mEG-70-treated animals to further explore the mechanistic basis for anti-tumor activity. Flow cytometry analyses revealed a higher frequency of NK cells (CD3-NK1.1+) (3 days post first IVI of mEG-70; figure below, left panel; Average ± StDev) and an increased proportion of activated CD69+ NK cells (figure below, right panel) in the bladders of mEG-70-treated mice compared to sham-treated mice. Further evidence of NK cell activation in the bladder was demonstrated by an increase in mature CD11b+CD27+ NK cells. This was accompanied by a decrease in immature CD11b-CD27- NK cells in mEG-70-treated mice compared to sham controls. Assessment of the proportion of cells expressing CD69 and KLRG1 markers further suggested that NK cells had a mature phenotype in the TME.

These changes in the bladders of mEG 70-treated mice were followed by a significant decrease in myeloid cells (CD11b+) homing to the bladder in mEG-70-treated mice compared to sham-treated mice (3 days post second IVI of mEG-70, figure below, left panel). In addition, a decreased frequency of CD11b+Ly6C+Ly6G+ cells was observed in mouse bladders, consistent with a myeloid-derived suppressor cell (MDSC) phenotype (Figure below, middle panel). The proportion of tumor-associated macrophages (CD11b+F4/80+Ly6C+) was also reduced in mEG-70-treated bladders compared to sham controls (Figure below, right panel).

We analyzed tumor-bearing bladders for changes in T cell populations following mEG-70 treatment. Frequencies of both CD4+ and CD8+ T cells were strongly enhanced in mEG 70-treated bladders compared to sham controls (13 days after initiation of mEG-70 treatment, figure below, top left panel). The spatial localization of these T cells was analyzed by immunohistochemistry and revealed pervasive infiltration in mEG-70-treated animals. In contrast, in sham-treated animals, there was poor T cell infiltration, with a marginal localization of cells in the tumor periphery (figure below, bottom panel comparison of ‘Sham’ and ‘EG-70’). Both CD4+ and CD8+ T cells were also present at increased proportions in the tumor-draining lymph nodes of mEG-70-treated mice compared to sham-treated controls (figure below, top right panel).

Long-term effects, immunological memory, and systemic immunity mediated by mEG-70

We believe the long-term survival benefit and lack of relapse in mEG-70-treated animals suggested that immunological memory may have been established. To further explore this, we examined protective immunity against tumor re-challenge, wherein mEG-70-treated mice with complete disease regression and no relapse (‘mEG-70-cured’), were re-challenged orthotopically with MB49luc cells to assess protection from recurring disease. All mEG-70- cured mice were resistant to tumor recurrence, as shown by negative bioluminescence signal up to 3 weeks after re-challenge. In contrast, indicative of tumor burden, all age-matched naïve controls had positive bioluminescence signal following cell implantation (figure below; bottom panel displays luminescence from each individual animal reflecting tumor burden from luciferase expression with the color scale indicating the intensity of the tumor signal, from blue (lowest) to red (highest), and areas without color indicating a lack of tumor; top panel reflects geometric means ± 95% confidence interval).

As shown in the figure below, to determine if local treatment to the bladder results in systemic anti-tumor immunity, mice cured of orthotopic bladder cancer by mEG-70 were challenged with MB49luc cells subcutaneously on the flank and tumor growth was monitored. Although age-matched naïve controls showed rapid tumor growth, all mEG-70-cured mice remained tumor free up to 50 days post-rechallenge. To investigate whether the abscopal anti-tumor immunity was specific to MB49luc cells, a separate cohort of mice was re-challenged with antigenically distinct melanoma tumor cells (B16-F10). Although mEG-70-cured mice were resistant to re-challenge with MB49luc cells, the B16-F10 tumors grew on the mouse flank, suggesting that long-term anti-tumor effect is antigen-driven and specific to the primary tumor.

Expression of Transgene Products in Cynomolgus Monkey Bladders

To evaluate the translation of EG-70-mediated expression of transgene products from mouse to non-human primate (NHP) bladders, expression was evaluated in bladders of cynomolgus monkeys treated with two IVI of EG-70 separated by one week (Study Days 1 and 8), the same dosing paradigm established in mice. For each harvest timepoint, two monkeys were dosed, and bladders were harvested on study days 10, 15, 22, and 36 (2, 7, 14, and 28 days after the second dose, respectively). Bladder tissue from each monkey was divided into multiple fragments and pulverized to assess protein or RNA expression at the indicated timepoints. Robust levels of hIL-12 protein were detected up to 14 days following the second dose of EG-70 and cleared by 28 days after the second EG-70 administration (figure below, left panel). Expression of the RIG-I agonists was observed in the bladder up to 28 days after the second administration (figure below, middle and left panels).

Expression of hIL-12 protein was dose-dependent and there was no expression of transgene products observed in NHPs dosed with vector control formulations (figure below, left panel). Human IL-12 protein was also detected in the urine of NHP following a single EG-70 administration and the level of IL-12 in the urine trended higher at a dose of 1.0 mg/mL than the level measured following administration of a low dose of EG-70 (0.0625 mg/mL) or empty vector control nanoparticles. Furthermore, EG-70-encoded hIL-12 protein expression is restricted to the bladder, as no IL-12 protein was quantified in the plasma of NHPs treated with EG-70. Transgene-specific upregulation of downstream cytokines was also observed in an NHP bladder following administration of EG-70 compared to an NHP bladder dosed with empty vector control nanoparticles (Figure below, boxed panels). We believe these data show translation of expression of transgene products from mouse to NHP.

Fast Follower Programs: Bladder, Gynecological, and Genitourinary Cancers

We believe these preclinical and Phase 1 data demonstrate the following, which we believe significantly de-risk the DDX platform and EG-70 as drug product:

•	EG-70 has been demonstrated to be well tolerated when instilled intravesically.

•	Redosability of EG-70 has been demonstrated, with EG-70 administered up to 16 times to individual patients and with repeated expression of the transgene observed even after multiple doses.

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The mechanism of anti-tumor activity driven by agonism of RIG-I and secretion of IL-12 has been successfully demonstrated clinically with the high rate of complete response observed in the LEGEND trial.

Together, we believe these data support broader utilization of EG-70 for multiple additional oncology indications. As a result, we are exploring advancing EG-70 into additional bladder cancer indications and have performed preclinical experiments that support application of EG-70 to additional organs.

Other Bladder Cancer Indications

Our preclinical data package utilizes the MB49 cancer cell line, which when instilled into the bladder, can generate tumors reflective of muscle invasive bladder cancer. We believe that this preclinical data could potentially support the use of EG-70 in advanced bladder cancer, such as muscle invasive disease.

Gynecological, Genitourinary

In preclinical in vitro and in vivo studies, we have delivered EG-70 to multiple additional organs via multiple routes of administration and have demonstrated expression of IL-12 in multiple additional organs, as indicated in the figure below. In addition to demonstration of expression, we have also demonstrated anti-tumor effect in models of ovarian cancer and glioblastoma.

Illustrative examples of these data are displayed in the chart below. In the left panel, IL-12 can be measured in intraperitoneal lavage fluid after intraperitoneal delivery of mEG-70 (which encodes the murine surrogate of IL-12). Because this murine surrogate is physiologically active in mice, we can also detect expression of downstream pharmacodynamic markers, as evinced by expression of IFN-gamma in the mEG-70 treated animals (right panel), in contrast to the PEG-RXG-N9 negative control animals, which are dosed with ‘empty’ plasmids. We believe that local delivery of EG-70 could be an effective treatment for cancers of multiple intraperitoneal organs, including ovarian cancer.

Similarly, as shown in the figure below, direct injection of mEG-70 into the prostate results in expression of IL-12 (left panel) and IFN-gamma (right panel). These results demonstrate that direct injection into a solid organ may be another approach for targeting solid tumors of multiple organs.

EG-i08: Cystic Fibrosis

The LEGEND study has demonstrated that the RXG backbone contained in detalimogene voraplasmid can successfully traverse extracellular barriers of mucosal organs and transfect epithelial cells. Cystic fibrosis is caused by genetic lesions in the cystic fibrosis conductance transmembrane regulator (cftr) gene, resulting in malfunction in the corresponding protein product (“CFTR”). Cystic fibrosis remains a significant unmet medical need for a subset of patients whose underlying genetics preclude treatment with CFTR modulators. When CFTR is missing or not functional, the lack of CFTR in the airways results in fluid imbalance that manifests as dehydrated mucus, and ultimately, inflammation and infection. CFTR modulators, which can affect the function or quantity of CFTR proteins with certain genetic defects, have emerged as effective treatment options for a subset of patients. According to the Cystic Fibrosis Foundation, it is estimated that 10% of patients have mutations that are not amenable to CFTR modulators, such as frameshift or truncation mutations.

This estimate notwithstanding, EG-i08 remains at an early stage in development and is challenging or impossible for enGene to provide additional specificity with respect to possible treatable patients or markets.

We are leveraging our mucous permeable delivery vehicle to develop a medicine for cystic fibrosis by encoding the full length cftr gene in a plasmid. As shown in the figure below, we have demonstrated with an in vitro membrane depolarization assay that the CFTR protein encoded within plasmid is functional, and wherein the membrane depolarization can be inhibited in a dose-dependent manner with the addition of a CFTR inhibitor (Inh-172). Further, we have demonstrated that after intratracheal instillation when delivering this plasmid in our proprietary delivery vehicle that we can detect CFTR mRNA expression in all animals dosed (left panel, displaying 2 separate nucleotide variants of cftr). We believe these data support our ability to deliver and express a functional CFTR protein.

Commercialization Strategy

In accordance with our clinical development plan, we are currently working towards the filing of a BLA for EG-70 for the treatment of patients with BCG-unresponsive with Cis in 2025 based on the Phase II results from the pivotal LEGEND study. If the FDA grants us marketing approval for EG-70 in the United States, we currently plan to commercialize EG-70 in the United States ourselves. Our current plan is to establish a U.S.-focused sales and marketing organization to coordinate with high-prescribing urology centers in the United States. Our plan is to have a specialty urologic medical science liaison team coupled with a commercial sales force to simultaneously educate physicians and scientists about EG-70 while marketing the drug for the approved label. To proactively support these efforts, we will seek to continue expanding our relationships with key opinion leaders as well as our trial investigators while expanding physician and patient education about the potential benefits of EG-70 versus alternative therapies.

We plan to explore selective partnerships with third parties to commercialize EG-70 outside of the United States, both in Europe and the rest of the world, with the goal of leveraging a potential partner’s regional expertise and existing salesforce to the extent appropriate.

The second open-label cohort in Phase 2 of the LEGEND study, in which we propose to treat BCG-naïve (or incompletely treated) NMIBC patients with Cis, provides an additional opportunity to demonstrate the potential use of EG-70 in an indication grappling with critical drug shortages and unmet need and thus represents another important component of our commercialization plan. To the extent that EG-70 shows promise in this patient population, we will share the results of the study with key opinion leaders and urology community leaders, with the aim of building credibility and support for our therapy and increasing interest in its use among urologists and healthcare providers in FDA-approved indications. We believe the urology community will benefit from EG-70’s relative ease of use and handling as, among other benefits, it does not require the containment procedures that are required for BCG. If supported by the data, we may choose to pursue further trials in first line BCG-naïve NMIBC patients, some of which may be registrational.

We also believe we could potentially develop EG-70 as a treatment for locally advanced muscle invasive bladder cancer (MIBC). We have shown in an orthotopic model of locally advanced bladder cancer that mice receiving EG-70 exhibit profound and durable anti-tumor immunity, with cured mice developing resistance to subsequent local or distal re-challenge with bladder tumor cells, which we believe was driven primarily by T-cell mediated immune activity. This promising pre-clinical observation supports the potential clinical evaluation of EG-70 in patients with intact bladders diagnosed with locally advanced or metastatic bladder cancer. Furthermore, based on the well-defined mechanism of action of EG-70, we expect that to the extent EG-70 proves to be both safe and effective in the high-risk NMIBC population, we could also study its use in the earlier stage low- and intermediate-grade NMIBC population.

Manufacture and Supply

Detalimogene voraplasmid is a nanoparticle suspension containing the plasmid deoxyribonucleic acid (pDNA) drug substance or active pharmaceutical ingredients (API) encapsulated in a proprietary polymer, DDX, and further combined with a custom-manufactured methoxy-poly(ethylene glycol)-block-poly(L-glutamic acid) diblock copolymer (abbreviated as PEG-b-PLE). DDX and PEG-b-PLE are novel excipients. The drug product is formulated as an aqueous nanoparticle dispersion, filter sterilized, lyophilized to a dry powder, and stored at -20°C.

We do not currently own or operate any manufacturing facilities for the clinical or commercial production of drug product.

We have leveraged our internal expertise and know-how to develop and scale up the manufacturing processes for our proprietary DDX and drug product before transferring them to qualified external contract manufacturers or CMOs. Additionally, we have conducted studies to understand and establish controls for all critical process parameters and critical quality attributes for our drug product. The PEG-b-PLE excipient and pDNA drug substance are custom manufactured and purchased from qualified cGMP manufacturers located in the European Union. All critical excipients, drug substance and drug product are currently manufactured at cGMP-compliant CMOs at a scale that we believe can meet our needs for a commercial launch of EG-70 for the BCG-unresponsive NIMBC indication in the U.S. following FDA approval.

We believe our manufacturing processes are robust, cost-effective and scalable. These manufacturing processes are patent-protected and involve significant proprietary know-how. We also have a global, royalty-bearing, non-exclusive license to use certain patents and know-how relating to a proprietary plasmid DNA backbone for high-yield production and efficient expression of transgene in target tissues. Our manufacturing process is in accordance with Good Manufacturing Practice (cGMP) and quality system regulations for drugs and biologics.

We currently rely on individual purchase orders with independent CMOs to supply our clinical trials. We have performed detailed quality audits in the past and will continue to conduct periodic quality audits of their facilities per existing quality agreements. We believe that our current suppliers of excipients, API and finished products will be capable to provide sufficient quantities of each component to meet our clinical trial supply needs. We have supply agreements in place with multiple CMOs to support manufacturing, release testing, stability analysis, clinical labeling and packaging of EG-70 for the pivotal Phase 2 trial of LEGEND study. We will enter into long term commercial supply agreements with selected qualified CMOs to supply EG-70 in the event that we are granted marketing approval in the United States. Other CMOs may be used in the future for commercial manufacturing.

Intellectual Property

Our commercial success depends in part on our ability to protect, obtain, enforce and maintain exclusivity around our gene delivery technology and product candidates through intellectual property protection, as well as our ability to operate without infringing, misappropriating or otherwise violating the proprietary rights of others and to prevent others from infringing, misappropriating or otherwise violating our proprietary rights.

We strive to protect, maintain, enforce and enhance the proprietary technology, inventions and improvements that are commercially material to our business, including by seeking, maintaining and defending our patent rights. We have and are expecting to maintain granted patents, and we continue to file and prosecute patent applications, directed to our modified oligomeric chitosan-based nanoparticle gene delivery technology independently or in combination with therapeutic genes in an effort to establish intellectual property positions relating to new compositions of matter and novel treatments of various indications.

We also rely, in part, on trade secrets and know-how to maintain exclusivity to our technology. We strive to protect our proprietary information that is not covered by registered intellectual property instruments by entering into confidentiality and invention assignment agreements with employees, collaborators and consultants. While protecting trade secrets and know-how presents challenges due to, for example, movement of personnel and the natural evolution of the knowledge in the field of our technology over time, we strive to actively manage exchanges of information with third parties to minimize the risks of dissemination.

Patent Portfolio

Our patent portfolio includes composition of matter, method of treatment and manufacturing process protection for our lead product candidate EG-70. We have taken a multi-tiered approach to our patent strategy, and in doing so we have captured a series of sequential technical developments leading to and incorporated within EG-70.

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First, as of July 31, 2023, we own two patent families comprising six granted U.S. patents, two pending U.S. non-provisional applications, and 85 corresponding granted foreign patents and pending foreign patent applications in jurisdictions including Australia, Brazil, Canada, China, Eurasian Patent Organization, the European Patent Office, Austria, Belgium, Switzerland, Czech Republic, Germany, Denmark, Estonia, Spain, Finland, France, United Kingdom, Greece, Hong Kong, Hungary, Ireland, Italy, Luxembourg, Latvia, Macedonia, Netherlands, Norway, Poland, Portugal, Sweden, Slovenia, Slovakia, Turkey, Israel, India, Japan, Philippines, Republic of Korea, Mexico, New Zealand, Singapore and South Africa with claims directed to the dual-derivatization scheme that constitutes the core of our DDX-based gene delivery platform, including granted and pending composition of matter claims relating to the nature of the hydrophilic polyol used in the dual derivatization scheme, as well as methods of use and treatment. The U.S. and foreign patents directed to this subject matter will expire between 2033 and 2034, absent any applicable patent term extension or patent term adjustment.

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Second, as of July 31, 2023, we own one patent family comprising one U.S. non-provisional application and 15 corresponding foreign patent applications pending in jurisdictions including Australia, Brazil, Canada, China, the European Patent Office, Hong Kong, Israel, India, Japan, Republic of Korea, Mexico, New Zealand, Philippines, Singapore and South Africa with claims directed to the non-covalent, reversible coating of our nanoparticle technology for enhanced delivery, which we have recently developed and incorporated into EG-70, which enhances transfection and gene expression. The pending claims include compositions of matter and methods of use, and the patents issuing from this patent family, if any, will expire in 2040, absent any applicable patent term extension or patent term adjustment.

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Third, as of July 31, 2023, we own one patent family comprising one U.S. non-provisional application and 15 corresponding foreign patent applications pending in jurisdictions including Australia, Brazil, Canada, China, the European Patent Office, Hong Kong, Israel, India, Japan, Republic of Korea, Mexico, New Zealand, Philippines, Singapore and South Africa with claims directed to the unique combination of immunological cargos, IL-12 and RIG-1 agonists, that are delivered in EG-70, including composition of matter claims relating to alternatives to our RIG-I agonists, as well as methods of using same in the treatment of mucosal cancers. The patents issuing from this patent family, if any, will also expire in 2040, absent any applicable patent term extension or patent term adjustment.

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Fourth, as of July 31, 2023, we own one patent family comprising one granted U.S. patent, one pending U.S. non-provisional application, and six corresponding foreign patent applications pending in jurisdictions including Australia, Canada, China, the European Patent Office, Israel and Japan with claims directed to the use of our chitosan-based nanoparticle gene delivery technology in the treatment of various inflammatory gut disorders. The patents issuing from this patent family will expire in 2037, absent any applicable patent term extension or patent term adjustment. In this patent family, U.S. Patent No. 11,603,398 received a patent term adjustment of 154 days thereby extending the expiry date to at least April 12, 2038.

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Fifth, as of July 31, 2023, we own one patent family comprising one U.S. non-provisional application and four corresponding foreign patent applications pending in jurisdictions including Australia, Canada, the European Patent Office and Hong Kong with claims directed to the use of our chitosan-based nanoparticle gene delivery technology in the treatment of various lung disorders. The patents issuing from this patent family, if any, will expire in 2041, absent any applicable patent term extension or patent term adjustment.

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Sixth, we have one pending PCT application directed to the use of EG-70 in the treatment of various metastatic cancers, based on data obtained in one of the cancer models. The patents issuing from this patent family, if any, will expire in 2042, absent any applicable patent term extension or patent term adjustment.

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Seventh, as of July 31, 2023, we own one patent family comprising two granted U.S. patents and corresponding granted foreign patents in jurisdictions including Australia, the European Patent Office, Belgium, Switzerland, Germany, France, United Kingdom, Ireland, Liechtenstein, Netherlands, Hong Kong, and New Zealand with claims directed to the use of low molecular weight chitosan in oral gene delivery, including composition of matter and method of use claims. The US and foreign patents directed to this subject matter will generally expire in 2027, absent any applicable patent term extension or patent term adjustment. In this patent family, U.S. Patent No. 8,846,102 received a patent term adjustment of 1737 days thereby extending the expiry date to at least December 31, 2031, and U.S. Patent No. 9,404,088 received a patent term adjustment of 736 days thereby extending the expiry date to at least April 4, 2029.

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Finally, as of July 31, 2023, we own one patent family comprising three granted U.S. patents and 28 corresponding granted foreign patents in jurisdictions including Australia, Canada, China, the European Patent Office, Austria, Belgium, Switzerland, Germany, Denmark, Spain, Finland, France, United Kingdom, Ireland, Iceland, Italy, Netherlands, Norway, Poland, Portugal, Sweden, Slovenia, Hong Kong, Israel, Japan, Republic of Korea, Mexico, India and Singapore with claims directed to certain methods of manufacturing our nanoparticles, including composition of matter, methods of making, and product-by-process claims. The US and foreign patents directed to this subject matter will expire in 2028, absent any applicable patent term extension or patent term adjustment. In this patent family, U.S. Patent No. 8,722,646 received a patent term adjustment of 327 days thereby extending the expiry date to at least August 19, 2029.

The term of individual patents depends upon the legal term of the patents in the countries in which they are obtained. In most countries in which we file, the patent term is 20 years from the date of filing of the first non-provisional patent application to which priority is claimed. In the U.S., patent term may be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the USPTO in granting a patent or may be shortened if a patent is terminally disclaimed over an earlier-filed patent. In the U.S., the term of a patent that covers an FDA-approved drug may also be eligible for a patent term extension of up to five years beyond the expiration of the patent under the Hatch-Waxman Act, which is designed to compensate for the patent term lost during the FDA regulatory review process. The length of the patent term extension involves a complex calculation based on the length of time it takes for regulatory review. A patent term extension under the Hatch-Waxman Act cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval and only one patent applicable to an approved drug may be extended. Moreover, a patent can only be extended once, and thus, if a single patent is applicable to multiple products, it can only be extended based on one product. Similar provisions are available in Europe and certain other foreign jurisdictions to extend the term of a patent that covers an approved drug. There is no guarantee that the applicable authorities will agree with our assessment of whether any extensions should be granted, and if granted, the length of these extensions.

Our general filing strategy regarding registrable intellectual property is to seek patent protection in major markets. For example, our core DDX-based gene delivery technology is protected by issued patents in the United States, Europe (with country coverage within Europe), Japan, China, Hong Kong, India, Eurasia, South Korea, Canada, Australia, New Zealand, Brazil, Mexico and several other jurisdictions. Our filing strategy typically involves the filing of an international PCT patent application followed by national filings in specific countries. The selection of countries is made on a case-by-case basis.

Our patent portfolio currently comprises nine patent families, which include approximately 133 issued patents and 49 pending patent applications, including 12 issued U.S. patents, four issued European patents (with country coverage within Europe), six non-provisional pending U.S. applications, five European pending applications and one pending PCT application. enGene exclusively owns all nine patent families in its patent portfolio.

The patent positions of companies like us are generally uncertain and involve complex legal, scientific, and factual questions. Changes in the patent laws and rules, either by legislation, judicial decisions, or regulatory interpretation in other countries may diminish our ability to protect our inventions and enforce our intellectual property rights, and more generally could affect the value of our intellectual property. In particular, our ability to stop third parties from making, using, selling, offering to sell, importing or otherwise commercializing any of our patented inventions, either directly or indirectly, will depend in part on our success in obtaining, defending and enforcing patent claims that cover our technology, inventions, and improvements. In addition, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance. Consequently, we do not know whether any of our product candidates will be protectable or remain protected by enforceable patents or will be commercially useful in protecting our commercial products and methods of using and manufacturing the same. We also cannot predict whether the patent applications we are currently pursuing will issue as patents in any particular jurisdiction or whether the claims of any issued patents will provide sufficient proprietary protection from competitors. Any patents that we hold or control may be challenged, circumvented or invalidated by third parties. In addition, our agreements and security measures protecting our trade secrets and know-how may be breached, and we may not have adequate remedies for any such breach. Further, our trade secrets may otherwise become known or independently discovered by competitors.

See “Risk Factors — Risks Related to Our Intellectual Property” for important information about risk respecting our intellectual property.

Strategic License Agreement

On April 10, 2020, we entered into a non-exclusive license agreement (the “License Agreement”) with Nature Technology Corporation (“NTC”) pursuant to which NTC granted enGene a worldwide non-exclusive, royalty-bearing and sublicensable license to certain patents and know-how relating to the NanoplasmidTM vector backbone that is used in detalamogene voraplasmid to research, develop, make, use, import, sell and offer to sell, any gene and cell therapy products incorporating the NanoplasmidTM vector backbone (excluding any such products in the field of dermatology). The licensed intellectual property includes 10 patent families (inclusive of all related divisional, continuation, continuation-in part, substitutes, counterparts and/or any foreign equivalents filed in any country within such family) and certain know-how. NTC is solely responsible for the preparation, filing, prosecution, cost and maintenance of all patent applications and patents included in the licensed intellectual property.

Unless terminated earlier, the License Agreement will continue until no valid claim of any licensed patent exists in any country. NTC may terminate the License Agreement if we fail to make any payments within a specified period after receiving written notice of such failure. Either party may terminate the License Agreement in the event either party commits a material breach and fails to cure such breach within a certain period. We can terminate the License Agreement for convenience with prior notice to NTC.

Under the License Agreement, we are obligated to make annual payments of $50,000 until the first sale of a product for which a royalty is due and make a payment to NTC of $50,000 upon assigning the License Agreement to a third-party. We are also required to make a one-time payment of $50,000 for the first dose of a product covered by a valid claim of a licensed patent (a “Milestone Product”) in the first patient in a Phase I clinical trial or, if there is no Phase I clinical trial, in a Phase II clinical trial, as well as a one-time payment of $450,000 upon regulatory approval of a Milestone Product by the U.S. Food and Drug Administration. The first milestone related to the first dose of a Milestone Product, was achieved during the year ended October 31, 2021. The second milestone, regulatory approval of a Milestone Product, has not yet been achieved as of the year ended October 31, 2022. We are also required to pay NTC a royalty percentage in the low single digits of the aggregate net product sales in a calendar year by us, our affiliates or sublicensees on a product-by-product and country-by-country basis, as long as the composition or use of the applicable product is covered by a valid claim in the country where the net sales occurred. Royalty obligations under the License Agreement will continue until the expiration of the last valid claim of a licensed patent covering such licensed product in such country. In the event that we or any of our affiliates or sublicensees manufacture any GMP lot of a licensed product, then we or any such affiliate or sublicensee will be obligated to pay NTC an amount per manufactured gram of GMP (or its equivalent) lot of product, which varies based on the volume manufactured. Such manufacturing payment will expire on a product-by-product basis upon receipt of regulatory approval to market a product in any country in the licensed territory. Under the License Agreement, enGene is permitted to sublicense our rights to third parties and we are not required to share any of the license revenue with NTC.

NTC was acquired by Aldevron, LLC in January 2022. The terms of the existing License Agreement described above remained the same.

Competition

The biotechnology and pharmaceutical industries are characterized by rapid innovation of new technologies, fierce competition, and strong defense of intellectual property. While we believe that EG-70 and our knowledge, experience and scientific resources provide us with competitive advantages, we may face competition from pharmaceutical and biotechnology companies, academic institutions, governmental agencies and public and private research institutions, among other things.

Many of our competitors, either independently or with strategic partners, have substantially greater financial, technical and human resources than we do. Accordingly, our competitors may be more successful than we are in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approval for treatments and achieving widespread market acceptance. Merger and acquisition activity in the biotechnology and biopharmaceutical industries may result in resources being concentrated among a smaller number of our competitors. These companies also compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials and acquiring technologies complementary to, or necessary for, our programs. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies.

Our commercial opportunity could be substantially limited if our competitors develop and commercialize products that are more effective, safer, less toxic, more convenient or less expensive than products we may develop. In geographies that are critical to our commercial success, competitors may also obtain regulatory approvals before us, resulting in our competitors building a strong market position in advance of the entry of our products. In addition, our ability to compete may be affected in many cases by insurers or other third-party payers seeking to encourage the use of other drugs. The key competitive factors affecting the success of any products we may develop are likely to be their efficacy, safety, convenience, price and availability of reimbursement.

There are three FDA-approved products, as well as multiple companies that have drugs in clinical development for the treatment of high risk NMIBC patients that are unresponsive to BCG. While many of these products represent a different modality and may not be either intravesical or monotherapy, they may nonetheless compete with us for patient recruitment in our clinical trials as well as for commercial sales. Competing products include, among other things, the following:

FDA-Approved:

•	Adstiladrin® (nadofaragene firadenovec) is a non-replicating adenoviral vector-based gene therapy that is manufactured and marketed by Ferring Pharmaceuticals A/S.

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Keytruda® (pembrolizumab), a Merck product, for the treatment of patients with high-risk BGG- unresponsive NMIBC with Cis with or without papillary tumors who are ineligible for or have elected not to undergo cystectomy.

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VALSTAR® (valrubicin), marketed by Endo Pharmaceuticals, is an anthracycline topoisomerase inhibitor for intravesical treatment of BCG-refractory Cis of the urinary bladder in patients for whom immediate cystectomy would be associated with unacceptable morbidity or mortality.

Multiple companies have reported drugs in clinical development, including the following:

•	Aura Biosciences is developing AU-011 for patients with intermediate or high-risk NMIBC.

•	ImmunityBio has submitted a BLA for their drug Anktiva® in combination with BCG in patients with BCG unresponsive high grade NMIBC based on the results of their QUILT 3.032 study.

•	Sesen Bio presented Phase 3 data for their lead candidate, Vicineum™, as a treatment for BCG-unresponsive NMIBC.

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UroGen Pharma has UGN-301, an anti-CTLA-4 immunotherapy that it is developing for the treatment of patients with recurrent NMIBC gel as both a single agent and in combination with UGN-201, Urogen’s investigational TLR7 agonist.

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CG Oncology has CG0070 that is being investigated in a global Phase 3 clinical trial as a monotherapy for the treatment of BCG-unresponsive NMIBC, as well as in Phase 2 studies in combination with pembrolizumab.

•	Seagen has Padcev® (enfortumab vedotin), a NECTIN-4 targeted antibody-drug conjugate, which it is developing in NMIBC.

•	Protara has TARA-002, an investigational cell therapy in development for the treatment of NMIBC and lymphatic malformations (LMs).

•	Janssen has TAR-200, an investigational drug delivery system enabling controlled release of gemcitabine into the bladder. Janssen is also developing TAR-200 and cetrelimab as a combination therapy.

•	Theralase has TLD-1433, a light-activated photodynamic compound that is activated in the bladder via the proprietary TLC-3200 medical laser system.

•	Bristol Myers Squibb has Opdivo® (nivolumab or nivolumab plus) the experimental medication BMS-986205 with or without BCG.

•	Roche is developing Tecentriq® (atezolizumab plus) BCG bladder instillation in BCG-naive high-risk NMIBC patients via the ALBAN trial.

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Janssen Pharmaceuticals (part of Johnson & Johnson) is developing Balversa® (erdafitinib) versus investigator choice of intravesical chemotherapy in participants who received BCG and recurred with HR NMIBC.

•	Pfizer has sasanlimab, an anti-PD-1 antibody.

•	AstraZeneca is evaluating the efficacy and safety of Imfinzi® (durvalumab plus BCG) compared to standard therapy with BCG in NMIBC.

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Intravesical BCG vs GEMDOCE in NMIBC is being investigated via the BRIDGE trial to determine the event free survival of BCG-naïve high grade NMIBC patients treated with intravesical BCG vs Gemcitabine + Docetaxel; the estimated study completion date is October 2030.

See “Risk Factors — Risks Related to enGene and New enGene’s Business Following the Business Combination — Risks Relating to Our Business — We face significant competition from other biotechnology and pharmaceutical companies, which may result in our competitors discovering, developing or commercializing products before us or more successfully than we do. Our business and results of operations could be adversely affected if we fail to compete effectively” for important information about risks respecting competition.

Regulatory Matters

The development, production, testing, distribution, and marketing of biologics like the ones we are developing are subject to strict regulations by various federal, state, and local agencies in addition to foreign regulatory authorities. These regulations cover a wide range of aspects, including research, safety, efficacy, labeling, packaging, storage, distribution, and advertising, as well as post-approval monitoring and reporting. Our company, as well as our vendors, partners, CROs, and manufacturers, will need to comply with these regulations. To gain approval for our product candidate, we need to comply with the regulatory requirements of various governing agencies, including those related to preclinical and clinical trials, manufacturing, and commercialization. This process requires a significant investment of time and financial resources. In the United States, our focus market, the FDA regulates biologics under the FDCA and PHSA, and other federal, state, and local regulations also apply. Our product candidate, EG-70 is not yet approved for marketing in the United States.

See “Risk Factors — Risks Related to enGene and New enGene’s Business Following the Business Combination — Risks Relating to Our Business — Regulatory Risks” for important information about risks respecting regulatory matters.

To obtain approval for our product candidates for therapeutic use in the United States, we must follow a series of steps regulated by the FDA. This includes conducting preclinical studies in compliance with regulations, meetings with the FDA, submitting an IND to the FDA, obtaining institutional review board, or “IRB,” or ethics committee approval at each clinical trial site, conducting clinical trials in compliance with GCP requirements, preparing and submitting a BLA accompanied by fees, undergoing FDA pre-approval inspections of manufacturing facilities, and having potential FDA audits of the clinical trial sites. Finally, the FDA will review and approve the BLA and provide any recommendations before the biologic drug can be sold commercially in the United States.

Preclinical and clinical testing of biological drug products

In order to test a drug or biologic in humans, it must first undergo extensive preclinical testing, which includes laboratory evaluations and animal studies to determine safety and efficacy. These studies must comply with federal and state regulations, including Good Laboratory Practices (“GLP”) requirements for safety and toxicology studies. The results of these studies, as well as manufacturing and analytical data, must be submitted to the FDA as part of an IND. The IND is a request for authorization to administer the product to humans and must be approved before clinical trials can begin. The IND submission focuses on the protocol for the initial clinical study and includes results of animal and in vitro studies, as well as any available human data to support the use of the investigational product. The IND becomes effective 30 days after receipt by the FDA, unless the FDA raises concerns or questions about the study, in which case a clinical hold is imposed until the concerns are resolved.

During the clinical stage of development, the product candidate is administered to patients or healthy volunteers under the supervision of qualified investigators in accordance with GCP requirements. Each clinical trial must be reviewed and approved by an IRB to ensure that the risks to individuals participating in the clinical trial are minimized and reasonable in relation to the anticipated benefits. The FDA, IRB, or sponsor may suspend or discontinue a clinical trial at any time on various grounds. Some studies also include oversight by a data safety monitoring board. Clinical trials must be reported to public registries within specific timeframes.

While international clinical trials can be conducted under an IND, the FDA does not require that all foreign clinical trials be conducted under United States INDs. The FDA will accept a well-designed and conducted foreign clinical study not conducted under an IND if the study was conducted in accordance with GCP requirements and the FDA is able to validate the data through an onsite inspection if necessary.

Clinical trials that are carried out to determine the efficacy of a drug for the purpose of obtaining marketing approval through a BLA are typically carried out in three phases that can occur simultaneously, in combination, or staggered.

Phase 1: Phase 1 of clinical trials involves administering the investigational product to healthy human volunteers or patients with the target disease or condition for the first time. The primary objective of these studies is to evaluate the safety, dosage tolerance, absorption, metabolism and distribution of the investigational product in humans, identify any side effects associated with increasing doses, and potentially gather preliminary evidence of effectiveness.

Phase 2: Phase 2 clinical trials usually involve giving the investigational product to a small group of patients with a particular disease or condition to assess its effectiveness, determine the best dosage and dosing schedule, and detect any potential risks or side effects. To gather data before conducting more extensive and costly Phase 3 trials, several Phase 2 studies may be conducted.

Phase 3: Phase 3 trials usually involve testing the investigational product in a larger group of patients to confirm its efficacy and safety. The trials are conducted at multiple locations and aim to establish the overall risk-benefit profile of the product. Typically, the FDA requires two well-controlled Phase 3 clinical trials to approve a BLA.

After marketing approval, Phase 4 clinical trials, also known as post-approval trials, may be conducted to gain more experience with the product in its intended use and to gather additional safety data. The FDA may require these trials as a condition of approval. The results of clinical trials and safety reports for serious adverse events must be submitted to the FDA annually and within 15 days of the sponsor’s determination. Fatal or life-threatening adverse reactions must be reported within seven days. Along with clinical trials, companies must complete additional animal studies, develop information about the product’s biological characteristics, and establish a commercial manufacturing process that adheres to cGMP requirements. The manufacturing process must consistently produce quality batches of the product, and appropriate packaging and storage conditions must be identified through stability studies.

Expanded Access

Expanded access, also known as “compassionate use,” refers to the use of investigational products outside of their intended clinical development to treat patients suffering from serious or life-threatening diseases or conditions when no satisfactory alternative treatment options are available. FDA regulations permit access to investigational products through an IND by the treating physician or the company for treatment purposes, including individual patients, intermediate-size patient populations, and larger populations for use under a treatment protocol or treatment IND application. It is important to note that companies are not obligated to provide expanded access to their investigational products.

BLA Submission and marketing authorization by the FDA

We plan to apply for either data exclusivity or market exclusivity for our product candidates. If the necessary clinical testing is completed successfully, we will submit the results of preclinical studies and clinical trials, as well as detailed information on the product’s manufacturing, labeling, and other aspects, to the FDA in the form of a BLA. This application seeks approval to market a new biologic for one or more specific indications. The BLA must contain all relevant data from both positive and negative studies.

The BLA should incorporate all important information accessible from relevant preclinical and clinical examinations, including negative or questionable outcomes as well as certain discoveries, along with itemized data connecting with the item’s science, assembling, controls, and proposed naming, in addition to other things. Information might come from organization supported clinical preliminaries planned to test the wellbeing and viability of an item’s utilization or from various elective sources, including review started by examiners. The data submitted must be of sufficient quality and quantity to satisfy the FDA regarding the investigational product’s safety, purity, and potency in order to support marketing approval. A BLA must be approved by the FDA before a biologic can be sold in the United States.

A BLA or supplement to a BLA must also include data to assess the biological product candidate’s safety and effectiveness for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective, as required by the Pediatric Research Equity Act, or PREA. An initial Pediatric Study Plan (PSP) must be submitted within sixty days of an end-of-Phase 2 meeting or as agreed upon between the sponsor and FDA by a sponsor planning to submit a marketing application for a biological product that includes a new clinically active component, new indication, new dosage form, new dosing regimen, or new route of administration. PREA does not apply to any biological product for an indication for which an orphan designation has been granted, unless otherwise required by regulation.

In some cases, the FDA may also request additional information before deciding whether or not to accept the BLA for filing. Within 60 days of receiving a BLA, the FDA must decide whether or not to accept it for filing. This decision may include refusing to file. The FDA begins a comprehensive substantive review of the BLA as soon as the submission is accepted for filing. A BLA is reviewed by the FDA to see, among other things, if the product is safe, pure, and effective, and if the facility where it is manufactured, processed, packaged, or stored satisfies standards designed to guarantee the product’s continued safety, quality, and purity. Under the objectives and polices consented to by the FDA under the Physician Endorsed Medication Client Expense Act, or PDUFA, the FDA targets ten months from the documenting date in which to finish its underlying survey of a unique BLA and answer the candidate, and a half year from the recording date of a unique BLA petitioned for need audit. The FDA doesn’t generally meet its PDUFA objective dates for standard or need BLAs, and the survey interaction is frequently stretched out by FDA demands for extra data or explanation.

Further, under PDUFA, as changed, each BLA should be joined by a client charge, and the patron of an endorsed BLA is likewise dependent upon a yearly program expense. FDA changes the PDUFA client expenses on a yearly premise. In some cases, fees may be reduced or waived. For example, a small business may not have to pay the application fee for the first time. In addition, unless the product also includes a non-orphan indication, there are no user fees associated with BLAs for products designated as orphan drugs. See “Orphan drug designation” below.

The FDA might allude an application for a biologic to a warning board of trustees. A panel of independent experts, such as clinicians and other scientific experts, is known as an advisory committee. It reviews, evaluates, and offers a recommendation, such as whether the biologic is sufficiently safe and effective in a particular indication for a particular population and under what conditions. While an advisory committee’s recommendations do not bind the FDA, they are carefully taken into consideration when deciding whether or not to grant marketing approval.

The FDA will typically conduct an inspection of the facility or facilities where the product is manufactured prior to approving a BLA. The FDA will not approve an application unless it finds that the manufacturing facilities and processes are adequate to guarantee consistent product production in accordance with the required specifications. Furthermore, prior to approving a BLA, the FDA might investigate at least one clinical preliminary destination to guarantee consistence with GCP and different necessities and the uprightness of the clinical information submitted to the FDA.

The FDA may require a Risk Evaluation and Mitigation Strategy (REMS) to be submitted as a condition for approving a Biologics License Application (BLA) to ensure that the product’s benefits outweigh its risks. The REMS may include medication guides, communication plans, assessment plans, or other risk-minimization tools.

Once the BLA and all related information, including advisory committee recommendations and inspection reports, have been evaluated, the FDA may issue an approval letter or a Complete Response Letter. A Complete Response Letter indicates that the application is not ready for approval and lists all deficiencies found in the BLA. The FDA may recommend actions the applicant can take to improve the BLA’s chances of approval. Even with additional information, the FDA may still reject the application.

If the FDA approves a product, they may impose restrictions, require additional studies, or limit approved indications for use. The FDA can also impose distribution and use restrictions or other risk management mechanisms under a REMS, which may affect the product’s market and profitability. Post-marketing studies or surveillance programs may result in the FDA limiting or preventing further marketing of the product. Changes to the approved product may also require further testing and FDA review and approval.

Expedited drug development and review programs at the FDA

The FDA has programs to speed up the development and review of new drugs and biologics for serious or life-threatening diseases. These programs include Fast Track designation, Breakthrough Therapy designation, priority review, and Accelerated Approval.

A biologic can get Fast Track designation if it is meant to treat a serious or life-threatening disease and has the potential to address unmet medical needs for that disease. This applies to the product and the specific indication for which it is being studied. Fast Track designation allows sponsors to interact more with the FDA during preclinical and clinical development. There is also potential for rolling review, where the FDA can review parts of the Biologics License Application (BLA) on a rolling basis if the sponsor provides a schedule, the FDA accepts the schedule, and the sponsor pays required fees when submitting the first section of the BLA. Our lead product candidate, EG-70, has been granted Fast Track designation by the FDA. There can be no assurance that EG-70’s Fast Track designation will lead to a faster development, regulatory review or approval process or increase the likelihood EG-70 will receive marketing approval.

Breakthrough Therapy designation is given to drugs that demonstrate a substantial improvement over existing therapies on clinically significant endpoints, and this designation provides intensive guidance for an efficient development program.

Products with Fast Track or Breakthrough Therapy designation may also be eligible for priority review and Accelerated Approval. Priority review is given to drugs that provide significant improvement in safety or effectiveness for serious or life-threatening diseases or conditions.

Accelerated Approval is given when a drug has an effect on a surrogate or early clinical endpoint that is likely to predict clinical benefit. Sponsors must agree to conduct additional post-approval studies to verify clinical benefit, and the FDA may withdraw approval if those studies fail.

While these programs may expedite the development or review process, they do not change the scientific or medical standards for approval or the quality of evidence necessary to support approval.

Post Approval Requirements

The FDA heavily regulates drugs and biologics that are manufactured or distributed with their approval. This includes requirements related to recordkeeping, reporting, and product distribution. Companies must comply with promotion and advertising restrictions and are prohibited from promoting products for unapproved uses. Although physicians can prescribe drugs for off-label use, companies cannot market or promote them for these purposes. Failure to comply with these requirements can result in penalties and liability under the False Claims Act. Post-approval requirements may include post-market testing and surveillance to assess the product’s safety and effectiveness. Manufacturers and their subcontractors must register with the FDA and undergo periodic inspections for compliance. Changes to the manufacturing process may require FDA approval. Failure to comply can result in legal or regulatory action, and the FDA can withdraw approval if regulatory standards are not maintained. Revisions to approved labeling and other restrictions may also be imposed.

In addition, post approval, a pediatric study is typically required unless a waiver is granted. In the case of EG-70, due to the rare incidence of bladder cancer in children, we may request a waiver of this requirement.

The consequences of failing to comply with FDA regulations include various restrictions such as limitations on marketing or manufacturing, product recalls, safety alerts, and mandated modifications of promotional materials and labeling. Companies may also face fines, warning letters, or untitled letters, as well as holds on clinical trials and refusal of FDA approvals. The FDA can also take more serious actions such as product seizure or detention, injunctions, or civil or criminal penalties. In addition, companies may face consent decrees, corporate integrity agreements, debarment, or exclusion from federal healthcare programs.

Orphan drug designation and exclusivity

The Orphan Drug Act allows the FDA to give orphan drug designation (“ODD”) to drugs or biologics meant to treat rare diseases or conditions, which are defined as having a patient population of fewer than 200,000 individuals in the United States or a patient population greater than 200,000 individuals in the United States when it is not reasonable to expect that the cost of developing and making the drug available in the United States will be recovered from sales in the United States. To receive ODD, it must be requested before submitting a BLA, and the identity of the therapeutic agent and its potential orphan use are publicly disclosed after ODD is granted.

If a product receives ODD and later becomes the first FDA-approved drug for a particular clinically active component for the disease it was designated for, it is entitled to orphan drug exclusivity, meaning the FDA cannot approve any other applications, including a full BLA, to market the same biologic for the same indication for seven years from the approval of the BLA, except under specific circumstances. These circumstances include showing clinical superiority to the product with orphan drug exclusivity or if the holder of the exclusivity cannot assure the availability of sufficient quantities of the drug for patients.

Orphan drug exclusivity does not prevent the FDA from approving a different drug or biologic for the same disease or condition, or the same drug or biologic for a different disease or condition. ODD also offers benefits like tax credits for certain research and a waiver of the BLA application user fee. However, a product with ODD may not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received ODD. Moreover, the exclusive marketing rights in the United States may be lost if the FDA later finds that the request for designation was materially defective or if the manufacturer can’t assure sufficient quantities of the product for patients with the rare disease or condition.

We believe that one or more indications for which we may develop a drug product based on the DDX platform may qualify for ODD.

Biosimilars and Exclusivity

The Patent Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively, the ACA, signed into law in 2010, includes a subtitle called the Biologics Price Competition and Innovation Act (“BPCIA”), which simplified approval process for biological products that are similar to an FDA-licensed reference biological product. The FDA has issued several guidance documents outlining how to review and approve biosimilars. Biosimilarity requires that the biological product and the reference product be the same in terms of safety, purity, and potency. This can be proven through analytical studies, animal studies, and clinical studies. Interchangeability requires that a product be biosimilar to the reference product and that the biologic, and the reference biologic may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy.

An application for a biosimilar product cannot be submitted to the FDA until four years after the reference product was licensed by the FDA. Also, the approval of a biosimilar product cannot be made effective until 12 years after the reference product was licensed. During this period, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product that shows the safety, purity, and potency of its product. The BPCIA also created exclusivity periods for biosimilars approved as interchangeable products. It is not yet clear if products deemed “interchangeable” by the FDA will be readily substituted by pharmacies, which are governed by state pharmacy law.

In the United States, a biological product may receive additional market exclusivity for six months if the manufacturer voluntarily completes a pediatric study in accordance with an FDA-issued “Written Request.” The BPCIA, which created an abbreviated approval pathway for biosimilar products, is complex and continues to be interpreted and implemented by the FDA. Recently, government proposals have sought to decrease the 12-year reference product exclusivity period. Some aspects of the BPCIA, which could affect its exclusivity provisions, have been the subject of litigation. Therefore, the impact, implementation, and regulatory interpretation of the BPCIA remain uncertain.

Regulation of combination drug products in the US

Combination products are those that are made up of different components, such as biological and device components, that are typically regulated by different FDA centers. According to FDA regulations, a combination product can be a single entity made up of two or more regulated components that are combined in some way, two or more separate products packaged together, or a product that requires the use of an approved drug, device or biological product to achieve the intended effect. The FDA assigns a lead center for review of combination products based on the product’s primary mode of action. The Office of Combination Products has been established to address issues related to combination products and provide guidance and regulations for their regulation. Combination products with a biologic primary mode of action are generally reviewed through the biologic approval process, with input from the device center to ensure the device component meets safety and performance requirements. Combination products are subject to current Good Manufacturing Practice (cGMP) regulations for drugs, biologics, and devices, including quality system regulations for medical devices. Our manufacturing process is cGMP compliant.

Other regulatory considerations for drug products

After a product candidate has been approved or commercialized, its manufacturing, sales, promotion, and other related activities are subject to regulation by various regulatory bodies in the United States. In addition to the FDA, these regulatory authorities may include the Centers for Medicare & Medicaid Services (CMS), other divisions of the Department of Health and Human Services (HHS), the Drug Enforcement Administration (DEA), the Consumer Product Safety Commission, the Federal Trade Commission (FTC), the Occupational Safety & Health Administration (OSHA), the Environmental Protection Agency, as well as state and local governments and agencies.

Drug coverage and reimbursement

In the United States and many other countries, patients rely on third-party payers to cover part or all of the costs of their treatment. Having sufficient coverage and reimbursement from government healthcare programs and private insurers is critical for the success of new products. The availability of coverage and reimbursement will impact our ability to commercialize our product candidates, and the amount of reimbursement provided may not be enough for us to make a profit. Government authorities and third-party payers determine which medications they will pay for and at what level. New products may not be covered or may have limited coverage, and the reimbursement level may be lower than necessary to cover our costs. The COVID-19 pandemic has also caused uncertainty regarding insurance coverage, as many people have lost their employer-based coverage. The factors that payers consider when determining reimbursement include whether the product is covered by the plan, safe, effective, medically necessary, appropriate for the patient, and cost-effective. Discounts and rebates required by government programs and private payers may reduce the net price for drugs, and there is increasing pressure on drug companies to offer predetermined discounts. We cannot be certain that reimbursement will be available for our products or what the reimbursement level will be, and we may be subject to penalties if we do not report pricing metrics accurately and in a timely manner. We also cannot be certain that if we obtain reimbursement arrangements with payors that such arrangements will not be subject to recoupment actions or overpayment challenges, which can be time consuming and expensive to resolve.

Health care laws and regulations in the United States

Pharmaceutical companies must comply with various healthcare regulations enforced by the federal government and state and foreign authorities where they do business. These regulations limit financial arrangements and relationships involving the research, sale, marketing, and distribution of products authorized for sale. The laws include the federal Anti-Kickback Statute, which prohibits offering or receiving remuneration for referrals or purchases that may be paid under federal and state healthcare programs. The False Claims Act and Civil Monetary Penalties Law prohibit submitting false claims for payment to the government. The federal Health Insurance Portability and Accountability Act of 1996 imposes liability for executing schemes to defraud healthcare benefit programs or falsifying information related to healthcare delivery and payment. The “Sunshine Act” requires manufacturers of reimbursable drugs, devices, biologics, and medical supplies to report physician payments and other transfers of value. HIPAA imposes privacy and security obligations on certain healthcare providers, health plans, and healthcare clearinghouses. Similar state laws may apply to sales and marketing arrangements involving healthcare items or services reimbursed by non-governmental third-party payors, reporting requirements related to financial arrangements with clinicians, and state privacy and security laws governing health information can be different from HIPAA. Noncompliance with these laws can lead to significant penalties, including administrative, civil, and criminal penalties, damages, fines, disgorgement, restructuring of operations, oversight and reporting obligations, and exclusion from participation in federal and state healthcare programs.

Healthcare legislative development

Healthcare payors, whether they are government or private entities, are using more sophisticated methods to control costs, but these methods are not always suitable for new technologies like gene therapy and treatments for rare diseases. Legislative and regulatory changes to the healthcare system in the United States and many other countries could affect our ability to sell our products profitably. The Affordable Care Act, which became law in 2010, introduced a range of changes, including subjecting biologic products to competition from lower-cost biosimilars, increasing minimum Medicaid rebates, and imposing new annual fees and taxes on certain branded prescription drugs. The ACA has faced legal and political challenges, and the Biden administration has initiated a special enrollment period and ordered reviews of policies and rules that limit access to healthcare. Other healthcare reform measures may also impact our business. Since the ACA was enacted, other legislative changes have been proposed and adopted in the United States, including spending reductions under the Budget Control Act of 2011 and the Right to Try Act, which provides a federal framework for certain patients to access investigational new drug products. There has also been growing interest in specialty drug pricing practices and efforts to control pharmaceutical and biological product pricing at the federal and state levels, including transparency measures and importation from other countries.

Facilities

Our corporate headquarters are located in Montreal, Canada, where we lease and occupy approximately 10,000 square feet of laboratory and office space at 7171 Rue Frederick Banting, Montreal, QC H4S 1Z9. The

current term of our lease expires on September 30, 2023. We signed a new lease on December 29, 2022, for a 10,620 sq. feet of new laboratory and office space at 4868 Rue Levy, Montreal, QC. We plan to move into the new facility after the current lease is expired.

We believe our current facilities are sufficient for our need in the foreseeable future. However, if we need more space for our business in the future, we may choose to rent or lease additional or different space. We expect that there will be appropriate options available to us at reasonable prices if we need to expand our operations.

Employees

As of July 31, 2023, we had 33 employees, including 30 full-time employees, 25 of whom were primarily engaged in research and development activities. Twenty-four of our employees are based in Canada and nine in the United States. None of our employees are represented by a labor organization or are party to a collective bargaining arrangement. We consider our relationship with our employees to be excellent.

Legal Proceedings

From time to time, we may be involved in legal proceedings that arise in the regular course of our business. Our management believes that we are not currently involved in any legal proceedings that are likely to have a significant negative effect on our business. However, legal proceedings can negatively affect our business, financial condition, results, and future prospects, regardless of the outcome, due to costs associated with defense and settlement, as well as the diversion of management resources, among other factors.

ENGENE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Throughout this section, unless otherwise noted, “we,” “us,” “enGene” and the “Company” refer to enGene Inc. and its consolidated subsidiary.

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements as of July 31, 2023 and October 31, 2022 and for the three and nine months ended July 31, 2023 and 2022 and for the fiscal years ended October 31, 2022, 2021, 2020 and the related notes and other financial information included elsewhere in this proxy statement / prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement / prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. See the sections titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” for a discussion of forward-looking statements and important factors that could cause actual results to differ materially from the results described in or implied by these forward-looking statements.

We operate as a single operating segment focused on research, discovery, and clinical development of human gene therapy products. Our fiscal year is the year ended October 31.

Overview

We are a clinical-stage biotechnology company focused on developing gene therapies to improve the lives of patients. We are developing non-viral gene therapies based on our novel and proprietary dually derived chitosan, or “DDX”, gene delivery platform, which allows localized delivery of multiple gene cargos directly to mucosal tissues and other organs. We believe our DDX platform, with its broad tissue and disease application, has the potential to take gene therapy beyond rare genetic diseases into oncology and other underserved therapeutic areas. We have established integrated capabilities with this platform to support the clinical development and potential commercialization of our gene therapies.

Since our inception, we have devoted substantially all of our efforts to organizing and staffing our company, business planning, raising capital, establishing our intellectual property portfolio, acquiring or discovering product candidates, research and development activities for our primary program, EG-70, EG-i08 and other compounds. We do not have any products approved for sale and have not generated any revenue from product sales except we have had collaboration agreements resulting in recovery of R&D costs with various past partners. The Company operates as a single operating segment focused on research, discovery, and clinical development of human gene therapy products. To date, we have financed our operations primarily with the issuance of convertible debt and proceeds from sales of preferred shares. From inception, we have raised aggregate gross proceeds of approximately $77.8 million through the sale and issuance of our preferred shares, warrants, and convertible debentures, and $49.0 million through our term loan and April and May 2023 note and warrant financings. Our primary uses of capital are, and we expect will continue to be, research and development activities, compensation and related expenses, and general overhead costs.

We have incurred significant operating losses since our inception. Our net losses were $24.5 million, $23.4 million and $15.1 million for the years ended October 31, 2022, 2021 and 2020, respectively. Our net losses were $4.7 million and $17.4 million for the three and nine months ended July 31, 2023, respectively, and $6.7 million and $16.1 million for the three and nine months ended July 31, 2022, respectively. As of July 31, 2023 and October 31, 2022, we had an accumulated deficit of $117.1 million and $99.7 million, respectively, and cash and cash equivalents of $37.6 million and $20.4 million, respectively. We expect to continue to incur net operating losses for at least the next several years, as we advance our product candidates through preclinical and clinical development and seek regulatory approvals, manufacture drug product and drug supply, maintain, enforce, defend and expand our intellectual property portfolio, as well as hire additional personnel, pay for accounting, audit, legal, regulatory and consulting services, and pay costs associated with maintaining compliance with listing rules and the requirements of the SEC, director and officer liability insurance, investor and public relations activities and other expenses associated with operating as a public company. Our net losses may fluctuate significantly from quarter-to-quarter and year-to-year, depending on the timing of our preclinical studies, our clinical trials and our expenditures on other research and development activities.

Giving pro forma effect to the Business Combination, including the PIPE Financing and other transactions and assumptions set forth in the “Unaudited Pro Forma Financial Information” and further assuming the maximum redemption scenario, as of July 31, 2023, pro forma cash and cash equivalents would have been $89.9 million. With the funds to be received as a result of the Business Combination, we may be able to reach significant clinical milestones for EG-70. We could use our available capital resources sooner than we currently expect, in which case we would be required to obtain additional financing, which may not be available to us on acceptable terms, or at all. Our failure to raise capital as and when needed would have a negative impact on our financial condition and our ability to pursue our business strategy. See the subsection titled “Liquidity and Capital Resources” and “Unaudited Pro Forma Condensed Combined Financial Information.” In addition, if we obtain regulatory approval for a product candidate and do not enter into a third-party commercialization partnership, we expect to incur significant expenses related to developing our commercialization capability to support product sales, marketing, manufacturing and distribution activities. As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until such time as we can generate significant revenue from product sales, if ever, we expect to finance our operations through a combination of public or private equity offerings and debt financings, or other capital sources, which could include potential collaboration agreements, strategic alliances, or additional licensing arrangements. We may be unable to raise additional funds or enter into such arrangements when needed, on favorable terms, or at all. Our failure to raise capital or enter into such agreements as, and when, needed, could have a material adverse effect on our business, results of operations and financial condition, including requiring us to have to delay, reduce or eliminate product development or future commercialization efforts.

Components of Our Results of Operations

Revenue

We do not have any product candidates approved for sale and have not generated any revenue since our inception and do not expect to generate any revenue from the sale of products or from other sources in the near future, if at all. We will not generate revenue from product sales unless and until we successfully complete clinical development and obtain regulatory approval for a product candidate, if ever. If our development efforts for our current lead product candidate, EG-70, EG-i08 or additional product candidates that we may develop in the future are successful and result in marketing approval or if we enter into collaboration or license agreements with third parties, we may generate revenue in the future from a combination of product sales or payments from such collaboration or license agreements.

Operating Expenses

Research and Development

Research and development expenses account for a significant portion of our operating expenses and consist primarily of costs incurred for our research activities, including our drug discovery efforts and the development of our product candidates. We expense research and development costs as incurred, which include:

Direct Costs:

•	expenses incurred under agreements with Contract Research Organization (CROs) that are primarily engaged in the oversight and conduct of our clinical trials; Contract Development and Manufacturing

Organization (CDMOs) that are primarily engaged to provide drug substance and product for our clinical trials, research and development programs, as well as investigative sites and consultants that conduct our clinical trials, nonclinical studies and other scientific development services;

•	the cost of acquiring and manufacturing nonclinical and clinical trial materials, including manufacturing registration and validation batches;

•	costs of outside consultants, including their fees, share-based compensation and related travel expenses;

•	costs related to compliance with quality and regulatory requirements; and

•	payments made under third-party licensing agreements.

Indirect Costs:

•	personnel-related expenses including, salaries, benefits, share-based compensation and other related costs for individuals involved in research and development activities; and

•	facilities and other expenses not directly tied to a program.

We expense research and development costs as incurred. We recognize direct development costs based on an evaluation of the progress to completion of specific tasks using information provided to us by our vendors or our estimate of the level of service that has been performed at each reporting date. Payments for these development activities are based on the terms of the individual agreements, which may differ from the pattern of costs incurred, and are reflected in our financial statements as prepaid expenses or accrued expenses.

A significant portion of our research and development costs to date have been third-party costs, which we track on an individual product candidate basis after a clinical product candidate has been identified. Currently, our main clinical product candidate is EG-70. Our indirect research and development costs are primarily personnel-related costs and facilities and other costs. Employees and infrastructure are not directly tied to any one program and are deployed across our programs. As such, we do not track these costs on a specific program basis. We utilize third party contractors for our research and development activities and CDMOs for our manufacturing activities and we do not have our own laboratory or manufacturing facilities.

Research and development activities are central to our business model. Currently, the Company’s sole research and development facility is located in Montreal, Quebec, Canada, and as such, the majority of the Company’s research and development and other operating expenses are incurred in Canada and denominated in the Canadian Dollar. We expect that our research and development expenses will continue to increase for the foreseeable future as we progress our ongoing Phase 1/2 clinical trial for EG-70, continue to discover and develop additional product candidates, expand our headcount and maintain, expand and enforce our intellectual property portfolio. If EG-70 or any future product candidates enter into later stages of clinical development, they will generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. There are numerous factors associated with the successful development and commercialization of any product candidates we may develop in the future, including future trial design and various regulatory requirements, many of which cannot be determined with accuracy at this time based on our stage of development. Additionally, future commercial and regulatory factors beyond our control will impact our clinical development program and plans.

Our research and development expenses may vary significantly in the future based on factors, such as:

•	the number and scope of nonclinical and IND-enabling studies;

•	per patient trial costs;

•	the number of trials required for approval;

•	the number of sites included in the trials;

•	the countries in which the trials are conducted;

•	the length of time required to enroll eligible patients;

•	the number of patients that participate in the trials;

•	the drop-out or discontinuation rates of patients;

•	potential additional safety monitoring requested by regulatory agencies;

•	the duration of patient participation in the trials and follow-up;

•	the cost and timing of manufacturing our product candidates;

•	the phase of development of our product candidates;

•	the efficacy and safety profile of our product candidates;

•	the extent to which we establish additional collaboration or license agreements; and

•	whether we choose to partner any of our product candidates and the terms of such partnership.

Any changes in the outcome of any of these variables with respect to the development of EG-70 or any future product candidates in nonclinical and clinical development could mean a significant change in the costs and timing associated with the development of these product candidates. For example, if the FDA or another regulatory authority were to delay our planned start of clinical trials or require us to conduct clinical trials or other testing beyond those that we currently expect, or if we experience significant delays in enrollment in any clinical trials following the applicable regulatory authority’s acceptance and clearance, we could be required to expend significant additional financial resources and time to complete clinical development than we currently expect. We may never obtain regulatory approval for any product candidates that we develop.

The successful development of EG-70, EG-i08 or any product candidates we may develop in the future is highly uncertain. Therefore, we cannot reasonably estimate or know the nature, timing and estimated costs of the efforts that will be necessary to complete the development and commercialization of EG-70, EG-i08 and any other product candidates we may develop. We are also unable to predict when, if ever, material net cash inflows will commence from the sale of EG-70, EG-i08 or any future product candidate, if approved. This is due to the numerous risks and uncertainties associated with product development.

General and Administrative

General and administrative expenses consist primarily of personnel-related expenses, including salaries, benefits, and share-based compensation expenses for personnel in executive and other administrative functions. Other significant general and administrative expenses include professional services, including legal, accounting and audit services and other consulting fees as well as facility costs not otherwise included in research and development expenses, insurance, and other operating costs.

We expect that our general and administrative expenses will continue to increase in the foreseeable future as our business expands to support our continued research and development activities, including our clinical trials. These increases will likely include increased costs related to the hiring of additional personnel and fees for outside consultants, among other expenses. We also anticipate increased expenses associated with operating as a public company, including costs for accounting, audit, legal, regulatory, and tax-related services related to compliance with the rules and regulations of the SEC, listing standards applicable to companies listed on a national securities exchange, director and officer insurance premiums and investor relations costs. In addition, if we obtain regulatory approval for our current product candidate or any product candidates we may develop in the future and do not enter into a third-party commercialization collaboration, we expect to incur significant expenses related to building a sales and marketing team to support product sales, marketing and distribution activities.

Other (Income) Expense, Net

Change in fair value of convertible debenture embedded derivative liabilities

Our convertible debentures consist of a debt instrument, a minimum interest obligation, and a share conversion feature. We identified embedded derivatives related to share conversion features within the convertible notes that required bifurcation as a single compound derivative instrument and are classified as liabilities on our consolidated balance sheets. The convertible debenture embedded derivative liabilities were initially recorded at fair value upon the date of issuance using a probability weighted expected return model and are subsequently remeasured to fair value at each reporting date. The estimated probability and timing of underlying events triggering the conversion features contained within the convertible debentures are inputs used to determine the estimated fair value of the embedded derivative. Changes in the fair value of the convertible debenture embedded derivative liabilities were recognized in change in fair value of convertible embedded derivative liabilities as a component of other expense in our consolidated statements of operations and comprehensive loss.

Change in fair value of warrant liabilities

We issued warrants to purchase redeemable convertible preferred shares as part of the issuance of certain redeemable convertible preferred shares and convertible debentures. We account for the redeemable convertible preferred shares warrants issued based upon the characteristics and provisions of the instrument and determined that the warrants are liability classified. The redeemable convertible preferred share warrants are recognized at their fair value on the date of issuance and remeasured to fair value at each reporting period, with the changes in fair value recognized in the change in fair value of warrant liabilities as a component of other expense in our consolidated statements of operations and comprehensive loss.

We issued warrants as part of the 2023 Financing for the purchase of our common shares (the “2023 Warrants”). The number of 2023 Warrants issued to each participating investor in the 2023 Financing is equal to the number of warrants in Newco the investor would receive had they invested the same amount in the PIPE Financing, divided by the Company Exchange Ratio. The 2023 Warrants can only be exercised upon the completion of the business combination with FEAC, at which time they will be exchanged for warrants to purchase common shares of Newco and will have the same terms as the FEAC public warrants. The warrants issued as part of the 2023 Financing were concluded to be liability classified upon issuance, as they did not meet the fixed for fixed criteria that is required to be considered indexed to the Company’s own stock as prescribed by ASC 815. The 2023 Warrants were initially measured at fair value and will be subsequently remeasured at fair value with any changes in fair value recorded as a component of other expense in our consolidated statements of operations and comprehensive loss, so long as they remain liability classified.

Change in fair value of convertible debentures

We issued convertible debentures and warrants in 2023 for which the fair value option of accounting was elected for the convertible debentures. The convertible debentures were initially recorded at fair value upon the date of issuance using a probability weighted expected return model and are subsequently remeasured to fair value at each reporting date. The estimated probability and timing of underlying events triggering the conversion contained within the convertible debentures are inputs used to determine the estimated fair value of the notes. Changes in the fair value of the convertible debentures were recognized in change in fair value of convertible debentures as a component of other expense in our consolidated statements of operations and comprehensive loss.

Interest Expense

Interest expense is made of interest paid on our convertible notes and third-party debt and non-cash interest expense for amortization of our debt discounts.

Interest Income

Interest income is associated with our interest-bearing cash and cash equivalents.

Other expense, net

Other expense, net primarily consists mainly of foreign exchange gains and losses.

Income Taxes

Since our inception, we have not recorded any income tax benefits for the net losses we have incurred in each period or for our earned research and development tax credits, as we believe, based upon the weight of available evidence, that it is more likely than not that all of our net operating loss carryforwards and tax credits will not be realized. As of July 31, 2023 and October 31, 2022, we have recorded a full valuation allowance against our deferred tax assets.

Results of Operations

Comparison of the three and nine months ended July 31, 2023, and 2022

The following table summarizes our results of operations for each of the periods presented (in thousands):

	Three Months Ended July 31,			Nine months Ended July 31,
	2023	2022	$ Change	2023	2022	$ Change

	(unaudited)			(unaudited)
Operating expenses:
Research and development	$3,901	$4,394	$(493)	$10,787	$10,388	$399
General and administrative	2,347	912	1,435	4,831	2,500	2,331

Total operating expenses	6,248	5,306	942	15,618	12,888	2,730

Loss from operations	6,248	5,306	942	15,618	12,888	2,730
Other (income) expense, net:
Change in fair value of convertible debenture embedded derivative liabilities	(435)	180	(615)	(753)	(228)	(525)
Change in fair value of warrant liabilities	(5,521)	913	(6,434)	(3,995)	2,497	(6,492)
Change in fair value of convertible debentures	2,941	—	2,941	2,941	—	2,941
Interest income	(394)	(30)	(364)	(710)	(60)	(650)
Interest expense	1,442	376	1,066	3,794	886	2,908
Other expense (income), net	439	2	437	525	113	412

Total other (income) expense, net	(1,528)	1,441	(2,969)	1,802	3,208	(1,406)

Net loss	$4,720	$6,747	$(2,027)	$17,420	$16,096	$1,324

Research and Development Expenses

The following table summarizes our research and development expenses for each of the periods presented (in thousands):

	Three Months Ended July 31,			Nine months Ended July 31,
	2023	2022	$ Change	2023	2022	$ Change

	(unaudited)			(unaudited)
Direct costs:
EG-70- INT02	$2,105	$2,202	$(97)	$6,383	$5,905	$478
Early stage/Other discovery R&D	394	950	(556)	448	1,180	(732)
Indirect costs:
Personnel-related	897	728	169	2,089	2,221	(132)
Professional fees	606	515	91	1,933	1,003	930
Patent and licensing fees	28	142	(114)	253	529	(276)
Facilities and depreciation and amortization	39	134	(95)	117	430	(313)
Other	254	143	111	706	370	336
Refundable tax credits	(422)	(420)	(2)	(1,142)	(1,250)	108

Total research and development expenses	$3,901	$4,394	$(493)	$10,787	$10,388	$399

Research and development expenses decreased by $0.5 million from $4.4 million for the three months ended July 31, 2022 to $3.9 million for the three months ended July 31, 2023. The decreases in research and development expenses were driven by:

•	a $0.1 million decrease in direct costs related to the nonclinical development of our main program, EG-70 – INT02, based on the stage and progression of the drug development process;

•	a $0.6 million decrease in direct costs relating to the research and nonclinical development of early stage and other discovery programs;

•	a $0.1 million decrease in patent and licensing fees expenses primarily attributable to a decrease in patent applications; and

•	a $0.1 million decrease in facilities expense primarily attributable to a decrease in rent expense, as the Company’s lease in Waltham, MA expired during the year ended October 31, 2022.

The decreases were offset by the following:

•

a $0.2 million increase in personnel-related costs primarily due to an increase in research and development employee headcount during the three month period. Included within personnel-related costs is $7 thousand and $10 thousand of share-based compensation, for the three months ended July 31, 2023 and 2022, respectively; and

•	a $0.1 million increase in other expenses primarily attributable to an increase in laboratory supplies.

Research and development expenses increased by $0.4 million from $10.4 million for the nine months ended July 31, 2022 to $10.8 million for the nine months ended July 31, 2023. This increase was attributable to the following:

•	a $0.5 million increase in direct costs related to the nonclinical development of our main program, EG-70 – INT02, as it further progressed into the further stages of drug development process;

•	a $0.9 million increase in indirect costs relating to professional fees, primarily relating to third party CMC research and development costs;

•	a $0.3 million increase in other expenses primarily attributable to an increase in laboratory supplies; and

•	a $0.1 million increase in amounts recorded for government assistance which are recorded as contra research and development expense.

The increases were partially offset by the following:

•

a $0.1 million reduction in personnel-related costs primarily due to a reduction in employee headcount period over period. Included within personnel-related costs is $19 thousand and $23 thousand of share-based compensation, for the nine months ended July 31, 2023 and 2022, respectively;

•	a $0.7 million decrease in direct costs relating to the research and nonclinical development of early stage and other discovery programs;

•	a $0.3 million decrease in patent and licensing fees expenses primarily attributable to a decrease in patent applications; and

•	a $0.3 million decrease in facilities expense primarily attributable to a decrease in rent expense, as the Company’s lease in Waltham, MA expired during the year ended October 31, 2022.

General and Administrative Expenses

The following table summarizes our general and administrative expenses for each of the periods presented (in thousands):

	Three Months Ended July 31,			Nine months Ended July 31,
	2023	2022	$ Change	2023	2022	$ Change

	(unaudited)			(unaudited)
Personnel-related expenses	$420	$507	$(87)	$1,610	$1,483	$127
Professional fees	1,201	93	1,108	2,200	364	1,836
Patent maintenance and legal fees	654	268	386	795	390	405
Other expenses	72	44	28	226	263	(37)

Total general and administrative	$2,347	$912	$1,435	$4,831	$2,500	$2,331

General and administrative expenses increased by $1.4 million from $0.9 million for three months ended July 31, 2022 to $2.3 million for the three months ended July 31, 2023. This increase was primarily attributable to the following:

•

a $1.1 million increase in costs related to professional fees primarily driven $0.8 million of debt issuance costs expensed upon the issuance of debt for which the fair value option of accounting was elected, as well as an increase in accounting and audit related fees; and

•	a $0.4 million increase in patent maintenance and legal expenses primarily driven by the progress of our main program into the further stages of drug development process.

The increases were partially offset by the following:

•

a $0.1 million decrease in personnel-related expenses primarily driven by a decrease in headcount. Included within personnel-related costs is $30 thousand and $20 thousand of share-based compensation, for the three months ended July 31, 2023 and 2022, respectively.

General and administrative expenses increased by $2.3 million from $2.5 million for the nine months ended July 31, 2022 to $4.8 million for the nine months ended July 31, 2023. This increase was primarily attributable to the following:

•

a $1.8 million increase in costs related to professional fees primarily driven $0.9 million of debt issuance costs expensed upon the issuance of debt for which the fair value option of accounting was elected, as well as an increase in accounting and audit related fees;

•

a $0.1 million increase in personnel-related expenses primarily driven by an increase in employee salaries. Included within personnel-related costs is $77 thousand and $61 thousand of share-based compensation, for the nine months ended July 31, 2023 and 2022, respectively; and

•	a $0.4 million increase in patent maintenance and legal expenses primarily driven by the progress of our main program into the further stages of drug development process.

Total Other (Income) Expense, Net

Total other (income) expenses, net changed by approximately $2.9 million from expense of $1.4 million for the three months ended July 31, 2022 to income of $1.5 million for the three months ended July 31, 2023. This increase is attributable to a $0.4 million increase in interest income due to increased cash from financing transactions, a $0.6 million increase on the gain recorded on the change in fair value of the convertible debenture embedded derivative liabilities due to changes in the terms of the SPAC conversion option and changes in the valuation assumptions in three months ended July 31, 2023, and a $6.4 million increase on the gain recorded on the change fair value of warrant liabilities which is primarily due to a decrease in the Series C preferred share warrants caused by changes in the valuation assumptions. Changes in the valuation assumptions include an increase in the probability percentage of a SPAC transaction occurring and the decrease in probability of the other more unfavorable conversion scenarios, a decrease in the price of the underlying preferred shares caused by the increase in the probability of a SPAC transaction that results in some of the enterprise value shifting from the preferred shareholders to the common shareholders, and a decrease in the expected life of Series C preferred share warrants as a result of entering into the business combination which scenario would result in the cancellation of these warrants. The increases in other expense were partially offset by a $2.9 million increase on the loss recorded on the change in fair value of the convertible debentures issued in 2023 due to changes in the valuation assumption associated with the increased probability of a SPAC transaction and the decrease in probability of the other more unfavorable conversion scenarios, a $1.1 million increase in interest expense due to a higher principal of convertible debentures outstanding associated with the 2022 Notes which were issued in October 2022 and a $0.4 million increase in other expense due to increases in foreign exchange losses.

Total other (income) expenses, net decreased by approximately $1.4 million from expense of $3.2 million for the nine months ended July 31, 2022 to expense of $1.8 million for the nine months ended July 31, 2023. This decrease is attributable to a $0.7 million increase in interest income due to increased cash from financing transactions, a $0.5 million increase on the gain recorded on the change in fair value of the convertible debenture embedded derivative liabilities due to changes in the terms of the SPAC conversion option and changes in the valuation assumption in nine months ended July 31, 2023, and a $6.5 million increase on the gain recorded on the change in fair value of warrant liabilities due to changes in the valuation assumptions. Changes in valuation assumptions include an increase in the probability percentage of a SPAC transaction occurring and the decrease in probability of the other more unfavorable conversion scenarios, a decrease in the share price of underlying preferred shares caused by the increase in the probability of a SPAC transaction that results in some of the enterprise value shifting from the preferred shareholders to the common shareholders, and a decrease in the expected life of Series C preferred share warrants as a result of entering into the business combination which scenario would result in the cancellation of these warrants. These increases in other expense were partially offset by a $2.9 million increase in interest expense due to a higher principal of convertible debentures outstanding during the period, a $0.4 million increase in other expense due to increases in foreign exchange losses, and a $2.9 million increase on the loss recorded on the change in fair value of the convertible debentures issued in 2023 due to change in the valuation assumption associated with the increased probability of a SPAC transaction and the decrease in probability of the other more unfavorable conversion scenarios.

Comparison of the Years Ended October 31, 2022, and 2021

The following table summarizes our results of operations for each of the periods presented (in thousands):

	Year Ended October 31,
	2022	2021	Change
Operating expenses:
Research and development	$15,467	$12,462	$3,005
General and administrative	3,960	3,408	552

Total operating expenses	19,427	15,870	3,557

Loss from operations	19,427	15,870	3,557
Other (income) expense, net:
Change in fair value of convertible debenture embedded derivative liabilities	(269)	9	(278)
Change in fair value of warrant liabilities	3,326	4,171	(845)
Interest income	(129)	(25)	(104)
Interest expense	1,423	5,024	(3,601)
Gain on extinguishment and modifications of debentures	—	(1,727)	1,727
Other expense, net	662	119	543

Total other expense, net	5,013	7,571	(2,558)

Net loss before provision for income tax	24,440	23,441	999
Provision for income tax	22	—	22

Net loss	$24,462	$23,441	$1,021

Research and Development Expenses

The following table summarizes our research and development expenses for each of the periods presented (in thousands):

	Year Ended October 31
	2022	2021	Change
Direct costs:
EG-70 - INT02	$10,060	$8,400	$1,660
Early stage/Other discovery R&D	498	381	117
Indirect costs:
Personnel-related	2,801	3,636	(835)
Professional fees	1,766	904	862
Patent and licensing fees	661	482	179
Facilities and depreciation and amortization	207	228	(21)
Other	887	871	16
Refundable tax credits	(1,413)	(1,592)	179
Government assistance	—	(584)	584
Private research grants	—	(264)	264

Total research and development expenses	$15,467	$12,462	$3,005

Research and development expenses increased by $3.0 million from $12.5 million for the year ended October 31, 2021 to $15.5 million for the year ended October 31, 2022. This increase was attributable to the following:

•	a $1.7 million increase in direct costs related to the nonclinical development of our main program, EG-70 – INT02, as it further progressed into the further stages of drug development process;

•	a $0.1 million increase in direct costs relating to the research and nonclinical development of early stage and other discovery programs;

•	a $0.8 million increase in indirect costs relating to professional fees, primarily relating to third party CMC research and development costs; and

•

a $1.1 million increase as a result of a reduction in various incentives including (i) a $0.2 million decrease in refundable tax credits received from the Canadian federal and Quebec provincial government; (ii) a $0.6 million decrease in amounts received from Canadian government assistance related to COVID-19 relief programs, and (iii) a $0.3 million decrease in amounts received from private institution grants for research activities.

The increases were partially offset by the following:

•

a $0.8 million reduction in personnel-related costs primarily due to a reduction in employee headcount. Included within personnel-related costs is $31 thousand and $75 thousand of share-based compensation, for the years ended October 31, 2022 and 2021, respectively.

General and Administrative Expenses

The following table summarizes our general and administrative expenses for each of the periods presented (in thousands):

	Year Ended October 31,
	2022	2021	Change
Personnel-related expenses	$2,055	$2,224	$(169)
Professional fees	863	477	386
Patent maintenance and legal fees	700	253	447
Other expenses	342	454	(112)

Total general and administrative expenses	$3,960	$3,408	$552

General and administrative expenses increased by $0.6 million from $3.4 million for the year ended October 31, 2021 to $4.0 million for the year ended October 31, 2022. This increase was primarily attributable to the following:

•	a $0.4 million increase in costs related to professional fees primarily driven by accounting and audit related fees; and

•	a $0.4 million increase in patent maintenance and legal expenses.

The increases were partially offset by the following:

•	a $0.2 million decrease in personnel-related expenses primarily driven by a decrease in headcount; and

•	a $0.1 million decrease in other expenses primarily driven by a decrease in office and IT expenses.

Personnel-related expenses were consistent year-over-year. Included within personnel-related costs is $0.1 million and $0.3 million of share-based compensation, for the years ended October 31, 2022 and 2021, respectively.

Other (Income) Expense, Net

Other expenses, net decreased by approximately $2.6 million from expense of $7.6 million for the year ended October 31, 2021 to expense of $5.0 million for the year ended October 31, 2022. This decrease is attributable to a $0.3 million decrease in expense due to the changes in the fair value of the embedded derivative liabilities, $0.8 million decrease in expense due to changes in the fair value of warrant liabilities, a $3.6 million decrease in interest expense and a $1.7 million increase attributable to gain on extinguishment and modifications of convertible notes, both of which was driven by modifications and conversions of outstanding convertible debentures into preferred shares during the year ended October 31, 2021. These were partially offset by an increase in other expenses, net of $0.5 million which were primarily driven by foreign exchange losses.

Comparison of the Years Ended October 31, 2021, and 2020

The following table summarizes our results of operations for each of the periods presented (in thousands):

	Year Ended October 31,
	2021	2020	Change
Operating expenses:
Research and development	$12,462	$10,614	$1,848
General and administrative	3,408	3,239	169

Total operating expenses	15,870	13,853	2,017

Loss from operations	15,870	13,853	2,017
Other (income) expense, net:
Change in fair value of convertible debenture embedded derivative liabilities	9	(701)	710
Change in fair value of warrant liabilities	4,171	(234)	4,405
Interest income	(25)	(56)	31
Interest expense	5,024	3,699	1,325
Gain on extinguishment and modifications of debentures	(1,727)	(1,558)	(169)
Other expense, net	119	65	54

Total other expense, net	7,571	1,215	6,356

Net loss before provision for income tax	23,441	15,068	8,373
Provision for income tax	—	—	—

Net loss	$23,441	$15,068	$8,373

Research and Development Expenses

The following table summarizes our research and development expenses for each of the periods presented (in thousands):

	Year Ended October 31
	2021	2020	Change
Direct costs:
EG-70 - INT02	$8,400	$5,936	$2,464
Early stage/Other discovery R&D	381	780	(399)
Indirect costs:
Personnel-related	3,636	3,925	(289)
Professional fees	904	731	173
Patent and licensing fees	482	388	94
Facilities and depreciation and amortization	228	202	26
Other	871	710	161
Refundable tax credits	(1,592)	(1,765)	173
Government assistance	(584)	(293)	(291)
Private research grants	(264)	—	(264)

Total research and development expenses	$12,462	$10,614	$1,848

Research and development expenses increased by $1.8 million from $10.6 million for the year ended October 31, 2020 to $12.5 million for the year ended October 31, 2021. This increase was attributable to the following:

•	a $2.5 million increase in direct costs related to the nonclinical development of our main program, EG-70 – INT02 as it further progressed into the further stages of drug development process;

•	a $0.2 million increase in indirect costs relating to professional fees, primarily relating to third party CMC R&D consultants;

•	a $0.2 million increase in other indirect costs such as lab supplies and insurance; and

•	a $0.2 million increase due to a decrease in refundable tax credit.

The increases were partially offset by the following:

•	a $0.4 million decrease in direct costs related to early stage and other discovery R&D programs;

•

a $0.3 million reduction in personnel-related costs primarily driven by a decrease in headcount. Included within personnel-related costs is $75 thousand and $17 thousand of share-based compensation, for the years ended October 31, 2022 and 2021, respectively; and

•

a $0.6 million decrease in costs due to an increase in various incentives received including (i) a $0.3 million increase in amounts received from Canadian government assistance related to COVID-19 relief programs, and (ii) a $0.3 million increase in amounts received from a one-time private institution grants for research activities.

General and Administrative Expenses

The following table summarizes our general and administrative expenses for each of the periods presented (in thousands):

	Year Ended October 31,
	2021	2020	Change
Personnel-related expenses	$2,224	$1,936	$288
Professional fees	477	389	88
Patent maintenance and legal fees	253	423	(170)
Other expenses	454	491	(37)

Total general and administrative expenses	$3,408	$3,239	$169

General and administrative expenses increased by $0.2 million from $3.2 million for the year ended October 31, 2020 to $3.4 million for the year ended October 31, 2021. This increase was primarily attributable to the following:

•

a $0.3 million increase in costs related to personnel-related expenses primarily driven by an increase share-based compensation expense, as included within personnel-related costs is $0.4 million and $0.1 million in share-based compensation, for the years ended October 31, 2021 and 2020, respectively; and

•	a $0.1 million increase in costs related to professional fees primarily driven by accounting and audit related fees

The increases were partially offset by the following:

•	a $0.2 million decrease in patent maintenance and legal expenses.

Other (Income) Expense, Net

Other expense, net increased by approximately $6.4 million from $1.2 million of expense for the year ended October 31, 2020 to $7.6 million of expense for the year ended October 31, 2021. This increase is primarily attributable to a $4.4 million increase in the expense due to the change in the fair value of liability classified warrants for our redeemable convertible preferred stock, a $1.3 million increase in interest expense due to interest incurred on our convertible debentures issued in 2020 and 2021, and a $0.7 million increase in the expense due to the change in the fair value of convertible debentures embedded derivative liabilities.

Liquidity and Capital Resources

Sources of Liquidity

Since our inception, we have incurred significant losses in each period and on an aggregate basis. We have not yet commercialized any product candidates, and we do not expect to generate revenue from sales of any product candidates or from other sources for several years, if at all. As of July 31, 2023, we had $37.6 million in cash and cash equivalents, and we had an accumulated deficit of $117.1 million. To date, we have funded our operations primarily with the issuance of convertible debt and proceeds from sales of preferred shares. From inception, we have raised aggregate gross proceeds of approximately $77.8 million through the sale and issuance of our preferred shares, warrants, and convertible debentures, and $49.0 million through our term loan and April and May 2023 notes and warrant financings.

We will need substantial additional funding to support our continuing operations and pursue our development strategy. Until such time as we can generate significant revenue from sales of our product candidates, if ever, we expect to finance our operations through the sale of equity, debt financings or other capital sources, including potential collaborations with other companies or other strategic transactions. Adequate funding may not be available to us on acceptable terms, if at all. Should we fail to raise capital or enter into such agreements as, and when, needed, we may have to significantly delay, scale back, or discontinue the development and commercialization of our product candidates or delay our efforts to expand our product pipeline. We may also be required to sell or license to other parties’ rights to develop or commercialize our product candidates that we would prefer to retain.

The Company’s ability to continue as a going concern depends on its ability to successfully develop and commercialize its products, achieve and maintain profitable operations, as well as its ability to obtain additional financing and on the continued financial support of its shareholders and debt holders. While we have historically been successful in securing financing, raising additional funds is dependent on a number of factors outside of the Company’s control, and as such there is no assurance that it will be able to do so in the future. These conditions indicate the existence of a material uncertainty that raise substantial doubt on the Company’s ability to continue as a going concern and, therefore, that it may be unable to realize its assets and discharge its liabilities in the normal course of business.

Giving pro forma effect to the Business Combination, including the PIPE Financing and other transactions and assumptions set forth in the “Unaudited Pro Forma Condensed Combined Financial Information” and further assuming the maximum redemption scenario, as of July 31, 2023, pro forma cash and cash equivalents would have been $89.8 million. See “Unaudited Pro Forma Condensed Combined Financial Information.” With the funds to be received as a result of the Business Combination, we may be able to reach significant clinical milestones for EG-70.

Cash Flows

Comparison of the three and nine months ended July 31, 2023, and 2022

The following table provides information regarding our cash flows for each of the periods presented (in thousands):

	Nine months Ended July 31,
	2023	2022
Net cash used in operating activities	$(17,967)	$(12,164)
Net cash used in investing activities	(180)	(119)
Net cash provided by financing activities	35,306	9,611
Effect of exchange rate changes on cash	1	(327)

Net increase (decrease) in cash and cash equivalents	$17,160	$(2,999)

Net Cash Used in Operating Activities

Net cash used in operating activities for the nine months ended July 31, 2023 was $18.0 million and was primarily due to our net loss of $17.4 million, partially offset by adjustments for non-cash charges totaling $2.6 million which was primarily driven by non-cash interest expense of $2.7 million, changes in fair value of convertible debentures of $2.9 million, changes in fair value of convertible debenture embedded derivative liabilities of $0.8 million, changes in the fair value of warrant liabilities of $4.0 million, $0.9 million of debt issuance costs associated with debt for which the fair value of accounting was elected, $0.5 million of unrealized foreign exchange losses, share-based compensation expense of $0.1 million, and depreciation of property and equipment of $0.1 million. Further there were changes in operating assets and liabilities of $3.1 million, which was primarily associated with a $2.1 million increase in accrued expenses and other liabilities, a $1.2 million decrease in the investment tax credit receivable, and a $0.8 million increase in prepaid expenses and other assets, which was partially offset by a $1.0 million decrease in accounts payable.

Net cash used in operating activities for the nine months ended July 31, 2022 was $12.2 million and was primarily due to our net loss of $16.1 million, partially offset by adjustments for non-cash charges totaling $2.8 million which was primarily driven by non-cash interest expense on convertible notes of $0.4 million, changes in fair value on warrant liabilities of $2.5 million, changes in fair value on embedded derivative liabilities of $0.2 million, share-based compensation expense of $0.1 million, and depreciation of property and equipment of $0.2 million. Additionally, there were changes in operating assets and liabilities of $1.0 million, primarily driven by $0.9 million increase in accounts payable and accrued expenses and other liabilities and a $0.3 million decrease in the investment tax credit receivable, which was partially offset by a $0.2 million increase in prepaid expenses.

Net Cash Used in Investing Activities

Net cash used in investing activities for each of the nine months ended July 31, 2023 and 2022 was $180 thousand and $119 thousand, respectively related to purchases of property and equipment.

Net Cash Provided by Financing Activities

Net cash provided by financing activities for the nine months ended July 31, 2023 was $35.3 million, resulting from proceeds of $38 million received from the issuance of the April 2023 and May 2023 note and warrant financings, partially offset by the payment of FEAC merger and PIPE Financing transaction costs of $2.0 million, repayment of term-loan principal of $0.4 million and payment of issuance costs associated with the April and May 2023 notes of $0.3 million.

Net cash provided by financing activities for the nine months ended July 31, 2022 was $9.6 million, resulting from proceeds of $11.0 million received from the issuance of our term loan, partially offset by the payment of debt issuance costs of $0.4 million, and $1.0 million of repayments related to short term debt obligations.

Comparison of the years ended October 31, 2022, 2021, and 2020

The following table provides information regarding our cash flows for each of the periods presented (in thousands):

	Year Ended October 31,
	2022	2021	2020
Net cash used in operating activities	$(17,592)	$(15,984)	$(13,061)
Net cash used in investing activities	(153)	(247)	(192)
Net cash provided by financing activities	27,967	22,525	12,848
Effect of exchange rate changes on cash	(805)	98	(51)

Net increase (decrease) in cash and cash equivalents	$9,417	$6,392	$(456)

Net Cash Used in Operating Activities

Net cash used in operating activities for the fiscal year ended October 31, 2022 was $17.6 million and was primarily due to our net loss of $24.5 million, partially offset by adjustments for non-cash charges totaling $4.7 million which was primarily driven by non-cash interest expense of $0.6 million and changes in fair value of warrant liabilities of $3.3 million, as well as changes in operating assets and liabilities of $2.2 million, which was primarily associated with a $2.3 million increase in accrued expenses and other liabilities.

Net cash used in operating activities for the fiscal year ended October 31, 2021 was $16.0 million and was primarily due to our net loss of $23.4 million, partially offset by adjustments for non-cash charges totaling $8.5 million which was primarily driven by non-cash interest expense on convertible notes of $5.0 million, changes in fair value on warrant liabilities of $4.2 million, a net gain on extinguishment and modifications of convertible debentures of $1.7 million, share-based compensation expense of $0.4 million, and depreciation of property and equipment of $0.3 million. Additionally, there were changes in operating assets and liabilities of $1.1 million, primarily driven by an increase in prepaid expenses and other current assets of $1.5 million and a decrease in the investment tax credit receivable of $0.3 million.

Net cash used in operating activities for the fiscal year ended October 31, 2020 was $13.1 million and was primarily due to our net loss of $15.1 million, partially offset by adjustments for non-cash charges totaling $1.6 million which was primarily driven by non-cash interest expense on convertible notes of $3.7 million, changes in fair value on warrant liabilities of $0.2 million, changes in fair value of convertible debenture embedded derivative liabilities of $0.7 million, a gain on modifications of convertible debentures of $1.6 million, share-based compensation expense of $0.2 million, and depreciation of property and equipment of $0.3 million. Additionally, there were changes in operating assets and liabilities of $0.4 million, primarily driven by an increase in accounts payable of $0.2 million and accrued expenses and other liabilities of $0.2 million.

Net Cash Used in Investing Activities

Net cash used in investing activities for each of the fiscal years ended October 31, 2022, 2021, and 2020 was $0.2 million, for purchases of property and equipment.

Net Cash Provided by Financing Activities

Net cash provided by financing activities for the fiscal year ended October 31, 2022 was $28.0 million, resulting from proceeds of $18.4 million received from the issuance of convertible debentures, and $11.0 million gross proceeds received from the issuance of our term loan, partially offset by the repayment of debt of $1.0 million and payment of debt issuance costs of $0.4 million.

Net cash provided by financing activities for the fiscal year ended October 31, 2021 was $22.5 million, resulting from gross proceeds of $15.6 million received from the issuance of our Series C Preferred Shares and warrants, $6.1 million gross proceeds received from the issuance of convertible debentures, and $2.0 million received from the issuance of debt, partially offset by $0.1 million of payments related to issuance costs associated with our Series C Preferred Shares, and $1.0 million of repayments related to short term debt obligations.

Net cash provided by financing activities for the fiscal year ended October 31, 2020 was $12.8 million, resulting from gross proceeds of $13.0 million received from the issuance of convertible debentures, partially offset by $0.2 million of payments related to issuance costs associated with our convertible debentures.

Hercules Loan Agreement

On December 30, 2021, we entered into a Loan and Security Agreement (the “Loan Agreement”) with Hercules Capital, Inc. (“Hercules” or “the Bank” or the “Lender”) for the issuance of a term loan facility of up to an aggregate principal amount of up to $20.0 million (the “Term Loan”). The Loan Agreement will remain in place upon consummation of the Business Combination. The Loan Agreement provides for (i) an initial term loan advance of $7.0 million, which closed on December 30, 2021, (ii) subject to the achievement of certain Clinical Milestones (the “Clinical Milestone”), a right of the Company to request that the Lender make additional term loan advances to us in an aggregate principal amount of up to $4.0 million from the achievement of the Clinical Milestone through June 15, 2022, which was drawn in June 2022, and (iii) subject to the achievement of certain financial milestones (the “Financial Milestone”), a right of the Company to request that the Lender make additional term loan advances to the Company in an aggregate principal amount of up to $9.0 million from achievement of the Financial Milestone through December 15, 2022, which was not achieved. We are required to pay an end of term fee (the “End of Term Charge”) equal to 6.35% of the aggregate principal amount of the Term Loans advances upon repayment. The financing agreement contains negative covenants that, among other things and subject to certain exceptions, could restrict our ability to incur additional liens, incur additional indebtedness, make investments, including acquisitions, engage in fundamental changes, sell or dispose of assets that constitute collateral, including certain intellectual property, pay dividends or make any distribution or payment on or redeem, retire or purchase any equity interests, amend, modify or waive certain material agreements or organizational documents and make payments of certain subordinated indebtedness.

The Term Loans mature on July 1, 2025, with no option for extension (the “Maturity Date”).

The Term Loan bears interest at an annual rate equal to the greater of (i) 8.25% plus the prime rate of interest as reported in the Wall Street Journal minus 3.25% and (ii) 8.25% provided, that, from and after the date we achieve the financial milestone, as defined within the agreement, the reference to 8.25% in clauses (i) and (ii) is reduced to 8.15%. Borrowings under the Loan and Security Agreement are repayable in monthly interest-only payments through June 2023. After the interest-only payment period, borrowings under the Loan and Security Agreement are repayable in equal monthly payments of principal and accrued interest until the Maturity Date. At the our option, we may elect to prepay all, but not less than all, of the outstanding term loan by paying the entire principal balance and all accrued and unpaid interest thereon plus a prepayment charge equal to the following percentage of the principal amount being prepaid: (i) 3.0% of the principal amount outstanding if the prepayment occurs in any of the first twelve months following the closing date of the last draw down; (ii) 2.0% of the principal amount outstanding if the prepayment occurs after the first twelve months following the closing date of the last draw down, but on or prior to twenty-four months following the closing date of the last draw down; and 1.0% of the principal amount outstanding at any time thereafter but prior to the Maturity Date.

In connection with the Loan Agreement, we granted Hercules a security interest senior to any current and future debts and to any security interest, in all of the Company’s right, title, and interest in, to and under all of

Company’s property and other assets, and certain equity interests and accounts of enGene, subject to limited exceptions including the borrower’s intellectual property. The Loan Agreement also contains certain events of default, representations, warranties and non-financial covenants of the Company. The Company has been in compliance with the financial covenants and non-financial covenants since inception of the loan.

The debt discount and issuance costs are being accreted to the principal amount of debt and being amortized from the date of issuance through the Maturity Date to interest expense using the effective-interest rate method. The effective interest rate of the outstanding debt under the Loan Agreement is approximately 18.1% as of July 31, 2023.

As of July 31, 2023 the carrying value of the note payable consists of the following:

Note payable, including End of Term Charge	$11,314
Debt discount, net of accretion	(587)
Accrued interest	121

Note payable, net of discount	$10,848

As of October 31, 2022 the carrying value of the note payable consists of the following:

Note payable, including End of Term Charge	$11,699
Debt discount, net of accretion	(891)
Accrued interest	106

Note payable, net of discount	$10,914

During the three months ended July 31, 2023 and 2022, we recognized $0.5 and $0.3 million of interest expense related to the Loan Agreement. During the nine months ended July 31, 2023 and 2022, we recognized $1.4 and $0.6 million of interest expense related to the Loan Agreement. There were no outstanding note payable balances in the fiscal years ended October 31, 2021 or 2020. During the fiscal year ended October 31, 2022, the Company recognized $1.0 million of interest expense related to the Loan Agreement.

Through July 31, 2023, we borrowed $11.0 million under the Loan Agreement and incurred $1.1 million of debt discount and issuance costs inclusive of facility fees, legal fees, End of Term Charge and fair value of the warrant.

Estimated future principal payments due under the Loan Agreement, including the contractual End of Term Charge are as follows as of July 31, 2023:

2023	$1,171
2024	5,106
2025	5,037

Total principal payments, including End of Term Charge	$11,314

April 2023 Notes

On April 4, 2023, we entered into a note purchase agreement (the “April 2023 Notes”) for a principal amount of $8.0 million with Merck Lumira Biosciences Fund, L.P., Merck Lumira Biosciences Fund (Quebec), L.P., Lumira Ventures III, L.P., Lumira Ventures III (International), L.P., Lumira Ventures IV, L.P., Lumira Ventures IV (International), L.P., Fond de solidarité des travailleurs du Québec (F.T.Q.), and Forbion Capital Fund III Cooperatief U.A. (collectively the “April 2023 Investors”). The April 2023 Notes had an interest free period of 45 days from the date of issuance, and commencing on the 46th day, is to accrue interest at a rate of 15% per annum. The April 2023 Notes are classified as current as they mature on the earlier of (i) July 31, 2023; or (ii) the date the Company completes a qualified financing, as defined within the April 2023 Notes as a financing pursuant to which the Company sells convertible promissory notes, warrants, preferred shares, common shares, or a combination thereof of the Company for an aggregate amount of at least $20.0 million. Upon the completion of the financing in May 2023, we issued convertible debentures and warrants of the Company to the April 2023 Note Investors, on the same terms and conditions of the convertible debentures and warrants that were issued to the investors of the 2023 Financing, as repayment of the April 2023 Notes.

We elected the fair value option of accounting of ASC 825 for the April 2023 Notes. We recorded the April 2023 Notes at fair value upon the date of issuance, which was determined to be $8.0 million. As part the 2023 Financing, the terms of the April 2023 Notes were modified, in which the extinguishment of the April 2023 Notes resulted in the issue of convertible debentures and warrants of the Company to the April 2023 Note Investors, on the same terms and conditions of the convertible debentures and warrants that were issued to the investors of the 2023 Financing. Upon the completion of the 2023 Financing in May 2023, we issued $8.0 million in convertible notes and warrants in extinguishment for the April 2023 Notes. No change in fair value was recorded on the April 2023 Notes during the three and nine-months ended July 31, 2023, and prior to the repayment of the April 2023 Notes given the short period of time that the April 2023 Notes were outstanding. No gain or loss was recorded as a result of the extinguishment of the April 2023 Notes as the fair value of the notes upon extinguishment was determined to be equal to the fair value of the repayment amount.

May 2023 Notes

On May 16, 2023, concurrently with the execution and delivery of the business combination agreement, we entered into agreements pursuant to which we issued new convertible indebtedness and warrants (i) for cash in an aggregate principal amount of $30.0 million and (ii) in extinguishment of the April 2023 Notes in an aggregate amount of $8.0 million (collectively, the “2023 Notes” and, together with the warrants purchased concurrently, the “2023 Financing”; the 2023 Financing together with the Amended 2022 Financing, the “Convertible Bridge Financing”).

The 2023 Financing occurred in two separate issuances with $28.0 million issued in May 2023 for $20.0 million in cash and $8.0 million in repayment of the April 2023 Notes, and an additional $10.0 million issued in June 2023 for $10.0 million in cash, of which Forbion Growth Sponsor FEAC I B.V. funded an aggregate amount of $20.0 million. The 2023 Notes issued as part of the 2023 Financing have an initial maturity date of three years from the closing date and are to accrue interest at 10% per annum, which is payable upon maturity. The 2023 Notes have the same conversion terms as the 2022 Notes (as described in Note 8 of the condensed consolidated financial statements).

The warrants issued as part of the 2023 Financing are for the purchase of our common shares. The number of 2023 Warrants issued to each participating investor in the 2023 Financing is equal to the number of warrants in Newco the investor would receive had they invested the same amount in the PIPE Financing, divided by the Company Exchange Ratio. The 2023 Warrants can only be exercised upon the completion of the business combination with FEAC, at which time they will be exchanged for warrants to purchase common shares of Newco and will have the same terms as the FEAC public warrants. The warrants issued as part of the 2023 Financing were concluded to be liability classified upon issuance, as they fail the fixed for fixed criteria that is required for a contract to be considered indexed to the Company’s own stock as prescribed by ASC 815. The terms of the warrants potentially require us to issue a variable number of shares until the PIPE Financing is executed, at which time the number of warrants will become fixed. The 2023 Warrants were initially measured at fair value and will be subsequently remeasured at fair value with any changes in fair value recorded as a component of other income and expense, so long as they remain liability classified.

We elected the fair value option of accounting for the 2023 Notes. We recorded the 2023 Notes at fair value upon the date of issuance. As of July 31, 2023 the fair value of the 2023 Notes was determined to be $40.0 million.

During the three and nine months ended July 31, 2023, the Company recorded a change in fair value of the notes of $2.9 million, which is recorded as a component of other income and expense within the condensed consolidated statement of operations. We incurred $0.6 million of debt issuance costs associated with the May 2023 Notes which have been expensed and are included within general and administrative expenses.

Funding Requirements

Our primary uses of capital are, and we expect will continue to be, research and development activities, compensation and related expenses and general overhead costs. We expect to continue to incur significant expenses and operating losses for the foreseeable future. In addition, upon the closing of the Business Combination, we expect to incur additional costs associated with operating as a public company. We anticipate that our expenses will increase significantly in connection with our ongoing activities.

Without giving effect to the Business Combination, we believe that our cash is not sufficient to fund our operations for twelve months from the date of authorization of our financial statements. Giving pro forma effect to the Business Combination, including the PIPE Financing other transactions and assumptions set forth in the “Unaudited Pro Forma Condensed Combined Financial Information” and further and assuming the maximum redemption scenario, as of July 31, 2023, pro forma cash and cash equivalents would have been $89.9 million. We could use our available capital resources sooner than we currently expect, in which case we would be required to obtain additional financing, which may not be available to us on acceptable terms, or at all. Our failure to raise capital as and when needed would have a negative impact on our financial condition and our ability to pursue our business strategy. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Because of the numerous risks and uncertainties associated with research, development and commercialization of product candidates, we are unable to estimate the exact amount of our working capital requirements. Our future funding requirements will depend on, and could increase significantly as a result of, many factors, including:

•	the initiation, timing, costs, progress and results of our planned clinical trials of EG-70;

•	the scope, progress, results and costs of our earlier-stage research programs, including the progress of preclinical development and possible clinical trials;

•	the scope, progress, results and costs of our research programs and preclinical development of any future product candidates we may pursue;

•	the cost of regulatory submissions and timing of regulatory approvals;

•	the progress of the development efforts of parties with whom we may in the future enter into collaborations and/or research and development agreements;

•	the timing and amount of milestone and other payments we are obligated to make under our Nature Technology Corporation Agreement or any future license agreements;

•	the cash requirements of any future acquisitions or discovery of product candidates;

•	our ability to establish and maintain collaborations, strategic partnerships or marketing, distribution, licensing or other strategic arrangements with third parties on favorable terms, if at all;

•	the costs involved in prosecuting and enforcing patent and other intellectual property claims;

•	the costs of manufacturing our product candidates by third parties;

•	the cost of commercialization activities if our lead candidates or any future product candidates are approved for sale, including marketing, sales and distribution costs;

•	our efforts to enhance operational systems and hire additional personnel, including personnel to support development of our product candidates; and

•	the costs of operating as a public company.

The Company is currently eligible to claim Canadian federal and provincial tax credits as a Canadian controlled private corporation (“CCPC”) on eligible research and development expenditures (“SR&ED”). To the extent the Company ceases to be a CCPC for tax purposes (which will be the case as a result of consummation of the Business Combination), it will no longer be eligible for cash refunds on federal tax credit earned with respect to federally eligible SR&ED expenditures. Following the loss of CCPC status, the Company’s federal SR&ED tax credits will be earned at a lower rate and may only be used to offset future federal taxes payable. Provincial tax credits earned in Québec in relation to SR&ED are anticipated to continue to result in a cash refund to the Company, albeit at a reduced rate.

A change in the outcome of any of these or other variables with respect to the development of our lead candidates or any product or development candidate we may develop in the future could significantly change the costs and timing associated with our development plans. Further, our operating plans may change in the future, and we may need additional funds to meet operational needs and capital requirements associated with such operating plans.

Until such time, if ever, as we can generate substantial product revenues, we expect to finance our cash needs through a combination of equity offerings, debt financings or other capital sources, which could include collaborations, strategic alliances or licensing arrangements. Adequate additional financings, if available, funds may not be available to us on acceptable terms, or at all. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interests of our existing shareholders may be diluted, and the terms of these securities may include liquidation or other preferences that could adversely affect the rights of such shareholders. Debt financing, if available, may involve agreements that include restrictive covenants that limit our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends, that could adversely impact our ability to conduct our business. If we raise additional funds through collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research program or product candidates, or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves. Our ability to raise additional funds may be adversely impacted by potential worsening global economic conditions and disruptions to and volatility in the credit and financial markets in the United States and worldwide. Because of the numerous risks and uncertainties associated with product development, there is no assurance that we will ever be profitable or generate positive cash flow from operating activities.

Contractual Obligations and Other Commitments

License Agreement with Nature Technology Corporation

On April 10, 2020, we entered into the License Agreement with NTC pursuant to which NTC granted us a worldwide non-exclusive, royalty-bearing and sublicensable license to certain patents and know-how relating to the Nanoplasmid™ vector backbone that is used in detalamogene voraplasmid to research, develop, make, use, import, sell and offer and sell, any gene and cell therapy products incorporating the Nanoplasmid™ vector backbone (excluding any such products in the field of dermatology). Unless terminated earlier, the License Agreement will continue until no valid claim of any licensed patent exists in any country. We can voluntarily terminate the License Agreement with prior notice to NTC.

We paid NTC an initial, upfront fee of $50,000 which was recorded as research and development expense upon entering into the License Agreement. Beginning on the first anniversary of the effective date of the License

Agreement and on each subsequent anniversary, we are required to pay NTC a $50,000 annual maintenance fee until the first sale of a product for which a royalty is due. We are also required to make a payment to NTC of $50,000 upon assigning the License Agreement to a third-party. The License Agreement provides for a one-time payment of $50,000 for the first dose of a product covered by a valid claim of a licensed patent (a “Milestone Product”) in the first patient in a Phase I clinical trial or, if there is no Phase I clinical trial, in a Phase II clinical trial, as well as a one-time payment of $450,000 upon regulatory approval of a Milestone Product by the U.S. Food and Drug Administration. The first milestone related to the first dose of a Milestone Product, was achieved during the year ended October 31, 2021. The second milestone, regulatory approval of a Milestone Product, has not yet been achieved as of the year ended October 31, 2022. We are also required to pay NTC a royalty percentage in the low single digits of the aggregate net product sales in a calendar year by us, our affiliates or sublicensees on a product-by-product and country-by-country basis, as long as the composition or use of the applicable product is covered by a valid claim in the country where the net sales occurred. Royalty obligations under the License Agreement will continue until the expiration of the last valid claim of a licensed patent covering such licensed product in such country. In the event that we or any of our affiliates or sublicensees manufactures any GMP lot of a licensed product, then we or any such affiliate or sublicensee will be obligated to pay NTC an amount per manufactured gram of GMP (or its equivalent) lot of product, which varies based on the volume manufactured. Such manufacturing payment will expire on a product-by-product basis upon receipt of regulatory approval to market a product in any country in the licensed territory.

For a more detailed description of this agreement, see the section titled “Business of enGene —Strategic License Agreement” and Note 6 to our consolidated financial statements included elsewhere in this proxy statement/prospectus.

Lease Obligations

Our leases are comprised of all operating leases for office and lab space. We have a month-to-month office and lab space lease located in Montreal, Quebec, Canada, which commenced in November 2021 and had an initial term of 12 months that expired on October 31, 2022. The lease includes options to renew for consecutive twelve-month periods upon landlord consent, at new lease rates.

On December 29, 2022, we signed a new lease for approximately 10,620 square feet of new laboratory and office space at 4868 Rue Levy, Montreal, QC. The term of the lease is for 10 years beginning on the commencement date and requires an annual initial base rent of $36.50 Canadian Dollar (“CAD”) per square foot, which is subject to annual increases of 2%.

Purchase and Other Obligations

We enter into contracts in the normal course of business with CROs, CDMOs and other third-party vendors for nonclinical research studies and testing, clinical trials and testing and manufacturing services. Most contracts do not contain minimum purchase commitments and are cancellable by us upon written notice. Payments due upon cancellation consist of payments for services provided or expenses incurred, including those incurred by subcontractors of our suppliers.

The Company does not have material capital expenditure commitments at July 31, 2023.

The Company has committed to pay certain transaction costs incurred in connection with the business combination.

Critical Accounting Estimates

This management’s discussion and analysis is based on our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles or GAAP. The preparation of our consolidated financial statements and related disclosures requires us to make judgments and estimates that affect the reported amounts of assets, liabilities and expenses, as well as related disclosures during the reported periods. We base our estimates on historical experience, known trends and events, and various other factors that we believe are reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. On an ongoing basis, we evaluate our judgments and estimates in light of changes in circumstances, facts and experience. The effects of material revisions in estimates, if any, will be reflected in the financial statements prospectively from the date of change in estimates.

While our accounting policies are described in more detail in the notes to our consolidated financial statements included elsewhere in this proxy statement / prospectus, we believe the following accounting policies used in the preparation of our financial statements require the most significant judgments and estimates.

Accrued and Prepaid Research and Development Expenses

As part of the process of preparing our financial statements, we are required to estimate our accrued and prepaid third-party research and development expenses as of each balance sheet date. This process involves reviewing open contracts and purchase orders, communicating with our personnel to identify services that have been performed on our behalf, and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of the actual cost. The majority of our service providers invoice us monthly in arrears for services performed or when contractual milestones are met. We make estimates of our accrued and prepaid expenses as of each balance sheet date based on facts and circumstances known to us at that time. We periodically confirm the accuracy of our estimates with the service providers and make adjustments if necessary. The significant estimates in our accrued and prepaid research and development expenses include the costs incurred for services performed by our vendors in connection with research and development activities for which we have not yet been invoiced.

We base our expenses related to research and development activities on our estimates of the services received and efforts expended pursuant to quotes and contracts with vendors that conduct research and development activities on our behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. There may be instances in which payments made to our vendors will exceed the level of services provided and result in a prepayment of the research and development expense. In accruing service fees, we estimate the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from our estimate, we adjust the accrual or prepaid balance accordingly. Non-refundable advance payments for goods and services that will be used in future research and development activities are expensed when the activity has been performed or when the goods have been received rather than when the payment is made.

Although we do not expect our estimates to be materially different from amounts incurred, if our estimates of the status and timing of services performed differ from the actual status and timing of services performed, it could result in us reporting amounts that are too high or too low in any particular period.

Warrant Liabilities

We issued warrants to purchase shares of redeemable convertible preferred shares as part of the issuance of certain of our redeemable convertible preferred Shares, convertible debentures, and term loan (the “Preferred Share Warrants”). We estimate the fair value of its Preferred Share Warrant liabilities using a Modified Black-Scholes option-pricing model, which includes assumptions that are based on the individual characteristics of the Preferred Share Warrants on the valuation date, and assumptions related to the fair value of the underlying redeemable convertible preferred shares, expected volatility, expected life, dividends, risk-free interest rate and discount for lack of marketability (“DLOM”). Due to the nature of these inputs, the Preferred Share Warrants are considered a Level 3 liability. The weighted average expected life was estimated based on the weighting of scenarios considering the probability of different terms up to the contractual term of 10 years in light of the expected timing of a future exit event, which includes a SPAC transaction. As part of entering into the business combination agreement with FEAC, the holders have agreed to surrender the preferred share warrants for no consideration immediately prior to the completion of the business combination. We determine the expected volatility based on an analysis of reported data for a group of guideline companies that have issued instruments with substantially similar terms. The expected volatility has been determined using a weighted average of the historical volatility measures of this group of guideline companies. The risk-free interest rate is determined by reference to the Canadian Treasury yield curve in effect at the time of measurement of the warrant liabilities for time periods approximately equal to the weighted average expected life of the warrant. We have not paid, and do not anticipate paying, cash dividends on our redeemable convertible preferred shares; therefore, the expected dividend yield is assumed to be zero.

Because there is no public market for the underlying redeemable convertible preferred shares, our Board of Directors has determined their fair value based on third-party valuations. Initially, the enterprise equity value of the Company was determined using a market approach and/or cost approach by considering the weighting of scenarios estimated using a back-solve method based on recent financing transactions of the Company. This value was then allocated towards the Company’s various securities of its capital structure using an option pricing method, or OPM, and a waterfall approach based on the order of the superiority of the rights and preferences of the various securities relative to one another. Significant assumptions used in the OPM to determine the fair value of preferred shares include volatility, DLOM, and the expected timing of a future liquidity event such as an initial public offering, SPAC transaction or sale of the Company, in light of prevailing market conditions. This valuation process creates a range of equity values both between and within scenarios.

In addition to considering the results of these valuations, our Board of Directors considered various objective and subjective factors to determine the fair value of our preferred shares as of each valuation date, including the prices at which the Company sold redeemable convertible preferred in the most recent transactions, external market conditions, the progress of the Company’s research and development programs, our financial position, including cash on hand, and our historical and forecasted performance and operating results, and the lack of an active public market for the our redeemable convertible preferred shares, among other factors.

We issued warrants as part of the 2023 Financing (the “2023 Warrants”) to purchase our common shares that can only be exercised upon the completion of the business combination with FEAC, at which time they will be exchanged for warrants to purchase common shares of Newco and will have the same terms as the FEAC public warrants. The 2023 Warrants were concluded to be freestanding and liability classified upon issuance, as they fail the fixed for fixed criteria that is required for a contract to be considered indexed to the Company’s own stock as prescribed by ASC 815. The 2023 Warrants have been classified as a Level 2 measurement given they are substantially similar to FEAC public warrants. The price used to value the 2023 Warrants as of July 31, 2023 was $0.53 per warrant, and the prices used to value the 2023 Warrants on the issuance dates in May was $0.53 per warrant, which represented the quoted market price of the FEAC public warrants on the date in which the 2023 Financing agreement was entered into and as of period end.

Convertible Debentures Embedded Derivative Liabilities

Our convertible debentures contain equity conversion options and certain repayment features, that have been identified as a single compound embedded derivative requiring bifurcation from the host contract for the convertible debentures for which the fair value has not been elected. The convertible debenture embedded derivative liabilities is initially measured at fair value on issuance and is subject to remeasurement at each reporting period with changes in fair value recognized in the change in fair value of derivative liabilities, net in the consolidated statements of operations and comprehensive loss.

We estimated the fair value of the convertible debenture embedded derivative liabilities on issuance using a probability weighted scenario expected return model. The estimated probability and timing of underlying events triggering the conversion and liquidity repayment features as well as discount rates, volatility and share prices, are inputs used to determine the estimated fair value of the embedded derivative.

Fair Value Option

We elected the fair value option of accounting of ASC 825 for certain notes from their issuance date in order to not have to bifurcate any embedded derivatives in accordance with ASC 815. The notes for which the fair value option of accounting is elected are recorded at fair value upon the date of issuance and subsequently remeasured to fair value at each reporting period. Changes in the fair value of the April 2023 Notes and May 2023 Notes, which include accrued interest, if any, are recorded as a component of other expense (income), net in the consolidated statement of operations and comprehensive loss. We have not elected to present interest expense separately from changes in fair value and therefore will not present interest expense associated with the notes. Any changes in fair value caused by instrument-specific credit risk are presented separately in other comprehensive income. During the three and nine months ended July 31, 2023, the Company did not record any changes in fair value related to instrument-specific credit risk.

The Company elected the fair value option of accounting for the April 2023 Notes. No change in fair value was recorded on the April 2023 Notes during the three and nine-months ended July 31, 2023, given the close proximity between the issuance date of the notes and the repayment date. As of July 31, 2023, the April 2023 Notes are no longer outstanding

The Company elected the fair value option of accounting for the May 2023 Notes. The Company estimated the fair value of the May 2023 Notes using a probability weighted scenario expected return model. The estimated probability and timing of underlying events within the convertible debentures as well as discount rates, volatility and share prices are inputs used to determine the estimated fair value of the May 2023 Notes. Due to the nature of these inputs, the May 2023 Notes represent a Level 3 measurement within the fair value hierarchy.

The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment and these valuations are sensitive to changes in the unobservable inputs. As a result, if we had used different assumptions or estimates, or if there are changes to the unobservable inputs, the fair value of the April 2023 and May 2023 Notes could have been materially different.

Share-Based Compensation

We measure all share-based awards granted to employees, officers, directors and non-employees based on the fair value on the date of the grant and recognize compensation expense for those awards over the requisite service period, which is generally the vesting period of the respective award. Our share-based payments related only to stock options issued to date. We account for forfeitures of our share-based awards as they occur. We have historically issued share-based awards with only service-based vesting conditions. In July 2023, we issued 5,800,000 stock options which have performance conditions tied to the closing of the business combination and the filing of an effective registration statement. For share-based awards with service-based vesting conditions, we record the expense using the straight-line method including when such awards have graded vesting. For performance-based awards, we record the expense when achievement of the performance condition is deemed probable using an accelerated attribution method, as if each vesting tranche was treated as an individual award.

For all stock options granted at fair value of the underlying common shares at the time of the grant with service-based vesting, the fair value of each stock option is estimated on the date of grant using the Black- Scholes option-pricing model, which requires inputs based on certain subjective assumptions, including the fair value of our common shares, expected share price volatility, the expected term of the award, the risk-free interest rate for a period that approximates the expected term of the option, and our expected dividend yield. We determine the volatility for awards granted based on an analysis of reported data for a group of guideline companies that have issued options with substantially similar terms. The expected volatility has been determined using a weighted average of the historical volatility measures of this group of guideline companies. The expected option term for share-based awards with only service based vesting was calculated based on the simplified method, which uses the midpoint between the vesting date and the contractual term, as we do not have sufficient historical data to develop an estimate based on participant behavior. The expected option term for performance-based awards has been determined using management’s best estimate considering the characteristics of the award, contractual life, the timing of the expected achievement of the performance conditions, the remaining time-based vesting period, and comparison to expected terms used by peers. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. We have not paid, and do not anticipate paying, cash dividends on our common shares; therefore, the expected dividend yield is assumed to be zero.

Because there has been no public market for our common shares, our Board of Directors have determined the fair value of our common share based on third-party valuations of our common shares. Initially, the enterprise equity value of the Company was determined using a market approach and/or cost approach by considering the weighting of scenarios estimated using a back-solve method based on recent financing transactions of the Company. This value was then allocated towards the Company’s various securities of its capital structure using an option pricing method, or OPM, and a waterfall approach based on the order of the superiority of the rights and preferences of the various securities relative to one another. Significant assumptions used in the OPM to determine the fair value of common shares include volatility, discount for lack of marketability, and the expected timing of a future liquidity event such as an initial public offering, or sale of our Company in light of prevailing market conditions. This valuation process creates a range of equity values both between and within scenarios. In addition, our Board of Directors considered various objective and subjective factors to determine the fair value of our common shares as of each grant date of stock options, including, among other factors:

•	the prices at which we sold shares of preferred shares and the superior rights and preferences of the preferred shares relative to its common shares at the time of each grant,

•	the estimated value of each security both outstanding and anticipated,

•	the anticipated capital structure that will directly impact the value of the currently outstanding securities,

•	our financial position, including cash on hand, and our historical and forecasted performance and operating results,

•	the progress of our research and development programs,

•	our stage of development and business strategy and the material risks related to our business and industry,

•	the likelihood of achieving a liquidity event for the holders of our common stock, such as an initial public offering or a sale of our company, given prevailing market conditions,

•	external market conditions affecting the biotechnology industry sectors,

•	local and global economic conditions, and

•	the lack of an active public market for our common shares and convertible preferred shares.

The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment and these valuations are sensitive to changes in the unobservable inputs. As a result, if we had used different assumptions or estimates, or if there are changes to the unobservable inputs, the fair value of its common shares and share-based compensation expense could have been materially different.

Our share-based compensation expense is recorded in general and administrative and research and development expenses in the Company’s consolidated statements of operations and comprehensive loss. We recorded share-based compensation expense of $37 thousand and $30 thousand and $96 thousand and $84 thousand for the three and nine months ended July 31, 2023 and 2022, respectively. As of July 31, 2023, there was $0.4 million of unrecognized compensation expense related to outstanding stock options excluding unrecognized compensation expense associated with the 5,800,000 stock options granted in July 2023, which is expected to be recognized over a weighted-average period of 2.81 years. We recorded share-based compensation expense of $0.1 million, $0.4 million and $0.2 million for the fiscal years ended October 31, 2022, 2021 and 2020, respectively. As of October 31, 2022, there was $0.3 million of unrecognized stock-based compensation expense related to unvested stock options, to be recognized over a weighted-average period of 2.8 years.

Our Board of Directors granted 5,800,000 options to employees on July 7, 2023 for non-voting common shares at an exercise price of $1.06 CAD ($0.79 USD). The exercise price of $1.06 CAD ($0.79 USD) was approved by our Board of Directors and determined to be equal to the fair value of our common stock shares on the grant date based on a valuation performed by an independent third-party valuation specialist and considering (i) the lapse of time between the date of the valuation as of May 31, 2023 and the grant of the award was limited , and (ii) events between the valuation date and grant date that would affect the valuation of common shares. Significant assumptions used in the valuation to determine the fair value of common shares include expected value of common shares, discount rate, DLOM, and the expected timing of a future liquidity event such as an initial public offering, SPAC transaction or sale of the Company, in light of prevailing market conditions. These options are not exercisable unless and until the completion of the business combination agreement and there is an effective registration statement for the shares underlying such granted options and will terminate automatically in the event of the termination of the business combination agreement. We have valued these awards at the grant date using Black-Scholes pricing model in which the fair value of the stock on the grant date was equal to the exercise price of the award. Upon meeting the exercisability conditions, 4,402,977 of the issued options will be fully vested and exercisable, and the remaining 1,397,023 options will vest over varying terms up to four years. We recognize compensation expense when achievement of the performance condition is deemed probable using an accelerated attribution method, as if each vesting tranche was treated as an individual award. No share based compensation has been recorded associated with these awards during the three and nine months ended July 31, 2023, as the performance criteria have not been met or deemed probable. Unrecognized compensation expense associated with the 5,800,000 stock options granted in July 2023 is $3.2 million which will begin to be recognized upon performance criteria being deemed probable by management and over the remaining service period. Approximately 75% will be recognized immediately upon performance criteria being deemed probable, which is expected to be at the time of closing of the business combination. In future periods, we expect our stock-based compensation expense to increase, due in part to our existing unrecognized stock-based compensation expense and as we grant additional stock-based awards to continue to attract and retain our employees.

Recoverability of Investment Tax Credits Receivable

We are eligible to claim Canadian federal and provincial tax credits on eligible research and development expenditures. The Canadian federal government offers a tax incentive to companies performing research and development activities in Canada and this tax incentive can be refunded or used to reduce federal income taxes in Canada otherwise payable. Such credits, if not refunded or used in the year earned, can be carried forward for a period of twenty years. The Quebec provincial government offers a similar refundable incentive. The investment tax credits recorded are based on management’s estimates of amounts expected to be recovered and are subject to audit by the taxation authorities, the resulting adjustments of which could be significant.

During the three months ended July 31, 2023 and 2022, we recorded $0.4 million, as a reduction of research and development expense associated with research and development investment tax credits. During the nine months ended July 31, 2023 and 2022, we recorded $1.1 million and $1.3 million, respectively, as a reduction of research and development expense associated with research and development investment tax credits. During the fiscal years ended October 31, 2022, 2021 and 2020, we recorded $1.4 million, $1.6 million and $1.8 million, respectively, as a reduction of research and development expense associated with research and development investment tax credits. We have outstanding investment tax credits receivable of $2.6 million and $1.3 million as of July 31, 2023 and October 31, 2022, respectively.

Internal Controls Over Financial Reporting

A company’s internal control over financial reporting is a process designed by, or under the supervision of, a company’s principal executive and principal financial officers, or persons performing similar functions, and effected by a company’s Board of Directors, management and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. A material weakness is a significant deficiency, or a combination of significant deficiencies, in internal control over financial reporting such that it is reasonably possible that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

In preparing our financial statements as of and for the year ended October 31, 2022, management and our independent registered public accounting firm identified a material weakness or identified material weaknesses in our internal control over financial reporting. The material weaknesses identified related to: lack of formal policies, procedures and controls related to the design of internal controls over financial reporting including risk assessment process and control activities for certain key financial reporting processes; lack of sufficient accounting and financial reporting personnel with requisite knowledge and experience in the application of complex areas of US GAAP; general information technology controls that were not designed appropriately (access and system changes); and lack of appropriate segregation of duties in the preparation and review of account reconciliations and journal entries.

We intend to implement in the near term measures designed to improve our internal control over financial reporting to remediate these material weaknesses, including formalizing our processes and internal control documentation and strengthening supervisory reviews by our financial management; hiring additional qualified accounting and finance personnel with requisite knowledge and experience in the application of complex areas of US GAAP, engaging financial consultants to enable the implementation of internal control over financial reporting and improving segregation of duties among accounting and finance personnel in the preparation and review of account reconciliations and journal entries. We will also review and improve the design of our general information technology controls including managing user access and privileged access, managing changes in the information system and segregation of duties.

While we are implementing these measures, we cannot assure you that these efforts will remediate our material weaknesses in a timely manner, or at all, or prevent restatements of our financial statements in the future. If we are unable to successfully remediate our material weaknesses, or identify any future material weaknesses, the accuracy and timing of our financial reporting may be adversely affected, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports, and the market price of our common stock may decline as a result.

Emerging Growth Company and Smaller Reporting Company Status

Under Section 107(b) of the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, an “emerging growth company” can delay the adoption of new or revised accounting standards until such time as those standards would apply to private companies. We have elected this exemption to delay adopting new or revised accounting standards until such time as those standards apply to private companies. Where allowable we have early adopted certain standards as described in Note 2 of our consolidated financial statements included elsewhere in this proxy statement / prospectus. As a result, our consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates. We will continue to remain an “emerging growth company” until the earliest of the following: (i) the last day of the fiscal year following the fifth anniversary of the date of the completion of this offering; (ii) the last day of the fiscal year in which our total annual gross revenue is equal to or more than $1.07 billion; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is less than $700.0 million and our annual revenue is less than $100.0 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our stock held by non-affiliates is less than $250.0 million or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700.0 million.

If we are a smaller reporting company at the time, we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations including regarding executive compensation.

Recent Accounting Pronouncements

We have reviewed all recently issued accounting pronouncements and have determined that, other than as disclosed in Note 2 to our annual consolidated financial statements included elsewhere in this proxy statement/prospectus and disclosed above, such standards will not have a material impact on our financial statements or do not otherwise apply to our operations.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

Our primary exposure to market risk is interest rate sensitivity, which is affected by changes in the general level of U.S. interest rates, resulting from the Federal Reserve’s rising of interest rates. Our Term Loan has a variable interest rate that fluctuates with the U.S. prime rate. Interest rate risk also arises from the possibility that changes in market interest rate will affect the fair value of notes measured at fair value. In general, if interest rates rise, then the value of the notes will decrease.

Credit Risk

Our primary exposure to credit risk is through financial instruments and consist primarily of cash and cash equivalents. We regularly maintain deposits in accredited financial institutions in excess of federally insured limits. As of July 31, 2023, we held cash deposits in Canada at the National Bank of Canada, or NBC in excess of CDIC insured limits, and in the United States at Silicon Valley Bank, or SVB, in excess of FDIC insured limits. On March 10, 2023, SVB was closed by the California Department of Financial Protection and Innovation, and the Federal Deposit Insurance Corporation, or FDIC, was appointed as receiver. No losses have been incurred by us on deposits that were held at SVB to date.

We are dependent on third-party CDMO’s (“Contract Development and Manufacturing Organization”) and CRO’s (“Contract Research Organization”) with whom we do business. In particular, we rely and expect to continue to rely on a small number of manufacturers to supply us with the requirements of active pharmaceutical ingredients and formulated drugs in order to perform research and development activities in its programs. We also rely on a limited number of third-party CROs to perform research and development activities on its behalf. These programs could be adversely affected by significant interruption from these providers.

Since May 2023, we are dependent on certain PIPE investors to contribute their committed capital upon the closing of the PIPE transaction.

Foreign Currency Exchange Risk

Prior to November 1, 2022, the functional currency of enGene Inc. was the Canadian Dollar and the functional currency of the Company’s subsidiary, enGene U.S., Inc. is the U.S. Dollar (“USD”). During the current reporting period, the Company reassessed its functional currency and determined that the functional currency of enGene Inc. changed from the Canadian dollar to the U.S. dollar based on management’s analysis as a result of evaluating criteria within Accounting Standards Codification (“ASC”) 830, and considering our increased exposure to the USD through increased research and development activities in the United States, the recent financings in USD and contemplated future financings in USD, and the business combination with FEAC. The change in functional currency is accounted for prospectively from November 1, 2022, and prior year financial statements have not been restated for the change in functional currency. All assets and liabilities were reported using the same USD values as previously reported under the USD reporting currency described above. As a result, the cumulative translation adjustment balance as of October 31, 2022, is carried forward and will remain unchanged. The reporting currency of enGene Inc. is the US Dollar throughout all periods presented.

Non-monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the date of the transaction. Exchange gains or losses arising from foreign currency transactions that are conducted in a currency other than the Company’s functional currency are included in other expenses, net in the Consolidated Statements of Operations and Comprehensive Loss. Prior to November 1, 2022, the financial statements of subsidiaries which had a functional currency other than the Canadian Dollar were translated from their functional currency into the parent company’s functional currency of CAD, and then into the reporting currency as follows: assets and liabilities were translated at the exchange rates at the balance sheet dates, revenue and expenses were translated at the average exchange rates and shareholders’ (deficit) equity was translated based on historical exchange rates. Translation adjustments were not included in determining net loss but were included as a foreign exchange adjustment to accumulated other comprehensive income, a component of shareholders’ (deficit) equity. Beginning on November 1, 2022, due to the change in functional currency of the parent company to USD, all entities in the reporting group have a functional currency in USD and the cumulative translation adjustment balance as of October 31, 2022, is carried forward and will remain unchanged.

Our operating expenses are denominated in the currencies of the countries in which its operations are located, which are primarily in Canada and the U.S. Our consolidated results of operations and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. To date, we have not entered into any hedging arrangements with respect to foreign currency risk or other derivative financial instruments, although we may choose to do so in the future.

Effects of Inflation

Inflation generally affects us by increasing our cost of labor and clinical trial costs. We believe that inflation has not had a material effect on our consolidated financial statements included elsewhere in this prospectus.

DIRECTORS AND EXECUTIVE OFFICERS OF ENGENE

The following persons currently serve as enGene’s executive officers and directors.

Name	Age	Position
Executive Officers
Jason D. Hanson	54	Chief Executive Officer and Director
Dr. Alex Nichols	38	President and Chief Operating Officer
Dr. Richard Bryce	65	Chief Medical Officer
Dr. Anthony T. Cheung	52	Chief Technology Officer and Director
Dr. James C. Sullivan	45	Chief Scientific Officer
Non-Executive Directors
Dr. Marco Boorsma	48	Director
Gerry Brunk	55	Director
Dr. Richard Glickman	65	Director
Dennis Langer, M.D., J.D.	71	Director

The following is a biographical summary of the experience of our executive officers and directors:

Executive Officers

Jason D. Hanson has served as Chief Executive Officer and a Director of enGene since July 2018. He also served as President from July 2018 to December 2022. From August 2016 to November, 2017, Mr. Hanson served as President and Chief Executive Officer of Ohana Biosciences, a biotechnology company based in Cambridge, MA, and as member of the Ohana Board of Directors and consultant to Ohana from November 2017 to June 2018. Mr. Hanson previously served as Executive Vice President and Chief Strategy Officer for NuVasive, Inc. from November 2015 to August 2016. Mr. Hanson served as Corporate Vice President of General Electric Company and member of the senior executive team of GE Healthcare, a global pharmaceutical, medical device and healthcare services business from May 2014 to October 2015. In January 2013, Mr. Hanson served as Company Group Chairman and Executive Vice President of Valeant Pharmaceuticals International, Inc. (now Bausch Health Companies Inc.). Previously, he served in various roles at Medicis Pharmaceutical Corporation, including as Executive Vice President and Chief Operating Officer between July 2006 and December 2012. Mr. Hanson also served in numerous roles at GE Healthcare, including General Counsel roles, from April 1999 to July 2006. Mr. Hanson holds a B.S. from Cornell University and a J.D. from Duke University School of Law.

Dr. Alex Nichols has served as President and Chief Operating Officer of enGene since December 2022. Prior to joining enGene, Dr. Nichols served as President, CEO, and co-founder of Mythic Therapeutics, Inc., a clinical-stage product-platform company developing a pipeline of antibody-drug conjugates (“ADCs”). In this role, Dr. Nichols co-invented the company’s technology platform and lead program, raised more than $130 million across several financing rounds and helped grow the company into an emerging ADC innovator. From November 2014 to September 2016, Dr. Nichols worked as an associate at Flagship Pioneering Inc., where he was part of the co-founding team of Cogen Therapeutics (now Repertoire Immune Medicines). Alex holds a B.A. in Biochemistry from Oberlin College and Ph.D. in Biophysics from Harvard University.

Dr. Richard Bryce has served as Chief Medical Officer of enGene since September 2023. From April 2021 to June 2023 Dr. Bryce served as Chief Medical Officer at Rain Oncology, a late-stage company developing precision oncology therapeutics, where he built a clinical development team and oversaw multiple clinical studies. From August 2017 to April 2021, Dr. Bryce was Chief Medical & Scientific Officer at Puma Biotechnology, where he led the development strategy for neratinib. Dr. Bryce also served as Senior Vice President, Clinical Research & Development at Puma Biotechnology from June 2012 to July 2017. Earlier in Dr. Bryce’s career, from August 2008 to June 2012, he served as Senior Director of Clinical Science for Onyx Pharmaceuticals, where he oversaw the Phase 3 registrational studies for carfilzomib. Dr. Bryce obtained his

Bachelor of Medicine and Bachelor of Surgery (MBChB) Degrees from the University of Edinburgh and is certified in the EU in primary care/general practice and pharmaceutical medicine. He holds numerous postgraduate specialist clinical qualifications including those from the Royal College of Obstetricians & Gynaecologists and the Royal College of Physicians. Dr. Bryce also served as a Surgeon Lieutenant Commander in the Royal Navy.

Dr. Anthony T. Cheung co-founded enGene and has served enGene in various capacities since the company’s inception. Since July 2018, Dr. Cheung has served as Chief Technology Officer. From February 2013 to July 2018, Dr. Cheung served as the President and Chief Executive Officer of enGene. From May 2011 to February 2013, Dr. Cheung served as Interim Chief Executive Officer. From March 2004 to May 2011, Dr. Cheung served as the Chief Scientific Officer of enGene. From November 1999 to February 2015, Dr. Cheung served as the Corporate Secretary of enGene. From November 1999 to March 2004, Dr. Cheung served as the President and Chief Executive Officer of enGene. Dr. Cheung has co-authored numerous book chapters, review articles and peer-reviewed journals, and is named investor on numerous patents, in the areas of gene therapy and polymer chemistry. Dr. Cheung holds a B.Sc. from University of British Columbia and a Ph.D. in Physiology from the Tulane University School of Medicine.

Dr. James C. Sullivan has served as Chief Scientific Officer at enGene since February 2022. In this role, Dr. Sullivan oversees Research and Preclinical Development. From January 2021 to January 2022, Dr. Sullivan served as Vice President, Head of Pulmonary Discovery at Translate Bio, Inc. Before joining Translate Bio, Dr. Sullivan was Executive Director, Head of Translational Biology at Sana Biotechnology, Inc from August 2019 to January 2021. He also served at Vertex Pharmaceuticals, Inc. from January 2008 to August 2019, where he where he was an IND and/or s/NDA team member for several products, including, for cystic fibrosis, Kalydeco®, Orkambi® and Symdeko®, as well as Incivek® for Hepatitis C. Dr. Sullivan was also an IND team member for multiple assets currently in clinical development to treat alpha-1-antitrypsin (AAT) deficiency and the first-ever CRISPR-based gene editing therapeutic product for the treatment of certain hemoglobinopathies (exagamglogene autotemcel). Dr. Sullivan holds a B.S. in Biology from Boston College, a M.Sc. from University College Dublin, and a Ph.D. from Boston University.

Directors

Dr. Marco Boorsma has served as a member of enGene’s Board since August 2017. Dr. Boorsma has served as a General Partner at Forbion Capital Partners since April 2017, after joining the firm in July 2007. Dr. Boorsma currently also serves on the boards of Inversago, Rectify Pharma, Oxitope Pharma, VectorY Therapeutics, Sitala, and Escalier Biosciences. He served on the Board of both NorthSea Therapeutics and Milestone Pharmaceuticals from November 2017 to December 2019 and served as an observer to the Boards of Exosome Diagnostics and Oxyrane from April 2010 to June 2018 and August 2011 to January 2011, respectively. Dr. Boorsma previously served on the Board of Dezima Pharma (sold to Amgen in September 2015), Akarna Therapeutics (sold to Allergan in August 2016), Inflazome (sold to Roche in September 2020), Prexton Therapeutics (sold to Lundbeck in March 2018), and RSPR Pharma from February 2014 to March 2018. Before joining Forbion, Dr. Boorsma was a Scientist, Project Manager, and Business Development Director, respectively, at DSM Pharmaceutical Products from June 2001 to July 2007. Prior to DSM, Dr. Boorsma was a scientist at Cytos Biotechnology from August 1998 to May 2001. Dr. Boorsma holds an M.S. in molecular biology from the University of Groningen, The Netherlands, and received his Ph.D. in biotechnology from the ETH Institute for Technology in Zürich, Switzerland.

Gerry Brunk has served as a member of enGene’s Board since October 2017. Mr. Brunk is a co-founder and Managing Director at Lumira Ventures, a healthcare venture capital firm. Prior to beginning his venture capital career in 2002, Mr. Brunk was an entrepreneur and co-founder of several venture-capital funded healthcare companies and served as an Engagement Manager in the healthcare practice of The Boston Consulting Group from July 1994 to May 1999. Earlier, Mr. Brunk was a member of the investment banking group of Credit Suisse First Boston in New York from June 1990 to June 1992. Mr. Brunk received an MBA from Stanford University Graduate School of Business and a B.A. from the University of Virginia.

Dennis H. Langer, M.D., J.D. has served as a member of enGene’s Board since December 2015, and as Vice-Chair since 2017. Dr. Langer has served as a Director of several public and private health care companies, and served in executive roles in several pharmaceutical and biotechnology companies. Dr. Langer held several high level positions at GlaxoSmithKline from September 1994 to January 2004, including most recently as a Senior Vice President of Research and Development. He was also a Founder and Director of Ception Therapeutics, Inc. from December 2004 until April 2010, when it was acquired by Cephalon, Inc. Dr. Langer was President and CEO of Neose Technologies, Inc. from June 1991 to August 1994. He also held Research & Development and Marketing positions at Lilly, Abbott and Searle. Dr. Langer has served as a Director of Quoin Pharmaceuticals (Nasdaq: QNRX) since October 2021. During the past five years, he has served as a Director of Myriad Genetics, Inc. (Nasdaq: MYGN) from May 2004 to June 2022; Dicerna Pharmaceuticals, Inc. (Nasdaq: DRNA) from February 2011 to September 2019; Brooklyn ImmunoTherapeutics, Inc. (Nasdaq: BTX) from May 2021 to June 2022, now known as Eterna Therapeutics, Inc. (Nasdaq: ERNA); and Pernix Therapeutics Holdings, Inc. (Nasdaq: PTX) from November 2016 to May 2019. Previously, he was a Director of Sirna Therapeutics, Inc. (Nasdaq: RNAI) from April 2005 until December 2006, when it was acquired by Merck & Co., Inc. and a Director of Pharmacopeia, Inc. (Nasdaq: PCOP) from May 2007 until December 2008, when it was acquired by Ligand Pharmaceuticals, Inc. Dr. Langer has also served as a Director of the Whitehead Institute for Biomedical Research, a non-profit affiliated with the Massachusetts Institute of Technology, since May 2020. Dr. Langer holds a J.D. from Harvard Law School, an M.D. from Georgetown University School of Medicine, and a B.A. in Biology from Columbia University.

Dr. Richard M. Glickman has served as the Chair of enGene’s Board since January 2015, and has served as a member of the enGene Board since October 2011. Dr. Glickman was a co-founder of Aurinia Pharma Corp. where he served as its Chairman and CEO since February 2017. He was also the founding and current Chairman of the Board of Essa Pharmaceuticals Inc. Previously, Dr. Glickman was a co-founder of Apsreva Pharmaceuticals where he served as its Chairman and CEO from 2001 to 2006. Dr Glickman is the recipient of numerous awards including the Ernst and Young Entrepreneur of the Year and Canada’s Top 40 under 40. Dr. Glickman holds a B.S. in Microbiology and Immunology from the McGill University.

ENGENE’S EXECUTIVE AND DIRECTOR COMPENSATION

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “us,” “our,” and other similar terms refer to enGene and its subsidiary.

Executive Compensation Overview

The following discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation policies and practices that we adopt in the future may differ materially from currently planned programs as summarized in this discussion.

The compensation provided to our named executive officers for the fiscal year ended October 31, 2022 is detailed in the 2022 Summary Compensation Table and accompanying footnotes and narrative that follow this section.

Our named executive officers for the fiscal year ended October 31, 2022 are:

•	Jason D. Hanson, our Chief Executive Officer;

•	Anthony Cheung, our Chief Technology Officer; and

•	James Sullivan, our Chief Scientific Officer.

2022 Summary Compensation Table

The following table presents information regarding the total compensation awarded to, earned by, and paid to our named executive officers for services rendered to us in all capacities for the fiscal year ended October 31, 2022.

Name And Principal Position	Fiscal Year	Base Salary ($)		Option Awards (3) ($)	Nonequity Incentive Plan Compensation ($)(4)	All Other Compensation ($)		Total ($)
Jason D. Hanson	2022	446,419		—	193,638	9,150	(5)	649,207
Chief Executive Officer
Anthony Cheung(1)	2022	225,580		—	112,790	3,384	(6)	341,754
Chief Technology Officer
James Sullivan	2022	279,250	(2)	57,517	97,737	5,362	(7)	439,866
Chief Scientific Officer

(1)	The amounts paid Dr. Cheung were converted from Canadian dollar to U.S. dollar using an exchange rate of C$1.00 = US$0.7327, which was the Bank of Canada closing rate on October 31, 2022.
(2)	Dr. Sullivan began employment on February 15, 2022, and, as such, this number represents his prorated base salary.
(3)

Mr. Hanson and Dr. Cheung did not receive any option grants in 2022 but Dr. Sullivan did receive an option grant in connection with his hiring. The amount reported represents the aggregate grant date fair value of the stock option awarded to Dr. Sullivan during the 2022 fiscal year, calculated in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718. Such grant date fair value does not take into account any estimated forfeitures. The assumptions used in calculating the grant date fair value of the stock option reported in this column are set forth in Note 12 to our consolidated financial statements as of October 31, 2022 and 2021 and for the years ended October 31, 2022, 2021 and 2020 (the “Audited Financial Statements”). The amount reported in this column reflects the grant date accounting cost for these stock option awards and does not correspond to the actual economic value that may be received by Mr. Sullivan upon the vesting of his stock options or any sale of the shares, which depends on the market value of our common stock on a date in the future.

(4)

The amounts in the “Nonequity incentive plan compensation” column represent annual bonus amounts awarded to the named executive officers by enGene’s compensation committee, as detailed in “— Cash Incentive Compensation” below.

(5)	This amount represents 401K employer contributions to Mr. Hanson.
(6)	This amount represents RRSP employer contributions and supplemental private healthcare benefit to Dr. Cheung.
(7)	This amount represents 401K employer contributions made for Dr. Sullivan.

Narrative to Summary Compensation Table

Base Salaries

We use base salaries to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our named executive officers. Base salaries are reviewed annually, typically in connection with our annual performance review process, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. For fiscal year ended October 31, 2022, the base salary for each of Mr. Hanson, Dr. Cheung and Dr. Sullivan was $446,419, 225,580, and 279,250, respectively. The amounts paid of C$390,000 to Dr. Cheung were converted from Canadian dollar to U.S. dollar using an exchange rate of C$1.00 = US$0.7327, which was the Bank of Canada closing rate on October 31, 2022.

Cash Incentive Compensation

We seek to motivate and reward our executives for achievements relative to our corporate goals and expectations for each fiscal year. For the fiscal year ending October 31, 2022, the target cash bonus, subject to the achievement of overall company performance criteria, for Mr. Hanson, Dr. Cheung, and Dr. Sullivan was 45%, 50%, and 35% of their base salaries, respectively. The company performance criteria for 2022 included operational goals in the areas of the clinical development of EG-70, technology advances in the DDX platform, financing activity and building the corporate organization and corporate brand.

Equity Compensation

Although we do not have a formal policy with respect to the grant of equity incentive awards to our executive officers, we believe that equity grants provide our executive officers with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executive officers and our stockholders. In addition, we believe that equity grants with a time-based vesting feature promote executive retention because this feature incentivizes our executive officers to remain in our employment during the vesting period. Executive grants are typically negotiated in connection with their hiring.

Employment Arrangements with Our Named Executive Officers

Jason D. Hanson

On July 9, 2018, enGene and Jason Hanson entered into an employment agreement (the “Hanson Employment Agreement”), which provides for an annual base salary, an annual bonus opportunity and eligibility to participate in our employee benefit plans. In addition, the Hanson Employment Agreement provided for equity stock option grant, representing 4.5% of our fully-diluted capitalization as of the date of the Hanson Employment Agreement, and also provided for enGene’s agreement to grant to Mr. Hanson an additional stock option following the closing of the first equity financing after the date of the Hanson Employment Agreement in which the gross proceeds raised by enGene are at least C$10,000,000 (the “Subsequent Financing”), which additional stock option would be exercisable for a number of shares sufficient to true-up Mr. Hanson’s aggregate equity ownership in enGene represented by both stock option grants contemplated under the Hanson Employment Agreement to 4.5% of our fully diluted capitalization immediately after the Subsequent Financing. Subject to

Mr. Hanson’s continued employment, both of such stock option awards would vest as follows: 25% vesting on the first anniversary of the start date of Mr. Hanson’s employment with enGene, and the remaining 75% vesting in 36 equal monthly installments after the date of such first anniversary. Mr. Hanson’s vesting schedule was subsequently amended in 2020 to provide for 33.3% vesting on each anniversary over three years.

The Hanson Employment Agreement provides that, subject to Mr. Hanson’s continued employment, fifty percent (50%) of any unvested stock options held by Mr. Hanson at the time that enGene consummates a liquidity event shall accelerate and become fully vested immediately upon consummation of such liquidity event. In addition, subject to Mr. Hanson’s continued employment, in the case of any liquidity event consummated by enGene that consists of or involves a change of control transaction, all unvested stock options held by Mr. Hanson shall accelerate and become fully vested (i) at the time of consummation of such change of control transaction if the acquiror (or its ultimate parent entity) does not assume all of Mr. Hanson’s unvested options outstanding at such time, or (ii) upon termination by enGene or any of its affiliates without “cause” or termination by Mr. Hanson for “good reason” of Mr. Hanson’s employment at any time following the consummation of such change of control transaction.

Pursuant to the Hanson Employment Agreement, in the event that Mr. Hanson’s employment with enGene is terminated by enGene without cause or by Mr. Hanson for good reason, Mr. Hanson is entitled to receive post-termination severance benefits from enGene consisting of twelve months’ base salary and six months of continued coverage under enGene’s medical and dental benefit plans.

Pursuant to the Hanson Employment Agreement, Mr. Hanson has agreed to a twelve-month non-compete and a twelve-month non-solicitation covenant with respect to customers or employees.

Anthony Cheung

On July 26, 2013, enGene and Anthony Cheung entered into an offer letter (the “Cheung Offer Letter”), which provides for an annual base salary, an annual bonus opportunity, and eligibility to participate in our employee benefit plans generally. In addition, the Cheung Offer Letter provided for an equity grant representing 5% of our then fully diluted capitalization, which such award would vest as follows: 33.3% vesting on the first anniversary of Dr. Cheung’s start date, followed by equal yearly vesting for two years thereafter, subject to acceleration of 50% of unvested options upon a change of control. In connection with the Cheung Offer Letter, enGene and Dr. Cheung also entered into a Non-Competition and Non-Solicitation Agreement, which includes a nine-month non-compete and a nine-month non-solicitation of customers or employees.

Pursuant to the Cheung Offer Letter, in the event that Dr. Cheung’s employment with enGene is terminated by enGene without “cause”, Dr. Cheung is entitled to receive post-termination severance benefits from enGene consisting of eighteen months’ base salary and continuation of coverage under enGene’s benefits plan for the minimum period required by applicable employment standards legislation.

James Sullivan

On February 14, 2022, enGene and James Sullivan entered into an offer letter (the “Sullivan Offer Letter”), which provides for an annual base salary, an annual bonus opportunity, and eligibility to participate in our employee benefit plans generally. In addition, the Sullivan Offer Letter provided for an equity grant representing .75% of our then fully diluted capitalization, which such award would vest as follows: 25% vesting on the first anniversary of Dr. Sullivan’s start date, followed by equal monthly vesting for three years thereafter, subject to acceleration in connection with a change of control. In connection with the Sullivan Offer Letter, enGene and Dr. Sullivan also entered into a Non-Competition and Non-Solicitation Agreement, which includes a nine-month non-compete and a nine-month non-solicitation of customers and employees.

In the case of enGene’s termination of Dr. Sullivan’s employment other than for cause, Dr. Sullivan is entitled to any Accrued Obligations (as defined in the Sullivan Offer Letter), an additional nine months’ base salary, prorated bonus, and continued coverage for nine months under enGene group benefit plans in place and as amended from time to time.

If Dr. Sullivan is terminated for “cause”, he will not be entitled to any severance pay, notice or compensation in lieu of notice, nor to any payment, other than any minimum entitlements to which he would be entitled under applicable law. He will, however, be entitled to payment of any unpaid base salary.

Outstanding Equity Awards at 2022 Fiscal Year-End

The following table sets forth information concerning outstanding equity awards held by each of our named executive officers as of October 31, 2022.

Name	Grant Date	Number Of Securities Underlying Unexercised Options (#) Exercisable		Number Of Securities Underlying Unexercised Options (#) Unexercisable(5)		Option Exercise Price ($)(1)	Option Expiration Date
Jason D. Hanson	7/9/2018	759,374	(2)	—		0.22	7/9/2028
	7/30/2019	171,429	(2)	—		0.22	7/30/2029
	8/20/2021	1,877,041	(3)	1,029,345		0.22	8/20/2031
	8/20/2021	39,027	(3)	21,402		0.22	8/20/2031
Anthony Cheung	12/4/2013	293,333	(2)	—		0.22	12/4/2023
	5/21/2015	160,000	(2)	—		0.22	5/21/2025
	1/11/2016	126,667	(2)	—		0.22	1/11/2026
	3/16/2018	202,897	(2)	—		0.22	3/16/2028
	12/14/2020	7,020	(2)	—		0.22	12/14/2030
	8/20/2021	556,347	(3)	305,094		0.22	8/20/2031
	8/20/2021	8,073	(3)	4,427		0.22	8/20/2031
James Sullivan	3/18/2022			492,582	(4)	0.22	3/18/2032

(1)	The amounts in the “Option Exercise Price” column are denominated in Canadian currency.
(2)

33.3% of the shares are subject to the award vesting on the first anniversary of the grant date, followed by equal yearly installments for two years thereafter, subject to the named executive officer’s continuous service relationship.

(3)

50% of the shares are subject to the award were vested as of the grant date, with the remaining 50% of the shares subject to the award vesting on the first anniversary of the grant date, followed by equal monthly installments for 36 months thereafter, subject to the named executive officer’s continuous service relationship.

(4)

25% of the shares are subject to the award vesting on the first anniversary of the grant date, followed by equal monthly installments for 36 months thereafter, subject to the named executive officer’s continuous service relationship.

(5)

Upon the Closing of the Business Combination, all outstanding enGene Options will be assumed by New enGene. enGene Options that were issued or available to be issued as of May 16, 2023 will accelerate and become vested and exercisable (if not previously vested and exercisable). For additional information, see “Proposal No. 1 — The Business Combination Proposal — Cancellation of Certain Warrants of enGene; Assumption of enGene Options.”

Employee Benefit and Equity Compensation Plans

Stock Option Plan and Equity Incentive Plan

We have an employee stock option plan (the “ESOP”) and an equity incentive plan (the “EIP”, and together with the ESOP, the “Plans”), whereby options to purchase non-voting common shares of enGene stock may be granted to directors, officers, employees, consultants and members of the scientific advisory board. The Plans provide for the issuance of common stock options up to a maximum of 15% of the aggregate issued and outstanding common shares and non-voting common shares of enGene calculated on an as-converted and fully diluted basis. Our Board of Directors administers the Plans. The Board of Directors determines the number of options to be granted, the vesting period and the exercise price of new options. It is our policy to establish the exercise price at an amount that approximates (and is no less than) the fair value of the underlying shares on the date of grant as determined by the Board of Directors. As of July 31, 2023, there were 15,638,946 shares reserved for issuance in the Plans, of which 297,036 shares remain available for future grants under the Plans.

Retirement Plans

We maintain a US tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a US tax-advantaged basis. All participants’ interests in their contributions are 100% vested when contributed. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The retirement plan is intended to qualify under Section 401(a) of the Code. We contribute 3% of an individual’s eligible compensation to the 401(k) Plan irrespective of employee contribution.

We maintain a Canadian tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a Canadian tax-advantaged basis. All participants’ interests in their contributions are 100% vested when contributed. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. We contribute 1.5% to the Registered Retirement Savings Plan (RRSP) irrespective of employee contribution.

Director Compensation

We did not make any equity or non-equity awards to any of the non-employee members of our Board of Directors in 2022. During fiscal year 2022, Jason Hanson and Anthony Cheung, served as our Chief Executive Officer and Chief Technology Officer respectively, as well as a members of our Board of Directors, and received no additional compensation for their services as members of our Board of Directors. See the section titled “Executive Compensation” for more information about Mr. Hanson’s and Dr. Cheung’s compensation for fiscal year 2022. We reimburse non-employee members of our Board of Directors for reasonable travel expenses incurred in attending meetings of our Board of Directors and committees of our Board of Directors.

2022 Non-Employee Director Compensation Table

	Fees Earned Or Paid In Cash ($)		Total ($)
Richard Glickman	48,725	(1)	48,725
Dennis Langer, M.D., J.D.	54,136		54,136
Steve Gannon	32,972	(2)	32,972
Marco Boorsma, Ph.D.	—		—
Gerry Brunk	—		—

(1)

The amounts paid Dr. Glickman and Mr. Gannon were converted from Canadian dollar to U.S. dollar using an exchange rate of C$1.00 = US$.7327, which was the Bank of Canada closing rate on October 31, 2022.

(2)	Dr. Boorsma and Mr. Brunk do not receive compensation for their services as members of our board of directors.

DESCRIPTION OF ENGENE’S MATERIAL INDEBTEDNESS

2021 Loan and Security Agreement

On December 30, 2021, enGene entered into the Loan Agreement with Hercules for Term Loans of up to an aggregate principal amount of up to $20.0 million. The Loan Agreement provides for (i) an initial term loan advance of $7.0 million, which closed on December 30, 2021, (ii) subject to the achievement of the Clinical Milestone, a right of enGene to request that Hercules make additional term loan advances to enGene in an aggregate principal amount of up to $4.0 million from the achievement of the Clinical Milestone through June 15, 2022, which was drawn in June 2022, and (iii) subject to the achievement of the “Financial Milestone”, a right of enGene to request that Hercules make additional term loan advances to enGene in an aggregate principal amount of up to $9.0 million from achievement of the Financial Milestone through December 15, 2022, which was not achieved.

enGene is required to pay the End of Term Charge equal to 6.35% of the aggregate principal amount of the Term Loans advance upon repayment.

The Maturity Date of the Term Loan is July 1, 2025, with no option for extension.

The Term Loans bear interest at an annual rate equal to the greater of (i) 8.25% and (ii) 8.25% plus the prime rate of interest minus 3.25%. Borrowings under the Loan Agreement are repayable in monthly interest-only payments through June 2023. After the interest-only payment period, borrowings under the Loan Agreement are repayable in equal monthly payments of principal and accrued interest until the Maturity Date. The amount outstanding under the Term Loans (including the End of Term Charge) as of October 31, 2022 and October 31, 2021 was $11.699 million, with a carrying value of $10.914 million, and zero, respectively. Total interest expense incurred in the fiscal year ended October 31, 2022 on the Term Loans was $1.0 million.

At enGene’s option, enGene may elect to prepay all, but not less than all, of the outstanding Term Loans by paying the entire principal balance and all accrued and unpaid interest thereon plus a prepayment charge equal to the following percentage of the principal amount being prepaid: (i) 3.0% of the principal amount outstanding if the prepayment occurs in any of the first twelve months following the closing date of the last draw down; (ii) 2.0% of the principal amount outstanding if the prepayment occurs after the first twelve months following the closing date of the last draw down, but on or prior to twenty-four months following the closing date of the last draw down; and (iii) 1.0% of the principal amount outstanding at any time thereafter but prior to the Maturity Date.

In connection with the Loan Agreement, enGene granted Hercules a security interest senior to any current and future debts and to any security interest, in all of enGene’s right, title, and interest in, to and under all of enGene’s property and other assets, and certain equity interests and accounts of enGene, subject to limited exceptions including enGene’s intellectual property.

The Loan Agreement also contains certain customary events of default, representations and warranties, voluntary pre-payment provisions, and affirmative and negative covenants of enGene.

The Loan Agreement will remain in effect following completion of the Business Combination.

BDC Notes

In September 2020, enGene issued a convertible debenture to BDC Capital Inc., an affiliate of the Business Development Bank of Canada, in the amount of $2.2 million (the “BDC Notes”). The BDC Notes bear interest at rate of 8% per annum and mature on September 29, 2025. The BDC Notes will be paid off in full in connection with the Business Combination in accordance with their terms.

2022 Convertible Notes

On October 20, 2022, enGene entered into a Note Purchase Agreement with, and issued an aggregate amount of $18.4 million of convertible promissory notes (the “2022 Convertible Notes”) to, existing shareholders including Forbion Capital Fund III Cooperatief U.A. (“Forbion Capital Fund III”), Fonds de Solidarité des Travailleurs du Québec (F.T.Q.) (“FSTQ”), Lumira Ventures III, L.P. (“Lumira III”), Lumira Ventures III (International), L.P. (“Lumira International”), Merck Lumira Biosciences Fund, L.P. (“Merck-Lumira L.P.”), Merck Lumira Biosciences Fund (Québec), L.P. (“Merck-Lumira Québec” and together with, Merck-Lumira L.P. FSTQ, Lumira III, Lumira International and Forbion Capital Fund III, collectively the “2022 Noteholders”).

Prior to the execution and delivery of the Business Combination Agreement, enGene and the 2022 Noteholders entered into amended and restated convertible promissory notes (the “Amended 2022 Convertible Notes” and together with the enGene warrants issued by enGene as consideration for such modifications, the “Amended 2022 Financing”) to amend and restate the 2022 Convertible Notes in their entirety and to issue to each 2022 Noteholder warrants of enGene in consideration of those amendments set forth in each Amended 2022 Convertible Note.

The Amended 2022 Financing indebtedness will be converted in the Transactions into that number of enGene Common Shares that, when exchanged at the enGene Exchange Ratio, shall equal that number of FEAC Class A Shares (or after the Assumption, New enGene Shares) that the holders of such indebtedness would have received if they had subscribed for FEAC Class A Shares (or after the Assumption, New enGene Shares) on the same terms as the PIPE Financing.

2023 Convertible Notes

On April 4, 2023, enGene entered into a Note Purchase Agreement with, and issued the 2023 Subordinated Notes to, existing shareholders, including Forbion Capital Fund III, FSTQ, Lumira III, Lumira International, Lumira Ventures IV, L.P., Lumira Ventures IV (International), L.P., Merck-Lumira L.P., Merck-Lumira Québec (collectively, the “2023 Noteholders”).

On May 16, 2023, enGene agreed to issue convertible promissory notes (the “2023 Convertible Notes” and together with the warrants purchased concurrently, the “2023 Financing”) and warrants with an aggregate value of $38 million, to existing and new shareholders. The existing shareholders that participated in this financing included Merck-Lumira L.P., Merck-Lumira Quebec, FSTQ, Lumira III, Lumira International, Lumira Ventures IV, L.P., Lumira Ventures IV (International), L.P., and Forbion Capital Fund III. The new investors included FEAC’s Sponsor and Investissement Quebec. These new convertible promissory notes and warrants that were issued to the 2023 Noteholders repaid enGene’s obligations under the 2023 Subordinated Notes in full. This financing was completed in two tranches: the first tranche with an aggregate value of $28 million in convertible promissory notes and warrants was issued on May 17, 2023, with the second tranche was issued on June 15, 2023 for an additional $10.0 million in convertible promissory notes and warrants.

The 2023 Financing indebtedness will be converted in the Transactions into that number of enGene Common Shares that, when exchanged at the enGene Exchange Ratio, shall equal that number of FEAC Class A Shares (or after the Assumption, New enGene Shares) that the holders of such indebtedness would have received if they had subscribed for FEAC Class A Shares (or after the Assumption, New enGene Shares) on the same terms as the PIPE Financing.

IQ Letter Agreement

In connection with IQ’s investment in the 2023 Convertible Notes, IQ, New enGene, FEAC and enGene entered into a letter agreement (the “IQ Letter Agreement”) pursuant to which New enGene agreed to comply with certain covenants that from the time that IQ first holds New enGene Shares until the earlier of (1) the date

IQ ceases to hold at least 2% of New enGene’s outstanding shares on a fully-diluted basis, and (2) the date that is five years after the date of the Letter Agreement, unless New enGene receives prior written consent from IQ: (i) New enGene must maintain its head office in the Province of Québec, and (ii) New enGene shall cause enGene Inc. to (A) maintain operations in the Province of Québec, (B) maintain a research and development center in the Province of Québec, and (C) engage at least 20 employees who are residents and work in the Province of Québec (the “Employment Threshold”), provided that, if in good faith, the New enGene Board determines that maintaining the Employment Threshold puts enGene Inc. at risk of bankruptcy, insolvency or determines that it is in the best interests of enGene Inc. to effect a general reduction in workforce, IQ shall not unreasonably withhold consent to reduce the Employment Threshold. Additionally, after the consummation of the Transactions, IQ will, for so long as IQ holds shares representing, in the aggregate, ownership of greater than 2% of New enGene on a fully diluted basis, be permitted to have an observer attend any meeting of the New enGene Board subject to the terms and conditions of a board observer agreement to be negotiated in good faith between New enGene and IQ.

CURRENT DIRECTORS AND EXECUTIVE OFFICERS OF NEW ENGENE

As of September 22, 2023, the following persons currently serve as New enGene’s executive officers and directors.

Name	Age	Position
Executive Officers
Jason D. Hanson	54	Chief Executive Officer and Director
Dr. Anthony T. Cheung	52	Chief Technology Officer
Alexandre Grassin	45	Interim Chief Financial Officer

Non-Executive Directors
Jasper Bos	47	Director
Gerry Brunk	55	Director
Dr. Richard Glickman	65	Director

For biographical summaries of the experience of Jason D. Hanson, Dr. Anthony T. Cheung, Gerry Brunk and Dr. Richard Glickman, see “Directors and Executive Officers of enGene.”

For a biographical summary of the experience of Jasper Bos, see “Information About FEAC — Directors and Executive Officers.”

Alexandre Grassin has served as New enGene’s Interim Chief Financial Officer since July 2023. Mr. Grassin has served as Interim Chief Financial Officer at enGene USA Inc. since October 2022. Mr. Grassin served as Consulting CFO at Danforth Advisors since October 2022. Mr. Grassin also serves as CFO for Aleva Neurotherapeutics, Lausanne, Switzerland, since June 2021. Additionally, Mr. Grassin served as CFO/VP Finance and Administration for Genkyotex, Geneva, Switzerland, from April 2012 to May 2021. Mr. Grassin has more than 20 years of cross industry experience, primarily in the Pharmaceuticals, Biotechnology and Medical Technology sectors in France, Switzerland and in the United States. Mr. Grassin also served a financial auditor at KPMG, Paris, France, from September 2000 to May 2004.

DIRECTORS AND EXECUTIVE OFFICERS OF NEW ENGENE AFTER THE BUSINESS COMBINATION

Board of Directors and Management After the Business Combination

Following completion of the Business Combination, the existing management of enGene will initially continue to serve in their current positions as executive officers of New enGene. See “Executive Officers and Directors of enGene — Executive Officers” for biographical information about these individuals.

Directors

The four (4) directors of New enGene will continue as members of the New enGene Board after Closing. The initial board will consist of (i) Jason D. Hanson, the Chief Executive Officer of enGene, (ii) Jasper Bos, the Chief Executive Officer of FEAC, (iii) Gerry Brunk and (iv) Dr. Richard Glickman. Under applicable Nasdaq rules and pursuant to NI 52-110, the New enGene Board has determined that Messrs. Hanson and Bos are not independent directors and Mr. Brunk and Dr. Glickman are independent directors. New enGene intends to rely on the phase-in rules of Nasdaq with respect to the independence of its board of directors.

Prior to New enGene’s 2024 annual meeting of shareholders, the New enGene Board may appoint an additional director to its board, if identified. Pursuant to the Business Combination Agreement, as amended by the Waiver and Consent Letter, New enGene will elect a full slate of directors no later than on or immediately following New enGene’s 2024 annual meeting of shareholders. The full slate of directors will consist of seven (7) directors, including (i) one (1) independent director and one (1) other director (whether or not independent), each to be identified by FEAC, (ii) Jason D. Hanson, the Chief Executive Officer of enGene, and (iii) three (3) independent directors and one (1) other director to be identified by enGene.

The New enGene Board will be divided into three classes, Class I, II and III, each to serve a three-year term, except for the initial term after the Closing, for which the Class I directors will be up for reelection at the first annual meeting of shareholders occurring after the Closing, and for which the Class II directors will be up for reelection at the second annual meeting of shareholders occurring after the Closing. At each annual meeting of shareholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following the election. Following Closing, the New enGene Board will consist of no Class I directors, two Class II directors (Gerry Brunk and Dr. Richard Glickman) and two Class III directors (Jason D. Hanson and Jasper Bos). Subject to the potential appointment by the New enGene Board of a fifth director prior to the 2024 annual meeting of shareholders, at New enGene’s 2024 annual meeting of shareholders, New enGene is expected to elect one new Class III director, one new Class II director and one Class I director to the New enGene Board.

Corporate Governance

The Rule 5600 Series of the Nasdaq Listing Rules generally requires that a listed company’s constating documents provide for a quorum for any meeting of the holders of the company’s common shares that is greater than 33-1/3% of the outstanding shares of the company’s common shares that provide voting rights. New enGene’s articles that will be in force immediately prior to the closing of this offering will provide that a quorum of shareholders is the holders of at least 33-1/3% of the shares entitled to vote at the meeting, present in person or represented by proxy, and at least two persons entitled to vote at the meeting, present in person or represented by proxy.

Except as stated above, New enGene intends to comply with the rules generally applicable to U.S. domestic companies listed on the Nasdaq.

The Canadian Securities Administrators has issued corporate governance guidelines pursuant to National Policy 58-201 — Corporate Governance Guidelines (“NP 58-201”), together with certain related disclosure requirements pursuant to National Instrument 58-101 — Disclosure of Corporate Governance Practices (“NI 58-101”). The recommendations under NP 58-201 serve as guidelines for issuers to consider in developing their own corporate governance practices. New enGene recognizes that good corporate governance plays an important role in its overall success and in enhancing shareholder value and, accordingly, New enGene has adopted, or will adopt in connection with the closing of this offering, certain corporate governance policies and practices which reflect its consideration of the guidelines set forth in NP 58-201.

The disclosure set out below includes disclosure required by NI 58-101 describing New enGene’s approach to corporate governance in relation to the guidelines set forth in NP 58-201.

Board Composition and Election of Directors

Board Composition

The four (4) directors of New enGene will continue as members of the New enGene Board after Closing. The initial board will consist of (i) Jason D. Hanson, the Chief Executive Officer of enGene, (ii) Jasper Bos, the Chief Executive Officer of FEAC, (iii) Gerry Brunk and (iv) Dr. Richard Glickman. Pursuant to the Business Combination Agreement, as amended by the Waiver and Consent Letter, New enGene will elect a full slate of directors no later than on or immediately following New enGene’s 2024 annual meeting of shareholders. The full slate of directors will consist of seven (7) directors. Under the BCBCA, a director may be removed with or without cause by a resolution passed by a special majority of the votes cast by shareholders present in person or by proxy at a meeting and who are entitled to vote. Following the continuance of New enGene under the BCBCA, the director residency requirements in the CBCA will cease to apply.

Staggered Board Provisions

Under the Proposed Articles, for the purposes of facilitating staggered terms of the directors on the board, the following provisions, or the staggered board provisions, shall apply:

(i) one-third of the directors (or if the number of directors is not divisible by three, then that number of directors that is one-third of the directors rounded up to the next whole number) shall initially hold office for a three-year term expiring on the third annual general meeting of New enGene following the date noted at the end of the Proposed Articles;

(ii) one-third of the directors (or if the number of directors is not divisible by three, then that number of directors that is one-third of the directors rounded up to the next whole number) shall initially hold office for a two-year term expiring on the second annual general meeting of New enGene following the date noted at the end of the Proposed Articles; and

(iii) the remaining number of directors shall initially hold office for a one-year term expiring on the first annual general meeting of New enGene following the date noted at the end of the Proposed Articles.

While the staggered board provisions apply, at every annual general meeting and in every unanimous shareholder resolution in lieu thereof, all of the directors whose terms expire shall cease to hold office immediately before the election or appointment of directors, but are eligible for re-election or re-appointment. The shareholders entitled to vote at the annual general meeting for the election of directors may elect, or in a unanimous resolution appoint, the number of directors required to fill any vacancies created. The directors will hold office for the applicable terms contemplated in the staggered board provisions. Upon resignations of a director, the remaining directors may fill the casual vacancy resulting from such resignation for the remainder of the unexpired term.

Following the expiry of the directors’ initial terms of office as set out above, the directors may be elected in the manner provided in Article 14.2 of the Proposed Articles to hold office for three-year terms expiring on the third annual general meeting following their election.

When New enGene continues as a British Columbia company, New enGene anticipates that the initial terms of office for each of the directors will be as follows:

(i) Gerry Brunk and Richard Glickman will have two year terms expiring on the second annual general meeting following the date New enGene continues as a British Columbia company; and

(ii) Jason D. Hanson and Jasper Bos will have three year terms expiring on the third annual general meeting following the date New enGene continues as a British Columbia company.

Subject to the potential appointment by the New enGene Board of a fifth director prior to the 2024 annual general meeting of shareholders, as a result of New enGene’s 2024 annual general meeting of shareholders, New enGene anticipates that the initial terms of office for each of the directors will be as follows:

(i) one individual will have a term expiring on the first annual general meeting following the date New enGene continues as a British Columbia company;

(ii) Gerry Brunk, Richard Glickman and one other individual will have terms expiring on the second annual general meeting following the date New enGene continues as a British Columbia company; and

(iii) Jason D. Hanson, Jasper Bos and one other individual will have terms expiring on the third annual general meeting following the date New enGene continues as a British Columbia company.

Upon the expiry of the initial terms described above, the directors will be elected pursuant to article 14.2 of the Proposed Articles to hold office for three-year terms expiring on the third annual general meeting following their election.

Replacement or Removal of Directors

Under the BCBCA and the Proposed Articles, a director may be removed with or without cause by a special resolution passed by a special majority (being two-thirds) of the votes cast by shareholders present in person or by proxy at a duly convened meeting and who are entitled to vote.

To the extent directors are elected or appointed to fill casual vacancies or vacancies arising from the removal of directors, in both instances whether by shareholders or directors, the directors shall hold office until the remainder of the unexpired portion of the term of the departed director that was replaced.

Under the Proposed Articles, the number of directors of New enGene will be set at a minimum of three (3). The directors will be authorized to determine the actual number of directors to be elected from time to time.

Diversity

New enGene does not have a formal policy nor measurable objectives (such as a target) regarding board diversity or for the representation of women on their board of directors, management team or executive officers. New enGene expects that its priority in the selection of New enGene’s Board members will be to identify members who will further the interests of its shareholders through their established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of New enGene’s business and understanding of the competitive landscape. New enGene’s nominating and corporate governance committee and management team are expected to take gender and other diversity representation into consideration as part of their overall recruitment and selection process.

New enGene expects to facilitate the representation of women on its board and in executive officer positions by ensuring that diversity considerations are taken into account in senior management, monitoring the level of female representation on the board and in senior management positions, continuing to broaden recruiting efforts to attract and interview qualified female candidates, and committing to retention and training to ensure that New enGene’s most talented employees are promoted from within the organization.

Director Term Limits and Other Mechanisms of Board Renewal

New enGene’s Board of Directors has not adopted director term limits or other automatic mechanisms of board renewal. Rather than adopting formal term limits, mandatory age-related retirement policies and other mechanisms of board renewal, New enGene expects that the nominating and corporate governance committee of its board of directors will develop a skills and competencies matrix for New enGene’s Board of Directors as a whole and for individual directors. New enGene further expects that the nominating and corporate governance committee will also conduct a process for the assessment of its board of directors, each committee and each director regarding their or its effectiveness and contribution, and will report evaluation results to its board of directors on a regular basis.

Independence of the Members of the Board of Directors

Director Independence

Applicable Nasdaq rules require a majority of a listed company’s board of directors to be comprised of independent directors. Under applicable Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Under NI 58-101, a director is considered to be independent if that person is independent within the meaning of National Instrument 52-110 — Audit Committees (“NI 52-110”). Pursuant to NI 52-110, an independent director is a director who is free from any direct or indirect relationship which could, in the view of New enGene’s Board of Directors, be reasonably expected to interfere with a director’s independent judgment.

The independent directors of New enGene’s Board of Directors will hold regularly scheduled meetings at which non-independent directors and members of management are not in attendance. New enGene intends to rely on the phase-in rules of Nasdaq with respect to the independence of its board of directors.

Mandate of the Board of Directors

New enGene’s Board of Directors will be responsible for the stewardship of the Company and providing oversight as to the management of New enGene and affairs, including providing guidance and strategic oversight to management. Effective upon consummation of the Business Combination, New enGene’s Board will adopt a formal mandate that New enGene expects will include the following:

•	appointing New enGene’s Chief Executive Officer;

•

developing the corporate goals and objectives that New enGene’s Chief Executive Officer is responsible for meeting and reviewing the performance of New enGene’s Chief Executive Officer against such corporate goals and objectives;

•

taking steps to satisfy itself as to the integrity of New enGene’s Chief Executive Officer and other executive officers and that New enGene’s Chief Executive Officer and other executive officers create a culture of integrity throughout the organization;

•	reviewing and approving New enGene’s Code of Conduct (as defined herein) and reviewing and monitoring compliance with the Code of Conduct and New enGene’s enterprise risk management processes;

•

adopting a strategic planning process to establish objectives and goals for New enGene’s business and reviewing, approving, and modifying, as appropriate, the strategies proposed by management to achieve such objectives and goals; and

•	reviewing and approving material transactions not in the ordinary course of business.

Meetings of Directors

New enGene’s Board of Directors may meet together for the conduct of business, adjourn and otherwise regulate their meetings as they think fit, and meetings of the directors held at regular intervals may be held at the place, at the time and on the notice, if any, as the directors may from time to time determine. The independent members of New enGene’s Board of Directors will also meet, as required, without the non-independent directors and members of management before or after each regularly scheduled board meeting.

A director who has a material interest in a matter before New enGene’s Board of Directors or any committee on which they serve is required to disclose such interest as soon as the director becomes aware of it. In situations where a director has a material interest in a matter to be considered by New enGene’s Board of Directors or any committee on which they serve, such director may be required to absent themselves from the meeting while discussions and voting with respect to the matter are taking place. Directors will also be required to comply with the relevant provisions of the BCBCA regarding conflicts of interest.

Board Committees

Effective upon consummation of the Business Combination, New enGene expects that its board of directors will establish an audit committee, a compensation committee and a nominating and corporate governance committee. It is expected that the initial members of New enGene’s respective committees will be determined prior to the closing of the Business Combination.

Compensation Committee

Effective upon consummation of the Business Combination, it is expected that New enGene will establish a compensation committee comprised of independent directors as required by applicable SEC and Nasdaq rules and in accordance with the guidelines set forth in NP 58-201. Following Closing, New enGene expects the initial members of its compensation committee to be Gerry Brunk and Dr. Richard Glickman. New enGene intends to reconstitute the compensation committee following its first annual meeting of shareholders. Under SEC and the Nasdaq rules, there are heightened independence standards for members of the compensation committee. New enGene expects that its compensation committee members will meet this heightened standard and are also expected to be independent for purposes of NI 58-101. The functions of the compensation committee are expected to include:

•	reviewing and making recommendations with respect to compensation policy and programs and determining and recommending option grants under New enGene’s incentive stock plan;

•	reviewing and recommending to New enGene’s Board of Directors the manner in which executive compensation should be tied to corporate goals and objectives;

•

reviewing and approving annually the corporate goals and objectives applicable to the compensation of the Chief Executive Officer, evaluating at least annually the Chief Executive Officer’s performance in light of those goals and objectives and determining and approving the Chief Executive Officer’s compensation level based on this evaluation;

•	making recommendations to New enGene’s Board of Directors regarding the compensation of all other executive officers;

•	reviewing and making recommendations to New enGene’s Board of Directors regarding incentive compensation plans and equity-based plans;

•

authority to oversee New enGene’s non-executive incentive compensation plans and equity-based plans, including the discharge of any duties imposed on the compensation committee by any of those plans; and

•	reviewing director compensation for service on New enGene’s Board of Directors and board committees at least once a year and to recommending any changes to its Board of Directors.

It is expected that New enGene’s Board of Directors will establish a written charter that will be effective immediately prior to the consummation of the Business Combination setting forth the purpose, composition, authority and responsibility of New enGene’s compensation committee consistent with the rules of the Nasdaq, the SEC and the guidance of the Canadian Securities Administrators.

Audit Committee

Effective upon consummation of the Business Combination, it is expected that New enGene will establish an audit committee comprised of independent directors as required by applicable SEC, Nasdaq rules and NI 52-110. Following Closing, New enGene expects the initial members of its audit committee to be Gerry Brunk and Dr. Richard Glickman. New enGene intends to reconstitute the audit committee following its first annual meeting of shareholders. At least one member of the audit committee will qualify as an “audit committee financial expert”, as such term is defined the rules and regulation established by the SEC, and all members of the audit committee will be “financially literate”, as such term is defined in NI 52-110 (except as may be permitted by NI 52-110). The expected principal purpose of New enGene’s audit committee will be to assist the board of directors in its oversight of:

•	the quality and integrity of New enGene’s financial statements and related information;

•	the independence, qualifications, appointment and performance of New enGene’s external auditor;

•	New enGene’s disclosure controls and procedures, internal control over financial reporting and management’s responsibility for assessing and reporting on the effectiveness of such controls;

•	New enGene’s compliance with applicable legal and regulatory requirements; and

•	New enGene’s enterprise risk management processes.

It is expected that New enGene’s Board of Directors will establish a written charter that will be effective immediately prior to the consummation of the Business Combination setting forth the purpose, composition, authority and responsibility of its audit committee, consistent with the rules of the Nasdaq, the SEC and NI 52-110.

New enGene’s audit committee will have access to all of its books, records, facilities and personnel and may request any information about us as it may deem appropriate. It will also have the authority in its sole discretion and at New enGene’s expense, to retain and set the compensation of outside legal, accounting or other advisors as necessary to assist in the performance of its duties and responsibilities.

Nominating and Corporate Governance Committee

Effective upon consummation of the Business Combination, it is expected that New enGene will establish a nominating and governance committee comprised of independent directors as required by applicable SEC and Nasdaq rules and in accordance with the guidelines set forth in NP 58-201. New enGene expects the initial members of its nominating and corporate governance committee to be Gerry Brunk and Dr. Richard Glickman. New enGene intends to reconstitute the nominating and corporate governance committee following its first annual meeting of shareholders. The members of the nominating and governance committee will be independent for purposes of NI 58-101.

It is expected that New enGene’s Board of Directors will establish a written charter that will be effective immediately prior to the consummation of the Business Combination setting forth the purpose, composition, authority and responsibility of New enGene’s nominating and corporate governance committee. The nominating and corporate governance committee’s expected purpose will be to assist New enGene’s Board of Directors in:

•	identifying individuals qualified to become members of New enGene’s Board of Directors;

•

selecting or recommending that New enGene’s Board of Directors select director nominees for the next annual meeting of shareholders and determining the composition of its Board of Directors and its committees;

•

developing and overseeing a process to assess New enGene’s Board of Directors, the Chair of the board, the committees of the board, the chairs of the committees, individual directors and management; and

•	developing and implementing New enGene’s corporate governance guidelines.

In identifying new candidates for New enGene’s Board of Directors, the nominating and corporate governance committee will consider what competencies and skills its board of directors, as a whole, should possess and assess what competencies and skills each existing director possesses, considering New enGene’s board of directors as a group, and the personality and other qualities of each director, as these may ultimately determine the boardroom dynamic.

It will be the responsibility of the nominating and corporate governance committee to regularly evaluate the overall efficiency of New enGene’s Board of Directors and its Chair and all board committees and their chairs. As part of its anticipated mandate, the nominating and corporate governance committee will conduct the process for the assessment of New enGene’s Board of Directors, each committee and each director regarding their or its effectiveness and contribution, and report evaluation results to its board of directors on a regular basis.

Code of Business Conduct and Ethics

Effective upon consummation of the Business Combination, it is expected that New enGene will establish a code of conduct and ethics (the “Code of Conduct”) applicable to all of New enGene’s directors, officers and employees, including its Chief Executive Officer, Chief Financial Officer, controller or principal accounting officer, or other persons performing similar functions, which will be a “code of ethics” as defined in Item 406(b) of Form 10-K promulgated by the SEC and which will be a “code” under NI 58-101. The Code of Conduct is expected to set out the fundamental values and standards of behavior that will be expected from New enGene’s directors, officers, employees, consultants and contractors with respect to all aspects of its business. The objective of the Code of Conduct is expected to provide guidelines to promote integrity and deter wrongdoing.

Upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, the full text of the Code of Conduct will be posted on New enGene’s website at www.engene.com. The written Code of Conduct will also be filed with the Canadian securities regulatory authorities on SEDAR at www.sedar.com. Information contained on, or that can be accessed through, New enGene’s website does not constitute a part of this proxy statement/prospectus and is not incorporated by reference herein. If New enGene makes any amendment to the Code of Conduct or grant any waivers, including any implicit waiver, from a provision of the code of ethics, New enGene will disclose the nature of such amendment or waiver on its website to the extent required by the rules and regulations of the SEC and the Canadian Securities Administrators. New enGene intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, a provision of its Code of Ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, by posting such information on New enGene’s internet website.

Monitoring Compliance with the Code of Conduct

It is expected that New enGene’s nominating and corporate governance committee will be responsible for reviewing and evaluating the Code of Conduct at least annually and will recommend any necessary or appropriate changes to its board of directors for consideration. New enGene expects that the nominating and corporate governance committee will assist its board of directors with the monitoring of compliance with the Code of Conduct, and will be responsible for considering any waivers of the Code of Conduct (other than waivers applicable to members of the nominating and corporate governance committee, which shall be considered by the audit committee, or waivers applicable to New enGene’s directors or executive officers, which shall be subject to review by its board of directors as a whole).

Compensation Committee Interlocks and Insider Participation

None of the members of New enGene’s compensation committee will at any time have been one of its officers or employees. None of the individuals who is expected to become New enGene’s executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on New enGene’s Board of Directors or compensation committee.

Position Descriptions

Effective upon consummation of the Business Combination, it is expected that New enGene’s Board of Directors will adopt a written position description for the Chair of the board of directors which is expected to set out the Chair’s key responsibilities, including, among other things, duties relating to setting board of director meeting agendas, chairing board of director and shareholder meetings, director development and ensuring the board of directors is provided with timely and relevant information to effectively discharge its duties and responsibilities.

Effective upon consummation of the Business Combination, it is expected that New enGene’s Board of Directors will adopt a written position description for each of its committee chairs which is expected to set out each of the committee chair’s key responsibilities, including, among other things, duties relating to setting committee meeting agendas, chairing committee meetings and working with the respective committee and management to ensure, to the greatest extent possible, the effective functioning of the committee.

Effective upon consummation of the Business Combination, it is expected that New enGene’s Board of Directors will adopt a written position description for its Chief Executive Officer which is expected to set out the key responsibilities of New enGene’s Chief Executive Officer, including, among other duties in relation to providing overall leadership, working with the board of directors to develop New enGene’s strategic direction and the annual corporate plan and budget, and managing the day-to-day business and affairs of the Company and carrying out such duties and responsibilities as is customary for a Chief Executive Officer of a company in a similar industry and stage of development.

Orientation and Continuing Education

Effective upon consummation of the Business Combination, New enGene expects that it will implement an orientation program for new directors under which a new director will meet separately with the Chair of New enGene’s Board of Directors, its lead director, if applicable, members of the senior executive team and the secretary.

It is expected that the chair of each committee will be responsible for providing leadership to enable each committee to effectively carry out the committee’s mandate. New enGene expects that the board of directors, in conjunction with the nominating and corporate governance committee, will provide an orientation program for new directors and continuing education opportunities for all directors. New enGene expects that the nominating and corporate governance committee will assist new directors in becoming acquainted with the Company and its governance processes.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION OF NEW ENGENE

Executive Officer Compensation

The policies of New enGene with respect to the compensation of its executive officers following the Business Combination will be administered by the New enGene Board of Directors in consultation with its compensation committee (as described above). The compensation policies followed by New enGene will be intended to provide for compensation that is sufficient to attract, motivate and retain executives of New enGene and potentially other individuals and to establish an appropriate relationship between executive compensation and the creation of shareholder value. To meet these goals, the compensation committee will be charged with recommending executive compensation packages to New enGene’s Board.

It is anticipated that performance-based and equity-based compensation will be an important foundation in executive compensation packages as New enGene believes it is important to maintain a strong link between executive incentives and the creation of shareholder value. New enGene believes that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing shareholder value while, at the same time, attracting, motivating and retaining high-quality executives. Upon consummation of the Business Combination, New enGene will adopt the Incentive Equity Plan which will reflect what New enGene believes is a focus on performance- and equity-based compensation. Since New enGene will not have a compensation committee until completion of the Business Combination, it has not yet adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation for executives hired in the future. For a description of the terms of the Incentive Equity Plan, see the section entitled “The Incentive Equity Plan Proposal.”

New enGene intends to be competitive with other similarly situated companies in its industry following completion of the Business Combination.

The compensation decisions regarding New enGene’s executives will be based on New enGene’s need to attract individuals with the skills necessary for New enGene to achieve its business plan, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above New enGene’s expectations.

In addition to the guidance provided by its compensation committee, New enGene may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees. This could include subscriptions to executive compensation surveys and other databases.

New enGene’s compensation committee will be charged with performing an annual review of New enGene’s executive officers’ cash compensation and equity holdings to determine whether they provide adequate incentives and motivation to executive officers and whether they adequately compensate the executive officers relative to comparable officers in other companies.

Employment Agreements

Concurrently with the Business Combination, New enGene or a subsidiary thereof will enter into employment agreements with Jason D. Hanson, Chief Executive Officer of enGene who will become Chief Executive Officer of New enGene, and certain other executive officers.

Director Compensation

New enGene currently does not have a definitive compensation plan for its future directors. New enGene, working with the compensation committee, anticipates setting director compensation at a level comparable with those directors with similar positions at comparable companies.

DESCRIPTION OF NEW ENGENE SECURITIES

General

The following description of the material terms of the New enGene’s share capital upon the completion of the Business Combination includes a summary of specified provisions of the Proposed Articles that will be adopted pursuant to the continuation of New enGene under the BCBCA. This description is qualified by reference to the Proposed Articles. You are encouraged to read the forms of Proposed Articles for greater detail with respect to the description of material terms, copies of which are attached to this proxy statement/prospectus as Exhibit G to Annex A, and each is incorporated in this proxy statement/prospectus by reference.

Share Capital

Following the completion of this offering, New enGene’s authorized share capital will consist of an unlimited number of common shares and an unlimited number of blank cheque preferred shares, issuable in series, all of which preferred shares will be undesignated.

As of May 31, 2023, 10 Class B common shares were outstanding and held of record by 1 shareholder. On the date that is one business day prior to the Closing Date, in connection with the merger of Cayman Merger Sub with and into FEAC, New enGene will redeem these initial 10 Class B common shares for an aggregate amount of C$10.00, which represents the amount of capital that such shareholder contributed upon the incorporation of New enGene. Upon the consummation of the Business Combination, there will be 33,552,029 New enGene Shares outstanding, assuming, among other things, that none of the holders of FEAC Class A Shares exercise their redemption rights. See “Security Ownership of Certain Beneficial Owners and Management of New enGene” for information about anticipated share ownership of New enGene following completion of the Business Combination.

Common Shares

Under the Proposed Articles, the holders of New enGene common shares are entitled to one vote for each share held on all matters submitted to a vote of the shareholders. Holders of New enGene’s common shares are entitled to receive ratably any dividends declared by New enGene’s Board of Directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred shares. New enGene common shares have no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

In the event of New enGene’s liquidation, dissolution or winding up, holders of New enGene common shares will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred shares. The shares to be issued by New enGene in this offering will be, when issued and paid for, validly issued, fully paid and non-assessable.

Preferred Shares

Under the Proposed Articles, New enGene’s Board of Directors will have the authority, without further action by New enGene’s shareholders, to issue an unlimited number of preferred shares in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common shares. The issuance of New enGene preferred shares could adversely affect the voting power of holders of common shares and the likelihood that such holders will receive dividend payments and payments upon New enGene’s liquidation, dissolution or winding up. In addition, the issuance of preferred shares could have the effect of delaying, deferring or preventing a change in control of New enGene or other corporate action. Immediately after consummation of this offering, no preferred shares will be outstanding, and New enGene has no present plan to issue any preferred shares.

New enGene Warrants

Assumption of FEAC Warrants

Pursuant to the Business Combination, New enGene will assume the FEAC Warrants and the FEAC Warrant Agreement pursuant to the Warrant Assignment, Assumption and Amendment Agreement.

PIPE Warrants

Pursuant to the Business Combination, the PIPE Investors will receive New enGene Warrants upon the consummation of the PIPE Financing in accordance with the terms of the Subscription Agreement as amended by the Side Letter Agreement.

Automatic Exchange of Certain enGene Warrants

Pursuant to the Business Combination, the enGene Warrants that were issued to the holders of the enGene Convertible Notes will automatically be exchanged in accordance with the Plan of Arrangement for that number of New enGene Warrants that, when exchanged at the enGene Exchange Ratio, shall equal that number of New enGene Warrants that the holders of the enGene Convertible Notes would have received if they had participated in the PIPE Financing.

Terms of the New enGene Warrants

Each whole warrant will entitle the registered holder to purchase one New enGene Share at a price of $11.50 per share, subject to adjustment as discussed below. Pursuant to the terms of the New enGene Warrant Agreement, a warrant holder may exercise its New enGene Warrants only for a whole number of New enGene Shares. This means only a whole New enGene Warrant may be exercised at a given time by a warrant holder. The New enGene Warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

New enGene will not be obligated to deliver any New enGene Shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the New enGene Shares underlying the New enGene Warrants is then effective and a prospectus relating thereto is current, subject to New enGene satisfying its obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and New enGene will not be obligated to issue a New enGene Share upon exercise of a warrant unless the New enGene Share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the jurisdiction of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will New enGene be required to net cash settle any warrant.

New enGene has agreed that as soon as practicable, but in no event later than 15 business days after the Closing of the Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the New enGene Shares issuable upon exercise of the warrants, and New enGene will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the Closing of the Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those New enGene Shares until the New enGene Warrants expire or are redeemed, as specified in the New enGene Warrant Agreement; provided that if the New enGene Shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, New enGene may, at its option, require holders of New enGene Warrants who exercise their New enGene Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event

New enGene so elects, it will not be required to file or maintain in effect a registration statement, but New enGene will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the New enGene Shares issuable upon exercise of the New enGene Warrants is not effective by the 60th day after the Closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when New enGene will have failed to maintain an effective registration statement, exercise New enGene Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but New enGene will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the New enGene Warrants for that number of New enGene Shares equal to the quotient obtained by dividing (x) the product of the number of New enGene Shares underlying the New enGene Warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the New enGene Warrants by (y) the fair market value. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the New enGene Shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of New enGene Warrants. Once the redeemable New enGene Warrants become exercisable, New enGene may redeem the outstanding New enGene Warrants (except as described herein):

•	in whole and not in part;

•	at a price of $0.01 per New enGene Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of the New enGene Shares equals or exceeds $18.00 per share (as adjusted as described below) for any 20 trading days within a 30-trading day period ending three trading days before New enGene send the notice of redemption to the warrant holders.

New enGene will not redeem the New enGene Warrants as described above unless a registration statement under the Securities Act covering the issuance of the New enGene Shares issuable upon exercise of the New enGene Warrants is then effective and a current prospectus relating to those New enGene Shares is available throughout the 30-day redemption period. If and when the New enGene Warrants become redeemable by New enGene, New enGene may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The last of the redemption criterion discussed above is designed to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and New enGene issues a notice of redemption of the New enGene Warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the New enGene Shares may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “New enGene Warrants — Redemption Procedures — Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

If New enGene calls the New enGene Warrants for redemption as described above, New enGene will have the option to require any holder that wishes to exercise its New enGene Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their New enGene Warrants on a “cashless basis,” New enGene will consider, among other factors, its cash position, the number of New enGene Warrants that are outstanding and the dilutive effect on its shareholders of issuing the maximum number of New enGene Shares issuable upon the exercise of its New enGene Warrants. If New enGene takes advantage of this option, all holders of New enGene Warrants would pay the exercise price by surrendering their New enGene Warrants for that number of New enGene Shares equal to the quotient obtained by dividing (x) the product of the number of New enGene Shares underlying the New enGene Warrants, multiplied by the difference between the exercise price of the New enGene Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the 10-day average closing price as of the date on which the notice of redemption is sent to the holders of the New enGene Warrants. If New enGene takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of New enGene Shares to be received upon exercise of the New enGene Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of New enGene Shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to New enGene if it does not need the cash from the exercise of the New enGene Warrants after the Business Combination. If New enGene calls its New enGene Warrants for redemption and does not take advantage of this option, FEAC’s Sponsor and its permitted transferees would still be entitled to exercise their New enGene Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their New enGene Warrants on a cashless basis, as described in more detail below.

No fractional New enGene Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, New enGene will round down to the nearest whole number of the number of New enGene Shares to be issued to the holder.

Redemption Procedures

A holder of a warrant may notify New enGene in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the New enGene Shares issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of outstanding New enGene Shares is increased by a capitalization or share dividend payable in New enGene Shares, or by a sub-division of common shares or other similar event, then, on the effective date of such capitalization or share dividend, sub-division or similar event, the number of New enGene Shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding common shares. A rights offering made to all or substantially all holders of common shares entitling holders to purchase New enGene Shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of New enGene Shares equal to the product of (i) the number of New enGene Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for New enGene Shares) and (ii) one minus the quotient of (x) the price per New enGene Share paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for New enGene Shares, in determining the price payable for New enGene Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of the New enGene Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the New enGene Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if New enGene, at any time while the New enGene Warrants are outstanding and unexpired, pays a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of New enGene Shares on account of such New enGene Shares (or other securities into which the New enGene Warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the New enGene Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of New enGene Shares issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of New enGene Shares in connection with the Business Combination, or (d) to satisfy the redemption rights of the holders of the New enGene Shares in connection with a shareholder vote to amend New enGene’s articles (A) to modify the substance or timing of New enGene’s obligation to provide holders of the New enGene Shares the right to have their shares redeemed in connection with the Business Combination or (B) with respect to any other provision relating to the rights of holders of the New enGene Shares.

If the number of New enGene Shares is decreased by a consolidation, combination, reverse share sub-division or reclassification of the New enGene Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of New enGene Shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding New enGene Shares.

Whenever the number of New enGene Shares purchasable upon the exercise of the New enGene Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of New enGene Shares purchasable upon the exercise of the New enGene Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of New enGene Shares so purchasable immediately thereafter. The FEAC Warrant Agreement provides that no adjustment to the number of New enGene Shares issuable upon exercise of a warrant will be required until cumulative adjustments amount to 1% or more of the number of New enGene Shares issuable upon exercise of a warrant as last adjusted. Any such adjustments that are not made will be carried forward and taken into account in any subsequent adjustment. All such carried forward adjustments will be made (i) in connection with any subsequent adjustment that (taken together with such carried forward adjustments) would result in a change of at least 1% in the number of New enGene Shares issuable upon exercise of a warrant and (ii) on the exercise date of any warrant. In addition, if (i) New enGene issues additional New enGene Shares or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination at a newly issued price of less than $9.20 per New enGene Share (with such issue price or effective issue price to be determined in good faith by New enGene’s Board of Directors and, in the case of any such issuance to FEAC’s Sponsor or its affiliates, without taking into account any founder shares held by FEAC’s Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (ii) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the completion of the Business Combination (net of redemptions), and (iii) the volume weighted average trading price of the New enGene Shares during the 20 trading day period starting on the trading day prior to the day on which the Business Combination is consummated is below $9.20 per share (such price, the “Market Value”), then the exercise price of the New enGene Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, respectively. This provision of the New enGene Warrants makes it possible that the exercise price and redemption price trigger of the New enGene Warrants would be adjusted downward as a result of the PIPE Financing. Following the PIPE Financing, the New enGene Board of Directors will evaluate the terms of the PIPE Financing and determine whether the foregoing conditions have been satisfied that would result in adjustments to the exercise price and redemption trigger price of the New enGene Warrants.

In case of any reclassification or reorganization of the outstanding New enGene Shares (other than those described above or that solely affects the par value of such New enGene Shares), or in the case of any merger or consolidation of New enGene with or into another corporation (other than a consolidation or merger in which New enGene is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding New enGene Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of New enGene as an entirety or substantially as an entirety in connection with which it is dissolved, the holders of the New enGene Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the New enGene Warrants and in lieu of New enGene Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of New enGene Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the New enGene Warrants would have received if such holder had exercised their New enGene Warrants immediately prior to such event.

The New enGene Warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and New enGene. The New enGene Warrant Agreement provides that the terms of the New enGene Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the New enGene Warrant Agreement to the description of the terms of the New enGene Warrants and the New enGene Warrant Agreement set forth in the prospectus for FEAC’s IPO, or defective provision (ii) amending the provisions relating to cash dividends on common shares as contemplated by and in accordance with the New enGene Warrant Agreement, (iii) providing for the delivery of certain alternative issuances in the case of certain reorganizations or other events or (iv) adding or changing any provisions with respect to matters or questions arising under the New enGene Warrant Agreement as the parties to the New enGene Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the New enGene Warrants, provided that the approval by the holders of at least 65% of the then-outstanding New enGene Warrants is required to make any change that adversely affects the interests of the registered holders. You should review a copy of the New enGene Warrant Agreement and the Warrant Assignment, Assumption and Amendment Agreement, which will be filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the New enGene Warrants.

The warrant holders do not have the rights or privileges of holders of New enGene Shares and any voting rights until they exercise their New enGene Warrants and receive New enGene Shares. After the issuance of New enGene Shares upon exercise of the New enGene Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

If, upon exercise of the New enGene Warrants, a holder would be entitled to receive a fractional interest in a share, New enGene will, upon exercise, round down to the nearest whole number the number of New enGene Shares to be issued to the warrant holder.

New enGene has agreed that, subject to applicable law, any action, proceeding or claim against New enGene arising out of or relating in any way to the New enGene Warrant Agreement or the Warrant Assignment, Assumption and Amendment Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and New enGene irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON SHARES

Upon completion of the Business Combination, New enGene will have unlimited common shares authorized and, based on the assumptions set out elsewhere in this proxy statement/prospectus, 33,552,029 common shares issued and outstanding, assuming no common shares are redeemed in connection with the Business Combination. All of New enGene’s common shares issued in connection with the Business Combination will be freely transferable by persons other than by New enGene’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of New enGene’s common shares in the public market could adversely affect prevailing market prices of New enGene’s common shares.

Registration Rights and Lock-Up Agreements

In connection with the Business Combination, on or around the Closing Date, New enGene, FEAC, the Sponsor Holders (as defined in the Registration Rights Agreement) and the enGene Holders (as defined in the Registration Rights Agreement) will enter into the Registration Rights Agreement. Pursuant to the terms of the Registration Rights Agreement, among other things, the Sponsor Holders and the enGene Holders will be granted certain customary registration rights with respect to their respective equity securities of New enGene, in each case, on the terms and subject to the conditions therein.

Pursuant to the Subscription Agreements relating to the PIPE, FEAC (or subject to and in accordance with the Assumption, New enGene) agreed that, as soon as practicable, but in no event later than 15 business days after the Closing Date, it shall use its commercially reasonable efforts to file with the SEC a registration statement (the “Registration Statement”) registering the resale of the Subscribed Shares (as defined in the Subscription Agreements) and/or any other equity security (of FEAC, any successor entity or otherwise) issued or issuable with respect to the Subscribed Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise, and FEAC shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the 60th calendar day (or 90th calendar day if the Staff of the SEC notifies FEAC that it will “review” the Registration Statement) following the Closing Date.

Concurrently with the execution and delivery of the Business Combination Agreement, FEAC, New enGene, enGene, the directors of enGene and certain shareholders of enGene (collectively, other than FEAC, the “enGene Parties”) entered into voting agreements (the “enGene Voting Agreements”) and lock-up agreements (the “enGene Lock-Up Agreements”) pursuant to which the enGene Parties agreed to, among other things, (i) vote or cause to be voted all of its enGene Shares in favor of the enGene Arrangement Resolution and the Transactions; (ii) be bound by certain other covenants and agreements related to the Business Combination and (iii) be bound by certain transfer restrictions with respect to the enGene Shares and New enGene Shares, as applicable, in each case, on the terms and subject to the conditions set forth in the enGene Voting Agreements and the enGene Lock-Up Agreements.

In addition, concurrently with the execution and delivery of the Business Combination Agreement, enGene, New enGene and the Sponsor Parties entered into a voting agreement (the “FEAC Voting Agreement”) pursuant to which the Sponsor Parties agreed to, among other things, (i) vote or cause to be voted all of its FEAC Shares in favor of the Transaction Proposals; (ii) be bound by certain other covenants and agreements related to the Business Combination and (iii) be bound by certain transfer restrictions with respect to the FEAC Shares, in each case, on the terms and subject to the conditions set forth in the FEAC Voting Agreement.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted common shares or warrants of New enGene for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of New enGene’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) New enGene is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as New enGene is required to file reports) preceding the sale.

Persons who have beneficially owned restricted common shares or warrants of New enGene for at least six months but who are New enGene’s affiliates at the time of, or at any time during the three months preceding a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•

1% of the total number of New enGene Shares then outstanding (as of the date of this proxy statement/prospectus, FEAC has 12,650,000 Class A ordinary shares, no par value, and 3,162,500 Class B ordinary shares, no par value, issued and outstanding); or

•	the average weekly reported trading volume of New enGene Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by New enGene’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business-combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials) other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, New enGene’s initial shareholders will be able to sell their founder shares, private placement shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after New enGene has completed its initial business combination.

Following the Closing, FEAC will no longer be a shell company, and so, once the conditions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.

CANADIAN SECURITIES LAW MATTERS

Distribution and Resale of New enGene Shares and New enGene Warrants Received in the Transaction and New enGene Shares underlying New enGene Warrants under Canadian Securities Laws

The New enGene Shares and New enGene Warrants issued in connection with the consummation of the Transactions, and the New enGene Shares issued upon the exercise of the New enGene Warrants in accordance with the terms and conditions thereof, will not be legended and may be resold through registered dealers in each of the provinces and territories of Canada, provided that: (i) the trade is not a “control distribution” (as defined in National Instrument 45-102 — Resale of Securities of the Canadian Securities Administrators); (ii) no unusual effort is made to prepare the market or create a demand for those securities; (iii) no extraordinary commission or consideration is paid in respect of that trade; (iv) if the selling securityholder is an insider or officer of New enGene (as defined under applicable Canadian securities legislation), the insider or officer has no reasonable grounds to believe that New enGene is in default of applicable Canadian securities legislation; and (v) New enGene is and has been a reporting issuer in a jurisdiction of Canada for the four months immediately preceding the trade (subject to the abridgment of such four month period upon New enGene becoming a reporting issuer in a jurisdiction of Canada after the Closing and being a reporting issuer at the time of the trade). New enGene is expected to become a reporting issuer in the province of Quebec by filing a non-offering prospectus therein. Each New enGene securityholder is urged to consult the holder’s professional advisors with respect to restrictions applicable to trades in New enGene Shares (including New enGene Shares underlying New enGene Warrants) and New enGene Warrants under applicable Canadian securities legislation.

Ongoing Canadian Reporting Obligations of New enGene

Following Closing, New enGene is expected to become a reporting issuer in the province of Quebec by filing a non-offering prospectus therein and as a result, will be subject to Canadian continuous disclosure and other reporting obligations under applicable Canadian securities laws in the province of Quebec. Among these reporting obligations is the requirement that its reporting insiders file reports with respect to, among other things, their beneficial ownership of, or control or direction over, securities of New enGene and their interests in, and rights and obligations associated with, related financial instruments. New enGene will be an “SEC issuer” (as such term is defined under Canadian securities laws) and, therefore, in certain instances, may rely on available exemptions to satisfy its Canadian continuous disclosure and other reporting obligations by filing in Canada its periodic and current reports filed with the SEC, but New enGene will not be a foreign issuer under applicable Canadian securities law and, therefore, will not be entitled to additional exemptions available to foreign issuers under Canadian securities laws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF ENGENE

The following table sets forth information regarding the beneficial ownership of enGene Shares as of September 22, 2023, for each of:

•	each person who is known to enGene to be the beneficial owner of more than 5% of the outstanding shares of any class of shares of enGene;

•	the current named executive officers and directors of enGene; and

•	the current executive officers and directors of enGene as a group.

Unless otherwise indicated, enGene believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Except as otherwise noted herein, the number and percentage of enGene Shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, a person is deemed to be a beneficial owner of a security if that person has sole or shared voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. In determining beneficial ownership percentages, enGene deems shares that a person has the right to acquire, including the enGene Shares issuable pursuant to derivative securities that are currently exercisable or exercisable within 60 days of May 31, 2023, if any, to be outstanding and to be beneficially owned by the person with such right to acquire additional enGene Shares for the purposes of computing the percentage ownership of that person (including in the total when calculating the applicable beneficial owner’s percentage of ownership), but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person.

The calculation of the percentage of beneficial ownership of enGene Shares is presented prior to the Business Combination, and is based on enGene having issued and outstanding as of September 22, 2023, 3,524,045 enGene Common Shares, 1,477,715 enGene Class A Preferred Shares, 864,570 enGene Class B Preferred Shares, and 30,810,114 enGene Class C Preferred Shares. The presentation of enGene beneficial ownership excludes the impact of (i) issued and outstanding warrants for the acquisition of enGene Class C Preferred Shares, which are expected to be canceled and no longer outstanding immediately prior to (but conditioned upon) the consummation of the Business Combination, (ii) outstanding promissory notes of enGene that are convertible into enGene Common Shares upon the happening of certain events (none of which are expected by enGene management to occur prior to the consummation of the Business Combination), and which will convert into 35,338,500 enGene Common Shares immediately prior to, and contingent upon, the consummation of the Business Combination, (iii) issued and outstanding warrants for the acquisition of approximately 14,841,640 enGene Common Shares issued to investors in the enGene Convertible Notes, which are not exercisable until after the closing of the Business Combination, (iv) 361,852 issued and outstanding non-voting enGene Common Shares of enGene that will be exchanged for voting Common Shares of New enGene in connection with the consummation of the Business Combination, and (v) options granted under the enGene Equity Plan, all of which are exercisable for non-voting enGene Common Shares.

The enGene Board, acting as the committee under the enGene Equity Plan, has determined that all options to acquire enGene Common Shares issued or authorized to be issued under the enGene Equity Plan as of May 16, 2023, in respect of shares issued or authorized to be issued under such plan as of May 16, 2023, will accelerate and become vested and exercisable (if not previously vested and exercisable) as of immediately prior to the consummation of the Business Combination. In July 2023, the enGene Board authorized the grant to enGene employees of options to acquire an additional 5.8 million non-voting enGene Common Shares, which options will vest according to their respective terms, subject to the additional requirement that the Business Combination is consummated and a registration statement on Form S-8 is filed with the SEC in respect of the New enGene Shares underlying such granted options (after giving effect to the Business Combination) and becomes effective.

Security ownership of certain beneficial owners of enGene

Title of Class	Name and Address of Beneficial Owner	Number of shares	Percent of class
enGene Common	10K Lakes Fund II LP (1)	1,523,809	43.2%
enGene Class A Preferred	396419 B.C. Ltd and affiliate (2)	963,359	65.2%
	Epic Ventures Inc. (3)	80,139	5.4%
	Scott Hawthorn (4)	80,139	5.4%
enGene Class B Preferred	10K Lakes Fund II LP (1)	864,570	100.0%
enGene Class C Preferred	Lumira Ventures III, L.P. and affiliates (5)	12,423,075	40.3%
	Forbion Capital Fund III Coöperarief U.A. (6)	9,695,138	31.5%
	Fonds de Solidarité des Travailleurs du Québec (7)	8,691,901	28.2%

Security ownership of management of enGene

	enGene Common Shares		enGene Class A Preferred Shares		enGene Class B Preferred Shares		enGene Class C Preferred Shares
Name and Address of Beneficial Owner	Number of shares	Percent of class	Number of shares	Percent of class	Number of shares	Percent of class	Number of shares	Percent of class
Jason D. Hanson (8)	—	—	—	—%	—	—%	—	—%
Dr. Anthony T. Cheung (8)	162,507	4.6%	114,164	7.7%	—	—%	—	—%
Dr. James C. Sullivan (8)	—	—	—	—%	—	—%	—	—%
Marco Boorsma (9)	73,396	2.1%	—	—%	—	—%	9,695,138	25.5%
Gerry Brunk (10)	85,153	2.4%	—	—%	—	—%	12,423,075	40.3%
Dr. Richard Glickman (8)	136,054	3.9%	—	—%	—	—%	—	—%
Dennis Langer M.D., J.D. (8)	—	—	—	—%	—	—%	—	—%
enGene directors and executive officers as a group (9 persons)	457,110	13.0%	114,164	7.7%	—	—%	22,118,213	71.8%

*	Less than 1%.

Unless otherwise indicated, the business address of each person named below is c/o enGene Inc., 7171 Rue Frederick Banting, Saint-Laurent, QC H4S 1Z9, Canada.

(1)

10K Lakes Fund II LP is controlled by its general partner, 10K Lakes Management II, LLC. 10K Lakes Management II, LLC is managed by 10K Lakes Capital, LLC. 10K Lakes Capital, LLC is managed by its members, none of which is deemed a beneficial owner of enGene Shares held by 10K Lakes Fund II LP based on the commonly referred-to “rule of three.” 10K Lakes Management II, LLC and 10K Lakes Capital, LLC may be deemed to beneficially own the shares held by 10K Lakes Fund II LP, but each disclaims beneficial ownership except to the extent of its respective pecuniary interests therein, if any.

(2)

Consists of 850,052 shares held by 396419 B.C. Ltd (“B.C. Ltd.”) and 113,307 shares held by Mr. Paul Erickson. Mr. Erickson and his spouse are the sole owners of B.C. Ltd. and may be deemed to have investment and/or voting power over the shares held by B.C. Ltd. The business address of B.C. Ltd is 2157 Crescent Road, Victoria, British Columbia, Canada VSB 1A4.

(3)

Mr. Peter Barrang is the sole shareholder and the President of Epic Ventures Inc. Mr. Barrang and his spouse, together with other members of Mr. Barrang’s extended family, comprise the board of directors of Epic Ventures Inc. Mr. Barrang and his spouse may be deemed to have investment and/or voting power over the shares held by Epic Ventures Inc. The business address of Epic Ventures Inc. is 10217 Surfside Place, Sidney, B.C. V8L 3R6 Canada.

(4)	The business address of Mr. Hawthorn is 46 Water Street, Vancouver, British Columbia, Canada V8S 2H4.

(5)

Consists of 5,918,132 shares held by Lumira Ventures III, L.P. (“Lumira III”), 196,928 shares held by Lumira Ventures III (International), L.P. (“Lumira III Int’l”), 1,412,616 shares held by Lumira Ventures IV, L.P. (“Lumira IV”), 339,562 shares held by Lumira Ventures IV (International), L.P. (“Lumira IV Int’l”), 3,989,393 shares held by Merck Lumira Biosciences Fund, L.P. (“Merck-Lumira”), and 566,444 shares held by Merck Lumira Biosciences Fund (Québec), L.P. (“Merck-Lumira B” and, together with Lumira III, Lumira III Int’l, and Merck-Lumira, the “Lumira entities”). Lumira III and Lumira III Int’l are controlled by their general partner, Lumira Ventures III GP, L.P., and managed by Lumira Capital Investment Management Inc. (“Lumira Mgmt”). Lumira Ventures III GP, L.P. is controlled by its general partners, Lumira III GP Inc. and Lumira III GP Holdings Co. Lumira IV and Lumira IV Int’l are controlled by their general partner, Lumira IV GP 2020 Inc., and managed by Lumira Mgmt. Merck-Lumira and Merck-Lumira B are controlled by their general partner, Lumira Capital GP, L.P., and managed by Lumira Mgmt. Lumira Capital GP, L.P. is controlled by its general partners, Lumira GP Inc. and Lumira GP Holdings Co. Mr. Brunk is an executive officer of each of Lumira III Inc., Lumira III GP Holdings Co., Lumira IV GP 2020 Inc., Lumira GP Inc., Lumira GP Holdings Co. and Lumira Mgmt. Each of Lumira III Inc., Lumira III GP Holdings Co., Lumira IV GP 2020 Inc., Lumira GP Inc., Lumira GP Holdings Co., Lumira Mgmt and Mr. Brunk may be deemed to beneficially own the shares held by the respective Lumira entities, but each disclaims beneficial ownership except to the extent of their respective pecuniary interests therein, if any. The business address of Merck-Lumira and Merck-Lumira B is 141 Adelaide Street West, Suite 770, Toronto, Ontario, Canada M5H 3L5. The business address of the other Lumira entities is c/o 303 Wyman Street, Suite 300, Waltham, MA 02451.

(6)

Forbion III Management B.V. (“Forbion III”) is the director, and Forbion Capital Fund III C.V. (“FCF III”) is the sole member, of Forbion Capital Fund III Coöperatief U.A. (“Forbion III COOP”). Forbion III has voting and investment power over the shares held by Forbion III COOP. Such voting and investment power are exercised by Forbion III through its investment committee, consisting of H. A. Slootweg, M. A. van Osch, G. J. Mulder, H.N. Reithinger, M. Boorsma and S. J. H. van Deventer. None of the members of the investment committee have individual voting and investment power with respect to such shares, and the members of the investment committee, including M. Boorsma, who is a director of enGene, disclaim beneficial ownership of such shares except to the extent of their proportionate pecuniary interests therein. Forbion III COOP disclaims any affiliation with FEAC, Sponsor, or any of FEAC’s or Sponsor’s direct or indirect directors, officers or other affiliates. The business address of Forbion III COOP and Forbion III is Gooimeer 2-35, 1411 DC Naarden, The Netherlands.

(7)

Fonds de solidarité des travailleurs du Québec (the “Fonds”) is managed by a 19-member board of directors, which is majority independent and includes Mr. Claude Séguin, the chair of the board, and Ms. Janie C. Béïque, who is also the President and Chief Executive Officer of the Fonds. Investment power over the enGene shares held by the Fonds is exercised either by its board of directors or by a 9-member investment committee of the Fonds’ board of directors, which is majority independent and includes Pierre-Maurice Vachon, who is also a President of the Fonds, and Magali Picard, who is also first vice-chair of the board. None of the members of the Fonds’ board of directors or investment committee have individual voting or investment power over the enGene shares held by the Fonds. Mr. Séguin, Ms. Béïque, Mr. Vachon and Ms. Picard each disclaim beneficial ownership of such shares except to the extent of their pecuniary interests therein. The business address of FSTQ is 545 Crémazie Blvd. East, Suite 200, Montréal, Québec, Canada H2M 2W4.

(8)

As of September 22, 2023, Mr. Hanson is the holder of options to acquire 6,739,079 non-voting enGene Common Shares, Dr. Cheung is the holder of options to acquire 2,690,135 non-voting enGene Common Shares, Dr. Sullivan is the holder of options to acquire 1,149,219 non-voting enGene Common Shares, Dr. Glickman is the holder of options to acquire 365,062 non-voting enGene Common Shares and Mr. Langer is the holder of options to acquire 308,975 non-voting enGene Common Shares, which non-voting shares are not represented in the above table. Upon consummation of the Business Combination, such options will accelerate and be fully vested and exercisable (to the extent not previously vested and exercisable) and will be assumed by New enGene and represent the right to acquire New enGene Shares (which will be voting shares).

(9)

Consists of enGene Shares held by Forbion III COOP. See footnote (6) above. Dr. Boorsma is a member of the investment committee of Forbion. Dr. Boorsma disclaims beneficial ownership of the enGene Shares held by Forbion COOP, except to the extent of his pecuniary interest therein, if any.

(10)

Consists of enGene Shares held by the Lumira entities. See footnote (5) above. Dr. Brunk is an executive officer of certain entities controlling and/or managing the Lumira entities. Dr. Brunk disclaims beneficial ownership of the enGene Shares held by the Lumira entities, except to the extent of his pecuniary interest therein, if any.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF FEAC

The following table sets forth information regarding the actual beneficial ownership of FEAC Shares as of September 22, 2023, prior to the consummation of the Business Combination, by:

•	each person who is known to us to be the beneficial owner of more than 5% of our issued and outstanding FEAC Shares;

•	each of our current named executive officers and directors; and

•	all of our current executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if they possess sole or shared voting or investment power over that security, and includes shares underlying options that are currently exercisable or exercisable within 60 days.

Unless otherwise indicated, FEAC believes that all persons named in the table below have, or may be deemed to have, sole voting and investment power with respect to all FEAC Shares beneficially owned by them.

Name and Address of Beneficial Owner(1)	Number of FEAC Shares			Percentage of FEAC Shares(3)
	Class B(2)		Class A
FEAC Officers, Directors and Five Percent (5%) or Greater Holders Pre-Business Combination
Forbion Growth Sponsor FEAC I B.V. (Sponsor)(4)(5)	3,162,500		—	20.0%
Forbion Growth Opportunities Fund I Cooperatief U.A.	—	(5)	2,000,000	12.7%
Citadel(6)	—		1,075,058	6.8%
Highbridge(7)	—		893,152	5.6%
Jasper Bos	—		—	—
Cyril Lesser	—		—	—
Sander Slootweg	—		—	—
Wouter Joustra	—		—	—
Philip Astley-Sparke	—		—	—
Hilde Steineger	—		—	—
Ton Logtenberg	—		—	—
All FEAC officers and directors as a group (7 individuals)	—		—	—

*	Less than 1%.
(1)	Unless otherwise noted, the business address of each of FEAC’s Shareholders is 4001 Kennett Pike, Suite 302 Wilmington, Delaware 19807.
(2)

Interests shown consist solely of FEAC Class B Shares. Such FEAC Class B Shares will be exchanged for FEAC Class A Shares on a one-to-one basis at the time of FEAC’s initial business combination or earlier at the option of the holders thereof. Excludes forward purchase shares that will only be issued, if at all, at the time of FEAC’s initial business combination.

(3)

The percentages reported herein are based upon 15,812,500 of FEAC Shares outstanding as of September 22, 2023, which is the sum of 12,650,000 FEAC Class A Shares and 3,162,500 FEAC Class B Shares (which will be exchanged for FEAC Class A Shares at the time of FEAC’s initial business combination or earlier at the option of the holders thereof, and exclude forward-purchase shares that will only be issued, if at all, at the time of FEAC’s initial business combination.

(4)

Forbion Growth Sponsor FEAC I B.V., FEAC’s Sponsor, is the record holder of the FEAC Class B Shares reported herein. Jasper Bos, Cyril Lesser, Sander Slootweg and Wouter Joustra, who are directors of the

Sponsor, have voting and investment discretion with respect to the FEAC Shares owned by the Sponsor and may be deemed to have indirect shared beneficial ownership of the FEAC Shares owned by the Sponsor. Jasper Bos, Cyril Lesser, Sander Slootweg and Wouter Joustra each disclaim beneficial ownership over the FEAC Class B Shares except to the extent of their pecuniary interest therein.
(5)

Forbion Growth Opportunities Fund I Cooperatief U.A. (“FGOF”) wholly owns the Sponsor and therefore the Sponsor and FGOF have shared voting and investment power over the FEAC Class B Shares held by the Sponsor. Together with the 2,000,000 FEAC Class A Shares underlying the 2,000,000 FEAC Units held by it, FGOF has shared voting and investment power over 5,162,500 FEAC Shares in the aggregate, representing approximately 32.7% of issued and outstanding FEAC Shares as of March 31, 2023. Forbion Growth Management B.V. (“Forbion Management”) is the sole director of FGOF and therefore shares voting and investment power (i) with FGOF over the 2,000,000 FEAC Class A Shares underlying the FEAC Units held by FGOF and (ii) with FGOF and, indirectly, the Sponsor, over the 3,162,500 FEAC Class B Shares held by the Sponsor. Forbion Management exercises voting and investment power through its investment committee (the “Investment Committee”) consisting of Sander Slootweg, Martien van Osch, Geert-Jan Mulder, Vincent van Houten, Dirk Kersten, Nanna Lüneborg, Wouter Joustra and Jasper Bos. None of the members of the Investment Committee has individual voting and investment power with respect to the FEAC Shares, and each such member disclaims beneficial ownership of the FEAC Shares except to the extent of his or her proportionate pecuniary interest therein. FGOF, the Sponsor, Forbion Management and such members of the Investment Committee each disclaims any affiliation with Forbion III and its directors, officers or other affiliates.

(6)

Based on information reported on a Schedule 13G/A filed on February 14, 2023 by Citadel Advisors LLC (“Citadel Advisors”), Citadel Advisors Holdings LP (“CAH”), Citadel GP LLC (“CGP”), Citadel Securities LLC (“Citadel Securities”), Citadel Securities Group LP (“CALC4”), Citadel Securities GP LLC (“CSGP”) and Mr. Kenneth Griffin with respect to the FEAC Class A Shares owned by Citadel Multi-Strategy Equities Master Fund Ltd., a Cayman Islands company (“CM”), and Citadel Securities. Citadel Advisors is the portfolio manager for CM. CAH is the sole member of Citadel Advisors. CGP is the general partner of CAH. CALC4 is the non-member manager of Citadel Securities. CSGP is the general partner of CALC4. Mr. Griffin is the President and Chief Executive Officer of CGP, and owns a controlling interest in CGP and CSGP. Each of Citadel Advisors, CAH and CGP may be deemed to beneficially own 1,075,000 shares. Citadel Securities may be deemed to beneficially own 58 shares. Each of CALC4 and CSGP may be deemed to beneficially own 58 shares. Mr. Griffin may be deemed to beneficially own 1,075,058 shares. Each of Citadel Advisors, CGP, Citadel Securities and CSGP is organized as a limited liability company under the laws of the State of Delaware. Each of CALC4 and CAH is organized as a limited partnership under the laws of the State of Delaware. Mr. Griffin is a U.S. citizen. The address of each of such persons and entities is Southeast Financial Center, 200 S. Biscayne Blvd., Suite 3300, Miami, Florida 33131.

(7)

Based on information reported on a Schedule 13G filed on February 2, 2023 by Highbridge Capital Management, LLC, a Delaware limited liability company (“Highbridge”), Highbridge is the investment adviser to certain funds and accounts (the “Highbridge Funds”) with respect to the FEAC Class A Shares directly held by the Highbridge Funds. The address of the business office of Highbridge is 277 Park Avenue, 23rd Floor, New York, New York 10172.

Underwriting Fees as a Percentage of Amount in Trust Net of Redemptions

The following table sets forth information regarding the effective underwriting fee payable to the underwriters of FEAC’s IPO upon completion of the Business Combination under the following scenarios:

•	No Redemption Scenario: assumes that no holder of FEAC Class A Shares exercises redemption rights to have its FEAC Class A Shares converted into their pro rata share of the Trust Account; and

•

Maximum Redemption Scenario: assumes that 10,483,335 FEAC Class A Shares are redeemed, resulting in an aggregate cash payment of approximately $113.5 million out of the Trust Account based on an assumed redemption price of $10.83 per share that is calculated using the sum of the approximately $135.8 million cash in the Trust Account at June 30, 2023 and $1.3 million from the Second Extension Funding on September 13, 2023, divided by 12,650,000 FEAC Class A Shares subject to redemption assuming the pro forma maximum redemptions scenario pursuant to the Business Combination Agreement. The number of FEAC Class A Shares that are redeemed is derived by reducing the total of 12,650,000 FEAC Class A Shares outstanding by 2,000,000 FEAC Class A Shares held by the Sponsor that are subject to lock-up agreements and 166,665 FEAC Class A Shares held by a FEAC Shareholder that are subject to a non-redemption agreement.

	No Redemption scenario	Maximum Redemption scenario
IPO underwriting fees	$3,727,500	$3,727,500
Amount in Trust Account net of redemptions	$135,786,170	$23,473,832
Underwriting fees as a % of Amount in Trust Account net of redemptions	2.75%	15.90%

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT OF NEW ENGENE

The following table sets forth information regarding the expected beneficial ownership of New enGene Shares immediately following consummation of the PIPE and the Business Combination, assuming that no FEAC Class A Shares are redeemed, and alternatively that the maximum number of FEAC Class A Shares are redeemed, by:

•	each person who is expected to be the beneficial owner of more than 5% of New enGene Shares upon giving effect to the proposed Business Combination;

•	each person who is expected to be a named executive officer or director of New enGene upon giving effect to the proposed Business Combination; and

•	the persons expected to be executive officers and directors of New enGene upon giving effect to the proposed Business Combination, as a group.

Unless otherwise indicated, we believe that all persons named in the below table will have sole voting and investment power with respect to all New enGene Shares beneficially owned by them. Except as otherwise noted herein, the number and percentage of New enGene Shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, a person is deemed to be a beneficial owner of a security if that person has sole or shared voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. In determining beneficial ownership percentages, we deem shares that a person will have the right to acquire within 60 days following the date of the proposed Business Combination, if any, to be outstanding and to be beneficially owned by the person with such right to acquire additional New enGene Shares for the purposes of computing the percentage ownership of that person (including in the total when calculating the applicable beneficial owner’s percentage of ownership), but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person.

The calculation of the percentage of beneficial ownership of New enGene Shares is based on the following assumptions:

•	the prior surrender by Sponsor of 1,789,004 FEAC Class B Shares pursuant to the Sponsor and Insiders Letter Agreement;

•	an estimated enGene Exchange Ratio of approximately 0.1805 and an estimated enGene Per Share Value of approximately $1.85;

•

that all options issued or available to be issued under the enGene Equity Plan that remain outstanding as of the Closing Date are exercisable within 60 days following the Closing Date (notwithstanding that no registration statement on Form S-8 will be available during such 60-day period to allow for any such exercise and notwithstanding any applicable exercise blackout periods that may apply in respect of such 60-day period);

•

no new or additional grants of options for the purchase of enGene shares to any of the current executive officers or directors of enGene appearing in the table below after September 22, 2023 and prior to the consummation of the Business Combination;

•	no separation of employment or association with enGene by any of the executive officers or directors of enGene appearing in the table below prior to the consummation of the Business Combination; and

•	all outstanding convertible promissory notes of enGene will convert into 6,379,822 New enGene Shares upon the consummation of the Business Combination.

The presentation of New enGene beneficial ownership excludes the impact of warrants for the acquisition of New enGene Shares that will be issued in connection with the consummation of the Business Combination, all of which will be exercisable 30 days following the consummation of the Business Combination.

The “Maximum Redemption Scenario” presented in the table below takes into account a non-redemption agreement provided by a FEAC shareholder for the benefit of FEAC and enGene whereby such FEAC shareholder agreed not to redeem 166,665 FEAC Class A Shares in connection with the approval of the Business Combination by the shareholders of FEAC.

		No Redemption Scenario	Maximum Redemption Scenario
Name and Address of Beneficial Owner	Number of shares	Percent of class	Percent of class
New enGene greater than 5% holders
Forbion Growth (1)	5,765,932	17.2%	25.0%
Lumira Ventures III, L.P. and affiliates (2)	3,049,984	9.1%	13.2%
Forbion Capital Fund III Coöperarief U.A. (3)	2,894,735	8.6%	12.6%
Fonds de Solidarité des Travailleurs du Québec (4)	2,642,590	7.9%	11.5%
Biotechnology Value Fund, L.P. and affiliates (5)	2,251,037	6.7%	9.8%
New enGene directors and named executive officers
Jason D. Hanson (6)	1,216,638	3.5%	5.0%
Dr. Anthony T. Cheung (7)	535,612	1.6%	2.3%
Dr. James C. Sullivan (6)	207,474	*	*
Dr. Gerry Brunk (8)	3,049,984	*	*
Jasper Bos (9)	—	—	—
Dr. Richard Glickman (10)	90,468	*	*
New enGene directors and executive officers as a group (8 persons)	2,330,236	6.5%	9.2%

*	Less than 1%.

Unless otherwise indicated, the address of each person named below is c/o enGene Holdings Inc., 7171 Rue Frederick Banting, Saint-Laurent, QC H4S 1Z9, Canada.

(1)

Forbion Growth Sponsor FEAC I B.V., or Sponsor, will be the record holder of 3,765,932 of the New enGene Shares reported herein. Forbion Growth Opportunities Fund I Cooperatief U.A. (“FGOF”) will be the record holder of the remaining 2,000,000 New enGene Shares reported herein. FGOF wholly owns the Sponsor and therefore the Sponsor and FGOF have shared voting and investment power over the New enGene Shares held by the Sponsor. Forbion Growth Management B.V. (“Forbion Management”) is the sole director of FGOF and therefore shares voting and investment power (i) with FGOF over the New enGene Shares that will be held by FGOF and (ii) with FGOF and, indirectly, the Sponsor, over the New enGene Shares that will be held by the Sponsor. Forbion Management exercises voting and investment power through its investment committee (the “Investment Committee”) consisting of Sander Slootweg, Martien van Osch, Geert-Jan Mulder, Vincent van Houten, Dirk Kersten, Nanna Lüneborg, Wouter Joustra and Jasper Bos. None of the members of the Investment Committee has individual voting and investment power with respect to the FEAC Shares, and each such member disclaims beneficial ownership of the FEAC Shares except to the extent of his or her proportionate pecuniary interest therein. Jasper Bos, Cyril Lesser, Sander Slootweg and Wouter Joustra, who are directors of the Sponsor, have voting and investment discretion with respect to the New enGene Shares owned by the Sponsor and may be deemed to have indirect shared beneficial ownership of the New enGene Shares owned by the Sponsor. Jasper Bos, Cyril Lesser, Sander Slootweg and Wouter Joustra each disclaim beneficial ownership over the New enGene Shares except to the extent of their pecuniary interest therein. FGOF, Sponsor, Forbion Management and such members of the Investment Committee each disclaims any affiliation with Forbion III and its directors, officers or other affiliates. The business address of the above-named Forbion persons is c/o Forbion, Gooimeer 2-35, 1411 DC Naarden, The Netherlands.

(2)

Consists of 1,342,114 shares that will be held by Lumira Ventures III, L.P. (“Lumira III”), 44,658 shares that will be held by Lumira Ventures III (International), L.P. (“Lumira III Int’l”), 348,764 shares that will be held by Lumira Ventures IV, L.P. (“Lumira IV”), 88,835 shares that will be held by Lumira Ventures IV (International), L.P. (“Lumira IV Int’l”), 1,077,608 shares that will be held by Merck Lumira Biosciences Fund, L.P. (“Merck-Lumira”), and 153,005 shares that will be held by Merck Lumira Biosciences Fund (Québec), L.P. (“Merck-Lumira B” and, together with Lumira III, Lumira III Int’l, and Merck-Lumira, the “Lumira entities”). Lumira III and Lumira III Int’l are controlled by their general partner, Lumira Ventures III GP, L.P., and managed by Lumira Capital Investment Management Inc. (“Lumira Mgmt”). Lumira Ventures III GP, L.P. is controlled by its general partners, Lumira III GP Inc. and Lumira III GP Holdings Co. Lumira IV and Lumira IV Int’l are controlled by their general partner, Lumira IV GP 2020 Inc., and managed by Lumira Mgmt. Merck-Lumira and Merck-Lumira B are controlled by their general partner, Lumira Capital GP, L.P., and managed by Lumira Mgmt. Lumira Capital GP, L.P. is controlled by its general partners, Lumira GP Inc. and Lumira GP Holdings Co. Mr. Brunk is an executive officer of each of Lumira III Inc., Lumira III GP Holdings Co., Lumira IV GP 2020 Inc., Lumira GP Inc., Lumira GP Holdings Co. and Lumira Mgmt. Each of Lumira III Inc., Lumira III GP Holdings Co., Lumira IV GP 2020 Inc., Lumira GP Inc., Lumira GP Holdings Co., Lumira Mgmt and Mr. Brunk may be deemed to beneficially own the shares held by the respective Lumira entities, but each disclaims beneficial ownership except to the extent of their respective pecuniary interests therein, if any. The business address of Merck-Lumira and Merck-Lumira B is 141 Adelaide Street West, Suite 770, Toronto, Ontario, Canada M5H 3L5. The business address of the other Lumira entities is c/o 303 Wyman Street, Suite 300, Waltham, MA 02451.

(3)

Forbion III Management B.V. (“Forbion III”) is the director of Forbion Capital Fund III Coöperatief U.A. (“Forbion III COOP”) with voting and investment power over the shares that will be held by Forbion III COOP. Such voting and investment power are exercised by Forbion III through its investment committee, consisting of H. A. Slootweg, M. A. van Osch, G. J. Mulder, H.N. Reithinger, Dr. M. Boorsma and S. J. H. van Deventer. None of the members of the investment committee have individual voting and investment power with respect to such shares, and the members of the investment committee, including Dr. Boorsma, who is currently a director of enGene, disclaim beneficial ownership of such shares except to the extent of their proportionate pecuniary interests therein. Forbion III COOP disclaims any affiliation with FEAC, Sponsor, or any of FEAC’s or Sponsor’s direct or indirect directors, officers or other affiliates. The business address of Forbion III COOP and Forbion III is Gooimeer 2-35, 1411 DC Naarden, The Netherlands.

(4)

Fonds de solidarité des travailleurs du Québec (the “Fonds”) is managed by a 19-member board of directors, which is majority independent and includes Mr. Claude Séguin, the chair of the board, and Ms. Janie C. Béïque, who is also the President and Chief Executive Officer of the Fonds. Investment power over the enGene shares held by the Fonds is exercised either by its board of directors or by a 9-member investment committee of the Fonds’ board of directors, which is majority independent and includes Pierre-Maurice Vachon, who is also a President of the Fonds, and Magali Picard, who is also first vice-chair of the board. None of the members of the Fonds’ board of directors or investment committee have individual voting or investment power over the enGene shares held by the Fonds. Mr. Séguin, Ms. Béïque, Mr. Vachon and Ms. Picard each disclaim beneficial ownership of such shares except to the extent of their pecuniary interests therein. The business address of the Fonds is 545 Crémazie Blvd. East, Suite 200, Montréal, Québec, Canada H2M 2W4.

(5)

Consists of 1,204,412 New enGene Shares that will be held by Biotechnology Value Fund, L.P. (“BVF”), 912,776 New enGene Shares that will be held by Biotechnology Value Fund II, L.P. (“BVF2”), 104,257 New enGene Shares that will be held by Biotechnology Value Trading Fund OS LP (“Trading Fund OS”) and 29,592 New enGene Shares that will be held by MSI BVF SPV, LLC (“MSI BVF”). BVF I GP LLC (“BVF GP”) is the general partner of BVF, and may be deemed to beneficially own the New enGene Shares held by BVF; BVF II GP LLC (“BVF2 GP”) is the general partner of BVF2, and may be deemed to beneficially own the New enGene Shares held by BVF2; BVF Partners OS Ltd. (“Partners OS”) is the general partner of Trading Fund OS, and may be deemed to beneficially own the New enGene Shares held by Trading Fund OS. BVF GP Holdings LLC (“BVF GPH”) is the sole member of each of BVF GP and BVF2 GP, and may be deemed to beneficially own the New enGene Shares beneficially owned by BVF and

BVF2. BVF Partners L.P. (“Partners”) is the investment manager of BVF, BVF2, Trading Fund OS and MSI BVF and the sole member of Partners OS, and may be deemed to beneficially own the New enGene Shares beneficially owned by BVF, BVF2, Trading Fund OS, and MSI BVF. BVF Inc. is the general partner of Partners, and may be deemed to beneficially own the New enGene Shares beneficially owned by Partners. Mark N. Lampert is a director and officer of BVF Inc., and may be deemed to beneficially own the New enGene Shares beneficially owned by BVF Inc. Each of BVF GP, BVF2 GP, Partners OS, BVF GPH, Partners, BVF Inc. and Mr. Lampert disclaims beneficial ownership of the shares beneficially owned by BVF, BVF2, Trading Fund OS and MSI BVF. The business address of BVF, BVF GP, BVF2, BVF2 GP, BVF GPH, MSI BVF, Partners, BVF Inc. and Mark N. Lampert is 44 Montgomery St., 40th Floor, San Francisco, California 94104. The business address of Trading Fund OS and Partners OS is PO Box 309 Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(6)

Represents options to acquire New enGene Shares (after giving effect to the assumption of outstanding options under the enGene Option Plan that will occur upon the Closing of the Business Combination).

(7)

Consists of 49,948 New enGene Shares and options to acquire 485,663 New enGene Shares (after giving effect to the assumption of outstanding options under the enGene Option Plan that will occur upon the Closing of the Business Combination).

(8)

Consists of enGene Shares held by the Lumira entities. See footnote (2) above. Dr. Brunk is an executive officer of certain entities controlling and/or managing the Lumira entities. Dr. Brunk disclaims beneficial ownership of the enGene Shares held by the Lumira entities, except to the extent of his pecuniary interest therein, if any.

(9)

Mr. Bos is a director of Sponsor, and a member of the investment committee of Forbion Management. Mr. Bos disclaims beneficial ownership over the New enGene Shares held by Sponsor and FGOF, except to the extent of his proportionate pecuniary interest therein.

(10)

Consists of 24,562 New enGene Shares and options to acquire 65,906 New enGene Shares (after giving effect to the assumption of outstanding options under the enGene Option Plan that will occur upon the Closing of the Business Combination).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

FEAC

FEAC Class B Shares

On August 12, 2021, Forbion European Sponsor LLP paid $25,000, or approximately $0.009 per share, in consideration for 2,875,000 FEAC Class B Shares. On November 23, 2021, Forbion European Sponsor LLP transferred 2,875,000 FEAC Class B Shares to the Sponsor in exchange for $25,000, or approximately $0.009 per share. On December 9, 2021, FEAC issued an additional 287,500 FEAC Class B Shares to the Sponsor resulting from a 1.1 for 1 share dividend. As a result, the Sponsor owned 3,162,500 FEAC Class B Shares as of the date of the Business Combination Agreement. The FEAC Class B Shares will be exchanged for FEAC Class A Shares, on a one-for-one basis, on the day that is two business days prior to the Closing of the Business Combination. The number of FEAC Class B Shares issued was determined based on the expectation that the FEAC Class B Shares would represent 20% of the issued and outstanding ordinary shares of FEAC upon completion of the IPO. Such FEAC Class B Shares were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Private Placement Warrants

Simultaneously with the closing of the IPO, the Sponsor purchased in a private placement 4,700,000 FEAC Private Placement Warrants (5,195,000 FEAC Private Placement Warrants when the underwriters’ over-allotment option was fully exercised on December 15, 2021), each exercisable to purchase one FEAC Class A Share at $11.50 per share, at a price of $1.50 per FEAC Private Placement Warrants. The sale of the FEAC Private Placement Warrants in connection with the IPO and subsequent over-allotment option exercise generated gross proceeds of $7,792,500. Except as described below, the FEAC Private Placement Warrants have terms and provisions that are identical to those of the FEAC Warrants. The FEAC Private Placement Warrants are not transferable, assignable or salable (and the FEAC Class A Shares issuable upon exercise of the FEAC Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of the Business Combination), except pursuant to limited exceptions, and they are not redeemable by FEAC. The Sponsor, or its permitted transferees, have the option to exercise the FEAC Private Placement Warrants on a cashless basis.

There will be no redemption rights or liquidating distributions with respect to the FEAC Class B Shares or FEAC Private Placement Warrants. Also, the FEAC Private Placement Warrants will expire worthless if FEAC fails to consummate a business combination within the Combination Period (as such term is defined in FEAC’s IPO prospectus).

Working Capital Loans

In order to finance transaction costs in connection with an intended business combination, the Sponsor or an affiliate of the Sponsor, or certain of FEAC’s officers and directors may, but are not obligated to, loan to FEAC funds as may be required (“Working Capital Loans”). If FEAC completes such business combination, FEAC may repay the Working Capital Loans out of the proceeds of the Trust Account released to FEAC. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that the business combination does not close, FEAC may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to an aggregate amount of $1,500,000 in Working Capital Loans and Extension Loans may be converted, at the option of the Sponsor, into additional FEAC Warrants at a price of $1.50 per warrant on terms identical to the FEAC Private Placement Warrants, concurrently with the consummation of an initial business combination.

On March 24, 2023, the Sponsor and FEAC entered into an unsecured promissory note (the “First Loan Note”) under which the Sponsor agreed to extend to FEAC a loan of up to $900,000, to be used for FEAC’s general corporate purposes. The Sponsor funded the initial principal amount of $450,000 under the First Loan Note on March 24, 2023 and an additional $450,000 under the First Loan Note on April 26, 2023. The First Loan Note bears no interest and will be due and payable on the earlier of (i) the date of consummation of FEAC’s initial merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (an “initial business combination”) and (ii) December 14, 2023 (such earlier date, the “Loan Note Maturity Date”). If FEAC completes an initial business combination, FEAC may repay the First Loan Note out of the proceeds of the Trust Account released to FEAC. In the event that FEAC does not consummate an initial business combination, the First Loan Note will be repaid only from amounts remaining outside of the Trust Account, if any. Concurrently with the consummation of an initial business combination, the Sponsor will have the option, but not the obligation, to convert up to the total principal amount of the First Loan Note, in whole or in part, into additional warrants of FEAC at a price of $1.50 per warrant and on terms identical to the FEAC Private Placement Warrants (see also “The Business Combination Agreement — Repayment of the First Loan Note and the First Extension Loan Note”). A failure to pay the principal outstanding amount of the First Loan Note within five business days following the date when due or the commencement of a voluntary or involuntary bankruptcy action of FEAC shall be deemed an event of default, in which case the Sponsor may declare the First Loan Note due and payable immediately. The issuance of the First Loan Note was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

On June 6, 2023, FEAC issued an additional unsecured promissory note (the “Second Loan Note”) under which the Sponsor agreed to extend to FEAC a loan in the total principal amount of $300,000 to the Sponsor. The proceeds of the Second Loan Note will be used by FEAC for general corporate purposes. The Sponsor funded the principal amount of $300,000 on June 6, 2023. The Second Loan Note bears no interest and shall be due and payable on the Loan Note Maturity Date. If FEAC completes an initial business combination, FEAC may repay the Second Loan Note out of the proceeds of the Trust Account released to FEAC. In the event that FEAC does not consummate an initial business combination, the Second Loan Note will be repaid only from amounts remaining outside of the Trust Account, if any.

On September 13, 2023, FEAC issued an additional unsecured promissory note (the “Third Loan Note”) under which the Sponsor agreed to extend to FEAC a loan in the total principal amount of $450,000 to the Sponsor. The proceeds of the Third Loan Note will be used by FEAC for general corporate purposes. The Sponsor funded the principal amount of $450,000 on September 13, 2023. The Third Loan Note bears no interest and shall be due and payable on the Loan Note Maturity Date. If FEAC completes an initial business combination, FEAC may repay the Third Loan Note out of the proceeds of the Trust Account released to FEAC. In the event that FEAC does not consummate an initial business combination, the Third Loan Note will be repaid only from amounts remaining outside of the Trust Account, if any.

Extension Loans; Business Combination Deadline Extensions

FEAC may extend the period of time to consummate a business combination by up to two additional three-month periods (for a total of 24 months to complete an initial business combination). In order to extend the time available for FEAC to consummate an initial business combination, the Sponsor or its affiliates or designees must deposit into the Trust Account, for each additional three-month period, $1,265,000 ($0.10 per FEAC Class A Shares in either case), on or prior to the date of the applicable deadline, the first of which was on June 14, 2023. Any such payments would be made in the form of a non-interest bearing, unsecured promissory note (each such note, an “Extension Loan”). The Sponsor and its affiliates or designees are not obligated to fund the Trust Account to extend the time for FEAC to complete an initial business combination.

On June 6, 2023, FEAC extended the time available to consummate its initial business combination from June 14, 2023 to September 14, 2023 by borrowing from Sponsor, and having Sponsor deposit on FEAC’s behalf an additional $1,265,000, or $0.10 per FEAC Class A Share, into the Trust Account (the “First Extension Funding”), in accordance with FEAC’s Current Articles and the Investment Management Trust Agreement by

and between the Company and Continental Stock Transfer & Trust Company, dated as of December 9, 2021. In connection with the First Extension Funding, on June 6, 2023, FEAC issued an unsecured promissory note (the “First Extension Loan Note”) in the total principal amount of $1,265,000 to the Sponsor. The Sponsor funded the principal amount of $1,265,000 by depositing such amount into the Trust Account on June 6, 2023. The First Extension Loan Note bears no interest and shall be due and payable on the Loan Note Maturity Date. In the event that FEAC does not consummate an initial business combination, the First Extension Loan Note will be repaid only from amounts remaining outside of the Trust Account, if any.

Concurrently with the consummation of an initial business combination, the Sponsor will have the option, but not the obligation, to convert up to $600,000 total principal amount of the First Extension Loan Note, in whole or in part, into additional warrants of FEAC at a price of $1.50 per warrant, each warrant exercisable for one FEAC Class A Share. The warrants will be identical to the FEAC Private Placement Warrants (see also “The Business Combination Agreement — Repayment of the First Loan Note and the First Extension Loan Note”). A failure to pay the principal outstanding amount of the First Extension Loan Note within five business days following the date when due or the commencement of a voluntary or involuntary bankruptcy action of FEAC shall be deemed an event of default, in which case the Sponsor may declare the First Extension Loan Note due and payable immediately.

On September 13, 2023, FEAC further extended the time available to consummate its initial business combination from September 14, 2023 to December 14, 2023 by borrowing from Sponsor, and having Sponsor deposit on FEAC’s behalf an additional $1,265,000, or $0.10 per FEAC Class A Share, into the Trust Account (the “Second Extension Funding”), in accordance with FEAC’s Current Articles and the Investment Management Trust Agreement by and between the Company and Continental Stock Transfer & Trust Company, dated as of December 9, 2021. In connection with the Second Extension Funding, on September 13, 2023, FEAC issued an unsecured promissory note (the “Second Extension Loan Note”) in the total principal amount of $1,265,000 to the Sponsor. The Sponsor funded the principal amount of $1,265,000 by depositing such amount into the Trust Account on September 13, 2023. The Second Extension Loan Note bears no interest and shall be due and payable on the Loan Note Maturity Date. In the event that FEAC does not consummate an initial business combination, the Second Extension Loan Note will be repaid only from amounts remaining outside of the Trust Account, if any. A failure to pay the principal outstanding amount of the Second Extension Loan Note within five business days following the date when due or the commencement of a voluntary or involuntary bankruptcy action of FEAC shall be deemed an event of default, in which case the Sponsor may declare the Second Extension Loan Note due and payable immediately.

Sponsor and Insiders Letter Agreement; Surrender; Sponsor Loans Conversion

On May 16, 2023, concurrently with the execution of the Business Combination Agreement, FEAC, the Sponsor, FGOF and the other holders of FEAC Class B Shares, enGene, New enGene and the other parties named therein (collectively, other than enGene and New enGene, the “Sponsor Parties”) entered into the Sponsor and Insiders Letter Agreement, pursuant to which the Sponsor has agreed to surrender, after giving effect to the conversion of all or part of the principal amount outstanding under loans made by the Sponsor to FEAC into FEAC Private Placement Warrants, 1,789,004 FEAC Class B Shares and 5,463,381 FEAC Private Placement Warrants, as a contribution to the capital of FEAC and for no consideration, effective immediately prior to the Class B Conversion on the day which is two business days prior to the Closing Date (the “Surrender”).

In addition, the Sponsor Parties agreed to (i) be bound by certain other covenants and agreements related to the Business Combination, (ii) waive the anti-dilution protection with respect to the FEAC Class B Shares (whether resulting from the PIPE Financing or otherwise) and (iii) be bound by certain transfer restrictions with respect to the FEAC Shares and the FEAC Private Placement Warrants held by them (including the New enGene Shares and New enGene Warrants received in exchange therefore in connection with the Business Combination and the Transactions), in each case, on the terms and subject to the conditions set forth in the Sponsor and Insiders Letter Agreement.

Also, FEAC, the Sponsor and each Insider that is a Lender under the Sponsor Loans (each such term as defined in the Sponsor and Insiders Letter Agreement), each on its own behalf and on behalf of its affiliates (including the officers and directors of FEAC and each Lender ), assuming that the aggregate principal amount outstanding under the Sponsor Loans exceeds $1,500,000 on the day which is two business days prior to the Closing Date, have agreed to elect to convert, and will take such necessary or appropriate actions so as to ensure the conversion of, an amount equal to $1,500,000 of the aggregate principal amount outstanding under the Sponsor Loans, taken together, into additional FEAC Private Placement Warrants immediately prior to the Surrender on the day that is two business days prior to the Closing Date, in each case in accordance with the FEAC Warrant Agreement and the relevant promissory note governing each such Sponsor Loan (the “Sponsor Loans Conversion”).

FEAC Voting Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, enGene, New enGene and the Sponsor Parties entered into the FEAC Voting Agreement, pursuant to which the Sponsor Parties agreed to, among other things, (i) vote or cause to be voted all of their FEAC Shares in favor of the Transaction Proposals; (ii) be bound by certain other covenants and agreements related to the Business Combination, and (iii) be bound by certain transfer restrictions with respect to the FEAC Shares, in each case, on the terms and subject to the conditions set forth in the FEAC Voting Agreement.

Registration Rights Agreement

On or around the Closing Date, New enGene, FEAC, the Sponsor Holders (as defined in the Registration Rights Agreement) and the enGene Holders (as defined in the Registration Rights Agreement) will enter into the Registration Rights Agreement, pursuant to which, among other things, the Sponsor Holders and the enGene Holders will be granted certain customary registration rights with respect to their respective Equity Securities (as defined in the Registration Rights Agreement) of New enGene, in each case, on the terms and subject to the conditions therein.

Office Space, Secretarial and Administrative Services

Commencing on the date of the IPO and through the earlier of consummation of the initial business combination and the liquidation, FEAC agreed to pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial and administrative support and to reimburse the Sponsor for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination. FEAC currently maintains its executive offices at 4001 Kennett Pike, Suite 302 Wilmington, Delaware 19807. The cost for the use of this space is included in the $10,000 per month fee FEAC pays to the Sponsor for office space, administrative and support services.

Additionally, the Sponsor has agreed to pay an annual salary of $25,000 to each of the independent board members of FEAC for services rendered prior to or in connection with the completion of the business combination. Board members are entitled to reimbursement for any out-of-pocket expenses related to identifying, investigating, negotiating and completing the business combination as well.

FEAC’s audit committee reviews on a quarterly basis all payments that were made to the Sponsor, FEAC’s officers, directors or its or their affiliates.

enGene

2022 Convertible Notes

On October 20, 2022, enGene entered into a note purchase agreement with, and issued the 2022 Convertible Notes to, existing shareholders, including the 2022 Noteholders.

Prior to the execution and delivery of the Business Combination Agreement, enGene and the 2022 Noteholders entered into the Amended 2022 Convertible Notes to amend and restate the 2022 Convertible Notes, pursuant to which (i) the Amended 2022 Convertible Notes are, among other things, convertible into that number of enGene Common Shares that, when exchanged at the enGene Exchange Ratio, shall equal that number of FEAC Class A Shares (or after the Assumption, New enGene Shares) that the holders of the Amended 2022 Convertible Notes would have received if they had subscribed for FEAC Class A Shares (or after the Assumption, New enGene Shares) on the same terms as the PIPE Financing, and (ii) each 2022 Noteholder received warrants of enGene in consideration of certain amendments set forth in each Amended 2022 Convertible Note.

2023 Convertible Notes

On April 4, 2023, enGene entered into a Note Purchase Agreement with, and issued the 2023 Subordinated Notes to, existing shareholders, including, the 2023 Noteholders.

Concurrently with the execution and delivery of the Business Combination Agreement, enGene and the 2023 Noteholders entered into agreements, pursuant to which enGene repaid the 2023 Subordinated Notes by issuing to each 2023 Noteholder (i) an amount of convertible promissory notes of enGene substantially in the same form and on the same terms as certain convertible promissory notes issued concurrently to the Sponsor and Investissement Québec (“IQ”), and (ii) a number of warrants to acquire enGene Common Shares substantially in the same form and on the same terms as certain warrants issued concurrently with the Sponsor and IQ, corresponding, in the aggregate, to the principal amount of 2023 Subordinated Notes held by such 2023 Noteholder.

On May 17, 2023 pursuant to the agreements described immediately above, enGene issued an aggregate amount of $38.0 million convertible debentures and warrants to the 2023 Noteholders, the Sponsor and IQ. This financing was completed in two tranches, with the second tranche closing on June 15, 2023.

Other Transactions with Significant Shareholders

Fiscal year ended October 31, 2021

On June 30, 2021, the enGene completed the sale of 3,662,813 shares of Class C Preferred Shares at a price of $2.12376 (C$2.6320) to existing shareholders including Merck-Lumira L.P., Merck-Lumira Quebec, FSTQ, Lumira, Lumira International, and Forbion Capital Fund III for an aggregate amount of $7.8 million. Included within the Class C Agreement was one additional closing for the Class C Second Tranche which obligated the Company to sell and Class C investors to purchase additional Class C redeemable convertible preferred shares upon the achievement of certain milestone events. The Class C Second Tranche obligated the Company to sell and the Class C investors to purchase 3,662,810 Series 3 Class C Shares at a price of $2.13192 ($2.6320 CAD) per share for total proceeds of $7.8 million. The Class C Second Tranche closed on October 29, 2021. Additionally, on June 30, 2021, shares of Class A and Class B Preferred Shares held by the same existing shareholders were exchanged for Class C Preferred Shares.

On June 30, 2021, the holders of the 2019 Notes, 2020 Notes, and 2021 Notes elected to convert the notes and all accrued interest into Class B redeemable convertible preferred shares at a conversion price of $2.175315 CAD per share, resulting in an issuance of 16,464,646 Class B redeemable convertible preferred shares. Additionally, on June 30, 2021, shares of Class A and Class B Preferred Shares held by the same existing shareholders were exchanged for Class C Preferred Shares.

Fiscal year ended October 31, 2020

On February 14, 2020, enGene issued convertible debentures for an aggregate amount of $5.1 million to existing shareholders including FSTQ, Merck-Lumira L.P., Merck-Lumira Québec, Lumira III and Lumira

International. As part of the issuance of the 2020 Notes enGene also issued 3,088,188 warrants to purchase enGene’s Class B redeemable convertible preferred shares to the same shareholders. Additionally, on June 30, 2021, shares of Class A and Class B Preferred Shares held by the same existing shareholders were exchanged for Class C Preferred Shares.

On June 25, 2020, enGene issued convertible debentures for an aggregate amount of $5.7 million to existing shareholders including FSTQ, Forbion Capital Fund III, Merck-Lumira L.P., Merck-Lumira Quebec, Lumira III and Lumira International. As part of the issuance of the 2020 Notes the Company also issued 3,576,971 warrants to purchase enGene’s Class B redeemable convertible preferred shares to the same shareholders. Additionally, on June 30, 2021, shares of Class A and Class B Preferred Shares held by the same existing shareholders were exchanged for Class C Preferred Shares.

For additional information relating to the transactions described under “— Other Transactions with Significant Shareholders,” see Notes 9 and 10 to enGene’s Audited Financial Statements. Unless otherwise defined, defined terms used in this section will have the meaning assigned to such term in the Audited Financial Statements.

Registration Rights Agreement

In connection with the Business Combination, on or around the Closing Date, New enGene, FEAC, the Sponsor Holders (as defined in the Registration Rights Agreement) and the enGene Holders (as defined in the Registration Rights Agreement) will enter into the Registration Rights Agreement. Pursuant to the terms of the Registration Rights Agreement, among other things, the Sponsor Holders and the enGene Holders will be granted certain customary registration rights with respect to their respective equity securities of New enGene, in each case, on the terms and subject to the conditions therein. For additional information, see “Securities Act Restrictions on Resale of Common Shares — Registration Rights and Lock-Up Agreements.”

Director Indemnification

enGene has entered into indemnification agreements with each of its directors, which require enGene to indemnify these individuals and, in certain cases, affiliates of such individuals, to the fullest extent permissible under Canadian law and the Canada Business Corporations Act against liabilities that may arise by reason of their service to enGene or at enGene’s direction, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Effective upon the consummation of the Business Combination, New enGene intends to enter into indemnification agreements with its directors and certain of its executive officers. The indemnification agreements will require New enGene to indemnify its directors and officers to the fullest extent permitted under Canadian law and the Canada Business Corporations Act.

Related Party Policy

enGene, as a private company, does not have a formal written related party transaction policy. It is anticipated that New enGene will implement policies and procedures with respect to the approval of related party transactions in connection with the Closing.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following are material U.S. federal income tax consequences of (i) the Business Combination generally applicable to U.S. Holders (defined below) of FEAC Class A Shares and FEAC Warrants (together, “FEAC Securities”), (ii) the exercise of redemption rights by U.S. Holders of FEAC Class A Shares and (iii) the ownership and disposition of New enGene Shares and New enGene Warrants (together, “New enGene Securities”) received by U.S. Holders of FEAC Class A Shares and FEAC Warrants, respectively, in the Business Combination.

This summary is limited to U.S. federal income tax considerations relevant to U.S. Holders that hold FEAC Securities and, after the completion of the Business Combination, will hold New enGene Securities, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their individual circumstances or status, including:

•	the Sponsor or any member thereof;

•	banks or financial institutions;

•	dealers or electing traders in securities that are subject to mark-to-market tax accounting rules;

•	tax-exempt entities; “individual retirement accounts” or “Roth IRAs”;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	persons that acquired FEAC Securities as compensation;

•

persons that actually or constructively own or owned five percent or more of the shares of FEAC, or, following the Business Combination, will own five percent or more of the shares of New enGene, by vote or value;

•	persons that hold FEAC Securities, or will hold New enGene Securities, in connection with a trade or business, permanent establishment, or fixed place of business conducted outside the United States;

•	persons that hold FEAC Securities, or will hold New enGene Securities, as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction; or

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar.

With respect to the consequences of holding New enGene Shares or New enGene Warrants, this discussion is limited to U.S. Holders that will acquire such New enGene Shares or own New enGene Warrants by virtue of the Business Combination or that will acquire such New enGene Shares as a result of the exercise of New enGene Warrants owned by virtue of the Business Combination.

If a partnership (or any entity so characterized for U.S. federal income tax purposes) holds FEAC Securities or New enGene Securities, the tax treatment of such partnership and its partners will generally depend on the status of the partners and the activities of the partnership and the partner and certain determinations made at the partner level. Partnerships holding any FEAC Securities or New enGene Securities and their partners should consult their tax advisors as to the particular U.S. federal income tax consequences of the Business Combination, the ownership and disposition of New enGene Securities, or the exercise of redemption rights with respect to the FEAC Class A Shares. This discussion also does not consider the tax treatment of other pass-through entities or persons who hold FEAC Securities or New enGene Securities through such entities.

This discussion is based on the Code, proposed, temporary and final Treasury regulations promulgated under the Code, judicial and administrative interpretations thereof, the income tax treaty between the United States and Canada (the “Treaty”) and practices of the U.S. Internal Revenue Service (the “IRS”), all as of the date hereof and all of which are subject to differing interpretations. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address alternative minimum or Medicare contribution tax considerations, the special tax accounting rules under Section 451(b) of the Code, or U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes), nor does it address any aspects of U.S. state, local or non-U.S. taxation.

We have not and do not intend to seek any ruling from the IRS regarding any aspect of the Business Combination or the exercise of redemption rights. There can be no assurance that the IRS will not take positions that are inconsistent with those discussed below or that any such positions would not be sustained by a court.

As used herein, the term “U.S. Holder” means a person that is, for U.S. federal income tax purposes, a beneficial owner of FEAC Securities or New enGene Securities received pursuant to the Business Combination and:

•	a citizen or individual resident of the United States;

•

a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate the income of which is included in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury regulations to be treated as a U.S. person.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION. HOLDERS AND OWNERS OF FEAC SECURITIES SHOULD CONSULT THEIR TAX ADVISERS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION AND OF THE OWNERSHIP AND DISPOSITION OF NEW ENGENE SECURITIES AFTER THE BUSINESS COMBINATION, OR THE REDEMPTION OF THEIR FEAC CLASS A SHARES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX LAWS.

Consequences of the Business Combination to U.S. Holders of FEAC Securities

Subject to the qualifications, assumptions and limitations set forth in this section entitled “— Consequences of the Business Combination to U.S. Holders of FEAC Securities,” in the opinion of Davis Polk & Wardwell LLP, the following are the material U.S. federal income tax consequences of the Business Combination to U.S. Holders of FEAC Securities.

Separation of the Units

The separation of one FEAC Class A Share and one-third of one FEAC Warrant comprising a unit should not be a taxable event for U.S. federal income tax purposes. However, the tax treatment of instruments like units is not clear. As such, there can be no assurance that the IRS or any court will agree that such separation should not be taxable. U.S. Holders should consult their tax advisors regarding the tax consequences in their particular circumstances.

Treatment of the FEAC Reorganization

Although the treatment of the FEAC Reorganization for U.S. federal income tax purposes is not free from doubt, the FEAC Reorganization should be treated as a “reorganization” described in Section 368(a)(1)(F) of the Code (an “F Reorganization”). However, because there are no legal authorities that directly address the same facts as the FEAC Reorganization, there is no assurance that the IRS or any court will agree with this position.

U.S. Holders should be aware that the completion of the Business Combination is not conditioned on the receipt of an opinion of counsel that the FEAC Reorganization (or any other aspect of the Business Combination) qualifies as a tax-free transaction. Neither FEAC nor New enGene has requested or will request a ruling from the IRS with respect to any aspect of the U.S. federal income tax treatment of the Business Combination (including the FEAC Reorganization).

Assuming that the FEAC Reorganization qualifies as an F Reorganization:

•	a U.S. Holder that exchanges its FEAC Securities pursuant to the FEAC Reorganization generally will not recognize gain or loss on the exchange of such FEAC Securities for New enGene Securities,

•

the adjusted tax basis of a U.S. Holder in New enGene Shares received as a result of the FEAC Reorganization will equal the adjusted tax basis of the FEAC Class A Shares surrendered in exchange therefor,

•	the adjusted tax basis of a U.S. Holder in New enGene Warrants owned as a result of the FEAC Reorganization will equal the adjusted tax basis of the corresponding FEAC Warrants, and

•	a U.S. Holder’s holding period in New enGene Securities received in the exchange will include the holding period in the corresponding FEAC Securities.

If the FEAC Reorganization does not qualify as an F Reorganization, the tax consequences of the FEAC Reorganization will depend on whether the FEAC Reorganization or any component thereof would qualify for tax-free treatment under other provisions of the Code, and may be affected by FEAC’s status as a passive foreign investment company (a “PFIC”) and whether New enGene is also a PFIC (see the discussion below under “— Passive Foreign Investment Company Rules”). U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences of the FEAC Reorganization if it does not qualify as an F Reorganization or otherwise as a tax-free transaction (including the requirement to recognize gain in that event or any required information reporting). In addition, U.S. Holders should consult their tax advisors regarding the application of the PFIC rules to the exchange of their FEAC Securities pursuant to the FEAC Reorganization if the FEAC Reorganization does not qualify as an F Reorganization.

Because the FEAC Reorganization will occur prior to the redemption of FEAC Class A Shares by U.S. Holders that exercise redemption rights, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the FEAC Reorganization described above (including any tax consequences if the FEAC Reorganization does not qualify as an F Reorganization). All U.S. Holders considering exercising redemption rights are urged to consult their tax advisors with respect to the potential tax consequences to them of the FEAC Reorganization and an exercise of redemption rights.

The remainder of this disclosure entitled “Material U.S. Federal Income Tax Considerations” assumes that the FEAC Reorganization qualifies as an F Reorganization.

Redemption by U.S. Holders of FEAC Class A Shares

In the event that a U.S. Holder of FEAC Class A Shares elects to exercise its redemption rights pursuant to the redemption provisions described in this proxy statement/prospectus under “Information about the Special Meeting — Redemption Rights,” the treatment of the redemption for U.S. federal income tax purposes will generally depend on whether the redemption qualifies as a sale under Section 302 of the Code or as a distribution, the consequences of which will be impacted by the PFIC rules, as discussed below.

Generally, whether a redemption qualifies for sale treatment will depend largely on the total number of FEAC Class A Shares treated as held by the U.S. Holder (including any shares constructively owned by the U.S. Holder described below) relative to all FEAC Class A Shares outstanding both before and after such redemption, taking into account other transactions occurring in connection with the redemption (including the Business Combination (treating New enGene Shares as FEAC Class A Shares for this purpose)).

The redemption of FEAC Class A Shares generally will be treated as a sale of the shares (rather than as a corporate distribution) if such redemption (i) is “substantially disproportionate” with respect to the U.S. Holder,

(ii) results in a “complete termination” of the U.S. Holder’s interest in FEAC or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the tests are satisfied, a U.S. Holder generally takes into account not only shares actually owned by the U.S. Holder, but also any shares that are constructively owned by such U.S. Holder. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares the U.S. Holder has a right to acquire by exercise of an option, which would generally include FEAC Class A Shares which could be acquired pursuant to the exercise of the FEAC Warrants (and, after the completion of the Business Combination, the New enGene Shares which could be acquired by exercise of the New enGene Warrants).

In order to meet the substantially disproportionate test, the percentage of outstanding voting shares of FEAC (including the FEAC Class A Shares and the New enGene Shares received in exchange therefor) actually and constructively owned by the U.S. Holder immediately following the redemption of FEAC Class A Shares must, among other requirements, be less than 80% of the percentage of FEAC outstanding voting shares actually and constructively owned by the U.S. Holder immediately before the redemption. Before the Business Combination, the FEAC Class A Shares (and immediately after the FEAC Reorganization, the corresponding redeemed New enGene Shares) may not be treated as voting shares for this purpose and, consequently, this substantially disproportionate test may not be applicable. There will be a complete termination of a U.S. Holder’s interest if either (i) all FEAC Class A Shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all FEAC Class A Shares actually owned by the U.S. Holder are redeemed, the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members, the U.S. Holder does not constructively own any other shares of FEAC or New enGene, and certain other requirements are met. The redemption of the FEAC Class A Shares will not be essentially equivalent to a dividend with respect to a U.S. Holder if it results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in FEAC. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in FEAC will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If any of the foregoing tests is satisfied, the redemption will be treated as a sale and taxed as described in “Consequences of Ownership and Disposition of New enGene Shares or New enGene Warrants — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New enGene Shares and New enGene Warrants” below. If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution and taxed as described under “Consequences of Ownership and Disposition of New enGene Shares or New enGene Warrants — Dividends and Other Distributions on New enGene Shares” below. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed FEAC Class A Shares will be added to the U.S. Holder’s adjusted tax basis in its remaining shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in other shares constructively owned by such U.S. Holder.

Any income or gain recognized with respect to the redemption of FEAC Class A Shares will be subject to the PFIC rules described in “Passive Foreign Investment Company Rules” below. For example, if, as FEAC believes, it was a PFIC for its taxable year ended December 31, 2022, any amount treated as a dividend paid to a non-corporate U.S. Holder of FEAC Class A Shares (or after the FEAC Reorganization, New enGene Shares) would not be eligible for the lower long-term capital gains rate that applies to qualified dividend income, and any gain or “excess distribution” may be subject to additional taxes, charges and reporting obligations under the PFIC rules described below.

As discussed below under “Material Dutch Tax Consequences of the Business Combination,” redemption proceeds may be subject to Dutch dividend withholding tax. U.S. Holders should consult their tax advisors regarding the creditability or deductibility of any such Dutch withholding taxes in general (taking into account Treasury regulations that in most cases effectively prohibit U.S. taxpayers from claiming foreign tax credits with respect to taxes imposed on dispositions of shares) as well as in their particular circumstances.

U.S. HOLDERS OF FEAC CLASS A SHARES CONTEMPLATING THE EXERCISE OF THEIR REDEMPTION RIGHTS SHOULD CONSULT THEIR TAX ADVISERS CONCERNING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES THEREOF.

Consequences to U.S. Holders of New enGene Securities of the Ownership and Disposition of New enGene Shares or New enGene Warrants

Subject to the qualifications, assumptions and limitations set forth in this section entitled “—Consequences to U.S. Holders of New enGene Securities of the Ownership and Disposition of New enGene Shares or New enGene Warrants,” in the opinion of Morgan, Lewis & Bockius LLP, the following are the material U.S. federal income tax consequences to U.S. Holders of New enGene Securities of the ownership and disposition of New enGene Share or New enGene Warrants.

Dividends and Other Distributions on New enGene Shares

Subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Rules,” distributions on New enGene Shares will generally be taxable as a dividend for U.S. federal income tax purposes to the extent paid from New enGene’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of New enGene’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its New enGene Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the New enGene Shares and will be treated as described below under the heading “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New enGene Shares and New enGene Warrants.” Because New enGene may not maintain calculations of earnings and profits under U.S. federal income tax principles, it is expected that the full amount of distributions (if any) paid by New enGene will be reported as dividends for U.S. federal income tax purposes.

Amounts treated as dividends that New enGene pays to a U.S. Holder that is a taxable corporation generally will be taxed at regular rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if (i) New enGene Shares are readily tradable on an established securities market in the United States or New enGene is eligible for the benefits of the Treaty, (ii) New enGene is not treated as a PFIC with respect to such U.S. Holder for the taxable year in which the dividend was paid nor for the preceding taxable year and (iii) certain holding period and other requirements are met.

For purposes of the foreign tax credit rules, dividends will be treated as foreign-source income. As discussed below under “Certain Canadian Federal Income Tax Consideration — Non-Canadian Resident Holders — Dividends on New enGene Shares,” dividends paid by New enGene will be subject to Canadian withholding tax. For U.S. federal income tax purposes, the amount of dividend income will include any amounts withheld in respect of Canadian taxes. Subject to applicable limitations that vary depending upon a U.S. Holder’s particular circumstances and the discussion below regarding certain Treasury regulations, Canadian taxes withheld from dividend payments (at a rate not exceeding the applicable rate provided in the Treaty with respect to a U.S. Holder eligible for the benefits of the Treaty) generally will be creditable against such U.S. Holder’s U.S. federal income tax liability. The rules governing foreign tax credits are complex. For example, Treasury regulations provide that, in the absence of an election to apply the benefits of an applicable income tax treaty, in order for non-U.S. income taxes to be creditable, the relevant non-U.S. income tax rules must be consistent with certain U.S. federal income tax principles, and we have not determined whether the Canadian income tax system meets these requirements. A recent IRS notice indicated the Treasury Department and the IRS are considering amendments to these Treasury regulations and provided some temporary relief from certain of their provisions. U.S. Holders should consult their tax advisors regarding the creditability of Canadian taxes in their particular circumstances. In lieu of claiming a credit, a U.S. Holder may be able to elect to deduct non-U.S. income taxes, including Canadian taxes, in computing such U.S. Holder’s taxable income, subject to applicable limitations. An election to deduct creditable non-U.S. taxes instead of claiming foreign tax credits applies to all creditable non-U.S. taxes paid or accrued in the taxable year.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New enGene Shares and New enGene Warrants

Subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Rules,” upon any sale, exchange or other taxable disposition of a New enGene Share or New enGene Warrant, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the sum of (x) the amount of the cash and (y) the fair market value of any other property, received in such sale, exchange or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in such New enGene Share or New enGene Warrant (determined as described above or below), in each case as calculated in U.S. dollars. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such New enGene Share or New enGene Warrant exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations. This gain or loss generally will be treated as U.S. source gain or loss.

Exercise, Lapse or Redemption of a New enGene Warrant

Subject to the PFIC rules and except as discussed below with respect to the cashless exercise of a New enGene Warrant, a U.S. Holder generally will not recognize taxable gain or loss on the acquisition of a New enGene Share upon exercise of a New enGene Warrant with cash. The U.S. Holder’s tax basis in the New enGene Share received upon exercise of a New enGene Warrant generally will be an amount equal to the sum of the U.S. Holder’s initial investment in a New enGene Warrant (i.e., its tax basis, calculated in U.S. dollars) and the exercise price. The U.S. Holder’s holding period for a New enGene Share received upon exercise of a New enGene Warrant with cash will begin on the date following the date of exercise (or possibly the date of exercise) of the New enGene Warrant and will not include the period during which the U.S. Holder held the New enGene Warrant (or any FEAC Warrant exchanged therefor). If a New enGene Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the warrant (calculated in U.S. dollars). Such loss will be long-term if the warrant has been held for more than one year.

The tax consequences of a cashless exercise of a New enGene Warrant are not clear under current law. Subject to the PFIC rules discussed below, a cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a “recapitalization” for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s tax basis in the New enGene Share received generally would equal the U.S. Holder’s tax basis in the New enGene Warrant. If the cashless exercise is not treated as a realization event, it is unclear whether a U.S. Holder’s holding period for the New enGene Share will commence on the date of exercise of the warrant or the day following the date of exercise of the warrant. If the cashless exercise is treated as a recapitalization, the holding period of the New enGene Share would include the holding period of the warrant.

It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a portion of the New enGene Warrants to be exercised on a cashless basis could, for U.S. federal income tax purposes, be deemed to have been surrendered in consideration for the exercise price of the remaining portion of the New enGene Warrants, which would be deemed to be exercised. For this purpose, a U.S. Holder may be deemed to have surrendered a number of New enGene Warrants having an aggregate value equal to the exercise price for the total number of warrants to be deemed exercised. Subject to the PFIC rules discussed below, the U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the exercise price for the total number of New enGene Warrants deemed exercised and the U.S. Holder’s tax basis in the warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the New

enGene Shares received would equal the U.S. Holder’s tax basis in the New enGene Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. It is unclear whether a U.S. Holder’s holding period for the New enGene Shares would commence on the date of exercise of the warrants or the day following the date of exercise of the warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, a U.S. Holder should consult the U.S. Holder’s tax advisor regarding the tax consequences of a cashless exercise.

Subject to the PFIC rules described below, if New enGene redeems New enGene Warrants for cash or purchases New enGene Warrants in an open-market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “— Gain or Loss on the Sale, Taxable Exchange or Other Taxable Disposition of New enGene Shares and New enGene Warrants.”

Adjustment to Exercise Price of New enGene Warrants

The terms of each New enGene Warrant provide for an adjustment to the number of New enGene Shares for which a New enGene Warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this proxy statement/prospectus captioned “Description of New enGene Securities — Warrants — New enGene Warrants Redemption Procedures — Anti-dilution Adjustments.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the New enGene Warrants would, however, be treated as receiving a constructive distribution from New enGene if, for example, the adjustment increases such U.S. Holders’ proportionate interest in the assets or earnings and profits of New enGene (e.g. through an increase in the number of New enGene Shares that would be obtained upon exercise or through a decrease to the exercise price of a New enGene Warrant) as a result of a distribution of cash or other property to the holders of New enGene Shares which is taxable to the U.S. Holders of such New enGene Shares as described under “— Dividends and Other Distributions on New enGene Shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the warrants received a cash distribution from New enGene equal to the fair market value of such increased interest, and would increase a U.S. Holder’s adjusted tax basis in such U.S. Holder’s New enGene Warrants to the extent that such distribution is treated as a dividend. New enGene cannot ensure that it will be able to provide U.S. Holders with the information needed to determine the U.S. federal income tax impact of any constructive distribution received by such U.S. Holder pursuant to these rules.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of FEAC Securities and New enGene Securities could be (and generally will be, in the case of U.S. Holders of FEAC Class A Shares) materially different from that described above due to the application of the PFIC rules.

In general and as relevant here, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the value of its assets (generally determined on the basis of a weighted quarterly average) consists of assets, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, consists of passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. Cash and cash equivalents are generally passive assets. The value of goodwill will generally be treated as an active or passive asset based on the nature of the income produced in the activity to which the goodwill is attributable.

Pursuant to the start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income (the “start-up year”), if (1) no predecessor of the corporation was a PFIC, (2) it is established to the satisfaction of the IRS that the corporation will not be a PFIC for either of the first two taxable years following the start-up year, and (3) the corporation is not in fact a PFIC for either of those years (the “start-up exception”). FEAC believes that it did not qualify for the start-up exception for its taxable year ended December 31, 2021. Therefore, because FEAC is a blank check company with no current active business, based on the composition of FEAC’s income and assets, FEAC believes that it was a PFIC for its taxable years ended December 31, 2021 and December 31, 2022.

Furthermore, the income and assets of FEAC may affect the PFIC status of New enGene for New enGene’s taxable year in which the FEAC Reorganization occurs because New enGene will be treated, subject to the U.S. Holder’s making one or more of the applicable elections described below, as the same corporation as FEAC for purposes of the corporation’s qualification as a PFIC. Consequently, FEAC’s income and assets in its current taxable year may affect the PFIC status of New enGene for New enGene’s current taxable year (i.e., the year in which the FEAC Reorganization occurs). New enGene’s PFIC status for any taxable year is a factual annual determination that can be made only after the end of that year and will depend on the composition of New enGene’s income and assets and the value of its assets from time to time and, for the taxable year in which the Business Combination occurs, the composition of the income and assets, and the value of the assets, of FEAC, its predecessor for this purpose. The value of New enGene’s assets includes the value of its goodwill and other intangible assets not shown on its financial statements, which may be determined, in large part, by reference to the market price of the New enGene Shares from time to time, which is subject to change and may be particularly volatile while the business is at the pre-commercialization stage. In addition, prior to the commercialization of any of New enGene’s drug candidates its income may be primarily passive. Accordingly, there is a significant risk that New enGene will be a PFIC for its current or any future taxable year.

If FEAC is or was a PFIC (as FEAC believes to be the case for its 2021 and 2022 taxable years) for any taxable year during the holding period of a U.S. Holder in its FEAC Class A Shares, then, New enGene will also be treated as a PFIC as to such U.S. Holder with respect to New enGene Shares received in exchange for FEAC Class A Shares pursuant to the FEAC Reorganization, even if New enGene does not meet the test for PFIC status in its own right, unless the U.S. Holder made an applicable PFIC election (or elections). In addition, if this rule were to apply, such U.S. Holder would be treated for purposes of the PFIC rules as if such U.S. Holder held such New enGene Shares (treated as shares of a PFIC as to such holder) for a period that includes such holder’s holding period for the FEAC Class A Shares exchanged therefor.

If New enGene is a PFIC (or is treated as a PFIC with respect to a U.S. Holder, e.g. due to prior ownership of FEAC Class A Shares in the absence of an applicable election (or elections)) for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of New enGene Shares and the U.S. Holder did not make an applicable PFIC election (or elections) discussed below, such U.S. Holder generally will be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its New enGene Shares and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder to the extent greater than 125% of the average annual distributions received by such U.S. Holder in respect of the New enGene Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the New enGene Shares).

Under these rules (the “interest charge rules”):

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the New enGene Shares;

•

the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of New enGene’s first taxable year in which New enGene is a PFIC, will be taxed as ordinary income;

•

the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in the U.S. Holder’s holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each taxable year described in the preceding bullet of the U.S. Holder.

It is not entirely clear how various aspects of the PFIC rules apply to the FEAC Warrants and New enGene Warrants. Under proposed Treasury regulations relating to PFICs (the “proposed Treasury regulations”), which have a retroactive effective date, the PFIC rules may apply to rights to acquire shares of a PFIC as if they were shares, and thus could apply to dispositions (other than exercises) of the FEAC Warrants or New enGene Warrants. As a result, under the proposed Treasury regulations, if a U.S. Holder sells or otherwise disposes of such New enGene Warrants (other than upon exercise of such New enGene Warrants) and New enGene (or FEAC) was a PFIC at any time during the U.S. Holder’s holding period of such New enGene Warrants (or FEAC Warrants), any gain recognized generally will be treated as an excess distribution, taxed as described above.

PFIC Elections

In general, if New enGene (or FEAC) is a PFIC, a U.S. Holder may avoid the adverse PFIC tax consequences under the interest charge rules described above in respect of New enGene Shares (or FEAC Class A Shares), but not New enGene Warrants or FEAC Warrants (a) by making or having made a qualified electing fund (“QEF”) election or a mark-to-market election for the first taxable year for which New enGene (or FEAC) is or was a PFIC and in which such U.S. Holder held (or was deemed to hold) such New enGene Shares (or FEAC Class A Shares) and maintain such election or (b) by making and maintaining a QEF election along with an applicable purging election (collectively, the “PFIC Elections”).

QEF and Purging Elections

As a result of making and maintaining a timely and valid QEF election (if eligible to do so), a U.S. Holder of New enGene Shares must include in income such U.S. Holder’s pro rata share of New enGene’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, whether or not distributed. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge. A subsequent distribution of such earnings and profits that were previously included in income should generally not be taxable as a dividend to such U.S. Holder. The tax basis of a U.S. Holder’s shares in a PFIC with respect to which a QEF election has been made will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules.

A U.S. Holder may not make a QEF election with respect to its New enGene Warrants. If a U.S. Holder that exercises New enGene Warrants properly makes and maintains a QEF election with respect to the newly acquired New enGene Shares (or has previously made a QEF election with respect to its New enGene Shares or FEAC Class A Shares, as applicable), the QEF election will apply to the newly acquired New enGene Shares. Notwithstanding a QEF election, the adverse tax consequences relating to PFIC shares under the interest charge rules described above, adjusted to take into account the current income inclusions resulting from the QEF election, may continue to apply with respect to the New enGene Shares (because under the proposed Treasury regulations, the New enGene Shares generally would be deemed to have a holding period for purposes of the interest charge rules that includes the period the U.S. Holder held the corresponding New enGene Warrants (and the FEAC Warrants)), unless the U.S. Holder made a purging election under the PFIC rules.

Under the type of purging election most likely relevant, the U.S. Holder will be deemed to have sold such shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. As a result of this election, the U.S. Holder will have additional basis (to the extent of any gain recognized in the deemed sale) and, for purposes of the interest charge rules, a new holding period in such holder’s New enGene Shares. Because after the purging election takes effect the QEF election will be in effect for the entirety of the new holding period, the interest charge rules will not apply with respect to the New enGene Shares.

In the absence of a purging election, a U.S. Holder would be treated for purposes of the interest charge rules as if the U.S. Holder held such New enGene Shares and New enGene Warrants for a period that includes a period when the QEF election was not in effect, including such U.S. Holder’s holding period for the FEAC Class A Shares and FEAC Warrants exchanged therefor, respectively. U.S. Holders are urged to consult their tax advisors regarding the application of the purging elections rules to their particular circumstances.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC Annual Information Statement from FEAC or New enGene, as the case may be, to a timely filed U.S. federal income tax return for the tax year to which the election relates. In the event that New enGene determines after the completion of the Business Combination that New enGene is a PFIC for U.S. federal income tax purposes for any taxable year, New enGene will, upon request of a holder of New enGene Shares, provide a PFIC Annual Information Statement to such holder. Retroactive QEF elections generally may be made only by filing a protective statement with such federal income tax return and if certain other conditions are met or with the consent of the IRS. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

Mark-to-Market Election

As an alternative to a QEF election, if a U.S. Holder owns shares in a company that is a PFIC and the shares are “regularly traded” on a “qualified exchange,” such U.S. Holder could make a mark-to-market election that would result in tax treatment different from that under the interest charge rules described above. The FEAC Class A Shares and New enGene Shares will be treated as regularly traded for any calendar year in which more than a de minimis quantity of the FEAC Class A Shares or New enGene Shares, as applicable, are traded on a qualified exchange on at least 15 days during each calendar quarter. Nasdaq, where the FEAC Class A Shares are listed and the New enGene Shares are expected to be listed, is a qualified exchange for this purpose.

Such electing U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its New enGene Shares at the end of such year over its adjusted basis in its New enGene Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its New enGene Shares over the fair market value of its New enGene Shares at the end of its taxable year (but only to the extent of the net amount of previously included in income as a result of the mark-to-market election). The U.S. Holder’s basis in its New enGene Shares will be adjusted to reflect any such income or loss amounts. Any gain recognized on a sale or other taxable disposition of its New enGene Shares will be treated as ordinary income, and any loss will be treated as an ordinary loss (but only to the extent of the net amount previously included in income as a result of the mark-to-market election, with any excess treated as a capital loss). If a U.S. Holder makes the mark-to-market election, distributions paid on New enGene Shares will be treated as discussed under “Consequences of Ownership and Disposition of New enGene Shares and New enGene Warrants — Dividends and Other Distributions on New enGene Shares” above. A mark-to-market election may not be made with respect to the New enGene Warrants.

If made, a mark-to-market election will be effective for the taxable year for which the election is made and for all subsequent taxable years in which New enGene is a PFIC, unless the New enGene Shares cease to qualify as “regularly traded” on a “qualified exchange” for purposes of the PFIC rules or the IRS consents to the revocation of the election. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to New enGene Shares under their particular circumstances (including the possible recognition of income or gain under the PFIC interest charge rules in the case that the mark-to-market election is not made for the first taxable year in which the U.S. Holders own (or are treated as owning) the New enGene Shares).

Other PFIC Rules

If New enGene is a PFIC and, at any time, has a non-U.S. subsidiary that is a PFIC, a U.S. Holder generally would be deemed to own a proportionate amount of the shares of such lower-tier PFIC and generally could incur liability for the deferred tax and interest charge under the interest charge rules described above if New enGene receives an excess distribution from, or disposes of all or part of its interest in, the lower-tier PFIC, or the U.S. Holder otherwise was deemed to have disposed of an interest in the lower-tier PFIC, in each case as if the U.S. Holder held such shares directly, even though the U.S. Holder will not receive any proceeds of that distribution or disposition. A mark-to-market election cannot be made with respect to a lower-tier PFIC. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), A MARK-TO-MARKET ELECTION, OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, THE APPLICATION OF THE PFIC RULES TO WARRANTS, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Information Reporting and Backup Withholding

Dividend payments (including constructive dividends) with respect to New enGene Shares and proceeds from the sale, exchange or redemption of FEAC Securities or New enGene Securities may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding (currently at a rate of 24 percent) will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number (generally on an IRS Form W-9 provided to the relevant paying agent) and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status if required to do so. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

In addition, certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to New enGene Shares or the non-U.S. financial accounts through which they are held, subject to certain exceptions (including an exception for New enGene Shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their tax return for each year in which they hold New enGene Shares.

MATERIAL DUTCH TAX CONSEQUENCES OF THE BUSINESS COMBINATION

The following summary of material Dutch tax consequences of the Business Combination is based on the presumption that FEAC is, and will during its existence, continue to be effectively managed in the Netherlands and, consequently, that FEAC will at all times during its existence be considered a Dutch tax resident under Dutch tax law.

This summary solely addresses the principal Dutch tax consequences, for a holder of FEAC Class A Shares or FEAC Warrants (other than the Sponsor), of the ownership and/or disposal of such FEAC Class A Shares and/or FEAC Warrants and does not purport to describe every aspect of taxation that may be relevant to a particular holder of FEAC Class A Shares or FEAC Warrants. Tax matters are complex, and the tax consequences of the ownership and/or disposal of FEAC Class A Shares or FEAC Warrants to a particular holder of such FEAC Class A Shares or FEAC Warrants will depend in part on such holder’s circumstances. Accordingly, a holder of FEAC Class A Shares or FEAC Warrants is urged to consult its own tax advisor for a full understanding of the tax consequences of the ownership and disposal of FEAC Class A Shares or FEAC Warrants, including the applicability and effect of Dutch tax laws.

To the extent that in this summary English terms and expressions are used to refer to Dutch concepts, the meaning to be attributed to such terms and expressions shall be the meaning to be attributed to the equivalent Dutch concepts under Dutch tax law. In addition, the terms “the Netherlands” and “Dutch” shall refer solely to the European part of the Kingdom of the Netherlands. This summary assumes that FEAC is organized, and that its business will be conducted, in the manner outlined in this proxy statement/prospectus. A change to such organizational structure or to the manner in which FEAC conducts its business may invalidate the contents of this summary, which will not be updated to reflect any such change.

This summary is based on the tax law of the Netherlands (not including unpublished case law) as it stands at the date of this proxy statement/prospectus. The tax law upon which this summary is based is subject to changes, including with retroactive effect. Any such change may invalidate the contents of this summary, which will not be updated to reflect such change.

This summary does not address the Dutch tax consequences for a holder of FEAC Class A Shares or FEAC Warrants who:

•	is a person who may be deemed an owner of FEAC Class A Shares or FEAC Warrants for Dutch tax purposes pursuant to specific statutory attribution rules in Dutch tax law;

•	is, although in principle subject to Dutch corporation tax, in whole or in part, specifically exempt from that tax in connection with income from FEAC Class A Shares or FEAC Warrants;

•	is an “investment institution” as defined in the Dutch Corporation Tax Act 1969;

•	is an entity that, although in principle subject to Dutch corporation tax, is fully or partly exempt from Dutch corporation tax;

•	owns FEAC Class A Shares or FEAC Warrants in connection with a membership of a management board or a supervisory board, an employment relationship, a deemed employment relationship or management role;

•

has a substantial interest in FEAC or a deemed substantial interest in FEAC for Dutch tax purposes. Generally, a person holds a substantial interest if (a) such person — either alone or, in the case of an individual, together with its partner or any of its relatives by blood or by marriage in the direct line (including foster-children) or of those of its partner for Dutch tax purposes — owns or is deemed to own, directly or indirectly, 5% or more of the FEAC Class A Shares or of any other class of FEAC Shares, including any rights to acquire, directly or indirectly, an interest in the FEAC Shares (such as the right to acquire an interest in the FEAC Shares underlying the FEAC Warrants) or profit participating certificates relating to 5% or more of the annual profits or to 5% or more of the liquidation proceeds of FEAC, or (b) such person’s FEAC Shares, rights to acquire FEAC Shares or profit participating certificates of FEAC are held by him following the application of a non-recognition provision; or

•	is for Dutch tax purposes taxable as a corporate entity and resident of Aruba, Curaçao or Sint Maarten.

Taxes on income and capital gains

Dutch resident holders of FEAC Class A Shares or FEAC Warrants

A holder of FEAC Class A Shares or FEAC Warrants who is resident or deemed to be resident in the Netherlands for Dutch tax purposes is fully subject to Dutch income tax if he is an individual or fully subject to Dutch corporation tax if it is a corporate entity, or an entity, including an association, a partnership or a mutual fund, taxable as a corporate entity, as described in the summary below.

Individuals deriving profits or deemed to be deriving profits from an enterprise

Any benefits derived or deemed to be derived from or in connection with FEAC Class A Shares or FEAC Warrants that are attributable to an enterprise from which an individual derives profits, whether as an entrepreneur or pursuant to a co-entitlement to the net value of an enterprise, other than as a shareholder, are generally subject to Dutch income tax at progressive rates up to 49.5%.

Individuals deriving benefits from miscellaneous activities

Any benefits derived or deemed to be derived from or in connection with FEAC Class A Shares or FEAC Warrants that constitute benefits from miscellaneous activities by an individual are generally subject to Dutch income tax at progressive rates up to 49.5%.

An individual may, inter alia, derive, or be deemed to derive, benefits from or in connection with FEAC Class A Shares or FEAC Warrants that are taxable as benefits from miscellaneous activities if its investment activities go beyond regular active portfolio management.

Other individuals

If a holder of FEAC Class A Shares or FEAC Warrants is an individual whose situation has not been discussed above in this section “— Dutch resident holders of FEAC Class A Shares or FEAC Warrants,” the value of its FEAC Class A Shares or FEAC Warrants forms part of the yield basis for purposes of tax on benefits from savings and investments. A deemed benefit, which is calculated on the basis of a holder’s actual bank savings plus its actual other investments (including the value of its FEAC Class A Shares or FEAC Warrants), minus its actual liabilities whilst taking into account a deemed benefit for each of these categories, is taxed at the rate of 32%. For the year 2023, the estimated deemed benefit rate for actual bank savings is 0.36%, the estimated deemed benefit rate for actual other investments is 6.17% and the deemed benefit rate for actual liabilities is 2.57%. The estimated deemed return percentages are expected to be confirmed by the Dutch government at a later stage. Actual benefits derived from or in connection with its FEAC Class A Shares or FEAC Warrants are not subject to Dutch income tax.

Corporate entities

Any benefits derived or deemed to be derived from or in connection with FEAC Class A Shares or FEAC Warrants that are held by a corporate entity, or an entity, including an association, a partnership or a mutual fund, taxable as a corporate entity, are generally subject to Dutch corporation tax.

General

A holder of FEAC Class A Shares or FEAC Warrants will not be deemed to be resident in the Netherlands for Dutch tax purposes only by reason of the execution and/or enforcement of the documents relating to the Transactions or the performance by FEAC of its obligations under such documents or under the FEAC Class A Shares or FEAC Warrants.

Non-Dutch resident holders of FEAC Class A Shares or FEAC Warrants

Individuals

If a holder of FEAC Class A Shares or FEAC Warrants is an individual who is neither resident nor deemed to be resident in the Netherlands for purposes of Dutch income tax, it will not be subject to Dutch income tax in respect of any benefits derived or deemed to be derived from or in connection with the FEAC Class A Shares or FEAC Warrants, except if:

•

it derives profits from an enterprise, whether as an entrepreneur or pursuant to a co-entitlement to the net value of such enterprise, other than as a shareholder, and such enterprise is carried on, in whole or in part, through a permanent establishment or a permanent representative in the Netherlands, and its holding of FEAC Class A Shares or FEAC Warrants are attributable to such permanent establishment or permanent representative;

•

it derives benefits or is deemed to derive benefits from or in connection with FEAC Class A Shares or FEAC Warrants that are taxable as benefits from miscellaneous activities performed in the Netherlands; or

•

it derives profits pursuant to the entitlement to a share in the profits of an enterprise, other than as a holder of securities, which is effectively managed in the Netherlands and to which enterprise its FEAC Class A Shares or FEAC Warrants are attributable.

Corporate entities

If a holder of FEAC Class A Shares or FEAC Warrants is a corporate entity, or an entity including an association, a partnership and a mutual fund, taxable as a corporate entity, which is neither resident, nor deemed to be resident in the Netherlands for purposes of Dutch corporation tax, it will not be subject to Dutch corporation tax in respect of any benefits derived or deemed to be derived from or in connection with the FEAC Class A Shares or FEAC Warrants, except if:

•

it derives profits from an enterprise directly which is carried on, in whole or in part, through a permanent establishment or a permanent representative in the Netherlands, and to which permanent establishment or permanent representative its FEAC Class A Shares or FEAC Warrants are attributable; or

•

it derives profits pursuant to a co-entitlement to the net value of an enterprise which is managed in the Netherlands, other than as a holder of securities, and to which enterprise its FEAC Class A Shares or FEAC Warrants are attributable.

General

If a holder of FEAC Class A Shares or FEAC Warrants is neither resident nor deemed to be resident in the Netherlands, such holder will for Dutch tax purposes not carry on or be deemed to carry on an enterprise, in whole or in part, through a permanent establishment or a permanent representative in the Netherlands only by reason of the execution and/or enforcement of the documents relating to the Transactions or the performance by FEAC of its obligations under such documents or under the FEAC Class A Shares or FEAC Warrants.

Dividend withholding tax

General

FEAC is generally required to withhold Dutch dividend withholding tax at a rate of 15% from dividends distributed by it, subject to possible relief under Dutch domestic law, the Treaty on the Functioning of the European Union or an applicable Dutch income tax treaty depending on a holder’s individual circumstances.

The concept “dividends distributed by FEAC” as used in this summary includes, but is not limited to, the following:

•	distributions in cash or in kind, deemed and constructive distributions and repayments of capital not recognized as paid-in for Dutch dividend withholding tax purposes;

•	liquidation proceeds and proceeds of repurchase or redemption of FEAC Class A Shares in excess of the average capital recognized as paid-in for Dutch dividend withholding tax purposes;

•

the par value of FEAC Class A Shares issued by FEAC to a FEAC Shareholder or an increase of the par value of FEAC Class A Shares, as the case may be, to the extent that it does not appear that a contribution, recognized for Dutch dividend withholding tax purposes, has been made or will be made; and

•

partial repayment of capital, recognized as paid-in for Dutch dividend withholding tax purposes, if and to the extent that there are net profits, unless (a) the general meeting of FEAC Shareholders has resolved in advance to make such repayment and (b) the par value of the FEAC Shares concerned has been reduced by an equal amount by way of an amendment to FEAC’s Current Articles.

In addition to the above, the concept “dividends distributed by FEAC” may, for the purposes of Dutch dividend withholding tax, include proceeds of any amounts paid in respect of a repurchase or redemption of redeemable FEAC Warrants or of a cash settlement of FEAC Warrants, and consequently, Dutch dividend withholding tax at a rate of 15% may be due in respect of (a part of) such proceeds.

Registration taxes and duties

No Dutch registration tax, transfer tax, stamp duty or any other similar documentary tax or duty, other than court fees, is payable in the Netherlands in respect of or in connection with the execution and/or enforcement (including by legal proceedings and including the enforcement of any foreign judgment in the courts of the Netherlands) of the documents relating to the Transactions, the performance by FEAC of its obligations under such documents, or the transfer of FEAC Class A Shares or FEAC Warrants, except that Dutch real property transfer tax may be due upon an acquisition in connection with FEAC Class A Shares or FEAC Warrants of real property situated in the Netherlands, (an interest in) an asset that qualifies as real property situated in the Netherlands, or (an interest in) a right over real property situated in the Netherlands, for the purposes of Dutch real property transfer tax.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary, as of the date hereof, of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereunder (collectively, the “Tax Act”) generally applicable to a beneficial owner (other than the Sponsor) of New enGene Shares or New enGene Warrants (collectively, the “Securities”) following the Transactions and who at all relevant times, for purposes of the Tax Act, (a) holds such Securities as capital property, (b) deals at arm’s length with New enGene, and (c) is not affiliated with New enGene (a “Holder”). Generally, the Securities will be considered to be capital property to a Holder unless they are held or acquired in the course of carrying on a business of trading in or dealing in securities or as part of an adventure or concern in the nature of trade.

This summary assumes that, at all relevant times, New enGene is a resident of Canada for purposes of the Tax Act and any applicable income tax treaty or convention.

This summary is based on the facts set out in this proxy statement/prospectus, the provisions of the Tax Act in force as of the date prior to the date hereof, the Canada-United States Tax Convention (1980) as amended (the “Treaty”) and counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) published in writing by the CRA prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and assumes that the Tax Proposals will be enacted in the form proposed, although no assurance can be given that the Tax Proposals will be enacted in their current form or at all.

This summary does not otherwise take into account or anticipate any changes in law or in the administrative policies or assessing practices of the CRA, whether by way of judicial, legislative or governmental decision or action. This summary is not exhaustive of all possible Canadian federal income tax considerations and does not take into account other federal or any provincial, territorial or foreign income tax legislation or considerations, which may differ materially from those described in this summary.

This summary does not address the deducibility of interest by a Holder who has borrowed money or otherwise incurred debt in connection with the acquisition of enGene Shares, enGene Warrants or the Securities. This summary is not applicable to a Holder who acquired enGene Shares or New enGene Shares on the exercise of an employee stock option or other employee compensation arrangement.

This summary is of a general nature only and is not, and is not intended to be, and should not be construed to be, legal or tax advice to any particular Holder, and no representations concerning the tax consequences to any particular Holder are made. The tax consequences of acquiring, holding and disposing of the Securities will vary according to the Holder’s particular circumstances. Holders should consult their own tax advisors regarding the tax considerations applicable to them having regard to their particular circumstances.

Currency Conversion

Generally, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of the Securities must be converted into Canadian dollars based on the relevant exchange rate as determined in accordance with the Tax Act. The amount of dividends required to be included in the income of, and capital gains or capital losses realized by, a Canadian Resident Holder (as defined below) may be affected by fluctuations in the Canadian / U.S. dollar exchange rate.

Exercise of New enGene Warrants

No gain or loss will be realized by a Holder of a New enGene Warrant upon the exercise of such New enGene Warrant. When a New enGene Warrant is exercised, the Holder’s cost of the New enGene Share acquired thereby will be equal to the adjusted cost base of the New enGene Warrant to such Holder, plus the amount paid on the exercise of the New enGene Warrant.

Holders Resident in Canada

The following portion of the summary applies to a Holder who, for purposes of the Tax Act and any applicable income tax treaty or convention, is, or is deemed to be, resident in Canada and no other country at all relevant times (a “Canadian Resident Holder”). This summary is not applicable to a Canadian Resident Holder (a) that is a “financial institution” for purposes of the mark-to-market rules contained in the Tax Act, (b) that is a “specified financial institution” as defined in the Tax Act, (c) an interest in which is a “tax shelter investment” as defined in the Tax Act, (d) that reports its “Canadian tax results” as defined in the Tax Act in a currency other than Canadian currency, (e) that will receive dividends on the New enGene Shares under or as part of a “dividend rental arrangement” as defined in the Tax Act, (f) that has entered or will enter into, with respect to the Securities, a “derivative forward agreement” or “synthetic disposition arrangement”, each as defined in the Tax Act, or (g) that is exempt from tax under the Tax Act.

A Canadian Resident Holder to whom the New enGene Shares might not constitute capital property may make, in certain circumstances, an irrevocable election permitted by subsection 39(4) of the Tax Act to have their New enGene Shares, and every other “Canadian security”, as defined in the Tax Act, held by such Canadian Resident Holder in the taxation year of the election and in all subsequent taxation years, treated as capital property. Canadian Resident Holders should consult their own tax advisors regarding this election. New enGene Warrants will not be “Canadian securities” for purposes of this election.

This summary does not address the possible application of the “foreign affiliate dumping” rules that may be applicable to a Canadian Resident Holder that is a corporation resident in Canada (for the purposes of the Tax Act) and is, or becomes, or does not deal at arm’s length with a corporation resident in Canada that is, or that becomes as part of a transaction or event or series of transactions or events that includes the acquisition of the Securities, controlled by a non-resident person, or a group of non-resident persons not dealing with each other at arm’s length, in each case for purposes of the rules in section 212.3 of the Tax Act. Any such Canadian Resident Holder to which this summary does not apply should consult its own tax advisor with respect to the tax consequences applicable to the acquisition, holding and disposition of the Securities.

Expiry of New enGene Warrants

Generally, the expiry of an unexercised New enGene Warrant will give rise to a capital loss equal to the adjusted cost base to the Canadian Resident Holder of such expired New enGene Warrant. See “Holders Resident in Canada — Dispositions of Securities” below.

Dividends on New enGene Shares

Dividends (including deemed dividends) received on the New enGene Shares by a Canadian Resident Holder who is an individual (other than certain trusts) will be included in the individual’s income and will be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received by individuals from “taxable Canadian corporations”, as defined in the Tax Act, including the enhanced dividend tax credit rules applicable to any dividends designated by New enGene as “eligible dividends” in accordance with the Tax Act. There may be limitations on the ability of New enGene to designate dividends as eligible dividends. Dividends received by individuals (other than certain trusts) may give rise to alternative minimum tax under the Tax Act, depending on the individual’s circumstances.

Dividends (including deemed dividends) received on the New enGene Shares by a Canadian Resident Holder that is a corporation will be included in computing the corporation’s income and will generally be deductible in computing its taxable income. In certain circumstances, subsection 55(2) of the Tax Act will treat a taxable dividend received by a Canadian Resident Holder that is a corporation as proceeds of disposition or a capital gain. Canadian Resident Holders that are corporations are urged to consult their own tax advisors having regard to their particular circumstances.

A Canadian Resident Holder that is a “private corporation” or a “subject corporation”, each as defined in the Tax Act, may be liable to pay a refundable tax under Part IV of the Tax Act on dividends received (or deemed to be received) on the New enGene Shares to the extent that such dividends are deductible in computing the Canadian Resident Holder’s taxable income.

A Canadian Resident Holder that is throughout the relevant taxation year a “Canadian-controlled private corporation”, as defined in the Tax Act, may be liable for an additional tax (refundable in certain circumstances) in respect of its “aggregate investment income”, as defined in the Tax Act, for the year, which includes dividends received or deemed to be received in respect of New enGene Shares, but not dividends or deemed dividends that are deductible in computing the dividend recipient’s taxable income. Tax Proposals released on August 9, 2022, are intended to extend this additional tax and refund mechanism in respect of “aggregate investment income” to “substantive CCPCs” as defined in such Tax Proposals. Canadian Resident Holders are advised to consult their own tax advisors regarding the possible implications of these Tax Proposals in their particular circumstances.

Dispositions of Securities

Generally, upon a disposition (or a deemed disposition) of a New enGene Share or a New enGene Warrant (other than upon the exercise of a New enGene Warrant or a disposition of a New enGene Share to New enGene unless purchased by New enGene in the open market in the manner in which shares are normally purchased by any member of the public in the open market), a Canadian Resident Holder will realize a capital gain (or a capital loss) equal to the amount by which the Canadian Resident Holder’s proceeds of disposition are greater (or less) than the Canadian Resident Holder’s adjusted cost base of the New enGene Share or the New enGene Warrant, respectively, and any reasonable costs of disposition. The adjusted cost base to the Canadian Resident Holder of a New enGene Share or a New enGene Warrant acquired will be determined by averaging the cost of the New enGene Share or the New enGene Warrant, respectively, with the adjusted cost base of all other New enGene Shares or New enGene Warrants, respectively, owned by the Canadian Resident Holder as capital property immediately before the time of acquisition, if any. The treatment of capital gains and capital losses is discussed below under “Holders Resident in Canada — Taxation of Capital Gains and Capital Losses.”

Taxation of Capital Gains and Capital Losses

Generally, one-half of any capital gain (a “taxable capital gain”), realized by a Canadian Resident Holder in a taxation year must be included in the Canadian Resident Holder’s income for that year and one-half of any capital loss (an “allowable capital loss”) realized by a Canadian Resident Holder in a taxation year must be deducted against taxable capital gains realized by the Canadian Resident Holder in that year. Allowable capital losses in excess of taxable capital gains realized in a particular taxation year generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized by the Canadian Resident Holder in such years, to the extent and in the circumstances described in the Tax Act. Capital gains realized by an individual (other than certain trusts) may give rise to alternative minimum tax.

The amount of any capital loss realized by a Canadian Resident Holder that is a corporation on the disposition (or deemed disposition) of a New enGene Share may be reduced by the amount of any dividends received (or deemed to be received) by the Canadian Resident Holder on such New enGene Shares (or a share substituted for such New enGene Shares) to the extent and under the circumstances described in the Tax Act. Similar rules may apply where a New enGene Shares is owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary.

A Canadian Resident Holder that is throughout the relevant taxation year a “Canadian-controlled private corporation”, as defined in the Tax Act, may be liable for an additional tax (refundable in certain circumstances) in respect of its “aggregate investment income”, as defined in the Tax Act, for the year, which includes an amount in respect of taxable capital gains. Tax Proposals released on August 9, 2022, are intended to extend this additional tax and refund mechanism in respect of “aggregate investment income” to “substantive CCPCs” as defined in such Tax Proposals. Canadian Resident Holders are advised to consult their own tax advisors regarding the possible implications of these Tax Proposals in their particular circumstances.

Eligibility for Investment

Provided that on the Closing Date the Securities are listed on a “designated stock exchange” as defined in the Tax Act (which currently includes the Nasdaq), the Securities will be, at that time, qualified investments under the Tax Act for trusts governed by registered retirement savings plans (“RRSPs”), registered retirement income funds (“RRIFs”), registered disability savings plans (“RDSPs”), deferred profit sharing plans, registered education savings plans (“RESPs”), tax-free savings accounts (“TFSAs”) and first home savings accounts (“FHSAs”) each as defined in the Tax Act.

Notwithstanding that the Securities may be qualified investments for a trust governed by a TFSA, RRSP, RRIF, RDSP, RESP or FHSA, a holder of a TFSA, RDSP or FHSA, an annuitant of an RRSP or RRIF, or a subscriber of an RESP, as applicable, will be subject to a penalty tax under the Tax Act with respect to the Securities if the Securities are “prohibited investments” for the TFSA, RRSP, RRIF, RDSP, RESP or FHSA. A Security will not be a prohibited investment for a trust governed by a TFSA, RRSP, RRIF, RDSP, RESP or FHSA provided that the annuitant under the RRSP or RRIF, the holder of the TFSA, RDSP or FHSA or the subscriber of the RESP, as the case may be, deals at arm’s length with New enGene for purposes of the Tax Act, and does not have a “significant interest” (as defined in the Tax Act for purposes of the prohibited investment rules) in New enGene. In addition, a Security will not be a prohibited investment if the Security is “excluded property” (as defined in the Tax Act for purposes of the prohibited investment rules) for the TFSA, RRSP, RRIF, RDSP, RESP or FHSA. Holders, annuitants and subscribers should consult their own tax advisors with respect to whether the Securities would be “prohibited investments” in their particular circumstances.

Non-Canadian Resident Holders

This portion of the summary is applicable to a Holder who, at all relevant times, is neither resident in Canada nor deemed to be resident in Canada for purposes of the Tax Act and any applicable income tax treaty or convention, and who does not use or hold (and is not deemed to use or hold) the Securities in the course of carrying on, or otherwise in connection with, a business in Canada (a “Non-Canadian Resident Holder”).

Special rules, which are not discussed in this summary, may apply to a Non-Canadian Resident Holder that is an “authorized foreign bank” as defined in the Tax Act, or an insurer carrying on business in Canada and elsewhere. Such Non-Canadian Resident Holders should consult their own tax advisors with respect to an investment in the Securities.

Dividends on New enGene Shares

Dividends paid or credited (or deemed to be paid or credited) on a New enGene Share to a Non-Canadian Resident Holder by New enGene will be subject to Canadian withholding tax at the rate of 25%, subject to a reduction of such rate under the terms of an applicable income tax treaty or convention. For example, in the case of a Non-Canadian Resident Holder who is a resident of the United States for purposes of the Treaty, who is the beneficial owner of the dividend, and who qualifies for full benefits of the Treaty, the rate of such withholding tax will generally be reduced to 15% (or 5% if the beneficial owner of such dividend is a corporation that owns at least 10% of the voting stock of New enGene). Non-Canadian Resident Holders are urged to consult their own tax advisors to determine their entitlement to relief under an applicable income tax treaty or convention.

Dispositions of Securities

A Non-Canadian Resident Holder generally will not be subject to tax under the Tax Act in respect of a capital gain or entitled to deduct any capital loss, realized on the disposition or deemed disposition of a Security unless the Security constitutes (or is deemed to constitute) “taxable Canadian property” of such Non-Canadian Resident Holder for purposes of the Tax Act, and the gain is not exempt from tax pursuant to the terms of an applicable income tax treaty or convention.

Provided the New enGene Shares are listed on a “designated stock exchange” as defined in the Tax Act (which currently includes the Nasdaq) at the time of disposition, the Securities generally will not constitute taxable Canadian property of a Non-Canadian Resident Holder unless, at any time during the 60-month period immediately preceding the disposition the following two conditions are met concurrently: (i) 25% or more of the issued shares of any class or series of the capital stock of New enGene were owned by or belonged to one or any combination of (a) the Non-Canadian Resident Holder, (b) persons with whom the Non-Canadian Resident Holder did not deal at arm’s length, and (c) partnerships in which the Non-Canadian Resident Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships; and (ii) more than 50% of the fair market value of the New enGene Shares was derived, directly or indirectly, from one or any combination of (a) real or immovable property situated in Canada, (b) “Canadian resource property” (as defined in the Tax Act), (c) “timber resource property” (as defined in the Tax Act), or (d) options in respect of, interests in, or for civil law rights in, such properties, whether or not such property exists. Notwithstanding the foregoing, a Security may be deemed to be taxable Canadian property in certain circumstances specified in the Tax Act.

If the Securities are taxable Canadian property of a Non-Canadian Resident Holder, any capital gain realized on the disposition or deemed disposition of such Security may not be subject to tax under the Tax Act pursuant to the terms of an applicable income tax treaty or convention. Non-Canadian Resident Holders whose Securities may constitute taxable Canadian property should consult their own tax advisors.

CAYMAN ISLAND APPRAISAL RIGHTS

FEAC Shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with FEAC’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Forbion European Acquisition Corp., 4001 Kennett Pike, Suite 302, Wilmington, Delaware 19807. Following the Business Combination, such communications should be sent to New enGene, 7171 Rue Frederick Banting, Saint-Laurent, QC H4S 1Z9, Canada, Attention: Investor Relations. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

VALIDITY OF COMMON SHARES AND WARRANTS

The validity of the New enGene Shares to be issued in connection with the Business Combination will be passed upon by Blake, Cassels & Graydon LLP. The validity of the New enGene Warrants to be issued in connection with the Business Combination will be passed upon by Morgan, Lewis & Bockius LLP.

EXPERTS

The financial statements of Forbion European Acquisition Corp. for the year ended December 31, 2022 and the period from August 9, 2021 (inception) through December 31, 2021, and as of December 31, 2022 and December 31, 2021, included in the registration statement of which this proxy statement/prospectus forms a part, have been audited by Marcum LLP, independent registered public accounting firm, as stated in their report appearing herein which contains an explanatory paragraph relating to substantial doubt about the ability of Forbion European Acquisition Corp. to continue as a going concern as described in Note 1 to the financial statements. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of enGene Inc. as of October 31, 2022 and 2021, and for each of the years in the three-year period ended October 31, 2022, have been included in the registration statement of which this proxy statement/prospectus forms a part, in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the October 31, 2022 consolidated financial statements contains an explanatory paragraph that states enGene Inc. has incurred a net loss and negative cash flows from operating activities for the year ended October 31, 2022, has an accumulated deficit at October 31, 2022, and will need additional financing in order to meets its obligations and fund its future expected negative cash flows, that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The financial statements of enGene Holdings Inc. as of July 31, 2023 and for the period from April 24, 2023 (inception) to July 31, 2023, have been included in the registration statement of which this proxy statement/prospectus forms a part in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the July 31, 2023 financial statements contains an explanatory paragraph that states enGene Holdings Inc. has incurred net losses since its inception and requires financing to meet its liabilities, that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

HOUSEHOLDING; DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, FEAC and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of FEAC’s annual report to shareholders and FEAC’s proxy statement. Upon written or oral request, FEAC will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that FEAC delivers single copies of such documents in the future. Shareholders may notify FEAC of their requests by calling or writing FEAC at its principal executive offices at 4001 Kennett Pike, Suite 302, Wilmington, Delaware 19807.

ENFORCEABILITY OF CIVIL LIABILITY

FEAC

FEAC is a Cayman Islands exempted company. You may have difficulty serving legal process within the United States upon FEAC. The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

FEAC has been advised by Maples, its Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against FEAC judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against FEAC predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

WHERE YOU CAN FIND MORE INFORMATION

New enGene has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement. This proxy statement/prospectus does not contain all of the information included in the registration statement. For further information pertaining to New enGene and its securities, you should refer to the registration statement and to its exhibits. Whenever reference is made in this proxy statement/prospectus to any of New enGene or FEAC’s contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the annexes to the proxy statement/prospectus and the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

Upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, New enGene will be subject to the information and periodic reporting requirements of the Exchange Act and will file annual, quarterly and current reports, proxy statements and other information with the SEC.

FEAC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on FEAC at the SEC web site containing reports, the registration statement and other information at: http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or any document incorporated by reference herein, or if you have questions about the Business Combination, you should contact via phone or in writing:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Individuals call toll-free (800) 662-5200

Banks and brokers call (203) 658-9400

Email: FEAC.info@investor.morrowsodali.com

If you are a shareholder of FEAC and would like to request documents, please do so no later than four business days before the Special Meeting in order to receive them before the Special Meeting. If you request any documents from Morrow, Morrow will mail them to you by first class mail, or another equally prompt means. Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

INDEX TO FINANCIAL STATEMENTS

enGene Inc.

Condensed Consolidated Balance Sheets as of July 31, 2023 and October 31, 2022 (Unaudited)	F-2
Condensed Consolidated Statements of Operations and Comprehensive Loss for the Three and Nine Months Ended July 31, 2023 and 2022 (Unaudited)	F-3
Condensed Consolidated Statements of Redeemable Convertible Preferred Shares and Shareholders’ Deficit for the Three and Nine Months Ended July 31, 2023 and 2022 (Unaudited)	F-4
Condensed Consolidated Statements of Cash Flows for the Nine Months Ended July 31, 2023 and 2022 (Unaudited)	F-6
Notes to Condensed Consolidated Financial Statements	F-7

Report of Independent Registered Public Accounting Firm	F-38
Consolidated Balance Sheets as of October 31, 2022 and 2021	F-39
Consolidated Statements of Operations and Comprehensive Loss for the Years Ended October 31, 2022, 2021 and 2020	F-40
Consolidated Statements of Redeemable Convertible Preferred Shares and Shareholders’ Deficit for the Years Ended October 31, 2022, 2021 and 2020	F-41
Consolidated Statement of Cash Flows for the Years ended October 31, 2022, 2021 and 2020	F-42
Notes to Consolidated Financial Statements	F-43

Forbion European Acquisition Corp.

Condensed Balance Sheets as of June 30, 2023 (Unaudited) and December 31, 2022 (Audited)	F-81
Condensed Statements of Operations for the Three and Six Months Ended June 30, 2023 and 2022 (Unaudited)	F-82
Condensed Statements of Changes in Shareholders’ Deficit for the Three and Six Months Ended June 30, 2023 and 2022 (Unaudited)	F-83
Condensed Statements of Cash Flows for the Six Months Ended June 30, 2023 and 2022 (Unaudited)	F-84
Notes to Condensed Financial Statements (Unaudited)	F-85

Report of Independent Registered Public Accounting Firm (PCAOB ID No. 688)	F-107
Balance Sheets as of December 31, 2022 and 2021	F-109
Statements of Operations for the Year Ended December 31, 2022 and for the Period from August 9, 2021 (Inception) through December 31, 2021	F-110
Statements of Changes in Shareholders’ Deficit for the Year Ended December 31, 2022 and for the Period from August 9, 2021 (Inception) through December 31, 2022	F-111
Statements of Cash Flows for the Year Ended December 31, 2022 and for the Period from August 9, 2021 (Inception) through December 31, 2021	F-112
Notes to Financial Statements	F-113

enGene Holdings Inc.

Report of Independent Registered Public Accounting Firm	F-130
Balance Sheet as of July 31, 2023	F-131
Statement of Operations and Comprehensive Loss for April 24, 2023 (inception) to July 31, 2023	F-132
Statement of Redeemable Common Shares and Shareholder’s Deficit for April 24, 2023 (inception) to July 31, 2023	F-133
Statement of Cash Flows for April 24, 2023 (inception) to July 31, 2023	F-134
Notes to Financial Statements	F-135

ENGENE INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

(UNAUDITED)

	July 31, 2023	October 31, 2022
Assets
Current assets:
Cash and cash equivalents	$37,594	$20,434
Restricted certificate of deposit	152	74
Investment tax credits receivable	2,548	1,336
Prepaid and other current assets	1,545	739

Total current assets	41,839	22,583
Property and equipment, net	441	387
Other assets	4,002	939

Total assets	$46,282	$23,909

Liabilities, redeemable convertible preferred shares and shareholders’ deficit
Current liabilities:
Accounts payable	$3,014	$723
Accrued expenses and other current liabilities	1,424	3,116
Current portion of notes payable	4,665	1,265

Total current liabilities	9,103	5,104

Note payable, net of current portion	6,183	9,649
Convertible debentures	59,443	17,405
Convertible debenture embedded derivative liabilities	3,054	3,791
Warrant liabilities	9,302	11,456

Total liabilities	87,085	47,405

Class A redeemable convertible preferred shares, no par value; unlimited shares authorized, 1,477,715, and 1,477,715 shares issued and outstanding as of July 31, 2023, and October 31, 2022, respectively. Redemption amount of $3,951 and $3,634 as of July 31, 2023, and October 31, 2022, respectively.	1,899	1,899
Class B redeemable convertible preferred shares, no par value; unlimited shares authorized, 864,570 and 864,570 shares issued and outstanding as of July 31, 2023, and October 31, 2022, respectively. Redemption amount of $1,667 and $1,533 as of July 31, 2023, and October 31, 2022, respectively.	1,554	1,554
Class C redeemable convertible preferred shares, no par value; unlimited shares authorized, 30,810,114, and 30,810,114 issued and outstanding as of July 31, 2023 and October 31, 2022, respectively. Redemption amount of $113,773 and $107,462, as of July 31, 2023, and October 31, 2022, respectively.	49,665	49,665
Shareholders’ deficit:
Common shares, no par value, unlimited shares authorized, 3,885,897 and 3,688,872 shares issued and outstanding as of July 31, 2023, and October 31, 2022, respectively.	16,434	16,390
Additional paid-in capital	7,752	7,683
Accumulated other comprehensive loss	(1,016)	(1,016)
Accumulated deficit	(117,091)	(99,671)

Total shareholders’ deficit	(93,921)	(76,614)

Total liabilities, redeemable convertible preferred shares and shareholders’ deficit	$46,282	$23,909

The accompanying notes are an integral part of these condensed consolidated financial statements.

ENGENE INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

(UNAUDITED)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2023	2022	2023	2022
Operating expenses:
Research and development	$3,901	$4,394	$10,787	$10,388
General and administrative	2,347	912	4,831	2,500

Total operating expenses	6,248	5,306	15,618	12,888

Loss from operations	6,248	5,306	15,618	12,888
Other (income) expense, net:
Change in fair value of convertible debentures embedded derivative liabilities	(435)	180	(753)	(228)
Change in fair value of warrant liabilities	(5,521)	913	(3,995)	2,497
Change in fair value of convertible debentures	2,941	—	2,941	—
Interest income	(394)	(30)	(710)	(60)
Interest expense	1,442	376	3,794	886
Other expense, net	439	2	525	113

Total other expense (income), net	(1,528)	1,441	1,802	3,208

Net loss	4,720	6,747	17,420	16,096
Dividends to redeemable convertible preferred shareholders	1,273	1,221	3,726	3,569

Net loss attributable to common shareholders	$5,993	$7,968	$21,146	$19,665

Other comprehensive loss (gain):
Foreign currency translation adjustment	—	(9)	—	(62)

Total comprehensive loss	$4,720	$6,738	$17,420	$16,034

Net loss per share of common shares, basic and diluted	$1.54	$2.19	$5.55	$5.42

Weighted-average common shares outstanding, basic and diluted	3,885,897	3,643,694	3,808,008	3,627,558

The accompanying notes are an integral part of these condensed consolidated financial statements.

ENGENE INC.

CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ DEFICIT

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

(UNAUDITED)

	Class A Redeemable Convertible Preferred Shares		Class B Redeemable Convertible Preferred Shares		Class C Redeemable Convertible Preferred Shares		Common Shares		Additional Paid in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at October 31, 2021	1,477,715	$1,899	864,570	$1,554	30,810,114	$49,665	3,606,261	$16,363	$7,587	$(2,183)	$(75,209)	$(53,442)
Exercise of stock options	—	—	—	—	—	—	6,231	—	—	—	—	—
Share-based compensation expense	—	—	—	—	—	—	—	—	26	—	—	26
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	(11)	—	(11)
Net loss	—	—	—	—	—	—	—	—	—	—	(4,025)	(4,025)

Balance at January 31, 2022	1,477,715	$1,899	864,570	$1,554	30,810,114	$49,665	3,612,492	$16,363	$7,613	$(2,194)	$(79,234)	$(57,452)

Exercise of stock options	—	—	—	—	—	—	11,848	6	(1)	—	—	5
Share-based compensation expense	—	—	—	—	—	—	—	—	28	—	—	28
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	64	—	64
Net loss	—	—	—	—	—	—	—	—	—	—	(5,324)	(5,324)

Balance at April 30, 2022	1,477,715	$1,899	864,570	$1,554	30,810,114	$49,665	3,624,340	$16,369	$7,640	$(2,130)	$(84,558)	$(62,679)

Exercise of stock options	—	—	—	—	—	—	42,579	19	(12)	—	—	7
Share-based compensation expense	—	—	—	—	—	—	—	—	30	—	—	30
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	9	—	9
Net loss	—	—	—	—	—	—	—	—	—	—	(6,747)	(6,747)

Balance at July 31, 2022	1,477,715	$1,899	864,570	$1,554	30,810,114	$49,665	3,666,919	$16,388	$7,658	$(2,121)	$(91,305)	$(69,380)

The accompanying notes are an integral part of these condensed consolidated financial statements.

ENGENE INC.

CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ DEFICIT

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

(UNAUDITED)

	Class A Redeemable Convertible Preferred Shares		Class B Redeemable Convertible Preferred Shares		Class C Redeemable Convertible Preferred Shares		Common Shares		Additional Paid in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at October 31, 2022	1,477,715	$1,899	864,570	$1,554	30,810,114	$49,665	3,688,872	$16,390	$7,683	$(1,016)	$(99,671)	$(76,614)
Exercise of stock options	—	—	—	—	—	—	10,000	6	(6)	—	—	—
Share-based compensation expense	—	—	—	—	—	—	—	—	20	—	—	20
Net loss	—	—	—	—	—	—	—	—	—	—	(7,418)	(7,418)

Balance at January 31, 2023	1,477,715	$1,899	864,570	$1,554	30,810,114	$49,665	3,698,872	$16,396	$7,697	$(1,016)	$(107,089)	$(84,012)

Exercise of stock options	—	—	—	—	—	—	101,175	27	(10)	—	—	17
Issuance of common shares upon cashless exercise of options	—	—	—	—	—	—	85,850	11	(11)	—	—	—
Share-based compensation expense	—	—	—	—	—	—	—	—	39	—	—	39
Net loss	—	—	—	—	—	—	—	—	—	—	(5,282)	(5,282)

Balance at April 30, 2023	1,477,715	$1,899	864,570	$1,554	30,810,114	$49,665	3,885,897	$16,434	$7,715	$(1,016)	$(112,371)	$(89,238)

Share-based compensation expense	—	—	—	—	—	—	—	—	37	—	—	37
Net loss	—	—	—	—	—	—	—	—	—	—	(4,720)	(4,720)

Balance at July 31, 2023	1,477,715	$1,899	864,570	$1,554	30,810,114	$49,665	3,885,897	$16,434	$7,752	$(1,016)	$(117,091)	$(93,921)

The accompanying notes are an integral part of these condensed consolidated financial statements.

ENGENE INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(AMOUNTS IN THOUSANDS OF USD)

(UNAUDITED)

	Nine Months Ended July 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(17,420)	$(16,096)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash interest expense	2,712	421
Change in fair value of warrant liabilities	(3,995)	2,497
Change in fair value of convertible debenture embedded derivative liabilities	(753)	(228)
Change in fair value of convertible debentures	2,941	—
Debt issuance costs expensed upon issuance of debt recorded using the fair value option	924	—
Non-cash lease expense	—	1
Foreign currency loss (gain)	545	(68)
Share-based compensation expense	96	84
Depreciation of property and equipment	126	186
Changes in operating assets and liabilities:
Investment tax credit receivable	(1,212)	324
Prepaid expenses and other assets	(800)	(175)
Accounts payable	968	229
Accrued expenses and other liabilities	(2,099)	661

Net cash used in operating activities	(17,967)	(12,164)

Investing activities
Purchases of property and equipment	(180)	(119)

Net cash used in investing activities	(180)	(119)

Financing activities
Proceeds from exercise of stock options	17	12
Proceeds from issuance of notes, convertible debentures and warrants	38,000	—
Payment of issuance costs associated with issuance of notes, convertible debentures and warrants	(313)	—
Proceeds from issuance of term loan	—	11,000
Payments of issuance costs associated with term loan	—	(391)
Payment of term loan principal	(384)	—
Repayment of short-term debt	—	(1,010)
Payments of FEAC merger and PIPE financing transaction costs	(2,014)	—

Net cash provided by financing activities	35,306	9,611

Effect of exchange rate changes on cash	1	(327)
Net increase (decrease) in cash	17,160	(2,999)
Cash and cash equivalents at beginning of period	20,434	11,017

Cash and cash equivalents at end of period	$37,594	$8,018

Supplemental non-cash investing and financing activities
Warrant liability recognized upon issuance of 2023 Notes and term loan	1,420	90

FEAC merger and PIPE financing transaction costs included within accrued expenses and accounts payable	1,129	—

2023 Financing transaction costs included within accrued expenses and accounts payable	611

Cash paid for interest	941	324

Extinguishment of April 2023 Notes in exchange for May 2023 Notes	8,000	—

The accompanying notes are an integral part of these condensed consolidated financial statements.

ENGENE INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

(UNAUDITED)

1.	Description of Business

enGene Inc. (“enGene” or the “Company”) is a biopharmaceutical company located in Montreal, Quebec, Canada, with its head office in Canada, and incorporated pursuant to the Canada Business Corporations Act on November 9, 1999. The Company is a clinical-stage biotechnology company focused on developing gene therapies to improve the lives of patients. The Company is developing non-viral gene therapies based on its novel and proprietary dually derived chitosan, or “DDX”, gene delivery platform, which allows localized delivery of multiple gene cargos directly to mucosal tissues and other organs.

Going Concern

The Company’s condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern, which presumes the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the ordinary course of business.

The Company has incurred a net loss of $4.7 million and $17.4 million for the three and nine months ended July 31, 2023, and negative cash flows from operating activities of $18.0 million during the nine months ended July 31, 2023, and, as of that date, has an accumulated deficit of $117.1 million. To date, the Company has not generated any revenues and has financed its liquidity needs primarily through the issuance of redeemable convertible Preferred Shares and warrants, debt and convertible debentures and the Company will need additional financing in order to meets its obligations and fund its future expected negative cash flows.

The Company’s ability to continue as a going concern depends on its ability to successfully develop and commercialize its product, achieve and maintain profitable operations, as well as its ability to obtain additional financing and on the continued financial support of its shareholders and debt holders. Management’s plans are to raise additional financing. While the Company has historically been successful in securing financing, raising additional funds is dependent on a number of factors outside of the Company’s control, and as such there is no assurance that it will be able to do so in the future. These conditions indicate the existence of a material uncertainty that raise substantial doubt on the Company’s ability to continue as a going concern and, therefore, that it may be unable to realize its assets and discharge its liabilities in the normal course of business.

The Company is seeking to complete an equity financing and business combination transaction with a special purpose acquisition company (“SPAC”) (see Business Combination with Forbion European Acquisition Corp. below). As part of the transaction, the Company’s outstanding convertible Preferred Shares and the majority of its convertible debt would be exchanged for common shares of the combined company. These plans are intended to mitigate the relevant conditions that raise substantial doubt about the Company’s ability to continue as a going concern; however, as the plans are not within the Company’s control, it is not assured that they will be effectively implemented. In the event the Company does not complete a SPAC merger, the Company expects to seek additional funding in order to repay debt, as needed, and successfully develop and commercialize its products through private equity financings, debt financings, collaborations, licensing arrangements, and/or strategic alliances. The Company may not be able to obtain financing on acceptable terms, or at all, and the Company may not be able to enter into collaborations or other such arrangements. The terms of any financing may adversely affect the holdings or the rights of the Company’s shareholders. If the Company is unable to raise capital when needed, or on attractive terms, it could be forced to delay, reduce or eliminate its research or drug development programs or any future commercialization efforts.

These consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that results from the outcome of this uncertainty. Such adjustments could be material.

ENGENE INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

(UNAUDITED)

Business Combination with Forbion European Acquisition Corp.

On May 16, 2023, the Company entered into a business combination agreement with Forbion European Acquisition Corp. (“FEAC”), a publicly traded SPAC. Under the terms of the proposed transaction, the combined company will be named enGene Holdings Inc. (“Newco”) whose common shares are expected to be listed on Nasdaq. The cash components of the transaction will be funded by FEAC’s cash in trust that is not used for redemptions, as well as investments consisting of private placements of common shares, other private investments and a FEAC shareholder non-redemption commitment of approximately $115 million which includes the $18.4 million received from the 2022 Notes (as defined in Note 8), $8.0 million received from the April 2023 Notes (as defined in Note 7) and the $30.0 million received from the 2023 Financing (as defined in Note 8). The parties to the business combination agreement will amalgamate under Section 192 of the Canada Business Corporations Act pursuant to a plan of arrangement (the “Amalgamation”, the date of the Amalgamation being the “Closing Date”). The closing of the business combination is subject to the affirmative vote of FEAC shareholders and the Company’s shareholders, amongst other conditions.

On May 16, 2023, FEAC, Newco, and certain investors (the “PIPE Investors”) entered into subscription agreements (the “Subscription Agreements” and each a “Subscription Agreement”) pursuant to which, among other things, the PIPE Investors have agreed, subject to the completion of each element of the transactions (other than those that are scheduled to be completed following the Closing Date), to subscribe for and purchase, and FEAC has agreed that it will issue and sell to the PIPE Investors (which obligation will be assumed (the “Assumption”) by Newco after the completion of the FEAC Reorganization and prior to the consummation of the PIPE Financing (as defined below),) the number of FEAC Class A shares (or after the Assumption, Newco Shares) provided for in the applicable Subscription Agreement in exchange for FEAC Class A share (or after the Assumption, Newco Share) (as amended by the Side Letter Agreements (as defined below, the “PIPE Financing”). The PIPE Financing will only be funded upon the closing of the business combination and therefore is not recorded as a liability in the financial statements.

Immediately following the execution and delivery of the Subscription Agreements, FEAC and Newco entered into a side letter with each PIPE Investor (the “Side Letter Agreement” and collectively, the “Side Letter Agreements”) to amend the relevant Subscription Agreement and which, together with the relevant Subscription Agreement, reflects the total number of FEAC Class A shares and FEAC warrants to be issued by FEAC (or after the Assumption, the total number of Newco Shares and Newco Warrants to be issued by Newco) pursuant to the PIPE Financing in consideration of the purchase price set forth in the relevant Subscription Agreement.

Pursuant to the Subscription Agreements and Side Letter Agreements, the PIPE Investors have collectively subscribed for FEAC Class A shares and FEAC warrants (or after the Assumption, Newco Shares and Newco Warrants) for an aggregate purchase price equal to $56.9 million.

On the Closing Date, all of the Company’s existing redeemable convertible preferred shares outstanding immediately prior to the Amalgamation will be exchanged for shares of Newco’s common shares, with no dividends or distributions being declared or paid on the Company’s’ redeemable convertible preferred shares, and certain of the Company’s existing convertible notes will convert to common shares of the Company at the conversion ratio in place at the time of conversion. Further, all of the Company’s existing outstanding Class C Warrants will be terminated. Pursuant to the Amalgamation, all of the Company’s common shares outstanding immediately prior to the Amalgamation will be exchanged for common shares of Newco at an agreed upon exchange ratio set out in the Amalgamation plan of arrangement (the “Company Exchange Ratio”) and each of the Company’s outstanding warrants immediately prior to the Amalgamation shall be exchanged for warrants of Newco at the Company Exchange Ratio.

ENGENE INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

(UNAUDITED)

Concurrently with the execution and delivery of the business combination agreement, the Company also entered into agreements pursuant to which it issued new convertible indebtedness and warrants (i) for cash in an aggregate principal amount of $30.0 million and (ii) in repayment of the April 2023 Notes in an aggregate principal amount of $8.0 million (collectively, the “May 2023 Notes” and, together with the warrants purchased concurrently, the “2023 Financing”; the 2023 Financing together with the Amended 2022 Financing, the “Convertible Bridge Financing”). As part the 2023 Financing, the terms of the April 2023 Notes were modified, in which the repayment of the April 2023 Notes resulted in the Company issuing convertible debentures and warrants of the Company to the April 2023 Note Investors, on the same terms and conditions of the convertible debentures and warrants that were issued to the investors of the 2023 Financing (See Note 8).

Upon the completion of the business combination, the Convertible Bridge Financing indebtedness will be converted into that number of common shares of the Company, that, when exchanged at the agreed upon exchange ratio, shall equal that number of FEAC Class A shares (or after the assumption of FEAC by Newco, Newco Shares) that the holders of such indebtedness would have received if they subscribed for FEAC Class A shares (or after the assumption of FEAC by, Newco Shares) on the same terms as the investors who have participated in the PIPE Financing. Further, pursuant to the Amalgamation plan of arrangement, immediately prior to the Closing Date, all of the Company’s unvested stock options granted and allocated for grant under its’ Plans as of May 16, 2023 will be immediately vested and exercisable and will be exchanged for options of the Newco at the Company Exchange Ratio on the Closing Date.

2.	Summary of Significant Accounting Policies

The Company’s significant accounting policies are disclosed in the audited consolidated annual financial statements for the years ended October 31, 2022, 2021 and 2020, and notes thereto. These interim consolidated financial statements should be read in conjunction with the consolidated annual financial statements. Since the date of those annual financial statements, there have been no changes to the Company’s significant accounting policies, except as noted below.

Unaudited Interim Financial Information

The accompanying unaudited interim condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial reporting and accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. The condensed consolidated balance sheet at October 31, 2022 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by GAAP for complete financial statements. These interim financial statements include the accounts of the Company and its wholly owned subsidiary, enGene USA, Inc. All intercompany accounts and transactions have been eliminated in consolidation. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited consolidated annual financial statements as of October, 31 2022 and 2021 and for the years ended October 31, 2022, 2021, and 2020 and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for a fair statement of the Company’s condensed consolidated balance sheet as of July 31, 2023, the condensed consolidated statements of operations for the three and nine- months ended July 31, 2023 and 2022, the condensed consolidated statement of redeemable convertible preferred shares and shareholders’ deficit for the three and nine-months ended July 31, 2023 and 2022, and condensed consolidated statements of cash flows for the nine months ended July 31, 2023 and 2022. The financial data and other information disclosed in these notes related to the three and nine-months ended July 31, 2023, and 2022 are unaudited. The results

ENGENE INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

(UNAUDITED)

for the nine months ended July 31, 2023, are not necessarily indicative of results to be expected for the year ending October 31, 2023, any other interim periods, or any future year or period.

Functional Currency Change

Prior to November 1, 2022, the Company’s functional currency was the Canadian dollar (“CAD”), and its reporting currency was the U.S. dollar (“USD”). During the period, the Company reassessed its functional currency and determined that its functional currency changed from the Canadian dollar to the USD based on management’s analysis as a result of evaluating criteria within Accounting Standards Codification (“ASC”) 830. The change in functional currency is accounted for prospectively from November 1, 2022, and prior year financial statements have not been restated for the change in functional currency. All assets and liabilities were reported using the same USD values as previously reported under the USD reporting currency described above. As a result, the cumulative translation adjustment balance as of October 31, 2022, is carried forward and will remain unchanged.

The Company reported net realized and unrealized foreign currency transaction gains of $0.4 million and $0.5 million for the three and nine-month periods ended July 31, 2023, respectively. The Company reported net realized and unrealized foreign currency transaction losses of $0.1 million for the three and nine months ended July 31, 2022. These gains and losses are reflected within other expense (income), net in the Company’s consolidated statements of operations and comprehensive loss.

Deferred Transaction Costs

The Company capitalizes certain legal, professional accounting and other third-party fees that are directly associated with the in-process business combination with FEAC as deferred transaction costs until such transaction is consummated. After consummation of such transaction, these costs are recorded as a reduction of the proceeds received from the transaction within equity. Should the business combination be abandoned, the deferred transaction costs, currently recorded as deferred transaction costs, will be expensed immediately as a charge to operating expenses in the statements of operations. The Company did not record any deferred transaction costs as of October 31, 2022, and recorded deferred transaction costs of $3.1 million as of July 31, 2023 which are presented within Other Assets on the Company’s condensed consolidated balance sheet. Transaction costs of $0.4 million related to the issuance of the April 2023 Notes and the May 2023 Notes for which the fair value option of accounting was elected and those allocated to the liability classified warrants issued as part of the 2023 Financing are not deferred and are included in general and administrative expenses in the Company’s consolidated statements of operations and comprehensive loss.

Fair Value Option

The Company elected the fair value option of accounting of ASC 825 for certain notes from their issuance date in order to not have to bifurcate any embedded derivatives in accordance with ASC 815. The notes for which the fair value option of accounting is elected are recorded at fair value upon the date of issuance and subsequently remeasured to fair value at each reporting period. Changes in the fair value of the April 2023 Notes and May 2023 Notes, which include accrued interest, if any, are recorded as a component of other expense (income), net in the consolidated statement of operations and comprehensive loss. The Company has not elected to present interest expense separately from changes in fair value and therefore will not present interest expense associated with the notes. Any changes in fair value caused by instrument-specific credit risk are presented separately in other comprehensive income. During the three and nine months ended July 31, 2023, the Company did not record any changes in fair value related to instrument-specific credit risk.

ENGENE INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

(UNAUDITED)

Government Assistance Programs for Research and Development Expenditures

The Company is currently eligible to claim Canadian federal and provincial tax credits as a Canadian controlled private corporation (“CCPC”) on eligible research and development expenditures. The Canadian federal government offers a tax incentive to companies performing research and development activities in Canada and this tax incentive can be refunded or used to reduce federal income taxes in Canada otherwise payable. Such credits, if not refunded or used in the year earned, can be carried forward for a period of twenty years. The Quebec provincial government offers a similar refundable incentive. The investment tax credits recorded are based on management’s estimates of amounts expected to be recovered and are subject to audit by the taxation authorities, the resulting adjustments of which could be significant.

Amounts received or receivable resulting from government assistance programs, including investment tax credits for research and development, are recognized when there is reasonable assurance that the amount will be received, and all attached conditions will be complied with. Reimbursements of eligible research and development expenditures pursuant to government assistance programs are received in cash and recorded as reductions of research and development costs when the related costs have been incurred and there is reasonable assurance regarding collection of the claim. During the three and nine months ended July 31, 2023, the Company recorded $0.4 million, and $1.1 million, respectively, as a reduction of research and development expense associated with research and development investment tax credits. During the three and nine months ended July 31, 2022, the Company recorded $0.4 million, and $1.3 million, respectively, as a reduction of research and development expense associated with research and development investment tax credits.

Recently Adopted and Issued Accounting Pronouncements

There have been no changes from the financial statements for the year ended October 31, 2022.

3.	Fair Value Measurements

The following table presents the Company’s fair value hierarchy for financial assets and liabilities measured at fair value as of July 31, 2023, and October 31, 2022:

		July 31, 2023
Description	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Observable Inputs (Level 3)
Liabilities
Convertible debenture embedded derivative liabilities	$3,054	$—	$—	$3,054
May 2023 Notes	39,985	—	—	39,985
Warrant liabilities	9,302	—	1,420	7,882

Total financial liabilities	$52,341	$—	$1,420	$50,921

ENGENE INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

(UNAUDITED)

		October 31, 2022
Description	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Observable Inputs (Level 3)
Liabilities
Convertible debenture embedded derivative liabilities	$3,791	$—	$—	$3,791
Warrant liabilities	11,456	—	—	11,456

Total financial liabilities	$15,247	$—	$—	$15,247

As of July 31, 2023, and October 31, 2022, the Company had no financial assets that required fair value measurement on a recurring basis.

As of July 31, 2023, and October 31, 2022, the Company had Level 3 financial liabilities that were measured at fair value on a recurring basis. The Company’s convertible debenture embedded derivative liabilities, the May 2023 Notes (as defined in Note 8) and warrant liabilities to purchase redeemable convertible preferred shares were carried at fair value determined using Level 3 inputs in the fair value hierarchy.

During the three and nine-months ended July 31, 2023, and the year ended October 31, 2022, there were no transfers or reclassifications between fair value measure levels of liabilities. The carrying values of all financial current assets, accounts payable and accrued expenses approximate their fair values due to the short-term nature of these assets and liabilities.

Convertible Debentures Embedded Derivative Liabilities

The Company’s convertible debentures contain equity conversion options, and certain repayment features, that have been identified as a single compound embedded derivative requiring bifurcation from the host contract for the convertible debentures for which the fair value has not been elected. The Company estimated the fair value of the convertible debenture embedded derivative liabilities on issuance using a probability weighted scenario expected return model. The estimated probability and timing of underlying events triggering the conversion and liquidity repayment features as well as discount rates, volatility and share prices are inputs used to determine the estimated fair value of the embedded derivative.

ENGENE INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

(UNAUDITED)

The assumptions ranges that the Company used to determine the fair value of the convertible debentures embedded derivative liabilities for the 2022 Notes and BDC Notes that were outstanding as of each respective period (refer to Note 8 for description of notes) were as follows:

	As of July 31, 2023	As of October 31, 2022
Probability of qualified financing*	75%		60%
Volatility	85%		85%
Class C Preferred Share price (CAD)	$2.074		$2.20
Liquidity price at conversion of listing event**	$8.84		n/a
Fair value of common share at conversion of listing event**	$10.25	$	n/a
Discount rate***	10.4-18.4%		10.4-18.4%
Expected time to respective scenarios	0.2 years		0.4 years

*

The probability represents the cumulated probabilities of conversion at various dates before maturity. The probability includes the probability of a SPAC transaction (which corresponds to a listing event for the 2022 Notes and to a liquidity event for the BDC Notes).

**

The liquidity price at the conversion of a listing event represents the conversion price of the 2022 Notes upon the business combination with FEAC, and the fair value per common share at conversion of a listing event represents the price per share of the Newco upon the business combination with FEAC, as set forth in the business combination agreement.

***	Discount rate represents the credit adjusted discount rate.

The following table provides a summary of the change in the estimated fair value of the Company’s convertible debentures embedded derivative liabilities for the three and nine-months ended July 31, 2023, and 2022 are as follows:

Total
Balance as of October 31, 2021	$602
Change in fair value of convertible debenture embedded derivative liabilities	(408)
Foreign exchange rate translation adjustment	(16)

Balance as of January 31, 2022	178

Change in fair value of convertible debenture embedded derivative liabilities	—
Foreign exchange rate translation adjustment	(1)

Balance as of April 30, 2022	$177

Change in fair value of convertible debenture embedded derivative liabilities	180
Foreign exchange rate translation adjustment	(4)

Balance as of July 31, 2022	$353

ENGENE INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

(UNAUDITED)

Total
Balance as of October 31, 2022	$3,791
Change in fair value of convertible debenture embedded derivative liabilities	307
Foreign exchange loss	5

Balance as of January 31, 2023	4,103

Change in fair value of convertible debenture embedded derivative liabilities	(625)
Foreign exchange gain	(4)

Balance as of April 30, 2023	$3,474

Change in fair value of convertible debenture embedded derivative liabilities	(435)
Foreign exchange loss	15

Balance as of July 31, 2023	$3,054

April 2023 Notes

The Company elected the fair value option of accounting for the April 2023 Notes. The Company recorded the April 2023 Notes at fair value upon the date of issuance, which was determined to be the total cash proceeds received of $8.0 million. The April 2023 Notes were repaid through the issuance of $8.0 million in aggregate amount of convertible notes and warrants issued as part of the 2023 Financing. No change in fair value was recorded on the April 2023 Notes during the three and nine-months ended July 31, 2023, given the close proximity between the issuance date of the notes and the repayment date. As of July 31, 2023, the April 2023 Notes are no longer outstanding.

May 2023 Notes

The Company elected the fair value option of accounting for the May 2023 Notes. The Company estimated the fair value of the May 2023 Notes using a probability weighted scenario expected return model. The estimated probability and timing of underlying events within the convertible debentures as well as discount rates, volatility and share prices are inputs used to determine the estimated fair value of the May 2023 Notes. As part of the issuance of the May 2023 Notes, the Company also issued warrants which were determined to be freestanding, liability classified and measured at fair value. Refer below. The Company recorded both the May 2023 Notes and warrants issued as part of the 2023 Financing at inception and subsequently at fair value.

ENGENE INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

(UNAUDITED)

The assumptions that the Company used to determine the fair value of the May 2023 Notes as of the issuance date and as of July 31, 2023 are as follows:

	As of July 31, 2023	As of Issuance Date
Probability of qualified financing*	75%	60%
Volatility	85%	85%
Class C Preferred Share Price (CAD)	$2.074	$2.074
Liquidity price at conversion of listing event**	$8.42	$8.42
Fair value of common share at conversion of listing event**	$10.25	$10.25
Discount rate***	38.7%	40.8%
Expected time to respective scenarios	0.2 years	0.3 years

*

The probability represents the cumulated probabilities of conversion at various dates before maturity. The probability includes the probability of a SPAC transaction (which corresponds to a listing event for the 2023 Notes).

**

The liquidity price at the conversion of a listing event represents the conversion price of the 2023 Notes upon the business combination with FEAC, and the fair value per common share at conversion of a listing event represents the price per share of the Newco upon the business combination with FEAC, as set forth in the business combination agreement.

***	Discount rate includes credit risk, discount for lack of marketability and other factors considered in the model.

The Company recorded the May 2023 Notes upon issuance at fair value and will subsequently remeasure the notes to fair value at each reporting period until settled. The following table provides a summary of the change in the estimated fair value of the Company’s 2023 Notes for the three and nine-months ended July 31, 2023 are as follows:

Total
Balance as of October 31, 2022	$—
Issuance of May 2023 Notes	37,044
Change in fair value of May 2023 Notes	2,941

Balance as of July 31, 2023	$39,985

Warrant Liabilities

The Company issued warrants to purchase shares of redeemable convertible preferred shares as part of the issuance of certain redeemable convertible preferred shares, convertible debentures, and term loan (the “Preferred Share Warrants”). The Company estimates the fair value of its Preferred Share Warrant liabilities using a Modified Black-Scholes option-pricing model, which includes assumptions that are based on the individual characteristics of the Preferred Share Warrants on the valuation date, and assumptions related to the fair value of the underlying redeemable convertible preferred shares, expected volatility, expected life, dividends, risk-free interest rate and discount for lack of marketability (“DLOM”). Due to the nature of these inputs, the Preferred Share Warrants are considered a Level 3 liability.

The weighted average expected life of the Preferred Share Warrants was estimated based on the weighting of scenarios considering the probability of different terms up to the contractual term of 10 years in light of the

ENGENE INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

(UNAUDITED)

expected timing of a future exit event, which includes a SPAC transaction. As part of entering into the business combination agreement with FEAC, the holders have agreed to surrender the preferred share warrants for no consideration immediately prior to the completion of the business combination. The Company determines the expected volatility based on an analysis of reported data for a group of guideline companies that have issued instruments with substantially similar terms. The expected volatility has been determined using a weighted average of the historical volatility measures of this group of guideline companies. The risk-free interest rate is determined by reference to the Canadian treasury yield curve in effect at the time of measurement of the warrant liabilities for time periods approximately equal to the weighted average expected life of the warrants. The Company has not paid, and does not anticipate paying, cash dividends on its redeemable convertible preferred shares; therefore, the expected dividend yield is assumed to be zero.

Because there is no public market for the underlying redeemable convertible preferred shares, the Company has determined their fair value based on third-party valuations. Initially, the estimated enterprise equity value of the Company was determined using a market approach and/or cost approach by considering the weighting of scenarios estimated using a back-solve method based on recent financing transactions of the Company. This value was then allocated towards the Company’s various securities of its capital structure using an option pricing method, or OPM, and a waterfall approach based on the order of the superiority of the rights and preferences of the various securities relative to one another. Significant assumptions used in the OPM to determine the fair value of redeemable convertible preferred shares include volatility, DLOM, and the expected timing of a future liquidity event such as an IPO, SPAC transaction or sale of the Company, in light of prevailing market conditions. This valuation process creates a range of equity values both between and within scenarios.

In addition to considering the results of these valuations, the Company considered various objective and subjective factors to determine the fair value of the Company’s preferred shares as of each valuation date, including the prices at which the Company sold redeemable convertible preferred in the most recent transactions, external market conditions, the progress of the Company’s research and development programs, the Company’s financial position, including cash on hand, and its historical and forecasted performance and operating results, and the lack of an active public market for the Company’s redeemable convertible preferred shares, among other factors.

The assumption that the Company used to determine the fair value of the Preferred Share Warrant liabilities as of each period end were as follows:

	As of July 31, 2023	As of October 31, 2022
Weighted average expected life (in years)	1.46	3.0
Expected volatility	85.0%	78.0%
Risk-free interest rate	4.8%	3.92%
Expected dividend yield	—	—
Preferred share price – Class C (CAD)	$2.074	$2.20
Exercise price – Class C (CAD)	$2.632	$2.632

The warrants issued as part of the 2023 Financing (the “2023 Warrants”) were concluded to be freestanding, liability classified instruments upon issuance. See Note 8. The Company estimated the fair value of the 2023 Warrants based on the underlying quoted market price of the FEAC public warrants. The 2023 Warrants have been classified as a Level 2 measurement given they are substantially similar to FEAC public warrants. The price used to value the 2023 warrants as of July 31, 2023 and as of the issuance date was $0.53 per warrant, which

ENGENE INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

(UNAUDITED)

represented the quoted market price of the FEAC public warrants on the date in which the 2023 Financing agreement was entered into and as of period end. No change in fair value was recorded for the 2023 Warrants during the three and nine-months ended July 31, 2023.

The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment, and these valuations are sensitive to changes in the unobservable inputs. As a result, if the Company had used different assumptions or estimates, or if there are changes to the unobservable inputs, the fair value of the warrants could have been materially different.

The following table provides a summary of the change in the estimated fair value of the Company’s warrant liabilities for the three and nine-months ended July 31, 2023, and 2022:

Total
Balance as of October 31, 2021	$9,088
Warrant liabilities recognized upon issuance of term loan	54
Change in fair value of warrant liabilities	854
Foreign exchange rate translation adjustment	(312)

Balance as of January 31, 2022	9,684
Change in fair value of warrant liabilities	730
Foreign exchange rate translation adjustment	(43)

Balance as of April 30, 2022	$10,371
Warrant liabilities recognized upon issuance of term loan	35
Change in fair value of warrant liabilities	913
Foreign exchange rate translation adjustment	(21)

Balance as of July 31, 2022	$11,298

Total
Balance as of October 31, 2022	$11,456
Change in fair value of warrant liabilities	1,185
Foreign exchange loss	217

Balance as of January 31, 2023	12,858
Change in fair value of warrant liabilities	341
Foreign exchange gain	(196)

Balance as of April 30, 2023	$13,003

Warrant liability recognized upon 2023 Financing	1,420
Change in fair value of warrant liabilities	(5,521)
Foreign exchange loss	400

Balance as of July 31, 2023	$9,302

ENGENE INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

(UNAUDITED)

4.	Property and Equipment, Net

As of July 31, 2023, and October 31, 2022, property and equipment, consisted of the following:

	July 31, 2023	October 31, 2022
Lab equipment	$1,607	$1,472
Computer equipment	266	221
Computer software	70	70
Office furniture	55	55
Leasehold improvements	122	122

Property and equipment	2,120	1,940
Less: Accumulated depreciation and amortization	1,679	1,553

Property and equipment, net	$441	$387

Depreciation and amortization expense related to property and equipment was $43 and $126 for the three and nine-months ended July 31, 2023, respectively, and $54 and $187 for the three and nine-months ended July 31, 2022, respectively.

5.	Accrued Expenses and Other Current Liabilities

As of July 31, 2023, and October 31, 2022, accrued expenses and other current liabilities consisted of the following:

	July 31, 2023	October 31, 2022
Accrued research and development expenses	$413	$1,845
Professional fees	417	573
Employee compensation and related benefits	572	676
Accrued income tax payable	22	22

Total accrued expenses and other current liabilities	$1,424	$3,116

6.	License Agreement and Clinical Research Organization

License Agreement – Nature Technology Corporation

On April 10, 2020, the Company entered into a Non-Exclusive License Agreement (the “License Agreement”) with Nature Technology Corporation (“NTC”) whereby the Company licenses certain rights to the technology of radiopharmaceutical products from NTC for commercialization. Under the terms of the License Agreement, NTC granted to the Company and its affiliates a non-exclusive, royalty-bearing, sublicensable license to research, have researched, develop, have developed, make, have made, use, have used, import, have imported, sell, offer to sell, and have sold or offered for sale any product in the defined license field. Unless terminated earlier, the NTC license agreement will continue until no valid claim of any licensed patent exists in any country. The Company can voluntarily terminate the license agreement with prior notice to NTC.

The Company paid NTC an initial, upfront fee of $50 which was recorded as research and development expense upon entering into the License Agreement. Beginning on the first anniversary of the effective date of the

ENGENE INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

(UNAUDITED)

License Agreement and on each subsequent anniversary, the Company is required to pay NTC a $50 annual maintenance fee. The Company is also required to make a payment to NTC of $50 upon assigning the License Agreement to a third party.

The License Agreement provides for a one-time payment of $50 for the first dose of a milestone product, as defined in the License Agreement, in the first patient in a Phase I clinical trial or, if there is no Phase I clinical trial, in a Phase II clinical trial, as well as a one-time payment of $450 upon regulatory approval of a milestone product by the U.S. Food and Drug Administration. The first milestone related to the first dose of a milestone product, was achieved during the year ended October 31, 2021. The second milestone, regulatory approval of a milestone product, has not yet been achieved as of the year ended October 31, 2022. The Company is also required to pay NTC a royalty percentage in the low single digits of the aggregate net product sales in a calendar year by the Company, its affiliates or sublicensees on a product-by-product and country-by-country basis, as long as the composition or use of the applicable product is covered by a valid claim in the country where the net sales occurred. Royalty obligations under the license agreement will continue until the expiration of the last valid claim of a licensed patent covering such licensed product in such country.

In the event that the Company or any of its affiliates or sublicensees manufactures any Good Manufacturing Practice (“GMP”) lot of a product, then the Company or any such affiliate or sublicensee will be obligated to pay NTC an amount per manufactured gram of GMP (or its equivalent) lot of product, which varies based on the volume manufactured. The payment will expire on a product-by-product basis upon receipt of regulatory approval to market a product in any country in the licensed territory.

During each of the three and nine months ended July 31, 2023 and 2022, the Company incurred $13 and $38, respectively, of expenses related to the annual maintenance fee under the License Agreement which is recorded within research and development expenses.

7.	Notes Payable

2021 Loan and Security Agreement

On December 30, 2021, the Company entered into a Loan and Security Agreement with Hercules Capital, Inc. (“Hercules” or the “Lender”) for the issuance of a term loan facility of up to an aggregate principal amount of up to $20.0 million (the “Term Loans”). The Loan Agreement provides for (i) an initial term loan advance of $7.0 million, which closed on December 30, 2021, (ii) subject to the achievement of certain Clinical Milestones (“Clinical Milestone”), a right of the Company to request that the Lender make additional term loan advances to the Company in an aggregate principal amount of up to $4.0 million from the achievement of the Clinical Milestone through June 15, 2022, which was drawn in June 2022, and (iii) subject to the achievement of certain financial milestones (“Financial Milestone”), a right of the Company to request that the Lender make additional term loan advances to the Company in an aggregate principal amount of up to $9.0 million from achievement of the Financial Milestone through December 15, 2022, which was not achieved. The Company is required to pay an end of term fee (“End of Term Charge”) equal to 6.35% of the aggregate principal amount of the Term Loans advances upon repayment.

The Term Loans mature on July 1, 2025, with no option for extension (the “Maturity Date”).

The Term Loan bears interest at an annual rate equal to the greater of (i) 8.25% plus the prime rate of interest as reported in the Wall Street Journal minus 3.25% and (ii) 8.25% provided, that, from and after the date

ENGENE INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

(UNAUDITED)

the Company achieves the financial milestone, as defined within the agreement, the reference to 8.25% in clauses (i) and (ii) is reduced to 8.15%. Borrowings under the Loan and Security Agreement are repayable in monthly interest-only payments through June 2023. After the interest-only payment period, borrowings under the Loan and Security Agreement are repayable in equal monthly payments of principal and accrued interest until the Maturity Date. At the Company’s option, the Company may elect to prepay all, but not less than all, of the outstanding term loan by paying the entire principal balance and all accrued and unpaid interest thereon plus a prepayment charge equal to the following percentage of the principal amount being prepaid: (i) 3.0% of the principal amount outstanding if the prepayment occurs in any of the first twelve months following the closing date of the last draw down; (ii) 2.0% of the principal amount outstanding if the prepayment occurs after the first twelve months following the closing date of the last draw down, but on or prior to twenty-four months following the closing date of the last draw down; and 1.0% of the principal amount outstanding at any time thereafter but prior to the Maturity Date.

In connection with the Loan Agreement, the Company granted Hercules a security interest senior to any current and future debts and to any security interest, in all of the Company’s right, title, and interest in, to and under all of Company’s property and other assets, and certain equity interests and accounts of enGene, subject to limited exceptions including the Borrower’s intellectual property. The Loan Agreement also contains certain events of default, representations, warranties and non-financial covenants of the Company.

The debt discount and issuance costs are being accreted to the principal amount of debt and being amortized from the date of issuance through the Maturity Date to interest expense using the effective-interest rate method. The effective interest rate of the outstanding debt under the Loan Agreement is approximately 18.1% as of July 31, 2023.

As of July 31, 2023 and October 31, 2022, the carrying value of the Term Loan consists of the following:

	July 31, 2023	October 31, 2022
Note payable, including End of Term Charge	$11,314	$11,699
Debt discount, net of accretion	(587)	(891)
Accrued interest	121	106

Note payable, net of discount	$10,848	$10,914

As of July 31, 2023, and October 31, 2022, the Company classified $4.7 million and $1.3 million of the note payable as current which represents the principal payments due and amortization of the debt discount to be recorded within twelve months from the balance sheet date. During the three and nine-months ended July 31, 2023, the Company recognized $0.5 million and $1.4 million of interest expense related to the Loan Agreement, respectively, of which $0.3 million and $0.1 million was related to the amortization of the debt discount, respectively. During the three and nine-months ended July 31, 2022, the Company recognized $0.3 million and $0.6 million of interest expense related to the Loan Agreement, respectively, of which $0.2 million and $0.1 million was related to the amortization of the debt discount, respectively.

Through July 31, 2023, the Company borrowed $11.0 million under the Loan Agreement and incurred $1.1 million of debt discount and issuance costs inclusive of facility fees, legal fees, End of Term Charge and initial fair value of the warrants.

ENGENE INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

(UNAUDITED)

Estimated future principal payments due under the Loan Agreement, including the contractual End of Term Charge are as follows as of July 31, 2023:

Note Principal Payments
2023 (remaining 3 months)	$1,171
2024	5,106
2025	5,037

Total principal payments, including End of Term Charge	11,314

As of July 31, 2023, based on borrowing rates available to the Company for loans with similar terms and consideration of the Company’s credit risk, the carrying value of the Company’s variable interest rate debt, excluding unamortized debt issuance costs, approximates fair value.

Hercules Warrants

Under the Loan and Security Agreement, the Company agreed to issue to Hercules warrants (the “Hercules Warrants”) to purchase a number of shares of the Company’s Preferred Shares at the exercise price equal to 2.5% of the aggregate amount of the Term Loans that are funded, as such amounts are funded. On the Closing Date, the Company issued a warrant to purchase 84,714 Class C Preferred Shares which were determined to have a fair value of $34 upon issuance. On the second tranche closing, in June 2022, the Company issued an additional warrant to purchase 48,978 Class C Preferred Shares which were determined to have a fair value of $23 upon issuance. The initial Hercules Warrant values are recorded as a discount to the term loan and are being amortized to interest expense using the effective interest method over the life of the Term Loans. The Company remeasures the fair value of the warrants at each reporting date with changes being recorded as a change in the fair value of the warrant liabilities.

The Hercules Warrants will be exercisable for a period of ten years from the date of the issuance of each warrant at a per-share exercise price equal to $2.632 Canadian Dollars, subject to certain adjustments as specified in the warrants. In addition, the Company has granted to the holders of the Hercules Warrants certain registration rights on a pari passu basis with the holders of outstanding Preferred Shares and warrants to purchase Preferred Shares.

The Company accounted for the warrants as a liability since they were indexed to the Company’s Preferred Shares classified as temporary equity.

April 2023 Notes

On April 4, 2023, the Company entered into a note purchase agreement (the “April 2023 Notes”) for a principal amount of $8.0 million with Merck Lumira Biosciences Fund, L.P., Merck Lumira Biosciences Fund (Quebec), L.P., Lumira Ventures III, L.P., Lumira Ventures III (International), L.P., Lumira Ventures IV, L.P., Lumira Ventures IV (International), L.P., Fond de solidarité des travailleurs du Québec (F.T.Q.), and Forbion Capital Fund III Cooperatief U.A. (collectively the “April 2023 Investors”). The April 2023 Notes had an interest free period of 45 days from the date of issuance, and commencing on the 46th day, is to accrue interest at a rate of 15% per annum. The April 2023 Notes are classified as current as they mature on the earlier of (i) July 31, 2023; or (ii) the date the Company completes a qualified financing, as defined within the April 2023 Notes as a financing pursuant to which the Company sells convertible promissory notes, warrants, preferred shares,

ENGENE INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

(UNAUDITED)

common shares, or a combination thereof of the Company for an aggregate amount of at least $20.0 million. Upon the completion of the 2023 Financing in May 2023, the Company issued convertible debentures and warrants of the Company to the April 2023 Note investors, on the same terms and conditions of the convertible debentures and warrants that were issued to the investors of the 2023 Financing, as repayment of the April 2023 Notes. The 2023 Financing is classified as long-term.

The Company elected the fair value option of accounting for the April 2023 Notes. The Company recorded the April 2023 Notes at fair value upon the date of issuance, which was determined to be $8.0 million. As part the 2023 Financing, the terms of the April 2023 Notes were modified, in which the repayment of the April 2023 Notes resulted in the Company issuing convertible debentures and warrants of the Company to the April 2023 Note investors, on the same terms and conditions of the convertible debentures and warrants that were issued to the investors of the 2023 Financing. Upon the completion of the 2023 Financing in May 2023, the Company issued $8.0 million in convertible notes and warrants in repayment for the April 2023 Notes. No change in fair value was recorded on the April 2023 Notes during the three and nine-months ended July 31, 2023, and prior to the extinguishment of the April 2023 Notes in May 2023 given the short period of time that the April 2023 Notes were outstanding. No gain or loss was recorded as a result of the extinguishment of the April 2023 Notes as the fair value of the notes upon extinguishment was determined to be equal to the fair value of the repayment amount.

8.	Convertible Debentures

The Company has issued convertible debentures to various investors. The outstanding principal, accrued interest, and unamortized deferred financing costs of the convertble debentures recorded on the balance sheet as of each period end are as follows:

	July 31, 2023	October 31, 2022
BDC Notes	$2,766	$2,497
2022 Notes	16,692	14,908
2023 Notes*	39,985	—

Total Convertible debentures	$59,443	$17,405

*	The 2023 Notes are recorded at fair value as the Company has elected to account for the notes using the fair value option (See Note 3).

BDC Notes

In September 2020, the Company issued a convertible debenture to the Business Development Bank of Canada (“BDC”) in the amount of $2.2 million (the “BDC Notes”). The debt bears interest at rate of 8% per annum and had an initial maturity date of September 28, 2023. In December 2021 the Company amended the agreement which resulted in the maturity date extending to September 29, 2025. The BDC Notes are convertible at the option of the Holder into the Company’s Class B redeemable convertible preferred shares at a price of 80% of the price paid per share in qualified financing, as defined within the BDC convertible debenture agreement. The issuance of the Term Loan in 2021 met the definition of a qualified financing per the BDC convertible debenture agreement. As the conversion option was not exercised upon the issuance of the Term Loan, the conversion rights upon a qualified financing were waived. There are optional conversion options that still exist if the Company is in default, as defined under the terms of the BDC Notes, or in the event of certain liquidation

ENGENE INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

(UNAUDITED)

events, as defined within the BDC Notes, which allow for conversion of the BDC Note into the most senior share outstanding at the time of the event. If a liquidation event, as defined within the BDC Note agreement, and which includes a SPAC transaction, is consummated after a qualified financing, and optional conversion is not elected, the Company is required to pay the investor in cash, the outstanding principal and the accrued but unpaid interest and in addition an amount equal to 20% of the principal.

Upon issuance of the BDC Notes, the Company identified embedded derivatives related to the equity conversion features and liquidity event repayment features which required bifurcation as a single compound derivative instrument. The Company estimated the fair value of the embedded derivative liabilities upon issuance at $0.2 million. The Company remeasured the fair value of the embedded derivatives in effect at each reporting period, with the subsequent changes in the fair value of the derivative being recognized in changes in fair value of derivatives within the Company’s consolidated statements of operations and comprehensive loss. The estimated fair value of the embedded derivative liabilities at July 31, 2023 was $0.2 million, resulting in $0.1 million and $43 thousand recorded in change in fair value of convertible debentures embedded derivative liabilities in the consolidated statement of operations and comprehensive loss for the three and nine months ended July 31, 2023, respectively. Total interest expense, including the amortization of debt discounts, of $62 thousand and $0.2 million was recorded for the three and nine months ended July 31, 2023, respectively. The estimated fair value of the embedded derivative liabilities at July 31, 2022 was $0.4 million, resulting in $0.2 million of expense and $0.3 million of income recorded as change in fair value of convertible debentures embedded derivative liabilities in the consolidated statement of operations and comprehensive loss for the three and nine months ended July 31, 2022, respectively. Total interest expense, including the amortization of debt discounts, was $0.1 million and $0.2 million for the three and nine months ended July 31, 2022, respectively. As part of the issuance of the BDC Notes, the Company incurred an aggregate of $36 of debt issuance costs of which a portion were recorded as a reduction of the carrying value of the BDC Notes, and a portion was allocated to the embedded derivative liabilities which were expensed as incurred.

On May 12, 2023, the Company consented to certain modifications of the BDC Notes pursuant to which the Company will be required on the Closing Date to repay in cash (i) the outstanding principal and the accrued but unpaid interest; and (ii) an amount equal to 20% of the principal.

As of July 31, 2023, based on borrowing rates available to the Company for loans with similar terms and consideration of the Company’s credit risk, the carrying value of the Company’s BDC Notes, excluding unamortized debt issuance costs, approximates fair value.

2022 Notes

During the year ended October 31, 2022, the Company issued convertible debentures for an aggregate amount of $18.4 million on October 20, 2022 (the “2022 Notes”). The 2022 Notes had an initial maturity that is the later of (i) three years from the date of issuance; or (ii) the maturity date of the Term Loan (see Note 8). The 2022 Notes bear interest at 10% per annum commencing on the date of issuance. The 2022 Notes are automatically convertible into common shares or redeemable convertible preferred shares (“Captial Shares”) of the Company, which ever is issued by the Company in a qualified financing of Capital Shares that is not a listing event with an aggregate consideration of $50.0 million. The outstanding principal and accrued interest will convert at a price of 85% of the price paid in such qualified financing. In the event of a non-qualified financing, the noteholder majority has the option to convert the debentures to Capital Shares issued in the non-qualified financing event, at a price equal to 85% of the price paid per share in the non-qualified financing. Additionally, prior to the amendment of the 2022 Notes in May 2023 (as further described below), upon a listing event such as

ENGENE INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

(UNAUDITED)

an initial public offering, the 2022 Notes would be automatically converted into the number of common shares equal to the quotient by dividing the outstanding principal and interest by the listing price, except if the listing event is a SPAC business combination, following which the 2022 Notes will be automatically converted into common shares based on the outstanding principal excluding interest. As part of amendment in May 2023, the conversion terms of the 2022 Notes associated with a listing event were amended to remove conversion upon an initial public offering and to fix the conversion price at $8.42. Further, given that in May 2023 the Company has entered into a SPAC transaction agreement, as defined in the Notes agreement, before July 31, 2023, in the event that the SPAC transaction agreement gets terminated in accordance with its terms, the Company could be required, at the election of the noteholder majority, to repay the principal amount and accrued and unpaid interest or to convert this amount into the number of the then most senior share class of the Company. In the event of default, the noteholder majority has the option to require payment of the principal and accrued interest amounts or to convert the outstanding principal and accrued interest into the number of the then most senior share class of the Company or common shares at the issue price of such shares at that date. Further, upon maturity of the 2022 Notes, at the option of a noteholder majority, the principal amount and accrued and unpaid interest shall be repaid in full or converted into the number of the then most senior share class of the Company or common shares at the issue price of such shares at that date.

Upon issuance of the 2022 Notes, the Company identified embedded derivatives related to the equity conversion features which required bifurcation as a single compound derivative instrument. The Company estimated the fair value of the embedded derivative liabilities upon issuance at $3.5 million. Given the close proximity between the issuance date of the notes and the Company’s year ended October 31, 2022, no change in fair value was recorded related to the embedded derivative liabilities identified as part of the issuance of the 2022 Notes. The estimated fair value of the embedded derivative liabilities at July 31, 2023 was $2.8 million, resulting in $0.3 million and $0.7 million recorded in change in fair value of convertible debentures embedded derivative liabilities in the consolidated statement of operations and comprehensive loss for the three and nine months ended July 31, 2023, respectively. Total interest expense, including the amortization of debt discounts, was $0.9 million and $2.2 million was recorded for the three and nine months ended July 31, 2023, respectively. As part of the issuance of the 2022 Notes, the Company incurred an aggregate of $44 of debt issuance costs of which a portion were recorded as a reduction of the carrying value of the 2022 Notes, and a portion was allocated to the embedded derivative liabilities which were expensed as incurred.

On May 16, 2023, the Company agreed to certain modifications of the 2022 Notes having an aggregate principal amount of $18.4 million (the “Amended 2022 Notes”), which included a change in the definition of the maturity date by allowing an extension of the maturity date upon election of a noteholder majority, increasing the percentage required for a noteholder majority, and modifying terms of certain conversion options. The amendments to the 2022 Notes did not result in the addition or termination of any substantive conversion terms, and the amendment to the 2022 Notes was determined to be non-substantial and was accounted for as a modification. In addition, as part of the May 2023 Financing, the holders of the 2022 Notes which participated in the 2023 Financing received warrants to purchase common shares of the Company. The fair value of the warrants at the time of issuance to the holders of the 2022 Notes was determined to be $0.5 million and was recorded as reduction of the carrying value of the 2022 Notes as part of the modification, which is being amortized to interest expense through the maturity date of the 2022 Notes.

As of July 31, 2023, based on borrowing rates available to the Company for loans with similar terms and consideration of the Company’s credit risk, the carrying value of the Company’s 2022 Notes, excluding unamortized debt issuance costs, approximates fair value.

ENGENE INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

(UNAUDITED)

May 2023 Notes

On May 16, 2023, concurrently with the execution and delivery of the business combination agreement, the Company entered into agreements pursuant to which it issued new convertible notes and warrants (i) for cash in an aggregate principal amount of $30.0 million and (ii) in repayment of the April 2023 Notes in an aggregate amount of $8.0 million (collectively, the “May 2023 Notes” and, together with the warrants purchased concurrently, the “2023 Financing”; the 2023 Financing together with the Amended 2022 Financing, the “Convertible Bridge Financing”).

The 2023 Financing occurred in two separate issuances with $28.0 million issued in May 2023 for $20.0 million in cash and $8.0 million in repayment of the April 2023 Notes, and an additional $10.0 million issued in June 2023 for $10.0 million in cash, of which Forbion Growth Sponsor FEAC I B.V. funded an aggregate amount of $20.0 million. The May 2023 Notes issued as part of the 2023 Financing, if not converted, have an initial maturity date of three years from the issuance date and are to accrue interest at 10% per annum, which is payable upon maturity. The May 2023 Notes have the same conversion terms as the Amended 2022 Notes (as described above).

The warrants issued as part of the 2023 Financing are for the purchase of common shares of the Company. The number of 2023 Warrants issued to each participating investor in the 2023 Financing is equal to the number of warrants in Newco the investor would receive had they invested the same amount in the PIPE Financing, divided by the Company Exchange Ratio. The 2023 Warrants can only be exercised upon the completion of the business combination with FEAC, at which time they will be exchanged for warrants to purchase common shares of Newco. The 2023 Warrants will have the same terms as the FEAC public warrants, with an exercise price of $11.25, and which will expire five years after the completion of the business combination. The warrants issued as part of the 2023 Financing were concluded to be liability classified upon issuance, as they fail the fixed for fixed criteria that is required for a contract to be considered indexed to the Company’s own stock as prescribed by ASC 815. The terms of the warrants potentially require the Company to issue a variable number of shares until the PIPE Financing is executed, at which time the number of warrants will become fixed. The 2023 Warrants will be initially and subsequently measured at fair value with any changes in fair value recorded as a component of other income and expense within the change in fair value of warrant liabilities, so long as they remain liability classified. Refer to Note 3.

The Company elected the fair value option of accounting for the May 2023 Notes. The Company recorded May 2023 Notes at fair value upon the date of issuance. At inception the fair value of the May 2023 Notes was determined to be $37.1 million and the fair value of the related warrants was determined to be $1.4 million, of which $0.5 million related to the fair value of the warrants issued to the holders of the 2022 Notes, as described above. As of July 31, 2023 the fair value of the May 2023 Notes was determined to be $40.0 million. During the three and nine months ended July 31, 2023, the Company recorded a change in fair value of the May 2023 Notes of $2.9 million, which is recorded as a component of other income and expense within the condensed consolidated statement of operations. The Company incurred $0.6 million of debt issuance costs associated with the May 2023 Notes which have been expensed and are included within general and administrative expenses. Refer to Note 3.

9.	Redeemable Convertible Preferred Shares

As of July 31, 2023 and October 31, 2022, the Company’s Articles of Amendment had an unlimited number of authorized shares of each class of redeemable convertible preferred shares.

ENGENE INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

(UNAUDITED)

Class A Redeemable Convertible Preferred Shares

On July 26, 2013, the Company entered into a subscription agreement (the “Class A Agreement”) with multiple investors, whereby the Company agreed to sell to the investors an initial aggregate amount of 610,333 Class A redeemable convertible preferred shares at a price of $1.5929 ($1.63845 CAD) per share for total aggregate proceeds of $1.0 million (the “Class A Initial Closing”). Included within the Class A Agreement were three additional future tranche obligations (the “Class A Second Tranche,” “Class A Third Tranche” and “Class A Fourth Tranche”) for the Company to issue and sell shares of Class A redeemable convertible preferred shares upon the achievement of certain milestone events. Only the Class A Second Tranche closed under the Class A Agreement. The Class A Second Tranche obligated the Company to sell and the Class A Investors to purchase 1,830,999 shares of Class A redeemable convertible preferred shares at a price of $1.56967 ($1.63845 CAD) per share for total proceeds of $2.9 million, upon the establishment of the Company’s headquarters in Montreal Quebec and completion of experiments required to bolster a patent application for dually-derivatized chitosan (the “Second Closing Milestone Event”), which occurred in 2013. Additionally, upon completing the Class A redeemable convertible preferred share financing, convertible notes of the Company held by multiple investors converted into Class A redeemable convertible preferred shares.

Class B Redeemable Convertible Preferred Shares

On January 6, 2015, the Company entered into a subscription agreement (the “Class B Agreement”) with multiple investors, where the Company agreed to sell to the investors an initial aggregate amount of 2,758,221 Class B redeemable convertible preferred shares at a price of $1.85032 ($2.17532 CAD) per share for total proceeds of $5.1 million (the “Class B Initial Closing”). Included within the Class B Agreement were two additional closings (the “Class B Second Tranche,” and the “Class B Third Tranche,” respectively) which obligated the Company to sell and Class B investors to purchase additional Class B redeemable convertible preferred shares upon certain events. The Class B Second Tranche obligated the Company to sell and the Class B Investors to purchase 1,838,815 Class B Shares at a price of $1.63419 ($2.17532 CAD) per share for total proceeds of $3.0 million and the Class B Third Tranche obligated the Company the sell and the Class B Investors to purchase 1,608,963 Class B Shares at a price of $1.63419 ($2.17532 CAD) per share for total proceeds of $2.6 million. The Class B Second Tranche and Class B Third Tranche closed on March 1, 2017.

Class B-1 Redeemable Convertible Preferred Shares

On September 10, 2015, the Company entered into a Subscription Agreement (the Class “B-1 Agreement”), in which the Company was to issue 1,523,809 Class B-1 redeemable convertible preferred shares for a purchase price of $1.98345 ($2.625 CAD) per share, resulting in aggregate proceeds of $2.5 million. During the year ended October 31, 2020, the Class B-1 redeemable convertible preferred shares converted to common shares on a 1:1 basis. Therefore, as of each of the years ended October 31, 2020, October 31, 2021, and October 31, 2022, no shares of the Class B-1 redeemable convertible preferred shares remained outstanding. The Company has presented these shares within temporary equity as of October 31, 2019 within the consolidated statements of redeemable convertible preferred shares and shareholder deficit, as they contained the same redemption features as the Class B redeemable convertible preferred shares (further described above). Upon conversion to common shares, the carrying value of the Class B-1 redeemable convertible preferred shares was reclassified to additional paid in capital within shareholders’ deficit.

Class C Redeemable Convertible Preferred Shares

The Class C redeemable convertible preferred shares are issuable in series, of which an unlimited number are designated as Series 1 Class C redeemable convertible preferred shares with an issue price per share of

ENGENE INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

(UNAUDITED)

$1.5929 ($1.63845 CAD); an unlimited number are designated as Series 2 Class C redeemable convertible preferred shares with an issue price per share of $1.85032 ($2.175315 CAD); an unlimited number are designated as Series 3 Class C redeemable convertible preferred shares with an issue price per share of $2.12376 ($2.6320 CAD); and an unlimited number are designated as Series 4 Class C redeemable convertible preferred shares that is reserved for the potential conversion of the BDC Notes, and will each have an issue price per share of $1.69901 ($2.10559 CAD).

On June 30, 2021, the Company entered into a subscription agreement (the “Class C Agreement”) with multiple investors, where the Company agreed to sell to the Investors an initial aggregate amount of 3,662,813 Series 3 Class C redeemable convertible preferred shares (the “Series 3 Class C Shares”) at a price of $2.12376 ($2.6320 CAD) per share for total proceeds of $7.8 million (the “Class C Initial Closing”). Included within the Class C Agreement was one additional closing (the “Class C Second Tranche”) which obligated the Company to sell and Class C investors to purchase additional Class C redeemable convertible preferred shares upon the achievement of certain milestone events. The Class C Second Tranche obligated the Company to sell and the Class C investors to purchase 3,662,810 Series 3 Class C Shares at a price of $2.13192 ($2.6320 CAD) per share for total proceeds of $7.8 million. The Class C Second Tranche closed on October 29, 2021.

As part of each of the Class C Initial Closing and Class C Second Tranche, each Class C investor received 3,662,813 and 3,662,810 warrants, respectively, to purchase Class C redeemable convertible preferred shares (the “Class C Warrants”), resulting in an aggregate issued amount of 7,325,623 Class C Warrants. The Class C Warrants have an exercise price of $2.12376 ($2.6320 CAD) per share and a term of 10 years. The Class C Warrants were determined to be liabilities. The Company estimated the fair value of the warrant liabilities upon issuance and remeasured the fair value of the warrant liabilities at each reporting period, with the subsequent changes in the fair value of the warrant liabilities being recognized in changes in fair value of warrant liabiliities within the Company’s consolidated statements of operations and comprehensive loss. Upon the completion of the business combination with FEAC, all existing Class C Warrants of the Company will be extinguished.

Under the terms of the Class C Agreement, certain convertible notes held by various Class C investors and other investors were exchanged for an aggregate amount of 16,464,646 Class B redeemable convertible preferred shares. Additionally, upon entering into the Class C Agreement, the Company also entered into a share exchange agreement (the “Share Exchange Agreement”) with the Class A investors and the Class B investors. As part of the Share Exchange Agreement, certain of the Class A redeemable convertible preferred shares issued to Class A investors were exchanged for Series 1 Class C redeemable convertible preferred shares and certain of the Class B redeemable convertible preferred shares issued to the Class B investors were exchanged for Series 2 Class C redeemable convertible preferred shares. This exchange resulted in the derecognition of Class A and B redeemable convertible preferred shares and the recognition of Class C redeemable convertible preferred shares at the fair value of the Class C redeemable convertible preferred shares. The difference between the carrying value of the Class A and Class B redeemable convertible preferred shares and the fair value of the Class C redeemable convertible preferred shares for which they converted into was recorded within additional paid in capital and no gain or loss on extinguishment was recorded within the consolidated statements of operations and comprehensive loss. Further, the February 2020 Warrants, June 2020 Warrants, and 2021 Warrants, which consisted of warrants to purchase the Company’s Class B redeemable convertible preferred shares and were issued as part of the convertible debentures were cancelled and replaced by the terms of the Class C Warrants. The aggregate amount of outstanding warrants of 10,242,130 from the February 2020 Warrants, the June 2020 Warrants, and the 2021 Warrants converted into 10,242,130 Class C Warrants, which have an exercise price of $2.12376 ($2.6320 CAD) per share and a term expiring on February 14, 2030. Immediately prior to conversion, the warrants were marked to fair value, with the change in the fair value of the warrant liabilities being

ENGENE INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

(UNAUDITED)

recognized in changes in fair value of warrant liabilities within the Company’s consolidated statements of operations and comprehensive loss.

Upon issuance of each series of Class A, Class B, and Class C Preferred Shares, the Company assessed the embedded conversion and liquidation features of the shares and determined that such features did not require the Company to separately account for these features.

As of July 31, 2023, and October 31, 2022, the redeemable convertible Preferred Shares consisted of the following:

	July 31, 2023
	Preferred Shares Issued and Outstanding	Carrying Value	Redemption Value	Common Shares Issuable Upon Conversion
Class A Preferred Shares	1,477,715	$1,899	$3,951	1,477,715
Class B Preferred Shares	864,570	1,554	1,667	864,570
Class C Preferred Shares	30,810,114	49,665	113,773	30,810,114

Total	33,152,399	$53,118	$119,391	33,152,399

	October 31, 2022
	Preferred Shares Issued and Outstanding	Carrying Value	Redemption Value	Common Shares Issuable Upon Conversion
Class A Preferred Shares	1,477,715	$1,899	$3,634	1,477,715
Class B Preferred Shares	864,570	1,554	1,533	864,570
Class C Preferred Shares	30,810,114	49,665	107,462	30,810,114

Total	33,152,399	$53,118	$112,629	33,152,399

The holders of each class of Preferred Shares have the following rights and preferences:

Voting Rights

Holders of the redeemable convertible preferred shares will vote together with the holders of common shares as a single class upon any matter submitted to the shareholders for a vote. Holders of redeemable convertible preferred shares may cast the number of votes equal to the number of shares of common shares to which such shares of the redeemable convertible preferred shares are convertible into, including fractions of shares.

Liquidation

In the event of a liquidation event, as defined in the Company’s Articles of Amendment, each holder of Class C redeemable convertible preferred shares will be entitled to ratably receive, in priority to any distribution of the property or assets of the Company to the holders of other classes of shares, an amount equal to two times the applicable issue price for each Class C redeemable convertible preferred share, subject to adjustment for shares splits, consolidations and similar events, plus all accrued or declared but unpaid dividends for such redeemable convertible preferred shares (the “Class C Preferred Liquidation Preference”). After any conversion of Class C redeemable convertible preferred shares into common shares, the holders of such common shares will not be entitled to any preferential payment of distribution in the case of a liquidation event.

ENGENE INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

(UNAUDITED)

Subject to the Class C redeemable convertible preferred shares liquidation preferences, in the event of a liquidation event, each holder of Class A and/or Class B redeemable convertible preferred shares will be entitled to ratably receive, in priority to any distribution of the property or assets of the Company to the holders of voting and non-voting common shares, out of the liquidation proceeds, an amount equal to one times the issue price of each Class A and/or Class B redeemable convertible preferred shares, subject to adjustment for shares splits, consolidations and similar events, plus all accrued or declared but unpaid dividends for such Class A and/or Class B redeemable convertible preferred shares (the “Class A and Class B Preferred Liquidation Preference”). After any conversion of Class A and/or Class B redeemable convertible preferred shares into common shares, the holders of such common shares will not be entitled to any preferential payment or distribution in case of a liquidation event.

After payment has been made in full to the holders of Class A, Class B, Class B-1, and Class C redeemable convertible preferred shareholders, any assets remaining available will be distributed ratably and on an as-converted basis among the preferred shareholders and holder of voting and non-voting common shares.

In the event of a sale transaction, each holder of Class C redeemable convertible preferred shares will be entitled to receive, out of the liquidation proceeds, regardless of any other dispositions among the parties, prior to and in preference to any distribution to holders of voting and non-voting common shares, Class A redeemable convertible preferred shares and/or Class B redeemable convertible preferred shares , an amount equal to the Class C Preferred Liquidation Preference for each Class C redeemable convertible preferred shares then held. Once all amounts payable to the holders of Class C redeemable convertible preferred shares have been made, then each holder of Class A redeemable convertible preferred shares and Class B redeemable convertible preferred shares will be entitled to receive, out of the liquidation proceeds, regardless of any other dispositions among the parties, prior to and in preference to any distribution to holders of voting and non-voting common shares, an amount equal to the Class A and Class B Preferred Liquidation Preference for each holder of Class A or Class B redeemable convertible preferred shares then held. Once all amounts payable to the redeemable convertible preferred shareholders have been made, then any remaining liquidation proceeds received as part of the sale transaction will be distributed ratably and on an as-converted basis among all redeemable convertible preferred shareholders and holders of voting and non-voting common shares.

Conversion

Each of the Class A, Class B, Class B-1 and Class C redeemable convertible preferred shares is automatically converted into common shares at the applicable conversion price upon (i) the closing of a qualified IPO having a price per share not less than three times the issue price of the Series 3 Class C redeemable convertible preferred shares, and with gross proceeds for the Company of not less than $50.0 million or (ii) the election to convert by a special majority approval, which is defined as approval of holders of at least 54% of the Class C redeemable convertible preferred shares.

Each redeemable convertible preferred share may also be converted at the option of the shareholder, without the payment of any additional consideration, at any time after the original issue date, into a number of fully paid and non-assessable common shares as determined by multiplying each such share by the conversion ratio in accordance with the Company’s Articles of Amendment. The conversion ratio is determined by dividing the issue price by the conversion price.

ENGENE INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

(UNAUDITED)

Dividends

Holders of Class A Preferred Shares are entitled to receive, at the same rate as the holders of Class B and Class B-1 Preferred Shares, and in priority to holders of common shares, an annual fixed cumulative preferential dividend of 8% calculated on the issue price of $1.5929 ($1.63845 CAD) per share. The undeclared cumulative dividend on Class A Preferred Shares as of July 31, 2023 and October 31, 2022, was $2.1 million, and $1.9 million, respectively.

Holders of Class B Preferred Shares are entitled to receive, at the same rate as the holders of Class A and Class B-1 Preferred Shares, and in priority to common shares, an annual fixed cumulative preferential dividend of 8% of the issue price of $1.85032 ($2.175315 CAD) per share. The Class B shares are subject to an anti-dilution adjustment in the event of a common share issuance at a price per share lower than $1.85032 ($2.17532 CAD). The undeclared cumulative dividend on Class B shares as of July 31, 2023, and October 31, 2022, was $243 thousand, and $151 thousand, respectively.

Holders of Class C redeemable convertible preferred shares are entitled to receive in priority to all other classes of shares an annual fixed cumulative preferential dividend in the amount of 8% of the issue price of $2.12376 ($2.6320 CAD) per share. The Class C redeemable convertible preferred shares are subject to an anti-dilution adjustment in the event of a common share issuance at a price per share lower than $2.12376 ($2.6320 CAD). The undeclared cumulative dividend on Class C redeemable convertible preferred shares as of July 31, 2023, and October 31, 2022, was $8.2 million, and $4.9 million, respectively.

Redemption

The Preferred Shares are automatically redeemable upon a deemed liquidation event, as defined in the Company’s Articles of Amendment. Upon such event, the preferred shareholders would be paid their preference amounts according to the liquidation priority set forth in the Articles of Amendment.

10.	Common Shares

The Company has an unlimited number of authorized shares of common shares, with no par value. The voting and non-voting common shares issued and outstanding as of July 31, 2023 and October 31, 2022 are as follows:

	July 31, 2023	October 31, 2022
Voting common shares	3,524,045	3,524,045
Non-voting common shares	361,852	164,827

Total outstanding common shares	3,885,897	3,688,872

Dividend Rights – Holders of voting and non-voting common shares are entitled to receive non-cumulative dividends, subject to the rights, privileges, conditions and restrictions attaching to the Preferred Shares, if, as and when declared by the Board of Directors out of the money legally available for the payment of dividends.

Voting Rights – At all meetings of the shareholders of the Company, the holders of the voting common shares are entitled to one vote for each common share held. Non-voting shares of common shares are not entitled to vote, except as otherwise provided in the Canada Business Corporations Act. Shares acquired through stock options are non-voting shares.

ENGENE INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

(UNAUDITED)

Liquidation Rights – Subject to the rights, privileges, conditions and restrictions attaching to the redeemable convertible preferred shares, in the event of liquidation event, the holders of common shares will be entitled to receive ratably and pari passu among the holders of common shares, the holders of non-voting common shares and the holders of redeemable convertible preferred shares, on an as converted basis, monies, securities and other assets distributable in connection with the liquidation event.

As of July 31, 2023, and October 31, 2022, the Company has reserved the following shares of common shares for the potential conversion of outstanding redeemable convertible preferred shares and the exercise of shares options:

	July 31, 2023	October 31, 2022
Redeemable convertible preferred shares, as converted	33,152,399	33,152,399
Warrants to purchase shares of Class C redeemable convertible preferred shares	17,701,445	17,701,445
Options to purchase common shares	14,767,639	8,731,309

Total	65,621,483	59,585,153

The Company also had convertible notes outstanding as of July 31, 2023 and October 31, 2022, which could obligate the Company to issue shares of redeemable convertible preferred shares upon the occurrence of various future events at prices and in amounts that are not determinable until the occurrence of those future events. Because the necessary conditions for the conversion of these instruments had not been satisfied as of each of the periods ended July 31, 2023 and October 31, 2022, the Company has excluded these instruments from the table above. See Note 8 for additional details.

11.	Share-Based Compensation

The ESOP and EIP Plans

The Company has an employee share option plan (the “ESOP”) and an equity incentive plan (the “EIP”) (collectively, the “Plans”) which was adopted by the Board of Directors, and approved by the shareholders, effective July 5, 2018.

Under the Plans, options to purchase non-voting common shares of the Company’s shares may be granted to directors, officers, employees, consultants and members of the scientific advisory board. The Plans provide for the issuance of common stock options up to a maximum of 15% of the aggregate issued and outstanding common shares and non-voting common shares of the Company calculated on an as converted and fully diluted basis. The Company’s stock option plans are administered by the Board of Directors. The Board of Directors determines the number of options to be granted, the vesting period and the exercise price of new options. It is the Company’s policy to establish the exercise price at an amount that approximates the fair value of the underlying shares on the date of grant as determined by the Board of Directors. As of July 31, 2023, there were 15,638,946 shares reserved for issuance in the Plans, of which 297,036 shares remain available for future grants under the Plans. The options vest in accordance with the vesting terms determined for each grant by the Board of Directors. The vesting terms of the Company’s granted stock options with service only conditions are typically 100% vesting immediately upon grant date, or over a three- or four-year service period.

On July 7, 2023, the Board of Directors approved the reservation of an additional 5,800,000 non-voting common shares for issuance under the Company’s employee equity incentive plan, revising the number of shares

ENGENE INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

(UNAUDITED)

reserved from 9,838,946 to 15,638,946. Also on July 7, 2023, the Company granted 5,800,000 options to employees at an exercise price of $1.06 CAD ($0.79 USD). These options are not exercisable unless and until the completion of the business combination agreement and there is an effective registration statement for the shares underlying such granted options and will terminate automatically in the event of the termination of the business combination agreement. The Company has valued these awards at the grant date using Black-Scholes pricing model in which the fair value of the stock on the grant date was equal to the exercise price of the award. The expected term has been determined using management’s best estimate considering the characteristics of the award, contractual life, the timing of the expected achievement of the performance conditions, the remaining time-based vesting period, if any, and comparison to expected terms used by peers. Upon meeting the exercisability conditions, 4,402,977 of the issued options will be fully vested and exercisable, and the remaining 1,397,023 options will vest over varying terms up to four years on a pro rata basis. The Company recognizes compensation expense when achievement of the performance condition is deemed probable using an accelerated attribution method, as if each vesting tranche was treated as an individual award. No share-based compensation has been recorded associated with these awards during the three and nine months ended July 31, 2023, as the performance criteria have not been met or deemed probable.

Stock Options

The assumptions that the Company used to determine the grant-date fair value of stock options, were as follows:

	Three months ended July 31,		Nine months ended July 31,
	2023	2022	2023	2022
Expected term (in years)	5.2 – 6.08	6.08	5.12 – 6.08	6.08
Expected volatility	80.02 – 81.48%	75.3%	80.02 – 82.70%	75.30%
Risk-free interest rate	4.29 – 4.35%	2.16%	3.56 – 4.35%	2.16%
Expected dividend yield	—	—	—	—
Fair value of common shares and exercise price of options (CAD)	$1.06	$0.22	$0.38 – 1.06	$0.22
Fair value of common shares and exercise price of options (USD)	$0.79	$0.15	$0.28 – 0.79	$0.15

The following table summarizes the Company’s stock option activity:

	Number of Shares	Weighted- Average Exercise Price*(USD)	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding as of October 31, 2022	8,731,309	$0.17	7.7	$1,026
Granted	6,865,899	0.72
Exercised	(315,069)	0.17
Forfeited or expired	(514,500)	0.17

Outstanding as of July 31, 2023	14,767,639	$0.43	8.3	$5,587

Options vested and exercisable as of July 31, 2023	6,100,495	$0.17	6.5	$3,889

Options unvested as of July 31, 2023	8,667,144	$0.61	9.5	$1,699

*

- All options outstanding at October 31, 2022 were issued in Canadian dollars at $0.22. All options granted during the three and nine-months ended July 31, 2023 were issued in Canadian dollars at $0.38 and $1.06.

ENGENE INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

(UNAUDITED)

During the three and nine months ended July 31, 2023, included within the stock options exercised are 85,850 shares of common shares issued upon cashless exercise of the stock options.

The aggregate intrinsic value of share options is calculated as the difference between the exercise price of the share options and the fair value of the Company’s common share, as of the latest grant date, for those share options that had exercise prices lower than the fair value of the Company’s common shares.

The weighted-average grant-date fair value per share of share options granted during the three and nine months ended July 31, 2023 was $0.56 and $0.50, respectively.

Share-based Compensation Expense

Share-based compensation expense included in the Company’s condensed consolidated statements of operations and comprehensive loss was as follows:

	Three Months Ended July 31,		Nine Months Ended July 31,
	2023	2022	2023	2022
Research and development	$7	$10	$19	$23
General and administrative	30	20	77	61

Total share-based compensation expense	$37	$30	$96	$84

As of July 31, 2023, there was $0.4 million of unrecognized compensation expense related to outstanding stock options excluding unrecognized compensation expense associated with the 5,800,000 stock options granted in July 2023, which is expected to be recognized over a weighted-average period of 2.81 years. Unrecognized compensation expense associated with the 5,800,000 stock options granted in July 2023 is $3.2 million which will begin to be recognized upon the performance criteria being deemed probable by management and over the remaining service period. Approximately 75% will be recognized immediately upon the performance criteria being deemed probable, which is expected to be upon closing of the business combination.

12.	Net Loss Per Share

The following table sets forth the computation of the Company’s basic and diluted net loss per share for the periods presented:

	Three Months Ended July 31,		Nine Months Ended July 31,
	2023	2022	2023	2022
Numerator:
Net loss	$4,720	$6,747	$17,420	$16,096
Add: Deemed dividend attributable to redeemable convertible Preferred Shares	1,273	1,221	3,726	3,569

Net loss attributable to common shareholders, basic and diluted	$5,993	$7,968	$21,146	$19,665

Denominator:
Weighted-average number of common shares used in net loss per share, basic and diluted	3,885,897	3,643,694	3,808,008	3,627,558

Net loss per common share, basic and diluted	$1.54	$2.19	$5.55	$5.42

ENGENE INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

(UNAUDITED)

The Company excluded the following shares from the computation of diluted net loss per share attributable to common shareholders during the three months and nine months ended July 31, 2023, and 2022 because including them would have had an anti-dilutive effect:

	Three Months Ended July 31,		Nine Months Ended July 31,
	2023	2022	2023	2022
Redeemable convertible preferred shares	33,152,399	33,152,399	33,152,399	33,152,399
Warrants to purchase redeemable convertible Preferred Shares	17,701,445	17,701,445	17,701,445	17,701,445
Options to purchase common shares	14,767,639	9,085,472	14,767,639	9,085,472

Total	65,621,483	59,939,316	65,621,483	59,939,316

The Company also had convertible notes and warrants to purchase common shares outstanding during the three and nine-months ended July 31, 2023 and 2022, which could obligate the Company to issue preferred shares and common shares upon the occurrence of various future events at prices and in amounts that are not determinable until the occurrence of those future events. Because the necessary conditions for the conversion and exercisability of these instruments had not been satisfied during each of the three and nine-months ended July 31, 2023 and 2022, the Company has excluded these instruments from the table above and the calculation of diluted net loss per share. See Note 8 for additional details.

13.	Income Taxes

During the three and nine-months ended July 31, 2023 and 2022, the Company recorded no income tax provision or benefit.

The Company has evaluated the positive and negative evidence bearing upon its ability to realize its deferred tax assets, which primarily consist of net operating loss carryforwards. The Company has considered its history of cumulative net losses, estimated future taxable income and prudent and feasible tax planning strategies and has concluded that it is more likely than not that the Company will not realize the benefits of its deferred tax assets. As a result, as of July 31, 2023, the Company has maintained a full valuation allowance against its remaining net deferred tax assets.

14.	Leases

The Company’s leases are comprised of all operating leases for office and lab space.

In April 2019, the Company entered into an office space lease approximating 12,271 rentable square feet or a portion of an office building located at 201 Jones Road, Waltham, Massachusetts. The lease commenced in April 2019 and the lease term is to expire on March 30, 2022, with no options to renew. The lease expired on March 30, 2022.

In November 2021, the Company entered into an office and lab space lease approximating 9,360 of rentable square feet for designated office and lab spaces located at 7171 Frederick-Banting, City of Montreal, judicial district of Montreal, Province of Quebec. The leased commenced in November 2021 and had an initial term of 12 months that would have expired on October 31, 2022, and includes options to renew for consecutive twelve-month periods

ENGENE INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

(UNAUDITED)

upon landlord consent at new lease rates. As the Company has elected to not recognize leases with a lease term of 12 months or less on the balance sheet, this was considered short-term leases, and no operating lease right of use assets and liabilities were recognized. In October 2022, the Company entered into a lease amendment to extend the lease for an additional term of six months through April 2023, with an option to extend the lease through September 2023. In April 2023, the Company extended the lease through September 2023. The amendment resulted in $0.4 million of additional lease commitments to be paid during the extended term, inclusive of the extension through September 2023.

On December 29, 2022, the Company signed a new lease for approximately 10,620 square feet of new laboratory and office space at 4868 Rue Levy, Montreal, QC. The term of the lease is for 10 years, beginning on the commencement date, and requires an annual initial base rent of $36.50 CAD per square foot, which is subject to annual increases of 2%. The lease has not commenced as of July 31, 2023 as the Company did not have access to the space as of that date.

During the three and nine months ended July 31, 2023, and 2022, the components of operating lease cost were as follows, and are reflected in general and administrative expenses and research and development expenses, as determined by the underlying activities:

	Three Months Ended July 31,		Nine Months Ended July 31,
	2023	2022	2023	2022
Lease Cost:
Operating lease cost	$—	$—	$—	$62
Variable operating lease cost	16	16	47	43
Short-term operating lease cost	105	107	317	287

Total operating lease cost	$121	$123	$364	$392

The following table summarizes the cash paid for amounts included in the measurement of the Company’s operating lease liabilities for the three and nine months ended July 31, 2023, and 2022:

	Three Months Ended July 31,		Nine Months Ended July 31,
	2023	2022	2023	2022
Cash paid for amounts included in the measurement of operating lease liabilities	$—	$—	$—	$62

As of July 31, 2023, the Company does not have any operating lease liabilities recorded on the balance sheet.

15.	Commitments and Contingencies

Legal Proceedings

From time to time, in the ordinary course of business, the Company is subject to litigation and regulatory examinations as well as information gathering requests, inquiries and investigations. As of July 31, 2023, and October 31, 2022, there were no matters which would have a material impact on the Company’s financial results.

ENGENE INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

(UNAUDITED)

Purchase and Other Obligations

The Company enters into contracts in the normal course of business with CROs, CDMOs and other third-party vendors for nonclinical research studies and testing, clinical trials and testing and manufacturing services. Most contracts do not contain minimum purchase commitments and are cancellable by us upon written notice. Payments due upon cancellation consist of payments for services provided or expenses incurred, including those incurred by subcontractors of our suppliers.

The Company has committed to pay certain transaction costs incurred in connection with the business combination.

16.	Related Party Transactions

During the three and nine months ended July 31, 2023, the Company had the following transactions with shareholders that hold more than 10% of the total outstanding shares of the Company:

On April 4, 2023, the Company entered into the April 2023 Notes for a principal amount of $8.0 million with the April 2023 investors, as described in Note 7. The April 2023 Notes had an interest free period of 45 days from the date of issuance, and commencing on the 46th day, is to accrue interest at a rate of 15% per annum. The April 2023 Notes had a maturity date which was the earlier of (i) July 31, 2023; or (ii) the date the Company completes a qualified financing, as defined within the April 2023 Notes as a financing pursuant to which the Company sells convertible promissory notes, warrants, preferred shares, common shares, or a combination thereof of the Company for an aggregate amount of at least $20.0 million. Upon the completion of the 2023 Financing, which met the definition of a qualified financing as defined within the April 2023 Notes, the Company issued and aggregate amount of $8.0 million of convertible debentures and warrants of the Company to the April 2023 Note investors, on the same terms and conditions of the convertible debentures and warrants that were issued to the investors of the 2023 Financing, for the extinguishment and settlement of the April 2023 Notes.

On May 16, 2023, concurrently with the execution and delivery of the business combination agreement, the Company entered into agreements pursuant to which it issued new convertible indebtedness and warrants (i) for cash in an aggregate principal amount of $30.0 million and (ii) in settlement and extinguishment of the April 2023 Notes for an aggregate amount of $8.0 million, as described in Note 8. The 2023 Financing occurred in two separate issuances with $28.0 million issued in May 2023 for $20.0 million in cash and $8.0 million in repayment of the April 2023 Notes, and an additional $10.0 million issued in June 2023 for $10.0 million in cash. The 2023 Notes issued as part of the 2023 Financing have an initial maturity date of three years from the closing date and are to accrue interest at 10% per annum, which is payable upon maturity. The 2023 Notes have the same conversion terms as the 2022 Notes (as described in Note 8). Of the $38.0 million of convertible debentures and warrants issued, $8.0 million was issued to existing shareholders of the Company, $20.0 million was issued to Forbion Growth Sponsor FEAC I B.V., and $10 million which was issued to Investissement Québec.

In addition, the Company is a related party to enGene Holdings Inc., as an executive of the Company is also a director of enGene Holdings Inc. During the three and nine months ended July 31, 2023, the Company has paid certain expenses on enGene Holdings Inc.’s behalf. The amounts owed to the Company bear no interest and are due on demand.

The Company did not have any transactions with related parties during the three and nine months ended July 31, 2022.

ENGENE INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

(UNAUDITED)

17.	Subsequent Events

The Company has evaluated subsequent events through September 25, 2023, the date these financial statements were available to be issued. Except as noted below, the Company concluded that no additional subsequent events have occurred that require disclosure.

KPMG LLP 600 de Maisonneuve Blvd. West Suite 1500, Tour KPMG Montréal (Québec) H3A 0A3 Canada	Telephone Fax Internet	(514) 840-2100 (514) 840-2187 www.kpmg.ca

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

enGene Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of enGene Inc. (the “Company”) as of October 31, 2022 and 2021, the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred shares and shareholders’ deficit, and cash flows for each of the years in the three-year period ended October 31, 2022, and the related notes (collectively, the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of October 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the three-year period ended October 31, 2022, in conformity with U.S. generally accepted accounting principles.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred a net loss and negative cash flows from operating activities for the year ended October 31, 2022, has an accumulated deficit at October 31, 2022, and will need additional financing in order to meets its obligations and fund its future expected negative cash flows, that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2021.

Montreal, Canada

August 9, 2023

ENGENE INC.

CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

	October 31, 2022	October 31, 2021
Assets
Current assets:
Cash and cash equivalents	$20,434	$11,017
Restricted certificate of deposit	74	81
Investment tax credits receivable	1,336	1,622
Prepaid and other current assets	739	797

Total current assets	22,583	13,517
Property and equipment, net	387	515
Right of use assets	—	56
Other assets	939	939

Total assets	$23,909	$15,027

Liabilities, redeemable convertible preferred shares and shareholders’ deficit
Current liabilities:
Accounts payable	$723	$1,001
Accrued expenses and other current liabilities	3,116	1,106
Operating lease liabilities, current	—	61
Current portion of notes payable	1,265	1,048

Total current liabilities	5,104	3,216

Note payable, net of current portion	9,649	—
Convertible debentures	17,405	2,445
Convertible debenture embedded derivative liabilities	3,791	602
Warrant liabilities	11,456	9,088

Total liabilities	47,405	15,351

Class A redeemable convertible preferred shares, no par value; unlimited shares authorized, 1,477,715 and 1,477,715 shares issued and outstanding as of October 31, 2022 and 2021, respectively. Redemption amount of $3,634 and $3,709 as of October 31, 2022 and 2021, respectively.	1,899	1,899
Class B redeemable convertible preferred shares, no par value; unlimited shares authorized, 864,570 and 864,570 shares issued and outstanding as of October 31, 2022 and 2021, respectively. Redemption amount of $1,533 and $1,564 as of October 31, 2022 and 2021, respectively.	1,554	1,554
Class C redeemable convertible preferred shares, no par value; unlimited shares authorized, 30,810,114 and 30,810,114 shares issued and outstanding as of October 31, 2022 and 2021, respectively. Redemption amount of $107,462 and $113,708 as of October 31, 2022 and 2021, respectively.	49,665	49,665
Shareholders’ deficit:
Common shares, no par value, unlimited shares authorized 3,688,872 and 3,606,261 shares issued and outstanding as of October 31, 2022 and 2021, respectively.	16,390	16,363
Additional paid-in capital	7,683	7,587
Accumulated other comprehensive loss	(1,016)	(2,183)
Accumulated deficit	(99,671)	(75,209)

Total shareholders’ deficit	(76,614)	(53,442)

Total liabilities, redeemable convertible preferred shares and shareholders’ deficit	$23,909	$15,027

The accompanying notes are an integral part of these consolidated financial statements.

ENGENE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

	Year Ended October 31,
	2022	2021	2020
Operating expenses:
Research and development	$15,467	$12,462	$10,614
General and administrative	3,960	3,408	3,239

Total operating expenses	19,427	15,870	13,853

Loss from operations	19,427	15,870	13,853
Other (income) expense, net:
Change in fair value of convertible debentures embedded derivative liabilities	(269)	9	(701)
Change in fair value of warrant liabilities	3,326	4,171	(234)
Interest income	(129)	(25)	(56)
Interest expense	1,423	5,024	3,699
Gain on extinguishment and modifications of debentures	—	(1,727)	(1,558)
Other expense, net	662	119	65

Total other (income) expense, net	5,013	7,571	1,215

Net loss before provision for income taxes	24,440	23,441	15,068
Provision for income taxes	22	—	—

Net loss	24,462	23,441	15,068
Dividends to redeemable convertible preferred shareholders*	4,562	1,626	1,577
Gain on conversion of Class A and Class B redeemable convertible preferred shares to Class C redeemable convertible preferred shares	—	(2,817)	—

Net loss attributable to common shareholders*	$29,024	$22,250	$16,645

Other comprehensive loss (gain):
Foreign currency translation adjustment	(1,167)	1,365	309

Total comprehensive loss	$23,295	$24,806	$15,377

Net loss per share of common shares, basic and diluted*	$7.97	$6.25	$6.02

Weighted-average common shares outstanding, basic and diluted	3,640,030	3,562,638	2,763,146

*	The amounts previously presented were revised due to the correction of an immaterial error.

The accompanying notes are an integral part of these consolidated financial statements.

ENGENE INC.

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ DEFICIT

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

	Class A Redeemable Convertible Preferred Shares		Class B Redeemable Convertible Preferred Shares		Class B-1 Redeemable Convertible Preferred Shares		Class C Redeemable Convertible Preferred Shares		Common Shares		Additional Paid in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at October 31, 2019	3,156,131	$3,838	6,205,999	$10,611	1,523,809	$3,009	—	—	2,000,236	$13,323	$4,202	$(509)	$(36,700)	$(19,684)
Conversion of Class B-1 redeemable convertible preferred shares to common shares	—	—	—	—	(1,523,809)	(3,009)	—	—	1,523,809	3,009	—	—	—	3,009
Exercise of stock options	—	—	—	—	—	—	—	—	1,250	—	—	—	—	—
Share-based compensation expense	—	—	—	—	—	—	—	—	—	—	150	—	—	150
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	(309)		(309)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(15,068)	(15,068)

Balance at October 31, 2020	3,156,131	$3,838	6,205,999	$10,611	—	$—	—	—	3,525,295	$16,332	$4,352	$(818)	$(51,768)	$(31,902)

Conversion of convertible debentures to redeemable convertible Class B preferred shares	—	—	16,464,646	28,900	—	—	—	—	—	—	—	—	—	—
Issuance of Class C redeemable convertible preferred shares, net of issuance costs of $110 and warrants	—	—	—	—	—	—	7,325,623	11,721	—	—	—	—	—	—
Conversion of Class A and Class B redeemable convertible preferred shares to Class C redeemable convertible preferred shares	(1,678,416)	(1,939)	(21,806,075)	(37,957)	—	—	23,484,491	37,944	—	—	2,817	—	—	2,817
Exercise of stock options	—	—	—	—	—	—	—	—	80,966	31	(17)	—	—	14
Share-based compensation expense	—	—	—	—	—	—	—	—	—	—	435	—	—	435
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	(1,365)	—	(1,365)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(23,441)	(23,441)

Balance at October 31, 2021	1,477,715	$1,899	864,570	$1,554	—	$—	30,810,114	$49,665	3,606,261	$16,363	$7,587	$(2,183)	$(75,209)	$(53,442)

Exercise of stock options	—	—	—	—	—	—	—	—	82,611	27	(20)	—	—	7
Share-based compensation expense	—	—	—	—	—	—	—	—	—	—	116	—	—	116
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	1,167	—	1,167
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(24,462)	(24,462)

Balance at October 31, 2022	1,477,715	$1,899	864,570	$1,554	—	$—	30,810,114	$49,665	3,688,872	$16,390	$7,683	$(1,016)	$(99,671)	$(76,614)

The accompanying notes are an integral part of these consolidated financial statements.

ENGENE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(AMOUNTS IN THOUSANDS OF USD)

	Year ended October 31,
	2022	2021	2020
Cash flows from operating activities:
Net loss	$(24,462)	$(23,441)	$(15,068)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash interest expense	644	4,987	3,699
Change in fair value of warrant liabilities	3,326	4,171	(234)
Change in fair value of convertible debenture embedded derivative liabilities	(269)	9	(701)
Gain on extinguishment and modification of convertible debentures	—	(1,727)	(1,558)
Non-cash lease expense	(5)	(22)	(12)
Unrealized foreign currency losses	646	368	17
Share-based compensation expense	116	435	150
Depreciation of property and equipment	238	272	259
Changes in operating assets and liabilities:
Investment tax credit receivable	143	295	(149)
Prepaid expenses and other assets	(113)	(1,462)	115
Accounts payable	(197)	110	222
Accrued expenses and other liabilities	2,341	21	199

Net cash used in operating activities	(17,592)	(15,984)	(13,061)

Investing activities
Purchases of property and equipment	(153)	(248)	(192)
Proceeds from disposal of property and equipment	—	1	—

Net cash used in investing activities	(153)	(247)	(192)

Financing activities
Proceeds from issuance of common shares	12	14	—
Proceeds of issuance of redeemable convertible preferred shares and warrants	—	15,587	—
Payment of issuance costs associated with redeemable convertible preferred shares and warrants	—	(110)	—
Proceeds from issuance of convertible notes	18,400	6,057	13,010
Payment of issuance costs associated with convertible notes	(44)	(24)	(162)
Proceeds from issuance of debt	11,000	1,975	—
Payments of debt issuance costs	(391)	(10)	—
Repayment of debt	(1,010)	(964)	—

Net cash provided by financing activities	27,967	22,525	12,848

Effect of exchange rate changes on cash	(805)	98	(51)
Net increase (decrease) in cash	9,417	6,392	(456)
Cash at beginning of period	11,017	4,625	5,081

Cash at end of period	$20,434	$11,017	$4,625

Supplemental non-cash investing and financing activities
Conversion of redeemable convertible preferred shares to common shares	$—	$—	$3,009

Warrant liability recognized upon issuance of redeemable convertible preferred shares and convertible debentures	—	4,182	832

Derivative liability recognized upon issuance and modification of convertible debentures	3,531	3,106	1,064

Conversion of convertible debentures and embedded derivatives into redeemable convertible preferred shares	—	33,534	—

Gain recorded to additional paid in capital upon conversion of Series A and Series B redeemable convertible preferred shares to Series C redeemable convertible preferred shares	—	2,817	—

Warrant liability recognized upon issuance of term loan	90	—	—

Cash paid for interest	615	—	—

The accompanying notes are an integral part of these consolidated financial statements.

ENGENE INC.

NOTES TO THE FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

1.	Description of Business

enGene Inc. (“enGene” or the “Company”) is a biopharmaceutical company located in Montreal, Quebec, Canada, with its head office in Canada, and incorporated pursuant to the Canada Business Corporations Act on November 9, 1999. The Company is a clinical-stage biotechnology company focused on developing gene therapies to improve the lives of patients. The Company is developing non-viral gene therapies based on our novel and proprietary dually derived chitosan, or “DDX”, gene delivery platform, which allows localized delivery of multiple gene cargos directly to mucosal tissues and other organs.

Going Concern

The Company’s consolidated financial statements have been prepared assuming the Company will continue as a going concern, which presumes the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the ordinary course of business.

The Company has incurred a net loss of $24.5 million and negative cash flows from operating activities of $17.6 million during the year ended October 31, 2022 and, as of that date, has an accumulated deficit of $99.7 million. To date, the Company has not generated any operating revenues and has financed its liquidity needs primarily through the issuance of redeemable convertible Preferred Shares and warrants, debt and convertible debentures and the Company will need additional financing in order to meets its obligations and fund its future expected negative cash flows.

The Company’s ability to continue as a going concern depends on its ability to successfully develop and commercialize its products, achieve and maintain profitable operations, as well as its ability to obtain additional financing and on the continued financial support of its shareholders and debt holders. Management’s plans are to raise additional financing. While the Company has historically been successful in securing financing, raising additional funds is dependent on a number of factors outside of the Company’s control, and as such there is no assurance that it will be able to do so in the future. These conditions indicate the existence of a material uncertainty that raise substantial doubt on the Company’s ability to continue as a going concern and, therefore, that it may be unable to realize its assets and discharge its liabilities in the normal course of business.

The Company is seeking to complete an equity financing and business combination transaction with a special purpose acquisition company (“SPAC”) (see Business Combination with Forbion European Acquisition Corp. below). As part of the transaction, the Company’s outstanding convertible Preferred Shares and the majority of its convertible debt would be exchanged for common shares of the combined company. These plans are intended to mitigate the relevant conditions that raise substantial doubt about the Company’s ability to continue as a going concern; however, as the plans are not within the Company’s control, it is not assured that they will be effectively implemented. In the event the Company does not complete a SPAC merger, the Company expects to seek additional funding in order to repay debt, as needed, and successfully develop and commercialize its products through private equity financings, debt financings, collaborations, licensing arrangements, and/or strategic alliances. The Company may not be able to obtain financing on acceptable terms, or at all, and the Company may not be able to enter into collaborations or other such arrangements. The terms of any financing may adversely affect the holdings or the rights of the Company’s shareholders. If the Company is unable to raise capital when needed, or on attractive terms, it could be forced to delay, reduce or eliminate its research or drug development programs or any future commercialization efforts.

These consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that results from the outcome of this uncertainty. Such adjustments could be material.

ENGENE INC.

NOTES TO THE FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

Business Combination with Forbion European Acquisition Corp.

On May 16, 2023, the Company entered into a business combination agreement with Forbion European Acquisition Corp. (“FEAC”), a publicly traded SPAC. Under the terms of the proposed transaction, the combined company will be named enGene Holdings Inc. (“Newco”) whose common shares are expected to be listed on Nasdaq. The cash components of the transaction will be funded by FEAC’s cash in trust that is not used for redemptions, as well as investments consisting of private placements of common shares, other private investments and a FEAC shareholder non-redemption commitment of approximately $115 million. Refer to Note 18 Subsequent Events for additional information.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of the Company and its wholly owned subsidiary, enGene USA, Inc. All intercompany accounts and transactions have been eliminated in consolidation. Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and as amended by Accounting Standards Updates (“ASU’s”) of the Financial Accounting Standards Board (“FASB”).

The consolidated financial statements are expressed in US dollars. The consolidated financial statements have been prepared on a historical cost basis, except for items that are required to be accounted for at fair value.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements, and the reported amounts of expenses during the reporting periods. Significant estimates and assumptions reflected in these consolidated financial statements include but are not limited to the accrual of research and development expenses, the recoverability of investment tax credits receivable and the valuations of common shares, redeemable convertible preferred shares, warrants to purchase redeemable convertible preferred shares, convertible debentures, embedded derivatives on convertible debt and share-based compensation. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. The Company evaluates its estimates and assumptions on an ongoing basis. Actual results could differ from those estimates and such differences may be material to the consolidated financial statements.

Segment Information

Operating segments are defined as components of an entity about which separate discrete information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company operates as a single business segment focused on research, discovery, and clinical development of human gene therapy products. The majority of the Company’s tangible assets are held in Canada.

Foreign Currency Translation

The Company maintains its consolidated financial statements in the Company’s functional currency, which is the Canadian Dollar. Monetary assets and liabilities denominated in currencies other than the functional

ENGENE INC.

NOTES TO THE FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Non-monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the date of the transaction. Exchange gains or losses arising from foreign currency transactions are included in other (income) expense, net in the consolidated statement of operations and comprehensive loss. The Company reported net realized and unrealized foreign currency transaction losses for the years ended October 31, 2022, 2021, and 2020 of $0.7 million, $0.1 million, and $0.1 million, respectively, which was reflected within other expense, net in the Company’s consolidated statements of operations and comprehensive loss.

For financial reporting purposes, the consolidated financial statements of the Company have been presented in the U.S. dollar, the reporting currency. The financial statements are translated from their functional currency into the reporting currency as follows: assets and liabilities are translated at the exchange rates at the balance sheet dates, expenses and other (income) expense, net are translated at the average exchange rates and shareholders’ deficit is translated based on historical exchange rates. Translation adjustments are not included in determining net loss but are included as a foreign exchange adjustment to other comprehensive loss, a component of shareholders’ deficit.

Risk of Concentrations of Credit and Off-Balance Sheet Risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash. The Company regularly maintains deposits in accredited financial institutions in excess of federally insured limits.

As of October 31, 2022, the Company held cash deposits at Silicon Valley Bank, or SVB, in excess of Federal Deposit Insurance Corporation (FDIC) insured limits. On March 10, 2023, SVB was closed by the California Department of Financial Protection and Innovation, and the FDIC, was appointed as receiver. No losses were incurred by the Company on deposits that were held at SVB. Management believes that the Company is not currently exposed to significant credit risk as the Company’s deposits were held in custody at third-party financial institutions.

The Company is dependent on third-party CDMOs (“Contract Development and Manufacturing Organization”) and CRO (“Contract Research Organization”) with whom it does business. In particular, the Company relies and expects to continue to rely on a small number of manufacturers to supply it with its requirements of active pharmaceutical ingredients and formulated drugs in order to perform research and development activities in its programs. The Company also relies on a limited number of third-party CROs to perform research and development activities on its behalf. These programs could be adversely affected by significant interruption from these providers.

Cash and Cash Equivalents

The Company considers all short-term, highly liquid investments purchased with an original maturity of three months or less at the date of purchase to be cash equivalents. The Company’s cash and cash equivalents include bank balances, demand deposits and other short-term, highly liquid investments. Cash and cash equivalents have been measured at amortized cost. The Company had no cash equivalents as of the years ended October 31, 2022 and 2021.

Restricted Certificate of Deposit

Restricted certificate of deposits consist of temporary holdings of highly liquid Canadian guaranteed investment certificates held with a bank and is used as a guarantee of the Company’s short term borrowings.

ENGENE INC.

NOTES TO THE FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

Property and Equipment

Property and equipment are comprised mainly of research and development equipment, computer hardware and software, office furniture and equipment, and leasehold improvements. Property and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if applicable. Depreciation expense is recognized using the straight-line method over the estimated useful life of each asset, as follows:

Estimated Useful Life
Lab equipment	5 years
Computer equipment	3 years
Computer software	5 years
Office furniture	5 years
Leasehold improvements	Shorter of remaining lease term or useful life

Estimated useful lives are periodically assessed to determine if changes are appropriate. Maintenance and repairs are charged to expense as incurred. When assets are retired or otherwise disposed of, the cost of these assets and related accumulated depreciation or amortization are eliminated from the consolidated balance sheet and any resulting gains or losses are included in the consolidated statements of operations and comprehensive loss in the period of disposal.

The Company reviews long-lived assets, such as property and equipment, for impairment when events or changes in circumstances indicate the carrying value of the assets may not be recoverable. If indicators of impairment are present, the assets are tested for recoverability by comparing the carrying amount of the assets to the related estimated future undiscounted cash flows that the assets are expected to generate. If the expected undiscounted cash flows are less than the carrying value of the assets, then the assets are considered to be impaired and its carrying value is written down to fair value, based on the related estimated discounted future cash flows. To date, no such impairment losses have been recorded.

Leases

The Company adopted FASB ASC 842 with an effective date of November 1, 2019, using the modified retrospective transition approach which uses the effective date as the date of initial application. In accordance with ASC 842, the Company determines whether an arrangement is or contains a lease at inception. A contract is or contains a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The Company classifies leases at the lease commencement date, when control of the underlying asset is transferred from the lessor to the lessee, as operating or finance leases and records a right-of-use (“ROU”) asset and a lease liability on the consolidated balance sheet for all leases with an initial lease term of greater than 12 months. The Company has elected to not recognize leases with a lease term of 12 months or less on the balance sheet.

The Company enters into contracts that contain both lease and non-lease components. Non-lease components may include maintenance, utilities, and other operating costs. For leases of real estate, the Company combines the lease and associated non-lease components in its lease arrangements as a single lease component. Variable costs, such as utilities or maintenance costs, are not included in the measurement of right-of-use assets and lease liabilities, but rather are expensed when the event determining the amount of variable consideration to be paid occurs.

Lease assets and liabilities are recognized at the lease commencement date based on the present value of the lease payments over the lease term using the discount rate implicit in the lease if readily determinable. If the rate

ENGENE INC.

NOTES TO THE FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

implicit is not readily determinable, the Company utilizes an estimate of its incremental borrowing rate based upon the available information at the lease commencement date. ROU assets are further adjusted for initial direct costs, prepaid rent, or incentives received. Operating lease payments are expensed using the straight-line method as an operating expense over the lease term. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option.

Fair Value Measurements of Financial Instruments

Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•

Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•

Level 3—Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. The Company’s convertible debt embedded derivative and warrant liabilities are carried at fair value, determined according to Level 3 inputs in the fair value hierarchy described above.

Convertible Debentures

The Company’s convertible debentures consist of a debt instrument, a minimum interest obligation, and a share conversion feature. Certain of the convertible debentures issued by the Company also included warrants to purchase redeemable convertible preferred shares, which were classified as liabilities. The Company identified embedded derivatives related to certain share conversion, extension and repayment features within the convertible notes that required bifurcation as a single compound derivative instrument. At inception, the Company utilized the residual method to determine the value of the debt instrument based on the difference between gross proceeds and the estimated fair value of the embedded derivative and any warrants that were issued. The discounts on debt resulting from any issuance costs, embedded derivatives and warrants are amortized over the life of the debt using the effective interest method. The issuance costs allocated to the embedded derivatives and warrants are expensed at inception.

Debt Issuance Costs

The Company capitalizes certain legal, accounting, and other third-party fees that are directly associated with the issuance of debt as debt issuance costs. Debt issuance costs are recorded as a direct reduction of the

ENGENE INC.

NOTES TO THE FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

carrying amount of the associated debt on the Company’s consolidated balance sheets and amortized as interest expense on the Company’s consolidated statements of operations and comprehensive loss using the effective interest method.

Convertible Debenture Embedded Derivative Liabilities

The Company’s convertible debentures contain certain features that meet the definition of embedded derivatives requiring bifurcation from the convertible debenture instrument as a separate compound derivative. The convertible debenture embedded derivative liabilities is initially measured at fair value on issuance and is subject to remeasurement at each reporting period with changes in fair value recognized in the change in fair value of derivative liabilities, net in the consolidated statements of operations and comprehensive loss.

Warrant Liabilities

The Company accounts for its redeemable convertible preferred shares warrants issued in connection with its various financing transactions based upon the characteristics and provisions of the instrument. Redeemable convertible preferred share warrants classified as liabilities are recorded on the consolidated balance sheets at their fair value on the date of issuance and remeasured to fair value at each reporting period, with the changes in fair value recognized in the change in fair value of warrant liabilities, net in the consolidated statements of operations and comprehensive loss. The Company adjusted the liability for changes in the fair value of these warrants until the earlier of the exercise of the warrants, the expiration of the warrants, or until such time as the warrants were no longer considered liability.

Redeemable Convertible Preferred Shares

The Company records redeemable convertible preferred shares upon issuance at its respective fair value or original issuance price less issuance costs. When warrants to purchase redeemable convertible preferred shares are issued in conjunction with the redeemable convertible preferred shares, the proceeds are allocated to the warrants based on their fair value with the residual amounts being allocated to the redeemable convertible preferred shares. The Company classifies its redeemable convertible preferred shares outside of shareholders’ equity within the temporary equity section of the balance sheet as the redemption of such shares is outside the Company’s control. The Company does not adjust the carrying values of the redeemable convertible preferred shares to redemption value unless it becomes probable that the instrument will become redeemable. As of October 31, 2022, the Company’s redeemable convertible preferred shares was not adjusted to redemption value since the occurrence of these events was not considered probable as of October 31, 2022.

Government Assistance Programs for Research and Development Expenditures

The Company is currently eligible to claim Canadian federal and provincial tax credits as a Canadian controlled private corporation (CCPC) on eligible research and development expenditures. The Canadian federal government offers a tax incentive to companies performing research and development activities in Canada and this tax incentive can be refunded or used to reduce federal income taxes in Canada otherwise payable. Such credits, if not refunded or used in the year earned, can be carried forward for a period of twenty years. The Quebec provincial government offers a similar refundable incentive. The investment tax credits recorded are based on management’s estimates of amounts expected to be recovered and are subject to audit by the taxation authorities, the resulting adjustments of which could be significant.

Amounts received or receivable resulting from government assistance programs, including investment tax credits for research and development, are recognized when there is reasonable assurance that the amount will be

ENGENE INC.

NOTES TO THE FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

received and all attached conditions will be complied with. Reimbursements of eligible research and development expenditures pursuant to government assistance programs are received in cash and recorded as reductions of research and development costs when the related costs have been incurred and there is reasonable assurance regarding collection of the claim. During the years ended October 31, 2022, 2021, and 2020, the Company recorded $1.4 million, $1.6 million, and $1.8 million, respectively, as a reduction of research and development expense associated with research and development investment tax credits.

During the year ended October 31, 2021, the Company also recorded $0.6 million related to government COVID-19 relief programs and $0.3 million from private institutional research grants, which were recorded as a reduction of research and development expense. Additionally during the year ended October 31, 2020, the Company received $0.3 million related to government COVID-19 relief programs which was recorded as a reduction of research and development expense.

Research and Development Expenses

Research and development expenses are comprised primarily of costs incurred for our drug discovery efforts and development of our product candidates. These expenses include salaries, employee benefits, and share-based compensation expense for our research and development personnel, materials, supplies, depreciation on and maintenance of research equipment, the cost of services provided by outside CROs and consultants to conduct research and development activities including costs of clinical trials and manufacturing, and the allocable portions of facility costs, such as rent, utilities, and general support services. All costs associated with research and development are expensed as incurred.

Management estimates the Company’s accrued research and development expenses as of each balance sheet date in the Company’s financial statements based on facts and circumstances known to the Company at that time. If the actual timing of the performance of services or the level of effort varies from the estimate, the Company will adjust the accrual accordingly. Nonrefundable advance payments for goods and services are deferred and recognized as expense in the period that the related goods are consumed or services are performed.

Patent Costs

All patent-related costs incurred in connection with filing and prosecuting patent applications such as direct application fees, and legal and consulting expenses are expensed as incurred due to the uncertainty about the recovery of the expenditure. Patent-related costs are classified as general and administrative expenses within the Company’s consolidated statements of operations.

Share-Based Compensation

The Company has an employee stock option plan (the “ESOP”) and an equity incentive plan (the “EIP”) (collectively, the “Plans”) whereby employees render services as consideration for equity instruments. The Company measures all share-based awards granted to employees, officers, directors and non-employees based on their fair value on the date of the grant and recognizes compensation expense for those awards over the requisite service period, which is generally the vesting period of the respective award. The Company accounts for forfeitures of its share-based awards as they occur. The Company issues share-based awards with service-based vesting conditions. For share-based awards with service-based vesting conditions the Company records the expense using the straight-line method including when such awards have graded vesting.

For all stock options granted at fair value of the non-voting common shares at the time of the grant with service-based vesting, the fair value of each stock option is estimated on the date of grant using the

ENGENE INC.

NOTES TO THE FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

Black-Scholes option-pricing model, which requires inputs based on certain subjective assumptions, including the fair value of the Company’s common shares, expected share price volatility, the expected term of the award, the risk-free interest rate for a period that approximates the expected term of the option, and the Company’s expected dividend yield. The Company determines the volatility for awards granted based on an analysis of reported data for a group of guideline companies that have issued options with substantially similar terms. The expected volatility has been determined using a weighted average of the historical volatility measures of this group of guideline companies. The expected option term was calculated based on the simplified method, which uses the midpoint between the vesting date and the contractual term, as the Company does not have sufficient historical data to develop an estimate based on participant behavior. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. The Company has not paid, and does not anticipate paying, cash dividends on its common shares; therefore, the expected dividend yield is assumed to be zero.

Because there has been no public market for the Company’s common shares, the Board of Directors has determined the fair value of the Company’s common stock based on third-party valuations of the Company’s common shares. Initially, the estimated enterprise equity value of the Company was determined using a market approach and/or cost approach by considering the weighting of scenarios estimated using a back-solve method based on recent financing transactions of the Company. This value was then allocated towards the Company’s various securities of its capital structure using an option pricing method, or OPM, and a waterfall approach based on the order of the superiority of the rights and preferences of the various securities relative to one another. Significant assumptions used in the OPM to determine the fair value of common shares include volatility, discount for lack of marketability, and the expected timing of a future liquidity event such as an initial public offering (“IPO”), or sale of the Company in light of prevailing market conditions. This valuation process creates a range of equity values both between and within scenarios. In addition , the Company’s Board of Directors considered various objective and subjective factors to determine the fair value of the Company’s common shares as of each grant date, including the prices at which the Company sold shares of redeemable convertible preferred shares and the superior rights and preferences of the redeemable convertible preferred shares relative to its common shares at the time of each grant, external market conditions, the progress of the Company’s research and development programs, the Company’s financial position, including cash on hand, and its historical and forecasted performance and operating results, and the lack of an active public market for the Company’s common shares and redeemable convertible preferred shares, among other factors.

The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment and these valuations are sensitive to changes in the unobservable inputs. As a result, if the Company had used different assumptions or estimates or if there are changes to the unobservable inputs, the fair value of its common shares and share-based compensation expense could have been materially different.

The Company’s share-based compensation expense is recorded in general and administrative and research and development expenses in the Company’s consolidated statements of operations and comprehensive loss.

Income Taxes

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s consolidated financial statements. Under this method, deferred tax assets and liabilities are determined based on differences between the consolidated financial

ENGENE INC.

NOTES TO THE FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

statement carrying amounts and the tax bases of the assets and liabilities using the enacted tax rates in effect in the years in which the differences are expected to reverse. A valuation allowance against deferred tax assets is recorded if, based on the weight of the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company accounts for uncertainty in income taxes recognized in the financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more-likely-than-not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the financial statements. The amount of benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties.

Comprehensive Loss

Comprehensive loss includes net loss as well as other changes in shareholders’ deficit that result from transactions and economic events other than those with shareholders. The Company’s comprehensive loss includes foreign currency translation.

Net Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted net loss per share is computed using the weighted-average number of common shares outstanding during the period and, if dilutive, the weighted-average number of potential shares of common shares. Net loss per share attributable to common shareholders is calculated using the two-class method, which is an earnings allocation formula that determines net loss per share for the holders of the Company’s common shares and participating securities. Net loss attributable to common shareholders is allocated first based on dividend rights and then to common and preferred shareholders based on ownership interests on an as-converted basis as if all the earnings for the period had been distributed.

When considering the impact of the convertible equity instruments, diluted net loss per share is computed using the more dilutive of (a) the two-class method or (b) the if-converted method. The Company allocates earnings first to preferred shareholders and warrant holders based on dividend rights and then to common and preferred shareholders and warrant holders based on ownership interests. The weighted-average number of common shares included in the computation of diluted net loss gives effect to all potentially dilutive common equivalent shares, including outstanding stock options, warrants, and the potential issuance of common shares upon the conversion of the convertible notes. Common stock equivalent shares are excluded from the computation of diluted net loss per share if their effect is antidilutive. In periods in which the Company reports a net loss attributable to common shareholders, diluted net loss per share attributable to common shareholders is generally the same as basic net loss per share attributable to common shareholders because dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. See Note 13, Net Loss per Share, for further detail.

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which sets out the principles for the recognition, measurement, presentation, and disclosure of leases for both parties to a

ENGENE INC.

NOTES TO THE FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

contract (i.e., lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less may be accounted for similar to existing guidance for operating leases today. For nonpublic entities, this guidance is effective for annual periods beginning after December 15, 2021 and interim periods with fiscal years beginning after December 15, 2022. In July 2018, the FASB issued ASU No. 2018-11, Leases (Topic 842), which added an optional transition method under which financial statements may be prepared under the revised guidance for the year of adoption, but not for prior years. Under the latter method, entities will recognize a cumulative catch-up adjustment to the opening balance of retained earnings in the period of adoption. The Company adopted this guidance on November 1, 2019.

In December 2019, the FASB issued ASU No. 2019-12, or ASU-2019-12, Simplifying the Accounting for Income Tax, which contains several provisions that reduce financial statement complexity including removing the exception to the incremental approach for intra-period tax expense allocation when a company has a loss from continuing operations and income from other items not included in continuing operations. The Company adopted this accounting standard as of November 1, 2021 with no material impact on its consolidated financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies and clarifies certain calculation and presentation matters related to convertible and equity and debt instruments. Specifically, ASU 2020-06 removes requirements to separately account for conversion features as a derivative under ASC Topic 815 and removing the requirement to account for beneficial conversion features on such instruments. ASU 2020-06 also provides clearer guidance surrounding disclosure of such instruments and provides specific guidance for how such instruments are to be incorporated in the calculation of Diluted EPS. The Company adopted this standard on November 1, 2020 with no material impact on the consolidated financial statements and related disclosures.

In November 2021, the FASB issued ASU 2021-10, Government Assistance (Topic 832): Disclosure by Business Entities about Government Assistance (“ASU 2021-10”), which improves the transparency of government assistance received by most business entities by requiring the disclosure of: (1) the types of government assistance received; (2) the accounting for such assistance; and (3) the effect of the assistance on a business entity’s financial statements. This guidance is effective for financial statements issued for annual periods beginning after December 15, 2021. The Company adopted ASU 2021-10 effective November 1, 2021 and included incremental financial statement disclosures, and the adoption did not have a material impact on its consolidated financial statements.

Recently Issued Accounting Pronouncements—Not Yet Adopted

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326)—Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This new standard changes the impairment model for most financial assets and certain other instruments. Entities will be required to use a model that will result in the earlier recognition of allowances for losses for trade and other receivables, held-to-maturity debt securities, loans, and other instruments. For available-for-sale debt securities with unrealized losses, the losses will be recognized as allowances rather than reductions in the amortized cost of the securities. In November 2019, the FASB issued ASU 2019-10, Financial Instruments – Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842) (“ASC 2019-10”), which defers the effective date of ASU

ENGENE INC.

NOTES TO THE FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

2016-13 to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, for entities meeting the definition of a smaller reporting company. The Company will adopt ASU 2016-13 effective November 1, 2023. The Company is currently evaluating the effect of the adoption of ASU 2016-13 on the consolidated financial statements.

3.	Fair Value Measurements

The following table presents the Company’s fair value hierarchy for financial assets and liabilities measured as of October 31, 2022 and 2021:

	October 31, 2022
Description	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Observable Inputs (Level 3)
Liabilities
Convertible debenture embedded derivative liabilities	$3,791	$—	$—	$3,791
Warrant liabilities	11,456	—	—	11,456

Total financial liabilities	$15,247	$—	$—	$15,247

	October 31, 2021
Description	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Observable Inputs (Level 3)
Liabilities
Convertible debenture embedded derivative liabilities	$602	$—	$—	$602
Warrant liabilities	9,088	—	—	9,088

Total financial liabilities	$9,690	$—	$—	$9,690

As of October 31, 2022, and 2021, the Company had no financial assets that required fair value measurement.

As of October 31, 2022 and 2021, the Company had Level 3 financial liabilities that were measured at fair value on a recurring basis. The Company’s convertible debenture embedded derivative liabilities and warrant liabilities were carried at fair value determined using Level 3 inputs in the fair value hierarchy.

During the years ended October 31, 2022 and 2021, there were no transfers or reclassifications between fair value measure levels of liabilities. The carrying values of all financial current assets, accounts payable and accrued expenses approximate their fair values due to the short-term nature of these assets and liabilities.

Convertible Debentures Embedded Derivative Liabilities

The Company’s convertible debentures contain equity conversion options, extension features, and certain repayment features, that have been identified as a single compound embedded derivative requiring bifurcation from the host contract. The Company estimated the fair value of the convertible debenture embedded derivative

ENGENE INC.

NOTES TO THE FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

liabilities on issuance using a probability weighted scenario expected return model. The estimated probability and timing of underlying events triggering the conversion and liquidity repayment features and probability of exercise of the extension features within the convertible debentures as well as discount rates, volatility and share prices are inputs used to determine the estimated fair value of the embedded derivative.

The assumptions ranges that the Company used to determine the fair value of the convertible debentures embedded derivative liabilities for the notes that were outstanding during each respective year (refer to Note 9 for description of notes) were as follows:

	Year Ended October 31,
	2022	2021	2020
Probability of qualified financing*	60%**	50% – 95%	50%
Volatility	85%	75% – 80%	70% – 80%
Share price (CAD)	$2.20	$1.02 – $2.0	$1.02
Discount rate	10.4% – 18.4%	12.6% – 35.0%	12.6% – 35.0%
Expected time to respective scenarios	0.4 years	0.5 – 1.9 years	0.3 – 3.0 years

*	The probability represents the cumulated probabilities of conversion at various dates before maturity.
**	For 2022, the probability includes the probability of a SPAC transaction (which corresponds to a listing event for the 2022 Notes and to a liquidity event for the BDC Notes).

In June of 2021, certain of the outstanding convertible debentures converted into shares of the Company’s redeemable convertible Preferred Shares, and thus the associated derivative liabilities were marked to fair value immediately prior to conversion, upon which they were settled. Refer to Note 9 for further discussion.

The following table provides a summary of the change in the estimated fair value of the Company’s convertible debentures embedded derivative liabilities:

Total
Balance as of October 31, 2020	1,388
Fair value of convertible debenture embedded derivative liabilities recognized upon issuance and modification of convertible notes	676
Change in fair value of convertible debenture embedded derivative liabilities	9
Extinguishment of convertible debenture embedded derivative liabilities upon conversion	(4,038)
Change in convertible debenture embedded derivative due to modification of convertible debentures	2,430
Foreign exchange rate adjustment	137

Balance as of October 31, 2021	602
Fair value of convertible debenture embedded derivative liabilities recognized upon issuance	3,500
Change in fair value of convertible debenture embedded derivative liabilities	(269)
Foreign exchange rate adjustment	(42)

Balance as of October 31, 2022	$3,791

ENGENE INC.

NOTES TO THE FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

Warrant Liabilities

The Company issued warrants to purchase shares of redeemable convertible preferred shares as part of the issuance of certain redeemable convertible preferred shares, convertible debentures, and term loan. The Company estimates the fair value of its warrant liabilities using a Modified Black-Scholes option-pricing model, which includes assumptions that are based on the individual characteristics of the warrants on the valuation date, and assumptions related to the fair value of the underlying redeemable convertible preferred shares, expected volatility, expected life, dividends, risk-free interest rate and discount for lack of marketability (“DLOM”). Due to the nature of these inputs, the warrants are considered a Level 3 liability.

The weighted average expected life was estimated based on the weighting of scenarios considering the probability of different terms up to the contractual term of 10 years in light of the expected timing of a future exit event. The Company determines the expected volatility based on an analysis of reported data for a group of guideline companies that have issued instruments with substantially similar terms. The expected volatility has been determined using a weighted average of the historical volatility measures of this group of guideline companies. The risk-free interest rate is determined by reference to the Canadian treasury yield curve in effect at the time of measurement of the warrant liabilities for time periods approximately equal to the weighted average expected life of the warrants. We have not paid, and do not anticipate paying, cash dividends on our redeemable convertible preferred shares; therefore, the expected dividend yield is assumed to be zero.

Because there is no public market for the underlying redeemable convertible preferred shares, the Company has determined their fair value based on third-party valuations. Initially, the estimated the enterprise equity value of the Company was determined using a market approach and/or cost approach by considering the weighting of scenarios estimated using a back-solve method based on recent financing transactions of the Company. This value was then allocated towards the Company’s various securities of its capital structure using an option pricing method, or OPM, and a waterfall approach based on the order of the superiority of the rights and preferences of the various securities relative to one another. Significant assumptions used in the OPM to determine the fair value of redeemable convertible preferred shares include volatility, DLOM, and the expected timing of a future liquidity event such as an IPO or sale of the Company, in light of prevailing market conditions. This valuation process creates a range of equity values both between and within scenarios.

In addition to considering the results of these valuations, the Company considered various objective and subjective factors to determine the fair value of the Company’s preferred shares as of each valuation date, including the prices at which the Company sold redeemable convertible preferred in the most recent transactions, external market conditions, the progress of the Company’s research and development programs, the Company’s financial position, including cash on hand, and its historical and forecasted performance and operating results, and the lack of an active public market for the Company’s redeemable convertible preferred shares, among other factors.

The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment and these valuations are sensitive to changes in the unobservable inputs. As a result, if we had used different assumptions or estimates, or if there are changes to the unobservable inputs, the fair value of the warrants shares could have been materially different.

ENGENE INC.

NOTES TO THE FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

The assumptions that the Company used to determine the fair value of the warrant liabilities as of each period end were as follows:

	Year Ended October 31,
	2022	2021	2020
Weighted average expected life (in years)	3.0	3.0	3.0
Expected volatility	78.0%	70.0%	72.5%
Risk-free interest rate	3.92%	1.00%	0.24%
Expected dividend yield	—	—	—
Preferred share price – Class B (CAD)	$—	$—	$1.018
Preferred share price – Class C (CAD)	$2.20	$2.00	$—
Exercise price – Class B (CAD)	$—	$—	$2.175
Exercise price – Class C (CAD)	$2.632	$2.632	$—

The following table provides a summary of the change in the estimated fair value of the Company’s warrant liabilities:

Total
Balance as of October 31, 2020	$596
Warrant liabilities recognized upon issuance of Preferred Shares and convertible notes	4,166
Change in fair value of warrant liabilities	4,171
Foreign exchange rate translation adjustment	155

Balance as of October 31, 2021	$9,088

Warrant liabilities recognized upon issuance of term loan	90
Change in fair value of warrant liabilities	3,326
Foreign exchange rate translation adjustment	(1,048)

Balance as of October 31, 2022	$11,456

4.	Property and Equipment, Net

As of October 31, 2022 and 2021, property and equipment, consisted of the following:

	October 31,	October 31,
	2022	2021
Lab equipment	$1,472	$1,514
Computer equipment	221	227
Computer software	70	47
Office furniture	55	61
Leasehold improvements	122	129

Property and equipment	1,940	1,978
Less: accumulated depreciation and amortization	1,553	1,463

Property and equipment, net	$387	$515

Depreciation and amortization expense related to property and equipment was $0.2 million, $0.3 million and $0.3 million for the years ended October 31, 2022, 2021 and 2020, respectively.

ENGENE INC.

NOTES TO THE FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

5.	Accrued Expenses and Other Current Liabilities

As of October 31, 2022 and 2021, accrued expenses consisted of the following:

	October 31,	October 31,
	2022	2021
Accrued research and development expenses	$1,845	$118
Professional fees	573	138
Employee compensation and related benefits	676	829
Accrued income tax payable	22	—
Other	—	21

Total accrued expenses and other current liabilities	$3,116	$1,106

6.	License Agreement

License Agreement – Nature Technology Corporation

On April 10, 2020, the Company entered into a Non-Exclusive License Agreement (the “License Agreement”) with Nature Technology Corporation (“NTC”) whereby the Company licenses certain rights to the technology of radiopharmaceutical products from NTC for commercialization. Under the terms of the License Agreement, NTC granted to the Company and its affiliates a non-exclusive, royalty-bearing, sublicensable license to research, have researched, develop, have developed, make, have made, use, have used, import, have imported, sell, offer to sell, and have sold or offered for sale any product in the defined license field. Unless terminated earlier, the NTC license agreement will continue until no valid claim of any licensed patent exists in any country. The Company can voluntarily terminate the license agreement with prior notice to NTC.

The Company paid NTC an initial, upfront fee of $50 which was recorded as research and development expense upon entering into the License Agreement. Beginning on the first anniversary of the effective date of the License Agreement and on each subsequent anniversary, the Company is required to pay NTC a $50 annual maintenance fee. The Company is also required to make a payment to NTC of $50 upon assigning the License Agreement to a third party.

The License Agreement provides for a one-time payment of $50 for the first dose of a milestone product, as defined in the License Agreement, in the first patient in a Phase I clinical trial or, if there is no Phase I clinical trial, in a Phase II clinical trial, as well as a one-time payment of $450 upon regulatory approval of a milestone product by the U.S. Food and Drug Administration. The first milestone related to the first dose of a milestone product, was achieved during the year ended October 31, 2021. The second milestone, regulatory approval of a milestone product, has not yet been achieved as of the year ended October 31, 2022. The Company is also required to pay NTC a royalty percentage in the low single digits of the aggregate net product sales in a calendar year by the Company, its affiliates or sublicensees on a product-by-product and country-by-country basis, as long as the composition or use of the applicable product is covered by a valid claim in the country where the net sales occurred. Royalty obligations under the license agreement will continue until the expiration of the last valid claim of a licensed patent covering such licensed product in such country.

In the event that the Company or any of its affiliates or sublicensees manufactures any Good Manufacturing Practice (“GMP”) lot of a product, then the Company or any such affiliate or sublicensee is obligated to pay NTC an amount per manufactured gram of GMP (or its equivalent) lot of product, which varies based on the volume manufactured. The payment will expire on a product-by-product basis upon receipt of regulatory approval to market a product in any country in the licensed territory.

ENGENE INC.

NOTES TO THE FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

During each of the years ended October 31, 2022, 2021 and 2020, the Company incurred $50 of expenses related to the annual maintenance fee under the License Agreement recorded within research and development expenses.

7.	Current portion of notes payable

On April 22, 2021, the Company entered into a short-term borrowing contract for $2.0 million as an advance on the Company’s expected Investment Tax Credit claims for the fiscal years ended October 31, 2021 and 2020. The loan bears interest at an annual fixed rate of 7.95% and the total amount was payable at the earliest of (i) 18 months after the end of the last financed fiscal year; (ii) the date of the receipt of the last reimbursement from the government authorities; or (iii) the occurrence of an event of default, as defined by the short-term borrowing contract. On May 27, 2021, the Company made a partial principal repayment of $1.0 million The remaining principal amount of $1.0 million was paid on December 29, 2021. There are no outstanding amounts associated with the short-term borrowing contract as of October 31, 2022.

The current portion of notes payable of $1.3 million as of October 31, 2022 represents the current portion of the Note Payable, as further described in Note 8.

8.	Note Payable

2021 Loan and Security Agreement

On December 30, 2021, the Company entered into a Loan and Security Agreement with Hercules Capital, Inc. (“Hercules” or the “Lender”) for the issuance of a term loan facility of up to an aggregate principal amount of up to $20.0 million (the “Term Loans”). The Loan Agreement provides for (i) an initial term loan advance of $7.0 million, which closed on December 30, 2021, (ii) subject to the achievement of certain Clinical Milestones (“Clinical Milestone”), a right of the Company to request that the Lender make additional term loan advances to the Company in an aggregate principal amount of up to $4.0 million from the achievement of the Clinical Milestone through June 15, 2022, which was drawn in June 2022, and (iii) subject to the achievement of certain financial milestones (“Financial Milestone”), a right of the Company to request that the Lender make additional term loan advances to the Company in an aggregate principal amount of up to $9.0 million from achievement of the Financial Milestone through December 15, 2022, which was not achieved. The Company is required to pay an end of term fee (“End of Term Charge”) equal to 6.35% of the aggregate principal amount of the Term Loans advances upon repayment.

The Term Loans mature on July 1, 2025, with no option for extension (the “Maturity Date”).

The Term Loan bears interest at an annual rate equal to the greater of (i) 8.25% plus the prime rate of interest as reported in the Wall Street Journal minus 3.25% and (ii) 8.25% provided, that, from and after the date the Company achieves the financial milestone, as defined within the agreement, the reference to 8.25% in clauses (i) and (ii) is reduced to 8.15%. Borrowings under the Loan and Security Agreement are repayable in monthly interest-only payments through June 2023. After the interest-only payment period, borrowings under the Loan and Security Agreement are repayable in equal monthly payments of principal and accrued interest until the Maturity Date. At the Company’s option, the Company may elect to prepay all, but not less than all, of the outstanding term loan by paying the entire principal balance and all accrued and unpaid interest thereon plus a prepayment charge equal to the following percentage of the principal amount being prepaid: (i) 3.0% of the principal amount outstanding if the prepayment occurs in any of the first twelve months following the closing date of the last draw down; (ii) 2.0% of the principal amount outstanding if the prepayment occurs after the first

ENGENE INC.

NOTES TO THE FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

twelve months following the closing date of the last draw down, but on or prior to twenty-four months following the closing date of the last draw down; and 1.0% of the principal amount outstanding at any time thereafter but prior to the Maturity Date.

In connection with the Loan Agreement, the Company granted Hercules a security interest senior to any current and future debts and to any security interest, in all of the Company’s right, title, and interest in, to and under all of Company’s property and other assets, and certain equity interests and accounts of enGene, subject to limited exceptions including the Borrower’s intellectual property. The Loan Agreement also contains certain events of default, representations, warranties and non-financial covenants of the Company.

The debt discount and issuance costs are being accreted to the principal amount of debt and being amortized from the date of issuance through the Maturity Date to interest expense using the effective-interest rate method. The effective interest rate of the outstanding debt under the Loan Agreement is approximately 15.9%.

As of October 31, 2022 the carrying value of the note payable consists of the following:

Note payable, including End of Term Charge	$11,699
Debt discount, net of accretion	(891)
Accrued interest	106

Note payable, net of discount	$10,914

There were no outstanding note payable balances in the year ended October 31, 2021. During the year ended October 31, 2022, the Company recognized $1.0 million of interest expense related to the Loan Agreement, of which $0.3 million was related to the amortization of the debt discount.

Through October 31, 2022, the Company borrowed $11.0 million under the Loan Agreement and incurred $1.1 million of debt discount and issuance costs inclusive of facility fees, legal fees, End of Term Charge and fair value of the warrants (described below).

Estimated future principal payments due under the Loan Agreement, including the contractual End of Term Charge are as follows as of October 31, 2022:

Note Principal Payments
2023	$1,586
2024	5,134
2025	4,979

Total principal payments, including End of Term Charge	$11,699

As of October 31, 2022, based on borrowing rates available to the Company for loans with similar terms and consideration of the Company’s credit risk, the carrying value of the Company’s variable interest rate debt, excluding unamortized debt issuance costs, approximates fair value.

Hercules Warrants

Under the Loan and Security Agreement, the Company agreed to issue to Hercules warrants (the “Hercules Warrants”) to purchase a number of shares of the Company’s Preferred Shares at the exercise price equal to 2.5%

ENGENE INC.

NOTES TO THE FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

of the aggregate amount of the Term Loans that are funded, as such amounts are funded. On the Closing Date, the Company issued a warrant to purchase 84,714 Class C Preferred Shares which were determined to have a fair value of $34 thousand upon issuance. On the second tranche closing, in June 2022, the Company issued an additional warrant to purchase 48,978 Class C Preferred Shares which were determined to have a fair value of $23 thousand upon issuance. The initial Hercules Warrant values are recorded as a discount to the term loan and are being amortized to interest expense using the effective interest method over the life of the Term Loans. The Company remeasures the fair value of the warrants at each reporting date with changes being recorded as a change in the fair value of the warrant liabilities. During the year ended October 31, 2022 the Company recorded a change in fair value of $9 thousand related to the warrants.

The Hercules Warrants will be exercisable for a period of ten years from the date of the issuance of each warrant at a per-share exercise price equal to $2.632 Canadian Dollars, subject to certain adjustments as specified in the warrants. In addition, the Company has granted to the holders of the Hercules Warrants certain registration rights on a pari passu basis with the holders of outstanding Preferred Shares and warrants to purchase Preferred Shares.

The Company accounted for the warrants as a liability since they were indexed to the Company’s Preferred Shares classified as temporary equity.

9.	Convertible Debentures

The Company has issued convertible debentures to various investors. The outstanding principal, accrued interest, and unamortized deferred financing costs of the convertible debentures recorded on the balance sheet as of each year end are as follows:

	October 31,	October 31,
	2022	2021
2019 Notes	$—	$—
2020 Notes	—	—
2021 Notes	—	—
BDC Notes	2,497	2,445
2022 Notes	14,908	—

Total Convertible debentures	$17,405	$2,445

2019 Notes

During the year ended October 31, 2019 the Company issued convertible debentures for an aggregate principal amount of $7.6 million in three separate issuances: $2.2 million in January 2019 (the “January 2019 Notes”), $2.3 million in April 2019 (the “April 2019 Notes”), and $3.1 million in July 2019 (the “July 2019 Notes”) (collectively, the “2019 Notes). The 2019 Notes had an original maturity of twelve months from the issuance date and accrued interest at a rate of 8% per annum. The 2019 Notes are automatically convertible into the Company’s shares issued as part of an equity financing of at least $35.0 million Canadian Dollars (a “Qualified Financing”) at a price of 80% of the price of the qualified financing shares. In the event of a non-qualified financing event in which the Company does not raise $35.0 million Canadian Dollars (“Non-qualified Financing”), the noteholder majority has the option to convert the debentures into the Non-qualified Financing shares, at a price equal to 80% of the price paid per share in the Non-qualified Financing. In the event of a Qualified Financing or Non-Qualified Financing, the noteholder majority may elect

ENGENE INC.

NOTES TO THE FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

to convert the debentures into the Company’s Class B redeemable convertible preferred shares at price equal to the issue price of the Class B redeemable convertible preferred shares of $2.17315 CAD, instead of being converted into Qualified Financing shares or Non-Qualified Financing shares. Additionally, upon a change of control, the noteholder majority has the option to require repayment of the debentures at an amount equal to two times the principal and accrued interest. In the event of default, the noteholder majority has the option to require payment of the principal and accrued interest amounts. Further, upon maturity of the 2019 Notes, at the option of a noteholder majority, the principal amount and accrued and unpaid interest shall be converted into Class B redeemable convertible preferred shares equal to the issue price (as defined in the Company’s articles) in effect as of the maturity date.

Upon issuance of the 2019 Notes, the Company identified embedded derivatives related to equity conversion and extension features which required bifurcation as a single compound derivative instrument. The Company estimated the fair value of the embedded derivative liabilities upon each issuance, establishing an aggregate initial derivative liability of $0.9 million upon issuance. The Company remeasured the fair value of the embedded derivatives at each reporting period, with the subsequent changes in the fair value of the derivative being recorded in the changes in fair value of derivative liabilities in the statement of operations and comprehensive loss. The Company incurred an aggregate of $131 of debt issuance costs associated with the issuance of the 2019 Notes, of which a portion were recorded as a reduction of the carrying value and amortized to interest expense over the term of the note, and a portion of which was allocated to the embedded derivative liabilities which were expensed as incurred.

In February 2020, in conjunction with the issuance of the February 2020 Notes (as defined below), the terms of the 2019 Notes were modified to extend the maturity date of each of the 2019 Notes to February 14, 2021. The modification was accounted for as an extinguishment, resulting in a gain on modification of the 2019 and 2020 Notes of $1.6 million, which is recognized in other (income) expense, net, within the Company’s consolidated statements of operations and comprehensive loss and was recorded during the year ended October 31, 2020.

In December 2020 the terms of the 2019 and 2020 Notes were further modified to extend the maturity date for all of the 2019 Notes to December 31, 2021, or such later date, determined by the majority shareholder. The modification was accounted for as an extinguishment, resulting in a gain on modification of the 2019 and 2020 Notes of $1.7 million, which is recognized in in other (income) expense, net within the Company’s consolidated statements of operations and comprehensive loss and was recorded during the year ended October 31, 2021.

2020 Notes

During the year ended October 31, 2020, the Company issued convertible debentures for an aggregate amount of $10.8 million to certain of its shareholders in two separate issuances: $5.1 million in February 2020 (the “February 2020 Notes”) and $5.7 million in June 2020 (the “June 2020 Notes”) (collectively, the “2020 Notes”). The February 2020 Notes had an initial maturity of February 14, 2021, with an option to extend the maturity date to February 14, 2022 upon the election of a 65% majority of the noteholders, and the June 2020 Notes had an initial maturity date of December 31, 2020, with an option to extend the maturity date to December 31, 2021, upon the election of a 65% majority of the noteholders. The 2020 Notes bear interest at 8% per annum. The 2020 Notes are automatically convertible into the Company’s shares issued as part of an equity financing of at least $35.0 million Canadian Dollars (a “Qualified Financing”) at a price of 80% of the price of the qualified financing shares. In the event of a non-qualified financing event in which the Company does not raise $35.0 million Canadian Dollars (“Non-qualified Financing”), the noteholder majority has the option to convert the debentures into the Non-qualified Financing shares, at a price equal to 80% of the price paid per share in the Non-qualified Financing. In the event of a Qualified Financing or Non-Qualified Financing, the

ENGENE INC.

NOTES TO THE FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

noteholders majority may elect to convert the debentures into the Company’s Class B redeemable convertible preferred shares at price equal to the issue price of the Class B redeemable convertible preferred shares of $2.17315 CAD, instead of being converted into Qualified Financing shares or Non-Qualified Financing shares. Additionally, upon a change of control, the noteholder majority has the option to require repayment of the debentures at an amount equal to two times the principal and accrued interest. In the event of default, the noteholder majority has the option to require payment of the principal and accrued interest amounts. Further, upon maturity of the 2020 Notes, at the option of a noteholder majority, the principal amount and accrued and unpaid interest shall be converted into Class B redeemable convertible preferred shares equal to the issue price (as defined in the Company’s articles) in effect as of the maturity date.

Upon issuance of the 2020 Notes, the Company identified embedded derivatives related to equity conversion and extension features which required bifurcation as a single compound derivative instrument. The Company estimated the fair value of the embedded derivative liabilities upon each issuance, establishing an initial aggregate derivative liability of $0.8 million upon issuance. The Company remeasured the fair value of the embedded derivatives at each reporting period, with the subsequent changes in the fair value of the derivative being recognized in change in fair value of derivative liability, within the Company’s consolidated statements of operations and comprehensive loss. The Company incurred an aggregate amount of $162 of debt issuance costs associated with the issuance of the 2020 Notes, of which a portion were recorded as a reduction of the carrying value and are amortized to interest expense over the term of the note, and a portion of which was allocated to the embedded derivative liabilities and warrant liabilities which were expensed as incurred.

As part of the issuance of the February 2020 Notes the Company issued 3,088,188 warrants to purchase the Company’s Class B redeemable convertible preferred shares, respectively (the “February 2020 Warrants”). The February 2020 Notes Warrants were issued at an exercise price of $2.17315 Canadian Dollars per share and are exercisable at any time until February 14, 2030. Additionally, as part of the issuance of the June 2020 Notes, the Company issued 3,576,971 warrants to purchase the Company’s Class B redeemable convertible preferred shares (the “June 2020 Warrants”) at an exercise price of $2.175315 Canadian Dollars per share, which are exercisable at any time until June 25, 2030. The February 2020 Warrants and the June 2020 Warrants were determined to be liabilities. The Company estimated the fair value of the warrant liabilities upon each issuance, establishing an aggregate warrant liability of $1.7 million at issuance. The Company remeasured the fair value of the warrant liabilities at each reporting period, with the subsequent changes in the fair value of the warrant liabilities being recognized as change in fair value of warrant liabilities within the Company’s consolidated statements of operations and comprehensive loss.

In December 2020 the terms of the 2019 and 2020 Notes were modified to extend the maturity date through December 31, 2021. The modification was accounted for as an extinguishment, resulting in a gain on modification of the 2019 and 2020 Notes of $1.7 million, which is recognized in other (income) expense, net, within the Company’s consolidated statements of operations and comprehensive loss that was recorded during the year ended October 31, 2021.

2021 Notes

During the year ended October 31, 2021, the Company issued convertible debentures for an aggregate amount of $6.1 million in February 2021 (the “2021 Notes”). The 2021 Notes had an initial maturity of December 31, 2021, with an option to extend the maturity date upon the election of a 65% majority of the noteholders. The 2021 Notes bear interest at 8% per annum. The 2021 Notes are automatically convertible into the Company’s shares issued as part of an equity financing of at least $35.0 million Canadian Dollars (a “Qualified Financing”) at a price of 80% of the price of the qualified financing shares. In the event of a

ENGENE INC.

NOTES TO THE FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

non-qualified financing event in which the Company does not raise $35.0 million Canadian Dollars (“Non-qualified Financing”), the noteholder majority has the option to convert the debentures into the Non-qualified Financing shares, at a price equal to 80% of the price paid per share in the Non-qualified Financing. In the event of a Qualified Financing or Non-Qualified Financing, the noteholders majority may elect to convert the debentures into the Company’s Class B redeemable convertible preferred shares at price equal to the issue price of the Class B redeemable convertible preferred shares of $2.17315 CAD, instead of being converted into Qualified Financing shares or Non-Qualified Financing shares. Additionally, upon a change of control, the noteholder majority has the option to require repayment of the debentures at an amount equal to two times the principal and accrued interest. In the event of default, the noteholder majority has the option to require payment of the principal and accrued interest amounts. Further, upon maturity of the 2021 Notes, at the option of a noteholder majority, the principal amount and accrued and unpaid interest shall be converted into Class B redeemable convertible preferred shares equal to the issue price (as defined in the Company’s articles) in effect as of the maturity date.

Upon issuance of the 2021 Notes, the Company identified embedded derivatives related to the equity conversion and extension features which required bifurcation as a single compound derivative instrument. The Company estimated the fair value of the embedded derivative liabilities upon issuance at $0.6 million. The Company remeasured the fair value of the embedded derivatives at each reporting period, with the subsequent changes in the fair value of the derivative within the Company’s consolidated statements of operations and comprehensive loss. As part of the issuance of the 2021 Notes, the Company incurred an aggregate of $24 of debt issuance costs of which a portion were recorded as a reduction of the carrying value of the 2021 Notes, and a portion was allocated to the embedded derivative liabilities and warrant liabilities which were expensed as incurred.

As part of the issuance of the 2021 Notes the Company issued 3,576,971 warrants to purchase the Company’s Class B redeemable convertible preferred shares, respectively (the “2021 Warrants”). The 2021 Warrants were issued at an exercise price of $2.175315 CAD per share and are exercisable at any time until February 14, 2030. The 2021 Warrants were determined to be liabilities. The Company estimated the fair value of the warrant liabilities upon issuance, establishing a warrant liability of $0.8 million. The Company remeasured the fair value of the warrant liabilities at each reporting period, with the subsequent changes in the fair value of the warrant liabilities being recognized in change in fair value of warrant liabilities within the Company’s consolidated statements of operations and comprehensive loss.

2019 Notes, 2020 Notes, and 2021 Notes Conversion

On June 30, 2021, the holders of the 2019 Notes, 2020 Notes, and 2021 Notes (the “Notes”) elected to convert the notes and all accrued interest into Class B redeemable convertible preferred shares at a conversion price of $2.175315 CAD per share, resulting in an issuance of 16,464,646 Class B redeemable convertible preferred shares. Immediately following the conversion of the Notes into Class B redeemable convertible preferred shares, they were exchanged into Class C redeemable convertible preferred shares with the exception of one holder who retained 864,570 shares of Class B redeemable convertible preferred shares as they did not participate in the share exchange. The conversion of the Notes into Series B redeemable convertible preferred shares was accounted for as a conversion, with the carrying value of the Notes recorded into Class B redeemable convertible preferred shares. Upon the exchange of the Class B redeemable convertible preferred shares into Class C redeemable convertible preferred shares, the Company recorded the Class C redeemable convertible preferred shares at their fair value. The difference between the carrying value of the Class B redeemable convertible preferred shares and the fair value of the Class C redeemable convertible preferred shares that were exchanged resulted in a gain of $2.8 million which was recorded to additional paid in capital.

ENGENE INC.

NOTES TO THE FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

BDC Notes

In September 2020, the Company issued a convertible debenture to the Business Development Bank of Canada (“BDC”) in the amount of $2.2 million (the “BDC Notes”). The debt bears interest at rate of 8% per annum and had an initial maturity date of September 28, 2023. In December 2021 the Company amended the agreement which resulted in the maturity date extending to September 29, 2025. The BDC Notes are convertible at the option of the Holder into the Company’s Class B redeemable convertible preferred shares at a price of 80% of the price paid per share in qualified financing, as defined within the BDC convertible debenture agreement. The issuance of the Term Loan in 2021 met the definition of a qualified financing per the BDC convertible debenture agreement. As the conversion option was not exercised upon the issuance of the Term Loan, the conversion right upon a qualified financing were waived. There are optional conversion options that still exist if the Company is in default, as defined under the terms of the BDC Notes, or in the event of certain liquidation events, as defined within the BDC Notes, which allow for conversion of the BDC Note into the most senior share outstanding at the time of the event. If a liquidation event, as defined within the BDC Note agreement, and which includes a SPAC transaction, is consummated after a qualified financing, and optional conversion is not elected, the Company is required to pay the investor in cash, the outstanding principal and the accrued but unpaid interest and in addition an amount equal to 20% of the principal.

Upon issuance of the BDC Notes, the Company identified embedded derivatives related to the equity conversion features and liquidity event repayment features which required bifurcation as a single compound derivative instrument. The Company estimated the fair value of the embedded derivative liabilities upon issuance at $0.2 million. The Company remeasured the fair value of the embedded derivatives in effect at each reporting period, with the subsequent changes in the fair value of the derivative being recognized in changes in fair value of derivatives within the Company’s consolidated statements of operations and comprehensive loss. As part of the issuance of the BDC Notes, the Company incurred an aggregate of $36 of debt issuance costs of which a portion were recorded as a reduction of the carrying value of the BDC Notes, and a portion was allocated to the embedded derivative liabilities which were expensed as incurred.

As of October 31, 2022, based on borrowing rates available to the Company for loans with similar terms and consideration of the Company’s credit risk, the carrying value of the Company’s BDC Notes, excluding unamortized debt issuance costs, approximates fair value.

2022 Notes

During the year ended October 31, 2022, the Company issued convertible debentures for an aggregate amount of $18.4 million on October 20, 2022 (the “2022 Notes”). The 2022 Notes had an initial maturity that is the later of (i) three years from the date of issuance; or (ii) the maturity date of the 2021 Loan and Security Agreement (see Note 8). The 2022 Notes bear interest at 10% per annum commencing on the date of issuance. The 2022 Notes are automatially convertible into common shares or redeemable convertible preferred shares (“Captial Shares”) of the Company, which ever is issued by the Company in a qualified financing of Capital Shares that is not a listing event with an aggregate consideration of $50.0 million. The outstanding principal and accrued interest will convert at a price of 85% of the price paid in such qualified financing. In the event of a non-qualified financing, the noteholder majority has the option to convert the debentures to Capital Shares issued in the non-qualified financing event, at a price equal to 85% of the price paid per share in the non-qualified Financing. Additionally, upon a listing event such as an initial public offering, the 2022 Notes will be automatically converted into the number of common shares equal to the quotient by dividing the outstanding principal and interest by the listing price, except if the listing event is a SPAC business combination, following

ENGENE INC.

NOTES TO THE FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

which the 2022 Notes will be automatically converted into common shares based on the outstanding principal excluding interest. In the event of default, the noteholder majority has the option to require payment of the principal and accrued interest amounts or to convert the outstanding principal and accrued interest into the number of the then most senior share class of the Company or common shares at the issue price of such shares at that date. Further, upon maturity of the 2022 Notes, at the option of a noteholder majority, the principal amount and accrued and unpaid interest shall be repaid in full or converted into the number of the then most senior share class or the Company or common shares.

Upon issuance of the 2022 Notes, the Company identified embedded derivatives related to the equity conversion features which required bifurcation as a single compound derivative instrument. The Company estimated the fair value of the embedded derivative liabilities upon issuance at $3.5 million. Given the close proximity between the issuance date of the notes and the Company’s year ended October 31, 2022, no change in fair value was recorded related to the embedded derivative liabilities identified as part of the issuance of the 2022 Notes. As part of the issuance of the 2022 Notes, the Company incurred an aggregate of $44 of debt issuance costs of which a portion were recorded as a reduction of the carrying value of the 2022 Notes, and a portion was allocated to the embedded derivative liabilities which were expensed as incurred.

As of October 31, 2022, based on borrowing rates available to the Company for loans with similar terms and consideration of the Company’s credit risk, the carrying value of the Company’s 2022 Notes, excluding unamortized debt issuance costs, approximates fair value.

10.	Redeemable Convertible Preferred Shares

As of October 31, 2022 and 2021, the Company’s Articles of Amendment had an unlimited number of authorized shares of each class of redeemable convertible preferred shares.

Class A Redeemable Convertible Preferred Shares

On July 26, 2013, the Company entered into a subscription agreement (the “Class A Agreement”) with multiple investors, whereby the Company agreed to sell to the investors an initial aggregate amount of 610,333 Class A redeemable convertible preferred shares at a price of $1.5929 ($1.63845 CAD) per share for total aggregate proceeds of $1.0 million (the “Class A Initial Closing”). Included within the Class A Agreement were three additional future tranche obligations (the “Class A Second Tranche,” “Class A Third Tranche” and “Class A Fourth Tranche”) for the Company to issue and sell shares of Class A redeemable convertible preferred shares upon the achievement of certain milestone events. Only the Class A Second Tranche closed under the Class A Agreement. The Class A Second Tranche obligated the Company to sell and the Class A Investors to purchase 1,830,999 shares of Class A redeemable convertible preferred shares at a price of $1.56967 ($1.63845 CAD) per share for total proceeds of $2.9 million, upon the establishment of the Company’s headquarters in Montreal Quebec and completion of experiments required to bolster a patent application for dually-derivatized chitosan (the “Second Closing Milestone Event”), which occurred in 2013. Additionally, upon completing the Class A redeemable convertible preferred share financing, convertible notes of the Company held by multiple investors converted into Class A redeemable convertible preferred shares.

ENGENE INC.

NOTES TO THE FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

Class B Redeemable Convertible Preferred Shares

On January 6, 2015, the Company entered into a subscription agreement (the “Class B Agreement”) with multiple investors, where the Company agreed to sell to the investors an initial aggregate amount of 2,758,221 Class B redeemable convertible preferred shares at a price of $1.85032 ($2.17532 CAD) per share for total proceeds of $5.1 million (the “Class B Initial Closing”). Included within the Class B Agreement were two additional closings (the “Class B Second Tranche,” and the “Class B Third Tranche,” respectively) which obligated the Company to sell and Class B investors to purchase additional Class B redeemable convertible preferred shares upon certain events. The Class B Second Tranche obligated the Company to sell and the Class B Investors to purchase 1,838,815 Class B Shares at a price of $1.63419 ($2.17532 CAD) per share for total proceeds of $3.0 million and the Class B Third Tranche obligated the Company the sell and the Class B Investors to purchase 1,608,963 Class B Shares at a price of $1.63419 ($2.17532 CAD) per share for total proceeds of $2.6 million. The Class B Second Tranche and Class B Third Tranche closed on March 1, 2017.

Class B-1 Redeemable Convertible Preferred Shares

On September 10, 2015, the Company entered into a Subscription Agreement (the Class “B-1 Agreement”), in which the Company was to issue 1,523,809 Class B-1 redeemable convertible preferred shares for a purchase price of $1.64367 ($2.17532 CAD) per share, resulting in aggregate proceeds of $2.5 million. During the year ended October 31, 2020, the Class B-1 redeemable convertible preferred shares converted to common shares on a 1:1 basis. Therefore, as of each of the years ended October 31, 2020, October 31, 2021, and October 31, 2022, no shares of the Class B-1 redeemable convertible preferred shares remained outstanding. The Company has presented these shares within temporary equity as of October 31, 2019 within the consolidated statements of redeemable convertible preferred shares and shareholder deficit, as they contained the same redemption features as the Class B redeemable convertible preferred shares (further described above). Upon conversion to common shares, the carrying value of the Class B-1 redeemable convertible preferred shares was reclassified to additional paid in capital within shareholders’ deficit.

Class C Redeemable Convertible Preferred Shares

The Class C redeemable convertible preferred shares are issuable in series, of which an unlimited number are designated as Series 1 Class C redeemable convertible preferred shares with an issue price per share of $1.5929 ($1.63845 CAD); an unlimited number are designated as Series 2 Class C redeemable convertible preferred shares with an issue price per share of $1.85032 ($2.17532 CAD); an unlimited number are designated as Series 3 Class C redeemable convertible preferred shares with an issue price per share of $2.12376 ($2.6320 CAD); and an unlimited number are designated as Series 4 Class C redeemable convertible preferred shares that is reserved for the potential conversion of the BDC Notes, and will each have an issue price per share of $1.69901 ($2.10559 CAD).

On June 30, 2021, the Company entered into a subscription agreement (the “Class C Agreement”) with multiple investors, where the Company agreed to sell to the Investors an initial aggregate amount of 3,662,813 Series 3 Class C redeemable convertible preferred shares (the “Series 3 Class C Shares”) at a price of $2.12376 ($2.6320 CAD) per share for total proceeds of $7.8 million (the “Class C Initial Closing”). Included within the Class C Agreement was one additional closing (the “Class C Second Tranche”) which obligated the Company to sell and Class C investors to purchase additional Class C redeemable convertible preferred shares upon the achievement of certain milestone events. The Class C Second Tranche obligated the Company to sell and the Class C investors to purchase 3,662,810 Series 3 Class C Shares at a price of $2.13192 ($2.6320 CAD) per share for total proceeds of $7.8 million. The Class C Second Tranche closed on October 29, 2021.

ENGENE INC.

NOTES TO THE FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

As part of each of the Class C Initial Closing and Class C Second Tranche, each Class C investor received 3,662,813 and 3,662,810 warrants, respectively, to purchase Class C redeemable convertible preferred shares (the “Class C Warrants”), resulting in an aggregate issued amount of 7,325,623 Class C Warrants. The Class C Warrants have an exercise price of $2.12376 ($2.6320 CAD) per share and a term of 10 years. The Class C Warrants were determined to be liabilities. The Company estimated the fair value of the warrant liabilities upon issuance and remeasured the fair value of the warrant liabilities at each reporting period, with the subsequent changes in the fair value of the warrant liabilities being recognized in changes in fair value of warrant liabiliities within the Company’s consolidated statements of operations and comprehensive loss. Upon the completion of the business combination with FEAC, all existing Class C Warrants of the Company will be extinguished. Refer to Note 18.

Under the terms of the Class C Agreement, certain convertible notes held by various Class C investors and other investors were exchanged for an aggregate amount of 16,464,646 Class B redeemable convertible preferred shares (see Note 9). Additionally, upon entering into the Class C Agreement, the Company also entered into a share exchange agreement (the “Share Exchange Agreement”) with the Class A investors and the Class B investors. As part of the Share Exchange Agreement, certain of the Class A redeemable convertible preferred shares issued to Class A investors were exchanged for Series 1 Class C redeemable convertible preferred shares and certain of the Class B redeemable convertible preferred shares issued to the Class B investors were exchanged for Series 2 Class C redeemable convertible preferred shares. This exchange resulted in the derecognition of Class A and B redeemable convertible preferred shares and the recognition of Class C redeemable convertible preferred shares at the fair value of the Class C redeemable convertible preferred shares. The difference between the carrying value of the Class A and Class B redeemable convertible preferred shares and the fair value of the Class C redeemable convertible preferred shares for which they converted into was recorded within additional paid in capital and no gain or loss on extinguishment was recorded within the consolidated statements of operations and comprehensive loss. Further, the February 2020 Warrants, June 2020 Warrants, and 2021 Warrants, which consisted of warrants to purchase the Company’s Class B redeemable convertible preferred shares and were issued as part of the convertible debentures were cancelled and replaced by the terms of the Class C Warrants. The aggregate amount of outstanding warrants of 10,242,130 from the February 2020 Warrants, the June 2020 Warrants, and the 2021 Warrants converted into 10,242,130 Class C Warrants, which have an exercise price of $2.12376 ($2.6320 CAD) per share and a term expiring on February 14, 2030. Immediately prior to conversion, the warrants were marked to fair value, with the change in the fair value of the warrant liabilities being recognized in changes in fair value of warrant liabilities within the Company’s consolidated statements of operations and comprehensive loss.

Upon issuance of each series of Class A, Class B, and Class C Preferred Shares, the Company assessed the embedded conversion and liquidation features of the shares and determined that such features did not require the Company to separately account for these features.

ENGENE INC.

NOTES TO THE FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

As of October 31, 2022 and 2021, the redeemable convertible Preferred Shares consisted of the following:

	October 31, 2022
	Preferred Shares Issued and Outstanding	Carrying Value	Redemption Value		Common Shares Issuable Upon Conversion
Class A Preferred Shares	1,477,715	$1,899	$3,634		1,477,715
Class B Preferred Shares	864,570	1,554	1,533		864,570
Class C Preferred Shares	30,810,114	49,665	107,462	*	30,810,114

Total	33,152,399	$53,118	$112,629	*	33,152,399

*	The amount previously presented was revised due to the correction of an immaterial error. This revision is also reflected in the disclosure of the redemption value on the consolidated balance sheet.

	October 31, 2021
	Preferred Shares Issued and Outstanding	Carrying Value	Redemption Value	Common Shares Issuable Upon Conversion
Class A Preferred Shares	1,477,715	$1,899	$3,709	1,477,715
Class B Preferred Shares	864,570	1,554	1,564	864,570
Class C Preferred Shares	30,810,114	49,665	113,708	30,810,114

Total	33,152,399	$53,118	$118,981	33,152,399

The holders of each class of Preferred Shares have the following rights and preferences:

Voting Rights

Holders of the redeemable convertible preferred shares will vote together with the holders of common shares as a single class upon any matter submitted to the shareholders for a vote. Holders of redeemable convertible preferred shares may cast the number of votes equal to the number of shares of common shares to which such shares of the redeemable convertible preferred shares are convertible into, including fractions of shares.

Liquidation

In the event of a liquidation event, as defined in the Company’s Articles of Amendment, each holder of Class C redeemable convertible preferred shares will be entitled to ratably receive, in priority to any distribution of the property or assets of the Company to the holders of other classes of shares, an amount equal to two times the applicable issue price for each Class C redeemable convertible preferred share, subject to adjustment for shares splits, consolidations and similar events, plus all accrued or declared but unpaid dividends for such redeemable convertible preferred shares (the “Class C Preferred Liquidation Preference”). After any conversion of Class C redeemable convertible preferred shares into common shares, the holders of such common shares will not be entitled to any preferential payment of distribution in the case of a liquidation event.

Subject to the Class C redeemable convertible preferred shares liquidation preferences, in the event of a liquidation event, each holder of Class A and/or Class B redeemable convertible preferred shares will be entitled to ratably receive, in priority to any distribution of the property or assets of the Company to the holders of voting and non-voting common shares, out of the liquidation proceeds, an amount equal to one times the issue price of each Class A and/or Class B redeemable convertible preferred shares, subject to adjustment for shares splits, consolidations and similar events, plus all accrued or declared but unpaid dividends for such Class A and/or Class B redeemable convertible preferred shares (the “Class A and Class B Preferred Liquidation Preference”).

ENGENE INC.

NOTES TO THE FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

After any conversion of Class A and/or Class B redeemable convertible preferred shares into common shares, the holders of such common shares will not be entitled to any preferential payment or distribution in case of a liquidation event.

After payment has been made in full to the holders of Class A, Class B, Class B-1, and Class C redeemable convertible preferred shareholders, any assets remaining available will be distributed ratably and on an as-converted basis among the preferred shareholders and holder of voting and non-voting common shares.

In the event of a sale transaction, each holder of Class C redeemable convertible preferred shares will be entitled to receive, out of the liquidation proceeds, regardless of any other dispositions among the parties, prior to and in preference to any distribution to holders of voting and non-voting common shares, Class A redeemable convertible preferred shares and/or Class B redeemable convertible preferred shares , an amount equal to the Class C Preferred Liquidation Preference for each Class C redeemable convertible preferred shares then held. Once all amounts payable to the holders of Class C redeemable convertible preferred shares have been made, then each holder of Class A redeemable convertible preferred shares and Class B redeemable convertible preferred shares will be entitled to receive, out of the liquidation proceeds, regardless of any other dispositions among the parties, prior to and in preference to any distribution to holders of voting and non-voting common shares, an amount equal to the Class A and Class B Preferred Liquidation Preference for each holder of Class A or Class B redeemable convertible preferred shares then held. Once all amounts payable to the redeemable convertible preferred shareholders have been made, then any remaining liquidation proceeds received as part of the sale transaction will be distributed ratably and on an as-converted basis among all redeemable convertible preferred shareholders and holders of voting and non-voting common shares.

Conversion

Each of the Class A, Class B, Class B-1 and Class C redeemable convertible preferred shares is automatically converted into common shares at the applicable conversion price upon (i) the closing of a qualified IPO having a price per share not less than three times the issue price of the Series 3 Class C redeemable convertible preferred shares, and with gross proceeds for the Company of not less than $50.0 million or (ii) the election to convert by a special majority approval, which is defined as approval of holders of at least 54% of the Class C redeemable convertible preferred shares.

Each redeemable convertible preferred share may also be converted at the option of the shareholder, without the payment of any additional consideration, at any time after the original issue date, into a number of fully paid and non-assessable common shares as determined by multiplying each such share by the conversion ratio in accordance with the Company’s Articles of Amendment. The conversion ratio is determined by dividing the issue price by the conversion price.

Dividends

Holders of Class A Preferred Shares are entitled to receive, at the same rate as the holders of Class B and Class B-1 Preferred Shares, and in priority to holders of common shares, an annual fixed cumulative preferential dividend of 8% calculated on the issue price of $1.5929 ($1.63845 CAD) per share. The undeclared cumulative dividend on Class A Preferred Shares as of October 31, 2022, 2021 and 2020 was $1.9 million, $1.7 million and $2.4 million, respectively.

ENGENE INC.

NOTES TO THE FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

Holders of Class B Preferred Shares are entitled to receive, at the same rate as the holders of Class A and Class B-1 Preferred Shares, and in priority to common shares, an annual fixed cumulative preferential dividend of 8% of the issue price of $1.85032 ($2.17532 CAD) per share. The Class B shares are subject to an anti-dilution adjustment in the event of a common share issuance at a price per share lower than $1.85032 ($2.17532 CAD). The undeclared cumulative dividend on Class B shares as of October 31, 2022, 2021 and 2020 was $151 thousand, $41 thousand and $4.4 million, respectively.

Holders of Class B-1 Preferred Shares are entitled to receive, at the same rate as the holders of Class A and Class B Preferred Shares, and in priority to common shares, an annual fixed cumulative preferential dividend in the amount of 8% of the issue price of $1.64367 ($2.17532 CAD) per share. The Class B-1 Preferred Shares are subject to an anti-dilution adjustment in the event of a common share issuance at a price per share lower than $1.64367 ($2.17532 CAD). The undeclared cumulative dividend on Class B-1 Preferred Shares as of October 31, 2022, 2021 and 2020 was $0.

Holders of Class C redeemable convertible preferred shares are entitled to receive in priority to all other classes of shares an annual fixed cumulative preferential dividend in the amount of 8% of the issue price of $2.12376 ($2.6320 CAD) per share. The Class C redeemable convertible preferred shares are subject to an anti-dilution adjustment in the event of a common share issuance at a price per share lower than $2.12376 ($2.6320 CAD). The undeclared cumulative dividend on Class C redeemable convertible preferred shares as of October 31, 2022, 2021 and 2020 was $4.9 million, $1.2 million and $0, respectively.

Redemption

The Preferred Shares are automatically redeemable upon a deemed liquidation event, as defined in the Company’s Articles of Amendment. Upon such event, the preferred shareholders would be paid their preference amounts according to the liquidation priority set forth in the Articles of Amendment.

11.	Common Shares

The Company has an unlimited number of authorized shares of common shares, with no par value. The voting and non-voting common shares issued and outstanding as of October 31, 2022 and 2021 are as follows:

	October 31,
	2022	2021
Voting common shares	3,524,045	3,524,045
Non-voting common shares	164,827	82,216

Total outstanding common shares	3,688,872	3,606,261

Dividend Rights – Holders of voting and non-voting common shares are entitled to receive non-cumulative dividends, subject to the rights, privileges, conditions and restrictions attaching to the Preferred Shares, if, as and when declared by the Board of Directors out of the money legally available for the payment of dividends.

Voting Rights – At all meetings of the shareholders of the Company, the holders of the voting common shares are entitled to one vote for each common share held. Non-voting shares of common shares are not entitled to vote, except as otherwise provided in the Canada Business Corporations Act. Shares acquired through stock options are non-voting shares.

ENGENE INC.

NOTES TO THE FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

Liquidation Rights – Subject to the rights, privileges, conditions and restrictions attaching to the redeemable convertible preferred shares, in the event of liquidation event, the holders of common shares will be entitled to receive ratably and pari passu among the holders of common shares, the holders of non-voting common shares and the holders of redeemable convertible preferred shares, on an as converted basis, monies, securities and other assets distributable in connection with the Liquidation Event.

As of October 31, 2022 and 2021, the Company has reserved the following common shares for the potential conversion of outstanding redeemable convertible preferred shares and the exercise of warrants and share options:

	October 31,
	2022	2021
Redeemable convertible preferred shares, as converted	33,152,399	33,152,399
Warrants to purchase shares of Class C redeemable convertible preferred shares	17,701,445	17,567,753
Options to purchase common shares	8,731,309	8,675,432

Total	59,585,153	59,395,584

The Company also had convertible notes outstanding for the fiscal year ended October 31, 2022, and 2021, which could obligate the Company to issue shares of preferred stock upon the occurrence of various future events at prices and in amounts that are not determinable until the occurrence of those future events. Because the necessary conditions for the conversion of these instruments had not been satisfied during each of the fiscal years ended October 31, 2022, and 2021, the Company has excluded these instruments from the table above. See Note 9, “Convertible Debentures,” for additional details.

12.	Share-Based Compensation

The ESOP and EIP Plans

The Company has an employee shares option plan (the “ESOP”) and an equity incentive plan (the “EIP”) (collectively, the “Plans”) which was adopted by the Board of Directors, and approved by the shareholders, effective July 5, 2018.

Under the Plans, all options to purchase non-voting common shares of the Company’s shares may be granted to directors, officers, employees, consultants and members of the scientific advisory board. The Plans provide for the issuance of non-voting common share options up to a maximum of 15% of the aggregate issued and outstanding common shares and non-voting common shares of the Company calculated on an as converted and fully diluted basis. The Company’s stock option plans are administered by the Board of Directors. The Board of Directors determines the number of options to be granted, the vesting period and the exercise price of new option. It is the Company’s policy to establish the exercise price at an amount that approximates the fair value of the underlying shares on the date of grant as determined by the Board of Directors. As of October 31, 2022, there were 9,838,946 shares reserved for issuance in the Plans, of which 942,810 shares remain available for future grants under the Plans. The options vest in accordance with the vesting terms determined for each grant by the Board of Directors. The vesting terms of the Company’s granted stock options are typically 100% vesting immediately upon grant date, or over a three- or four-year service period. The Company does not have any performance awards.

ENGENE INC.

NOTES TO THE FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

Stock Options

The assumptions that the Company used to determine the grant-date fair value of stock options, were as follows:

	Year Ended October 31,
	2022	2021	2020
Expected term (in years)	6.08	5.0 – 6.08	6.08 – 6.11
Expected volatility	75.3%	71.8% – 77.8%	77.9% – 78%
Risk-free interest rate	2.16%	0.37 – 1.11%	0.67 – 0.83%
Expected dividend yield	—	—	—
Fair value of non-voting common shares and exercise price of options (CAD)	$0.22	$0.22	$0.22
Fair value of non-voting common shares and exercise price of options (USD)	$0.17	$0.17	$0.16

The following table summarizes the Company’s stock option activity:

	Number of Shares	Weighted- Average Exercise Price* (USD)	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding as of October 31, 2020	2,626,533	$0.16	6.8	$—
Granted	6,366,180	0.17
Exercised	(80,966)	0.17
Forfeited or expired	(236,315)	0.17

Outstanding as of October 31, 2021	8,675,432	$0.17	8.6	—

Granted	492,582	0.17
Exercised	(82,611)	0.17
Forfeited or expired	(354,094)	0.17

Outstanding as of October 31, 2022	8,731,309	$0.17	7.7	1,026

Options vested and exercisable as of October 31, 2022	6,075,403	$0.17	7.4	714

Options unvested as of October 31, 2022	2,655,906	$0.17	8.5	312

*	– All options were issued in Canadian dollars at $0.22.

The aggregate intrinsic value of share options is calculated as the difference between the exercise price of the share options and the fair value of the Company’s non-voting common share for those share options that had exercise prices lower than the fair value of the Company’s common shares. The fair value of the non-voting common shares exercised during the year ended October 31, 2022, October 31, 2021 and October 31, 2020 was determined to be equal to the exercise price of the share option, and therefore there is no aggregate intrinsic value for options exercised.

The weighted-average grant-date fair value per share of share options granted during the year ended October 31, 2022, October 31, 2021, and October 31, 2020 was $0.11, $0.11, and $0.12, respectively.

ENGENE INC.

NOTES TO THE FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

Share-based Compensation Expense

Share-based compensation expense included in the Company’s condensed consolidated statements of operations and comprehensive loss was as follows:

	Year Ended October 31,
	2022	2021	2020
Research and development	$31	$75	$17
General and administrative	85	360	133

Total share-based compensation expense	$116	$435	$150

As of October 31, 2022, there was $0.3 million of unrecognized compensation expense related to outstanding stock options, which is expected to be recognized over a weighted-average period of 2.8 years.

13.	Net Loss Per Share

The following table sets forth the computation of the Company’s basic and diluted net loss per share for the periods presented (in thousands, except share and per share amounts):

	Year Ended October 31,
	2022	2021	2020
Numerator:
Net loss	$24,462	$23,441	$15,068
Deemed dividend attributable to redeemable convertible Preferred Shares*	4,562	1,626	1,577
Gain on conversion of preferred shares recorded within additional paid in capital	—	(2,817)	—

Net loss attributable to common shareholders, basic and diluted*	$29,024	$22,250	$16,645

Denominator:
Weighted-average number of common shares used in net loss per share, basic and diluted	3,640,030	3,562,638	2,763,146

Net loss per common share, basic and diluted*	$7.97	$6.25	$6.02

*	The amounts previously presented were revised due to the correction of an immaterial error.

The Company excluded the following shares from the computation of diluted net loss per share attributable to common shareholders during the year ended October 31, 2022, 2021 and 2020 because including them would have had an anti-dilutive effect:

	Year Ended October 31,
	2022	2021	2020
Redeemable convertible preferred shares	33,152,399	33,152,399	9,362,130
Warrants to purchase redeemable convertible Preferred Shares	17,701,445	17,567,753	6,665,159
Options to purchase common shares	8,731,309	8,675,432	2,626,533

Total	59,585,153	59,395,584	18,653,822

ENGENE INC.

NOTES TO THE FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

The Company also had convertible notes outstanding for the fiscal year ended October 31, 2022, 2021, and 2020, which could obligate the Company to issue shares of redeemable convertible preferred shares upon the occurrence of various future events at prices and in amounts that are not determinable until the occurrence of those future events. Because the necessary conditions for the conversion of these instruments had not been satisfied during each of the fiscal years ended October 31, 2022, 2021, and 2020 the Company has excluded these instruments from the table above and the calculation of diluted net loss per share. See Note 9, “Convertible Debentures,” for additional details.

14.	Income Taxes

Loss before provision for income taxes consisted of the following:

	Year ended October 31,
	2022	2021	2020
Domestic (Canada)	$(23,965)	$(22,872)	$(14,475)
Foreign (US)	(475)	(569)	(593)

Loss before provision for income taxes	$(24,440)	$(23,441)	$(15,068)

The components of the provision for income taxes is as follows:

	Year ended October 31,
	2022	2021	2020
Current expense (benefit):
Domestic (Canada)	$—	—	—
Foreign (US)	22	—	—

Total current expense (benefit)	22	—	—

Deferred expense (benefit)
Domestic (Canada)	—	—	—
Foreign (US)	—	—	—

Total deferred tax expense (benefit)	—	—	—

Total income tax expense (benefit)	$22	$—	$—

A reconciliation of the Company’s statutory income tax rate to the Company’s effective income tax rate is as follows:

	Year ended October 31,
	2022	2021	2020
Income at Canada statutory rate	26.50%	26.50%	26.50%
State taxes, net of federal benefit	0.12%	0.21%	0.12%
Permanent differences	(3.90)%	(5.22)%	1.36%
Tax credits	0.29%	0.41%	1.36%
Foreign rate differential	(0.11)%	(0.13)%	(0.22)%
Conversion of debentures	0.00%	(3.62)%	0.00%
Valuation allowance	(22.86)%	(18.29)%	(29.13)%
Other	(0.14)%	0.14%	0.00%

	(0.09)%	0.00%	0.00%

ENGENE INC.

NOTES TO THE FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

The net deferred income tax balances related to the following:

	October 31,
	2022	2021
Deferred tax assets:
Non-Deductible R&D Expenditures	$6,441	$6,728
Net operating loss (NOL) carryforwards	13,862	10,113
Credits, Net of Tax	963	962
Property and equipment	742	742
Convertible Debenture Embedded derivative liabilities	13	14
Convertible Debentures	—	45
Accruals	101	85
Lease Liability	—	17

Total deferred tax assets	22,122	18,706

Valuation allowance	(22,048)	(18,429)

Net deferred tax assets	74	277

Deferred tax liabilities:
Convertible Debentures	(9)	—
Right of Use Assets	—	(14)
Other	(65)	(263)

Total Deferred tax liabilities	(74)	(277)

Net deferred tax assets (liability)	$—	$—

The calculation of the Company’s tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations for both federal taxes and the provinces and states in which the Company operates or does business in. ASC 740 states that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits.

The Company records uncertain tax positions as liabilities in accordance with ASC 740 and adjusts these liabilities when the Company’s judgment changes as a result of the evaluation of new information not previously available. Because of the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the current estimate of the unrecognized tax benefit liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which new information is available. As of October 31, 2022 and 2021, no uncertain tax positions have been recorded in the consolidated financial statements.

The Company recognizes interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying consolidated statement of operations and comprehensive loss. As of October 31, 2022 and 2021, no accrued interest or penalties are included on the related tax liability line in the consolidated balance sheet.

As of October 31, 2022, the Company has Canadian NOL carry-forwards of $53.0 million, that expire between 2028 and 2042. As of October 31, 2022, the Company had a U.S. Federal NOL carry-forward of $0.8 million, that may be carried forward indefinitely.

ENGENE INC.

NOTES TO THE FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

As of October 31, 2022, the Company also has Canadian investment tax credits of $1.6 million that expire between 2028 and 2042.

15.	Leases

The Company’s leases are comprised of all operating leases for office and lab space.

In April 2019, the Company entered into an office space lease approximating 12,271 of rentable square feet or a portion of an office building located at 201 Jones Road, Waltham, Massachusetts. The lease commenced in April 2019 and the lease term is to expire on March 30, 2022, with no options to renew. The lease expired on March 30, 2022.

In November 2021, the Company entered into an office and lab space lease approximating 9,360 of rentable square feet for designated office and lab spaces located at 7171 Frederick-Banting, City of Montreal, judicial district of Montreal, Province of Quebec. The leased commenced in November 2021 and had an initial term of 12 months that expires on October 31, 2022, and includes options to renew for consecutive twelve-month periods upon landlord consent at new lease rates. As the Company has elected to not recognize leases with a lease term of 12 months or less on the balance sheet, this was considered short-term leases, and no operating lease right of use assets and liabilities were recognized. In October 2022, the Company entered into a lease amendment to extend the lease for an additional term of six months through April 2023, with an option to extend the lease through September 2023. The amendment resulted in $0.4 million of additional lease commitments to be paid during the extended term, inclusive of the option period.

During the year ended October 31, 2022, 2021, and 2020, the components of operating lease cost were as follows, and are reflected in general and administrative expenses and research and development expenses, as determined by the underlying activities:

	Year Ended October 31,
	2022	2021	2020
Lease Cost:
Operating lease cost	$62	$146	$141
Variable operating lease cost	53	58	48
Short-term operating lease cost	355	390	320

Total operating lease cost	$470	$594	$509

The following table summarizes information related to the measurement of the Company’s operating leases for the years ended October 31, 2022, 2021 and 2020:

	Year Ended October 31,
	2022	2021	2020
Weighted-average remaining lease term (in years)	—	0.42	1.42
Weighted-average discount rate	—	15.34%	15.34%
Cash paid for amounts included in the measurement of operating lease liabilities	$62	$146	$141

As of October 31, 2022, the Company does not have any operating lease liabilities recorded on the balance sheet.

ENGENE INC.

NOTES TO THE FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

16.	Commitments and Contingencies

Legal Proceedings

From time to time, in the ordinary course of business, the Company is subject to litigation and regulatory examinations as well as information gathering requests, inquiries and investigations. As of October 31, 2022 and 2021, there were no matters which would have a material impact on the Company’s financial results.

17.	Related Party Transactions

During the year ended October 31, 2022, the Company had the following transactions with shareholders that hold more than 10% of the total outstanding shares of the Company:

On October 20, 2022, the Company issued an aggregate amount of $18.4 million of convertible debentures to existing shareholders including Forbion Capital Fund III Cooperatief U.A. (“Forbion Capital Fund III”), Fonds de Solidarité des Travailleurs du Québec (F.T.Q.) (“FSTQ”), Lumira Ventures III, L.P. (“Lumira III”), Lumira Ventures III (International), L.P. (“Lumira International III”), Merck Lumira Biosciences Fund, L.P. (“Merck”), Merck Lumira Biosciences Fund (Québec), L.P. (“Merck Quebec”) Refer to Note 9.

During the year ended October 31, 2021, the Company had the following transactions with shareholders that hold more than 10% of the total outstanding shares of the Company:

On February 2, 2021, the Company issued convertible debentures for an aggregate amount of $6.1 million to existing shareholders including Merck, Merck Quebec, FSTQ, Lumira III, Lumira International III, Forbion Capital Fund III, and Pharmstandard International S.A. As part of the issuance of the 2021 Notes the Company also issued 3,576,971 warrants to purchase the Company’s Class B redeemable convertible preferred shares to the same shareholders. Refer to Note 9.

On June 30, 2021, the Company completed the sale of 3,662,813 shares of Class C Preferred Shares at a price of $2.12376 ($2.6320 CAD) to existing shareholders including Merck, Merck Quebec, FSTQ, Lumira III, Lumira International III, and Forbion Capital Fund III for an aggregate amount of $7.7 million. Included within the Class C Agreement was one additional closing for the Class C Second Tranche which obligated the Company to sell and Class C investors to purchase additional Class C redeemable convertible preferred shares upon the achievement of certain milestone events. The Class C Second Tranche obligated the Company to sell and the Class C investors to purchase 3,662,810 Series 3 Class C Shares at a price of $2.13192 ($2.6320 CAD) per share for total proceeds of $7.8 million. The Class C Second Tranche closed on October 29, 2021. Refer to Note 10. Additionally, on June 30, 2021, shares of Class A and Class B Preferred Shares held by the same existing shareholders were exchanged for Class C Preferred Shares. Refer to Note 9.

On June 30, 2021, the holders of the 2019 Notes, 2020 Notes, and 2021 Notes elected to convert the notes and all accrued interest into Class B redeemable convertible preferred shares at a conversion price of $2.175315 CAD per share, resulting in an issuance of 16,464,646 Class B redeemable convertible preferred shares. Additionally, on June 30, 2021, shares of Class A and Class B Preferred Shares held by the same existing shareholders were exchanged for Class C Preferred Shares. Refer to Note 9.

During the year ended October 31, 2020, the Company had the following transactions with shareholders that hold more than 10% of the total outstanding shares of the Company:

On February 14, 2020, the Company issued convertible debentures for an aggregate amount of $5.1 million to existing shareholders including FSTQ, Merck, Merck Quebec, Lumira III and Lumira International III. As part

ENGENE INC.

NOTES TO THE FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

of the issuance of the 2020 Notes the Company also issued 3,088,188 warrants to purchase the Company’s Class B redeemable convertible preferred shares to the same shareholders. Additionally, on June 30, 2021, shares of Class A and Class B Preferred Shares held by the same existing shareholders were exchanged for Class C Preferred Shares. Refer to Note 9.

On June 25, 2020, the Company issued convertible debentures for an aggregate amount of $5.7 million to existing shareholders including FSTQ, Forbion, Merck, Merck Quebec, Lumira III and Lumira International III. As part of the issuance of the 2020 Notes the Company also issued 3,576,971 warrants to purchase the Company’s Class B redeemable convertible preferred shares to the same shareholders. Additionally, on June 30, 2021, shares of Class A and Class B Preferred Shares held by the same existing shareholders were exchanged for Class C Preferred Shares. Refer to Note 9.

18.	Subsequent Events

The Company has evaluated subsequent events through August 9, 2023, the date these financial statements were available to be issued. Except as noted below, the Company concluded that no additional subsequent events have occurred that require disclosure.

On December 29, 2022, the Company signed a new lease for approximately 10,620 square feet of new laboratory and office space at 4868 Rue Levy, Montreal, QC. The term of the lease is for 10 years beginning on the commencement date, and requires an annual initial base rent of $36.50 CAD per square foot, which is subject to annual increases of 2%.

During the first quarter of fiscal year 2023, the Company determined that the functional currency of the parent company, enGene Inc., be changed from the Canadian Dollar to the United States Dollar, as a result of evaluating criteria within ASC 830 and the contemplated future financing and business combination with FEAC.

During the first six months of the Company’s fiscal year end October 31, 2023, the Company issued an aggregate 1,065,899 stock options under its current Plans, which were issued in connection with new hire employees.

On April 4, 2023, the Company entered into a note purchase agreement (the “April 2023 Notes”) for a principal amount of $8.0 million with Merck, Merck Quebec, FSTQ, Lumira, Lumira International, Lumira Ventures IV, L.P., Lumira Ventures (International) L.P., and Forbion (collectively the “April 2023 Investors”). The April 2023 Notes had an interest free period of 45 days from the date of issuance, and commencing on the 46th date, was to accrue interest at a rate of 15% per annum. The April 2023 Notes mature on the earlier of (i) July 31, 2023; or (ii) the date the Company completes a qualified financing, as defined within the April 2023 Notes as a financing pursuant to which the Company sells convertible promissory notes, warrants, preferred shares, common shares, or a combination thereof of the Company for an aggregate amount of at least $20.0 million. Upon the 2023 Financing (as defined below) the Company issued convertible debentures and warrants of the Company to the April 2023 Note Investors, at the same terms and conditions of the convertible debentures and warrants that were issued to the investors of the 2023 Financing, as repayment of the April 2023 Notes. Refer below.

On May 16, 2023, the Company entered into a business combination agreement with FEAC, a publicly traded SPAC. Under the terms of the proposed transaction, the combined company will be named enGene Holdings Inc. (“Newco”), whose common shares are expected to be listed on Nasdaq. The cash components of the transaction will be funded by FEAC’s cash in trust that is not used for redemptions, as well as investments

ENGENE INC.

NOTES TO THE FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

consisting of private placements of common shares, other private investments and a FEAC shareholder non-redemption commitment, totaling approximately $115 million, which includes $18.4 million received from the 2022 Notes, which includes $8.0 million in repayment of the April 2023 Notes and the $38.0 million received from the 2023 Financing (as defined below). The parties to the business combination agreement will amalgamate under Section 192 of the Canada Business Corporations Act pursuant to a plan of arrangement (the “Amalgamation”, the date of the Amalgamation being the “Closing Date”). The closing of the business combination is subject to the affirmative vote of FEAC shareholders and the Company’s shareholders, amongst other conditions.

On May 16, 2023, FEAC, Newco, and certain investors (the “PIPE Investors”) entered into subscription agreements (the “Subscription Agreements” and each a “Subscription Agreement”) pursuant to which, among other things, the PIPE Investors have agreed, subject to the completion of each element of the transactions (other than those that are scheduled to be completed following the Closing Date), to subscribe for and purchase, and FEAC has agreed that it will issue and sell to the PIPE Investors (which obligation will be assumed (the “Assumption”) by Newco after the completion of the FEAC Reorganization and prior to the consummation of the PIPE Financing (as defined below)), the number of FEAC Class A shares (or after the Assumption, Newco Shares) provided for in the applicable Subscription Agreement in exchange for FEAC Class A share (or after the Assumption, Newco Share) (as amended by the Side Letter Agreements (as defined below, the “PIPE Financing”)).

Immediately following the execution and delivery of the Subscription Agreements, FEAC and Newco entered into a side letter with each PIPE Investor (the “Side Letter Agreement” and collectively, the “Side Letter Agreements”) to amend the relevant Subscription Agreement and which, together with the relevant Subscription Agreement, reflects the total number of FEAC Class A shares and FEAC warrants to be issued by FEAC (or after the Assumption, the total number of Newco Shares and Newco Warrants to be issued by Newco) pursuant to the PIPE Financing in consideration of the purchase price set forth in the relevant Subscription Agreement.

Pursuant to the Subscription Agreements and Side Letter Agreements, the PIPE Investors have collectively subscribed for FEAC Class A shares and FEAC warrants (or after the Assumption, Newco Shares and Newco Warrants) for an aggregate purchase price equal to $56.9 million.

Prior to the Closing Date, all of the Company’s existing redeemable convertible preferred shares outstanding immediately prior to the Amalgamation will be exchanged for shares of the Newco’s common shares, with no dividends or distributions being declared or paid on the Company’s’ redeemable convertible preferred shares, and certain of the Company’s existing convertible notes will convert to common shares of the Company at the conversion ratio in place at the time of conversion. Further, all of the Company’s existing outstanding Class C Warrants will be terminated. Pursuant to the Amalgamation, all of the Company’s common shares outstanding immediately prior to the Amalgamation will be exchanged for common shares of Newco at an agreed upon exchange ratio set out in the Amalgamation plan of arrangement (the “Company Exchange Ratio”) and each of the Company’s outstanding warrants immediately prior to the Amalgamation shall be exchanged for warrants of Newco at the Company Exchange Ratio.

Prior to the execution and delivery of the business combination agreement with FEAC, the Company agreed to certain modifications of the 2022 Notes having an aggregate principal amount of $18.4 million (the “Amended 2022 Notes” and, together with the Company warrants to be issued by the Company as consideration for such modifications, the “Amended 2022 Financing”). On May 12, 2023, the Company also consented to certain modifications of the BDC Notes pursuant to which the Company will be required on the Closing Date to repay in cash (i) the outstanding principal and the accrued but unpaid interest; and (ii) an amount equal to 20% of the principal.

ENGENE INC.

NOTES TO THE FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF USD, EXCEPT FOR SHARE AND PER SHARE DATA)

Concurrently with the execution and delivery of the business combination agreement, the Company also entered into agreements pursuant to which it will issue new convertible indebtedness and warrants (i) for cash in an aggregate principal amount of $30.0 million and (ii) in repayment of the April 2023 Notes in an aggregate principal amount of $8.0 million (collectively, the “2023 Notes” and, together with the warrants purchased concurrently, the “2023 Financing”; the 2023 Financing together with the Amended 2022 Financing, the “Convertible Bridge Financing”). As part the 2023 Financing, the terms of the April 2023 Notes were modified, in which the repayment of the April 2023 Notes resulted in the Company issuing convertible debentures and warrants of the Company to the April 2023 Note Investors, on the same terms and conditions of the convertible debentures and warrants that were issued to the investors of the 2023 Financing.

The 2023 Financing occurred in two separate issuances with $20.0 million received in May 2023, and the additional $10.0 million received in June 2023, of which Forbion Growth Sponsor FEAC I B.V. funded an aggregate amount of $20.0 million. The 2023 Notes issued as part of the 2023 Financing have an initial maturity date of three years from the closing date and are to accrue interest at 10% per annum, which is payable upon maturity. The 2023 Notes have the same conversion terms as the 2022 Notes (as described in Note 9).

Upon the completion of the business combination, the Convertible Bridge Financing indebtedness will be converted into that number of common shares of the Company, that, when exchanged at the agreed upon exchange ratio, shall equal that number of FEAC Class A shares (or after the assumption of FEAC by Newco, Newco Shares) that the holders of such indebtedness would have received if they subscribed for FEAC Class A shares (or after the assumption of FEAC by, Newco Shares) on the same terms as the investors who have participated in the PIPE Financing. Further, pursuant to the Amalgamation plan of arrangement, immediately prior to the Closing Date, all of the Company’s unvested stock options issued and outstanding under its’ Plans as of May 16, 2023 will be immediately vested and exercisable and will be exchanged for options of the Newco at the Company Exchange Ratio on the Closing Date.

In addition, prior to the Closing Date, all of the Company’s existing redeemable convertible preferred shares outstanding immediately prior to the Amalgamation will be exchanged for shares of the Newco’s common shares with no dividends or distributions being declared or paid on the Company’s redeemable convertible preferred shares, and certain of the Company’s existing convertible notes will convert to common shares of the Company at the conversion ratio in place at the time of conversion. Further, all of the Company’s existing outstanding Class C Warrants will be terminated. Pursuant to the Amalgamation, all of the Company’s common shares outstanding immediately prior to the Amalgamation will be exchanged for common shares of Newco at an agreed upon exchange ratio set out in the Amalgamation plan of arrangement (the “Company Exchange Ratio”) and each of the Company’s outstanding warrants immediately prior to the Amalgamation shall be exchanged for warrants of Newco at the Company Exchange Ratio.

On July 7, 2023, the Board of Directors approved the reservation of an additional 5,800,000 non-voting common shares for issuance under the Company’s employee equity incentive plan, revising the number of shares reserved from 9,838,946 to 15,638,946. Also on July 7, 2023, the Company granted 5,800,000 options to employees at an exercise price of $1.06 CAD ($0.79 USD), of which 4,402,977 of the issued options vest immediately upon grant, and the remaining 1,397,023 options vest over varying terms up to four years. These options are not exercisable unless and until the completion of the business combination agreement and there is an effective registration statement for the shares underlying such granted options, and will terminate automatically in the event of the termination of the business combination agreement.

PART I. FINANCIAL INFORMATION

Item 1. Financial Statements

FORBION EUROPEAN ACQUISITION CORP.

CONDENSED BALANCE SHEETS

	June 30, 2023	December 31, 2022
	(Unaudited)

Assets:
Current assets:
Cash	$269,138	$314,151
Prepaid expense	40,668	197,653

Total current assets	309,806	511,804
Cash and securities held in trust account	135,786,170	131,531,334

Total assets	$136,095,976	$132,043,138

Liabilities, Shares Subject to Redemption and Shareholders’ Deficit:
Current liabilities:
Accrued offering costs and expenses	$5,493,223	$844,605
Due to Related Party	48,699	48,904
Promissory Note - Related Party	965,000	—
Convertible Note - Related Party	1,500,000	—

Total current liabilities	8,006,922	893,509
Deferred underwriting commissions	3,727,500	3,727,500

Total liabilities	11,734,422	4,621,009

Commitments and Contingencies (Note 6)
Class A ordinary shares subject to possible redemption, 12,650,000 shares at redemption value of approximately $10.73 and $10.40 at June 30, 2023 and December 31, 2022, respectively	135,786,170	131,531,334
Shareholders’ Deficit:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; none outstanding (excluding 12,650,000 shares subject to possible redemption issued) at June 30, 2023 and December 31, 2022	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 3,162,500 shares issued and outstanding at June 30, 2023 and December 31, 2022	316	316
Additional paid-in capital	—	—
Accumulated deficit	(11,424,932)	(4,109,521)

Total shareholders’ deficit	(11,424,616)	(4,109,205)

Total Liabilities, Shares Subject to Redemption and Shareholders’ Deficit	$136,095,976	$132,043,138

The accompanying notes are an integral part of these unaudited condensed financial statements.

FORBION EUROPEAN ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30
	2023	2022	2023	2022
Operating costs	$4,283,705	$371,332	$6,050,505	$816,351

Loss from operations	(4,283,705)	(371,332)	(6,050,505)	(816,351)
Other income
Interest earned from Trust Account	1,575,269	113,029	2,989,836	154,482
Bank interest income	51	22	94	56

Total other income	1,575,320	113,051	2,989,930	154,538

Net loss	$(2,708,385)	$(258,281)	$(3,060,575)	$(661,813)

Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	12,650,000	12,650,000	12,650,000	12,650,000

Basic and diluted net loss per share, Class A ordinary shares subject to possible redemption	$(0.17)	$(0.02)	$(0.19)	$(0.04)

Basic and diluted, weighted average shares outstanding – Class B ordinary shares	3,162,500	3,162,500	3,162,500	3,162,500

Basic and diluted net loss per share, Class B ordinary shares	$(0.17)	$(0.02)	$(0.19)	$(0.04)

The accompanying notes are an integral part of these unaudited condensed financial statements.

FORBION EUROPEAN ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023

	Class A Ordinary Share		Class B Ordinary Share		Additional Paid-In	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of January 1, 2023	—	$—	3,162,500	$316	$—	$(4,109,521)	$(4,109,205)
Re-measurement of Class A ordinary shares subject to possible redemption to redemption amount	—	—	—	—	—	(1,414,567)	(1,414,567)
Net loss	—	—	—	—	—	(352,190)	(352,190)

Balance as of March 31, 2023 (unaudited)	—	—	3,162,500	316	—	(5,876,278)	(5,875,962)
Re-measurement of Class A ordinary shares subject to possible redemption to redemption amount	—	—	—	—	—	(2,840,269)	(2,840,269)
Net loss	—	—	—	—	—	(2,708,385)	(2,708,385)

Balance as of June 30, 2023 (unaudited)	—	$—	3,162,500	$316	$—	$(11,424,932)	$(11,424,616)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022

	Class A Ordinary Share		Class B Ordinary Share		Additional Paid-In	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as January 1, 2022	—	$—	3,162,500	$316	$—	$(2,278,322)	$(2,278,006)
Re-measurement of Class A ordinary shares subject to possible redemption to redemption amount	—	—	—	—	—	(41,453)	(41,453)
Net loss	—	—	—	—	—	(403,532)	(403,532)

Balance as of March 31, 2022 (unaudited)	—	—	3,162,500	316	—	(2,723,307)	(2,722,991)
Re-measurement of Class A ordinary shares subject to possible redemption to redemption amount	—	—	—	—	—	(113,029)	(113,029)
Net loss	—	—	—	—	—	(258,281)	(258,281)

Balance as of June 30, 2022 (unaudited)	—	$—	3,162,500	$316	$—	$(3,094,617)	$(3,094,301)

The accompanying notes are an integral part of these unaudited condensed financial statements.

FORBION EUROPEAN ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(3,060,575)	$(661,813)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on cash and marketable securities held in Trust Account	(2,989,836)	(154,482)
Changes in operating assets and liabilities:
Prepaid expenses	156,985	246,724
Accrued offering costs and expenses	4,648,618	237,283
Due to related party	(205)	37,903

Net cash used in operating activities	(1,245,013)	(294,385)

Cash flows from investing activities:
Principal deposited in Trust Account	(1,265,000)	—

Net cash used in investing activities	(1,265,000)	—

Cash flows from financing activities:
Proceeds from issuance of promissory note to related party	965,000	—
Proceeds from issuance of convertible note to related party	1,500,000	—

Net cash provided by financing activities	2,465,000	—

Net change in cash	(45,013)	(294,385)
Cash, beginning of the period	314,151	1,069,298

Cash, end of the period	$269,138	$774,913

Supplemental disclosure of cash flow information:
Remeasurement Adjustment of Class A ordinary shares subject to possible redemption	$4,254,836	$—

The accompanying notes are an integral part of these unaudited condensed financial statements.

FORBION EUROPEAN ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

Note 1 — Organization, Business Operation, Going Concern and Liquidity

Forbion European Acquisition Corp. (the “Company”) was incorporated as a Cayman Islands exempted company on August 9, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar Business Combination with one or more businesses or entities (the “Business Combination”).

As of June 30, 2023, the Company had not commenced any operations. All activity through June 30, 2023 relates to the Company’s formation and the Initial Public Offering (the “IPO” or “Public Offering”) which is described below, and the Company’s completion of a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income the form of interest income on cash and cash equivalents from the proceeds derived from the Public Offering.

The Company’s Sponsor is Forbion Growth Sponsor FEAC I B.V., a Dutch private limited liability company (the “Sponsor”).

The registration statement for the Company’s IPO was declared effective on December 9, 2021 (the “Effective Date”). On December 14, 2021, the Company’s commenced the IPO of 11,000,000 units (or 12,650,000 units if the underwriters’ over-allotment option is exercised in full) at $10.00 per unit (the “Units”), which is discussed in Note 3. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (the “Public Warrants”). Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share. On December 15, 2021, the underwriters exercised their full over-allotment option and purchased the additional Units available to them. The aggregate Units sold in the IPO and subsequent over-allotment were 12,650,000 and generated gross proceeds of $126,500,000.

Simultaneously with the consummation of the IPO, the Company consummated the private placement of 4,700,000 warrants (or 5,195,000 warrants when the underwriters’ over-allotment option was fully exercised on December 15, 2021) (the “Private Placement Warrants”) to the Sponsor, at a price of $1.50 per Private Placement Warrant. The sale of the Private Placement Warrants in connection with the IPO and subsequent over-allotment option exercise generated gross proceeds of $7,792,500.

Transaction costs related to the IPO amounted to $5,793,160 consisting of $1,800,000 of underwriting commissions, $3,150,000 of deferred underwriting commissions, and $843,160 of other offering costs. The underwriters’ exercise of their full over-allotment option generated an additional $907,500 in transaction costs for aggregate transaction costs of $6,700,660 consisting of $2,130,000 of underwriting commissions, $3,727,500 of deferred underwriting commissions and $843,160 of other offering costs. In addition, $1,641,236 of cash was held outside of the Trust Account (as defined below) and is available for working capital purposes.

On December 15, 2021, the underwriter fully exercised the over-allotment option and purchased an additional 1,650,000 Units for additional gross proceeds of $16,500,000. Simultaneously with the exercise of the over-allotment option, the Sponsor purchased an additional 495,000 Private Placement Warrants for additional gross proceeds of $742,500.

The underwriters’ exercise of their full over-allotment option generated an additional $907,500 in transaction costs for aggregate transaction costs of $6,700,660 consisting of $2,130,000 of underwriting commissions, $3,727,500 of deferred underwriting commissions and $843,160 of other offering costs.

Following the closing of the exercise of the underwriters’ full over-allotment option, an additional $16,170,000 was placed in the Trust Account for aggregate proceeds in the Trust Account of $129,662,500 ($10.25 per Unit).

As a result of the underwriters’ over-allotment option exercise, 412,500 Founder Shares are no longer subject to forfeiture.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination.

The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of signing a definitive agreement in connection with the initial Business Combination. However, the Company will complete the initial Business Combination only if the post-Business Combination company in which its public shareholders own shares will own or acquire 50% or more of the outstanding voting securities of the target or is otherwise not required to register as an investment company under the Investment Company Act (the “Investment Company Act”). There is no assurance that the Company will be able to complete a Business Combination successfully.

Following the closing of the IPO on December 14, 2021, $113,492,500 from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was deposited into a trust account (the “Trust Account”). This amount was comprised of $10.25 per Unit for the 11,000,000 Units sold in the IPO in addition to a $742,500 Deposit in Advance from the Sponsor related to the underwriters’ exercise of the full over-allotment option which took place the following day on December 15, 2021. Following the closing of the IPO and the exercise of the underwriters’ full over-allotment option, $129,662,500 ($10.25 per Unit) was held in the Trust Account and will only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Pursuant to the trust agreement, the trustee is not permitted to invest in other securities or assets. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its income taxes, if any, the Company’s amended and restated memorandum and articles of association, as discussed below and subject to the requirements of law and regulation, will provide that the proceeds from the Public Offering and the sale of the Private Placement Warrants held in the Trust Account will not be released from the Trust Account (1) to the Company, until the completion of the initial Business Combination, or (2) to its public shareholders, until the earliest of (a) the completion of the initial Business Combination, and then only in connection with those Class A ordinary shares that such shareholders properly elected to redeem, subject to the limitations described herein, (b) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to provide holders of the Class A ordinary shares the right to have their shares redeemed in connection with the initial Business Combination or to redeem 100% of the public shares if the Company does not complete the initial Business Combination within Combination Period or (B) with respect to any other provision relating to the rights of holders of the Class A ordinary shares, and (c) the redemption of the public shares if the Company has not consummated the Company’s Business Combination within Combination Period, subject to applicable law. Public shareholders who redeem their Class A ordinary shares in connection with a shareholder vote described in clause (b) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of an initial Business Combination or liquidation if the Company has not consummated an initial Business Combination within Combination Period, with respect to such Class A ordinary shares so redeemed. The funds held in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of its public shareholders. As it is expected that we are and will continuously be considered a Dutch tax resident, any redemption proceeds (including interest income on the trust account) distributed to our shareholders in excess of the paid-up capital for Dutch tax purposes may be subject to 15% Dutch dividend withholding tax.

The Company will provide holders (the “Public Shareholders”) of its Class A ordinary shares, par value $0.0001, sold in the IPO (the “Public Shares”), with the opportunity to redeem all or a portion of their Class A ordinary shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would require the Company to seek shareholder approval under applicable law or stock exchange listing requirement.

The Company will provide its Public Shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the initial Business Combination, regardless of whether such shareholder votes on such proposed Business Combination, and if they do vote, regardless of whether they vote for or against such proposed Business Combination, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any, divided by the number of then-outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account is initially anticipated to be $10.25 per public share.

The per share amount that the Company will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters. The redemption rights will include the requirement that a beneficial holder must identify itself in order to validly redeem its shares. There will be no redemption rights upon the completion of the initial Business Combination with respect to the Company’s warrants. Further, the Company will not proceed with redeeming the Public Shares, even if a Public Shareholder has properly elected to redeem its Public Shares if a Business Combination does not close.

The ordinary shares subject to redemption were recorded at a redemption value and classified as temporary equity upon the completion of the Public Offering, in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.

The Company’s amended and restated memorandum and articles of association provides that the Company will have only 18 months from the closing of the Public Offering (or up to 24 months from the closing of the IPO if the Company extends the period of time to consummate a Business Combination, subject to the Sponsor depositing additional funds in the Trust Account) (the “Combination Period”) to consummate its initial Business Combination. On June 6, 2023, the Company extended the period of time to consummate a Business Combination from June 14, 2023 to September 14, 2023 by having the Sponsor deposit an additional $1,265,000, or $0.10 per unit, into the Trust Account, in accordance with the Company’s amended and restated memorandum and articles of association and the Investment Management Trust Agreement by and between the Company and Continental Stock Transfer & Trust Company, dated as of December 9, 2021.

If the Company has not consummated an initial Business Combination within Combination Period, the Company will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to consummate an initial Business Combination within Combination Period.

The Sponsor and each member of its management team have entered into an agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their Founder Shares (ii) waive their redemption rights with respect to their Founder Shares and public shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association (A) that would modify the substance or timing of the Company’s obligation to provide holders of the Class A ordinary shares the right to have their shares redeemed in connection with the initial Business Combination or to redeem 100% of the public shares if the Company does not complete the initial Business Combination within Combination Period or (B) with respect to any other provision relating to the rights of holders of the Class A ordinary shares and (iii) waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if the Company fails to consummate an initial Business Combination within Combination Period (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete the initial Business Combination within the prescribed time frame).

The Company’s amended and restated memorandum and articles of association provides that the Company will have only until 18 months from the closing of the Public Offering to complete a Business Combination. However, if the Company anticipates that it may not be able to consummate a Business Combination within 18 months, the Company may extend the period of time to consummate a Business Combination by up to two additional three-month periods for a total of 24 months to complete a Business Combination (the “Combination Period”). In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliate or designees must deposit into the Trust Account, for each additional three-month period, $1,265,000 ($0.10 per Public Share in either case), on or prior to the date of the applicable deadline. On June 6, 2023, the Company extended the period of time to consummate a Business Combination from June 14, 2023 to September 14, 2023 by having the Sponsor deposit an additional $1,265,000, or $0.10 per unit, into the Trust Account, in accordance with the Company’s amended and restated memorandum and articles of association and the Investment Management Trust Agreement by and between the Company and Continental Stock Transfer & Trust Company, dated as of December 9, 2021.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent auditors) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.25 per public share or (2) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Public Offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of the Company and, therefore, the Sponsor may not be able to satisfy those obligations. The Company has not asked the Sponsor to reserve for such obligations.

On May 16, 2023, the Company entered into a Business Combination Agreement (as it may be amended and/or restated from time to time, the “Business Combination Agreement”) with enGene, Inc., a corporation incorporated under the laws of Canada (“enGene”) and enGene Holdings Inc., a corporation incorporated under the laws of Canada (“Newco”), contemplating the proposed business combination among the Company, enGene and Newco (the “Business Combination”). See Note 6 for further information relating to the Business Combination Agreement and the Business Combination.

On August 9, 2023, Newco filed a registration statement on Form S-4 with the U.S. Securities and Exchange Commission in connection with the contemplated Business Combination with the Company and enGene.

Liquidity, Capital Resource and Going Concern

At June 30, 2023, the Company had $269,138 in its operating bank account and working capital deficit of approximately $7,697,116.

In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans. As of June 30, 2023 and December 31, 2022, there was $1,200,000 and $0 outstanding under the Working Capital Loans, respectively.

In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC 205-40, Presentation of Financial Statements—Going Concern”, management has determined that the Company has and will continue to incur significant costs in pursuit of its acquisition plans which raises substantial doubt about the Company’s ability to continue as a going concern. Moreover, the Company may need to obtain additional financing either to complete the initial Business Combination or because the Company becomes obligated to redeem a significant number of the Company’s Public Shares upon consummation of the initial Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, the Company would only complete such financing simultaneously with the completion of the initial Business Combination. If the Company is unable to complete the initial Business Combination because the Company does not have sufficient funds available, the Company will be forced to cease operations and liquidate the Trust Account. In addition, following the initial Business Combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet certain obligations.

Further, management has determined that if the Company is unable to complete a Business Combination by September 14, 2023 (or by December 14, 2023 if the Company further extends the period of time to consummate a Business Combination, by resolution of the Company’s board of directors and if requested by the Company’s sponsor subject to the Sponsor depositing additional funds in the Trust Account, as further described herein), then the Company will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution as well as the Company’s liquidity condition raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after the Combination Period.

Risks and Uncertainties

Management is currently evaluating the impact of the current global economic uncertainty, the COVID-19 pandemic, rising interest rates, rising inflation, increases in energy prices, supply chain disruptions and the Russia-Ukraine armed conflict (including the impact of any sanctions imposed in response thereto) and has concluded that while it is reasonably possible that any of these could have a negative effect on the Company’s financial position, results of operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact the Company’s business and its ability to complete an initial Business Combination.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and in accordance with the instructions on Form 10-Q and Article 8 of Regulation S-X of the SEC. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. The interim results for the three and six months ended June 30, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or for any future interim periods. The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto included in the Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 30, 2023.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the unaudited condensed financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the unaudited condensed financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2023 and December 31, 2022.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheets, primarily due to its short-term nature.

The Company follows the guidance in ASC 820, “Fair Value Measurement,” for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1 —	Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 —	Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3 —	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Cash and Securities Held in Trust Account

As of June 30, 2023, investment in the Company’s Trust Account consisted of $1,227 in cash and $135,784,943 in U.S. Treasury Securities. As of December 31, 2022, investment in the Company’s Trust Account consisted of $1,375 in cash and $131,529,959 in U.S. Treasury Securities. All of the U.S. Treasury Securities will mature on September 5, 2023. The Company classified its U.S. Treasury Securities as held-to-maturity in accordance with FASB ASC Topic 320 “Investments—Debt and Equity Securities”. Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts. The carrying value approximates the fair value due to its short-term maturity. The carrying value, excluding gross unrealized holding loss and fair value of held to maturity securities at June 30, 2023 and December 31, 2022 are as follows:

	Carrying Value as of June 30, 2023	Quoted Prices in Active Markets (Level 1)	Gross Unrealized Gains
U.S. Treasury Securities	$135,784,943	$135,833,058	$48,115
Cash	1,227	—	—

	$135,786,170	$135,833,058	$48,115

	Carrying Value as of December 31, 2022	Quoted Prices in Active Markets (Level 1)	Gross Unrealized Losses
U.S. Treasury Securities	$131,529,959	$130,537,313	$(992,646)
Cash	1,375	—	—

	$130,531,334	$130,537,313	$(992,646)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ deficit. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, 12,650,000 Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of Class A ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital and accumulated deficit.

The Class A ordinary shares subject to possible redemption reflected on the balance sheets as of June 30, 2023 and December 31, 2022 is reconciled in the following table:

Class A ordinary shares subject to possible redemption, December 31, 2022	$131,531,334
Deposit in connection with Extension Funding	1,265,000
Remeasurement of carrying value to redemption value	2,989,836

Class A ordinary shares subject to possible redemption, June 30, 2023	$135,786,170

Offering Costs associated with the Initial Public Offering

Offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the IPO. The Company complies with the requirements of the ASC 340-10-S99-1. Offering costs are allocated ratably with the redeemable and non-redeemable shares they are allocated to. Offering costs associated with warrant liabilities are expensed, and offering costs associated with the Class A ordinary shares are charged to shareholders’ equity. The Company incurred offering costs amounting to $5,793,160 consisting of $1,800,000 of underwriting commissions, $3,150,000 of deferred underwriting commissions, and $843,160 of other offering costs. The underwriters’ exercise of their full over-allotment option generated an additional $907,500 in transaction costs for aggregate transaction costs of $6,700,660 consisting of $2,130,000 of underwriting commissions, $3,727,500 of deferred underwriting commissions and $843,160 of other offering costs.

Net Loss Per Share

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” The statements of operations include a presentation of loss per Class A ordinary share and loss per Class B ordinary share following the two-class method of income per share. At June 30, 2023 and 2022, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the losses of the Company. As a result, diluted loss per share is the same as basic loss per share for the periods presented.

The tables below presents a reconciliation of the numerator and denominator used to compute basic and diluted loss per share for each category for the three and six months ended June 30, 2023 and for 2022:

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2023		2022		2023		2023
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Basic and diluted net loss per share:
Numerator:
Allocation of net loss	$(2,166,708)	$(541,677)	$(206,625)	$(51,656)	$(2,448,460)	$(612,115)	$(529,450)	$(132,363)
Denominator:
Weighted-average shares outstanding including ordinary shares subject to redemption	12,650,000	3,162,500	12,650,000	3,162,500	12,650,000	3,162,500	12,650,000	3,162,500
Basic and diluted net loss per share	$(0.17)	$(0.17)	$(0.02)	$(0.02)	$(0.19)	$(0.19)	$(0.04)	$(0.04)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under Financial Accounting Standards Board (“FASB”) ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of June 30, 2023 and December 31, 2022, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The Company’s tax provision was zero for all periods presented.

Business Combination Costs

Costs incurred in relation to a potential Business Combination may include legal, accounting, and other expenses. Any such costs are expensed as incurred.

Recent Accounting Pronouncements

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The guidance was adopted starting January 1, 2022. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statements.

Note 3 — Initial Public Offering

On December 14, 2021, the Company consummated its IPO of 11,000,000 Units at a purchase price of $10.00 per Unit. Each Unit was sold at a price of $10.00 and consists of one Class A ordinary share and one-third of one redeemable warrant. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). On December 15, 2021, the underwriters exercised their full over-allotment option and purchased the additional Units available to them. The aggregate Units sold in the IPO and subsequent over-allotment were 12,650,000 and generated gross proceeds of $126,500,000.

Following the closing of the IPO on December 14, 2021, $113,492,500 from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was deposited into a trust account (the “Trust Account”). This amount was comprised of $10.25 per Unit for the 11,000,000 Units sold in the IPO in addition to a $742,500 Deposit in Advance from the Sponsor related to the underwriters’ exercise of the full over-allotment option which took place the following day on December 15, 2021. Following the closing of the IPO and the exercise of the underwriters’ full over-allotment option, $129,662,500 ($10.25 per Unit) was placed in a Trust Account and will be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invests only in direct U.S. government treasury obligations.

Note 4 — Private Placement

Simultaneously with the closing of the IPO, the Company’s Sponsor purchased an aggregate of 4,700,000 Private Placement Warrants (5,195,000 Private Placement Warrants when the underwriters’ over-allotment option was fully exercised on December 15, 2021), each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.50 per Unit. The sale of the Private Placement Warrants in connection with the IPO and subsequent over-allotment option exercise generated gross proceeds of $7,792,500.

The Private Placement Warrants are not transferable, assignable or salable (and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants are not transferable, assignable or salable until 30 days after the completion of the initial Business Combination), except as described herein under “Principal Shareholders—Transfers of Founder Shares and Private Placement Warrants.”

Any amendment to the terms of the Private Placement Warrants or any provision of the warrant agreement with respect to the Private Placement Warrants require a vote of holders of at least 50% of the number of the then outstanding Private Placement Warrants.

Note 5 — Related Party Transactions

Founder Shares

On August 12, 2021, Forbion European Sponsor LLP paid $25,000, or approximately $0.009 per share, to cover certain offering costs in consideration for 2,875,000 Class B ordinary shares (the “Founder Shares”), par value $0.0001. On November 23, 2021, Forbion European Sponsor LLP transferred 2,875,000 Class B ordinary shares to the Sponsor in exchange for $25,000, or approximately $0.009 per share. On December 9, 2021, the Company issued 287,500 Class B ordinary shares to the Sponsor resulting from a 1.1 for 1 share dividend. Up to 412,500 Founder Shares are subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option is exercised. Prior to the Business Combination, only holders of Class B ordinary shares will be able to vote on the appointment of directors and to continue the Company in a jurisdiction outside the Cayman Islands.

On December 15, 2021, the underwriters fully exercised their over-allotment and as a result, 412,500 Founder Shares are no longer subject to forfeiture.

Convertible Note – Related Party

In order to finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes the initial Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that the initial Business Combination does not close. The Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. The Company has evaluated the accounting treatment of convertible note under ASC 815. The Company has determined that due to the convertible loan meeting the derivative scope exception provided in ASC 815, this note did not require a bifurcation of proceeds. Thus, the proceeds in connection to the convertible note are reported at par on the condensed balance sheets.

On March 24, 2023, the Sponsor and the Company entered into an unsecured convertible promissory note (the “Note”) under which the Sponsor agreed to extend to the Company a Working Capital Loan of up to $900,000, to

be used for the Company’s general working capital purposes. The Sponsor funded the initial principal amount of $450,000 under the Note on March 24, 2023. On April 26, 2023, the Company made an additional drawdown on the Note for aggregate $450,000. The Note bears no interest and will be due and payable on the earlier of (i) the date of consummation of a Business Combination and (ii) December 14, 2023 (the “Maturity Date”). If the Company completes a Business Combination, the Company may repay the Note out of the proceeds of the Trust Account released to the Company. Otherwise, no proceeds from the Trust Account can be used to repay the Note. Concurrently with the consummation of a Business Combination, the Sponsor will have the option, but not the obligation, to convert up to the total principal amount of the Note, in whole or in part, into additional warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants will be identical to the Private Placement Warrants. As of June 30, 2023, the Company had $900,000 and $600,000 outstanding under the Note and Extension Note (as defined below), respectively, totaling $1,500,000 in borrowings which are recorded as convertible note – related party on the condensed balance sheets. As of December 31, 2022, there were no borrowings outstanding.

Promissory Note – Related Party

On June 6, 2023, the Company issued an additional unsecured promissory note (the “Working Capital Note”) in the total principal amount of $300,000 to the Sponsor. The proceeds of the Working Capital Note will be used by the Company for general working capital purposes. The Sponsor funded the principal amount of $300,000 on June 6, 2023.

The Working Capital Note bears no interest and shall be due and payable on the Maturity Date. In the event that the Company does not consummate a Business Combination, the Working Capital Note will be repaid only from amounts remaining outside of the Trust Account, if any.

A failure to pay the principal outstanding amount of the Working Capital Note within five business days following the date when due or the commencement of a voluntary or involuntary bankruptcy action of the Company shall be deemed an event of default, in which case the Sponsor may declare the Working Capital Note due and payable immediately.

As of June 30, 2023, the Company had $300,000 and $665,000 outstanding under the Working Capital Note and Extension Note, respectively, totaling $965,000 in borrowings which are recorded as promissory note – related party on the condensed balance sheets. As of December 31, 2022, there were no borrowings outstanding.

Extension Note – Related Party

The Company may extend the period of time to consummate a Business Combination by up to two additional three-month periods (for a total of 24 months to complete a Business Combination). In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliates or designees must deposit into the Trust Account, for each additional three-month period, $1,265,000, ($0.10 per Public Share in either case), on or prior to the date of the applicable deadline (the “Extension Funding”). Any such payments would be made in the form of a non-interest bearing, unsecured promissory note. Such note would either be paid upon consummation of a Business Combination or, at the relevant insider’s discretion, converted upon consummation of a Business Combination into additional Private Placement Warrants at a price of $1.50 per Private Placement Warrant. The Sponsor and its affiliates or designees are not obligated to fund the Trust Account to extend the time for the Company to complete a Business Combination.

In connection with the Extension Funding, the Sponsor funded the principal amount of $1,265,000 by depositing such amount into the Trust Account on June 6, 2023 and extended the period of time to consummate a Business Combination from June 14, 2023 to September 14, 2023, in accordance with the Company’s Amended and Restated Memorandum and Articles of Association and the Investment Management Trust Agreement by and between the Company and Continental Stock Transfer & Trust Company, dated as of December 9, 2021. On

June 6, 2023 the Company issued an unsecured promissory note (the “Extension Note”) in the total principal amount of $1,265,000 to the Sponsor. The Extension Note bears no interest and shall be due and payable on the earlier of (i) the date of consummation of the Business Combination and (ii) the Maturity Date. In the event that the Company does not consummate a Business Combination, the Extension Note will be repaid only from amounts remaining outside of the Trust Account, if any. Up to $600,000 of the total principal amount under such Extension Note can be converted, at the Sponsor’s discretion, in whole or in part, into additional warrants of the Company at a price of $1.50 per warrant, each warrant exercisable for one Class A ordinary share, $0.0001 par value per share, of the Company. The warrants will be identical to the Private Placement Warrants. At June 30, 2023, the convertible portion of the Extension Note, or $600,000, has been included in convertible note – related party on the condensed balance sheets. The nonconvertible portion, or $665,000 of the Extension Note, has been included in promissory note – related party on the condensed balance sheets.

Office Space, Secretarial and Administrative Services

Commencing on the date that the Company’s securities are first listed on the NASDAQ through the earlier of consummation of the initial Business Combination and the liquidation, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial and administrative support and to reimburse the Sponsor for any out-of-pocket expenses related to identifying, investigating and completing an initial Business Combination. For the three and six months ended June 30, 2023, the Company expensed $30,000 and $60,000 in administrative support services, respectively. For the three and six months ended June 30, 2022, the Company expensed $30,000 and $60,000, respectively, in administrative support services. At June 30, 2023 and December 31, 2022, the Company had accrued $30,000 and $30,000, respectively, in administrative fees payable to the Sponsor which are included in due to related party on the condensed balance sheets.

Additionally, the Sponsor has agreed to pay an annual salary of $25,000 to each of the independent Board Members for services rendered prior to or in connection with the completion of the Business Combination. Board members are entitled to reimbursement for any out-of-pocket expenses related to identifying, investigating, negotiating and completing the Business Combination as well. For the three and six months ended June 30, 2023, the Company expensed $18,699 and $37,192, respectively, for services rendered by the independent Board Members. For the three and six months ended June 30, 2022, the Company expensed $18,699 and $37,198, respectively, for services rendered by the independent Board Members. At June 30, 2023 and December 31, 2022, the Company had accrued approximately $18,699 and $18,904, respectively, in compensation expense to the independent board members which are included in due to related party on the condensed balance sheets.

Note 6 — Commitments & Contingencies

Registration and Shareholder Rights

The holders of the Founder Shares, Private Placement Warrants, Class A ordinary shares underlying the Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans and extension loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and extension loans) will be entitled to registration rights pursuant to a registration and shareholder rights agreement to be signed prior to or on the effective date of the Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of the initial Business Combination. However, the registration and shareholder rights agreement provide that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (i) in the case of the Founder Shares, as described in the following paragraph, and (ii) in the case of the Private Placement Warrants and the respective Class A ordinary shares underlying such warrants, 30 days after the completion of the initial Business

Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Except as described herein, the Sponsor and the Company’s directors and executive officers have agreed not to transfer, assign or sell (i) their Founder Shares until the earliest of (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company complete a liquidation, merger, share exchange or other similar transaction that results in all of its public shareholders having the right to exchange their ordinary shares for cash, securities or other property, and (ii) any of their Private Placement Warrants and Class A ordinary shares issued upon conversion or exercise thereof until 30 days after the completion of the initial Business Combination. Any permitted transferees will be subject to the same restrictions and other agreements of the Sponsor with respect to any Founder Shares, Private Placement Warrants and Class A ordinary shares issued upon conversion or exercise thereof. The Company refers to such transfer restriction herein as the lock-up.

In addition, pursuant to the registration and shareholder rights agreement, the Sponsor, upon and following consummation of an initial Business Combination, will be entitled to nominate three individuals for appointment to the Company’s board of directors, as long as the Sponsor holds any securities covered by the registration and shareholder rights agreement. Prior to the Business Combination, only holders of Class B ordinary shares will be able to vote on the appointment of directors and to continue the Company in a jurisdiction outside the Cayman Islands.

Underwriting Agreement

The underwriters had a 45-day option from the date of the IPO to purchase up to an additional 1,650,000 Units to cover over-allotments, if any. On December 15, 2021, the underwriters fully exercised the over-allotment option.

The underwriters were paid underwriting commission of $0.20 per Unit sold in the IPO, excluding Units sold to Forbion Cooperatief, or $1,800,000, upon the closing of the IPO. Following the exercise of the underwriters’ over-allotment option on December 15, 2021, the underwriters earned an additional $330,000 for an aggregate of $2,130,000 in underwriting commissions related to the IPO and over-allotment.

In addition, $3,150,000 is payable to the underwriters for deferred underwriting commissions related to the Units sold in the IPO, excluding those Units sold to Forbion Cooperatief. Following the exercise of the underwriters’ over-allotment option on December 15, 2021, the underwriters earned an additional $577,500 for an aggregate of $3,727,500 in deferred underwriting commissions related to the IPO and over-allotment. The deferred underwriting commission will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Forward Purchase Agreements

The Company has entered into two forward purchase agreements (the “Forward Purchase Agreements”) with the Sponsor, pursuant to which the Sponsor has agreed to purchase (1) an aggregate of 1,000,000 Class A ordinary shares for $10.00 per share (the “firm forward purchase shares”), or an aggregate amount of $10,000,000 and (2) in addition, an aggregate of up to 1,000,000 Class A ordinary shares for $10.00 per share (the “additional forward purchase shares”), or an aggregate maximum amount of up to $10,000,000, in each case in a private placement that may close simultaneously with the closing of the Company’s initial Business Combination.

Deferred Legal Fees

The Company has incurred $3,884,759 in deferred legal fees, of which $125,000 are associated with the Company’s Initial Public Offering and are contingent upon the consummation of the Business Combination. Deferred legal fees are included in accrued offering costs and expenses on the Company’s condensed balance sheets.

Business Combination Agreement

On May 16, 2023, the Company entered into the Business Combination Agreement with enGene and Newco. The Business Combination Agreement contemplates that the proposed Business Combination among the Company, enGene and Newco will be completed through, among others, the following series of transactions:

•

the Company shall incorporate or cause to be incorporated Can Merger Sub as a corporation under the laws of Canada and a direct wholly owned subsidiary of the Company (“Can Merger Sub”) and Newco shall incorporate or cause to be incorporated Cayman Merger Sub as a Cayman Islands exempted company and a direct wholly-owned subsidiary of Newco (“Cayman Merger Sub”);

•

pursuant to a Sponsor and Insiders Letter Agreement entered into concurrently with the execution and delivery of the Business Combination Agreement (the “Sponsor and Insiders Letter Agreement”), the Sponsor has agreed to surrender, after giving effect to the conversion of all or part of the principal amount outstanding under loans made by the Sponsor to the Company into Private Placement Warrants, 1,789,004 Founder Shares and 5,463,381 Private Placement Warrants, as a contribution to the capital of the Company and for no consideration (the “Surrender”), effective immediately prior to the Class B Conversion (as defined below) on the day which is two (2) business days prior to the Closing Date (as defined below);

•

on the day which is two (2) business days prior to the Closing Date, each Founder Share that remains outstanding following the Surrender shall be exchanged for one Class A ordinary share of the Company (the “Class B Conversion”);

•

on the day which is one (1) business day prior to the Closing Date, Cayman Merger Sub will merge with and into the Company with the Company as the surviving entity pursuant to a plan of merger under the laws of the Cayman Islands (the “Cayman Merger”);

•

concurrently with the Cayman Merger, and effective at the same time the Cayman Merger becomes effective under Cayman Islands law, (i) Newco will assume the warrants of the Company to purchase one Class A ordinary share of the Company at an exercise price of $11.50 per share (as so assumed, “Newco Warrants”) pursuant to a warrant assignment, assumption and amendment agreement to be entered into on or around the Closing Date, and (ii) Newco will redeem the initial Class A common shares of Newco (the “Newco Shares”) held by the sole shareholder of Newco for an amount equal to the amount of capital that the sole shareholder of Newco contributed for purposes of the incorporation of Newco (such transactions, together with the Cayman Merger, the “Cayman Reorganization”);

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following the Cayman Reorganization, the Company will file an election to change its classification for U.S. federal income tax purposes from a corporation to an entity disregarded as separate from its owner Newco, to be effective as of the beginning of the Closing Date (the “U.S. Entity Classification Election” and, together with the Cayman Reorganization, the “FEAC Reorganization”);

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on the Closing Date, subsequent to the FEAC Reorganization becoming effective, the Company will sell to Newco, and Newco will purchase, all of the outstanding common shares of Can Merger Sub (the “Can Merger Sub Share Sale”);

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subsequent to the Can Merger Sub Share Sale, Can Merger Sub and the Company will amalgamate under Section 192 of the Canada Business Corporations Act pursuant to a plan of arrangement (the “Amalgamation”; the date of the Amalgamation being the “Closing Date”), and pursuant to the

Amalgamation, (i) each enGene share outstanding immediately prior to the Amalgamation shall be exchanged for Newco Shares at an agreed upon exchange ratio set out in the Amalgamation plan of arrangement (the “Company Exchange Ratio”) and each enGene warrant outstanding immediately prior to the Amalgamation shall be exchanged for Newco Warrants per the Company Exchange Ratio; (ii) each Can Merger Sub share outstanding immediately prior to the Amalgamation shall be exchanged for one common share in the authorized share capital of the amalgamated entity; (iii) in consideration for the issuance of Newco Shares, the amalgamated entity shall issue its common shares to Newco; and

•

following the Amalgamation, Newco will continue from being a corporation incorporated under and governed by the Canada Business Corporations Act to a company continued to and governed by the Business Corporations Act (British Columbia).

The transactions described above, together with the other transactions contemplated by the Business Combination Agreement, are hereinafter referred to as the “Transactions”.

Concurrently with the execution and delivery of the Business Combination Agreement, the Company, Newco and enGene, among other parties, entered into the enGene Voting Agreement (the “enGene Voting Agreement”), the enGene Lock-Up Agreement (the “enGene Lock-Up Agreement”), and the FEAC Voting Agreement (the “FEAC Voting Agreement”) pursuant to which certain shareholders of enGene and the Company, respectively, agreed to vote in favor of the Transactions and to certain transfer restrictions in respect of such shareholders’ shares of the Company and of Newco, as applicable.

The Business Combination Agreement contains customary representations and warranties and covenants. The Business Combination is expected to close in the second half of 2023, subject to the satisfaction of customary closing conditions.

The Business Combination Agreement and the Transactions were approved by the boards of directors of each of the Company and enGene.

Sponsor and Insiders Letter Agreement

On May 16, 2023, the Sponsor and Insiders Letter Agreement was entered into between the Company, the Sponsor, Forbion Growth Opportunities Fund I Cooperatief U.A., enGene, Newco and the other parties named therein (collectively, other than enGene and Newco, the “Sponsor Parties”), pursuant to which the Sponsor has agreed to surrender, after giving effect to the conversion of all or part of the principal amount outstanding under loans made by the Sponsor to the Company into Private Placement Warrants, 1,789,004 of Founder Shares and 5,463,381 of Private Placement Warrants, as a contribution to the capital of the Company and for no consideration, effective immediately prior to the Class B Conversion (as defined therein) on the day which is two (2) business days prior to the Closing Date (as defined therein).

In addition, the Sponsor Parties agreed to (i) be bound by certain other covenants and agreements related to the Business Combination, (ii) waive the anti-dilution protection with respect to the Founder Shares (whether resulting from the PIPE Financing or otherwise) and (iii) be bound by certain transfer restrictions with respect to the shares of the Company and the Private Placement Warrants held by it (including the Newco Shares (as defined therein) and Newco Warrants (as defined therein) received in exchange therefore in connection with the Business Combination and the Transactions), in each case, on the terms and subject to the conditions set forth in Sponsor and Insiders Letter Agreement.

Transaction Support Agreements

Concurrently with the execution and delivery of the Business Combination Agreement, the Company, Newco, enGene, the directors of enGene and certain shareholders of enGene (collectively, other than the Company, the “enGene Parties”) entered into voting agreements (the “enGene Voting Agreements”) and lock-up agreements

(the “enGene Lock-Up Agreements”) pursuant to which the enGene Parties agreed to, among other things, (i) vote or cause to be voted all of its Company Shares (as defined therein) in favor of the Company Arrangement Resolution (as defined therein) and the Transactions; (ii) be bound by certain other covenants and agreements related to the Business Combination; and (iii) be bound by certain transfer restrictions with respect to the Company Shares and Newco Shares, as applicable, in each case, on the terms and subject to the conditions set forth in the enGene Voting Agreements and the enGene Lock-Up Agreements.

In addition, concurrently with the execution and delivery of the Business Combination Agreement, enGene, Newco and the Sponsor Parties entered into a lock-up agreement (the “FEAC Voting Agreement”) pursuant to which the Sponsor Parties agreed to, among other things, (i) vote or cause to be voted all of their shares of the Company (the “FEAC Shares”) in favor of the Transaction Proposals (as defined therein); (ii) be bound by certain other covenants and agreements related to the Business Combination and (iii) be bound by certain transfer restrictions with respect to the FEAC Shares, in each case, on the terms and subject to the conditions set forth in the FEAC Voting Agreement.

Subscription Agreements and Side Letter Agreements

On May 16, 2023, the Company, Newco and certain investors (the “PIPE Investors”) entered into subscription agreements (the “Subscription Agreements” and each a “Subscription Agreement”) pursuant to which, among other things, the PIPE Investors have agreed, subject to the completion of each element of the Transactions (other than those Transactions that are scheduled to be completed following the Closing Date (as defined therein)), to subscribe for and purchase, and the Company has agreed that it will issue and sell to the PIPE Investors (which obligation will be assumed (the “Assumption”) by Newco after the completion of the FEAC Reorganization and prior to the consummation of the PIPE Financing (as defined below)) the number of Class A ordinary shares of the Company (or after the Assumption, Newco Shares) provided for in the applicable Subscription Agreement in exchange for the purchase price of $10.25 per Class A ordinary shares of the Company (or after the Assumption, Newco Share) (as amended by the Side Letter Agreements (as defined below, the “PIPE Financing”). Pursuant to the Subscription Agreements, the PIPE Investors have collectively subscribed for 5,550,408 Class A ordinary shares of the Company (or after the Assumption, Newco Shares) for an aggregate purchase price equal to $56,891,682.

Immediately following the execution and delivery of the Subscription Agreements, the Company and Newco entered into a side letter with each PIPE Investor (the “Side Letter Agreement” and collectively, the “Side Letter Agreements”) to amend the relevant Subscription Agreement and which, together with the relevant Subscription Agreement, reflects the total number of the Class A ordinary shares of the Company and the warrants of the Company to be issued by the Company (or after the Assumption, the total number of Newco Shares and Newco Warrants to be issued by Newco) pursuant to the PIPE Financing in consideration of the purchase price set forth in the relevant Subscription Agreement.

Non-Redemption Agreement

On May 16, 2023, Newco, the Company and a shareholder of the Company that is the beneficial owner of 166,665 Class A ordinary shares of the Company entered into a non-redemption agreement (the “Non-Redemption Agreement”), pursuant to which, among others, the Company will issue additional Class A ordinary shares of the Company and warrants of the Company (or after the Assumption, Newco will issue additional Newco Shares and Newco Warrants) to such shareholder of the Company in consideration of such shareholder’s commitment not to redeem its Class A ordinary shares of the Company in connection with the approval of the Business Combination by the shareholders of the Company (the “Non-Redemption Transaction”).

Registration Rights Agreement

On or around the Closing Date, Newco, the Company, the Sponsor Holders (as defined in the Registration Rights Agreement) and the enGene Holders (as defined in the Registration Rights Agreement) will enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which, among other things, the Sponsor Holders and the enGene Holders will be granted certain customary registration rights with respect to their respective Equity Securities (as defined therein) of Newco, in each case, on the terms and subject to the conditions therein.

Certain enGene Indebtedness

Prior to the execution and delivery of the Business Combination Agreement, enGene agreed to certain modifications of existing convertible indebtedness in an aggregate principal amount of $18,400,000 (the “Amended 2022 Convertible Notes” and, together with the enGene warrants to be issued by enGene as consideration for such modifications, the “Amended 2022 Financing”). Concurrently with the execution and delivery of the Business Combination Agreement, enGene entered into agreements pursuant to which it will issue new convertible indebtedness and enGene warrants (i) for cash in an aggregate principal amount of $30,000,000 and (ii) in repayment of certain outstanding indebtedness in an aggregate principal amount of $8,000,000 (collectively, the “2023 Convertible Notes” and, together with the enGene warrants purchased concurrently, the “2023 Financing”; the 2023 Financing together with the Amended 2022 Financing, the “Convertible Bridge Financing”). The Convertible Bridge Financing indebtedness will be converted in the Transactions into that number of common shares of enGene that, when exchanged at the Company Exchange Ratio, shall equal that number of Class A ordinary shares of the Company (or after the Assumption, Newco Shares) that the holders of such indebtedness would have received if they subscribed for Class A ordinary shares of the Company (or after the Assumption, Newco Shares) on the same terms as the PIPE Financing.

Business Combination Deadline Extension and Extension Loan Note

On June 6, 2023, the Company extended the time available to consummate its Business Combination from June 14, 2023 to September 14, 2023 by having the Sponsor deposit an additional $1,265,000, or $0.10 per unit, into the Trust Account (the “Extension Funding”), in accordance with the Company’s Amended and Restated Memorandum and Articles of Association and the Investment Management Trust Agreement by and between the Company and Continental Stock Transfer & Trust Company, dated as of December 9, 2021.

In connection with the Extension Funding, on June 6, 2023, the Company issued an unsecured promissory note (the “Extension Note”) in the total principal amount of $1,265,000 to the Sponsor. The Sponsor funded the principal amount of $1,265,000 under the Extension Note by depositing such amount into the Trust Account on June 6, 2023.

The Extension Note bears no interest and shall be due and payable on the earlier of (i) the date of consummation of the Business Combination and (ii) the Maturity Date. In the event that the Company does not consummate a Business Combination, the Extension Note will be repaid only from amounts remaining outside of the Trust Account, if any.

Concurrently with the consummation of a Business Combination, the Sponsor will have the option, but not the obligation, to convert up to $600,000 total principal amount of the Extension Note, in whole or in part, into additional warrants of the Company at a price of $1.50 per warrant, each warrant exercisable for one Class A ordinary share, $0.0001 par value per share, of the Company. The warrants will be identical to the private placement warrants issued by the Company to the Sponsor at the time of the Company’s IPO. A failure to pay the principal outstanding amount of the Extension Note within five business days following the date when due or the commencement of a voluntary or involuntary bankruptcy action of the Company shall be deemed an event of default, in which case the Sponsor may declare the Extension Note due and payable immediately.

Note 7 — Shareholders’ Deficit

Preference shares —The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2023 and December 31, 2022, there were no preference shares issued or outstanding.

Class A ordinary shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of June 30, 2023 and December 31, 2022, there were no Class A ordinary shares outstanding, excluding 12,650,000 Class A ordinary shares subject to possible redemption issued.

Class B ordinary shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders are entitled to one vote for each share of Class B ordinary shares. As of August 13, 2021, there were 2,875,000 Class B ordinary shares issued and outstanding. Of the 2,875,000 Class B ordinary shares, an aggregate of up to 375,000 shares are subject to forfeiture to the Company for no consideration to the extent that the underwriters’ over-allotment option is not exercised in full or in part. On December 9, 2021, the Company effected a stock dividend of 1.1 shares for each outstanding share, resulting in there being an aggregate of 3,162,500 Founder Shares outstanding, of which 412,500 are subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part. All share and per share amounts have been retroactively restated to reflect the share dividend. The forfeiture amounts were determined such that the initial shareholders will collectively own 20% of the Company’s issued and outstanding ordinary shares after the Public Offering. At June 30, 2023 and December 31, 2022, there were 3,162,500 shares of Class B ordinary shares issued and outstanding.

Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders except as required by law. Unless specified in the Company’s amended and restated memorandum and articles of association, or as required by applicable provisions of the Companies Act or applicable stock exchange rules, the affirmative vote of a majority of the Company’s ordinary shares that are voted is required to approve any such matter voted on by the Company’s shareholders. Approval of certain actions will require a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds of the Company’s ordinary shares that are voted, and pursuant to the Company’s amended and restated memorandum and articles of association; such actions include amending the Company’s amended and restated memorandum and articles of association and approving a statutory merger or consolidation with another company. The Company’s board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being appointed in each year. There is no cumulative voting with respect to the appointment of directors, with the result that the holders of more than 50% of the shares voted for the appointment of directors can appoint all of the directors. Prior to the Business Combination, only holders of Class B ordinary shares will be able to vote on the appointment of directors and to continue the Company in a jurisdiction outside the Cayman Islands. The Company’s shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

The Class B ordinary shares will automatically convert into Class A ordinary shares, which such Class A ordinary shares delivered upon conversion will not have any redemption rights or be entitled to liquidating distributions, if the Company does not consummate an initial Business Combination, at the time of the initial Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities (as defined herein) or rights issued or deemed issued, by the company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of its management team upon conversion of Working Capital Loans and extension loans. Any conversion of Class B ordinary shares described herein will take effect as a compulsory redemption of Class B ordinary shares and an issuance of Class A ordinary shares as a matter of Cayman Islands law. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

Public Warrants — Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issue additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummate the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described adjacent to “Redemption of public warrants” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The warrants will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company has agreed that as soon as practicable, but in no event later than twenty business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, the Company will not be required to file or maintain in effect a registration statement, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue-sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value.

Redemption of public warrants. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption, which the Company refer to as the “30-day redemption period”; and

•

if, and only if, the last reported sale price (the “closing price”) of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Description of Securities—Warrants—Public Shareholders’ Warrants—Redemption Procedures—Anti-dilution Adjustments”) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company send the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The Company has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A ordinary shares may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Description of Securities—Warrants —Public Shareholders’ Warrants—Redemption Procedures—Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

If the Company calls the Public Warrants for redemption as described above, it will have the option to require any holder that wishes to exercise its public warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their public warrants on a “cashless basis,” the Company will consider, among other factors, its cash position, the number of public warrants that are outstanding and the dilutive effect on shareholders of issuing the maximum number of Class A ordinary shares issuable upon the exercise of the Public Warrants. If the Company takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their public warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the 10-day average closing price as of the date on which the notice of redemption is sent to the holders of the warrants. If the Company takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Class A ordinary shares to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. The Company believes this feature is an attractive option if it does not need the cash from the exercise of the warrants after the Business Combination. If the Company calls the warrants for redemption and does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

No fractional Class A ordinary shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of Class A ordinary shares to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the Class A ordinary shares pursuant to the warrant agreement (for instance, if the Company is not the surviving company in the Business Combination), the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the Class A ordinary shares, the Company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Note 8 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date that the unaudited condensed financial statements were issued. Based on this, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Forbion European Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Forbion European Acquisition Corp. (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2022, and for the period from August 9, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 , and for the period from August 9, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s ability to execute its business plan is dependent upon the consummation of a business combination and it lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. Further, if the Company does not complete a business combination by June 14, 2023, or obtain approval for an extension of this deadline, it will be required to cease all operations except for the purpose of liquidating. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP
Marcum LLP

We have served as the Company’s auditor since 2021.

New York, NY
March 30, 2023

FORBION EUROPEAN ACQUISITION CORP.

BALANCE SHEETS

	December 31, 2022	December 31, 2021
Assets:
Current assets:
Cash	$314,151	$1,069,298
Prepaid expense	197,653	498,591

Total current assets	511,804	1,567,889
Prepaid expenses– non-current portion	—	209,052
Cash and securities held in trust account	131,531,334	129,669,409

Total assets	$132,043,138	$131,446,350

Liabilities, Shares Subject to Redemption and Shareholders’ Deficit:
Current liabilities:
Accrued offering costs and expenses	$844,605	$316,651
Due to related party	48,904	10,796

Total current liabilities	893,509	327,447
Deferred underwriting commissions	3,727,500	3,727,500

Total liabilities	4,621,009	4,054,947

Commitments and Contingencies (Note 6)
Class A ordinary shares subject to possible redemption, 12,650,000 shares at redemption value of approximately $10.40 and $10.25 at December 31, 2022 and 2021, respectively	131,531,334	129,669,409

Shareholders’ Deficit:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; none outstanding (excluding 12,650,000 shares subject to possible redemption issued) at December 31, 2022 and 2021	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 3,162,500 shares issued and outstanding at December 31, 2022 and 2021	316	316
Additional paid-in capital	—	—
Accumulated deficit	(4,109,521)	(2,278,322)

Total shareholders’ deficit	(4,109,205)	(2,278,006)

Total Liabilities, Shares Subject to Redemption and Shareholders’ Deficit	$132,043,138	$131,446,350

The accompanying notes are an integral part of these financial statements.

FORBION EUROPEAN ACQUISITION CORP.

STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2022	For the Period from August 9, 2021 (Inception) through December 31, 2021
Formation and operating costs	$1,831,421	$232,346

Loss from operations	$(1,831,421)	$(232,346)

Other income
Bank Interest Income	222	—
Interest earned from Trust Account	1,861,925	6,909

Total other income	1,862,147	6,909

Net income (loss)	$30,726	$(225,437)

Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	12,650,000	1,558,966

Basic and diluted net income (loss) per share, Class A ordinary shares subject to possible redemption	$0.00	$(0.05)

Basic and diluted, weighted average shares outstanding – Class B ordinary shares	3,162,500	3,162,500

Basic and diluted net income (loss) per share, Class B ordinary shares	$0.00	$(0.05)

The accompanying notes are an integral part of these financial statements.

FORBION EUROPEAN ACQUISITION CORP.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE YEAR ENDED DECEMBER 31, 2022 AND

FOR THE PERIOD FROM AUGUST 9, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

	Class A Ordinary Share		Class B Ordinary Share		Additional Paid-In Capital	Accumulated Deficit	Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of August 9, 2021 (Inception)	—	$—	—	$—	$—	$—	$—
Class B ordinary share issued to initial shareholder	—	—	3,162,500	316	24,684	—	25,000
Sale of 5,195,000 Private Placement Warrants, net of fair value of warrant	—	—	—	—	7,792,500	—	7,792,500
Allocated proceeds to public warrants	—	—	—	—	3,493,159	—	3,493,159
Underwriters’ discount and deferred underwriter discount allocated to warrants	—	—	—	—	(161,749)	—	(161,749)
Other offering expenses	—	—	—	—	(23,283)	—	(23,283)
Net loss	—	—	—	—	—	(225,437)	(225,437)
Remeasurement of Class A ordinary shares subject to possible redemption to redemption amount	—	—	—	—	(11,125,311)	(2,052,885)	(13,178,196)

Balance as of December 31, 2021	—	—	3,162,500	316	—	(2,278,322)	(2,278,006)
Net income	—	—	—	—	—	30,726	30,726
Remeasurement of Class A ordinary shares subject to possible redemption to redemption amount	—	—	—	—	—	(1,861,925)	(1,861,925)

Balance as of December 31, 2022	—	$—	3,162,500	$316	$—	$(4,109,521)	$(4,109,205)

The accompanying notes are an integral part of these financial statements.

FORBION EUROPEAN ACQUISITION CORP.

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2022	For the Period from August 9, 2021 (Inception) through December 31, 2021
Cash flows from operating activities:
Net income (loss)	$30,726	$(225,437)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Formation cost paid by Sponsor	—	6,941
Interest earned on cash and marketable securities held in Trust Account	(1,861,925)	(6,909)
Changes in operating assets and liabilities:
Prepaid expenses	509,990	(707,643)
Accrued offering costs and expenses	527,954	126,004
Due from related party	38,108	10,796

Net cash used in operating activities	$(755,147)	$(796,248)

Cash flows from investing activities:
Principal deposited in Trust Account	$—	$(129,662,500)

Net cash used in investing activities	$—	$(129,662,500)

Cash flows from financing activities:
Proceeds from initial public offering, net of costs	$—	$123,735,546
Proceeds from private placement	—	7,792,500
Proceeds from issuance of promissory note to related party	—	124,577
Payment of promissory note to related party	—	(124,577)

Net cash provided by financing activities	$—	$131,528,046

Net change in cash	(755,147)	1,069,298
Cash, beginning of the period	1,069,298	—

Cash, end of the period	$314,151	$1,069,298

Supplemental disclosure of cash flow information:
Deferred offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$—	$18,059

Deferred underwriters’ discount payable charged to additional paid in capital	$—	$3,727,500

Remeasurement Adjustment of Class A ordinary shares subject to possible redemption	$1,861,925	$13,178,196

Accrued offering costs	$—	$190,647

The accompanying notes are an integral part of these financial statements.

FORBION EUROPEAN ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

Note 1 — Organization, Business Operation and Going Concern

Forbion European Acquisition Corp. (the “Company”) was incorporated as a Cayman Islands exempted company on August 9, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar Business Combination with one or more businesses or entities (the “Business Combination”).

As of December 31, 2022, the Company had not commenced any operations. All activity through December 31, 2022 relates to the Company’s formation and the Initial Public Offering (the “IPO” or “Public Offering”) which is described below, and the Company’s completion of a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s Sponsor is Forbion Growth Sponsor FEAC I B.V., a Cayman Islands limited liability company (the “Sponsor”).

The registration statement for the Company’s IPO was declared effective on December 9, 2021 (the “Effective Date”). On December 14, 2021, the Company consummated the IPO of 11,000,000 units (or 12,650,000 units if the underwriters’ over-allotment option is exercised in full) at $10.00 per unit (the “Units”), which is discussed in Note 3. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (the “Public Warrants”). Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share. On December 15, 2021, the underwriters exercised their full over-allotment option and purchased the additional Units available to them. The aggregate Units sold in the IPO and subsequent over-allotment option exercise were 12,650,000 and generated gross proceeds of $126,500,000.

Simultaneously with the consummation of the IPO, the Company consummated the private placement of 4,700,000 warrants (or 5,195,000 warrants when the underwriters’ over-allotment option was fully exercised on December 15, 2021) (the “Private Placement Warrants”) to the Sponsor, at a price of $1.50 per Private Placement Warrant. The sale of the Private Placement Warrants in connection with the IPO and subsequent over-allotment option exercise generated gross proceeds of $7,792,500.

Transaction costs related to the IPO amounted to $5,793,160 consisting of $1,800,000 of underwriting commissions, $3,150,000 of deferred underwriting commissions, and $843,160 of other offering costs. The underwriters’ exercise of their full over-allotment option generated an additional $907,500 in transaction costs for aggregate transaction costs of $6,700,660 consisting of $2,130,000 of underwriting commissions, $3,727,500 of deferred underwriting commissions and $843,160 of other offering costs. In addition, $1,641,236 of cash was held outside of the Trust Account (as defined below) and is available for working capital purposes.

On December 15, 2021, the underwriter fully exercised the over-allotment option and purchased an additional 1,650,000 Units for additional gross proceeds of $16,500,000. Simultaneously with the exercise of the over-allotment option, the Sponsor purchased an addition 495,000 Private Placement Warrants for additional gross proceeds of $742,500, which was already included in the Trust Account and shown as a Deposit in Advance in this financial statement.

Following the closing of the exercise of the underwriters’ full over-allotment option, an additional $16,170,000 was placed in the Trust Account for aggregate proceeds in the Trust Account of $129,662,500 ($10.25 per Unit). As a result of the underwriters’ over-allotment option exercise, 412,500 Founder Shares are no longer subject to forfeiture.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination.

The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of signing a definitive agreement in connection with the initial Business Combination. However, the Company will complete the initial Business Combination only if the post-Business Combination company in which its public shareholders own shares will own or acquire 50% or more of the outstanding voting securities of the target or is otherwise not required to register as an investment company under the Investment Company Act (the “Investment Company Act”). There is no assurance that the Company will be able to complete a Business Combination successfully.

Following the closing of the IPO on December 14, 2021, $113,492,500 from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was deposited into a trust account (the “Trust Account”). This amount was comprised of $10.25 per Unit for the 11,000,000 Units sold in the IPO in addition to a $742,500 Deposit in Advance from the Sponsor related to the underwriters’ exercise of the full over-allotment option which took place the following day on December 15, 2021. Following the closing of the IPO and the exercise of the underwriters’ full over-allotment option, $129,662,500 ($10.25 per Unit) was held in the Trust Account and will only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Pursuant to the trust agreement, the trustee is not permitted to invest in other securities or assets. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its income taxes, if any, the Company’s amended and restated memorandum and articles of association, as discussed below and subject to the requirements of law and regulation, will provide that the proceeds from the Public Offering and the sale of the Private Placement Warrants held in the Trust Account will not be released from the Trust Account (1) to the Company, until the completion of the initial Business Combination, or (2) to its public shareholders, until the earliest of (a) the completion of the initial Business Combination, and then only in connection with those Class A ordinary shares that such shareholders properly elected to redeem, subject to the limitations described herein, (b) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to provide holders of the Class A ordinary shares the right to have their shares redeemed in connection with the initial Business Combination or to redeem 100% of the public shares if the Company does not complete the initial Business Combination within Combination Period or (B) with respect to any other provision relating to the rights of holders of the Class A ordinary shares, and (c) the redemption of the public shares if the Company has not consummated the Company’s Business Combination within Combination Period, subject to applicable law. Public shareholders who redeem their Class A ordinary shares in connection with a shareholder vote described in clause (b) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of an initial Business Combination or liquidation if the Company has not consummated an initial Business Combination within Combination Period, with respect to such Class A ordinary shares so redeemed. The funds held in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of its public shareholders. As it is expected that we are and will continuously be considered a Dutch tax resident, any redemption proceeds (including interest income on the trust account) distributed to our shareholders in excess of the paid-up capital for Dutch tax purposes may be subject to 15% Dutch dividend withholding tax.

The Company will provide holders (the “Public Shareholders”) of its Class A ordinary shares, par value $0.0001, sold in the IPO (the “Public Shares”), with the opportunity to redeem all or a portion of their Class A ordinary shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would require the Company to seek shareholder approval under applicable law or stock exchange listing requirements.

The Company will provide its Public Shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the initial Business Combination, regardless of whether such shareholder votes on such proposed Business Combination, and if they do vote, regardless of whether they vote for or against such proposed Business Combination, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any, divided by the number of then-outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account is initially anticipated to be $10.25 per public share.

The per share amount that the Company will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters. The redemption rights will include the requirement that a beneficial holder must identify itself in order to validly redeem its shares. There will be no redemption rights upon the completion of the initial Business Combination with respect to the Company’s warrants. Further, the Company will not proceed with redeeming the Public Shares, even if a Public Shareholder has properly elected to redeem its Public Shares if a Business Combination does not close.

The ordinary shares subject to redemption were recorded at a redemption value and classified as temporary equity upon the completion of the Public Offering, in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.

The Company’s amended and restated memorandum and articles of association provides that the Company will have only 18 months from the closing of the Public Offering (or up to 24 months from the closing of the IPO if the Company extends the period of time to consummate a Business Combination, subject to the Sponsor depositing additional funds in the Trust Account) (the “Combination Period”) to consummate its initial Business Combination. If the Company has not consummated an initial Business Combination within Combination Period, the Company will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to consummate an initial Business Combination within Combination Period.

The Sponsor and each member of its management team have entered into an agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their Founder Shares (ii) waive their redemption rights with respect to their Founder Shares and public shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association (A) that would modify the substance or timing of the Company’s obligation to provide holders of the Class A ordinary shares the right to have their shares redeemed in connection with the initial Business

Combination or to redeem 100% of the public shares if the Company does not complete the initial Business Combination within Combination Period or (B) with respect to any other provision relating to the rights of holders of the Class A ordinary shares and (iii) waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if the Company fails to consummate an initial Business Combination within Combination Period (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete the initial Business Combination within the prescribed time frame).

The Company has until 18 months from the closing of the Public Offering to complete a Business Combination. However, if the Company anticipates that it may not be able to consummate a Business Combination within 18 months, the Company may extend the period of time to consummate a Business Combination by up to two additional three-month periods for a total of 24 months to complete a Business Combination (the “Combination Period”). In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliate or designees must deposit into the Trust Account, for each additional three-month period, $1,265,000 ($0.10 per Public Share in either case), on or prior to the date of the applicable deadline.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent auditors) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.25 per public share or (2) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Public Offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of the Company and, therefore, the Sponsor may not be able to satisfy those obligations. The Company has not asked the Sponsor to reserve for such obligations.

Going Concern, Liquidity and Capital Resources

The Company’s liquidity needs up to December 14, 2021 had been satisfied through a payment from the Sponsor of $25,000 (see Note 5 of the Financial Statements) for the Founder Shares to cover certain offering costs and the loan under an unsecured promissory note from the Sponsor of up to $500,000. At December 31, 2022, the Company had approximately $0.3 million in its operating bank account and a working capital deficit of approximately $0.4 million.

In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans, as defined below (see Note 5 of the Financial Statements). As of December 31, 2022 and, 2021, there were no amounts outstanding under any Working Capital Loans.

In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC205-40, Presentation of Financial Statements—Going Concern”, management has determined that the Company has and will continue to incur significant costs in pursuit of its acquisition plans which raises substantial doubt about the Company’s ability to continue as a going concern. Moreover, we may need to obtain additional financing either to complete our initial Business Combination or because we become obligated to redeem a significant number of our Public Shares upon consummation of our initial Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination.

Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of the Company’s initial Business Combination. If the Company is unable to complete its initial Business Combination because it does not have sufficient funds available to it, the Company will be forced to cease operations and liquidate the Trust Accounts. In addition, following the Company’s initial Business Combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet its obligations.

Further, management has determined that if the Company is unable to complete a Business Combination by June 14, 2023 (the “Combination Period”), then the Company will cease all operations except for the purpose of liquidating. However, the Company may, by resolution of its board of directors if requested by the Company’s sponsor, extend the Combination Period two times by an additional three months each time (for a total of up to 24 months to complete a Business Combination), subject to the sponsor depositing additional funds into the trust account as further described herein. The date for mandatory liquidation and subsequent dissolution as well as the Company’s liquidity condition raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after the Combination Period.

Risks and Uncertainties

Management is currently evaluating the impact of the current global economic uncertainty, the COVID-19 pandemic, rising interest rates, rising inflation, increases in energy prices, supply chain disruptions and the Russia-Ukraine armed conflict (including the impact of any sanctions imposed in response thereto) and has concluded that while it is reasonably possible that any of these could have a negative effect on the Company’s financial position, results of operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact the Company’s business and its ability to complete an initial Business Combination.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non- emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with those of another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2022 and 2021.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheets, primarily due to its short-term nature.

The Company follows the guidance in ASC 820, “Fair Value Measurement,” for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities).

The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1 —	Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 —	Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3 —	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Cash and Securities Held in Trust Account

As of December 31, 2022, investment in the Company’s Trust Account consisted of $1,375 in cash and $131,529,959 in U.S. Treasury Securities. As of December 31, 2021, investment in the Company’s Trust Account consisted of $1,485 cash and $129,667,924 in U.S. Treasury Securities. All of the U.S. Treasury Securities will mature on June 15, 2023. The Company classified its U.S. Treasury Securities as held-to-maturity in accordance with FASB ASC Topic 320 “Investments—Debt and Equity Securities”. Held-to–maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums of discounts. The carrying value approximates the fair value due to its short-term maturity. The carrying value, excluding gross unrealized holding loss and fair value of held to maturity securities at December 31, 2022 and 2021 are as follows:

	Carrying Value as of December 31, 2022	Quoted Prices in Active Markets (Level 1)	Gross Unrealized Losses
U.S. Treasury Securities	$131,529,959	$130,537,313	$(992,646)
Cash	1,375	—	—

	$131,531,334	$130,537,313	$(992,646)

	Carrying Value as of December 30, 2021	Quoted Prices in Active Markets (Level 1)	Gross Unrealized Losses
U.S. Treasury Securities	129,667,924	129,665,154	(2,770)

Cash	1,485	—	—

	$129,669,409	$129,665,154	$(2,770)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ deficit. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, 12,650,000 Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of Class A ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital and accumulated deficit.

The Class A ordinary shares subject to possible redemption reflected on the balance sheets as of December 31, 2022 and 2021 is reconciled in the following table:

Gross Proceeds from IPO	$129,662,500
Less:
Proceeds allocated to Public Warrants	(3,493,159)
Class A ordinary shares issuance costs	(9,678,128)
Plus:
Remeasurement of carrying value to redemption value	13,171,287
Interest income	6,909

Class A ordinary shares subject to possible redemption, December 31, 2021	$129,669,409
Remeasurement of carrying value to redemption value	1,861,925

Class A ordinary shares subject to possible redemption, December 31, 2022	131,531,334

Offering Costs associated with the Initial Public Offering

Offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the IPO. The Company complies with the requirements of the ASC 340-10-S99-1. Offering costs are allocated ratably with the redeemable and non-redeemable shares they are allocated to. Offering costs associated with warrant liabilities are expensed, and offering costs associated with the Class A ordinary shares are charged to shareholders’ deficit. The Company incurred offering costs amounting to $5,793,160 consisting of $1,800,000 of underwriting commissions, $3,150,000 of deferred underwriting commissions, and $843,160 of other offering costs. The underwriters’ exercise of their full over-allotment option generated an additional $907,500 in transaction costs for aggregate transaction costs of $6,700,660 consisting of $2,130,000 of underwriting commissions, $3,727,500 of deferred underwriting commissions and $843,160 of other offering costs.

Net Income (Loss) Per Share

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” The statements of operations include a presentation of income (loss) per Class A ordinary share and income (loss) per Class B ordinary share following the two-class method of income (loss) per share. At December 31, 2022 and 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted income (loss) per share is the same as basic income (loss) per share for the periods presented.

The tables below present a reconciliation of the numerator and denominator used to compute basic and diluted income (loss) per share for each category for the year ended December 31, 2022 and for the period from August 9, 2021 (inception) through December 31, 2021:

	For the Year Ended December 31, 2022		For the period from August 9, 2021 (inception) through December 31, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per share:
Numerator:
Allocation of net income (loss)	$24,581	$6,145	$(74,394)	$(151,043)
Denominator:
Weighted-average shares outstanding including ordinary shares subject to redemption	12,650,000	3,162,500	1,558,966	3,162,500

Basic and diluted net income (loss) per share	$0.00	$0.00	$(0.05)	$(0.05)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under Financial Accounting Standards Board (“FASB”) ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2022 and 2021, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Business Combination Costs

Costs incurred in relation to a potential Business Combination may include legal, accounting, and other expenses. Any such costs are expensed as incurred.

Recent Accounting Pronouncements

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The guidance was adopted starting January 1, 2022. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Initial Public Offering

On December 14, 2021, the Company consummated its IPO of 11,000,000 Units at a purchase price of $10.00 per Unit. Each Unit that the Company is offering has a price of $10.00 and consists of one Class A ordinary share and one-third of one redeemable warrant. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). On December 15, 2021, the underwriters exercised their full over-allotment option and purchased the additional Units available to them. The aggregate Units sold in the IPO and subsequent over-allotment option exercise were 12,650,000 and generated gross proceeds of $126,500,000.

Following the closing of the IPO on December 14, 2021, $113,492,500 from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants were deposited into a trust account (the “Trust Account”). This amount was comprised of $10.25 per Unit for the 11,000,000 Units sold in the IPO in addition to a $742,500 Deposit in Advance from the Sponsor related to the underwriters’ exercise of the full over-allotment option which took place the following day on December 15, 2021. Following the closing of the IPO and the exercise of the underwriters’ full over-allotment option, $129,662,500 ($10.25 per Unit) was placed in a Trust Account and will be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations.

Note 4 — Private Placement

Simultaneously with the closing of the IPO, the Company’s Sponsor purchased an aggregate of 4,700,000 Private Placement Warrants (5,195,000 Private Placement Warrants when the underwriters’ over-allotment option was fully exercised on December 15, 2021), each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.50 per Unit. The sale of the Private Placement warrants in connection with the IPO and subsequent over-allotment option exercise generated gross proceeds of $7,792,500.

The Private Placement Warrants are not transferable, assignable or salable (and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants are not transferable, assignable or salable until 30 days after the completion of the initial Business Combination), except as described herein under “Principal Shareholders—Transfers of Founder Shares and Private Placement Warrants.”

Any amendment to the terms of the Private Placement Warrants or any provision of the warrant agreement with respect to the Private Placement Warrants require a vote of holders of at least 50% of the number of the then outstanding Private Placement Warrants.

Note 5 — Related Party Transactions

Founder Shares

On August 12, 2021, Forbion European Sponsor LLP paid $25,000, or approximately $0.009 per share, to cover certain offering costs in consideration for 2,875,000 Class B ordinary shares (the “Founder Shares”), par value $0.0001. On November 23, 2021, Forbion European Sponsor LLP transferred 2,875,000 Class B ordinary shares to the Sponsor in exchange for $25,000, or approximately $0.009 per share. On December 9, 2021, the Company issued 287,500 Class B ordinary shares to the Sponsor resulting from a 1.1 for 1 share dividend. Up to 412,500 Founder Shares are subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option is exercised. Prior to the Business Combination, only holders of Class B ordinary shares will be able to vote on the appointment of directors and to continue the Company in a jurisdiction outside the Cayman Islands.

On December 15, 2021, the underwriters fully exercised their over-allotment and as a result, 412,500 Founder Shares are no longer subject to forfeiture.

Promissory Note — Related Party

On August 12, 2021, Forbion European Sponsor LLP agreed to loan the Company up to $500,000 to be used for a portion of the expenses of the Public Offering. These loans are non-interest bearing, unsecured and were due at the earlier of December 31, 2021 or the closing of the Public Offering. The Company had outstanding borrowings of $0 under the promissory note as of December 31, 2022 and 2021.

Working Capital Loans

In order to finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes the initial Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. As of December 31, 2022 and 2021, the Company had no borrowings under the Working Capital Loans.

Related Party Extension Loans

The Company may extend the period of time to consummate a Business Combination by up to two additional three-month periods (for a total of 24 months to complete a Business Combination). In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliates or designees must deposit into the trust account, for each additional three-month period, $1,265,000, ($0.10 per Public Share in either case), on or prior to the date of the applicable deadline. Any such payments would be made in the form of a non-interest bearing, unsecured promissory note. Such notes would either be paid upon consummation of a Business Combination, or, at the relevant insider’s discretion, converted upon consummation of a Business Combination into additional Private Placement Warrants at a price of $1.50 per Private Warrant. The Sponsor and its affiliates or designees are not obligated to fund the trust account to extend the time for the Company to complete a Business Combination.

Office Space, Secretarial and Administrative Services

Commencing on the date that the Company’s securities are first listed on the NASDAQ through the earlier of consummation of the initial Business Combination and the liquidation, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial and administrative support and to reimburse the Sponsor for any out-of-pocket expenses related to identifying, investigating and completing an initial Business Combination. For the year ended December 31, 2022, the Company expensed $120,000 in administrative support services. For the period from August 9, 2021 (inception) through December 31, 2021, the Company expensed $7,097 in administrative support services. At December 31, 2022 and 2021, the Company had accrued $30,000 and $7,097, respectively, in administrative fees payable to the Sponsor which are included in due to related party on the balance sheets.

Additionally, the Sponsor has agreed to pay an annual salary of $25,000 to each of the independent Board Members for services rendered prior to or in connection with the completion of the Business Combination. Board members are entitled to reimbursement for any out-of-pocket expenses related to identifying, investigating, negotiating and completing the Business Combination as well. For the year ended December 31, 2022, the Company expensed $75,000 for services rendered by the independent Board Members. For the period from August 9, 2021 (inception) through December 31, 2021, the Company expensed $3,699 for the services rendered by the independent Board Members. At December 31, 2022 and 2021, the Company had accrued approximately $18,904 and $3,699, respectively, in compensation expense to the independent board members which are included in due to related party on the balance sheets.

Note 6 — Commitments & Contingencies

Registration and Shareholder Rights

The holders of the Founder Shares, Private Placement Warrants, Class A ordinary shares underlying the Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans and extension loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and extension loans) will be entitled to registration rights pursuant to a registration and shareholder rights agreement to be signed prior to or on the effective date of the Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of the initial Business Combination. However, the registration and shareholder rights agreement provide that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (i) in the case of the Founder Shares, as described in the following paragraph, and (ii) in the case of the Private Placement Warrants and the respective Class A ordinary shares underlying such warrants, 30 days after the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Except as described herein, the Sponsor and the Company’s directors and executive officers have agreed not to transfer, assign or sell (i) their Founder Shares until the earliest of (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company complete a liquidation, merger, share exchange or other similar transaction that results in all of its public shareholders having the right to exchange their ordinary shares for cash, securities or other property, and (ii) any of their Private Placement Warrants and Class A ordinary shares issued upon conversion or exercise thereof until 30 days after the completion of the initial Business Combination. Any permitted transferees will be subject to the same restrictions and other agreements of the Sponsor with respect to any Founder Shares, Private Placement Warrants and Class A ordinary shares issued upon conversion or exercise thereof. The Company refers to such transfer restrictions herein as the lock-up.

In addition, pursuant to the registration and shareholder rights agreement, the Sponsor, upon and following consummation of an initial Business Combination, will be entitled to nominate three individuals for appointment to the Company’s board of directors, as long as the Sponsor holds any securities covered by the registration and shareholder rights agreement. Prior to the Business Combination, only holders of Class B ordinary shares will be able to vote on the appointment of directors and to continue the Company in a jurisdiction outside the Cayman Islands.

Underwriting Agreement

The underwriters had a 45-day option from the date of the IPO to purchase up to an additional 1,650,000 Units to cover over-allotments, if any. On December 15, 2021, the underwriters fully exercised the over-allotment option.

The underwriters were paid underwriting commission of $0.20 per Unit sold in the IPO, excluding Units sold to Forbion Cooperatief, or $1,800,000, upon the closing of the IPO. Following the exercise of the underwriters’ over-allotment option on December 15, 2021, the underwriters earned an additional $330,000 for an aggregate of $2,130,000 in underwriting commissions related to the IPO and over-allotment.

In addition, $3,150,000 is payable to the underwriters for deferred underwriting commissions related to the Units sold in the IPO, excluding those Units sold to Forbion Cooperatief. Following the exercise of the underwriters’ over-allotment option on December 15, 2021, the underwriters earned an additional $577,500 for an aggregate of $3,727,500 in deferred underwriting commissions related to the IPO and over-allotment. The deferred underwriting commission will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Forward Purchase Agreements

The Company has entered into two forward purchase agreements with an affiliate of the Sponsor (the “FPA Purchaser”), pursuant to which the FPA Purchaser has agreed to purchase (1) an aggregate of 1,000,000 Class A ordinary shares for $10.00 per share (the “firm forward purchase shares”), or an aggregate amount of $10,000,000 and (2) in addition, an aggregate of up to 1,000,000 Class A ordinary shares for $10.00 per share (the “additional forward purchase shares”), or an aggregate maximum amount of up to $10,000,000, in each case in a private placement that may close simultaneously with the closing of the Company’s initial Business Combination.

Deferred Legal Fees

The Company has incurred $581,265 in legal fees associated with the Company’s Initial Public Offering. These fees are deferred and will become payable upon the consummation of the Business Combination and are included in accrued offering costs and expenses on the Company’s balance sheets.

Note 7 — Shareholders’ Deficit

Preference shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2022 and 2021, there were no preference shares issued or outstanding.

Class A ordinary shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2022 and 2021, there were no Class A ordinary shares outstanding, excluding 12,650,000 Class A ordinary shares subject to possible redemption issued.

Class B ordinary shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders are entitled to one vote for each share of Class B ordinary shares. As of August 13, 2021, there were 2,875,000 Class B ordinary shares issued and outstanding. Of the 2,875,000 Class B ordinary shares, an aggregate of up to 375,000 shares are subject to forfeiture to the Company for no consideration to the extent that the underwriters’ over-allotment option is not exercised in full or in part. On December 9, 2021, the Company effected a stock dividend of 1.1 shares for each outstanding share, resulting in there being an aggregate of 3,162,500 Founder Shares outstanding, of which 412,500 are subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part. All share and per share amounts have been retroactively restated to reflect the share dividend. The forfeiture amounts were determined such that the initial shareholders will collectively own 20% of the Company’s issued and outstanding ordinary shares after the Public Offering. As of December 31, 2022 and 2021, there were 3,162,500 shares of class B ordinary shares issued and outstanding.

Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders except as required by law. Unless specified in the Company’s amended and restated memorandum and articles of association, or as required by applicable provisions of the Companies Act or applicable stock exchange rules, the affirmative vote of a majority of the Company’s ordinary shares that are voted is required to approve any such matter voted on by the Company’s shareholders. Approval of certain actions will require a special resolution under Cayman Islands law, being the affirmative vote of at least two—thirds of the Company’s ordinary shares that are voted, and pursuant to the Company’s amended and restated memorandum and articles of association; such actions include amending the Company’s amended and restated memorandum and articles of association and approving a statutory merger or consolidation with another company. The Company’s board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being appointed in each year. There is no cumulative voting with respect to the appointment of directors, with the result that the holders of more than 50% of the shares voted for the appointment of directors can appoint all of the directors. Prior to the Business Combination, only holders of Class B ordinary shares will be able to vote on the appointment of directors and to continue the Company in a jurisdiction outside the Cayman Islands. The Company’s shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

The Class B ordinary shares will automatically convert into Class A ordinary shares, which such Class A ordinary shares delivered upon conversion will not have any redemption rights or be entitled to liquidating distributions, if the Company does not consummate an initial Business Combination, at the time of the initial Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities (as defined herein) or rights issued or deemed issued, by the company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of its management team upon conversion of Working Capital Loans and extension loans. Any conversion of Class B ordinary shares described herein will take effect as a compulsory redemption of Class B ordinary shares and an issuance of Class A ordinary shares as a matter of Cayman Islands law. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

Public Warrants — Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company will issue additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummate the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described adjacent to “Redemption of public warrants” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The warrants will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company has agreed that as soon as practicable, but in no event later than twenty business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, the Company will not be required to file or maintain in effect a registration statement, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue-sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value.

Redemption of public warrants. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption, which the Company refer to as the “30-day redemption period”; and

•

if, and only if, the last reported sale price (the “closing price”) of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Description of Securities—Warrants—Public Shareholders’ Warrants—Redemption Procedures—Anti-dilution Adjustments”) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company send the notice of redemption to the warrant holders.

The Company will not redeem the Warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The Company has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A ordinary shares may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Description of Securities—Warrants —Public Shareholders’ Warrants—Redemption Procedures—Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

If the Company calls the Public Warrants for redemption as described above, it will have the option to require any holder that wishes to exercise its public warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their public warrants on a “cashless basis,” the Company will consider, among other factors, its cash position, the number of public warrants that are outstanding and the dilutive effect on shareholders of issuing the maximum number of Class A ordinary shares issuable upon the exercise of the Public Warrants. If the Company takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their public warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the 10-day average closing price as of the date on which the notice of redemption is sent to the holders of the warrants. If the Company takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Class A ordinary shares to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. The Company believes this feature is an attractive option if it does not need the cash from the exercise of the warrants after the Business Combination. If the Company calls the warrants for redemption and does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

No fractional Class A ordinary shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of Class A ordinary shares to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the Class A ordinary shares pursuant to the warrant agreement (for instance, if the Company is not the surviving company in the Business Combination), the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the Class A ordinary shares, the Company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Note 8 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date that the financial statements were issued. Based on this, other than as disclosed below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On March 24, 2023, the Sponsor and the Company entered into an unsecured promissory note (the “Note”) under which the Sponsor agreed to extend to the Company a Working Capital Loan of up to $900,000, to be used for the Company’s general working capital purposes. The Sponsor funded the initial principal amount of $450,000 under the Note on March 24, 2023.

The Note bears no interest and will be due and payable on the earlier of (i) the date of consummation of a Business Combination and (ii) December 14, 2023. If the Company completes a Business Combination, the Company may repay the Note out of the proceeds of the Trust Account released to the Company. Otherwise, no proceeds from the Trust Account can be used to repay the Note.

Concurrently with the consummation of a Business Combination, the Sponsor will have the option, but not the obligation, to convert up to the total principal amount of the Note, in whole or in part, into additional warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants will be identical to the Private Placement Warrants.

KPMG LLP 600 de Maisonneuve Blvd. West Suite 1500, Tour KPMG Montréal (Québec) H3A 0A3 Canada	Telephone Fax Internet	(514) 840-2100 (514) 840-2187 www.kpmg.ca

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder and Directors

of enGene Holdings Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of enGene Holdings Inc. (the “Company”) as of July 31, 2023, the related statements of operations and comprehensive loss, redeemable common shares and shareholder’s deficit, and cash flows for the period from April 24, 2023 (inception) to July 31, 2023 and the related notes (collectively, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of July 31, 2023, and the results of its operations and its cash flows for the period from April 24, 2023 (inception) to July 31, 2023, in conformity with U.S. generally accepted accounting principles.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred net losses since its inception and requires financing to meet its liabilities, that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2023.

Montréal, Canada

August 9, 2023

KPMG LLP, an Ontario limited liability partnership and member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. KPMG Canada provides services to KPMG LLP.

ENGENE HOLDINGS INC.

BALANCE SHEET

(AMOUNTS IN USD)

July 31, 2023
Assets
Current assets:
Cash	$7

Total assets	$7

Liabilities and Shareholder’s deficit
Current liabilities:
Accrued expenses	29,830
Due to related party	42,660

Total liabilities	72,490

Redeemable Class B common shares, no par value; unlimited shares authorized, 10 shares issued and outstanding, redemption amount of $7	7
Shareholder’s deficit:
Class A common shares, no par value; unlimited shares authorized, no shares issued and outstanding	—
Accumulated deficit	(72,490)
Total shareholder’s deficit	(72,490)

Total liabilities and shareholder’s deficit	$7

The accompanying notes are an integral part of these financial statements.

ENGENE HOLDINGS INC.

STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

(AMOUNTS IN USD)

For the period April 24, 2023 (Inception)through July 31, 2023
Operating expenses:
General and administrative	$72,096

Loss from operations	72,096

Other expense, net
Foreign currency losses	394

Total other expense, net	394

Net loss and comprehensive loss	$72,490

Net loss per share of common shares, basic and diluted	$7,249

Weighted-average common shares outstanding, basic and diluted	10

The accompanying notes are an integral part of these financial statements.

ENGENE HOLDINGS INC.

STATEMENT OF REDEEMABLE COMMON SHARES AND SHAREHOLDER’S DEFICIT

(AMOUNTS IN USD)

	Redeemable Class B Common Shares
	Shares	Amount	Accumulated Deficit	Shareholder’s Deficit
Balance at April 24, 2023 (Inception)	—	$—	$—	$—
Issuance of Redeemable Class B Common Shares	10	7	—	—
Net loss	—	—	(72,490)	(72,490)

Balance at July 31, 2023	10	$7	$(72,490)	$(72,490)

The accompanying notes are an integral part of these financial statements.

ENGENE HOLDINGS INC.

STATEMENT OF CASH FLOWS

(AMOUNTS IN USD)

Period ended April 24, 2023 (Inception) through July 31, 2023
Cash Flows from operating activities:
Net loss	$72,490
Adjustments to reconcile net loss to net cash used in operating activities
Unrealized foreign currency losses	(394)
Changes in operating assets and liabilities:
Accrued expenses	(29,436)
Due to related party	(42,660)

Net cash used in operating activities	—

Investing activities
Net cash used in investing activities	—

Financing activities
Proceeds from issuance of redeemable Class B common shares	7

Net cash provided by financing activities	7

Effect of exchange rate changes on cash	—
Net increase in cash	7
Cash at beginning of period	—

Cash at end of period	$7

The accompanying notes are an integral part of these financial statements.

ENGENE HOLDINGS INC.

NOTES TO THE FINANCIAL STATEMENTS

(AMOUNTS IN USD)

1.	Organization

enGene Holdings Inc. (the “Company”) was incorporated as 14963148 Canada Inc. Inc. under the federal laws of Canada on April 24, 2023 and changed its name to enGene Holdings Inc. on May 9, 2023. The Company was incorporated to facilitate the business combination between enGene Inc. (“enGene”) and Forbion European Acquisition Corp (“FEAC”), a publicly traded special purpose acquisition company pursuant to the Business Combination Agreement (the “BCA”) dated May 16, 2023 among the Company, enGene and FEAC, which is subject to closing conditions. The Company has commitments in connection with the business combination (see below). The Company’s intended business activity is holding the shares of enGene. enGene’s intended businesses activity is the research and development of next generation non-viral, locally administered gene therapies. To date, the Company has not commenced operations and is expected to commence operations concurrent with the closing of the business combination (the “Closing”) in accordance with the BCA. The Company’s registered address is Suite 2600, Three Bentall Centre, 595 Burrard Street, Vancouver, BC, V7X 1L3, Canada.

The Company has authorized an unlimited amount of Class A common shares and Class B common shares, with no par value. The holders of the Class A and B Common shares each shall be entitled to receive, subject to the rights of the holders of any other class of shares, any dividend declared by the Corporation in their absolute discretion, in such amount and in such form as the board of directors of the Corporation may from time to time determine. The holders of the Class A and B Common shares each shall be entitled to receive notice of, and to attend, all meetings of the shareholders of the Corporation and shall have one (1) vote for each Common share held. The Company issued ten Class B common shares for an aggregate purchase price of $10 Canadian Dollars (“CAD”) upon incorporation to a single shareholder of the Company, which is converted to $7 United States Dollars (“USD”) using the exchange rate in effect on the date the shares were issued. The Class B common shares are redeemable at the original purchase price of $1.00 CAD per share at the option of the Company or the holder at any time. The Company classifies its redeemable common shares outside of shareholder’s equity within the temporary equity section of the balance sheet as the redemption of such shares is outside the Company’s control. No Class A common shares have been issued as of May 16, 2023.

Going Concern

The Company’s financial statements have been prepared assuming the Company will continue as a going concern, which presumes the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the ordinary course of business. The Company has incurred net losses since its inception and requires financing to meet its liabilities. These conditions indicate the existence of a material uncertainty that raise substantial doubt about the Company’s ability to continue as a going concern and, therefore, that it may be unable to realize its assets and discharge its liabilities in the normal course of business.

The Company is seeking to complete an equity financing and business combination transaction with a special purpose acquisition company (“SPAC”) (see Business Combination with FEAC and related financing. above). These plans are intended to mitigate the relevant conditions that raise substantial doubt about the Company’s ability to continue as a going concern; however, as the plans are not within the Company’s control, it is not assured that they will be effectively implemented.

Business Combination with FEAC and related financing

On May 16, 2023, the Company entered into the BCA with enGene and FEAC. Upon closing of the proposed transaction contemplated by the BCA, the Company will be the holding company of enGene and its common shares are expected to be listed on the Nasdaq.

ENGENE HOLDINGS INC.

NOTES TO THE FINANCIAL STATEMENTS

(AMOUNTS IN USD)

On May 16, 2023, the Company, FEAC, and certain investors (the “PIPE Investors”) entered into subscription agreements as amended by certain Side Letter Agreements entered into immediately thereafter, among other things, the PIPE Investors have agreed, subject to the completion of each element of the business combination, to subscribe for and purchase, and FEAC has agreed that it will issue and sell to the PIPE Investors (which obligation will be assumed (the “Assumption”) by the Company, after the completion of the FEAC reorganization and prior to the consummation of the PIPE Financing (as defined below) FEAC Class A shares (the “FEAC Class A Shares”) (or after the Assumption, Class A Common shares of the Company) and warrants to acquire FEAC Class A Shares (or after the Assumption, warrants to acquire Class A Common shares of the Company) for an aggregate purchase price equal to $56.8 million (the “PIPE Financing”). Prior to the execution of the BCA, enGene agreed to certain modifications of existing convertible indebtedness in an aggregate principal amount of $18.4 million, where, among other things, enGene issued warrants to the existing noteholders. Concurrently with the execution and delivery of the BCA, enGene entered into an agreement pursuant to which issued new convertible indebtedness and enGene warrants (i) for cash in an aggregate principal amount of $30.0 million in May and June 2023 and (ii) in repayment of certain outstanding indebtedness in an aggregate principal amount of $8.0 million, which indebtedness was received in April 2023. Such indebtedness will be converted in the transactions to be completed as part of the BCA into that number of common shares of enGene that, when exchanged at the agreed upon exchange ratio, shall equal that number of FEAC Class A Shares (or after the Assumption, Class A Common shares of the Company) that the holders of such convertible notes would have received if they subscribed for FEAC Class A Shares (or after the Assumption, Class A Common shares of the Company) in the PIPE Financing.

Effective the day before Closing, the Company will issue to the holders of FEAC Class A Shares and FEAC Class B shares (collectively, the “FEAC Shares”) Class A common shares in the capital of the Company in exchange for such holders’ FEAC Shares. FEAC will thereby become a wholly-owned subsidiary of the Company. The Company will also assume the FEAC Warrants to purchase one FEAC Share, pursuant to a warrant assignment, assumption and amendment agreement to be entered into at closing. The Company will then redeem its Class B common shares held by its sole shareholder for an amount equal to the amount of capital that the sole shareholder of the Company subscribed to.

On the date the Closing occurs, enGene will amalgamate with a subsidiary of the Company (“Can Merger Sub”) in accordance with the terms of the plan of arrangement (the “Amalgamation”), and pursuant to the Amalgamation, each share outstanding of Can Merger Sub immediately prior to the Amalgamation shall be exchanged for one common share in the authorized share capital of the amalgamated entity at an agreed upon exchange ratio set out in the in Amalgamation. Additionally, each enGene share and warrant outstanding immediately prior to the Amalgamation will be exchanged for Class A common shares and warrants of the Company at an agreed upon exchange ratio set out in the Amalgamation. Upon the completion of the Amalgamation, enGene will become a wholly owned subsidiary of the Company and the Company will continue from being a corporation under and governed by the Canada Business Corporations Act to a company continued to and governed by the Business Corporation Act (British Columbia).

Pursuant to the Business Combination Agreement, as described above, there is a commitment for enGene Holdings, Inc. to issue its own common shares and warrants upon the consummation of the Business Combination.

ENGENE HOLDINGS INC.

NOTES TO THE FINANCIAL STATEMENTS

(AMOUNTS IN USD)

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and as amended by Accounting Standards Updates (“ASU’s”) of the Financial Accounting Standards Board (“FASB”). The financial statements are expressed in US dollars.

Cash

The Company’s cash consists of cash received for the issuance of the Class B redeemable common shares.

Foreign Currency Translation

The Company maintains its financial statements in the Company’s functional currency, which is the United States Dollar (“USD”). Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Non-monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the date of the transaction. Exchange gains or losses arising from foreign currency transactions are included in other (income) expense, net in the statement of operations and comprehensive loss. The Company reported no realized and $394 unrealized foreign currency transaction losses for the period ended July 31, 2023.

Net Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted net loss per share is computed using the weighted-average number of common shares outstanding during the period and, if dilutive, the weighted-average number of potential shares of common stock.

Accrued expenses

Accrued expenses recorded on the Company’s balance sheet represent legal, accounting, and audit fees incurred as part of the formation of the entity and regulatory requirements for the preparation of the Company’s financial statements, which are unpaid as of July 31, 2023.

Income Taxes

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements. Under this method, deferred tax assets and liabilities are determined based on differences between the financial statement carrying amounts and the tax bases of the assets and liabilities using the enacted tax rates in effect in the years in which the differences are expected to reverse. A valuation allowance against deferred tax assets is recorded if, based on the weight of the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company has recorded a valuation allowance against its deferred tax assets as of July 31, 2023 because the Company’s management believes that it is more likely than not that these assets will not be fully realized.

ENGENE HOLDINGS INC.

NOTES TO THE FINANCIAL STATEMENTS

(AMOUNTS IN USD)

The Company accounts for uncertainty in income taxes recognized in the financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more-likely-than-not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the financial statements. The amount of benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties. As of July 31, 2023 no accrued interest or penalties have been recorded.

3.	Related Party Transactions

The Company is a related party to enGene Inc., as the Company’s sole director is also an executive of enGene Inc. enGene Inc. has paid certain expenses on the Company’s behalf. The amounts owed to enGene Inc. bear no interest, are due on demand and are presented within Due to related party on the Company’s Balance Sheet.

4.	Subsequent events

The Company has evaluated subsequent events through August 9, 2023, the date these financial statements were available to be issued. The Company concluded that no additional subsequent events have occurred that require disclosure.

Annex A

Execution Version

MAY 16, 2023

FORBION EUROPEAN ACQUISITION CORP.

and

ENGENE INC.

and

ENGENE HOLDINGS INC.

Business Combination Agreement

A-i

	3.11	Employee Plans	A-40

	3.12	Environmental Matters	A-41

	3.13	Intellectual Property	A-42

	3.14	Labor Matters	A-44

	3.15	Insurance	A-46

	3.16	Tax Matters	A-46

	3.17	Brokers	A-48

	3.18	Real and Personal Property	A-48

	3.19	Transactions with Affiliates	A-49

	3.20	Suppliers	A-49

	3.21	Data Privacy and Security	A-49

	3.22	Compliance with Sanctions Laws, Anti-Corruption Laws and Anti-Money Laundering Laws	A-50

	3.23	Information Supplied	A-50

	3.24	Investigation; No Other Representations	A-51

	3.25	Regulatory Compliance	A-51

	3.26	EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES	A-53

4.	Representations and Warranties Relating to FEAC and Can Merger Sub		A-54

	4.1	Organization and Qualification	A-54

	4.2	Capitalization	A-54

	4.3	Authority	A-55

	4.4	Board Approval; Vote Required	A-55

	4.5	Consents and Requisite Governmental Approvals; No Violations	A-56

	4.6	SEC Filings	A-56

	4.7	Internal Controls; Listing; Financial Statements	A-57

	4.8	Trust Account	A-58

	4.9	Listing	A-59

	4.10	Contracts	A-59

	4.11	Absence of Changes	A-59

	4.12	Litigation	A-59

	4.13	Compliance with Applicable Law	A-60

	4.14	Compliance with Sanctions Laws, Anti-Corruption Laws and Anti-Money Laundering Laws	A-60

	4.15	Employees	A-60

	4.16	Not an Investment Company	A-60

	4.17	Business Activities; Assets	A-61

	4.18	No Undisclosed Liabilities	A-61

	4.19	Tax Matters	A-61

A-ii

	4.20	Brokers	A-63

	4.21	Transactions with Affiliates	A-63

	4.22	Information Supplied	A-63

	4.23	Investigation; No Other Representations	A-63

	4.24	EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES	A-64

5.	Covenants		A-64

	5.1	Conduct of Business of the Company and FEAC	A-64

	5.2	Efforts to Consummate	A-68

	5.3	Confidentiality and Access to Information	A-70

	5.4	Public Announcements	A-70

	5.5	Tax Matters	A-71

	5.6	Exclusive Dealing	A-73

	5.7	Preparation of Registration Statement / Proxy Statement	A-74

	5.8	FEAC Shareholder Approval	A-75

	5.9	FEAC Board Recommendation	A-76

	5.10	Exchange Listing	A-77

	5.11	Trust Account	A-77

	5.12	FEAC Indemnification; Directors’ and Officers’ Insurance	A-77

	5.13	Company Indemnification; Directors’ and Officers’ Insurance	A-78

	5.14	Resignations	A-79

	5.15	Post-Closing Governance	A-79

	5.16	Financials	A-79

	5.17	Newco Equity Incentive Plan	A-79

	5.18	Newco Matters	A-80

	5.19	Subscription Agreements	A-80

	5.20	Privacy Matters	A-81

	5.21	FEAC Related Party Agreements	A-81

	5.22	Section 16 Matters	A-82

	5.23	Disclosure of Certain Matters	A-82

	5.24	Repayment of the Working Capital Loan Note and Extension Loan Notes	A-82

	5.25	Can Merger Sub Matters	A-82

	5.26	Cayman Merger Sub Matters	A-82

6.	Conditions to Consummation of the Transactions		A-82

	6.1	Conditions to the Obligations of the Parties	A-82

	6.2	Other Conditions to the Obligations of FEAC	A-83

	6.3	Other Conditions to the Obligations of the Company	A-84

	6.4	Frustration of Closing Conditions	A-84

A-iii

7.	Termination		A-85

	7.1	Termination	A-85

	7.2	Effect of Termination	A-86

8.	Miscellaneous		A-86

	8.1	Non-Survival	A-86

	8.2	Entire Agreement; Assignment	A-86

	8.3	Amendment	A-86

	8.4	Notices	A-86

	8.5	Governing Law	A-87

	8.6	Fees and Expenses	A-87

	8.7	Exhibits and Schedules	A-87

	8.8	Parties in Interest	A-88

	8.9	Severability	A-88

	8.10	Counterparts; Electronic Signatures	A-88

	8.11	Knowledge of Company; Knowledge of FEAC	A-88

	8.12	No Recourse	A-88

	8.13	Extension; Waiver	A-89

	8.14	Waiver of Jury Trial	A-89

	8.15	Submission to Jurisdiction	A-89

	8.16	Remedies	A-90

	8.17	Trust Account Waiver	A-90

Certain schedules and other similar attachments to this exhibit have been omitted.

Exhibit A	Company Arrangement Resolution	A-1
Exhibit B	Plan of Arrangement	B-1
Exhibit C-1	Form of Subscription Agreement	C-1-1
Exhibit C-2	Form of Side Letter Agreement	C-2-1
Exhibit C-3	Form of Non-Redemption Agreement	C-3-1
Exhibit D	Form of Registration Rights Agreement	D-1
Exhibit E-1	Form of Company Voting Agreement	E-1-1
Exhibit E-2	Form of Company Lock-Up Agreement	E-2-1
Exhibit E-3	Form of FEAC Voting Agreement	E-3-1
Exhibit F	Form of Newco Articles	F-1
Exhibit G	Form of Newco Equity Incentive Plan	G-1
Exhibit H	Capitalization Table	H-1

A-iv

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of May 16, 2023, is made by and among Forbion European Acquisition Corp., a Cayman Islands exempted company (“FEAC”), enGene Inc., a corporation existing under the laws of Canada (the “Company”; prior to the Amalgamation, references to the “Company” shall be to enGene Inc., and following the Amalgamation, references to the “Company” shall be to the corporation resulting from the amalgamation of enGene Inc. and Can Merger Sub (as defined below) pursuant to the Plan of Arrangement) and enGene Holdings Inc., a corporation incorporated under the laws of Canada (“Newco”). FEAC, the Company and Newco shall be referred to herein from time to time collectively as the “Parties” and each, a “Party”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, FEAC is a blank check company incorporated as a Cayman Islands exempted company on August 9, 2021 and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities;

WHEREAS, the sole shareholder of Newco (the “Formation Shareholder”) holds 10 Class B common shares of Newco temporarily merely to facilitate the incorporation of Newco in anticipation of the Transactions and not for the purpose of having any economic or other interest in Newco;

WHEREAS, prior to the date that is two Business Days prior to the Closing Date, (i) FEAC shall (a) incorporate or cause to be incorporated Can Merger Sub as a corporation under the laws of Canada and a direct wholly owned subsidiary of FEAC incorporated solely for purposes of effecting the Transactions (“Can Merger Sub”) and (b) after the incorporation of Can Merger Sub, cause Can Merger Sub to execute a Joinder Agreement (as defined below) and become a party to this Agreement as a “Party” hereto and (ii) Newco shall (a) incorporate or cause to be incorporated Cayman Merger Sub as a Cayman Islands exempted company and a direct wholly-owned subsidiary of Newco incorporated solely for purposes of effecting the Transactions (“Cayman Merger Sub”) and (b) after completion of the incorporation of Cayman Merger Sub, cause Cayman Merger Sub to execute a Joinder Agreement and become a party to this Agreement as a “Party” hereto;

WHEREAS, pursuant to the Governing Documents of FEAC, FEAC is required to provide an opportunity for its public shareholders to have their outstanding FEAC Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the FEAC Shareholder Approval;

WHEREAS, as of the date of this Agreement, Forbion Growth Sponsor FEAC I B.V., a private limited liability company incorporated in The Netherlands (the “Sponsor”), owns 3,162,500 FEAC Class B Shares and 5,195,000 FEAC Private Placement Warrants;

WHEREAS, the Company entered into a Note Purchase Agreement dated as of October 20, 2022 by and among the Company, Forbion Capital Fund III Cooperatief U.A. (“Forbion Capital Fund III”), Fonds de Solidarité des Travailleurs du Québec (F.T.Q.) (“FSTQ”), Lumira Ventures III, L.P. (“Lumira III”), Lumira Ventures III (International), L.P. (“Lumira International III”), Merck Lumira Biosciences Fund, L.P. (“Merck”), Merck Lumira Biosciences Fund (Québec), L.P. (“Merck Québec” and together with, Merck, FSTQ, Lumira III, Lumira International III and Forbion Capital Fund III, collectively the “2022 Noteholders”) (the “2022 Note Purchase Agreement”) pursuant to which the Company issued $18.4 million of convertible promissory notes (each a “2022 Convertible Note” and collectively, the “2022 Convertible Notes”) to the 2022 Noteholders in substantially the form attached to the 2022 Note Purchase Agreement on the terms and conditions set forth therein (the “2022 Financing”);

WHEREAS, the Company and each 2022 Noteholder have entered into amended and restated convertible promissory notes on or about the date hereof, to amend and restate the 2022 Convertible Notes (each an “Amended 2022 Convertible Note” and collectively, the “Amended 2022 Convertible Notes”) pursuant to which (i) the Amended 2022 Convertible Notes are, among other things, convertible into that number of common shares of the Company that, when exchanged at the Company Exchange Ratio, shall equal that number of FEAC Class A Shares (or after the Assumption (as defined below), Newco Shares) that the holders of the Amended 2022 Convertible Notes would have received if they subscribed for FEAC Class A Shares (or after the Assumption, Newco Shares) on the same terms as the PIPE Financing, and (ii) each 2022 Noteholder received warrants of the Company in consideration of certain amendments set forth in each Amended 2022 Convertible Note (the “2022 Warrants” and, together with the Amended 2022 Convertible Notes, the “Amended 2022 Financing”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor and Investissement Québec (“IQ”) are entering into agreements with the Company, pursuant to which the Sponsor and IQ will purchase, in one or more closings, (i) convertible promissory notes of the Company (the “Original 2023 Convertible Notes”) that will, among other things, convert into that number of common shares of the Company that, when exchanged at the Company Exchange Ratio, shall equal that number of FEAC Class A Shares (or after the Assumption, Newco Shares) that the holders of the Original 2023 Convertible Notes would have received if they subscribed for FEAC Class A Shares (or after the Assumption, Newco Shares) on the same terms as the PIPE Financing, and (ii) warrants to acquire common shares of the Company (the “Original 2023 Warrants” and, together with the Original 2023 Convertible Notes, the “Original 2023 Financing”);

WHEREAS, the Company entered into a Note Purchase Agreement dated as of April 4, 2023 by and among the Company, Forbion Capital Fund III, FSTQ, Lumira III, Lumira International III, Lumira Ventures IV, L.P., Lumira Ventures IV (International), L.P., Merck, Merck Québec (collectively, with respect to the 2023 Subordinated Financing (as defined below), the “2023 Noteholders”) (the “2023 Subordinated Note Purchase Agreement”) pursuant to which the Company issued $8.0 million of subordinated promissory notes (each a “2023 Subordinated Note” and collectively, the “2023 Subordinated Notes”) to the 2023 Noteholders in substantially the form attached to the 2023 Subordinated Note Purchase Agreement on the terms and conditions set forth therein (the “2023 Subordinated Financing”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company is entering into agreements with the 2023 Noteholders pursuant to which the Company will repay the 2023 Subordinated Notes by issuing to each 2023 Noteholder (i) an amount of convertible promissory notes of the Company substantially in the same form and on the same terms as the Original 2023 Convertible Notes (the “Additional 2023 Convertible Notes” and, together with the Original 2023 Convertible Notes, the “2023 Convertible Notes”), and (ii) a number of warrants to acquire common shares of the Company substantially in the same form and on the same terms as the Original 2023 Warrants (the “Additional 2023 Warrants” and, together with the Original 2023 Warrants, the “2023 Warrants”), corresponding, in the aggregate, to the principal amount of 2023 Subordinated Notes held by such 2023 Noteholder (the “Additional 2023 Financing” and, together with the Original 2023 Financing, the “2023 Financing”; and the 2023 Financing together with the Amended 2022 Financing, the “Convertible Bridge Financing”);

WHEREAS, concurrently with the execution and delivery of this Agreement, certain investors (the “PIPE Investors”) are each entering into a subscription agreement, substantially in the form attached hereto as Exhibit C-1 (the “Subscription Agreement” and collectively, the “Subscription Agreements”) with FEAC and Newco, pursuant to which, among other things, the PIPE Investors have agreed, subject to the completion of each element of the Transactions (other than those Transactions that are scheduled to be completed following the Closing), to subscribe for and purchase, and FEAC has agreed that it will issue and sell to the PIPE Investors (which obligation will be assumed (the “Assumption”) by Newco after the completion of the FEAC Reorganization and prior to the consummation of the PIPE Financing) the number of FEAC Class A Shares (or after the Assumption, Newco Shares) provided for in the applicable Subscription Agreement (as amended by the applicable Side Letter Agreement (as defined below)) in exchange for the purchase price set forth therein (the aggregate purchase price under the Subscription Agreements and the Side Letter Agreements, the “PIPE Financing Amount”, and the equity financing under the Subscription Agreements and the Side Letter

Agreements is hereinafter referred to as the “PIPE Financing”), in each case on the terms and subject to the conditions set forth in the relevant Subscription Agreement and Side Letter Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, each PIPE Investor is entering into a side letter agreement, substantially in the form attached hereto as Exhibit C-2 (the “Side Letter Agreement” and collectively, the “Side Letter Agreements”) with FEAC and Newco to amend the relevant Subscription Agreement and which, together with the relevant Subscription Agreement, will reflect the total number of FEAC Class A Shares and FEAC Warrants to be issued by FEAC (or after the Assumption, the total number of Newco Shares and Newco Warrants to be issued by Newco) pursuant to the PIPE Financing in consideration of the purchase price set forth in the relevant Subscription Agreement, in each case on the terms and subject to the conditions set forth in the relevant Subscription Agreement and Side Letter Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, Newco, FEAC and a FEAC Shareholder are entering into a non-redemption agreement, substantially in the form attached hereto as Exhibit C-3 (the “Non-Redemption Agreement”), pursuant to which, among others, FEAC will issue additional FEAC Class A Shares and FEAC Warrants (or after the Assumption, Newco will issue additional Newco Shares and Newco Warrants) to such FEAC Shareholder (the “Non-Redemption Transaction”) in consideration of such FEAC Shareholder’s commitment not to redeem its FEAC Class A Shares in connection with the FEAC Shareholder Approval, on the terms and subject to the conditions set forth in the Non-Redemption Agreement;

WHEREAS, assuming that the aggregate principal amount outstanding under the Working Capital Loan Note and any Extension Loan Notes exceeds $1,500,000 on the day which is two (2) Business Days prior to the Closing Date, FEAC shall cause the Sponsor (or its Affiliate or designee, as applicable), as payee of the Working Capital Loan Note and any Extension Loan Notes, to elect to convert an amount equal to $1,500,000 of the aggregate principal amount outstanding under the Working Capital Loan Note and any Extension Loan Notes, taken together, into additional FEAC Private Placement Warrants which upon such election will be issued by FEAC to the Sponsor (or its Affiliate or designee, as applicable) immediately prior to the Surrender on the day which is two (2) Business Days prior to the Closing Date, in each case in accordance with the FEAC Warrant Agreement and the relevant promissory note governing the Working Capital Loan Note and/or any Extension Loan Notes, as applicable (the “Sponsor Loans Conversion”, following which the Sponsor is expected to own 6,195,000 FEAC Private Placement Warrants);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor, FEAC and the other parties thereto are entering into the sponsor and insiders letter agreement (the “Sponsor and Insiders Letter Agreement”), pursuant to which, among other things, the Sponsor has agreed to surrender, after giving effect to the Sponsor Loans Conversion, 1,789,004 FEAC Class B Shares and 5,463,381 FEAC Private Placement Warrants, as a contribution to the capital of FEAC and for no consideration, effective immediately prior to the Class B Conversion on the day which is two (2) Business Days prior to the Closing Date, in each case, on the terms and conditions set forth in this Agreement and the Sponsor and Insiders Letter Agreement (the “Surrender”);

WHEREAS, on the day which is two (2) Business Days prior to the Closing Date, each FEAC Class B Share that remains outstanding following the Surrender of the 1,789,004 FEAC Class B Shares held by the Sponsor, as provided in the Sponsor and Insiders Letter Agreement, shall be exchanged (the “Class B Conversion”) for one FEAC Class A Share;

WHEREAS, on the day which is one (1) Business Day prior to the Closing Date, Cayman Merger Sub will merge with and into FEAC with FEAC as the surviving entity pursuant to a plan of merger under the laws of the Cayman Islands (the “Cayman Merger”), as follows: (i) Newco will issue to the holders of FEAC Shares (including the Sponsor but excluding the holders of any Dissenting FEAC Shares) Newco Shares in exchange for such holders’ FEAC Shares and such FEAC Shares will not be cancelled but will be transferred to Newco, (ii) FEAC will thereby become a wholly-owned subsidiary of Newco, and (iii) each issued share of Cayman

Merger Sub will be exchanged for a FEAC Class A Share of FEAC as the surviving entity and Cayman Merger Sub (having merged into FEAC) will cease to exist as a separate entity by virtue of the Cayman Merger;

WHEREAS concurrently with the Cayman Merger, and effective at the same time the Cayman Merger becomes effective under the Cayman Islands law, (i) Newco will assume the FEAC Warrants (as so assumed, Newco Warrants) pursuant to the Warrant Assignment, Assumption and Amendment Agreement, (ii) FEAC as the entity surviving the Cayman Merger will issue to Newco a non-interest bearing demand promissory note payable denominated in CDN$ having a principal amount equal to the fair market value of the FEAC Warrants assumed by Newco (as so assumed, Newco Warrants) (“Note 3”) in consideration of the assumption by Newco of obligations under the FEAC Warrants (as so assumed, Newco Warrants), and (iii) Newco will redeem the initial Newco Shares held by the Formation Shareholder for an amount equal to the amount of capital that the Formation Shareholder contributed for purposes of the incorporation of Newco (such transactions, together with the Cayman Merger, the “Cayman Reorganization”);

WHEREAS, following the Cayman Reorganization, FEAC will file an election to change its classification for U.S. federal income tax purposes from a corporation to an entity disregarded as separate from its owner Newco, to be effective as of the beginning of the Closing Date (the “U.S. Entity Classification Election” and, together with the Cayman Reorganization, the “FEAC Reorganization”);

WHEREAS, on the Closing Date and pursuant to the Plan of Arrangement, subsequent to the FEAC Reorganization becoming effective and prior to the consummation of the PIPE Financing, FEAC will loan to Newco an amount equal to the total funds held in its Trust Account (after deducting the amounts owed to public shareholders of FEAC who have properly exercised their redemption rights, a reasonable estimate of the amounts to be paid for any Dissenting FEAC Shares, and the deferred discount owed to the underwriters of FEAC’s IPO), less the principal amount of Note 3 (together, the “Loan Amount”) in consideration for which Newco will issue a CDN$ denominated non-interest bearing demand promissory note to FEAC having a principal amount equal to the Loan Amount converted to its Canadian dollar equivalent based on the C$:U.S.$ Bank of Canada daily exchange rate on the Business Day immediately prior to the Closing Date (“Note 1”), following which FEAC will sell to Newco, and Newco will purchase, all of the outstanding common shares of Can Merger Sub for a purchase price of CDN$10 (the “Can Merger Sub Share Sale”);

WHEREAS, on the Closing Date and pursuant to the Plan of Arrangement, following the Can Merger Sub Share Sale but prior to the Amalgamation, the PIPE Financing shall be consummated pursuant to the Subscription Agreements and the Side Letter Agreements and the Non-Redemption Transaction shall be consummated in accordance with the Non-Redemption Agreement;

WHEREAS, on the Closing Date and pursuant to the Plan of Arrangement, the Amended 2022 Convertible Notes and 2023 Convertible Notes will automatically convert, concurrent with the consummation of the PIPE Financing, into that number of common shares of the Company that, when exchanged at the Company Exchange Ratio shall equal that number of FEAC Class A Shares (or after the Assumption, Newco Shares) that the holders of the Amended 2022 Convertible Notes and 2023 Convertible Notes would have received if they subscribed for FEAC Class A Shares (or after the Assumption, Newco Shares) on the same terms as the PIPE Financing;

WHEREAS, on the Closing Date and pursuant to the Plan of Arrangement, after the consummation of the PIPE Financing and the conversion of the Company Convertible Notes, Can Merger Sub and the Company will amalgamate in accordance with the terms of the Plan of Arrangement (the “Amalgamation”), and pursuant to the Amalgamation, (i) each Company Share outstanding immediately prior to the Amalgamation shall be exchanged for Newco Shares per the Company Exchange Ratio and each Company Warrant outstanding immediately prior to the Amalgamation shall be exchanged for Newco Warrants per the Company Exchange Ratio; (ii) each Can Merger Sub share outstanding immediately prior to the Amalgamation shall be exchanged for one common share in the authorized share capital of the amalgamated entity; (iii) in consideration for the issuance of Newco Shares, the amalgamated entity shall issue its common shares to Newco, in each case upon and subject to the other terms and conditions set forth in this Agreement, the Plan of Arrangement and in accordance with the provisions of applicable Law;

WHEREAS, on the Closing Date and pursuant to the Plan of Arrangement, following the Amalgamation, Newco will continue from being a corporation incorporated under and governed by the Canada Business Corporations Act to a company continued to and governed by the Business Corporations Act (British Columbia) (the “Continuance”) and, in connection with the Continuance, the articles of Newco shall be amended to reflect the requirements of the continued jurisdiction, among other things;

WHEREAS, on the Closing Date, and prior to the Amalgamation, the Newco Shares and Newco Warrants shall have been approved for listing on Nasdaq or such other Exchange as agreed to by FEAC and the Company;

WHEREAS, immediately following the Closing Date, FEAC will repurchase shares held by Newco in an aggregate amount equal to Note 1 and in consideration therefor issue to Newco a CDN$ denominated non-interest bearing demand promissory note in a principal amount equal to the outstanding principal amount of Note 1 (“Note 2”), following which Note 1 and Note 2 (each having the same outstanding principal amount) will be set off by FEAC and Newco in full repayment of their respective principal amounts (the “Notes Set-Off”);

WHEREAS, following the Notes Set-Off becoming effective, Newco will transfer Note 3 to the Company in consideration for the issuance by the Company from treasury of additional common shares of the Company, following which FEAC will repay the outstanding principal amount of Note 3, and subsequently be placed in liquidation in accordance with applicable Cayman law (the “Liquidation” and together with the Sponsor Loans Conversion, the Surrender, the Class B Conversion, the Cayman Merger, the Cayman Reorganization, the FEAC Reorganization, the Assumption, the Can Merger Sub Share Sale, the Amalgamation, the PIPE Financing, the Non-Redemption Transaction and the other transactions described above and contemplated by this Agreement, the Plan of Arrangement, the Subscription Agreements, the Side Letter Agreements, the Non-Redemption Agreement and the other Ancillary Documents, the “Transactions”);

WHEREAS, on or around the Closing Date, Newco, FEAC, the Sponsor Holders (as defined in the Registration Rights Agreement) and the enGene Holders (as defined in the Registration Rights Agreement) will enter into an investor rights agreement, substantially in the form attached hereto as Exhibit D (the “Registration Rights Agreement”), pursuant to which, among other things, the Sponsor Holders and the enGene Holders will be granted certain registration rights with respect to their respective Equity Securities of Newco, in each case, on the terms and subject to the conditions therein;

WHEREAS, the board of directors of FEAC (the “FEAC Board”) has (a) determined that the Transactions are in the best interests of FEAC and fair to its shareholders, (b) approved this Agreement, the Ancillary Documents to which FEAC is or will be a party and the Transactions and (c) resolved to recommend, among other things, approval of this Agreement and the Transactions by the holders of FEAC Shares entitled to vote thereon;

WHEREAS, the board of directors of the Company has (a) determined that the Transactions are in the best interests of the Company and fair to the Company Shareholders, (b) approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the Transactions, and (c) resolved to recommend, among other things, that the Company Shareholders vote in favor of the approval of this Agreement, the Transactions and the Company Arrangement Resolution;

WHEREAS, the board of directors of Newco has unanimously (a) determined that the Transactions are fair to, and in the best interests of, the Formation Shareholder and (b) approved this Agreement, the Ancillary Documents to which Newco is or will be a party and the Transactions;

WHEREAS, the Formation Shareholder has, as the sole shareholder of Newco, approved this Agreement, the Ancillary Documents to which Newco is or will be a party and the Transactions;

WHEREAS, concurrently with the execution of this Agreement, certain Company Shareholders (collectively, the “Supporting Company Shareholders”) will duly execute and deliver to FEAC and Newco a voting agreement, substantially in the form attached hereto as Exhibit E-1 and a lock-up agreement substantially in the form attached hereto as Exhibit E-2 (collectively, the “Company Transaction Support Agreements”), pursuant to which, among other things, each such Supporting Company Shareholder will agree to vote in favor of the Transactions, the entering into and execution by the Company of this Agreement and the Company Arrangement Resolution.

WHEREAS, concurrently with the execution of this Agreement, the Sponsor and the directors and officers of FEAC have duly executed and delivered to the Company and Newco a voting agreement, substantially in the form attached hereto as Exhibit E-3 (collectively, the “FEAC Transaction Support Agreement” and, together with the Company Transaction Support Agreements, the “Transaction Support Agreements”), pursuant to which, among other things, each such person agrees to vote in favor of the Transactions and the entering into and execution by FEAC of this Agreement.

WHEREAS the resulting Newco ownership following the Transactions is directionally set out in the capitalization table attached hereto as Exhibit H, which exhibit may be amended by mutual written agreement of the Parties from time-to-time to reflect any updates.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.	CERTAIN DEFINITIONS

1.1	Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“2022 Convertible Note” and “2022 Convertible Notes” has the meaning set forth in the recitals to this Agreement.

“2022 Financing” has the meaning set forth in the recitals to this Agreement.

“2022 Note Purchase Agreement” has the meaning set forth in the recitals to this Agreement.

“2022 Noteholders” has the meaning set forth in the recitals to this Agreement.

“2022 Warrants” has the meaning set forth in the recitals to this Agreement.

“2023 Convertible Notes” has the meaning set forth in the recitals to this Agreement.

“2023 Financing” has the meaning set forth in the recitals to this Agreement.

“2023 Noteholders” has the meaning set forth in the recitals to this Agreement.

“2023 Subordinated Financing” has the meaning set forth in the recitals to this Agreement.

“2023 Subordinated Note” has the meaning set forth in the recitals to this Agreement.

“2023 Subordinated Note Purchase Agreement” has the meaning set forth in the recitals to this Agreement.

“2023 Warrants” has the meaning set forth in the recitals to this Agreement.

“Additional 2023 Convertible Notes” has the meaning set forth in the recitals to this Agreement.

“Additional 2023 Financing” has the meaning set forth in the recitals to this Agreement.

“Additional 2023 Warrants” has the meaning set forth in the recitals to this Agreement.

“Additional FEAC SEC Reports” has the meaning set forth in Section 4.6.

“Adjournment Proposal” has the meaning set forth in Section 5.8.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. Notwithstanding the foregoing or anything to the contrary herein, any portfolio company or entity managed or controlled by any investment vehicle owned, controlled or managed by Forbion Group Holding B.V. or any of its Affiliates (other than Can Merger Sub and the Sponsor) shall not be considered an Affiliate of FEAC.

“Aggregate Closing PIPE Proceeds” means the sum of the cash proceeds to be received by Newco in respect of the PIPE Financing on the Closing Date and the cash proceeds actually received by the Company in respect of the Convertible Bridge Financing prior to the Closing Date.

“Aggregate Exercise Price” means the aggregate exercise price of the Company Options that will be exchanged for Rollover Equity Awards, converted to its U.S. dollar equivalent based on the C$:US$ Bank of Canada daily exchange rate on the Business Day immediately prior to the Closing Date, and rounding the resulting exercise price up to the nearest whole cent.

“Aggregate Transaction Proceeds” means an amount equal to (a) the sum (without duplication) of (i) the aggregate cash proceeds available for release to FEAC from the Trust Account in connection with the Transactions (after, for the avoidance of doubt, giving effect to all of the FEAC Shareholder Redemptions), (ii) the unrestricted cash on the balance sheet of FEAC as of the Closing Date, and (iii) the Aggregate Closing PIPE Proceeds, minus (b) the sum (without duplication) of the Unpaid FEAC Expenses and the Unpaid FEAC Liabilities.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 2.15(a).

“Amalgamation” has the meaning set forth in the recitals to this Agreement.

“Amended 2022 Convertible Note” and “Amended 2022 Convertible Notes” has the meaning set forth in the recitals to this Agreement.

“Amended 2022 Financing” has the meaning set forth in the recitals to this Agreement.

“Ancillary Documents” means the Plan of Arrangement, the Registration Rights Agreement, the Sponsor and Insiders Letter Agreement, the Subscription Agreements, the Side Letter Agreements, the Non-Redemption Agreement, the Convertible Bridge Financing Documents, the Letter of Transmittal, the Transaction Support Agreements, the Joinder Agreements, the Warrant Assignment, Assumption and Amendment Agreement, the Newco Warrant Agreement, the Working Capital Loan Note, any Extension Loan Note and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed by the Parties in connection with the Transactions.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the Corruption of Foreign Public Officials Act (Canada) and (c) any other applicable anti-bribery or anti-corruption Laws related to combatting bribery and corruption.

“Anti-Money Laundering Laws” means any applicable anti-money laundering and counter-terrorism Laws in all applicable jurisdictions, the rules and regulations thereunder and any applicable related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity, including without limitation, the Criminal Code (Canada); the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Bank Secrecy Act as amended by the USA Patriot Act, 18 U.S.C. §§ 1956-1957, Cayman Islands Proceeds of Crime Act (As Revised) and regulations and guidance thereunder.

“Arrangement” means the arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of

Arrangement made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of FEAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed.

“Arrangement Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement.

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement, required by the CBCA to be sent to the Director after the Final Order is made, which shall include the Plan of Arrangement and otherwise be in a form and content satisfactory to the Company and FEAC, each acting reasonably.

“Assumption” has the meaning set forth in the recitals to this Agreement.

“Audited Company Financial Statements” has the meaning set forth in Section 3.4(a).

“BCA Proposal” has the meaning set forth in Section 5.8.

“Bridge Consideration” means (A) with respect to the Newco Shares, the number of Newco Shares equal to (i) the number of Company Common Shares issued upon the conversion of the Company Convertible Notes in accordance with their terms, multiplied by (ii) the Company Exchange Ratio, and (B) with respect to the Newco Warrants, the number of Newco Warrants equal to (i) the number of Company Warrants multiplied by (ii) the Company Exchange Ratio.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and Vancouver, British Columbia are open for the general transaction of business.

“Canadian Prospectus” has the meaning set forth in Section 5.7(b).

“CARES Act” means Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Entity.

“Cayman Act” means the Cayman Islands Companies Act (As Revised).

“Cayman Exchange Ratio” means one for one (1:1).

“Cayman Merger” has the meaning set forth in the recitals to this Agreement.

“Cayman Merger and Reorganization Proposal” has the meaning set forth in Section 5.8.

“Cayman Reorganization” has the meaning set forth in the recitals to this Agreement.

“CBA” has the meaning set forth in Section 3.14(d).

“CBCA” means the Canada Business Corporations Act.

“Change in Recommendation” has the meaning set forth in Section 5.9.

“Change in Recommendation Notice” has the meaning set forth in Section 5.7(b).

“Change in Recommendation Notice Period” has the meaning set forth in Section 5.7(b).

“Change of Control Transaction” means any transaction or series of related transactions (a) under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) another Person or any of its Affiliates or (ii) all or substantially all of the assets, businesses or equity securities of another Person, or (b) that results, directly or indirectly, in the shareholders of a Person as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting shares of such Person (or any successor or parent company of such Person) immediately after the consummation thereof (in the case of each of clause (a) and (b), whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of equity securities, tender offer or otherwise).

“Class B Conversion” has the meaning set forth in the recitals to this Agreement.

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Filing” has the meaning set forth in Section 5.4(b).

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” means, prior to the Amalgamation, enGene Inc., and following the Amalgamation, the corporation resulting from the amalgamation of enGene Inc. and Can Merger Sub pursuant to the Plan of Arrangement.

“Company Acquisition Proposal” means (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) the Company or any of its controlled Affiliates or (ii) all or a material portion of the assets or business of the Company and its controlled Affiliates (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (b) any equity investment in the Company or any of its controlled Affiliates pursuant to which any such Person would own or control, directly or indirectly, twenty percent (20%) or more of the voting power of the Company or any of its controlled Affiliates immediately following such transaction. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the Transactions (including the PIPE Financing and the Convertible Bridge Financing) shall constitute a Company Acquisition Proposal.

“Company Arrangement Resolution” means the special resolutions of the Company Shareholders approving the Plan of Arrangement, which is to be considered at the Company Shareholders Meeting, in substantially the form attached to this Agreement as Exhibit A.

“Company Certificates” has the meaning set forth in Section 2.16(a).

“Company Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount to any Person as a result of or in connection with this Agreement or the Transactions or any other Change of Control Transaction (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction (in the case of each of clause (a) and (b), regardless of whether paid or payable prior to, at or after the Closing or in connection with or otherwise related to this Agreement or any Ancillary Document).

“Company Class A Preferred Shares” means Class A Preferred shares in the Company.

“Company Class B Preferred Shares” means Class B Preferred shares in the Company.

“Company Class C Preferred Shares” means Class C Preferred shares in the Company issuable in series, one series being designated Series 1 Class C Preferred Shares, one series being designated Series 2 Class C Preferred Shares, one series designated Series 3 Class C Preferred Shares and one series being designated Series 4 Class C Preferred Shares.

“Company Common Shareholder Agreements” means the common shareholder agreements of the Company in the form attached to the Company Majority Shareholder Agreement, as amended, modified, restated, replaced or supplemented by the board of directors of the Company from time to time;

“Company Common Shares” means common shares of the Company.

“Company Consideration” means (A) with respect to the Newco Shares, the number of Newco Shares equal to the portion of the Reference Value divided by the Reference Price that is attributable to the aggregate number of Company Shares issued and outstanding immediately prior to the Closing (not including, for the avoidance of doubt, the number of Company Common Shares issuable upon conversion of the Convertible Bridge Financing) including any Company Equity Awards exercised prior to or in connection with Closing, and (B) with respect to the Rollover Equity Awards, the number of Rollover Equity Awards equal to the portion of the Reference Value divided by the Reference Price that is attributable to the aggregate number of Company Equity Awards (whether vested or unvested), and in each case without duplication of the Company Shares taken into account for calculating the Company Consideration in respect of the Newco Shares and Rollover Equity Awards.

“Company Convertible Notes” means the Amended 2022 Convertible Notes and the 2023 Convertible Notes.

“Company D&O Persons” has the meaning set forth in Section 5.13(a).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to FEAC by the Group Companies on the date of this Agreement.

“Company Equity Award” means, as of any determination time, each Company Option, restricted stock unit, stock appreciation, phantom equity, and each other award to any current or former director, manager, officer, employee, individual independent contractor or other individual service provider of any Group Company of rights of any kind to receive any Equity Security of any Group Company or benefits measured in whole or in part by reference to any Equity Security of any Group Company, in each case, under any Company Equity Plan or otherwise that is outstanding. For the avoidance of doubt, the Company Warrants shall not be considered a Company Equity Award.

“Company Equity Plan” means, collectively, (a) the amended and restated equity incentive plan of the Company dated June 30, 2021 and as may be further amended and/or restated from time to time, and (b) each other plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other individual service provider of any Group Company of rights of any kind to receive Equity Securities of any Group Company or benefits measured in whole or in part by reference to Equity Securities of any Group Company.

“Company Exchange Ratio” means the quotient obtained by dividing (a) the Company Per Share Value, by (b) the Reference Price.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, any Group Company in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions (including the PIPE Financing, Convertible Bridge Financing and the Non-Redemption Transaction), including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any Group Company, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document; provided that, notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any FEAC Expenses or FEAC Liabilities.

“Company Financial Statements” has the meaning set forth in Section 3.4(b).

“Company Fully Diluted Shares” means the sum of (without duplication) (a) the aggregate number of Company Shares issued and outstanding immediately prior to the Closing (not including, for the avoidance of doubt, the number of Company Common Shares issuable upon conversion of the Convertible Bridge Financing), and (b) the aggregate number of Company Shares issued or issuable upon exercise of all issued and outstanding Company Equity Awards (whether vested or unvested), including Company Equity Awards exercised prior to or in connection with the Closing.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a), and Section 3.1(b), Section 3.1(d) (Organization and Qualification), Section 3.2(b) through Section 3.2(c) (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.8 (Absence of Changes), and Section 3.17 (Brokers).

“Company Information Circular” means the notice of the Company Shareholders Meeting to be sent to the Company Shareholders, and the accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in such management information circular, to be prepared in connection with the Company Shareholders Meeting, together with any amendments thereto or supplements thereof in accordance with the terms of this Agreement.

“Company Intellectual Property” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company IT Systems” means any and all computers, Software, firmware, middleware, hardware, systems, workstations, routers, hubs, switches, networks, communication systems and data communication lines, servers, network equipment and databases (including those that are used to Process data) and other information technology equipment and related systems and services, including any outsourced systems, and all associated documentation, in each case, to the extent owned or controlled by (or purported to be owned or controlled by) or licensed or leased to (or purported to be licensed to or leased to) any Group Company.

“Company Licensed Intellectual Property” means any and all Intellectual Property Rights owned by any third party that is licensed or sublicensed (or purported to be licensed or sublicensed) to any Group Company or for which any Group Company has obtained (or purported to have obtained) a covenant not to be sued.

“Company Majority Shareholder Agreement” means the third amended and restated majority shareholders agreement dated June 29, 2021 between the Company, the holders of Company Class A Preferred Shares, the holders of Company Class B Preferred Shares and the holders of Company Class C Preferred Shares.

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (i) the business, results of operations or financial condition of the Group Companies, taken as a whole or (ii) the ability of the Company to consummate the Transactions, provided, however, that in the case of clause (i) none of the following, either alone or in combination, shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur: any adverse change, event, effect or occurrence resulting from or related to (a) any change, development, condition or event generally affecting the industries or markets in which the Group Companies operate, (b) general business or economic conditions in or affecting the United States, Canada or elsewhere, or changes therein, (c) any outbreak or escalation of war or hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage, civil unrest, cyberterrorism, riots, prolonged demonstrations or public disorders, or changes in global, national, regional, provincial, state or local political conditions, or any escalation or worsening thereof, (d) changes in the financial, banking, capital or securities markets generally in the United States, Canada or any other country or region in the world, or changes therein, including changes in interest rates in the United States, Canada or any other country and changes in exchange rates for the currencies of any countries, (e) changes or proposed changes in, or changes or proposed changes in the interpretation of, any applicable Laws, regulatory framework, IFRS or GAAP, (f) the negotiation, execution or delivery of this Agreement, public announcement of this Agreement or the pendency or consummation of the Transactions (provided that the exception in this clause (f) shall not apply to the representations and warranties set forth in Section 3.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the Transactions or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (g) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions, including, but not limited to any predictions or results (expressly excluding any treatment-related severe adverse events, grade 4 or higher, as that such terms are used by the FDA) related to any clinical studies or trials (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (a) through (f), (h) or (i)), (h) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, acts of God or other natural disasters or comparable events in the United States, Canada or any other country or region in the world, or any escalation of the foregoing, (i) any epidemics, pandemics, disease outbreaks or quarantines, including COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations thereof following the date of this Agreement, (j) the taking of any action required by the terms of this Agreement or any Ancillary Document, (k) any actions taken or omitted to be taken by a Group Company at the written request or with the prior written consent of FEAC, (l) ordinary course deterioration of the Company’s cash position (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (a) through (f), (h) or (i)), (m) any material breach of this Agreement or any Ancillary Document by FEAC or (n) any matter set forth on Section 1.1 of the Company Disclosure Schedules; provided, however, that if any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (a) through (f), (h) or (i) materially and disproportionately adversely effects the Group Companies, taken as a whole, relative to other comparable companies and entities operating in the industries or markets in which the Group Companies operate, such change, event, effect or occurrence may be taken into account in determining whether a Company Material Adverse Effect has occurred but only to the extent of the disproportionate effect.

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliates, Representatives, successors or permitted assigns of any Company Related Party (other than, for the avoidance of doubt, the Company). As it relates to the Company, the term “Non-Party Affiliates” means “Company Non-Party Affiliates.”

“Company Non-Voting Common Shares” means the Non-Voting Common shares in the capital of the Company.

“Company Option” means, as of any determination time, each option to purchase Company Shares that are outstanding and unexercised (whether vested or unvested), whether granted under a Company Equity Plan or otherwise.

“Company Owned Intellectual Property” means any and all Intellectual Property Rights that are owned or purported to be owned by any Group Company.

“Company Per Share Value” means the quotient obtained by dividing (a) the Reference Value, by (b) the Company Fully Diluted Shares.

“Company Product” means (i) each product from which any Group Company has derived within the two (2) years preceding the date hereof, is currently deriving or is scheduled to derive within the next two (2) years, revenue from the sale, license or other provision thereof, and (ii) each product candidate that is being researched, tested, developed or manufactured by or on behalf of the Group Companies.

“Company Registered Intellectual Property” means any and all Registered Intellectual Property included in the Company Owned Intellectual Property.

“Company Registration Rights Agreement” means the second amended and rested registration rights agreement of the Company dated June 30, 2021.

“Company Related Party” has the meaning set forth in Section 3.19.

“Company Related Party Transactions” has the meaning set forth in Section 3.19.

“Company Required Approval” means approval by the affirmative vote of the holders of not less than two-thirds of the Company Shares, voting together as a single class, present in person or represented by proxy at the Company Shareholders Meeting.

“Company Shares” means the Company Common Shares, Company Non-Voting Common Shares, Company Class A Preferred Shares, Company Class B Preferred Shares, and Company Class C Preferred Shares.

“Company Shareholders” means, collectively, the holders of Company Shares as of any determination time prior to the Closing.

“Company Shareholders Agreements” means the Company Majority Shareholder Agreement and the Company Common Shareholder Agreements.

“Company Shareholders Meeting” means the special meeting of the Company Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, that is to be convened as provided by the Interim Order to consider, and if deemed advisable approve, the Company Arrangement Resolution and, with the prior written consent of FEAC, for any other purpose as may be set out in the Company Information Circular.

“Company Tax Counsel” has the meaning set forth in Section 5.5(b).

“Company Transaction Support Agreements” has the meaning set forth in the recitals to this Agreement.

“Company Warrant Holders” means, collectively, the holders of Company Warrants as of any determination time prior to the Closing.

“Company Warrants” means the 2022 Warrants and the 2023 Warrants.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of April 14, 2022, by and between the Company and FEAC.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Continuance” shall have the meaning set forth in the recitals to this Agreement.

“Contract” or “Contracts” means any written agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Convertible Bridge Financing” has the meaning set forth in the recitals to this Agreement.

“Convertible Bridge Financing Documents” means the documents governing the Convertible Bridge Financing.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“Court” means the Supreme Court of British Columbia or other competent court, as applicable.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions, mutations or strains thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, delay, shut down (including, the shutdown of air cargo routes), closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by the applicable Governmental Entity, in each case, in connection with or in response to COVID-19.

“COVID Program” has the meaning set forth in Section 3.14(j).

“Dissenting FEAC Shares” has the meaning set forth in Section 2.11(a).

“Dissenting FEAC Shareholders” has the meaning set forth in Section 2.11(a).

“Employee Benefit Plan” means each (i) “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar agreement, and (iii) any other benefit or compensatory plan, program, policy or Contract that any Group Company maintains, sponsors, administers, contributes to or has entered into, including for the benefit of its current or former employees, officers, directors or other individual service providers, or under or with respect to which any Group Company has any Liability, other than any plan sponsored or maintained exclusively by a Governmental Entity.

“Environmental Laws” means all Laws and Orders concerning pollution, the storage, use, treatment, transportation, handling, importation, exportation, sale, distribution, labeling, recycling, processing or testing of Hazardous Substance, the protection of the environment, or the protection of human health or safety (to the extent relating to exposure to Hazardous Substances).

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any rules or regulations promulgated thereunder.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer and import controls, including the Export and Import Permits Act and the regulations thereunder and the Export Administration Regulations and the customs and import Laws administered by U.S. Customs and Border Protection.

“Exchange” means a national securities exchange registered under the Exchange Act.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.16(a).

“Exchange Consideration” means the Company Consideration and the Bridge Consideration, taken together.

“Extension Loan Note” means any unsecured promissory note to be issued by FEAC to the Sponsor (or any of the Sponsor’s Affiliates or designees, as applicable), in connection with the deposit of funds in the Trust Account for purposes of the extension of the time available to FEAC to consummate an initial business combination in accordance with FEAC’s Governing Documents and the Trust Agreement, in an amount not exceed $1,265,000 per note for each applicable three-month period.

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“FEAC” has the meaning set forth in the introductory paragraph to this Agreement.

“FEAC Acquisition Proposal” means (a) any transaction or series of related transactions under which FEAC or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases, or is acquired by or purchased by, any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases, or divests or otherwise sells, all or substantially all of the assets or businesses of any other Person(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise) or (b) any equity, debt or similar investment in FEAC or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the Transactions (including the PIPE Financing and Convertible Bridge Financing) shall constitute a FEAC Acquisition Proposal.

“FEAC Board” has the meaning set forth in the recitals to this Agreement.

“FEAC Board Recommendation” has the meaning set forth in Section 5.8.

“FEAC Certificates” has the meaning set forth in Section 2.16(a).

“FEAC Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount to any Person as a result of or in connection with this Agreement or the Transactions or any other Change of Control Transaction (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events), or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any FEAC Related Party Transaction (in the case of each of clause (a) and (b), regardless of whether paid or payable prior to, at or after the Closing or in connection with or otherwise related to this Agreement or any Ancillary Document), in each case, for the avoidance of doubt, other than the payment of fees of legal and other advisors in connection with the Transactions.

“FEAC Class A Shares” means FEAC’s Class A ordinary shares, $0.0001 par value.

“FEAC Class B Shares” means FEAC’s Class B ordinary shares, $0.0001 par value.

“FEAC D&O Persons” has the meaning set forth in Section 5.12(a).

“FEAC Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by FEAC on the date of this Agreement.

“FEAC Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, FEAC in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions (including the PIPE Financing and Convertible Bridge Financing), including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, placement agents, underwriters, capital markets advisors, consultants, or other agents or service providers of FEAC and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to FEAC pursuant to this Agreement or any Ancillary Document; provided that, notwithstanding the foregoing or anything to the contrary herein, FEAC Expenses shall not include any Company Expenses.

“FEAC Financial Statements” means all of the financial statements of FEAC included in the FEAC SEC Reports.

“FEAC Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Capitalization), Section 4.3 (Authority), Section 4.4 (Board Approval), Section 4.8 (Trust Account), Section 4.11(a) (Absence of Changes), Section 4.17 (Business Activities), and Section 4.20 (Brokers).

“FEAC Information” has the meaning set forth in Section 2.4(d).

“FEAC Liabilities” means, as of any determination time, the aggregate amount of Liabilities of FEAC, whether or not such Liabilities are due and payable as of such time. Notwithstanding the foregoing or anything to the contrary herein, FEAC Liabilities shall not include any FEAC Expenses.

“FEAC Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of FEAC; provided, however, that none of the following, either alone or in combination, shall constitute or be taken into account in determining whether a FEAC Material Adverse Effect has occurred or is reasonably expected to occur: any adverse change, event, effect or occurrence resulting from or related to (a) general business or economic conditions in or affecting the United States, Canada or elsewhere, or changes therein, or the global economy generally, (b) any outbreak or escalation of war or hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage, civil unrest, cyberterrorism, riots, prolonged demonstrations or public disorders, or changes in global, national, regional, provincial, state or local political conditions, or any escalation or worsening thereof, (c) changes in the financial, banking, capital or securities markets generally in the United States, Canada or any other country or region in the world, or changes therein, including changes in interest rates in the United States, Canada or any other country and changes in exchange rates for the currencies of any countries, (d) changes, or proposed changes in or changes or proposed changes in interpretation of any applicable Laws, regulatory framework, IFRS or GAAP, (e) any change, event, effect or occurrence that is generally applicable to the industries or markets in which FEAC operates, (f) the negotiation, execution or delivery of this Agreement, public announcement of this Agreement or the pendency or consummation of the Transactions (provided that the exception in this clause (f) shall not apply to the representations and warranties set forth in Section 4.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the Transactions or the condition set forth in Section 6.3(a) to the extent it relates to such representations and warranties), (g) any failure by FEAC to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (a) through (f) or (h)), (h) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, acts of God or other natural disasters or comparable events in the United States, Canada or any other country or region in the world, or any escalation of the foregoing, (i) any epidemics, pandemics, disease outbreaks or quarantines, including COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations thereof following the date of this Agreement, (j) the taking of any action required by the terms of this Agreement or any Ancillary Document, (k) any actions taken or omitted to be taken by FEAC at the written request or with the prior written consent of the Company (l) any material breach of this Agreement or any Ancillary Document by the Company or (m) any matter set forth on Section 1.1 of the FEAC Disclosure Schedules; provided, however, that if any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (a) through (f), (h) or (i) materially and disproportionately adversely effects FEAC relative to other “SPACs” comparable to FEAC on the basis of its listing, share conditions, obligations and assets, such change, event, effect or occurrence may be taken into account in determining whether a FEAC Material Adverse Effect has occurred but only to the extent of the disproportionate effect.

“FEAC Non-Controlled Affiliates” has the meaning set forth in Section 5.6(b).

“FEAC Non-Party Affiliates” means, collectively, each FEAC Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any FEAC Related Party (other than, for the avoidance of doubt, FEAC). As it relates to FEAC, the term “Non-Party Affiliates” means “FEAC Non-Party Affiliates.”

“FEAC Private Placement Warrants” means the warrants (each entitling the holder thereof to purchase one FEAC Class A Share) issued by FEAC to the Sponsor in a private placement simultaneously with the closing of its IPO and to be issued by FEAC to the Sponsor (or the Sponsor’s Affiliates or designees, as applicable), upon the conversion of all or part of the principal outstanding amount of the Working Capital Loan Note and any Extension Loan Note in connection with the consummation of the Business Combination.

“FEAC Registration Rights Agreement” means the Registration and Shareholder Rights Agreement dated December 9, 2021, between FEAC and the Sponsor.

“FEAC Related Party” has the meaning set forth in Section 4.21.

“FEAC Related Party Transactions” has the meaning set forth in Section 4.21.

“FEAC Reorganization” has the meaning set forth in the recitals to this Agreement.

“FEAC SEC Reports” has the meaning set forth in Section 4.6.

“FEAC Shareholder” means any holder of any FEAC Shares;

“FEAC Shareholder Approval” means (i) with respect to the BCA Proposal, the Governing Documents Proposal, the Share Issuance Proposal, the Incentive Plan Proposal and the Adjournment Proposal, the affirmative vote of the holders of at least a majority of the FEAC Shares present in person or represented by proxy and entitled to vote at the FEAC Shareholders Meeting, in each case, in accordance with the Governing Documents of FEAC and applicable Law; and (ii) with respect to the Cayman Merger and Reorganization Proposal, the affirmative vote of the holders of at least two-thirds of the FEAC Shares present in person or represented by proxy and entitled to vote at the FEAC Shareholders Meeting, in each case, in accordance with the Governing Documents of FEAC and applicable Law.

“FEAC Shareholder Redemptions” means the redemption by the holders of FEAC Class A Shares of all or a portion of their FEAC Class A Shares (in connection with the Transactions or otherwise), as set forth in Governing Documents of FEAC.

“FEAC Shareholders Meeting” has the meaning set forth in Section 5.7(b).

“FEAC Shares” means (a) prior to the Class B Conversion, collectively, the FEAC Class A Shares and the FEAC Class B Shares, and (b) from and after the Class B Conversion, the FEAC Class A Shares after giving effect to the Class B Conversion. Any reference to the FEAC Shares in this Agreement or any Ancillary Document shall be deemed to refer to clause (a) and/or clause (b) of this definition as the context so requires.

“FEAC Tax Counsel” has the meaning set forth in Section 5.5(b).

“FEAC Transaction Support Agreement” has the meaning set forth in the recitals to this Agreement.

“FEAC Unit” means each outstanding unit consisting of one FEAC Class A Share and one-third of one FEAC Warrant.

“FEAC Warrants” means each warrant to purchase one FEAC Class A Share at an exercise price of $11.50 per share, subject to adjustment, upon the terms and conditions in the FEAC Warrant Agreement.

“FEAC Warrant Agreement” means the warrant agreement, dated as of December 9, 2021, by and between FEAC and the Trustee.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Final Order” means the final order of the Court pursuant to Section 192 of the CBCA, in the form and substance satisfactory to FEAC and the Company (each acting reasonably), approving the Arrangement, as such order may be amended, modified, supplemented or varied by the Court at any time prior to the Closing or, if appealed, then, unless such appeal is withdrawn, abandoned or dismissed, at such time which the Arrangement is affirmed or as amended, on appeal, provided that any such amendment is acceptable to each of FEAC and the Company, each acting reasonably.

“Forbion Capital Fund III” has the meaning set forth in the recitals to this Agreement.

“Foreign Antitrust Laws” has the meaning set forth in Section 3.5(a).

“Foreign Benefit Plan” means each Employee Benefit Plan maintained by any of the Group Companies for its current or former employees, officers, directors or other individual service providers located outside of the United States.

“FSTQ” has the meaning set forth in the recitals to this Agreement.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing

Documents” of a U.S. or Canadian corporation are its certificate or articles of incorporation and, as the case may be, its certificates or articles of amendment, certificates or articles of merger or amalgamations, and its by-laws, the “Governing Documents” of a U.S. or Canadian limited partnership are its limited partnership agreement and certificate or articles of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate or articles of formation and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association.

“Governing Documents Proposal” has the meaning set forth in Section 5.7(b).

“Governmental Entity” means any United States, Canadian or other (a) federal, state, provincial, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private), securities regulator, self-regulatory organization or stock exchange.

“Group Company” and “Group Companies” means, collectively, the Company and its Subsidiaries and Newco and its Subsidiaries (including, for the avoidance of doubt, upon the execution of a Joinder Agreement pursuant to Section 5.26, Cayman Merger Sub).

“Hazardous Substance” means any (a) pollutant, contaminant, chemical, (b) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (c) petroleum or any fraction or product thereof, (d) asbestos or asbestos-containing material, (e) polychlorinated biphenyl, (f) chlorofluorocarbons, (g) per- and polyfluoroalkyl substances (including PFAs, PFOA, PFOS, Gen X, and PFBs) and (h) other substance, material or waste, in each case of (a) - (h), which are regulated under any Environmental Law because of its dangerous or deleterious properties or characteristics or as to which Liability may be imposed pursuant to Environmental Law.

“Healthcare Laws” means all Laws relating to healthcare regulatory matters applicable to the Group Companies, including all Laws relating to any federal health care program (as such term is defined in 42 U.S.C. § 1320a-7b(f)), including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Anti-Self-Referral Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), Sections 1320a-7, 1320a-7a, and 1320a-7b of Title 42 of the United States Code and any comparable self-referral or fraud and abuse laws promulgated by any Governmental Entity, the 21st Century Cures Act (Pub. L. 114-255), the health care fraud criminal provisions under HIPAA, HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (42 U.S.C. § 17921 et seq.), and any state or federal Law the purpose of which is to protect the privacy of individually-identifiable patient information, Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act), the Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act of 2010, TRICARE (10 U.S.C. Section 1071 et seq.), the Sunshine/Open Payments Law (42 U.S.C. § 1320a-7h) and similar federal, state or foreign Laws related to the reporting of manufacturer payments or transfers of value to health care professionals, in each case including their foreign equivalents.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.).

“IFRS” means the International Financial Reporting Standards, as adopted by the International Accounting Standards Board, as in effect from time to time.

“Incentive Plan Proposal” has the meaning set forth in Section 5.8.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under IFRS or GAAP as applicable, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, valued at the termination value thereof, and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Intellectual Property Rights” means any and all intellectual property or proprietary rights throughout the world including any and all United States and foreign (a) patents, patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part, provisional and non-provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, renewals, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing and all improvements to the inventions disclosed in each such registration, patent and patent application (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, slogans, Internet domain names, social media identifiers and accounts, corporate names and other source or business identifiers (whether or not registered), together with all goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights, works of authorship, data, database and design rights, and mask work rights, whether or not registered or published, and all registrations, applications, renewals, extensions, restorations, reversions, derivative rights and moral rights of any of the foregoing, now or hereafter provided by applicable Law, regardless of the medium of fixation or means of expression (collectively, “Copyrights”); (d) trade secrets, know-how (including manufacturing and production processes), confidential or proprietary information, including invention disclosures, inventions, ideas, algorithms, formulae, processes, methods, techniques, technical data, and models, technologies, protocols, methodologies, formulations, layouts, specifications, discoveries, compositions, industrial models, architectures, drawings, plans, ideas, research and development, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case whether patentable or not and whether reduced to practice or not (collectively, “Trade Secrets”); (e) rights in Software, and (f) any other intellectual or proprietary rights.

“Intended Tax Treatment” has the meaning set forth in Section 5.5(a).

“Interim Order” means the interim order of the Court contemplated by Section 2.2 of this Agreement and made pursuant to Section 192(4) of the CBCA, in a form acceptable to each of the Company and FEAC (each acting reasonably), providing for, among other things, the calling and holding of the Company Shareholders Meeting, as the same may be amended, modified, supplemented or varied by the Court with the consent of FEAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed, provided that any such amendment is acceptable to each of the Company and FEAC, each acting reasonably.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” has the meaning set forth in Section 8.17.

“IQ” has the meaning set forth in the recitals to this Agreement.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Joinder Agreement” and “Joinder Agreements” means the joinder agreements, in form and substance reasonably satisfactory to FEAC and the Company, by virtue of which Can Merger Sub and Cayman Merger Sub will each become a party to this Agreement as a “Party” hereto.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Law” means any federal, state, provincial, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, Order, code, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Letter of Transmittal” means the letter of transmittal in the form or forms mutually agreed to by each of Newco, FEAC, the Exchange Agent and the Company (in any case, such agreement not to be unreasonably withheld, conditioned or delayed).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law or Public Health Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Liquidation” has the meaning set forth in the recitals of this Agreement.

“Loan Amount” has the meaning set forth in the recitals of this Agreement.

“Lumira III” has the meaning set forth in the recitals to this Agreement.

“Lumira International III” has the meaning set forth in the recitals to this Agreement.

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Material Permits” has the meaning set forth in Section 3.6.

“Merck” has the meaning set forth in the recitals to this Agreement.

“Merck Québec” has the meaning set forth in the recitals to this Agreement.

“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

“Multiemployer Plan” has the meaning set forth in Section 3(37) or Section 4001(a)(3) of ERISA.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Newco” has the meaning set forth in the introductory paragraph to this Agreement.

“Newco Articles” has the meaning set forth in Section 5.18.

“Newco Equity Incentive Plan” has the meaning set forth in Section 5.17.

“Newco Shares” means Class A common shares of Newco.

“Newco Warrant Agreement” means the FEAC Warrant Agreement as amended and assumed by Newco pursuant to the Warrant Assignment, Assumption and Amendment Agreement setting forth the terms and conditions of the Newco Warrants.

“Newco Warrants” means each warrant of Newco to purchase one Newco Share at an exercise price of $11.50 per share, subject to adjustment, upon the terms and conditions in the Newco Warrant Agreement.

“Non-Redemption Agreement” has the meaning set forth in the recitals to this Agreement.

“Non-Redemption Transaction” has the meaning set forth in the recitals to this Agreement.

“Note 1” has the meaning set forth in the recitals to this Agreement.

“Note 2” has the meaning set forth in the recitals to this Agreement.

“Note 3” has the meaning set forth in the recitals to this Agreement.

“Notes Set-Off” has the meaning set forth in the recitals to this Agreement.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on an “off-the-shelf” and commercial basis and is licensed to any of the Group Companies on a non-exclusive basis under non-discriminatory terms and conditions.

“Order” means any writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity having jurisdiction over such matter.

“Original 2023 Convertible Notes” has the meaning set forth in the recitals to this Agreement.

“Original 2023 Financing” has the meaning set forth in the recitals to this Agreement.

“Original 2023 Warrants” has the meaning set forth in the recitals to this Agreement.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP or IFRS, as applicable, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP or IFRS, as applicable, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (f) non-exclusive licenses to Intellectual Property Rights granted in the ordinary course of business consistent with past practice, (g) restrictions on transfer of securities after the Closing Date arising under applicable securities’ laws, and (h) the Liens listed and described on Section 1.1 of the Company Disclosure Schedules.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Personal Data” means, in addition to any definition for any similar term (e.g., “personal information”, “personally identifiable information”, “PII” or “personal data”) provided by or included in any applicable Law, any and all data or information that identifies, or could be reasonably used to identify, an individual or natural person.

“PIPE Financing” has the meaning set forth in the recitals to this Agreement.

“PIPE Financing Amount” has the meaning set forth in the recitals to this Agreement.

“PIPE Investors” has the meaning set forth in the recitals to this Agreement.

“Plan of Arrangement” means the Plan of Arrangement in substantially the form attached hereto as Exhibit B, subject to any amendments or variations to such plan made in accordance with this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and FEAC, each acting reasonably.

“PPP Loan” has the meaning set forth in Section 3.16(d).

“Pre-Closing FEAC Holders” means the holders of FEAC Shares at any time prior to the Cayman Merger.

“Pre-Closing Period” means any period that ends on or before the Closing Date or, with respect to a period that includes but does not end on the Closing Date, the portion of such period through and including the Closing Date.

“Pre-Closing Reorganization” has the meaning set forth in Section 2.19(a).

“Privacy and Security Requirements” means any and all (i) applicable Laws, (ii) Group Companies’ published internal and external facing privacy policies, (iii) contractual obligations and (iv) industry standards, in each case, relating to the Processing of Personal Data.

“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, cause of action, complaint, charge, proceeding, investigation, inquiry, administrative enforcement proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” (or “Processing” or “Processes”) means the collection, use, storage, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure, performance of operations or set of operations on data or on sets of data, or other processing activity regarding data (whether electronically or in any other form or medium).

“Prospectus” has the meaning set forth in Section 8.17.

“Public Health Laws” means all applicable Laws relating to the development, testing, research (including preclinical, nonclinical and clinical research or studies), manufacture, production, analysis, distribution, approval, importation, exportation, use, handling, quality, packaging, labeling sale or promotion of any drug (including any ingredient or component of the foregoing products), including the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), the Public Health Service Act (42 U.S.C. § 201 et seq.), the Canadian Food and Drugs Act (R.S.C. 1985, c.F-27) or similar federal, state or foreign Laws.

“Public Shareholders” has the meaning set forth in Section 8.17.

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property.

“Recipient” has the meaning set forth in Section 5.19.

“Reference Price” means $10.25.

“Reference Value” means the sum of: (i) $90,000,000, plus (ii) the Aggregate Exercise Price.

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.

“Registration Statement / Proxy Statement” means a registration statement on Form S-4 relating to the Transactions and containing a prospectus of Newco and proxy statement of FEAC.

“Registration Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“Regulatory Permits” means all Permits granted by FDA, Health Canada or any comparable Governmental Entity to any Group Company, including investigational new drug applications, new drug applications, manufacturing approvals and authorizations, no-objection letters, or their national or foreign equivalents.

“Representatives” means, with respect to any Person, such Person’s Subsidiaries and its and such Subsidiaries’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Rollover Equity Award” means an equity award with respect to Newco Shares that is outstanding on the day following the Closing Date and that is received in exchange for a Company Equity Award upon disposition and cancellation of such Company Equity Award.

“Sanctions Laws” means any applicable economic or financial sanctions Laws, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, any other agency of the US government, the government of Canada, His Majesty’s Treasury or applicable anti-boycott measures.

“Sanctioned Person” means any person, organization or vessel (a) designated on the OFAC list of Specially Designated Nationals and Blocked Persons, the Consolidated List of Financial Sanctions Targets maintained by His Majesty’s Treasury, and person listed by Canada under the regulations to the Special Economic Measures Act, the Freezing Assets of Corrupt Foreign Officials Act, the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law), the United Nations Act, the Criminal Code, or any other similar Canadian law, or on any list of targeted persons issued under the Sanctions Law of any other country with jurisdiction over the Parties, (b) that is, or is part of, a government of a Sanctioned Territory, (c) owned or controlled by, or acting on behalf of, any of the foregoing, (d) located or resident in or organized under the laws of a Sanctioned Territory, or (e) otherwise targeted under any Sanctions Law.

“Sanctioned Territory” means any country or other territory subject to a general export, import, financial or investment embargo under Sanctions Law, which countries and territories, as of the date of this Agreement, are the Crimea territory, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea, and Syria.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Schedules” means, collectively, the Company Disclosure Schedules and the FEAC Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws, including the Securities Act (Québec) and any other applicable Canadian provincial and territorial securities laws.

“Share Issuance Proposal” has the meaning set forth in Section 5.7(b).

“Side Letter Agreement” and “Side Letter Agreements” has the meaning set forth in the recitals to this Agreement.

“Signing Filing” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“Software” means any and all (a) computer programs and software, applications, systems, specifications and embedded versions thereof, including any and all software implementations of algorithms, models and methodologies, development and design tools, compilers and assemblers, whether in (and including all) source code or object code; and (b) all documentation related to any of the foregoing.

“Sponsor” has the meaning set forth in the recitals to this Agreement.

“Sponsor and Insiders Letter Agreement” has the meaning set forth in the recitals to this Agreement.

“Sponsor Loans Conversion” has the meaning set forth in the recitals to this Agreement.

“Subscription Agreement” and “Subscription Agreements” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the limited liability company, partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Supporting Company Shareholders” has the meaning set forth in the recitals to this Agreement.

“Surrender” has the meaning set forth in the recitals to this Agreement.

“Tax” means (a) any U.S., Canadian or other federal, national, state, local or provincial taxes, duties, levies or other governmental charges, fees or assessments of any kind (including income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover or windfall profits taxes), whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, and (b) any Liability for any amounts of the type described in clause (a) of another Person by operation of Law, as a transferee or successor, by Contract or otherwise.

“Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Contest” means any audit, hearing, proposed adjustment, arbitration, deficiency, assessment, suit, dispute, claim, or other Proceeding commenced, filed or otherwise initiated or convened to investigate or resolve the existence and extent of a Liability for Taxes.

“Tax Grant” means any Tax exemption, Tax holiday, reduced Tax rate or other Tax benefit granted by a Taxing Authority with respect to the Company or any other Group Company that is not generally available without specific application therefor.

“Tax Return” means returns, information returns, notices, designations, statements, declarations, claims for refund, and reports relating to Taxes filed or required to be filed with any Tax Authority or other Governmental Entity, including any schedules and attachments thereto and any amendments thereof.

“Termination Date” has the meaning set forth in Section 7.1(d).

“Transaction Proposals” has the meaning set forth in Section 5.8.

“Transaction Support Agreements” has the meaning set forth in the recitals to this Agreement.

“Transaction Personal Information” has the meaning set forth in Section 5.19.

“Transactions” has the meaning set forth in the recitals to this Agreement.

“Transfer Tax” has the meaning set forth in Section 2.18.

“Transferor” has the meaning set forth in Section 5.19.

“Treasury Regulations” means the U.S. Treasury Department regulations promulgated under the Code, as amended from time to time (including any successor regulations).

“Trust Account” has the meaning set forth in Section 8.17.

“Trust Account Released Claims” has the meaning set forth in Section 8.17.

“Trust Agreement” has the meaning set forth in Section 4.8.

“Trustee” has the meaning set forth in Section 4.8.

“Unaudited Company Financial Statements” has the meaning set forth in Section 3.4(b).

“Unpaid FEAC Expenses” means the FEAC Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as well as similar applicable foreign, state or local Laws.

“Warrant Assignment, Assumption and Amendment Agreement” means the warrant assignment, assumption and amendment agreement to be entered into on or around the Closing Date between FEAC, Newco and the Trustee to amend the FEAC Warrant Agreement.

“Working Capital Loan Note” means the unsecured promissory note issued by FEAC to the Sponsor on March 24, 2023 in a total principal amount of up to $900,000.

“Written Objection” has the meaning set forth in Section 2.10.

1.2	Construction; Interpretation.

(a)

The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof.

(b)	The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)

No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party.

(d)

Prior to the Amalgamation, references to the “Company” shall be to enGene Inc., and following the Amalgamation, references to the “Company” shall be to the corporation resulting from the amalgamation of enGene Inc. and Can Merger Sub pursuant to the Plan of Arrangement.

(e)	Unless otherwise indicated to the contrary herein by the context or use thereof:

(i)

the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement;

(ii)	masculine gender shall also include the feminine and neutral genders, and vice versa;

(iii)	words importing the singular shall also include the plural, and vice versa;

(iv)	the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”;

(v)	unless otherwise indicated, references to “$” or “dollar” or “US$” shall be references to United States dollars;

(vi)	the word “or” is disjunctive but not necessarily exclusive;

(vii)	the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form;

(viii)	the word “day” means calendar day unless Business Day is expressly specified;

(ix)	the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”;

(x)	all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement;

(xi)

any statement in this Agreement to the effect that any information, document or other material has been “made available” to FEAC, shall mean such information, documents or other materials posted to the virtual data room hosted by ShareVault at www.sharevault.net and labeled “enGene Inc.” as of 5:00 p.m., Eastern Time, on the date that is one (1) Business Day prior to the date of this Agreement;

(xii)	all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time;

(f)

all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement).

(g)

If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

2.	BUSINESS COMBINATION

2.1

The Arrangement. On the terms and subject to the conditions set forth in this Agreement, Can Merger Sub, the Company and Newco shall proceed to effect the Arrangement under Section 192 of the CBCA beginning at the Arrangement Effective Time (as defined in the Plan of Arrangement), on the terms contained in the Plan of Arrangement. On the terms and subject to the conditions set forth in this Agreement and the Plan of Arrangement, including the completion of each element of the Transactions (other than those Transactions that are scheduled to be completed following the Closing), the closing of the Arrangement (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 8.10 as promptly as reasonably practicable, but in no event shall the Closing occur on a date which is later than the third (3rd) Business Day following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the date on which the Arrangement occurs, the “Closing Date”) or at such other place, date and/or time as FEAC and the Company may agree in writing.

2.2

The Interim Order. No later than three (3) Business Days after the filing with the SEC of the Registration Statement / Proxy Statement by Newco, the Company shall apply in a manner reasonably acceptable to FEAC pursuant to Section 192 of the CBCA and, in cooperation with FEAC, prepare, file and diligently pursue an application to the Court for the Interim Order in respect of the Arrangement, which shall provide, among other things:

(a)	for the class of persons to whom notice is to be provided in respect of the Arrangement, the Company Shareholders Meeting and for the manner in which such notice is to be provided;

(b)	that the required level of approval for the Company Arrangement Resolution shall be the Company Required Approval;

(c)

that, in all other respects, the terms, restrictions and conditions of the Governing Documents of the Company, including quorum requirements and all other matters, shall apply in respect of the Company Shareholders Meeting;

(d)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(e)

that the Company Shareholders Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement without the need for additional approval of the Court;

(f)

for the confirmation of the record date and that the record date for the Company Shareholders entitled to notice of and to vote at the Company Shareholders Meeting will not change in respect of any adjournment(s) or postponement(s) of the Company Shareholders Meeting;

(g)	for the grant of Arrangement Dissent Rights to those Company Shareholders who are registered Company Shareholders as contemplated in the Plan of Arrangement; and

(h)	for such other matters as FEAC and the Company may agree are reasonably necessary to complete the Transactions.

2.3	The Company Shareholders Meeting.

(a)

On the terms and subject to the conditions set forth in this Agreement, the Interim Order and the provision of the FEAC Information, the Company shall convene and conduct the Company Shareholders Meeting in accordance with the Governing Documents of the Company, applicable Laws and the Interim Order as soon as reasonably practicable following the effectiveness of the Registration Statement/Proxy Statement, the Company Shareholders Meeting without the prior written consent of FEAC (not to be unreasonably withheld, delayed or conditioned), except in the case of an adjournment as required for quorum purposes, as required by Law or by a Governmental Entity. The Company shall consult with FEAC in fixing the record date for the Company Shareholders Meeting and the date of the Company Shareholders Meeting, give notice to FEAC of the Company Shareholders Meeting and allow FEAC’s representatives and legal counsel to attend the Company Shareholders Meeting. The Company shall use its reasonable best efforts to obtain the Company Required Approval in respect of the Company Arrangement Resolution, including instructing the management proxyholders named in the Company Information Circular to vote any discretionary or blank proxy submitted by shareholders in favor of such action, and, at the Company’s option, acting reasonably, using dealer and proxy solicitation services firms engaged by the Company to solicit proxies in favour of the approval of the Company Arrangement Resolution, and shall take all other action reasonably necessary or advisable to secure the Company Required Approval in respect of the Company Arrangement Resolution.

(b)

The Company shall provide FEAC with (i) updates with respect to the aggregate tally of the proxies received by the Company in respect of the Company Arrangement Resolution, (ii) updates with respect to any communication (written or oral) from any Company Shareholder in opposition to the Arrangement and/or any purported exercise or withdrawal of Arrangement Dissent Rights by Company Shareholders, (iii) the right to demand postponement or adjournment of the Company Shareholders Meeting if, based on the tally of proxies, the Company will not receive the Company

Required Approval in respect of the Company Arrangement Resolution; provided, that the Company Shareholders Meeting, so postponed or adjourned, shall not be later than (A) five (5) Business Days prior to the Termination Date or (B) ten (10) days from the date of the first Company Shareholders Meeting, and (iv) the right to review and comment on all communications sent to Company Shareholders in connection with the Company Shareholders Meeting.

(c)

The Company shall not (i) make any payment or settlement offer, or agree to any payment or settlement prior to the Arrangement Effective Time with respect to Arrangement Dissent Rights, or (ii) waive any failure by any Company Shareholder to timely deliver a notice of exercise of Arrangement Dissent Rights, in each case without the prior written consent of FEAC, which will not be unreasonably withheld, conditioned or delayed.

2.4	The Company Information Circular.

(a)

The Company shall promptly prepare and complete, in good faith consultation with FEAC, the Company Information Circular together with any other documents required by applicable Law in connection with the Company Shareholders Meeting and the Arrangement, and the Company shall, as promptly as practicable after obtaining the Interim Order, cause the Company Information Circular and such other documents to be sent to each Company Shareholder and other person as required by the Interim Order and applicable Law, provided that FEAC shall have complied with Section 2.4(d).

(b)

The Company shall ensure that the Company Information Circular (i) complies with the Governing Documents of the Company, the Interim Order and applicable Law, (ii) does not contain any Misrepresentation, except with respect to FEAC Information included in the Company Information Circular, which FEAC will ensure does not contain a Misrepresentation, (iii) provides the Company Shareholders with sufficient information (explained in sufficient detail) to permit them to form a reasoned judgement concerning the matters to be placed before the Company Shareholders Meeting and (iv) states any material interest of each director and officer, whether as director, officer, securityholder or creditor of the Company, as and to the extent required by applicable Law, in each case provided that FEAC shall have complied with Section 2.4(d).

(c)

The Company shall, subject to the terms of this Agreement, ensure that the Company Information Circular includes a statement that the board of directors of the Company has unanimously (i) determined that the Plan of Arrangement and the Transactions are in the best interests of the Company and fair to the Company Shareholders and (ii) recommended that the Company Shareholders vote in favor of the Company Arrangement Resolution.

(d)

FEAC shall assist the Company in the preparation of the Company Information Circular, including obtaining and furnishing to the Company on a timely basis any information with respect to FEAC or its securityholders required to be included under applicable Laws in the Company Information Circular (the “FEAC Information”), and ensuring that the FEAC Information does not contain any Misrepresentation. The Company shall give FEAC and its legal counsel a reasonable opportunity to review and comment on drafts of the Company Information Circular and other related documents, and shall accept the reasonable comments made by FEAC and its counsel, and agrees that all information relating to FEAC included in the Company Information Circular must be in a form and content reasonably satisfactory to FEAC.

(e)

Each Party shall promptly notify the other Parties if it becomes aware that the Company Information Circular contains a Misrepresentation, or otherwise requires an amendment or supplement. The Parties shall cooperate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly deliver or otherwise disseminate any such amendment or supplement to the Company Shareholders, and file the same with any Governmental Entity, in each case as required by the Court or applicable Law.

2.5

The Final Order. The Company shall take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 192 of the CBCA, as soon as reasonably practicable, but in any event not later than five (5) Business Days after the date on which the Company Arrangement Resolution is passed at the Company Shareholders Meeting as provided for in the Interim Order.

2.6	Court Proceedings.

(a)

In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company shall: (i) diligently pursue the Interim Order and the Final Order; (ii) provide FEAC’s legal counsel with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and accept the reasonable comments of FEAC and its legal counsel; (iii) provide FEAC copies of any notice of appearance, evidence or other documents served on it or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any person to appeal, or oppose the granting of, the Interim Order or the Final Order; (iv) ensure that all material filed with the Court in connection with the Arrangement is consistent in all material respects with this Agreement and the Plan of Arrangement; (v) not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend any materials so filed or served, except as contemplated by this Agreement or with FEAC’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided that FEAC is not required to agree or consent to any increase or variation in the form of the Exchange Consideration or other modification or amendment to such filed or served materials that expands or increases its obligations, or diminishes or limits its rights, set forth in any such filed or served materials or under this Agreement or the Arrangement; (vi) subject to this Agreement, oppose any proposal from any person that the Final Order contain any provision inconsistent with the Arrangement or this Agreement, and if at any time after the issuance of the Final Order and prior to the Closing, the Company is required by the terms of the Final Order or by applicable Law to return to Court with respect to the Final Order, it will do so only after notice to, and in good faith consultation and cooperation with, FEAC; and (vii) not object to legal counsel to FEAC making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided FEAC advises the Company of the nature of any such submissions reasonably in advance of the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement.

(b)

Subject to the terms of this Agreement, FEAC will cooperate with, and assist the Company, in seeking the Interim Order and the Final Order, including by providing the Company on a timely basis any information reasonably required or requested to be supplied by FEAC in connection therewith.

2.7

The Sponsor Loans Conversion. The Sponsor Loans Conversion shall be consummated immediately prior to the Surrender on the day which is two (2) Business Days prior to the Closing Date, on the terms and subject to the conditions of this Agreement, the FEAC Warrant Agreement and the relevant promissory note governing the Working Capital Loan Note and/or any Extension Loan.

2.8

The Class B Conversion. On the terms and subject to the conditions set forth in this Agreement and the Sponsor and Insiders Letter Agreement, on the day which is two (2) Business Days prior to the Closing Date, each FEAC Class B Share that remains outstanding following the Surrender of the 1,789,004 FEAC Class B Shares held by the Sponsor, as provided in the Sponsor and Insiders Letter Agreement, shall be exchanged for one (1) FEAC Class A Share.

2.9	The Cayman Reorganization.

(a)

On the terms and subject to the conditions set forth in this Agreement, on the day which is one (1) Business Day prior to the Closing Date (the “Initial Merger Effective Time”), Cayman Merger Sub will merge with and into FEAC with FEAC as the surviving entity pursuant to the Cayman Merger, as follows: (i) Newco will issue to the holders of FEAC Shares (including the Sponsor but excluding the holders of any Dissenting FEAC Shares) Newco Shares in exchange for such holders’ FEAC Shares and such FEAC Shares will not be cancelled but will be transferred to Newco, (ii) FEAC will thereby become a wholly-owned subsidiary of Newco and (iii) each issued share of Cayman Merger Sub will be exchanged for a FEAC Class A Share of FEAC as the surviving entity and Cayman Merger Sub (having merged into FEAC) will cease to exist as a separate entity by virtue of the Cayman Merger.

(b)

Concurrently with the Cayman Merger, and effective at the same time the Cayman Merger becomes effective under the Cayman Islands law, (i) Newco will assume the FEAC Warrants (as so assumed, Newco Warrants) pursuant to the Warrant Assignment, Assumption and Amendment Agreement, (ii) FEAC as the entity surviving the Cayman Merger will issue Note 3 to Newco in consideration of the assumption by Newco of obligations under the FEAC Warrants (as so assumed, Newco Warrants) and (iii) Newco will redeem the initial Newco Shares held by the Formation Shareholder for an amount equal to the amount of capital that the Formation Shareholder contributed for purposes of the incorporation of Newco.

2.10

Notice to FEAC Shareholders Delivering Written Objection. If any FEAC Shareholder gives to FEAC, before the FEAC Shareholder Approval is obtained at the FEAC Shareholders Meeting, written objection to the Cayman Merger (each, a “Written Objection”) in accordance with Section 238(2) and 238(3) of the Cayman Act, FEAC shall, following the FEAC Shareholder Approval, in accordance with Section 238(4) of the Cayman Act, promptly give written notice of the authorization of the Cayman Merger to each such FEAC Shareholder who has made a Written Objection.

2.11	FEAC Shareholder Dissent Rights.

(a)

Subject to Section 2.9 but notwithstanding any other provision of this Agreement to the contrary and to the extent available under the Cayman Act, FEAC Shares that are issued and outstanding immediately prior to the Initial Merger Effective Time and that are held by FEAC Shareholders who shall have validly exercised their dissenters’ rights for such FEAC Shares in accordance with Section 238 of the Cayman Act and otherwise complied with all of the provisions of the Cayman Act relevant to the exercise and perfection of dissenters’ rights (the “Dissenting FEAC Shares”, and the holders of such Dissenting FEAC Shares being the “Dissenting FEAC Shareholders”) shall not be converted into, and no Dissenting FEAC Shareholder shall be entitled to receive, the applicable consideration or any Newco Warrants unless and until such Dissenting FEAC Shareholder fails to perfect or withdraws or otherwise loses his, her or its right to dissenters’ rights under the Cayman Act. The FEAC Shares owned by any FEAC Shareholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Cayman Act shall cease to be Dissenting FEAC Shares and shall thereupon automatically be cancelled and cease to exist in exchange for the right to receive the applicable number of Newco Shares on the basis of the Cayman Exchange Ratio, without any interest thereon. The FEAC Warrants owned by any FEAC Shareholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Cayman Act shall thereupon automatically be cancelled and cease to exist in exchange for the right to receive the applicable number of Newco Warrants on the basis of the Cayman Exchange Ratio, without any interest thereon.

(b)

Prior to the Closing Date, FEAC shall give the Company (i) prompt written notice of any demands for dissenters’ rights received by FEAC from FEAC Shareholders (including any notices received by FEAC pursuant to Section 238(2) or Section 238 (5) of the Cayman Act) and any withdrawals of such demands, and (ii) the opportunity to consult with FEAC in connection with all negotiations and proceedings with respect to any such notice or demand for dissenters’ rights under the Cayman Act. FEAC shall not, except with the prior written consent of the Company, make any offers or payment or otherwise agree or commit to any payment or other consideration with respect to any exercise by a FEAC Shareholder of its rights to dissent from the Cayman Merger or any demands for appraisal or offer or agree or commit to settle or settle any such demands or approve any withdrawal of any such dissenter rights or demands.

2.12

The FEAC Reorganization. Following the Cayman Reorganization, FEAC will file an election to change its classification for U.S. federal income tax purposes from a corporation to an entity disregarded as separate from its owner Newco, to be effective as of the beginning of the Closing Date.

2.13

The Notes Set-Off. Immediately following the Closing Date, FEAC will repurchase shares held by Newco in an aggregate amount equal to Note 1 and in consideration therefor issue to Newco a CDN$ denominated non-interest bearing demand promissory note in a principal amount equal to the outstanding principal amount of Note 1 (“Note 2”), following which Note 1 and Note 2 (each having the same outstanding principal amount) will be set off by FEAC and Newco in full repayment of their respective principal amounts.

2.14

FEAC Liquidation. Immediately following the Notes Set-Off becoming effective, Newco will transfer Note 3 to the Company in consideration for the issuance by the Company from treasury of additional common shares of the Company, following which FEAC will repay the outstanding principal amount of Note 3, and subsequently be placed in Liquidation.

2.15	Allocation Schedule.

(a)

No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to FEAC and Newco (and Newco shall thereafter deliver to the Exchange Agent) an allocation schedule (the “Allocation Schedule”) setting forth (i) the number of Company Shares held by each Company Shareholder, the number of Company Common Shares that will be issued to the holders of the Company Convertible Notes as set out in the Plan of Arrangement, the number of Company Warrants and the number of Company Shares subject to each Company Equity Award held by each holder thereof and, in the case of each Company Option, the exercise price thereof, (ii) (x) the number of Newco Shares that will be issued to each Company Shareholder, (y) the number of Newco Shares that will be subject to each Rollover Equity Award, which shall be determined by multiplying the number of Company Shares subject to the corresponding Rollover Equity Award immediately prior to the Closing by the Company Exchange Ratio and rounding the resulting number down to the nearest whole number of Newco Shares, and (z) the number of Newco Warrants that will be issued to each Company Warrant Holder, (iii) the portion of the Exchange Consideration allocated to each Company Shareholder, Company Equity Award holder and Company Warrant Holder, and (iv) a certification, duly executed by an authorized officer of the Company, that the information delivered pursuant to clauses (i), (ii), and (iii) is, and will be as of immediately prior to the Closing, true and correct in all respects. The Company will review any comments to the Allocation Schedule provided by FEAC or any of its Representatives and consider and incorporate in good faith any reasonable comments proposed by FEAC or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein, (A) the aggregate number of Newco Shares that each Company Shareholder will have a right to receive pursuant to the Plan of Arrangement will be rounded down to the nearest whole share, (B) in no event shall the aggregate number of Newco Shares set forth on the Allocation Schedule that are allocated in respect of Company Shares, the aggregate number of Rollover Equity Awards that are allocated in respect of the aggregate number of Company Equity Awards, and the Newco Warrants that are allocated in respect of the aggregate number of Company Warrants, in aggregate exceed the portion of the Exchange Consideration issuable in respect of such Company Shares, Company Equity Awards and Company Warrants pursuant to the Plan of Arrangement, and (C) the Allocation Schedule (and the calculations or determinations therein) shall be prepared in accordance with any applicable Law, the Governing Documents of the Company, the Company Shareholders Agreements, the Company Equity Plan and any other Contract to which the Company is a party or bound to the extent applicable thereto.

(b)

No later than five (5) Business Days prior to the Closing Date, FEAC shall deliver to the Company and Newco a statement setting forth (i) the number of FEAC Class A Shares expected to be outstanding after giving effect to the Class B Conversion and the FEAC Shareholder Redemptions,

(ii) the amount of the Unpaid FEAC Expenses and Unpaid FEAC Liabilities, (iii) the amount expected to remain in Trust Account after giving effect to the FEAC Shareholder Redemptions, (iv) the Aggregate Transaction Proceeds, and (v) a certification, duly executed by an authorized officer of FEAC, that the information delivered pursuant to clauses (i), (ii), (iii) and (iv) is, and will be as of immediately prior to the Closing Date, true and correct in all respects. FEAC will review any comments to the statement provided by the Company or any of its Representatives and consider and incorporate in good faith any reasonable comments proposed by the Company or any of its Representatives.

2.16	Exchange Agent.

(a)

As promptly as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, Newco shall appoint an exchange agent reasonably acceptable (such acceptance, not to be unreasonably withheld, conditioned or delayed) to FEAC and the Company (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging (i) certificates, if any, representing all of the Company Shares, the Convertible Notes, the Company Equity Awards and Company Warrants (“Company Certificates”) for the portion of the Exchange Consideration issuable in respect of such Company Shares, Company Equity Awards and Company Warrants pursuant to the Plan of Arrangement and on the terms and subject to the other conditions set forth in this Agreement, and (ii) certificates, if any, representing the FEAC Shares or FEAC Warrants (“FEAC Certificates”) and each FEAC Share or FEAC Warrant held in book-entry form on the stock transfer books of FEAC immediately prior to the Closing, in either case, for such Newco Shares issuable in the Cayman Merger or Newco Warrants assumed in the Cayman Reorganization and on the terms and subject to the other conditions set forth in this Agreement.

(b)

At least three (3) Business Days prior to the Closing Date, the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, a Letter of Transmittal to the Company Shareholders, holders of Company Convertible Notes and Company Warrant Holders. At least three (3) Business Days prior to the Closing Date, FEAC shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, a Letter of Transmittal to the holders of FEAC Shares and FEAC Warrants.

(c)

In accordance with the Plan of Arrangement, Newco shall deposit, or cause to be deposited, with the Exchange Agent, (i) for the benefit of the Company Shareholders, Company Equity Award holders and Company Warrant Holders and for exchange in accordance with this Section 2.16(c) through the Exchange Agent, evidence of Newco Shares, Rollover Equity Awards and Newco Warrants in book-entry form representing the portion of the Exchange Consideration issuable pursuant to the Plan of Arrangement, and (ii) for the benefit of the holders of FEAC Shares and FEAC Warrants and for exchange in accordance with this Section 2.16(c) through the Exchange Agent, evidence of Newco Shares and Newco Warrants in book-entry form representing the Newco Shares issuable in the Cayman Merger and Newco Warrants assumed in the Cayman Reorganization in exchange for the FEAC Shares and FEAC Warrants outstanding immediately prior to the Cayman Reorganization.

2.17

Withholding. Notwithstanding anything in this Agreement to the contrary, FEAC, any Group Company and the Exchange Agent shall be entitled to take such actions as are reasonably necessary to deduct and withhold (or cause to be deducted and withheld) from any amounts payable or otherwise deliverable to any Person pursuant to the Arrangement or this Agreement such Taxes, source deductions and other amounts as are required to be deducted and withheld under applicable Tax Law. Any amounts so deducted and withheld shall be timely remitted to the applicable Tax Authority. To the extent that amounts are so deducted and withheld and timely remitted to the applicable Tax Authority, such amounts shall be treated for all purposes of the Arrangement and this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Each of FEAC, the Group Companies and the Exchange Agent, as applicable, is hereby authorized to sell or otherwise dispose of, on behalf of such Person, such portion of any share or other security deliverable to such Person as is necessary to provide sufficient funds to FEAC, a Group Company or the Exchange Agent, as the case may be, to enable it to comply with such deduction and withholding requirement and FEAC, the Group Company or the Exchange Agent shall use commercially reasonable efforts to notify such Person thereof and remit the applicable portion of the net proceeds of such sale to the appropriate Tax Authority and, if applicable, any portion of such net proceeds that is not required to be so remitted shall be paid to such Person. The Parties shall cooperate reasonably and in good faith to eliminate or reduce any such deduction or withholding to the extent permitted by applicable Law (including, where it is reasonable to do so, through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

2.18

Transfer Taxes. Newco shall bear and pay (or, following the Closing, cause any Group Company to pay) any transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes imposed on a Party as a result of the Transactions (for the avoidance of doubt, other than Taxes imposed on an investor in a Party) (“Transfer Taxes”) and shall file (or cause to be filed) all necessary Tax Returns with respect to all such Transfer Taxes; provided that if the Closing does not occur, each Party will be bear and pay any Transfer Taxes, and file any related Tax Returns, to the extent such Transfer Taxes are imposed on such Party under applicable Law. The Parties agree to reasonably cooperate to (a) sign and deliver such resale and other certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) any such Transfer Taxes and (b) prepare and file (or cause to be prepared and filed) all Tax Returns in respect of any such Transfer Taxes.

2.19	Transaction Structure.

(a)

If requested by any other Party to implement any reorganization transactions or implement any changes to the structure of the Transactions (each, a “Pre-Closing Reorganization”), each Party shall consider such Pre-Closing Reorganization in good faith and cooperate with the other Parties to the extent it determines in good faith that such reorganization transactions or transaction structure changes are advisable, in the best interests of the Company and will not (i) have an adverse impact on such Party or its direct or indirect Subsidiaries or securityholders, (ii) alter or change the amount or kind of the consideration to be received or paid by any of its or any of its securityholders in connection with the Transactions, (iii) have an adverse effect on the Tax consequences of the Transactions to the Party or any of its Subsidiaries or its direct or indirect securityholders, (iv) materially impede or delay consummation of any of the Transactions, and (v) result in any breach by any Party or any of its Subsidiaries of any Material Contract in the case of the Company and its Subsidiaries or any Contract in the case of FEAC and its Subsidiaries or, in each case, any Contract with a Governmental Entity, Order, Governing Document or Law. Any such changes to the structure of the Transactions that are agreed upon by FEAC and the Company shall be set forth in writing in an amendment to this Agreement pursuant to the terms hereof.

(b)

Each Party hereby waives any breach of a representation, warranty or covenant by any other Party, where such breach is a result of an action taken by that other Party or any Affiliate thereof pursuant to a request by the Party in accordance with this Section 2.19.

(c)

Each Party shall provide written notice to the other Parties of any proposed Pre-Closing Reorganization at least 15 Business Days prior to the Closing Date. Upon receipt of such notice, each Party shall, to the extent it determines in good faith that such proposed Pre-Closing Reorganization is advisable in accordance with Section 2.19(a), cooperate and use commercially reasonable efforts to prepare prior to the Closing Date all documentation necessary and do all such other acts and things as are reasonably necessary, including making amendments to this Agreement or the Plan of Arrangement, to give effect to such Pre-Closing Reorganization and to complete such Pre-Closing Reorganization as closely as reasonably practicable prior to the Closing Date.

3.	REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES

Subject to Section 8.7, except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to FEAC as follows, it being understood that representations and warranties with respect to Group Companies shall be deemed to include Cayman Merger Sub, as applicable, upon and with effect from the date of the execution of a Joinder Agreement by Cayman Merger Sub:

3.1	Organization and Qualification.

(a)

Each Group Company is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation, incorporation or organization (as applicable). Section 3.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of formation or organization (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of any Group Company to timely consummate the Transactions.

(b)

True, complete and correct copies of the Governing Documents of each Group Company, the Company Majority Shareholder Agreement, the form of Company Common Shareholder Agreement and Company Registration Rights Agreement have been made available to FEAC, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of each Group Company, the Company Shareholders Agreements and Company Registration Rights Agreement are in full force and effect, no Group Company is in breach or violation of any provision set forth in its Governing Document, and the Company is not in material breach of the Company Shareholders Agreements or the Company Registration Rights Agreement.

(c)

Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of any Group Company to timely consummate the Transactions.

(d)

Newco was incorporated solely for purposes of entering into the Transactions and, since the date of its incorporation, Newco has not owned any assets, carried on any business, conducted any operations or incurred any liabilities or obligations or has hired any employee or independent contractor, other than the execution of this Agreement and any Ancillary Documents, the performance of its obligations hereunder and matters ancillary thereto.

(e)

Upon the execution of a Joinder Agreement pursuant to Section 5.26, Cayman Merger Sub was incorporated solely for purposes of entering into the Transactions and, since the date of its incorporation, Cayman Merger Sub has not owned any assets, carried on any business, conducted any operations or incurred any liabilities or obligations or has hired any employee or independent contractor, other than the execution of the Joinder Agreement pursuant to Section 5.26 and any Ancillary Documents, the performance of its obligations hereunder and matters ancillary thereto.

3.2	Capitalization of the Group Companies.

(a)

Section 3.2(a) of the Company Disclosure Schedules sets forth a true, complete and correct statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Group Company issued and outstanding, (ii) the identity of the Persons that are the registered owners thereof and (iii) with respect to each Company Equity Award, (A) the date of grant, (B) any applicable exercise (or similar) price, (C) the expiration date, and (D) any applicable vesting schedule (including acceleration provisions). All of the Equity Securities of each Group Company have been duly authorized and validly issued and are fully paid and non-assessable. Except for the Company Equity Awards set forth on Section 3.2(a) of the Company Disclosure Schedules or as set forth in the Governing Documents of the Group Companies, as of the date of this Agreement, no Group Company has outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts to which a Group Company is a party that require such Group Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of such Group Company.

(b)

The outstanding Equity Securities of the Group Companies (1) were not issued in violation of the Governing Documents of the Group Companies or the Company Shareholders Agreements, (2) were not issued in violation of any pre-emptive rights, call option, right of first refusal or first offer, subscription rights or similar rights of any Person granted by the Group Companies and (3) have been offered, sold and issued in compliance with applicable Law, including applicable Securities Laws. Except for the Company Shareholders Agreements, there are no voting trusts, proxies or other Contracts to which a Group Company is a party with respect to the voting or transfer of such Group Company’s Equity Securities.

(c)

None of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any Person (other than another Group Company), or the right to acquire any such Equity Security, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture (other than another Group Company).

3.3

Authority. Subject to the Company Required Approval of the Company Arrangement Resolution, each Group Company has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. Subject to the Company Required Approval of the Company Arrangement Resolution, the execution and delivery of this Agreement, the Ancillary Documents to which a Group Company is or will be a party and the consummation of the Transactions have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate action on the part of the relevant Group Company. This Agreement and each Ancillary Document to which a Group Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the relevant Group Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the relevant Group Company (assuming that this Agreement and the Ancillary Documents to which such Group Company is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto), enforceable against such Group Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

3.4	Financial Statements; Undisclosed Liabilities.

(a)

The audited consolidated balance sheets of the Company and its Subsidiaries as of October 31, 2022 (the “Latest Balance Sheet”) and the related audited consolidated statements of operations, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for each of the years ended October 31, 2020, October 31, 2021 and October 31, 2022, including the notes thereto (the “Audited Company Financial Statements”), when delivered following the date of this Agreement in accordance with Section 5.16, (A) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (B) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and its Subsidiaries as of the dates thereof and for the periods indicated therein, except as otherwise specifically noted therein, (C) will have been audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditors, and (D) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(b)

The unaudited consolidated balance sheets of the Company and its Subsidiaries as of April 30, 2023 and the related unaudited consolidated statements of operations and changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for each of the six-month periods ended April 30, 2022 and April 30, 2023 (the “Unaudited Company Financial Statements” and together with the Audited Company Financial Statements, the “Company Financial Statements”), when delivered following the date of this Agreement in accordance with Section 5.16, (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and its Subsidiaries as of the dates thereof and for the periods indicated therein (subject to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), except as otherwise specifically noted therein and (iii) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(c)

The accounts receivable of the Company and its Subsidiaries reflected on the Latest Balance Sheet arose in the ordinary course of business from bona fide transactions and in accordance with GAAP and none of such accounts receivable are subject to any set offs, counterclaims, credits or other offsets, and are current and collectible and will be collected in accordance with their terms and their recorded amounts, subject only to the reserve for bad debts set forth in the Company Financial Statements. The accounts payable of the Company and its Subsidiaries reflected on the Latest Balance Sheet arose in the ordinary course of business from bona fide transactions and in accordance with GAAP. Since the date of the Latest Balance Sheet, and other than in accordance with, related to or arising out of the negotiation and consummation of the Transactions, the accounts receivable and accounts payable of the Company and its Subsidiaries have arisen in the ordinary course of business from bona fide transactions.

(d)

Except for Liabilities (i) set forth in Section 3.4(d) of the Company Disclosure Schedules, (ii) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions (including, for the avoidance of doubt, the Company Expenses and any Liabilities arising out of, or related to, any Proceeding related to this Agreement, the Ancillary Documents or the Transactions, including any shareholder demand or other shareholder Proceedings (including derivative claims) arising out of, or related to, any of the foregoing), (iii) set forth or disclosed in the Company Financial Statements, (iv) that have arisen since the Latest Balance Sheet in the ordinary course of business (and not as a result of a breach of any Contract by any Group Company), (v) that are incurred with the consent of FEAC or (vi) that are not, and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, the Company and its Subsidiaries do not have any Liabilities that would be required to be included in a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto, except in connection with the Transactions.

(e)

The Company has established and maintain systems of internal accounting controls with respect to the Company and its Subsidiaries that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Company and its Subsidiaries’ assets. The Company and its Subsidiaries maintain and, for all periods covered by the

Company Financial Statements, have maintained books and records of the Company and its Subsidiaries in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Company and its Subsidiaries, in each case in all material respects.

(f)

Neither the Company nor any of its Subsidiaries has received any written complaint, allegation, assertion or claim that there is (i) to the Company’s knowledge, “significant deficiency” in the internal controls over financial reporting of the Company and its Subsidiaries, (ii) to the Company’s knowledge, a “material weakness” in the internal controls over financial reporting of the Company and its Subsidiaries or (iii) fraud or corporate misappropriation, whether or not material, that involves management or other employees of the Company or its Subsidiaries who have a significant role in the internal controls over financial reporting of the Company and its Subsidiaries.

3.5	Consents and Requisite Governmental Approvals; No Violations.

(a)

No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of any Group Company with respect such Group Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Group Company is or will be party or the consummation of the Transactions, except for (i) compliance with and filings under any applicable antitrust or other competition Laws of any non-U.S. jurisdictions (collectively, “Foreign Antitrust Laws”), (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the Transactions, (iii) the filing of the Canadian Prospectus with the Autorité des marchés financiers du Québec, (iv) the filing of any documents required by the Final Order, the Interim Order, and filings required pursuant to the Plan of Arrangement, (v) the Company Required Approval in respect of the Company Arrangement Resolutions, or (vi) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

(b)

Neither the execution, delivery or performance by a Group Company of this Agreement nor the Ancillary Documents to which such Group Company is or will be a party nor the consummation by the Group Company of the Transactions will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the relevant Group Company’s Governing Documents or the Company Shareholders Agreements, (ii) result in, other than as set out in Section 3.5(b) of the Company Disclosure Schedules, a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Material Contract to which any Group Company is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are bound, or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the assets or properties of any Group Company, except, in the case of clauses (i) through (iv) above, as would not have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of any Group Company to timely consummate the Transactions.

3.6

Permits. Each of the Group Companies has all Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to hold the same would not result in a Company Material Adverse Effect. (a) Each Material Permit is in full force and effect in accordance with its terms and (b) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Group Companies, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

3.7	Material Contracts.

(a)

The Company has made available to FEAC, true, correct and complete copies of the following Contracts to which a Group Company is, as of the date of this Agreement, a party (such contracts, collectively, the “Material Contracts”):

(i)	any Contract relating to Indebtedness of any Group Company or to the placing of a Lien (other than any Permitted Lien) on any material assets or properties of any Group Company;

(ii)

any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $50,000;

(iii)

any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $50,000;

(iv)	any joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization or research or development Contract;

(v)

any material Contract pursuant to which any Group Company licenses or sublicenses from or to any third party (or receives from or grants to any third party a covenant not to sue with respect to) any Intellectual Property Right, including any (A) license, royalty, indemnification, covenant not to sue, escrow, co-existence, concurrent use, consent to use, assignment, development or other Contract relating to any Intellectual Property Rights, in each case, other than Off-the-Shelf-Software licenses with aggregate annual payments of less than $150,000 and (B) other Contracts that have any material effect on any of the Group Companies’ ability to own, enforce, defend, use, license or disclose any Intellectual Property Rights;

(vi)

any Contract that (A) limits in any material respect the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area or that would so limit, in any material respect, the operations of any Group Company, or following the Closing, FEAC, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting the ability of any Group Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer, all in any material respect or that would so limit, in any material respect, the operations of the Company, other than in respect of non-disclosure agreements entered into by any Group Company in the ordinary course of business;

(vii)

any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $150,000 annually or (B) $300,000 over the term of the agreement;

(viii)

any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary of the Company) or pursuant to which any Person (other than the Company or a Subsidiary of the Company) has guaranteed the Liabilities of a Group Company, in each case in excess of $50,000;

(ix)

any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person (other than the Company or a Subsidiary of the Company);

(x)	any Contract required to be disclosed on Section 3.19 of the Company Disclosure Schedules;

(xi)	any Contract (A) governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, individual independent contractor or other individual service provider of a Group Company whose annual base salary (or, in the case of an individual independent contractor, annual base compensation) is in excess of $180,000, except for Contracts with independent contractors where such Contract is for a fixed term and the compensation paid during that term does not exceed $180,000, or (B) providing for any Company Change of Control Payment;

(xii)	any CBA;

(xiii)

any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xiv)

any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments in excess of $50,000 after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Group Company;

(xv)	any Contract regarding any material indemnification obligations incurred or provided by any Group Company other than in the ordinary course of business; and

(xvi)

any other Contract the performance of which requires either (A) annual payments to or from any Group Company in excess of $150,000 or (B) aggregate payments to or from any Group Company in excess of $300,000 over the term of the agreement and, in each case, that is not terminable by the applicable Group Company without penalty upon less than thirty (30) days’ prior written notice.

(b)

Except as disclosed in Section 3.7(b) of the Company Disclosure Schedule, (i) each Material Contract is valid and binding on the applicable Group Company and, to the knowledge of the Company, the counterparty thereto, and is in full force and effect, (ii) the applicable Group Company and, to the knowledge of the Company, the counterparties thereto are not in material breach of, or material default under, any Material Contract, (iii) to the Company’s knowledge, no event or omission has occurred that, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder or cause the acceleration of any Group Company’s obligations thereunder or result in the creation of any Lien, other than Permitted Liens, (iv) the Company has delivered or made available to FEAC true, complete and accurate copies of each Material Contract, including all material amendments, schedules, ancillary documents, annexes, exhibits or certificates related thereto, and (v) as of the date hereof, no Group Company has received written, or to the Company’s knowledge, oral, notice of termination, cancellation or non-renewal of any Material Contract.

3.8

Absence of Changes. During the period beginning on November 1, 2022 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred, and (b) except as otherwise reflected in the Company Financial Statements, or as expressly contemplated by this Agreement, any Ancillary Document or otherwise in connection with the Transactions, (i) the Company has conducted its business in the ordinary course in all material respects and (ii) no Group Company has taken any action that would require the consent of FEAC if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b).

3.9

Litigation. There is (and since April 1, 2020, there has been) no Proceeding pending or, to the Company’s knowledge, threatened by or against any Group Company that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole or prevent, materially delay or materially impair the ability of any Group Company to timely consummate the Transactions. Neither the Group Companies nor any of their respective properties or assets is subject to any material Order (including any Order that would prevent, materially delay or materially impair the ability of the Company to timely consummate the Transactions). As of the date of this Agreement, there are no material Proceedings by a Group Company pending against any other Person.

3.10

Compliance with Applicable Law. Each Group Company (a) conducts, and since April 1, 2020 has conducted, its business in accordance with all Laws and Orders applicable to such Group Company and is not in violation of any such Law or Order, including any Law or Order related to COVID-19, and (b) has not received any written communications from a Governmental Entity that alleges that such Group Company is not in compliance with any such Law or Order, except in the case of each of clauses (a) and (b), as is not and would not reasonably be expected to result in a Company Material Adverse Effect.

3.11	Employee Plans.

(a)

The Company has made available to FEAC a true, complete and correct list of, and corresponding copies of, all material Employee Benefit Plans (including, for each such Employee Benefit Plan, its jurisdiction). With respect to each material Employee Benefit Plan, the Group Companies have made available to FEAC true, complete and correct copies of the material documents pursuant to which the plan is maintained, funded and administered including, for each material Employee Benefit Plan, (i) the most recent plan text and amendments, (ii) the most recently prepared actuarial valuation report, (iii) all material correspondence with any applicable Governmental Entity for the current year and the previous three (3) years, and (iv) the most recent employee booklet.

(b)

No Group Company has any Liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Group Company has any Liabilities to provide any retiree, post-ownership or post-termination health or life insurance or other welfare-type benefits to any Person other than (A) health continuation coverage pursuant to COBRA for which the recipient pays the entire cost of coverage (other than as provided in employment agreements made available to FEAC), and (B) to the minimum extent required by any applicable employment standards Laws of Canada. No Group Company has any Liabilities by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(c)

Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code (i) has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service, (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer or (iii) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter, and, to the knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualified status of such Employee Benefit Plan. None of the Group Companies has incurred (whether or not assessed), or is reasonably expected to incur or be subject to, any Liability, penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code.

(d)

There are no pending or, to the Company’s knowledge, threatened material claims or Proceedings with respect to any Employee Benefit Plan (other than routine claims for benefits). There have been no material non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan. With respect to each Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that are due have been timely made in all material respects in accordance with the terms of the Employee Benefit Plan and in all material respects in compliance with the requirements of applicable Laws; and all such contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued under applicable accounting principles.

(e)

The execution and delivery of this Agreement and the consummation of the Transactions will not (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other individual service providers of any of the Group Companies, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other individual service providers of any of the Group Companies, (iii) except as disclosed in Section 3.11(e)(iii) of the Company Disclosure Schedules, result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other individual service providers of any of the Group Companies or (iv) limit or restrict the right of any of the Group Companies to merge, amend or terminate any Employee Benefit Plan after Closing.

(f)

No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” (as defined in Section 280G of the Code) under any Employee Benefit Plan or otherwise as a result of the consummation of the Transactions could, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code.

(g)	The Group Companies have no obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999, 409A or 457A of the Code.

(h)

Each Employee Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code and its purpose, and no amount under any such plan, agreement or arrangement is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code.

(i)

Each Foreign Benefit Plan that is required to be registered or intended to be tax exempt has been registered (and, where applicable, accepted for registration) and is tax exempt and has been maintained in good standing, to the extent applicable, with each Governmental Entity.

(j)

No Foreign Benefit Plan is (A) a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA); (B) a “registered pension plan” (within the meaning of subsection 248(1) of the Tax Act); (C) a “retirement compensation arrangement” (within the meaning of subsection 248(1) of the Tax Act); or (D) has any material unfunded or underfunded Liabilities. No Foreign Benefit Plan is intended to be, or has ever been determined or alleged by a Governmental Entity to be, a “salary deferral arrangement” within the meaning of subsection 248(1) of the Tax Act.

(k)

All material contributions required to have been made by or on behalf of the Group Companies with respect to plans or arrangements maintained or sponsored a Governmental Entity (including severance, termination indemnities or other similar benefits; Canada Pension Plan and Québec Pension Plan contributions; unemployment insurance premiums; workers’ compensation premiums and assessments; maintained for employees outside of the U.S.) have been timely made or fully accrued.

3.12	Environmental Matters.

(a)

None of the Group Companies have received any written notice, report, Order, communication or other information from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation in any material respect of, failure to comply in any material respect with, or material Liability under, any Environmental Laws.

(b)	Except as would not be material to the Group Companies, taken as a whole:

(i)

The Group Companies are (and, since April 1, 2020, have been) in compliance with all Environmental Laws, which compliance has included obtaining, maintaining and complying with all Permits that are required pursuant to Environmental Laws for the ownership or occupation of their facilities and the operation of their business.

(ii)	There is no Proceeding pending or, to the Company’s knowledge, threatened against any Group Company pursuant to Environmental Laws.

(iii)

There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances, in each case in a manner that has given or would give rise to Liabilities of the Group Companies under Environmental Law.

(iv)	The Group Companies have not assumed, undertaken, provided an indemnity with respect to or otherwise knowingly become subject to any Liabilities of any other Person under Environmental Law.

(c)

The Group Companies have made available to FEAC copies of all written environmental reports, audits, and assessments and all other material environmental, health and safety documents that are in any Group Company’s possession or control relating to the current or former operations, properties or facilities of the Group Companies.

3.13	Intellectual Property.

(a)

The Company has made available to FEAC a true, complete and correct list of all currently issued or pending Company Registered Intellectual Property. For each item of Company Registered Intellectual Property, (x) a Group Company is the sole and exclusive registered owner of such item and (y) the Company has made available to FEAC a list including (1) the jurisdictions in which such item has been issued or registered or filed, (2) the issuance, registration or application date, as applicable, for such item, (3) the issuance, registration or application number, as applicable, for such item and (4) the title of such item. All material Company Registered Intellectual Property (i) has been duly maintained (including the timely payment of registration, maintenance and renewal fees and timely filing of statements of use), (ii) is subsisting, in full force and effect and not expired, abandoned or cancelled, (iii) to the knowledge of the Company, is valid and enforceable and (iv) has not been adjudged invalid or unenforceable, in whole or in part. No Group Company has received written notice of any Proceedings pending, including litigation, interference, re-examination, inter parties review, reissue, opposition, nullity, or cancellation Proceedings, that relate to any of the Company Registered Intellectual Property and, to the Company’s knowledge, no such Proceedings are threatened by any Governmental Entity or any other Person.

(b)

A Group Company solely and exclusively owns all right, title and interest in and to the Company Owned Intellectual Property and a Group Company holds a valid and enforceable license to all Company Licensed Intellectual Property, in each case, free and clear of all Liens (other than Permitted Liens). With respect to each item of Company Registered Intellectual Property that is held by any Group Company related to a Company Product or, to the knowledge of the Company, any of their respective licensors by assignment, such assignment has been duly recorded with the applicable Governmental Entity from which such Company Registered Intellectual Property was issued or granted or before which such Company Registered Intellectual Property is pending. The Group Companies have, and, to the knowledge of the Company, the Group Companies’ licensors have, complied with, in all material respects, all necessary and applicable Laws regarding the duty of disclosure, candor and good faith in connection with each Patent included in the Company Registered Intellectual Property.

(c)	No Group Company has (i) transferred ownership of, or granted any exclusive license with respect to, any material Company Owned Intellectual Property to any other Person or (ii) granted any customer the right to use any material Company Product or service on anything other than a non-exclusive basis. The Group Companies own or have a valid and enforceable written license to use, all Intellectual Property Rights used in, held for use in or otherwise necessary for the operation of the businesses of the Group Companies as currently conducted. No Company Owned Intellectual Property or, to the knowledge of the Company, no Company Licensed Intellectual Property is subject to any outstanding Order that restricts in any material respect the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability of any such Company Intellectual Property.

(d)

All current and former employees and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Intellectual Property Right for or on behalf of any Group Company have executed and delivered to the Group Company a written contract providing for (i) the non-disclosure by such Person of all Trade Secrets of the Group Companies, (ii) the present assignment by such Person to a Group Company of all such Intellectual Property Rights authored, invented, created, improved, modified or developed, as applicable, by such Person in the course of their employment or other engagement with such Group Company and (iii) the irrevocable waiver of moral rights that such Person may possess in and to any Intellectual Property Right. To the knowledge of the Company, no such agreement has been breached or otherwise violated.

(e)

Each Group Company has taken commercially reasonable steps, to maintain, defend and enforce all material Company Owned Intellectual Property and their respective rights in all material Company Licensed Intellectual Property, including reasonable steps to maintain and protect the confidentiality of any Trade Secrets included in the Company Intellectual Property, and to the knowledge of the Company, no such Trade Secrets have been disclosed to any other Person unless such disclosure was under an appropriate written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure, which have not been breached or otherwise violated.

(f)

To the knowledge of the Company, none of the Group Companies or any of the Company Products have infringed, misappropriated, or otherwise violated, or are infringing, misappropriating or otherwise violating any Intellectual Property Rights of any other Person.

(g)

There is no Proceeding pending, or to the knowledge of the Company, threatened, against any Group Company (i) alleging that a Group Company has infringed, used without authorization, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, or (ii) challenging the validity, enforceability, patentability, registrability, use or any Group Company’s right, title or interest in, to or under any Company Intellectual Property. No Group Company has received any written or, to the knowledge of the Company, threatened invitation from any Person to take a license under any Patent or consider the applicability of any Patents to any products or services of the Group Companies or to the conduct of the business of the Group Companies.

(h)

To the Company’s knowledge, no Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated any Company Owned Intellectual Property or any of the Group Company’s rights under any Company Licensed Intellectual Property. No Group Company has made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company Intellectual Property.

(i)

The Group Companies and, to the knowledge of the Company, the Group Companies’ licensors, have taken any and all actions necessary to obtain, secure, maintain, enforce and protect the applicable Group Company’s, or such licensors’, as applicable, right, title and interest in, to and under any and all material Company Intellectual Property that was created, developed or reduced to practice, or is being created, developed or reduced to practice, (i) pursuant to, or in connection with, any Contract with any Governmental Entity or Governmental Entity-affiliated entity, or university, college or other educational institution or (ii) using any funding or facilities of any Governmental Entity or Governmental Entity-affiliated entity, or university, college or other educational institution

(collectively, “Government Funded IP”), and the Group Companies, and, to the knowledge of the Company, the Group Company’s licensors, have complied with any and all any Intellectual Property Rights disclosure and/or licensing obligations under any applicable Contract referenced in clause (i) above. The consummation of the Transactions will not necessitate the repayment of any funds received from any Governmental Entity.

(j)	The execution and delivery of this Agreement and the consummation of the Transactions will not alter, encumber, impair or extinguish any material Company Intellectual Property.

3.14	Labor Matters.

(a)

The Group Companies are and since April 1, 2020 have been in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, COVID-19, wages and hours (including the classification of individual independent contractors and exempt and non-exempt employees), immigration (including the completion of I-9s for all applicable employees and the proper confirmation of employee visas), harassment, discrimination and retaliation, disability rights or benefits, equal opportunity (including compliance with any affirmative action plan obligations), plant closures and layoffs (including WARN), workers’ compensation, labor relations, employee leave issues, pay equity, French language, termination, affirmative action and affirmative action plan requirements and unemployment insurance.

(b)

Since April 1, 2020, (i) none of the Group Companies (A) except as disclosed in Section 3.14(b) of the Company Disclosure Schedules, have or has had any material Liability for any arrears of or unpaid wages or other compensation for services to their current or former officer, directors, employees and individual independent contractors (including salaries, overtime, wage premiums, commissions, fees or bonuses) under applicable Law, Contract or company policy, or any penalty, fines, Taxes, interest or other sums for failure to comply with any of the foregoing, or (B) has or has had any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any current or former employees of any Group Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or individual independent contractors or other individual service providers of each Group Company, except as has not resulted in material Liability to the Group Companies, taken as a whole.

(c)

Since April 1, 2020, there has been no “mass layoff”, “collective dismissal”, “mass termination” or “plant closing” as defined by applicable Laws, including WARN related to any Group Company, and the Group Companies have not incurred any material Liability under WARN nor will they incur any Liability under WARN as a result of the Transactions.

(d)

No Group Company is negotiating, a party to or bound by any collective bargaining agreement or other agreement with any labor organization, labor union, works council or other employee representative or any other Contract with a labor union, labor organization, works council, employee delegate, representative or other employee collective group (each, a “CBA”) nor is there any duty on the part of any Group Company to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group. There are no CBAs or any other labor-related agreements or arrangements that pertain to any of the employees of the Group Companies, and no employees of the Group Companies are represented by any labor union, labor organization, works council, employee delegate, representative or employee collective group with respect to their employment with the Group Companies.

(e)	Since April 1, 2020, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice complaints or charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against any Group Company. No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the employees of any Group Company by way of certification, interim certification, voluntary recognition, or succession rights, or has applied or, to the knowledge of the Company, threatened to apply to be certified as the bargaining agent of any employees of any Group Company.

(f)

To the Company’s knowledge, since April 1, 2020, (i) no labor union, works council, other labor organization, or group of employees of any Group Company has made a demand for recognition, and there are no representation proceedings presently pending or, to the knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority and (ii) to the knowledge of the Company, there have been no labor organizing activities with respect to any employees of any Group Company. No trade union has applied to have any Group Company declared a common or related employer pursuant to applicable legislation in any jurisdiction in which any Group Company carries on business.

(g)

To the knowledge of the Company, no current or former employee or individual independent contractor of any Group Company is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, legal duty of loyalty, noncompetition agreement, restrictive covenant or other similar obligation: (i) owed to any Group Company; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the applicable Group Company.

(h)

To the knowledge of the Company, no current employee with aggregate annual compensation in excess of $75,000, intends to terminate his or her employment prior to the one (1) year anniversary of the Closing Date.

(i)

No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other material workforce changes affecting employees of the Group Companies has occurred within the past twelve (12) months or is currently contemplated, planned or announced by the Group Companies, including as a result of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19. The Group Companies have not otherwise experienced any material employment-related liability with respect to or arising out of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19.

(j)

The Company has made available to FEAC a true, correct and complete list of each of the business support measures or government programs (including any supplemental employment plan or wage subsidy program) any Group Company has, as of the date of this Agreement, applied for with any Governmental Entity as a result of the COVID-19 pandemic (each a “COVID Program”), including the date of the application and status of the application. Each Group Company has performed all of the obligations required to be performed by it in all material respects and is entitled to all benefits pursuant to such COVID Program.

(k)

The Group Companies have promptly, thoroughly and impartially investigated all harassment (including psychological or sexual harassment), or other discrimination, retaliation or policy violation allegations of which they are aware or ought to have been aware. With respect to each such allegation with potential merit, the Group Companies have taken prompt corrective action that is reasonably calculated to prevent further improper conduct. The Group Companies do not reasonably expect any material Liability with respect to any such allegations and are not aware of any allegations relating to officers, directors, employees, contractors, or agents of any Group Company, that, if known to the public, would bring such Group Company into material disrepute.

(l)	Except as set forth in the employment agreements that have been made available to FEAC, no executive level employee or other employee to be named in the Registration Statement / Proxy

Statement of any Group Company has any agreement as to length of notice, termination or severance payment required to terminate his or her employment, other than such as results by Law from the employment of an employee without an agreement as to notice, termination or severance payment.

(m)	No audit of a Group Company by a Governmental Entity is being conducted, or to the knowledge of the Company is pending, in respect of any foreign workers.

(n)

There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation and no Group Company has been reassessed in any material respect under such legislation since April 1, 2020 and, to the knowledge of the Company, no audit of any Group Company is currently being performed pursuant to any applicable workplace safety and insurance legislation. There are no claims or potential claims which may materially adversely affect any Group Company’s accident cost experience in respect of its business.

(o)

The Company has provided to FEAC all orders and inspection reports under applicable occupational health and safety legislation (“OHSA”) together with the minutes of the joint health and safety committee meetings of the Group Companies for the period beginning on April 1, 2020 and ending on the date of this Agreement. There are no charges pending under OHSA. Each Group Company has complied in all material respects with any orders issued under OHSA and there are no appeals of any orders under OHSA currently outstanding.

3.15

Insurance. The Company has made available to FEAC true, complete and correct copies of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true, complete and correct copies of all such policies have been made available to FEAC. As of the date of this Agreement, no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

3.16	Tax Matters.

(a)

No Group Company is currently the subject of a Tax Contest. No Group Company has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, and to the knowledge of each Group Company, no such audit or examination has been threatened.

(b)

Each Group Company has prepared and timely filed all material Tax Returns required to have been filed by it (after giving effect to any valid extensions of time in which to make such filings), all such Tax Returns are true, complete and correct in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and each Group Company has timely paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return (except with respect to matters contested in good faith by appropriate proceedings and with respect to which adequate reserves have been made in accordance with GAAP).

(c)	Each Group Company has timely withheld, collected and paid to the appropriate Tax Authority all material amounts required to have been withheld, collected and paid.

(d)

No Group Company (i) has made an election to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act nor has any Group Company made any such deferral or election pursuant to the presidential memorandum regarding Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster signed on August 8, 2020 or (ii) has applied for a loan under 15 U.S.C. 636(a)(36) (a “PPP Loan”).

(e)

No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were automatic extensions of time to file Tax Returns obtained in the ordinary course of business.

(f)

No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S., Canadian or other non-U.S. state, local or provincial income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date, and there is no such request outstanding relating to any of the foregoing.

(g)

No Group Company will be required to include any item in taxable income, or exclude any item of deduction, for any period ending after the Closing Date by reason of (i) a change in method of accounting for any period (or portion thereof) ending on or before the Closing Date, (ii) a use of an improper method of accounting for any period (or portion thereof) ending on or before the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) an election made pursuant to Section 965(h) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), or (v) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date.

(h)

The unpaid Taxes of the Group Companies (i) for all periods ending on or before the date of the Latest Balance Sheet do not, in the aggregate, materially exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Financial Statements and (ii) will not, in the aggregate, materially exceed that reserve as adjusted for operations and transactions through the Closing Date that occur in the ordinary course of business.

(i)

No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of U.S. state or local or non-U.S. Tax Law).

(j)	There are no Liens for Taxes on any assets of the Group Companies or any Equity Securities of any Group Company other than Permitted Liens.

(k)

No Group Company was a “distributing corporation” or a “controlled corporation,” each within the meaning of Section 355(a)(1)(A) of the Code, in a distribution intended to qualify under Section 355 of the Code (i) within the past two (2) years or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(l)

No Group Company (i) is currently or has ever been a member of an affiliated group filing a consolidated, combined or unitary income Tax Return (other than a group the common parent of which was a Group Company or any of its current Affiliates) or (ii) has any Liability for the Taxes of any Person (other than another Group Company) under Section 160 of the Tax Act or Section 1.1502-6 of the Treasury Regulations (or any similar provision of U.S. state or local or non-U.S. Law), or as a transferee or successor.

(m)

No written claims have ever been made by any Tax Authority in a jurisdiction (other than the jurisdiction under the laws of which a Group Company is organized) where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(n)

No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than a Contract entered into in the ordinary course of business the principal purpose of which does not relate to Taxes) and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(o)

To the knowledge of the Company, other than as listed in Section 3.16(o) of the Company Disclosure Schedules, each Group Company is tax resident only in its jurisdiction of organization, incorporation or formation, as applicable.

(p)

The Company is, and has been since its formation, (i) organized under the laws of Canada, (ii) treated as a foreign corporation for United States federal income tax purposes and (iii) treated solely as a Canadian tax resident for any income tax purposes.

(q)

enGene USA, Inc. (i) has been owned by the Company since its formation and (ii) has not been at any time during the five (5) year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(r)	The Company is not a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code and is not subject to Section 7874(b) of the Code.

(s)	The Company has not, since its formation, been treated as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code.

(t)

To the knowledge of the Company, no Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(u)

To the knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(v)

No Group Company has, or has ever been deemed to have, for purposes of the Tax Act or any relevant provincial legislation, acquired or had the use of property for proceeds greater than the fair market value thereof from, or disposed of property for proceeds less than the fair market value thereof to, or received or performed services or had the use of property for other than the fair market value from or to, or paid or received interest or any other amount other than at a fair market value rate to or from, any Person with whom it does not deal at arm’s length within the meaning of the Tax Act. Each Group Company has complied in all material respects with the transfer pricing provisions of applicable Tax Laws.

(w)	The Company Shares are not “taxable Canadian property” within the meaning of the Tax Act.

(x)	All Group Companies have complied in all material respects with the conditions stipulated in any Tax Grant granted to any Group Company.

(y)

No Group Company has received a refund of Taxes to which it was not entitled including any refund resulting from a deemed payment or overpayment of Taxes pursuant to section 125.7 of the Tax Act or any equivalent provision under any applicable Tax Laws.

3.17

Brokers. Except for fees due to the brokers, finders, investment bankers or other Persons set forth on Section 3.17 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation.

3.18	Real and Personal Property.

(a)

Owned Real Property. No Group Company owns any real property other than real property acquired by a Group Company after the date of this Agreement that is either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b).

(b)	Leased Real Property. The Company has made available to FEAC true, correct and complete copies of all Real Property Leases pursuant to which any Group Company is a tenant or landlord as of the date of this Agreement together with all amendments. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or material default by any Group Company or, to the Company’s knowledge, any third party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or material default or would permit termination of, or a material modification or material acceleration thereof by any party to such Real Property Leases.

(c)

Personal Property. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of the Group Companies reflected in the Company Financial Statements as owned by the Group Companies or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business.

3.19

Transactions with Affiliates. The Company has made available to FEAC true, complete and correct copies of all Contracts between (a) any Group Company, on the one hand, and (b) any officer, director, partner, member, manager, registered equityholder or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any immediate family member of any of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with any of the Group Companies entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation), (ii) the Company Shareholders Agreements, (iii) any Ancillary Document, and (iv) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). No Company Related Party (A) owns any interest in any material asset used in any Group Company’s business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, lender, partner, lessor, lessee or other material business relation of any Group Company or (C) owes any material amount to, or is owed any material amount by, any Group Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.19 are referred to herein as “Company Related Party Transactions”.

3.20

Suppliers. There are no suppliers of products or services to the Group Companies that are material to the business of the Group Companies with respect to which practical alternative sources of supply are not generally available on comparable terms and conditions in the marketplace.

3.21	Data Privacy and Security.

(a)

Each Group Company is presently in compliance with, and has at all times been in compliance with, in all material respects, all applicable Privacy and Security Requirements. Each Group Company has implemented policies relating to the Processing of Personal Data as and to the extent required by applicable Privacy and Security Requirements.

(b)

There is no pending, and since April 1, 2020, there has not been any Proceedings asserted or, to the Company’s knowledge, threatened against any Group Company initiated by (i) any Person; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; (iii) any other Governmental Entity, foreign or domestic; or (iv) any regulatory or self-regulatory entity alleging any breach or violation of any Privacy and Security Requirement.

(c)	To the Company’s knowledge, since April 1, 2020 (i) there has been no unauthorized access or other Processing of Personal Data in the possession or control of any Group Company or any of its contractors with regard to any Personal Data obtained from or on behalf of a Group Company, (ii) there have been no unauthorized use, access, intrusions, interruptions, modifications, corruptions or breaches (including any ransomware attacks) of security into, or other cyber or security incidents with respect to, any Company IT System, (iii) no Group Company has notified or been required to notify any Person of any (A) loss, theft or damage of, or (B) other unauthorized or unlawful access to, or Processing of, Personal Data.

(d)

Each Group Company owns or has a license to use the Company IT Systems as necessary to operate the business of each Group Company as currently conducted. The Group Companies have taken commercially reasonable precautions, to protect the confidentiality, integrity and security of the material Company IT Systems (and all information and transactions stored or contained therein or transmitted thereby). All Company IT Systems are (i) to the Company’s knowledge, free from any “Trojan horse”, “virus”, “ransomware”, or other malicious code, material defect, bug, or programming, design or documentation error and (ii) in sufficiently good working condition to operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise in the manner necessary for the operation of the business (except for ordinary wear and tear). To the Company’s knowledge, since April 1, 2020, there have not been any material failures or breakdowns of any Company IT Systems.

(e)

The consummation of the Transactions shall not breach or otherwise cause any violation of any Privacy and Security Requirements, or result in any Group Company being prohibited from receiving or using any Personal Data in the manner currently received or used by such Group Company in all material respects.

3.22	Compliance with Sanctions Laws, Anti-Corruption Laws and Anti-Money Laundering Laws.

(a)

Except as disclosed in Section 3.21(a) of the Company Disclosure Schedules, for the past five years, neither the Group Companies nor to the Company’s knowledge any of their directors or officers, employees, agents, or other third-party representatives acting for or on behalf of any of the foregoing is or has been a Sanctioned Person or otherwise is engaging or has engaged in dealings with a person who at the time of such dealing is or was Sanctioned Person or in a country or territory that at the time of such dealing is or was a Sanctioned Territory.

(b)	For the past five years, the Group Companies have not violated in any material respect any Sanctions Laws, Anti-Corruption Laws, Ex-Im Laws, or Anti-Money Laundering Laws.

(c)

For the past five years, neither the Group Companies nor, to the Company’s knowledge, any of their directors, officers, employees, agents, or any third-party representatives acting for or on behalf of any of the foregoing has, in contravention of any Anti-Corruption Laws, (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate which was not in compliance with domestic Law or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

(d)

For the past five years, none of the Group Companies has been the subject of any voluntary disclosure, prosecution or, to the Company’s knowledge, allegation or investigation related to any Sanctions Laws, Anti-Corruption Laws, Ex-Im Laws, or Anti-Money Laundering Laws.

(e)

Notwithstanding anything in this Agreement, including but not limited to the representations made under Section 3.22 of this Agreement, nothing in this Agreement shall require the Company or its Affiliates, or any director, officer, employee or agent of the foregoing, to commit an act or omission that contravenes the Foreign Extraterritorial Measures Act (Canada), or any Order promulgated thereunder.

3.23

Information Supplied. None of the information supplied or to be supplied by or on behalf of the Group Companies in writing expressly for inclusion or incorporation by reference prior to the Closing in the

Registration Statement / Proxy Statement and the Canadian Prospectus will, when the Registration Statement / Proxy Statement is declared effective and the Canadian Prospectus is filed or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing FEAC Holders or at the time of the FEAC Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any Misrepresentation.

3.24	Investigation; No Other Representations.

(a)

Each Group Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, FEAC and (ii) it has been furnished with or given access to such documents and information about FEAC and its business and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the Transactions.

(b)

In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each Group Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of FEAC, any FEAC Non-Party Affiliate or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party, none of FEAC, any FEAC Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the Transactions.

3.25	Regulatory Compliance.

(a)

The Company has made available to FEAC a true and complete list of all material Regulatory Permits held by the Group Companies. The Group Companies and the Company Products are in compliance in all material respects with all Regulatory Permits and, to the Company’s knowledge, no event, circumstance or state of facts has occurred which (with or without due notice or lapse of time or both) would reasonably be expected to result in the failure of a Group Company to be in compliance in all material respects with the terms of any such Regulatory Permit. To the knowledge of the Company, (i) no Governmental Entity is considering limiting, suspending or revoking any Regulatory Permit and (ii) each third party that is a manufacturer, contractor or agent for the Group Companies is in compliance in all material respects with all Regulatory Permits required by all Public Health Laws insofar as they reasonably pertain to the Company Products.

(b)

There is no act, omission, event or circumstance of which the Company has knowledge that would reasonably be expected to give rise to or lead to any material Proceeding against any Group Company related to compliance with Public Health Laws, and to the Company’s knowledge, no such Proceedings have been threatened. To the Company’s knowledge, the Group Companies do not have any Liability for failure to comply with any Public Health Laws.

(c)

All Company Products are being, whether by the Company or a third party, researched, developed, tested, investigated, manufactured, prepared, packaged, labeled, stored and distributed in compliance in all material respects with the Public Health Laws.

(d)

To the knowledge of the Company, all preclinical studies and clinical trials conducted by or on behalf of the Group Companies or involving any Company Products are being and have been conducted in all material respects in accordance with all applicable clinical trial protocols, research ethics board or other similar approvals, informed consents and applicable requirements and Public Health Laws, including those of the FDA, Health Canada and any comparable Governmental Entity. The Company has not received any written or, to the Company’s knowledge, oral notice that the

FDA, Health Canada or any other Governmental Entity has recommended, initiated, or threatened to initiate any action to suspend, terminate, or otherwise restrict any preclinical studies and clinical trials conducted by or on behalf of the Company or involving any Company Products.

(e)

To the knowledge of the Company, as of the date of this Agreement, no Group Company, nor any clinical trial site conducting a clinical trial of any Company Product, is undergoing or has undergone any inspection or any other Governmental Entity investigation related to any Company Product, and the Group Companies have not identified or received written notice of instances or allegations of research misconduct, research fraud, or improper or inaccurate data collection or recording with respect to a Company Product that would compromise or materially affect the integrity, reliability, completeness, or accuracy of the resulting data, or the rights, safety, or welfare of the research participants.

(f)

Since the incorporation of the Company, the Group Companies have not distributed any Company Products that were upon their shipment by any Group Company adulterated or misbranded in violation of 21 U.S.C. § 331 or any other Governmental Entity’s jurisdiction. No Company Products have been seized, withdrawn, recalled, detained or subject to a suspension (other than in the ordinary course of business) of research, development, testing, manufacturing or distribution, and, to the Company’s knowledge, there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, or detention, or public health notification or safety alert or suspension of manufacturing or other activity relating to any Company Product or (ii) a termination, seizure or suspension of research, development, testing, clinical investigation, manufacturing, distributing or other activity of any Company Product, in either case ((i) or (ii)), except as would not have a Company Material Adverse Effect. To the Company’s knowledge, there are no pending or threatened Proceedings against the Group Companies in the United States, Canada or any other jurisdiction seeking the withdrawal, recall, revocation, suspension, import detention or seizure of any Company Product.

(g)

Except as would not have a Company Material Adverse Effect, none of the Group Companies nor, to the Company’s knowledge, any of the Company’s equityholders with five percent (5%) or greater interest, nor any of their respective directors, managers, officers, employees, individual independent contractors or other service providers, including clinical trial investigators, coordinators, monitors, Company Products or services, have been or are currently disqualified, excluded or debarred from, or threatened with or currently subject to an investigation or Proceeding that could result in disqualification, exclusion or debarment under any applicable Law, or assessed or threatened with assessment of civil monetary penalties regarding any health care programs of any Governmental Entity, or convicted of any crime regarding health care products or services, or engaged in any conduct that would reasonably be expected to result in any such debarment, exclusion, disqualification, or ineligibility, including, without limitation, (A) debarment under 21 U.S.C. Section 335a or any similar Law, (B) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law or (C) exclusion under 48 CFR Subpart Section 9.4, the System for Award Management Nonprocurement Common Rule. None of the Group Companies nor, to the Company’s knowledge, any of their current or former members, officers, partners, employees, contractors or agents have been subject to any consent decree of, or criminal or civil fine or penalty imposed by, any Governmental Entity related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, or obstruction of an investigation of controlled substances. None of the Group Companies nor, to the Company’s knowledge, any of their current or former members, officers, partners, employees, contractors or agents has been (i) subject to any enforcement, regulatory or administrative Proceedings against or affecting the Company or any of its Affiliates relating to or arising under any Healthcare Law and, to the Company’s knowledge, no such enforcement, regulatory or administrative Proceeding has been threatened, or (ii) a party to any corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order, or similar agreement imposed by any Governmental Entity. None of the Group Companies nor, to

the Company’s knowledge, any of their officers, directors, employees, agents or contractors have received written notice from the FDA, any other Governmental Entity or any health insurance institution with respect to debarment, disqualification or restriction.

(h)

All material reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA, Health Canada or any other Governmental Entity by the Company or any third party involving Company Products have been so filed, maintained or furnished. To the knowledge of the Company, all such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected or supplemented by a subsequent filing).

(i)

The Group Companies and, to the Company’s knowledge, their employees, are and have been, since the incorporation of the Company, in compliance in all material respects with all Healthcare Laws and Public Health Laws.

(j)

To the knowledge of the Company, no officer or other employee or agent of any Group Company has (i) made any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Entity; (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or (iii) committed an act, made a statement or failed to make a statement that would reasonably be expected to provide the basis for the FDA or any other Governmental Entity to refuse to grant a Regulatory Permit for any Company Product.

(k)

There have been no Proceedings, and no such Proceedings are pending or, to the Company’s knowledge, threatened in writing against any Group Company related to product liability for the Company Products.

3.26

EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO FEAC OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR THE ANCILLARY DOCUMENTS, NONE OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO FEAC OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY FEAC OR ANY FEAC NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 3 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY FEAC OR ANY FEAC NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

4.	REPRESENTATIONS AND WARRANTIES RELATING TO FEAC AND CAN MERGER SUB

Subject to Section 8.7, except as set forth on the FEAC Disclosure Schedules, or except as set forth in any FEAC SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), FEAC hereby represents and warrants to the Company as follows, provided that any representations and warranties with respect to Can Merger Sub will only be deemed to be made upon and with effect from the date of the execution of a Joinder Agreement by Can Merger Sub:

4.1	Organization and Qualification.

(a)

Each of FEAC and Can Merger Sub is duly incorporated, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of incorporation. Each of FEAC and Can Merger Sub has the requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a FEAC Material Adverse Effect or prevent, materially delay or materially impair the ability of FEAC or Can Merger Sub to timely consummate the Transactions.

(b)

True, complete and correct copies of the Governing Documents of each of FEAC and Can Merger Sub and the FEAC Registration Rights Agreement have been made available to the Company (to the extent such information or document is not publicly available prior to 5:00 p.m. Eastern time on the date that is one (1) Business Day prior to the date of this Agreement in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC), in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of FEAC and Can Merger Sub are in full force and effect, and none of FEAC or Can Merger Sub is in breach or violation of any provision set forth in its Governing Documents or, in the case of FEAC, in material breach of the FEAC Registration Rights Agreement.

(c)

Each of FEAC and Can Merger Sub is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a FEAC Material Adverse Effect or prevent, materially delay or materially impair the ability of FEAC or Can Merger Sub to timely consummate the Transactions.

(d)

Can Merger Sub was incorporated solely for purposes of entering into the Transactions and, since the date of its incorporation, Can Merger Sub has not owned any assets, carried on any business, conducted any operations or incurred any liabilities or obligations or has hired any employee or independent contractor, other than the execution of this Agreement and any Ancillary Documents to which it is a party, the performance of its obligations hereunder and matters ancillary thereto.

4.2	Capitalization.

(a)

Section 4.2(a) of the FEAC Disclosure Schedules sets forth a true, complete and correct statement of the number and class or series (as applicable) of the issued and outstanding FEAC Shares and FEAC Warrants as of the date hereof. All outstanding Equity Securities of FEAC (except to the extent such concepts are not applicable under the applicable Law of FEAC’s jurisdiction of incorporation or other applicable Law) and of Can Merger Sub as of the date hereof and as of immediately prior to the consummation of the Cayman Merger are or will be duly authorized and validly issued, fully paid and non-assessable. Except for the FEAC Shares and FEAC Warrants set forth on Section 4.2(a) of the FEAC Disclosure Schedules (assuming that no FEAC Shareholder

Redemptions are effected and no FEAC Class B Shares and FEAC Private Placement Warrants are surrendered by the Sponsor pursuant to the Sponsor and Insiders Letter Agreement), as of the date hereof and as of immediately prior to the Cayman Merger, there are and shall be no other outstanding Equity Securities of FEAC.

(b)

The outstanding Equity Securities of FEAC and Can Merger Sub (1) were not issued in violation of the Governing Documents of FEAC or Can Merger Sub, as applicable, (2) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights or similar rights of any Person granted by FEAC or Can Merger Sub, as applicable, and (3) have been offered, sold and issued in compliance with applicable Law, including applicable Securities Laws. Other than the Ancillary Documents and except as set forth on Section 4.2(b) of the FEAC Disclosure Schedules, there are no voting trusts, proxies or other Contracts to which FEAC is a party with respect to the voting or transfer of FEAC’s Equity Securities.

(c)

Other than the FEAC Warrants and FEAC Shareholder Redemptions, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require FEAC or Can Merger Sub to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of FEAC or Can Merger Sub.

(d)

None of FEAC or Can Merger Sub owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and none of FEAC or Can Merger Sub is a partner or member of any partnership, limited liability company or joint venture.

(e)

None of FEAC or Can Merger Sub directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other Person.

4.3

Authority. Each of FEAC and Can Merger Sub has the requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. Subject to the receipt of the FEAC Shareholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which FEAC or Can Merger Sub is or will be a party and the consummation of the Transactions have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate action on the part of FEAC and Can Merger Sub, as applicable. This Agreement and each Ancillary Document to which FEAC or Can Merger Sub is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by FEAC and Can Merger Sub, as applicable, and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of FEAC and Can Merger Sub (assuming that this Agreement and the Ancillary Documents to which FEAC or Can Merger Sub is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against FEAC and Can Merger Sub, as applicable, in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

4.4

Board Approval; Vote Required. The FEAC Board (including any required committee or subgroup of such board), by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has (a) determined that the Transactions are in the best interests of FEAC and its shareholders and declared it advisable, to enter into this Agreement and the Ancillary Documents to which FEAC and to consummate the Transactions, (b) approved the execution, delivery and performance by FEAC of this Agreement, the Ancillary Documents to which FEAC is or will be a party and the Transactions and (c) resolved to recommend, among other things, the holders of FEAC Shares vote in favor of the approval of this Agreement and the Transactions, and directed that this Agreement and the Transactions be submitted for consideration by the shareholders of FEAC at the FEAC Shareholders Meeting. The FEAC Shareholder Approval is the only vote of the holders of any class or series of shares of FEAC necessary to approve the Transactions.

4.5	Consents and Requisite Governmental Approvals; No Violations.

(a)

No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of FEAC or Can Merger Sub with respect to FEAC and Can Merger Sub’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which FEAC or Can Merger Sub is or will be party or the consummation of the Transactions, except for (i) compliance with and filings under any Foreign Antitrust Laws, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the Transactions, (iii) the filing of the Canadian Prospectus with the Autorité des marchés financiers du Québec, (iv) such filings with and approvals of Nasdaq or other relevant Exchange, as applicable, to permit the Newco Shares to be issued in connection with the Transactions to be listed on Nasdaq or other relevant Exchange, as applicable, (v) the FEAC Shareholder Approval or (vi) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a FEAC Material Adverse Effect.

(b)

Neither the execution, delivery or performance by FEAC or Can Merger Sub of this Agreement nor the Ancillary Documents to which FEAC or Can Merger Sub is or will be a party nor the consummation by FEAC or Can Merger Sub of the Transactions will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of FEAC’s Governing Documents or Can Merger Sub’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which FEAC or Can Merger Sub is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which FEAC or Can Merger Sub or any of their properties or assets are bound or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the assets or properties of FEAC or Can Merger Sub, except in the case of clauses (ii) through (iv) above, as would not have a FEAC Material Adverse Effect or prevent, materially delay or materially impair the ability of FEAC or Can Merger Sub to timely consummate the Transactions.

(c)	FEAC is a trade agreement investor within the meaning of the Investment Canada Act.

4.6

SEC Filings. FEAC has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its IPO (collectively, including all of the statements, forms, reports and documents filed or furnished by it in connection with and subsequent to its IPO, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “FEAC SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional FEAC SEC Reports”). Each of the FEAC SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional FEAC SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the FEAC SEC Reports or the Additional FEAC SEC Reports (for purposes of the Additional FEAC SEC Reports, assuming that the representation and warranty set forth in Section 3.23 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of their respective dates of filing, the FEAC SEC Reports did not contain any Misrepresentation (for purposes of the Additional FEAC SEC Reports, assuming that the representation and warranty set forth in Section 3.23 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the FEAC SEC Reports. To the knowledge of FEAC, none of the FEAC SEC Reports or the Additional FEAC SEC Reports is subject to ongoing SEC review or investigation.

4.7	Internal Controls; Listing; Financial Statements.

(a)

Except as is not required in reliance on exemptions from various reporting requirements by virtue of FEAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its IPO, (i) FEAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of FEAC’s financial reporting and the preparation of FEAC’s financial statements for external purposes in accordance with GAAP and (ii) FEAC has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to FEAC is made known to FEAC’s principal executive officer and principal financial officer by others within FEAC.

(b)	FEAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c)

Since its IPO, FEAC has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding FEAC Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of FEAC, threatened against FEAC by Nasdaq or the SEC with respect to any intention by such entity to deregister FEAC Class A Shares or prohibit or terminate the listing of FEAC Class A Shares on Nasdaq. FEAC has not taken any action that is designed to terminate the registration of FEAC Class A Shares under the Exchange Act.

(d)

The FEAC SEC Reports contain true and complete copies of the applicable FEAC Financial Statements. The FEAC Financial Statements (i) fairly present in all material respects the financial position of FEAC as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year- end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited FEAC Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e)

FEAC has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for FEAC’s assets. FEAC maintains and, for all periods covered by the FEAC Financial Statements, has maintained books and records of FEAC in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of FEAC in all material respects.

(f)

Other than as set forth in Section 4.7(f) of the FEAC Disclosure Schedules, since its incorporation, FEAC has not received any written complaint, allegation, assertion or claim that there is, and to FEAC’s knowledge there has been no, and there is not, (i) any “significant deficiency” in the internal controls over financial reporting of FEAC to FEAC’s knowledge, (ii) any “material weakness” in the internal controls over financial reporting of FEAC or (iii) fraud or corporate misappropriation, whether or not material, that involves management or other employees of FEAC who have a significant role in the internal controls over financial reporting of FEAC.

4.8

Trust Account. As of March 31, 2023, FEAC has an amount in cash and securities in the Trust Account equal to $132,945,901. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to, and in accordance with, that certain Investment Management Trust Agreement, dated as of December 9, 2021 (the “Trust Agreement”), between FEAC and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles.

There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the FEAC SEC Reports or the Additional FEAC SEC Reports to be inaccurate in any material respect or, to FEAC’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing FEAC Holders who shall have elected to redeem their FEAC Class A Shares pursuant to the Governing Documents of FEAC or (iii) if FEAC fails to complete a business combination within the allotted time period set forth in the Governing Documents of FEAC and liquidates the Trust Account, subject to the terms of the Trust Agreement, FEAC (in limited amounts to permit FEAC to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of FEAC) and then the Pre-Closing FEAC Holders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of FEAC and the Trust Agreement. FEAC has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of FEAC, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or proceedings pending with respect to the Trust Account. Since December 9, 2021, FEAC has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the Transactions, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing FEAC Holders who have elected to redeem their FEAC Class A Shares pursuant to the Governing Documents of FEAC, each in accordance with the terms of and as set forth in the Trust Agreement, FEAC shall have no further obligation under either the Trust Agreement or the Governing Documents of FEAC to liquidate or distribute any assets held in the Trust Account, and the Trust

Agreement shall terminate in accordance with its terms. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein or in any Ancillary Document and the compliance by the Company with its obligations hereunder, FEAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to FEAC on the Closing Date.

4.9

Listing. The issued and outstanding FEAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “FRBNU.” The issued and outstanding FEAC Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “FRBN.” As of the date hereof, FEAC has no reason to believe that the FEAC Class A Shares will not continue to be listed on the Nasdaq through the Closing. The issued and outstanding FEAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “FRBNW.” There is no Proceeding pending or, to the knowledge of FEAC, threatened in writing against FEAC by the Nasdaq or the SEC with respect to any intention by such entity to deregister the FEAC Units, the FEAC Class A Shares or the FEAC Warrants or terminate the listing of FEAC on the Nasdaq. None of FEAC or any of its Affiliates has taken any action in an attempt to terminate the registration of the FEAC Units, the FEAC Class A Shares or the FEAC Warrants under the Exchange Act. FEAC is not in violation of any of the rules and regulations or applicable continuing listing requirements of the Nasdaq.

4.10

Contracts. Section 4.10 of the FEAC Disclosure Schedules lists all material Contracts currently in effect, other than this Agreement and the Ancillary Documents, to which FEAC is a party or by which FEAC or any of its assets or properties is bound, including without limitation any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by FEAC, any Contract relating to Indebtedness of FEAC, any Contract requiring FEAC to guarantee the Liabilities of any Person and any Contract regarding any material indemnification obligations incurred or provided by FEAC, and full and accurate copies of all such Contracts have been provided to the Company, including any Contract providing for any FEAC Change of Control Payment of the type described in clause (a) of the definition thereof, in each case, for the avoidance of doubt, other than Contracts with legal and other advisors in connection with the Transactions. (a) Each Contract required to be listed in Section 4.10 of the FEAC Disclosure Schedules is valid and binding on FEAC and, to the knowledge of FEAC, the counterparty thereto, and is in full force and effect, (b) FEAC and, to the knowledge of FEAC, the counterparties thereto are not in material breach of, or material default under, any such Contract, (c) to FEAC’s knowledge, no event or omission has occurred that, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder or cause the acceleration of FEAC’s obligations thereunder or result in the creation of any Lien, other than Permitted Liens, (d) FEAC has delivered or made available to the Company (to the extent such information or document is not publicly available prior to 5:00 p.m. Eastern time on the date that is one (1) Business Day prior to the date of this Agreement in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC) true, complete and accurate copies of such Contracts, including all material amendments, schedules, ancillary documents, annexes, exhibits or certificates related thereto, and (e) as of the date hereof, FEAC has not received written, or, to FEAC’s knowledge, oral notice of termination, cancellation or non-renewal of any such Contract.

4.11

Absence of Changes. Since the IPO to the date of this Agreement, (a) no FEAC Material Adverse Effect has occurred and (b) except as otherwise reflected in the FEAC Financial Statements, actions or omissions taken as a result of COVID-19 and COVID-19 Measures or as expressly contemplated or permitted by this Agreement, (i) FEAC has conducted its business in the ordinary course and in a manner consistent with past practice in all material respects and (ii) FEAC has not taken any action that would require the consent of the Company if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b).

4.12	Litigation. There is (and since FEAC’s incorporation, there has been) no Proceeding pending or, to FEAC’s knowledge, threatened by or against FEAC that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to FEAC, taken as a whole or prevent, materially delay or materially impair the ability of FEAC to timely consummate the Transactions. None of FEAC nor any of its properties or assets is subject to any material Order (including any Order that would prevent, materially delay or materially impair the ability of FEAC to timely consummate the Transactions). As of the date of this Agreement, there are no material Proceedings by FEAC pending against any other Person.

4.13

Compliance with Applicable Law. FEAC (a) conducts, and since its incorporation has conducted, its business in accordance with all Laws and Orders applicable to FEAC and is not in violation of any such Law or Order, and (b) has not received any written communications from a Governmental Entity that alleges that FEAC is not in compliance with any such Law or Order, except in the case of each of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to FEAC, taken as a whole.

4.14	Compliance with Sanctions Laws, Anti-Corruption Laws and Anti-Money Laundering Laws.

(a)

Since its incorporation, neither FEAC nor, to FEAC’s knowledge, any of its directors or officers, employees, agents, or other third-party representatives acting for or on behalf of any of the foregoing, is or has been a Sanctioned Person or otherwise is engaging or has engaged in dealings with a person who at the time of such dealing is or was Sanctioned Person or in a country or territory that at the time of such dealing is or was a Sanctioned Territory.

(b)	Since its incorporation, FEAC has not violated in any material respect any Sanctions Laws, Anti-Corruption Laws, Ex-Im Laws or Anti-Money Laundering Laws.

(c)

Since its incorporation, neither FEAC nor, to FEAC’s knowledge, any of its directors or officers, employees, agents, or any third-party representatives acting for or on behalf of any of the foregoing has, in contravention of any Anti-Corruption Laws (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate which was not in compliance with domestic Law or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

(d)

Since its incorporation, FEAC has not been the subject of any voluntary disclosure, prosecution or enforcement action or, to FEAC’s knowledge, allegation or investigation related to any Sanctions Laws, Anti-Corruption Laws, Ex-Im Laws or Anti-Money Laundering Laws.

(e)

Notwithstanding anything in this Agreement, including but not limited to the representations made under Section 4.14 of this Agreement, nothing in this Agreement shall require FEAC or its Affiliates, or any director, officer, employee or agent of the foregoing, to commit an act or omission that contravenes the Foreign Extraterritorial Measures Act (Canada), or any Order promulgated thereunder.

4.15

Employees. Other than the officers and directors listed in the FEAC SEC Reports, FEAC has never employed any employees or retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by FEAC’s officers and directors in connection with activities on FEAC’s behalf in an aggregate amount not in excess of the amount of cash held by FEAC outside of the Trust Account, FEAC has no unsatisfied liabilities with respect to any employee. FEAC does not currently maintain or have any liability under any employment or employee benefit plan, program, agreement, policy or arrangement, and neither the execution and delivery of this Agreement nor the Ancillary Documents nor the consummation of the Transactions will (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of FEAC, or (b) result in the acceleration of the time of payment or vesting of any such benefits.

4.16

Not an Investment Company. FEAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company” within the meaning of the Investment Company Act, and the rules and regulations promulgated thereunder.

4.17

Business Activities; Assets. Since its incorporation, FEAC has not conducted any business activities other than activities (a) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (b) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions or (c) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in FEAC’s Governing Documents, there is no Contract binding upon FEAC or to which FEAC is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing). FEAC does not own any real property. FEAC does not own any material property or assets, other than its interest in the Trust Account. All property and assets owned by FEAC is owned free and clear of any Lien.

4.18

No Undisclosed Liabilities. Except for Liabilities (a) set forth in Section 4.18 of the FEAC Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions (including, for the avoidance of doubt, the FEAC Expenses and any Liabilities arising out of, or related to, any Proceeding related to this Agreement, the Ancillary Documents or the Transactions, including any shareholder demand or other shareholder Proceedings (including derivative claims) arising out of, or related to, any of the foregoing), (c) set forth or disclosed in the FEAC Financial Statements included in the FEAC SEC Reports, (d) that have arisen since the date of the most recent balance sheet included in the FEAC SEC Reports in the ordinary course of business (and not as a result of a breach of any Contract by FEAC), (e) that are incurred with the consent of the Company or (f) that are not, and would not reasonably be expected to be, individually or in the aggregate, material to FEAC, FEAC does not have any Liabilities that would be required to be included in a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto. Immediately prior to the Closing, FEAC shall have no Indebtedness outstanding other than Indebtedness incurred as permitted under Section 5.1(b).

4.19	Tax Matters.

(a)

FEAC has prepared and timely filed all material Tax Returns required to have been filed by it, all such Tax Returns are true, complete and correct in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and FEAC has timely paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return (except with respect to matters contested in good faith by appropriate proceedings and with respect to which adequate reserves have been made in accordance with GAAP).

(b)	FEAC has timely withheld, collected and paid to the appropriate Tax Authority all material amounts required to have been withheld, collected and paid.

(c)

FEAC is not currently the subject of a Tax Contest. FEAC has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, and to the knowledge of FEAC, no such audit or examination has been threatened.

(d)

FEAC has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were automatic extensions of time to file Tax Returns obtained in the ordinary course of business.

(e)

No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S., Canadian or other non-U.S. state, local or provincial income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to FEAC which agreement or ruling would be effective after the Closing Date, and there is no such request outstanding relating to any of the foregoing.

(f)

FEAC will not be required to include any item in taxable income, or exclude any item of deduction, for any period ending after the Closing Date by reason of (i) a change in method of accounting for any period (or portion thereof) ending on or before the Closing Date, (ii) a use of an improper method of accounting for any period (or portion thereof) ending on or before the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) an election made pursuant to Section 965(h) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), or (v) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date.

(g)

FEAC is not and has not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of U.S. state or local or non-U.S. Tax Law).

(h)	There are no Liens for Taxes on any assets of FEAC or any Equity Securities of FEAC other than Permitted Liens.

(i)

FEAC was not a “distributing corporation” or a “controlled corporation,” each within the meaning of Section 355(a)(1)(A) of the Code, in a distribution intended to qualify under Section 355 of the Code (i) within the past two (2) years or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(j)	To the knowledge of FEAC, FEAC is tax resident only in the Cayman Islands and the Netherlands.

(k)

FEAC is, and has been since its formation organized under the laws of the Cayman Islands. Until the effective time of the U.S. Entity Classification Election, FEAC has been treated since its formation as a foreign corporation for United States federal income tax purposes.

(l)

No written claims have ever been made by any Tax Authority in a jurisdiction where FEAC does not file Tax Returns that FEAC is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(m)

To the knowledge of FEAC, FEAC does not have a permanent establishment (within the meaning of an applicable Tax treaty) nor otherwise have an office or fixed place of business in a country other than a country in which it is organized or tax resident.

(n)

FEAC (i) is not currently nor has ever been a member of an affiliated group filing a consolidated, combined or unitary income Tax Return (other than a group the common parent of which was FEAC or any of its current Affiliates) and (ii) does not have any Liability for the Taxes of any Person under Section 160 of the Tax Act or Section 1.1502-6 of the Treasury Regulations (or any similar provision of U.S. state or local or non-U.S. Law), or as a transferee or successor.

(o)

FEAC has not, and has never been deemed to have, for purposes of the Tax Act or any relevant provincial legislation, acquired or had the use of property for proceeds greater than the fair market value thereof from, or disposed of property for proceeds less than the fair market value thereof to, or received or performed services or had the use of property for other than the fair market value from or to, or paid or received interest or any other amount other than at a fair market value rate to or from, any Person with whom it does not deal at arm’s length within the meaning of the Tax Act. FEAC has complied in all material respects with the transfer pricing provisions of applicable Tax Laws.

(p)

FEAC is not a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than a Contract entered into in the ordinary course of business the principal purpose of which does not relate to Taxes) and FEAC is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(q)

To the knowledge of FEAC, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(r)	FEAC has complied in all material respects with the conditions stipulated in any Tax Grant granted to FEAC.

(s)	The FEAC Shares are not “taxable Canadian property” within the meaning of the Tax Act.

4.20

Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 4.20 of the FEAC Disclosure Schedules (which fees shall be deemed FEAC Expenses for purposes of this Agreement), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by or on behalf of FEAC, Can Merger Sub or any of their Affiliates for which FEAC or Can Merger Sub has any obligation.

4.21

Transactions with Affiliates. Section 4.21 of the FEAC Disclosure Schedules sets forth all Contracts between (a) FEAC, on the one hand, and (b) any officer, director, partner, member, manager, registered equityholder (including the Sponsor) or Affiliate of either FEAC or the Sponsor, on the other hand (each Person identified in this clause (a), a “FEAC Related Party”), other than (i) Contracts with respect to a FEAC Related Party’s employment with, or the provision of services to, FEAC entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation), (ii) Contracts with respect to a Pre-Closing FEAC Holder’s or a holder of FEAC Warrants’ status as a holder of FEAC Shares or FEAC Warrants, as applicable, (iii) any Ancillary Document, and (iv) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). Other than as set forth in Section 4.21 of the FEAC Disclosure Schedules, no FEAC Related Party (A) owns any interest in any material asset used in FEAC’s business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, lender, partner, lessor or lessee or other material business relation of FEAC or (C) owes any material amount to, or is owed any material amount by, FEAC. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.21 are referred to herein as “FEAC Related Party Transactions”.

4.22

Information Supplied. None of the information supplied or to be supplied by or on behalf of FEAC in writing expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing FEAC Holders or at the time of the FEAC Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any Misrepresentation.

4.23	Investigation; No Other Representations.

(a)

FEAC and Can Merger Sub, on their own behalf and on behalf of its Representatives, acknowledge, represent, warrant and agree that (i) they have conducted their own independent review and analysis of, and, based thereon, have formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) they have been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as they and their Representatives have deemed necessary to enable them to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the Transactions.

(b)

In entering into this Agreement and the Ancillary Documents to which they are or will be a party, FEAC and Can Merger Sub have relied solely on their own investigation and analysis and the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which they are or will be a party and no other representations or warranties of the Company, any

Company Non-Party Affiliate or any other Person, either express or implied, and FEAC and Can Merger Sub, on their own behalf and on behalf of their Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which they are or will be a party, none of the Company, any Company Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the Transactions.

4.24

EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4 AND THE ANCILLARY DOCUMENTS, NONE OF FEAC, CAN MERGER SUB, ANY FEAC NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND EACH OF FEAC AND CAN MERGER SUB EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF FEAC OR CAN MERGER SUB THAT HAS BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF FEAC BY OR ON BEHALF OF THE MANAGEMENT OF FEAC OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 4 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF FEAC ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF FEAC, CAN MERGER SUB, ANY FEAC NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

5.	COVENANTS

5.1	Conduct of Business of the Company and FEAC.

(a)

From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, each of the Company, Newco and FEAC shall, and shall cause their respective Subsidiaries to, except (w) as expressly contemplated by this Agreement or any Ancillary Document, (x) as required by applicable Law or any Governmental Entity, (y) in the case of the Company and its Subsidiaries only, as set forth on Section 5.1(a) of the Company Disclosure Schedules, or (z) as consented to in writing by, in the case of the Group Companies, FEAC and in the case of FEAC, the Company (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate their respective business (including, in the case of the Company and Newco, that of the Group Companies) in the ordinary course and consistent with past practice and (ii) use commercially reasonable efforts to maintain and preserve intact their respective business organization, assets, properties and material business relations (including, in the case of the Company and Newco, those of the Group Companies), taken as a whole.

(b)

Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, each of the Company, Newco and FEAC shall, and shall cause their respective Subsidiaries to, except (v) as expressly contemplated by this Agreement or any Ancillary Document and required in connection with the consummation of the Transactions, (w) as required by applicable Law or any Governmental Entity, (x) in the case of the Company and its Subsidiaries only, as set forth on Section 5.1(b) of the Company Disclosure Schedules or (y) as consented to in writing by, in the case of the Group Companies, FEAC and in the case of FEAC, the Company (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed) not to do any of the following:

(i)

declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase any outstanding Equity Securities of any Subsidiary, other than, in the case of the Company only, (A) dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company, and (B) the withholding of shares of the applicable class of capital stock of the Company in connection with the payment of taxes or the exercise price upon the exercise or conversion of any Company Equity Awards outstanding on the date of this Agreement in accordance with the terms of the applicable Company Equity Plan and the underlying grant, award or similar agreement;

(ii)

(A) merge, consolidate, combine or amalgamate with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iii)

adopt any amendments, supplements, restatements or modifications to any (A) Governing Documents, (B) in the case of the Company, the Company Shareholders Agreements (other than as agreed with IQ, the Sponsor and the Company Shareholders in connection with the 2023 Financing) or, any Company Equity Plan, other than (x) amendments of solely an administrative nature which will not impact the terms of any Rollover Equity Award or (y) in accordance with the Company growth plan described on Section 5.1(b)(viii) of the Company Disclosure Schedules, or (C) in the case of FEAC, the Trust Agreement or the FEAC Warrant Agreement;

(iv)

(A) sell, assign, abandon, let lapse, lease, license, transfer or otherwise dispose of any material assets or properties, other than (x) inventory or obsolete equipment in the ordinary course of business or (y) non-exclusive licenses to Intellectual Property Rights granted in the ordinary course of business consistent with past practice, (B) create, subject to or incur any Lien on any material assets or properties (other than Permitted Liens) or (C) disclose any Trade Secrets of the Group Companies (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business with reasonable protections of such Trade Secrets);

(v)

(A) other than in accordance with the Company growth plan described on Section 5.1(b)(viii) of the Company Disclosure Schedules, issue, sell or grant (1) any Equity Securities of itself or any Subsidiary or (2) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating itself or any Subsidiary to issue, deliver or sell any Equity Securities of itself or any Subsidiary, other than, in the case of the Company only, the issuance of shares of the applicable class of capital stock of the Company upon the exercise, vesting or conversion of any Company Equity Awards outstanding on the date of this

Agreement in accordance with the terms of the applicable Company Equity Plan and the underlying grant, award or similar agreement, (B) in the case of the Company only, consent to the transfer of any Company Shares, or (C) transfer or otherwise directly or indirectly dispose of, agree or consent to the transfer of, or subject to a Lien (other than a Permitted Lien), (1) any Equity Securities of any Subsidiary or (2) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating itself or any Subsidiary to issue, deliver or sell any Equity Securities of any of its Subsidiaries;

(vi)

incur, create or assume any Indebtedness, other than, (x) in the case of the Company and its Subsidiaries only, in connection with the 2023 Financing or ordinary course trade payables and, (y) in the case of FEAC only, Indebtedness under (A) the Working Capital Loan Note, (B) any Extension Loan Note or (C) any other indebtedness owed to the Sponsor, its Affiliates or designees in an aggregate outstanding amount not to exceed $600,000;

(vii)

make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than, (A) in the case of the Company only, intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries and (B) the reimbursement of expenses of employees in the ordinary course of business;

(viii)

in the case of the Group Companies only, except as required under the terms of any Employee Benefit Plan of any Group Company that is set forth on Section 3.11(a) of the Company Disclosure Schedules or in accordance with the Company growth plan described on Section 5.1(b)(viii) of the Company Disclosure Schedules, (A) establish, amend, modify, adopt, enter into or terminate any Employee Benefit Plan or any other benefit or compensation plan, policy, program, agreement, arrangement or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, other than amendments of health or welfare benefit plans in connection with the annual renewal and reenrollment of such plans in the ordinary course of business and consistent with past practice that would not increase the aggregate cost to the Group Companies of maintaining all Employee Benefit Plans that are health or welfare plans by more than 5% in the aggregate for all such amendments, (B) make, promise or grant any salary, bonus, benefit, incentive or any other compensation increase or decrease payable to any current or former director, manager, officer, employee, individual independent contractor or other individual service provider receiving annual compensation equal to or greater than $180,000, other than (i) salary increases in the ordinary course of business to such individuals that, in the aggregate, represent an increase of less than $180,000 on an annual basis, or (ii) Contracts with independent contractors where such Contract is for a fixed term and the compensation paid during that term does not exceed $180,000, or (C) take any action other than as agreed herein to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other individual service provider;

(ix)

waive or release any noncompetition, non-solicitation, no-hire, nondisclosure, noninterference, non-disparagement or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other individual service provider other than in connection with Section 5.22;

(x)

in the case of the Company only, modify, extend, or enter into any CBA, or recognize or certify any labor union, labor organization, works council, or group of employees of any Group Company as the bargaining representative for any employees of any Group Company;

(xi)

in the case of the Company only, implement any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions to the extent that such actions that could implicate WARN;

(xii)	in the case of the Company only, enter into or terminate any executive employment agreements;

(xiii)

in the case of FEAC and Newco only, hire any employees or retain any contractors or establish, amend, modify, adopt, enter into or terminate any employee benefit plan, program, agreement, policy or arrangement;

(xiv)

make, change or revoke any material election concerning Taxes, change any method of Tax accounting or Tax accounting period, amend any Tax Return, enter into any material Tax closing agreement, seek any ruling from any Tax Authority with respect to material taxes, settle or compromise any material Tax Contest, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax Contest, other than any such extension or waiver that is an extension of time to file a Tax Return obtained in the ordinary course of business;

(xv)

enter into any settlement, conciliation or similar Contract outside of the ordinary course of business other than, in the case of the Company only, any settlement, conciliation or similar Contract the performance of which would involve the payment by the Group Companies of less than $150,000 in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company (or FEAC or any of its Affiliates after the Closing), in the case of the Company, or on FEAC, in the case of FEAC;

(xvi)

waive, release or assign, compromise or settle any Proceeding, outside of the ordinary course of business, other than, in the case of the Company only, the settlement of any proceeding involving only the payment of money (not covered by insurance) by any Group Company of any amount not exceeding $100,000 in the aggregate;

(xvii)

authorize or incur any capital expenditures or commitments, outside of the ordinary course of business, other than, in the case of the Company only, capital expenditures or commitments not exceeding $180,000 individually;

(xviii)

authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction;

(xix)	change any method of accounting in any material respect, other than changes that are made in accordance with GAAP or IFRS, as the case may be;

(xx)

enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

(xxi)

make or promise any Company Change of Control Payment or FEAC Change of Control Payment, other than (A) in the case of the Company only, those set forth in the employment agreements, offer letters or similar Contracts made available to FEAC and (B) in the case of FEAC only, those in connection with the Working Capital Loan or any Extension Loan;

(xxii)

(A) in the case of the Company only, other than in the ordinary course of business, (1) amend, modify or terminate any Material Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms), (2) waive any material benefit or right under any Material Contract or (3) enter into any Contract that would constitute a Material Contract, and (B) in the case of FEAC only, (1) amend, modify or terminate any material Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such material Contract pursuant to its terms), (2) waive any material benefit or right under any material Contract or (3) other than in the ordinary course of business, enter into any Contract;

(xxiii)

in the case of the Company only, fail to maintain in full force and effect in all material respects, or fail to replace or renew, the material insurance policies of the Company and its Subsidiaries to the extent commercially reasonable in the Company’s business judgment in light of prevailing conditions in the insurance market; or

(xxiv)	agree to take any of the actions set forth in this Section 5.1(b).

Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, (a) any action taken, or omitted to be taken, by any Party or its respective Subsidiaries to the extent such act or omission is necessary, based on the advice of outside legal counsel, to comply with any Law, Order, directive, pronouncement or guideline issued by a Governmental Entity providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, COVID-19 (including any COVID-19 Measure) shall in no event be deemed to constitute a breach of Section 5.1 and (b) any action taken, or omitted to be taken, by any Party or its respective Subsidiaries to the extent that the board of directors of such Party reasonably determines that such act or omission is necessary in response to COVID-19 to maintain and preserve in all material respects the business organization, assets, properties and material business relations of such Party and its Subsidiaries, taken as a whole, shall not be deemed to constitute a breach of Section 5.1; provided, however, (i) in the case of a material action or omission taken in reliance on either clause (a) or (b), the Party taking or refraining from taking such action shall give the other Parties prompt written notice of any such act or omission, which notice shall describe in reasonable detail the act or omission and the reason(s) that such act or omission is being taken, or omitted to be taken, pursuant to clause (a) or (b) and in no event shall clause (a) or (b) be applicable to any act or omission of the type described in Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iii), Section 5.1(b)(iv), Section 5.1(b)(v), Section 5.1(b)(vi), Section 5.1(b)(viii), Section 5.1(b)(xi), Section 5.1(b)(xiv), Section 5.1(b)(xviii), (xx)(xx), Section 5.1(b)(xxi), or Section 5.1(b)(xxiv) (to the extent related to any of the foregoing).

(c)

Nothing contained in this Section 5.1 shall be deemed to give FEAC, directly or indirectly, the right to control or direct the Company or any operations of the Company prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, control over its businesses and operations.

(d)

Nothing contained in this Section 5.1 shall be deemed to give the Company, directly or indirectly, the right to control or direct FEAC or any operations of FEAC prior to the Closing. Prior to the Closing, FEAC shall exercise, consistent with the terms and conditions of this Agreement, control over its businesses and operations.

5.2	Efforts to Consummate.

(a)

Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 6 and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and deliver such Ancillary Document when required pursuant to this Agreement, (ii) using reasonable best efforts to obtain the PIPE Financing and the Convertible Bridge Financing on the terms and subject to the conditions set forth in the Subscription Agreements and Side Letter Agreements (with respect to the PIPE Financing) and the Convertible Bridge Financing Documents (with respect to the Convertible Bridge Financing) and (iii) FEAC taking, or causing to be taken, all actions necessary or advisable to extend the period of time to consummate an initial business combination by (x) a first additional three-month period (up to 21 months from FEAC’s IPO) if FEAC anticipates that it may not be able to consummate the Transactions within 18 months from its IPO and (y) a second additional three-month period (up to 24 months from FEAC’s IPO) if FEAC anticipates that it may not be able to consummate the Transactions within 21 months from its IPO, in each in accordance with FEAC’s Governing Documents and the Trust Agreement).

Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the Transactions. Each Party shall bear its own costs incurred in connection with obtaining such Consents. Each Party shall (i) make any appropriate filings or take, or cause to be taken, any required actions pursuant to any Foreign Antitrust Laws with respect to the Transactions promptly following the date of this Agreement and (ii) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested under any Foreign Antitrust Laws. FEAC shall promptly inform the Company of any substantive communication between FEAC, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform FEAC of any substantive communication between the Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the Transactions and to the extent permitted by law. Without limiting the foregoing, each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under any applicable Foreign Antitrust Laws or enter into any agreement with any Governmental Entity not to consummate the Transactions, except with the prior written consent of FEAC and the Company. Nothing in this Section 5.2 obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with FEAC’s and the Company’s prior written consent.

(b)

From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, FEAC, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of FEAC) or FEAC (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written substantive communication to any Governmental Entity relating to the Transactions. Any materials exchanged in connection with this Section 5.2 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel (including in-house counsel) of any Party, and to remove competitively sensitive material; provided, that such Party may, as it deems advisable and necessary, designate any materials provided to under this Section 5.2 as “outside counsel only.” Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the Transactions unless it consults with, in the case of FEAC, the Company, or, in the case of the Company, FEAC in advance and, to the extent reasonably practicable and not prohibited by such Governmental Entity, gives, in the case of FEAC, the Company, or, in the case of the Company, FEAC, the opportunity to attend and participate in such meeting or discussion.

(c)

Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article 5 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(d)

From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, FEAC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims and Arrangement Dissent Rights) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of FEAC, FEAC, Can Merger Sub or any of their Representatives (in their capacity as a representative of FEAC) or, in the case of the

Company, any Group Company or any of their respective Representatives (in their capacity as a representative of a Group Company). Subject and in addition to Section 2.3 with respect to Arrangement Dissent Rights, FEAC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation, (iv) reasonably cooperate with each other and (v) refrain from settling or compromising any Transaction Litigation without the prior written consent of, in the case of the Group Companies, FEAC and in the case of FEAC or Can Merger Sub, the Company (such consent not to be unreasonably withheld, conditioned or delayed).

5.3	Confidentiality and Access to Information.

(a)

Notwithstanding Clause 8 (Term) of the Confidentiality Agreement, the Company and FEAC acknowledge and agree that as of the date hereof, and continuing through the Closing Date and terminating thereafter, the Company, FEAC and each of their respective Affiliates and Representatives remain bound to the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein shall govern and control to the extent of such conflict.

(b)

From and after the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, each Party shall provide, or cause to be provided, to each other Party and its Representatives during normal business hours reasonable access to its and its Subsidiaries properties, directors, officers, books and records (in a manner so as to not interfere with normal business operations). Notwithstanding the foregoing, neither a Party nor its Subsidiaries shall be required to provide to each other Party or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which such Party is subject, (B) result in the disclosure of any Trade Secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Party with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Party or its Subsidiaries under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the so affected Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company, on the one hand, and FEAC, any FEAC Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that each Party shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis. For the avoidance of doubt, this Section 5.3 shall not permit any unreasonably invasive or intrusive investigations or other testing, sampling or analysis by a Party of any properties, facilities or equipment of another Party without the prior written consent of, in the case of the Group Companies, FEAC and in the case of FEAC, the Company (which may be withheld, conditioned or delayed by such Party in its sole discretion).

5.4	Public Announcements.

(a)	Subject to Section 5.4(b), Section 2.4, Section 5.7 and Section 5.7(b), none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the Transactions prior to the Closing without the prior written consent of, in the case of the Group Companies, FEAC and in the case of FEAC or Can Merger Sub, the Company; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law or by a Governmental Entity, in which case the disclosing Party and its Representatives shall use reasonable best efforts to consult with the Company, if the disclosing party is FEAC, or FEAC, if the disclosing party is the Company, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4 and (iii) subject to and in accordance with Section 5.2(b), to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the Transactions. Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, the Parties agree that, following the Closing, Forbion Group Holding B.V., the Sponsor and their respective Representatives and Affiliates may provide general information about the subject matter of this Agreement and the Transactions to any direct or indirect current investor or potential investors who enter into a separate confidentiality agreement with the Company or in connection with informational or reporting activities.

(b)

The initial press release concerning this Agreement and the Transactions shall be a joint press release in the form agreed by the Company and FEAC prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement, FEAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and agree upon prior to filing (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or FEAC, as applicable). The Company, on the one hand, and FEAC, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or FEAC, as applicable) a press release announcing the consummation of the Transactions (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), Newco shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and securityholders, and such other matters as may be reasonably necessary for such press release or filing.

5.5	Tax Matters.

(a)	Tax Treatment.

(i)

For U.S. federal income tax purposes, the Parties intend that (A) the Class B Conversion shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code, (B) the surrender of 1,789,004 FEAC Class B Shares and 5,463,381 FEAC Private Placement Warrants shall be treated as a contribution to the capital of FEAC for no consideration that is not taxable, (C) the FEAC Reorganization shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, (D) the assumption of the FEAC Warrants by Newco pursuant to the Warrant Assignment, Assumption and Amendment Agreement shall be treated as a non-taxable exchange of the FEAC Warrants for Newco Warrants that occurs at the same time as the Cayman Merger and as part of the FEAC

Reorganization and (E) the Amalgamation shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(A) and 368(a)(2)(E) of the Code (collectively, the “Intended Tax Treatment”), and each Party shall, and shall cause its respective Affiliates to, file all U.S. Tax Returns consistent with, and take no position inconsistent with (whether in U.S. audits, U.S. Tax Returns or otherwise with respect to U.S. federal income tax matters), the treatment described in this Section 5.5(a)(i) unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code. Each of the Parties acknowledges and agrees that (i) it has had the opportunity to obtain independent legal and Tax advice with respect to the Transactions, and (ii) none of the Company, FEAC, Newco or any other Person shall have any liability or obligation to any Person if any Transaction is determined not to qualify for the Intended Tax Treatment or otherwise not to qualify as a nontaxable Transaction to FEAC’s or Company’s shareholders or securityholders for any tax purposes.

(ii)

The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). From the date hereof through the Closing, and following the Closing, the Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment.

(b)

If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted with respect to the Tax consequences of (i) the FEAC Reorganization, or the redemption of FEAC Shares for the Pre-Closing FEAC Holders or FEAC, then FEAC will use reasonable best efforts to cause Davis Polk & Wardwell London LLP or other counsel to FEAC (“FEAC Tax Counsel”) to deliver such tax opinions or (ii) the Amalgamation, or the ownership of Newco Shares or Newco Warrants following the Amalgamation, for the Company Shareholders, Newco Shareholders or the Company, then the Company will use reasonable best efforts to cause Morgan, Lewis & Bockius LLP or other counsel to the Company (“Company Tax Counsel”) to deliver such tax opinions and, in either case, each Party will use reasonable best efforts to execute and deliver to FEAC Tax Counsel and Company Tax Counsel customary Tax representation letters reasonably satisfactory to FEAC Tax Counsel or Company Tax Counsel, as applicable, at such time or times as may be reasonably requested by FEAC Tax Counsel or Company Tax Counsel, as applicable, in connection with the delivery of any such tax opinions with respect to the Tax treatment of the Transactions. For the avoidance of doubt, a tax opinion regarding the Intended Tax Treatment is not a condition to Closing.

(c)

For Canadian income tax purposes, the Parties intend that (1) the Amalgamation qualify as an amalgamation within the meaning of section 87 of the Tax Act and be governed by subsections 87(1), 87(2), 87(4), 87(5) and 87(9) of the Tax Act, (2) subsection 7(1.4) of the Tax Act apply to the exchange of certain employee options as described in the Plan of Arrangement, and (3) an election pursuant to subsection 85(1) of the Tax Act will be filed jointly by Newco and the Company in respect of the transfer from Newco to the Company of Note 3 in consideration for the issuance of additional shares from treasury at an elected amount to be determined at the Company’s discretion (but in all cases within the limits set out in the Tax Act).

(d)

In the event that Newco determines after the Closing that Newco is a passive foreign investment company for U.S. federal income tax purposes for any taxable year, Newco shall provide upon request from any Newco shareholder, sufficient information to allow such requesting shareholders to make a timely “qualified electing fund” election and to comply with the requirements of such election within the meaning of Section 1295 of the Code with respect to Newco.

(e)

Newco shall retain (or cause the Group Company to retain) all books and records with respect to Tax matters of the Group Company for Pre-Closing Periods for at least seven (7) years following the Closing Date and to abide by all record retention agreements entered into by or with respect to the Group Company with any Tax Authority.

(f)

The Parties acknowledge that any shareholder of FEAC that is treated as owning five percent (5%) or more of the FEAC Shares, as determined under Section 367 of the Code and Treasury Regulations promulgated thereunder, may enter into a gain recognition agreement in accordance with Treasury Regulations Section 1.367(a)-8. Upon a written request of any such shareholder following the Closing Date, Newco shall use reasonable best efforts to furnish to such shareholder such information as the shareholder may reasonably request in connection with such shareholder’s (i) preparation of a gain recognition agreement, and (ii) determination as to whether there has been a gain “triggering event” under the gain recognition agreement, in each case, at the sole cost and expense of the requesting shareholder. For the avoidance of doubt, none of FEAC, Newco, the Company, or any Group Company shall be required to operate in a manner that avoids or mitigates the likelihood of a triggering event.

(g)

Cayman Merger Sub will elect to be disregarded as an entity separate from Newco for U.S. federal income tax purposes effective as of the day of its formation and will not subsequently change such classification.

5.6	Exclusive Dealing.

(a)

From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, neither Newco nor the Company shall, and each of Newco and the Company shall cause the other Group Companies, its controlled Affiliates and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) discuss or negotiate with any Person a Company Acquisition Proposal (other than to inform such Person of the restrictions set forth in this Section 5.6), (iv) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (v) take meaningful steps in preparation for, or conduct, a public offering of any Equity Securities of any Group Company (or any Affiliate or successor of any Group Company); or (vi) otherwise cooperate in any way with, or knowingly assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company agrees to (A) notify FEAC promptly upon receipt of any such inquiry, proposal, offer or Company Acquisition Proposal by any Group Company, and to provide copies of material documents, correspondence or other material received in respect of, from or on behalf of any such Person if in writing or electronic form, and if not in writing or electronic form, a description of the material terms and conditions of any such inquiry, proposal, offer or Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such inquiry, proposal, offer or Company Acquisition Proposal) and (B) keep FEAC reasonably informed on a current basis of any modifications to such inquiry, proposal, offer or Company Acquisition Proposal and shall provide to FEAC copies of all material correspondence if in writing or electronic form and if not in writing or electronic form, a description of the material terms of such correspondence or communication to the Company by or on behalf of any Person making such inquiry, proposal, offer or Company Acquisition Proposal. Notwithstanding anything to the contrary in this Section 5.6(a), this Agreement shall not prevent the Company or its board of directors from, prior to obtaining the Company Required Approval in respect of the Company Arrangement Resolution, disclosing to Company Shareholders the receipt, existence or terms of a bona fide Company Acquisition Proposal received after the date hereof that did not result from a material breach of this Section 5.6(a).

(b)

From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, FEAC shall not, and shall cause its Representatives and Affiliates not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a FEAC Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a FEAC Acquisition Proposal; (iii) discuss or negotiate with any Person a FEAC Acquisition Proposal (other than to inform such Person of the restrictions set forth in this Section 5.6), (iv) enter into any Contract or other arrangement or understanding regarding a FEAC Acquisition Proposal; (v) take meaningful steps in preparation for, or conduct, an offering of any securities of FEAC (or any Affiliate or successor of FEAC); or (vi) otherwise cooperate in any way with, or knowingly assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. FEAC agrees to (A) notify the Company promptly upon receipt of any such inquiry, proposal, offer or FEAC Acquisition Proposal by FEAC, and to provide copies of material documents, correspondence or other material received in respect of, from or on behalf of any such Person if in writing or electronic form, and if not in writing or electronic form, a description of the material terms and conditions of any such inquiry, proposal, offer or FEAC Acquisition Proposal in reasonable detail (including the identity of any person or entity making such inquiry, proposal, offer or FEAC Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications to such inquiry, proposal, offer or FEAC Acquisition Proposal and shall provide to the Company copies of all material correspondence if in writing or electronic form and if not in writing or electronic form, a description of the material terms of such correspondence or communication to FEAC by or on behalf of any Person making such inquiry, proposal, offer or FEAC Acquisition Proposal. Notwithstanding any other provision to the contrary contained in this Agreement, none of the provisions of this Section 5.6(b) (including without limitation any of the foregoing regarding exclusivity) shall in any way apply to or limit the activities of any non-controlled Affiliate of FEAC, including Forbion Group Holding B.V., any investment funds or entities owned, controlled or managed by Forbion Group Holding B.V. and the direct or indirect portfolio companies thereof (each, a “FEAC Non-Controlled Affiliate”), but only if Confidential Information (as defined in the Confidentiality Agreement) of the Company has not been, and is not, made available to any such FEAC Non-Controlled Affiliate. Should any individual who is employed by a FEAC Non-Controlled Affiliate and who is not employed by FEAC or the Sponsor receive Confidential Information (as defined in the Confidentiality Agreement) of the Company in his or her capacity as a director, officer or other representative of FEAC, such individual will be bound by the terms of this Agreement applicable to FEAC, but the activities of such FEAC Non-Controlled Affiliate may continue without limitation as set forth herein and this Agreement shall not apply to such FEAC Non-Controlled Affiliate so long as such FEAC Non-Controlled Affiliate does not disclose or use any such Confidential Information (as defined in the Confidentiality Agreement) in connection with such activities and is not otherwise directed to take, or refrain from taking such actions, by such individuals.

5.7	Preparation of Registration Statement / Proxy Statement.

(a)

As promptly as reasonably practicable following the date of this Agreement, the Parties shall prepare and Newco shall file with, or confidentially submit to, the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a prospectus of Newco and a proxy statement of FEAC which will be used for the FEAC Shareholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by FEAC’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq or other relevant Exchange, as applicable). No filing with or submission to the SEC of the Registration Statement / Proxy Statement shall be made unless approved by FEAC and the Company, each acting reasonably. Each Party shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group Companies and FEAC, the provision of financial statements of, and any other information with respect to, the Group Companies and FEAC for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the others of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC and its staff; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the Transactions. FEAC, on the one hand, and the Company and Newco, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.7 or for including in any other statement, filing, notice or application made by or on behalf of FEAC or Newco to the SEC or Nasdaq or other relevant Exchange, as applicable, in connection with the Transactions, including delivering customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith as described in Section 5.5(b). If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of FEAC, the Company and Newco, or, in the case of the Company, FEAC and Newco thereof; (ii) the Parties shall prepare an amendment or supplement to the Registration Statement / Proxy Statement; (iii) Newco shall file such amendment or supplement with the SEC; and (iv) FEAC shall mail, if appropriate, such amendment or supplement to the Pre-Closing FEAC Holders. Newco shall as promptly as reasonably practicable advise FEAC of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Newco Shares for offering or sale in any jurisdiction, and the Parties shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to it or any of its Non-Party Affiliates or its or their respective Representatives, supplied by or on its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any Misrepresentation. Filing and registration fees associated with the Registration Statement/Proxy Statement, and all associated financial printer and proxy solicitation expenses, shall be deemed FEAC Expenses for purposes of this Agreement.

(b)

The Parties shall prepare and Newco shall file with the Autorité des marchés financiers du Québec and the securities regulator of each other province or as the Parties may mutually agree, a preliminary and final non-offering prospectus (the “Canadian Prospectus”) in sufficient time for Newco to become a reporting issuer in the Province of Québec promptly following the Closing Date. Each Party shall use its reasonable best efforts to cause each of the preliminary and final non-offering prospectus to comply as to form in all material respects with applicable Canadian securities Laws. The Company and Newco shall allow FEAC and its counsel to review the preliminary and final non-offering prospectus a reasonable amount of time prior to their respective filings and shall consider for inclusion in the preliminary and final non-offering prospectus and/or any amendment or supplement thereto any reasonable comments proposed by FEAC.

5.8

FEAC Shareholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, FEAC shall (a) duly give notice of and (b) use reasonable best efforts to duly convene and promptly hold a meeting of its shareholders (the “FEAC Shareholders Meeting”) in accordance with the Governing Documents of FEAC, for the purposes of obtaining the FEAC Shareholder Approval and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect FEAC Shareholder Redemptions. FEAC shall, through unanimous approval of the FEAC Board, recommend to its shareholders (the “FEAC Board Recommendation”), (i) the adoption and approval of this Agreement and the Transactions including the Plan of Arrangement (the “BCA Proposal”); (ii) the approval and adoption of the Newco Articles (the “Governing Documents Proposal”); (iii) the approval of the Cayman Merger and the Cayman Reorganization (the “Cayman Merger and Reorganization Proposal”); (iv) the approval of the issuance of the Newco Shares in connection with the Transactions as required by the listing requirements of Nasdaq or other relevant Exchange, as applicable (the “Share Issuance Proposal”); (v) the adoption and approval of the Newco Equity Incentive Plan (the “Incentive Plan Proposal”); and (vi) the adoption and approval of a proposal for the adjournment of the FEAC Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (the “Adjournment Proposal”) (such proposals in clauses (i) through (iv) together, the “Transaction Proposals”); provided, that FEAC may postpone or adjourn the FEAC Shareholders Meeting, after reasonable consultation with the Company (and after taking into account the Company’s good faith input), (A) to solicit additional proxies for the purpose of obtaining the FEAC Shareholder Approval, (B) for the absence of a quorum, or (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that FEAC has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing FEAC Holders prior to the FEAC Shareholders Meeting; provided that, without the consent of the Company, in no event shall FEAC adjourn the FEAC Shareholders Meeting for more than ten (10) Business Days later than the original date of the FEAC Shareholders Meeting or to a date that is less than five (5) Business Days beyond the Termination Date. The FEAC Board Recommendation shall be included in the Registration Statement / Proxy Statement.

5.9

FEAC Board Recommendation. The FEAC Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the FEAC Board Recommendation (a “Change in Recommendation”); provided that the FEAC Board may make a Change in Recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended) prior to the receipt of the FEAC Shareholder Approval if, and only if, the FEAC Board determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change in Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided, further, that the FEAC Board shall not be entitled to make, or agree or resolve to make, a Change in Recommendation unless (x) FEAC delivers to the Company a written notice (a “Change in Recommendation Notice”) advising the Company that the FEAC Board proposes to take such action and containing the material facts underlying the FEAC Board’s determination that a Change in Recommendation is required (in each case, it being acknowledged that such Change in Recommendation Notice shall not itself constitute a breach of this Agreement) and (y) at or after 10:00 a.m., New York City time, on the fifth (5th) Business Day immediately following the day on which FEAC delivered the Change in Recommendation Notice (such period from the time the Change in Recommendation Notice is provided until 10:00 a.m. on the fifth (5th) Business Day immediately following the day on which FEAC delivered the Change in Recommendation Notice (the “Change in Recommendation Notice Period”)), the FEAC Board again determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change in Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. If requested by the Company, FEAC will and will use its reasonable best efforts to cause its Representatives to, during the Change in Recommendation Notice Period, engage in good faith negotiations with the Company and its Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for a Change in Recommendation. FEAC acknowledges that its obligations hereunder to furnish the Proxy Statement, convene the FEAC Shareholders Meeting and solicit the FEAC Shareholder Approval as provided hereunder shall apply notwithstanding any withdrawal or modification of the FEAC Board Recommendation in accordance with the terms hereof, unless this Agreement shall have been terminated in accordance with its terms prior to the FEAC Shareholders’ Meeting.

5.10

Exchange Listing. Each of FEAC and the Company shall use its reasonable best efforts to cause: (a) Newco’s initial listing application with the Nasdaq or other Exchange as mutually agreed between the Parties, as applicable, in connection with the Transactions to have been approved; (b) Newco to satisfy all applicable initial and continuing listing requirements of Nasdaq or other relevant Exchange, as applicable; and (c) the Newco Shares and Newco Warrants issuable pursuant to the Transactions in accordance with this Agreement to be approved for listing on the Nasdaq or other relevant Exchange, as applicable, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Closing. From the date hereof through the Closing, each Party shall notify the other Parties of any communications or correspondence from Nasdaq or other relevant Exchange, as applicable, with respect to the listing of Newco Shares, Newco Warrants or other securities of Newco, compliance with the rules and regulations of the Nasdaq or other relevant Exchange, as applicable, and any potential suspension of listing or delisting action contemplated or threatened by the Nasdaq or other relevant Exchange, as applicable.

5.11

Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee, (a) FEAC shall make all appropriate arrangements, prior to the FEAC Shareholder Redemptions, to cause the Trustee to pay as and when due all amounts, if any, payable to the Public Shareholders of FEAC pursuant to the FEAC Shareholder Redemptions, (b) at, and prior to, the Closing, FEAC shall (i) cause the documents, certificates and notices required to be timely delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay the amounts due to the underwriters of FEAC’s IPO for their deferred underwriting commissions as set forth in the Trust Agreement and (B) immediately thereafter, pay all remaining amounts then available in the Trust Account to FEAC (or its successor, as applicable) in accordance with the Trust Agreement, and (c) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

5.12	FEAC Indemnification; Directors’ and Officers’ Insurance.

(a)

Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of FEAC, as provided in the applicable FEAC Governing Documents or otherwise in effect as of immediately prior to the Closing as disclosed in Section 5.12 of the FEAC Disclosure Schedules, in either case, solely with respect to any matters occurring on or prior to the Closing shall survive the Transactions and shall continue in full force and effect from and after the Closing for a period of six (6) years and (ii) FEAC (or its successor, as applicable) will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period, in each case to the extent permitted by applicable Law. To the maximum extent permitted by applicable Law, during such six (6)-year period, FEAC (or its successor, as applicable) shall advance, or cause to be advanced, expenses in connection with such indemnification as provided in the applicable FEAC Governing Documents or other applicable agreements disclosed in Section 5.12 of the FEAC Disclosure Schedules as in effect immediately prior to the Closing. The indemnification and liability limitation or exculpation provisions of FEAC’s Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Closing, or at any time prior to such time, were directors or officers of FEAC (the “FEAC D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Closing and relating to the fact that such FEAC D&O Person was a director or officer of FEAC immediately prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b)

FEAC (or its successor, as applicable) shall not have any obligation under this Section 5.12 to any FEAC D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such FEAC D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)

For a period of six (6) years after the Closing, Newco shall maintain, or cause to be maintained, without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of FEAC as of the date of this Agreement with respect to matters occurring on or prior to the Closing. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under FEAC’s directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that Newco (or its successor, as applicable) shall not be obligated to pay a premium for such “tail” policy in excess of three hundred percent (300%) of the most recent annual premium paid by FEAC prior to the date of this Agreement and, in such event, Newco (or its successor, as applicable) shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by FEAC prior to the date of this Agreement.

(d)

If FEAC or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of FEAC shall assume all of the obligations set forth in this Section 5.12.

(e)

The FEAC D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.11 are intended to be third-party beneficiaries of this Section 5.12. This Section 5.12 shall survive the consummation of the Transactions and shall be binding on all successors and assigns of the Company and Newco, respectively.

5.13	Company Indemnification; Directors’ and Officers’ Insurance.

(a)

Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Group Companies, as provided in the Group Companies’ Governing Documents or otherwise in effect as of immediately prior to the Closing as disclosed in Section 5.13 of the Company Disclosure Schedules, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the Transactions and shall continue in full force and effect from and after the Closing for a period of six (6) years and (ii) the Company (or its successor, as applicable) will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period to the extent permitted by applicable Law. To the maximum extent permitted by applicable Law, during such six (6)-year period, Newco shall cause the applicable Group Companies to advance expenses in connection with such indemnification as provided in the Group Companies’ Governing Documents or other applicable agreements in effect as of immediately prior to the Closing as disclosed in Section 5.13 of the Company Disclosure Schedules. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Closing, or at any time prior to such time, were directors or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company immediately prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b)

None of the Group Companies shall have any obligation under this Section 5.13 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)

The Company shall purchase, or cause to be purchased, at or prior to the Closing, and Newco shall maintain, or cause to be maintained, in effect for a period of six (6) years after the Closing Date, without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies as of the date of this Agreement with respect to matters occurring on or prior to the Closing and for all directors and officers of Newco effective as of the incorporation of Newco. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that none of the Company, Newco or any of their respective Affiliates shall pay a premium for such “tail” policy in excess of three hundred percent (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement and, in such event, the Company, Newco or one of their respective Affiliates shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement.

(d)

If Newco or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Newco shall assume all of the obligations set forth in this Section 5.12(a).

(e)

The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.12(a) are intended to be third-party beneficiaries of this Section 5.12(a). This Section 5.12(a) shall survive the consummation of the Transactions and shall be binding on all successors and assigns of FEAC and Newco.

5.14	Resignations. Prior to the Closing, all of the directors and officers of FEAC shall have executed written resignations effective as of the Closing in form and substance satisfactory to each Party.

5.15

Post-Closing Governance. The Parties shall take all such action within its power as may be necessary or appropriate such that effective immediately after the Closing (a) the members of the board of directors of Newco shall initially be comprised of the individuals set forth on Section 5.15(a) of the Company Disclosure Schedule, (b) the officers of Newco are the individuals set forth on Section 5.15(b) of the Company Disclosure Schedules and (c) all other actions set forth on Section 5.15(c) of the Company Disclosure Schedules are taken.

5.16	Financials.

(a)

The Company will (i) as promptly as reasonably practicable and with efforts to do so, within twenty (20) Business Days of the date of this Agreement deliver to Newco and FEAC the Audited Company Financial Statements for the years ended October 31, 2021 and 2022, (ii) as promptly as reasonably practicable, deliver to Newco and FEAC (A) the Unaudited Company Financial Statements, and (B) any other audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations, changes in shareholders’ equity and cash flows of the Group Companies that are required to be included in the Registration Statement / Proxy Statement or the Canadian Prospectus, and (iii) as promptly as reasonably practicable, deliver to Newco and FEAC the Audited Company Financial Statements for the year ended October 31, 2020 that are required to be included in the Canadian Prospectus.

5.17	Newco Equity Incentive Plan.

(a)

Prior to the effectiveness of the Registration Statement / Proxy Statement, the Newco board of directors shall approve, and the Newco board of directors shall adopt an equity incentive plan, in substantially the form attached hereto as Exhibit G and with any changes or modifications thereto as the Company and FEAC may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or FEAC, as applicable) (the “Newco Equity Incentive Plan”), in the manner prescribed under applicable Laws, effective as of the Closing Date, reserving an amount of Newco Shares for grant thereunder equal to (i) six and seven-tenths percent (6.7%) of the fully diluted equity of the post-Closing parent company, plus (ii) the number of Newco Shares subject to any Rollover Equity Awards. The Newco Equity Incentive Plan will provide that the number of Newco Shares reserved for issuance thereunder will automatically increase annually on the first day of each fiscal year beginning with the 2024 fiscal year in an amount equal to five percent (5%) of the Newco Shares outstanding on the last day of the immediately preceding fiscal year or such lesser amount as determined by the Newco board of directors.

(b)

Newco will, upon a resolution of the following the Closing, grant equity awards under the Newco Equity Incentive Plan to those officers and employees of the Company immediately prior to the Closing that become officers or employees of Newco or any of its subsidiaries at Closing to the extent necessary to bring the equity percentage interest of such officers and employees in Newco immediately after the Closing to levels consistent with the equity ownership interests of management and employees of comparable biotech companies immediately after their initial public offering, as determined by the Newco compensation committee after Closing based on market-based survey data and recommendations from a third party compensation consultant.

5.18

Newco Matters. The Company and FEAC have caused Newco (i) to be incorporated under the laws of Canada solely for the purpose of entering into the Transactions and (ii) to not own any assets other than the C$10 received as the subscription price for the Newco Share issued to the Company, carry on any business, conduct any operations, incur any liabilities or obligations, or hire any employee or independent contractor since the date of its formation, other than the execution of this Agreement and any Ancillary Documents, the performance of its obligations hereunder and matters ancillary thereto. The Company and FEAC shall take, and shall cause Newco to take, all requisite action to cause the Continuance to be effected and in connection therewith, the articles of Newco to be amended in substantially the form attached hereto as Exhibit F (the “Newco Articles”).

5.19

Subscription Agreements. FEAC shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements or terminations of, the Subscription Agreements in any manner other than (a) as expressly provided for by the terms of the Subscription Agreements or (b) to reflect any permitted assignments or transfers of the Subscription Agreements by the PIPE Investors pursuant to the Subscription Agreements, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed; provided that the parties acknowledge that any proposed amendment, modification or waiver of the Subscription Agreements that affects the offering price of the Newco Shares pursuant to the Subscription Agreements, that reduces the PIPE Financing Amount or that adds additional conditions to the obligations of the PIPE Investors to consummate the transactions contemplated by the Subscription Agreements and the Side Letter Agreements may be rejected by the Company in its sole discretion). FEAC shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements and the Side Letter Agreements on the terms and conditions described therein. Without limiting the generality of the foregoing, FEAC shall give the Company prompt (and, in any event within three (3) Business Days) written notice: (i) of any proposed amendment to any Subscription Agreement; (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to FEAC; and (iii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement.

5.20	Privacy Matters.

(a)

For the purposes of this Section 5.20, “Transaction Personal Information” means the Personal Data transferred, disclosed or conveyed to one Party or any of its representatives or agents (a “Recipient”) by or on behalf of another Party (a “Transferor”) as a result of or in conjunction with the Transactions, and includes all such Personal Data transferred, disclosed or conveyed to the Recipient prior to the execution of this Agreement.

(b)

Each Transferor acknowledges and confirms that the transfer, disclosure, communication or conveyance of Transaction Personal Information is necessary for the purposes of determining if the Parties shall proceed with the Transactions and, if the determination is made to proceed with the Transactions, to carry on the business of the Company and complete the Transactions.

(c)	In addition to its other obligations hereunder, the Recipient covenants and agrees to, prior to the completion of the Transactions:

(i)	collect, use and disclose the Transaction Personal Information solely for the purpose of reviewing, determining whether to proceed with and completing the Transactions;

(ii)

where required by applicable Law (including applicable privacy Laws), not communicate Transaction Personal Information to third parties without the consent of the individual concerned, unless authorized to do so by applicable Law;

(iii)

protect and safeguard the confidentiality of the Transaction Personal Information using security safeguards appropriate to the sensitivity of the Transaction Personal Information and in accordance with applicable privacy Laws;

(iv)	within a reasonable time, return to the Transferor or destroy the Transaction Personal Information, at the option of the Recipient, should the Transactions not be completed; and

(v)	where required by applicable privacy Law, securely destroy the Transaction Personal Information when it is no longer necessary for concluding the Transactions.

(d)	Should the Transactions be completed, in addition to its other obligations hereunder, the Recipient covenants and agrees to, following the completion of the Transactions:

(i)

use and disclose the Transaction Personal Information solely for the purposes for which the information was collected, permitted to be used or disclosed before the Arrangement was completed, unless the Recipient provides notice and/or obtains consent, in accordance with applicable Law, to use or disclose the Transaction Personal Information for other purposes, or the use or disclosure of the Transaction Personal Information is otherwise required or permitted by applicable Law;

(ii)	protect the Transaction Personal Information by security safeguards appropriate to its sensitivity;

(iii)	give effect to withdrawals of consent to collect, use or disclose the Transaction Personal Information, subject to and in accordance with applicable privacy Law; and

(iv)

where required by applicable privacy Law, within a reasonable time after the Arrangement is completed, notify the individuals to whom the Transaction Personal Information pertains that the Transactions have been completed and that their personal information has been disclosed to and is now held by the Recipient because of the Transactions.

5.21

FEAC Related Party Agreements. FEAC shall take, or shall cause to be taken, all actions necessary or advisable to cause the agreements set forth on Section 5.21 of the FEAC Disclosure Schedules to be terminated on or around the Closing Date without any further obligations or liabilities to FEAC or any of its Affiliates, in each case in accordance with the terms of those agreements.

5.22

Section 16 Matters. Prior to the Effective Time, the Newco board shall take all reasonable steps as may be required or permitted to cause any receipt of Newco Shares by any person that is or will become at the Closing an officer or director of Newco subject to the reporting requirements of Section 16(a) of the Exchange Act that occurs or is deemed to occur by reason of or pursuant to the Transactions to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999.

5.23

Disclosure of Certain Matters. Each Party shall promptly provide the other Parties with written notice of: (a) any event, development or condition of which it obtains knowledge that is reasonably likely to cause any of the conditions set forth in Article 6 not to be satisfied or (b) the receipt of notice from any Person alleging that the consent of such Person may be required in connection with the Transactions.

5.24

Repayment of the Working Capital Loan Note and Extension Loan Notes. Notwithstanding anything to the contrary in the promissory notes governing the Working Capital Loan Note and any Extension Loan Notes, FEAC shall cause the Sponsor (or its Affiliate or designee, as applicable), as payee of the Working Capital Loan Note and any Extension Loan Notes, to elect to convert an amount equal to $1,500,000 of the aggregate principal amount outstanding under the Working Capital Loan Note and any Extension Loan Notes, taken together, into additional FEAC Private Placement Warrants which upon such election will be issued by FEAC to the Sponsor (or its Affiliate or designee, as applicable) immediately prior to the Surrender on the day which is two (2) Business Days prior to the Closing Date, in each case in accordance with the FEAC Warrant Agreement and the relevant promissory note governing the Working Capital Loan Note and/or any Extension Loan Notes, as applicable.

5.25

Can Merger Sub Matters. Prior to the date that is two Business Days prior to the Closing Date, FEAC shall (i) incorporate Can Merger Sub as a corporation incorporated under the laws of Canada that will be a direct wholly-owned subsidiary of FEAC incorporated solely for purposes of effecting the Transactions and (ii) following the formation, as the sole shareholder of Can Merger Sub, approve and adopt (and cause that Can Merger Sub approve, adopt and execute, as applicable) this Agreement, the Joinder Agreement, the Ancillary Documents to which Can Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Transactions).

5.26

Cayman Merger Sub Matters. Prior to the date that is two Business Days prior to the Closing Date, Newco shall (i) incorporate Cayman Merger Sub as a Cayman Islands exempted company that will be a direct wholly-owned subsidiary of Newco incorporated solely for purposes of effecting the Transactions and (ii) following the formation, as the sole shareholder of Cayman Merger Sub, approve and adopt (and cause that Cayman Merger Sub approve, adopt and execute, as applicable) this Agreement, the Joinder Agreement, the Ancillary Documents to which Cayman Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Transactions).

6.	CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS

6.1

Conditions to the Obligations of the Parties. The obligations of each Party to consummate the Transactions are subject to the satisfaction or, if permitted by applicable Law, waiver by FEAC and the Company of the following conditions:

(a)	the Company Required Approval of the Company Arrangement Resolution shall have been approved at the Company Shareholders Meeting in accordance with the Interim Order and applicable Law;

(b)

the Interim Order and the Final Order shall have been granted in form and substance satisfactory to FEAC and the Company, each acting reasonably, and shall not have been set aside or modified in a manner unacceptable to FEAC and the Company, each acting reasonably, on appeal or otherwise;

(c)

each applicable waiting period or Consent under each Foreign Antitrust Law set forth on Section 6.1(c) of the FEAC Disclosure Schedules relating to the Transactions, and any agreement with any Governmental Entity not to consummate the Transactions, shall have expired, been terminated or obtained (or deemed, by applicable Law, to have been obtained), as applicable;

(d)	no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraints or prohibition preventing the consummation of the Transactions shall be in effect;

(e)

the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(f)	the FEAC Shareholder Approval shall have been obtained;

(g)

after giving effect to the Transactions (including the PIPE Financing and the Convertible Bridge Financing), Newco shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Closing Date;

(h)	the Articles of Arrangement to be filed with the Director under the CBCA in accordance with the Arrangement shall be in a form and content satisfactory to the Company and FEAC, each acting reasonably;

(i)	Arrangement Dissent Rights have not been validly exercised, and not withdrawn or deemed to have been withdrawn, with respect to more than 10% of the issued and outstanding Company Shares;

(j)

Newco’s initial listing application with Nasdaq or other Exchange as mutually agreed between FEAC and the Company, as applicable, in connection with the Transactions shall have been approved and, immediately following the Closing, Newco shall satisfy any applicable initial and continuing listing requirements of the Nasdaq or other relevant Exchange, as applicable, and no Party shall have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Closing, and the Newco Shares and Newco Warrants to be issued pursuant to the Transactions shall have been approved for listing on the Nasdaq or other relevant Exchange, as applicable; and

(k)	the Transaction Support Agreements shall continue to be in full force an effect.

6.2

Other Conditions to the Obligations of FEAC. The obligations of FEAC to consummate the Transactions are subject to the satisfaction or, if permitted by applicable Law, waiver by FEAC of the following further conditions:

(a)

(i) the Company Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date, other than failures to be true and correct that result from actions that are expressly required by the terms of this Agreement or approved in writing by FEAC), (ii) the representations and warranties set forth in Section 3.2(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), and (iii) the representations and warranties of the Company set forth in Article 3 (other than the Company Fundamental Representations and the representations and warranties of the Company set forth in Section 3.2(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

(b)

the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c)	since the date of this Agreement, no Company Material Adverse Effect has occurred that is continuing; and

(d)	at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to FEAC the following documents:

(i)

a certificate duly executed by an authorized officer of the Company (without personal liability), dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied, in a form and substance reasonably satisfactory to FEAC; and

(ii)	the Registration Rights Agreement duly executed by the applicable Company Shareholders.

6.3

Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a)

(i) the FEAC Fundamental Representations and the representations and warranties of FEAC set forth in Section 4.19(q) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.2(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties of FEAC contained in Article 4 (other than the FEAC Fundamental Representations and the representations and warranties of FEAC set forth in Section 4.2(a) and Section 4.19(q) of this Agreement) shall be true and correct (without giving effect to any limitation as to “materiality” or “FEAC Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a FEAC Material Adverse Effect;

(b)	FEAC shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing;

(c)	since the date of this Agreement, no FEAC Material Adverse Effect has occurred that is continuing;

(d)	at or prior to the Closing, FEAC shall have delivered, or caused to be delivered, the following documents to the Company:

(i)

a certificate duly executed by an authorized officer of FEAC (without personal liability), dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a), Section 6.3(b) and Section 6.3(c) are satisfied in a form and substance reasonably satisfactory to the Company; and

(ii)	the Investors and Registration Rights Agreement duly executed by FEAC and the Sponsor.

6.4

Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2 or a breach of this Agreement. FEAC may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by FEAC’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2 or a breach of this Agreement.

7.	TERMINATION

7.1

Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the Company or FEAC, as follows:

(a)	by mutual written consent of FEAC and the Company;

(b)

by FEAC, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company has failed to perform any covenant or agreement set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by FEAC, and (ii) the Termination Date; provided, however, that FEAC is not then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied;

(c)

by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if FEAC has failed to perform any covenant or agreement set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to FEAC by the Company and (ii) the Termination Date; provided, however, the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied;

(d)	by either FEAC or the Company, if the Transactions shall not have been consummated on or prior to December 14, 2023 (the “Termination Date”);

(e)

by either FEAC or the Company, if any Governmental Entity shall have issued an Order permanently enjoining, restraining or otherwise prohibiting the Transactions and such Order shall have become final and non-appealable;

(f)

by either FEAC or the Company if the FEAC Shareholders Meeting has been held (including any adjournment or postponement thereof), has concluded, FEAC’s shareholders have duly voted and the FEAC Shareholder Approval was not obtained; provided, however, that neither FEAC nor the Company may terminate this Agreement pursuant to this Section 7.1(f) if the failure to obtain the FEAC Shareholder Approval has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement;

(g)

by either FEAC or the Company, if the Company Required Approval in respect of the Company Arrangement Resolution shall not have been obtained at the Company Shareholders Meeting in accordance with the Interim Order and applicable Law; provided, however, that neither FEAC nor the Company may terminate this Agreement pursuant to this Section 7.1(g) if the failure to obtain the Company Required Approval has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement; or

(h)	by the Company prior to receipt of the FEAC Shareholder Approval, in the event of a Change in Recommendation.

7.2

Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of (a) Section 5.3(a), this Section 7.2, Article 8 and any corresponding definitions set forth in Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the Parties thereto in accordance with its terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 7.1 shall not affect any Liability on the part of any Party for any willful or material breach of any covenant or agreement set forth in this Agreement or fraud (involving scienter) prior to such termination.

8.	MISCELLANEOUS

8.1

Non-Survival. The representations, warranties, agreements and covenants in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement shall terminate at the Closing, except for (a) those covenants and agreements that by their terms expressly contemplate performance in whole or in part after the Closing and (b) this Article 8 and any corresponding definitions set forth in Article 1.

8.2

Entire Agreement; Assignment. This Agreement, together with the Confidentiality Agreement and the Ancillary Documents including any exhibits and schedules attached hereto or thereto, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of FEAC and the Company. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void.

8.3

Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by FEAC and the Company. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio.

8.4

Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the respective Parties at the following addresses:

(a)	If to FEAC or, following the execution of a Joinder Agreement, Can Merger Sub, to:

c/o Forbion European Acquisition Corp.

Gooimeer 2-35

1411 DC Naarden

The Netherlands

Attention: Cyril Lesser

E-mail: Cyril.Lesser@forbion.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell London LLP

5 Aldermanbury Square

London EC2V 7HR

United Kingdom

Attention: Leo Borchardt

Email: leo.borchardt@davispolk.com

with a copy (which shall not constitute notice) to:

Stikeman Elliot LLP

5300 Commerce Court West

199 Bay Street

Toronto Ontario M5L 1B9

Canada

Attention: Daniel Borlack

Email: dborlack@stikeman.com

(b)	If to the Company, Newco or, following the execution of a Joinder Agreement, Cayman Merger Sub, to:

enGene Inc.

7171 Rue Frederick Banting

Saint-Laurent, QC H4S 1Z9

Canada

Attn: Jason Hanson

Email: jhanson@engeneinc.com

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

101 Park Ave.

New York, NY 10178-0060

United States

Attn: Howard A. Kenny

Email: howard.kenny@morganlewis.com

with a copy (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP

595 Burrard Street, Suite

2600, Three Bentall Centre,

Vancouver, British Columbia V7X 1L3

Canada

Attn: Joseph Garcia

Email: joseph.garcia@blakes.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

8.5

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in that State, except to the extent mandatorily governed by the federal laws of Canada, including the provisions relating to the Arrangement and the Plan of Arrangement.

8.6

Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and FEAC shall pay, or cause to be paid, all Unpaid FEAC Expenses and (b) if the Closing occurs, then Newco shall pay, or cause to be paid, all Unpaid FEAC Expenses and all Unpaid Company Expenses.

8.7

Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the FEAC Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the FEAC Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the FEAC Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or Article 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

8.8

Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.12, Section 5.12(a) and the subsequent sentence of this Section 8.8, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 8.12 and this Section 8.8 (to the extent related to the foregoing).

8.9

Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

8.10

Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

8.11

Knowledge of Company; Knowledge of FEAC. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.11 of the Company Disclosure Schedules. For all purposes of this Agreement, the phrase “to FEAC’s knowledge” and “to the knowledge of FEAC” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.11 of the FEAC Disclosure Schedules. For the avoidance of doubt, none of the individuals set forth on Section 8.11 of the Company Disclosure Schedules or Section 8.12(b) of the FEAC Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

8.12

No Recourse. This Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and none of the Representatives of FEAC (including the Sponsor) or the Company (including directors, officers, employees and shareholders) shall have any Liability arising out of or relating to this Agreement or the Transactions, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein.

8.13

Extension; Waiver. At any time prior to the Closing (and in the case of FEAC, prior to receipt of the FEAC Shareholder Approval), (a) the Company may (i) extend the time for the performance of any of the obligations or other acts of FEAC set forth herein, (ii) waive any inaccuracies in the representations and warranties of FEAC set forth herein or in any document delivered by FEAC or (iii) waive compliance by FEAC with any of the agreements or conditions set forth herein and FEAC may (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or in any document delivered by the Company or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any such extension or waiver shall be valid if set forth in a written instrument signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

8.14

Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.14.

8.15

Submission to Jurisdiction. Except as it relates to the Arrangement and the Plan of Arrangement, each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any other state or federal court located in the State of Delaware), for the purposes of any Proceeding (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the Transactions, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the Transactions, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 8.15 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail or internationally recognized courier service to such party’s respective address set forth in Section 8.4 shall be effective service of process for any such Proceeding.

8.16

Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

8.17

Trust Account Waiver. Reference is made to the final prospectus of FEAC, filed with the SEC (File No. 333-261308) on December 9, 2021 (the “Prospectus”). Each Party other than FEAC (each an “Other Party” and, collectively, the “Other Parties”) acknowledges and agrees and understands that FEAC has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of FEAC’s public shareholders (including overallotment shares acquired by FEAC’s underwriters, the “Public Shareholders”), and FEAC may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of FEAC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Other Party hereby agrees that, notwithstanding the foregoing or anything to the contrary in this Agreement, no Other Party, does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between FEAC, on the one hand, and, such Other Party, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). Each Other Party, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with FEAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with FEAC or its Affiliates). The foregoing notwithstanding, (a) nothing herein shall serve to limit or prohibit the Company’s or Newco’s right to pursue a claim against FEAC pursuant to this Agreement for legal relief against monies or other assets of FEAC held outside the Trust Account or for specific performance or other equitable relief in connection with the Transactions, or for fraud in the making of the representations and warranties in Article 4; and (b) nothing herein shall serve to limit or prohibit any claims that the Company or Newco may have in the future pursuant to this Agreement against FEAC’s assets or funds that are not held in (or are released from) the Trust Account.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

FORBION EUROPEAN ACQUISITION CORP.

By:	/s/ Sander Slootweg
Name: Sander Slootweg
Title: Authorized Signatory

ENGENE INC.

By:	/s/ Anthony Cheung
Name: Anthony Cheung
Title: Chief Technology Officer

ENGENE HOLDINGS INC.

By:	/s/ Richard Glickman
Name: Richard Glickman
Title: Director

[Signature Page to Business Combination Agreement]

Exhibit A

Company Arrangement Resolution

Arrangement Resolution

BE IT RESOLVED THAT:

1.

The arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act (the “CBCA”) involving enGene Inc. (the “Company”), enGene Holdings Inc. (“Newco”), a to be incorporated wholly owned subsidiary (“Can Merger Sub”) of Forbion European Acquisition Corp. (“FEAC”) and an entity to be formed by the amalgamation between the Company and Can Merger Sub, pursuant to the business combination agreement dated {{business-combination-date}} between Newco, FEAC and the Company (as it may be amended, modified or supplemented from time to time, the “Business Combination Agreement”) all as more particularly described and set forth in the management information circular of the Company dated ●, 2023 (as it may be amended, modified or supplemented in accordance with the Business Combination Agreement, the “Circular”) is hereby authorized, approved and adopted.

2.

The (i) Business Combination Agreement and all the transactions and related actions contemplated therein, including the Ancillary Documents (as defined in the Business Combination Agreement); (ii) actions of the board of directors of the Company (the “Board”) in approving the Arrangement, the Business Combination Agreement and the Ancillary Documents to which the Company is or will be a party; and (iii) actions of the directors and officers of the Company in executing and delivering the Business Combination Agreement and the Ancillary Documents to which the Company is or will be a party (and, in each case, any amendments, modifications or supplements thereto) and causing the performance by the Company of its obligations thereunder, in each case be and are hereby confirmed, ratified, authorized and approved.

3.

The plan of arrangement (as it may be amended, supplemented, restated or otherwise modified in accordance with its terms, the “Plan of Arrangement”), the full text of which is set out in Appendix [●] to the Circular, is hereby authorized, approved and adopted.

4.

The Company is hereby authorized to apply for a final order from the Supreme Court of British Columbia (the “Court”) to approve the Arrangement on the terms set forth in the Business Combination Agreement and the Plan of Arrangement.

5.

Notwithstanding that this resolution has been duly passed (and the Arrangement approved) by the shareholders of the Company or that the Arrangement has been approved by the Court, the Board is hereby authorized and empowered, without further notice to, or the approval of, the shareholders of the Company (i) to determine when to file the articles of arrangement in respect of the Arrangement; (ii) to amend the Business Combination Agreement or the Plan of Arrangement (or both); and (iii) not to proceed with the Arrangement and any related transactions or revoke this resolution at any time prior to the issue of a certificate giving effect to the Arrangement, in each case subject to the terms of the Business Combination Agreement.

6.

Any officer or director of the Company be, and is hereby, authorized, empowered and directed, acting for, in the name and on behalf of the Company, to execute or cause to be executed, under the seal of the Company or otherwise, and to deliver or to cause to be delivered, for filing with the Director under the CBCA, articles of arrangement and such other documents as are necessary or desirable to give effect to the Arrangement in accordance with the Business Combination Agreement or the Plan of Arrangement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and any such other documents.

7.

Any officer or director of the Company be, and is hereby, authorized, empowered and directed, acting for, in the name and on behalf of the Company, to execute or cause to be executed, under the seal of the Company or otherwise, and to deliver or to cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable to give full force and effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.

Exhibit B

Plan of Arrangement

SCHEDULE A

PLAN OF ARRANGEMENT

UNDER SECTION 192 OF THE

CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1

INTERPRETATION

1.1

In this Plan of Arrangement, any capitalized terms used herein and not defined in this Section 1.1 have the meaning ascribed thereto in the Business Combination Agreement. Unless the context otherwise requires, the following words and phrases used in this Plan of Arrangement will have the meanings hereinafter set out:

“Affected Securities” means, collectively, the Company Shares, the Company Warrants, the Company Convertible Notes, and the Company Options;

“Affected Securityholders” means, collectively, the Company Shareholders, the Company Optionholders, the Company Warrant Holders, the Company Convertible Noteholders, and the holders of Can Merger Sub Common Shares;

“Aggregate Exercise Price” means the aggregate exercise price of the Company Options that will be exchanged for Newco Options, converted to its U.S. dollar equivalent based on the C$:US$ Bank of Canada daily exchange rate on the Business Day immediately prior to the Effective Date, and rounding the resulting exercise price up to the nearest whole cent;

“Amalgamation” has the meaning ascribed thereto in Section 3.1(g) of this Plan of Arrangement;

“Arrangement” means the arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the terms of the Business Combination Agreement or Article 7 of this Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of the Company, and FEAC, such consent not to be unreasonably withheld, conditioned or delayed;

“Arrangement Effective Time” means [●] on the Effective Date or such other time as the Company, FEAC and Newco may agree upon in writing;

“BCBCA” means the Business Corporations Act (British Columbia);

“Business Combination Agreement” means the business combination agreement made as of {{signing-date}} by and among Newco, the Company, and FEAC, including all exhibits and schedules annexed thereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, which provides for, among other things, this Arrangement;

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and Vancouver, British Columbia are open for the general transaction of business.

“Can Merger Sub” means [●], a corporation incorporated under the laws of Canada and a wholly-owned subsidiary of FEAC;

“Can Merger Sub Common Shares” means the common shares of Can Merger Sub;

“Cayman Merger Sub” means [●], a Cayman Islands exempted company and a wholly-owned subsidiary of Newco;

“CBCA” means the Canada Business Corporations Act;

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to subsection 192(7) of the CBCA in respect of the Articles of Arrangement;

“Code” means the United States Internal Revenue Code of 1986, as amended;

“Company” means prior to the Amalgamation, enGene Inc., a corporation existing under the laws of Canada. Following the Amalgamation, the Company means the corporation resulting from the amalgamation of enGene Inc. and Can Merger Sub pursuant to this Plan of Arrangement and such resulting corporation will be named enGene Inc.;

“Company Arrangement Resolution” means the special resolution of the Company Shareholders approving the Plan of Arrangement, which is to be considered at the Company Shareholders Meeting, substantially in the form of Exhibit A attached to the Business Combination Agreement;

“Company Common Shareholders” means, at any time, the holders of Company Common Shares issued and outstanding at such time and “Company Common Shareholder” means any one of them;

“Company Common Shares” means common shares of the Company;

“Company Convertible Noteholders” means, at any time, the holders of Company Convertible Notes outstanding at such time and “Company Convertible Noteholder” means any one of them;

“Company Convertible Notes” means the Amended 2022 Convertible Notes and the 2023 Convertible Notes;

“Company Equity Award” means, as of any determination time, each Company Option, restricted stock unit, stock appreciation, phantom equity, and each other award to any current or former director, manager, officer, employee, individual independent contractor or other individual service provider of any Group Company of rights of any kind to receive any Equity Security of any Group Company or benefits measured in whole or in part by reference to any Equity Security of any Group Company, in each case, under any Company Equity Plan or otherwise that is outstanding. For the avoidance of doubt, the Company Warrants shall not be considered a Company Equity Award.

“Company Equity Plan” means, collectively, (a) the amended and restated equity incentive plan of the Company dated June 30, 2021 and as may be further amended and/or restated from time to time, and (b) each other plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other individual service provider of any Group Company of rights of any kind to receive Equity Securities of any Group Company or benefits measured in whole or in part by reference to Equity Securities of any Group Company.;

“Company Exchange Ratio” means the quotient obtained by dividing (a) the Company Per Share Value, by (b) the Reference Price.

“Company Fully Diluted Shares” means the sum of (without duplication) (a) the aggregate number of Company Shares issued and outstanding immediately prior to the Effective Date (not including, for the avoidance of doubt, the number of Company Common Shares issuable upon (i) the conversion of the Company Convertible Notes and (ii) the exercise of the Company Warrants), and (b) the aggregate number of Company Shares issued or issuable upon exercise of all issued and outstanding Company Equity Awards (whether vested or unvested), including Company Equity Awards exercised prior to or in connection with the Arrangement.

“Company Information Circular” means the notice of the Company Shareholders Meeting to be sent to the Company Shareholders, and the accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in such management information circular, to be prepared in connection with the Company Shareholders Meeting, together with any amendments thereto or supplements thereof in accordance with the terms of the Business Combination Agreement;

“Company Option” means, as of any determination time, each option to purchase Company Shares that is outstanding and unexercised (whether vested or unvested), whether granted under a Company Equity Plan;

“Company Optionholders” means, at any time, the holders of Company Options granted under the Company Equity Plan outstanding at such time and “Company Optionholder” means any one of them;

“Company Per Share Value” means the quotient obtained by dividing (a) the Reference Value, by (b) the Company Fully Diluted Shares.

“Company Preferred Shareholders” means, at any time, the holders of Company Preferred Shares issued and outstanding at such time and “Company Preferred Shareholder” means any one of them;

“Company Preferred Shares” means the Class A Preferred shares, the Class B Preferred shares and the Class C Preferred shares of the Company;

“Company Shareholder Consideration” means the Newco Shares and the Newco Warrants to be issued to the Company Shareholders and the Company Warrant Holders pursuant to the Arrangement and in accordance with and subject to the terms of this Plan of Arrangement;

“Company Shareholders” means, at any time, the holders of Company Common Shares, Company Non-Voting Common Shares, and Company Preferred Shares, or both, in each case issued and outstanding at such time and “Company Shareholder” means any one of them;

“Company Shareholders Agreements” means the third amended and restated majority shareholders agreement dated June 30, 2021, by and among the Company and the shareholders listed thereto, as amended from time to time, and each of the Company’s common shareholder agreements between the Company and each Company Common Shareholder;

“Company Shareholders Meeting” means the special meeting of the Company Shareholders, including any adjournment or postponement thereof in accordance with the terms of the Business Combination Agreement, to be called and held in accordance with the Interim Order for the purpose of considering and, if thought fit, approving the Company Arrangement Resolution and, with the prior written consent of FEAC, for any other purpose as may be set out in the Company Information Circular;

“Company Shares” means, collectively, the Company Common Shares, the Company Non-Voting Common Shares, and the Company Preferred Shares;

“Company Transmittal Letter” means the letter of transmittal to be provided by the Company to the Company Shareholders and the Company Warrant Holders, which provides a means for the delivery of any certificates representing Company Shares or Company Warrants to the Exchange Agent and for instructions to be given by such Company Shareholder to the Exchange Agent for the delivery of the Company Shareholder Consideration;

“Company Warrant Holders” means, at any time, the holders of Company Warrants outstanding at such time and “Company Warrant Holder” means any one of them;

“Company Warrants” means, as of any determination time, each warrant to purchase Company Shares that is outstanding and unexercised, whether vested or unvested;

“Continuance” has the meaning ascribed thereto in Section 3.1(k) of this Plan of Arrangement;

“Court” means the Supreme Court of British Columbia, or other competent court, as applicable;

“Director” means the Director appointed pursuant to Section 260 of the CBCA;

“Dissent Rights” means the right of any Company Shareholder to exercise the right of dissent with respect to their Company Shares in connection with this Arrangement and in accordance with Section 190 of the CBCA, as the same may be modified by the Interim Order, any order of the Court and Section 4.1 of this Plan of Arrangement;

“Dissenting Shareholders” means any Company Shareholder as of the record date for the Company Shareholders Meeting who has properly and validly exercised its Dissent Rights in respect of the Company Arrangement Resolution in strict compliance with the Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of the Company Shares for which the Dissent Rights are validly exercised by such Company Shareholder;

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement;

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Exchange Agent” means such trust company, bank, or other financial institution as Newco may appoint in accordance with the terms of the Business Combination Agreement, with the consent of FEAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed;

“FEAC” means Forbion European Acquisition Corp., a Cayman Islands exempted company;

“Final Order” means the final order of the Court pursuant to Section 192 of the CBCA, in the form and substance satisfactory to FEAC and the Company (each acting reasonably), approving the Arrangement, as such order may be amended, modified, supplemented or varied by the Court at any time prior to the Effective Date, or if appealed, then unless such appeal is withdrawn, abandoned, or dismissed, at such time which the Arrangement is affirmed, or as amended, on appeal, provided that any such amendment is reasonably acceptable to each of FEAC and the Company, each acting reasonably;

“Group Company” and “Group Companies” means, collectively, the Company and its Subsidiaries and Newco and its Subsidiaries (including, for the avoidance of doubt, Cayman Merger Sub).

“holder”, when used with reference to any securities of a company, means the holder of such securities shown from time to time in the central securities register maintained by or on behalf of that company in respect of such securities;

“Interim Order” means the interim order of the Court contemplated by Section 2.2 of the Business Combination Agreement and made pursuant to Section 192(4) of the CBCA, in a form acceptable to each of the Company and FEAC (each acting reasonably), providing for, among other things, the calling and holding of the Company Shareholders Meeting, as the same may be amended, modified, supplemented or varied by the Court with the consent of FEAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed, provided that any such amendment is acceptable to each of the Company and FEAC, each acting reasonably;

“Newco” means enGene Holdings Inc., a corporation incorporated under the CBCA;

“Newco Common Shares” means the Class A Common shares of Newco;

“Newco Option” means an option to purchase Newco Common Shares, on terms and conditions substantially similar to the Company Options, as described in Section 3.1(h)(xiv);

“Newco Shares” means the shares in the capital of Newco;

“Newco Warrants” means each warrant of Newco to purchase one Newco Share at an exercise price of $11.50 per share, subject to adjustment, upon the terms and conditions in the Newco Warrant Agreement;

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“PIPE Subscription” has the meaning ascribed thereto in Section 3.1(e) of this Plan of Arrangement;

“Plan of Arrangement” means this plan of arrangement and any amendments, supplements, modifications or variations hereto made in accordance with this Plan of Arrangement, the applicable provisions of the Business Combination Agreement, or upon the direction of the Court in the Final Order with the consent of the Company and FEAC, each acting reasonably;

“Reference Price” means $10.25.

“Reference Value” means the sum of: (i) $90,000,000, plus (ii) the Aggregate Exercise Price

“Registration Rights Agreement” means the second amended and restated registration rights agreement dated June 30, 2021, by and among the Company and the shareholders listed thereto;

“Subscription Agreements” means the subscription agreements, substantially in the form attached to Exhibit C-1 of the Business Combination Agreement, between each of the PIPE Investors, Newco and FEAC, as amended by the Side Letter Agreements and “Subscription Agreement” means any of the of Subscription Agreements;

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the limited liability company, partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time; and

“Trust Account Amount” means an amount equal to the total funds held in FEAC’s Trust Account (after deducting the amounts owed to public shareholders of FEAC who have properly exercised their redemption rights, a reasonable estimate of the amounts to be paid for any Dissenting FEAC Shares (as that term is defined in the BCA) and the deferred discount owed to the underwriters of FEAC’s IPO), less the principal amount of Note 3.

1.2	In this Plan of Arrangement, unless otherwise expressly stated or the context otherwise requires:

(a)

the division of this Plan of Arrangement into Articles and Sections and the further division thereof into subsections and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to an Article, Section or subsection refers to the specified Article, Section or subsection in this Plan of Arrangement;

(b)

time periods within or following which any payment is to be made or act is to be done will be calculated by excluding the day on which the period commences and including the day on which the period ends. Where the last day of any such time period is not a Business Day, such time period will be extended to the next Business Day following the day on which it would otherwise end;

(c)

the terms “hereof”, “herein”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto;

(d)	words importing the singular number only will include the plural and vice versa and words importing the use of any gender will include all genders;

(e)	the word “including” means “including, without limiting the generality of the foregoing”;

(f)	a reference to a statute is to that statute as now enacted or as the statute may from time to time be amended, re-enacted or replaced and includes any regulation, rule or policy made thereunder;

(g)	all references to cash or currency in this Plan of Arrangement are to United States dollars unless otherwise indicated; and

(h)	all references to time herein or in any letter of transmittal are to local time, Vancouver, British Columbia, unless otherwise specified.

1.3	Time shall be of the essence in this Plan of Arrangement, and the transactions contemplated hereto, in all respects.

ARTICLE 2

BUSINESS COMBINATION AGREEMENT

2.1	This Plan of Arrangement is made pursuant to and subject to the provisions of the Business Combination Agreement and constitutes an arrangement as referred to in Section 192 of the CBCA.

2.2

This Plan of Arrangement and the Arrangement, upon the filing of the Articles of Arrangement and the issuance of the Certificate of Arrangement, will become effective as of the Arrangement Effective Time and will be binding without any further authorization, act or formality on the part of the Court or any Person, on the Affected Securityholders, including Dissenting Shareholders, FEAC, Can Merger Sub, the Company, Newco, Cayman Merger Sub and the Exchange Agent from and after the Arrangement Effective Time.

ARTICLE 3

ARRANGEMENT

3.1

Commencing at the Arrangement Effective Time, the following transactions will occur and will be deemed to occur at the times and in the order set out below without any further authorization, act or formality required on the part of any Person, except as otherwise expressly provided herein:

(a)	at the Arrangement Effective Time;

(i)	the Company Shareholders Agreements will terminate and the parties to the Company Shareholders Agreements will cease to have any rights or obligations under the Company Shareholders Agreements; and

(ii)	the Registration Rights Agreement will terminate and the parties to the Registration Rights Agreement will cease to have any rights or obligations under the Registration Rights Agreement.

(b)	one minute after the steps in Section 3.1(a), the Dissenting Shareholders will be deemed to exercise their Dissent Rights and:

(i)

such Dissenting Shareholder will cease to be entitled to the rights of a Company Shareholder in respect of the Company Shares in relation to which such Dissenting Shareholder has exercised the Dissent Rights, other than the right to be paid value as set out in Section 4.1(a);

(ii)	the securities register of the Company shall be amended to reflect that such Dissenting Shareholder is no longer the holder of such Company Shares as at and from the Arrangement Effective Time; and

(iii)	each Company Share so surrendered by a Dissenting Shareholder shall be cancelled;

(c)

one minute after the steps in Section 3.1(b), FEAC will loan to Newco an amount equal to the Trust Account Amount in exchange for a CDN$ denominated non-interest bearing demand promissory note in an amount equal to the Trust Account Amount converted to its Canadian dollar equivalent based on the C$:U.S.$ Bank of Canada daily exchange rate on the Business Day immediately prior to the Effective Date;

(d)	one minute after the step in Section 3.1(c), FEAC will sell to Newco, and Newco will purchase from FEAC, all the shares of Can Merger Sub for CAD$10;

(e)

one minute after the steps in Section 3.1(d) Newco will sell, and the PIPE Investors will purchase, the Newco Common Shares and the Newco Warrants in accordance with the terms of the Subscription Agreements (the “PIPE Subscription”);

(f)	one minute after the step in Section 3.1(e):

(i)

the Company Convertible Notes will be converted pursuant to the terms of the Company Convertible Notes and the Company will issue to such Company Convertible Noteholders the amount of Company Common Shares that are issuable under their respective Company Convertible Notes; and

(ii)

the Company will add to the stated capital of the Company Common Shares an amount equal to the aggregate principal amount of the Company Convertible Notes converted to its Canadian dollar equivalent based on the C$:U.S.$ Bank of Canada daily exchange rate on the date that the 2022 Convertible Notes or the 2023 Convertible Notes, as applicable, were issued. For greater clarity, the aggregate principal amount of the Company Convertible Notes will not include any accrued but unpaid interest; and

(g)

one minute after the step in Section 3.1(f), Can Merger Sub and the Company will amalgamate to continue as one corporate entity with the same effect as if they were amalgamated under Section 181 of the CBCA (the “Amalgamation”), except that the separate legal existence of the Company shall not cease and the Company shall survive the Amalgamation as the Company post-Amalgamation notwithstanding the Director issuing a certificate of amalgamation and for the avoidance of doubt, the Amalgamation will qualify as an amalgamation within the meaning of Section 87 of the Tax Act and be governed by Subsections 87(1), 87(2), 87(4), 87(5) and 87(9) of the Tax Act, as applicable; provided further that the Amalgamation is intended to qualify as a statutory merger that is a “reorganization” within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. On and after the Amalgamation, pursuant to the CBCA:

(i)	the Company shall survive the Amalgamation as the Company post-Amalgamation;

(ii)

the property, rights, interests and obligations of the Company pre-Amalgamation shall continue to be the property, rights interests and obligations of the Company post-Amalgamation and the Amalgamation shall not constitute an assignment by operation of law, a transfer, or any other disposition of the property, rights, interests or obligations of the Company pre-Amalgamation to the Company post-Amalgamation;

(iii)

simultaneously, the separate legal existence of Can Merger Sub will cease without Can Merger Sub being liquidated or wound up, and the property, rights, interests, and obligations of Can Merger Sub will become the property, rights, interests and obligations of the Company post-Amalgamation and the Amalgamation shall not constitute an assignment by operation of law, a transfer, or any other disposition of the property, rights, interests or obligations of Can Merger Sub to the Company post-Amalgamation;

(iv)	the Company post-Amalgamation will continue to be liable for the obligations of the Company pre-Amalgamation and will become liable for the obligations of Can Merger Sub;

(v)	any existing cause of action, claim or liability to prosecution will be unaffected;

(vi)	a civil, criminal or administrative action or proceeding pending by or against the Company pre-Amalgamation or Can Merger Sub may be continued by or against the Company post-Amalgamation;

(vii)	a conviction against, or ruling, order or judgment in favour of or against, the Company pre-Amalgamation or Can Merger Sub may be enforced by or against the Company post-Amalgamation;

(viii)	the name of the Company post-Amalgamation will be enGene Inc.;

(ix)	there shall be no restrictions on the business of the Company post-Amalgamation;

(x)

the Company post-Amalgamation shall have a minimum of one director and a maximum of ten directors, until changed in accordance with the CBCA. Until changed by shareholders of the Company post-Amalgamation, or by the directors of the Company post-Amalgamation if so authorized by the shareholders, the numbers of directors of the Company post-Amalgamation shall be [•];

(xi)	the registered office of the Company post-Amalgamation will be the same as the registered office of the Company pre-Amalgamation;

(xii)

the Articles of Arrangement shall be deemed to be the articles of incorporation of the Company pre-Amalgamation and the Certificate of Arrangement shall be deemed to be the certificate of incorporation of the Company post-Amalgamation;

(xiii)	the by-laws of the Company post-Amalgamation will be in the form of the by-laws of the Company pre-Amalgamation, mutatis mutandis;

(xiv)	the Company post-Amalgamation shall be authorized to issue an unlimited number of common shares;

(xv)	the first directors and officers of the Company post-Amalgamation will be:

Name	Address for Service	Canadian Resident	Director or Officer

(xvi)

each Company Share outstanding immediately prior to the Amalgamation will be exchanged for Newco Common Shares at the Company Exchange Ratio, following which each such Company Share shall be cancelled;

(xvii)

in consideration for the issuance of the Newco Common Shares pursuant to Section 3.1(g)(xvi), the Company post-Amalgamation shall issue to Newco the number of common shares of the Company post-Amalgamation with an aggregate fair market value equal to the aggregate fair market value of the Newco Common Shares so issued and delivered;

(xviii)	each Company Warrant outstanding immediately prior to the Amalgamation will be exchanged for Newco Warrants at the Company Exchange Ratio;

(xix)

each Can Merger Sub Common Share outstanding immediately prior to the Amalgamation will be exchanged for one common share of the Company post-Amalgamation, following which each such Can Merger Sub Common Share shall be cancelled;

(xx)	the stated capital of the Company post-Amalgamation will be an amount equal to the paid-up capital for purposes of the Tax Act of the Can Merger Sub Common Shares;

(xxi)

an amount equal to the lesser of (A) the aggregate paid-up capital for purposes of the Tax Act of the Company Shares outstanding immediately prior to the Amalgamation (less the paid-up capital for purposes of the Tax Act of any Company Shares held by Dissenting Shareholders); and (B) the aggregate fair market value of the Company Shares outstanding immediately prior to the Amalgamation (less the fair market value of any Company Shares held by Dissenting Shareholders) will be added to the stated capital of the Newco Common Shares;

(xxii)

each Company Option which is an outstanding option to purchase Company Non-Voting Common Shares or an Incentive Stock Option (as defined in the Company Equity Plan) shall be, to the extent not already vested in accordance with the terms of the Company Equity Plan, deemed to be vested and exercisable, and exchanged for a Newco Option at the Company Exchange Ratio, in accordance with subsection 7(1.4) of the Tax Act on terms and conditions otherwise identical to the terms of the Company Option. For certainty, the parties agree and acknowledge that the Company Optionholder shall not receive, and shall not be entitled to receive, any consideration in respect of the disposition of such Company Options hereunder other than the Newco Options. If necessary for purposes of meeting the requirements of paragraph 7(1.4)(c) of the Tax Act, the exercise price of each Newco Option and/or the number of Newco Common Shares subject to the Newco Option shall be, and shall be deemed to be, adjusted at the time of the exchange by the amount, and only to the extent necessary, to ensure that the aggregate fair market value of the Newco Common Shares subject to the Newco Options immediately after the exchange less the aggregate exercise price for such Newco Common Shares does not exceed the excess of the aggregate fair market value of the Company Non-Voting Common Shares subject to the Company Options immediately before the exchange less the aggregate exercise price for such Company Non-Voting Common Shares under the Company Options;

(xxiii)	the Company Equity Plan will terminate;

(xxiv)	the Company pre-Amalgamation is a corporate entity and the Company post-Amalgamation will be a corporate entity; and

(xxv)	the Company post-Amalgamation will continue to be a corporation existing under the CBCA.

(h)	one minute after the step in Section 3.1(g), Richard M. Glickman will resign as a director of Newco.

(i)	one minute after the step in Section 3.1(h), the following directors and officers will be elected and appointed to Newco:

Name	Address for Service	Canadian Resident	Director or Officer

(j)	one minute after the step in Section 3.1(i), [•] will be appointed as the auditor of Newco;

(k)

one minute after the step in Section 3.1(j) Newco will be authorized to apply to the Director to continue from being a corporation governed by the CBCA and the laws of Canada to a company governed by the BCBCA and the laws of British Columbia (the “Continuance”); and

(l)	at the time that a certificate of continuation for Newco is issued by the Province of British Columbia Registrar of Companies under the BCBCA, Newco shall be discontinued from the CBCA.

ARTICLE 4

DISSENT RIGHTS

4.1

Pursuant to the Interim Order, each Company Shareholder, who is a registered holder of Company Shares, as of the record date of the Company Shareholders Meeting may exercise the Dissent Rights; provided that, notwithstanding section 190(5) of the CBCA, the written notice of objection to the Company Arrangement Resolution contemplated by section 190(5) of the CBCA must be sent to and received by the Company not later than [10:00 a.m.] ([Eastern] time) on the Business Day that is two (2) Business Days before the Company Shareholders Meeting (as it may be adjourned or postponed from time to time). Dissenting Shareholders who:

(a)

are ultimately determined to be entitled to be paid fair value for the Company Shares in respect of which they have exercised the Dissent Rights, will, notwithstanding anything to the contrary contained in Section 190 of the CBCA: (i) be deemed to have irrevocably surrendered such Company Shares, for cancellation; (ii) shall be entitled to a payment from the Company post-Amalgamation of cash equal to the fair value of the Company Shares; and (iii) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement in respect of such Company Shares had such Company Shareholders not validly exercised their Dissent Rights; or

(b)

are ultimately not entitled, for any reason, to be paid fair value for the Company Shares in respect of which they have exercised the Dissent Rights, will be deemed to have participated in the Arrangement on the same basis as a Company Shareholder who has not exercised Dissent Rights and shall receive Newco Common Shares in respect of such Company Shares on the basis set forth in Section 3.1(g)(xvi).

4.2	In no case will the Company, Newco or any other Person be required to recognize Dissenting Holders as holders of Company Shares after the Arrangement Effective Time.

4.3

For greater certainty, in addition to any other restrictions in the Interim Order and under Section 190 of the CBCA, none of the following shall be entitled to exercise Dissent Rights: (i) Company Shareholders who vote or have instructed a proxyholder to vote such Company Shares in favour of the Company Arrangement Resolution; (ii) the Company Optionholders; (iii) Company Warrant Holders; (iv) Company Convertible Noteholders; and (v) any other Person who is not a registered holder of Company Shares as of the record date for the Company Shareholders Meeting.

ARTICLE 5

CERTIFICATES AND PAYMENTS

5.1

On or prior to the Effective Date (i) each Company Shareholder, Company Warrant Holder and Company Convertible Noteholder will deposit or cause to be deposited with the Exchange Agent for the benefit of and to be held on behalf of the Company Shareholders, the Company Warrant Holders and the Company Convertible Noteholders entitled to receive Newco Shares and Newco Warrants pursuant to Section 3.1(g), certificates representing, or evidence in book-entry form of, the Company Shares, the Company Warrants and the Company Convertible Notes; and (ii) promptly following the Amalgamation, Newco will deposit or cause to be deposited with the Exchange Agent (a) for the benefit of and to be held on behalf of the Company Shareholders and the Company Warrant Holders entitled to receive Newco Shares and Newco Warrants pursuant to Section 3.1(g), certificates representing, or evidence in book-entry form of, the Company Shareholder Consideration.

5.2

Following the deposit with the Exchange Agent of the certificates or other evidence representing or evidencing the Company Shareholder Consideration specified in Section 5.1, Newco will be fully and completely discharged from its obligation to pay the Company Shareholder Consideration to the Company Shareholders and Company Warrant Holders pursuant to Section 3.1(g) and the rights of such holders will be limited to receiving, from the Exchange Agent, the Newco Shares or Newco Warrants, as applicable, to which they are entitled in accordance with this Plan of Arrangement.

5.3

Until such time as a Company Shareholder or a Company Warrant Holder deposits with the Exchange Agent a duly completed Company Transmittal Letter, and the documents, certificates and instruments contemplated by the Company Transmittal Letter, and such other documents and instruments as the Exchange Agent, the Company or Newco, as the case may be, may reasonably require, the payment or delivery to which such Company Shareholder or Company Warrant Holder is entitled will, in each case, be delivered or paid to the Exchange Agent to be held as agent on behalf of and for the benefit of such Company Shareholder or Company Warrant Holder for delivery to such Company Shareholder or Company Warrant Holder, without interest and net of all applicable withholdings and other taxes, if any, upon delivery of the Company Transmittal Letter, and the documents, certificates and instruments contemplated by the Company Transmittal Letter, and such other documents, certificates and instruments as the Exchange Agent, the Company or Newco, as the case may be, may reasonably require.

5.4	Upon surrender to the Exchange Agent for cancellation of a certificate that immediately prior to the Arrangement Effective Time represented one or more Company Shares or Company Warrants, a duly completed and executed Company Transmittal Letter and such additional documents, certificates and instruments as the Exchange Agent, the Company or Newco, as the case may be, may reasonably require, the holder of such surrendered certificate, or the deliverer of such Company Transmittal Letter will be entitled to receive, and the Exchange Agent will, as promptly as practicable after the Arrangement Effective Time, deliver to such holder, the certificate(s) representing or other evidence of Newco Shares or Newco Warrants that such Company Shareholder or Company Warrant Holder is entitled to receive under the Arrangement, and any certificate so surrendered will forthwith be cancelled.

5.5

If any former Company Shareholder or former Company Warrant Holder fails to deliver to the Exchange Agent the certificates, documents or instruments required to be delivered to the Exchange Agent under this Article 5 in order for such former Company Shareholder or former Company Warrant Holder to receive the consideration which such former holder is entitled to receive pursuant to Section 3.1 on or before the day immediately prior to the sixth anniversary of the Arrangement Effective Time, and any right or claim to payment hereunder that remains outstanding, on the day before the sixth anniversary of the Arrangement Effective Time, (i) will cease to represent a right or claim of any kind or nature and the right of the holder to receive the applicable consideration pursuant to this Plan of Arrangement will terminate and any applicable consideration held by the Exchange Agent in trust for such former holder will be deemed to be surrendered and forfeited to Newco or its successors for no consideration, and (ii) any certificate representing Company Shares or Company Warrants formerly held by such former holder will cease to represent a claim of any nature whatsoever and will be deemed to have been surrendered to Newco and will be cancelled. Neither the Company nor Newco, nor any of their respective predecessor, successors or affiliates will be liable to any Person in respect of any consideration (including any consideration previously held by the Exchange Agent in trust for any such former holder) which is forfeited to the Company or Newco or delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

5.6

After the Arrangement Effective Time and until surrendered as contemplated by this Article 5, each certificate that immediately prior to the Arrangement Effective Time represented one or more Company Shares or Company Warrants will be deemed at all times to represent only the right to receive certificate(s) representing or other evidence of, the Newco Shares or Newco Warrants that such Company Shareholder or Company Warrant Holder is entitled to receive in accordance with this Article 5, less any amounts withheld pursuant to Section 6.2.

5.7

If any certificate that immediately prior to the Arrangement Effective Time represented one or more outstanding Company Shares or Company Warrants that were exchanged pursuant to Article 3 has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate, the Newco Shares or Newco Warrants that such Person is entitled to receive pursuant to Article 3, deliverable in accordance with such holder’s Company Transmittal Letter.

5.8

When authorizing the delivery of such consideration in exchange for any lost, stolen or destroyed certificate, the Person to whom the consideration is being delivered must, as a condition precedent to the delivery of such consideration, give a bond satisfactory to the Company or Newco and the Exchange Agent in such sum as the Company, Newco and the Exchange Agent may direct or otherwise indemnify the Company, Newco and the Exchange Agent in a manner satisfactory to the Company, Newco and the Exchange Agent against any claim that may be made against the Company, Newco or the Exchange Agent with respect to the certificate alleged to have been lost, stolen or destroyed.

5.9

In no event will any Person be entitled to a fractional Newco Share. Where the aggregate number of Newco Shares to be issued to a Person pursuant to the Plan of Arrangement would result in a fraction of a Newco Share being issuable, the number of Newco Shares to be received by such Person will be rounded down to the nearest whole Newco Share.

5.10	Any exchange or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Liens or other claims of third parties at any time.

ARTICLE 6

EFFECT OF THE ARRANGEMENT; WITHHOLDINGS

6.1

From and after the Arrangement Effective Time: (a) this Plan of Arrangement will take precedence and priority over any and all Affected Securities issued prior to the Arrangement Effective Time, (b) the rights and obligations of the Affected Securityholders, the Company, Can Merger Sub, the Company, Newco, the Exchange Agent and any transfer agent or other exchange agent therefor in relation thereto, will be solely as provided for in this Plan of Arrangement, and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Affected Securities will be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

6.2

The Company, Newco and the Exchange Agent shall be entitled to take such actions as are reasonably necessary to deduct and withhold (or cause to be deducted and withheld) from any amounts payable or otherwise deliverable to any Person pursuant to this Plan of Arrangement such Taxes, source deductions and other amounts as are required to be deducted and withheld under applicable Tax Law. Any amounts so deducted and withheld shall be timely remitted to the applicable Tax Authority. To the extent that amounts are so deducted and withheld and timely remitted to the applicable Tax Authority, such amounts shall be treated for all purposes of this Plan of Arrangement as having been paid to the Person in respect of which such deduction and withholding was made. Each of the Company, Newco and the Exchange Agent, as applicable, is hereby authorized to sell or otherwise dispose of, on behalf of such Person, such portion of any share or other security deliverable to such Person as is necessary to provide sufficient funds to the Company, Newco and the Exchange Agent, as the case may be, to enable it to comply with such deduction and withholding requirement and the Company, Newco or the Exchange Agent shall use commercially reasonable efforts to notify such Person thereof and remit the applicable portion of the net proceeds of such sale to the appropriate Tax Authority and, if applicable, any portion of such net proceeds that is not required to be so remitted will be paid to such Person. The Parties shall cooperate reasonably and in good faith to eliminate or reduce any such deduction or withholding to the extent permitted by applicable Law (including, where it is reasonable to do so, through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

ARTICLE 7

AMENDMENTS

7.1

Subject to Sections 7.3 and 7.4, the Company and FEAC may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Arrangement Effective Time, provided that such amendment, modification and/or supplement must (i) be set out in writing, (ii) be approved by the Company and FEAC, each acting reasonably, (iii) be filed with the Court and, if made following the Company Shareholders Meeting, approved by the Court, subject to such conditions as the Court may impose, and (iv) be communicated to the Affected Securityholders if and as required by the Court.

7.2

Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company or FEAC at any time prior to the Company Shareholders Meeting (provided that the Company or FEAC will have consented thereto in writing) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Shareholders Meeting (other than as may be required under the Interim Order), will become part of this Plan of Arrangement for all purposes.

7.3

Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Shareholders Meeting will be effective only if (i) it is consented to in writing by each of the Company and FEAC (in each case, acting reasonably), (ii) it is filed with the Court, other than amendments contemplated in Section 7.4, which do not require such filing, and (iii) if required by the Court, it is consented to by some or all of the Company Shareholders in the manner directed by the Court.

7.4

Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date by the Company without the approval of the former Company Shareholders, provided that (i) it is not adverse to the financial or economic interests of the former Company Shareholders; and (ii) it concerns a matter which, in the reasonable opinion of the Company, is of an administrative or ministerial nature required to better give effect to the implementation of this Plan of Arrangement.

ARTICLE 8

FURTHER ASSURANCES

8.1

Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Business Combination Agreement, including those persons deemed to be party to the Arrangement under this Plan of Arrangement, will make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to implement this Plan of Arrangement and to further document or evidence any of the transactions or events set out herein.

Exhibit C-1

Form of Subscription Agreement

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Final Form

FORM OF SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into this 16th day of May 2023, by and between Forbion European Acquisition Corp., a Cayman Islands exempted company (“FEAC”), enGene Holdings Inc., a company incorporated under the laws of Canada (“Newco”) and the undersigned (“Subscriber” or “you”). Defined terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Business Combination Agreement (as defined below).

WHEREAS, Can Merger Sub, a company to be incorporated under the laws of Canada (“Can Merger Sub”), will be a wholly-owned subsidiary of FEAC incorporated solely for purposes of effecting the Transactions (as defined below), and Cayman Merger Sub, a company to be incorporated as a Cayman Island exempted company (“Cayman Merger Sub”) will be a wholly-owned subsidiary of Newco incorporated solely for purposes of effecting the Transactions;

WHEREAS, enGene Inc., a corporation incorporated and existing under the laws of Canada (“enGene”) entered into a Note Purchase Agreement dated as of October 20, 2022 by and among enGene, Forbion Capital Fund III Cooperatief U.A. (“Forbion Capital Fund III”), Fonds de Solidarité des Travailleurs du Québec (F.T.Q.) (“FSTQ”), Lumira Ventures III, L.P. (“Lumira III”), Lumira Ventures III (International), L.P. (“Lumira International III”), Merck Lumira Biosciences Fund, L.P. (“Merck”), Merck Lumira Biosciences Fund (Québec), L.P. (“Merck Québec” and together with, Merck, FSTQ, Lumira III, Lumira International III and Forbion Capital Fund III, collectively the “2022 Noteholders”) (the “2022 Note Purchase Agreement”) pursuant to which enGene issued $18.4 million of convertible promissory notes (each a “2022 Convertible Note” and collectively, the “2022 Convertible Notes”) to the 2022 Noteholders in substantially the form attached to the 2022 Note Purchase Agreement on the terms and conditions set forth therein;

WHEREAS, enGene and each 2022 Noteholder have entered into amended and restated convertible promissory notes on or about the date hereof, to amend and restate the 2022 Convertible Notes (each an “Amended 2022 Convertible Note” and collectively, the “Amended 2022 Convertible Notes”) pursuant to which (i) the Amended 2022 Convertible Notes are, among other things, convertible into that number of common shares of enGene that, when exchanged at the Company Exchange Ratio (as defined in the Business Combination Agreement), shall equal that number of Ordinary Shares (as defined below) (or, after the Assumption (as defined below), Newco Common Shares (as defined below)) that the holders of the Amended 2022 Convertible Notes would have received if they subscribed for Ordinary Shares (or, after the Assumption, Newco Common Shares) on the same terms as the PIPE Financing (as defined below) and (ii) each 2022 Noteholder received warrants to acquire common shares of enGene in consideration of certain amendments set forth in each Amended 2022 Convertible Note (the “2022 Warrants”);

WHEREAS, concurrently with the execution and delivery of this Subscription Agreement and the Business Combination Agreement, the Sponsor (as defined below) and Investissement Québec (“IQ”) are entering into agreements with enGene, pursuant to which the Sponsor and IQ will purchase, in one or more closings, (i) convertible promissory notes of enGene (the “Original 2023 Convertible Notes” and, together with the Amended 2022 Convertible Notes, the “Company Convertible Notes”) that will, among other things, convert into that number of common shares of enGene that, when exchanged at the Company Exchange Ratio, shall equal that number of Ordinary Shares (or, after the Assumption, Newco Common Shares) that the holders of the Original 2023 Convertible Notes would have received if they subscribed for Ordinary Shares on the same terms as the PIPE Financing, and (ii) warrants to acquire common shares of enGene (the “Original 2023 Warrants”);

WHEREAS, the Company entered into a Note Purchase Agreement dated as of April 4, 2023 by and among the Company, Forbion Capital Fund III, FSTQ, Lumira III, Lumira International III, Lumira Ventures IV, L.P.,

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Lumira Ventures IV (International), L.P., Merck, Merck Québec (collectively, with respect to the 2023 Subordinated Financing (as defined below), the “2023 Noteholders”) (the “2023 Subordinated Note Purchase Agreement”) pursuant to which the Company issued $8.0 million of subordinated promissory notes (each a “2023 Subordinated Note” and collectively, the “2023 Subordinated Notes”) to the 2023 Noteholders in substantially the form attached to the 2023 Subordinated Note Purchase Agreement on the terms and conditions set forth therein (the “2023 Subordinated Financing”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company is entering into agreements with the 2023 Noteholders pursuant to which the Company will repay the 2023 Subordinated Notes by issuing to each 2023 Noteholder (i) an amount of convertible promissory notes of the Company substantially in the same form and on the same terms as the Original 2023 Convertible Notes (the “Additional 2023 Convertible Notes” and, together with the Original 2023 Convertible Notes, the “2023 Convertible Notes”), and (ii) a number of warrants to acquire common shares of the Company substantially in the same form and on the same terms as the Original 2023 Warrants, corresponding, in the aggregate, to the principal amount of 2023 Subordinated Notes held by such 2023 Noteholder;

WHEREAS, FEAC, Newco and enGene have, concurrently with the execution and delivery of this Subscription Agreement, entered into that certain Business Combination Agreement, dated as of the date hereof (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Business Combination Agreement”);

WHEREAS, concurrently with the execution and delivery of this Subscription Agreement, Newco, FEAC and a certain FEAC Shareholder (as defined in the Business Combination Agreement) are entering into a non-redemption agreement, substantially in the form attached to the Business Combination Agreement (the “Non-Redemption Agreement”), pursuant to which, among others, FEAC will issue additional Ordinary Shares and FEAC Warrants (or, after the Assumption, Newco will issue additional Newco Common Shares and Newco Warrants) to such FEAC Shareholder (the “Non-Redemption Transaction”) in consideration of such FEAC Shareholder’s commitment not to redeem an amount of its Ordinary Shares set out in such Non-Redemption Agreement in connection with the FEAC Shareholder Approval (as defined in the Business Combination Agreement), on the terms and subject to the conditions set forth in the Non-Redemption Agreement;

WHEREAS, as of the date of this Subscription Agreement, Forbion Growth Sponsor FEAC I B.V., a private limited liability company incorporated in The Netherlands (the “Sponsor”), owns 3,162,500 FEAC Class B ordinary shares (“FEAC Class B Shares” and, together with the Ordinary Shares, the “FEAC Shares”) and 5,195,000 FEAC private placement warrants (each whole warrant entitling the holder thereof to purchase one Ordinary Share, the “FEAC Private Placement Warrants”);

WHEREAS, assuming that the aggregate principal amount outstanding under the Working Capital Loan Note and any Extension Loan Notes (each as defined in the Business Combination Agreement) equals or exceeds $1,500,000 on the day which is two (2) Business Days (as defined below) prior to the Closing Date (as defined below), FEAC shall cause the Sponsor (or its Affiliate or designee, as applicable), as payee of the Working Capital Loan Note and any Extension Loan Notes, to elect to convert an amount equal to $1,500,000 of the aggregate principal amount outstanding under the Working Capital Loan Note and any Extension Loan Notes, taken together, into additional FEAC Private Placement Warrants at a price of $1.50 per FEAC Private Placement Warrant, which upon such election will be issued by FEAC to the Sponsor (or its Affiliate (as defined in the Business Combination Agreement) or designee, as applicable) immediately prior to the Surrender (as defined below) on the day which is two (2) Business Days prior to the Closing Date, in each case in accordance with the FEAC Warrant Agreement and the relevant promissory note governing the Working Capital Loan Note and/or any Extension Loan Notes, as applicable, following which the Sponsor is expected to own 6,195,000 FEAC Private Placement Warrants (the “Sponsor Loan Conversion”);

WHEREAS, concurrently with the execution and delivery of this Subscription Agreement, the Sponsor, FEAC and the other parties thereto are entering into the sponsor and insiders letter agreement (the “Sponsor and

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Insiders Letter Agreement”), pursuant to which, among other things, the Sponsor has agreed to surrender, after giving effect to the Sponsor Loans Conversion, 1,789,004 FEAC Class B Shares and 5,463,381 FEAC Private Placement Warrants, as a contribution to the capital of FEAC and for no consideration, effective immediately prior to the Class B Conversion (as defined below) and on the day which is two (2) Business Days prior to the Closing Date, in each case, on the terms and conditions set forth in Business Combination Agreement and the Sponsor and Insiders Letter Agreement (the “Surrender”);

WHEREAS, on the day which is two (2) Business Days (as defined below) prior to the Closing Date, each FEAC Class B Share that remains outstanding following the Surrender of the 1,789,004 FEAC Class B Shares held by the Sponsor, as provided in the Sponsor and Insiders Letter Agreement, shall be exchanged (the “Class B Conversion”) for one Ordinary Share (as defined below);

WHEREAS, on the day which is one (1) Business Day prior to the Closing Date, Cayman Merger Sub will merge with and into FEAC with FEAC as the surviving entity pursuant to a plan of merger under the laws of the Cayman Islands (the “Cayman Merger”), as follows: (i) Newco will issue to the holders of Ordinary Shares (including the Sponsor but excluding the holders of any Dissenting FEAC Shares (as defined in the Business Combination Agreement)) Newco common shares (“Newco Common Shares”) in exchange for such holders’ Ordinary Shares and such Ordinary Shares will not be cancelled but will be transferred to Newco, (ii) FEAC will thereby become a wholly-owned subsidiary of Newco and (iii) each issued share of Cayman Merger Sub will be exchanged for an Ordinary Share of FEAC as the surviving entity and Cayman Merger Sub (having merged into FEAC) will cease to exist as a separate entity by virtue of the Cayman Merger;

WHEREAS concurrently with the Cayman Merger, and effective at the same time the Cayman Merger becomes effective under the Cayman Islands law, (i) Newco will assume the FEAC Private Placement Warrants and FEAC’s warrants to purchase one Ordinary Share at an exercise price of $11.50 per share, subject to adjustment, upon the terms and conditions in the FEAC Warrant Agreement (as defined in the Business Combination Agreement) (the “FEAC Public Warrants” and, together with the Private Placement Warrants, the “FEAC Warrants” and, the FEAC Warrants as so assumed, the “Newco Warrants”) pursuant to the Warrant Assignment, Assumption and Amendment Agreement (as defined below), (ii) FEAC as the entity surviving the Cayman Merger will issue to Newco a non-interest bearing demand promissory note payable denominated in CDN$ having a principal amount equal to the fair market value of the FEAC Warrants assumed by Newco (as so assumed, Newco Warrants) (“Note 3”) in consideration of the assumption by Newco of obligations under the FEAC Warrants (as so assumed, Newco Warrants) and (iii) Newco will redeem the initial Newco Common Shares held by its formation shareholder for an amount equal to the amount of capital that such formation shareholder contributed for purposes of the incorporation of Newco (such transactions, together with the Cayman Merger, the “Cayman Reorganization”);

WHEREAS, following the Cayman Reorganization, FEAC will file an election to change its classification for U.S. federal income tax purposes from a corporation to an entity disregarded as separate from its owner Newco, to be effective as of the beginning of the Closing Date (the “U.S. Entity Classification Election” and, together with the Cayman Reorganization, the “FEAC Reorganization”);

WHEREAS, on the Closing Date and pursuant to the Plan of Arrangement (as defined below), subsequent to the FEAC Reorganization becoming effective and prior to the consummation of the PIPE Financing (as defined below), FEAC will loan to Newco an amount equal to the total funds held in its Trust Account (as defined below) on the Closing Date (after deducting the amounts owed to FEAC Shareholders who have properly exercised their redemption rights, a reasonable estimate of the amounts to be paid for any Dissenting FEAC Shares and the deferred discount owed to the underwriters of FEAC’s initial public offering), less the principal amount of Note 3 (together, the “Loan Amount”), in consideration for which Newco will issue a CDN$ denominated non-interest bearing demand promissory note to FEAC having a principal amount equal to the Loan Amount converted to its Canadian dollar equivalent based on the C$:U.S.$ Bank of Canada daily exchange rate on the Business Day

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immediately prior to the Closing Date (“Note 1”), following which FEAC will sell to Newco, and Newco will purchase, all of the outstanding common shares of Can Merger Sub for a purchase price of CDN$ 10 (the “Can Merger Sub Share Sale”);

WHEREAS, on the Closing Date and pursuant to the Plan of Arrangement, following the Can Merger Sub Share Sale but prior to the Amalgamation (as defined below), the PIPE Financing shall be consummated on the terms and subject to the conditions set forth in this Subscription Agreement and the Other Subscription Agreements (as defined below), as may be amended from time to time, and the Non-Redemption Transaction shall be consummated in accordance with the Non-Redemption Agreement;

WHEREAS, on the Closing Date and pursuant to the Plan of Arrangement, the Amended 2022 Convertible Notes and 2023 Convertible Notes will automatically convert, concurrent with the consummation of the PIPE Financing, into that number of common shares of enGene that, when exchanged at the Company Exchange Ratio shall equal that number of Ordinary Shares (or, after the Assumption, Newco Common Shares) that the holders of the Amended 2022 Convertible Notes and 2023 Convertible Notes would have received if they subscribed for Ordinary Shares (or, after the Assumption, Newco Common Shares) on the same terms as the PIPE Financing;

WHEREAS, on the Closing Date and pursuant to the Plan of Arrangement, after the consummation of the PIPE Financing and the conversion of the Company Convertible Notes, Can Merger Sub and enGene will amalgamate in accordance with the terms of the plan of arrangement (the “Plan of Arrangement”) substantially in the form attached to the Business Combination Agreement (the “Amalgamation”) and pursuant to the Amalgamation, (i) each enGene common share outstanding immediately prior to the Amalgamation shall be exchanged for Newco Common Shares per the Company Exchange Ratio, each Company Equity Award (as defined in the Business Combination Agreement) outstanding immediately prior to the Amalgamation shall be exchanged for Rollover Equity Awards (as defined in the Business Combination Agreement) per the Company Exchange Ratio and each enGene warrant outstanding immediately prior to the Amalgamation shall be exchanged for Newco Warrants per the Company Exchange Ratio, (ii) each Can Merger Sub share outstanding immediately prior to the Amalgamation shall be exchanged for one common share in the authorized share capital of the amalgamated entity, and (iii) in consideration for the issuance of Newco Common Shares, the amalgamated entity shall issue its common shares to Newco, in each case upon and subject to the other terms and conditions set forth in the Business Combination Agreement, the Plan of Arrangement and in accordance with the provisions of applicable Law (the time at which the Amalgamation is completed, the “Amalgamation Closing”);

WHEREAS, on the Closing Date and pursuant to the Plan of Arrangement, following the Amalgamation, Newco will continue from being a corporation incorporated under and governed by the Canada Business Corporations Act to a company continued to and governed by the Business Corporations Act (British Columbia) (the “Continuance”) and, in connection with the Continuance, the articles of Newco shall be amended to reflect the requirements of the continued jurisdiction, among other things;

WHEREAS, on the Closing Date, and prior to the Amalgamation, the Newco Common Shares and Newco Warrants will be listed on Nasdaq or such other Exchange as agreed to by FEAC and enGene;

WHEREAS, immediately following the Closing Date, FEAC will repurchase shares held by Newco in an aggregate amount equal to Note 1 and in consideration therefor issue to Newco a CDN$ denominated non-interest bearing demand promissory note in a principal amount equal to the outstanding principal amount of Note 1 (“Note 2”), following which Note 1 and Note 2 (each having the same outstanding principal amount) will be set off by FEAC and Newco in full repayment of their respective principal amounts (the “Notes Set-Off”);

WHEREAS, following the Notes Set-Off becoming effective, Newco will transfer Note 3 to enGene in consideration for the issuance by enGene from treasury of additional common shares of enGene, following which FEAC will repay the outstanding principal amount of Note 3, and subsequently be placed in liquidation in accordance with applicable Cayman law (the “Liquidation” and together with the Sponsor Loans Conversion,

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the Surrender, the Class B Conversion, the Cayman Merger, the Cayman Reorganization, the FEAC Reorganization, the Assumption, the Can Merger Sub Share Sale, the Amalgamation, the PIPE Financing, the Non-Redemption Transaction and the other transactions described above and contemplated by the Sponsor and Insiders Letter Agreement, Business Combination Agreement, the Plan of Arrangement, this Subscription Agreement, the Other Subscription Agreements, the Non-Redemption Agreement and the other Ancillary Documents (as defined in the Business Combination Agreement), the “Transactions”);

WHEREAS, in connection with the Transactions, Subscriber desires to subscribe for and purchase from FEAC (or following the Assumption, Newco) that number of FEAC’s Class A ordinary shares, $0.0001 par value each (the “Ordinary Shares”) (or following the Assumption, Newco Common Shares) set forth on the signature page hereto (giving effect to the Assumption, the “Subscribed Shares”) for a purchase price of $10.25 per share (the “Per Share Price”), and for the aggregate purchase price set forth on the signature page hereto (the “Purchase Price”), and FEAC (or following the Assumption, Newco) desires to issue and sell to Subscriber the Subscribed Shares in consideration of the payment of the Purchase Price therefor by or on behalf of Subscriber to FEAC, all on the terms and subject to the conditions set forth herein;

WHEREAS, certain other “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or institutional “accredited investors” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) have, severally and not jointly, entered into separate subscription agreements with FEAC and Newco substantially in the form hereof (each, an “Other Subscriber”), pursuant to which such Other Subscribers have agreed to purchase Ordinary Shares from FEAC (or after the Assumption, Newco Common Shares) on the Closing Date (as defined below) at the Per Share Price (the “Other Subscription Agreements”; the equity financing under this Subscription Agreement and the Other Subscription Agreements, each as may be amended from time to time, the “PIPE Financing”), and the aggregate amount of securities to be sold by FEAC (or after the Assumption, Newco) pursuant to this Subscription Agreement and the Other Subscription Agreements equals, as of the date hereof, 5,550,408 Ordinary Shares (or, following the Assumption, Newco Common Shares); and

WHEREAS, subsequent to the FEAC Reorganization becoming effective and prior to the consummation of the PIPE Financing, all rights, covenants and obligations of FEAC, including the rights, covenants and obligations under this Subscription Agreement and the Other Subscription Agreements, will be assumed by Newco (the “Assumption”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, the payment of the Purchase Price by the Subscriber, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Unless otherwise indicated or the context otherwise requires, by virtue of, and with effect from, the FEAC Reorganization and the Assumption becoming effective, all references herein (i) to FEAC, shall refer to Newco, and (ii) to the Subscribed Shares shall refer to Newco Common Shares of the corresponding number rather than Ordinary Shares.

1. Subscription. Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby agrees, to subscribe for and purchase, and FEAC (or following the Assumption, Newco) hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Shares (such subscription and issuance, the “Subscription”). Notwithstanding anything herein to the contrary, the consummation of the Subscription contemplated hereby (the “Closing”) is contingent upon the completion of each element of the Transactions (other than those Transactions that are scheduled to be completed following the Amalgamation Closing), including the substantially concurrent occurrence of the Amalgamation Closing (the date of the Closing, the “Closing Date”). For the avoidance of doubt, each of the parties hereto acknowledges and agrees that the Subscribed Shares that will be issued pursuant hereto at the Closing shall be Newco common shares issued by Newco.

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2. Representations, Warranties and Agreements.

2.1. Subscriber’s Representations, Warranties and Agreements. To induce the issuance of the Subscribed Shares, Subscriber hereby represents and warrants to each of FEAC and Newco and acknowledges and agrees with each of FEAC and Newco, as of the date hereof and as of the Closing Date, as follows:

2.1.1. Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

2.1.2. This Subscription Agreement has been duly authorized, validly executed and delivered by Subscriber. Assuming that this Subscription Agreement constitutes the valid and binding agreement of FEAC and Newco, this Subscription Agreement is the valid and binding obligation of Subscriber, and is enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

2.1.3. The execution, delivery and performance by Subscriber of this Subscription Agreement and the consummation of the transactions contemplated herein do not and will not (i) result in any violation of the provisions of the organizational documents of Subscriber or any of its subsidiaries, (ii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber that would reasonably be expected to have a material adverse effect on the legal authority and ability of Subscriber to enter into and timely perform its obligations under this Subscription Agreement (a “Subscriber Material Adverse Effect”) or (iii) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber or any of its subsidiaries is a party or by which Subscriber or any of its subsidiaries is bound or to which any of the property or assets of Subscriber or any of its subsidiaries is subject, which would reasonably be expected to have a Subscriber Material Adverse Effect.

2.1.4. Subscriber (i) (a) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) of Regulation D under the Securities Act), (b) is not an entity formed for the specific purpose of acquiring the Subscribed Shares, unless such newly formed entity is an entity in which all of the investors are institutional accredited investors, and under the Securities Act), (b) is an Institutional Account as defined in FINRA Rule 4512(c) and (c) is a sophisticated institutional investor, experienced in investing in transactions of the type contemplated by this Subscription Agreement and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, including its participation in the Subscription, in each case, satisfying the applicable requirements set forth on Schedule I, (ii) has exercised independent judgment in evaluating its participation in the purchase of the Subscribed Shares, (iii) is acquiring the Subscribed Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer, and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations, warranties and agreements herein on behalf of each owner of each such account, for investment purposes only and not with a view to any distribution of the Subscribed Shares in any manner that would violate the securities laws of the United States or any other applicable jurisdiction and (iv) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or any securities laws of the United States or any other jurisdiction (and shall provide the requested information on Schedule I following the signature page hereto). Subscriber understands that the offering of the Subscribed Shares meets (i) the

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exemptions from filing under FINRA Rule 5123(b)(1)(A) and (C) or (J) and (ii) the institutional customer exemption under FINRA Rule 2111(b). Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares, including those set forth in the investor presentation provided by FEAC (as amended and supplemented through the date hereof) and in the SEC Documents (as defined below). Subscriber is able to fend for itself in the transactions contemplated herein, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares, and has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision.

2.1.5. Subscriber understands that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been registered under the Securities Act or the securities laws of any other jurisdiction. Subscriber understands that the Subscribed Shares may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to Newco or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur solely outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that the Subscribed Shares (i) will be “restricted securities” within the meaning of Rule 144 under the Securities Act (“Rule 144”) and accordingly are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act and applicable state securities laws pursuant to registration or exemption therefrom and (ii) shall be subject to a legend to such effect (provided that such legends will be eligible for removal upon compliance with the relevant resale provisions of Rule 144 and as set forth in Section 10 of this Subscription Agreement). Subscriber acknowledges that the Subscribed Shares will not be immediately eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 until at least one year from the filing by Newco of the “Form 10 information” after the Closing Date and that the provisions of Rule 144(i) will generally apply to the Subscribed Shares. Subscriber understands and agrees that the Subscribed Shares will be subject to the foregoing restrictions and, as a result, Subscriber may not be able to readily resell the Subscribed Shares and may be required to bear the financial risk of an investment in the Subscribed Shares for an indefinite period of time. Subscriber understands that it has been advised to consult independent legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Shares. Subscriber has determined based on its own independent review and such professional advice as it deems appropriate that the Subscribed Shares are a suitable investment for Subscriber, notwithstanding the substantial risks inherent in investing in or holding the Subscribed Shares, and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment. Subscriber acknowledges specifically that a possibility of total loss exists.

2.1.6. Subscriber understands and agrees that, pursuant to the Assumption, Subscriber will purchase the Subscribed Shares directly from Newco. Subscriber further acknowledges that there have been no representations, warranties, covenants or agreements made to Subscriber by FEAC, Newco, enGene, the Placement Agents or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives, expressly or by implication, other than, in the case of FEAC and Newco only, those representations, warranties, covenants and agreements expressly set forth in this Subscription Agreement. Subscriber understands that certain financial information (whether historical or in the form of financial forecasts or projections) of FEAC, Newco and enGene have been prepared and reviewed solely by FEAC, Newco, enGene and their respective officers, directors and employees, as applicable, and have not been reviewed by the Placement Agents or any outside party or, except for the financial statements as expressly set forth in the Registration Statement (as defined below), certified or audited by an independent third-party auditor or audit firm.

2.1.7. Subscriber does not have, as of the date hereof, and during the 30-day period immediately prior to the date hereof such Subscriber has not, and during the period beginning as of the date hereof until

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the Closing Date or the earlier termination of this Subscription Agreement such Subscriber will not have, entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or short sale positions with respect to the securities of FEAC.

2.1.8. If Subscriber is or is acting on behalf of (i) an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) an employee benefit plan (such as a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA) or a non-U.S. plan (as described in Section 4(b)(4) of ERISA)) that is subject to any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”) or (iv) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement described in (i), (ii) and (iii) above (each of the foregoing described in (i), (ii) (iii) and (iv) above, a “Plan”), Subscriber represents and warrants that its acquisition and holding of the Subscribed Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Laws.

2.1.9. If Subscriber is or is acting on behalf of a Plan, Subscriber represents and warrants that none of FEAC, Newco, enGene or any of their respective affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares.

2.1.10. Subscriber acknowledges that no disclosure or offering document has been prepared or reviewed by SVB Securities LLC and UBS Securities LLC (collectively, in their capacity as placement agents, the “Placement Agents”) or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing in connection with the offer and sale of the Subscribed Shares. In making its decision to purchase the Subscribed Shares, Subscriber represents that it has relied solely upon independent investigation made by Subscriber and the representations, warranties and covenants of FEAC and Newco contained in this Subscription Agreement. Without limiting the generality of the foregoing, Subscriber has not relied on any statements or other information provided by anyone (including the Placement Agents), other than FEAC, Newco, enGene and their respective representatives concerning FEAC, Newco, enGene or the Subscribed Shares or the offer and sale of the Subscribed Shares. Subscriber acknowledges and agrees that Subscriber has received access to and has had an adequate opportunity to review such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to FEAC, Newco, enGene, and the Transactions. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, received, reviewed and understood the offering materials made available to them in connection with the Subscription and the Transactions, have had the full opportunity to ask such questions, including on the financial information, receive such answers and obtain such information as Subscriber and Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares. Subscriber represents and warrants it is relying exclusively on its own investment analysis and due diligence (including professional advice it deems appropriate) with respect to the Subscription, the Transactions, the Subscribed Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of FEAC, Newco and enGene including but not limited to all business, legal, regulatory, accounting, credit and tax matters. Subscriber further acknowledges that Subscriber has not relied upon the Placement Agents in connection with Subscriber’s due diligence review of the offering of the Subscribed Shares and of FEAC, Newco and enGene.

2.1.11. Subscriber acknowledges and agrees that (a) it has been informed that each of the Placement Agents is acting solely as placement agent in connection with the Subscription and is not acting as an underwriter or in any other capacity in connection with the Subscription and is not and shall not be construed as a fiduciary for Subscriber, FEAC, Newco, enGene or any other person or entity in connection

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with the Transactions, (b) the Placement Agents have not made and will not make any representation or warranty, whether express or implied, of any kind or character and have not provided any advice or recommendation in connection with the Subscription and the Transactions, in each case, to Subscriber and such advice or recommendation is not necessary or desired (c) the Placement Agents will have no responsibility to Subscriber with respect to (i) any representations, warranties or agreements made by any person or entity under or in connection with the Subscription and the Transactions or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) or any thereof, or (ii) the business, condition (financial and otherwise), management, operations, properties or prospects of, or any other matter concerning, FEAC, Newco, enGene, the Subscription or the Transactions, (d) the Placement Agents, their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of the Placement Agents or their respective affiliates, shall have no liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by Subscriber, FEAC, Newco, enGene or any other person or entity) to the maximum extent permitted by applicable law, whether in contract, tort or otherwise, to Subscriber, FEAC, Newco, enGene or any other person or entity or to any person claiming through each of them, in respect of the Subscription and the Transactions and (e) the Placement Agents and their respective affiliates and any control persons, officers, directors, employees, partners, agents or representatives of the Placement Agents and their respective affiliates have made no independent investigation with respect to FEAC, Newco, enGene, the Subscribed Shares, the Subscription or the Transactions or the accuracy, completeness or adequacy of any information supplied to the Placement Agents by FEAC, Newco or enGene. Subscriber further acknowledges that SVB Securities LLC and UBS Securities LLC are acting as capital markets and financial advisors to FEAC in connection with the Transactions. Subscriber waives and releases any claim that it or its affiliates may have against any Placement Agent and its affiliates and any control persons, officers, directors, employees, partners, agents or representatives of that Placement Agent and its affiliates with respect to any actual or perceived conflict of interest that may arise from such Placement Agent’s engagements as indicated in the immediately preceding sentence, in the context of such Placement Agent’s engagement by FEAC as FEAC’s placement agent in connection with the Subscription. FEAC and Newco are solely responsible for paying any fees or other commission owed to the Placement Agents in connection with the Subscription or the Transactions.

2.1.12. Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber or one of its representatives, on the one hand, and FEAC, one of its representatives or the Placement Agents (collectively, the “Issuer Parties”) on behalf of FEAC, as the case may be, on the other hand, as a result of a pre-existing relationship between the Subscriber and one or more of the Issuer Parties. Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to the Subscriber, by any general solicitation or general advertising, and none of FEAC, Newco, the Placement Agents or their respective representatives or any person acting on behalf of any of them acted as investment advisor, broker or dealer to the Subscriber. The Subscriber acknowledges that FEAC represents and warrants that the Subscribed Shares (i) were not offered by any form of general solicitation or general advertising, including methods described in section 502(c) of Regulation D under and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, FEAC, Newco, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of FEAC and Newco contained in Section 2.2 and Section 2.3, respectively, of this Subscription Agreement, in making its investment or decision to invest in FEAC.

2.1.13. Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares, including those set forth in the SEC Documents (as defined below) and the investor presentation provided by FEAC (as amended and supplemented as of the date hereof). Subscriber, alone, or together with any professional advisor(s), has analyzed and considered

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the risks of an investment in the Subscribed Shares and determined that the Subscribed Shares are a suitable investment. Subscriber further acknowledges that Subscriber shall be responsible for any of Subscriber’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement or the Business Combination Agreement, and that neither FEAC, Newco or enGene, nor any of their respective agents or affiliates or the Placement Agents, have provided any tax advice or any other representation or guarantee, whether written or oral, regarding the tax consequences of the transactions contemplated by this Subscription Agreement.

2.1.14. Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of an investment in the Subscribed Shares and the foregoing authorities have not confirmed the accuracy or determined the adequacy of any representation (and any representation to the contrary is a criminal offense).

2.1.15. Subscriber represents and warrants that none of Subscriber or any of its officers, directors, managers, managing members, general partners or any other person acting in a similar capacity or carrying out a similar function on its behalf is (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC or any similar list of sanctioned persons administered by the United Nations Security Council, the European Union, Canada, His Majesty’s Treasury (“HMT”), any individual European Union member state or the United Kingdom or any other relevant sanctions authority (collectively, “Sanctions Lists”) or a person or entity designated by any OFAC sanctions program, (ii) directly or indirectly 50% or more owned or otherwise controlled by, or acting on behalf of, one or more persons on a Sanctions List, (iii) organized, incorporated, established, located or resident in, a country or territory that is the target of country-wide or territory-wide economic or trade sanctions (currently Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and any other Covered Region of Ukraine identified pursuant to Executive Order 14065, and non-government controlled areas of the Kherson and Zaporizhia region of Ukraine), or (iv) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. The representations, warranties and undertakings in this Section 2.1.15 will not apply to any party hereto to which Council Regulation (EC) No. 2271/96, as amended (the “Blocking Regulation”) applies, if and to the extent that such representation, warranty or undertaking is or would be invalid or unenforceable by reason of breach of any provision of the Blocking Regulation (or any law or regulation implementing such Blocking Regulation or any similar measure in any member state of the European Union or the United Kingdom). If Subscriber is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), Subscriber represents that it maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed to ensure compliance with sanctions programs administered by OFAC, the United Nations Security Council, the European Union, Canada, HMT, any European Union member state and the United Kingdom, including for the screening of its investors against the Sanctions Lists and the OFAC sanctions programs. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Subscribed Shares were legally derived.

2.1.16. Except as expressly disclosed in a Schedule 13D or Schedule 13G (or amendments thereto) filed by Subscriber with the Commission with respect to the beneficial ownership of FEAC’s securities, Subscriber is not currently (and at all times through the Closing Date will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) acting for the purpose of acquiring, holding or disposing of equity securities of FEAC or Newco, as applicable (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

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2.1.17. On each date the Purchase Price would be required to be funded to FEAC (or, following the Assumption, Newco) pursuant to Section 3.1, Subscriber will have sufficient immediately available funds to pay the Purchase Price pursuant to Section 3.1 and will be able to consummate the subscription of the Subscribed Shares.

2.1.18. No broker, finder or other financial consultant has acted on behalf of Subscriber in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on FEAC, Newco or enGene.

2.1.19. Subscriber agrees that, from the date of this Subscription Agreement until the Closing or the earlier termination of this Subscription Agreement, none of Subscriber, its controlled affiliates, or any person or entity acting on behalf of Subscriber or any of its controlled affiliates or pursuant to any understanding with Subscriber or any of its controlled affiliates will engage in any Short Sales with respect to securities of FEAC or Newco, as applicable. For the purposes hereof, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), including through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding the foregoing, (a) nothing herein shall prohibit any entities under common management or that share an investment advisor with Subscriber (including Subscriber’s controlled affiliates and/or affiliates) that have no knowledge of this Subscription Agreement or of Subscriber’s participation in the transactions contemplated hereby from entering into any Short Sales and (b) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets, this Section 2.1.19 shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares covered by this Subscription Agreement. For the avoidance of doubt, this Section 2.1.19 shall not apply to (i) any sale (including the exercise of any redemption right) of securities of FEAC or Newco, as applicable (A) held by Subscriber, its controlled affiliates or any person or entity acting on behalf of Subscriber or any of its controlled affiliates prior to the execution of this Subscription Agreement or (B) purchased by Subscriber, its controlled affiliates or any person or entity acting on behalf of Subscriber or any of its controlled affiliates in an open market transaction after the execution of this Subscription Agreement or (ii) ordinary course, non-speculative hedging transactions.

2.1.20. Subscriber acknowledges that it is aware that in connection with, and immediately upon completion of, the Cayman Merger, each Ordinary Share of FEAC issued and outstanding immediately prior to the effective time of the Cayman Merger shall automatically be cancelled and cease to exist in exchange for the right to receive, without interest, one Newco Common Share. Subscriber acknowledges that the above will be effected as part of the Transactions without any further consent, vote, or approvals from Subscriber, and to the extent that Subscriber may have any such rights under Cayman Islands law, Canadian law or otherwise, Subscriber effectively forfeits such rights hereby.

2.1.21. The funds being used to purchase the Subscribed Shares which will be paid by the Subscriber to FEAC (or following the Assumption, Newco) in accordance with the terms hereunder will not represent proceeds of crime for the purposes of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (the “PCMLTFA”) and the Subscriber and the beneficial subscriber, if any, acknowledges that FEAC (or following the Assumption, Newco) may in the future be required by law to disclose the Subscriber’s or beneficial subscriber’s name and other information relating to this Subscription Agreement and the Subscriber’s subscription hereunder, on a confidential basis, pursuant to the PCMLTFA. To the best of its knowledge, none of the subscription funds to be provided by the Subscriber or the beneficial subscriber have been or will be derived from or related to any activity that is deemed criminal under the laws of Canada or any other jurisdiction or are being tendered on behalf of a person or entity who has not been identified to the Subscriber.

2.1.22. Subscriber acknowledges and agrees that the sale and delivery of the Subscribed Shares is subject to applicable requirements under the securities laws and regulations of the provinces and territories

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of Canada (“Canadian Securities Laws”) and is conditional upon such sale being exempt from the requirements of Canadian Securities Laws of the province or territory in which it resides or may be deemed to reside as to the filing and delivery of a prospectus and that the Subscribed Shares have not been qualified under a prospectus under Canadian Securities Laws. The Subscriber acknowledges and agrees that FEAC and Newco may rely on the prospectus exemption available in respect of the Subscription under Section 2.11 (Business combination and reorganization) of National Instrument 45-106 – Prospectus Exempt Distributions, or such other exemption or exemption ruling as it determines, upon the advice of counsel, to be advisable, in respect of the issuance and sale of the Subscribed Shares. The Subscriber acknowledges that FEAC and Newco, as of the date hereof, are not “reporting issuers” in any jurisdiction in Canada, that the Subscribed Shares are subject to statutory resale restrictions under applicable Canadian Securities Laws of the province or territory in which Subscriber resides or may be deemed to reside, which resale restrictions may apply outside of Canada, and Subscriber covenants that it will not resell the Subscribed Shares except in compliance with such laws.

2.1.23. Subscriber is eligible to purchase the Subscribed Shares pursuant to an exemption from the registration and prospectus requirements of Canadian Securities Laws

2.1.24. The Subscriber acknowledges and agrees that:

(a) the Subscriber is not entitled, and will not take any action to acquire any entitlement, to vote, consent or otherwise approve in respect of the Transactions, whether arising under this Subscription Agreement, in respect of the right to acquire the Subscribed Shares, or otherwise, and notwithstanding the foregoing, to the extent that it is so entitled to vote, consent or otherwise approve, shall exercise such entitlement to vote, consent or otherwise right of approval in favour of the approval, consent, ratification and adoption of any resolution in respect of the Transactions (and any other matters or actions necessary for the consummation of the Transactions contemplated by the Business Combination Agreement), including without limitation at any meeting of securityholders of FEAC, Newco or any other person or entity (including in connection with any separate vote of any sub-group of securityholders of FEAC, Newco or any other person or entity that may be required to be held and of which sub-group the Subscriber forms part) called to vote upon the Transactions or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval (including written consent in lieu of a meeting) with respect to the Transactions is sought;

(b) the Subscriber shall not take any other action of any kind which would reasonably be expected to prevent or materially delay the consummation of any of the Transactions or any other transactions contemplated by the Business Combination Agreement; and

(c) the Subscriber waives to the fullest extent permitted by law any and all rights of appraisal, rights of dissent or similar rights that the Subscriber may have or acquire with respect to any resolution in respect of the Transactions or any other matters or actions necessary for the consummation of the Transactions contemplated by the Business Combination Agreement, and will not exercise any such right with respect to any such resolution which is waived hereby.

2.1.25. The Subscriber acknowledges that the Placement Agents: (i) have not provided the Subscriber with any information or advice with respect to the Subscribed Shares, (ii) have not made or make any representation, express or implied as to FEAC, Newco, Newco’s credit quality, the Subscribed Shares or the Subscriber’s purchase of the Subscribed Shares, (iii) have not acted as the Subscriber’s financial advisor or fiduciary in connection with the issue and purchase of Subscribed Shares, (iv) may have acquired, or during the term of this Subscription Agreement may acquire, non-public information with respect to the Newco, which, subject to the requirements of applicable law, the Subscriber agrees need not be provided to it, and (v) may have existing or future business relationships with FEAC and Newco (including, but not limited to, lending, depository, risk management, advisory and banking relationships) and will pursue actions and take steps that it deems or they deem necessary or appropriate to protect its or their interests arising therefrom without regard to the consequences for a holder of Subscribed Shares, and that certain of these actions may have material and adverse consequences for a holder of Subscribed Shares. The

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Subscriber acknowledges that FEAC, Newco and/or the Placement Agents and/or their respective affiliates may now or in the future own securities of FEAC and may purchase securities in connection with the Transactions.

2.1.26. The Subscriber acknowledges that it has not relied on the Placement Agents in connection with its determination as to the legality of its acquisition of the Subscribed Shares or as to the other matters referred to herein and the Subscriber has not relied on any investigation that the Placement Agents, any of their affiliates or any person acting on their behalf have conducted with respect to the Subscribed Shares, FEAC or Newco. The Subscriber further acknowledges that it has not relied on any information contained in any research reports prepared by the Placement Agents or any of their affiliates.

2.1.27. The Subscriber acknowledges that neither the Placement Agents, nor any of their respective affiliates nor any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing have made any independent investigation with respect to FEAC, Newco or its subsidiaries or any of their respective businesses, or the Subscribed Shares or the accuracy, completeness or adequacy of any information supplied to the Subscriber by FEAC. Each Placement Agent has not made and does not make any representations as to FEAC, Newco or the quality or value of the Subscribed Shares.

2.2. FEAC’s Representations, Warranties and Agreements. To induce Subscriber to purchase the Subscribed Shares, FEAC hereby represents and warrants to Subscriber and agrees with Subscriber, as of the date hereof and as of the Closing Date, as follows:

2.2.1. FEAC has been duly incorporated and is validly existing and in good standing under the laws of the Cayman Islands and has all requisite power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

2.2.2. This Subscription Agreement, the Other Subscription Agreements, the Business Combination Agreement and the Ancillary Documents (collectively, the “Transaction Documents”) to which FEAC is a party have been duly authorized, validly executed and delivered by FEAC and, assuming that the Transaction Documents to which FEAC is a party constitute valid and binding obligations of the other parties thereto, are valid and binding obligations of FEAC, and are enforceable against FEAC in accordance with their terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.

2.2.3. Assuming the accuracy of the Subscriber’s representations and warranties in Section 2.1 hereof and Newco’s representations and warranties in Section 2.3 hereof, the execution, delivery and performance of the Transaction Documents to which FEAC is a party (including compliance by FEAC with all of the provisions hereof), the issuance and sale of the Subscribed Shares and the consummation of the other transactions contemplated under the Transaction Documents, including the Transactions, do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of FEAC or any of its subsidiaries pursuant to the terms of any indenture, mortgage, charge, deed of trust, loan agreement, lease, license or other agreement or instrument to which FEAC or any of its subsidiaries is a party or by which FEAC or any of its subsidiaries is bound or to which any of the property or assets of FEAC or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of FEAC, Newco or enGene and their respective subsidiaries, taken as a whole, or materially and adversely affects the ability of FEAC to timely perform its obligations under the Transaction Documents to which it is a party, in each case subject to the exceptions in the definition of Company Material Adverse Effect in the Business Combination Agreement mutatis mutandis (collectively, a “FEAC Material Adverse Effect”), (ii) result in any violation of the provisions of the organizational documents of FEAC or any of its subsidiaries or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any

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court or governmental agency or body, domestic or foreign, having jurisdiction over FEAC or any of its subsidiaries or any of its properties that would, individually or in the aggregate, reasonably be expected to have a FEAC Material Adverse Effect.

2.2.4. Neither FEAC, nor any person acting on its behalf has, directly or indirectly, made any offers or sales of any security of FEAC nor solicited any offers to buy any security under circumstances that would adversely affect reliance by FEAC on Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration or qualification of the issuance of the Subscribed Shares under the Securities Act or a prospectus under Canadian Securities Laws.

2.2.5. Except for the Placement Agents, no broker or finder is entitled to any brokerage or finder’s fee or commission from FEAC solely in connection with the sale of the Subscribed Shares to the Subscriber.

2.2.6. Neither FEAC, nor any person acting on its behalf has conducted any general solicitation or general advertising, including methods described in section 502(c) of Regulation D under the Securities Act, in connection with the offer or sale of any of the Subscribed Shares and neither FEAC, nor any person acting on its behalf has offered any of the Subscribed Shares in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, any state securities laws or any Canadian Securities Laws.

2.2.7. Concurrently with the execution and delivery of this Subscription Agreement, FEAC is entering into the Other Subscription Agreements containing substantially similar terms (including the Per Share Price term) as this Subscription Agreement, providing for the sale of an aggregate of 5,550,408 Ordinary Shares (or, following the Assumption, Newco Common Shares) for an aggregate purchase price of $56,891,682.00 (including the Subscribed Shares purchased and sold under this Subscription Agreement). No Other Subscription Agreement, side letter or similar agreement with an Other Subscriber contains terms (including the Per Share Price term) that are materially more advantageous to such Other Subscriber thereunder than the terms of this Subscription Agreement (other than terms particular to the regulatory requirements of such Other Subscriber or its affiliates or related funds that are mutual funds or are otherwise subject to regulations related to the timing of funding and the issuance of the related Ordinary Shares (or, following the Assumption, Newco Common Shares)). The Other Subscription Agreements have not been amended in any material respect following the date of this Subscription Agreement to include terms that are materially more advantageous to any Other Subscriber thereunder than the terms of this Subscription Agreement (other than terms particular to the regulatory requirements of such Other Subscriber or its affiliates or related funds that are mutual funds or are otherwise subject to regulations related to the timing of funding and the issuance of the related Ordinary Shares (or, following the Assumption, Newco Common Shares)).

2.2.8. Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 2.1, no registration or qualification under the Securities Act or a prospectus under applicable Canadian Securities Laws is required for the offer and sale of the Subscribed Shares by FEAC to Subscriber.

2.2.9. There are no pending or, to the knowledge of FEAC, threatened, suits, claims, actions, or proceedings, which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a FEAC Material Adverse Effect. There is no unsatisfied judgment, any open injunction, or any decree, ruling or order of any governmental authority or arbitrator outstanding against or binding upon FEAC, which would, individually or in the aggregate, reasonably be expected to have a FEAC Material Adverse Effect.

2.2.10. Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 2.1, FEAC is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by FEAC of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) filings with the United States Securities and Exchange Commission (the “Commission”), (ii) filings required by applicable state or federal securities laws, including filings pursuant

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to Regulation D under the Securities Act, (iii) filings required in accordance with Section 4, (iv) filings required by applicable Canadian Securities Laws, (v) filings required to consummate the Transactions as provided under the Business Combination Agreement, (vi) those required by The Nasdaq Stock Market LLC (the “Nasdaq”) or other national securities exchange registered under the Exchange Act (an “Exchange”), as applicable, and (vii) filings, the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, a FEAC Material Adverse Effect.

2.2.11. FEAC made available to Subscriber (including via the Commission’s EDGAR system) a true, correct and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other documents filed by FEAC with the Commission prior to the date of this Subscription Agreement (the “SEC Documents”), which SEC Documents, as of their respective filing dates, complied in all material respects with the requirements of the Exchange Act applicable to the SEC Documents and the rules and regulations of the Commission promulgated thereunder and applicable to the SEC Documents. As of their respective dates, all SEC Documents required to be filed by FEAC with the Commission prior to the date hereof complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder. None of the SEC Documents filed under the Exchange Act, contained, when filed or, if amended prior to the date of this Subscription Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that FEAC makes no such representation or warranty with respect to the registration statement on Form S-4 to be filed with respect to the Transactions or any other information relating to Newco, enGene or any of their affiliates included in any SEC Document or filed as an exhibit thereto. FEAC has filed each report, statement, schedule, prospectus, and registration statement that FEAC was required to file with the Commission since its inception and through the date hereof. There are no material outstanding or unresolved comments in comment letters from the Commission staff with respect to any of the SEC Documents. The financial statements of FEAC included in the SEC Documents complied in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial condition of FEAC as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments, and such financial statements have been prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein or in the notes thereto, and except that the unaudited financial statements may not contain all footnotes required by GAAP); except, in each case, as set forth in any subsequent SEC Document filed or furnished with the Commission on or prior to the date hereof.

2.2.12. FEAC is not, and immediately after receipt of payment for the Subscribed Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

2.2.13. FEAC is not (i) a person or entity named on any Sanctions List, (ii) directly or indirectly 50% or more owned or otherwise controlled by, or acting on behalf of, one or more persons on a Sanctions List, (iii) organized, incorporated, established or located in a country or territory that is the target of country-wide or territory-wide economic or trade sanctions (currently Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and any other Covered Region of Ukraine identified pursuant to Executive Order 14065, and non-government controlled areas of the Kherson and Zaporizhia region of Ukraine) or (iv) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. The representations, warranties and undertakings in this Section 2.2.13 will not apply to any party hereto to which the Blocking Regulation applies, if and to the extent that such representation, warranty or undertaking is or would be invalid or unenforceable by reason of breach of any provision of the Blocking Regulation (or any law or regulation implementing such Blocking Regulation or any similar measure in any member state of the European Union or the United Kingdom). If FEAC is a financial institution subject to the BSA/PATRIOT Act, FEAC represents that it maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/

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PATRIOT Act. FEAC also represents that, to the extent required, it maintains policies and procedures reasonably designed to ensure compliance with sanctions programs administered by OFAC, the United Nations Security Council, the European Union, Canada, HMT, any European Union member state and the United Kingdom, including for the screening of its investors against the Sanctions List and the OFAC sanctions programs. FEAC further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by FEAC were legally derived.

2.2.14. FEAC is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the organizational documents of FEAC, (ii) any loan or credit agreement, guarantee, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which, as of the date of this Subscription Agreement, FEAC is a party or by which FEAC’s properties or assets are bound or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency, taxing authority or regulatory body, domestic or foreign, having jurisdiction over FEAC or any of its properties, except, in the case of clauses (ii) and (iii), for defaults or violations that have not had and would not be reasonably likely to have, individually or in the aggregate, a FEAC Material Adverse Effect.

2.2.15. FEAC is in compliance with all applicable laws, except where such non-compliance would not be reasonably likely to have a FEAC Material Adverse Effect. FEAC has not received any written communication from a governmental entity that alleges that FEAC is not in compliance with or is in default or violation of any applicable law, except where such non- compliance, default or violation would not, individually or in the aggregate, reasonably be expected to have a FEAC Material Adverse Effect.

2.2.16. As of the date hereof, the issued and outstanding Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on Nasdaq under the symbol “FRBN”. There is no suit, action, proceeding or investigation pending or, to the knowledge of FEAC, threatened against FEAC by Nasdaq or the Commission with respect to any intention by such entity to deregister the Ordinary Shares or prohibit or terminate the listing of the Ordinary Shares on Nasdaq. FEAC has taken no action that is designed to terminate the registration of the Ordinary Shares under the Exchange Act or the listing of the Ordinary Shares on Nasdaq.

2.2.17. All issued and outstanding FEAC Shares have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to preemptive or similar rights and all outstanding FEAC Warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive or similar rights. There are no shareholder agreements, voting trusts or other agreements or understandings to which FEAC is a party or by which it is bound relating to the voting of any securities of FEAC, other than as contemplated by or described in, as applicable, the Transactions, the Transaction Documents or the SEC Documents. Except as contemplated by or described in, as applicable, the Transactions, the Transaction Documents or the SEC Documents, there are no securities or instruments issued by or to which FEAC is a party containing anti-dilution or similar provisions that will be triggered, and not fully waived by the holder of such securities or instruments pursuant to a written agreement or consent, by the issuance of (i) the Subscribed Shares, (ii) the shares to be issued pursuant to any Other Subscription Agreement or (iii) the consummation of the Transactions.

2.3. Newco’s Representations, Warranties and Agreements. To induce Subscriber to purchase the Subscribed Shares, Newco hereby represents and warrants to Subscriber and agrees with Subscriber, as of the date hereof and as of the Closing Date, as follows:

2.3.1. Newco has been duly incorporated and is validly existing and in good standing under the laws of Canada (provided that, following the Continuance, Newco shall be validly continued and validly existing and in good standing under the laws of the Province of British Columbia), and has all requisite power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under the Transaction Documents to which it is party. At the Closing Date, the Subscribed Shares will be duly authorized and, when issued and delivered to

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Subscriber against full payment for the Subscribed Shares, will be free and clear of any liens or other restrictions (other than arising under applicable securities laws) in accordance with the terms of this Subscription Agreement and registered with Newco’s transfer agent, and the Subscribed Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights under Newco’s constitutive agreements, under any agreement or instrument to which Newco is a party or by which Newco is bound, or under applicable law.

2.3.2. The Transaction Documents to which Newco is a party have been duly authorized, validly executed and delivered by Newco and, assuming that the Transaction Documents to which Newco is a party constitute valid and binding obligations of the other parties thereto, are valid and binding obligations of Newco, and are enforceable against Newco in accordance with their terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.

2.3.3. Assuming the accuracy of the Subscriber’s representations and warranties in Section 2.1 hereof and FEAC’s representations and warranties in Section 2.2 hereof, the execution, delivery and performance of the Transaction Documents to which Newco is a party (including compliance by Newco with all of the provisions hereof), the issuance and sale of the Subscribed Shares and the consummation of the other transactions contemplated herein, including the Transactions, do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Newco or any of its subsidiaries pursuant to the terms of any indenture, mortgage, charge, deed of trust, loan agreement, lease, license or other agreement or instrument to which Newco or any of its subsidiaries is a party or by which Newco or any of its subsidiaries is bound or to which any of the property or assets of Newco or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, shareholders’ equity or results of operations of Newco, FEAC or enGene and their respective subsidiaries, taken as a whole, or materially and adversely affects the ability of Newco to timely perform its obligations under the Transaction Documents to which it is a party, in each case subject to the exceptions in the definition of Company Material Adverse Effect in the Business Combination Agreement mutatis mutandis (collectively, a “Newco Material Adverse Effect”), (ii) result in any violation of the provisions of the organizational documents of Newco or any of its subsidiaries or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Newco or any of its subsidiaries or any of its properties that would, individually or in the aggregate, reasonably be expected to have a Newco Material Adverse Effect.

2.3.4. Neither Newco, nor any person acting on its behalf has, directly or indirectly, made any offers or sales of any security of Newco nor solicited any offers to buy any security under circumstances that would adversely affect reliance by Newco on Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration or qualification of the issuance of the Subscribed Shares under the Securities Act or a prospectus under Canadian Securities Laws.

2.3.5. Except for the Placement Agents, no broker or finder is entitled to any brokerage or finder’s fee or commission from Newco solely in connection with the sale of the Subscribed Shares to the Subscriber.

2.3.6. Neither Newco, nor any person acting on its behalf has conducted any general solicitation or general advertising, including methods described in section 502(c) of Regulation D under the Securities Act, in connection with the offer or sale of any of the Subscribed Shares and neither Newco, nor any person acting on its behalf has offered any of the Subscribed Shares in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, any state securities laws or any Canadian Securities Laws.

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2.3.7. Concurrently with the execution and delivery of this Subscription Agreement, Newco is entering into the Other Subscription Agreements containing substantially similar terms (including the Per Share Price term) as this Subscription Agreement, providing for the sale of an aggregate of 5,550,408 Ordinary Shares (or, following the Assumption, Newco Common Shares) for an aggregate purchase price of $56,891,682.00 (including the Subscribed Shares purchased and sold under this Subscription Agreement). No Other Subscription Agreement, side letter or similar agreement with a similarly situated Other Subscriber contains terms (including the Per Share Price term) that are materially more advantageous to such similarly situated Other Subscriber thereunder than the terms of this Subscription Agreement (other than terms particular to the regulatory requirements of such Other Subscriber or its affiliates or related funds that are mutual funds or are otherwise subject to regulations related to the timing of funding and the issuance of the related Ordinary Shares (or, following the Assumption, Newco Common Shares)). The Other Subscription Agreements have not been amended in any material respect following the date of this Subscription Agreement to include terms that are materially more advantageous to any similarly situated Other Subscriber thereunder than the terms of this Subscription Agreement (other than terms particular to the regulatory requirements of such Other Subscriber or its affiliates or related funds that are mutual funds or are otherwise subject to regulations related to the timing of funding and the issuance of the related Ordinary Shares (or, following the Assumption, Newco Common Shares)).

2.3.8. As of the date of this Subscription Agreement and as of the date immediately prior to the Cayman Merger, Newco has two classes of authorized common shares, class A common shares and class B common shares, of which 10 (ten) class B common shares have been issued and are outstanding. All issued and outstanding common shares of Newco have been duly authorized and validly issued, are fully paid, non-assessable and are not subject to preemptive or similar rights. There are no shareholder agreements, voting trusts or other agreements or understandings to which Newco is a party or by which it is bound relating to the voting of any securities of Newco, other than as contemplated by the Transaction Documents to which Newco is a party. Except as described in the Transaction Documents, there are no securities or instruments issued by or to which Newco is a party containing anti-dilution or similar provisions that will be triggered, and not fully waived by the holder of such securities or instruments pursuant to a written agreement or consent, by the issuance of (i) the Subscribed Shares, (ii) the shares to be issued pursuant to any Other Subscription Agreement or (iii) the consummation of the Transactions.

2.3.9. There are no pending or, to the knowledge of Newco, threatened, suits, claims, actions, or proceedings, which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a Newco Material Adverse Effect. There is no unsatisfied judgment, any open injunction, or any decree, ruling or order of any governmental authority or arbitrator outstanding against or binding upon Newco, which would, individually or in the aggregate, reasonably be expected to have a Newco Material Adverse Effect.

2.3.10. Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 2.1, Newco is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by Newco of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) filings with the Commission, (ii) filings required by applicable state or federal securities laws, including filings pursuant to Regulation D under the Securities Act, (iii) filings required in accordance with Section 4, (iv) filings required by applicable Canadian Securities Laws, (v) filings required to consummate the Transactions as provided under the Business Combination Agreement, (vi) those required by Nasdaq or other Exchange, as applicable, and (vii) filings, the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, a Newco Material Adverse Effect.

2.3.11. Newco is not, and immediately after receipt of payment for the Subscribed Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

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2.3.12. Newco is not (i) a person or entity named on any Sanctions List, (ii) directly or indirectly 50% or more owned or otherwise controlled by, or acting on behalf of, one or more persons on a Sanctions List, (iii) organized, incorporated, established or located in a country or territory that is the target of country-wide or territory-wide economic or trade sanctions (currently Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and any other Covered Region of Ukraine identified pursuant to Executive Order 14065, and non-government controlled areas of the Kherson and Zaporizhia region of Ukraine) or (iv) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. The representations, warranties and undertakings in this Section 2.3.12 will not apply to any party hereto to which the Blocking Regulation applies, if and to the extent that such representation, warranty or undertaking is or would be invalid or unenforceable by reason of breach of any provision of the Blocking Regulation (or any law or regulation implementing such Blocking Regulation or any similar measure in any member state of the European Union or the United Kingdom). If Newco is a financial institution subject to the BSA/PATRIOT Act, Newco represents that it maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Newco also represents that, to the extent required, it maintains policies and procedures reasonably designed to ensure compliance with sanctions programs administered by OFAC, the United Nations Security Council, the European Union, Canada, HMT, any European Union member state and the United Kingdom, including for the screening of its investors against the Sanctions List and the OFAC sanctions programs. Newco further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Newco were legally derived.

2.3.13. Newco is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the organizational documents of Newco, (ii) any loan or credit agreement, guarantee, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which, as of the date of this Subscription Agreement, Newco is a party or by which Newco’s properties or assets are bound or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency, taxing authority or regulatory body, domestic or foreign, having jurisdiction over Newco or any of its properties, except, in the case of clauses (ii) and (iii), for defaults or violations that have not had and would not be reasonably likely to have, individually or in the aggregate, a Newco Material Adverse Effect.

2.3.14. Newco is in compliance with all applicable laws, except where such non-compliance would not be reasonably likely to have a Newco Material Adverse Effect. Newco has not received any written communication from a governmental entity that alleges that Newco is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, reasonably be expected to have a Newco Material Adverse Effect.

3. Settlement Date and Delivery.

3.1. Closing. The Closing shall occur on the Closing Date, subject to the completion of the other parts of the Transactions (other than those Transactions that are scheduled to be completed following the Amalgamation Closing), including the substantially concurrent occurrence of the Amalgamation Closing. Upon written notice from (or on behalf of) FEAC to Subscriber (the “Closing Notice”) at least five (5) Business Days prior to the date that FEAC reasonably expects all conditions to the Amalgamation Closing to be satisfied (the “Expected Closing Date”), Subscriber shall deliver to FEAC no later than two (2) Business Days prior to the Expected Closing Date (i) the Purchase Price for the Subscribed Shares by wire transfer of United States dollars in immediately available funds to the account specified by FEAC in the Closing Notice, such funds to be held by FEAC in escrow, segregated from and not co-mingled with the other funds of FEAC (and in no event will such funds be held in the Trust Account) for the benefit of Subscriber until the Closing at which point the funds shall be released to Newco at the time of the PIPE Financing; and (ii) any other information that is reasonably requested in the Closing Notice in order for FEAC (or, following the Assumption, Newco) to issue the Subscribed Shares including, without limitation, the legal name of the person in whose name such Subscribed Shares are to be issued, and if applicable, a duly executed Internal Revenue Service Form W-9 or the applicable

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Internal Revenue Service Form W-8, as applicable. On the Closing Date, following and subject to the Assumption, Newco shall issue to Subscriber (or the funds and accounts designated by Subscriber if so designated by Subscriber, or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable, the Subscribed Shares, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws or Canadian securities laws), which Subscribed Shares, unless otherwise determined by FEAC (or following the Assumption, Newco), shall be uncertificated, with record ownership reflected only in the register of shareholders of Newco and shall provide evidence of such issuance from Newco’s transfer agent showing Subscriber as the owner of the Subscribed Shares on and as of the Closing Date within two (2) Business Days of the Closing Date. If the Transactions (other than those Transactions that are scheduled to be completed following the Amalgamation Closing) are not consummated within two (2) Business Days after the Expected Closing Date, FEAC shall promptly (but no later than one (1) Business Day thereafter) return the Purchase Price to Subscriber by wire transfer of United States dollars in immediately available funds to an account specified by Subscriber, and any Subscribed Shares that had been issued shall be cancelled. Notwithstanding such return, (i) a failure to close on the Expected Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 3 to be satisfied or waived on or prior to the Closing Date, and (ii) unless and until this Subscription Agreement is terminated in accordance with Section 5 hereof, Subscriber shall remain obligated (A) to redeliver funds on the new Closing Date to FEAC following FEAC’s delivery to Subscriber of a new Closing Notice and (B) to consummate the Closing upon satisfaction of the conditions set forth in this Section 3. For purposes of this Subscription Agreement, “Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and Toronto, Ontario are open for the general transaction of business.

3.2. Conditions to Closing of FEAC and Newco.

FEAC’s (or following the Assumption, Newco’s) obligations to sell and issue the Subscribed Shares at the Closing are subject to the fulfillment or (to the extent permitted by applicable law) written waiver by FEAC (or following the Assumption, Newco), on or prior to the Closing Date, of each of the following conditions:

3.2.1. Representations and Warranties Correct. The representations and warranties made by Subscriber in Section 2.1 hereof shall be true and correct in all material respects when made (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true and correct in all respects), and shall be true and correct in all material respects on and as of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true in all respects) with the same force and effect as if they had been made on and as of said date, but in each case without giving effect to the Amalgamation Closing.

3.2.2. Compliance with Covenants. Subscriber shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by Subscriber at or prior to the Closing.

3.2.3. Closing of the Transactions. All conditions precedent to the Amalgamation Closing set forth in the Business Combination Agreement shall have been satisfied or waived by the party entitled to the benefit thereof under the Business Combination Agreement, and the Cayman Merger has been consummated.

3.2.4. Legality. There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, statute, rule or regulation enjoining or prohibiting the consummation of the transactions contemplated by this Subscription Agreement or the Transactions and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition.

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3.2.5. Regulatory Approvals. FEAC shall have obtained all required regulatory approvals (including those that may be required under the securities laws of the United States or Canadian Securities Laws) to permit the completion of the transactions contemplated hereby.

3.2.6. No Registration or Prospectus Requirements. The offer, issue, sale and delivery of the Subscribed Shares shall be exempt from any applicable requirements to file a registration statement or prospectus or deliver an offering memorandum (as defined in applicable securities laws, including securities laws of the United States or Canadian Securities Laws) or any similar document under applicable securities laws, including securities laws of the United States or Canadian Securities Laws, or FEAC or Newco shall have received such orders, consents or approvals as may be required to permit such sale without the requirement of filing a registration statement or prospectus or delivering an offering memorandum or any similar document.

3.3. Conditions to Closing of Subscriber.

Subscriber’s obligation to purchase the Subscribed Shares at the Closing is subject to the fulfillment or (to the extent permitted by applicable law) written waiver by Subscriber, on or prior to the Closing Date, of each of the following conditions:

3.3.1. Representations and Warranties Correct. The representations and warranties made by FEAC in Section 2.2 and Newco in Section 2.3 hereof shall be true and correct in all material respects when made (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or FEAC Material Adverse Effect or Newco Material Adverse Effect, which representations and warranties shall be true and correct in all respects), and shall be true and correct in all material respects on and as of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or FEAC Material Adverse Effect or Newco Material Adverse Effect, which representations and warranties shall be true and correct in all respects) with the same force and effect as if they had been made on and as of said date, but in each case without giving effect to the Amalgamation Closing.

3.3.2. Compliance with Covenants. Each of FEAC and Newco shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by FEAC and Newco at or prior to the Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of FEAC and Newco to consummate the Closing.

3.3.3. Closing of the Transactions. All conditions precedent to the Transactions (other than those Transactions that are scheduled to be completed following the Amalgamation Closing) set forth in the Business Combination Agreement or other relevant transaction agreements shall have been satisfied or waived by the party entitled to the benefit thereof under the Business Combination Agreement. Except to the extent consented to in writing by Subscriber (which consent is not to be unreasonably withheld, conditioned or delayed), the Business Combination Agreement (as filed with the Commission on or shortly after the date hereof) shall not have been amended, modified, supplemented or waived in a manner that would reasonably be expected to materially and adversely affect the economic benefits that Subscriber would reasonably expect to receive under this Subscription Agreement in a manner disproportionate to other shareholders of FEAC or Newco. Newco shall have assumed all of the obligations of FEAC hereunder in accordance with Section 6.6 hereof (including, for the avoidance of doubt, standing in the place of the “FEAC” for purposes of Section 4 hereunder). There shall have been no amendment, waiver or modification to the Other Subscription Agreements that materially benefits any such Other Subscriber thereunder (other than terms particular to the legal or regulatory requirements of such Other Subscriber or its affiliates or related persons) unless Subscriber has been offered substantially the same benefits.

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3.3.4. Legality. There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, statute, rule or regulation enjoining or prohibiting consummation of the transactions contemplated by this Subscription Agreement or the Transactions and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition.

3.3.5. Listing. No suspension of the qualification of the Ordinary Shares for offering or sale or trading in any jurisdiction, and no suspension or removal from listing of the Ordinary Shares on Nasdaq or other Exchange, as applicable, and no initiation or threatening of any proceedings for any of such purposes or delisting, shall have occurred, and the Subscribed Shares shall be approved for listing on Nasdaq or other Exchange, as applicable, subject to official notice of issuance.

3.4. From the date hereof until the Closing Date, FEAC shall provide prompt written notice to Subscriber of any (i) amendment, modification or waiver of any provision of the Business Combination Agreement that would reasonably be expected to materially and adversely affect the economic benefits that Subscriber, FEAC or Newco would reasonably expect to receive under this Subscription Agreement or (ii) any declaration by FEAC of a FEAC Material Adverse Effect or Newco of a Company Material Adverse Effect (as defined in the Business Combination Agreement) under the Business Combination Agreement.

4. Registration Statement.

4.1. FEAC (or subject to and in accordance with the Assumption, Newco) agrees that, as soon as practicable, but in no event later than fifteen (15) Business Days after the Closing Date (the date on which the Registration Statement is filed, the “Filing Date”), it shall use its commercially reasonable efforts to file with the Commission (at FEAC’s sole cost and expense) a registration statement (the “Registration Statement”) registering the resale of the Subscribed Shares and/or any other equity security (of FEAC, any successor entity or otherwise) issued or issuable with respect to the Subscribed Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise (the “Registrable Securities”), and FEAC shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the 60th calendar day (or 90th calendar day if the Staff of the Commission notifies FEAC that it will “review” the Registration Statement) following the Closing Date (the date on which the Registration Statement is declared effective, the “Effectiveness Date”); provided, however, that FEAC’s obligations to include the Registrable Securities in the Registration Statement are contingent upon Subscriber furnishing a completed and executed selling shareholders questionnaire in customary form to FEAC that contains the information required by Commission rules for a Registration Statement regarding Subscriber, the securities of FEAC held by Subscriber and the intended method of disposition of the Registrable Securities to effect the registration of the Registrable Securities, and Subscriber shall execute such documents in connection with such registration as FEAC may reasonably request that are customary of a selling stockholder in similar situations, including providing that FEAC shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement, if applicable, as permitted hereunder; provided, that Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Securities, and unless otherwise agreed to in writing by Subscriber prior to the filing of the Registration Statement, Subscriber shall not be identified as a statutory underwriter in the Registration Statement; provided, that if the Commission requests that Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber will have the opportunity to withdraw from the Registration Statement upon its prompt written request to FEAC. For purposes of clarification, any failure by FEAC to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve FEAC of its obligations to file or effect the Registration Statement as set forth above in this Section 4. For purposes of this Section 4, “Subscriber” shall include any person to which the rights under this Section 4 shall have been duly assigned. FEAC will use its commercially reasonable efforts to provide a draft of the Registration Statement to Subscriber for review at least two (2) Business Days in advance of filing the Registration Statement; provided that, for the avoidance of doubt,

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in no event shall FEAC be required to delay or postpone the filing of such Registration Statement as a result of or in connection with the Subscriber’s review. Notwithstanding the foregoing, if the Commission prevents FEAC from including any or all of the Registrable Securities proposed to be registered for resale under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Registrable Securities by the applicable shareholders or otherwise, (i) such Registration Statement shall register for resale such number of Subscribed Shares which is equal to the maximum number of Subscribed Shares as is permitted by the Commission and (ii) the number of Subscribed Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders; and as promptly as practicable after being permitted to register additional Subscribed Shares under Rule 415 under the Securities Act, FEAC shall amend the Registration Statement or file a new Registration Statement to register such Subscribed Shares not included in the initial Registration Statement and cause such amendment or Registration Statement to become effective as promptly as practicable.

4.2. In the case of the registration effected by FEAC pursuant to this Subscription Agreement, FEAC shall, upon reasonable request, inform Subscriber as to the status of such registration. At its expense FEAC shall:

4.2.1. except for such times as FEAC is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which FEAC determines to obtain, continuously effective, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (i) the third anniversary of the effectiveness of the Registration Statement, (ii) when Subscriber has sold all of its Registrable Securities pursuant to the Registration Statement or Rule 144 and (iii) the date all Registrable Securities held by the Subscriber may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for FEAC to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable); provided, that for as long as the Registration Statement shall remain effective pursuant to the immediately preceding sentence, FEAC will (a) use commercially reasonable efforts to file all reports, and (b) provide all customary and reasonable cooperation, necessary to update or amend the Registration Statement as necessary to include the Registrable Securities;

4.2.2. use commercially reasonable efforts to advise Subscriber within five (5) Business Days:

(a) when a Registration Statement or any post-effective amendment thereto has become effective;

(b) of any request by the Commission for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information;

(c) of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(d) of the receipt by FEAC of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(e) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading;

Notwithstanding anything to the contrary set forth herein, FEAC shall not, when so advising Subscriber of such events, provide Subscriber with any material, non-public information regarding FEAC or subject Subscriber to any duty of confidentiality;

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4.2.3. use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

4.2.4. upon the occurrence of any event contemplated in Section 4.2.2(e), except for such times as FEAC is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, FEAC shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

4.2.5. use its commercially reasonable efforts to cause all Subscribed Shares to be listed on each securities exchange or market, if any, on which FEAC’s Ordinary Shares are then listed;

4.2.6. use its commercially reasonable efforts to take all other steps reasonably necessary to effect the registration of the Registrable Securities and to enable the sale of the Registrable Securities under Rule 144; and

4.2.7. use its commercially reasonable efforts to cause FEAC’s transfer agent to remove any restrictive legend, at Subscriber’s request, as provided in Section 10.3 hereof.

4.3. Notwithstanding anything to the contrary in this Subscription Agreement, FEAC shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, (i) as may be necessary in connection with the preparation and filing of a post-effective amendment to the Registration Statement following the filing of FEAC’s Annual Report on Form 10-K or 20-F, as applicable, or (ii) if the filing, effectiveness or continued use of any Registration Statement would require FEAC to make any public disclosure of material non-public information, which disclosure, in the good faith determination of the board of directors of FEAC, after consultation with counsel to FEAC, (a) would be required to be made in any Registration Statement in order for the applicable Registration Statement not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) FEAC has a bona fide business purpose for not making such information public (each such circumstance, a “Suspension Event”); provided, however, that FEAC may not delay or suspend the Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than one hundred twenty (120) total calendar days, in each case, during any three hundred sixty (360) day period. Upon receipt of any written notice from FEAC (which notice shall not contain any material non-public information regarding FEAC and which notice shall not be subject to any duty of confidentiality) of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that it will immediately discontinue offers and sales of the Subscribed Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Subscriber receives copies of a supplemental or amended prospectus (which FEAC agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by FEAC that it may resume such offers and sales (which notice shall not contain any material non-public information regarding FEAC and which notice shall not be subject to any duty of confidentiality). If so directed by FEAC, Subscriber will deliver to FEAC or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Subscribed Shares in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Subscribed Shares shall not apply (i) to the extent Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to

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copies stored electronically on archival servers as a result of automatic data back-up. Subscriber may deliver written notice (an “Opt-Out Notice”) to FEAC requesting that Subscriber not receive notices from FEAC otherwise required by this Section 4; provided, however, that Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Subscriber (unless subsequently revoked), (i) FEAC shall not deliver any such notices to Subscriber and Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to Subscriber’s intended use of an effective Registration Statement, Subscriber will notify FEAC in writing at least two (2) business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of the preceding sentence) and the related suspension period remains in effect, FEAC will so notify Subscriber, within one (1) business day of Subscriber’s notification to FEAC, by delivering to Subscriber a copy of such previous notice of Suspension Event, and thereafter will provide Subscriber with the related notice of the conclusion of such Suspension Event promptly following its availability.

4.4. The parties agree that:

4.4.1. FEAC shall, notwithstanding the termination of this Subscription Agreement, indemnify and hold harmless, to the extent permitted by law, Subscriber (to the extent Subscriber is named as a selling shareholder under any Registration Statement), the officers, directors, agents, partners, members, managers, shareholders, affiliates, employees of each Subscriber, each person who controls such Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and the officers, directors, partners, members, managers, shareholders, agents, affiliates and employees of each such controlling person from and against any and all losses, claims, damages, liabilities, costs and expenses (including, without limitation, any reasonable and documented attorneys’ fees of one law firm and one local counsel in each applicable jurisdiction and expenses incurred in connection with defending or investigating any such action or claim) (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement (or incorporated by reference therein), prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading or (ii) any violation or alleged violation by FEAC of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 4, except insofar as the same are caused by or contained in any information furnished in writing to FEAC by or on behalf of Subscriber expressly for use therein or Subscriber has omitted a material fact from such information; provided, however, that the indemnification contained in this Section 4.4 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of FEAC (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall FEAC be liable for any Losses to the extent they arise out of or are based upon a violation which occurs (A) in reliance upon and in conformity with written information furnished by Subscriber expressly for use in such Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto, (B) in connection with any failure of such person to deliver or cause to be delivered a prospectus made available by FEAC in a timely manner, (C) as a result of offers or sales effected by or on behalf of any person by means of a “free writing prospectus” (as defined in Rule 405 under the Securities Act) that was not authorized by FEAC or (D) in connection with any offers or sales effected by or on behalf of Subscriber in violation of Section 4.3 hereof. FEAC shall notify Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 4 of which FEAC is aware.

4.4.2. Subscriber agrees, severally and not jointly with any person that is a party to the Other Subscription Agreements, to indemnify and hold harmless, to the extent permitted by law, FEAC and each Placement Agent and each of FEAC’s and each Placement Agent’s respective directors, officers, employees and agents and each person who controls FEAC and such Placement Agent, as applicable (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) against any and all Losses,

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as incurred, that arise out of or result from any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Subscriber expressly for use therein; provided, however, that the indemnification contained in this Section 4.4 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of Subscriber (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary herein, in no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Subscribed Shares purchased pursuant to this Subscription Agreement giving rise to such indemnification obligation. Subscriber shall notify FEAC promptly of the institution, threat, or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 4 of which the Subscriber is aware.

4.4.3. Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (2) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (which consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.4.4. The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party and shall survive the transfer of the Subscribed Shares purchased pursuant to this Subscription Agreement.

4.4.5. If the indemnification provided under this Section 4.4 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within

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the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.4 from any person who was not guilty of such fraudulent misrepresentation. Each indemnifying party’s obligation to make a contribution pursuant to this Section 4.4 shall be individual, not joint and several, and in no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Subscribed Shares purchased pursuant to this Subscription Agreement giving rise to such contribution obligation.

5. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (i) such date and time as the Business Combination Agreement is validly terminated in accordance with its terms without being consummated, (ii) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (iii) the Termination Date (as defined in the Business Combination Agreement), (iv) if the conditions to Closing set forth in Section 3.3 hereof are not satisfied or (to the extent permitted by applicable law) waived in writing, or are not capable of being satisfied or (to the extent permitted by applicable law) waived in writing, on or prior to the Closing Date and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be or are not consummated on the Closing Date and (v) FEAC’s notification to the Subscriber in writing that it has, with the prior written consent of Newco and enGene, abandoned its plans to move forward with the Transactions and/or terminated the Subscriber’s obligations with respect to the subscription without the issuance of the Subscribed Shares having occurred. FEAC shall promptly notify Subscriber in writing of the termination of the Business Combination Agreement promptly after the termination of such agreement. Upon the termination hereof in accordance with this Section 5, any monies paid by Subscriber to FEAC in connection herewith shall promptly (and in any event within two (2) Business Days) be returned in full to Subscriber by wire transfer of U.S. dollars in immediately available funds to the account specified by Subscriber, without any deduction for or on account of any tax withholding, charges or set-off, whether or not the Transactions shall have been consummated.

6. Miscellaneous.

6.1. Further Assurances. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement.

6.1.1. Subscriber acknowledges that FEAC, Newco and the Placement Agents will rely on the acknowledgments, understandings, undertakings, agreements, representations and warranties made by Subscriber contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify FEAC, Newco and the Placement Agents if any of the acknowledgments, understandings, undertakings, agreements, representations and warranties made by Subscriber set forth herein are no longer accurate in all material respects. Each of FEAC and Newco acknowledges that Subscriber and the Placement Agents will rely on the acknowledgments, understandings, undertakings, agreements, representations and warranties made by FEAC and Newco contained in this Subscription Agreement. Prior to the Closing, each of FEAC and Newco agrees to promptly notify Subscriber and the Placement Agents if any of the acknowledgments, understandings, undertakings, agreements, representations and warranties made by FEAC and Newco set forth herein are no longer accurate in all material respects (other than those acknowledgments, understandings, agreements, undertakings, representations and warranties qualified by materiality, in which case FEAC or Newco shall notify Subscriber and the Placement Agents if they are no longer accurate in any respect).

6.1.2. Each of FEAC, Newco, Subscriber and each of the Placement Agents is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

6.1.3. FEAC may request from Subscriber such additional information as FEAC may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares, and Subscriber

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shall provide such information as may be reasonably requested, to the extent within Subscriber’s possession and control or otherwise readily available to Subscriber, provided that FEAC agrees to keep confidential any such information provided by Subscriber.

6.1.4. Each of Subscriber, FEAC and Newco shall pay all of its own respective expenses in connection with this Subscription Agreement and the transactions contemplated herein (it being agreed that all expenses related to any Registration Statement are for the account of FEAC to the extent provided in Section 4, and FEAC shall be responsible for the fees of its transfer agent and all of DTC’s fees associated with the issuance of the Subscribed Shares).

6.1.5. Each of Subscriber, FEAC and Newco shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Subscription Agreement on the terms and conditions described therein no later than immediately prior to the Amalgamation Closing.

6.2. Subscriber hereby acknowledges and agrees that, except in respect of any stock lending program, it will not, nor will any person acting at Subscriber’s direction or pursuant to any understanding with Subscriber (including Subscriber’s controlled affiliates), directly or indirectly, offer, sell, pledge, contract to sell, sell any option in, or engage in hedging activities or execute any “short sales” (as defined in Rule 200 of Regulation SHO under the Exchange Act) with respect to, any Subscribed Shares or any securities of FEAC or any instrument exchangeable for or convertible into any Subscribed Shares or any securities of FEAC until the Amalgamation Closing (or such earlier termination of this Subscription Agreement in accordance with its terms). Notwithstanding the foregoing, (i) nothing herein shall prohibit any entities under common management or that share an investment advisor with Subscriber (including Subscriber’s controlled affiliates and/or affiliates) that have no knowledge of this Subscription Agreement or of Subscriber’s participation in the transactions contemplated hereby from entering into any Short Sales; (ii) in the case of a Subscriber that is a multimanaged investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, this Section 6.2 shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares covered by this Subscription Agreement. For the avoidance of doubt, this Section 6.2 shall not apply to (i) any sale (including the exercise of any redemption right) of securities of FEAC (A) held by Subscriber, its controlled affiliates or any person or entity acting on behalf of Subscriber or any of its controlled affiliates prior to the execution of this Subscription Agreement or (B) purchased by Subscriber, its controlled affiliates or any person or entity acting on behalf of Subscriber or any of its controlled affiliates in an open market transaction after the execution of this Subscription Agreement or (ii) ordinary course, non-speculative hedging transactions. FEAC acknowledges and agrees that, notwithstanding anything herein to the contrary, the Subscribed Shares may be pledged by Subscriber in connection with a bona fide margin agreement, provided that such pledge shall be (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge, and Subscriber effecting a pledge of the Subscribed Shares shall not be required to provide FEAC with any notice thereof; provided, however, that neither FEAC nor its counsel shall be required to take any action (or refrain from taking any action) in connection with any such pledge, other than providing any such lender of such margin agreement with an acknowledgment that the Subscribed Shares are not subject to any contractual lock up or prohibition on pledging, the form of such acknowledgment to be subject to review and comment by FEAC in all respects.

6.3. Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) Business Days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i) if to Subscriber, to such address or addresses set forth on the signature page hereto;

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(ii) if to FEAC, to:

Forbion European Acquisition Corp.
Gooimeer 2-35 1411 DC Naarden
The Netherlands

Attention:	Cyril Lesser
Email:	Cyril.Lesser@forbion.com

with a required copy (which copy shall not constitute notice) to:

Davis Polk & Wardwell London LLP 5 Aldermanbury Square
London EC2V 7HR
United Kingdom

Attention:	Leo Borchardt
Email:	leo.borchardt@davispolk.com;

(iii) if to Newco, to:

enGene Holdings Inc. 7171 Rue Frederick Banting
Saint-Laurent, QC H4S 1Z9
Canada

Attn: Jason Hanson
Email: jhanson@engeneinc.com

with a required copy (which copy shall not constitute notice) to:

Morgan, Lewis & Bockius LLP 101 Park Ave.
New York, NY 10178-0060
United States

Attention: Howard A. Kenny
Email: howard.kenny@morganlewis.com

6.4. Entire Agreement. This Subscription Agreement and any amendments hereto constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, including any commitment letter entered into relating to the subject matter hereof.

6.5. Modifications and Amendments. This Subscription Agreement may not be amended, modified, supplemented or waived except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, supplement or waiver is sought.

6.6. Newco Assumptions of Obligations. Subject to the terms and conditions hereof applicable to FEAC’s obligations hereunder, Newco acknowledges that, by virtue of and with effect from the FEAC Reorganization becoming effective, and without further action by FEAC, Newco or the Subscriber, the Assumption shall become effective so that Newco shall assume all of FEAC’s obligations under this Subscription Agreement, including, without limitation, the obligation to issue the Subscribed Shares and the obligations of FEAC set forth in Section 4 hereof and FEAC shall assign all of its rights under this Subscription Agreement to Newco. By virtue of, and with effect from, the FEAC Reorganization becoming effective, and without further action by FEAC, Newco or the Subscriber, (i) all surviving rights, covenants, and obligations of FEAC under this Subscription Agreement shall be rights, covenants, and obligations of Newco; and (ii) Newco shall be liable for

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any breach of any representation or warranty by FEAC set forth in this Subscription Agreement. The Subscriber hereby expressly agrees to and acknowledges the Assumption in accordance with the foregoing and the other terms hereof.

6.7. Assignment. Except pursuant to the Assumption, neither this Subscription Agreement nor any rights, interests or obligations that may accrue to Subscriber (including Subscriber’s rights to purchase the Subscribed Shares) may be transferred or assigned without the prior consent of FEAC (or, following the Assumption, Newco); provided that Subscriber’s rights and obligations hereunder may be assigned to any fund or account managed by the same investment manager as Subscriber, without the prior consent of FEAC, provided that such assignee(s) agrees in writing to be bound by the terms hereof, and upon such assignment by a Subscriber, the assignee(s) shall become Subscriber hereunder and have the rights and obligations and be deemed to make the representations and warranties of Subscriber provided for herein to the extent of such assignment; provided further that, no assignment shall relieve the assigning party of any of its obligations hereunder, including any assignment to any fund or account managed by the same investment manager as Subscriber.

6.8. Benefit. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. This Subscription Agreement shall not confer rights or remedies upon any person other than the parties hereto and their respective successors and assigns, except that the Placement Agents shall be third-party beneficiaries to the representations, warranties, understandings and undertakings made by FEAC, Newco and Subscriber in this Subscription Agreement and as provided in Section 4.4.2, Section 6.15 and Section 9 and enGene shall be a third-party beneficiary with respect to the entirety of this Subscription Agreement and as provided in Section 4.4.

6.9. Governing Law. This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

6.10. Consent to Jurisdiction; Waiver of Jury Trial. Each of the parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, provided that if subject matter jurisdiction over the matter that is the subject of the legal proceeding is vested exclusively in the U.S. federal courts, such legal proceeding shall be heard in the U.S. District Court for the District of Delaware (together with the Court of Chancery of the State of Delaware, “Chosen Courts”), in connection with any matter based upon or arising out of this Subscription Agreement. Each party hereby waives, and shall not assert as a defense in any legal dispute, that (i) such person is not personally subject to the jurisdiction of the Chosen Courts for any reason, (ii) such legal proceeding may not be brought or is not maintainable in the Chosen Courts, (iii) such person’s property is exempt or immune from execution, (iv) such legal proceeding is brought in an inconvenient forum or (v) the venue of such legal proceeding is improper. Each party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 6.3 and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this Section 6.10, a party may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF

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ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT. FURTHERMORE, NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

6.11. Severability. If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

6.12. No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

6.13. Remedies.

6.13.1. The parties agree that irreparable damage would occur if this Subscription Agreement is not performed or the Closing is not consummated in accordance with its specific terms or is otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that the parties hereto shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement in an appropriate court of competent jurisdiction as set forth in Section 6.10, this being in addition to any other remedy to which any party is entitled at law or in equity, including money damages. The right to specific enforcement shall include the right of the parties hereto to cause the other parties hereto to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Subscription Agreement. The parties hereto further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this Section 6.13 is unenforceable, invalid, contrary to applicable law or inequitable for any reason and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

6.13.2. The parties acknowledge and agree that this Section 6.13 is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Subscription Agreement.

6.14. Survival of Representations and Warranties and Covenants. All representations and warranties made by the parties hereto, and all covenants and other agreements of the parties hereto, in this Subscription Agreement shall survive the Closing.

6.15. No Liability. Subscriber agrees that none of the Placement Agents shall be liable to it (including in contract, tort, under federal or state securities laws or otherwise) for any action heretofore or hereafter taken or omitted to be taken by any of them in good faith in connection with the Transactions and the purchase and sale of the Subscribed Shares hereunder.

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On behalf of Subscriber and its affiliates, Subscriber releases the Placement Agents in respect of any Losses related to the Transactions and the purchase and sale of the Subscribed Shares hereunder. Subscriber agrees not to commence any litigation or bring any claim against any of the Placement Agents in any court or any other forum which relates to, may arise out of, or is in connection with, the Transactions and the purchase and sale of the Subscribed Shares hereunder. This undertaking is given freely and after obtaining independent legal advice, except for such party’s own gross negligence, willful misconduct or bad faith.

6.16. Headings and Captions. The headings and captions of the various subdivisions of this Subscription Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

6.17. Counterparts. This Subscription Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

6.18. Construction. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Subscription Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Subscription Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant. All references in this Subscription Agreement to numbers of shares, per share amounts and purchase prices shall be appropriately adjusted to reflect any stock split, stock dividend, stock combination, recapitalization or the like occurring after the date hereof.

6.19. Mutual Drafting. This Subscription Agreement is the joint product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and shall not be construed for or against any party hereto.

7. Cleansing Statement; Disclosure.

7.1. Newco shall use commercially reasonable efforts to publicly file a registration statement on Form S-4 with respect to the Transactions with the Commission as soon as reasonably practicable following the date of this Subscription Agreement (the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements and the Transactions and any other material nonpublic information that FEAC or its officers, directors, employees or agents has provided to Subscriber prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the actual knowledge of FEAC, Subscriber shall not be in possession of any material, non-public information received from FEAC, Newco, enGene or any of their officers, directors, employees or agents, and Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with FEAC, Newco, enGene, the Placement Agents or any of their respective affiliates, relating to the transactions contemplated by this Subscription Agreement.

7.2. Notwithstanding anything in this Subscription Agreement to the contrary, FEAC and Newco shall not (and shall cause their officers, directors, employees and agents not to) publicly disclose the name of

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Subscriber or any affiliate or investment adviser of Subscriber, or include the name of Subscriber or any affiliate or investment adviser of Subscriber without the prior written consent (including by e-mail) of Subscriber (i) in any press release or marketing materials, or (ii) in any filing with the Commission or any regulatory agency or trading market, except as required by the federal securities laws, rules or regulations and to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Commission or regulatory agency or under regulations of Nasdaq or other Exchange, as applicable, in which case FEAC and Newco shall provide Subscriber with prior written notice (including by e-mail) of such permitted disclosure, and shall reasonably consult with Subscriber regarding such disclosure.

8. Trust Account Waiver. In addition to the waiver of Newco pursuant to Section 8.17 of the Business Combination Agreement, and notwithstanding anything to the contrary set forth herein, Subscriber acknowledges that FEAC has established a trust account containing the proceeds of its initial public offering and from certain private placements (collectively, with interest accrued from time to time thereon, the “Trust Account”). Subscriber acknowledges that (i) it has no right, title, interest or claim of any kind in or to any monies held in the Trust Account, and (ii) it shall have no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, in each case in connection with this Subscription Agreement, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have in connection with this Subscription Agreement; provided, however, that nothing in this Section 8 shall (x) serve to limit or prohibit Subscriber’s right to pursue a claim against FEAC for legal relief against assets held outside the Trust Account, for specific performance or other equitable relief, (y) serve to limit or prohibit any claims that Subscriber may have in the future against FEAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) or (z) be deemed to limit Subscriber’s right, title, interest or claim to the Trust Account by virtue of such Subscriber’s record or beneficial ownership of securities of FEAC, including, but not limited to, any redemption right with respect to any such securities of FEAC. In the event Subscriber has any Claim against FEAC under this Subscription Agreement, Subscriber shall pursue such Claim solely against FEAC and its assets outside the Trust Account and not against the property or any monies in the Trust Account. Subscriber agrees and acknowledges that such waiver is material to this Subscription Agreement and has been specifically relied upon by FEAC to induce FEAC to enter into this Subscription Agreement and Subscriber further intends and understands such waiver to be valid, binding and enforceable under applicable law. Notwithstanding the foregoing, in no event shall the terms of this Section 8 apply to any money or other assets held outside the Trust Account. In the event Subscriber, in connection with this Subscription Agreement, commences any action which seeks, in whole or in part, relief against the funds held in the Trust Account or distributions therefrom or any of FEAC’s or Newco’s shareholders, whether in the form of monetary damages or injunctive relief, Subscriber shall be obligated to pay to FEAC and Newco all of their legal fees and costs in connection with any such action in the event that FEAC and Newco prevail in such action.

9. Non-Reliance. Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation, (including, without limitation, enGene, any Placement Agent, any of their respective affiliates or any of their respective control persons, officers, directors or employees), other than the representations and warranties of FEAC and Newco expressly set forth in this Subscription Agreement, in making its investment or decision to invest in FEAC. Subscriber acknowledges and agrees that none of (i) an Other Subscriber pursuant to any Other Subscription Agreement or any other agreement related to the PIPE Financing (including the controlling persons, officers, directors, partners, agents or employees of any such Other Subscriber) or (ii) enGene, the Placement Agents, their respective affiliates or any of their respective control persons, officers, directors, partners, agents or employees, shall be liable to Subscriber pursuant to this Subscription Agreement or any other agreement related to the PIPE Financing for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the PIPE Financing or with respect to any claim (whether in tort, contract, under federal or state securities laws or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, except as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by

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FEAC, the Newco, the Placement Agents or any Non-Party Affiliate (as defined below) concerning FEAC, Newco, the Placement Agents, any of their controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of FEAC, Newco, the Placement Agents or any of FEAC’s, Newco’s or the Placement Agents’ controlled affiliates or any family member of the foregoing. The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or any Other Subscriber or other investor under the Other Subscription Agreements. The decision of Subscriber to purchase Subscribed Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of FEAC or Newco or any of their respective affiliates or subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or Other Subscriber or other investor pursuant hereto or thereto, shall be deemed to constitute Subscriber and any Other Subscribers or other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and any Other Subscribers or other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Subscribed Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.

10. Rule 144. From and after such time as the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the Commission that may allow Subscriber to sell securities of FEAC to the public without registration are available to holders of FEAC’s shares of common stock and for so long as Subscriber holds the Subscribed Shares, FEAC agrees to:

10.1. make and keep public information available, as those terms are understood and defined in Rule 144; and

10.2. file with the Commission in a timely manner all reports and other documents required of FEAC under the Securities Act and the Exchange Act so long as FEAC remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and

10.3. furnish to Subscriber so long as it owns Subscribed Shares, as promptly as practicable upon request, (x) a written statement by FEAC, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, and (y) such other information as may be reasonably requested to permit Subscriber to sell such securities pursuant to Rule 144 without registration.

FEAC (or following the Assumption, Newco) shall, if requested by Subscriber, use commercially reasonable efforts to (i) cause the removal of any restrictive legend related to compliance with the federal securities laws set forth on the Subscribed Shares, (ii) request its legal counsel to deliver an opinion, if necessary, to the transfer agent in connection with the instruction under subclause (i) to the effect that removal of such legends in such circumstances may be effected in compliance under the Securities Act, and (iii) issue Subscribed Shares without any such legend in certificated or book-entry form or by electronic delivery through The

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Depository Trust Company, at Subscriber’s option, if (a) Subscriber has sold or transferred Subscribed Shares pursuant to the effective Registration Statement or in compliance with Rule 144, or (b) Subscriber intends to sell or transfer Subscribed Shares pursuant to the effective Registration Statement or in compliance with Rule 144 promptly after such request to FEAC. FEAC’s obligation to remove legends under this paragraph may be conditioned upon Subscriber providing such undertakings, representations and documentation (including broker representation letters) as are reasonably necessary and customarily required in connection with the removal of restrictive legends related to compliance with the federal securities laws. Subscriber agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, of Ordinary Shares to FEAC (or its successor) upon reasonable request to assist FEAC in making the determination described above. Notwithstanding the foregoing, FEAC will not be required to deliver any such opinion, authorization, certificate, or direction if it reasonably believes that removal of the legend could result in or facilitate transfers of securities in violation of applicable law.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of FEAC, Newco and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

FORBION EUROPEAN ACQUISITION CORP.

By:
Name:
Title:

ENGENE HOLDINGS INC.

By:
Name:
Title:

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Accepted and agreed this 16th day of May 2023.

SUBSCRIBER:

Signature of Subscriber:	Signature of Joint Subscriber, if applicable:

By:	By:
Name:	Name:
Title:	Title:

Date: May 16, 2023

Name of Subscriber:	Name of Joint Subscriber, if applicable:

(Please print. Please indicate name and	(Please print. Please indicate name and
Capacity of person signing above)	Capacity of person signing above)

Name in which securities are to be registered
(if different from the name of Subscriber listed directly above):

Email Address:

If there are joint investors, please check one:

☐	Joint Tenants with Rights of Survivorship

☐	Tenants-in-Common

☐	Community Property

Subscriber’s EIN:	Joint Subscriber’s
EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.: _________________________	Telephone No.: _____________________

Facsimile No.: __________________________	Facsimile No.: ______________________

Aggregate Number of Subscribed Shares subscribed for:

Aggregate Purchase Price: $

You must pay the Purchase Price by wire transfer of U.S. dollars in immediately available funds to the account specified by FEAC in the Closing Notice.

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SCHEDULE I

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

A.	QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

1.	☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) (a “QIB”)).

2.	☐ We are subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

*** OR ***

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):

1.

☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.

*** AND ***

C.	AFFILIATE STATUS

(Please check the applicable box) SUBSCRIBER:

☐	is:

☐	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of FEAC or Newco or acting on behalf of an affiliate of FEAC or Newco.

This page should be completed by Subscriber

and constitutes a part of the Subscription Agreement.

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Rule 501(a) under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

☐

Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;

☐	Any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, as amended;

☐	Any insurance company as defined in section 2(a)(13) of the Securities Act;

☐

Any investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”) or a business development company as defined in section 2(a)(48) of the Investment Company Act;

☐	Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958, as amended;

☐

Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐

Any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

☐	Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940, as amended;

☐

Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended, not formed for the specific purpose of acquiring the securities offered, and with total assets in excess of $5,000,000; or

☐

Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D.

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Exhibit C-2

Form of Side Letter Agreement

C-2-1

Final Form

FORM OF SUBSCRIPTION AGREEMENT SIDE LETTER

THIS SUBSCRIPTION AGREEMENT SIDE LETTER (this “Agreement”) is made and entered into as of May 16th, 2023 by and between Forbion European Acquisition Corp., a Cayman Islands exempted company (“FEAC”), enGene Holdings Inc., a company incorporated under the laws of Canada (“Newco”) and [•] (the “Investor”). Each of the FEAC, Newco and the Investor will individually be referred to herein as a “Party” and, collectively, as the “Parties”. Defined terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Subscription Agreement (as defined below).

WHEREAS, Can Merger Sub, a company to be incorporated under the laws of Canada (“Can Merger Sub”), will be a wholly-owned subsidiary of FEAC incorporated solely for purposes of effecting the Transactions (as defined in the Subscription Agreement), and Cayman Merger Sub, a company to be incorporated as a Cayman Island exempted company (“Cayman Merger Sub”) will be a wholly-owned subsidiary of Newco incorporated solely for purposes of effecting the Transactions;

WHEREAS, enGene Inc., a corporation incorporated and existing under the laws of Canada (“enGene”) entered into a Note Purchase Agreement dated as of October 20, 2022 by and among enGene, Forbion Capital Fund III Cooperatief U.A. (“Forbion Capital Fund III”), Fonds de Solidarité des Travailleurs du Québec (F.T.Q.) (“FSTQ”), Lumira Ventures III, L.P. (“Lumira III”), Lumira Ventures III (International), L.P. (“Lumira International III”), Merck Lumira Biosciences Fund, L.P. (“Merck”), Merck Lumira Biosciences Fund (Québec), L.P. (“Merck Québec” and together with, Merck, FSTQ, Lumira III, Lumira International III and Forbion Capital Fund III, collectively the “2022 Noteholders”) (the “2022 Note Purchase Agreement”) pursuant to which enGene issued $18.4 million of convertible promissory notes (each a “2022 Convertible Note” and collectively, the “2022 Convertible Notes”) to the 2022 Noteholders in substantially the form attached to the 2022 Note Purchase Agreement on the terms and conditions set forth therein;

WHEREAS, enGene and each 2022 Noteholder have entered into amended and restated convertible promissory notes on or about the date hereof, to amend and restate the 2022 Convertible Notes (each an “Amended 2022 Convertible Note” and collectively, the “Amended 2022 Convertible Notes”) pursuant to which (i) the Amended 2022 Convertible Notes are, among other things, convertible into that number of common shares of enGene that, when exchanged at the Company Exchange Ratio (as defined in the Business Combination Agreement (as defined below)), shall equal that number of Class A ordinary shares of FEAC (“Ordinary Shares”) (or, after the Assumption (as defined below), Newco Common Shares (as defined below)) that the holders of the Amended 2022 Convertible Notes would have received if they subscribed for Ordinary Shares (or, after the Assumption, Newco Common Shares) on the same terms as the PIPE Financing and (ii) each 2022 Noteholder received warrants to acquire common shares of enGene in consideration of certain amendments set forth in each Amended 2022 Convertible Note (the “2022 Warrants”);

WHEREAS, concurrently with the execution and delivery of this Agreement and the Business Combination Agreement, the Sponsor (as defined below) and Investissement Québec (“IQ”) are entering into agreements with enGene, pursuant to which the Sponsor and IQ will purchase, in one or more closings, (i) convertible promissory notes of enGene (the “Original 2023 Convertible Notes” and, together with the Amended 2022 Convertible Notes, the “Company Convertible Notes”) that will, among other things, convert into that number of common shares of enGene that, when exchanged at the Company Exchange Ratio, shall equal that number of Ordinary Shares (or, after the Assumption, Newco Common Shares) that the holders of the Original Convertible Notes would have received if they subscribed for Ordinary Shares on the same terms as the PIPE Financing and (ii) warrants to acquire common shares of enGene (the “Original 2023 Warrants”);

WHEREAS, the Company entered into a Note Purchase Agreement dated as of April 4, 2023 by and among the Company, Forbion Capital Fund III, FSTQ, Lumira III, Lumira International III, Lumira Ventures IV,

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L.P., Lumira Ventures IV (International), L.P., Merck, Merck Québec (collectively, with respect to the 2023 Subordinated Financing (as defined below), the “2023 Noteholders”) (the “2023 Subordinated Note Purchase Agreement”) pursuant to which the Company issued $8.0 million of subordinated promissory notes (each a “2023 Subordinated Note” and collectively, the “2023 Subordinated Notes”) to the 2023 Noteholders in substantially the form attached to the 2023 Subordinated Note Purchase Agreement on the terms and conditions set forth therein (the “2023 Subordinated Financing”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company is entering into agreements with the 2023 Noteholders pursuant to which the Company will repay the 2023 Subordinated Notes by issuing to each 2023 Noteholder (i) an amount of convertible promissory notes of the Company substantially in the same form and on the same terms as the Original 2023 Convertible Notes (the “Additional 2023 Convertible Notes” and, together with the Original 2023 Convertible Notes, the “2023 Convertible Notes”), and (ii) a number of warrants to acquire common shares of the Company substantially in the same form and on the same terms as the Original 2023 Warrants, corresponding, in the aggregate, to the principal amount of 2023 Subordinated Notes held by such 2023 Noteholder;

WHEREAS, FEAC, Newco and enGene have, concurrently with the execution and delivery of this Agreement, entered into that certain Business Combination Agreement, dated as of the date hereof (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Business Combination Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement and the Business Combination Agreement, Newco, FEAC and a certain shareholder of FEAC (the “FEAC Shareholder”) are entering into a non-redemption agreement, substantially in the form attached to the Business Combination Agreement (the “Non-Redemption Agreement”), pursuant to which, among others, FEAC will issue additional Ordinary Shares and FEAC Warrants (or after the Assumption, Newco will issue additional Newco Shares and Newco Warrants) to such FEAC Shareholder in consideration of such FEAC Shareholder’s commitment not to redeem an amount of its Ordinary Shares set out in such Non-Redemption Agreement in connection with the FEAC Shareholder Approval, on the terms and subject to the conditions set forth in the Non-Redemption Agreement;

WHEREAS, immediately prior to the execution and delivery of this Agreement, the Investor, FEAC and Newco have entered into that certain Subscription Agreement, dated as of the date hereof (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Subscription Agreement”), pursuant to which, among other things, Investor has agreed, contingent upon the substantial concurrent occurrence of the Amalgamation Closing, to subscribe for and purchase, and FEAC (or after the Assumption, Newco) has agreed that it will issue and sell to the Investor, the number of Ordinary Shares (as defined below) (or, after the Assumption, Newco Common Shares) provided for in the Subscription Agreement in exchange for the purchase price set forth therein (the “Purchase Price”), in each case on the terms and subject to the conditions set forth in the Subscription Agreement;

WHEREAS, as of the date of this Agreement, Forbion Growth Sponsor FEAC I B.V., a private limited liability company incorporated in The Netherlands (the “Sponsor”), owns 3,162,500 FEAC Class B ordinary shares (“FEAC Class B Shares” and, together with the Ordinary Shares, the “FEAC Shares”) and 5,195,000 FEAC private placement warrants (each whole warrant entitling the holder thereof to purchase one Ordinary Share, the “FEAC Private Placement Warrants”);

WHEREAS, assuming that the aggregate principal amount outstanding under the Working Capital Loan Note and any Extension Loan Notes (each as defined in the Business Combination Agreement) equals or exceeds $1,500,000 on the day which is two (2) Business Days (as defined in the Subscription Agreement) prior to the Closing Date (as defined in the Subscription Agreement), FEAC shall cause the Sponsor (or its Affiliate or designee, as applicable), as payee of the Working Capital Loan Note and any Extension Loan Notes, to elect to convert an amount equal to $1,500,000 of the aggregate principal amount outstanding under the Working Capital

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Loan Note and any Extension Loan Notes, taken together, into additional FEAC Private Placement Warrants at a price of $1.50 per FEAC Private Placement Warrant, which upon such election will be issued by FEAC to the Sponsor (or its Affiliate (as defined in the Business Combination Agreement) or designee, as applicable) immediately prior to the Surrender (as defined below) on the day which is two (2) Business Days prior to the Closing Date, in each case in accordance with the FEAC Warrant Agreement and the relevant promissory note governing the Working Capital Loan Note and/or any Extension Loan Notes, as applicable, following which the Sponsor is expected to own 6,195,000 FEAC Private Placement Warrants;

WHEREAS, immediately prior to the execution and delivery of this Agreement, the Sponsor, FEAC and the other parties thereto entered into the sponsor and insiders letter agreement (the “Sponsor and Insiders Letter Agreement”), pursuant to which, among other things, the Sponsor has agreed to surrender, after giving effect to the Sponsor Loans Conversion 1,789,004 FEAC Class B Shares and 5,463,381 FEAC Private Placement Warrants, as a contribution to the capital of FEAC and for no consideration, effective immediately prior to the Class B Conversion (as defined below) and on the day which is two (2) Business Days prior to the Closing Date, in each case, on the terms and conditions set forth in Business Combination Agreement and the Sponsor and Insiders Letter Agreement (the “Surrender”);

WHEREAS, on the day which is two (2) Business Days prior to the Closing Date, each FEAC Class B Share that remains outstanding following the Surrender of the 1,789,004 FEAC Class B Shares held by the Sponsor, as provided in the Sponsor and Insiders Letter Agreement, shall be exchanged (the “Class B Conversion”) for one Ordinary Share;

WHEREAS, on the day which is one (1) Business Day prior to the Closing Date, Cayman Merger Sub will merge with and into FEAC with FEAC as the surviving entity pursuant to a plan of merger under the laws of the Cayman Islands (the “Cayman Merger”), as follows: (i) Newco will issue to the holders of Ordinary Shares (including the Sponsor but excluding the holders of any Dissenting FEAC Shares (as defined in the Business Combination Agreement)) Newco common shares (“Newco Common Shares”) in exchange for such holders’ Ordinary Shares and such Ordinary Shares will not be cancelled but will be transferred to Newco, (ii) FEAC will thereby become a wholly-owned subsidiary of Newco and (iii) each issued share of Cayman Merger Sub will be exchanged for an Ordinary Share of FEAC as the surviving entity and Cayman Merger Sub (having merged into FEAC) will cease to exist as a separate entity by virtue of the Cayman Merger;

WHEREAS concurrently with the Cayman Merger, and effective at the same time the Cayman Merger becomes effective under the Cayman Islands law, (i) Newco will assume the FEAC Private Placement Warrants and FEAC’s warrants to purchase one Ordinary Share at an exercise price of $11.50 per share, subject to adjustment, upon the terms and conditions in the FEAC Warrant Agreement (as defined in the Business Combination Agreement) (the “FEAC Public Warrants” and, together with the Private Placement Warrants, the “FEAC Warrants” and, the FEAC Warrants as so assumed, the “Newco Warrants”) pursuant to the Warrant Assignment, Assumption and Amendment Agreement (as defined below), (ii) FEAC as the entity surviving the Cayman Merger will issue to Newco a non-interest bearing demand promissory note payable denominated in CDN$ having a principal amount equal to the fair market value of the FEAC Warrants assumed by Newco (as so assumed, Newco Warrants) (“Note 3”) in consideration of the assumption by Newco of obligations under the FEAC Warrants (as so assumed, Newco Warrants) and (iii) Newco will redeem the initial Newco Common Shares held by its formation shareholder for an amount equal to the amount of capital that such formation shareholder contributed for purposes of the incorporation of Newco (such transactions, together with the Cayman Merger, the “Cayman Reorganization”);

WHEREAS, following the Cayman Reorganization, FEAC will file an election to change its classification for U.S. federal income tax purposes from a corporation to an entity disregarded as separate from its owner Newco, to be effective as of the beginning of the Closing Date (the “U.S. Entity Classification Election” and, together with the Cayman Reorganization, the “FEAC Reorganization”);

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WHEREAS, on the Closing Date and pursuant to the Plan of Arrangement (as defined below), subsequent to the FEAC Reorganization becoming effective and prior to the consummation of the PIPE Financing (as defined below), FEAC will loan to Newco an amount equal to the total funds held in its Trust Account (as defined in the Subscription Agreement) on the Closing Date (after deducting the amounts owed to FEAC Shareholders who have properly exercised their redemption rights, a reasonable estimate of the amounts to be paid for any Dissenting FEAC Shares and the deferred discount owed to the underwriters of FEAC’s initial public offering), less the principal amount of Note 3 (together, the “Loan Amount”), in consideration for which Newco will issue a CDN$ denominated non-interest bearing demand promissory note to FEAC having a principal amount equal to the Loan Amount converted to its Canadian dollar equivalent based on the C$:U.S.$ Bank of Canada daily exchange rate on the business day immediately prior to the Closing Date (“Note 1”), following which FEAC will sell to Newco, and Newco will purchase, all of the outstanding common shares of Can Merger Sub for a purchase price of CDN$ 10 (the “Can Merger Sub Share Sale”);

WHEREAS, on the Closing Date and pursuant to the Plan of Arrangement (as defined below), following the Can Merger Sub Share Sale but prior to the Amalgamation, the Investor and the Other Subscribers (as defined in the Subscription Agreement), on the terms and conditions set forth in the Subscription Agreement, this Agreement, the Other Subscription Agreements (as defined in the Subscription Agreement) and the side letters that the Other Subscribers have, severally and not jointly, entered into with FEAC and Newco in substantially the form hereof (the “Other Side Letters”; the equity financing under the Subscription Agreement, this Agreement, the Other Subscription Agreements and the Other Side Letters, the “PIPE Financing”) shall purchase Ordinary Shares (or after the Assumption, Newco Common Shares), for an aggregate subscription price of $56,891,682.00;

WHEREAS, on the Closing Date and pursuant to the Plan of Arrangement, the Amended 2022 Convertible Notes and 2023 Convertible Notes will automatically convert, concurrent with the consummation of the PIPE Financing, into that number of common shares of enGene that, when exchanged at the Company Exchange Ratio shall equal that number of Ordinary Shares (or after the Assumption, Newco Common Shares) that the holders of the Amended 2022 Convertible Notes and 2023 Convertible Notes would have received if they subscribed for Ordinary Shares (or after the Assumption, Newco Common Shares) on the same terms as the Subscription Agreement as amended by this Agreement;

WHEREAS, on the Closing Date and pursuant to the Plan of Arrangement, after the consummation of the PIPE Financing and the conversion of the Company Convertible Notes, Can Merger Sub and enGene will amalgamate in accordance with the terms of the plan of arrangement (the “Plan of Arrangement”) substantially in the form attached to the Business Combination Agreement (the “Amalgamation”) and pursuant to the Amalgamation, (i) each enGene common share outstanding immediately prior to the Amalgamation shall be exchanged for Newco Common Shares per the Company Exchange Ratio, each Company Equity Award (as defined in the Business Combination Agreement) outstanding immediately prior to the Amalgamation shall be exchanged for Rollover Equity Awards (as defined in the Business Combination Agreement) per the Company Exchange Ratio and each enGene warrant outstanding immediately prior to the Amalgamation shall be exchanged for Newco Warrants per the Company Exchange Ratio, (ii) each Can Merger Sub share outstanding immediately prior to the Amalgamation shall be exchanged for one common share in the authorized share capital of the amalgamated entity, and (iii) in consideration for the issuance of Newco Common Shares, the amalgamated entity shall issue its common shares to Newco, in each case upon and subject to the other terms and conditions set forth in the Business Combination Agreement, the Plan of Arrangement and in accordance with the provisions of applicable law (the time at which the Amalgamation is completed, the “Amalgamation Closing”);

WHEREAS, on the Closing Date and pursuant to the Plan of Arrangement, following the Amalgamation, Newco will continue from being a corporation incorporated under and governed by the Canada Business Corporations Act to a company continued to and governed by the Business Corporations Act (British Columbia) (the “Continuance”) and, in connection with the Continuance, the articles of Newco shall be amended to reflect the requirement of the continued jurisdiction, among other things;

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WHEREAS, on the Closing Date, and prior to the Amalgamation, the Newco Common Shares and Newco Warrants will be listed on Nasdaq or such other Exchange as agreed to by FEAC and enGene;

WHEREAS, immediately following the Closing Date, FEAC will repurchase shares held by Newco in an aggregate amount equal to Note 1 and in consideration therefor issue to Newco a CDN$ denominated non-interest bearing demand promissory note in a principal amount equal to the outstanding principal amount of Note 1 (“Note 2”), following which Note 1 and Note 2 (each having the same outstanding principal amount) will be set off by FEAC and Newco in full repayment of the respective principal amounts (the “Notes Set-Off”);

WHEREAS, following the Notes Set-Off becoming effective, Newco will transfer Note 3 to enGene in consideration for the issuance by enGene from treasury of additional common shares of enGene, following which FEAC will repay the outstanding principal amount of Note 3 to Newco, and subsequently FEAC will be placed in liquidation in accordance with applicable Cayman law;

WHEREAS, to rationalize the capital structure of Newco and to satisfy the valuation objectives of FEAC and Newco, on the one hand, and of the Investor, on the other hand, FEAC (or after the Assumption, Newco) desires to issue and sell and Investor desires to subscribe for and purchase the Additional Securities (as defined below) and the Subscribed Shares (as defined in the Subscription Agreement), for total consideration equal to the Purchase Price;

WHEREAS, subsequent to the FEAC Reorganization becoming effective and prior to the consummation of the PIPE Financing, all rights, covenants and obligations of FEAC, including the rights, covenants and obligations under the Subscription Agreement and under this Agreement, will be assumed by Newco (the “Assumption”).

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties, intending to be legally bound, hereby agrees as follows:

1. Unless otherwise indicated or the context otherwise requires, by virtue of, and with effect from, the FEAC Reorganization and the Assumption becoming effective, all references herein (i) to FEAC, shall refer to Newco, and (ii) to the Subscribed Shares shall refer to Newco Common Shares of the corresponding number rather than ordinary shares of FEAC.

2. Issuance and Subscription. (a) In connection with the Subscription Agreement and in consideration of the Purchase Price to be paid by Investor set forth in the Subscription Agreement, FEAC (or after the Assumption, Newco) agrees to issue and sell and Investor agrees to subscribe for and purchase, on the Closing Date following the Can Merger Sub Share Sale and contingent upon the completion of each element of the Transactions (as defined in the Subscription Agreement) (other than those Transactions that are scheduled to be completed following the Amalgamation Closing), including the substantially concurrent occurrence of the Amalgamation Closing, an additional [•] Ordinary Shares (or after the Assumption, Newco Common Shares, the “Additional Shares”) and [•] FEAC warrants (which shall be on terms substantially similar to the terms of the FEAC Public Warrants, the “FEAC PIPE Warrants”) or after the Assumption, warrants of Newco (which shall be on terms substantially similar to the FEAC PIPE Warrants, as adjusted for a Canadian public company, the “Newco Warrants” and, together with the Additional Shares, the “Additional Securities”), in each case on the terms and subject to the conditions set forth in the Subscription Agreement and this Agreement, resulting in an aggregate amount of [•] Ordinary Shares (or after the Assumption, Newco Common Shares) and [•] FEAC PIPE Warrants (or after the Assumption, Newco Warrants) to be issued and sold by FEAC (or after the Assumption, Newco) to Investor in consideration of the Purchase Price to be paid by Investor.

(b) References in the Subscription Agreement to “Subscribed Shares” shall be deemed to include the Additional Securities and the Subscription Agreement together with this Agreement comprises the legal and economic arrangement between the parties and shall govern the Investor’s investment in the Subscribed Shares

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and the Additional Securities. To the extent of any inconsistency between this Agreement and the Subscription Agreement, this Agreement shall prevail. After the Assumption, the Parties acknowledge and agree that the Investor is subscribing for and purchasing, and Newco is issuing and selling, the Subscribed Shares and the Additional Securities as a single transaction, in exchange for aggregate consideration equal to the Purchase Price.

3. Representations, Warranties and Agreements. Sections 2 and 3 of the Subscription Agreement shall apply to this Agreement, mutatis mutandis.

4. Registration Rights. Section 4 of the Subscription Agreement shall apply to this Agreement with respect to the Additional Securities, and the shares underlying the FEAC PIPE Warrants or the Newco Warrants, as the case may be, mutatis mutandis. For the avoidance of doubt, the Additional Securities, and the shares underlying the FEAC PIPE Warrants or the Newco Warrants, as the case may be, shall be deemed to be “Registrable Securities” as such term is defined in, and for all purposes under, the Subscription Agreement.

5. Termination. Section 5 of the Subscription Agreement shall apply to this Agreement, mutatis mutandis.

6. Miscellaneous, Other. Sections 6, 7, 9 and 10 of the Subscription Agreement shall apply to this Agreement, mutatis mutandis.

7. Trust Account Waiver. Section 8 of the Subscription Agreement (including Section 6.6 “Newco Assumption of Obligations”) shall apply to this Agreement, mutatis mutandis.

[signature page follows]

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IN WITNESS WHEREOF, each of FEAC, Newco and Investor has executed or caused this Agreement to be executed by its duly authorized representative as of the date first mentioned above.

FORBION EUROPEAN ACQUISITION CORP.

By:
Name:
Title:

ENGENE HOLDINGS INC.

By:
Name:
Title:

[Signature Page to Subscription Agreement Side Letter]

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Accepted and agreed:

INVESTOR:

By:
Name:
Title:

[Signature Page to Subscription Agreement Side Letter]

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Exhibit C-3

Form of Non-Redemption Agreement

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Final Form

FORM OF NON-REDEMPTION AGREEMENT

THIS NON-REDEMPTION AGREEMENT (this “Agreement”) is made and entered into as of May 16th, 2023 by and among Forbion European Acquisition Corp., a Cayman Islands exempted company (“FEAC”), [•], a [•] and a holder of certain FEAC Class A Shares and certain FEAC Public Warrants (as defined below) (the “FEAC Shareholder”) and enGene Holdings Inc., a company incorporated under the laws of Canada (“Newco”). Each of FEAC, the FEAC Shareholder and Newco will individually be referred to herein as a “Party” and, collectively, as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

For purposes of this agreement: (i) “FEAC Class A Shares” means FEAC Class A ordinary shares, $0.0001 par value; (ii) “FEAC Class B Shares” means FEAC’s Class B ordinary shares, $0.0001 par value; (iii) “FEAC Shares” means (a) prior to the Class B Conversion (as defined below), collectively, the FEAC Class A Shares and the FEAC Class B Shares, and (b) from and after the Class B Conversion, the FEAC Class A Shares after giving effect to the Class B Conversion; and (iv) a “FEAC Public Warrant” means each warrant to purchase one FEAC Class A Share at an exercise price of $11.50 per share, subject to adjustment, upon the terms and conditions in the FEAC Warrant Agreement (as defined in the Business Combination Agreement).

WHEREAS, Can Merger Sub, a company to be incorporated under the laws of Canada (“Can Merger Sub”), will be a wholly-owned subsidiary of FEAC incorporated solely for purposes of effecting the Transactions (as defined in the Business Combination Agreement), and Cayman Merger Sub, a company to be incorporated as a Cayman Island exempted company (“Cayman Merger Sub”) will be a wholly-owned subsidiary of Newco incorporated solely for purposes of effecting the Transactions;

WHEREAS, enGene Inc., a corporation existing under the laws of Canada (“enGene”) entered into a Note Purchase Agreement dated as of October 20, 2022 by and among enGene, Forbion Capital Fund III Cooperatief U.A. (“Forbion Capital Fund III”), Fonds de Solidarité des Travailleurs du Québec (F.T.Q.) (“FSTQ”), Lumira Ventures III, L.P. (“Lumira III”), Lumira Ventures III (International), L.P. (“Lumira International III”), Merck Lumira Biosciences Fund, L.P. (“Merck”), Merck Lumira Biosciences Fund (Québec), L.P. (“Merck Québec” and together with, Merck, FSTQ, Lumira III, Lumira International III and Forbion Capital Fund III, collectively the “2022 Noteholders”) (the “2022 Note Purchase Agreement”) pursuant to which enGene issued $18.4 million of convertible promissory notes (each a “2022 Convertible Note” and collectively, the “2022 Convertible Notes”) to the 2022 Noteholders in substantially the form attached to the 2022 Note Purchase Agreement on the terms and conditions set forth therein;

WHEREAS, enGene and each 2022 Noteholder have entered into amended and restated convertible promissory notes on or about the date hereof, to amend and restate the 2022 Convertible Notes (each an “Amended 2022 Convertible Note” and collectively, the “Amended 2022 Convertible Notes”) pursuant to which (i) the Amended 2022 Convertible Notes are, among other things, convertible into that number of common shares of enGene that, when exchanged at the Company Exchange Ratio (as defined in the Business Combination Agreement), shall equal that number of FEAC Class A Shares (or after the Assumption (as defined below), Newco Shares (as defined below)) that the holders of the Amended 2022 Convertible Notes would have received if they subscribed for FEAC Class A Shares or, after the Assumption, Newco Shares) on the same terms as the PIPE Financing, and (ii) each 2022 Noteholder received warrants to acquire common shares of enGene in consideration of certain amendments set forth in each Amended 2022 Convertible Note (the “2022 Warrants”);

WHEREAS, concurrently with the execution and delivery of this Agreement and the Business Combination Agreement, Forbion Growth Sponsor FEAC I B.V., a private limited liability company incorporated in The Netherlands (the “Sponsor”) and Investissement Québec (“IQ”) are entering into agreements with enGene, pursuant to which the Sponsor and IQ will purchase, in one or more closings, (i) convertible promissory notes of enGene (the “Original 2023 Convertible Notes” and, together with the Amended 2022 Convertible Notes, the

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“Company Convertible Notes”) that will, among other things, convert into that number of common shares of enGene that, when exchanged at the Company Exchange Ratio, shall equal that number of FEAC Class A Shares (or, after the Assumption, Newco Shares) that the holders of the Original 2023 Convertible Notes would have received if they subscribed for FEAC Class A Shares (or, after the Assumption, Newco Shares) on the same terms as the PIPE Financing, and (ii) warrants to acquire common shares of enGene (the “Original 2023 Warrants”);

WHEREAS, the Company entered into a Note Purchase Agreement dated as of April 4, 2023 by and among the Company, Forbion Capital Fund III, FSTQ, Lumira III, Lumira International III, Lumira Ventures IV, L.P., Lumira Ventures IV (International), L.P., Merck, Merck Québec (collectively, with respect to the 2023 Subordinated Financing (as defined below), the “2023 Noteholders”) (the “2023 Subordinated Note Purchase Agreement”) pursuant to which the Company issued $8.0 million of subordinated promissory notes (each a “2023 Subordinated Note” and collectively, the “2023 Subordinated Notes”) to the 2023 Noteholders in substantially the form attached to the 2023 Subordinated Note Purchase Agreement on the terms and conditions set forth therein (the “2023 Subordinated Financing”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company is entering into agreements with the 2023 Noteholders pursuant to which the Company will repay the 2023 Subordinated Notes by issuing to each 2023 Noteholder (i) an amount of convertible promissory notes of the Company substantially in the same form and on the same terms as the Original 2023 Convertible Notes (the “Additional 2023 Convertible Notes” and, together with the Original 2023 Convertible Notes, the “2023 Convertible Notes”), and (ii) a number of warrants to acquire common shares of the Company substantially in the same form and on the same terms as the Original 2023 Warrants, corresponding, in the aggregate, to the principal amount of 2023 Subordinated Notes held by such 2023 Noteholder;

WHEREAS, FEAC, Newco and enGene have, concurrently with the execution and delivery of this Agreement, entered into that certain Business Combination Agreement, dated as of the date hereof (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Business Combination Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, certain investors (the “PIPE Investors”) are each entering into a subscription agreement, substantially in the form attached to the Business Combination Agreement (the “Subscription Agreement” and collectively, the “Subscription Agreements”) with FEAC and Newco, pursuant to which, among other things, the PIPE Investors have agreed, subject to the completion of each element of the Transactions (other than those Transactions that are scheduled to be completed following the Closing Date (as defined below)), to subscribe for and purchase, and FEAC has agreed that it will issue and sell to the PIPE Investors (which obligation will be assumed (the “Assumption”) by Newco upon the completion of the FEAC Reorganization (as defined below) and prior to the consummation of the PIPE Financing (as defined below)) the number of FEAC Class A Shares (or, after the Assumption, Newco Shares) provided for in the applicable Subscription Agreement (as amended by the applicable Side Letter Agreement (as defined below)) in exchange for the purchase price set forth therein (the equity financing under the Subscription Agreements and the Side Letter Agreements is hereinafter referred to as the “PIPE Financing”), in each case on the terms and subject to the conditions set forth in the relevant Subscription Agreement and Side Letter Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, each PIPE Investor is entering into a side letter agreement, substantially in the form attached to the Business Combination Agreement (the “Side Letter Agreement” and collectively, the “Side Letter Agreements”) with FEAC and Newco to amend the relevant Subscription Agreement and which, together with the relevant Subscription Agreement, will reflect the total number of FEAC Class A Shares and FEAC warrants on terms substantially similar as the FEAC Public Warrants (the “FEAC PIPE Warrants”) to be issued by FEAC (or after the Assumption, the total number of common shares of Newco (the “Newco Shares”) and warrants to acquire Newco Shares (the “Newco Warrants”)

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to be issued by Newco) pursuant to the PIPE Financing in consideration of the purchase price set forth in the relevant Subscription Agreement, in each case on the terms and subject to the conditions set forth in the relevant Subscription Agreement and Side Letter Agreement;

WHEREAS, as of the date of this Agreement, the Sponsor owns 3,162,500 FEAC Class B Shares and 5,195,000 FEAC private placement warrants (each whole warrant entitling the holder thereof to purchase one FEAC Class A Share, the “FEAC Private Placement Warrants” and, together with the FEAC Public Warrants, the “FEAC Warrants”);

WHEREAS, assuming that the aggregate principal amount outstanding under the Working Capital Loan Note and any Extension Loan Notes (as defined in the Business Combination Agreement) equals or exceeds $1,500,000 on the day which is two (2) Business Days (as defined in the Business Combination Agreement) prior to the Closing Date (as defined below), FEAC shall cause the Sponsor (or its Affiliate (as defined in the Business Combination Agreement) or designee, as applicable), as payee of the Working Capital Loan Note and any Extension Loan Notes, to elect to convert an amount equal to $1,500,000 of the aggregate principal amount outstanding under the Working Capital Loan Note and any Extension Loan Notes, taken together, into additional FEAC Private Placement Warrants at a price of $1.50 per FEAC Private Placement Warrant, which upon such election will be issued by FEAC to the Sponsor (or its Affiliate or designee, as applicable) immediately prior to the Surrender (as defined below) on the day which is two (2) Business Days prior to the Closing Date, in each case in accordance with the FEAC Warrant Agreement and the relevant promissory note governing the Working Capital Loan Note and/or any Extension Loan Notes, as applicable, following which the Sponsor is expected to own 6,195,000 FEAC Private Placement Warrants);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor, FEAC and the other parties thereto are entering into the sponsor and insiders letter agreement (the “Sponsor and Insiders Letter Agreement”), pursuant to which, among other things, the Sponsor has agreed to surrender, after giving effect to the Sponsor Loans Conversion, 1,789,004 FEAC Class B Shares and 5,463,381 FEAC Private Placement Warrants, as a contribution to the capital of FEAC and for no consideration, effective immediately prior to the Class B Conversion (as defined below) on the day which is two (2) Business Days prior to the Closing Date, in each case, on the terms and conditions set forth in Business Combination Agreement and the Sponsor and Insiders Letter Agreement (the “Surrender”);

WHEREAS, on the day which is two (2) Business Days prior to the Closing Date, each FEAC Class B Share that remains outstanding following the Surrender of the 1,789,004 FEAC Class B Shares held by the Sponsor, as provided in the Sponsor and Insiders Letter Agreement, shall be exchanged (the “Class B Conversion”) for one FEAC Class A Share;

WHEREAS, on the day which is one (1) Business Day prior to the Closing Date, Cayman Merger Sub will merge with and into FEAC with FEAC as the surviving entity pursuant to a plan of merger under the laws of the Cayman Islands (the “Cayman Merger”), as follows: (i) Newco will issue to the holders of FEAC Shares (including the Sponsor but excluding the holders of any Dissenting FEAC Shares (as defined in the Business Combination Agreement)) Newco Shares in exchange for such holders’ FEAC Shares and such FEAC Shares will not be cancelled but will be transferred to Newco, (ii) FEAC will thereby become a wholly-owned subsidiary of Newco and (iii) each issued share of Cayman Merger Sub will be exchanged for a FEAC Class A Share of FEAC as the surviving entity and Cayman Merger Sub (having merged into FEAC) will cease to exist as a separate entity by virtue of the Cayman Merger;

WHEREAS concurrently with the Cayman Merger, and effective at the same time the Cayman Merger becomes effective under the Cayman Islands law, (i) Newco will assume the FEAC Warrants (as so assumed, Newco Warrants) pursuant to the Warrant Assignment, Assumption and Amendment Agreement, (ii) FEAC as the entity surviving the Cayman Merger will issue to Newco a non-interest bearing demand promissory note payable denominated in CDN$ having a principal amount equal to the fair market value of the FEAC Warrants

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assumed by Newco (as so assumed, Newco Warrants) (“Note 3”) in consideration of the assumption by Newco of obligations under the FEAC Warrants (as so assumed, Newco Warrants) and (iii) Newco will redeem the initial Newco Shares held by its formation shareholder for an amount equal to the amount of capital that such formation shareholder contributed for purposes of the incorporation of Newco (such transactions, together with the Cayman Merger, the “Cayman Reorganization”);

WHEREAS, following the Cayman Reorganization, FEAC will file an election to change its classification for U.S. federal income tax purposes from a corporation to an entity disregarded as separate from its owner Newco, to be effective as of the beginning of the Closing Date (the “U.S. Entity Classification Election” and, together with the Cayman Reorganization, the “FEAC Reorganization”);

WHEREAS, on the Closing Date and pursuant to the Plan of Arrangement (as defined below), subsequent to the FEAC Reorganization becoming effective and prior to the consummation of the PIPE Financing, FEAC will loan to Newco an amount equal to the total funds held in its Trust Account on the Closing Date (after deducting the amounts owed to the holders of FEAC Class A Shares who have properly exercised their redemption rights, a reasonable estimate to be paid for any Dissenting FEAC Shares and the deferred discount owed to the underwriters of FEAC’s initial public offering), less the principal amount of Note 3 (together, the “Loan Amount”) in consideration for which Newco will issue a CDN$ denominated non-interest bearing demand promissory note to FEAC having a principal amount equal to the Loan Amount converted to its Canadian dollar equivalent based on the C$:U.S.$ Bank of Canada daily exchange rate on the Business Day immediately prior to the Closing Date (“Note 1”), following which FEAC will sell to Newco, and Newco will purchase, all of the outstanding common shares of Can Merger Sub for a purchase price of CDN$ 10 (the “Can Merger Sub Share Sale”);

WHEREAS, on the Closing Date and pursuant to the Plan of Arrangement, following the Can Merger Sub Share Sale but prior to the Amalgamation, the PIPE Financing shall be consummated pursuant to the Subscription Agreements and the Side Letter Agreements and the transactions contemplated by Section 4 of this Agreement shall be consummated pursuant to this Agreement;

WHEREAS, on the Closing Date and pursuant to the Plan of Arrangement, the Amended 2022 Convertible Notes and 2023 Convertible Notes will automatically convert, concurrent with the consummation of the PIPE Financing and the transactions contemplated by Section 4 of this Agreement, into that number of common shares of enGene that, when exchanged at the Company Exchange Ratio shall equal that number of FEAC Class A Shares (or, after the Assumption, Newco Shares) that the holders of the Amended 2022 Convertible Notes and 2023 Convertible Notes would have received if they subscribed for FEAC Class A Shares (or, after the Assumption, Newco Shares) on the same terms as the PIPE Financing;

WHEREAS, on the Closing Date and pursuant to the Plan of Arrangement, after the consummation of the PIPE Financing and the conversion of the Company Convertible Notes, Can Merger Sub and enGene will amalgamate in accordance with the terms of the plan of arrangement (the “Plan of Arrangement”) substantially in the form attached to the Business Combination Agreement (the “Amalgamation”) and pursuant to the Amalgamation, (i) each enGene common share outstanding immediately prior to the Amalgamation shall be exchanged for Newco Shares per the Company Exchange Ratio, each Company Equity Award (as defined in the Business Combination Agreement) outstanding immediately prior to the Amalgamation shall be exchanged for Rollover Equity Awards (as defined in the Business Combination Agreement) per the Company Exchange Ratio and each enGene warrant outstanding immediately prior to the Amalgamation shall be exchanged for Newco Warrants per the Company Exchange Ratio, (ii) each Can Merger Sub share outstanding immediately prior to the Amalgamation shall be exchanged for one common share in the authorized share capital of the amalgamated entity, and (iii) in consideration for the issuance of Newco Shares, the amalgamated entity shall issue its common shares to Newco, in each case upon and subject to the other terms and conditions set forth in the Business Combination Agreement, the Plan of Arrangement and in accordance with the provisions of applicable Law (the time at which the Amalgamation is completed, the “Amalgamation Closing”);

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WHEREAS, on the Closing Date and pursuant to the Plan of Arrangement, following the Amalgamation, Newco will continue from being a corporation incorporated under and governed by the Canada Business Corporations Act to a company continued to and governed by the Business Corporations Act (British Columbia) (the “Continuance”) and, in connection with the Continuance, the articles of Newco shall be amended to reflect the requirements of the continued jurisdiction, among other things;

WHEREAS, on the Closing Date, and prior to the Amalgamation, the Newco Shares and Newco Warrants will be listed on Nasdaq or such other Exchange as agreed to by FEAC and enGene;

WHEREAS, immediately following the Closing Date, FEAC will repurchase shares held by Newco in an aggregate amount equal to Note 1 and in consideration therefor issue to Newco a CDN$ denominated non-interest bearing demand promissory note in a principal amount equal to the outstanding principal amount of Note 1 (“Note 2”), following which Note 1 and Note 2 (each having the same outstanding principal amount) will be set off by FEAC and Newco in full repayment of their respective principal amounts (the “Notes Set-Off”);

WHEREAS, following the Notes Set-Off becoming effective, Newco will transfer Note 3 to enGene in consideration for the issuance by enGene from treasury of additional common shares of enGene, following which FEAC will repay the outstanding principal amount of Note 3 and subsequently be placed in liquidation in accordance with applicable Cayman law;

WHEREAS, as of the date hereof, the FEAC Shareholder is the beneficial owner of [•] FEAC Class A Shares (collectively, the “Subject FEAC Equity Securities” and, each, a “Subject FEAC Equity Security”);

WHEREAS, the FEAC Shareholder acknowledges and agrees that FEAC and the other parties to the Business Combination Agreement would not have entered into and agreed to consummate the transactions contemplated by the Business Combination Agreement without the FEAC Shareholder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement; and

WHEREAS, to rationalize the capital structure of Newco and to satisfy the valuation objectives of FEAC and Newco, on the one hand, and of the FEAC Shareholder, on the other hand, and in consideration of the FEAC Shareholder’s commitment to, among other things, not redeem the Subject FEAC Equity Securities, and subject to the conditions set forth herein, FEAC (or, after the Assumption, Newco) desires to issue and sell and the FEAC Shareholder desires to subscribe for the Additional Securities (as defined below);

WHEREAS, subsequent to the FEAC Reorganization becoming effective and prior to the consummation of the PIPE Financing and the transactions contemplated in Section 4 of this Agreement, all rights, covenants and obligations of FEAC, including the rights, covenants and obligations under this Agreement, will be assumed by Newco pursuant to the Assumption.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties, intending to be legally bound, hereby agrees as follows:

1.

Agreement to Vote. The FEAC Shareholder hereby unconditionally and irrevocably agrees, with effect from the date hereof and until the earlier of (x) the date on which this Agreement is terminated in accordance with Section 7 hereof and (y) the Closing Date (the “Voting and Lock-Up Period”), to be present at any meeting of the shareholders of FEAC, and to vote (in person or by proxy), or consent to any action by written consent or resolution with respect to, all of the Subject FEAC Equity Securities (i) in favor of the Transaction Proposals (as defined in the Business Combination Agreement) and any other matter reasonably necessary to the consummation of the Transactions (as defined in the Business Combination Agreement) and the other matters contemplated by the Business Combination Agreement and considered and voted upon by the shareholders of FEAC, and (ii) in opposition to: (A) any and all other proposals (1) that could

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reasonably be expected to delay or impair the ability of FEAC to consummate the transactions contemplated by the Business Combination Agreement or any Ancillary Agreement (as defined in the Business Combination Agreement) or (2) which are in competition with or materially inconsistent with the Business Combination Agreement, any Transaction and the transactions contemplated thereby, or (B) any other action, proposal, transaction or agreement involving FEAC or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the transactions contemplated by the Business Combination Agreement or any Ancillary Agreement or would reasonably be expected to result in (x) any breach of any representation, warranty, covenant, obligation or agreement of FEAC in the Business Combination Agreement or any Ancillary Agreement or (y) any of the conditions to FEAC’s obligations under the Business Combination Agreement or any Ancillary Agreement not being fulfilled. The FEAC Shareholder shall deliver to FEAC and Newco evidence of its compliance with its obligations hereunder as may be reasonably requested.

2.

No Redemption. The FEAC Shareholder hereby agrees that it shall not redeem, or submit a request to FEAC’s transfer agent or otherwise exercise any right to redeem, any Subject FEAC Equity Security. Prior to the Closing and after the last date for redemption of FEAC Class A Shares, the FEAC Shareholder shall deliver to FEAC and Newco evidence that it continues to hold the Subject FEAC Equity Securities and that such Subject FEAC Equity Securities have not been submitted for redemption. For the avoidance of doubt, the restrictions set forth in this Section 2 shall not apply to any FEAC Class A Shares held by the FEAC Shareholder other than the Subject FEAC Equity Securities.

3.

Lock-Up of Subject FEAC Equity Securities. The FEAC Shareholder hereby agrees that, with effect from the date hereof and during the Voting and Lock-Up Period, it shall not, directly or indirectly (including by operation of law), (i) sell, assign, transfer, exchange, offer, assign, swap, convert, place a lien on, pledge, or otherwise dispose or encumber any of the Subject FEAC Equity Securities, (ii) deposit any of the Subject FEAC Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of the Subject FEAC Equity Securities that conflicts with any of the covenants or agreements set forth in this Agreement, (iii) publicly announce any intention to effect, or enter into any contract, option or other arrangement or undertaking with respect to, any transaction specified in clause (i) or (ii) with respect to the Subject FEAC Equity Securities, (iv) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of the Subject FEAC Equity Securities even if such Subject FEAC Equity Securities would be disposed of by a Person (as defined in the Business Combination Agreement) other than the FEAC Shareholder or (v) take any action that would have the effect of preventing or materially delaying the performance of its obligations under this Agreement (the covenants under (i)-(v) hereof, the “Lock-Up”); provided that the Lock-Up shall not be applicable in case of transfers of the Subject FEAC Equity Securities by the FEAC Shareholder to any fund or account managed by the same investment manager as the FEAC Shareholder in accordance with Section 8(b) hereof. For the avoidance of doubt, the restrictions set forth in this Section 3 shall not apply to any FEAC Class A Shares held by the FEAC Shareholder other than the Subject FEAC Equity Securities.

4.	Issuance and Subscription.

4.1.

In consideration of the FEAC Shareholder’s performance of its obligations described herein, FEAC (or after the Assumption, Newco) agrees to issue and sell and the FEAC Shareholder agrees to subscribe for, on the Closing Date following the Can Merger Sub Share Sale and contingent upon the completion of each element of the Transactions (other than those Transactions that are scheduled to be completed following the Amalgamation Closing), including the substantially concurrent occurrence of the Amalgamation Closing, an additional [•] FEAC Class A Shares (or after the Assumption, Newco Shares, the “Additional Shares”) and [•] FEAC warrants (which shall be on terms substantially similar to the terms of the FEAC Public Warrants, the “FEAC PIPE Warrants”) or after the Assumption, warrants of Newco (which shall be on terms substantially similar to the FEAC PIPE Warrants, as adjusted for a Canadian public company, the “Newco Warrants” and, together with the Additional Shares, the “Additional Securities”), in each case on the terms

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and subject to the conditions set forth in this Agreement. Each of the Parties hereto acknowledges and agrees that the Additional Securities will be issued in accordance with the terms of this Agreement and pursuant to the Plan of Arrangement.

4.2.

The consummation of the transactions contemplated in this Section 4 shall occur on the Closing Date, subject to the completion of each element of the Transactions (other than those Transactions that are scheduled to be completed following the Amalgamation Closing), including the substantially concurrent occurrence of the Amalgamation Closing. Upon written notice from (or on behalf of) FEAC to the FEAC Shareholder (the “Closing Notice”) at least five (5) Business Days prior to the date that FEAC reasonably expects all conditions to the Amalgamation Closing to be satisfied (the “Expected Closing Date”), the FEAC Shareholder shall deliver to FEAC no later than two (2) Business Days prior to the Expected Closing Date any other information that is reasonably requested in the Closing Notice in order for FEAC (or, following the Assumption, Newco) to issue the Additional Securities including, without limitation, the legal name of the person in whose name such Additional Securities are to be issued, and if applicable, a duly executed Internal Revenue Service Form W-9 or the applicable Internal Revenue Service Form W-8, as applicable. On the Closing Date, following and subject to the Assumption, Newco shall issue to the FEAC Shareholder (or the funds and accounts designated by the FEAC Shareholder if so designated by the FEAC Shareholder, or its nominee in accordance with its delivery instructions) or to a custodian designated by the FEAC Shareholder, as applicable, the Additional Securities, net of Additional Securities withheld by Newco in respect of Canadian withholding tax and in respect of any additional expenses or costs reasonably expected to be incurred by Newco in connection with the obligation to pay such Canadian withholding tax (including any fees paid to any agent to sell such withheld Additional Securities), free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws or Canadian securities laws), which Additional Securities, unless otherwise determined by FEAC (or following the Assumption, Newco), shall be uncertificated, with record ownership reflected only in the register of shareholders of Newco and shall provide evidence of such issuance from Newco’s transfer agent showing the FEAC Shareholder as the owner of the Additional Securities on and as of the Closing Date within two (2) Business Days of the Closing Date. If the Transactions (other than those Transactions that are scheduled to be completed following the Amalgamation Closing) are not consummated within two (2) Business Days after the Expected Closing Date, any Additional Securities that had been issued shall be cancelled. Notwithstanding anything in this Agreement to the contrary, Newco shall be entitled to take such actions as are reasonably necessary to deduct and withhold (or cause to be deducted and withheld) any shares or other securities otherwise deliverable to the FEAC Shareholder pursuant to this Agreement on account, and in satisfaction of, any Taxes (as defined in the Business Combination Agreement), and other amounts as are required to be deducted and withheld under applicable Tax Law (each as defined in the Business Combination Agreement) in respect of the consideration payable to the FEAC Shareholder hereunder as well as any additional expenses or costs incurred or reasonably expected to be incurred by Newco in connection with the obligation to pay any such Taxes (including any fees paid to any agent to sell such withheld Additional Securities). Newco is thus hereby authorized to retain, sell, and/or otherwise dispose of such shares or other securities otherwise deliverable to the FEAC Shareholder as are necessary to enable Newco to comply with such deduction and withholding requirement. The Parties shall cooperate reasonably and in good faith to consider any further arrangements that will enable Newco to satisfy its deduction and withholding obligations under applicable Tax Law in respect of the consideration payable to the FEAC Shareholder under this Agreement in a manner that is most commercially efficient and expedient for each Party.

4.3.

The obligations of FEAC (or, following the Assumption, Newco) pursuant to this Section 4 shall be subject to the satisfaction, or valid waiver by FEAC, of the following conditions: (i) the FEAC Shareholder shall have fully complied with, performed and satisfied its obligations set out in Sections 1-3 hereof, and shall have performed, satisfied and complied in all material respects with all other covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the Closing Date, (ii) the completion of each element of the Transactions (other than those Transactions that are scheduled to be completed following the Amalgamation Closing), including the substantially concurrent

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occurrence of the Amalgamation Closing, and (iii) all representations and warranties of the FEAC Shareholder contained in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) as of such date).

4.4.

The Additional Securities, and the shares underlying the FEAC PIPE Warrants or the Newco Warrants, as the case may be, shall be deemed to be “Registrable Securities” as such term is defined in, and for all purposes under, the form of Subscription Agreement attached to the Business Combination Agreement.

5.	Representations and Warranties.

5.1.	FEAC Representations and Warranties. FEAC represents and warrants as of the date hereof and as of the Closing Date to the FEAC Shareholder as follows:

(a)

FEAC has been duly incorporated and is validly existing and in good standing under the laws of the Cayman Islands and has all requisite power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Agreement.

(b)

This Agreement and the Business Combination Agreement (the “Transaction Documents”) have been duly authorized, validly executed and delivered by FEAC and, assuming that the Transaction Documents constitute valid and binding obligations of the other parties thereto, are valid and binding obligations of FEAC, and are enforceable against FEAC in accordance with their terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.

(c)

Assuming the accuracy of the FEAC Shareholder’s representations and warranties in Section 5.3 hereof and Newco’s representations and warranties in Section 5.2 hereof, the execution, delivery and performance of the Transaction Documents (including compliance by FEAC with all of the provisions hereof), the issuance of the Additional Securities and the consummation of the other transactions contemplated under the Transaction Documents, including the Transactions, do not and will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of FEAC or any of its subsidiaries pursuant to the terms of any indenture, mortgage, charge, deed of trust, loan agreement, lease, license or other agreement or instrument to which FEAC or any of its subsidiaries is a party or by which FEAC or any of its subsidiaries is bound or to which any of the property or assets of FEAC or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of FEAC, Newco or enGene and their respective subsidiaries, taken as a whole, or materially and adversely affects the ability of FEAC to timely perform its obligations under this Agreement, in each case subject to the exceptions in the definition of FEAC Material Adverse Effect in the Business Combination Agreement mutatis mutandis (collectively, a “FEAC Material Adverse Effect”), (b) result in any violation of the provisions of the organizational documents of FEAC or any of its subsidiaries or (c) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over FEAC or any of its subsidiaries or any of its properties that would, individually or in the aggregate, reasonably be expected to have a FEAC Material Adverse Effect.

5.2.	Newco Representations and Warranties. Newco represents and warrants as of the date hereof and as of the Closing Date to the FEAC Shareholder as follows:

(a)	Newco has been duly incorporated and is validly existing and in good standing under the laws of Canada (provided that, following the Continuance, Newco shall be validly continued and validly

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existing and in good standing under the laws of the Province of British Columbia), and has all requisite power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Agreement. At the Closing Date, the Additional Securities will be duly authorized and, when issued and delivered to the FEAC Shareholder, will be free and clear of any liens or other restrictions (other than arising under applicable securities laws) in accordance with the terms of this Agreement and registered with Newco’s transfer agent, the Additional Securities will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights under Newco’s constitutive agreements, under any agreement or instrument to which Newco is a party or by which Newco is bound, or under applicable law.

(b)

The Transaction Documents have been duly authorized, validly executed and delivered by Newco and, assuming that the Transaction Documents constitute valid and binding obligations of the other parties thereto, are valid and binding obligations of Newco, and are enforceable against Newco in accordance with their terms, except as may be limited or otherwise affected by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (b) principles of equity, whether considered at law or equity.

(c)

Assuming the accuracy of the FEAC Shareholder’s representations and warranties in Section 5.3 hereof and FEAC’s representations and warranties in Section 5.1 hereof, the execution, delivery and performance of the Transaction Documents (including compliance by Newco with all of the provisions hereof), the issuance and sale of the Additional Securities and the consummation of the other transactions contemplated herein, including the Transactions, do not and will not (c) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Newco or any of its subsidiaries pursuant to the terms of any indenture, mortgage, charge, deed of trust, loan agreement, lease, license or other agreement or instrument to which Newco or any of its subsidiaries is a party or by which Newco or any of its subsidiaries is bound or to which any of the property or assets of Newco or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, shareholders’ equity or results of operations of Newco, FEAC or enGene and their respective subsidiaries, taken as a whole, or materially and adversely affects the ability of Newco to timely perform its obligations under this Agreement, in each case subject to the exceptions in the definition of FEAC Material Adverse Effect in the Business Combination Agreement mutatis mutandis (collectively, a “Newco Material Adverse Effect”), (d) result in any violation of the provisions of the organizational documents of Newco or any of its subsidiaries or (e) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Newco or any of its subsidiaries or any of its properties that would, individually or in the aggregate, reasonably be expected to have a Newco Material Adverse Effect.

5.3.	FEAC Shareholder Representations and Warranties. The FEAC Shareholder hereby represents and warrants as of the date hereof and as of the Closing Date to FEAC and Newco as follows:

(a)

The FEAC Shareholder has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Agreement. The FEAC Shareholder is and will be through the Closing Date or termination of this Agreement in accordance with Section 7 hereof the beneficial owner of the Subject FEAC Equity Securities, free and clear of all liens and has provided FEAC and Newco with evidence thereof.

(b)

This Agreement has been duly authorized, validly executed and delivered by the FEAC Shareholder. Assuming that this Agreement constitutes the valid and binding agreement of FEAC and Newco, this Agreement is the valid and binding obligation of the FEAC Shareholder, and is enforceable against the FEAC Shareholder in accordance with its terms, except as may be limited or otherwise affected by

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(i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(c)

The execution, delivery and performance by the FEAC Shareholder of this Agreement and the consummation of the transactions contemplated herein do not and will not (i) result in any violation of the provisions of the organizational documents of the FEAC Shareholder or any of its subsidiaries, (ii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the FEAC Shareholder that would reasonably be expected to have a material adverse effect on the legal authority and ability of the FEAC Shareholder to enter into and timely perform its obligations under this Agreement (a “FEAC Shareholder Material Adverse Effect”) or (iii) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the FEAC Shareholder or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the FEAC Shareholder or any of its subsidiaries is a party or by which the FEAC Shareholder or any of its subsidiaries is bound or to which any of the property or assets of the FEAC Shareholder or any of its subsidiaries is subject, which would reasonably be expected to have a FEAC Shareholder Material Adverse Effect.

(d)

the FEAC Shareholder (i) (a) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), or (7) under the Securities Act), (b) is an Institutional Account as defined in FINRA Rule 4512(c) and (c) is a sophisticated institutional investor, experienced in investing in transactions of the type contemplated by this Agreement and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, including its participation in the transactions of the type contemplated by this Agreement, in each case, satisfying the applicable requirements set forth on Schedule I, (ii) has exercised independent judgment in evaluating its investment in the Additional Securities, (iii) is acquiring the Additional Securities only for its own account and not for the account of others, or if the FEAC Shareholder is acquiring the Additional Securities as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer, and the FEAC Shareholder has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations, warranties and agreements herein on behalf of each owner of each such account, for investment purposes only and not with a view to any distribution of the Additional Securities in any manner that would violate the securities laws of the United States or any other applicable jurisdiction and (iv) is not acquiring the Additional Securities with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or any other securities laws of the United States or any other jurisdiction (and shall provide the requested information on Schedule I following the signature page hereto). The FEAC Shareholder has determined based on its own independent review and such professional advice as it deems appropriate that acquiring the Additional Securities and its participation in the transactions contemplated by this Agreement (i) are fully consistent with its financial needs, objectives and condition, and (ii) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to it (if any). The FEAC Shareholder is not an entity formed for the specific purpose of acquiring the Additional Securities. The FEAC Shareholder understands that the transfer of the Additional Securities meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (C) or (J) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

(e)

The FEAC Shareholder understands that the Additional Securities are being transferred in a transaction not involving any public offering within the meaning of the Securities Act, that the transfer to the FEAC Shareholder is being made in reliance on a private placement exemption from registration under the Securities Act, and that the Additional Securities have not been registered under the Securities Act or the securities laws of any other jurisdiction. Except in respect of any stock lending program, the FEAC Shareholder understands that the Additional Securities may not be offered, sold, resold,

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transferred, pledged or otherwise disposed of by the FEAC Shareholder absent an effective registration statement under the Securities Act, except (i) to Newco or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur solely outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that the Additional Securities (i) will be “restricted securities” within the meaning of Rule 144 under the Securities Act (“Rule 144”) and accordingly are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act and applicable state securities laws pursuant to registration or exemption therefrom and (ii) shall be subject to a legend to such effect (provided that such legends will be eligible for removal upon compliance with the relevant resale provisions of Rule 144 and as set forth in this Agreement). The FEAC Shareholder acknowledges that the Additional Securities will not be immediately eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 until at least one year from the filing by FEAC of the “Form 10 information” after the Closing Date and that the provisions of Rule 144(i) will generally apply to the Additional Securities. The FEAC Shareholder understands and agrees that the Additional Securities will be subject to the foregoing restrictions and, as a result, the FEAC Shareholder may not be able to readily resell the Additional Securities and may be required to bear the financial risk of an investment in the Additional Securities for an indefinite period of time. The FEAC Shareholder understands that it has been advised to consult independent legal counsel prior to making any transfer of any of the Additional Securities. The FEAC Shareholder has determined based on its own independent review and such professional advice as it deems appropriate that the Additional Securities are a suitable investment for the FEAC Shareholder, notwithstanding the substantial risks inherent in investing in or holding the Additional Securities, and that the FEAC Shareholder is able at this time and in the foreseeable future to bear the economic risk of a total loss of the FEAC Shareholder’s investment. The FEAC Shareholder acknowledges specifically that a possibility of total loss exists.

(f)

The FEAC Shareholder understands and agrees that the FEAC Shareholder is acquiring the Additional Securities directly from FEAC (or, after the Assumption, Newco). The FEAC Shareholder further acknowledges that there have been no representations, warranties, covenants or agreements made to the FEAC Shareholder by Sponsor, FEAC, Newco, enGene or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives, expressly or by implication, other than, in the case of Sponsor only, those representations, warranties, covenants and agreements expressly set forth in this Agreement.

(g)

The FEAC Shareholder does not have, as of the date hereof, and during the 30-day period immediately prior to the date hereof the FEAC Shareholder has not, and during the period beginning as of the date hereof until the Closing Date or the earlier termination of this Agreement the FEAC Shareholder will not have, entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or short sale positions with respect to the securities of FEAC.

(h)

If the FEAC Shareholder is or is acting on behalf of (i) an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) an employee benefit plan (such as a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA) or a non-U.S. plan (as described in Section 4(b)(4) of ERISA)) that is subject to any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”) or (iv) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement described in (i), (ii) and (iii) above (each of the foregoing described in (i), (ii) (iii) and (iv) above, a “Plan”), the FEAC Shareholder represents and warrants that its acquisition and holding of the Additional Securities will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Laws.

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(i)

If the FEAC Shareholder is or is acting on behalf of a Plan, the FEAC Shareholder represents and warrants that none of FEAC, Newco, enGene or any of their respective affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Additional Securities, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Additional Securities.

(j)

The FEAC Shareholder became aware of the transactions contemplated by this Agreement solely by means of direct contact between the FEAC Shareholder or one of its representatives, on the one hand, and FEAC and Newco or their representatives, on the other hand, as a result of a pre-existing relationship between the FEAC and one of the FEAC Shareholder’s representatives. The FEAC Shareholder did not become aware of the transfer of the Additional Securities, nor were the Additional Securities transferred to the FEAC Shareholder, by any general solicitation or general advertising. The FEAC Shareholder acknowledges that the Additional Securities were not transferred by any form of general solicitation or general advertising, including methods described in section 502(c) of Regulation D under the Securities Act.

(k)

The FEAC Shareholder acknowledges that it is aware that there are substantial risks incident to the ownership of the Additional Securities, including those set forth in the investor presentation provided by FEAC (as amended and supplemented as of the date hereof) and in each form, report, statement, schedule, prospectus, proxy, registration statement and other documents filed by FEAC with the U.S. Securities and Exchange Commission (the “Commission”). The FEAC Shareholder is able to fend for itself in the transactions contemplated herein, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Additional Securities, has the ability at this time and in the foreseeable future to bear the economic risks of its prospective investment and can afford the complete loss of such investment, and the FEAC Shareholder has sought such accounting, legal and tax advice as the FEAC Shareholder has considered necessary to make an informed investment decision. The FEAC Shareholder, alone, or together with any professional advisor(s), has analyzed and considered the risks of an investment in the Additional Securities and determined that the Additional Securities are a suitable investment. The FEAC Shareholder further acknowledges that the FEAC Shareholder shall be responsible for any of the FEAC Shareholder’s tax liabilities that may arise as a result of the transactions contemplated by this Agreement, and that neither, FEAC or Newco, nor any of their respective agents or affiliates, have provided any tax advice or any other representation or guarantee, whether written or oral, regarding the tax consequences of the transactions contemplated by this Agreement.

(l)

The FEAC Shareholder understands and agrees that no federal or state agency has passed upon or endorsed the merits of the transfer of the Additional Securities or made any findings or determination as to the fairness of an investment in the Additional Securities and the foregoing authorities have not confirmed the accuracy or determined the adequacy of any representation (and any representation to the contrary is a criminal offense).

(m)

The FEAC Shareholder represents and warrants that none of the FEAC Shareholder or any of its officers, directors, managers, managing members, general partners or any other person acting in a similar capacity or carrying out a similar function on its behalf is a. a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC or any similar list of sanctioned persons administered by the United Nations Security Council, the European Union, Canada, His Majesty’s Treasury (“HMT”), any individual European Union member state or the United Kingdom or any other relevant sanctions authority (collectively, “Sanctions Lists”) or a person or entity designated by any OFAC sanctions program, b. directly or indirectly 50% or more owned or otherwise controlled by, or acting on behalf of, one or more persons on a Sanctions List, c. organized, incorporated, established, located or resident in, a country or territory that is the target of country-wide or territory-wide

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economic or trade sanctions (currently Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and any other Covered Region of Ukraine identified pursuant to Executive Order 14065, and non-government controlled areas of the Kherson and Zaporizhia region of Ukraine), or d. a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. The representations, warranties and undertakings in this Section 5.3(m) will not apply to any party hereto to which Council Regulation (EC) No. 2271/96, as amended (the “Blocking Regulation”) applies, if and to the extent that such representation, warranty or undertaking is or would be invalid or unenforceable by reason of breach of any provision of the Blocking Regulation (or any law or regulation implementing such Blocking Regulation or any similar measure in any member state of the European Union or the United Kingdom). If the FEAC Shareholder is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the FEAC Shareholder represents that it maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. The FEAC Shareholder also represents that, to the extent required, it maintains policies and procedures reasonably designed to ensure compliance with sanctions programs administered by OFAC, the United Nations Security Council, the European Union, Canada, HMT, any European Union member state and the United Kingdom, including for the screening of its investors against the Sanctions Lists and the OFAC sanctions programs. The FEAC Shareholder further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by the FEAC Shareholder and used to purchase the Additional Securities were legally derived.

(n)

Except as expressly disclosed in a Schedule 13D or Schedule 13G (or amendments thereto) filed by the FEAC Shareholder with the Commission with respect to the beneficial ownership of FEAC’s securities, the FEAC Shareholder is not currently (and at all times through the Closing Date will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) acting for the purpose of acquiring, holding or disposing of equity securities of FEAC or Newco, as applicable (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

(o)

No broker, finder or other financial consultant has acted on behalf of the FEAC Shareholder in connection with this Agreement or the transactions contemplated hereby in such a way as to create any liability on FEAC or Newco.

(p)

The FEAC Shareholder agrees that, from the date of this Agreement until the Closing Date or the earlier termination of this Agreement, none of the FEAC Shareholder, its controlled affiliates, or any person or entity acting on behalf of the FEAC Shareholder or any of its controlled affiliates or pursuant to any understanding with the FEAC Shareholder or any of its controlled affiliates will engage in any Short Sales with respect to securities of FEAC or Newco, as applicable. For the purposes hereof, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), including through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding the foregoing, (a) nothing herein shall prohibit any entities under common management or that share an investment advisor with the FEAC Shareholder (including the FEAC Shareholder’s controlled affiliates and/or affiliates) that have no knowledge of this Agreement or of the FEAC Shareholder’s participation in the transactions contemplated hereby from entering into any Short Sales and (b) in the case the FEAC Shareholder is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of the FEAC Shareholder’s assets, this Section 5.3(p) shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to acquire the Additional Securities covered by this Agreement. For the avoidance of doubt, this Section 5.3(p) shall not apply to (i) any sale (including the exercise of any redemption right) of securities of FEAC or

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Newco, as applicable (A) held by the FEAC Shareholder, its controlled affiliates or any person or entity acting on behalf of the FEAC Shareholder or any of its controlled affiliates prior to the execution of this Agreement or (B) purchased by the FEAC Shareholder, its controlled affiliates or any person or entity acting on behalf of the FEAC Shareholder or any of its controlled affiliates in an open market transaction after the execution of this Agreement or (ii) ordinary course, non-speculative hedging transactions.

(q)

The FEAC Shareholder acknowledges that it is aware that in connection with, and immediately upon completion of, the Cayman Merger, each FEAC Class A Share issued and outstanding immediately prior to the effective time of the Cayman Merger shall be exchanged for one Newco Share. The FEAC Shareholder acknowledges that the above will be effected as part of the Transactions without any further consent, vote, or approvals from the FEAC Shareholder, and to the extent that the FEAC Shareholder may have any such rights under Cayman Islands law, Canadian law or otherwise, the FEAC Shareholder effectively forfeits such rights hereby.

(r)

The FEAC Shareholder and the beneficial subscriber, if any, acknowledges that FEAC (or following the Assumption, Newco) may in the future be required by law to disclose the FEAC Shareholder’s or beneficial subscriber’s name and other information relating to this Agreement and the FEAC Shareholder’s subscription hereunder, on a confidential basis, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

(s)

The FEAC Shareholder acknowledges and agrees that the sale and delivery of the Additional Securities is subject to applicable requirements under the securities laws and regulations of the provinces and territories of Canada (“Canadian Securities Laws”) and is conditional upon such sale being exempt from the requirements of Canadian Securities Laws of the province or territory in which it resides or may be deemed to reside as to the filing and delivery of a prospectus and that the Additional Securities have not been qualified under a prospectus under Canadian Securities Laws. The FEAC Shareholder acknowledges and agrees that FEAC and Newco may rely on the prospectus exemption available in respect of the transactions hereunder under Section 2.11 (Business combination and reorganization) of National Instrument 45-106 – Prospectus Exempt Distributions, or such other exemption or exemption ruling as it determines, upon the advice of counsel, to be advisable, in respect of the issuance of the Additional Securities. The FEAC Shareholder acknowledges that FEAC and Newco, as of the date hereof, are not “reporting issuers” in any jurisdiction in Canada, that the Additional Securities are subject to statutory resale restrictions under applicable Canadian Securities Laws of the province or territory in which the FEAC Shareholder resides or may be deemed to reside, which resale restrictions may apply outside of Canada, and the FEAC Shareholder covenants that it will not resell the Additional Securities except in compliance with such laws.

(t)	The FEAC Shareholder is eligible to acquire the Additional Securities pursuant to an exemption from the registration and prospectus requirements of Canadian Securities Laws.

(u)	The FEAC Shareholder acknowledges and agrees that:

a.

the FEAC Shareholder is not entitled, and will not take any action to acquire any entitlement, to vote, consent or otherwise approve in respect of the Transactions, whether arising under this Agreement, in respect of the right to acquire the Additional Securities, or otherwise, and notwithstanding the foregoing, to the extent that it is so entitled to vote, consent or otherwise approve, shall exercise such entitlement to vote, consent or otherwise right of approval in favour of the approval, consent, ratification and adoption of any resolution in respect of the Transactions (and any other matters or actions necessary for the consummation of the Transactions contemplated by the Business Combination Agreement), including without limitation at any meeting of securityholders of FEAC, Newco or any other person or entity (including in connection with any separate vote of any sub-group of securityholders of FEAC, Newco or any other person or entity that may be required to be held and of which sub-group the FEAC Shareholder forms part) called to vote upon the Transactions or at any

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adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval (including written consent in lieu of a meeting) with respect to the Transactions is sought;

b.

the FEAC Shareholder shall not take any other action of any kind which would reasonably be expected to prevent or materially delay the consummation of any of the Transactions or any other transactions contemplated by the Business Combination Agreement; and

c.

the FEAC Shareholder waives to the fullest extent permitted by law any and all rights of appraisal, rights of dissent or similar rights that the FEAC Shareholder may have or acquire with respect to any resolution in respect of the Transactions or any other matters or actions necessary for the consummation of the Transactions contemplated by the Business Combination Agreement, and will not exercise any such right with respect to any such resolution which is waived hereby.

6.

Newco Assumption of Obligations. Subject to the terms and conditions hereof applicable to FEAC’s obligations hereunder, Newco acknowledges that, by virtue of and with effect from the FEAC Reorganization becoming effective, and without further action by FEAC, Newco or the FEAC Shareholder, the Assumption shall become effective so that Newco shall assume all of FEAC’s obligations under this Agreement, including, without limitation, the obligation to issue the Additional Securities and the obligations of FEAC set forth in Section 4 hereof and FEAC shall assign all of its rights under this Agreement to Newco. By virtue of, and with effect from, the FEAC Reorganization becoming effective, and without further action by FEAC, Newco or the FEAC Shareholder, (i) all surviving rights, covenants, and obligations of FEAC under this Agreement shall be rights, covenants, and obligations of Newco; and (ii) Newco shall be liable for any breach of any representation or warranty by FEAC set forth in this Agreement. The FEAC Shareholder hereby expressly agrees to and acknowledges the Assumption in accordance with the foregoing and the other terms hereof. Unless otherwise indicated or the context otherwise requires, by virtue of, and with effect from, the FEAC Reorganization and the Assumption becoming effective, all references herein (i) to FEAC, shall refer to Newco, and (ii) to the Additional Shares and FEAC PIPE Warrants shall refer to Newco Shares and Newco Warrants, respectively, of the corresponding number, rather than FEAC Class A Shares and FEAC PIPE Warrants, respectively.

7.

Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (i) such date and time as the Business Combination Agreement is validly terminated in accordance with its terms without being consummated, (ii) upon the mutual written agreement of each of the parties hereto to terminate this Agreement, (iii) the Termination Date (as defined in the Business Combination Agreement), (iv) if the conditions set forth in Section 4.3 hereof are not satisfied or (to the extent permitted by applicable law) waived in writing, or are not capable of being satisfied or (to the extent permitted by applicable law) waived in writing, on or prior to the Closing Date and, as a result thereof, the transactions set forth in Section 4 hereof will not be or are not consummated on the Closing Date and (v) FEAC’s notification to the FEAC Shareholder in writing that it has, with the prior written consent of Newco and enGene, abandoned its plans to move forward with the Transactions and/or terminated the FEAC Shareholder’s obligations with respect to the subscription without the issuance of the Additional Securities having occurred. FEAC shall promptly notify the FEAC Shareholder in writing of the termination of the Business Combination Agreement promptly after the termination of such agreement.

8. Miscellaneous.

(a)

This Agreement constitutes the entire agreement among the Parties relating to the transactions contemplated by this Agreement and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective subsidiaries relating to the transactions contemplated by this Agreement. No representations, warranties, covenants,

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understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement. enGene shall be a third-party beneficiary hereof.

(b)

Except pursuant to the Assumption, no Party shall assign this Agreement or any part hereof without the prior written consent of the other Party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns; provided that the FEAC Shareholder’s rights and obligations hereunder may be assigned to any fund or account managed by the same investment manager as the FEAC Shareholder, without the prior consent of FEAC or Newco, provided that such assignee(s) agrees in writing to be bound by the terms hereof, and upon such assignment by the FEAC Shareholder, the assignee(s) shall become the FEAC Shareholder hereunder and have the rights and obligations and be deemed to make the representations and warranties of the FEAC Shareholder provided for herein to the extent of such assignment; provided further that, no assignment shall relieve the assigning party of any of its obligations hereunder, including any assignment to any fund or account managed by the same investment manager as the FEAC Shareholder. Any attempted assignment in violation of the terms of this Section 8(b) shall be null and void, ab initio.

(c)

This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors or managers (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 7 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 8(c).

(d)

This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

(e)

Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, provided that if subject matter jurisdiction over the matter that is the subject of the legal proceeding is vested exclusively in the U.S. federal courts, such legal proceeding shall be heard in the U.S. District Court for the District of Delaware (together with the Court of Chancery of the State of Delaware, “Chosen Courts”), in connection with any matter based upon or arising out of this Agreement. Each party hereby waives, and shall not assert as a defense in any legal dispute, that (i) such person is not personally subject to the jurisdiction of the Chosen Courts for any reason, (ii) such legal proceeding may not be brought or is not maintainable in the Chosen Courts, (iii) such person’s property is exempt or immune from execution, (iv) such legal proceeding is brought in an inconvenient forum or (v) the venue of such legal proceeding is improper. Each Party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 8(h) and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this Section 8(e), a Party may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY SHALL ASSERT IN SUCH LEGAL DISPUTE A

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NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT. FURTHERMORE, NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

(f)

If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(g)

This Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party, it being understood that the Parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

(h)

Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) Business Days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i) if to the FEAC Shareholder, to:

[•]

with a required copy (which copy shall not constitute notice) to:

[•]

(ii) if to FEAC, to:

Forbion European Acquisition Corp.

Gooimeer 2-35

1411 DC Naarden

The Netherlands

Attention:  Cyril Lesser

Email:    Cyril.Lesser@forbion.com

with a required copy (which copy shall not constitute notice) to:

Davis Polk & Wardwell London LLP

5 Aldermanbury Square

London EC2V 7HR

United Kingdom

Attention:  Leo Borchardt

Email:    leo.borchardt@davispolk.com

(iii) if to Newco, to:

enGene Inc.

7171 Rue Frederick Banting

Saint-Laurent, QC H4S 1Z9

Canada

Attention: Jason Hanson

Email: jhanson@engeneinc.com

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with a required copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

101 Park Ave.

New York, NY 10178-0060

United States

Attention: Howard A. Kenny

Email: howard.kenny@morganlewis.com

(i)

In addition to the waiver of Newco pursuant to Section 8.17 of the Business Combination Agreement, and notwithstanding anything to the contrary set forth herein, the FEAC Shareholder acknowledges that FEAC has established a trust account containing the proceeds of its initial public offering and from certain private placements (collectively, with interest accrued from time to time thereon, the “Trust Account”). The FEAC Shareholder acknowledges that (i) it has no right, title, interest or claim of any kind in or to any monies held in the Trust Account, and (ii) it shall have no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, in each case in connection with this Agreement, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have in connection with this Agreement; provided, however, that nothing in this Section 8(i) shall (x) serve to limit or prohibit the FEAC Shareholder’s right to pursue a claim against FEAC for legal relief against assets held outside the Trust Account, for specific performance or other equitable relief, (y) serve to limit or prohibit any claims that the FEAC Shareholder may have in the future against FEAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) or (z) be deemed to limit the FEAC Shareholder’s right, title, interest or claim to the Trust Account by virtue of the FEAC Shareholder’s record or beneficial ownership of securities of FEAC. In the event the FEAC Shareholder has any Claim against FEAC under this Agreement, the FEAC Shareholder shall pursue such Claim solely against FEAC and its assets outside the Trust Account and not against the property or any monies in the Trust Account. The FEAC Shareholder agrees and acknowledges that such waiver is material to this Agreement and has been specifically relied upon by FEAC to induce FEAC to enter into this Agreement and the FEAC Shareholder further intends and understands such waiver to be valid, binding and enforceable under applicable law. Notwithstanding the foregoing, in no event shall the terms of this Section 8(i) apply to any money or other assets held outside the Trust Account. In the event the FEAC Shareholder, in connection with this Agreement, commences any action which seeks, in whole or in part, relief against the funds held in the Trust Account or distributions therefrom or any of FEAC’s or Newco’s shareholders, whether in the form of monetary damages or injunctive relief, the FEAC Shareholder shall be obligated to pay to FEAC and Newco all of their legal fees and costs in connection with any such action in the event that FEAC and Newco prevail in such action.

(j)	All representations and warranties made by the parties hereto, and all covenants and other agreements of the parties hereto, in this Agreement shall survive the consummation of the Transactions.

[signature page follows]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

FORBION EUROPEAN ACQUISITION CORP.

By:
Name:
Title:

ENGENE HOLDINGS INC.

By:
Name:
Title:

[•]

By:
Name:
Title:

[Signature Page to Non-Redemption Agreement]

C-3-20

SCHEDULE I

ELIGIBILITY

REPRESENTATIONS OF

FEAC SHAREHOLDER

QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

1.	☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) (a “QIB”)).

2.	☐ We are subscribing for the Additional Securities as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

*** OR ***

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):

1.

☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.

*** AND ***

C.	AFFILIATE STATUS

(Please check the applicable box) FEAC SHAREHOLDER:

☐	is:

☐	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of FEAC or Newco or acting on behalf of an affiliate of FEAC or Newco.

This page should be completed by the FEAC Shareholder

and constitutes a part of the Non Redemption Agreement

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Rule 501(a) under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The FEAC Shareholder has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the FEAC Shareholder and under which the FEAC Shareholder accordingly qualifies as an “accredited investor.”

☐

Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;

☐	Any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, as amended;

☐	Any insurance company as defined in section 2(a)(13) of the Securities Act;

☐

Any investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”) or a business development company as defined in section 2(a)(48) of the Investment Company Act;

☐	Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958, as amended;

☐

Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐

Any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

☐	Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940, as amended;

☐

Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended, not formed for the specific purpose of acquiring the securities offered, and with total assets in excess of $5,000,000; or

☐

Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D.

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Exhibit D

Form of Registration Rights Agreement

D-1-1

Final Form

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”), dated effective as of [•], 2023 (the “Effective Date”), is made by and among enGene Holdings Inc., a company incorporated under the laws of Canada that intends to continue to a company governed by the Business Corporations Act (British Columbia) (the “Company”), Forbion European Acquisition Corp., a Cayman Islands exempted company (“FEAC”), each of the parties listed on Schedule A hereto as a “Sponsor Holder” (each, a “Sponsor Holder” and collectively, the “Sponsor Holders”), and each of the parties listed on Schedule A hereto as an “enGene Holder” (each, an “enGene Holder” and collectively, the “enGene Holders”, and, together with the Sponsor Holders, each, a “Holder” and collectively, the “Holders”).

WHEREAS, pursuant to that certain Business Combination Agreement, dated as of May 16, 2023 (the “Business Combination Agreement”), by and among FEAC and enGene Inc., a corporation incorporated and existing under the laws of Canada (“enGene”), the Cayman Merger Sub and the Can Merger Sub referred to therein, and the Company, among other things, (a) all of the issued and outstanding Class B ordinary shares of FEAC following the surrender of a portion thereof (the “Founder Shares”) were converted into Class A ordinary shares of FEAC (the “Class B Conversion”), (b) Cayman Merger Sub merged with and into FEAC with FEAC surviving the merger (the “Cayman Merger”) and all of the issued and outstanding Class A ordinary shares of FEAC (after giving effect to the Class B Conversion) were exchanged for common shares of the Company (the “Common Shares”), and all of the issued and outstanding warrants to purchase (at an exercise price of $11.50 per share) Class A ordinary shares of FEAC were assumed by the Company, and thereby became exercisable for warrants to purchase Common Shares at an exercise price of $11.50 per share (the “FEAC-Derived Warrants”), in each case on a on a one-for-one basis, and (c) Can Merger Sub and enGene amalgamated (the “Amalgamation”) in accordance with the terms of the plan of arrangement substantially in the form attached to the Business Combination Agreement and pursuant to the Amalgamation, each enGene common share outstanding immediately prior to the Amalgamation was exchanged for Common Shares the Company Exchange Ratio (as defined in the Business Combination Agreement) and each enGene warrant outstanding immediately prior to the Amalgamation was exchanged for warrants to acquire Common Shares per the Exchange Ratio (the “enGene-Derived Warrants” and collectively with the FEAC-Derived Warrants, the “Warrants”), all as further described in the Business Combination Agreement (such transactions and the other transactions consummated pursuant to the Business Combination Agreement, the “Transactions”);

WHEREAS, FEAC and each of the Sponsor Holders are parties to that certain Registration Rights Agreement dated as of December 9, 2021 (the “Prior Agreement”); and

WHEREAS, the parties to the Prior Agreement desire to terminate the Prior Agreement, and the Company and the Holders desire to provide for certain rights and obligations included herein with respect to the Registrable Securities (as defined below) held by the Holders, in each case contingent upon the occurrence of, and effective as of, Closing (as defined below).

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NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings set forth below:

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, after consultation with outside counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain a Misstatement, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making public.

“Affiliate” means, with respect to any specified Person, a Person that directly or indirectly Controls or is Controlled by, or is under common Control with, such specified Person. For purposes of this Agreement, no party to this Agreement shall be deemed to be an Affiliate of the Company or another party to this Agreement solely by reason of the execution and delivery of this Agreement. Notwithstanding the foregoing or anything to the contrary herein, any portfolio company or entity managed or controlled by any investment vehicle owned, controlled or managed by Forbion Capital Partners B.V. or any of its Affiliates (other than the Sponsor) shall not be considered an Affiliate of FEAC.

“Agreement” is defined in the Preamble.

“Amalgamation” is defined in the Recitals.

“Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power, which includes the power to vote, or to direct the voting of, such security and/or (b) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The term “Beneficially Own” shall have a correlative meaning.

“Board” means the Board of Directors of the Company or a duly authorized committee thereof.

“Business Combination Agreement” is defined in the Recitals.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and Vancouver, British Columbia are open for the general transaction of business.

“Cayman Merger” is defined in the Recitals.

“Class B Conversion” is defined in the Recitals.

“Closing” means the date on which the closing of the Arrangement (as defined in the Business Combination Agreement) occurs under the Business Combination Agreement.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Shares” is defined in the Recitals.

“Company” is defined in the Preamble.

“Control” (including the terms “Controls,” “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

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“Demand Registration” is defined in Section 2.1.1.

“Demand Requesting Holder” is defined in Section 2.1.1.

“Demanding Holders” is defined in Section 2.1.1.

“Effective Date” is defined in the Preamble.

“Effective Time” means the moment in time at which the closing of the Arrangement (as defined in the Business Combination Agreement) occurs under the Business Combination Agreement.

“enGene” is defined in the Recitals.

“enGene-Derived Common Shares” means the Common Shares issued by the Company pursuant to the Amalgamation in exchange for the issued and outstanding common shares in the capital of enGene.

“enGene-Derived Warrants” is defined in the Recitals.

“enGene Holder” and “enGene Holders” are defined in the Preamble.

“enGene Holder Lock-Up Period’ means the period starting on the Effective Date and ending at 12:01 am, US eastern time, on the enGene Lock-Up End Date.

“enGene Lock-Up End Date” means the earlier of (x) the six-month anniversary of the Effective Date and (y) the date (after the date of the Closing) on which the Company completes a liquidation, merger, amalgamation, arrangement, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Common Shares for cash, securities or other property.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FEAC” is defined in the Preamble.

“FEAC-Derived Warrants” is defined in the Recitals.

“Form S-1” means a Registration Statement on Form S-1 or any comparable successor form or forms thereto.

“Form S-3” means a Registration Statement on Form S-3 or any comparable successor form or forms thereto.

“Founder Shares” is defined in the Recitals.

“Founder Shares-Derived Common Shares” means the Common Shares issued by the Company pursuant to the Cayman Merger in exchange for the Class A ordinary shares of FEAC that were issued by FEAC pursuant to the Class B Conversion.

“Governmental Entity” means any United States, Canadian or other (a) federal, state, provincial, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private).

“Holder” and “Holders” are defined in the Preamble.

“Law” means any federal, state, provincial, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, Order, code, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

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“Lock-Up Period” means the enGene Holder Lock-Up Period, the Sponsor Lock-Up Period, and/or the lock-up period set forth in Article V hereof, as applicable.

“Maximum Number of Securities” is defined in Section 2.1.5.

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus in the light of the circumstances under which they were made not misleading.

“New Registration Statement” is defined in Section 2.3.3.

“Order” means any writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity, and also includes any managed investment account.

“Piggyback Registration” is defined in Section 2.2.1.

“Prior Agreement” is defined in the Recitals.

“Pro Rata” is defined in Section 2.1.5.

“Prospectus” means the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” and “Registrable Securities” means (a) the Founder Shares-Derived Common Shares held by a Sponsor Holder at the Effective Time, immediately after giving effect to the Closing of the Transactions, (b) the FEAC-Derived Warrants held by a Sponsor Holder at the Effective Time, immediately after giving effect to the Closing of the Transactions, (c) all Common Shares issuable upon the exercise of a FEAC-Derived Warrant by a Sponsor Holder, (d) the enGene-Derived Common Shares held by an enGene Holder or Sponsor Holder at the Effective Time, immediately after giving effect to the Closing of the Transactions, (e) the enGene-Derived Warrants held by an enGene Holder or Sponsor Holder at the Effective Time, immediately after giving effect to the Closing of the Transactions, (f) all Common Shares issuable upon the exercise of an enGene-Derived Warrant by an enGene Holder or Sponsor Holder and (g) any other equity security of the Company issued or issuable with respect to any such Common Shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any Registrable Securities, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been Transferred in accordance with such Registration Statement; (ii) such securities shall have been otherwise Transferred, new certificates (or book entry position) for such securities not bearing a legend restricting further Transfer shall have been delivered by the Company to the Transferee, and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities have been sold under Rule 144 (or other similar exemption under the Securities Act then in force); (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction; or (vi) Rule 144 (or other similar exemption under the Securities Act then in force) is available for the sale of all of such Holder’s Common Shares without regard to volume limitations, manner of sale requirements or registration requirement.

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“Registration” means a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” means the out-of-pocket expenses of a Registration or Underwritten Offering, as applicable, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any fees of the securities exchange on which Common Shares are then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration or Underwritten Offering; and

(F) reasonable fees and expenses, not to exceed $100,000 in connection with any Registration Statement or Underwritten Offering, of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders or the majority-in interest of the Takedown Requesting Holders, as applicable.

“Registration Statement” means any registration statement under the Securities Act that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Required Information” has the meaning set forth in Section 6.1.

“Resale Shelf Registration” is defined in Section 2.1.1.

“Resale Shelf Registration Statement” is defined in Section 2.3.1.

“Rule 144” means such rule promulgated under the Securities Act, as the same shall be amended from time to time, or any successor rule then in force.

“SEC Guidance” is defined in Section 2.3.3.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Sponsor” means Forbion Growth Sponsor FEAC I B.V., a Dutch private limited liability company.

“Sponsor Holder” and “Sponsor Holders” are defined in the Preamble.

“Sponsor Holder Lock-Up Period” means the period starting on the Effective Date and ending at 12:01 am, US eastern time, on the Sponsor Lock-Up End Date.

“Sponsor Lock-Up End Date” means the earlier of (A) 12:01 am, U.S. eastern time, on the twelve-month anniversary of the date of the Closing and (B) following the Closing, (x) if the closing price of the Common Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing (provided, however that any transfer restrictions applicable to Sponsor Holders shall not be lifted pursuant to this clause (B)(x) prior to the date that is one hundred and eighty

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one (181) days following the Closing) and (y) the date on which the Company completes a liquidation, merger, amalgamation, arrangement, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Common Shares for cash, securities or other property.

“Takedown Requesting Holder” is defined in Section 2.3.4.

“Transactions” is defined in the Recitals.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate, exchange or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation, exchange or similar disposition of, any interest owned by a person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any interest owned by a person. The terms “Transferred”, “Transferee” and similar shall be construed accordingly.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” means a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public, including for the avoidance of doubt an Underwritten Shelf Takedown.

“Underwritten Shelf Takedown” is defined in Section 2.3.4.

“Warrants” is defined in the Recitals.

ARTICLE II

REGISTRATION

Section 2.1 Demand Registration.

2.1.1 Request for Registration. Subject to the provisions of Section 2.1.5 and Section 2.4 hereof, at any time and from time to time following the Lock-Up Period applicable to any Holder, (i) Sponsor Holders who hold at least a majority in interest of the then-outstanding number of Registrable Securities held by all Sponsor Holders at such time, or (ii) enGene Holders holding at least a majority in interest of the then-outstanding number of Registrable Securities held by all enGene Holders at such time (such Holders described in clauses (i) and (ii), the “Demanding Holders”) may make a written demand for Registration of all or part of their Registrable Securities on Form S-3 (or, if Form S-3 is not available to be used by the Company at such time, on Form S-1 or another appropriate form permitting Registration of such Registrable Securities for resale by such Demanding Holders), which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Holders making a Demand Registration may request that the registration be made pursuant to Rule 415 under the Securities Act (a “Resale Shelf Registration). The Company shall, within five (5) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each such Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Demand Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Demand Requesting Holder(s) to the Company, such Demand Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall

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effect, as soon thereafter as practicable, the Registration of all Registrable Securities requested by the Demanding Holders and Demand Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than two Registrations for the enGene Holders and two Registrations for the Sponsor Holders pursuant to a Demand Registration under this Section 2.1.1.]

2.1.2 Holder Information. The Company’s obligations to include the Registrable Securities held by a Holder in any Registration Statement are contingent upon such Holder furnishing in writing to the Company such information regarding the Holder, the securities of the Company held by the Holder and the intended method of disposition of the Registrable Securities as shall be reasonably requested by the Company to effect the registration of the Registrable Securities, and the Holder shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling shareholder in similar situations.

2.1.3 Effective Registration. Notwithstanding the provisions of Section 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (a) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and remains effective for not less than 180 days (or such shorter period as shall terminate when all Registrable Securities covered by such Registration Statement have been sold or withdrawn), or if such Registration Statement relates to an Underwritten Offering, such longer period as, in the opinion of counsel for the Underwriter or Underwriters, a Prospectus is required by law to be delivered in connection with sales of Registrable Securities by an Underwriter or dealer and (b) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, however, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective for purposes of counting Registrations under Section 2.1.1 above unless and until (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, however, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or has been terminated.

2.1.4 Underwritten Offering. Subject to the provisions of Section 2.1.5 and Section 2.4 hereof, if a Demanding Holder advises the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Demand Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.1.4 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Demanding Holder initiating the Demand Registration, which Underwriter(s) shall be reasonably acceptable to the Company.

2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holder(s) and the Demand Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holder(s) and the Demand Requesting Holders (if any) desire to sell, taken together with all other Common Shares or other equity securities that the Company desires to sell, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other shareholders who desire to sell, exceeds the maximum dollar amount or

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maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holder(s) (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities that each Demand Requesting Holding (if any) has requested to be included in such Underwritten Registration (pro rata based on the respective number of Registrable Securities that each Demand Requesting Holding (if any) has requested to be included in such Underwritten Registration) and the aggregate number of Registrable Securities that the Demand Requesting Holders have requested to be included in such Underwritten Registration that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Common Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), Common Shares or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.6 Demand Registration Withdrawal. A Holder shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter(s) (if any) of their intention to withdraw from such Registration (i) in the case of an Underwritten Offering, prior to the launch of the roadshow for the offering, and (ii) otherwise, prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. If a Demanding Holder initiating a Demand Registration or a majority-in-interest of the Demand Requesting Holders (if any) withdraws from a proposed offering pursuant to this Section 2.1.6, then such registration shall not count as a Demand Registration provided for in Section 2.1. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this Section 2.1.6.

Section 2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If at any time or from time to time following the Lock-Up Period applicable to any Holder hereof the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of shareholders of the Company, other than a Registration Statement (i) filed pursuant to Section 2.1, (ii) filed in connection with any employee stock option or other benefit plan, (iii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iv) for an offering of debt that is convertible into equity securities of the Company, (v) to register the offering of securities in connection with a transaction to be registered on Form S-4 or (vi) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter(s), if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its reasonable

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best efforts to cause the managing Underwriter(s) of a proposed Underwritten Offering to permit the Registrable Securities requested by a Holder pursuant to this Section 2.2.1 (to the extent that such Holder is not then subject to a Lock-Up Period) to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter(s) in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of Common Shares that the Company desires to sell, taken together with (a) Common Shares, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (b) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (c) Common Shares, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:

(i) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, Common Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing section (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1 hereof, pro rata, based on the respective number of Registrable Securities that each Holder has so requested, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Shares, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other shareholders of the Company, which can be sold without exceeding the Maximum Number of Securities; and

(ii) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, Common Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing section (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), Common Shares or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to (i) in the case of an Underwritten Offering, the date on which the roadshow for

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the offering is launched, and (ii) otherwise, the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. the Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof, and there shall be no limit on the number of Piggyback Registrations.

2.2.5 Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder of Registrable Securities has elected to include securities in such registration.

Section 2.3 Resale Shelf Registrations.

2.3.1 Registration Statement Covering Resale of Registrable Securities. Notwithstanding the right of any Holder to request a Resale Shelf Registration pursuant to Section 2.1.1, the Company shall prepare and file or cause to be prepared and filed with the Commission as soon as practicable (but in any case no later than 15 calendar days after the Effective Date) a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act or any successor thereto registering the resale from time to time by Holders of all of the Registrable Securities held by the Holders (the “Resale Shelf Registration Statement”). The Company shall use its commercially reasonable efforts to cause such Registration Statement to become effective as soon as practicable after filing, but no later than the earlier of (i) sixty (60) calendar days after the Closing (or ninety (90) calendar days after the Closing if the Commission notifies the Company that it will “review” the Registration Statement) and (ii) fifteen (15) Business Days after the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. The Resale Shelf Registration Statement shall be filed on any then applicable form. If the Resale Shelf Registration Statement is initially filed on Form S-1 and thereafter the Company becomes eligible to use Form S-3 for secondary sales, the Company shall, as promptly as practicable, cause such Resale Shelf Registration Statement to be amended, or shall file a new replacement Resale Shelf Registration Statement, such that the Resale Shelf Registration Statement is on Form S-3. If any Resale Shelf Registration Statement filed pursuant to Section 2.3.1 is filed on Form S-3 and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall promptly notify the Holders of such ineligibility and use its best efforts to file a shelf registration on an appropriate form as promptly as practicable to replace the shelf registration statement on Form S-3 and have such replacement Resale Shelf Registration Statement declared effective as promptly as practicable and to cause such replacement Resale Shelf Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Resale Shelf Registration Statement is available or, if not available, that another Resale Shelf Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities; provided, however, that at any time the Company once again becomes eligible to use Form S-3, the Company shall cause such replacement Resale Shelf Registration Statement to be amended, or shall file a new replacement Resale Shelf Registration Statement, such that the Resale Shelf Registration Statement is once again on Form S-3. Once effective, the Company shall use commercially reasonable efforts to keep the Resale Shelf Registration Statement that is required to be filed pursuant to this Section 2.3.1 and Prospectus included therein continuously effective and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available at all times until the earlier of (i) the third anniversary of the Closing, and (ii) as to any particular Holder, the date on which the Holder ceases to hold any Registrable Securities. The Registration Statement filed with the Commission pursuant to this Section 2.3.1 shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to

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Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement (subject to the Lock-Up Period applicable to such Holder, which shall control), and shall provide that such Registrable Securities may be sold pursuant to any method or combination of methods legally available to, and requested by, Holders. The Resale Shelf Registration Statement filed hereunder may also register Common Shares other than Registrable Securities, including shares sold by the Company in one or more PIPE transactions and shares issuable upon the exercise of warrants.

2.3.2 Notification and Distribution of Materials. The Company shall notify the Holders in writing of the effectiveness of the Resale Shelf Registration Statement as soon as practicable, and in any event within three (3) Business Days after the Resale Shelf Registration Statement becomes effective (which may be accomplished by the issuance of a press release with such information), and shall furnish to any Holder, without charge, at its request, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the Prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Holders may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement (to the extent any of such documents are not available on EDGAR).

2.3.3 SEC Cutback. Notwithstanding the registration obligations set forth in this Section 2.3, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the Holders thereof and use its reasonable best efforts to file amendments to the Resale Shelf Registration Statement as required by the Commission and/or (ii) withdraw the Resale Shelf Registration Statement and file a new registration statement (a “New Registration Statement”) on Form S-3, or if Form S-3 is not then available to the Company for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its reasonable best efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”). Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation on the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to further limit its Registrable Securities to be included on the Registration Statement, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Holders, subject to a determination by the Commission that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders. In the event the Company amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its reasonable best efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement.

2.3.4 Underwritten Shelf Takedown. At any time and from time to time after a Resale Shelf Registration Statement has been declared effective by the Commission, to the extent such Resale Shelf Registration may be used for an underwritten offering, any of the Demanding Holders may request to sell all or any portion of the Registrable Securities in an underwritten offering that is registered pursuant to the Resale Shelf Registration Statement (each, an “Underwritten Shelf Takedown”); provided, however, that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably

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expected to exceed, in the aggregate, $10,000,000. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Within five (5) days of receipt of this notice, the Company must notify all of the Holders of Registrable Securities of the Underwritten Shelf Takedown. Within five (5) days of delivery of this notice, Holders of Registrable Securities must notify the Company if they wish to participate in the Underwritten Shelf Takedown. The Company shall include in any Underwritten Shelf Takedown the securities requested to be included by any Holder within such specified timeframe (each a “Takedown Requesting Holder”). All such Holders proposing to distribute their Registrable Securities through an Underwritten Shelf Takedown under this Section 2.3.4 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Takedown Requesting Holder (who must be reasonably acceptable to the Company).

2.3.5 Reduction of Underwritten Shelf Takedown. If the managing Underwriter(s) in an Underwritten Shelf Takedown, in good faith, advise the Company and the Takedown Requesting Holders in writing that the dollar amount or number of Registrable Securities that the Takedown Requesting Holders desire to sell, taken together with all other Common Shares or other equity securities that the Company desires to sell, exceeds the Maximum Number of Securities, then the Company shall include in such Underwritten Shelf Takedown, as follows: (i) first, the Registrable Securities of the Demanding Holders, on a Pro Rata basis, (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing section (i), the Registrable Securities of the Takedown Requesting Holders, on a Pro Rata basis, that can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Common Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities.

2.3.6 Registrations effected by the Company pursuant to Section 2.3.1 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

2.3.7 Under no circumstances shall the Company be obligated to effect more than three Underwritten Shelf Takedowns for the enGene Holders and three Underwritten Shelf Takedowns for the Sponsor Holders pursuant to Section 2.3.4].

Section 2.4 Restrictions on Registration Rights. Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to (but may, at its sole option) file a Registration Statement pursuant to a Demand Registration request made under Section 2.1 during the period starting with the date thirty (30) days prior to Company’s good faith estimate of the date of the filing of, and ending on a date ninety (90) days after the effective date of, a Company initiated Registration and provided that Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to Section 2.1.1 and that New Holdco continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective.

Section 2.5 Other Registration Rights. The Company represents that, as of the date hereof and other than as set forth herein, no Person has the right to request or require it to register any equity securities issued by it, other than (i) such registration rights granted pursuant to the PIPE Financing, the Convertible Bridge Financing and the Non-Redemption Agreement, each as defined in the Business Combination Agreement, and (ii) such registration rights as applicable under the terms of the Warrants. The Company will not grant any Person any registration rights with respect to the equity of the Company that are prior in right or in conflict or inconsistent with the rights of the Holders as set forth in this Article II in any material respect (it being understood that this shall not preclude the grant of additional demand and piggyback registration rights in and of themselves so long as such rights are not prior in right to the rights under this Agreement).

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ARTICLE III

COMPANY PROCEDURES

Section 3.1 General Procedures. If at any time on or after the Effective Time the Company is required to effect the Registration of Registrable Securities, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold or are no longer outstanding;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or are no longer outstanding;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriter(s), if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided, that the Company will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

3.1.4 prior to any public offering of Registrable Securities, use its reasonable best efforts to: (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such

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Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any Prospectus forming a part of such registration statement has been filed (provided that any such notice may be made by the issuance of a press release including such information);

3.1.9 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel; provided, that the Company will not have any obligation to provide any document pursuant to this clause that is or will become available on the Commission’s EDGAR system;

3.1.10 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.11 permit a representative of the Holders, the Underwriter(s), if any, and any attorney or accountant retained by such Holders or Underwriter(s) to participate in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter(s), attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriter(s) enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.12 in the event of an Underwritten Offering, request a customary “comfort” letter from the Company’s independent registered public accounting firm, addressed to the Underwriter(s) and in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter(s) may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders and such managing Underwriter;

3.1.13 in the event of an Underwritten Offering, request one or more customary legal opinions of counsel representing the Company for the purposes of such Registration, addressed to the Underwriter(s) and “negative assurance letters” covering such matters with respect to the Registration in respect of which such opinions and letters are being given as the Underwriter(s) may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.14 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter(s) of such offering;

3.1.15 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.16 if a Registration, including an Underwritten Offering, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter(s) in any Underwritten Offering; and

3.1.17 otherwise, in good faith, use commercially reasonable efforts to cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

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Section 3.2 Registration Expenses. All Registration Expenses shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

Section 3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

Section 3.4 Suspension of Sales; Adverse Disclosure. The Company shall promptly notify each of the Holders in writing if a Registration Statement or Prospectus contains a Misstatement and, upon receipt of such written notice from the Company, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement, provided that the Company hereby covenants promptly to prepare and file any required supplement or amendment correcting any Misstatement promptly after the time of such notice and, if necessary, to request the immediate effectiveness thereof. If the filing, initial effectiveness or continued use of a Registration Statement or Prospectus included in any Registration Statement at any time (a) would require the Company to make an Adverse Disclosure, (b) would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, (c) requires the Company to update the financial statements contained in such Registration Statement pursuant to the rules and regulations of the Commission through the filing of a post-effective amendment which is subject to potential Commission review, or (d) in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, which judgment shall be documented in writing and provided to the Holders in the form of a written certificate signed by such officer, such filing, initial effectiveness or continued use of a Registration Statement would be materially detrimental to the Company. the Company shall have the right to defer the filing, initial effectiveness or continued use of any Registration Statement pursuant to (a), (b) or (c) for a period of not more than ninety (90) days in any three hundred and sixty (360)-day period. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities.

Section 3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, shall expend commercially reasonable efforts to (i) file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act (and upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements), and (ii) take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Common Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including using commercially reasonable efforts to cause any legal opinions to be delivered.

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ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

Section 4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and agents and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriter(s), their officers and directors and each person who controls (within the meaning of the Securities Act) such Underwriter(s) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall, severally and not jointly, indemnify the Company, its directors and officers and agents and each person who controls (within the meaning of the Securities Act) the Company against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriter(s), their officers, directors and each person who controls (within the meaning of the Securities Act) such Underwriter(s) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, however, that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

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4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or Affiliate of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution (pursuant to Section 4.1.5) to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall to the extent permitted by law contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by a court of law by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.2, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

LOCK-UP

Section 5.1 Lock-Up.

5.1.1 Each Holder agrees, and the Company agrees and shall cause each director and officer of the Company to agree, that, in connection with each Registration or sale of Registrable Securities pursuant to Section 2.1, Section 2.2 or Section 2.3 conducted as an Underwritten Offering, if requested, to become bound by and to execute and deliver a customary lock-up agreement with the underwriter(s) of such Underwritten Offering restricting such applicable person or entity’s right to (a) Transfer, directly or indirectly, any equity securities of the Company held by such person or entity or (b) enter into any swap or other arrangement that Transfers to another any of the economic consequences of ownership of such securities during the period commencing on the date of the final Prospectus relating to the Underwritten Offering and ending on the date specified by the underwriters (such period not to exceed ninety (90) days). The terms of such lock-up agreements shall be negotiated among the applicable Holders requested to enter into lock-up agreements in accordance with the immediately preceding sentence, the Company and the underwriters and shall include customary exclusions from the restrictions on Transfer set forth therein, including that such restrictions on the applicable Holders shall be conditioned upon all officers and directors of the Company, as well as all such applicable Holders, being subject to the same restrictions; provided, however, to the extent any Holder is granted a release or waiver from the restrictions contained in this Section 5.1. and in such Holder’s lock-up agreement prior to the expiration of the period set forth in such Holder’s lock-up agreement, then all applicable Holders shall be automatically granted a release or waiver from the restrictions contained in this Section 5.1 and the applicable lock-up agreements to

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which they are party to the same extent, on substantially the same terms as and on a pro rata basis with, the Holder to which such release or waiver is granted. The provisions of this Section 5.1 shall not apply to any Holder that then holds less than one percent (1%) of then total issued and outstanding Common Shares.

ARTICLE VI

TERMINATION

Section 6.1 Prior Agreement Termination. By execution and delivery of this Agreement and contingent upon the occurrence of, and effective as of, Closing, FEAC and Sponsor (who represents and warrants that it holds at least a majority-in-interest of the “Registrable Securities” under the Prior Agreement), hereby terminate in its entirety the Prior Agreement pursuant to the power and authority granted to FEAC and the holders of at least a majority-in-interest of such “Registrable Securities” in Section 6.5 of the Prior Agreement.

Section 6.2 Termination. This Agreement shall terminate in the case of any Holder, the date on which neither the Holder nor any of its permitted assignees holds any Registrable Securities.

ARTICLE VII

GENERAL PROVISIONS

Section 7.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 7.1):

If to the Company, to it at:

with a copy (which shall not constitute notice) to:

If to a Holder, to the address or email address set forth for such Holder on the signature page hereof.

Section 7.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 7.3 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), by any party without the prior express written consent of the other parties hereto.

Section 7.4 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and its respective permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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Section 7.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, however, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (x) the action in any such court is brought in an inconvenient forum, (y) the venue of such action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 7.6 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.6.

Section 7.7 Headings; Interpretation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Unless the context of this Agreement clearly requires otherwise, use of the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” means “including without limitation.” The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” Any reference to a law shall include any rules and regulations promulgated thereunder, and means such law as from time to time amended, modified or supplemented. References herein to any contract (including this Agreement) mean such contract as amended, supplemented or modified from time to time in accordance with the terms thereof.

Section 7.8 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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Section 7.9 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 7.10 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

Section 7.11 Amendment. This Agreement may not be amended, and no provision herein may be waived, except by an instrument in writing signed by (i) the Company, (ii) Sponsor Holders who hold at least a majority-in-interest of the then-outstanding number of Registrable Securities held by all Sponsor Holders at such time and (iii) enGene Holders holding at least a majority-in-interest of the then-outstanding number of Registrable Securities held by all enGene Holders at such time.

Section 7.12 Waiver. At any time, the Company may (a) extend the time for the performance of any obligation or other act of any Holder, (b) waive any inaccuracy in the representations and warranties of any Holder contained herein or in any document delivered by such Holder pursuant hereto and (c) waive compliance with any agreement of such Holder or any condition to its own obligations contained herein. At any time, upon the affirmative vote or written consent of (x) a majority-in-interest of the Sponsor Holders and (y) a majority-in-interest of the enGene Holders, such Holders may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (iii) waive compliance with any agreement of the Company or any condition to their own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Section 7.13 Further Assurances. At the request of the Company, in the case of any Holder, or at the request of any Holder, in the case of the Company, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.14 Corporate Opportunities. It is hereby acknowledged that the Sponsor Holders and their Affiliates participate in, and own and will own substantial equity interests in other entities (existing and future) that participate in, similar industries to the Company (the “Portfolio Companies”) and may make investments and enter into advisory service agreements and other agreements from time to time with such Portfolio Companies. Any individual who serves as a director, officer, employee, agent, partner, shareholder, member or manager of a Sponsor Holder may also serve as a director, officer, employee, agent, partner, shareholder or member of (i) such Sponsor Holder’s Affiliate or Portfolio Company or (ii) a different Sponsor Holder or such different Sponsor Holder’s Affiliate or Portfolio Company and, at any given time, such Sponsor Holder, its Affiliates or Portfolio Companies may be in direct or indirect competition with the Company and/or its Affiliates. The Company waives, to the maximum extent permitted by Law, the application of the doctrine of corporate opportunity (or any analogous doctrine) with respect to any Sponsor Holders, their Affiliates or Portfolio Companies or any of their directors (subject to compliance by such director with his or her fiduciary duties as a director of the Company (as such, a “Sponsor Director”) and Laws applicable to the Company or its directors). As a result of such waiver, none of Sponsor Holders, their Affiliates or Portfolio Companies, nor any of their directors (subject to compliance by a Sponsor Director with his or her fiduciary duties as a director of the Company) and Laws applicable to the Company or its directors), shall have any obligation to refrain from: (A) engaging in or managing the same or similar activities or lines of business as the Company or any of its Affiliates or developing or marketing any products or services that compete (directly or indirectly) with those of

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the Company or any of its subsidiaries; (B) acquiring assets in the same or similar areas of operation and lines of business of the Company; (C) investing in, owning or disposing of any (public or private) interest in any person engaged in the same or similar activities or lines of business as, or otherwise in competition with, the Company or any of its Affiliates (including a Sponsor Holder or their Affiliates, a “Competing Person”); (D) developing a business relationship with any Competing Person; or (E) entering into any agreement to provide any service(s) to any Competing Person or acting as director, officer, employee, agent, partner, shareholder, member, manager or advisor to, or other principal of, any Competing Person, regardless (in the case of each of clauses (A) through (E)) of whether such activities are in direct or indirect competition with the business or activities of the Company or any of its subsidiaries (the activities described in clauses (A) through (D) are referred to herein as “Specified Activities”). To the fullest extent permitted by law, the Company hereby renounces (for itself and on behalf of its subsidiaries) any interest or expectancy in, or in being notified of or offered an opportunity to participate in, any Specified Activity that may be presented to or become known to Sponsor, its Affiliates or Portfolio Companies or any Sponsor Director, other than any such Specified Activity that was learned, discovered or sourced solely in the course of a Sponsor Director acting in such Sponsor Director’s capacity as a director of the Company or any of its Affiliates.

Section 7.15 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(Next Page is Signature Page)

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Final Form

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized representative to execute and deliver this Agreement as of the date first written above.

ENGENE HOLDINGS INC.

By:
Name:
Title:

FORBION EUROPEAN ACQUISITION CORP.

By:
Name:
Title:

[Company Signature Page to Registration Rights Agreement]

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Final Form

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized representative to execute and deliver this Agreement as of the date first written above.

SPONSOR HOLDERS:

[•]

By:
Name:
Title:

[Sponsor Holders Signature Page to Registration Rights Agreement]

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Final Form

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized representative to execute and deliver this Agreement as of the date first written above.

ENGENE HOLDERS:

[•]

By:
Name:
Title:

[enGene Holders Signature Page to Registration Rights Agreement]

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Final Form

Schedule A

Sponsor Holders

Name of Holder	Number of Shares

enGene Holders

Name of Holder	Number of Shares

Schedule A

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Exhibit E-1

Form of Company Voting Agreement

E-1-1

Final Form

ENGENE VOTING AGREEMENT

This enGene Voting Agreement (this “Agreement”) is made as of May 16, 2023, by and among enGene Holdings Inc., a company incorporated under the laws of Canada that intends to continue to a company governed by the Business Corporations Act (British Columbia) (the “Company”), Forbion European Acquisition Corp., a Cayman Islands exempted company (“FEAC”), and the undersigned shareholders (collectively, the “Voting Parties” and each a “Voting Party”) of enGene Inc., a company incorporated under the laws of Canada (“enGene”).

WHEREAS, concurrently with the execution and delivery of this Agreement, FEAC, enGene, the Company and certain other persons party thereto are entering into a Business Combination Agreement (as the same may be amended or modified from time to time, the “Business Combination Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, among other things FEAC, enGene and the Company agreed to effect the Transactions set forth therein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. As used herein, the term “Voting Shares” shall mean, taken together, all securities of enGene beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act, excluding shares of stock underlying unexercised options or warrants, but including any shares of stock acquired upon exercise of such options or warrants) (“Beneficially Owned” or “Beneficial Ownership”) by any Voting Party, including any and all securities of enGene acquired and held in such capacity subsequent to the date hereof. Capitalized terms used and not defined herein have the respective meanings assigned to them in the Business Combination Agreement.

2. Representations and Warranties of the Voting Parties. Each Voting Party on its own behalf hereby represents and warrants to FEAC, severally and not jointly, with respect to such Voting Party and such Voting Party’s Beneficial Ownership of its Voting Shares set forth on Annex A as follows:

(a) Authority. Voting Party has all requisite power and authority and legal capacity to enter into this Agreement, to perform fully Voting Party’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Voting Party. This Agreement constitutes a valid and binding obligation of Voting Party enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by principles governing the availability of equitable remedies.

(b) No Consent. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of Voting Party is required in connection with the execution, delivery and performance of this Agreement.

(c) No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, Voting Party’s Governing Documents, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Voting Party or to Voting Party’s property or assets (including the Voting Shares) that would reasonably be expected to prevent or delay the consummation of the Transactions or that would reasonably be expected to prevent Voting Party from fulfilling its obligations under this Agreement.

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(d) Ownership of Shares. Except pursuant to the arrangements referred to in the following sentence, each Voting Party (i) Beneficially Owns its Voting Shares free and clear of all Liens (other than transfer restrictions under applicable securities laws) and (ii) has the sole power to vote or cause to be voted its Voting Shares. Except pursuant hereto and pursuant to (A) enGene’s Governing Documents, (B) that certain Third Amended and Restated Majority Shareholders Agreement, dated as of June 30, 2021, by and between enGene and the shareholders named therein (the “Shareholders Agreement”), (C) that certain Second Amended and Restated Registration Rights Agreement, dated as of June 30, 2021, by and between enGene and the shareholders named therein (the “Registration Rights Agreement”), (D) the enGene Lock-up Agreement, dated as of even date herewith, by and between enGene, the Company, FEAC and the Voting Parties (the “enGene Lock-up Agreement”) and (E) any agreement granting equity or equity-based compensation awards (collectively with the Shareholders Agreement and the Registration Rights Agreement, the “Company Affiliate Agreements”), there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Voting Party is a party relating to the pledge, acquisition, disposition, transfer or voting of Voting Shares prior to the consummation of the Transactions and there are no voting trusts or voting agreements with respect to the Voting Shares. Voting Party does not Beneficially Own or otherwise have any direct or indirect interest in (i) any Voting Shares, other than the Voting Shares set forth on Annex A or (ii) any options, warrants or other rights to acquire any additional common shares, or vote any common shares, or any other equity interests, of enGene (“enGene Shares”) or any security exercisable or exchangeable for or convertible into enGene Shares, other than as set forth on Annex A.

(e) No Litigation. There is no Proceeding pending against, or, to the knowledge of Voting Party, threatened against, Voting Party that would reasonably be expected to impair or adversely affect the ability of Voting Party to perform Voting Party’s obligations hereunder or to consummate the transactions contemplated by this Agreement.

(f) Business Combination Agreement. Each Voting Party understands and acknowledges that FEAC, enGene and the Company are entering into the Business Combination Agreement in reliance upon such Voting Party’s execution and delivery of this Agreement. Such Voting Party has received a copy of the Business Combination Agreement and is familiar with the provisions of the Business Combination Agreement.

3. Agreement to Vote Shares; Irrevocable Proxy; Further Assurances.

(a) Prior to the earlier of (x) date on which this Agreement is terminated in accordance with its terms and (y) the Closing Date (the “Voting Period”), each Voting Party shall, at any meeting (or in connection with any request for action by written consent) of the shareholders of enGene at which the matters described in clauses (i) and (ii) below are considered and at every adjournment or postponement thereof, (x) cause the Voting Shares that such Voting Party Beneficially Owns to be counted as present thereat for the purpose of establishing a quorum, (y) vote or cause to be voted the Voting Shares that such Voting Party Beneficially Owns and (z) execute a written consent or consents if shareholders of enGene are requested to vote their shares through the execution of an action by written consent, in each case to the extent such Voting Shares are entitled to vote thereon pursuant to enGene’s Governing Documents: (i) in favor of (A) the approval, consent, ratification and adoption of the Company Arrangement Resolution and the Transactions, (B) any proposal to adjourn or postpone the Company Shareholders Meeting to a later date if there are not sufficient votes for approval, consent, ratification and adoption of the Company Arrangement Resolution and the Transactions, and (C) any other matter reasonably necessary to the consummation of the Transactions and the other matters contemplated by the Business Combination Agreement and considered and voted upon by the shareholders of enGene; and (ii) against (other than as contemplated by the Transactions) (A) any proposal or offer from any Person (other than FEAC or any of its Affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving enGene, (2) the issuance or acquisition of shares of capital stock or other equity securities of enGene, or (3) the sale, lease, exchange or other disposition of any significant portion of enGene’s properties or assets; (B) any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant or obligation of enGene set forth in the Business Combination

E-1-3

Agreement, or in any representation or warranty of enGene set forth in the Business Combination Agreement becoming inaccurate; and (C) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Transactions or the fulfillment of enGene’s conditions under the Business Combination Agreement or change in any manner the voting rights of any class of shares of enGene (including any amendments to the Governing Documents), except as contemplated by this Agreement, the Business Combination Agreement or the Transactions.

(b) During the term of this Agreement, each Voting Party irrevocably and unconditionally consents to the details of this Agreement being set out in the materials to be submitted to the Court in connection with the Arrangement and in the Company Information Circular to be prepared in connection with the Company Shareholders Meeting and for the form of this Agreement to be filed with the SEC and any other Governmental Entity, in connection with the Transactions.

(c) Each Voting Party hereby appoints each of Jason Hanson and Anthony Cheung, acting individually, and any designee of either of them, and each of them individually, as its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Voting Shares in accordance with Section 3(a) hereof. This proxy and power of attorney is given to secure the performance of the duties of Voting Party under this Agreement. Each Voting Party shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Voting Party shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Voting Party with respect to the Voting Shares. The power of attorney granted by Voting Party herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Voting Party. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

4. No Voting Trusts or Other Arrangement. During the Voting Period, each Voting Party will not, and will not permit any entity under Voting Party’s control to, deposit any Voting Shares in a voting trust, grant any proxies with respect to the Voting Shares or subject any of the Voting Shares to any arrangement with respect to the voting of the Voting Shares except as contemplated in this Agreement or the Business Combination Agreement. Each Voting Party hereby revokes any and all previous proxies and attorneys in fact with respect to the Voting Shares.

5. Certain Covenants of Voting Party; Transfer and Encumbrance. During the Voting Period, each Voting Party will not, (a) directly or indirectly, transfer (including by operation of law), sell, offer, exchange, assign, hedge, swap, convert, pledge or otherwise dispose of or encumber (“Transfer”) any of such Voting Party’s Voting Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of such Voting Party’s Voting Shares or Voting Party’s voting or economic interest therein, (b) publicly announce any intention to effect any transaction specified in clause (a), (c) knowingly take any action that would make any representation or warranty of such Voting Party contained herein untrue or inaccurate, or have the effect of preventing or disabling such Voting Party from performing its obligations under this Agreement, or (d) take any action, nor permit its representatives to take any action, to contest, oppose or interfere with the Company’s application pursuant to Section 192 of the CBCA for the Interim Order or the Final Order or to otherwise contest or oppose the Arrangement before any Governmental Entity, or to solicit proxies or become a participant in a solicitation in opposition to or competition with the Company Arrangement Resolution or the Transactions. Any attempted Transfer of Voting Shares or any interest therein in violation of this Section 5 shall be null and void. Notwithstanding the foregoing, this Section 5 shall not prohibit a Transfer of Voting Shares by any Voting Party in compliance with Section 2(b) of the enGene Lock-up Agreement; provided, however, that in each case, the applicable transferees enter into a written joinder to this Agreement in form and substance reasonably acceptable to FEAC and enGene by which such applicable transferees agree to be bound by this Agreement.

E-1-4

6. Appraisal and Dissenters’ Rights. Each Voting Party hereby (a) waives to the fullest extent permitted by Law, and agrees not to assert or perfect, any rights of appraisal or rights to dissent (as applicable, or any similar rights) from the Transactions that Voting Party may have by virtue of ownership of the Voting Shares, including the Dissent Rights, and (b) agrees not to commence or participate in any claim, derivative or otherwise, against FEAC, the Company or enGene or the members of their respective Boards of Directors relating to the negotiation, execution or delivery of this Agreement or the Business Combination Agreement or the consummation of the Transactions, including any claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging a breach of any fiduciary duty of the Board of Directors of FEAC, the Company or enGene in connection with this Agreement, the Business Combination Agreement or the Transactions.

7. Exercise of Rights. Each Voting Party shall not exercise any registration rights or other rights (solely to the extent such right would prevent, impede, or delay or be inconsistent with the Transactions) granted pursuant to the Company Affiliate Agreements with respect to any Voting Shares Beneficially Owned as of the date hereof or acquired and held in such capacity subsequent to the date hereof, other than in compliance with this Agreement.

8. Additional Matters. Each Voting Party shall, from time to time, (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as FEAC, enGene or the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Business Combination Agreement and (ii) refrain from exercising any veto right, consent right or similar right (whether under the Governing Documents of enGene or the CBCA which would impede, disrupt, prevent or otherwise adversely affect the consummation of the Transactions.

9. Termination. This Agreement shall automatically terminate upon the earliest to occur of (a) the Closing Date and (b) the date on which the Business Combination Agreement is terminated for any reason in accordance with its terms. Upon termination of this Agreement, no party shall have any further rights, obligations or liabilities under this Agreement; provided, that nothing in this Section 9 shall relieve any party of liability for any breach of this Agreement occurring prior to termination and the provisions of Sections 11 through 14 shall survive any termination of this Agreement.

10. No Agreement as Director or Officer. Nothing in this Agreement will limit or affect any actions or omissions taken by a Voting Party (or any Affiliate, securityholder, partner, director, officer or employee of Voting Party) in his, her or its capacity as a director or officer of enGene or the Company. Nothing in this Agreement will be construed to prohibit, limit or restrict a Voting Party (or any Affiliate, partner or employee of Voting Party) from exercising his or her fiduciary duties as an officer or director to enGene, the Company or their respective Subsidiaries.

11. Specific Enforcement. The parties hereto agree that (a) irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, (b) each party shall be entitled to seek specific performance of the terms hereof and immediate injunctive relief and other equitable relief to prevent breaches, or threatened breaches, of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity, (c) it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the parties, (d) the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief, and (e) in the event of any action by any other party for specific performance or injunctive relief, the first party will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

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12. Entire Agreement. This Agreement and the Business Combination Agreement (and the agreements delivered concurrently herewith pursuant to the Business Combination Agreement) together constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations, both written and oral, by or among the parties hereto with respect to the subject matter hereof.

13. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date delivered, if delivered by email of a pdf document; or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to the Voting Parties, to such person’s address

of record a set forth on Annex A hereto.

with a copy to (which shall not constitute notice):

Morgan, Lewis & Bockius LLP

101 Park Ave.

New York, NY 10178-0060

United States

Attn: Howard A. Kenny

Email: howard.kenny@morganlewis.com

and with a copy (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP

595 Burrard Street, Suite

2600, Three Bentall Centre,

Vancouver, British Columbia V7X 1L3

Canada

Attn: Joseph Garcia

Email: joseph.garcia@blakes.com

if to FEAC to:

Forbion European Acquisition Corp.

Gooimeer 2-35

1411 DC Naarden

The Netherlands

Attention: Cyril Lesser

E-mail: Cyril.Lesser@forbion.com

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell London LLP

5 Aldermanbury Square

London EC2V 7HR

United Kingdom

Attention: Leo Borchardt

Email: leo.borchardt@davispolk.com

and with a copy (which shall not constitute notice) to:

Stikeman Elliot LLP

5300 Commerce Court West

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199 Bay Street

Toronto Ontario M5L 1B9

Canada

Attention: Daniel Borlack

Email: dborlack@stikeman.com

14. Miscellaneous.

(a) Section 8.3 (Amendment), Section 8.5 (Governing Law), Section 8.13 (Extension; Waiver), Section 8.14 (Waiver of Jury Trial), Section 8.15 (Submission to Jurisdiction) and Section 8.17 (Trust Account Waiver) of the Business Combination Agreement are incorporated herein by reference, mutatis mutandis.

(b) In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Law: (i) such provision will be fully severable; (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

(c) Each Voting Party acknowledges that it has been advised to seek independent legal advice with respect to this Agreement and that it has either obtained such advice or consciously determined that it does not need such advice and that, in either case, it is entering into this Agreement of its own free will, under no compulsion or duress and that it understands and is aware of the terms and conditions hereof.

(d) This Agreement may be executed in multiple counterparts, all of which shall be considered one and the same document and shall become effective when multiple counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties hereto need not sign the same counterpart. Delivery by electronic transmission to counsel for the other parties of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

(e) The titles and captions in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

(f) Other than Transfers permitted by a Voting Party pursuant to Section 5, and then only on the terms therein, no party hereto may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the foregoing sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Any purported assignment or delegation made in violation of this provision shall be void and of no force or effect.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized representative to execute and deliver this Agreement as of the date first written above.

COMPANY:

ENGENE HOLDINGS INC.

By:
Name:
Title:

FEAC:

FORBION EUROPEAN ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to enGene Voting Agreement]

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IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized representative to execute and deliver this Agreement as of the date first written above.

VOTING PARTIES:

[NAME]

By:
Name:
Title:

[ Voting Parties Signature Page to Company Voting Agreement]

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Annex A

Voting Interests

[Annexed]

E-1-10

Exhibit E-2

Form of Company Lock-Up Agreement

E-2-1

Final Form

LOCK-UP AGREEMENT

This Lock-Up Agreement (the “Agreement”) is made as May 16, 2023, by and among enGene Inc., a company incorporated under the laws of Canada (“enGene”), enGene Holdings Inc., a company incorporated under the laws of Canada that intends to continue to a company governed by the Business Corporations Act (British Columbia) (the “Company”), each of the parties listed on Schedule I hereto (each, an “enGene Equity Holder” and collectively, the “enGene Equity Holders”), and Forbion European Acquisition Corp., a Cayman Islands exempted company (“FEAC”). Capitalized terms used but not defined herein have the respective meanings given to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, enGene, the Company, FEAC and certain other persons party thereto have entered into a Business Combination Agreement (as the same may be amended or modified from time to time, the “Business Combination Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, among other things, FEAC, enGene, the Company and the other parties thereto agreed, among other things, to combine their respective businesses and consummate the Transactions; and

WHEREAS, pursuant to the Business Combination Agreement, the enGene Equity Holders are entering into this Agreement substantially concurrently with the consummation of the Transactions to provide for the imposition on the Closing Date at the effective time of the Amalgamation pursuant to the Plan of Arrangement (the “Closing”) of certain transfer restrictions with respect to the Restricted Securities (as defined below).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Section 1. Definitions.

(a) “Excluded Securities” means, with respect to any enGene Equity Holder, (i) any Newco Shares issued to such enGene Equity Holder in connection with the Closing of the Transactions in respect of such enGene Equity Holder’s participation in the Convertible Bridge Financing or the PIPE Financing, and (ii) any Newco Warrants issued to such enGene Equity Holder in connection with the Closing of the Transactions in respect of such enGene Equity Holder’s participation in the Convertible Bridge Financing or the PIPE Financing, together with the Newco Shares issuable to such enGene Equity Holder upon exercise of any such Newco Warrants.

(b) “Restricted Securities” means, with respect to any enGene Equity Holder, any Newco Shares (other than Excluded Securities) issued to such enGene Equity Holder in connection with the Closing of the Transactions in exchange for or in consideration of such enGene Equity Holder’s ownership interests in enGene (the “enGene Original Interests”), and (ii) any Newco Shares issued or issuable upon exercise of any derivative securities (including options) for the purchase of Newco Shares issued to such enGene Equity Holder in connection with the Closing of the Transactions in exchange for or in consideration of such enGene Equity Holder’s ownership of derivative securities (including options) in enGene.

(c) “Transfer” means mean the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly,

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or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

Section 2. Transfer Restrictions.

(a) Effective as of and conditioned upon the occurrence of the Closing, each of the enGene Equity Holders agrees that it, he or she shall not, until the earlier of (x) 12:01 am, U.S. eastern time, on the six-month anniversary of the date of the Closing and (y) the date (after the date of the Closing) on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Newco Shares for cash, securities or other property, Transfer any Restricted Securities.

(b) Notwithstanding anything herein to the contrary, from and after the Closing, Transfers of the Restricted Securities held by any enGene Equity Holder or any of their permitted transferees (that have complied with this Section 2(b)), are permitted (i) to the officers or directors of enGene or the Company, any affiliate or family member of any of the officers or directors of enGene or the Company, any affiliate of such enGene Equity Holder, enGene or the Company or to any direct or indirect equityholders of such enGene Equity Holder, enGene or the Company or any affiliates of such equityholders, or any employees of such affiliates; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is such individual, a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) to the Company in connection with the “net” or “cashless” exercise of options or other rights to purchase shares of Company Common Stock held by such enGene Equity Holder in satisfaction of any tax withholding or exercise price obligations through cashless surrender or otherwise, provided that any shares of Company Common Stock issued upon exercise of such option or other rights shall remain subject to the terms of this Letter Agreement; provided, however, that these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions herein in substantially the form of Exhibit A attached hereto.

(c) This Section 2 shall continue to apply to Restricted Securities following their transfer to a permitted transferee under Section 2(b) above. Each holder of Restricted Securities shall be entitled to vote its Restricted Securities and receive dividends and other distributions with respect to such Restricted Securities (to the extent such concepts are applicable) during any period of time that such shares are subject to restrictions on transfer hereunder.

(d) Any Transfer of Restricted Securities made or attempted in violation of or contrary to the terms of this Agreement shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the Restricted Securities as one of the Company’s equity holders for any purpose. The Company may impose stop-transfer instructions with respect to the Restricted Securities during the period of the restrictions on transfer applicable thereto under this Section 2.

(e) Each certificate (if any) evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF MAY [16], 2023, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), THE ISSUER’S SECURITY HOLDER NAMED THEREIN AND CERTAIN OTHER PARTIES NAMED THEREIN. A COPY OF

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SUCH SPONSOR WAIVER AND SHARE RESTRICTION AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

Section 3. Representations and Warranties of each enGene Equity Holder. Each enGene Equity Holder (each on its own behalf and not on behalf of any other enGene Equity Holder) represents and warrants as of the date hereof to FEAC, the Company and enGene as follows:

(a) Organization; Due Authorization. Each enGene Equity Holder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the such corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such enGene Equity Holder. This Agreement has been duly executed and delivered by each enGene Equity Holder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such enGene Equity Holder, enforceable against such enGene Equity Holder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) Ownership. Each enGene Equity Holder is the record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good title to, the respective enGene Original Interests, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose, other than transfer restrictions under the Securities Act or other applicable securities laws) affecting any enGene Original Interests other than pursuant to this Agreement, the Business Combination Agreement and the Ancillary Documents. Other than the enGene Original Interests, the Restricted Securities and the Excluded Securities, each enGene Equity Holder does not hold or own any rights to acquire (directly or indirectly) any equity securities of enGene or outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units or commitments for shares of enGene.

(c) No Conflicts. The execution and delivery of this Agreement by each enGene Equity Holder does not, and the performance by such enGene Equity Holder of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of such enGene Equity Holder or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon such enGene Equity Holder or its enGene Original Interests), in each case to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such enGene Equity Holder of its obligations under this Agreement.

(d) Litigation. There are no Proceedings pending against each enGene Equity Holder, or to the knowledge of such enGene Equity Holder, threatened against such enGene Equity Holders, before (or, in the case of threatened Proceedings, that would be before) any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such enGene Equity Holder of its obligations under this Agreement. Each enGene Equity Holder has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Each enGene Equity Holder (i) is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction, (ii) has never been convicted of, or pleaded guilty to, any crime involving fraud, relating to any financial transaction or handling of funds of another person, or pertaining to any dealings in any securities and (iii) is not currently a defendant in any such criminal proceeding.

(e) Acknowledgment. Each enGene Equity Holder understands and acknowledges that each of the Company, enGene and FEAC is entering into the Business Combination Agreement in reliance upon such enGene Equity Holders’s execution and delivery of this Agreement. Each enGene Equity Holders has had the

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opportunity to read the Business Combination Agreement and this Agreement and acknowledges that it has been advised to seek independent legal advice with respect to this Agreement and that it has either obtained such advice or consciously determined that it does not need such advice and that, in either case, it is entering into this Agreement of its own free will, under no compulsion or duress and that it understands and is aware of the terms and conditions hereof.

Section 4. Termination. This Agreement shall be binding upon each enGene Equity Holder upon such enGene Equity Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. Notwithstanding anything to the contrary contained herein, in the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect. If the Closing takes place, the provisions of this Agreement, other than this Section 4 and Section 5, shall terminate and be of no further force or effect upon the first to occur of (i) the six (6) month anniversary of the Closing Date and (ii) the date that all of the Restricted Securities are no longer subject to the lock-up restrictions set forth in Section 2(a).

Section 5. Miscellaneous. Article 8 of the Business Combination Agreement is incorporated herein by reference, mutatis mutandis.

[ remainder of page intentionally left blank; signature page follows ]

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IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized representative to execute and deliver this Lock-Up Agreement as of the date first written above.

COMPANY:

ENGENE HOLDINGS INC.

By:
Name:
Title:

[Company Signature Page to Lock-Up Agreement]

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IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized representative to execute and deliver this Lock-Up Agreement as of the date first written above.

FEAC:

FORBION EUROPEAN ACQUISITION CORP.

By:
Name:
Title:

[Company Signature Page to Lock-Up Agreement]

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IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized representative to execute and deliver this Lock-Up Agreement as of the date first written above.

[NAME]

By:
Name:
Title:

[NAME], individually

[enGene Equity Holders’ Signature Page to Lock-Up Agreement]

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EXHIBIT A

Form of Joinder to Lock-Up Agreement

[DATE], 20__

Reference is made to that certain Lock-Up Agreement, dated as of May 16, 2023, by and among enGene Holdings Inc., a company incorporated under the laws of Canada (the “Company”), and the enGene Equity Holders named therein (as amended from time to time, the “Lock-Up Agreement”). Capitalized terms used but not otherwise defined herein have the meanings given to such terms in the Lock-Up Agreement.

The undersigned transferee of [describe securities transferred] (a “New Holder”) agrees that this joinder to the Lock-Up Agreement (this “Joinder”) is being executed and delivered for good and valuable consideration.

The undersigned New Holder hereby agrees to and does become party to the Lock-Up Agreement as an “enGene Equity Holder” thereunder. This Joinder shall serve as a counterparty signature page to the Lock-Up Agreement and by executing below, the undersigned New Holder is deemed to have executed the Lock-Up Agreement with the same force and effect as if originally named a party thereto effective from and after the date hereof; provided, however, that the terms and conditions of the Lock-Up Agreement shall apply only with respect to the Restricted Shares transferred to New Holder from the transferor that was a party to the Lock-Up Agreement.

This Joinder may be executed in multiple counterparts, including by means of facsimile or electronic signature, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

[ remainder of page intentionally left blank; signature page follows ]

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IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized representative to execute and deliver this Joinder as of the date first written above.

[NEW HOLDER]

By:
Name:
Title:

Notice Address:

ENGENE HOLDINGS INC.

By:
Name:
Title:

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SCHEDULE I

enGene Equity Holders

[Attached]

E-2-11

Exhibit E-3

Form of FEAC Voting Agreement

E-3-1

Execution Version

FEAC VOTING AGREEMENT

This FEAC Voting Agreement (this “Agreement”) is made as of May 16, 2023, by and among Forbion European Acquisition Corp., a Cayman Islands exempted company (“FEAC”), Forbion Growth Sponsor FEAC I B.V., a Dutch private limited liability company (“Sponsor”), Forbion Growth Opportunities Fund I Cooperatief U.A., a cooperative association (coöperatie) with exempted liability incorporated in the Netherlands (“FGOF”), each of the directors and officers of FEAC (together with Sponsor and FGOF, the “Voting Parties” and each a “Voting Party”), enGene Inc., a corporation incorporated under the laws of Canada (“enGene”) and enGene Holdings Inc., a company incorporated under the laws of Canada that intends to continue to a company governed by the Business Corporations Act (British Columbia) (the “Company”).

WHEREAS, concurrently with the execution and delivery of this Agreement, FEAC, enGene, the Company and certain other persons party thereto are entering into a Business Combination Agreement (as the same may be amended or modified from time to time, the “Business Combination Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, among other things, FEAC, enGene, the Company and the other parties thereto agreed to effect the Transactions set forth therein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. As used herein, the term “Voting Shares” shall mean, taken together, all securities of FEAC beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act, excluding shares of stock underlying unexercised options or warrants, but including any shares of stock acquired upon exercise of such options or warrants) (“Beneficially Owned” or “Beneficial Ownership”) by any Voting Party, including any and all securities of FEAC acquired and held in such capacity subsequent to the date hereof. Capitalized terms used and not defined herein have the respective meanings assigned to them in the Business Combination Agreement.

2. Representations and Warranties of the Voting Parties. Each Voting Party on its own behalf hereby represents and warrants to each of enGene and the Company, severally and not jointly, with respect to such Voting Party and such Voting Party’s Beneficial Ownership of its Voting Shares set forth on Annex A as follows:

(a) Authority. Voting Party has all requisite power and authority to enter into this Agreement, to perform fully Voting Party’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Voting Party. This Agreement constitutes a valid and binding obligation of Voting Party enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by principles governing the availability of equitable remedies.

(b) No Consent. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of Voting Party is required in connection with the execution, delivery and performance of this Agreement.

(c) No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, Voting Party’s Governing Documents, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Voting Party or to Voting Party’s property or assets (including the Voting Shares) that would reasonably be expected to prevent or delay the consummation of the Transactions or that would reasonably be expected to prevent Voting Party from fulfilling its obligations under this Agreement.

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(d) Ownership of Shares. Except pursuant to the arrangements referred to in the following sentence, each Voting Party (i) Beneficially Owns its Voting Shares free and clear of all Liens (other than transfer restrictions under applicable securities laws) and (ii) has the sole power to vote or cause to be voted its Voting Shares. Except pursuant hereto and pursuant to (A) that certain Letter Agreement, dated as of December 9, 2021 (the “Insider Letter”), by and among FEAC and the Voting Parties other than FGOF, (B) that certain Warrant Agreement, dated as of December 9, 2021, by and between FEAC and Continental Stock Transfer & Trust Company, (C) that certain Registration Rights Agreement dated as of December 9, 2021, by and between FEAC and Sponsor (the “Registration Rights Agreement”), and (D) the Sponsor and Insider Letter, dated as of even date herewith, by and between FEAC, the Company and the Voting Parties (the “Sponsor and Insider Letter”), there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Voting Party is a party relating to the pledge, acquisition, disposition, transfer or voting of Voting Shares prior to the consummation of the Transactions and there are no voting trusts or voting agreements with respect to the Voting Shares. As of the date hereof, Voting Party does not Beneficially Own or otherwise have any direct or indirect interest in (i) any Voting Shares, other than the Voting Shares set forth on Annex A or (ii) any options, warrants or other rights to acquire any additional ordinary shares, or vote any ordinary shares, or any other equity interests, of FEAC (“FEAC Shares”) or any security exercisable or exchangeable for or convertible into FEAC Shares, other than as set forth on Annex A and except for any Voting Shares underlying any FEAC Private Placement Warrants to be issued by FEAC to a Voting Party as payee under the Working Capital Loan Note and/or any Extension Loan Note following the election by such Voting Party to convert all or part of the outstanding principal amount of the Working Capital Loan Note or any Extension Loan Note in FEAC Private Placement Warrants in connection with the consummation of the Transactions, in each case in accordance with FEAC’s Governing Documents and the Trust Agreement.

(e) No Litigation. There is no Proceeding pending against, or, to the knowledge of Voting Party, threatened against, Voting Party that would reasonably be expected to impair or adversely affect the ability of Voting Party to perform Voting Party’s obligations hereunder or to consummate the transactions contemplated by this Agreement.

(f) Business Combination Agreement. Each Voting Party understands and acknowledges that FEAC, enGene and the Company are entering into the Business Combination Agreement in reliance upon such Voting Party’s execution and delivery of this Agreement. Such Voting Party has received a copy of the Business Combination Agreement and is familiar with the provisions of the Business Combination Agreement.

3. Agreement to Vote Shares; Further Assurances.

(a) Prior to the earlier of (x) date on which this Agreement is terminated in accordance with its terms and (y) the Closing Date (the “Voting Period”), each Voting Party irrevocably agrees that it shall, at any meeting (or in connection with any request for action by written consent) of the shareholders of FEAC at which the matters described in clauses (i) and (ii) below are considered and at every adjournment or postponement thereof, (x) cause the Voting Shares that such Voting Party Beneficially Owns to be counted as present thereat for the purpose of establishing a quorum, (y) vote or cause to be voted the Voting Shares that such Voting Party Beneficially Owns and (z) execute a written consent or consents if shareholders of FEAC are requested to vote their shares through the execution of an action by written consent, in each case to the extent such Voting Shares are entitled to vote thereon pursuant to FEAC’s Governing Documents: (i) in favor of (A) the Transaction Proposals and (B) any other matter reasonably necessary to the consummation of the Transactions and the other matters contemplated by the Business Combination Agreement and considered and voted upon by the shareholders of FEAC; and (ii) against (other than as contemplated by the Transactions) (A) any proposal or offer from any Person (other than enGene or any of its Affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving FEAC, (2) the issuance or acquisition of shares or other equity securities of FEAC, or (3) the sale, lease, exchange or other disposition of any significant portion of FEAC’s properties or assets; (B) any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant or obligation of FEAC set forth in the

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Business Combination Agreement, or in any representation or warranty of FEAC set forth in the Business Combination Agreement becoming inaccurate; and (C) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Transactions or the fulfillment of FEAC’s conditions under the Business Combination Agreement or change in any manner the voting rights of any class of shares of FEAC (including any amendments to the Governing Documents), except as contemplated by this Agreement, the Business Combination Agreement or the Transactions.

(b) During the term of this Agreement, each Voting Party irrevocably and unconditionally consents to the details of this Agreement being set out in the materials to be submitted to FEAC’s shareholders or otherwise to be prepared in connection with the FEAC Shareholders Meeting and for the form of this Agreement to be filed with the SEC and any other Governmental Entity, in connection with the Transactions.

4. No Voting Trusts or Other Arrangement. During the Voting Period, each Voting Party will not, and will not permit any entity under Voting Party’s control to, deposit any Voting Shares in a voting trust, grant any proxies with respect to the Voting Shares or subject any of the Voting Shares to any arrangement with respect to the voting of the Voting Shares except as contemplated in this Agreement or the Business Combination Agreement. Each Voting Party hereby revokes any and all previous proxies and attorneys in fact with respect to the Voting Shares.

5. Certain Covenants of Voting Party; Transfer and Encumbrance. During the Voting Period, each Voting Party will not, in each case other than as contemplated by the Transactions, (a) directly or indirectly, transfer (including by operation of law), sell, offer, exchange, assign, hedge, swap, convert, pledge or otherwise dispose of or encumber (“Transfer”) any of such Voting Party’s Voting Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of such Voting Party’s Voting Shares or Voting Party’s voting or economic interest therein, (b) publicly announce any intention to effect any transaction specified in clause (a), (c) knowingly take any action that would make any representation or warranty of such Voting Party contained herein untrue or inaccurate, or have the effect of preventing or disabling such Voting Party from performing its obligations under this Agreement or (d) take any action, nor permit its Representatives to take any action, to contest, oppose or interfere with the Cayman Merger or to otherwise contest or oppose any of the Transactions before any Governmental Entity, or to solicit proxies or become a participant in a solicitation in opposition to or competition with the FEAC Shareholder Approval or any of the Transactions. Any attempted Transfer of Voting Shares or any interest therein in violation of this Section 5 shall be null and void. Notwithstanding the foregoing, this Section 5 shall not prohibit a Transfer of Voting Shares by any Voting Party in compliance with Section 2(a) of the Sponsor and Insider Letter; provided, however, that in each case, the applicable transferees enter into a written joinder to this Agreement in form and substance reasonably acceptable to the Company and FEAC by which such applicable transferees agree to be bound by this Agreement.

6. Termination of Certain Agreements. Prior to the Closing Date, the Voting Parties shall take such actions as may be necessary or appropriate to terminate the Registration Rights Agreement, effective as of and contingent upon the Transactions and the occurrence of the Closing Date, without any liability being imposed on FEAC, the Company or enGene following such termination.

7. Appraisal and Dissenters’ Rights. Each Voting Party hereby (a) waives, to the fullest extent permitted by Law, and agrees not to assert or perfect, any rights of appraisal or rights to dissent (as applicable, or any similar rights) from the Transactions that Voting Party may have by virtue of ownership of the Voting Shares, including any dissenters’ rights under Section 238 of the Cayman Act, and (b) agrees not to commence or participate in any claim, derivative or otherwise, against FEAC, the Company or enGene or the members of their respective Boards of Directors relating to the negotiation, execution or delivery of this Agreement or the Business Combination Agreement or the consummation of the Transactions, including any claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging a breach of any fiduciary duty of the Board of Directors of FEAC, the Company or enGene in connection with this Agreement, the Business Combination Agreement or the Transactions.

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8. Redemption Rights. During the Voting Period, if FEAC seeks shareholder approval for the Transactions, each Voting Party shall not (a) exercise any right to redeem any Voting Shares Beneficially Owned as of the date hereof or acquired and held in such capacity subsequent to the date hereof or (b) make any public statements with the intent to encourage any of FEAC’s shareholders to exercise any right to redeem any FEAC Class A Shares.

9. Insider Letter. Each party hereto that is a party to the Insider Letter hereby agrees that from the date hereof until the termination of this Agreement, none of them shall, or shall agree to, amend, modify or vary paragraphs 9(c) or 11 of the Insider Letter, except as otherwise expressly provided for by this Agreement and the other agreements entered into concurrently herewith in connection with the Transactions.

10. Additional Matters. Each Voting Party shall, from time to time, (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as FEAC, enGene or the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Business Combination Agreement and (ii) refrain from exercising any veto right, consent right or similar right (whether under the Governing Documents of FEAC or the Cayman Act) which would impede, disrupt, prevent or otherwise adversely affect the consummation of the Transactions.

11. Termination. This Agreement shall automatically terminate upon the earliest to occur of (a) the Closing Date and (b) the date on which the Business Combination Agreement is terminated for any reason in accordance with its terms. Upon termination of this Agreement, no party shall have any further rights, obligations or liabilities under this Agreement; provided, that nothing in this Section 11 shall relieve any party of liability for any breach of this Agreement occurring prior to termination and the provisions of Sections 13 through 16 shall survive any termination of this Agreement.

12. No Agreement as Director or Officer. Nothing in this Agreement will limit or affect any actions or omissions taken by a Voting Party (or any Affiliate, securityholder, partner, director, officer or employee of Voting Party) in his, her or its capacity as a director or officer of FEAC. Nothing in this Agreement will be construed to prohibit, limit or restrict a Voting Party (or any Affiliate, partner or employee of Voting Party) from exercising his or her fiduciary duties as an officer or director to FEAC or its Subsidiaries.

13. Specific Enforcement. The parties hereto agree that (a) irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, (b) each party shall be entitled to seek specific performance of the terms hereof and immediate injunctive relief and other equitable relief to prevent breaches, or threatened breaches, of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity, (c) it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the parties, (d) the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief, and (e) in the event of any action by any other party for specific performance or injunctive relief, the first party will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

14. Entire Agreement. This Agreement and the Business Combination Agreement (and the agreements delivered concurrently herewith pursuant to the Business Combination Agreement) together constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations, both written and oral, by or among the parties hereto with respect to the subject matter hereof.

15. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one (1) Business Day after

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being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date delivered, if delivered by email of a pdf document; or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to the Voting Parties, to:

Forbion European Acquisition Corp.

Gooimeer 2-35

1411 DC Naarden

The Netherlands

Attention: Cyril Lesser

E-mail: Cyril.Lesser@forbion.com

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell London LLP

5 Aldermanbury Square

London EC2V 7HR

United Kingdom

Attention: Leo Borchardt

Email: leo.borchardt@davispolk.com

and with a copy (which shall not constitute notice) to:

Stikeman Elliot LLP

5300 Commerce Court West

199 Bay Street

Toronto Ontario M5L 1B9

Canada

Attention: Daniel Borlack

Email: dborlack@stikeman.com

if to enGene or the Company to:

enGene Inc.

7171 Rue Frederick Banting

Saint-Laurent, QC H4S 1Z9

Canada

Attn: Jason Hanson

Email: jhanson@engeneinc.com

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

101 Park Ave.

New York, NY 10178-0060

United States

Attn: Howard A. Kenny

Email: howard.kenny@morganlewis.com

and with a copy (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP

E-3-6

595 Burrard Street, Suite

2600, Three Bentall Centre,

Vancouver, British Columbia V7X 1L3

Canada

Attn: Joseph Garcia

Email: joseph.garcia@blakes.com

16. Miscellaneous.

(a) Section 8.3 (Amendment), Section 8.5 (Governing Law), Section 8.13 (Extension; Waiver), Section 8.14 (Waiver of Jury Trial), Section 8.15 (Submission to Jurisdiction) and Section 8.17 (Trust Account Waiver) of the Business Combination Agreement are incorporated herein by reference, mutatis mutandis.

(b) In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Law: (i) such provision will be fully severable; (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

(c) Each Voting Party acknowledges that it has been advised to seek independent legal advice with respect to this Agreement and that it has either obtained such advice or consciously determined that it does not need such advice and that, in either case, it is entering into this Agreement of its own free will, under no compulsion or duress and that it understands and is aware of the terms and conditions hereof.

(d) This Agreement may be executed in multiple counterparts, all of which shall be considered one and the same document and shall become effective when multiple counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties hereto need not sign the same counterpart. Delivery by electronic transmission to counsel for the other parties of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

(e) The titles and captions in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

(f) Other than Transfers permitted by a Voting Party pursuant to Section 5, and then only on the terms therein, no party hereto may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the foregoing sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Any purported assignment or delegation made in violation of this provision shall be void and of no force or effect.

[Remainder of page intentionally left blank]

E-3-7

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized representative to execute and deliver this Agreement as of the date first written above.

FEAC:

FORBION EUROPEAN ACQUISITION CORP.

By:
Name:
Title:

[ FEAC Signature Page to FEAC Voting Agreement]

E-3-8

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized representative to execute and deliver this Agreement as of the date first written above.

VOTING PARTIES:

FORBION GROWTH SPONSOR FEAC I B.V., a Dutch private limited company

By:
Name:
Title:

By:
Name:
Title:

FORBION GROWTH OPPORTUNITIES FUND I COOPERATIEF U.A., a Dutch cooperative association (coöperatie) with exempted liability

By:
Name:
Title:

By:
Name:
Title:

[ Voting Parties Signature Page to FEAC Voting Agreement]

E-3-9

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized representative to execute and deliver this Agreement as of the date first written above.

JASPER BOS

CYRIL LESSER

SANDER SLOOTWEG

WOUTER JOUSTRA

PHILIP ASTLEY-SPARKE

HILDE STEINEGER

TON LOGTENBERG

[ Voting Parties Signature Page to FEAC Voting Agreement]

E-3-10

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized representative to execute and deliver this Agreement as of the date first written above.

COMPANY:

ENGENE HOLDINGS INC.

By:
Name:
Title:

ENGENE:

ENGENE INC.

By:
Name:
Title:

[enGene Signature Page to FEAC Voting Agreement]

E-3-11

Annex A

Voting Interests

Name	Voting Interests		Warrants	Indirect Interests
	Class A ordinary shares	Class B ordinary shares	Class A ordinary shares subject to Warrants	in Class A ordinary shares
Sponsor	-0-	3,162,500	5,195,000	8,357,500
FGOF	2,000,000	-0-	-0-	10,357,500
Jasper Bos	-0-	-0-	-0-
Cyril Lesser	-0-	-0-	-0-
Sander Slootweg	-0-	-0-	-0-
Wouter Joustra	-0-	-0-	-0-
Philip Astley-Sparke	-0-	-0-	-0-
Hilde Steineger	-0-	-0-	-0-
Ton Logtenberg	-0-	-0-	-0-

E-3-12

Exhibit F

Form of Newco Articles

F-1

Final Form

BUSINESS CORPORATIONS ACT

ARTICLES

of

ENGENE HOLDINGS INC.

		Page
ARTICLE 1
INTERPRETATION

1.1	Definitions	1
1.2	Business Corporations Act and Interpretation Act Definitions Applicable	1

ARTICLE 2
SHARES AND SHARE CERTIFICATES

2.1	Authorized Share Structure	1
2.2	Form of Share Certificate	2
2.3	Shareholder Entitled to Certificate or Acknowledgement	2
2.4	Delivery by Mail	2
2.5	Replacement of Worn Out or Defaced Certificate or Acknowledgement	2
2.6	Replacement of Lost, Stolen or Destroyed Certificate or Acknowledgement	2
2.7	Splitting Share Certificates	2
2.8	Certificate Fee	2
2.9	Recognition of Trusts	2

ARTICLE 3
ISSUE OF SHARES

3.1	Directors Authorized	3
3.2	Commissions and Discounts	3
3.3	Brokerage	3
3.4	Conditions of Issue	3
3.5	Share Purchase Warrants and Rights	3

ARTICLE 4
SHARE REGISTERS

4.1	Central Securities Register	3
4.2	Closing Register	3

ARTICLE 5
SHARE TRANSFERS
5.1	Registering Transfers	3
5.2	Form of Instrument of Transfer	4
5.3	Transferor Remains Shareholder	4
5.4	Signing of Instrument of Transfer	4
5.5	Enquiry as to Title Not Required	4
5.6	Transfer Fee	4

ARTICLE 6
TRANSMISSION OF SHARES

6.1	Legal Personal Representative Recognized on Death	4
6.2	Rights of Legal Personal Representative	4

ARTICLE 7
PURCHASE OF SHARES

7.1	Company Authorized to Purchase or Otherwise Acquire Shares	5
7.2	Purchase When Insolvent	5
7.3	Sale and Voting of Purchased, Redeemed, or Otherwise Acquired Shares	5

ARTICLE 8
BORROWING POWERS

8.1	Borrowing Powers	5
ARTICLE 9
ALTERATIONS

9.1	Alteration of Authorized Share Structure by the Shareholders	5
9.2	Alteration of Authorized Share Structure by the Directors	6
9.3	Special Rights and Restrictions	6
9.4	No Interference with Class or Series Rights without Consent	6
9.5	Change of Name	6
9.6	Other Alterations	6

ARTICLE 10
MEETINGS OF SHAREHOLDERS

10.1	Annual General Meetings	6
10.2	Resolution Instead of Annual General Meeting	6
10.3	Calling of Meetings of Shareholders	7
10.4	Notice for Meetings of Shareholders	7
10.5	Record Date for Notice	7
10.6	Record Date for Voting	7
10.7	Failure to Give Notice and Waiver of Notice	7
10.8	Notice of Special Business at Meetings of Shareholders	7
10.9	Class Meetings and Series Meetings of Shareholders	8
10.10	Meetings by Telephone or Other Communications Medium	8
10.11	Advance Notice of Nominations of Directors	8

ARTICLE 11
PROCEEDINGS AT MEETINGS OF SHAREHOLDERS

11.1	Special Business	11
11.2	Special Majority	11
11.3	Quorum	11
11.4	One Shareholder May Constitute Quorum	11
11.5	Other Persons May Attend	12
11.6	Requirement of Quorum	12
11.7	Lack of Quorum	12
11.8	Lack of Quorum at Succeeding Meeting	12
11.9	Chair	12
11.10	Selection of Alternate Chair	12
11.11	Adjournments	12

- ii -

11.12	Notice of Adjourned Meeting	12
11.13	Decision by Show of Hands or Poll	12
11.14	Declaration of Result	13
11.15	Motion Need Not be Seconded	13
11.16	No Casting Vote	13
11.17	Manner of Taking Poll	13
11.18	Demand for Poll on Adjournment	13
11.19	Chair Must Resolve Dispute	13
11.20	Casting of Votes	13
11.21	No Demand for Poll on Election of Chair	13
11.22	Demand for Poll Not to Prevent Continuance of Meeting	13
11.23	Retention of Ballots and Proxies	13

ARTICLE 12
VOTES OF SHAREHOLDERS

12.1	Number of Votes by Shareholder or by Shares	14
12.2	Votes of Persons in Representative Capacity	14
12.3	Votes by Joint Holders	14
12.4	Legal Personal Representatives as Joint Shareholders	14
12.5	Representative of a Corporate Shareholder	14
12.6	Proxy Provisions Do Not Apply to All Companies	15
12.7	Appointment of Proxy Holders	15
12.8	Alternate Proxy Holders	15
12.9	When Proxy Holder Need Not Be Shareholder	15
12.10	Deposit of Proxy	15
12.11	Validity of Proxy Vote	15
12.12	Form of Proxy	16
12.13	Revocation of Proxy	16
12.14	Revocation of Proxy Must Be Signed	16
12.15	Chair May Determine Validity of Proxy	16
12.16	Production of Evidence of Authority to Vote	16

ARTICLE 13
DIRECTORS

13.1	First Directors; Number of Directors	17
13.2	Change in Number of Directors	17
13.3	Directors’ Acts Valid Despite Vacancy	17
13.4	Qualifications of Directors	17
13.5	Remuneration of Directors	17
13.6	Reimbursement of Expenses of Directors	17
13.7	Special Remuneration for Directors	17
13.8	Gratuity, Pension or Allowance on Retirement of Director	18

ARTICLE 14
ELECTION AND REMOVAL OF DIRECTORS

14.1	Staggered Terms	18
14.2	Election at Annual General Meeting	18
14.3	Election or Appointment between Annual General Meetings	18
14.4	Consent to be a Director	19
14.5	Failure to Elect or Appoint Directors	19
14.6	Places of Retiring Directors Not Filled	19
14.7	Directors May Fill Casual Vacancies	19

- iii -

14.8	Remaining Directors Power to Act	19
14.9	Shareholders May Fill Vacancies	19
14.10	Additional Directors	19
14.11	Ceasing to be a Director	20
14.12	Removal of Director by Shareholders	20
14.13	Removal of Director by Directors	20

ARTICLE 15
POWERS AND DUTIES OF DIRECTORS

15.1	Powers of Management	20
15.2	Appointment of Attorney of Company	20

ARTICLE 16
DISCLOSURE OF INTEREST OF DIRECTORS

16.1	Obligation to Account for Profits	20
16.2	Restrictions on Voting by Reason of Interest	21
16.3	Interested Director Counted in Quorum	21
16.4	Disclosure of Conflict of Interest or Property	21
16.5	Director Holding Other Office in the Company	21
16.6	No Disqualification	21
16.7	Professional Services by Director or Officer	21
16.8	Director or Officer in Other Corporations	21

ARTICLE 17
PROCEEDINGS OF DIRECTORS

17.1	Meetings of Directors	21
17.2	Voting at Meetings	21
17.3	Chair of Meetings	21
17.4	Meetings by Telephone or Other Communications Medium	22
17.5	Calling of Meetings	22
17.6	Notice of Meetings	22
17.7	When Notice Not Required	22
17.8	Meeting Valid Despite Failure to Give Notice	22
17.9	Waiver of Notice of Meetings	22
17.10	Quorum	22
17.11	Validity of Acts Where Appointment Defective	22
17.12	Consent Resolutions in Writing	23

ARTICLE 18
EXECUTIVE AND OTHER COMMITTEES

18.1	Appointment and Powers of Executive Committee	23
18.2	Appointment and Powers of Other Committees	23
18.3	Obligations of Committees	23
18.4	Powers of Board	23
18.5	Committee Meetings	24

ARTICLE 19
OFFICERS

19.1	Directors May Appoint Officers	24
19.2	Functions, Duties and Powers of Officers	24
19.3	Qualifications	24
19.4	Remuneration and Terms of Appointment	24

- iv -

ARTICLE 20
INDEMNIFICATION

20.1	Definitions	24
20.2	Mandatory Indemnification of Eligible Parties	25
20.3	Indemnification of Other Persons	25
20.4	Non-Compliance with Business Corporations Act	25
20.5	Company May Purchase Insurance	25

ARTICLE 21
DIVIDENDS

21.1	Payment of Dividends Subject to Special Rights	25
21.2	Declaration of Dividends	26
21.3	No Notice Required	26
21.4	Record Date	26
21.5	Manner of Paying Dividend	26
21.6	Settlement of Difficulties	26
21.7	When Dividend Payable	26
21.8	Dividends to be Paid in Accordance with Number of Shares	26
21.9	Receipt by Joint Shareholders	26
21.10	Dividend Bears No Interest	26
21.11	Fractional Dividends	26
21.12	Payment of Dividends	26
21.13	Capitalization of Surplus	27
21.14	Unclaimed Dividends	27

ARTICLE 22
DOCUMENTS, RECORDS AND REPORTS

22.1	Recording of Financial Affairs	27
22.2	Inspection of Accounting Records	27

ARTICLE 23
NOTICES

23.1	Method of Giving Notice	27
23.2	Deemed Receipt	28
23.3	Certificate of Sending	28
23.4	Notice to Joint Shareholders	28
23.5	Notice to Legal Personal Representatives and Trustees	28
23.6	Undelivered Notices	28

ARTICLE 24
SEAL AND EXECUTION OF DOCUMENTS

24.1	Who May Attest Seal	28
24.2	Sealing Copies	29
24.3	Mechanical Reproduction of Seal	29
24.4	Execution of Documents Generally	29

ARTICLE 25
PROHIBITIONS

25.1	Definitions	29
25.2	Application	29
25.3	Consent Required for Transfer of Shares or Designated Securities	30

- v -

ARTICLE 26
FORUM SELECTION

26.1	Forum for Adjudication of Certain Disputes	30

ARTICLE 27
SPECIAL RIGHTS AND RESTRICTIONS ATTACHED TO COMMON SHARES

ARTICLE 28
SPECIAL RIGHTS AND RESTRICTIONS ATTACHED TO THE PREFERRED SHARES

- vi -

Final Form

Incorporation number: _______________

BUSINESS CORPORATIONS ACT

ARTICLES

of

ENGENE HOLDINGS INC.

ARTICLE 1

INTERPRETATION

1.1 Definitions. In these Articles (the “Articles”), unless the context otherwise requires:

“Applicable Securities Laws” means the applicable securities legislation of the United States and each relevant province and territory of Canada, as amended from time to time, the written rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commissions and similar regulatory authorities of the United States and each province and territory of Canada;

“board of directors”, “directors” and “board” mean the directors of the Company for the time being;

“Business Corporations Act” means the Business Corporations Act (British Columbia) from time to time in force and all amendments thereto and includes all regulations and amendments thereto made pursuant to that Act;

“business day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and Vancouver, British Columbia are open for the general transaction of business;

“Interpretation Act” means the Interpretation Act (British Columbia) from time to time in force and all amendments thereto and includes all regulations and amendments thereto;

“legal personal representative” means the personal or other legal representative of a shareholder;

“registered address” of a shareholder means the shareholder’s address as recorded in the central securities register;

“seal” means the seal of the Company, if any; and

“Securities Act” means the Securities Act (British Columbia) from time to time in force and all amendments thereto and includes all regulations and amendments thereto made pursuant to that Act.

1.2 Business Corporations Act and Interpretation Act Definitions Applicable. The definitions in the Business Corporations Act and the definitions and rules of construction in the Interpretation Act, with the necessary changes, so far as applicable, and unless the context requires otherwise, apply to these Articles as if they were an enactment. If there is a conflict between a definition in the Business Corporations Act and a definition or rule in the Interpretation Act relating to a term used in these Articles, the definition in the Business Corporations Act will prevail in relation to the use of the term in these Articles. If there is a conflict between these Articles and the Business Corporations Act, the Business Corporations Act will prevail.

ARTICLE 2

SHARES AND SHARE CERTIFICATES

2.1 Authorized Share Structure. The authorized share structure of the Company consists of shares of the class or classes and series, if any, described in the Notice of Articles of the Company.

2.2 Form of Share Certificate. Each share certificate issued by the Company must comply with, and be signed as required by, the Business Corporations Act.

2.3 Shareholder Entitled to Certificate or Acknowledgement. Except in respect of shares that are uncertificated shares within the meaning of the Business Corporations Act, each shareholder is entitled, without charge, to (a) one share certificate representing the shares of each class or series of shares registered in the shareholder’s name or (b) a non-transferable written acknowledgement of the shareholder’s right to obtain such a share certificate, provided that in respect of a share held jointly by several persons, the Company is not bound to issue more than one share certificate and delivery of a share certificate for a share to one of several joint shareholders or to one of the shareholders’ duly authorized agents will be sufficient delivery to all.

2.4 Delivery by Mail. Any share certificate or non-transferable written acknowledgement of a shareholder’s right to obtain a share certificate may be sent to the shareholder by mail at the shareholder’s registered address and neither the Company nor any director, officer or agent of the Company (including the Company’s transfer agent or legal counsel) is liable for any loss to the shareholder because the share certificate or acknowledgement is lost in the mail or stolen.

2.5 Replacement of Worn Out or Defaced Certificate or Acknowledgement. If the directors are satisfied that a share certificate or a non-transferable written acknowledgement of the shareholder’s right to obtain a share certificate is worn out or defaced, they must, on production to them of the share certificate or acknowledgement, as the case may be, and on such other terms, if any, as they think fit:

(a)	order the share certificate or acknowledgement, as the case may be, to be cancelled; and

(b)	issue a replacement share certificate or acknowledgement, as the case may be.

2.6 Replacement of Lost, Stolen or Destroyed Certificate or Acknowledgement. If a share certificate or a non-transferable written acknowledgement of a shareholder’s right to obtain a share certificate is lost, stolen or destroyed, a replacement share certificate or acknowledgement, as the case may be, must be issued to the person entitled to that share certificate or acknowledgement, as the case may be, if the directors receive:

(a)	proof satisfactory to them that the share certificate or acknowledgement is lost, stolen or destroyed; and

(b)	any indemnity the directors consider adequate.

2.7 Splitting Share Certificates. If a shareholder surrenders a share certificate to the Company with a written request that the Company issue in the shareholder’s name two or more share certificates, each representing a specified number of shares and in the aggregate representing the same number of shares as the share certificate so surrendered, the Company must cancel the surrendered share certificate and issue replacement share certificates in accordance with that request.

2.8 Certificate Fee. There must be paid to the Company, in relation to the issue of any share certificate under Articles 2.5, 2.6 or 2.7, the amount, if any and which must not exceed the amount prescribed under the Business Corporations Act, determined by the directors.

2.9 Recognition of Trusts. Except as required by law or statute or these Articles, no person will be recognized by the Company as holding any share upon any trust, and the Company is not bound by or compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any share or fraction of a share or (except as provided by law or statute or these Articles or as ordered by a court of competent jurisdiction) any other rights in respect of any share except an absolute right to the entirety thereof in the shareholder.

ARTICLE 3

ISSUE OF SHARES

3.1 Directors Authorized. Subject to the Business Corporations Act and the rights of the holders of issued shares of the Company, the Company may issue, allot, sell or otherwise dispose of the unissued shares, and issued shares held by the Company, at the times, to the persons, including directors, in the manner, on the terms and conditions and for the issue prices (including any premium at which shares with par value may be issued) that the directors may determine. The issue price for a share with par value must be equal to or greater than the par value of the share.

3.2 Commissions and Discounts. The Company may at any time, pay a reasonable commission or allow a reasonable discount to any person in consideration of that person purchasing or agreeing to purchase shares of the Company from the Company or any other person or procuring or agreeing to procure purchasers for shares of the Company.

3.3 Brokerage. The Company may pay such brokerage fee or other consideration as may be lawful for or in connection with the sale or placement of its securities.

3.4 Conditions of Issue. Except as provided for by the Business Corporations Act, no share may be issued until it is fully paid. A share is fully paid when:

(a)	consideration is provided to the Company for the issue of the share by one or more of the following:

(i)	past services performed for the Company;

(ii)	property;

(iii)	money; and

(b)	the value of the consideration received by the Company equals or exceeds the issue price set for the share under Article 3.1.

3.5 Share Purchase Warrants and Rights. Subject to the Business Corporations Act, the Company may issue share purchase warrants, options and rights upon such terms and conditions as the directors determine, which share purchase warrants, options and rights may be issued alone or in conjunction with debentures, debenture stock, bonds, shares or any other securities issued or created by the Company from time to time.

ARTICLE 4

SHARE REGISTERS

4.1 Central Securities Register. As required by and subject to the Business Corporations Act, the Company must maintain a central securities register, which may be kept in electronic form. The directors may, subject to the Business Corporations Act, appoint an agent to maintain the central securities register. The directors may also appoint one or more agents, including the agent which keeps the central securities register, as transfer agent for its shares or any class or series of its shares, as the case may be, and the same or another agent as registrar for its shares or such class or series of its shares, as the case may be. The directors may terminate such appointment of any agent at any time and may appoint another agent in its place.

4.2 Closing Register. The Company must not at any time close its central securities register.

ARTICLE 5

SHARE TRANSFERS

5.1 Registering Transfers. A transfer of a share of the Company must not be registered unless:

(a)	a duly signed instrument of transfer in respect of the share has been received by the Company or the transfer agent or registrar for the class or series of shares to be transferred;

(b)

if a share certificate has been issued by the Company in respect of the share to be transferred, that share certificate has been surrendered to the Company or the transfer agent or registrar for the class or series of shares to be transferred; and

(c)

such other evidence, if any, as the Company or the transfer agent or registrar for the class or series of shares to be transferred may require to prove the title of the transferor or the transferor’s right to transfer the share, that the written instrument of transfer is genuine and authorized and that the transfer is rightful or to a protected purchaser has been provided.

5.2 Form of Instrument of Transfer. The instrument of transfer in respect of any share of the Company must be either in the form, if any, on the back of the Company’s share certificates or in any other form satisfactory to the Company or the transfer agent or registrar for the class or series of shares to be transferred.

5.3 Transferor Remains Shareholder. Except to the extent that the Business Corporations Act otherwise provides, the transferor of shares is deemed to remain the holder of the shares until the name of the transferee is entered in a securities register of the Company in respect of the transfer.

5.4 Signing of Instrument of Transfer. If a shareholder, or the shareholder’s duly authorized attorney, signs an instrument of transfer in respect of shares registered in the name of the shareholder, the signed instrument of transfer constitutes a complete and sufficient authority to the Company and its directors, officers and agents to register the number of shares specified in the instrument of transfer or specified in any other manner, or, if no number is specified, all the shares represented by the share certificates or set out in the written acknowledgements deposited with the instrument of transfer:

(a)	in the name of the person named as transferee in that instrument of transfer; or

(b)	if no person is named as transferee in that instrument of transfer, in the name of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered.

5.5 Enquiry as to Title Not Required. Neither the Company nor any director, officer or agent of the Company is bound to inquire into the title of the person named in the instrument of transfer as transferee or, if no person is named as transferee in the instrument of transfer, of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered or is liable for any claim related to registering the transfer by the shareholder or by any intermediate owner or holder of the shares, of any interest in the shares, of any share certificate representing such shares or of any written acknowledgement of a right to obtain a share certificate for such shares.

5.6 Transfer Fee. There must be paid to the Company, in relation to the registration of any transfer, the amount, if any, determined by the directors.

ARTICLE 6

TRANSMISSION OF SHARES

6.1 Legal Personal Representative Recognized on Death. In case of the death of a shareholder, the legal personal representative, or if the shareholder was a joint holder, the surviving joint holder, will be the only person recognized by the Company as having any title to the shareholder’s interest in the shares. Before recognizing a person as a legal personal representative, the directors may require proof of appointment by a court of competent jurisdiction, a grant of letters probate, letters of administration or such other evidence or documents as the directors consider appropriate.

6.2 Rights of Legal Personal Representative. The legal personal representative has the same rights, privileges and obligations that attach to the shares held by the shareholder, including the right to transfer the shares in accordance with these Articles, provided the documents required by the Business Corporations Act and the directors have been deposited with the Company.

ARTICLE 7

PURCHASE OF SHARES

7.1 Company Authorized to Purchase or Otherwise Acquire Shares. Subject to Article 7.2, the special rights and restrictions attached to the shares of any class or series, the Business Corporations Act and the Applicable Securities Laws, the Company may, if authorized by the directors, purchase or otherwise acquire any of its shares at the price and upon the terms determined by the directors.

7.2 Purchase When Insolvent. The Company must not make a payment or provide any other consideration to purchase, redeem or otherwise acquire any of its shares if there are reasonable grounds for believing that:

(a)	the Company is insolvent; or

(b)	making the payment or providing the consideration would render the Company insolvent.

7.3 Sale and Voting of Purchased, Redeemed, or Otherwise Acquired Shares. If the Company retains a share purchased, redeemed, or otherwise acquired by it, the Company may sell, gift or otherwise dispose of the share, but, while such share is held by the Company, it:

(a)	is not entitled to vote the share at a meeting of its shareholders;

(b)	must not pay a dividend in respect of the share; and

(c)	must not make any other distribution in respect of the share.

ARTICLE 8

BORROWING POWERS

8.1 Borrowing Powers. The Company, if authorized by the directors, may:

(a)	borrow money in the manner and amount, on the security, from the sources and on the terms and conditions that the directors consider appropriate;

(b)

issue bonds, debentures and other debt obligations either outright or as security for any liability or obligation of the Company or any other person and at such discounts or premiums and on such other terms as the directors consider appropriate;

(c)	guarantee the repayment of money by any other person or the performance of any obligation of any other person; and

(d)

mortgage, charge, whether by way of specific or floating charge, grant a security interest in, or give other security on, the whole or any part of the present and future assets and undertaking of the Company.

ARTICLE 9

ALTERATIONS

9.1 Alteration of Authorized Share Structure by the Shareholders. Subject to Articles 9.3 and 9.4, the Business Corporations Act and the special rights and restrictions attached to the shares of any class or series, the Company may by special resolution:

(a)	create one or more classes or series of shares or, if none of the shares of a class or series of shares are allotted or issued, eliminate that class or series of shares;

(b)

increase, reduce or eliminate the maximum number of shares that the Company is authorized to issue out of any class or series of shares or establish a maximum number of shares that the Company is authorized to issue out of any class or series of shares for which no maximum is established;

(c)	if the Company is authorized to issue shares of a class of shares with par value:

(i)	decrease the par value of those shares; or

(ii)	if none of the shares of that class of shares are allotted or issued, increase the par value of those shares;

(d)	change all or any of its unissued, or fully paid issued, shares with par value into shares without par value or any of its unissued shares without par value into shares with par value; or

(e)	otherwise alter its shares or authorized share structure when required or permitted to do so by the Business Corporations Act;

and, if applicable, alter its Notice of Articles and Articles accordingly.

9.2 Alteration of Authorized Share Structure by the Directors. Subject to Articles 9.3 and 9.4, the Company may by directors’ resolution:

(a)	subdivide or consolidate all or any of its unissued, or fully paid issued, shares; or

(b)	alter the identifying name of any of its shares;

and, if applicable, alter its Notice of Articles and Articles accordingly.

9.3 Special Rights and Restrictions. Subject to Article 9.4, the special rights or restrictions attached to any class or series of shares and the Business Corporations Act, the Company may by special resolution:

(a)

create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class or series of shares, whether or not any or all of those shares have been issued; or

(b)	vary or delete any special rights or restrictions attached to the shares of any class or series of shares, whether or not any or all of those shares have been issued;

and alter its Articles or Notice of Articles accordingly.

9.4 No Interference with Class or Series Rights without Consent. A right or special right attached to issued shares must not be prejudiced or interfered with under the Business Corporations Act, the Notice of Articles or these Articles unless the holders of shares of the class or series of shares to which the right or special right is attached consent by a special separate resolution of the holders of such class or series of shares.

9.5 Change of Name. The Company may by directors’ resolution authorize an alteration of its Notice of Articles in order to change its name.

9.6 Other Alterations. If the Business Corporations Act does not specify the type of resolution and these Articles do not specify another type of resolution, the Company may by special resolution alter these Articles.

ARTICLE 10

MEETINGS OF SHAREHOLDERS

10.1 Annual General Meetings. Unless an annual general meeting is deferred or waived in accordance with the Business Corporations Act, the Company must hold its first annual general meeting within 18 months after the date on which it was incorporated or otherwise recognized, and after that must hold an annual general meeting at least once in each calendar year and not more than 15 months after the last annual reference date at such time and, subject to Article 10.10, at such place as may be determined by the directors.

10.2 Resolution Instead of Annual General Meeting. If all the shareholders who are entitled to vote at an annual general meeting consent by a unanimous resolution under the Business Corporations Act to all of the business that is required to be transacted at that annual general meeting, the annual general meeting is deemed to have been held on the date of the unanimous resolution. The shareholders must, in any unanimous resolution passed under this Article 10.2, select as the Company’s annual reference date a date that would be appropriate for the holding of the applicable annual general meeting.

10.3 Calling of Meetings of Shareholders. The directors may, whenever they think fit, call a meeting of shareholders, to be held at such time and, subject to Article 10.10, at such place as may be determined by the directors.

10.4 Notice for Meetings of Shareholders. The Company must send notice of the date, time and, unless the meeting is a fully electronic meeting, the location of any meeting of shareholders, in the manner provided in these Articles, or in such other manner, if any, as may be prescribed by ordinary resolution (whether previous notice of the resolution has been given or not), to each shareholder entitled to attend the meeting, to each director and to the auditor of the Company, unless these Articles otherwise provide, at least the following number of days before the meeting:

(a)	if and for so long as the Company is a public company, 21 days;

(b)	otherwise, 10 days.

10.5 Record Date for Notice. The directors may set a date as the record date for the purpose of determining shareholders entitled to notice of any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. The record date must not precede the date on which the meeting is held by fewer than:

(a)	if and for so long as the Company is a public company, 21 days;

(b)	otherwise, 10 days.

If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.6 Record Date for Voting. The directors may set a date as the record date for the purpose of determining shareholders entitled to vote at any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.7 Failure to Give Notice and Waiver of Notice. The accidental omission to send notice of any meeting to, or the non-receipt of any notice by, any of the persons entitled to notice does not invalidate any proceedings at that meeting. Any person entitled to notice of a meeting of shareholders may, in writing or otherwise, waive or reduce the period of notice of such meeting. Attendance of a person at a meeting of shareholders is a waiver of entitlement to notice of the meeting unless that person attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

10.8 Notice of Special Business at Meetings of Shareholders. If a meeting of shareholders is to consider special business within the meaning of Article 11.1, the notice of meeting must:

(a)	state the general nature of the special business; and

(b)

if the special business includes considering, approving, ratifying, adopting or authorizing any document or the signing of or giving of effect to any document, have attached to it a copy of the document or state that a copy of the document will be available for inspection by shareholders:

(i)	at the Company’s records office, or at such other reasonably accessible location in British Columbia as is specified in the notice; and

(ii)	during statutory business hours on any one or more specified days before the day set for the holding of the meeting.

For the avoidance of doubt, any special business that is not set out in the notice of meeting shall not be approved at that meeting.

10.9 Class Meetings and Series Meetings of Shareholders. Unless otherwise specified in these Articles, the provisions of these Articles relating to a meeting of shareholders will apply, with the necessary changes and so far as they are applicable, to a class meeting or series meeting of shareholders holding a particular class or series of shares.

10.10 Meetings by Telephone or Other Communications Medium. The directors may determine that a meeting of shareholders shall be held entirely by means of telephonic, electronic or other communication facilities that permit all participants to participate in the meeting, whether by telephone, electronic or other communications medium. A meeting of shareholders may also be held at which some, but not necessarily all, persons entitled to attend may participate by means of such communications facilities, if the directors determine to make them available. A person participating in a meeting by such means is deemed to be present at the meeting.

10.11 Advance Notice of Nominations of Directors.

(a)

Nomination Procedures - Subject only to the Business Corporations Act, Applicable Securities Law and these Articles, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Company. Nominations of persons for election to the board may be made at any annual meeting of shareholders, or at any special meeting of shareholders if the election of directors is a matter specified in the notice of meeting,

(i)	by or at the direction of the board, including pursuant to a notice of meeting;

(ii)

by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the Business Corporations Act, or a requisition of the shareholders made in accordance with the provisions of the Business Corporations Act; or

(iii)

by any person (a “Nominating Shareholder”) who (A) at the close of business on the date of the giving of the notice provided for in this Article 10.11 and on the record date for notice of such meeting, is entered in the securities register as a holder of one or more shares carrying the right to vote at such meeting, or who beneficially owns shares that are entitled to be voted at such meeting and provides evidence of such beneficial ownership to the Company, and (B) has given timely notice in proper written form as set forth in this Article 10.11.

(b)

Manner of timely notice - To be timely, a Nominating Shareholder’s notice must be received by the corporate secretary of the Company at the principal executive office or registered office of the Company:

(i)

in the case of an annual meeting (including an annual and special meeting) of shareholders, not later than the close of business on the 30th day prior to the date of the meeting; provided, however, that in the event that the meeting is to be held on a date that is less than 50 days after the date (the “Notice Date”) on which the first public announcement of the date of the meeting was made, notice by the Nominating Shareholder may be made not later than the close of business on the tenth (10th) day following the Notice Date; and

(ii)

in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors (whether or not called for other purposes), not later than the close of business on the fifteenth (15th) day following the day on which the first public announcement of the date of the meeting was made.

(c)	Proper form of notice - To be in proper written form, a Nominating Shareholder’s notice must comply with this Article 10.11 and must set forth:

(i)	as to each person whom the Nominating Shareholder proposes to nominate for election as a director:

(A)	their name, age, business and residential address, and principal occupation or employment for the past five years;

(B)	their direct or indirect beneficial ownership in, or control or direction over, any class or series of securities of the Company, including the number or principal amount; and

(C)

any other information that would be required to be disclosed in a dissident proxy circular or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to the Business Corporations Act and as required by Applicable Securities Laws; and

(ii)	as to each Nominating Shareholder giving the notice:

(A)	their name, business and residential address;

(B)	any direct or indirect beneficial ownership in, or control or direction over, any class or series of securities of the Company, including the number or principal amount;

(C)

any proxy, contract, arrangement, agreement or understanding pursuant to which such person, or any of its Affiliates or Associates, or any person acting jointly or in concert with such person, has any interests, rights or obligations relating to the voting of any securities of the Company or the nomination of directors to the board; and

(D)

any other information relating to such person that would be required to be included in a dissident proxy circular or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Business Corporations Act and as required by Applicable Securities Laws.

References to “Nominating Shareholder” in this Article 10.11 shall be deemed to refer to each shareholder that nominates a person for election as a director in the case of a nomination proposal where more than one shareholder is involved in making such nomination proposal.

(d)

Currency of information - All information to be provided in a timely notice pursuant to this Article 10.11 shall be provided as of the record date for determining shareholders entitled to vote at the meeting (if such date shall then have been publicly announced) and as of the date of such notice. The Nominating Shareholder shall update such information to the extent necessary so that it is true and correct as of the date that is ten (10) business days prior to the date of the meeting, or any adjournment or postponement thereof.

(e)

Power of the chair - The chair of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the foregoing provisions and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination shall be disregarded.

(f)

Delivery of notice - Notwithstanding any other provision of these Articles, notice given to the corporate secretary of the Company pursuant to this Article 10.11 may only be given by personal delivery, facsimile transmission or by email (at such email address as may be stipulated from time to time on the Company’s website for general inquiries), and shall be deemed to have been given and made only at the time it is served by personal delivery to the corporate secretary at the address of the principal executive offices of the Company, email (at the address as aforesaid and provided that confirmation of receipt of such email has been received) or sent by facsimile transmission (provided that receipt of the confirmation of such transmission has been received); provided that if such delivery or electronic communication is made on a day which is not a business day or later than 5:00 p.m.

(Vancouver time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the subsequent day that is a business day.

(g)

Exclusive Means – For the avoidance of doubt, this Article 10.11 shall be the exclusive means for any person to bring nominations for election to the board at or in connection with any annual or special meeting of the shareholders of the Company.

(h)	Waiver - Notwithstanding the foregoing, the board may, in its sole discretion, waive any requirement in this Article 10.11.

(i)	Definitions - For purposes of this Article 10.11,

“Affiliate”, when used to indicate a relationship with a specific person, shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person;

“Associate”, when used to indicate a relationship with a specified person, shall mean (i) any body corporate or trust of which such person beneficially owns, directly or indirectly, voting securities carrying more than 10% of the voting rights attached to all voting securities of such body corporate or trust for the time being outstanding, (ii) any partner of that person, (iii) any trust or estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity, (iv) a spouse of such specified person, (v) any person of either sex with whom such specified person is living in conjugal relationship outside marriage or (vi) any relative of such specified person or of a person mentioned in clauses (iv) or (v) of this definition if that relative has the same residence as the specified person;

“beneficially owns” or “beneficially owned” means, in connection with the ownership of shares in the capital of the Company by a person, (i) any such shares as to which such person or any of such person’s Affiliates or Associates owns at law or in equity, or has the right to acquire or become the owner at law or in equity, where such right is exercisable immediately or after the passage of time and whether or not on condition or the happening of any contingency or the making of any payment, upon the exercise of any conversion right, exchange right or purchase right attaching to any securities, or pursuant to any agreement, arrangement, pledge or understanding whether or not in writing; (ii) any such shares as to which such person or any of such person’s Affiliates or Associates has the right to vote, or the right to direct the voting, where such right is exercisable immediately or after the passage of time and whether or not on condition or the happening of any contingency or the making of any payment, pursuant to any agreement, arrangement, pledge or understanding whether or not in writing; (iii) any such shares which are beneficially owned, directly or indirectly, by a Counterparty (or any of such Counterparty’s Affiliates or Associates) under any Derivatives Contract (without regard to any short or similar position under the same or any other Derivatives Contract) to which such person or any of such person’s Affiliates or Associates is a Receiving Party; provided, however that the number of shares that a person beneficially owns pursuant to this clause (iii) in connection with a particular Derivatives Contract shall not exceed the number of Notional Securities with respect to such Derivatives Contract; provided, further, that the number of securities owned beneficially by each Counterparty (including their respective Affiliates and Associates) under a Derivatives Contract shall for purposes of this clause be deemed to include all securities that are owned beneficially, directly or indirectly, by any other Counterparty (or any of such other Counterparty’s Affiliates or Associates) under any Derivatives Contract to which such first Counterparty (or any of such first Counterparty’s Affiliates or Associates) is a Receiving Party and this proviso shall be applied to successive Counterparties as appropriate; and (iv) any such shares which are owned beneficially within the meaning of this definition by any other person with whom such person is acting jointly or in concert with respect to the Company or any of its securities;

“close of business” means 5:00 p.m. (Vancouver time) on a business day in British Columbia, Canada;

“Derivatives Contract” shall mean a contract between two parties (the “Receiving Party” and the “Counterparty”) that is designed to expose the Receiving Party to economic benefits and risks that correspond substantially to the ownership by the Receiving Party of a number of shares in the capital of the Company or securities convertible into such shares specified or referenced in such contract (the number corresponding to such economic benefits and risks, the “Notional Securities”), regardless of whether obligations under such contract are required or permitted to be settled through the delivery of cash, shares in the capital of the Company or securities convertible into such shares or other property, without regard to any short position under the same or any other Derivatives Contract. For the avoidance of doubt, interests in broad-based index options, broad-based index futures and broad-based publicly traded market baskets of stocks approved for trading by the appropriate governmental authority shall not be deemed to be Derivatives Contracts; and

“public announcement” shall mean disclosure in a press release reported by a national news service in Canada or the United States, or in a document publicly filed by the Company under its profile on the System for Electronic Document Analysis and Retrieval at www.sedar.com or on the Electronic Data Gathering, Analysis and Retrieval system at https://www.sec.gov/edgar/searchedgar/companysearch.html.

ARTICLE 11

PROCEEDINGS AT MEETINGS OF SHAREHOLDERS

11.1 Special Business. At a meeting of shareholders, the following business is special business:

(a)	at a meeting of shareholders that is not an annual general meeting, all business is special business except business relating to the conduct of or voting at the meeting;

(b)	at an annual general meeting, all business is special business except for the following:

(i)	business relating to the conduct of or voting at the meeting;

(ii)	consideration of any financial statements of the Company presented to the meeting;

(iii)	consideration of any reports of the directors or auditor;

(iv)	the setting or changing of the number of directors;

(v)	the election or appointment of directors;

(vi)	the appointment of an auditor;

(vii)	the setting of the remuneration of an auditor;

(viii)	business arising out of a report of the directors not requiring the passing of a special resolution or an exceptional resolution; and

(ix)	any other business which, under these Articles or the Business Corporations Act, may be transacted at a meeting of shareholders without prior notice of the business being given to the shareholders.

11.2 Special Majority. The majority of votes required for the Company to pass a special resolution at a meeting of shareholders is two-thirds of the votes cast on the resolution.

11.3 Quorum. Subject to the special rights and restrictions attached to the shares of any class or series of shares and Article 11.4, the quorum for the transaction of business at a meeting of shareholders is two persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least 33 1⁄3 of the issued shares entitled to be voted at the meeting.

11.4 One Shareholder May Constitute Quorum. If there is only one shareholder entitled to vote at a meeting of shareholders:

(a)	the quorum is one person who is, or who represents by proxy, that shareholder, and

(b)	that shareholder, present in person or by proxy, may constitute the meeting.

11.5 Other Persons May Attend. In addition to those persons who are entitled to vote at a meeting of shareholders, the only other persons entitled to be present at the meeting are the directors, the officers, any lawyer for the Company, the auditor of the Company, any other persons invited to be present at the meeting by the directors or by the chair of the meeting and any persons entitled or required under the Business Corporations Act or these Articles to be present at the meeting; but if any of those persons does attend the meeting, that person is not to be counted in the quorum and is not entitled to vote at the meeting unless that person is a shareholder or proxy holder entitled to vote at the meeting.

11.6 Requirement of Quorum. No business, other than the election of a chair of the meeting and the adjournment of the meeting, may be transacted at any meeting of shareholders unless a quorum of shareholders entitled to vote is present at the commencement of the meeting, but such quorum need not be present throughout the meeting.

11.7 Lack of Quorum. If, within one-half hour from the time set for the holding of a meeting of shareholders, a quorum is not present:

(a)	in the case of a general meeting requisitioned by shareholders, the meeting is dissolved, and

(b)	in the case of any other meeting of shareholders, the meeting stands adjourned to the same day in the next week at the same time and place.

11.8 Lack of Quorum at Succeeding Meeting. If, at the meeting to which the meeting referred to in Article 11.7(b) was adjourned, a quorum is not present within one-half hour from the time set for the holding of the meeting, the person or persons present and being, or representing by proxy, one or more shareholders entitled to attend and vote at the meeting constitute a quorum.

11.9 Chair. The following individual is entitled to preside as chair at a meeting of shareholders:

(a)	the chair of the board, if any; or

(b)	if the chair of the board is absent or unwilling to act as chair of the meeting, the president, if any.

11.10 Selection of Alternate Chair. If, at any meeting of shareholders, there is no chair of the board or president present within 15 minutes after the time set for holding the meeting, or if the chair of the board and the president are unwilling to act as chair of the meeting, or if the chair of the board and the president have advised the secretary, if any, or any director present at the meeting, that they will not be present at the meeting, the directors present must choose one of their number to be chair of the meeting or if all of the directors present decline to take the chair or fail to so choose or if no director is present, the shareholders entitled to vote at the meeting who are present in person or by proxy may choose any person present at the meeting to chair the meeting.

11.11 Adjournments. The chair of a meeting of shareholders may, and if so directed by the meeting must, adjourn the meeting from time to time and from place to place, but no business may be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

11.12 Notice of Adjourned Meeting. It is not necessary to give any notice of an adjourned meeting of shareholders or of the business to be transacted at an adjourned meeting of shareholders except that, when a meeting is adjourned for 30 days or more, notice of the adjourned meeting must be given as in the case of the original meeting.

11.13 Decision by Show of Hands or Poll. Subject to the Business Corporations Act, every motion put to a vote at a meeting of shareholders will be decided on a show of hands, or the functional equivalent of a show of hands by means of electronic, telephonic or other communications facility unless a poll, before or on the declaration of the result of the vote by show of hands or the functional equivalent of a show of hands, is directed by the chair or demanded by at least one shareholder entitled to vote who is present in person or by proxy.

11.14 Declaration of Result. The chair of a meeting of shareholders must declare to the meeting the decision on every question in accordance with the result of the show of hands (or its functional equivalent) or the poll, as the case may be, and that decision must be entered in the minutes of the meeting. A declaration of the chair that a resolution is carried by the necessary majority or is defeated is, unless a poll is directed by the chair or demanded under Article 11.13, conclusive evidence without proof of the number or proportion of the votes recorded in favour of or against the resolution.

11.15 Motion Need Not be Seconded. No motion proposed at a meeting of shareholders need be seconded unless the chair of the meeting rules otherwise, and the chair of any meeting of shareholders is entitled to propose or second a motion.

11.16 No Casting Vote. In the case of an equality of votes, the chair of a meeting of shareholders does not, either on a show of hands (or its functional equivalent) or on a poll, have a second or casting vote in addition to the vote or votes to which the chair may be entitled as a shareholder.

11.17 Manner of Taking Poll. Subject to Article 11.18, if a poll is duly demanded at a meeting of shareholders:

(a)	the poll must be taken:

(i)	at the meeting, or within seven days after the date of the meeting, as the chair of the meeting directs; and

(ii)	in the manner, at the time and at the place that the chair of the meeting directs;

(b)	the result of the poll is deemed to be the decision of the meeting at which the poll is demanded; and

(c)	the demand for the poll may be withdrawn by the person who demanded it.

11.18 Demand for Poll on Adjournment. A poll demanded at a meeting of shareholders on a question of adjournment must be taken immediately at the meeting.

11.19 Chair Must Resolve Dispute. In the case of any dispute as to the admission or rejection of a vote given on a poll, the chair of the meeting must determine the dispute, and the chair’s determination made in good faith is final and conclusive.

11.20 Casting of Votes. On a poll, a shareholder entitled to more than one vote need not cast all the votes in the same way.

11.21 No Demand for Poll on Election of Chair. No poll may be demanded in respect of the vote by which a chair of a meeting of shareholders is elected.

11.22 Demand for Poll Not to Prevent Continuance of Meeting. The demand for a poll at a meeting of shareholders does not, unless the chair of the meeting so rules, prevent the continuation of a meeting for the transaction of any business other than the question on which a poll has been demanded.

11.23 Retention of Ballots and Proxies. The Company or its agent must, for at least three months after a meeting of shareholders, keep each ballot cast on a poll and each proxy voted at the meeting, and, during that period, make them available for inspection during normal business hours by any shareholder or proxy holder entitled to vote at the meeting. At the end of such three month period, the Company may destroy such ballots and proxies.

ARTICLE 12

VOTES OF SHAREHOLDERS

12.1 Number of Votes by Shareholder or by Shares. Subject to any special rights or restrictions attached to any shares and to the restrictions imposed on joint shareholders under Article 12.3:

(a)	on a vote by show of hands (or its functional equivalent), every person present who is a shareholder or proxy holder and entitled to vote on the matter has one vote; and

(b)

on a poll, every shareholder entitled to vote on the matter has one vote in respect of each share entitled to be voted on the matter and held by that shareholder and may exercise that vote either in person or by proxy.

12.2 Votes of Persons in Representative Capacity. A person who is not a shareholder may vote at a meeting of shareholders, whether on a show of hands (or its functional equivalent) or on a poll, and may appoint a proxy holder to act at the meeting, if, before doing so, the person satisfies the chair of the meeting, or the directors, that the person is a legal personal representative or a trustee in bankruptcy for a shareholder who is entitled to vote at the meeting.

12.3 Votes by Joint Holders. If there are joint shareholders registered in respect of any share:

(a)	any one of the joint shareholders may vote at any meeting of shareholders, personally or by proxy, in respect of the share as if that joint shareholder were solely entitled to it; or

(b)

if more than one of the joint shareholders is present at any meeting of shareholders, personally or by proxy, and more than one of them votes in respect of that share, then only the vote of the joint shareholder present whose name stands first on the central securities register in respect of the share will be counted.

12.4 Legal Personal Representatives as Joint Shareholders. Two or more legal personal representatives of a shareholder in whose sole name any share is registered are, for the purposes of Article 12.3, deemed to be joint shareholders.

12.5 Representative of a Corporate Shareholder. If a corporation, that is not a subsidiary of the Company, is a shareholder, that corporation may appoint a person to act as its representative at any meeting of shareholders of the Company, and:

(a)	for that purpose, the instrument appointing a representative must be received:

(i)

at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice for the receipt of proxies, or if no number of days is specified, two business days before the day set for the holding of the meeting or adjourned or postponed meeting; or

(ii)

at the meeting or any adjourned or postponed meeting, to the chair of the meeting or adjourned or postponed meeting or by a person designated by the chair of the meeting or adjourned or postponed meeting;

(b)	if a representative is appointed under this Article 12.5:

(i)

the representative is entitled to exercise in respect of and at that meeting the same rights on behalf of the corporation that the representative represents as that corporation could exercise if it were a shareholder who is an individual, including, without limitation, the right to appoint a proxy holder; and

(ii)	the representative, if present at the meeting, is to be counted for the purpose of forming a quorum and is deemed to be a shareholder present in person at the meeting.

Evidence of the appointment of any such representative may be sent to the Company or its transfer agent by written instrument, fax or any other method of transmitting legibly recorded messages.

12.6 Proxy Provisions Do Not Apply to All Companies. Articles 12.7 to 12.15 do not apply to the Company if and for so long as it is a public company.

12.7 Appointment of Proxy Holders. Every shareholder of the Company, including a corporation that is a shareholder but not a subsidiary of the Company, entitled to vote at a meeting of shareholders of the Company may, by proxy, appoint one or more (but not more than five) proxy holders to attend and act at the meeting in the manner, to the extent and with the powers conferred by the proxy.

12.8 Alternate Proxy Holders. A shareholder may appoint one or more alternate proxy holders to act in the place of an absent proxy holder.

12.9 When Proxy Holder Need Not Be Shareholder. A person must not be appointed as a proxy holder unless the person is a shareholder, although a person who is not a shareholder may be appointed as a proxy holder if:

(a)	the person appointing the proxy holder is a corporation or a representative of a corporation appointed under Article 12.5;

(b)	the Company has at the time of the meeting for which the proxy holder is to be appointed only one shareholder entitled to vote at the meeting; or

(c)

the shareholders present in person or by proxy at and entitled to vote at the meeting for which the proxy holder is to be appointed, by a resolution on which the proxy holder is not entitled to vote but in respect of which the proxy holder is to be counted in the quorum, permit the proxy holder to attend and vote at the meeting.

12.10 Deposit of Proxy. A proxy for a meeting of shareholders must:

(a)

be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice, or if no number of days is specified, two business days before the day set for the holding of the meeting or any adjourned meeting;

(b)	unless the notice provides otherwise, be provided, at the meeting or any adjourned meeting, to the chair of the meeting or to a person designated by the chair of the meeting; or

(c)	be received in any other manner determined by the board or the chair of the meeting.

A proxy may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages or by using such available internet or telephone voting services as may be approved by the directors.

12.11 Validity of Proxy Vote. A vote given in accordance with the terms of a proxy is valid notwithstanding the death or incapacity of the shareholder giving the proxy and despite the revocation of the proxy or the revocation of the authority under which the proxy is given, unless notice in writing of that death, incapacity or revocation is received:

(a)

at the registered office of the Company, at any time up to and including the last business day before the day set for the holding of the meeting or any adjourned meeting at which the proxy is to be used; or

(b)	at the meeting or any adjourned meeting by the chair of the meeting or adjourned meeting, before any vote in respect of which the proxy has been given has been taken.

12.12 Form of Proxy. A proxy, whether for a specified meeting or otherwise, must be either in the following form or in any other form approved by the directors or the chair of the meeting:

ENGENE HOLDINGS INC.

(the “Company”)

The undersigned, being a shareholder of the Company, hereby appoints [name] or, failing that person, [name], as proxy holder for the undersigned to attend, act and vote for and on behalf of the undersigned at the meeting of shareholders of the Company to be held on [month, day, year] and at any adjournment of that meeting.

Number of shares in respect of which this proxy is given (if no number is specified, then this proxy if given in respect of all shares registered in the name of the shareholder): _______________.

Signed this ______ day of __________, _____.

(Signature of shareholder)

(Name of shareholder - printed)

12.13 Revocation of Proxy. Subject to Article 12.14, every proxy may be revoked by an instrument in writing that is received:

(a)	at the registered office of the Company at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or

(b)	at the meeting or any adjourned meeting, by the chair of the meeting or any adjourned meeting, before any vote in respect of which the proxy has been given has been taken.

12.14 Revocation of Proxy Must Be Signed. An instrument referred to in Article 12.13 must be signed as follows:

(a)

if the shareholder for whom the proxy holder is appointed is an individual, the instrument must be signed by the shareholder or the shareholder’s legal personal representative or trustee in bankruptcy;

(b)	if the shareholder for whom the proxy holder is appointed is a corporation, the instrument must be signed by the corporation or by a representative appointed for the corporation under Article 12.5.

12.15 Chair May Determine Validity of Proxy. The chair of any meeting of shareholders may determine whether or not a proxy deposited for use at the meeting, which may not strictly comply with the requirements of this Article 12 as to form, execution, accompanying documentation, time of filing or otherwise, shall be valid for use at the meeting, and any such determination made in good faith shall be final, conclusive and binding upon the meeting.

12.16 Production of Evidence of Authority to Vote. The directors or the chair of any meeting of shareholders may, but need not, inquire into the authority of any person to vote at the meeting and may, but need not, demand from that person production of evidence as to the existence of the authority to vote.

ARTICLE 13

DIRECTORS

13.1 First Directors; Number of Directors. The first directors are the persons designated as directors of the Company in the Notice of Articles that applies to the Company when it is recognized under the Business Corporations Act. The number of directors, excluding additional directors appointed under Article 14.10, is set at:

(a)	subject to paragraphs (b) and (c), the number of directors that is equal to the number of the Company’s first directors;

(b)	if the Company is a public company, a number that is no less than three (3) and no greater than ten (10), and which shall be the most recently set of:

(i)	the number of directors set by the board of directors of the Company; and

(ii)	the number of directors set under Article 14.6;

(c)	if the Company is not a public company, the most recently set of:

(i)	the number of directors set by the board of directors of the Company; and

(ii)	the number of directors set under Article 14.6.

13.2 Change in Number of Directors. If the number of directors is set under Article 13.1(b)(i) or 13.1(c)(i):

(a)

the shareholders may elect the directors needed to fill any vacancies in the board of directors up to that number at the first meeting of shareholders following the setting of that number, subject to these Articles (including Article 10.11);

(b)

if the shareholders do not elect the directors needed to fill any vacancies in the board of directors up to that number at the first meeting of shareholders following the setting of that number, then the directors may appoint directors to fill those vacancies, subject to these Articles.

13.3 Directors’ Acts Valid Despite Vacancy. An act or proceeding of the directors is not invalid merely because fewer than the number of directors set or otherwise required under these Articles is in office.

13.4 Qualifications of Directors. Notwithstanding any other provision of these Articles, a director is not required to hold a share in the capital of the Company as qualification for the director’s office but must be qualified as required by the Business Corporations Act to become, act or continue to act as a director.

13.5 Remuneration of Directors. The directors are entitled to the remuneration for acting as directors, if any, as the directors may from time to time determine. If the directors so decide, the remuneration of the directors, if any, will be determined by the shareholders. That remuneration may be in addition to any salary or other remuneration paid to any officer or employee of the Company as such, who is also a director.

13.6 Reimbursement of Expenses of Directors. The Company must reimburse each director for the reasonable expenses that he or she may incur in and about the business of the Company.

13.7 Special Remuneration for Directors. If any director performs any professional or other services for the Company that in the opinion of the directors are outside the ordinary duties of, or not in that individual’s capacity as, a director, or if any director is otherwise specially occupied in or about the Company’s business, he or she may be paid remuneration fixed by the directors, or, at the option of that director, fixed by ordinary resolution, and such remuneration may be either in addition to, or in substitution for, any other remuneration that he or she may be entitled to receive.

13.8 Gratuity, Pension or Allowance on Retirement of Director. Unless otherwise determined by ordinary resolution, the directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any director who has held any salaried office or place of profit with the Company or to that director’s spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

ARTICLE 14

ELECTION AND REMOVAL OF DIRECTORS

14.1 Staggered Terms. For purposes of facilitating staggered terms on the board, the following provisions shall apply:

(a)

one-third of the directors (or if the number of directors is not divisible by three, then that number of directors that is one-third of the directors rounded up to the next whole number) shall initially hold office for a three-year term expiring on the third annual general meeting of the Company following the date noted at the end of these Articles;

(b)

one-third of the directors (or if the number of directors is not divisible by three, then that number of directors that is one-third of the directors rounded up to the next whole number) shall initially hold office for a two-year term expiring on the second annual general meeting of the Company following the date noted at the end of these Articles; and

(c)	the remaining number of directors shall initially hold office for a one-year term expiring on the first annual general meeting of the Company following the date noted at the end of these Articles,

and upon the expiry of the directors’ initial terms of office as set forth above, the directors shall be elected in the manner provided in Article 14.2 to hold office for three-year terms expiring on the third annual general meeting following their election.

14.2 Election at Annual General Meeting. At every annual general meeting and in every unanimous resolution contemplated by Article 10.2:

(a)

all of the directors whose terms expire shall cease to hold office immediately before the election or appointment of directors under Article 14.2(b) below, but are eligible for re-election or re-appointment; and

(b)

the shareholders entitled to vote at the annual general meeting for the election of directors may elect, or in the unanimous resolution appoint, the number of directors required to fill the following vacancies, such that the staggered terms are maintained as contemplated in Article 14.1:

(i)	the vacancies created by the expiry of any directors’ terms under these Articles, to hold office for three-year terms expiring on the third annual general meeting following their election; and

(ii)

any vacancies created before the expiry of any directors’ terms under these Articles, which vacancies have not already been filled as otherwise permitted in these Articles, to hold office for the remainder of the unexpired portion of the term of the departed directors whom the new directors are replacing.

14.3 Election or Appointment between Annual General Meetings. A director may be:

(a)	elected or appointed under Articles 14.7, 14.9, 14.12 or 14.13 to hold office until the remainder of the unexpired portion of the term of the departed director whom the new director is replacing;

(b)	appointed under Article 14.10 for a term expiring on the first annual general meeting of the Company following the director’s appointment under Article 14.10.

For greater certainty, following the expiry of the term of any director appointed under Articles 14.7, 14.9, 14.10, 14.12 or 14.13, that director is eligible for re-election or re-appointment under these Articles for a three-year term.

14.4 Consent to be a Director. No election, appointment or designation of an individual as a director is valid unless:

(a)	that individual consents to be a director in the manner provided for in the Business Corporations Act;

(b)	that individual is elected or appointed at a meeting at which the individual is present and the individual does not refuse, at the meeting, to be a director; or

(c)	with respect to first directors, the designation is otherwise valid under the Business Corporations Act.

14.5 Failure to Elect or Appoint Directors. If:

(a)

the Company fails to hold an annual general meeting, and all the shareholders who are entitled to vote at an annual general meeting fail to pass the unanimous resolution contemplated by Article 10.2 on or before the date by which the annual general meeting is required to be held under the Business Corporations Act; or

(b)	the shareholders fail, at the annual general meeting or in the unanimous resolution contemplated by Article 10.2, to elect or appoint any directors;

then each director then in office continues to hold office until the earlier of:

(c)	the date on which that director’s successor is elected or appointed; and

(d)	the date on which that director otherwise ceases to hold office under Section 128(1)(b) or (c) of the Business Corporations Act, or under any one of Articles 14.11(b) to (d).

14.6 Places of Retiring Directors Not Filled. If, at any meeting of shareholders at which there should be an election of directors, the places of any of the retiring directors are not filled by that election, then those retiring directors who are not re-elected and who are asked by the newly elected directors under this Article 14.6 to continue in office will, if willing to do so, continue in office to complete the number of directors for the time being set pursuant to these Articles until further new directors are elected at a meeting of shareholders convened for that purpose, and any such election by the shareholders shall be for the remainder of the three-year term that would have commenced at the meeting of shareholders at which the places of such directors were not filled. If any such election or continuance of directors does not result in the election or continuance of the number of directors for the time being set pursuant to these Articles, then the number of directors of the Company is deemed to be set at the number of directors actually elected or continued in office.

14.7 Directors May Fill Casual Vacancies. Any casual vacancy occurring in the board of directors may be filled by the remaining directors, subject to these Articles (including Article 14.3).

14.8 Remaining Directors Power to Act. The directors may act notwithstanding any vacancy in the board of directors, but if the Company has fewer directors in office than the number set pursuant to these Articles as the quorum of directors, then the directors may only act for the purpose of appointing directors up to that number or of summoning a meeting of shareholders for the purpose of filling any vacancies on the board of directors or, subject to the Business Corporations Act, for any other purpose.

14.9 Shareholders May Fill Vacancies. If the Company has no directors or fewer directors in office than the number set pursuant to these Articles as the quorum of directors, then the shareholders may elect or appoint directors to fill any vacancies on the board of directors, subject to these Articles (including Articles 10.11 and 14.3).

14.10 Additional Directors. Notwithstanding Articles 13.1 and 13.2, between annual general meetings or unanimous resolutions contemplated by Article 10.2, the directors may appoint one or more additional directors subject to these Articles, but the number of additional directors appointed under this Article 14.10 must not at any time exceed:

(a)	one-third of the number of first directors, if, at the time of the appointments, one or more of the first directors have not yet completed their first term of office; or

(b)	in any other case, one-third of the number of the current directors who were elected or appointed as directors other than under this Article 14.10.

Except as provided otherwise under these Articles or the Business Corporations Act, any director so appointed shall cease to hold office at the end of a term expiring on the first annual general meeting of the Company following the director’s appointment but is eligible for re-election or re-appointment for a subsequent three-year term.

14.11 Ceasing to be a Director. A director ceases to be a director when:

(a)	the term of office of the director expires;

(b)	the director dies;

(c)	the director resigns as a director by notice in writing provided to the Company or a lawyer for the Company; or

(d)	the director is removed from office pursuant to Articles 14.12 or 14.13.

14.12 Removal of Director by Shareholders. The Company may remove any director before the expiration of that director’s term of office by special resolution. In that event, the shareholders may elect, or appoint by ordinary resolution passed at a meeting of shareholders, a director to fill the resulting vacancy, subject to these Articles (including Articles 10.11 and 14.3). If the shareholders do not elect or appoint a director to fill the resulting vacancy contemporaneously with the removal, then the directors may appoint a director to fill that vacancy, subject to these Articles (including Article 14.3).

14.13 Removal of Director by Directors. The directors may remove any director before the expiration of his or that director’s term of office if the director is convicted of an indictable offence, or if the director ceases to be qualified to act as a director of a company and does not promptly resign, and the directors may appoint a director to fill the resulting vacancy, subject to these Articles (including Article 14.3).

ARTICLE 15

POWERS AND DUTIES OF DIRECTORS

15.1 Powers of Management. The directors must, subject to the Business Corporations Act and these Articles, manage or supervise the management of the business and affairs of the Company and have the authority to exercise all such powers of the Company as are not, by the Business Corporations Act or by these Articles, required to be exercised by the shareholders of the Company.

15.2 Appointment of Attorney of Company. The directors may from time to time, by power of attorney or other instrument, under seal if so required by law, appoint any person to be the attorney of the Company for such purposes, and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the directors under these Articles and excepting the power to fill vacancies in the board of directors, to remove a director, to change the membership of, or fill vacancies in, any committee of the directors, to appoint or remove officers appointed by the directors and to declare dividends) and for such period, and with such remuneration and subject to such conditions as the directors may think fit. Any such power of attorney may contain such provisions for the protection or convenience of persons dealing with such attorney as the directors think fit. Any such attorney may be authorized by the directors to sub-delegate all or any of the powers, authorities and discretions for the time being vested in such attorney.

ARTICLE 16

DISCLOSURE OF INTEREST OF DIRECTORS

16.1 Obligation to Account for Profits. A director or senior officer who holds a disclosable interest (as that term is used in the Business Corporations Act) in a contract or transaction into which the Company has entered or proposes to enter is liable to account to the Company for any profit that accrues to the director or senior officer under or as a result of the contract or transaction only if and to the extent provided in the Business Corporations Act.

16.2 Restrictions on Voting by Reason of Interest. A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter is not entitled to vote on any directors’ resolution to approve that contract or transaction, unless all the directors have a disclosable interest in that contract or transaction, in which case any or all of those directors may vote on such resolution.

16.3 Interested Director Counted in Quorum. A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter and who is present at the meeting of directors at which the contract or transaction is considered for approval may be counted in the quorum at the meeting whether or not the director votes on any or all of the resolutions considered at the meeting.

16.4 Disclosure of Conflict of Interest or Property. A director or senior officer who holds any office or possesses any property, right or interest that could result, directly or indirectly, in the creation of a duty or interest that materially conflicts with that individual’s duty or interest as a director or senior officer, must disclose the nature and extent of the conflict as required by the Business Corporations Act.

16.5 Director Holding Other Office in the Company. A director may hold any office or place of profit with the Company, other than the office of auditor of the Company, in addition to their office of director for the period and on the terms (as to remuneration or otherwise) that the directors may determine.

16.6 No Disqualification. No director or intended director is disqualified by that director’s or intended director’s office from contracting with the Company either with regard to the holding of any office or place of profit the director holds with the Company or as vendor, purchaser or otherwise, and no contract or transaction entered into by or on behalf of the Company in which a director is in any way interested is liable to be voided for that reason.

16.7 Professional Services by Director or Officer. Subject to the Business Corporations Act, a director or officer, or any person in which a director or officer has an interest, may act in a professional capacity for the Company, except as auditor of the Company, and the director or officer or such person is entitled to remuneration for professional services as if that director or officer were not a director or officer.

16.8 Director or Officer in Other Corporations. A director or officer may be or become a director, officer or employee of, or otherwise interested in, any person in which the Company may be interested as a shareholder or otherwise, and, subject to the Business Corporations Act, the director or officer is not accountable to the Company for any remuneration or other benefits received by that individual as director, officer or employee of, or from that individual’s interest in, such other person.

ARTICLE 17

PROCEEDINGS OF DIRECTORS

17.1 Meetings of Directors. The directors may meet together for the conduct of business, adjourn and otherwise regulate their meetings as they think fit, and meetings of the directors held at regular intervals may be held at the place, at the time and on the notice, if any, as the directors may from time to time determine.

17.2 Voting at Meetings. Questions arising at any meeting of directors are to be decided by a majority of votes and, in the case of an equality of votes, the chair of the meeting does not have a second or casting vote.

17.3 Chair of Meetings. The following individual is entitled to preside as chair at a meeting of directors:

(a)	the chair of the board, if any;

(b)	in the absence of the chair of the board, the president, if any, if the president is a director; or

(c)	any other director chosen by the directors if:

(i)	neither the chair of the board nor the president, if a director, is present at the meeting within 15 minutes after the time set for holding the meeting;

(ii)	neither the chair of the board nor the president, if a director, is willing to chair the meeting; or

(iii)	the chair of the board and the president, if a director, have advised the secretary, if any, or any other director, that they will not be present at the meeting.

17.4 Meetings by Telephone or Other Communications Medium. A director may participate in a meeting of the directors or of any committee of the directors in person or by telephone if all directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other. A director may participate in a meeting of the directors or of any committee of the directors by a communications medium other than telephone if all directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other and if all directors who wish to participate in the meeting agree to such participation. A director who participates in a meeting in a manner contemplated by this Article 17.4 is deemed for all purposes of the Business Corporations Act and these Articles to be present at the meeting and to have agreed to participate in that manner.

17.5 Calling of Meetings. A director may, and the corporate secretary or an assistant corporate secretary of the Company, if any, on the request of a director must, call a meeting of the directors at any time.

17.6 Notice of Meetings. Other than for meetings held at regular intervals as determined by the directors pursuant to Article 17.1, reasonable notice of each meeting of the directors, specifying the place, day and time of that meeting must be given to each of the directors by any method set out in Article 23.1 or orally or by telephone.

17.7 When Notice Not Required. It is not necessary to give notice of a meeting of the directors to a director if:

(a)	the meeting is to be held immediately following a meeting of shareholders at which that director was elected or appointed, or is the meeting of the directors at which that director is appointed; or

(b)	the director has waived notice of the meeting.

17.8 Meeting Valid Despite Failure to Give Notice. The accidental omission to give notice of any meeting of directors to, or the non-receipt of any notice by, any director does not invalidate any proceedings at that meeting.

17.9 Waiver of Notice of Meetings. Any director may send to the Company a document signed by that director waiving notice of any past, present or future meeting or meetings of the directors and may at any time withdraw that waiver with respect to meetings held after that withdrawal. After sending a waiver with respect to all future meetings and until that waiver is withdrawn, no notice of any meeting of the directors need be given to such director and all meetings of the directors so held are deemed not to be improperly called or constituted by reason of notice not having been given to such director. Attendance of a director at a meeting of the directors is a waiver of notice of the meeting, unless that director attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

17.10 Quorum. The quorum necessary for the transaction of the business of the directors is a majority of the number of directors in office or such greater number as the directors may by resolution determine from time to time.

17.11 Validity of Acts Where Appointment Defective. Subject to the Business Corporations Act, an act of a director or officer is not invalid merely because of an irregularity in the election or appointment or a defect in the qualification of that director or officer.

17.12 Consent Resolutions in Writing. A resolution of the directors or of any committee of the directors consented to in writing by all of the directors entitled to vote on it, whether by signed document (which may include an electronic signature, as permitted by the Electronic Transactions Act (British Columbia)), fax, email or any other method of transmitting legibly recorded messages, is as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors duly called and held. Such resolution may be in two or more counterparts which together are deemed to constitute one resolution in writing. A resolution passed in that manner is effective on the date stated in the resolution or on the latest date stated on any counterpart. A resolution of the directors or of any committee of the directors passed in accordance with this Article 17.12 is deemed to be a proceeding at a meeting of directors or of the committee of the directors and to be as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors that satisfies all the requirements of the Business Corporations Act and all the requirements of these Articles relating to meetings of the directors or of a committee of the directors.

ARTICLE 18

EXECUTIVE AND OTHER COMMITTEES

18.1 Appointment and Powers of Executive Committee. The directors may, by resolution, appoint an executive committee consisting of the director or directors that they consider appropriate, and this committee has, during the intervals between meetings of the board of directors, all of the directors’ powers, except:

(a)	the power to fill vacancies in the board of directors;

(b)	the power to remove a director;

(c)	the power to change the membership of, or fill vacancies in, any committee of the directors; and

(d)	such other powers, if any, as may be set out in the resolution or any subsequent directors’ resolution.

18.2 Appointment and Powers of Other Committees. The directors may, by resolution:

(a)	appoint one or more committees (other than the executive committee) consisting of the director or directors that they consider appropriate;

(b)	delegate to a committee appointed under paragraph (a) any of the directors’ powers, except:

(i)	the power to fill vacancies in the board of directors;

(ii)	the power to remove a director;

(iii)	the power to change the membership of, or fill vacancies in, any committee of the directors; and

(iv)	the power to appoint or remove officers appointed by the directors; and

(c)	make any delegation referred to in paragraph (b) subject to the conditions set out in the resolution or any subsequent directors’ resolution.

18.3 Obligations of Committees. Any committee appointed under Articles 18.1 or 18.2, in the exercise of the powers delegated to it, must:

(a)	conform to any rules that may from time to time be imposed on it by the directors; and

(b)	report every act or thing done in exercise of those powers at such times as the directors may require.

18.4 Powers of Board. The directors may, at any time, with respect to a committee appointed under Articles 18.1 or 18.2:

(a)	revoke or alter the authority given to the committee, or override a decision made by the committee, except as to acts done before such revocation, alteration or overriding;

(b)	terminate the appointment of, or change the membership of, the committee; and

(c)	fill vacancies in the committee.

18.5 Committee Meetings. Subject to Article 18.3(a) and unless the directors otherwise provide in the resolution appointing the committee or in any subsequent resolution, with respect to a committee appointed under Articles 18.1 or 18.2:

(a)	the committee may meet and adjourn as it thinks proper;

(b)

the committee may elect a chair of its meetings but, if no chair of a meeting is elected, or if at a meeting the chair of the meeting is not present within 15 minutes after the time set for holding the meeting, the directors present who are members of the committee may choose one of their number to chair the meeting;

(c)	a majority of the members of the committee constitutes a quorum of the committee; and

(d)

questions arising at any meeting of the committee are determined by a majority of votes of the members present, and in case of an equality of votes, the chair of the meeting does not have a second or casting vote.

ARTICLE 19

OFFICERS

19.1 Directors May Appoint Officers. The directors may, from time to time, appoint such officers, if any, as the directors determine and the directors may, at any time, terminate any such appointment.

19.2 Functions, Duties and Powers of Officers. The directors may, for each officer:

(a)	determine the functions and duties of the officer;

(b)	entrust to and confer on the officer any of the powers exercisable by the directors on such terms and conditions and with such restrictions as the directors think fit; and

(c)	revoke, withdraw, alter or vary all or any of the functions, duties and powers of the officer.

19.3 Qualifications. No officer may be appointed unless that officer is qualified in accordance with the Business Corporations Act. One person may hold more than one position as an officer of the Company. Any person appointed as the chair of the board or as the managing director must be a director. Any other officer need not be a director.

19.4 Remuneration and Terms of Appointment. All appointments of officers are to be made on the terms and conditions and at the remuneration (whether by way of salary, fee, commission, participation in profits or otherwise) that the directors think fit and are subject to termination at the pleasure of the directors, and an officer may in addition to such remuneration be entitled to receive, after he or she ceases to hold such office or leaves the employment of the Company, a pension or gratuity.

ARTICLE 20

INDEMNIFICATION

20.1 Definitions. In this Article 20:

(a)	“eligible party”, in relation to a Company, means an individual who:

(i)	is or was a director or officer of the Company,

(ii)	is or was a director or officer of another corporation (A) at a time when the corporation is or was an affiliate of the Company, or (B) at the request of the Company, or

(iii)	at the request of the Company, is or was, or holds or held a position equivalent to that of, a director of officer of a partnership, trust, joint venture or other unincorporated entity,

and includes, to the extent permitted by the Act, the heirs and personal or other legal representatives of that individual;

(b)	“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

(c)

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation:

(i)	is or may be joined as a party; or

(ii)	is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

(d)	“expenses” has the meaning set out in the Business Corporations Act.

20.2 Mandatory Indemnification of Eligible Parties. Subject to the Business Corporations Act, the Company must indemnify an eligible party against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director is deemed to have contracted with the Company on the terms of the indemnity contained in this Article 20.2.

20.3 Indemnification of Other Persons. Subject to any restrictions in the Business Corporations Act, the Company may indemnify any person.

20.4 Non-Compliance with Business Corporations Act. The failure of a director or officer of the Company to comply with the Business Corporations Act or these Articles does not invalidate any indemnity to which he or she is entitled under this Article 20.

20.5 Company May Purchase Insurance. The Company may purchase and maintain insurance for the benefit of any person (or that person’s heirs or legal personal representatives) who:

(a)	is or was a director, officer, employee or agent of the Company;

(b)	is or was a director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Company;

(c)	at the request of the Company, is or was a director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity;

(d)	at the request of the Company, holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity;

against any liability incurred by that person as such director, officer, employee or agent or person who holds or held such equivalent position.

ARTICLE 21

DIVIDENDS

21.1 Payment of Dividends Subject to Special Rights. The provisions of this Article 21 are subject to the rights, if any, of shareholders holding shares with special rights as to dividends.

21.2 Declaration of Dividends. Subject to the Business Corporations Act and the rights of the holders of issued shares of the Company, the directors may from time to time declare and authorize payment of such dividends as they consider appropriate.

21.3 No Notice Required. The directors need not give notice to any shareholder of any declaration under Article 21.2.

21.4 Record Date. The directors may set a date as the record date for the purpose of determining shareholders entitled to receive payment of a dividend. The record date must not precede the date on which the dividend is to be paid by more than two months. If no record date is set, the record date is 5 p.m. on the date on which the directors pass the resolution declaring the dividend.

21.5 Manner of Paying Dividend. A resolution declaring a dividend may direct payment of the dividend wholly or partly in money or by the distribution of specific assets or of fully paid shares or of bonds, debentures or other securities of the Company or any other corporation, or in any one or more of those ways.

21.6 Settlement of Difficulties. If any difficulty arises in regard to a distribution under Article 21.5, the directors may settle the difficulty as they deem advisable, and, in particular, may:

(a)	set the value for distribution of specific assets;

(b)

determine that cash payments in substitution for all or any part of the specific assets to which any shareholders are entitled may be made to any shareholders on the basis of the value so fixed in order to adjust the rights of all parties; and

(c)	vest any such specific assets in trustees for the persons entitled to the dividend.

21.7 When Dividend Payable. Any dividend may be made payable on such date as is fixed by the directors.

21.8 Dividends to be Paid in Accordance with Number of Shares. All dividends on shares of any class or series of shares must be declared and paid according to the number of such shares held.

21.9 Receipt by Joint Shareholders. If several persons are joint shareholders of any share, any one of them may give an effective receipt for any dividend, bonus or other money payable in respect of the share.

21.10 Dividend Bears No Interest. No dividend bears interest against the Company.

21.11 Fractional Dividends. If a dividend to which a shareholder is entitled includes a fraction of the smallest monetary unit of the currency of the dividend, that fraction may be disregarded in making payment of the dividend and that payment represents full payment of the dividend.

21.12 Payment of Dividends. Any dividend or other distribution payable in money in respect of shares may be paid by cheque or by electronic means or by such other method as the directors may determine. The payment will be made to or to the order of each registered shareholder in respect of which the payment is to be made. Cheques will be sent to the registered address of the shareholder, unless the shareholder otherwise directs. In the case of joint shareholders, the payment will be made to the order of all such joint shareholders and, if applicable, sent to them at the registered address of the joint shareholder who is first named on the central securities register, unless such joint shareholders otherwise direct. The sending of the cheque or the sending of the payment by electronic means or the sending of the payment by a method determined by the directors in an amount equal to the dividend or other distribution to be paid less any tax that the Company is required to withhold will satisfy and discharge the liability for the payment, unless payment is not made upon presentation, if applicable, or the amount of tax so deducted is not paid to the appropriate taxing authority.

21.13 Capitalization of Surplus. Notwithstanding anything contained in these Articles, the directors may from time to time capitalize any surplus of the Company and may from time to time issue, as fully paid, shares or any bonds, debentures or other securities of the Company as a dividend representing the surplus or any part of the surplus.

21.14 Unclaimed Dividends. Any dividend unclaimed after a period of three years from the date on which the same has been declared to be payable shall be forfeited and shall revert to the Company. The Company shall not be liable to any person in respect of any dividend which is forfeited to the Company or delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

ARTICLE 22

DOCUMENTS, RECORDS AND REPORTS

22.1 Recording of Financial Affairs. The directors must cause adequate accounting records to be kept to record properly the financial affairs and condition of the Company and to comply with the Business Corporations Act.

22.2 Inspection of Accounting Records. Unless the directors determine otherwise, or unless otherwise determined by ordinary resolution, no shareholder of the Company is entitled to inspect or obtain a copy of any accounting records of the Company.

ARTICLE 23

NOTICES

23.1 Method of Giving Notice. Unless the Business Corporations Act or these Articles provide otherwise, a notice, statement, report or other record required or permitted by the Business Corporations Act or these Articles to be sent by or to a person may be sent by any one of the following methods:

(a)	mail addressed to the person at the applicable address for that person as follows:

(i)	for a record mailed to a shareholder, the shareholder’s registered address;

(ii)

for a record mailed to a director or officer, the prescribed address for mailing shown for the director or officer in the records kept by the Company or the mailing address provided by the recipient for the sending of that record or records of that class;

(iii)	in any other case, the mailing address of the intended recipient;

(b)	delivery at the applicable address for that person as follows, addressed to the person:

(i)	for a record delivered to a shareholder, the shareholder’s registered address;

(ii)

for a record delivered to a director or officer, the prescribed address for delivery shown for the director or officer in the records kept by the Company or the delivery address provided by the recipient for the sending of that record or records of that class;

(iii)	in any other case, the delivery address of the intended recipient;

(c)	sending the record by fax to the fax number provided by the intended recipient for the sending of that record or records of that class;

(d)	sending the record by email to the email address provided by the intended recipient for the sending of that record or records of that class;

(e)	physical delivery to the intended recipient;

(f)

creating and providing a record posted on or made available through a generally-accessible electronic source and providing written notice by any of the foregoing methods of the availability of such record; or

(g)	as otherwise permitted by Applicable Securities Laws.

23.2 Deemed Receipt. A notice, statement, report or other record that is:

(a)

mailed to a person by ordinary mail to the applicable address for that person referred to in Article 23.1 is deemed to be received by the person to whom it was mailed on the day, Saturdays, Sundays and holidays excepted, following the date of mailing;

(b)	faxed to a person to the fax number provided by that person referred to in Article 23.1 is deemed to be received by the person to whom it was faxed on the day it was faxed;

(c)	e-mailed to a person to the e-mail address provided by that person referred to in Article 23.1 is deemed to be received by the person to whom it was e-mailed on the day it was e-mailed; and

(d)	delivered in accordance with Article 23.1(f), is deemed to be received by the person on the day such written notice is sent.

23.3 Certificate of Sending. A certificate signed by the corporate secretary, if any, or other officer of the Company or of any other corporation acting in that capacity on behalf of the Company stating that a notice, statement, report or other record was sent in accordance with Article 23.1 is conclusive evidence of that fact.

23.4 Notice to Joint Shareholders. A notice, statement, report or other record may be provided by the Company to the joint shareholders of a share by providing such record to the joint shareholder first named in the central securities register in respect of the share.

23.5 Notice to Legal Personal Representatives and Trustees. A notice, statement, report or other record may be provided by the Company to the persons entitled to a share in consequence of the death, bankruptcy or incapacity of a shareholder by:

(a)	mailing the record, addressed to them:

(i)	by name, by the title of the legal personal representative of the deceased or incapacitated shareholder, by the title of trustee of the bankrupt shareholder or by any similar description; and

(ii)	at the address, if any, supplied to the Company for that purpose by the persons claiming to be so entitled; or

(b)

if an address referred to in paragraph (a)(ii) has not been supplied to the Company, by giving the notice in a manner in which it might have been given if the death, bankruptcy or incapacity had not occurred.

23.6 Undelivered Notices. If, on two consecutive occasions, a notice, statement, report or other record is sent to a shareholder pursuant to Article 23.1 and on each of those occasions any such record is returned because the shareholder cannot be located, then, subject to the Business Corporations Act, the Company shall not be required to send any further records to the shareholder until the shareholder informs the Company in writing of that shareholder’s new address.

ARTICLE 24

SEAL AND EXECUTION OF DOCUMENTS

24.1 Who May Attest Seal. Except as provided in Articles 24.2 and 24.3, the Company’s seal, if any, must not be impressed on any record except when that impression is attested by the signatures of:

(a)	any two directors;

(b)	any officer, together with any director;

(c)	if the Company only has one director, that director; or

(d)	any one or more directors or officers or persons as may be determined by the directors.

24.2 Sealing Copies. For the purpose of certifying under seal a certificate of incumbency of the directors or officers of the Company or a true copy of any resolution or other document, despite Article 24.1, the impression of the seal may be attested by the signature of any director or officer or the signature of any other person as may be determined by the directors.

24.3 Mechanical Reproduction of Seal. The directors may authorize the seal to be impressed by third parties on share certificates or bonds, debentures or other securities of the Company as they may determine appropriate from time to time. To enable the seal to be impressed on any share certificates or bonds, debentures or other securities of the Company, whether in definitive or interim form, on which facsimiles of any of the signatures of the directors or officers of the Company are, in accordance with the Business Corporations Act or these Articles, printed or otherwise mechanically reproduced, there may be delivered to the person employed to engrave, lithograph or print such definitive or interim share certificates or bonds, debentures or other securities one or more unmounted dies reproducing the seal and such persons as are authorized to attest the Company’s seal may in writing authorize such person to cause the seal to be impressed on such definitive or interim share certificates or bonds, debentures or other securities by the use of such dies. Share certificates or bonds, debentures or other securities to which the seal has been so impressed are for all purposes deemed to be under and to bear the seal impressed on them.

24.4 Execution of Documents Generally. The directors may from time to time by resolution appoint any one or more persons, officers or directors for the purpose of executing any instrument, document or agreement in the name of and on behalf of the Company for which the seal need not be affixed, and if no such person, officer or director is appointed, then any one officer or director of the Company may execute such instrument, document or agreement.

ARTICLE 25

PROHIBITIONS

25.1 Definitions. In this Article 25:

(a)	“designated security” means:

(i)	a voting security of the Company;

(ii)

a security of the Company that is not a debt security and that carries a residual right to participate in the earnings of the Company or, on the liquidation or winding up of the Company, in its assets; or

(iii)	a security of the Company convertible, directly or indirectly, into a security described in paragraph (i) or (ii);

(b)	“security” has the meaning assigned in the Securities Act;

(c)	“voting security” means a security of the Company that:

(i)	is not a debt security, and

(ii)	carries a voting right either under all circumstances or under some circumstances that have occurred and are continuing.

25.2 Application. Article 25.3 does not apply to the Company if and for so long as it is a public company.

25.3 Consent Required for Transfer of Shares or Designated Securities. No share or designated security may be sold, transferred or otherwise disposed of without the consent of the directors and the directors are not required to give any reason for refusing to consent to any such sale, transfer or other disposition.

ARTICLE 26

FORUM SELECTION

26.1 Forum for Adjudication of Certain Disputes. Unless the Company consents in writing to the selection of an alternative forum, the Supreme Court of British Columbia, Canada and the appellate Courts therefrom, shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Company to the Company; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the Business Corporations Act or these Articles (as either may be amended from time to time); or (iv) any action or proceeding asserting a claim otherwise related to the affairs of the Company. Unless the Company consents in writing to the selection of an alternative forum, and without limiting the generality of the foregoing sentence, the United States District Court for the District of Delaware shall be the sole and exclusive forum for resolving any complaint filed in the United States asserting a cause of action arising under the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. If any action or proceeding, the subject matter of which is within the scope of the preceding sentence, is filed other than with the designated court (a “Foreign Action”) in the name of any securityholder, such securityholder shall be deemed to have consented to (x) the personal jurisdiction of the Supreme Court of British Columbia, Canada or the United States District Court for the District of Delaware, as the case may be, in connection with any action or proceeding brought in any such court to enforce the preceding sentence, and (y) having service of process made upon such securityholder in any such action or proceeding by service upon such securityholder’s counsel in the Foreign Action as agent for such securityholder. Any person or entity purchasing or otherwise acquiring any interest in common shares in the capital of the Company shall be deemed to have notice of and consented to the provisions of this Section 26.1.

ARTICLE 27

SPECIAL RIGHTS AND RESTRICTIONS ATTACHED TO COMMON SHARES

27.1 The Common Shares without par value (the “Common Shares”) have attached to them the special rights and restrictions set out in this Article 27.

Dividends

27.2 Except as otherwise provided in these Articles, each holder of a Common Share is entitled, as such, to receive, on the date fixed for payment thereof, and the Company will pay thereon, such dividends as the directors may in their sole and absolute discretion declare from time to time out of the money or other property of the Company properly applicable to the payment of dividends.

27.3 No holder of a Common Share will be entitled, as such, to any dividend other than or in excess of the dividends, if any, declared pursuant to Article 27.2.

27.4 The directors may, in their sole and absolute discretion, declare and pay or set apart for payment dividends on the Common Shares independently of any dividend on, and without also declaring or paying or setting apart for payment any dividend (whether or not of a similar amount) on, any one or more other classes of shares in the Company and may, in their sole and absolute discretion, declare and pay or set apart for payment dividends on shares of any one or more classes of shares in the Company other than the Common Shares independently of any dividend on, and without also declaring or paying or setting apart for payment any dividend (whether or not of a similar amount) on, the Common Shares.

Winding Up

27.5 In the event of the liquidation, dissolution or winding-up of the Company or other distribution of property or assets of the Company among its shareholders for the purpose of winding up its affairs, no amount will be paid and no property or asset of the Company will be distributed to the holders of the Common Shares, as such, until the holders of any other class or series of shares entitled to receive assets of the Company upon such a distribution in priority to the holders of the Common Shares, as such, have first received from the property and assets of the Company the amount to which they are entitled pursuant to these Articles, but thereafter, the holders of the Common Shares will be entitled to all remaining property and assets of the Company on a share for share basis.

Votes

27.6 Each holder of a Common Share, as such, is entitled to receive notice of and to attend and vote in person or by proxy at all meetings of the shareholders of the Company and is entitled to one vote for each such share held.

ARTICLE 28

SPECIAL RIGHTS AND RESTRICTIONS ATTACHED TO THE PREFERRED SHARES

Preferred Shares

28.1 The special rights or restrictions attached to the Preferred Shares without par value (the “Preferred Shares”) shall be as follows:

Issuable in Series

28.2 The Preferred Shares may at any time and from time to time be issued in one or more series.

28.3 Subject to Article 9.4 and the Business Corporations Act, the board may from time to time, by directors’ resolution, if none of the Preferred Shares of any particular series are issued, alter these Articles and authorize the alteration of the Notice of Articles of the Company, as the case may be, to do one or more of the following:

(a)

determine the maximum number of shares of any of those series of Preferred Shares that the Company is authorized to issue, determine that there is no such maximum number, or alter any determination made under this paragraph (a) or otherwise in relation to a maximum number of those shares;

(b)	create an identifying name by which the shares of any of those series of Preferred Shares may be identified, or alter any identifying name created for those shares; and

(c)

attach special rights or restrictions to the shares of any of those series of Preferred Shares or alter any special rights or restrictions attached to those shares, including, but without limiting or restricting the generality of the foregoing, special rights or restrictions with respect to:

(i)

the rate, amount, method of calculation and payment of any dividends, whether cumulative, partly cumulative or non-cumulative, and whether such rate, amount, method of calculation or payment is subject to change or adjustment in the future;

(ii)

any rights upon a dissolution, liquidation or winding-up of the Company or upon any other return of capital or distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs;

(iii)	any rights of redemption, retraction or purchase for cancellation and the prices and terms and conditions of any such rights;

(iv)	any rights of conversion, exchange or reclassification and the terms and conditions of any such rights;

(v)	any voting rights and restrictions;

(vi)	the terms and conditions of any share purchase plan or sinking fund; and

(vii)	any other special rights or restrictions, not inconsistent with these share provisions, attaching to such series of Preferred Shares.

28.4 No special rights or restrictions attached to any series of Preferred Shares will confer upon the shares of that series a priority over the shares of any other series of Preferred Shares in respect of dividends or a return of capital in the event of the dissolution of the Company or on the occurrence of any other event that entitles the shareholders holding the shares of all series of the Preferred Shares to a return of capital. The Preferred Shares of each series will, with respect to the payment of dividends and the distribution of assets or return of capital in the event of dissolution or on the occurrence of any other event that entitles the shareholders holding the shares of all series of the Preferred Shares to a return of capital, rank on a parity with the shares of every other series.

Class Rights or Restrictions

28.5 Holders of Preferred Shares will be entitled to preference with respect to payment of dividends over the Common Shares and any other shares ranking junior to the Preferred Shares with respect to payment of dividends.

28.6 In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of the Preferred Shares will be entitled to preference over the Common Shares and any other shares ranking junior to the Preferred Shares with respect to the repayment of capital paid up on and the payment of unpaid dividends accrued on the Preferred Shares.

28.7 The Preferred Shares may also be given such other preferences over the Common Shares and any other shares ranking junior to the Preferred Shares as may be fixed by directors’ resolution as to the respective series authorized to be issued.

DATED _______________________, 2023.

SIGNATURE OF A DIRECTOR OF THE COMPANY

Exhibit G

Form of Newco Equity Incentive Plan

Final Form

FORM OF

ENGENE HOLDINGS INC.

2023 INCENTIVE EQUITY PLAN

Effective as of the Effective Date (as defined below), the enGene Holdings Inc. 2023 Incentive Equity Plan (as in effect from time to time, the “Plan”) is hereby established.

The purpose of the Plan is to provide employees, certain consultants and advisors, and the non-employee members of the Board of Directors, of enGene Holdings Inc., a company organized under the laws of Canada that that intends to continue as a company governed by the Business Corporations Act (British Columbia) (together with its successors, the “Company”), and its subsidiaries, with the opportunity to receive grants of incentive stock options, nonqualified stock options, stock appreciation rights, share awards, share units, and other share-based awards.

The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefitting the Company’s shareholders, and will align the economic interests of the participants with those of the shareholders.

In connection with the consummation of the transactions contemplated under the Business Combination Agreement, (i) the amended and restated equity incentive plan of enGene Inc. (the “Corporation”) dated June 30, 2021 and as may be further amended and/or restated from time to time, and (ii) each other plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other individual service provider of the Company, the Corporation and any of their subsidiaries (the “Group Company”) of rights of any kind to receive equity securities of any Group Company or benefits measured in whole or in part by reference to equity securities of any Group Company (the “Prior Plans”), will be converted and exchanged into rights to acquire shares of the Company as set forth in the Business Combination Agreement, with such equity security rights to be merged into and converted into grants under the Plan. No additional grants shall be made under the Prior Plans after the Effective Date.

Section 1. Definitions

The following terms has the meanings set forth below for purposes of the Plan:

(a) “409A” means Section 409A of the Code.

(b) “Board” means the Board of Directors of the Company.

(c) “Business Combination Agreement” means that certain Business Combination Agreement, dated as of May 16, 2023, by and among Forbion European Acquisition Corp., a Cayman Islands exempted company, enGene Inc., a corporation existing under the laws of Canada, the Company, and the other persons named therein and party thereto.

(d) “Canadian Employees” means officers, employees, and non-employee members of the Board, or a corporation that does not deal at arm’s length with the Company for purposes of the Tax Act, who are residents of Canada for purposes of the Tax Act.

(e) “Cause” has the meaning given to that term in any written employment agreement, offer letter or severance or termination agreement between the Employer and the Participant, or if no such agreement exists or if such term is not defined therein, and unless otherwise defined in the Grant Instrument, Cause means a finding by the Committee that the Participant (i) has breached his or her employment or service contract with the Employer, (ii) has engaged in disloyalty to the Employer, including, without limitation, fraud, embezzlement, theft, commission of a felony, indictable offence or proven dishonesty, (iii) has disclosed trade secrets or confidential information of the Employer to persons not entitled to receive such information, (iv) has breached any written non-competition, non-solicitation, invention assignment or confidentiality agreement between the Participant and the Employer or (v) has engaged in such other behavior detrimental to the interests of the Employer as the Committee determines.

(f) “CEO” means the Chief Executive Officer of the Company (or if there is none then appointed, the President of the Company).

(g) “Change of Control”, unless otherwise set forth in a Grant Instrument, shall be deemed to have occurred if:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a direct or indirect subsidiary of another Person and in which the shareholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares of such other Person representing more than 50% of the voting power of the then outstanding securities of such other Person.

(ii) The consummation of (A) an amalgamation, arrangement, merger, consolidation or other form of business combination of the Company with another Person where, immediately after such transaction, the shareholders of the Company, immediately prior to such transaction, will not beneficially own, in substantially the same proportion as ownership immediately prior to such transaction, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the surviving Person would be entitled in the election of directors, or where the members of the Board, immediately prior to such transaction, will not, immediately after such transaction, constitute a majority of the board of directors of the surviving Person or (B) a sale or other disposition of all or substantially all of the assets of the Company.

(iii) A change in the composition of the Board over a period of 12 consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections, or threatened election contests, for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

(iv) The consummation of a complete dissolution or liquidation of the Company.

The Committee may modify the definition of Change of Control for a particular Grant as the Committee deems appropriate to comply with 409A or otherwise. Notwithstanding the foregoing, if a Grant constitutes deferred compensation subject to 409A and the Grant provides for payment upon a Change of Control, then, for purposes of such payment provisions, no Change of Control shall be deemed to have occurred upon an event described in items (i) – (iv) above unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under 409A.

(a) “Common Share” shall mean the common shares of the Company.

(b) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(c) “Committee” means the Compensation Committee of the Board or another committee appointed by the Board to administer the Plan and to the extent the Board does not appoint a committee, the Board can serve as the Committee. The Committee shall consist of Directors who are “non-employee directors” as defined under Rule 16b-3 promulgated under the Exchange Act and “independent directors,” as determined in accordance with the independence standards established by the stock exchange on which the Common Shares are at the time primarily traded.

(d) “Consultant” means a person other than an Employee, officer or Director of the Company or of any of its subsidiaries that:

(i) is engaged to provide bona fide services to the Company or a Related Entity of the Company, other than services provided in relation to a distribution, the offer and sale of securities in a capital-raising transaction, or, directly or indirectly, to promote or maintain a market for the Company’s securities;

(ii) provides the services under a written contract with the Company or a Related Entity of the Company; and

(iii) spends or will spend a significant amount of time and attention on the affairs and business of the Company or a Related Entity of the Company;

and includes

(iv) for an individual consultant, a corporation of which the individual consultant is an employee or shareholder, and a partnership of which the individual consultant is an employee or partner; and

(v) for a consultant that is not an individual, an employee, executive officer, or director of the consultant, provided that the individual employee, executive officer, or director spends or will spend a significant amount of time and attention on the affairs and business of the Company or a Related Entity of the Company.

(e) “Director” means a member of the Board of the Company or any of its subsidiaries.

(f) “Disability” or “Disabled” means, unless otherwise set forth in the Grant Instrument, a Participant’s becoming disabled within the meaning of the Employer’s long-term disability plan applicable to the Participant.

(g) “Dividend Equivalent” means an amount determined by multiplying the number of Common Shares subject to a Share Unit or Other Share-Based Award by the per-share cash dividend paid by the Company on its outstanding Common Shares, or the per-share Fair Market Value of any dividend paid on its outstanding Common Shares in consideration other than cash. If interest is credited on accumulated divided equivalents, the term “Dividend Equivalent” shall include the accrued interest.

(h) “Effective Date” means the effective date of the consummation of the merger contemplated by the Business Combination Agreement, subject to approval of the Plan by the shareholders of the Company.

(i) “Employed by, or providing service to, the Employer” means employment or service as an Employee, Consultant or member of the Board (so that, for purposes of exercising Options and SARs and satisfying conditions with respect to Share Awards, Share Units, and Other Share-Based Awards, a Participant shall not be considered to have terminated employment or service until the Participant ceases to be an Employee, Consultant or member of the Board), unless the Committee determines otherwise. If a Participant’s relationship is with a subsidiary of the Company and that entity ceases to be a subsidiary of the Company, the Participant will be deemed to cease employment or service when the entity ceases to be a subsidiary of the Company, unless the Participant transfers employment or service to an Employer.

(j) “Employee” means an employee of the Employer (including an officer or Director who is also an employee), but excluding any person who is classified by the Employer as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court. Any change of characterization of an individual by the Internal Revenue Service or any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of this Plan, unless the Committee determines otherwise.

(k) “Employer” means the Company and its subsidiaries.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Exercise Price” means the per share price at which Common Shares may be purchased under an Option, as designated by the Committee.

(n) “Fair Market Value” means:

(i) For so long as the Common Shares are publicly traded, the Fair Market Value per share shall be determined as follows: (A) if the principal trading market for the Common Shares is a national securities exchange, the closing sales price during regular trading hours on the relevant date or, if there were no trades on that date, the latest preceding date upon which a sale was reported, or (B) if the Common Shares are not principally traded on any such exchange, the last reported sale price of a share of Common Shares during regular trading hours on the relevant date, as reported by the OTC Bulletin Board.

(ii) If the Common Shares are not publicly traded or, if publicly traded, is not subject to reported transactions as set forth above, the Fair Market Value per share shall be determined in good faith by the Committee through any reasonable valuation method authorized under the Code or Tax Act, if applicable, and commonly used to value privately held stock.

(o) “GAAP” means United States generally accepted accounting principles.

(p) “Grant” means an Option, SAR, Share Award, Share Unit or Other Share-Based Award granted under the Plan.

(q) “Grant Instrument” means the written agreement that sets forth the terms and conditions of a Grant, including all amendments thereto.

(r) “Incentive Stock Option” means an Option that is intended to meet the requirements of an incentive stock option under Section 422 of the Code.

(s) “Non-Employee Director” means a Director who is not an Employee.

(t) “Nonqualified Stock Option” means an Option that is not intended to be taxed as an incentive stock option under Section 422 of the Code.

(u) “Option” means an option to purchase Common Shares, as described in Section 6.

(v) “Other Share-Based Award” means any Grant based on, measured by or payable in Common Shares (other than an Option, Share Unit, Share Award, or SAR), as described in Section 10.

(w) “Participant” means an Employee, Consultant or Non-Employee Director designated by the Committee to participate in the Plan.

(x) “Performance Goals” means performance goals that may include, but are not limited to, one or more of the following criteria: cash flow; free cash flow; earnings (including gross margin, earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation, amortization and charges for share-based compensation, earnings before interest, taxes, depreciation and amortization, adjusted earnings before interest, taxes, depreciation and amortization and net earnings); earnings per share; growth in earnings or earnings per share; book value growth; share price; return on equity or average shareholder equity; total shareholder return or growth in total shareholder return either directly or in relation to a comparative group; return on capital; return on assets or net assets; revenue, growth in revenue or return on sales; sales; expense reduction or expense control; expense to revenue ratio; income, net income or adjusted net income; operating income, net operating income, adjusted operating income or net operating income after tax; operating profit or net operating profit; operating margin; gross profit margin; return on operating revenue or return on operating profit; regulatory filings; regulatory approvals, litigation and regulatory resolution goals; other operational, regulatory or departmental objectives; budget comparisons; growth in shareholder value relative to established indexes, or another peer group or peer group index; development and implementation of strategic plans and/or organizational restructuring goals; development and implementation of risk and crisis management programs; improvement in workforce diversity; compliance requirements and compliance relief; safety goals; productivity goals; workforce management and succession planning goals; economic value added (including typical adjustments consistently applied from generally accepted accounting principles required to determine economic value added performance measures); measures of customer satisfaction, employee satisfaction or staff development; development or marketing collaborations, formations of joint ventures or partnerships or the completion of other similar transactions intended to enhance the Company’s revenue or profitability or enhance its customer base; merger and acquisitions; and other similar criteria as determined by the Committee. Performance Goals applicable to a Grant shall be determined by the Committee, and may be established on an absolute or relative basis and may be established on a corporate-wide basis or with respect to one or more business units, divisions, subsidiaries or business segments. Relative performance may be measured against a group of peer companies, a financial market index or other objective and quantifiable indices.

(y) “Person” means any natural person, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever.

(z) “Related Entity” means, for the Company, a person that controls or is controlled by the Company or that is controlled by the same person that controls the Company.

(aa) “Restriction Period” has the meaning given that term in Section 7(a).

(bb) “SAR” means a stock appreciation right, as described in Section 9.

(cc) “Share Award” means an award of Common Shares, as described in Section 7.

(dd) “Share Unit” means an award of a phantom unit representing a Common Share, as described in Section 8.

(ee) “Substitute Awards” has the meaning given that term in Section 4(c).

(ff) “Tax Act” means the Income Tax Act (Canada), as amended, including any applicable regulations and guidance thereunder.

(gg) “Termination Date” means, in respect of a Canadian Employee, the date that an Employee ceases to provide services to, or otherwise ceases its relationship with, the Employer on a permanent basis, for any reason, whether lawful or otherwise (including, without limitation by reason of termination for Cause, termination without Cause, resignation, death or disability), without regard to any applicable period of notice, payment in lieu of notice, severance pay, termination pay, benefits continuation, or similar compensation and/or benefits to which the Employee may then be entitled, subject only to the express minimum requirements of applicable employment or labour standards legislation (if applicable).

Section 2. Administration

(a) Committee. The Plan shall be administered and interpreted by the Committee; provided, however, that any Grants to members of the Board must be authorized by a majority of the Board (counting all Board members for purposes of a quorum, but only non-interested Board members for purposes of such majority approval). The Committee may delegate authority to one or more subcommittees, as it deems appropriate. Subject to compliance with applicable law and the applicable stock exchange rules, the Board, in its discretion, may perform any action of the Committee hereunder in any individual instance (without any need for any formal assumption of authority from the Committee). To the extent that the Board, a subcommittee or the CEO, as described below administers the Plan, references in the Plan to the “Committee” shall be deemed to refer to the Board or such subcommittee or the CEO.

(b) Delegation to CEO. Subject to compliance with applicable law and applicable stock exchange requirements, so long as the CEO is also a Director, the Committee may delegate all or part of its authority and power to the CEO, as it deems appropriate, with respect to Grants to Employees or Consultants who are not executive officers under Section 16 of the Exchange Act.

(c) Committee Authority. The Committee shall have the sole authority to (i) determine the individuals to whom Grants shall be made under the Plan, (ii) determine the type, size, terms and conditions of the Grants to be made to each such individual, (iii) determine the time when the Grants will be made and the duration of any applicable exercise or Restriction Period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms of any previously issued Grant, subject to the provisions of Section 17 below, (v) determine and adopt terms, guidelines, and provisions, not inconsistent with the Plan and applicable law, that apply to individuals residing outside of the United States who receive Grants under the Plan, and (vi) deal with any other matters arising under the Plan.

(d) Committee Determinations. The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all Persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

(e) Indemnification. No member of the Committee or the Board, and no employee of the Company shall be liable for any act or failure to act with respect to the Plan, except in circumstances involving his or her bad faith or willful misconduct, or for any act or failure to act hereunder by any other member of the Committee or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated. The Company shall indemnify members of the Committee and the Board and any agent of the Committee or the Board who is an employee of the Company or a subsidiary against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such Person’s bad faith or willful misconduct.

Section 3. Grants

Grants under the Plan may consist of Options as described in Section 6, Share Awards as described in Section 7, Share Units as described in Section 8, SARs as described in Section 9, and Other Share-Based Awards as described in Section 10. All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in the Grant Instrument. All Grants shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Grant, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under such Grant. Grants under a particular Section of the Plan need not be uniform as among the Participants.

Section 4. Shares Subject to the Plan

(a) Shares Authorized. Subject to adjustment as described below in Sections 4(b) and 4(e) below, the aggregate number of Common Shares that may be issued or transferred under the Plan shall be [•]1 Common Shares, plus [•]2 Common Shares subject to outstanding grants under the Prior Plan as of the Effective Date. The aggregate number of Common Shares that may be issued or transferred under the Plan pursuant to Incentive Stock Options shall not exceed [•]3 Common Shares. Commencing with the first business day of each calendar year beginning in 2024, the aggregate number of Common Shares that may be issued or transferred under the Plan shall be increased by a number equal to the lesser of (x) [•]4 million Common Shares, or (y) such lesser number of Common Shares as may be determined by the Committee.

(b) Source of Shares; Share Counting. Shares issued or transferred under the Plan may be authorized but unissued Common Shares or reacquired Common Shares, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent Options or SARs granted under the Plan (including options or SARs granted under the Prior Plan, if any), expire or are canceled, forfeited, exchanged or surrendered without having been exercised, or if any Share Awards, Share Units or Other Share-Based Awards (including options or SARs granted under the Prior Plan, if any) are forfeited, terminated or otherwise not paid in full, the shares subject to such Grants shall again be available for purposes of the Plan. If Common Shares otherwise issuable under the Plan are surrendered in payment of the Exercise Price of an Option, then the number of Common Shares available for issuance under the Plan shall be reduced only by the net number of shares actually issued by the Company upon such exercise and not by the gross number of shares as to which such Option is exercised. Upon the exercise of any SAR under the Plan, the number of Common Shares available for issuance under the Plan shall be reduced by only by the net number of shares actually issued by the Company upon such exercise. If Common Shares otherwise issuable under the Plan are withheld by the Company in satisfaction of the withholding taxes incurred in connection with the issuance, vesting or exercise of any Grant or the issuance of Common Shares thereunder, then the number of Common Shares available for issuance under the Plan shall be reduced by the net number of shares issued, vested or exercised under such Grant, calculated in each instance after payment of such share withholding. To the extent any Grants are paid in cash, and not in Common Shares, any shares previously subject to such Grants shall again be available for issuance or transfer under the Plan. For the avoidance of doubt, if shares are repurchased by the Company on the open market with the proceeds of the Exercise Price of Options, such shares may not again be made available for issuance under the Plan.

(c) Substitute Awards. Shares issued or transferred under Grants made pursuant to an assumption, substitution or exchange for previously granted awards of a company acquired by the Company in a transaction (“Substitute Awards”) shall not reduce the number of Common Shares available under the Plan and available shares under a shareholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Grants under the Plan and shall not reduce the Plan’s share reserve (subject to applicable stock exchange listing and Code or Tax Act requirements).

[1]

Note to Draft: Number to be inserted in connection with the closing of the transactions contemplated by the Business Combination Agreement equal to 6.7% of the fully diluted capitalization of the Company immediately after giving effect to the transactions contemplated by the Business Combination Agreement.

[2]

Note to Draft: Number to be equal to the number of shares underlying outstanding stock option awards under the Prior Plans, after giving effect to exchange and conversion as contemplated under the Business Combination Agreement.

[3]

Note to Draft: Number to be inserted in connection with the closing of the transactions contemplated by the Business Combination Agreement equal to 6.7% of the fully diluted capitalization of the Company immediately after giving effect to the transactions contemplated by the Business Combination Agreement.

[4]

Note to Draft: Number to be inserted in connection with the closing of the transactions contemplated by the Business Combination Agreement equal to 5% of the fully diluted capitalization of the Company immediately after giving effect to the transactions contemplated by the Business Combination Agreement.

(d) Individual Limits for Non-Employee Directors. Subject to adjustment as described below in Section 4(e), the maximum aggregate grant date value of Common Shares subject to Grants granted to any Non-Employee Director during any calendar year, taken together with any cash fees earned by such Non-Employee Director for services rendered during the calendar year, shall not exceed $500,000 in total value; provided, however, that with respect to the year during which the Non-Employee Director is first appointed or elected to the Board, the maximum aggregate grant date value of Common Shares granted to such Non-Employee Director during the initial annual period, taken together with any cash fees earned by such Non-Employee Director for services rendered during such period, shall not exceed $750,000 in total value during the initial annual period. For purposes of this limit, the value of such Grants shall be calculated based on the grant date fair value of such Grants for financial reporting purposes.

(e) Adjustments. If there is any change in the number or kind of Common Shares outstanding by reason of (i) a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) a merger, amalgamation, reorganization or consolidation, (iii) a reclassification or change in par value, or (iv) any other extraordinary or unusual event affecting the outstanding Common Shares as a class without the Company’s receipt of consideration, or if the value of outstanding Common Shares is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number and kind of Common Shares available for issuance under the Plan, the maximum amount of Grants which a Non-Employee Director may receive in any year, the number and kind of shares covered by outstanding Grants, the number and kind of shares issued and to be issued under the Plan, and the price per share or the applicable market value of such Grants shall be equitably adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, the issued Common Shares to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In addition, in the event of a Change of Control, the provisions of Section 12 shall apply. Any adjustments to outstanding Grants to individuals subject to U.S. income tax shall be consistent with Section 409A or Section 424 of the Code, to the extent applicable. The adjustments of Grants under this Section 4(e) shall include adjustment of shares, Exercise Price of Stock Options, base amount of SARs, Performance Goals or other terms and conditions, as the Committee deems appropriate. The Committee shall have the sole discretion and authority to determine what appropriate adjustments shall be made and any adjustments determined by the Committee shall be final, binding and conclusive.

Section 5. Eligibility for Participation

(a) Eligible Persons. All Employees, Non-Employee Directors and Consultants shall be eligible to participate in the Plan.

(b) Selection of Participants. The Committee shall select the Employees, Non-Employee Directors and Consultants to receive Grants and shall determine the number of Common Shares subject to a particular Grant in such manner as the Committee determines.

(c) Voluntary Participation. Participation in the Plan will be entirely voluntary and any decision not to participate will not affect any Employee’s, Non-Employee Director’s or Consultant’s employment or other service relationship with the Company or any of its subsidiaries.

Section 6. Options

The Committee may grant Options to an Employee, Non-Employee Director or Consultant upon such terms as the Committee deems appropriate. The following provisions are applicable to Options:

(a) Number of Shares. The Committee shall determine the number of Common Shares that will be subject to each Grant of Options to Employees, Non-Employee Directors and Consultants.

(b) Type of Option and Exercise Price.

(i) The Committee may grant Incentive Stock Options or Nonqualified Stock Options or any combination of the two, all in accordance with the terms and conditions set forth herein. Incentive Stock Options may be granted only to employees of the Company or its parent or subsidiary corporations, as defined in Section 424 of the Code, who are subject to U.S. income tax. Nonqualified Stock Options may be granted to Employees, Non-Employee Directors and Consultants.

(ii) The Exercise Price of Common Shares subject to an Option shall be determined by the Committee and shall be equal to or greater than the Fair Market Value of the Common Shares on the date the Option is granted. However, an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns securities possessing more than 10% of the total combined voting power of all classes of securities of the Company, or any parent or subsidiary corporation of the Company, as defined in Section 424 of the Code, unless the Exercise Price per share is not less than 110% of the Fair Market Value of the Common Shares on the date of grant. Notwithstanding the foregoing, the Exercise Price of any Option granted to a Canadian Employee shall under no circumstances be less than 100% of the Fair Market Value on the date the Option is granted.

(c) Option Term. The Committee shall determine the term of each Option. The term of any Option shall not exceed ten years from the date of grant. However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns securities possessing more than 10% of the total combined voting power of all classes of securities of the Company, or any parent or subsidiary corporation of the Company, as defined in Section 424 of the Code, may not have a term that exceeds five years from the date of grant. Notwithstanding the foregoing, in the event that on the last business day of the term of an Option (other than an Incentive Stock Option), the exercise of the Option is prohibited by applicable law, including a prohibition on purchases or sales of Common Shares under the Company’s insider trading policy, the term of the Option shall be extended for a period of 30 days following the end of the legal prohibition, unless the Committee determines otherwise.

(d) Exercisability of Options. Options shall become exercisable in accordance with such terms and conditions, consistent with the Plan, as may be determined by the Committee and specified in the Grant Instrument. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

(e) Grants to Non-Exempt Employees. Notwithstanding the foregoing, Options granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such Options may become exercisable, as determined by the Committee, upon the Participant’s death, Disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

(f) Termination of Employment or Service. Except as provided in the Grant Instrument, an Option may only be exercised while the Participant is employed by, or providing services to, the Employer (and in the case of a Canadian Employee, prior to a Termination Date). The Committee shall determine in the Grant Instrument under what circumstances and during what time periods a Participant may exercise an Option after termination of employment or service.

(g) Exercise of Options. A Participant may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The Participant shall pay the Exercise Price for an Option as specified by the Committee (i) in cash, (ii) unless the Committee determines otherwise, by delivering Common Shares owned by the Participant and having a Fair Market Value on the date of exercise at least equal to the Exercise Price or by attestation (on a form prescribed by the Committee) to ownership of Common Shares having a Fair Market Value on the date of exercise at least equal to the Exercise Price, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, (iv) if permitted by the Committee, and solely with respect to Nonqualified Stock Options, by withholding Common Shares subject to the exercisable Option, which have a Fair Market Value on the date of exercise equal to the Exercise

Price, or (v) by such other method as the Committee may approve. Common Shares used to exercise an Option shall have been held by the Participant for the requisite period of time necessary to avoid adverse accounting consequences to the Company with respect to the Option. Payment for the shares to be issued or transferred pursuant to the Option, and any required withholding taxes, must be received by the Company by the time specified by the Committee depending on the type of payment being made, but in all cases prior to the issuance or transfer of such shares.

(h) Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the Common Shares on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option.

Section 7. Share Awards

The Committee may issue or transfer Common Shares to an Employee, Non-Employee Director or Consultant under a Share Award, upon such terms as the Committee deems appropriate. The following provisions are applicable to Share Awards:

(a) General Requirements. Common Shares issued or transferred pursuant to Share Awards may be issued or transferred subject to restrictions or no restrictions, as determined by the Committee. The Committee may, but shall not be required to, establish conditions under which restrictions on Share Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including, without limitation, restrictions based on the achievement of specific Performance Goals. The period of time during which the Share Awards will remain subject to restrictions will be designated in the Grant Instrument as the “Restriction Period.”

(b) Number of Shares. The Committee shall determine the number of Common Shares to be issued or transferred pursuant to a Share Award and the restrictions applicable to such shares.

(c) Requirement of Employment or Service. If the Participant ceases to be employed by, or provide service to, the Employer (or in the case of a Canadian Employee, a Termination Date occurs) during a period designated in the Grant Instrument as the Restriction Period, or if other specified conditions are not met, the Share Award shall terminate as to all shares covered by the Grant as to which the restrictions have not lapsed, and those Common Shares must be immediately returned to the Company. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d) Restrictions on Transfer and Legend on Share Certificate. During the Restriction Period, a Participant may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Share Award except under Section 15. Unless otherwise determined by the Committee, the Company will retain possession of certificates for shares of Share Awards until all restrictions on such shares have lapsed. Each certificate for a Share Award, unless held by the Company, shall contain a legend giving appropriate notice of the restrictions in the Grant. The Participant shall be entitled to have the legend removed from the share certificate covering the shares subject to restrictions when all restrictions on such shares have lapsed. The Committee may determine that the Company will not issue certificates for Share Awards until all restrictions on such shares have lapsed.

(e) Right to Vote and to Receive Dividends. Unless the Committee determines otherwise, during the Restriction Period, the Participant shall have the right to vote shares of Share Awards and to receive any dividends or other distributions paid on such shares, subject to any restrictions deemed appropriate by the Committee, including, without limitation, the achievement of specific Performance Goals. Dividends with respect to Share Awards that vest based on performance shall vest if and to the extent that the underlying Share Award vests, as determined by the Committee.

(f) Lapse of Restrictions. All restrictions imposed on Share Awards shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions, if any, imposed by the Committee. The Committee may determine, as to any or all Share Awards, that the restrictions shall lapse without regard to any Restriction Period.

Section 8. Share Units

The Committee may grant Share Units, each of which shall represent one hypothetical Common Share, to an Employee, Non-Employee Director or Consultant upon such terms and conditions as the Committee deems appropriate. The following provisions are applicable to Share Units:

(a) Crediting of Units. Each Share Unit shall represent the right of the Participant to receive a Common Share or an amount of cash based on the value of a Common Share, if and when specified conditions are met. All Share Units shall be credited to bookkeeping accounts established on the Company’s records for purposes of the Plan.

(b) Terms of Share Units. The Committee may grant Share Units that vest and are payable if specified Performance Goals or other conditions are met, or under other circumstances. Share Units may be paid at the end of a specified performance period or other period, or payment may be deferred to a date authorized by the Committee. The Committee may accelerate vesting or payment, as to any or all Share Units at any time for any reason, provided such acceleration complies with 409A. The Committee shall determine the number of Share Units to be granted and the requirements applicable to such Share Units. Notwithstanding anything to the contrary, the vesting period for Share Units granted to a Canadian Employee shall, in all cases, be in compliance with the requirements pertaining to the exception to the application of the salary deferral arrangement rules in paragraph (k) of the definition of “salary deferral arrangement” in subsection 248(1) of the Tax Act, as such subsection may be amended or enacted from time to time.

(c) Requirement of Employment or Service. If the Participant ceases to be employed by, or provide service to, the Employer (or in the case of a Canadian Employee, a Termination Date occurs) prior to the vesting of Share Units, or if other conditions established by the Committee are not met, the Participant’s Share Units shall be forfeited. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d) Payment With Respect to Share Units. Payments with respect to Share Units shall be made in cash, Common Shares or any combination of the foregoing, as the Committee shall determine.

(e) Canadian Employees. All Share Units granted to Canadian Employees shall be in compliance with the requirements pertaining to the exception to the application of the salary deferral arrangement rules in paragraph (k) of the definition of “salary deferral arrangement” in subsection 248(1) of the Tax Act, as such subsection may be amended or enacted from time to time.

Section 9. Stock Appreciation Rights

The Committee may grant SARs to an Employee, Non-Employee Director or Consultant separately or in tandem with any Option. The following provisions are applicable to SARs:

(a) General Requirements. The Committee may grant SARs to an Employee, Non-Employee Director or Consultant separately or in tandem with any Option (for all or a portion of the applicable Option). Tandem SARs may be granted either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the time of the grant of the Incentive Stock Option. The Committee shall establish the base amount of the SAR at the time the SAR is granted. The base amount of each SAR shall be equal to or greater than the Fair Market Value of a Common Share as of the date of grant of the SAR. The term of any SAR shall not exceed ten years from the date of grant. Notwithstanding the foregoing, in the event that on the last business day of the term of a SAR, the exercise of the SAR is prohibited by applicable law, including a prohibition on purchases or sales of Common Shares under the Company’s insider trading policy, the term shall be extended for a period of 30 days following the end of the legal prohibition, unless the Committee determines otherwise.

(b) Tandem SARs. In the case of tandem SARs, the number of SARs granted to a Participant that shall be exercisable during a specified period shall not exceed the number of Common Shares that the Participant may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the Common Shares covered by such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of Common Shares.

(c) Exercisability. A SAR shall be exercisable during the period specified by the Committee in the Grant Instrument and shall be subject to such vesting and other restrictions as may be specified in the Grant Instrument. The Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason. SARs may only be exercised while the Participant is employed by, or providing service to, the Employer (and in the case of a Canadian Employee, prior to a Termination Date) or during the applicable period after termination of employment or service (or in the case of a Canadian Employee, after Termination Date) as specified by the Committee. A tandem SAR shall be exercisable only during the period when the Option to which it is related is also exercisable.

(d) Grants to Non-Exempt Employees. Notwithstanding the foregoing, SARs granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such SARs may become exercisable, as determined by the Committee, upon the Participant’s death, Disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

(e) Value of SARs. When a Participant exercises SARs, the Participant shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised. The stock appreciation for a SAR is the amount by which the Fair Market Value of the underlying Common Shares on the date of exercise of the SAR exceeds the base amount of the SAR as described in subsection (a).

(f) Form of Payment. The appreciation in a SAR shall be paid in Common Shares, cash or any combination of the foregoing, as the Committee shall determine. For purposes of calculating the number of Common Shares to be received, Common Shares shall be valued at their Fair Market Value on the date of exercise of the SAR.

Section 10. Other Share-Based Awards

The Committee may grant Other Share-Based Awards, which are awards (other than those described in Sections 6 through 9) that are based on or measured by Common Shares, to any Employee, Non-Employee Director or Consultant, on such terms and conditions as the Committee shall determine. Other Share-Based Awards may be awarded subject to the achievement of Performance Goals or other criteria or other conditions and may be payable in cash, Common Shares or any combination of the foregoing, as the Committee shall determine.

Section 11. Dividend Equivalents

The Committee may grant Dividend Equivalents in connection with Share Units or Other Share-Based Awards. Dividend Equivalents may be paid currently or accrued as contingent cash obligations and may be payable in cash or Common Shares, and upon such terms and conditions as the Committee shall determine.

Dividend Equivalents with respect to Share Units or Other Share-Based Awards that vest based on performance shall vest and be paid only if and to the extent the underlying Share Units or Other Share-Based Awards vest and are paid, as determined by the Committee.

Section 12. Consequences of a Change of Control

(a) Assumption of Outstanding Grants. Upon a Change of Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Grants that are not exercised or paid at the time of the Change of Control shall be assumed by, or replaced with grants (with respect to cash, securities, or a combination thereof) that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation). An assumption or substitution of any Grants shall be done in a manner consistent with the provisions of Sections 409A and, if applicable, 424 of the Code, for individuals subject to U.S. income tax. After a Change of Control, references to the “Company” or “Employer” as they relate to employment matters shall include the successor employer in the transaction, subject to applicable law.

(b) Other Alternatives. In the event of a Change of Control, if any outstanding Grants are not assumed by, or replaced with grants that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation), the Committee may (but is not obligated to) make adjustments to the terms and conditions of outstanding Grants, including, without limitation, taking any of the following actions (or combination thereof) with respect to any or all outstanding Grants, without the consent of any Participant: (i) the Committee may determine that outstanding Stock Options and SARs shall automatically accelerate and become fully exercisable and the restrictions and conditions on outstanding Share Awards, Share Units and Dividend Equivalents shall immediately lapse; (ii) the Committee may determine that Participants shall receive a payment in settlement of outstanding Share Units or Dividend Equivalents, in such amount and form as may be determined by the Committee; (iii) the Committee may require that Participants surrender their outstanding Stock Options and SARs in exchange for a payment by the Company, in cash or Common Shares as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the Common Shares subject to the Participant’s unexercised Stock Options and SARs exceeds the Stock Option Exercise Price or SAR base amount, and (iv) after giving Participants an opportunity to exercise all of their outstanding Stock Options and SARs, the Committee may terminate any or all unexercised Stock Options and SARs at such time as the Committee deems appropriate. Such surrender, termination or payment shall take place as of the date of the Change of Control or such other date as the Committee may specify. Without limiting the foregoing, if the per share Fair Market Value of the Common Shares does not exceed the per share Stock Option Exercise Price or SAR base amount, as applicable, the Company shall not be required to make any payment to the Participant upon surrender of the Stock Option or SAR and shall have the right to cancel any such Stock Option or SAR for no consideration.

Section 13. Deferrals

The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to such Participant in connection with any Grant. If any such deferral election is permitted or required, the Committee shall establish rules and procedures for such deferrals and may provide for interest or other earnings to be paid on such deferrals. The rules and procedures for any such deferrals shall be consistent with applicable requirements of 409A.

Section 14. Withholding of Taxes

(a) Required Withholding. All Grants under the Plan shall be subject to applicable United States federal (including taxes under FICA), state and local, foreign country or other tax withholding requirements. The Employer may require that the Participant or other person receiving Grants or exercising Grants pay to the Employer an amount sufficient to satisfy such tax withholding requirements with respect to such Grants, or the Employer may deduct from other wages and compensation paid by the Employer the amount of any withholding taxes due with respect to such Grants.

(b) Share Withholding. The Committee may permit or require the Employer’s tax withholding obligation with respect to Grants paid in Common Shares to be satisfied by having shares withheld up to an amount that does not exceed the Participant’s applicable withholding tax rate for United States federal (including FICA), state and local, foreign country or other tax liabilities. The Committee may, in its discretion, and subject to such rules as the Committee may adopt, allow Participants to elect to have such share withholding applied to all or a portion of the tax withholding obligation arising in connection with any particular Grant. Unless the Committee determines otherwise, share withholding for taxes shall not exceed the Participant’s minimum applicable tax withholding amount.

Section 15. Transferability of Grants

(a) Nontransferability of Grants. Except as described in subsection (b) below, only the Participant may exercise rights under a Grant during the Participant’s lifetime. A Participant may not transfer those rights except (i) by will or by the laws of descent and distribution or (ii) with respect to Grants other than Incentive Stock Options, pursuant to a domestic relations order. When a Participant dies, the personal representative or other person entitled to succeed to the rights of the Participant may exercise such rights. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Participant’s will or under the applicable laws of descent and distribution.

(b) Transfer of Nonqualified Stock Options. Notwithstanding the foregoing, the Committee may provide, in a Grant Instrument, that a Participant may transfer Nonqualified Stock Options to a permitted assign in compliance with the applicable securities laws, according to such terms as the Committee may determine; provided that the Participant receives no consideration for the transfer of an Option and the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer.

Section 16. Requirements for Issuance or Transfer of Shares

No Common Shares shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance or transfer of such Common Shares have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant on the Participant’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of the Common Shares as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing Common Shares issued or transferred under the Plan may be subject to such stop-transfer orders and other restrictions as the Committee deems appropriate to comply with applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

Section 17. Amendment and Termination of the Plan

(a) Amendment. The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without shareholder approval if such approval is required in order to comply with the Code, the Tax Act or other applicable law, or to comply with applicable stock exchange requirements.

(b) No Repricing of Options or SARs. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, Common Shares, other securities or property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Shares or other securities, or similar transactions), the Company may not, without obtaining shareholder approval, (i) amend the terms of outstanding Stock Options or SARs to reduce the Exercise Price of such outstanding Stock Options or base price of such SARs, (ii) cancel outstanding Stock Options or SARs in exchange for Stock Options or SARs with an Exercise Price or base price, as applicable, that is less than the

Exercise Price or base price of the original Stock Options or SARs or (iii) cancel outstanding Stock Options or SARs with an Exercise Price or base price, as applicable, above the current stock price in exchange for cash or other securities.

(c) Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of its Effective Date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the shareholders.

(d) Termination and Amendment of Outstanding Grants. A termination or amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of a Participant with respect to such Grant unless the Participant consents or unless the Committee acts under Section 18(f). The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 18(f) or may be amended by agreement of the Company and the Participant consistent with the Plan.

Section 18. Miscellaneous

(a) Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in the Plan shall be construed to (i) limit the right of the Committee to make Grants under the Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees, or (ii) limit the right of the Company to grant stock options or make other awards outside of the Plan. The Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of securities or property, reorganization or liquidation involving the Company, in substitution for a stock option or Share Awards grant made by such corporation. Notwithstanding anything in the Plan to the contrary, the Committee may establish such terms and conditions of the new Grants as it deems appropriate, including setting the Exercise Price of Options or the base price of SARs at a price necessary to retain for the Participant the same economic value as the prior options or rights.

(b) Governing Document. The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

(c) Funding of the Plan. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under the Plan.

(d) Rights of Participants. Nothing in the Plan shall entitle any Employee, Non-Employee Director, Consultant or other person to any claim or right to receive a Grant under the Plan. Any Grant under the Plan shall be a one-time award that does not constitute a promise of future grants nor will it form part of a Participant’s standard compensation or be considered for the purpose of calculating any entitlements to vacation, benefits, notice of termination or payment in lieu of notice or as otherwise required by any other contract or applicable law. The Company, in its sole discretion, maintains the right to make available future Grants under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Employer or any other employment rights.

(e) No Fractional Shares. No fractional Common Shares shall be issued or delivered pursuant to the Plan or any Grant. Except as otherwise provided under the Plan, the Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(f) Compliance with Law.

(i) The Plan, the exercise of Options and SARs and the obligations of the Company to issue or transfer Common Shares under Grants shall be subject to all applicable laws and regulations, and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to Section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that Incentive Stock Options comply with the applicable provisions of Section 422 of the Code, and that, to the extent applicable, Grants comply with the requirements of 409A, to the extent applicable. To the extent that any legal requirement of Section 16 of the Exchange Act, 409A or Section 422 of the Code as set forth in the Plan ceases to be required under Section 16 of the Exchange Act, 409A or Section 422 of the Code, that Plan provision shall cease to apply. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Participants. The Committee may, in its sole discretion, agree to limit its authority under this Section.

(ii) The Plan is intended to comply with the requirements of 409A, to the extent applicable. Each Grant shall be construed and administered such that the Grant either (A) qualifies for an exemption from the requirements of 409A or (B) satisfies the requirements of 409A. If a Grant is subject to 409A, (I) distributions shall only be made in a manner and upon an event permitted under 409A, (II) payments to be made upon a termination of employment or service shall only be made upon a “separation from service” under 409A, (III) unless the Grant specifies otherwise, each installment payment shall be treated as a separate payment for purposes of 409A, and (IV) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with 409A.

(iii) Any Grant that is subject to 409A and that is to be distributed to a Key Employee (as defined below) upon separation from service shall be administered so that any distribution with respect to such Grant shall be postponed for six months following the date of the Participant’s separation from service, if required by 409A. If a distribution is delayed pursuant to 409A, the distribution shall be paid within 15 days after the end of the six-month period. If the Participant dies during such six-month period, any postponed amounts shall be paid within 90 days of the Participant’s death. The determination of Key Employees, including the number and identity of persons considered Key Employees and the identification date, shall be made by the Committee or its delegate each year in accordance with Section 416(i) of the Code and the “specified employee” requirements of 409A.

(iv) Notwithstanding anything in the Plan or any Grant agreement to the contrary, each Participant shall be solely responsible for the tax consequences of Grants under the Plan, and in no event shall the Company or any subsidiary or affiliate of the Company have any responsibility or liability if a Grant does not meet any applicable requirements of 409A. Although the Company intends to administer the Plan to prevent taxation under 409A, the Company does not represent or warrant that the Plan or any Grant complies with any provision of federal, state, local or other tax law.

(g) Establishment of Subplans. The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions outside the United States or Canada. The Board shall establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Committee’s discretion under the Plan as the Board deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Employer shall not be required to provide copies of any supplement to Participants in any jurisdiction that is not affected.

(h) Clawback Rights. All Grants (including any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt of any Grant or upon the receipt or resale of any shares of Company Stock underlying the Grant) under the Plan shall be subject to the provisions of any applicable policies implemented by the Board from time to time, including, any clawback or recoupment policies, share trading policies and other policies that may be implemented by the Board from time to time.

(i) Tax Act Elections. In the sole discretion of the Committee, the Company may make an election under subsection 110(1.1) of the Tax Act where applicable.

(j) Waiver of Damages. A grantee, who is a Canadian Employee, waives any and all rights to any Grants and to any compensation or damages in respect or in lieu thereof as a consequence of termination of the Participant’s employment or service to the Employer for any reason, or otherwise for any reason whatsoever insofar as those rights arise or may arise from the Participant ceasing to have rights with respect to such Grants upon a termination such Participant’s employment or service to the Employer.

(k) Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall be governed and construed by and determined in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein, without giving effect to the conflict of laws provisions thereof.

/// end

Exhibit H

Capitalization Table

Omitted

H-1

ANNEX B

May 14, 2023

Board of Directors

Forbion European Acquisition Corp.

4001 Kennett Pike, Suite 302

Wilmington, Delaware 19807

Members of the Board of Directors:

You have requested that Lincoln International LLC (“Lincoln”) render an opinion (the “Opinion”) as to whether the Company Consideration (as defined in the Agreement (as defined below)) to be issued in connection with the Transaction (as defined below) is fair from a financial point of view to the FEAC Unaffiliated Shareholders (defined as holders of Class A ordinary shares, par value $0.0001 per share (the “FEAC Class A Shares”) of Forbion European Acquisition Corp. (“FEAC”) prior to the consummation of the Transaction, other than (i) holders of FEAC Class A Shares who elect to redeem their FEAC Class A Shares prior to or in connection with the Transaction, (ii) officers, directors, or affiliates of FEAC, or (iii) Forbion Growth Sponsor FEAC I B.V. (the “Sponsor”) or any affiliates of the Sponsor). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement (as defined below).

Background of the Transaction

We understand that, in connection with the Transaction, FEAC proposes to enter into a Business Combination Agreement (the “Agreement”) by and among FEAC, enGene, Inc. (the “Company”) and enGene Holdings Inc. (“Newco”). Pursuant to, and as more fully described in, the Agreement, on the Closing Date, Can Merger Sub and the Company will amalgamate in accordance with the terms of the Plan of Arrangement (the “Plan” and such amalgamation, the “Amalgamation”), and pursuant to the Plan, (i) each Company Share outstanding immediately prior to the Amalgamation shall be exchanged for Newco Shares at the Company Exchange Ratio and each Company Warrant outstanding immediately prior to the Amalgamation shall be exchanged for Newco Warrants at the Company Exchange Ratio; (ii) each Can Merger Sub share outstanding immediately prior to the Amalgamation shall be exchanged for one common share in the authorized share capital of the amalgamated entity; (iii) in consideration for the issuance of Newco Shares, the amalgamated entity shall issue its common shares to Newco, in each case upon and subject to the other terms and conditions set forth in the Agreement, the Plan and in accordance with the provisions of applicable Law (the transactions described in this paragraph, together with the other transactions contemplated by the Agreement, including but not limited to the FEAC Reorganization and Can Merger Sub Share Sale, the “Transaction”).

Lincoln compared the enterprise value of the Company implied from the Company Consideration to enterprise values observed in our analyses to determine whether the Company Consideration to be issued in the Transaction is fair from a financial point of view to the FEAC Unaffiliated Shareholders.

We also understand that, in connection with the Transaction, FEAC has completed the Amended 2022 Financing and intends to pursue the PIPE Financing and the 2023 Financing (together with the Amended 2022 Financing

Lincoln International LLC

110 N Upper Wacker

51st Floor

Chicago, Illinois 60606

www.lincolninternational.com

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and PIPE Financing, the “Financings”). The terms and conditions of the Financings have or will be set forth in those certain note purchase or subscription agreements entered into in connection therewith, as to which terms and conditions we express no opinion. Furthermore, Lincoln expresses no opinion with respect to the Non-Redemption Transaction or the Sponsor Loans Conversion.

Scope of Analysis

In connection with this Opinion, Lincoln has, among other things:

1)	Reviewed the following documents:

a.	Cash and debt balances for the Company as of January 31, 2023;

b.	The pro forma equity ownership table of FEAC and an estimated Transaction sources and uses schedule provided to us by FEAC;

c.	A draft of the Agreement, dated as of May 14, 2023;

d.	The Company’s Corporate Presentation dated May 2023; and

e.

Other documents relating to the history, past and current operations, financial condition, and probable future outlook of the Company provided to Lincoln by the management of each of the Company and FEAC;

2)

Discussed the business, financial outlook and prospects of the Company and its addressable market, as well as the terms and circumstances surrounding the Transaction, with management of the Company and FEAC;

3)

Reviewed certain financial and other information for the Company, and compared that data and information with certain stock trading and corresponding data and information for companies with publicly traded securities that we deemed relevant, none of which is directly comparable to the Company;

4)

Reviewed certain financial and other information for the Company and the Transaction, and compared that data and information with certain financial and corresponding data and information for companies that have been subject to change of control M&A transactions and capital raise transactions that we deemed relevant, none of which is directly comparable to the Company and the Transaction; and

5)	Considered such other information and financial, economic and market criteria and analyses that we deemed relevant.

Assumptions, Qualifications, and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Company Consideration, Lincoln has, with FEAC management’s consent:

1)

Relied upon and assumed the accuracy and completeness of all of the financial, accounting, legal, tax and other information we reviewed, and we have not assumed any responsibility for the independent verification of, nor independently verified, any of such information;

2)

Relied upon the assurances of the management of FEAC that the information provided is complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary that would make such information materially incomplete or misleading;

3)	Assumed that the Transaction will be consummated in a timely manner that complies in all respects with all applicable federal and state statutes, rules and regulations;

B-2

4)

Assumed that in the course of obtaining any necessary regulatory and third-party consents, approvals and agreements for the Transaction, no modification, delay, limitation, restriction, or condition will be imposed that will have an adverse effect on FEAC, the Company or the Transaction;

5)

Assumed that the Transaction will be consummated in accordance with the terms outlined by FEAC and other documents made available to Lincoln, without waiver, modification or amendment of any term, condition or agreement therein that is material to Lincoln’s analysis;

6)

Assumed that there has been no material change in the assets, liabilities, business, condition (financial or otherwise), results of operations, or prospects of the Company since the date of the most recent information was made available to Lincoln;

7)	Assumed that the final terms of the Transaction will not vary materially from those set forth in the copies or drafts, as applicable, reviewed by Lincoln; and

8)	Assumed that the final versions of all documents reviewed by Lincoln conform in all material respects to the drafts reviewed by Lincoln.

Lincoln has prepared this Opinion as of the date hereof. This Opinion is necessarily based on financial, economic, market and other conditions as they exist on and the information made available to us as of the date hereof. Although subsequent developments may affect this Opinion, Lincoln does not have any obligation to update, revise or reaffirm this Opinion.

Lincoln did not evaluate FEAC’s or the Company’s solvency and was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of FEAC or the Company or any of their respective subsidiaries, nor was Lincoln furnished with any such evaluations or appraisals. Lincoln did not perform any financial analyses to evaluate the value of FEAC or to derive valuation reference ranges for shares of FEAC for purposes of comparison with the Company Consideration or otherwise. Lincoln was not requested to, nor did Lincoln participate in the negotiation or structuring of the Transaction. Lincoln was not requested to, nor did Lincoln seek alternative candidates for the Transaction.

This Opinion (i) does not address the underlying business decision of the Board of Directors of FEAC (the “Board”) or FEAC to proceed with or effect the Transaction or the relative merits of the Transaction as compared to other transaction structures, transactions or business strategies that may be available to FEAC or the effect of any other transaction in which FEAC might engage, and does not address whether the Company Consideration to be issued by FEAC pursuant to the Agreement is the best possibly attainable under the circumstances, (ii) does not address the capital structure of FEAC, whether FEAC should be issuing debt or equity securities or a combination of both in connection with the Transaction, the Financings, the Non-Redemption Transaction or the Sponsor Loans Conversion, or the form, structure or any aspect or terms of any debt or equity financing for the Transaction, the Financings, the Non-Redemption Transaction or the Sponsor Loans Conversion or the likelihood of closing such financings, (iii) does not constitute advice or a recommendation to the Board, FEAC or any security holder as to how they should act, elect to redeem or vote with respect to any matter relating to the Transaction, (iv) does not constitute advice or a recommendation to the Board, FEAC or any security holder as to how they should act, elect to redeem or vote with respect to any matter relating to the Transaction, (v) only addresses the fairness from a financial point of view to the FEAC Unaffiliated Shareholders of the Company Consideration to be issued pursuant to the Agreement in the Transaction and does not address any other terms, aspects or implications of the Transaction, or any agreements, arrangements or understandings entered into in connection with the Transaction or otherwise, (vi) does not address the individual circumstances of specific shareholders of FEAC with respect to rights or aspects which may distinguish such holders or equity securities held by such holders, and (vii) does not address, take into consideration or give effect to any existing or future

B-3

rights, preferences, restrictions or limitations or other attributes of any such securities or holders (including the Sponsor). We express no opinion as to the fairness of any portion or aspect of the Transaction to (i) the holders of any class of securities, creditors or other constituencies of FEAC, the Company or any other party, except as expressly set forth below, or (ii) any one class or group of FEAC’s or the Company’s security holders, creditors or other constituencies vis-à-vis any other class or group of FEAC’s or the Company’s security holders, creditors or other constituents (including, without limitation, the allocation of any Company Consideration among or within such classes or groups of security holders, creditors or other constituents). The decision as to whether to proceed with the Transaction or any related transaction depends on an assessment of various factors, many of which are unrelated to the financial analyses on which this Opinion is based.

Lincoln expresses no opinion as to what the market price or value of the stock of FEAC will be after the announcement or consummation of the Transaction (including as compared to the amount which holders of FEAC Class A Shares may receive on redemption of their FEAC Class A Shares in connection with the FEAC Shareholder Redemptions). This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of FEAC’s credit worthiness, as tax advice, or as accounting advice. We also express no opinion about the amount or nature of any compensation or equity arrangement to be given to FEAC’s officers, directors or employees, or class of such persons, in connection with the Transaction relative to the Company Consideration in the Transaction.

It is understood that this Opinion is for the use and benefit of the Board in connection with the Transaction. This Opinion may not be used for any other purpose and is not intended to, and does not confer, any rights or remedies upon any other person. Except as contemplated by the Engagement Letter, dated as of March 1, 2023, among Lincoln and FEAC, neither this Opinion nor any other advice or information provided by Lincoln, whether oral or written, may be disclosed, reproduced, disseminated, summarized, quoted from or referred to, in whole or in part, without our prior written consent. This Opinion does not create any fiduciary duty on the part of Lincoln to FEAC, the Board, the shareholders of FEAC or any other party.

Disclosure of Relationships

Lincoln will receive a customary fee from FEAC for our services, a portion of which was payable upon our retention, and the balance upon the earlier of termination of the Transaction in accordance with the Agreement or the consummation of the Transaction. In addition, FEAC has agreed to indemnify us and certain related parties against certain liabilities, and to reimburse us for certain expenses, arising in connection with or as a result of our engagement. During the two years preceding the date of this Opinion, we and our affiliates have not had other investment banking relationships with the Company or its affiliates, or any investment banking relationships with FEAC or its affiliates, for which we were paid for our services. We and our affiliates provide a range of investment banking and financial services and, in that regard, we and our affiliates may in the future provide, investment banking and other financial services to FEAC and each of its respective affiliates, for which we and our affiliates would expect to receive compensation.

Conclusion

Based on and subject to the foregoing, and in reliance thereon, we are of the opinion that, as of the date hereof, the Company Consideration to be issued in connection with the Transaction is fair from a financial point of view to the FEAC Unaffiliated Shareholders.

B-4

This Opinion has been authorized for issuance by the Opinion Review Committee of Lincoln.

Very truly yours,

LINCOLN INTERNATIONAL LLC

B-5

ANNEX C

Execution Version

SPONSOR AND INSIDERS LETTER AGREEMENT

This Sponsor and Insiders Letter Agreement (the “Agreement”) is made as of May 16th, 2023, by and among enGene Inc., a corporation incorporated under the laws of Canada (“enGene”), enGene Holdings Inc., a company incorporated under the laws of Canada that intends to continue to a company governed by the Business Corporations Act (British Columbia) (the “Company”), Forbion European Acquisition Corp., a Cayman Islands exempted company (“FEAC”), Forbion Growth Sponsor FEAC I B.V., a Dutch private limited liability company (the “Sponsor”), each of the other parties to the Insider Letter (as defined below) set forth on the signature pages hereto (the “Insiders”), and Forbion Growth Opportunities Fund I Cooperatief U.A., a cooperative association (coöperatie) with exempted liability incorporated in the Netherlands (“Sponsor Parent” and, together with Sponsor, the “Sponsor Parties”). Capitalized terms used but not defined herein have the respective meanings given to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of (i) 3,162,500 FEAC Class B Shares (the “Sponsor Shares”) and (ii) FEAC Private Placement Warrants for the purchase of 5,195,000 shares of FEAC Class A Shares in the aggregate (the “Sponsor Warrants”), and Sponsor Parent is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 2,000,000 FEAC Class A Shares (the “Sponsor IPO Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, FEAC, enGene, the Company and certain other persons party thereto are entering into a Business Combination Agreement (as the same may be amended or modified from time to time, the “Business Combination Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, FEAC, enGene, the Company and the other parties thereto agreed, among other things, to consummate the Transactions set forth therein; and

WHEREAS, as an inducement to FEAC, enGene and the Company to enter into the Business Combination Agreement and to consummate the Transactions, the Sponsor Parties and the Insiders are entering into this Agreement to provide for, among other things, (i) the waiver of any adjustment to the conversion ratio set forth in the FEAC Articles (as defined below) or any other anti-dilution or similar protection with respect to the Sponsor Shares that would otherwise result from or be triggered by the Transactions, (ii) the imposition on the Closing Date at the effective time of the Amalgamation pursuant to the Plan of Arrangement (the “Closing”) of certain transfer restrictions with respect to the Restricted Securities (as defined below), and (iii) the forfeiture by the Sponsor of certain Sponsor Shares and Sponsor Warrants in connection with the consummation of the Transactions.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Section 1. Surrender. On the day that is two (2) Business Days prior to the Closing Date, effective immediately prior to the Class B Conversion and contingent upon the substantially concurrent completion of each element of the Transactions (other than those Transactions that are scheduled to be completed following the completion of the Amalgamation), automatically, and without any further action of the Sponsor, FEAC, or any other person, 1,789,004 of Sponsor’s FEAC Class B Shares and 5,463,381 of Sponsor’s FEAC Private Placement

Warrants (together, the “Surrendered Securities”) are hereby surrendered to FEAC and forfeited as a contribution to the capital of FEAC for no consideration and cancelled and no longer outstanding, in each case subject to the terms and conditions of this Agreement and the Business Combination Agreement and in accordance with FEAC’s Governing Documents, each as in effect immediately prior to the Class B Conversion.

Section 2. Insider Letter; Transfer Restrictions. Capitalized terms used in this Section 2 and not otherwise defined have the meanings set forth in that certain letter agreement, dated as of December 9, 2021 (the “Insider Letter”), among FEAC, the Sponsor and the Insiders.

(a) The Insider Letter provides in Section 9 thereof for certain restrictions on transfer of (i) Founder Shares and Class A Ordinary Shares issuable upon conversion thereof, and (ii) Private Placement Warrants, Working Capital Warrants and Extension Loan Warrants, and Class A Ordinary Shares issuable upon exercise thereof, until the expiration of certain time periods or the happening of certain prior events. Notwithstanding the provisions of the Insider Letter, and in precedence thereto, effective as of and conditioned upon the Closing, each of the Sponsor Parties and each Insider agrees that it, he or she shall not, until the earlier of (A) 12:01 am, U.S. eastern time, on the twelve-month anniversary of the date of the Closing and (B) following the Closing, (x) if the closing price of the Company Common Shares (as defined below) equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing (provided, however that the transfer restrictions applicable to Sponsor Parties and the Insiders shall not be lifted pursuant to this clause (a)(B)(x) prior to the date that is one hundred and eighty one (181) days following the Closing) and (y) the date on which the Company completes a liquidation, merger, amalgamation, arrangement, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their common shares of the Company (“Company Common Shares”) for cash, securities or other property, Transfer (as such term is defined in the Insider Letter) (i) any Sponsor IPO Shares, (ii) any Founder Shares, any Class A Ordinary Shares issuable upon conversion of such Founder Shares, or any Company Common Shares issued in exchange for or in consideration of such Class A Ordinary Shares in connection with the Closing or (iii) any Private Placement Warrants, Working Capital Warrants or Extension Loan Warrants, any Class A Ordinary Shares issued or issuable upon exercise of such Private Placement Warrants, Working Capital Warrants or Extension Loan Warrants, or any Company Common Shares issued or issuable upon exercise of such warrants in the form assumed by the Company and amended in connection with the Closing; provided, however, that the foregoing restrictions shall not apply to any Transfer of Restricted Securities (as defined below) effected in compliance with Section 9(c) of the Insider Letter (it being understood that the “written agreement with the Company” in the proviso to Section 9(c) of the Insider Letter will be in substantially the form of Exhibit A attached hereto).

(b) Notwithstanding anything herein or in the Insider Letter to the contrary, from and after the Closing, references in the Insider Letter to the Founder Shares or Class A Ordinary Shares issuable upon conversion thereof shall include the Company Common Shares issued upon conversion and exchange of such Founder Shares and Class A Ordinary Shares in connection with the Closing of the Transactions, and references in the Insider Letter to the Private Placement Warrants, Working Capital Warrants or Extension Loan Warrants or Class A Ordinary Shares issuable upon exercise thereof shall include the Company Common Shares issued or issuable following the assumption by the Company of such warrants and the amendment of such warrants in connection with the Closing of the Transactions.

(c) The Sponsor IPO Shares, the Founder Shares, the FEAC Class A Ordinary Shares issuable upon conversion of such Founder Shares, the Private Placement Warrants, Working Capital Warrants and Extension Loan Warrants, the Class A Ordinary Shares issuable upon exercise of such warrants, and the shares of the Company’s common stock issuable in exchange for such Sponsor IPO Shares, Founder Shares and FEAC Class A Ordinary Shares in connection with the Closing of the Transactions or issued or issuable upon exercise of such Private Placement Warrants, Working Capital Warrants and Extension Loan Warrants following the assumption by the Company of such warrants and the amendment of such warrants in connection with the

Closing of the Transactions, are collectively referred to in this Agreement from time to time as the “Restricted Securities”. This Section 2 shall continue to apply to Restricted Securities following their transfer to a permitted transferee under the Insider Letter. Each holder of Restricted Securities shall be entitled to vote its Restricted Securities and receive dividends and other distributions with respect to such Restricted Securities (to the extent such concepts are applicable) during any period of time that such shares are subject to restrictions on transfer hereunder.

(d) Any Transfer of Restricted Securities made or attempted in violation of or contrary to the terms of this Agreement shall be null and void ab initio, and FEAC and the Company shall refuse to recognize any such purported transferee of the Restricted Securities as one of FEAC’s or the Company’s equity holders for any purpose. Any of FEAC, enGene or the Company may impose stop-transfer instructions with respect to the Restricted Securities during the period of the restrictions on transfer applicable thereto under this Section 2.

(e) Each certificate (if any) evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A SPONSOR AND INSIDERS LETTER AGREEMENT, DATED AS OF MAY 16th, 2023, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), THE ISSUER’S SECURITY HOLDER NAMED THEREIN AND CERTAIN OTHER PARTIES NAMED THEREIN. A COPY OF SUCH SPONSOR WAIVER AND SHARE RESTRICTION AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(f) The Company and enGene are hereby made express third party beneficiaries of the Insider Letter with the power and authority to enforce the Insider Letter on behalf of and against each other party to the Insider Letter. FEAC shall not terminate, amend or modify, or waive compliance with, the Insider Letter absent the prior written consent of the Company and enGene (not to be unreasonably withheld).

(g) In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Insider Letter, this Agreement shall control with respect to the subject matter hereof.

Section 3. Waiver of Anti-Dilution Protection. With effect as of immediately prior to, and conditioned upon the consummation of, the Closing, the Sponsor, who is the holder of all of the outstanding FEAC Class B Shares as of the date hereof, in compliance with and pursuant to the Memorandum and Articles of Association of the FEAC adopted by special resolution dated 8 December 2021 and effective on 9 December 2021 (as the same may be amended or modified from time to time, the “FEAC Articles”), hereby waives, and agrees not to assert, perfect or seek to enforce, any rights to adjustment or other anti-dilution protections that would otherwise result from or be triggered by the Transactions (including the PIPE Financing) with respect to the FEAC Class B Shares under the FEAC Articles or under any applicable law; provided, that, for the avoidance of doubt, the foregoing waiver does not waive the Sponsor’s rights under Section 17.8 of the FEAC Articles, which provides that in no event may any FEAC Class B Share convert into FEAC Class A Shares at a ratio that is less than one-for-one.

Section 4. Underwriting Agreement. UBS Securities LLC and Kempen & Co. USA, Inc. (now called Van Lanschot Kempen (USA) Inc.), being the “Representatives” and the “Underwriters” (the “Underwriters”) under that certain Underwriting Agreement dated December 9, 2021, entered into by FEAC in favor of such Underwriters (the “Underwriting Agreement”), by execution and delivery of a consent letter agreement entered into concurrently with the execution and delivery of this Agreement, consent, including pursuant to Section 16(g) of the Underwriting Agreement, to the amendments of the Underwriting Agreement and the Insider Letter effected by this Agreement, including as provided in this Section 4.

(a) Section 4 of the Underwriting Agreement provides for certain representations and warranties and agreements of FEAC in relation to Shares, Warrants, Founders Shares and the Amended and Restated

Memorandum and Articles of Association (as such terms are defined in the Underwriting Agreement) that continue for a period of five (5) years from the date of the consummation of a Business Combination. From and after the time and date of the Closing of the Transactions, such terms shall be deemed to refer to the Company Common Shares and the Governing Documents of the Company adopted in connection with the Closing of the Transactions, respectively. In furtherance thereof, the Transactions, and the listing and registration of the Company Common Shares in connection therewith, are hereby expressly permitted and agreed to by the parties to the Underwriting Agreement.

(b) From and after the Closing of the Transactions, all communications under the Underwriting Agreement sent to FEAC (as “the Company” thereunder) shall be delivered to:

enGene Holdings Inc.

7171 Rue Frederick Banting

Saint-Laurent, QC H4S 1Z9

Canada

Attn: Jason Hanson

Email: jhanson@engeneinc.com

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

101 Park Ave.

New York, NY 10178-0060

United States

Attn: Howard A. Kenny

Email: howard.kenny@morganlewis.com

and with a copy (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP

595 Burrard Street, Suite

2600, Three Bentall Centre,

Vancouver, British Columbia V7X 1L3

Canada

Attn: Joseph Garcia

Email: joseph.garcia@blakes.com

(c) The Company and enGene are hereby made express third party beneficiaries of the Underwriting Agreement with the power and authority to enforce the Underwriting Agreement on behalf of and against each other party to the Underwriting Agreement. FEAC and the Underwriters shall not terminate, amend or modify, or waive compliance with, the Underwriting Agreement absent the prior written consent of the Company and enGene.

Section 5. Fairness Opinion. FEAC represents and warrants to the Sponsor, the Insiders, enGene and the Company that a majority of FEAC’s disinterested independent directors have approved the Transactions, and that FEAC has obtained, prior to entering into this Agreement and the Business Combination Agreement, an opinion from Lincoln International LLC that the Company Consideration to be issued in connection with the Business Combination is fair from a financial point of view to the unaffiliated FEAC Shareholders.

Section 6. Sponsor Loans. The Prospectus (as such term is defined in the Underwriting Agreement) permits loans made by the Sponsor or an affiliate of the Sponsor or any of FEAC’s officers or directors (each, a “Lender”), on such terms as to be determined by FEAC from time to time, to finance FEAC’s needs for working capital and obligations to make extension payments (“Sponsor Loans”). The Prospectus, and the agreements entered into by FEAC at the time of its initial public offering, contemplate that such Sponsor Loans are convertible into private placement warrants at a price of $1.50 per warrant, at the option of the Lender. FEAC, Sponsor and each Insider that is a Lender under the Sponsor Loans, each on its own behalf and on behalf of its affiliates (including the officers and directors of FEAC and each Lender), hereby, assuming that the aggregate principal amount outstanding under the Sponsor Loans exceeds $1,500,000 on the day which is two (2) Business Days prior to the Closing Date, agrees to elect to convert, and shall take such necessary or appropriate actions so as to ensure the conversion of, an amount equal to $1,500,000 of the aggregate principal amount outstanding under the Sponsor Loans, taken together, into additional FEAC Private Placement Warrants immediately prior to the Surrender on the day that is two (2) Business Days prior to the Closing Date, in each case in accordance with the Warrant Agreement and the relevant promissory note governing each such Sponsor Loan.

Section 7. Representations and Warranties of the Sponsor. Each Sponsor Party (as to itself and not as to any other Sponsor Party) represents and warrants as of the date hereof to enGene, the Company and FEAC as follows:

(a) Organization; Due Authorization. Such Sponsor Party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Sponsor Party’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor Party’s. This Agreement has been duly executed and delivered by such Sponsor Party and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Sponsor Party, enforceable against such Sponsor Party in accordance with the terms hereof (except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) Ownership. Such Sponsor Party is the record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good title to, all of the Sponsor Shares and Sponsor Warrants as set forth in the Recitals to this Agreement as being owned by such Sponsor Party and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Sponsor Shares and Sponsor Warrants (other than transfer restrictions under the Securities Act or other applicable securities laws)) affecting any Sponsor Shares and Sponsor Warrants, other than any Permitted Liens or pursuant to this Agreement, the Business Combination Agreement and the Ancillary Documents. Other than the Sponsor Warrants, pursuant to the FEAC Articles or pursuant to an Ancillary Document, such Sponsor Party does not hold or own any rights to acquire (directly or indirectly) any equity securities of FEAC or outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units or commitments for shares of FEAC.

(c) No Conflicts. The execution and delivery of this Agreement by such Sponsor Party does not, and the performance by such Sponsor Party of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of such Sponsor Party or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon such Sponsor Party or such Sponsor Party’s Sponsor Shares or Sponsor Warrants), in each case to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor Party of its obligations under this Agreement.

(d) Litigation. There are no Proceedings pending against such Sponsor Party, or to the knowledge of such Sponsor Party, threatened against such Sponsor Party, before (or, in the case of threatened Proceedings, that would be before) any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor Party of its obligations under this Agreement. Such Sponsor Party has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Such

Sponsor Party (i) is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction, (ii) has never been convicted of, or pleaded guilty to, any crime involving fraud, relating to any financial transaction or handling of funds of another person, or pertaining to any dealings in any securities and (iii) is not currently a defendant in any such criminal proceeding.

(e) Acknowledgment. Such Sponsor Party understands and acknowledges that each of the Company, enGene and FEAC is entering into the Business Combination Agreement in reliance upon such Sponsor Party’s execution and delivery of this Agreement. Such Sponsor Party has had the opportunity to read the Business Combination Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors.

Section 8. Termination. This Agreement and all of its provisions shall automatically terminate and be of no further force or effect upon the termination of the Business Combination Agreement in accordance with its terms.

Section 9. Miscellaneous. Article 8 of the Business Combination Agreement is incorporated herein by reference, mutatis mutandis.

Section 10. Legal Representation. The Sponsor and the Insiders each hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (all such parties, the “Waiving Parties”), that Blake, Cassels & Graydon LLP (“BCG”) and Morgan Lewis & Bockius LLP (“MLB”) may represent the shareholders or holders of other equity interests of the Company and its Subsidiaries or any of their respective directors, members, partners, officers, employees or Affiliates (including after the Closing, FEAC), in each case, solely in connection with any Proceeding or obligation arising out of or relating to the Transactions, notwithstanding their prior representation of enGene, its Subsidiaries and the Company. The Sponsor and each Insider, on behalf of itself and the Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to BCG’s or MLB’s prior representation of enGene, its Subsidiaries or the Company (including, after the Closing, FEAC).

[ remainder of page intentionally left blank; signature page follows ]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized representative to execute and deliver this Sponsor and Insiders Letter Agreement as of the date first written above.

ENGENE:

ENGENE INC.

By:	/s/ Anthony Cheung
Name:	Anthony Cheung
Title:	Chief Technology Officer

COMPANY:

ENGENE HOLDINGS INC.

By:	/s/ Richard Glickman
Name:	Richard Glickman
Title:	Director

[Signature Page to Sponsor and Insiders Letter Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized representative to execute and deliver this Sponsor and Insiders Letter Agreement as of the date first written above.

FORBION EUROPEAN ACQUISITION CORP.

By:	/s/ Jasper Bos
Name: Jasper Bos
Title: Chief Executive Officer

FORBION GROWTH SPONSOR FEAC I B.V.

By:	/s/ Jasper Bos
Name: Jasper Bos
Title: Chief Executive Officer

By:	/s/ Cyril Lesser
Name: Cyril Lesser
Title: Director

FORBION GROWTH OPPORTUNITIES FUND I COOPERATIEF U.A.

By:	/s/ Sander Slootweg
Name: Sander Slootweg
Title: Authorized Signatory

By:	/s/ Wouter Joustra
Name: Wouter Joustra
Title: Authorized Proxy

[FEAC and Sponsor Parties’ Signature Page to Sponsor and Insiders Letter Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized representative to execute and deliver this Sponsor and Insiders Letter Agreement as of the date first written above.

/s/ Jasper Bos
JASPER BOS, individually

/s/ Cyril Lesser
CYRIL LESSER, individually

/s/ Sander Slootweg
SANDER SLOOTWEG, individually

/s/ Wouter Joustra
WOUTER JOUSTRA, individually

/s/ Philip Astley-Sparke
PHILIP ASTLEY-SPARKE, individually

/s/ Hilde Steineger
HILDE STEINEGER, individually

/s/ Ton Logtenberg
TON LOGTENBERG, individually

[Underwriter Signature Page to Sponsor and Insiders Letter Agreement]

EXHIBIT A

Form of Joinder to Insider Letter and

Sponsor and Insiders Letter Agreement

[DATE], 20__

Reference is made to (i) that certain that certain letter agreement, dated as of December 9, 2021 (the “Insider Letter”), among Forbion European Acquisition Corp., a Cayman Islands exempted company (“FEAC”), Forbion Growth Sponsor FEAC I B.V., a Dutch private limited liability company (the “Sponsor”) and the other individuals party thereto (the “Insiders”), and (ii) that certain Sponsor and Insiders Letter Agreement, dated as of May 16th, 2023, by and among enGene Inc., a company incorporated under the laws of Canada (“enGene”), enGene Holdings Inc., a company incorporated under the laws of Canada (the “Company”), FEAC, Sponsor and the Insiders (as amended from time to time, the “Securities Restriction Agreement”). Capitalized terms used but not otherwise defined herein have the meanings given to such terms in the Insider Letter or the Securities Restriction Agreement, as applicable.

The undersigned transferee of [describe securities transferred] (a “New Holder”) agrees that this joinder to the Insider Letter and the Securities Restriction Agreement (this “Joinder”) is being executed and delivered for good and valuable consideration.

The undersigned New Holder hereby agrees to and does become party to the Insider Letter as an “Insider” thereunder and to the Securities Restriction Agreement as a “Sponsor” or an “Insider” thereunder, as applicable. This Joinder shall serve as a counterparty signature page to the Insider Letter and the Securities Restriction Agreement and by executing below, the undersigned New Holder is deemed to have executed each of the Insider Letter and the Securities Restriction Agreement with the same force and effect as if originally named a party thereto effective from and after the date hereof; provided, however, that the terms and conditions of the Insider Letter and the Securities Restriction Agreement shall apply only with respect to the Restricted Shares transferred to New Holder from the transferor that was a party to the Insider Letter and the Securities Restriction Agreement.

This Joinder may be executed in multiple counterparts, including by means of facsimile or electronic signature, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

[ remainder of page intentionally left blank; signature page follows ]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized representative to execute and deliver this Joinder as of the date first written above.

[NEW HOLDER]

By:
Name:
Title:

Notice Address:

FORBION EUROPEAN ACQUISITION CORP.

By:
Name:
Title:

By:
Name:
Title:

ENGENE HOLDINGS INC.

By:
Name:
Title:

ANNEX D

FORM OF

WARRANT ASSIGNMENT, ASSUMPTION

AND AMENDMENT AGREEMENT

This Warrant Assignment, Assumption and Amendment Agreement (this “Agreement”) is made as of [●], 2023, by and among Forbion European Acquisition Corp., a Cayman Islands exempted company (the “Company”), enGene Inc., a company incorporated under the laws of Canada (“enGene”), enGene Holdings Inc., a company incorporated under the laws of Canada that intends to continue to a company governed by the Business Corporations Act (British Columbia) (“New enGene”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”).

WHEREAS, the Company and the Warrant Agent are parties to that certain warrant agreement, dated as of December 9, 2021 (the “Original Warrant Agreement”);

WHEREAS, the Company consummated, on December 14, 2021, an initial public offering (including the associated over-allotment offering, the “Offering”) of units of the Company’s equity securities, each such unit comprised of one Class A ordinary share of the Company, par value $0.0001 per share (“Ordinary Shares”) and one-third of a redeemable Public Warrant (as defined below) and, in connection therewith, issued and delivered warrants for the purchase of 4,216,667 Ordinary Shares to public investors in the Offering (the “FEAC Public Warrants”);

WHEREAS, Forbion Growth Sponsor FEAC I B.V., a Dutch limited liability company (the “Sponsor”), substantially concurrently with the Offering, purchased from the Company warrants for the purchase of an 5,195,000 Ordinary Shares, each bearing the legend set forth in Exhibit A hereto (the “Private Placement Warrants”), at a purchase price of $1.50 per Private Placement Warrant;

WHEREAS, in order to finance the Company’s transaction costs in connection with an intended initial Business Combination (as defined below), the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, from time to time loan to the Company funds as the Company may require (“Working Capital Loans”);

WHEREAS, in order to extend the period of time the Company has to consummate a Business Combination (as defined below) by up to two additional three month periods, the Sponsor or its affiliates or designees must deposit into the trust account additional funds of $1,265,000 ($0.10 per unit) for each respective available three-month extension, for a total payment of up to $2,530,000 ($0.20 per unit), in exchange for one or more non-interest bearing, unsecured promissory notes (“Extension Loans”);

WHEREAS, up to $1,500,000 of the Working Capital Loans and Extension Loans, taken together, are convertible (at a rate of a warrant for one share for every $1.50 of such loans) into warrants for the purchase of Ordinary Shares at a price of $1.50 per warrant, which warrants will be identical to the Private Placement Warrants (the “Sponsor Loan Warrants” and, together with the Private Placement Warrants, the “FEAC Private Placement Warrants” and, together with the FEAC Public Warrants, the “FEAC Warrants”);

WHEREAS, all of the FEAC Warrants are governed by the Original Warrant Agreement;

WHEREAS, the Company, enGene, New enGene and certain other persons party thereto have entered into a Business Combination Agreement (as the same may be amended or modified from time to time, the “Business Combination Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, among other things, at the time of consummation (the “Closing”) of the Transactions (as defined therein), the Company,

enGene and New enGene will, among other things, combine their respective businesses (the transactions contemplated by the Business Combination Agreement are referred to herein as the “Business Combination”);

WHEREAS, at the Initial Merger Effective Time and as part of the Cayman Merger (each as defined in the Business Combination Agreement), each outstanding Ordinary Share will be converted into the right to receive one common share of New enGene (each, a “Common Share” and together, the “Common Shares”);

WHEREAS, pursuant to each of the Business Combination Agreement and Section 4.4 of the Original Warrant Agreement, as part of the Cayman Reorganization (as defined in the Business Combination Agreement), concurrently with the Cayman Merger, and effective at the same time the Cayman Merger becomes effective under the Cayman Islands law (the “Effective Time”), each of the FEAC Public Warrants issued and outstanding immediately prior thereto will be assumed by New enGene and amended as provided herein to reflect that such warrants will thereupon become warrants to purchase Common Shares on substantially the same terms as the FEAC Public Warrants (“New enGene Public Warrants”), and the rights and obligations of the Company under the Original Warrant Agreement shall be assigned to and assumed by New enGene;

WHEREAS, the Sponsor, the Company, enGene, New enGene and certain other parties thereto named therein have entered into a Sponsor and Insiders Letter Agreement, dated May 16, 2023 (the “Sponsor Letter Agreement”), pursuant to which, among other things, the Sponsor has agreed to surrender FEAC Private Placement Warrants for the purchase of 5,463,381 Ordinary Shares (the “Forfeited Warrants”) as a contribution to the capital of FEAC and for no consideration, effective at the time specified in the Business Combination Agreement, on the terms and conditions set forth in the Business Combination Agreement and the Sponsor Letter Agreement (the “Warrant Forfeiture”);

WHEREAS, as part of the Cayman Reorganization, concurrently with the Cayman Merger, and effective at the same time the Cayman Merger becomes effective under the Cayman Islands law, the FEAC Private Placement Warrants remaining after giving effect to the Warrant Forfeiture are being assumed by New enGene, and amended as provided herein to reflect that such warrants will thereupon become warrants to purchase Common Shares on substantially the same terms as the FEAC Private Placement Warrants (“New enGene Private Placement Warrants”);

WHEREAS, following the Cayman Reorganization, the Company will file an election to change its classification for U.S. federal income tax purposes from a corporation to an entity disregarded as separate from its owner New enGene, to be effective as of the beginning of the Closing Date (the “U.S. Entity Classification Election” and, together with the Cayman Reorganization, the “FEAC Reorganization”);

WHEREAS, following the Closing of the Business Combination, the Company will be liquidated;

WHEREAS, in connection with the Closing of the Business Combination, New enGene has issued (i) to its PIPE Investors (as defined in the Business Combination Agreement) certain warrants for the purchase of Common Shares on substantially the same terms as the New enGene Public Warrants and (ii) to a Company shareholder party to a non-redemption agreement with the Company certain warrants for the purchase of Common Shares on substantially the same terms as the New enGene Public Warrants (such warrants, together with the New enGene Private Placement Warrants and the New enGene Public Warrants, being “New enGene Warrants”);

WHEREAS, enGene has issued to its 2022 Noteholders and its 2023 Noteholders (as such terms are defined in the Business Combination Agreement) certain warrants of enGene (the “enGene Warrants”) for the purchase of common shares of enGene (“enGene Common Shares”);

WHEREAS, on the Closing Date, pursuant to the Amalgamation (as defined in the Business Combination Agreement), (i) each enGene Warrant outstanding immediately prior to the Amalgamation will be exchanged for

New enGene Private Placement Warrants for the purchase of such number of Common Shares as is determined as per the Exchange Ratio (as defined in the Business Combination Agreement), upon and subject to the other terms and conditions set forth in Business Combination, the Plan of Arrangement (as defined in the Business Combination Agreement) and in accordance with the provisions of applicable law;

WHEREAS, as part of the Cayman Reorganization the Company desires to assign all of its right, title and interest in the Original Warrant Agreement to New enGene and New enGene wishes to accept such assignment, and the parties hereto desire to amend the Original Warrant Agreement in the form of this Agreement to reflect such assignment and assumption;

WHEREAS, Section 9.8 of the Original Warrant Agreement provides that the Company and the Warrant Agent may amend the Original Warrant Agreement without the consent of any registered holders for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Original Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the interest of the registered holders;

WHEREAS, the parties hereto desire to enter into this Agreement to provide for the Warrant Agent to act following the Closing on behalf of New enGene hereunder, and the Warrant Agent is willing to so act, including in connection with the issuances, surrenders, assignments, assumptions and amendments in respect of the FEAC Warrants, the enGene Warrants and the New enGene Warrants described herein, and in connection with the issuance, registration, transfer, exchange, redemption and exercise of the New enGene Warrants;

WHEREAS, New enGene desires to provide for the form and provisions of the New enGene Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of New enGene, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the New enGene Warrants, when executed on behalf of New enGene and countersigned by or on behalf of the Warrant Agent, if a physical certificate is issued, as provided herein, the valid, binding and legal obligations of New enGene, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1.  Assignment and Assumption; Consent.

1.1 Assignment and Assumption. The Company hereby assigns to New enGene all of the Company’s right, title and interest in and to the Original Warrant Agreement (as amended hereby) as of the Effective Time. New enGene hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Original Warrant Agreement (as amended hereby).

1.2 Consent. The Warrant Agent hereby consents to the assignment of the Original Warrant Agreement by the Company to New enGene pursuant to Section 1.1 hereof effective as of the Effective Time, and the assumption of the Original Warrant Agreement by New enGene from the Company pursuant to Section 1.1 hereof effective as of the Effective Time, and to the continuation of the Original Warrant Agreement in full force and effect from and after the Effective Time, subject at all times to the Original Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Original Warrant Agreement and this Agreement.

2.  Warrant Forfeiture. Sponsor hereby confirms the prior surrender, pursuant to and effected by the Sponsor Letter Agreement, of the Forfeited Warrants to the Company as a contribution to the capital of FEAC and for no consideration, effective as of the time and date set forth in the Sponsor Letter Agreement.

3. Amendment of Original Warrant Agreement. The Company and the Warrant Agent hereby amend the Original Warrant Agreement as provided in this Section 3, effective as of the Effective Time, and acknowledge and agree that the amendments to the Original Warrant Agreement set forth in this Section 3 are necessary or desirable and that such amendments do not adversely affect the interests of the registered holders.

3.1  Defined Terms. Unless the context otherwise requires, from and after the Effective Time:

(a) All references to the “Company” in the Original Warrant Agreement shall mean and refer to enGene Holdings Inc. as the successor-in-interest to Forbion European Acquisition Corp.

(b) All references to “Ordinary Shares” in the Original Warrant Agreement shall mean and refer to the Common Shares. As a result thereof, all such references shall be references to the Common Shares of enGene Holdings Inc. rather than the Ordinary Shares of Forbion European Acquisition Corp.

(c) All references to “Public Warrants”, “Private Placement Warrants” and “Warrants” in the Original Warrant Agreement shall mean and refer to the New enGene Public Warrants, the New enGene Private Placement Warrants and the New enGene Warrants, respectively.

(d) All references to “Warrants” in the Original Warrant Agreement shall mean and refer to the New enGene Warrants.

(e) All references to the “Board of Directors” or any committee thereof in the Original Warrant Agreement shall mean the board of directors or committee thereof, as applicable, of enGene Holdings Inc.

(f) All references to the Company’s “Charter” shall mean the Articles of New enGene after giving effect to the continuation of New enGene to a company governed by the Business Corporations Act (British Columbia).

(g) The term “Business Day” as used in the Original Warrant Agreement shall mean a day, other than a Saturday, Sunday or federal holiday, on which banks in Toronto, Ontario and New York, New York are generally open for normal business.

3.2 Detachability of Warrants. Section 2.4 and Section 5.6 of the Original Warrant Agreement are each hereby deleted and replaced with the following:

“INTENTIONALLY OMITTED”

3.3 Notices. Section 9.2 of the Original Warrant Agreement is hereby deleted and replaced with the following:

Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

enGene Holdings Inc.

7171 Rue Frederick Banting

Saint-Laurent, QC H4S 1Z9

Canada

Attn: Jason Hanson

Email: jhanson@engeneinc.com

with a copy to (which will not constitute notice):

Morgan, Lewis & Bockius LLP

101 Park Ave.

New York, NY 10178-0060

United States

Attn: Howard A. Kenny

Email: howard.kenny@morganlewis.com

with a copy (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP

595 Burrard Street, Suite 2600,

Three Bentall Centre,

Vancouver, British Columbia V7X 1L3

Canada

Attn: Joseph Garcia

Email: joseph.garcia@blakes.com

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attention: Compliance Department

3.4  Legend. The restricted legend contained in Exhibit A of the Original Warrant Agreement is hereby deleted and replaced with the Legend contained in Exhibit A hereto.

3.5  Warrant Certificate. The Warrant Certificate contained in Exhibit B of the Original Warrant Agreement is hereby deleted and replaced with the Warrant Certificate contained in Exhibit B hereto.

[ Signature Page Follows ]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed by its duly authorized representative as of the date first above written.

FORBION EUROPEAN ACQUISITION CORP.

By:
Name:
Title:

ENGENE INC.

By:
Name:
Title:

ENGENE HOLDINGS INC.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

EXHIBIT A

LEGEND

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. IN ADDITION, SUBJECT TO ANY ADDITIONAL LIMITATIONS ON TRANSFER DESCRIBED IN THE WARRANT AGREEMENT BY AND AMONG NEW ENGENE HOLDINGS INC. (AS SUCCESSOR TO FORBION EUROPEAN ACQUISITION CORP.), CONTINENTAL STOCK TRANSFER & TRUST COMPANY AND THE OTHER PARTIES THERETO, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED PRIOR TO THE DATE THAT IS THIRTY (30) DAYS AFTER THE DATE UPON WHICH FORBION EUROPEAN ACQUISITION CORP. COMPLETES THE BUSINESS COMBINATION (AS DEFINED IN THE RECITALS OF THE WARRANT AGREEMENT, AS AMENDED, REFERRED TO HEREIN) EXCEPT TO A PERMITTED TRANSFEREE (AS DEFINED IN SECTION 2 OF THE WARRANT AGREEMENT, AS AMENDED) WHO AGREES IN WRITING WITH THE COMPANY TO BE SUBJECT TO SUCH TRANSFER PROVISIONS.

SECURITIES EVIDENCED BY THIS CERTIFICATE AND COMMON SHARES OF THE COMPANY ISSUED UPON EXERCISE OF SUCH SECURITIES ARE ENTITLED TO REGISTRATION RIGHTS UNDER CERTAIN AGREEMENTS BY AND AMONG THE COMPANY AND THE RESPECTIVE PARTIES THERETO.

EXHIBIT B

Form of Warrant Certificate

Face

Number

Warrants

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO

THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR IN THE

WARRANT AGREEMENT DESCRIBED BELOW

ENGENE HOLDINGS INC.

Organized under the laws of the Province of British Colombia, Canada

CUSIP ●

Warrant Certificate

This Warrant Certificate certifies that    , or registered assigns, is the registered holder of     warrants evidenced hereby (the “Warrants” and each, a “Warrant”) to purchase Class A Ordinary Shares, $0.0001 par value per share (the “Common Shares”), of enGene Holdings Inc., a company organized under the laws of the Province of British Colombia, Canada (the “Company”). Each Warrant entitles the holder, upon exercise during the Exercise Period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable Common Shares as set forth below, at the exercise price (the “Warrant Price”) as determined pursuant to the Warrant Agreement, payable in US dollars, by bank wire or certified check (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Warrant Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each whole Warrant is initially exercisable for one fully paid and non-assessable Common Share. No fractional shares will be issued upon exercise of any Warrant. If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in a Common Share, the Company will, upon exercise, round down to the nearest whole number the number of Common Shares to be issued to the Warrant holder. The number of Common Shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

The initial Warrant Price per Common Share for any Warrant is equal to $11.50 per share. The Warrant Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

[ Signature Page Follows ]

ENGENE HOLDINGS INC.

By:
Name:	[●]
Title:	[●]

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:	[●]
Title:	[●]

Form of Warrant Certificate

Reverse

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive Common Shares and are issued or to be issued pursuant to a Warrant Agreement dated as of [●], 2023 (the “Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Warrant Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the Common Shares to be issued upon exercise is effective under the Securities Act of 1933, as amended, and (ii) a prospectus thereunder relating to the Common Shares is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of Common Shares issuable upon the exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a Common Share, the Company shall, upon exercise, round down to the nearest whole number of Common Shares to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a shareholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive     Common Shares and herewith tenders payment for such Common Shares to the order of enGene Holdings Inc. (the “Company”) in the amount of $     in accordance with the terms hereof. The undersigned requests that a certificate for such Common Shares be registered in the name of     whose address is     and that such Common Shares be delivered to     whose address is     . If said number of shares is less than all of the Common Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such Common Shares be registered in the name of     , whose address is     and that such Warrant Certificate be delivered to     , whose address is     .

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of Common Shares that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive Common Shares. If said number of shares is less than all of the Common Shares purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such Common Shares be registered in the name of     , whose address is     and that such Warrant Certificate be delivered to     , whose address is     .

[ Signature Page Follows ]

Date: [●], 202[●]

(Signature)

(Address)

(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED).

ANNEX E

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet – QUICK EASY

IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

FORBION EUROPEAN ACQUISITION CORP.

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on      , 2023

INTERNET – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

Vote at the Meeting –

If you plan to attend the virtual online extraordinary general meeting, you will need your 12 digit control number to vote electronically at the extraordinary general meeting. To attend the extraordinary general meeting, visit:

https://www.cstproxy.com/feac/2023

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

	FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED	Please mark your votes like this
PROXY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS [     ].

a) Proposal No. 1 - The Business Combination Proposal - to consider and vote upon a proposal	FOR ☐	AGAINST ☐	ABSTAIN ☐

    to approve and adopt by special resolution the Business Combination Agreement (the “Business Combination Agreement”), dated as of May 16, 2023, by and among FEAC, enGene Inc. a corporation incorporated under the laws of Canada (“enGene”), and enGene Holdings Inc., a corporation incorporated under the laws of Canada (“New enGene”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, and the transactions contemplated therein (the “Transactions”), whereby, among other things, FEAC, enGene and New enGene will complete a business combination (the “Business Combination”) (we refer to this proposal as the “Business Combination Proposal”).

b) Proposal No. 2 - The Governing Documents Proposal - to consider and vote upon a proposal	FOR ☐	AGAINST ☐	ABSTAIN ☐

    to approve the following material differences between the articles of New enGene to be in effect following the Business Combination (the “Proposed Articles”) and FEAC’s current Amended and Restated Memorandum and Articles of Association (the “Current Articles”): (i) the name of the new public entity will be “enGene Holdings Inc.” as opposed to “Forbion European Acquisition Corp.”; (ii)New enGene will have an unlimited number of authorized common shares and an unlimited number of authorized blank cheque preferred shares, as opposed to FEAC having 500,000,000 Class A ordinary shares authorized, 50,000,000 Class B ordinary shares authorized and 5,000,000 preference shares authorized; (iii) New enGene’s Proposed Articles would reduce the requisite quorum for a meeting of shareholders from a majority of votes as required under the Current Articles to 33 1/3% of the shares entitled to vote at such meeting; (iv) New enGene’s Proposed Articles would include an advance notice provision that requires a nominating shareholder to provide notice to New enGene in advance of a meeting of shareholders should such nominating shareholder wish to nominate a person for election to the board of directors; (v) New enGene’s corporate existence will be perpetual as opposed to FEAC’s corporate existence terminating if the initial business combination is not consummated by FEAC within a specified period of time; and (vi) New enGene’s constitutional documents will not include the various provisions applicable only to special purpose acquisition corporations that FEAC’s Current Articles contain (we refer to this proposal as the “Governing Documents Proposal”).

c) Proposal No. 3 - The Nasdaq Proposal — to consider and vote upon a proposal to approve, for	FOR ☐	AGAINST ☐	ABSTAIN ☐

    purposes of complying with Nasdaq Listing Rule 5635(a), (b) and (d), the issuance of more than 20% of the issued and outstanding FEAC Class A Shares and the resulting change in control in connection with the Business Combination (we refer to this proposal as the “Nasdaq Proposal”).

d) Proposal No. 4 - The Incentive Equity Plan Proposal — to consider and vote upon a proposal to	FOR ☐	AGAINST ☐	ABSTAIN ☐
approve the enGene Holdings Inc. 2023 Incentive Equity Plan (we refer to this proposal as the “Incentive Equity Plan Proposal”).

c) Proposal No. 5 - The Adjournment Proposal — to consider and vote upon a proposal to approve the	FOR ☐	AGAINST ☐	ABSTAIN ☐

    adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the condition precedent proposals would not be duly approved and adopted by FEAC Shareholders or we determine that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived (we refer to this proposal as the “Adjournment Proposal”).

CONTROL NUMBER

Signature Signature, if held jointly Date 2023.
Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Internet Availability of Proxy Materials

for the Extraordinary General Meeting to be held on      , 2023.

To view the 2022 Proxy Statement and to Attend

the Extraordinary General Meeting, please go to:

https://www.cstproxy.com/feac/2023

FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FORBION EUROPEAN ACQUISITION CORP.

4001 KENNETT PIKE, SUITE 302, WILMINGTON, DELAWARE 19807

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON       , 2023

The undersigned appoints       and      , and each of them, as proxies, each with the power to appoint their substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the ordinary shares of Forbion European Acquisition Corp., a Cayman Islands exempted company (“FEAC,” “we,” “us” or “our”) held of record by the undersigned at the close of business on      , 2023 at the Extraordinary General Meeting of Forbion European Acquisition Corp., will be convened at 10:00 a.m., New York City time, on       , 2023, and virtually at https://www.cstproxy.com/feac/2023 or at such other date, time and place to which such meeting may be adjourned or postponed.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF PROPOSAL       , AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE EXTRAORDINARY GENERAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

(Continued and to be marked, dated and signed on the other side)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

New enGene

Following Closing, New enGene will be governed by the Business Corporations Act (British Columbia), or BCBCA. Under the BCBCA, and New enGene’s Proposed Articles, New enGene may (or must, pursuant to the Proposed Articles) indemnify all eligible parties against all eligible penalties to which such person is or may be liable, and we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. As of Closing each director shall be deemed to have contracted with New enGene on the terms of indemnity contained in the Proposed Articles.

For the purposes of such an indemnification:

“eligible party,” in relation to New enGene, means an individual who

•	is or was a director or officer of New enGene;

•	is or was a director or officer of another corporation

•	at a time when the corporation is or was an affiliate of New enGene, or

•	at the request of New enGene; or

•

at the request of New enGene, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity and includes the heirs and personal or other legal representatives of that individual;

“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, New enGene or an associated corporation:

•	is or may be joined as a party, or

•	is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding; and

“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

In addition, under the BCBCA, New enGene may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, provided that New enGene first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by the restrictions noted below, the eligible party will repay the amounts advanced.

Notwithstanding the provisions of New enGene’s Proposed Articles noted above, New enGene must not indemnify an eligible party or pay the expenses of an eligible party, if any of the following circumstances apply:

•

if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, New enGene was prohibited from giving the indemnity or paying the expenses by its articles;

•

if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, New enGene is prohibited from giving the indemnity or paying the expenses by its articles;

•

if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of New enGene or the associated corporation, as the case may be; or

•

in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

In addition, if an eligible proceeding is brought against an eligible party by or on behalf of New enGene or by or on behalf of an associated corporation, New enGene must not do either of the following:

•	indemnify the eligible party in respect of the proceeding; or

•	pay the expenses of the eligible party in respect of the proceeding.

Notwithstanding any of the foregoing, and whether or not payment of expenses or indemnification has been sought, authorized or declined under the BCBCA or the Proposed Articles of New enGene, on the application of New enGene or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

•	order New enGene to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

•	order New enGene to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

•	order the enforcement of, or any payment under, an agreement of indemnification entered into by New enGene;

•	order New enGene to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this section; or

•	make any other order the court considers appropriate.

The BCBCA and New enGene’s articles authorize us to purchase and maintain insurance for the benefit of an eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, New enGene, a current or former affiliate of New enGene or a corporation, partnership, trust, joint venture or other unincorporated entity at the request of New enGene.

In addition, New enGene has entered, or will enter, into separate indemnity agreements with each its directors and officers pursuant to which New enGene has or will agree to indemnify and hold harmless its directors and officers against any and all liability, loss, damage, cost or expense in accordance with the terms and conditions of the BCBCA and the Proposed Articles.

FEAC

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Islands, courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. FEAC’s memorandum and articles of association will provide for indemnification of its officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit No.	Description

2.1	Business Combination Agreement, dated May 16, 2023, by and among FEAC, enGene and New enGene (included as Annex A to the proxy statement/prospectus).**†

3.1	Proposed Articles of New enGene (included in Annex A to the proxy statement/prospectus).**

4.1	Specimen Class A Common Share Certificate of New enGene.**

4.2	Specimen Class B Common Share Certificate of New enGene.**

4.3	Specimen Warrant Certificate of New enGene (included in Annex D to the proxy statement prospectus).**

5.1	Opinion of Blake, Cassels & Graydon LLP.*

5.2	Opinion of Morgan, Lewis & Bockius LLP.**

8.1	Opinion of Davis Polk & Wardwell LLP as to U.S. federal income tax matters.**

8.2	Opinion of Morgan, Lewis & Bockius LLP as to U.S. federal income tax matters.*

10.1	Sponsor and Insiders Letter Agreement, dated May 16, 2023, by and among FEAC, the Sponsor, Forbion Growth Opportunities Fund I Cooperatief U.A., enGene, New enGene and the other parties named therein (included as Annex C to the proxy statement/prospectus).**

10.2	Form of Subscription Agreement (included in Annex A to the proxy statement/prospectus).**

10.3	Form of Subscription Agreement Side Letter Agreement (included in Annex A to the proxy statement/prospectus).**

10.4	Form of enGene Lock-Up Agreement (included in Annex A to the proxy statement/prospectus).**

10.5	Form of enGene Voting Agreement (included in Annex A to the proxy statement/prospectus).**

10.6	FEAC Voting Agreement, dated May 16, 2023, by and among, the Sponsor Parties, enGene and New enGene (incorporated by reference to Exhibit 10.4 of FEAC’s Form 8-K/A (No. 001-41148) filed with the SEC on May 22, 2023.**

10.7	Form of Subscription Agreement Side Letter Agreement (included in Annex A to the proxy statement/prospectus).**

10.8	Form of Non-Redemption Agreement (included in Annex A to the proxy statement/prospectus).**

10.9	Form of Registration Rights Agreement (included in Annex A to the proxy statement/prospectus).**

10.10	Form of Warrant Assignment, Assumption and Amendment Agreement, by and among, FEAC, enGene and Continental Stock Transfer & Trust Company, as Trustee (included in Annex D to the proxy statement/prospectus).*

10.11	Form of enGene Holdings Inc. 2023 Incentive Equity Plan (included in Annex A to the proxy statement/prospectus).**-

10.12	Private Placement Warrants Purchase Agreement, dated December 9, 2021, by and between FEAC and the Company and the Sponsor (incorporated by reference to Exhibit 10.4 to FEAC’s Current Report on Form 8-K filed on December 14, 2021).**

10.13	Loan and Security Agreement, dated December 30, 2021, by and among enGene, enGene USA and Hercules Capital Inc.**+†

10.14	Non-Exclusive License Agreement, dated April 10, 2020, by and between enGene and Nature Technology Corporation.**+†

10.15	Master Service Agreement, dated November 11, 2019, by and between enGene and BioAgilytix Labs, LLC.**+†

Exhibit No.	Description

10.16	Letter Agreement, dated May 16, 2023, by and among enGene, IQ, FEAC and New enGene.**+†

10.17	Lease Agreement, dated November 1, 2021, by and between enGene and NeoMed Institute, as amended.**

10.18	Lease Amendment Agreement, dated October 1, 2022, by and between enGene and NeoMed Institute.**

10.19	Lease Amendment Agreement No. 2, dated April 1, 2023, by and between enGene and NeoMed Institute.**

10.20	Lease Amendment Agreement No. 3, dated September 1, 2023, by and between enGene and NeoMed Institute.**

10.21	Lease Agreement, dated December 29, 2022, by and between enGene and Are-Canada No. 5 Holdings, ULC.**

10.22	Waiver and Consent Letter, dated September 13, 2023, by and among FEAC, enGene and New enGene.*

23.1	Consent of KPMG LLP.*

23.2	Consent of Marcum LLP.*

23.3	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1).*

23.4	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.2).**

23.5	Consent of Davis Polk & Wardwell LLP (included in Exhibit 8.1).**

23.6	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 8.2).*

107	Filing Fee Exhibit.**

*	Filed herewith.
**	Filed previously.
†

Certain of the exhibits and schedules to these exhibits have been omitted in accordance with Regulation S-K Item 601(a)(5). The registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

+	Portions of this exhibit are redacted in accordance with Regulation S-K Item 601(b)(10)(iv).
-	Indicates a management contract or compensatory plan or arrangement.

Item 22.	Undertakings

(a)	The undersigned registrant undertakes as follows:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)

that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)

to respond to requests for information that is incorporated by reference into this proxy statement/prospectus/information statement pursuant to Item 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9)

to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saint-Laurent, Quebec, Canada, on the 25th day of September, 2023.

ENGENE HOLDINGS INC.

By:	/s/ Jason D. Hanson

Name:	Jason D. Hanson

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jason D. Hanson Jason D. Hanson	Chief Executive Officer and Director (Principal Executive Officer)	September 25, 2023

/s/ Alexandre Grassin Alexandre Grassin	Interim Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 25, 2023

/s/ Jasper Bos Jasper Bos	Director	September 25, 2023

/s/ Gerry Brunk Gerry Brunk	Director	September 25, 2023

/s/ Dr. Richard Glickman Dr. Richard Glickman	Director	September 25, 2023